As filed with the Securities and Exchange Commission on September 26, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2621	20-5901152
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

(514) 848-5555

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Domtar Paper Company, LLC

(Exact name of co- registrant as specified in its charter)

Delaware	2621	20-5915351
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Kingsley Park Drive

Fort Mill, South Carolina 29715-6476

(803) 802-7500

(Address, including ZIP Code, and telephone number, including area code, of co-registrant’s principal executive offices)

Gilles Pharand

Senior Vice-President, Law and Corporate Affairs

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

(514) 848-5555

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With a copy to:

Alan H. Paley	Walter A. Looney
Debevoise & Plimpton LLP	Simpson Thacher & Bartlett LLP
919 Third Avenue	425 Lexington Avenue
New York, New York 10022	New York, New York 10017
(212) 909-6694	(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of Registration Fee
7.875% Notes due 2011	$600,000,000	100%	$600,000,000	$18,420
10% Notes due 2011	$82,000,000(2)	100%	$82,000,000(2)	$2,518
5.375% Notes due 2013	$350,000,000	100%	$350,000,000	$10,745
7.125% Notes due 2015	$400,000,000	100%	$400,000,000	$12,280
9.5% Notes due 2016	$125,000,000	100%	$125,000,000	$3,838
10.85% Notes due 2017	$74,913,000(3)	100%	$74,913,000(3)	$2,300
Guarantee of 7.875% Notes due 2011	$600,000,000	*	*	None(4)
Guarantee of 10% Notes due 2011	$82,000,000(2)	*	*	None(4)
Guarantee of 5.375% Notes due 2013	$350,000,000	*	*	None(4)
Guarantee of 7.125% Notes due 2015	$400,000,000	*	*	None(4)
Guarantee of 9.5% Notes due 2016	$125,000,000	*	*	None(4)
Guarantee of 10.85% Notes due 2017	$74,913,000(3)	*	*	None(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	CDN$82,000,000 aggregate principal amount to be converted into U.S. dollars at a rate of CDN$1.0008, the noon buying rate of the Federal Reserve Bank of New York on September 21, 2007.
(3)	CDN$74,913,000 aggregated principal amount to be converted into U.S. dollars at a rate of CDN$1.0008, the noon buying rate of Federal Reserve Bank of New York on September 21, 2007.
(4)	Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This registration statement relates to concurrent but separate offerings by Domtar Corporation, a Delaware corporation, of its debt securities and contains two forms of prospectuses. One form of prospectus will be used in connection with exchange offers and related consent solicitations to be made by Domtar Corporation for the outstanding U.S. dollar denominated debt securities of Domtar Inc., a subsidiary of Domtar Corporation organized under the laws of Canada. The U.S. dollar denominated debt securities of Domtar Inc. are primarily held by residents of the United States. The second form of prospectus will be used in connection with the solicitation of proxies by Domtar Inc. from holders of its outstanding Canadian dollar denominated debentures, primarily held by residents of Canada, for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek the approval of such holders to amend the indenture pursuant to which such series of debentures were issued to provide Domtar Corporation with the right to acquire, at any time, all outstanding debentures of such series in consideration for the issuance of an equal principal amount of newly issued Domtar Corporation notes.

The information in this prospectus and consent solicitation statement is not complete and may be changed. We may not commence the exchange offers or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus and consent solicitation statement is not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 26, 2007

Prospectus and consent solicitation statement

DOMTAR CORPORATION

Offers to Exchange Debt Securities Issued by Domtar Inc.

and

Solicitation of Consents to Amend the Related Indentures

Outstanding Principal Amount	Description of Domtar Inc. Debt Securities	CUSIP No.

$600,000,000	7.875% Notes due 2011	257561AU4
$350,000,000	5.375% Notes due 2013	257561AV2
$400,000,000	7 1/8% Notes due 2015	257561AW0
$125,000,000	9 1/2% Debentures due 2016	257561AT7

Each exchange offer will expire at 12 midnight, New York City time, on                     , 2007, unless extended or earlier terminated (such date and time, as they may be extended, the “expiration date”). In order to be eligible to receive the early consent payment, holders of the Domtar Inc. debt securities must validly tender and not withdraw their Domtar Inc. debt securities on or prior to 5:00 p.m., New York City time, on                     , 2007, unless, with respect to a particular series of Domtar Inc. debt securities, extended by us with respect to the exchange offer for such series (such date and time, as they may be extended the “early consent date”).

The exchange offers

We are offering to holders of Domtar Inc.’s outstanding U.S. dollar denominated 7.875% Notes due 2011, 5.375% Notes due 2013, 7 1/8% Notes due 2015 and 9 1/2% Debentures due 2016, which we refer to collectively as the Domtar Inc. U.S. notes, an opportunity to exchange their Domtar Inc. U.S. notes for an equal principal amount of Domtar Corporation’s newly issued notes of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange, which we refer to collectively as the Domtar Corp. notes.

We will pay to holders who validly tender and do not validly withdraw their Domtar Inc. U.S. notes on or prior to the applicable early consent date an early consent payment in cash of $2.50 for each $1,000 principal amount of Domtar Inc. U.S. notes tendered. Holders who validly tender their Domtar Inc. U.S. notes after the applicable early consent date will not receive the early consent payment. In addition, holders whose Domtar Inc. U.S. notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

Domtar Inc. is concurrently soliciting proxies from holders of its outstanding Canadian dollar denominated 10% Debentures due 2011 and 10.85% Debentures due 2017, which we refer to together as the Domtar Inc. Canadian debentures and collectively with the Domtar Inc. U.S. notes as the Domtar Inc. debt securities, for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek the approval of such holders to amend the indenture pursuant to which such series of debentures were issued (together, the “Domtar Inc. Canadian Indentures”) to provide Domtar Corporation with the right to acquire, at any time, all outstanding debentures of such series in consideration for the issuance of an equal principal amount of Domtar Corporation’s newly issued debt securities of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. Canadian debentures which are acquired. We refer to this as the Canadian proxy solicitations. We refer to such Domtar Corporation securities, together with the Domtar Corp. notes, as the Domtar Corp. debt securities. If such amendment is approved by the holders of a series of Domtar Inc. Canadian debentures, Domtar Corporation intends to acquire all of the outstanding Domtar Inc. Canadian debentures of such series in exchange for newly issued Domtar Corporation securities concurrently with the consummation of the exchange offers for the Domtar Inc. U.S. notes.

(Continued on following page)

As you review this prospectus and consent solicitation statement, you should carefully consider the matters described in “ Risk factors” beginning on page 26.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus and consent solicitation statement is truthful or complete. Any representation to the contrary is a criminal offense.

None of Domtar Corporation, Domtar Inc., Domtar Paper Company, LLC, the exchange and information agent, the trustee under the Domtar Corporation indenture, the trustee under the Domtar Inc. U.S. Indentures or the dealer managers and solicitation agents makes any recommendation as to whether or not holders of Domtar Inc. U.S. notes should exchange their securities in the exchange offers or consent to the proposed amendments to the Domtar Inc. U.S. Indentures.

The dealer managers for the exchange offers and solicitation agents for the consent solicitations are:

JPMorgan	Deutsche Bank Securities

The date of this prospectus and consent solicitation statement is                     , 2007.

The consent solicitations

In conjunction with the exchange offers, we are soliciting consents from holders of each series of Domtar Inc. U.S. notes to certain proposed amendments to, as applicable, (a) the Indenture, dated as of November 18, 2003 (the “2003 Indenture”), between Domtar Inc. and The Bank of New York, a New York banking corporation (“The Bank of New York”), as successor trustee, relating to Domtar Inc.’s 7  1/8% notes due 2015 and 5.375% notes due 2013, (b) the Indenture, dated as of October 16, 2001 (the “2001 Indenture”), between Domtar Inc. and The Bank of New York, as successor trustee, relating to Domtar Inc.’s 7.875% Notes due 2011 and (c) the Indenture, dated as of July 31, 1996 (the “1996 Indenture” and, collectively with the 2003 Indenture and the 2001 Indenture, the “Domtar Inc. U.S. Indentures”), between Domtar Inc. and The Bank of New York, as trustee, relating to Domtar Inc.’s 9  1/2% Debentures due 2016. The proposed amendments, among other things, will (i) eliminate or modify certain restrictive covenants, (ii) permit the transfer by Domtar Inc. of all or substantially all of the shares of the capital stock of its U.S. subsidiaries to Domtar Corporation or one of its subsidiaries, (iii) eliminate the obligation of Domtar Inc. to file reports with the Securities Exchange Commission or otherwise provide reports to holders of Domtar Inc. U.S. notes absent a requirement to file such reports under applicable law (the “contractual reporting obligation”) and (iv) eliminate certain events of default. The proposed amendments constitute a single proposal and a consenting holder must consent to the proposed amendments applicable to the related Domtar Inc. U.S. notes as an entirety and may not consent selectively with respect to certain of the proposed amendments. The proposed amendments require the approval of the holders of a majority in aggregate principal amount of the applicable series of Domtar Inc. U.S. notes (the “requisite consents”).

If the requisite consents are received with respect to a series of Domtar Inc. U.S. notes, Domtar Inc. and the applicable trustee will enter into a supplemental indenture with respect to such series of Domtar Inc. U.S. notes that will, subject to the successful completion of the exchange offer for such series of Domtar Inc. U.S. notes, effectuate the proposed amendments as to such series of Domtar Inc. U.S. notes.

As a holder of Domtar Inc. U.S. notes, you may give your consent to the proposed amendments to the applicable Domtar Inc. U.S. Indenture only by tendering your notes in the exchange offer. By so tendering, you will be deemed to consent to the proposed amendments to the applicable Domtar Inc. U.S. Indenture.

Conditions and other information

Each exchange offer made pursuant to this prospectus and consent solicitation statement is subject to certain conditions, including, among others, the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. U.S. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Domtar Inc. Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures (the “minimum amount condition”). We retain the discretion to waive this and any other conditions to the exchange offers. See “The exchange offers—Conditions to the exchange offers and consent solicitations.”.

Domtar Inc. U.S. notes tendered before the applicable early consent date and the related consents may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the applicable early consent date. After the applicable early consent date, Domtar Inc. U.S. notes tendered before or after such date may not be withdrawn, even if we extend the expiration date.

If you would like to tender your Domtar Inc. U.S. notes in the exchange offers, you may do so through the Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) or by following the instructions that appear later in this prospectus and consent solicitation statement and in the related Letter of Transmittal and Consent. If you tender through ATOP, you do not need to complete the Letter of Transmittal and Consent. If you hold your Domtar Inc. U.S. notes through a broker or other nominee, only that broker or nominee can tender your Domtar Inc. U.S. notes. In that case, you must instruct your broker or nominee if you want to tender your Domtar Inc. U.S. notes.

The Company’s Head Office and Domtar Inc.’s principal executive office is located at 395 de Maisonneuve Blvd. West, Montreal, Québec, Canada H3A 1L6 and their telephone number is (514) 848-5555. Domtar Paper Company, LLC’s principal executive office is located at 100 Kingsley Park Drive, Fort Mill, South Carolina 29715-6476 and its telephone number is (803) 802-7500. The Company’s website is www.domtar.com. The information contained on the Company’s website is not, and should in no way be construed as, a part of this prospectus and consent solicitation statement.

i

About this prospectus and consent solicitation statement

This prospectus and consent solicitation statement is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are submitting this prospectus and consent solicitation statement to holders of Domtar Inc. U.S. notes so they can consider exchanging their Domtar Inc. U.S. notes for Domtar Corporation notes. We may add, update or change information contained in this prospectus and consent solicitation statement through one or more supplements to this prospectus and consent solicitation statement. Any statement that we make in this prospectus and consent solicitation statement will be modified or superseded by any inconsistent statement we make in a supplement. You should read both this prospectus and consent solicitation statement and any supplements together with the additional information described under the heading “Where you can find additional information.”

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and consent solicitation statement or any supplements hereto and, if given or made, such information or representations must not be relied upon as having been authorized by Domtar Corporation or any dealer manager or solicitation agent or any of their agents. Neither the delivery of this prospectus and consent solicitation statement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Domtar Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

We are not making the exchange offers to, and we will not accept surrenders for exchange from, holders of Domtar Inc. U.S. notes in any jurisdiction in which the exchange offers or the acceptance of the exchange offers would violate the securities or other laws of that jurisdiction.

Notice to Canadian investors

The Domtar Corporation notes have not been and will not be qualified for sale under the securities laws of any province or territory of Canada and may not be offered or sold, directly or indirectly, in Canada or to any resident of Canada, except in certain circumstances exempt from the prospectus requirements of the applicable securities laws of Canada.

Helpful information

In this Prospectus and Consent Solicitation Statement:

•	“Acquisition Closing Date” means March 7, 2007, the date of the closing of the Acquisition Transactions;

•

“Acquisition Transactions” means the series of transactions whereby the Weyerhaeuser Fine Paper Business was transferred to the Company and the Company acquired Domtar Inc., including the Contribution, the Distribution and the Arrangement;

•

“Arrangement” means the arrangement in accordance with Section 192 of the Canada Business Corporation Act that resulted in the Company indirectly owning all of the outstanding Domtar Inc. common shares;

•	“Canadian Dealer Managers” means Scotia Capital Inc. and Scotia Capital (USA) Inc. as Dealer Managers for the Canadian proxy solicitations;

•	“Canadian GAAP” means accounting principles generally accepted in Canada;

•	“CDN$” means Canadian dollar;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Contribution” means the transfer by Weyerhaeuser of the Weyerhaeuser Fine Paper Business to the Company in exchange for a number of shares of Company common stock and $1.35 billion in cash;

•

“Credit Agreement” means the Credit Agreement, dated as of the Acquisition Closing Date, among the Company, Domtar Paper Company, LLC and Domtar Inc., as borrowers, J.P. Morgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto;

•	“Dealer Managers” means the U.S. Dealer Managers and the Canadian Dealer Managers;

•

“Distribution” means the distribution by Weyerhaeuser of its shares of Company common stock to the holders of Weyerhaeuser common shares and Weyerhaeuser exchangeable shares pursuant to an exchange offer;

•	“Domtar (Canada) Paper Inc.” means Domtar (Canada) Paper Inc., a British Columbia corporation and a subsidiary of the Company;

•

“Domtar Corporation”, “Domtar Corp.”, “Domtar”, “Company”, “we”, “us” and “our” or similar terms means Domtar Corporation, a Delaware corporation, and, unless otherwise indicated or the context otherwise requires, its subsidiaries;

•	“Domtar Inc.” means Domtar Inc., a Canadian corporation, and, unless otherwise indicated or the context otherwise requires, its subsidiaries;

•

“Domtar Paper Company, LLC” means Domtar Paper Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company and the guarantor of the Domtar Corp. debt securities offered hereby;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•

“Predecessor Company” means the predecessor of the Company for accounting and financial disclosure purposes, which is the Company, prior to the Acquisition Closing Date, as if it owned the Weyerhaeuser Fine Paper Business, but not Domtar Inc. Because prior to the Acquisition Closing Date the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented in this prospectus and consent solicitation statement are those of the Weyerhaeuser Fine Paper Business;

•	“pro forma basis” means on a pro forma basis after giving effect to the Acquisition Transactions;

•	“tons” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•

“Transfer” means the sale, in one or more transactions, by Domtar Inc. of up to 100% of the shares of the capital stock of its U.S. subsidiaries to Domtar Corp. or one of its subsidiaries for the fair market value of such shares, as determined by the board of directors of Domtar Inc., in return for consideration consisting of Domtar Inc. debt securities or a note of Domtar Corp. or any combination thereof;

•	“unit shipments” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•	“U.S.” means United States;

•	“U.S. Dealer Managers” means J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. as Dealer Managers for the exchange offers and Solicitation Agents for the consent solicitations;

•	“U.S. GAAP” means accounting principles generally accepted in the United States;

•	“Weyerhaeuser” means Weyerhaeuser Company and, unless the context otherwise requires, its subsidiaries;

•	“Weyerhaeuser Fine Paper Business” means the fine paper and related businesses that were transferred by Weyerhaeuser to the Company as part of the Contribution; and

•	“$” or “dollar” means U.S. dollar.

Unless otherwise indicated herein, all amounts listed in Canadian dollars herein are converted into U.S. dollars at a rate of CDN $1.0634, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2007.

Industry data information

Unless otherwise specifically indicated, all statements regarding sales and market data for the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. are based solely on statistical data obtained from independent market research firms that make this data available to the public at prescribed rates. The Company has not independently verified this information.

Except where otherwise noted, information with respect to “capacity” or “production capacity” assumes production 24 hours per day, 365 days per year, less days allotted for certain planned maintenance and other downtime. The method used for calculating days for maintenance and downtime may vary from company to company.

Forward-looking statements

This prospectus and consent solicitation statement and other materials the Company has filed or will file with the SEC (as well as information included in the Company’s other written or oral statements) contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue” or similar expressions. These forward-looking statements address, among other things, certain anticipated effects of the Acquisition Transactions and the Transfer. These forward-looking statements are based on the current plans and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the Company’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the United States and Canada;

•	market demand for the Company’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	product selling prices;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of the Company’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar Inc. and ability to realize anticipated cost savings;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

v

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Company common stock on charges for stock-based compensation;

•	performance of pension fund investments and related derivatives; and

•	the other factors described under “Risk factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this prospectus and consent solicitation statement. Unless specifically required by law, the Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

You should review carefully the section captioned “Risk factors” in this prospectus and consent solicitation statement for a more complete discussion of the risks and uncertainties of an investment in the Domtar Corp. notes.

Summary

The following summary highlights selected information contained in this prospectus and consent solicitation statement and does not contain all the information that may be important to you in making a decision whether to participate in the exchange offers. For a more complete understanding of the exchange offers, our company, and the Domtar Corp. notes, we encourage you to read this entire prospectus and consent solicitation statement carefully, including the risk factors and the financial data and related notes, before making a decision to participate in the exchange offers.

The Company

The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity and is also a manufacturer of papergrade pulp. Through the Company’s subsidiaries, the Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has three business segments: Papers (paper and pulp), Paper Merchants and Wood.

The Company had pro forma revenues of $6.7 billion in 2006, of which approximately 78% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 8% was from the Wood segment. The Company had pro forma revenues of $3.2 billion in the first six months of 2007, of which approximately 81% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 5% was from the Wood segment.

The Company was incorporated as a Delaware corporation in August 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business, which was then owned by Weyerhaeuser. The Company had no operations prior to March 7, 2007. Upon the consummation of the Acquisition Transactions, the Company acquired Domtar Inc. and became an independent public holding company, with shares traded on The New York Stock Exchange and the Toronto Stock Exchange. The Company directly or indirectly owns the Weyerhaeuser Fine Paper Business and Domtar Inc.

Business segments

Papers

The Company operates 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. In addition, the Company has an annual production capacity of approximately 235,000 tons of coated groundwood at one paper mill in the U.S. The paper facilities are complemented by strategically located warehouses and sales offices. The Company has recently announced a series of actions, including mill and machine closures, as part of its review of its overall production capacity and adjustment of its production to match customer demand. See “—Recent developments—Restructuring.”

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “—Recent developments—Potential redevelopment of Prince Albert facility.”

For the twelve months ended December 31, 2006, the Company’s Papers segment generated pro forma sales of $5.3 billion, representing 78% of total pro forma sales.

Paper Merchants

In connection with its Papers business, the Company engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by the Company and by other manufacturers. The Company operates its merchants business through the Domtar Distribution Group with 26 locations throughout the United States and Canada.

For the twelve months ended December 31, 2006, the Company’s Paper Merchants segment generated pro forma sales of $920 million, representing 14% of total sales.

Wood

The Company manufactures, markets and distributes lumber and wood-based value-added products and manages forest resources. The Company operates four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. For the twelve months ended December 31, 2006, the Company’s Wood segment generated pro forma sales of $523 million, representing 8% of total pro forma sales.

In June 2007, the Company entered into an agreement for the sale of substantially all of its Wood business to Conifex Inc. The Company intends to use the net cash proceeds from the sale of its Wood business to reduce its outstanding debt. See “—Recent developments—Sale of Wood business.”

Competitive strengths

The Company believes that its competitive strengths will provide a solid foundation for the execution of its business strategy:

Leading market position.    The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity. This leading market position provides the Company with key competitive advantages, including economies of scale, wider sales and marketing coverage and broad product offerings, such as business, printing and publishing and technical and specialty grade paper.

Efficient and Cost-Competitive assets.    The Company’s fine paper business encompasses a mix of assets allowing it to be a low-cost producer of high volume papers and an efficient producer of value-added specialty papers. The Company’s six largest mills focus on production of high volume copy and offset papers while the other mills focus on the production of value-added paper products for which quality, flexibility and service are key determinants. Most of the Company’s paper production is at mills with integrated pulp production and cogeneration facilities, reducing exposure to price volatility for purchased pulp and energy.

Proximity to customers.    The Company has a broad geographic coverage with a strong manufacturing presence in eastern North America complemented by service locations throughout North America. This proximity to customers provides opportunities for enhanced customer service and minimization of freight distance, response time and delivery cost, which constitute key competitive advantages, particularly in the high volume copy and offset paper grades market segment. Customer proximity also allows just-in-time delivery of high demand paper products in less than 48 hours to most major North American cities.

Strong franchise with unique service solutions.    The Company sells paper to multiple market segments through a variety of channels, including paper merchants, converters, retail companies and publishers throughout North America. In addition, the Company maintains a strong market presence through its ownership of both the Domtar Distribution Group and the Enterprise Group. Both groups have developed strong positions as reliable and responsive suppliers to their markets. The Company believes it will build on those positions by maximizing its strengths in centralized planning capability and supply-chain management solutions.

Focus on stakeholder value.    The Company believes that it has the ability to build value for its stakeholders. The Company’s large base of cost-competitive and efficient assets should allow it to realize cost savings through economies of scale, enhanced buying power and synergies, which should result in higher margins.

High quality products with strong brand recognition.    The Company enjoys a strong reputation for producing high quality fine paper products and markets some of the most recognized and preferred papers in North America, including a wide range of business and commercial printing paper brands, such as Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. The Company believes that it is a supplier of choice in the fine paper market.

Experienced management team with proven integration expertise.    The Company’s management team has significant experience and a record of success in the North American paper industry, including with respect to business integration issues. For example, Raymond Royer, the Company’s president and chief executive officer, was the president and chief executive officer of Domtar Inc. for ten years and Marvin Cooper, the Company’s chief operating officer, has more than 25 years of experience in the pulp and paper industry, including 22 years at Willamette Industries, Inc. (“Willamette”) and four years at Weyerhaeuser. Mr. Royer led Domtar Inc.’s integration of four U.S. mills acquired from Georgia Pacific in 2001 while Mr. Cooper worked on the integration of Willamette’s pulp and fine paper business after it was acquired by Weyerhaeuser in 2002. To support the management team, the Company believes its employees’ expertise and know-how should help create operational efficiencies and better enable the Company to deliver improved profitability from its manufacturing operations.

Business strategies

The Company’s goal is to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers and converters in North America. The Company has implemented the following business strategies in order to enhance cash flow and generate stakeholder value:

•	successfully integrating the combined businesses and optimizing paper production to improve operating efficiency and reduce costs;

•	leveraging existing customer relationships;

•	increasing depth of product offerings including the Company’s offering of environmentally and ethically responsible line of papers;

•	maintaining financial discipline to create stakeholder value; and

•	conducting operations in a sustainable way.

Successfully integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. and optimizing paper production to improve operating efficiency and reduce costs.    The Company believes that the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. represents a strategic fit because of the similarity of both their fine paper offerings in uncoated freesheet grades and their geographic presence. The Company’s integration efforts have been focused on providing a single face to the Company’s customers, utilizing its greater sales and marketing coverage to enhance customer service and achieving synergies. The combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. provides an opportunity to combine the operational strengths and best practices of two of the industry’s leading manufacturers. The Company is implementing plans to improve the Company’s operating efficiency and cost structure and to achieve certain synergies within two years through a combination of process optimization resulting in lower operating costs, reductions in transportation, logistics and purchasing costs, implementation of best-in-class business practices and reductions in sales and administrative costs. The Company is also optimizing the Company’s distribution network and reviewing its organizational structure, consolidating its regional centers and back-office functions where appropriate.

Leveraging existing customer relationships.    The Company is building on the successful relationships that the Weyerhaeuser Fine Paper Business and Domtar Inc. have developed with key customers to support their businesses and to provide inventory reduction solutions through just-in-time delivery for most-demanded products. The Company believes that it is among the suppliers of choice for customers who seek competitively-priced paper products and services.

Increasing depth of product offerings including the company’s offering of environmentally and ethically responsible line of papers.    The Company believes that it is delivering improved service to customers through increased depth of product offerings and greater access to volume. The Company believes the development of EarthChoice®, the Company’s line of environmentally and ethically responsible papers, is providing a platform upon which to expand its offerings to customers. The EarthChoice® line of papers, a product line endorsed and supported by leading environmental groups, offers customers solutions and peace of mind through the use of a combination of Forest Stewardship Council (FSC) virgin fiber and recycled fiber. FSC is the certification recognized by environmental groups as the most stringent and is third-party audited.

Maintaining financial discipline to create stakeholder value.    The Company believes that value creation will initially be better achieved by de-leveraging. The Company intends to manage the Company’s capital expenditures effectively and minimize its working capital requirements.

Conducting operations in a sustainable way.    Customers and end-users as well as all stakeholders in communities where the Company operates seek assurances from the pulp and paper industry that resources are managed in a sustainable manner. The Company strives to provide these assurances by certifying the Company’s forest, manufacturing and distribution operations and the Company intends to subscribe to internationally recognized environmental management systems, namely ISO 14001.

Recent developments

Sale of Wood business

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. (“Conifex”) for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of the Company’s harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and its interests in several wood product joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. The Company has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to the Company. In addition, the Company will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. The Company intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, the Company accounted for the assets and liabilities of the Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approvals and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, the Company announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland paper mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin paper mill. These closures were announced as part of the Company’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

Potential redevelopment of Prince Albert facility

On September 12, 2007, the Company signed a memorandum of understanding with the Province of Saskatchewan for a plan that could result in the redevelopment of the Prince Albert facility into a Northern Bleached Softwood Kraft (NBSK) pulp mill producing 100% FSC certified softwood pulp for the North American and offshore markets. The redevelopment of the pulp mill is subject to a number of critical conditions, the most important of which is that the business case demonstrates that the mill will be a first quartile low-cost producer at foreign exchange rates between Canada and the U.S. of 1:1. Other conditions include the completion of various engineering and feasibility analyses and studies, the development of a modern and competitive operational design for the pulp mill, consultations with First Nations and the negotiation and execution of definitive agreements, as well as the approval of the Company’s board of directors and various regulatory bodies. The annual production capacity of the redeveloped mill is expected to be approximately 328,000 tonnes. The memorandum of understanding is a statement of intent only and does not create legally binding obligations.

Overview and purpose of the exchange offers and consent solicitations

The purpose of the exchange offers is to exchange the Domtar Inc. U.S. notes for an equal principal amount of newly issued notes of the Company bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange, with certain changes that are described in this prospectus and consent solicitation statement. The purpose of the consent solicitation is to eliminate or amend certain provisions in the indentures pursuant to which the Domtar Inc. U.S. notes were issued, which as amended, will continue to govern any Domtar Inc. U.S. notes not tendered and exchanged. The purpose of the Canadian proxy solicitations is to obtain approval from holders of Domtar Inc. Canadian debentures at a meeting of holders of each series of such debentures to amend the indentures pursuant to which such series of debentures were issued to provide Domtar Corp. with the right to acquire, at any time, all of the outstanding debentures of such series in consideration for the issuance of an equal principal amount of newly issued Domtar Corp. debt securities.

The Company’s objectives in making the exchange offers and soliciting the consents and making the Canadian proxy solicitations include the following:

•	Working toward a simplified capital structure;

•	Working toward consolidating public financial reporting at the Company level, rather than maintain separate reporting obligations at the Company and at the Domtar Inc. levels; and

•	Providing the Company with greater flexibility to achieve cost savings opportunities and to transfer assets among its subsidiaries, thereby enhancing operational, financial and tax efficiencies.

The Company believes holders of the Domtar Inc. debt securities may benefit from participating in the proposed exchange offers and consent solicitations and the Canadian proxy solicitations for the following reasons:

•	The combined cash flow of the Company’s entire business, not just the business of Domtar Inc., will support the new Domtar Corp. debt securities;

•	Increased enterprise and asset value will support the new Domtar Corp. debt securities;

•	Stronger credit profile of Domtar Corp. compared to Domtar Inc. as demonstrated by improved credit statistics. See “—Certain financial metrics.”

•

Increased protection from the addition of a 101% change-of-control put and upstream senior unsecured guarantees from the same subsidiaries that guarantee the Company’s obligations under the Credit Agreement; and

•

The exchange offers and Transfer are intended to enable holders of Domtar Inc. debt securities who hold credit default swap (“CDS”) contracts with respect to Domtar Inc. debt securities to treat the Transfer as a succession event and Domtar Corp. as the reference entity under such contracts.

In conjunction with the exchange offers and consent solicitations and the Canadian proxy solicitations, Domtar Inc. intends to sell some or all of the shares of capital stock of its U.S. subsidiaries to Domtar Corp. or its subsidiaries:

•

If the requisite consents with respect to each series of Domtar Inc. U.S. notes are obtained, and the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the Domtar Inc. Canadian Indentures are obtained, Domtar Inc. intends to sell, in one or more transactions, 100% of the shares of capital stock of its U.S. subsidiaries, which together own the Ashdown, Nekoosa, Port Edwards, Port Huron and Woodland mills and the U.S. paper merchants business to Domtar Corp. or one of its subsidiaries. The subsidiaries that would be sold to Domtar Corp. accounted for approximately 85% of sales, 54% of depreciation and amortization and 308% of operating income (due to operating losses sustained by Domtar Inc.’s Canadian subsidiaries) of Domtar Inc. for the six months ended June 30, 2007 and approximately 43% of Domtar Inc.’s total assets as of June 30, 2007. Upon being sold, these subsidiaries would become guarantors of Domtar Corp.’s and Domtar Paper Company, LLC’s borrowings under the Credit Agreement as well as the Domtar Corp. notes offered hereby. These subsidiaries will continue to guarantee borrowings of Domtar Inc. under the Credit Agreement.

•

If the exchange offer for any series of Domtar Inc. U.S. notes is consummated or either series of Domtar Inc. Canadian debentures is exchanged for newly issued Domtar Corp. debt securities pursuant to the Canadian proxy solicitations but the requisite consents with respect to each series of Domtar Inc. U.S. Notes or the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the Domtar Inc. Canadian Indentures are not obtained, Domtar Inc. intends to sell, in one or more transactions, up to 49% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to Domtar Corp. or one of its subsidiaries. In this case, the results of those subsidiaries would continue to be consolidated by Domtar Inc. for financial reporting purposes. However, Domtar Corp. will be entitled to its proportionate share of any dividends or other distributions declared or made by such subsidiaries. These subsidiaries would continue to guarantee borrowings by Domtar Inc. under the Credit Agreement, but would not become guarantors of borrowings by Domtar Corp. or Domtar Paper Company, LLC under the Credit Agreement, and would not become guarantors of the Domtar Corp. notes offered hereby.

The Domtar Corp. debt securities issued to holders of the Domtar Inc. Canadian debentures in connection with the Canadian proxy solicitations will bear interest at the same rates and have the same interest payment and maturity dates, as the corresponding series of Domtar Inc.

Canadian debentures acquired. Such Domtar Corp. debt securities will have the same guarantors, and will be subject to the same covenants and change of control provisions, as the Domtar Corp. notes offered hereby.

Our corporate organization and debt structure

The chart below sets forth our current corporate organization and debt structure and shows (i) the exchange of all outstanding Domtar Inc. U.S. notes for newly issued Domtar Corp. notes in these exchange offers, (ii) the acquisition by us of all outstanding Domtar Inc. Canadian debentures in connection with the Canadian proxy solicitations and (iii) the sale by Domtar Inc. of 100% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to the Company or one of its subsidiaries in exchange for Domtar Inc. debt securities acquired by Domtar Corp. For purposes of this chart, we have assumed all of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries are sold to Domtar Paper Company, LLC.

Risk factors

You should carefully consider the matters described in the section “Risk factors” beginning on page 26, as well as other information included in this prospectus and consent solicitation statement.

Summary of the exchange offers

Domtar Inc. Securities Subject to the Exchange Offers	$600 million aggregate principal amount of Domtar Inc.’s 7.875% Notes due 2011 (“7.875% Domtar Inc. notes”).

$350 million aggregate principal amount of Domtar Inc.’s 5.375% Notes due 2013 (“5.375% Domtar Inc. notes”).

$400 million aggregate principal amount of Domtar Inc.’s 7 1/8% Notes due 2015 (“7 1/8% Domtar Inc. notes”).

$125 million aggregate principal amount of Domtar Inc.’s 9 1/2% debentures due 2016 (“9 1/2% Domtar Inc. debentures”).

The Exchange Offers

We are offering to holders of Domtar Inc. U.S. notes the opportunity to exchange their Domtar Inc. U.S. notes for an equal principal amount of newly issued Domtar Corp. notes, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange.

You will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date on any Domtar Inc. U.S. notes we accept for exchange.

Certain terms of the Domtar Corp. notes will be substantially the same as those of the Domtar Inc. U.S. notes tendered in exchange, before giving effect to the proposed amendments to the Domtar Inc. U.S. Indentures. The interest rate, interest payment dates, redemption provisions and maturity date will be the same as the Domtar Inc. U.S. notes tendered in exchange. For a description of the differences between the Domtar Inc. U.S. notes and the Domtar Corp. notes, see “Description of differences between the Domtar Inc. U.S. notes and the Domtar Corp. notes.”

Holders of Domtar Inc. U.S. notes must tender the Domtar Inc. U.S. notes in integral multiples of $1,000. Domtar Corp. notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Each exchange offer made pursuant to this prospectus and consent solicitation statement and our obligation to exchange Domtar Corp. notes for Domtar Inc. U.S. notes is subject to certain conditions. See “Conditions to the exchange offers and consent solicitations” below.

Consent Solicitations; Early Consent Payments	In conjunction with the exchange offers we are soliciting consents from the holders of each series of Domtar Inc. U.S. notes to certain proposed amendments to the Domtar Inc. indenture pursuant to which such series of the Domtar Inc. U.S. notes was issued, which we refer to as the “proposed amendments”. The proposed amendments, among other things, will (i) eliminate or modify certain restrictive covenants, (ii) permit Domtar Inc. to effect the Transfer, (iii) eliminate Domtar Inc.’s contractual reporting obligation and (iv) eliminate certain events of default. As a holder of Domtar Inc. U.S. notes, you may give your consent to the proposed amendments only by tendering your Domtar Inc. U.S. notes in the exchange offers. By tendering such notes, you will be deemed to have given consent to the applicable proposed amendments. The proposed amendments constitute a single proposal and a consenting holder must consent to the proposed amendments applicable to the related Domtar Inc. U.S. notes as an entirety, and may not consent selectively with respect to certain of the proposed amendments. We must receive consents from holders of at least a majority in aggregate principal amount outstanding of a series of Domtar Inc. U.S. notes to amend the Domtar Inc. U.S. Indenture with respect to such series as described in this prospectus and consent solicitation statement. The receipt of the requisite consents is not a condition of the exchange offers. However, if the requisite consents are obtained, the effectiveness of these proposed amendments with respect to a particular series of Domtar Inc. U.S. notes will be subject to the consummation of the exchange offer with respect to that series. See “The exchange offers.”

Holders of Domtar Inc. U.S. notes who validly tender and do not validly withdraw their Domtar Inc. U.S. notes on or prior to the applicable early consent date will be paid in cash an early consent payment of $2.50 for each $1,000 principal amount of Domtar Inc. U.S. notes tendered. Holders who validly tender their Domtar Inc. U.S. notes after the applicable early consent date will not receive the early consent payment.

Expiration Dates

In order to be eligible to receive the early consent payment, holders of Domtar Inc. U.S. notes must validly tender and not validly withdraw their Domtar Inc. U.S. notes on or prior to 5:00 p.m., New York City time, on                     , 2007, unless, with respect to a particular series of Domtar Inc. U.S. notes, extended by us with respect to the exchange offer for such series. We refer to this date and time, as it may be extended with respect to any exchange offer as the “early consent date.”

Each of the exchange offers will expire at midnight, New York City time, on                     , 2007, unless extended or earlier terminated. We refer to this date and time, as it may be extended with respect to any exchange offer, as the “expiration date.”

Withdrawal Rights

You may withdraw tendered Domtar Inc. U.S. notes at any time prior to the applicable early consent date, but not thereafter. A valid withdrawal of tendered Domtar Inc. U.S. notes will also constitute the revocation of the related consent to the proposed amendments to the applicable Domtar Inc. U.S. Indenture. You may only revoke your consent by validly withdrawing the tendered Domtar Inc. U.S. notes prior to the applicable early consent date. You may not withdraw tendered Domtar Inc. U.S. notes or revoke consents with respect thereto after the applicable early consent date, even if we extend the expiration of the exchange offers. If for any reason tendered notes are not accepted for exchange, they will be returned promptly after the expiration or termination of the exchange offers.

Conditions to the Exchange Offers

Each exchange offer made pursuant to this prospectus and consent solicitation statement is subject to certain conditions, including, among others, the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. U.S. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Domtar Inc. Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures (the “minimum amount condition”).

The minimum amount condition is intended to enable holders of Domtar Inc. debt securities who hold credit default swap contracts with respect to Domtar Inc. debt securities to treat the asset transfer as a succession event and Domtar Corp. as the reference entity under all such contracts.

If any condition is not satisfied, we have no obligation to complete the exchange offers. There is no guarantee that these conditions will be satisfied, and we have the option to waive the minimum amount condition and any other condition at our discretion. For additional information about the conditions to our obligation to complete the exchange offers, see “The exchange offers—Conditions to the exchange offers and consent solicitations.”

Certain Material United States Federal Income Tax Consequences

The exchange of Domtar Corp. notes for Domtar Inc. U.S. notes will be a taxable transaction for United States federal income tax purposes. See “Certain material United States federal income tax consequences.”

Dealer Managers and Solicitation Agents	J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

Exchange Agent	Global Bondholder Services Corporation

Information Agent	Global Bondholder Services Corporation

Procedures for Tendering and Delivering Outstanding Notes

If you wish to accept the exchange offers and consent solicitation and your Domtar Inc. U.S. notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then only that custodial entity can tender your Domtar Inc. U.S. notes. In that case, you must instruct the custodial entity to tender your Domtar Inc. U.S. notes on your behalf pursuant to the procedures of the custodial entity.

Custodial entities that are DTC participants must tender Domtar Inc. U.S. notes through the Automated Tender Offer Program, known as ATOP, maintained by DTC.

A Letter of Transmittal and Consent need not accompany tenders effected through ATOP.

The delivery of an agent’s message through ATOP will constitute the giving of consent to the proposed amendment with respect to the Domtar Inc. U.S. notes so tendered and the agreement by the custodial entity and the beneficial holder to be bound by the Letter of Transmittal and Consent.

Consequences of Not Tendering Your Domtar Inc. U.S. Notes

Any of the Domtar Inc. U.S. notes that are not tendered to us or are not accepted for exchange will remain outstanding and will continue to accrue interest in accordance with, and will otherwise be entitled to all the rights and privileges under, the Domtar Inc. U.S. Indenture pursuant to which they were issued. However, if the exchange offer for any series of Domtar Inc. U.S. notes is consummated and the proposed amendments are effected with respect to the applicable Domtar Inc. U.S. Indenture, the proposed amendments will apply to all Domtar Inc. U.S. notes of such series not exchanged in the exchange offers, and those notes will no longer have the benefit of the protection of the provisions amended or eliminated by the proposed amendments. In addition, in conjunction with the exchange offers and consent solicitations and the Canadian proxy solicitations, Domtar Inc. intends to sell to Domtar Corp. or one of its subsidiaries, in one or more transactions, all or a portion of the shares of the capital stock of its U.S. subsidiaries. See “—Overview and purpose of the exchange offers and consent solicitations”. In addition, Domtar Inc. may in the future redeem or tender for any Domtar Inc. debt securities that remain outstanding or repurchase such debt securities pursuant to open market purchases from time to time. Also, the trading market for each series of Domtar Inc. U.S. notes not exchanged in the exchange offers may be more limited than it is at present and could for all practical purposes cease to exist, which could adversely affect the liquidity, market price and price volatility of the Domtar Inc. U.S. notes of that series. See “Risk factors—Risk factors relating to the exchange offers”.

Key Dates and Times	All times referred to in this prospectus and consent solicitation statement are New York City Time and all dates assume that we do not extend the exchange offers or the early consent date:

5:00 p.m., on , 2007 12 midnight, on , 2007 , 2007	early consent date expiration date settlement date

Summary description of the Company’s notes

Issuer	Domtar Corporation

Securities Offered	Up to $600 million aggregate principal amount of our 7.875% Notes due 2011.

Up to $350 million aggregate principal amount of our 5.375% Notes due 2013.

Up to $400 million aggregate principal amount of our 7.125% Notes due 2015.

Up to $125 million aggregate principal amount of our 9.5% Notes due 2016.

Maturity	The Domtar Corp. notes will mature on the following dates:

Notes	Maturity Date

7.875% Notes	October 15, 2011
5.375% Notes	December 1, 2013
7.125% Notes	August 15, 2015
9.5% Notes	August 1, 2016

Interest

The Domtar Corp. notes will bear interest at the rates per annum and we will pay interest to the record holders at the close of business on the relevant record date semi-annually in arrears on the interest payment dates set forth below:

Notes	Rate Per Annum	Record Dates	Interest Payment Dates

7.875% Notes	7.875%	April 1 and October 1	April 15 and October 15

5.375% Notes	5.375%	November 15 and May 15	December 1 and June 1

7.125% Notes	7.125%	February 1 and August 1	February 15 and August 15

9.5% Notes	9.5%	January 15 and July 15	February 1 and August 1

Interest on the Domtar Corp. notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the settlement date under the exchange offers.

Minimum Denominations	The Domtar Corp. notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Subsidiary Guarantees

The Domtar Corp. notes will be fully and unconditionally guaranteed on an unsecured senior basis by Domtar Paper Company, LLC, which is the only U.S. subsidiary of Domtar Corp. that currently guarantees the indebtedness of Domtar Corp. under the Credit Agreement. Any U.S. subsidiary that in the future guarantees indebtedness of Domtar Corp. or any of Domtar Corp.’s subsidiaries under the Credit Agreement, or any other indebtedness of Domtar Corp. (other than U.S. subsidiaries of Domtar Corp.’s non-U.S. subsidiaries), will also fully and unconditionally, jointly and severally, guarantee the Domtar Corp. notes. Each guarantor will be released upon the release of such guarantor from its guarantee under the Credit Agreement and all other indebtedness of Domtar Corp. (except in each case a discharge or release by or as a result of payment under such guarantee). If Domtar Corp. fails to make payments on the Domtar Corp. notes, its guarantors must make them instead. If the requisite consents with respect to each series of Domtar Inc. U.S. notes and the requisite votes of the holders of each series of Domtar Inc. Canadian debentures are obtained and Domtar Inc. sells 50% or more of the shares of the capital stock of its U.S. subsidiaries to Domtar Corp. or one of its subsidiaries, the subsidiaries that are sold will become guarantors of borrowings by Domtar Corp. and Domtar Paper Company, LLC under the Credit Agreement and will also become guarantors of the Domtar Corp. notes offered hereby. These subsidiaries will continue to guarantee borrowings by Domtar Inc. under the Credit Agreement.

Ranking

The Domtar Corp. notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured, senior indebtedness from time to time outstanding. The Domtar Corp. notes will be effectively subordinated to our existing and future secured debt, including our indebtedness under the Credit Agreement, to the extent of the value of the assets securing such debt.

A guarantee of the Domtar Corp. notes will be an unsecured senior obligation of the applicable subsidiary guarantor and will rank equally with all of the other unsecured, senior obligations of the applicable subsidiary guarantor. A guarantee will be effectively subordinated to all of the secured indebtedness of the applicable subsidiary guarantor, including its guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

At July 1, 2007, assuming that Domtar Corp. had completed the exchange offers and all the outstanding Domtar Inc. Canadian debentures had been acquired pursuant to the Canadian proxy solicitations in each case in return for Domtar Corp.’s debt securities and assuming that Domtar Paper Company, LLC is the only guarantor:

•   Domtar Corp. and the subsidiary guarantor, Domtar Paper Company, LLC, would have had outstanding approximately $2,422 million of indebtedness, $720 million of which would have been secured senior indebtedness, consisting of borrowings under our

Credit Agreement, $38 million of which would have been owing under capital leases and $1,664 million of which would have been unsecured senior indebtedness, consisting of Domtar Corp. debt securities; and

•   Domtar Corp.’s non-guarantor subsidiaries would have had approximately $22 million of indebtedness, $12 million of which would have been outstanding to third parties, and $10 million outstanding under capital leases.

In addition, as of July 1, 2007, we had an additional $701 million (after giving effect to approximately $49 million of outstanding letters of credit) of unutilized capacity under our senior secured revolving credit facility.

All of Domtar Corp.’s operations are conducted through its subsidiaries. Unless a subsidiary is a subsidiary guarantor, claims of creditors of such subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of Domtar Corp.’s creditors, including holders of the Domtar Corp. notes. The Domtar Corp. notes, therefore, will be structurally subordinated to creditors (including trade creditors) of Domtar Corp.’s subsidiaries that are not guarantors.

At issuance, the only guarantor of the Domtar Corp. notes will be Domtar Paper Company, LLC. For the thirteen weeks ended July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 62% of our total assets and 46% of our outstanding total liabilities, including trade payables but excluding intercompany liabilities, all of which would have been structurally senior to the Domtar Corp. notes.

In the event that more than 50% of the shares of the capital stock of one or more of Domtar Inc.’s U.S. subsidiaries is sold to Domtar Corp. or its subsidiaries, such U.S. subsidiaries of Domtar Inc. will become guarantors of the Domtar Corp. notes. See “Subsidiary Guarantees.”

Optional Redemption	We may redeem the Domtar Corp. notes of any series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of

• 100% of the principal amount of such series, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Domtar Corp. notes of that series to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the sum of the then current Adjusted Treasury Rate (as defined in the Domtar Corp. indenture) plus, in each case, the applicable spread (in basis points) set forth below:

Series of Notes	Applicable Spread (bps)

7.875%	35
5.375%	20
7.125%	50
9.5%	62.5

plus, in each case, accrued and unpaid interest to, but excluding, the date fixed for redemption.

The optional redemption provisions for each series of the Domtar Corp. notes are identical to the provisions contained in the indenture for the corresponding series of the Domtar Inc. U.S. notes. See “Description of notes—Optional redemption”.

Change of Control

If we experience a change of control, we will be required to make an offer to purchase all outstanding Domtar Corp. notes at a purchase price of 101% of their principal amount plus accrued interest to, but excluding, the date of repurchase. See “Description of notes—Change of control”.

Certain Covenants

The indenture governing the Domtar Corp. notes will contain certain covenants that, among other things, (i) limit our ability to consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entity to any person; (ii) limit our ability and the ability of our restricted subsidiaries to create, incur, assume or permit to exist any indebtedness that is secured by any lien on principal facilities and timberlands of the Company or its restricted subsidiaries or on any shares of capital stock or debt of the Company or any of its restricted subsidiaries without equally and ratably securing the Domtar Corp. debt securities or subsidiary guarantee, as applicable, and (iii) limit our ability and the ability of our restricted subsidiaries to enter into certain sale and leaseback transactions. See “Description of the notes—Certain covenants”.

Trustee for the Notes	The Bank of New York

Governing Law	The Domtar Corp. indenture will be governed by New York law.

Voting	Each series of the Domtar Corp. notes will vote as a separate class with respect to all matters affecting such series.

Note regarding the Predecessor Company

The Company was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser. The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Company had no operations prior to March 7, 2007. On March 7, 2007, the following were completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders;

•	the acquisition of Domtar Inc. by the Company; and

•

the entry by the Company, Domtar Inc. and Domtar Paper Company, LLC into $1.5 billion senior secured credit facilities, consisting of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility.

The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. In this prospectus and consent solicitation statement, we refer to this predecessor as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Acquisition Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The information about the Predecessor Company contained in this prospectus and consent solicitation statement is information about the Weyerhaeuser Fine Paper Business which was prepared on a carve-out basis, and reflects certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. As a result, the results of operations and financial condition of the Company as of and from the Acquisition Closing Date are not comparable with the results of operations and financial condition of the Predecessor Company.

Summary selected financial and pro forma data

The Company

The following table sets forth summary selected financial data for the Company as of and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006, and as of and for the 26-week periods ended June 25, 2006 and July 1, 2007. The Company’s fiscal year ends on the last Sunday of the calendar year. Fiscal years 2004 and 2005 each consisted of 52 weeks and fiscal year 2006 consisted of 53 weeks. The summary selected financial information of the Company as of December 26, 2004, December 25, 2005 and December 31, 2006 and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006 has been derived from the audited consolidated financial statements of the Company. The summary selected financial information of the Company as of and for the 26 weeks ended June 25, 2006 and as of and for the 26 weeks ended July 1, 2007 reflects results of Domtar Inc. only from March 7, 2007, and has been derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The audited consolidated financial statements as of December 25, 2005 and December 31, 2006 and for the three years in the period ended December 31, 2006 and the unaudited interim consolidated financial statements as of July 1, 2007 and for the 13 and 26 weeks ended June 25, 2006 and July 1, 2007 are included elsewhere in this prospectus and consent solicitation statement. Results for the 26 weeks ended July 1, 2007 are not necessarily indicative of results that may be expected for the entire year.

U.S. GAAP/U.S. dollar (Dollars in millions)	Year Ended			Twenty six weeks ended
	December 26, 2004	December 25, 2005	December 31, 2006	June 25, 2006	July 1, 2007(1)

Statement of Income Data:
Sales	$3,026	$3,267	$3,306	$1,638	$2,671
Charges for restructuring, closure of facilities, and goodwill impairment	17	538	764	749	6
Operating income (loss) before depreciation, depletion and amortization	307	(221)	(245)	(616)	349
Operating income (loss)	(41)	(578)	(556)	(768)	140
Net income (loss)	(17)	(478)	(609)	(759)	60

Balance Sheet Data (at period end):
Cash and cash equivalents	$ 2	$ 1	$ 1	$ 2	$ 80
Property, plant & equipment, net	3,923	3,270	3,065	3,229	5,894
Total assets	5,565	4,970	3,998	4,129	7,889
Other liabilities	37	24	37	43	2,458
Total shareholders’ equity	4,261	3,773	2,915	2,924	3,094

(1)	Reflects results of Domtar Inc. only from March 7, 2007, the Acquisition Closing Date.

Summary unaudited pro forma condensed combined financial information of the Company

The following table sets forth summary unaudited pro forma condensed combined financial data of the Company for the fiscal year ended December 31, 2006 and for the 26-week period ended July 1, 2007. The pro forma financial data reflects the pro forma effects of the Acquisition Transactions as if they had occurred on December 26, 2005, the first day of the Company’s fiscal year ended December 31, 2006. The pro forma adjustments are described in the notes to the Unaudited pro forma condensed combined financial information of the Company contained elsewhere in this prospectus and consent solicitation statement. The summary unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place on December 26, 2005 and does not purport to be indicative of future operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk factors”, “Forward-looking statements” and elsewhere in this prospectus and consent solicitation statement. The following should be read in conjunction with “Unaudited pro forma condensed combined financial information of the Company.”

U.S. GAAP/U.S. dollar (Dollars in millions)	52 weeks ended December 31, 2006	26 weeks ended July 1, 2007

Sales	$ 6,750	$ 3,244
Net earnings (loss) from continuing operations	(574)	27

Domtar Inc.

The following table sets forth summary selected financial data of Domtar Inc. for the years ended December 31, 2004, 2005 and 2006 and the six-month period ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007. The summary selected financial information of Domtar Inc. as of December 31, 2004, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 has been derived from the audited consolidated financial statements of Domtar Inc. The summary selected financial information of Domtar Inc. as of and for the six months ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007, have been derived from the unaudited interim consolidated financial statements of Domtar Inc., which, in the opinion of management, include all adjustments necessary for a fair presentation of Domtar Inc.’s financial position, results of operations and cash flows. The audited consolidated financial statements and unaudited interim consolidated financial statements are included elsewhere in this prospectus and consent solicitation statement. Results are not necessarily indicative of results that may be expected for the entire year. For a discussion of the differences between U.S. GAAP and Canadian GAAP, see note 23 to the audited consolidated financial statements of Domtar Inc. contained elsewhere in this prospectus and consent solicitation statement.

U.S. GAAP/U.S. dollar(2) (Dollars in millions)	Year ended			Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2004	December 31, 2005	December 31, 2006

Statement of Operations Data:
Sales	3,373	3,498	3,492	582	1,041	1,773
Operating income (loss) from continuing operations before depreciation, depletion and amortization	264	(27)	435	25	100	105
Net earnings (loss) from continuing operations	(64)	(329)	27	(31)	2	(48)
Net earnings (loss)	(58)	(414)	226	(31)	1	(31)

Balance Sheet Data (at period end):
Cash and cash equivalents	37	58	551		35	81
Property, plant and equipment, net	3,236	2,834	2,639		2,931	3,116
Total assets	4,554	4,152	4,082		4,551	4,401
Total long-term debt (Including current portion, excluding capital leases)	1,534	1,721	1,590		1,666	1,917
Total shareholders’ equity	1,849	1,348	1,496		1,742	1,406

Canadian GAAP/CDN dollar (Dollars in millions)	Year ended			Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2004	December 31, 2005	December 31, 2006

Statement of Operations Data:
Sales	4,403	4,247	3,989	684	1,178	2,037
Operating income (loss) from continuing operations before depreciation, depletion and amortization	348	(20)	521	35	121	134
Net earnings (loss) from continuing operations	(63)	(310)	63	(32)	12	(50)
Net earnings (loss)	(42)	(388)	328	(33)	12	(33)

Balance Sheet Data (at period end):
Cash and cash equivalents	52	83	649		43	94
Property, plant and equipment, net	4,215	3,634	3,044		3,131	3,426
Total assets	5,681	5,192	4,955		4,855	4,923
Total long-term debt (Including current portion, excluding capital leases)	2,023	2,248	1,880		1,773	2,165
Total shareholders’ equity	2,046	1,609	1,941		1,864	1,556

(1)	As a result of the application of fresh start reporting (push down accounting under U.S GAAP) that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to that date. The financial condition and results of operations for the period from January 1, 2007, to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007, should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

(2)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate for fiscal years ended December 31, 2004, 2005 and 2006, as well as the six months ended June 30, 2006, and based on the United States Federal Reserve noon rate for the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007.

				January 1,	March 7,	Six months
				2007 to	2007 to	ended
	Year ended December 31,			March 6,	June 30,	June 30,
	2004	2005	2006	2007	2007	2006

Period end	$1.2036	$1.1659	$1.1653	$1.0634	$—	$1.1138
Average	$1.3013	$1.2114	$1.1344	$1.1158	$1.1733	$1.1384

Certain financial metrics

The following table sets forth certain financial metrics for the Company on a pro forma basis and for Domtar Inc. for the year ended December 31, 2006 and 26 weeks ended July 1, 2007. The Company believes that the financial metrics presented are frequently used by investors to evaluate the credit profile of companies and would be useful to investors in connection with the transaction described in this prospectus and consent solicitation statement, as they provide a meaningful comparison between Domtar Inc. and Domtar Corp. The financial metrics utilize the concept of Adjusted EBITDA, which is a non-GAAP measure used in the Credit Agreement as a key component in the determination of the Company’s compliance with certain financial covenants under the Credit Agreement.

Adjusted EBITDA has no standardized meaning prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, or any other income statement data prepared in accordance with U.S. GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies. We compensate for this limitation by clearly identifying all items included in or excluded from this non-GAAP measure and explaining the items removed or added back to the most comparable GAAP measure. The table in note (1) below provides a reconciliation of Adjusted EBITDA to Net income (loss) from continuing operations, the most directly comparable GAAP measure.

U.S. GAAP/U.S. dollar (Dollars in millions)	Year ended December 31, 2006			26 Weeks ended July 1, 2007
	Domtar Corp. (pro forma)		Contribution of Domtar Inc.(3)	Domtar Corp. (pro forma)		Contribution of Domtar Inc.(3)

Adjusted EBITDA(1)	$ 803		$ 333	$ 407		$ 142
Interest expense	188		138	89		46
Total debt (including current portion) as at July 1, 2007	2,444	(4)	1,676	2,444	(4)	1,676
Ratio of Adjusted EBITDA to interest expense	4.3x		2.4x	4.6x		3.1x
Ratio of total debt to Adjusted EBITDA	3.0x		5.0x	3.0x	(2)	5.9x	(2)

(1)	Adjusted EBITDA (referred to in the Credit Agreement as “Consolidated EBITDA”) is a non-GAAP measure and is defined in the Credit Agreement as net income of the Company, on a consolidated basis, before depreciation, amortization and other non-cash charges, interest and other financing expenses and income taxes and excludes: restructuring charges not to exceed $100 million; certain costs related to synergies and integration in connection with the Acquisition Transactions not to exceed $150 million; any cost of sales impact due to any write up or down of inventory as a result of the fair value of Domtar Inc.’s inventory in connection with the Acquisition Transactions; non-cash derivative gains and losses; and non-cash gains and losses on disposals of property, plant and equipment as well as transaction expenses related to the Acquisition Transactions. The following table provides a reconciliation of the Company’s Adjusted EBITDA to Net income (loss) from continuing operations, the most directly comparable GAAP measure. We reconcile Adjusted EBITDA to Net income (loss) from continuing operations instead of to net income as the Credit Agreement permits the exclusion of items included in discontinued operations, such as the gain on the disposition of Domtar Inc.’s 50% interest in Norampac Inc. in December 2006.

U.S. GAAP / U.S. dollars (Dollars in millions)	Year ended December 31, 2006		26 Weeks ended July 1, 2007
	Domtar Corp. (pro forma)	Contribution of Domtar Inc.(3)	Domtar Corp. (pro forma)	Contribution of Domtar Inc.(3)(5)

Net income (loss) from continuing operations	$(574)	$ 27	$ 27	$(29)
Interest expense	188	138	89	46
Depreciation and amortization	495	266	248	99
Income tax expense	89	(4)	15	10
Impairment of goodwill	749	—	—	—
Net gains on disposal of property, plant and equipment	(11)	(11)	—	—
Closure and restructuring costs	46	31	3	3
Antidumping and countervailing duties refund	(210)	(145)	—	—
Derivative instrument (gain)	9	9	(13)	(13)
Transaction expenses	22	22	29	29
Inventory adjustment for transaction	—	—	(3)	(3)
Costs related to synergies and integration	—	—	12	—

Adjusted EBITDA	$ 803	$333	$407	$142

(2)	For purposes of calculating the ratio of total debt to Adjusted EBITDA as of July 1, 2007 (calculated on an annualized basis), Adjusted EBITDA for the 26 week period ended July 1, 2007 was doubled.

(3)	The amounts contributed by Domtar Inc. to the Company’s Adjusted EBITDA, interest expense and total debt have been calculated on the basis of Domtar Inc.’s actual amounts converted to U.S. dollars, using the foreign exchange rates in effect for the periods presented.

(4)	The Company intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the senior secured tranche B term loan facility on September 28, 2007.

(5)	Domtar Inc.’s Net income (loss) from continuing operations for the 26 weeks ended July 1, 2007, represents the combination of the net loss from continuing operations from January 1, 2007 to March 6, 2007 of $31 million (period prior to the Acquisition Transactions), and Net income of $2 million from March 7, 2007 to July 1, 2007 (period that reflects the application of purchase accounting). The combined information for the 26 weeks ended July 1, 2007 is non-GAAP and is for illustrative purposes. This information is provided for the convenience of the reader only in conjunction with the calculation of the above financial metrics. As a result of the application of purchase accounting that started on March 7, 2007, the results of operations and the financial position following that date are not comparable to results for periods prior to that date. The results of operations for the period from January 1, 2007 to March 6, 2007, and the results of operations for the period from March 7, 2007 to July 1, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable. The other components of the reconciliation were derived by combining the related amounts for the periods January 1, 2007 to March 6, 2007 and March 7, 2007 to July 1, 2007, which are also non-GAAP amounts.

Risk factors

Before agreeing to accept the Domtar Corp. notes in exchange for the Domtar Inc. U.S. notes you currently hold, you should carefully consider the risks described below in addition to the other information presented in this prospectus and consent solicitation statement. Because the Company’s business comprises the operations of both the Predecessor Company and Domtar Inc., unless the context requires otherwise, the current and forward-looking statements included in this section continue to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company.

Risk factors relating to the exchange offers

The trading market for each series of Domtar Inc. U.S. notes not exchanged in the exchange offers may become more limited than it is at present and could for all practical purposes cease to exist, which could adversely affect the liquidity, market price and price volatility of the Domtar Inc. U.S. notes of that series.

We are offering to exchange any and all outstanding notes of each series of the Domtar Inc. U.S. notes for newly issued Domtar Corp. notes of a corresponding series. It is a condition of the exchange offers that we receive valid tenders pursuant to the exchange offers, which are not withdrawn, of an aggregate principal amount of Domtar Inc. U.S. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Domtar Inc. Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures. We have the option to waive this and any other condition to the exchange offers at our discretion. Consequently, the aggregate principal amount of each series of Domtar Inc. U.S. notes is likely to decrease substantially upon consummation of the exchange offers. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller “float”) may command a lower price and have less trading liquidity than would a comparable debt security with a larger float. Therefore, the market price for the Domtar Inc. U.S. notes that are not tendered and accepted for exchange pursuant to the exchange offers may be affected adversely to the extent that the principal amount of the Domtar Inc. U.S. notes exchanged pursuant to the exchange offers reduces the float. A reduced float may also make the trading price of the Domtar Inc. U.S. notes that are not exchanged in the exchange offers more volatile. The extent of the public market for the Domtar Inc. U.S. notes following the consummation of the exchange offers will depend upon the number of holders remaining at such time, the interest in maintaining a market in such notes on the part of securities firms and other factors. In addition, if the exchange offer for any series of Domtar Inc. U.S. notes is consummated but not all such notes are tendered and therefore notes of such series remain outstanding thereafter, or if we do not consummate the exchange offers with respect to any series of Domtar Inc. U.S. notes, Domtar Inc. may in the future redeem or tender for any of such Domtar Inc. U.S. notes or repurchase such Domtar Inc. U.S. notes pursuant to open market purchases from time to time.

If we receive consents sufficient to amend the Domtar Inc. U.S. Indentures as proposed, the Domtar Inc. U.S. notes that are not exchanged will remain outstanding under the applicable Domtar Inc. U.S. Indenture, as amended, which will afford reduced protection to remaining holders and could adversely affect the liquidity, market price and price volatility of such Domtar Inc. U.S. notes.

In connection with the exchange offers, we are soliciting consents from the holders of each series of the Domtar Inc. U.S. notes to amend, with respect to each such series, the Domtar Inc. U.S. Indenture pursuant to which such series of the Domtar Inc. U.S. notes was issued.

If the proposed amendments to a Domtar Inc. U.S. Indenture are adopted, the provisions of that Domtar Inc. U.S. Indenture will be less restrictive and will afford reduced protection to holders of the Domtar Inc. U.S. notes issued pursuant to such indenture. The proposed amendments to the Domtar Inc. U.S. Indentures would, among other things:

•	eliminate or modify certain restrictive covenants;

•	permit Domtar Inc. to effect the Transfer;

•	eliminate Domtar Inc.’s contractual reporting obligations; and

•	eliminate certain events of default.

If the proposed amendments to a Domtar Inc. U.S. Indenture are adopted with respect to a series of Domtar Inc. U.S. notes, each non-exchanging holder of Domtar Inc. U.S. notes of such series will be bound by the proposed amendments even though that holder did not consent to them. The elimination or modification of the covenants and other provisions in the Domtar Inc. U.S. Indentures contemplated by the proposed amendments would, among other things, permit Domtar Inc. to take actions that would not have previously been permitted by the relevant indenture and which could increase the credit risk associated with the Domtar Inc. U.S. notes and adversely affect the liquidity or marketability of the Domtar Inc. U.S. notes not tendered in the exchange offers or otherwise be adverse to the interests of the holders of such notes. See “The consent solicitation—The proposed amendments.”

If the exchange offers are completed, your ability to obtain financial and other information about Domtar Inc. could be adversely affected.

The indentures under which the Domtar Inc. U.S. notes were issued currently require Domtar Inc. to file reports under the Exchange Act, or otherwise provide financial and other information to the trustee or the holders of the Domtar Inc. U.S. notes even if it is not required to do so under applicable law. If the proposed amendments to the Domtar Inc. U.S. Indentures are adopted, this obligation will be eliminated.

Domtar Inc. intends, to the extent permitted by applicable law, to deregister all of the Domtar Inc. U.S. notes under the Exchange Act upon completion of the exchange offers. As Domtar Inc. previously deregistered its common shares under the Exchange Act upon completion of the Acquisition Transactions, upon such deregistration of the Domtar Inc. U.S. notes, Domtar Inc. will no longer have an obligation with respect to those notes or any of its other securities to file reports with the SEC. In addition, if the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the Domtar Inc. Canadian Indentures are obtained, Domtar Corp. intends to exchange newly issued Domtar Corp. debt securities for the outstanding Domtar Inc. Canadian debentures, which would terminate

Domtar Inc.’s public reporting obligations under Canadian securities laws with respect to such debentures. If Domtar Inc. in the future redeems its outstanding preferred shares, it will cease to have any public reporting obligations under Canadian securities laws. As a result, remaining investors in Domtar Inc. U.S. notes after the completion of the exchange offers may not be able to obtain information regarding Domtar Inc.’s business, results and financial condition and investor interest in the Domtar Inc. U.S. notes could be substantially reduced, which could affect liquidity and trading prices for the Domtar Inc. U.S. notes.

If you do not follow the procedures for exchanging your Domtar Inc. U.S. notes, your exchange may not be valid.

We will only issue Domtar Corp. notes in exchange for Domtar Inc. U.S. notes that are timely and properly tendered. Therefore, you should carefully follow the instructions on how to tender your Domtar Inc. U.S. notes and you should allow sufficient time to ensure timely delivery of your Domtar Inc. U.S. notes to the exchange agent. If your Domtar Inc. U.S. notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then only that custodial entity can tender your Domtar Inc. U.S. notes. In such case, you should follow the instructions sent to you separately by that institution. Neither we nor the exchange agent are required to inform you of any defects or irregularities with respect to tenders of Domtar Inc. U.S. notes. See “The exchange offers.”

If you do not validly tender your Domtar Inc. U.S. notes on or prior to the early consent date, you will not receive the early consent payment.

There is no assurance that Domtar Corp. will be deemed a successor entity to Domtar Inc. and be regarded as the new reference entity for purposes of credit default swaps related to the Domtar Inc. debt securities.

Certain holders of the Domtar Inc. debt securities may be parties to credit default swap (CDS) contracts relating to the Domtar Inc. debt securities. Under these CDS contracts, a Domtar Inc. debtholder has contracted for the right to recoup the economic value of a decline in the value of such Domtar Inc. debt security if a credit event occurs with regard to Domtar Inc., as the reference entity. This economic value is realized by delivery of such Domtar Inc. debt security to the counterparty to the CDS contract in return for the previously agreed payment. We believe that the consummation of the exchange offers, assuming that the minimum amount condition has been satisfied and the Transfer has been effected, would establish a “succession event” from Domtar Inc. to Domtar Corp. The minimum amount condition and the Transfer are intended to facilitate Domtar Corp. being a successor entity to Domtar Inc. for purposes of these CDS contracts by virtue of succeeding to obligations of Domtar Inc. “by way of” a succession event. We believe that Domtar Corp. should be deemed to be the sole reference entity for purposes of determining whether a credit event has occurred if more than 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures are exchanged for Domtar Corp. debt securities “by way of” a succession event. However, no assurance can be given as to the existence of a succession event or that Domtar Corp. will be deemed a successor entity to Domtar Inc. for purposes of these CDS contracts, or that Domtar Corp. will be deemed the reference entity for purposes of determination of a credit event. If such result is not achieved, holders of these CDS contracts may not be able to realize the economic values of these agreements.

Some or all of the Domtar Corp. notes may bear original issue discount for United States federal income tax purposes.

Some or all of the Domtar Corp. notes issued in the exchange offers will likely bear original issue discount if the trading value of such Domtar Corp. notes on the date they are issued is less than the stated principal amount of such notes by more than a statutorily defined de minimis amount. In any such case, a holder of an affected Domtar Corp. note will be required to include the original issue discount in income for U.S. federal income tax purposes over the life of such Domtar Corp. note on a constant yield basis even though corresponding amounts of cash are not received currently. See “Certain material United States federal income tax consequences.”

Risk factors relating to the Domtar Corp. notes

The Company’s substantial indebtedness, which is approximately $2.4 billion as of July 1, 2007, could adversely affect its financial condition and impair its ability to operate its business.

The Company is highly leveraged. As of July 1, 2007, the Company had approximately $2.4 billion of outstanding indebtedness, including $720.0 million of indebtedness under the term loan portion of its senior secured credit facilities, $48 million of capital leases and $1.7 billion of indebtedness under the Domtar Inc. debt securities.

The Company’s substantial degree of indebtedness could have important consequences to the Company’s financial condition, operating results and business, including the following:

•

it may limit the Company’s ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of the Company’s cash flows from operations will be dedicated to payments on its indebtedness and will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	the debt service requirements of the Company’s indebtedness could make it more difficult for the Company to satisfy its other obligations;

•

the Company’s borrowings under the senior secured credit facilities are at variable rates of interest, exposing the Company to increased debt service obligations in the event of increased interest rates;

•	it may limit the Company’s ability to adjust to changing market conditions and place it at a competitive disadvantage compared to its competitors that have less debt; and

•

it may increase the Company’s vulnerability to a downturn in general economic conditions or in its business, and may make the Company unable to carry out capital spending that is important to its growth.

Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. this could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future. Although the Credit Agreement contains restrictions on the incurrence of additional indebtedness, including secured indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of July 1, 2007, we had no amounts drawn under our senior secured revolving credit facility and $49 million of letters of credit outstanding, resulting in $701 million of availability for future drawings. Any additional borrowings under the senior secured revolving credit facility would be effectively senior to the Domtar Corp. notes and the related guarantees to the extent of the value of the assets securing such indebtedness. Moreover, the indenture governing the Domtar Corp. debt securities will not impose any limitation on our or our subsidiaries’ incurrence of indebtedness, other than a limitation with respect to secured indebtedness (subject to a number of qualifications and exceptions). If we incur additional debt, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the Domtar Corp. notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

The Company has considerable debt service obligations. On a pro forma basis after giving effect to the Acquisition Transactions, as of December 31, 2006, the Company had approximately $200 million of annual interest payments and its aggregate debt service obligations are approximately $210 million each year from 2007 through 2010. Our ability to make payments on and refinance our debt, including the Domtar Corp. debt securities, amounts borrowed under our senior secured credit facilities and other financial obligations, including the Domtar Inc. debt securities that remain outstanding following the completion of the exchange offers and the Canadian proxy solicitations, if any, and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the Domtar Corp. notes, and borrowings under our senior secured credit facilities or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these remedies may not be effected on commercially reasonable terms, or at all, and may impede the implementation of our business strategy. Further, the Credit Agreement may restrict us from adopting any of these alternatives. In addition, the restrictions on the Company’s ability to issue equity securities or convertible debt securities during the two year period following the Acquisition Closing Date without jeopardizing the intended tax consequences of the Acquisition Transactions may make it difficult for the Company to raise equity capital if needed to service its indebtedness. Because of these and other factors that may be beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the Domtar Corp. notes. See “Risks related to the Acquisition Transactions—The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.”

Your right to receive payments on the Domtar Corp. notes is junior to that of lenders who have a security interest in our and our subsidiaries’ assets.

Our obligations under the Domtar Corp. notes and the guarantor’s obligations under its guarantee of the Domtar Corp. notes are unsecured, but our obligations under our senior secured credit facilities and the guarantor’s obligations under its guarantee of the Credit Agreement are secured by a security interest in substantially all of our and our guarantor’s assets, including pledges of all or a portion of the capital stock of our and the guarantor’s subsidiaries, including Domtar Inc. If we are declared bankrupt or insolvent, or if we default under the Credit Agreement, the lenders could declare all of the funds borrowed thereunder, together with any accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on or otherwise enforce their security interest in the pledged assets to the exclusion of holders of the Domtar Corp. notes and the guarantee on the Domtar Corp. notes, even if an event of default exists under the indenture governing the Domtar Corp. notes at such time. Furthermore, if the lenders foreclose on and sell or otherwise enforce their security interest in the pledged equity interests in any existing or future guarantor, then such guarantor will be released from its guarantee of the Domtar Corp. notes automatically upon such sale if the guarantor is no longer a subsidiary of ours, provided that such sale is made in compliance with the provisions of the indenture governing the Domtar Corp. notes.

In any such event, because the Domtar Corp. notes and the guarantee of the Domtar Corp. notes will not be secured by any of our or the guarantor’s assets, it is possible that there would be no assets remaining from which claims of the holders of the Domtar Corp. notes could be satisfied or, if any assets remained, that they would be insufficient to satisfy such claims fully. See “Description of other indebtedness—Senior secured credit facilities.”

As of July 1, 2007, we had $768 million of secured indebtedness, comprised in part of $720 million under our senior secured term facility and $48 million of capital leases. In addition, $701 million was available under our senior secured revolving credit facility, after giving effect to $49 million of outstanding letters of credit.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that do not guarantee the Domtar Corp. notes.

You will not have any claim as a creditor against any of our existing and future subsidiaries that do not guarantee the Domtar Corp. notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. At the date of issuance of the Domtar Corp. notes, the only guarantor will be Domtar Paper Company, LLC.

For the thirteen weeks ended July 1, 2007 our non-guarantor subsidiaries collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 62% of our total assets and 46% of our outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which would have been structurally senior to the Domtar Corp. notes.

In addition, the indenture governing the Domtar Corp. debt securities will not contain any limitation on the amount of additional indebtedness that can be incurred by our restricted subsidiaries, other than secured indebtedness, and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Domtar Corp. notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Agreement, could prevent us from making any payments on the Domtar Corp. notes and substantially decrease the market value of the Domtar Corp. notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants of our indebtedness, we could be in default under such indebtedness. In the event of such default:

•

the holders of such indebtedness may be able to cause all of our available cash to be used to pay such indebtedness and, in any event, could elect to declare all amounts thereunder to be due and payable;

•	the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the Domtar Corp. notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Domtar Corp. notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the Domtar Corp. notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Domtar Corp. notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we may be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the Domtar Corp. notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the Domtar Corp. notes. Our failure to repurchase any series of the Domtar Corp. notes upon a change of control would cause a default under the indenture governing the Domtar Corp. notes and a cross-default under the Credit Agreement. The Credit Agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

An active market may not develop for the Domtar Corp. notes, which may hinder your ability to liquidate your investment.

Each series of the Domtar Corp. notes is a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. The U.S. Dealer Managers have informed us that they intend to make a market in the Domtar Corp. notes after the completion of this exchange offer; however, they are not obligated to do so and may discontinue such market making at any time. As a result, we cannot assure you that an active trading market will develop for any series of the Domtar Corp. notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Domtar Corp. notes offered hereby. The market for the Domtar Corp. notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the Domtar Corp. notes. In addition, subsequent to their initial issuance, trading prices of the Domtar Corp. notes may vary, depending upon prevailing interest rates, the market for similar notes and the interest of securities dealers in making a market in the Domtar Corp. notes offered hereby, our operating performance and financial condition, our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

The Domtar Corp. notes are obligations of a holding company that has substantially no independent operations and is dependent on its subsidiaries for cash.

As a holding company, our investments in our operating subsidiaries constitute substantially all of our operating assets. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective results of operations and may be restricted by, among other things, applicable laws limiting the amount of funds available for payment of dividends and agreements of those subsidiaries.

Restrictive covenants in the credit agreement may restrict our ability to pursue our business strategies.

The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long term best interests. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	pay dividends or make distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated and certain other debt;

•	make certain investments or capital expenditures;

•	create liens on our or our subsidiary guarantor’s assets to secure debt or enter into certain sale and leaseback transactions;

•	pay dividends or other amounts or make other distributions by us or our subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets;

•	sell assets, including capital stock of our subsidiaries; and

•	alter the business that we conduct.

The indenture governing the Domtar Corp. debt securities will also include limitations on our ability to create liens on our or our subsidiaries’ assets to secure debt, our ability to engage in certain sale and leaseback transactions and our ability to merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets.

A breach of any covenant contained in either the Credit Agreement or the indenture governing the Domtar Corp. debt securities could result in a default under those agreements. If any such default occurs, the lenders under the Credit Agreement or the holders of the Domtar Corp. debt securities, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the Domtar Corp. debt securities with respect to any series of the Domtar Corp. debt securities would cause a default under the Credit Agreement and a default with respect to the other series of Domtar Corp. debt securities, and the acceleration of debt under the Credit Agreement or the failure to pay that debt when due or an unstayed judgment against us would cause a default under the indenture governing the Domtar Corp. debt securities (assuming the amount of that debt or judgment is in excess of $80 million or the equivalent thereof in any foreign currency). The lenders under the Credit Agreement also have the right upon an event of default thereunder to terminate any commitments they have to provide further revolving borrowings. Further, following an event of default under the Credit Agreement, the lenders thereunder will have the right to proceed against the collateral granted to them to secure that debt, which includes the available cash of our subsidiaries that guarantee the senior secured credit facilities. If the debt under the Credit Agreement or the Domtar Corp. debt securities becomes due and payable, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

Risks related to the industries and businesses of the Company and Domtar Inc.

Unless otherwise noted or the context requires otherwise, the following risk factors apply to both the Company and Domtar Inc.

The pulp, paper and wood product industries are highly cyclical. fluctuations in the prices of and the demand for the Company’s products could result in smaller profit margins and lower sales volumes.

The pulp, paper and wood product industries are highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of the Company’s paper products are commodities that are widely available from other producers. Even the Company’s non-commodity products, such as value-added papers, are susceptible to commodity dynamics. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand.

The overall levels of demand for the products the Company manufactures and distributes, and consequently its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general macroeconomic conditions in North America and worldwide, as well as competition from electronic substitution. See “Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.” For example, demand for cut-size office paper may fluctuate with levels of white-collar employment. Demand for many of such products was materially and negatively impacted by the global economic downturn, among other things, in the early part of this decade, and the Company expects that the Company will be sensitive to such downturns in the future.

Industry supply of pulp, paper and wood products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply can also result from producers introducing new capacity in response to favorable short-term pricing trends.

Industry supply of pulp, paper and wood products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, imports of pulp, paper and wood products from overseas may increase, putting downward pressure on prices.

As a result, prices for all of the Company’s products are driven by many factors outside of its control, and it has little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond the Company’s control determine the prices for its commodity products, the price for any one or more of these products may fall below its cash production costs, requiring the Company to either incur cash losses on product sales or cease production at one or more of its manufacturing facilities. Therefore, the Company’s profitability with respect to these products depends on managing its cost structure, particularly wood fiber, chemical and energy costs, which represent the largest components of its operating costs and can fluctuate based upon factors beyond its control, as described below. If the prices of or demand for its products decline, or if its wood fiber, chemical or energy costs increase, or both, its sales and profitability could be materially and adversely affected.

Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

The Company’s business competes with electronic transmission and document storage alternatives, as well as with paper grades it does not produce, such as uncoated groundwood. As a result of such competition, both the Weyerhaeuser Fine Paper Business and Domtar Inc. previously experienced decreased demand for some of their existing pulp and paper products. As the use of these alternatives grows, demand for pulp and paper products is likely to further decline. Moreover, demand for some of the Company’s wood products may decline if customers purchase alternatives from other sources.

The Company faces intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business and results of operations.

The Company competes with both U.S. and Canadian paper producers and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Company. The principal basis for competition is selling price. The Company’s ability to maintain satisfactory margins depends in large part on its ability to control its costs. The Company cannot assure you that it can compete effectively and maintain current levels of sales and profitability. If the Company cannot compete effectively, such failure will have a material adverse effect on its business and results of operations.

The Company’s and Domtar Inc.’s intellectual property rights are valuable, and any inability to protect them could reduce the value of its products and its brands.

The Company and Domtar Inc. rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect its intellectual property rights. However, the Company and Domtar Inc. may be unable to prevent third parties from using their respective intellectual property without its authorization, which may reduce any competitive advantage it has developed. If the Company or Domtar Inc. had to litigate to protect these rights, any proceedings could be costly, and it may not prevail. The Company and Domtar Inc. cannot guarantee that any U.S. or foreign patents, issued or pending, will provide it with any competitive advantage or will not be challenged by third parties. Additionally, the Company and Domtar Inc. have obtained and applied for U.S. and foreign trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Neither the Company or Domtar Inc. can guarantee that any of its pending patent or trademark applications will be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. The failure to secure any pending patent or trademark applications may limit the Company’s and Domtar Inc.’s ability to protect the intellectual property rights that these applications were intended to cover.

The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material used by the Company, comprising, on a pro forma basis, approximately 22% of the aggregate amount of materials, labor and other operating expenses and fiber costs for its business during 2006. Wood fiber is a commodity, and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States and Canada. In addition, future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by fire, insect infestation, disease, ice storms, wind storms, flooding and other natural and man made causes, thereby reducing supply and increasing prices. Wood fiber pricing is subject to regional market influences, and the Company’s cost of wood fiber may increase in particular regions due to market shifts in those regions. Any sustained increase in wood fiber prices would increase the Company’s operating costs, and the Company may be unable to increase prices for its products in response to increased wood fiber costs due to additional factors affecting the demand or supply of these products.

The Province of Québec adopted legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and the Cree First Nations. As a result, the amount of fiber, primarily softwood fiber, the Company is permitted to harvest annually, under its existing licenses from the Québec government, was reduced by approximately

500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, of the total softwood annual allowable cut of forests managed by the Company. This would significantly affect the supply of fiber for the Company’s Northern Québec softwood sawmill and market pulp operations. The reduction in harvest volume would also result in a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the impact of the strength of the Canadian dollar against the U.S. dollar, low lumber prices and other factors, most of the Company’s wood fiber harvesting operations in Québec have been shut down and all but one of the facilities relating to such operations have been closed indefinitely. As a result of the reduced availability, the Company may face increased costs in purchasing, and have difficulty locating wood fiber sufficient to satisfy its requirements.

Historically, Weyerhaeuser provided, on average, approximately 45% of the Weyerhaeuser Fine Paper Business’ wood fiber requirements, which is approximately 19% of the Company’s wood fiber requirements. The Company currently obtains its wood fiber requirements in part by harvesting timber pursuant to its forest licenses and forest management agreements, in part by purchasing wood fiber from Weyerhaeuser pursuant to the fiber and pulp supply agreements entered into in connection with the Acquisition Transactions, which expire between 2007 and 2027, and in part by purchasing wood fiber from third parties. If the Company’s cutting rights pursuant to its forest licenses or forest management agreements are reduced or if Weyerhaeuser or any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition and operating results would suffer.

An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.

The Company’s operations consume substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). Energy comprised, on a pro forma basis, approximately 8% of the aggregate amount of materials, labor and other operating expenses and fiber costs for the Company’s business during 2006. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility. While the Company purchases substantial portions of its energy under supply contracts, many of these contracts are based on market pricing.

Other raw materials the Company uses include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate and sodium hydroxide, dyes, resins and adhesives. Purchases of chemicals comprised, on a pro forma basis, approximately 12% of the aggregate amount of materials, labor and other operating costs and fiber costs for the Company’s business during 2006. The costs of these chemicals have been volatile historically, and are influenced by capacity utilization, energy prices and other factors beyond the Company’s control. In the second quarter of 2007, for example, we incurred higher costs for chemical purchases than in the first quarter of 2007. Certain of our material chemical supply agreements will expire between December 31, 2007, and June 30, 2008.

For the Company’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine its ability to increase prices. Consequently, the Company may be unable to pass on increases in its operating costs to its customers. Any sustained increase in chemical or energy prices without any corresponding increase in product pricing would reduce the Company’s operating margins and potentially require it to limit or cease operations of one or more of its machines.

The Company could experience disruptions in operations and/or increased labor costs due to labor disputes.

Employees at 44 of the Company’s facilities, a majority of the Company’s 14,000 employees, are represented by unions through collective bargaining agreements, generally on a facility-by-facility basis, which will expire between 2007 and 2012. Currently six collective bargaining agreements are up for renegotiation. The Company may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages or other labor disputes by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. In addition, labor organizing activities could occur at any of the Company’s facilities. Therefore, the Company could experience a disruption of its operations or higher ongoing labor costs, which could have a material adverse effect on its business and financial condition.

In connection with the Company’s restructuring efforts, the Company has suspended operations at, or closed or announced its intention to close, various facilities and may incur liability with respect to affected employees, which could have a material adverse effect on its business or financial condition.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at Prince Albert. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is claiming that it is entitled to the accumulated pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its positions with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

The Company relies heavily on a small number of significant customers, including one customer that represented approximately 10% of the Company’s pro forma fiscal 2006 sales revenues. A loss of any of these significant customers could materially adversely affect the Company’s business, financial condition or results of operations.

The Company heavily relies on a small number of significant customers. The Company’s largest customer, Unisource Worldwide, Inc. (“Unisource”), an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 10% of the Company’s pro forma sales revenues in the fiscal year ended December 31, 2006.

Unisource was historically a customer of both the Weyerhaeuser Fine Paper Business and Domtar Inc. Following the Acquisition Transactions, Unisource reduced its paper purchases from the Company. A significant reduction in sales to any of the Company’s key customers, including Unisource (which could be due to factors outside its control, such as purchasing diversification) or financial difficulties experienced by these customers, could materially adversely affect the Company’s business, financial condition or results of operations.

A material disruption at one of the Company’s manufacturing facilities could prevent it from meeting customer demand, reduce its sales and/or negatively impact its net income.

Any of the Company’s paper or pulp manufacturing facilities, or any of its machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism; or

•	other operational problems, including those resulting from the risks described in this Risk Factors section.

Events such as those listed above have resulted in operating losses in the past. In the second quarter of 2002, for example, a recovery boiler at the Weyerhaeuser Fine Paper Business facilities in Plymouth, North Carolina exploded, causing operations at these facilities to be shut down for repairs for a period of 107 days from May 8, 2002 to August 23, 2002. The Company estimates that the repair costs, business disruption and increased operating costs associated with the recovery boiler explosion negatively impacted its operating income by approximately $70 million (before insurance recovery) during the second and third quarters of 2002. Also, in May 2006, the Weyerhaeuser Fine Paper Business facilities in Plymouth, North Carolina experienced a disruption in their power supply, causing damage to a turbine generator necessary to convert high pressure steam to medium and low pressure steam used by the various mill processes. As a result of this damage, various mill operations at the Weyerhaeuser Fine Paper Business’s Plymouth, North Carolina facilities were shut down for repairs for up to eleven days. The Company estimates the total financial impact of this incident on its operating income was $11 million including repair costs, the opportunity value of lost production and increased operating costs. Future events may cause similar shutdowns, which may result in additional downtime and/or cause additional damage to the Company’s facilities. Any such downtime or facility damage could prevent the Company from meeting customer demand for its products and/or require it to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, the Company’s ability to meet its production targets and satisfy customer requirements would be impaired, resulting in lower sales and income.

The Company’s operations require substantial capital, and it may not have adequate capital resources to provide for all of its capital requirements.

The Company’s businesses are capital intensive and require that it regularly incur capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental laws. The total capital expenditures related to the Weyerhaeuser Fine Paper Business were approximately $113 million in 2005, including approximately $109 million for maintenance capital and approximately $4 million for environmental expenditures, and $64 million during 2006, including approximately $62 million for maintenance capital and approximately $2 million for environmental expenditures. The Domtar Inc. business had total capital expenditures of approximately $108 million in 2005, including approximately $59 million for maintenance capital and approximately $14 million for environmental expenditures, and $95 million during 2006, including approximately $60 million for maintenance capital and approximately $8 million for environmental expenditures. The Company anticipates total capital expenditures of approximately $132 million (including approximately $67 million for maintenance capital and $14 million for environmental expenditures) for 2007, of which $46 million was incurred during the first two quarters of 2007 (including $1 million attributable to the Wood business).

The Weyerhaeuser Fine Paper Business incurred approximately $2 million and Domtar Inc. incurred approximately $8 million in capital expenditures in connection with environmental compliance and remediation during 2006. The Company anticipates spending approximately $3 million in 2007 to meet the Boiler Maximum Achievable Control Technology (MACT) Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative regulations. The Company is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. If the Company’s available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, the Company would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. The Company may not be able to obtain additional funds on favorable terms, or at all. In addition, the Company’s debt service obligations will reduce its available cash flows. If the Company cannot maintain or upgrade its equipment as it requires or allocate funds to ensure environmental compliance, it could be required to curtail or cease some of its manufacturing operations, or it may become unable to manufacture products that compete effectively in one or more of its product lines. For example, the Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company is currently evaluating its options and is in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended or if the Company does not have sufficient resources to make necessary capital expenditures, the facility may not be able to operate after 2007 without significantly curtailing output, which would increase the Company’s production costs.

The Company could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations. The Company could also incur costs as a result of asbestos-related personal injury litigation.

The Company is subject, in both the United States and Canada, to a wide range of general and industry-specific laws and regulations relating to the protection of the environment and natural resources, including those governing air emissions, wastewater discharges, harvesting, silvicultural activities, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations, forestry operations and endangered species habitat, and health and safety matters. In particular, the pulp and paper industry in the United States is subject to the United States Environmental Protection Agency’s (the “EPA”) Cluster Rule and was until recently subject to the EPA’s Boiler MACT Rule (the Boiler MACT Rule has been vacated, however, alternative U.S. federal and state regulations are being discussed) that further regulate effluent and air emissions. These laws and regulations require the Company to obtain authorizations from and comply with the requirements of the appropriate governmental authorities, which have considerable discretion over the terms and timing of permits.

Weyerhaeuser and Domtar Inc. have incurred, and the Company expects that it will continue to incur, significant capital, operating and other expenditures complying with applicable environmental laws and regulations and as a result of remedial obligations. The Company incurred approximately $38 million of operating expenses and $5 million of capital expenditures in connection with environmental compliance and remediation for the 26 weeks ended July 1, 2007. As of July 1, 2007, the Company had a provision of $82 million for environmental expenditures, including certain asset retirement obligations (such as for land fill capping and asbestos removal). In addition, during the first half of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions, and the Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts. The Province of Saskatchewan has required certain facilities located in the Province to submit preliminary decommissioning and reclamation plans and to include in such plans estimates of costs associated with decommissioning and reclamation activities. Weyerhaeuser submitted such a plan for its pulp and paper facility in Prince Albert, Saskatchewan. In its preliminary decommissioning and reclamation plan, Weyerhaeuser included a preliminary, generalized estimate of costs ranging from CDN$20 to CDN$25 million (approximately $19 to 24 million). Weyerhaeuser advised the Province of Saskatchewan that it was not providing a detailed delineation of costs at this time because such costs will depend on site specific factors, the professional judgments of environmental specialists and experts, further detailed environmental site assessments and, most fundamentally, a decision about the future use or closure of the site. The estimate referred to above does not take into account the equipment resale value or scrap material value which is considered to be significant, nor does it include the cost of completing a phase II environmental site assessment (which could involve sampling and analysis of building materials and environmental media), or the cost of any remediation required based on such assessment. The

Company has not undertaken any review of Weyerhaeuser’s estimate and the actual decommissioning and reclamation costs could materially exceed Weyerhaeuser’s estimate.

The Company also could incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting its operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), cleanup and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations. The Company’s ongoing efforts to identify potential environmental concerns that may be associated with its past and present properties will lead to future environmental investigations. Those efforts will likely result in the determination of additional environmental costs and liabilities which cannot be reasonably estimated at this time.

As the owner and operator of real estate, the Company may be liable under environmental laws for cleanup, closure and other damages resulting from the presence and release of hazardous substances, including asbestos, on or from its properties or operations. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, the Company’s liability may be imposed without regard to contribution or to whether we knew of, or caused, the release of hazardous substances and may exceed forecasted amounts or the value of the property itself. The discovery of additional contamination or the imposition of additional cleanup obligations at the Company’s or third-party sites may result in significant additional costs. Any material liability the Company incurs could adversely impact its financial condition or preclude it from making capital expenditures that would otherwise benefit its business.

In addition, the Company may be subject to asbestos-related personal injury litigation arising out of exposure to asbestos on or from its properties or operations, and may incur substantial costs as a result of any defense, settlement, or adverse judgment in such litigation. The Company may not have access to insurance proceeds to cover costs associated with asbestos-related personal injury litigation.

Enactment of new environmental laws or regulations or changes in existing laws or regulations, or interpretation thereof, might require significant expenditures.

The Company may be unable to generate funds or other sources of liquidity and capital to fund environmental liabilities or expenditures.

The Company is affected by changes in currency exchange rates.

The Company manufactures a significant amount of pulp and paper in Canada. Sales of pulp and paper products by the Company’s Canadian mills will be invoiced in U.S. dollars or in Canadian dollars linked to U.S. pricing but most of the costs relating to these products will be incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar will reduce the Company’s profitability. In addition, the Company has CDN$157 (approximately $148 million) of Canadian dollar-denominated debt outstanding as of July 1, 2007 (reflecting the total outstanding principal amount of the Domtar Inc. Canadian debentures) and any increase in the value of the Canadian dollar will result in an increase in the cost of servicing such debt.

Exchange rate fluctuations are beyond the Company’s control. Since January 1, 2002, the Canadian dollar has appreciated more than 45% relative to the U.S. dollar. This has had a material adverse effect on the sales and profitability of the Canadian operations of both the Predecessor Company and Domtar Inc. and is continuing to have an adverse effect on the Company’s business, financial results and financial condition.

The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.

The Company may experience reduced revenues and margins on its softwood lumber business as a result of lumber export taxes and/or countervailing and antidumping duty applications.

In April 2001, the Coalition for Fair Lumber Imports (the “Coalition”) filed two petitions with the U.S. Department of Commerce (the “Department”) and the International Trade Commission (the “ITC”) claiming that production of softwood lumber in Canada was being subsidized by Canada and that imports from Canada were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (“CVD”) and antidumping (“AD”) tariffs be imposed on softwood lumber imported from Canada.

In 2006, the Canadian and U.S. governments reached a final settlement to this long-standing dispute. The provisions of the settlement included repayment of approximately 81% of the deposits, imposition of export measures in Canada, and measures to address long-term policy reform.

It is possible that the CVD and AD tariffs or tariffs similar to the CVD and AD tariffs may again be imposed on the Company, in the future.

Under the settlement agreement, Canadian softwood lumber exporters will pay an export tax when the price of lumber is at or below a threshold price. Under present market conditions, the Company’s softwood lumber exports are subject to a 5% export charge.

The Predecessor Company and Domtar Inc. experienced and the Company and Domtar Inc. may continue to experience reduced revenues and margins in the softwood lumber business as a result of the application of the settlement agreement. The settlement agreement could have a material adverse effect on the Company’s business, financial results and financial condition, including, but not limited to, facility closures or impairment of assets.

The Company depends on third parties for transportation services.

The Company relies primarily on third parties for transportation of the products it manufactures and/or distributes, as well as delivery of its raw materials. In particular, a significant portion of the goods it manufactures and raw materials it uses are transported by railroad or trucks, which are highly regulated. If any of its third-party transportation providers were to fail to deliver the goods the Company manufactures or distributes in a timely manner, the Company may be unable to sell those products at full value, or at all. Similarly, if any of these providers were to fail to deliver raw materials to the Company in a timely manner, it may be unable to manufacture its products in response to customer demand. In addition, if any of these third parties were to cease operations or cease doing business with the Company, it may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Company’s reputation, negatively impact its customer relationships and have a material adverse effect on its financial condition and operating results.

The transition services provided by Weyerhaeuser may be difficult for the Company to replace without operational problems and additional costs.

The Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser agreed to provide the Company certain transition services for a period of time following the Acquisition Closing Date. These services include, among others, certain services relating to finance and administration, human resources, payroll and information technology. If, after the expiration of the agreement, the Company is unable to perform these services or replace them in a timely manner or on terms and conditions as favorable as those the Company receives from Weyerhaeuser, the Company may experience operational problems and an increase in its costs. In addition, the costs for such services may be higher than the costs for such services when the Weyerhaeuser Fine Paper Business was operated as part of Weyerhaeuser. See “The Company’s relationship with Weyerhaeuser after the distribution—Transition services agreement,” and “—Risks related to the acquisition transactions—The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

As a result of the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser, the Company may experience increased costs resulting from decreased purchasing power, which could decrease its overall profitability.

Prior to its separation from Weyerhaeuser, the Weyerhaeuser Fine Paper Business was able to take advantage of Weyerhaeuser’s size and reputation in procuring raw materials and other goods and services used both for the Weyerhaeuser Fine Paper Business and Weyerhaeuser’s other businesses. As an independent public company, the Company may be unable to obtain similar goods, services and technology at prices or on terms as favorable as those obtained by the Weyerhaeuser Fine Paper Business prior to its separation from Weyerhaeuser.

The Company has liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions. As of December 31, 2006, the Weyerhaeuser Fine Paper Business’s defined benefit plans had a surplus of $17 million on certain plans and a deficit of $1 million on others. Domtar Inc.’s defined benefit plans had a surplus of $14 million on certain plans and a deficit of $171 million on others, in each case on a going concern basis.

The Company’s future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and experience, and any changes in government laws and regulations. As of July 1, 2007, the Company’s Canadian pension funds had approximately CDN$420 million (approximately $395 million), of which approximately CDN$308 million (approximately $290 million) is held by Domtar Inc.’s Canadian pension funds, invested in multiple third party asset-backed commercial paper (“ABCP”) conduits, which are currently subject to the interim arrangement of the “Montreal Proposal” pursuant to which banks and major investors are negotiating restructuring proposals with respect to such ABCP conduits; however, these discussions are at a preliminary stage, and the outcome and the effect it would have on the value of the Company’s Canadian pension fund assets has yet to be determined.

Losses in the pension fund investments, if any, would result in future increased contributions by the Company or its Canadian subsidiaries. Additional contributions to these pension funds would be required to be paid over a 5-year period. Losses, if any, would also impact operating earnings over a longer period of time and immediately increase liabilities and reduce equity.

Risks related to the Acquisition Transactions

The Company may not realize the anticipated synergies, cost savings and growth opportunities from the Acquisition Transactions.

The success of the Acquisition Transactions depends, in part, on the Company’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the Weyerhaeuser Fine Paper Business with the Domtar Inc. business. The Company’s success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of such businesses and operations. Even if the Company is able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings and growth opportunities that the Company expects from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Acquisition Transactions may be offset by the loss of Weyerhaeuser’s purchasing power or the costs incurred in integrating the businesses and operations.

The integration of the Weyerhaeuser Fine Paper Business and the Domtar Inc. business following the Acquisition Transactions may present significant challenges to the Company’s management which could cause Company management to fail to respond effectively to the increasing forms of competition facing the Company’s business.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. business. These difficulties include:

•	carrying on the ongoing business operations while integrating the Weyerhaeuser Fine Paper Business with Domtar Inc.;

•	preserving customer, distribution, supplier and other important relationships of the Company;

•	consolidating an organization with its executive head office located in Montréal, Canada and its operational headquarters located in Fort Mill, South Carolina;

•	integrating the business cultures of Weyerhaeuser and Domtar Inc.;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	expanding the scope of the Company’s operational and financial systems, which will increase its operating complexity;

•	incurring obligations that were unforeseen; and

•	retaining key officers and personnel and successfully implementing succession planning.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the Company’s business. The Company’s senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of the Company, service existing customers, attract new customers and develop new products or strategies. One potential consequence of such distractions could be the failure of management to realize opportunities to respond to the increasing sources and forms of competition that the Company’s business will face. If the Company’s senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, the Company’s business could suffer.

The Company cannot assure you that it will successfully or cost-effectively integrate the Weyerhaeuser Fine Paper Business and the Domtar Inc. business. The failure to do so could have a material adverse effect on the Company’s financial condition, results of operations and business.

The Company incurred and expects to continue to incur significant costs related to the Acquisition Transactions that could have a material adverse effect on its operating results.

The Company incurred financial, legal and accounting costs and sales and transfer taxes of approximately $88 million in connection with the Acquisition Transactions, of which $28 million was capitalized and $23 million was deferred. In addition, the Company estimates that it will incur costs, such as information technology costs of approximately $87 million, in connection with the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser, of which $24 million has been incurred through July 1, 2007. The Company also anticipates that it will incur significant costs in connection with the integration of the Weyerhaeuser Fine Paper Business and the Domtar Inc. business, including, among other things, costs relating to information technology integration, severance costs and the potential write-down of assets, which cannot be reasonably estimated at this time. These costs may have a material adverse effect on the Company’s cash flows and operating results in the periods in which they are recorded.

The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.

Prior to the Acquisition Closing Date, the Weyerhaeuser Fine Paper Business was a fully integrated business unit of Weyerhaeuser. Consequently, the financial information of the Predecessor Company included in this document has been derived from the consolidated financial statements and accounting records of Weyerhaeuser and reflects assumptions and allocations made by Weyerhaeuser. The financial position, results of operations and cash flows of the Predecessor Company presented may be different from those that would have resulted had the Weyerhaeuser Fine Paper Business been operated independently. For example, in preparing the Predecessor Company financial statements, Weyerhaeuser has made an appropriate allocation of costs and expenses that are attributable to the Weyerhaeuser Fine Paper Business. However, these costs and expenses reflect the costs and expenses attributable to the Weyerhaeuser Fine Paper Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by this business had it been operated independently. As a result, the historical financial information of the Predecessor Company may not be a reliable indicator of future results.

Material weaknesses in our internal control over financial reporting could result in a material misstatement of our financial condition.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management of the Company identified the following material weaknesses as of April 1, 2007 which were not remediated as of July 1, 2007.

The Company did not maintain effective controls over the completeness and accuracy of financial information produced under the transition services agreement with Weyerhaeuser. Specifically, the Company did not have controls designed and in place to ensure that financial data regarding the Weyerhaeuser Fine Paper Business was complete, accurate, produced on a timely basis and supported with appropriate documentation. Further, the Company did not maintain an appropriate accounting and financial reporting organizational structure, specifically relating to the depth of resources, to be able to ensure that the accounting records being maintained by Weyerhaeuser under the transition services agreement were accurate and complete. The financial data produced under the transition services agreement affects substantially all balance sheet and income statement accounts.

These control deficiencies resulted in adjustments to the April 1, 2007 interim financial statements and a delay in the filing of the Quarterly Report on Form 10-Q for our first quarter of 2007. In addition, and until remediated, these control deficiencies could result in a misstatement of substantially all accounts and disclosures which would result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.

For a more complete description of the transition services agreement, see “The Company’s relationship with Weyerhaeuser after the distribution—Transition services agreement.”

Aboriginal interests may delay or result in challenges to the transfer of certain forest licenses and forest management agreements.

Under applicable forestry legislation in Saskatchewan, Weyerhaeuser must obtain consent from the government of Saskatchewan in order to complete the transfer of certain timber rights in Saskatchewan to the Company. Pursuant to the agreements governing the Acquisition Transactions, the transfer of these timber rights were delayed until the appropriate approvals are received. Recent Supreme Court of Canada decisions have confirmed that the federal and provincial governments in Canada have a duty to consult with, and in certain circumstances, seek to accommodate aboriginal groups whenever there is a reasonable prospect that a government’s decision may adversely affect an aboriginal group’s interests in relevant land and resources that are the subject of the decision. The Company believes that the government of Saskatchewan has consulted with relevant aboriginal groups in connection with these consent approvals. This consultation process could result in delays, constrain access to the timber or give rise to additional costs. In addition, if the Saskatchewan government does not adequately discharge its obligation this could result in litigation. It is not possible at present to predict the risks associated with such litigation.

If the distribution did not constitute a tax-free spin-off under section 355 of the code or a tax-free reorganization under section 368 of the code, either as a result of actions taken in connection with the distribution or as a result of subsequent acquisitions of shares of Company common stock, then the Company may be responsible for payment of substantial U.S. federal income taxes under its tax sharing agreement with Weyerhaeuser.

Weyerhaeuser received a private letter ruling from the Internal Revenue Service on February 5, 2007 to the effect that, based on the facts, assumptions, representations and undertakings set forth in the ruling, the Contribution and Distribution qualified as tax-free to Weyerhaeuser and the holders of Weyerhaeuser common shares for U.S. federal income tax purposes under Sections 355 and 368 and related provisions of the Code.

The Distribution would become taxable to Weyerhaeuser pursuant to Section 355(e) of the Code if 50% or more (by vote or value) of equity securities of the Company were acquired, directly or indirectly, by persons other than Weyerhaeuser shareholders as part of a plan or series of related transactions that included the Distribution. Because Weyerhaeuser shareholders owned more than 50% of Company common stock following the Arrangement, the Arrangement, by itself, would not have caused the Distribution to be taxable to Weyerhaeuser under Section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Company equity securities, either before or after the Distribution and the Arrangement, were part of a plan or series of related transactions that included the Distribution such determination could result in the recognition of gain by Weyerhaeuser under Section 355(e) of the Code. In such case, the gain recognized by Weyerhaeuser likely would include the entire fair market value of the Company common stock distributed to Weyerhaeuser’s shareholders, and thus would be substantial.

Under the tax sharing agreement among Weyerhaeuser, the Company, and Domtar Inc., the Company generally would be required to indemnify Weyerhaeuser against tax-related losses to Weyerhaeuser and/or its shareholders that arise as a result of certain actions taken or omissions to act by the Company, its subsidiaries or certain affiliates of the Company (“Disqualifying Actions”) after the Acquisition Transactions. See “Risks related to the Acquisition Transactions—The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.”

The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualified as a tax-free reorganization, the Distribution may not qualify as a transaction that is tax-free to Weyerhaeuser if 50% or more (by vote or value) of the equity securities of the Company are acquired by persons other than Weyerhaeuser shareholders as part of a “plan” that includes the Distribution pursuant to Section 355(e) of the Code.

The tax sharing agreement requires that the Company, its subsidiaries and certain affiliates of the Company, for a two year period following the Acquisition Closing Date, avoid taking certain actions that might cause the Distribution to be treated as part of a plan pursuant to which 50% or more of the Company’s equity securities are acquired. Certain of these Disqualifying Actions subject to restrictions include:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	the other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

To the extent that the tax-free status of the Distribution is lost because of a Disqualifying Action after the date of consummation of the Acquisition Transactions, the Company generally will be required to indemnify, defend and hold harmless Weyerhaeuser from and against any and all resulting tax-related losses incurred by Weyerhaeuser and/or Weyerhaeuser shareholders, without regard to whether Weyerhaeuser gave the Company prior written consent to the specific action taken by the Company.

Because of these restrictions, the Company may be limited in its ability to pursue strategic transactions or equity or convertible debt financing or engage in new business or other transactions that may maximize the value of its business.

A third party has demanded an increase in consideration from the Company under an existing contract in connection with the Acquisition Transactions.

In 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The purchase agreement relating to this acquisition includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may be required to pay an increase in consideration of up to a maximum of CDN$120 million. This amount gradually declines over a 25-year period and as at March 7, 2007, the Acquisition Closing Date, the maximum amount of the purchase price adjustment was CDN$110 million. No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of CDN$110 million as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of CDN$110 million as well as additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. The Company does not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in its defense of such claims, and, if it is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the Company’s liquidity, results of operations and financial condition.

The exchange offers

We are offering, on the terms and subject to the conditions set forth in this prospectus and consent solicitation statement and the related Letter of Transmittal and Consent, to exchange any and all outstanding Domtar Inc. U.S. notes for an equal principal amount of corresponding Domtar Corp. notes of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange. Holders whose Domtar Inc. U.S. notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date, and the Domtar Corp. notes received in exchange will accrue interest from and including the settlement date. In addition, we will pay to holders who validly tender their Domtar Inc. U.S. notes and do not validly withdraw their tenders on or prior to the applicable early consent date an early consent payment in cash of $2.50 for each $1,000 principal amount of Domtar Inc. U.S. notes tendered. Holders who validly tender their Domtar Inc. U.S. notes after the applicable early consent date will not receive the early consent payment.

Domtar Inc. is concurrently seeking proxies, pursuant to the Canadian proxy solicitations, from holders of the Domtar Inc. Canadian debentures, for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek approval of such holders to amend the indenture pursuant to which such series of debentures were issued to provide Domtar Corp. with the right to acquire, at any time, all of the outstanding debentures of such series in consideration for the issuance of an equal principal amount of Domtar Corp.’s newly issued debt securities of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. Canadian debentures for which they are exchanged. If such amendments are approved by the holders of the Domtar Inc. Canadian debentures, Domtar Corp. intends to exercise its right to acquire all of the outstanding Domtar Inc. Canadian debentures for the newly issued Domtar Corp. debt securities concurrently with the consummation of the exchange offers for the Domtar Inc. U.S. notes.

Holders who tender their Domtar Inc. U.S. notes pursuant to the exchange offers are obligated to deliver consents to certain proposed amendments to the Domtar Inc. U.S. Indentures. Please read “The consent solicitation” for more information. Holders of Domtar Inc. U.S. notes must tender the Domtar Inc. U.S. notes in integral multiples of $1,000. Domtar Corp. notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

None of Domtar Corp., Domtar Inc., Domtar Paper Company, LLC, the exchange and information agent, the trustee under the Domtar Corp. indenture, the trustee under the Domtar Inc. U.S. Indentures or any U.S. Dealer Manager makes any recommendation as to whether or not holders of Domtar Inc. U.S. notes should exchange their securities in the exchange offers or consent to the proposed amendments to the Domtar Inc. U.S. Indentures.

Overview and purpose of the exchange offers and consent solicitations

The purpose of the exchange offers is to exchange the Domtar Inc. U.S. notes for an equal principal amount of newly issued notes of the Company bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange, with certain changes that are described in this prospectus and consent solicitation statement. The purpose of the consent solicitations is to eliminate or amend certain provisions in the indentures pursuant to which the Domtar Inc. U.S. notes were issued which, as amended, will continue to govern any

Domtar Inc. U.S. notes not tendered and exchanged. The purpose of the Canadian proxy solicitations is to obtain approval from holders of Domtar Inc.’s Canadian debentures at a meeting of holders of each series of such debentures to provide Domtar Corp. with the right to acquire, at any time, all of the outstanding debentures of such series in consideration for the issuance of an equal principal amount of newly issued Domtar Corp. debt securities.

The Company’s objectives in making the exchange offers and soliciting the consents and making the Canadian proxy solicitations include the following:

•	Working toward a simplified capital structure;

•	Working toward consolidating public financial reporting at the Company level, rather than maintain separate reporting obligations at the Company and at the Domtar Inc. levels; and

•	Providing the Company with greater flexibility to achieve cost savings opportunities and to transfer assets among its subsidiaries, thereby enhancing operational, financial and tax efficiencies.

The Company believes holders of the Domtar Inc. debt securities may benefit from participating in the proposed exchange offers and consent solicitations and the Canadian proxy solicitations for the following reasons:

•	The combined cash flow of the Company’s entire business, not just the business of Domtar Inc., will support the new Domtar Corp. debt securities;

•	Increased enterprise and asset value will support the new Domtar Corp. debt securities;

•

Increased protection from the addition of a 101% change-of-control put and upstream senior unsecured guarantees from the same subsidiaries that guarantee its obligations under the Credit Agreement of the Company; and

•

The exchange offers and Transfer are intended to enable holders of Domtar Inc. debt securities who hold CDS contracts with respect to Domtar Inc. debt securities to treat the Transfer as a succession event and Domtar Corp. as the reference entity under such contracts.

In conjunction with the exchange offers and consent solicitations and the Canadian proxy solicitations, Domtar Inc. intends to transfer some or all of the shares of its U.S. subsidiaries to Domtar Corp. If the requisite consents with respect to each series of Domtar Inc. U.S. notes are obtained, and the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the Domtar Inc. Canadian Indentures are obtained, Domtar Inc. intends to sell, in one or more transactions, 100% of the capital stock of the shares of its U.S. subsidiaries, which together own the Ashdown, Nekoosa, Port Edwards, Port Huron and Woodland mills and the U.S. paper merchants business, to Domtar Corp. or one of its subsidiaries. The subsidiaries that would be sold to Domtar Corp. accounted for approximately 85% of sales, 54% of depreciation and amortization and 308% of operating income (due to operating losses sustained by Domtar Inc.’s Canadian subsidiaries) of Domtar Inc. for the six months ended June 30, 2007 and approximately 43% of Domtar Inc.’s total assets as of June 30, 2007. Upon being sold, these subsidiaries would become guarantors of Domtar Corp.’s and Domtar Paper Company, LLC’s borrowings under the Credit Agreement as well as the Domtar Corp. notes offered hereby. These subsidiaries will continue to guarantee borrowings of Domtar Inc. under the Credit Agreement.

If the exchange offer for any series of Domtar Inc. debt securities is consummated but the requisite consents with respect to each series of Domtar Inc. debt securities and/or the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the Domtar Inc. Canadian Indentures are not obtained, Domtar Inc. intends to sell, in one or more transactions, up to 49% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to Domtar Corp. or one of its subsidiaries. In this case, the results of those subsidiaries would continue to be consolidated by Domtar Inc. for financial reporting purposes. However, Domtar Corp. will be entitled to its proportionate share of any dividends or other distributions declared or made by such subsidiaries. These subsidiaries would continue to guarantee borrowings by Domtar Inc. under the Credit Agreement, but would not become guarantors of borrowings by Domtar Corp. or Domtar Paper Company, LLC under the Credit Agreement, and would not become guarantors of the Domtar Corp. notes offered hereby.

The Domtar Corp. debt securities issued to holders of the Domtar Inc. Canadian debentures in connection with the Canadian proxy solicitations will bear interest at the same rates and have the same interest payment and maturity dates, as the corresponding series of Domtar Inc. Canadian debentures acquired. Such Domtar Corp. debt securities will have the same guarantors, and will be subject to the same covenants and change of control provisions, as the Domtar Corp. notes offered hereby.

Expiration, extensions, amendment and termination of exchange offers

Each exchange offer will expire at midnight, New York City time, on                     , 2007, unless we extend or earlier terminate it. We may extend the expiration date of any of the exchange offers by giving written notice of such extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, at any time, in our absolute discretion, to extend the period of time during which the exchange offers are open, and delay acceptance for exchange of any Domtar Inc. U.S. notes of any series, or to extend the applicable early consent date with respect to the Domtar Inc. U.S. notes of any series, by giving written notice of such extension to the holders thereof as described below. We will extend the duration of the exchange offers as required by applicable law or may choose to extend them in order to provide additional time for holders of Domtar Inc. U.S. notes to tender their Domtar Inc. U.S. notes for exchange. During any such extension, all Domtar Inc. U.S. notes of the relevant series previously tendered will remain subject to the applicable exchange offer and we may accept them for exchange. Holders who have tendered their Domtar Inc. U.S. notes will not, however, be able to withdraw their tendered notes or revoke their consent with respect thereto after the applicable early consent date, even if we extend the exchange offers. Any Domtar Inc. U.S. notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the applicable exchange offer. In the event of a material change to the exchange offers, including the waiver of a material condition to the exchange offers, we will extend the exchange offers, if required by applicable law. In accordance with Rule 14e-1 under the Exchange Act, if we elect to decrease the amount of Domtar Inc. U.S. notes sought, or change the consideration offered or the U.S. Dealer Managers’ soliciting fees, the exchange offers will remain open for at least ten business days from the date that the notice of such change is first published or sent to holders of the Domtar Inc. U.S. notes.

We expressly reserve the right to amend, extend or terminate the exchange offers, and not to accept for exchange any Domtar Inc. U.S. notes, upon the occurrence of any of the conditions of the exchange offers specified below under “—Conditions to the exchange offers and consent solicitations.” We will give prompt written notice to the holders of the Domtar Inc. U.S. notes of any extension, amendment, non-acceptance or termination. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Settlement date

We will deliver the Domtar Corp. notes and pay any cash amounts on the settlement date, which will be the third business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver Domtar Corp. notes of any series or pay any cash amounts unless the exchange offers with respect to such series are consummated.

Conditions to the exchange offers and consent solicitations

Each exchange offer made pursuant to this prospectus and consent solicitation statement is subject to the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. U.S. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Domtar Inc. Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures. The U.S. dollar equivalent of the Domtar Inc. Canadian debentures shall be determined based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on the business day immediately prior to the date on which the exchange offers expire.

Additionally, notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue the Domtar Corp. notes in exchange for, any Domtar Inc. U.S. notes and may terminate or amend the applicable exchange offer, if any of the following events occur prior to our acceptance of the Domtar Inc. U.S. notes:

(a)	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of any of the exchange offers, the consent solicitations, the Canadian proxy solicitations, the proposed amendments to the Domtar Inc. U.S. Indentures or Domtar Inc. Canadian Indentures, or any other transaction contemplated by the foregoing, or the Transfer or assessing or seeking any damages as a result of any thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Domtar Inc. U.S. notes pursuant to the exchange offers, acquire the Domtar Inc. Canadian debentures following the approval of the proposed amendments to the Domtar Inc. Canadian Indentures, or to effect the Transfer, or

(b)

any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to any of the exchange offers, the consent solicitations, the Canadian proxy solicitations, the proposed amendments to the Domtar Inc. U.S. Indentures or Domtar Inc. Canadian Indentures, or any other transaction contemplated by the foregoing, or the Transfer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clause (a)(1) or (2) above; or

(c)	there shall have occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offers, the consent solicitations or the Canadian proxy solicitations,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada or any limitation by any governmental agency or authority which adversely affects the extension of credit,

(4)	an announcement of a commencement or escalation of a war, armed hostilities or other similar calamity, or a major terrorist attack, directly or indirectly involving the United States or Canada, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof;

(d)	any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Domtar Corp. and its subsidiaries taken as a whole or Domtar Inc. and its subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us or Domtar Inc., as the case may be, or we have become aware of facts that, in our reasonable judgment, have or may have a material adverse impact with respect to the Domtar Inc. U.S. notes, the Domtar Inc. Canadian debentures or Domtar Corp. notes; or

(e)	any event or change shall have occurred or may occur, including an increase in prevailing interest rates, that would or might impair us from realizing the anticipated benefits of the exchange offers;

which in our reasonable judgment in any case, and regardless of the circumstances giving rise to any such condition (which cannot be triggered by action or inaction of the Company or Domtar Inc.), makes it inadvisable to proceed with the exchange offers and/or with such acceptance for exchange or with such exchange.

In addition, we will not accept for exchange any Domtar Inc. U.S. notes tendered, and no Domtar Corp. notes will be issued in exchange for any such Domtar Inc. U.S. notes, if at that time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus and consent solicitation statement constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The foregoing conditions are for our sole benefit and may be asserted or waived by us in whole or in part in our reasonable discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offers. We will give holders notice of any proposed amendments if required by applicable law.

If our waiver of any of the conditions would constitute a material change in any or all exchange offers, we will disclose that change through a supplement to this prospectus and consent solicitation statement that will be distributed to each registered holder of the affected series of Domtar Inc. U.S. notes. In addition, we will extend the exchange offers, in accordance with applicable law and depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Domtar Inc. U.S. notes, if the exchange offers would otherwise expire during such period. See “—Expiration, extensions, amendments and termination of exchange offers” for more information.

Procedures for tendering and delivering consents

Holders will not be entitled to receive the early consent payment unless they tender their Domtar Inc. U.S. notes and deliver their consents to the proposed amendments with respect to such notes on or prior to the applicable early consent date. The tender of Domtar Inc. U.S. notes pursuant to an exchange offer and in accordance with the procedures described below will constitute (i) a tender of the Domtar Inc. U.S. notes and (ii) the delivery of a consent by such holder with respect to such notes. The Company is not soliciting and will not accept consents to the proposed amendments from holders who are not tendering their Domtar Inc. U.S. notes pursuant to an exchange offer, and will not accept tenders of Domtar Inc. U.S. notes from holders who do not deliver their consents pursuant to the related consent solicitations. Domtar Inc. U.S. notes may only be tendered, and consents may only be delivered, in denominations of $1,000 principal amounts and integral multiples thereof.

The procedures by which you may tender or cause to be tendered Domtar Inc. U.S. notes will depend on the manner in which you hold the Domtar Inc. U.S. notes.

Domtar Inc. U.S. notes held by custodial entity.    If you wish to accept the exchange offers and give your consent and your Domtar Inc. U.S. notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then only that custodial entity can tender your Domtar Inc. U.S. notes. In that case, you must instruct the custodial entity to tender your Domtar Inc. U.S. notes and deliver consents on your behalf pursuant to the procedures of the custodial entity. You should contact the custodial entity promptly and instruct the custodial entity to tender the Domtar Inc. U.S. notes and deliver a consent on your behalf using one of the procedures described below.

If such beneficial owner wishes to tender its Domtar Inc. U.S. notes and deliver related consents itself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and Consent and delivering such Domtar Inc. U.S. notes, make appropriate arrangement to register ownership of the Domtar Inc. U.S. notes in such beneficial owner’s name. The transfer of record ownership may take considerable time. Please refer to the procedures described in “—Domtar Inc. U.S. notes not held by a custodial entity.”

Custodial entities that are DTC participants must tender Domtar Inc. U.S. notes through ATOP. A Letter of Transmittal and Consent need not accompany tenders effected through ATOP. The delivery of an agent’s message through ATOP will constitute the giving of consent to the proposed amendments with respect to the Domtar Inc. U.S. notes so tendered, and the agreement by the custodial entity and the beneficial holder to be bound by the Letter of

Transmittal and Consent. See “—Tender of Domtar Inc. notes with DTC and book-entry transfer” for more information about ATOP.

Domtar Inc. U.S. notes not held by a custodial entity.    If your Domtar Inc. U.S. notes are not held by a custodial entity and you wish to accept the exchange offers and give your consent, then you must either:

•

complete, sign and date the Letter of Transmittal and Consent according to the instructions (including guaranteeing the signatures to the Letter of Transmittal and Consent, if required), and deliver the Letter of Transmittal and Consent, together with the certificates representing the Domtar Inc. U.S. notes, to the exchange agent at its address on the back cover page of this prospectus and consent solicitation statement for receipt on or before the expiration date, or

•	comply with the ATOP procedures for book-entry transfer described below on or before the expiration date.

The exchange agent and DTC have confirmed that the exchange offers are eligible for ATOP. The Letter of Transmittal and Consent (or facsimile copy), with any required signature guarantees or, in the case of book-entry transfer, an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the exchange agent on or before the expiration date of the exchange offers at its address set forth on the back cover page of this prospectus and consent solicitation statement. Domtar Inc. U.S. notes will not be deemed surrendered until the exchange agent receives the Letter of Transmittal and Consent and signature guarantees, if any, or agent’s message. See “—Tender of Domtar Inc. notes with DTC and book-entry transfer” and “—Proper execution and delivery of the letter of transmittal and consent” for more information.

If you wish to participate in any of the exchange offers and consent solicitations, delivery of your Domtar Inc. U.S. notes and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. The method of delivery of Domtar Inc. U.S. notes, the Letter of Transmittal and Consent, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, you should use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the exchange agent on or before the expiration date. Send the Letter of Transmittal and Consent or any Domtar Inc. U.S. notes only to the exchange agent.

All Domtar Corp. notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, then you are urged to contact promptly a bank, broker, dealer, trust company or similar institution or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any Domtar Corp. notes to be delivered to you pursuant to the exchange offers and to obtain the information necessary to provide the required DTC participant with account information for the Letter of Transmittal and Consent. See “Acceptance of Domtar Inc. U.S. notes for exchange; delivery of Domtar Corp. notes” for more information.

Tender of Domtar Inc. U.S. notes with DTC and book-entry transfer

Pursuant to authority granted by DTC, if you are a DTC participant that has Domtar Inc. U.S. notes credited to your DTC account and thereby held of record by DTC’s nominee, you must directly tender your Domtar Inc. U.S. notes and deliver a consent as if you were the holder of record. Accordingly, references herein to record holders include DTC participants with Domtar Inc. U.S. notes credited to their accounts. Within two business days after the date of this prospectus and consent solicitation statement, the exchange agent will establish accounts with respect to the Domtar Inc. U.S. notes at DTC for purposes of the exchange offers. Any DTC participant that has Domtar Inc. U.S. notes credited to its DTC account may, and all custodial entities that are DTC participants must, tender Domtar Inc. U.S. notes and deliver consents to the proposed amendments to the applicable Domtar Inc. U.S. Indenture by effecting a book-entry transfer of the Domtar Inc. U.S. notes to be tendered in the exchange offers into the account of the exchange agent at DTC and, electronically transmitting its acceptance of the exchange offers through DTC’s ATOP procedures for transfer before the exchange offers expire.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Domtar Inc. U.S. notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that Domtar Corp. and Domtar Inc. may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offers.

The Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the expiration date at its address set forth on the back cover page of this prospectus and consent solicitation statement. Delivery of such documents to DTC or us does not constitute delivery to the exchange agent.

Proper execution and delivery of the Letter of Transmittal and Consent

Signatures on the Letter of Transmittal and Consent must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) the Letter of Transmittal and Consent is signed by the registered holder of the Domtar Inc. U.S. notes tendered therewith and the Domtar Corp. notes to be issued or any Domtar Inc. U.S. notes not tendered or not accepted for exchange are to be issued directly to such holder or (ii) such Domtar Inc. U.S. notes are tendered for the account of an Eligible Institution.

If tendered notes are registered to a person who did not sign the Letter of Transmittal and Consent, they must be endorsed by, or be accompanied by a written instrument of transfer duly executed by, the registered holder with the signature guaranteed by an Eligible Institution and appropriate powers of attorney, signed exactly as the name of the registered holder appears on the Domtar Inc. U.S. notes. All questions of adequacy of the form of the writing will be determined by us in our sole discretion.

If the Letter of Transmittal and Consent or any Domtar Inc. U.S. notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the Letter of Transmittal and Consent.

Acceptance of Domtar Inc. U.S. notes for exchange; delivery of Domtar Corp. notes

Upon satisfaction or waiver of the conditions to the exchange offers, we will promptly issue in exchange for all Domtar Inc. U.S. notes properly tendered and not validly withdrawn Domtar Corp. notes bearing interest at the same rate as and maturing on the same date as the Domtar Inc. U.S. notes tendered. We will be deemed to have accepted properly tendered Domtar Inc. U.S. notes for exchange if and when we give oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to follow promptly.

The Domtar Corp. notes will be credited in book-entry form to direct registration accounts maintained by our transfer agent for the benefit of the tendering holders of Domtar Inc. U.S. notes (or, in the case of Domtar Inc. U.S. notes tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) in exchange for Domtar Inc. U.S. notes tendered pursuant to the exchange offers. We will also deliver cash for the early consent payment (if applicable).

If any tendered Domtar Inc. U.S. notes are not accepted for any reason or if any Domtar Inc. U.S. notes are submitted for a greater principal amount than the holder desired to exchange, the unaccepted or non-exchanged portion of Domtar Inc. U.S. notes will be returned without expense to the tendering holder to the address specified by the holder in the Letter of Transmittal (or, in the case of Domtar Inc. U.S. notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry procedures described above, the unaccepted, non-exchanged or unsold Domtar Inc. U.S. notes will be credited to an account maintained with such book-entry transfer facility) promptly after the expiration or termination of the applicable exchange offer.

Withdrawal of tenders and revocation of corresponding consents

Tenders of Domtar Inc. U.S. notes in connection with any of the exchange offers may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable early consent date. Tenders of Domtar Inc. U.S. notes may not be withdrawn at any time after the applicable early consent date, even if we extend the exchange offers. The valid withdrawal of tendered Domtar Inc. U.S. notes prior to the applicable early consent date will be deemed to be a concurrent revocation of the consent to the proposed amendments to the applicable Domtar Inc. U.S. Indenture. You may only revoke a consent by validly withdrawing the related Domtar Inc. U.S. notes prior to the applicable early consent date. Holders who tendered their Domtar Inc. U.S. notes by completing a Letter of Transmittal and Consent who wish to withdraw their notes should contact the Exchange Agent. Beneficial owners desiring to withdraw Domtar Inc. U.S. notes previously tendered should contact the DTC participant through which they hold their Domtar Inc. U.S. notes. In order to withdraw Domtar Inc. U.S. notes previously tendered, a DTC participant may, on or prior to the applicable early consent date, withdraw its instruction previously transmitted through ATOP by delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction.

Any such notice of withdrawal must:

(i)	specify the name of the depositor having tendered the Domtar Inc. U.S. note to be withdrawn;

(ii)	include a statement that the depositor is withdrawing its election to have the Domtar Inc. U.S. note exchanged, and identify the Domtar Inc. U.S. note to be withdrawn (including the principal amount of the Domtar Inc. U.S. note);

(iii)	specify the name in which such Domtar Inc. U.S. note is registered, if different from that of the withdrawing holder; and

(iv)	state that the consent to amend the indenture under which the note was issued is revoked.

We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices. Our determination will be final and binding on all parties. Any Domtar Inc. U.S. notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offers and no Domtar Corp. notes will be issued with respect thereto. Properly withdrawn Domtar Inc. U.S. notes, however, may be re-tendered by following the procedures described above at any time prior to the expiration of the exchange offers.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Domtar Inc. U.S. notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful.

We also reserve the absolute right to waive any defect or irregularity in the tender of any Domtar Inc. U.S. notes in the exchange offers or any conditions to the consummation of the exchange offers, and our interpretation of the terms and conditions of each exchange offer (including the instructions in the Letter of Transmittal and Consent) will be final and binding on all parties. None of Domtar Corp., Domtar Inc., the exchange and information agent, the U.S. Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Tenders of Domtar Inc. U.S. notes involving any irregularities will not be deemed to have been made until those irregularities have been cured or waived. Domtar Inc. U.S. notes received by the exchange agent in connection with the exchange offers that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered those Domtar Inc. U.S. notes by crediting an account maintained at DTC designated by that DTC participant promptly after the expiration date of the exchange offers or the withdrawal or termination of the exchange offers.

Exchange agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of Transmittal and Consent and all correspondence in connection with the exchange offers and consent solicitations should be sent or delivered by each holder of Domtar Inc. U.S. notes, or the bank, depositary, broker, dealer, trust company or other nominee acting as the beneficial owner’s custodial entity, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Domtar Corp. will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information agent

Global Bondholder Services Corporation has been appointed the information agent for the exchange offers and consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus and consent solicitation statement or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Holders of Domtar Inc. U.S. notes may also contact their bank, depositary, broker, dealer, trust company or other nominee acting as their custodial entity for such holder for assistance concerning the exchange offers.

Dealer managers and solicitation agents

Domtar Corp. has engaged J.P. Morgan Securities Inc. to act as lead dealer manager and lead solicitation agent, and Deutsche Bank Securities Inc. to act as co-dealer manager and co-solicitation agent (together, the “U.S. Dealer Managers”) in connection with the exchange offers and consent solicitations, and will pay to the U.S. Dealer Managers for soliciting tenders in the exchange offers and consents in the consent solicitations a customary fee based on the Domtar Inc. U.S. notes accepted and exchanged pursuant to the exchange offers. The U.S. Dealer Managers may perform their services through or in conjunction with their affiliates. The obligations of the U.S. Dealer Managers to perform these functions are subject to certain conditions.

Domtar Corp. will also reimburse the U.S. Dealer Managers for certain expenses, including attorneys’ fees and disbursements made in connection with the exchange offers and consent solicitations.

Domtar Corp. and Domtar Paper Company, LLC have agreed to indemnify each U.S. Dealer Manager against certain liabilities, including liabilities under applicable federal securities laws. From time to time, the Dealer Managers have provided and may in the future provide various investment banking, commercial banking and financial advisory services to Domtar Corp. and Domtar Inc. and their affiliates. J.P. Morgan Securities Inc. acted as financial advisor to Domtar Inc. in connection with the Acquisition Transactions. Affiliates of J.P. Morgan Securities Inc. may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) approximately 6% of the outstanding common stock of Domtar Corp. due to their ability to vote or dispose, or direct the voting or disposition, of the common stock of Domtar Corp. owned by others. J.P. Morgan Securities Inc. acted as the sole Bookrunning Manager or as a Joint Bookrunning Manager in connection with Domtar Inc.’s offering of the 7.875% Notes, 5.375% Notes and 7 1/8% Notes. Deutsche Bank Securities Inc. (or its predecessor) acted as a Co-Manager in connection with Domtar Inc.’s offering of its 7.875% Notes, 5.375% Notes and 7 1/8% Notes. In addition, an affiliate of J.P. Morgan Securities Inc. is the Administrative Agent and a lender under the Credit Agreement and J.P. Morgan Securities Inc. is a Joint Lead Arranger and Joint Bookrunner thereunder. An affiliate of Deutsche Bank Securities Inc. is a lender under the Credit Agreement. Each U.S. Dealer Manager, in the ordinary course of its business, may make markets in our securities and those of Domtar Inc., including the Domtar Corp. debt securities and the Domtar Inc. debt securities. As a result, from time to time, any of the U.S. Dealer Managers may own certain of our securities or those of Domtar Inc., including the Domtar Corp. debt securities and the Domtar Inc. debt securities, and may tender the Domtar Inc. U.S. notes in the exchange offers and consent solicitations.

Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the U.S. Dealer Managers at the addresses and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement.

Other fees and expenses

We will pay the expenses of soliciting tenders of the Domtar Inc. U.S. notes. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the U.S. Dealer Managers and the information agent, as well as by our officers and other employees and those of our affiliates.

Tendering holders of Domtar Inc. U.S. notes will not be required to pay any fee or commission to the U.S. Dealer Managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer taxes

You will not be obligated to pay any U.S. or Canadian transfer taxes in connection with the exchange offers unless you instruct us to register the Domtar Corp. notes in the name of, or request that the Domtar Inc. U.S. notes not tendered or accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Effect of tender

Any tender by a holder of Domtar Inc. U.S. notes that is not withdrawn prior to the expiration of the applicable exchange offer will constitute a binding agreement between the holder and us, upon the terms and subject to the conditions of the exchange offers. The acceptance of an exchange offer by a tendering holder of Domtar Inc. U.S. notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Domtar Inc. U.S. notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The successful completion of any or all exchange offers may adversely affect the liquidity and market price of any remaining Domtar Inc. U.S. notes not tendered in the exchange. See “Risk factors—Risk factors relating to the exchange offers.”

Absence of dissenter’s rights

Holders of the Domtar Inc. U.S. notes do not have any appraisal or dissenters’ rights in connection with the exchange offers and consent solicitations.

The consent solicitations

Concurrently with the exchange offers, we are soliciting consents from the holders of each series of the Domtar Inc. U.S. notes to amend the Domtar Inc. U.S. Indenture pursuant to which each series of Domtar Inc. U.S. notes were issued to, as applicable, (i) eliminate or modify certain restrictive covenants, (ii) permit the Transfer, (iii) eliminate Domtar Inc.’s contractual reporting obligations and (iv) eliminate certain events of default. The proposed amendments are described in more detail below under “—The proposed amendments.”

Required consents

The consent of the holders of a majority of the aggregate principal amount of a series of Domtar Inc. U.S. notes outstanding will be required in order to effectuate the proposed amendments to the applicable Domtar Inc. indenture with respect to that series. If the proposed amendments are approved and effected with respect to a series of Domtar Inc. U.S. notes, they will be binding on all holders of Domtar Inc. U.S. notes of that series, including those who do not give their consent to the proposed amendments and do not tender their Domtar Inc. U.S. notes in the applicable exchange offer. If for any reason the exchange offer with respect to a series of Domtar Inc. U.S. notes is not completed, the proposed amendments to the Domtar Inc. indenture will not become effective with respect to that series and that series of Domtar Inc. U.S. notes will be subject to the same terms and conditions as existed before the exchange offers were made.

If you tender your Domtar Inc. U.S. notes in the exchange offers, you will be deemed to consent to the proposed amendments to the applicable Domtar Inc. indenture. If you consent to amend the applicable Domtar Inc. U.S. Indenture, you must tender your Domtar Inc. U.S. notes. The proposed amendments constitute a single proposal for the related consent solicitations and a consenting holder must consent to the proposed amendments applicable to the relevant Domtar Inc. U.S. notes as an entirety and may not consent selectively with respect to certain of the proposed amendments. Tendered Domtar Inc. U.S. notes may be withdrawn and consents revoked before the applicable early consent date (see “—Early consent payment”), but Domtar Inc. U.S. notes may not be withdrawn and consents may not be revoked after the applicable early consent date, even if we extend the exchange offers beyond the original expiration date. Consents given in connection with the tender of any Domtar Inc. U.S. notes cannot be revoked without withdrawing the Domtar Inc. U.S. notes, and Domtar Inc. U.S. notes cannot be withdrawn without also revoking the consent related to those notes. Our receipt of the requisite consents in advance of the expiration of the relevant exchange offer will not result in any change in the terms of the relevant Domtar Inc. U.S. Indenture until consummation of the exchange offers, at which time the proposed amendments contained in the applicable supplement indenture will become operative.

Early consent payment

If you give a valid consent that is not revoked on or before the applicable early consent date, we will pay to you an early consent payment in cash of $2.50 for each $1,000 principal amount of Domtar Inc. U.S. notes with respect to which you give consent. This early consent payment will be paid upon completion of the exchange offers. If you do not give a valid consent, or you revoke your consent, on or before the applicable early consent date, you will not receive an early consent payment. For purposes of the exchange offers and consent solicitations, the term “early consent date” means 5:00 p.m., New York City time, on                     , 2007 or such later date and

time to which we extend the early consent date with respect to any exchange offer. If we extend the early consent date with respect to any or all of the exchange offers, we will announce the new early consent date with respect to such series of Domtar Inc. U.S. notes no later than 9:00 a.m., New York City time, on the first business day after we make the extension.

The proposed amendments

In connection with the exchange offers, we are soliciting the consent of the holders of each series of Domtar Inc. U.S. notes to certain proposed amendments to the Domtar Inc. U.S. Indenture pursuant to which such series of Domtar Inc. U.S. notes were issued to, as applicable, (i) eliminate or modify certain restrictive covenants, (ii) amend the covenants of the applicable Domtar Inc. U.S. Indenture to permit the Transfer, (iii) eliminate Domtar Inc.’s contractual reporting obligation and (iv) eliminate certain events of default.

If the requisite consents with respect to a series of Domtar Inc. U.S. notes have been delivered, the proposed amendments to the Domtar Inc. U.S. Indenture pursuant to which such series of Domtar Inc. notes were issued will be effected with respect to such series by the execution of a supplemental indenture, each of which is expected to be executed after the applicable early consent date and before the expiration of the exchange offers. Such supplemental indenture will become effective immediately upon execution and delivery, but the proposed amendments will only become operative on the settlement date of the exchange offer with respect to such series.

The description of the proposed amendments to the Domtar Inc. U.S. Indentures set forth below does not purport to be complete and is qualified in its entirety by reference to the full and complete terms contained in the Domtar Inc. U.S. Indentures and proposed supplemental indentures, which are included as exhibits to the registration statement of which this prospectus and consent solicitation statement forms a part and are available from the information agent upon request.

The proposed amendments to the Domtar Inc. U.S. Indentures are as follows:

2003 Indenture (5.375% Domtar Inc. notes and 7 1/8% Domtar Inc. notes)

Proposed Amendments—Provisions to be Deleted

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 2003 Indenture will be deleted in their entirety:

Location in 2003 indenture	Restrictive covenants and other provisions

Section 515	Waiver of Usury, Stay or Extension Laws: This provision restricts Domtar Inc.’s ability to benefit from any stay, extension or usury law that affects the covenants or performance of the indenture.

Section 1006	Maintenance of Properties: This provision requires Domtar Inc. to maintain all material properties used in its business or the business of its restricted subsidiaries as may be necessary so that Domtar Inc. and its restricted subsidiaries may properly and advantageously conduct their respective businesses.

Section 1007	Payment of Taxes: This provision requires Domtar Inc. to pay or discharge all of its and its restricted subsidiaries’ taxes.

Section 1008	Negative Pledge: This provision restricts the granting of mortgages upon principal properties of Domtar Inc. and its restricted subsidiaries or shares of capital stock or debt of the restricted subsidiaries to secure any debt of Domtar Inc. or any restricted subsidiary without also securing the notes issued under the 2003 indenture equally and ratably.

Section 1009	Limitation on Sale and Leaseback Transactions: This provision restricts the entry into any transaction pursuant to which Domtar Inc. or any restricted subsidiary is to sell any principal property with the intention of directly or indirectly taking back a lease on such property.

Proposed Amendments—Provisions to be Amended

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 2003 Indenture will be amended as described:

Location in 2003 indenture	Restrictive covenants and other provisions

Section 704	Reports by Domtar Inc.: The amendments to this provision would eliminate Domtar Inc.’s obligation to file with the trustee and the SEC periodic reports and certain other information under the Exchange Act, or otherwise provide information to the trustee or the holders of the 5.375% Domtar Inc. notes and 71/8% Domtar Inc. notes other than as may be required pursuant to the Trust Indenture Act of 1939, as amended.

Section 801	Domtar Inc. May Consolidate, Etc., Only on Certain Terms: This provision sets forth the conditions under which Domtar Inc. may consolidate or merge with, or transfer or lease its properties and assets substantially as an entirety to, another entity, and will be amended to permit the Transfer and to eliminate clause (b) which requires Domtar Inc. to treat debt that becomes an obligation of Domtar Inc. or its subsidiaries as a result of a transaction pursuant to Section 801 as having been incurred by Domtar Inc. or such subsidiary at the time of such transaction.

2001 Indenture (7.875% Domtar Inc. notes)

Proposed Amendments—Provisions to be Deleted

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 2001 Indenture will be deleted in their entirety:

Location in 2001 indenture	Restrictive covenants and other provisions

Section 514	Waiver of Stay or Extension Laws: This provision restricts Domtar Inc.’s ability to benefit from any stay or extension law that affects the covenants or performance of the indenture.

Section 1006	Negative Pledge: This provision restricts the granting of mortgages upon principal properties of Domtar Inc. and its restricted subsidiaries or shares of capital stock or debt of its restricted subsidiaries to secure any debt of Domtar Inc. or any restricted subsidiary without also securing the notes under the 2001 indenture equally and ratably.

Section 1007	Limitation on Sale and Leaseback Transactions: This provision restricts the entry into any transaction pursuant to which Domtar Inc. or any restricted subsidiary is to sell any principal property with the intention of directly or indirectly taking back a lease on such property.

Section 1011	Payment of Taxes and Other Claims: This provision requires Domtar Inc. to pay or discharge all material taxes of Domtar Inc. and its restricted subsidiaries.

Section 1012	Maintenance of Properties: This provision requires Domtar Inc. to maintain all material properties used in its business as may be necessary so that Domtar Inc. may properly and advantageously conduct its business.

Proposed Amendments—Provisions to be Amended

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 2001 Indenture will be amended as described:

Location in 2001 indenture	Restrictive covenants and other provisions

Section 501	Events of Default: This provision sets forth the events of default and remedies available to the holders of the 7.875% Domtar Inc. notes upon an event of default under the 2001 Indenture, and will be amended to eliminate clause (4), which provides for a cross-default under the 2001 Indenture in the event Domtar Inc. or any restricted subsidiary defaults under other indebtedness with a principal amount of at least $50 million, and to eliminate clause (5), which provides for an event of default if Domtar Inc. or a restricted subsidiary becomes subject to an unstayed judgment for payment of money in excess of $50 million for a period of 90 days.

Section 705	Reports by Domtar Inc.: The amendments to this provision would eliminate Domtar Inc.’s obligation to file with the trustee and the SEC periodic reports and certain other information under the Exchange Act, or otherwise provide information to the trustee or the holders of the 7.875% Domtar Inc. notes other than as may be required pursuant to the Trust Indenture Act of 1939, as amended.

Section 801	Domtar Inc. May Consolidate, Etc., Only on Certain Terms: This provision sets forth the conditions under which Domtar Inc. may consolidate or merge with, or convey, transfer or lease all or substantially all of its property and assets to, another entity, and will be amended to permit the Transfer and to eliminate clause (b), which requires Domtar Inc. to provide equal and ratable security to the holders of the 7.875% Domtar Inc. notes following any consolidation or merger in which the properties or assets of Domtar Inc. or any of its restricted subsidiaries became subject to a mortgage, unless such mortgage is otherwise permitted by the 2001 Indenture.

1996 Indenture (9 1/2% Domtar Inc. debentures)

Proposed Amendments—Provisions to be Deleted

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 1996 Indenture will be deleted in their entirety:

Location in 1996 indenture	Restrictive covenants and other provisions

Section 3.05	Limitation on Liens: This provision restricts the granting of any lien by Domtar Inc. or its restricted subsidiaries absent provision of an equal and ratable lien on the 9 1/2% Domtar Inc. debentures.

Section 3.09	Limitation on Sale and Leaseback Transactions: This provision restricts the entry into any transaction pursuant to which Domtar Inc. or any restricted subsidiary is to sell property with the intention of directly or indirectly taking back a lease on such property.

Section 3.10	Designation of Restricted and Unrestricted Subsidiaries: This provision sets forth the conditions under which Domtar Inc. may designate a subsidiary as an unrestricted subsidiary and the circumstances under which an entity becomes a restricted subsidiary.

Section 10.07	Payment for Consent: This provision restricts any payment by Domtar Inc. and its affiliates to the holders of the 9 1/ 2% Domtar Inc. debentures for or as an inducement to a consent, waiver or amendment of the terms or provisions of the 1996 Indenture or the 9 1 /2% Domtar Inc. debentures, unless such payment is offered to all holders who so consent or waive.

Proposed Amendments—Provisions to be Amended

If the requisite consents are obtained and the proposed amendments are effected, the following provisions in the 1996 Indenture will be amended as described:

Location in 1996 indenture	Restrictive covenants and other provisions

Section 1.01

Definitions:    The amendments to this section would delete the definition of “Restricted Subsidiary” in its entirety and replace it with the following:

“‘Restricted Subsidiary’ means (a) a Subsidiary which, as at the end of the Company’s then most recently completed fiscal quarter, had Consolidated Net Tangible Assets representing 5% or more of the Consolidated Net Tangible Assets of the Company (including such Subsidiary) and owns or leases any interest in a Principal Property and (b) any other Subsidiary which the Board of Directors shall have determined to be a Restricted Subsidiary. Any determination mentioned in (b) shall be irrevocable provided, however, that the Board of Directors may determine that a Restricted Subsidiary described in (b) shall cease to be a Restricted Subsidiary and shall become an unrestricted Subsidiary if (i) a Person other than the Company or a Restricted Subsidiary shall hold a minority interest of at least 15% of the common shareholders’ equity of such Restricted Subsidiary and (ii) immediately after such Restricted Subsidiary becomes an unrestricted Subsidiary, no Event of Default or event which, with time or the giving of notice or both, would become an Event of Default, shall exist.”

Section 3.12	SEC Reports; Reports to Holders: The amendments to this provision would eliminate Domtar Inc.’s obligation to file with the trustee and the SEC periodic reports and certain other information under the Exchange Act, or otherwise provide information to the trustee or the holders of the 9 1/2% Domtar Inc. debentures other than as may be required pursuant to the Trust Indenture Act of 1939, as amended.

Section 6.01	When Domtar Inc. May Merge, Amalgamate, Consolidate or Sell Assets: This provision sets forth the conditions under which Domtar Inc. may consolidate, amalgamate or merge with, or convey, transfer, assign, lease or otherwise dispose of all or substantially all of its assets to, another entity, and will be amended to permit the Transfer and to eliminate clause (a)(iv), which requires the surviving entity to have a consolidated net worth not less than that of Domtar Inc. in order to consummate such transaction.

Section 7.01	Events of Default: This provision sets forth the events of the default and remedies available to the holders of the 9 1/2% Domtar Inc. debentures upon an event of default under the 1996 Indenture, and will be amended to eliminate clause (4), which provides for a cross-default under the 1996 Indenture in the event Domtar Inc. or any restricted subsidiary defaults under other indebtedness with a principal amount of $25 million or more, and to eliminate clause (5), which provides for an event of default if Domtar Inc. or any restricted subsidiary becomes subject to an unstayed judgment for the payment of money in excess of $25 million for a period of 60 days.

In addition to the foregoing, the proposed amendments will include a waiver with respect to all claims against Domtar Inc. The proposed amendments will also delete defined terms to the extent such terms are no longer used in the applicable Domtar Inc. U.S. Indenture, eliminate section references that cease to have meaning by virtue of the changes made by the proposed amendments and effect certain other conforming changes.

Use of proceeds

The Domtar Corp. debt securities issued in connection with the exchange offers and the Canadian proxy solicitations are only being issued in exchange for Domtar Inc. U.S. notes or Domtar Inc. Canadian debentures. Consequently, the Company will not receive any cash proceeds from the issuance of the Domtar Corp. debt securities in connection with the exchange offers and the Canadian proxy solicitations, nor will the Company decrease its consolidated debt. We intend to deliver the Domtar Inc. U.S. notes we accept in the exchange offers and Domtar Inc. Canadian debentures we acquire in connection with the Canadian proxy solicitations to Domtar Inc. as consideration for all or a portion of the purchase price of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries that are subject to the Transfer described in this prospectus and consent solicitation statement. Any Domtar Inc. debt securities tendered in the exchange offers and acquired in the Canadian proxy solicitations in excess of the purchase price will initially remain outstanding and will be held by Domtar Corp.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of July 1, 2007 and as adjusted to reflect our issuance of $1,475 million aggregate principal amount of Domtar Corp. notes in connection with the exchange offers (assuming all the Domtar Inc. U.S. notes are validly tendered and not withdrawn) and of CDN$157 million aggregate principal amount of Domtar Corp. debt securities in connection with the Canadian proxy solicitations (assuming all the Domtar Inc. Canadian debentures are acquired by the Company in connection with the Canadian proxy solicitations). The information presented below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of the Company” and our consolidated financial statements and the related notes and other information contained in this prospectus and consent solicitation statement.

	As of July 1, 2007
	Actual	As Adjusted
(In millions of US dollars)	(unaudited)

Cash and cash equivalents(1)	$80	$49

Short-term bank indebtedness	74	74

Long-term debt (including portion due within one year):

Credit Agreement:
Revolving credit facility due 2012(2)	0	0
Term loan facility due 2014(3)	720	720
Domtar Inc. debt securities(4):
10% debentures due 2011	86	—
7.875% notes dues 2011	634	—
5.375% notes due 2013	321	—
7 1/8% notes due 2015	398	—
9 1/2% debentures due 2016	139	—
10.85% debentures due 2017	86	—
Domtar Corp. Debt securities(4):
10% notes due 2011	—	86
7.875% notes dues 2011	—	634
5.375% notes due 2013	—	321
7.125% notes dues 2015	—	398
9.5% notes due 2016	—	139
10.85% notes due 2017	—	86
Capital lease obligations with maturities between 2007 and 2028	48	48
Other	12	12

Total long-term debt	2,444	2,444

Shareholders’ equity:
Common stock: 2,000,000,000 common stock, par value $0.01 per share, authorized; 461,097,172 shares issued and outstanding, actual and as adjusted	5	5
Exchangeable shares: unlimited number authorized, no par value per share; 54,277,334 shares issued and outstanding, actual and as adjusted	362	362
Additional paid-in capital	2,478	2,478
Retained earnings	37	33
Accumulated other comprehensive income	212	212

Total shareholders’ equity	3,094	3,090

Total capitalization	$5,612	$5,608

(1)	Cash and cash equivalents, as adjusted, reflect the payment of the early consent payment and accrued and unpaid interest to, but not including, the settlement date in connection with the exchange offers and the Canadian proxy solicitations.

(2)	$750 million facility (including up to $150 million available for borrowing by Domtar Inc.), of which $701 million was available at July 1, 2007, after giving effect to $49 million of outstanding letters of credit.

(3)	Domtar Corp. intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the term loan facility on September 28, 2007.

(4)	The Domtar Inc. debt securities had the following actual principal amounts as of July 1, 2007:

10% debentures due 2011	CDN$	82	(US$77)
7.875% notes due 2011		$600
5.375% notes due 2013		$350
7 1/8% notes due 2015		$400
9 1/2% notes due 2016		$125
10.85% debentures due 2017	CDN$	75	(US$71)

The premiums or discounts associated with each series of Domtar Inc. debt securities reflect the fair market value adjustment relating to the Acquisition Transactions as of March 7, 2007. Assuming that 100% of these outstanding Domtar Inc. debt securities are acquired by Domtar Corp. in connection with the exchange offers and Canadian proxy solicitations, Domtar Corp. will issue an equal aggregate principal amount of each corresponding series of new Domtar Corp. debt securities.

Unaudited pro forma condensed combined financial information of the Company

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 and for the 26 week period ended July 1, 2007 give effect to the Acquisition Transactions as if they occurred on December 26, 2005, the first day of the Company’s fiscal year ended December 31, 2006.

The December 31, 2006 pro forma condensed combined statement of income was prepared based on historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar Inc. On March 7, 2007, the Company acquired Domtar Inc. The July 1, 2007 pro forma condensed combined statement of income was prepared based on the Company’s historical financial information for the 26-week period ended July 1, 2007 as well as the historical financial information for Domtar Inc. for the period prior to March 7, 2007.

The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the Acquisition Transactions. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable.

The unaudited pro forma condensed financial information does not include a pro forma balance sheet, because the Company has an actual historical balance sheet as of July 1, 2007, which reflects the Acquisition Transactions, including preliminary purchase price allocation adjustments.

This unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place at the dates indicated, and does not purport to be indicative of future operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk factors”, “Forward-looking statements” and elsewhere in this prospectus and consent solicitation statement.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s discussion and analysis of financial conditions and results of operations of the Predecessor Company,” “Management’s discussion and analysis of financial conditions and results of operations of the Company,” “Management’s discussion and analysis of financial conditions and results of operations of Domtar Inc.” and the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. and the notes thereto included elsewhere in this prospectus and consent solicitation statement.

As of the date of this prospectus and consent solicitation statement, the Company has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Domtar Inc. acquired or assumed by the Company. However, as indicated in note 2 of the notes to the Unaudited Pro Forma Condensed Combined Financial Information, the Company has made certain adjustments to the historical book values of the assets and liabilities of Domtar Inc. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information. The Company is in the process of completing its valuation of certain assets and liabilities. As a result, actual fair values of assets acquired and liabilities assumed as well as the goodwill generated could differ materially from those reflected in the historical consolidated financial statements, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization.

Unaudited pro forma condensed combined financial information of the Company

Statement of Income

For the year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation year ended December 31, 2006 US GAAP	Weyerhaeuser Fine Paper Business year ended December 31, 2006 US GAAP	Domtar Inc. year ended December 31, 2006 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma

			(Note 1)	(Note 3)		(Note 3)
Sales	—	3,306	3,492	—		(48	)C	6,750
Operating expenses
Cost of sales	—	2,649	2,990	(18	)A	10	B	5,583
						(48	)C
Selling, general and administrative	—	203	192	(9	)A			386
Depreciation and amortization	—	311	266	(82	)I	—		495
Antidumping and countervailing duties refund		(65)	(145)	—		—		(210)
Closure and restructuring costs	—	15	31	—		—		46
Net gains on disposals of property, plant and equipment		—	(11)	—		—		(11)
Impairment of goodwill	—	749	—	—		—		749

	—	3,862	3,323	(109)		(38)		7,038

Operating profit (loss) from continuing operations	—	(556)	169	109		(10)		(288)
Financing expenses	—	—	138	(7	)D	55	E	188
				2	G	3	F
				(3	)H
Share of joint ventures net earnings	—	—	(1)	—		—		(1)
Derivative instruments loss	—	—	9	—		—		9

Income (loss) from continuing operations before income taxes and minority interest	—	(556)	23	117		(68)		(484)
Income tax expense (benefit)	—	53	(4)	45	K	(5	)L	89
Minority interest	—	—	—	—		1	M	1

Net income (loss) from continuing operations	—	(609)	27	72		(64)		(574)
Basic income (loss) per share		(2.14)	0.11					(1.11)
Diluted income (loss) per share		(2.14)	0.11					(1.11)

Basic Weighted average number of common shares outstanding (millions)		284.1	231.0					515.1

Diluted Weighted average number of common shares outstanding (millions)		284.1	231.0					515.1

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined financial information of the Company

Statement of Income

For the 26 weeks ended July 1, 2007

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation 26 weeks ended July 1, 2007 US GAAP*	Domtar Inc. period from January 1, 2007 to March 6, 2007 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma

		(Note 1)	(Note 3)		(Note 3)
Sales	2,671	582	—		(9	)C	3,244

Operating expenses
Cost of sales	2,172	489	(5	)A	(9	)C	2,650

					3	J
Selling, general and administrative	150	68	(3	)A	—		215
Depreciation and amortization	209	44	(5	)I	—		248

	2,531	601	(13)		(6)		3,113

Operating profit (loss) from continuing operations	140	(19)	13		(3)		131
Financing expenses	58	20	(1	)D	1	2E	89

			(1	)H		1F
Income (loss) from continuing operations before income taxes and minority interest	82	(39)	15		(16)		42
Income tax expense (benefit)	22	(8)	6	K	(5	)L	15

Net income (loss) from continuing operations	60	(31)	9		(11)		27

Basic income (loss) per share	0.14						0.05

Diluted income (loss) per share	0.14						0.05

Basic Weighted average number of common shares outstanding (millions)	431.7						515.1

Diluted Weighted average number of common shares outstanding (millions)	432.3						515.1

*	On March 7, 2007, Domtar Corp. acquired Domtar Inc. The predecessor to Domtar Corp. for accounting and financial purposes is Domtar Corp. as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc.

See accompanying notes to unaudited pro forma combined financial information.

Notes to unaudited pro forma condensed combined financial information of the Company

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based upon historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar Inc., giving effect to the Acquisition Transactions and other related adjustments described in these footnotes. This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. and the notes thereto, which are included in this prospectus and consent solicitation statement.

The historical financial statements of the Weyerhaeuser Fine Paper Business were prepared using specific identification of income and expenses and assets and liabilities, where available, and, where not available, include allocations and estimates that management believes are reasonable and appropriate under the circumstances. However, these allocations and estimates may not necessarily reflect the operating results for the periods presented had the Weyerhaeuser Fine Paper Business operated as a separate entity. For a more detailed discussion on the basis of presentation and allocation methodology used in the historical financial statements of the Weyerhaeuser Fine Paper Business, please refer to note 1 and 2 to the financial statements of the Weyerhaeuser Fine Paper Business for the year ended December 31, 2006 included elsewhere in this prospectus and consent solicitation statement. In addition, please refer to “Risk factors—Risks related to the Acquisition Transactions—The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

The Company’s and the Weyerhaeuser Fine Paper Business’s financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Domtar Inc.’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Canadian GAAP differs in certain respects from U.S. GAAP. Domtar Inc.’s historical consolidated financial statements were reconciled to U.S. GAAP and were translated from Canadian dollars to U.S. dollars using the period end rate for the balance sheets and the average rate of the monthly average rates during the period for the statements of earnings, based on the Bank of Canada noon rate.

Unless otherwise stated, all amounts shown in this section are in U.S. dollars and in accordance with U.S. GAAP. In preparing the unaudited pro forma combined financial information, a review was undertaken to identify differences between Domtar Inc.’s accounting policies and financial statements’ presentation and those used by the Weyerhaeuser Fine Paper Business where the impact was potentially material and could be reasonably estimated. The accounting policies and presentation used in the preparation of these unaudited pro forma condensed combined financial information are those set out in the historical financial statements and the notes thereto included elsewhere in this prospectus and consent solicitation statement.

Notes to unaudited pro forma condensed

combined financial information of the Company (continued)

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with the Company treated as the “acquirer” for accounting purposes. Upon consummation of the Acquisition Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns and operates the Weyerhaeuser Fine Paper Business and the Domtar Inc. business.

The unaudited pro forma condensed combined financial information assumes that the acquisition of Domtar Inc. has been accounted for in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resulting goodwill and other intangible assets are accounted for under FASB Statement No. 142, “Goodwill and Other Intangibles Assets,” or SFAS No. 142. The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on the Company’s preliminary estimates of their fair value at March 7, 2007, which are based on information available on that date. The Company is in the process of completing its valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the interim consolidated financial statements included elsewhere in this prospectus and consent solicitation statement, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization. The principal significant elements for which the fair value could be modified from current estimates include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans. The Company has refined its preliminary purchase price allocation in the second quarter of 2007 to reflect, among other things, the impact of the restructuring measures announced on July 31, 2007, and to refine the fair values of the assets acquired and the liabilities assumed of its wood business. Obligations for pension and other post-retirement benefits have been determined based upon actuarial estimates.

The unaudited pro forma condensed combined statement of earnings does not reflect operational and administrative cost savings or synergies that the Company estimates may be achieved as a result of the Acquisition Transactions, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the Acquisition Transactions.

2. Business combination and purchase price allocation

For accounting purposes, the purchase price is based upon the estimated fair value of Domtar Inc. plus estimated acquisition costs directly related to the Acquisition Transactions. Since no quoted market price existed for the Company’s common stock on August 23, 2006, the purchase price is based on the fair value of the net assets acquired, or the fair value of Domtar Inc., on August 23, 2006, the date the terms of the Acquisition Transactions were agreed to and announced. The fair value of Domtar Inc. common stock of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value of Domtar Inc. is based on the same periods.

Notes to unaudited pro forma condensed

combined financial information of the Company (continued)

The Company believes that Domtar Inc.’s market capitalization includes the fair value of vested Domtar Inc. equity awards. The Company calculated the fair value of Domtar Inc. equity awards given in exchange for vested Company equity awards as of the announcement date of the Acquisition Transactions, utilizing the Black-Scholes model. The Company recognized fair value of vested Company equity awards as of the consummation date of the Acquisition Transactions in excess of the fair value of the Domtar Inc. equity awards as compensation cost.

The Company measured the fair value of vested Company equity awards issued for former Domtar employees as of the consummation date of the Acquisition Transactions. The fair value of the unvested Company equity awards has been allocated to the post-acquisition period and recognized as compensation expense over the requisite service periods based on the relationship of the post-consummation requisite service periods to the total requisite service periods from the dates of the original Domtar Inc. grants.

The following table summarizes the components of the total purchase price (in millions of U.S. dollars, except for share and per share data):

Number of issued and outstanding shares	231,436,850
Price per share	$6.63

Fair value of Domtar Inc.’s net assets	$1,534
Estimated direct acquisition costs to be incurred by the Company	28

Estimated total purchase price, excluding assumed debt	$1,562

The Company’s purchase price allocation is based on initial estimates of the fair values of acquired assets and assumed liabilities. The purchase price allocation is preliminary as the Company is awaiting additional information necessary to finalize the purchase price allocation, including completion of detailed valuation studies by an outside valuation firm. The Company expects to complete the purchase price allocation during 2007.

The Company’s preliminary estimate of the purchase price allocation resulted in the creation of goodwill. Finalization of the purchase price allocation could result in a change in the amount of goodwill. If the finalization of the purchase price allocation results in an excess in fair value of the net assets acquired over cost, the difference would be allocated on a pro rata basis to the net assets acquired in accordance with SFAS No. 141. This could significantly change the value allocated to property, plant and equipment and intangible assets as well as the corresponding depreciation and amortization expense. The current estimate for property, plant and equipment as well as depreciation and amortization represents management’s best estimate at this time.

The Company has identified some intangible assets. The finalization of the purchase price allocation could result in a different valuation of intangible assets as well as the identification of further intangible assets such as but not limited to non-contractual customer relationships, patents, trademarks and cutting rights. Any further portion of the purchase price that is allocated to intangible assets will result in a decrease in the preliminary amount allocated to goodwill. The Company is unable at this time to estimate the amount that might be reclassified from goodwill to intangible assets.

Notes to unaudited pro forma condensed

combined financial information of the Company (continued)

3. Pro forma adjustments to the unaudited pro forma condensed combined statements of earnings to reflect the arrangement.

A    Domtar Inc. pension, post-retirement and post-employment benefits

To adjust the pension, post-retirement and post-employment expenses to reflect the impact of the fair value of all plans. The expense reduction has been allocated 67% to cost of sales and

33% to selling, general and administrative expenses representing an estimated split of the costs between these two financial statement captions.

B    Domtar Inc. inventory under Last In First Out (“LIFO”)

To record the impact of conforming Domtar Inc.’s U.S. domestic inventory to the LIFO cost method with the Company’s accounting policies.

C    Intercompany purchases and sales elimination

To eliminate intercompany purchases and sales between the Company and Domtar Inc.

D    Amortization of debt premium

To record the amortization of the premium on long-term debt resulting from recording the assumed Domtar Inc. debt at its estimated fair value.

E    Senior secured term loan facility interest expense and other financing considerations

To record the interest expense on the seven-year senior secured term loan facility as well as incremental interest on the five-year senior secured revolving credit facility at the anticipated rate of interest, plus applicable margins. The anticipated rate of interest used was 6.44% for the year ended December 31, 2006 and 6.73% for the twenty-six weeks ended July 1, 2007. Should the interest rate increase or decrease by  1/8%, the impact on the earnings (loss) before income taxes would be $1 million for the year ended December 31, 2006 and nil for the twenty-six weeks ended July 1, 2007.

F    Amortization of deferred financing costs

To record the amortization of the deferred financing costs under the seven-year senior secured term loan facility. The financing costs are amortized over the duration of the seven-year senior secured term loan.

G    Deferred gain amortization reversal relating to interest rate swaps

Domtar Inc. amortizes a deferred gain to income related to a previous termination of an interest rate swap contract prior to maturity. This gain was written off as a result of recording deferred credits at fair value. This adjustment reverses the amortization benefit recognized in Domtar Inc.’s historical consolidated financial statements.

H    Deferred financing cost amortization reversal

Represents the reversal of amortization of deferred financing costs recognized in Domtar Inc.’s historical consolidated financial statements resulting from recording acquired other assets at fair value.

Notes to unaudited pro forma condensed

combined financial information of the Company (continued)

I    Depreciation of property, plant and equipment

To reflect the reduction of the depreciation expense of property, plant and equipment in light of the preliminary valuation studies and management’s best estimate of current remaining economic useful lives of property, plant and equipment.

J    Reversal of purchase price allocation adjustment for inventories

Represents the reversal of the non recurring impact on net earnings of selling the finished goods that were revalued as a result of recording Domtar Inc.’s inventories at their estimated fair value.

K    Tax effect of purchase price allocation adjustments

To reflect the tax effect the purchase price allocation adjustments using the combined statutory rate in effect in the relevant jurisdictions.

L    Other income tax adjustments

To reflect the tax effect of pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions. The primary adjustment is the result of additional interest expense as a result of the senior secured term loan facilities.

M    Minority Interest

To reflect the presentation of Domtar Inc. preferred shares as a minority interest in the Company’s financial information.

Selected historical financial data of the Company

The following sets forth selected historical combined financial data of the Company for the periods and as of the dates indicated. The selected combined financial data as of December 25, 2005 and December 31, 2006 and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006 have been derived from the combined audited financial statements of the Weyerhaeuser Fine Paper Business, which financial statements, and the report of KPMG LLP thereon, are included elsewhere in this prospectus and consent solicitation statement. The selected combined financial data as of December 29, 2002, December 28, 2003 and December 26, 2004 and for the fiscal years ended December 29, 2002 and December 28, 2003 have been derived from the combined financial statements for the Weyerhaeuser Fine Paper Business, which have not been audited and are not included elsewhere in this prospectus and consent solicitation statement. The Company’s fiscal year ends on the last Sunday of the calendar year. Fiscal year 2006 consisted of 53 weeks, all other fiscal years presented consisted of 52 weeks.

The selected historical financial information of the Company as of and for the 26 weeks ended June 25, 2006 and July 1, 2007 reflects results of Domtar Inc. only from March 7, 2007 and has been derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The unaudited interim consolidated financial statements are included elsewhere in this prospectus and consent solicitation statement. Results for the 26 weeks ended July 1, 2007 are not necessarily indicative of results that may be expected for the entire year.

The Company acquired Domtar Inc. as of March 7, 2007. Accordingly, the results of operations for Domtar Inc. are reflected in the financial statements only as of and for the period after that date. Prior to March 7, 2007, the financial statements of the Company reflect only the results of operations of the Weyerhaeuser Fine Paper Business.

This information should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of the Company”, “Management’s discussion and analysis of financial condition and results of operations of the Predecessor Company” and the financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes thereto included elsewhere in this prospectus and consent solicitation statement.

U.S. GAAP/U.S. dollar (Dollars in millions)	Year ended					26 weeks ended June 25, 2006	26 weeks ended July 1, 2007(1)
	December 29, 2002	December 28, 2003	December 26, 2004	December 25, 2005	December 31, 2006

Statement of Income Data:
Sales	$2,801	$2,854	$3,026	$3,267	$3,306	$1,638	$2,671
Charges for restructuring, closure of facilities, and goodwill impairment	—	24	17	538	764	749	6
Operating income (loss) before depreciation, depletion and amortization	350	242	307	(221)	(245)	(616)	349
Operating income (loss)	69	(96)	(41)	(578)	(556)	(768)	140
Net income (loss)	57	(67)	(17)	(478)	(609)	(759)	60
Net income (loss) per share-basic and diluted(2)	0.20	(0.24)	(0.06)	(1.68)	(2.14)	(2.67)	0.14

Balance Sheet Data (at period end):
Cash and cash equivalents	1	1	2	1	1	2	80
Property, plant and equipment	4,091	4,113	3,923	3,270	3,065	3,229	5,894
Total assets	5,590	5,649	5,565	4,970	3,998	4,129	7,889
Other liabilities	14	59	37	24	37	43	2,458
Total shareholders’ equity	4,303	4,316	4,261	3,773	2,915	2,924	3,094

(1)	Reflects results of Domtar Inc. only from March 7, 2007, the Acquisition Closing Date.

(2)	Performance-based awards. The calculation of earnings per common share for the twenty-six weeks ended July 1, 2007 is based on the weighted-average number of Domtar Corp. common stock outstanding during the period. Prior to the Acquisition Transactions, Domtar Corp. did not have publicly traded common stock or stock options outstanding. The weighted average number of common stock of Domtar Corp. outstanding for the twenty-six weeks ended July 1, 2007 assumes that all such common stock outstanding immediately after the Contribution but before the acquisition of Domtar Inc. were outstanding since January 1, 2007. The effect of dilutive securities for the twenty-six weeks ended July 1, 2007 assumes that stock options of Domtar Corp. were outstanding immediately after the Contribution on March 5, 2007. The weighted average number of shares of Domtar Corp. common stock outstanding for the twenty-six weeks ended June 25, 2006 assumes that all such common stock outstanding immediately after the Contribution, but before the acquisition of Domtar Inc. were outstanding since December 26, 2005. The effect of dilutive securities for the twenty-six weeks ended June 25, 2006 assumes that stock options of Domtar Corp. were outstanding immediately after the Contribution on March 5, 2007.

Ratio of earnings to fixed charges

The following table sets forth the Company’s ratio of earnings to fixed charges for each of the last five years and for the 26 weeks ended July 1, 2007.

	Year ended										26 weeks ended July 1, 2007
U.S GAAP/U.S. dollar (Dollars in millions)	December 29, 2002		December 28, 2003		December 26, 2004		December 25, 2005		December 31, 2006

Operating Income (loss) before income taxes	$ 69		$(96)		$(41)		$(578)		$(556)		$ 82

Add Fixed Charges:
Interest Expense (excluding capitalized)	—	*	—	*	—	*	—	*	—	*	58
Amortization of loan costs	—		—		—		—		—		1
Interest factor in rents	6		6		6		7		5		4

Total earnings (loss) as defined	75		(90)		(35)		(571)		(551)		145

Fixed Charges:
Interest Expense	—		—		—		—		—		58
Amortization of loan costs	—		—		—		—		—		1
Interest factor in rents	6		6		6		7		5		4

Ratio of Earnings to Fixed Charges	12.5	x	—		—		—		—		2.3	x
Deficiency in the coverage of earnings to fixed charges	—		15.0	x	5.8	x	81.6	x	110.2	x	—

*	Interest on capital leases and debt is immaterial and consequently was not included in the calculation of the Company’s ratio of earnings to fixed charges.

For the purpose of computing the ratios of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the aggregate of income from continuing operations before taxes and fixed charges excluding capitalized interest. Fixed charges represent interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense (estimated to be one-third).

Management’s discussion and analysis of financial condition and results of operations of the Company for the period ended July 1, 2007

Throughout this management’s discussion and analysis (MD&A), unless otherwise specified, “Domtar Corp.,” “the Company,” “Domtar,” “we,” “us” and “our” refer to Domtar Corporation, its subsidiaries, as well as its joint ventures. Domtar Corp.’s common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange. Except where otherwise indicated, all financial information reflected herein is determined on the basis of accounting principles generally accepted in the United States (GAAP). This MD&A should be read in conjunction with Domtar Corp.’s unaudited interim consolidated financial statements and notes thereto included elsewhere in this prospectus and consent solicitation statement. You should also read this MD&A in conjunction with the other historical financial information contained elsewhere in this prospectus and consent solicitation statement.

In accordance with industry practice, in this MD&A, the term “ton” or the symbol “ST” refers to a short ton, an imperial unit of measurement equal to 0.9072 metric tons, the term “tonne” or the symbol “ADMT” refers to an air dry metric ton and the term “MFBM” refers to million foot board measure. In this MD&A, unless otherwise indicated, all dollar amounts are expressed in U.S. dollars, and the term “dollars” and the symbol “$” refers to U.S. dollars. In the following discussion, unless otherwise noted, references to increases or decreases in income and expense items, prices, contribution to net income (loss), and shipment volume are based on the thirteen and twenty-six week periods ended July 1, 2007, as compared to the thirteen and twenty-six week periods ended June 25, 2006. The thirteen week periods are also referred to as the second quarter and the twenty-six week periods are also referred to as the first half or year-to-date.

The MD&A contains forward-looking statements. See “Forward-looking statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

The Acquisition Transactions

Domtar Corp. was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Acquisition Transactions. The Acquisition Transactions was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Acquisition Transactions, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corp. as of the consummation of the Acquisition Transactions as the “Successor.”

Although Weyerhaeuser does not have a continuing proprietary interest in Domtar Corp., we have entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Acquisition Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable us to continue to operate the Weyerhaeuser Fine Paper Business efficiently following the completion of the Acquisition Transactions.

The following MD&A of Domtar Corp. covers certain periods prior to the Acquisition Transactions. For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the “Predecessor” to Domtar Corp. and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corp. Accordingly, the results reported for the second quarter and the first half of 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the entire period. The results reported for the second quarter of 2007 include results of the Successor for the entire period and those reported for the first half of fiscal year 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to July 1, 2007. These historical financial statements may not be indicative of our future performance.

For more information on the Acquisition Transactions, refer to note 1 of the unaudited interim financial statements of the Company.

Second quarter 2007 overview

For the second quarter of 2007, we reported operating income of $69 million, an increase of $90 million compared to an operating loss of $21 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding operating income of $30 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $39 million, an increase of $60 million compared to the second quarter of 2006. The increase in operating income in the second quarter of 2007 is mainly attributable to higher average selling prices for paper and pulp and lower freight and energy costs, partially due to mill and sawmill closures. These factors were partially offset by lower shipments for all of our major products, higher costs for purchased fiber and lower average selling prices for our wood products.

In July, 2007, we announced that we will permanently close two paper machines, one at our Woodland paper mill and another at our Port Edwards paper mill, as well as our Gatineau paper mill and our converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In June 2007, we entered into an agreement to sell substantially all of our Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of our harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and Domtar’s interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. We have agreed in principle to extend our support to the transaction by investing in Conifex in an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to us. In addition, we will provide Conifex Inc. with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. We intend to use the net cash proceeds from the transaction to reduce our outstanding debt. At July 1, 2007, we accounted for the assets and liabilities of our Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. We do not expect to recognize a gain or loss from the sale upon closing.

Outlook

In the second half of the year, fine paper volumes are expected to remain under some pressure compared to last year while price realizations should improve compared to the second quarter as a result of the carry over from the price increases for copy paper and for pulp implemented late in the quarter. In light of the decline in North American demand for fine papers and the resulting excess capacity, notably in commercial printing paper grades, Domtar Corp. will continue to monitor its production and inventories to meet customer demand.

Accounting for the Acquisition Transaction

The Acquisition Transactions was considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corp. and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corp. common stock issued plus acquisition costs directly related to the Acquisition Transactions. Since no quoted market price existed for the shares of Domtar Corp.’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date on which the terms of the Acquisition Transactions were agreed to and announced. The fair value of Domtar Inc. common shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value is based on the same periods.

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on our preliminary estimates of their fair value, which are based on information currently available. We are in the process of completing the valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans.

We have refined our preliminary purchase price allocation presented in our first quarter financial statements to reflect the impact of the restructuring measures announced in July 2007 and the agreement to sell substantially all of our Wood business on the fair values of the assets acquired and the liabilities assumed. As such, the fair value allocated to inventories was decreased by $7 million, the fair value of property, plant and equipment was increased by $80 million, the fair value of trade and other payables was increased by $18 million, the fair value of other liabilities and deferred credits was increased by $5 million and the fair value of deferred income tax liability—non current was increased by $13 million. This resulted in a $37 million decrease in goodwill.

The following table summarizes the components of the total purchase price and the preliminary purchase price allocation, as adjusted.

(In millions of U.S. dollars, unless otherwise noted)

231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	$1,534
Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

The total purchase price of the transaction has been allocated as follows:

Fair value of net assets acquired at the date of acquisition
Cash and cash equivalents	573
Receivables	166
Inventories	495
Prepaid expenses	12
Income and other taxes receivable	7
Deterred income taxes—current	18
Property, plant and equipment	2,822
Intangible assets	29
Deferred income tax assets—non-current	107
Goodwill	106
Other assets	60

Total assets	4,395

Less: Liabilities
Bank indebtedness	67
Trade and other payables	388
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income tax liability—non-current	363
Other liabilities and deferred credits	311
Minority interests	28
Total liabilities	2,833

Fair value of net assets acquired at the date of acquisition	$1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $19 million for favorable natural gas contracts. The customer relationships have estimated useful lives of 5 years and the natural gas contracts will be amortized over a period of 3 years.

Our business

Domtar Corp.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood.

Papers

We are the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity. We operate 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. We also have one paper mill at Prince Albert, Saskatchewan that is currently not in operation but that has an annual paper production capacity of approximately 290,000 tons. In addition, we have an annual paper production capacity of 235,000 tons of coated groundwood at one of our paper mills in the U.S. Our paper facilities are complemented by strategically located warehouses and sales offices. The table below lists all of our paper facilities and their annual production capacity.

Paper production facility	Location	Paper machines	Principal paper type	Annual paper capacity (millions of tons)

Uncoated freesheet mills
Ashdown	Arkansas	4	Copy and offset	0.9
Windsor	Québec	2	Copy and offset	0.6
Hawesville	Kentucky	2	Copy and offset	0.6
Plymouth	North Carolina	2	Copy and offset	0.5
Kingsport	Tennessee	1	Copy and offset	0.4
Marlboro	South Carolina	1	Copy and offset	0.4
Johnsonburg	Pennsylvania	2	Copy and offset	0.4
Dryden	Ontario	1	Copy and offset	0.3
Port-Edwards(1)	Wisconsin	3	Value added	0.2
Nekoosa	Wisconsin	3	Value added	0.2
Rothschild	Wisconsin	1	Opaque	0.1
Woodland(1)	Maine	—	Opaque	—
Gatineau(1)	Québec	—	Coated lightweight	—
Port Huron	Michigan	4	Technical and specialty	0.1
Espanola	Ontario	2	Technical and specialty	0.1

Total Uncoated freesheet mills		29		4.8

Coated groundwood
Columbus	Mississippi	1	Coated groundwood	0.2

Total Coated groundwood		1		0.2

		30		5.0

(1)	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, and one at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table reflects these closures.

We design, manufacture, market and distribute a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users.

We manufacture papergrade pulp, which we sell to the extent we produce more pulp than is required for internal use in our paper mills. We also manufacture and sell fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs. In September 2007, we entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. The consummation of this plan is subject to several critical conditions. See “Business of the Company—Recent developments—Potential redevelopment of Prince Albert facility.”

Paper Merchants

Our Paper Merchants business consists of an extensive network of strategically located paper distribution facilities, comprising the purchasing, warehousing, sale and distribution of various products made by us and other manufacturers. These products include business and printing papers and certain industrial products. Our paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper, part of the Domtar Distribution Group, operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. Domtar Distribution Group, in Canada, operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House in two locations in Atlantic Canada.

Wood

Our Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. We operate four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, we own five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. We also have an interest in three joint ventures and an investment in one business, which all produce wood products. We seek to optimize 28 million acres of forestland directly licensed or owned in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs.

In June 2007, we entered into an agreement to sell substantially all of our Wood business to the newly created Conifex Inc. We will retain our sawmills in Saskatchewan and some related forest licenses as well as our owned forestland and forest licenses related to our Espanola and Windsor pulp and paper mills. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007.

Consolidated results of operations

The following table includes the consolidated financial results of Domtar Corp. for the thirteen and twenty-six week periods ended July 1, 2007, which consists of the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, from January 1, 2007 to March 6, 2007 and of the Successor for the period from March 7, 2007 to July 1, 2007, and the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the thirteen and twenty-six week periods ended June 25, 2006.

Financial highlights (In millions of U.S. dollars, unless otherwise noted)	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006

Sales	$1,620	$ 809	$2,671	$1,638
Operating income (loss)	69	(21)	140	(768)
Net income (loss)	11	(12)	60	(759)

Net income (loss) per common share (in dollars)(1):
Basic	0.02	(0.04)	0.14	(2.67)
Diluted	0.02	(0.04)	0.14	(2.67)

Operating income (loss) per segment:
Papers	92	(16)	163	(764)
Paper Merchants	2	—	6	—
Wood	(20)	(5)	(24)	(4)
Corporate	(5)	—	(5)	—

Total	69	(21)	140	(768)

	As at July 1, 2007	As at December 31, 2006

Total assets	7,889	3,998
Total long-term debt, including current portion	2,444	44

(1)	Refer to note 5 of the interim consolidated financial statements included elsewhere in this prospectus and consent solicitation statement for more information on the calculation of net income per common share.

Thirteen week period ended July 1, 2007 compared to thirteen week period ended June 25, 2006 overview

Sales

Sales for the second quarter of 2007 amounted to $1,620 million, an increase of $811 million, or 100%, from sales of $809 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $801 million attributable to Domtar Inc., sales for the second quarter of 2007 amounted to $819 million, an increase of $10 million compared to the second quarter of 2006. The increase was mainly attributable to higher average selling prices for pulp and paper, partially offset by lower shipments for all of our major products, mostly as a result of mill and sawmill closures (including the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006), and lower average selling prices for wood products.

Domtar Inc.’s sales for the thirteen weeks ended July 1, 2007 amounted to $801 million. Domtar Inc.’s sales were also impacted by higher average selling prices for paper and pulp, partially offset by lower shipments for paper, pulp and wood products, and lower average selling prices for lumber.

Cost of sales

Cost of sales increased by $606 million or 85% in the second quarter of 2007 compared to the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding cost of sales of $664 million attributable to Domtar Inc., cost of sales in the second quarter of 2007 amounted to $653 million, a decrease of $58 million compared to the second quarter of 2006. This decrease was mainly attributable to the mill and sawmill closures mentioned above, and lower freight and energy costs, partially offset by higher costs for purchased fiber and the negative impact of a weaker U.S. dollar on our Canadian dollar denominated operating expenses.

Domtar Inc.’s cost of sales for the thirteen weeks ended July 1, 2007 was $664 million and reflected lower production and shipments for paper and wood products, lower costs for freight and energy, and to a lesser extent, lower charges on softwood lumber exports, partially offset by higher costs for purchased fiber and chemicals, higher maintenance costs as well as the negative impact of a weaker U.S. dollar on our Canadian dollar denominated operating expenses.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses increased by $60 million in the second quarter of 2007 compared to the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding SG&A of $60 million attributable to Domtar Inc., SG&A in the second quarter of 2007 amounted to $43 million, unchanged from the SG&A expense in the second quarter of 2006.

Domtar Inc.’s SG&A for the thirteen weeks ended July 1, 2007 amounted to $60 million and included mark-to-market gains on financial instruments, transaction and integration costs and reflected higher overall costs.

Operating income

Operating income in the second quarter of 2007 amounted to $69 million, an improvement of $90 million compared to an operating loss of $21 million in the second quarter of 2006 in part due to the acquisition of Domtar Inc. Excluding operating income of $30 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $39 million, an increase of $60 million compared to the second quarter of 2006. The improvement in operating income was mostly attributable to the factors mentioned above.

Domtar Inc.’s operating income for the thirteen weeks ended July 1, 2007 amounted to $30 million and was also impacted by the factors mentioned above.

Interest expense

We incurred $47 million of interest expense mainly relating to interest incurred under the Credit Agreement as well as interest on existing Domtar Inc. debt assumed by us on March 7, 2007.

Income taxes

Income tax expense amounted to $11 million in the second quarter of 2007, which was comprised of current tax expense of $15 million and deferred tax recovery of $4 million. During the second quarter of 2007, the Company has provided current income taxes under APB No. 23, “Accounting for Income Taxes—Special Areas,” (“APB23”) for the presumed repatriation to the United States of earnings from all non-U.S. subsidiaries and unconsolidated affiliates. As such, the Company has recorded a provision of $4 million for U.S. withholding taxes payable on future distributions from the U.S. subsidiaries to the Company. Our effective tax rate is impacted by the change in the Canadian federal income tax rate in the amount of $1 million, the mix and level of earnings subject to different tax jurisdictions and the differences in tax rates applicable to our foreign subsidiaries.

Net income

Net income amounted to $11 million ($0.02 per common share) in the second quarter of 2007, an improvement of $23 million compared to a net loss of $12 million ($0.04 per common share) in the second quarter of 2006. Excluding a net loss of $1 million attributable to Domtar Inc., net income in the second quarter of 2007 amounted to $12 million, an increase of $24 million compared to the second quarter of 2006. This improvement in net income was mainly attributable to the factors mentioned above.

Twenty-six week period ended July 1, 2007 compared to

Twenty-six week period ended June 25, 2006 overview

Sales

First half sales for 2007 amounted to $2,671 million, an increase of $1,033 million, or 63%, from first half sales of $1,638 million in 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $1,039 million attributable to Domtar Inc., first half sales for 2007 amounted to $1,632 million, a decrease of $6 million compared to the first half sales for 2006. The decrease was mainly attributable to lower shipments for all of our major products, mostly as a result of mill and sawmill closures (including the indefinite closure of our Prince Albert, Saskatchewan paper mill and our Big River and 51% owned Wapawekka, Saskatchewan sawmills, effective in the first quarter of 2006, the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006), as well as lower average selling prices for wood products. These factors were partially offset by higher average selling prices for pulp and paper.

Domtar Inc.’s sales for the sixteen weeks ended July 1, 2007 amounted to $1,039 million. Domtar Inc.’s sales were also impacted by lower shipments for paper, pulp and wood products and lower average selling prices for lumber, partially offset by higher average selling prices for paper and pulp.

Cost of sales

First half cost of sales increased by $754 million, or 53%, in 2007 compared to first half cost of sales in 2006 primarily due to the acquisition of Domtar Inc. Excluding cost of sales of $871 million attributable to Domtar Inc., first half cost of sales in 2007 amounted to $1,301 million, a decrease of $117 million compared to first half cost of sales of 2006. This decrease was mainly attributable to the mill and sawmill closures mentioned above, and lower freight and energy charges, partially offset by higher costs for purchased fiber and chips and an increase in an environmental provision of $5 million recorded in the first quarter of 2007.

Domtar Inc.’s cost of sales for the sixteen weeks ended July 1, 2007 amounted to $871 million, having benefited from lower production and shipments for paper and wood products, lower costs for freight and energy and lower charges on its softwood lumber exports, partially offset by higher costs for purchased fiber and chemicals.

Selling, general and administrative expenses

First half SG&A expenses increased by $63 million in 2007 compared to first half SG&A in 2006 primarily due to the acquisition of Domtar Inc. Excluding SG&A of $70 million attributable to Domtar Inc., first half SG&A in 2007 amounted to $80 million, a decrease of $7 million compared to first half SG&A in 2006. This decrease in SG&A is mostly due to the difference between the corporate charges allocated to the Predecessor by Weyerhaeuser and the implementation of transaction service agreement charges as of March 7, 2007.

Domtar Inc.’s SG&A amounted to $70 million for the sixteen weeks ended July 1, 2007, and included transaction and integration costs, mark-to-market gains on financial instruments and reflects higher overall operating costs.

Operating income

First half operating income in 2007 amounted to $140 million, an improvement of $908 million compared to first half operating loss in 2006 of $768 million in part due to the acquisition of Domtar Inc. and a goodwill impairment expense recorded in the first quarter of 2006. Excluding operating income of $44 million attributable to Domtar Inc., first half operating income in 2007 amounted to $96 million, an increase of $864 million compared to 2006. The improvement in operating income was mostly attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 based on an evaluation of the goodwill relating to the Papers segment, as well as the factors mentioned above.

Domtar Inc.’s operating income for the sixteen weeks ended July 1, 2007 amounted to $44 million, and was impacted by the factors mentioned above.

Interest expense

We incurred $58 million of interest expense for the first half of 2007 mainly relating to interest incurred after March 6, 2007 under the Credit Agreement, as well as interest on existing Domtar Inc. debt assumed by us on March 7, 2007.

Income taxes

For the first half of 2007, our income tax expense totaled $22 million, which was comprised of current tax expense of $37 million and deferred tax recovery of $15 million. The current tax expense includes $13 million of expense related to the period prior to the Acquisition Transactions and does not constitute cash taxes for the Company, as well as an out-of-period adjustment of approximately $6 million incurred in the first quarter of 2007 as a result of the omission to account for a change in the Canadian federal tax rate which occurred in the second quarter of 2006.

Net income

First half net income amounted to $60 million ($0.14 per common share) in 2007, an improvement of $819 million compared to a first half net loss of $759 million ($2.67 per common share) in 2006 in part due to the acquisition of Domtar Inc. and a goodwill impairment expense recorded in the first quarter of 2006. Excluding net income of $6 million attributable to Domtar Inc., first half net income in 2007 amounted to $54 million, an increase of $813 million compared to first half net loss of 2006. This improvement in net income was mainly attributable to the factors mentioned above.

Closure and restructuring costs

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at our Woodland paper mill and another at our Port-Edwards paper mill as well as our Gatineau paper mill and its converting center, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring costs relate to operations and activities of Domtar Inc., which was acquired by Domtar Corp. on March 7, 2007 and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the Acquisition Closing Date and were treated as part of the purchase price allocation in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These closures also impacted the fair value of certain property, plant and equipment as part of the Domtar Inc. purchase price allocation. At July 1, 2007, the closure and restructuring cost provision related to the announcement was $20 million.

Paper

Selected information (In millions of U.S. dollars, unless otherwise noted).	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006

Sales
Total sales	$1,365	$774	$2,320	$1,545
Intersegment sales to Paper Merchants	(50)	—	(74)	—

	1,315	774	2,246	1,545
Operating income (loss)	92	(16)	163	(764)

Shipments
Paper (in thousands of ST)	1,209	732	2,080	1,545
Pulp (in thousands of ADMT)	330	205	579	412

Benchmark prices(1):
Copy 20 lb sheets ($/ton)	963	890	947	855
Offset 50 lb rolls ($/ton)	810	840	810	803
Coated publication, no. 5, 40 lb Offset, rolls ($/ton)	748	895	763	897
Pulp NBSK—U.S. market ($/ADMT)	810	707	800	680
Pulp NBHK—Japan market(2)($/ADMT)	640	572	640	557

(1)	Source: Pulp & Paper Week. As such, these prices do not necessarily reflect our transaction prices.

(2)	Based on Pulp and Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

Sales and operating income

Sales

Sales in our Paper business amounted to $1,315 million in the second quarter of 2007, an increase of $541 million or 70% from sales of $774 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $518 million attributable to Domtar Inc., sales in the second quarter of 2007 amounted to $797 million, an increase of $23 million compared to sales in the second quarter of 2006. The increase in sales was mostly attributable to an increase in average selling prices for paper of $46 per ton, or 5%, and for pulp of $52 per tonne, or 9%, compared to the second quarter of 2006. These factors were partially offset by lower shipments for pulp and paper of approximately 5% and 3%, respectively, compared to the second quarter of 2006, mainly as a result of the indefinite closures of our Prince Albert pulp mill effective in the second quarter of 2006, as well as the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006. For the twenty-six week period ended July 1, 2007, sales in our Papers business increased by $701 million, or 45% compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $661 million attributable to Domtar Inc., sales in 2007 amounted to $1,585 million, an increase of $40 million compared to sales in 2006. The increase is attributable to the same factors explained above.

Domtar Inc.’s sales for the second quarter of 2007 and for the sixteen week period ended July 1, 2007 amounted to $518 million and $661 million, respectively. Sales for Domtar Inc. were also impacted by lower shipments for paper and pulp, partially offset by higher average selling prices for paper and pulp.

Operating income

Operating income in our Paper business totaled $92 million in the second quarter of 2007, an increase of $108 million compared to an operating loss of $16 million in the second quarter of 2006 in part due to the acquisition of Domtar Inc. Excluding operating income of $49 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $43 million, an increase of $59 million compared to the operating loss in the second quarter of 2006. The increase was mainly attributable to higher average selling prices for paper and pulp, lower costs for energy and chemicals, and lower freight expenses, mostly due to freight optimization efforts. These factors were partially offset by lower shipments for paper mostly due to a lower demand for uncoated freesheet in North America and the mill closures mentioned above, higher costs for purchased fiber and chips and lower shipments for pulp. For the twenty-six week period ended July 1, 2007, operating income in our Papers business increased by $927 million compared to the twenty six week period ended June 25, 2006 in part due to the acquisition of Domtar Inc. and the goodwill impairment expense recorded in the first quarter of 2006. Excluding the operating income of $59 million attributable to Domtar Inc., operating income in 2007 amounted to $104 million, an increase of $868 million compared to an operating loss in 2006. The increase is attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 as well as the factors mentioned above.

Domtar Inc.’s operating income totaled $49 million in the second quarter of 2007 and $59 million for the sixteen week period ended July 1, 2007. Domtar Inc.’s operating income benefited from higher average selling prices for paper and pulp, and lower freight and energy charges, partially offset by lower shipments for paper and pulp and higher costs for purchased fiber and chemicals.

Pricing environment

In our Paper business, our average transaction prices increased in the second quarter of 2007 compared to the second quarter of 2006. Our average transaction price for copy 20 lb sheets was higher on average by $100/ton, or 11%, while our average transaction price for offset 50 lb rolls was lower on average by $7/ton, or 1%, in the second quarter of 2007 compared to the second quarter of 2006. The US$60/ton price increase for cut-size announced in the first quarter of 2007 was implemented in the second quarter of 2007.

Our average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by $67/tonne, or 11%, and our average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by $57/tonne, or 11%, in the second quarter of 2007 compared to the second quarter of 2006. A $20/tonne price increase was implemented on softwood pulp in April 2007 and on our hardwood pulp in June 2007. A subsequent $20/tonne price increase has been announced for both softwood and hardwood effective in July 2007 and August 2007, respectively.

Operations

Shipments

Our paper shipments, excluding shipments of Domtar Inc., decreased by 20,000 tons, or 3%, in the second quarter of 2007 compared to the second quarter of 2006. This decrease is mainly due to lower demand, resulting in higher lack-of-order downtime in the second quarter of 2007 and the permanent closure of one paper machine at our Dryden, Ontario facility effective in the second quarter of 2006.

Our pulp trade shipments, excluding shipments of Domtar Inc., decreased by 11,000 tonnes in the second quarter of 2007 compared to the second quarter of 2006 mostly due to the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased and the mill has been closed for an indefinite period since November 2005.

Other

On July 31, 2007, we announced that we will permanently close two paper machines, one at our Woodland paper mill and another at our Port Edwards paper mill as well as our Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees. At July 1, 2007, the closure and restructuring cost provision related to the announcement was $20 million.

Due to poor market conditions, our pulp and paper mills in Prince Albert, Saskatchewan were indefinitely closed in the first half of 2006, and one of the two paper machines at our Dryden, Ontario paper mill was permanently shut down effective in the second quarter of 2006. As at July 1, 2007, we had not determined whether our Prince Albert, Saskatchewan mill will be reopened, sold or permanently closed. See “Business of the Company—Recent developments—Potential redevelopment of Prince Albert facility.” In the event the facility is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts.

Our Lebel-sur-Quévillon pulp mill was indefinitely closed in the fourth quarter of 2005 due to unfavorable economic conditions. As of July 1, 2007, the Lebel-sur-Quévillon pulp mill remains indefinitely idled due to continuing unfavorable economic factors such as high wood fiber, energy and transportation costs, a strong Canadian dollar and uncompetitive labor costs.

On May 9, 2007, we concluded the sale of our Vancouver property for total proceeds of $22 million ($23 million Canadian dollars).

Paper Merchants

Selected information	Thirteen weeks ended		Twenty-six weeks ended
(In millions of U.S. dollars)	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006

Sales	$225	—	$301	—
Operating income	2	—	6	—

Sales and operating income

Sales

Our Paper Merchants business generated sales of $225 million in the second quarter of 2007, and a total of $301 million for the twenty-six weeks ended July 1, 2007. The Predecessor had no Paper Merchants operations.

Operating income

Operating income amounted to $2 million in the second quarter of 2007 and $6 million for the twenty-six weeks ended July 1, 2007.

Wood

Selected information (In millions of Canadian dollars, unless otherwise noted)	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006

Sales	$ 90	$ 48	$137	$137
Intersegment sales	(10)	(13)	(13)	(44)

	80	35	124	93
Operating income (loss)	(20)	(5)	(24)	(4)
Shipments (millions of FBM)	227	47	315	140

Benchmark prices(1):
Lumber G.L. 2x4x8 stud ($/MFBM)	335	371	326	381
Lumber G.L. 2x4 R/L no. 1 & no. 2 ($/MFBM)	332	386	332	398

(1)	Source: Random Lengths. As such, these prices do not necessarily reflect our transaction prices.

Sales and operating loss

Sales

Sales in our Wood business amounted to $80 million in the second quarter of 2007, an increase of $45 million, or 129%, compared to sales of $35 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $58 million attributable to Domtar Inc., sales in the second quarter of 2007 amounted to $22 million, a decrease of $13 million compared to the second quarter of 2006. The decrease was attributable to lower average selling prices, mostly due to the slowdown in the U.S. housing industry. For the twenty-six week period ended July 1, 2007, sales in our Wood business increased by $31 million, or 33%, compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $77 million attributable to Domtar Inc., sales in 2007 amounted to $47 million, a decrease of $46 million compared to sales in 2006. The decrease is attributable to the indefinite closure of our Big River and 51% owned Wapawekka, Saskatchewan sawmills during the first quarter of 2006 as well as the factors explained above.

Domtar Inc. sales amounted to $58 million in the second quarter of 2007 and $77 million in the sixteen week period ended July 1, 2007 and were impacted by lower shipments and lower selling prices.

Operating loss

Operating loss in our Wood business amounted to $20 million in the second quarter of 2007, an increase of $15 million compared to an operating loss of $5 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding an operating loss of $16 million attributable to Domtar Inc., operating loss in the second quarter of 2007 amounted to $4 million, a decrease in operating loss of $1 million compared to the second quarter of 2006. The decrease in operating loss was mainly attributable to the realization of savings resulting from the indefinite closure of our Big River and 51% owned Wapawekka, Saskatchewan sawmills during the first quarter of 2006, partially offset by lower average selling prices. For the twenty-six week period ended July 1, 2007, operating loss in our Wood business increased by $20 million compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding an operating loss of $16 million attributable to Domtar Inc., the operating loss in 2007 amounted to $8 million, an increase in operating loss of $4 million compared to 2006. The increase in operating loss is attributable to lower average selling prices and shipments, partially offset by lower costs resulting from the sawmill closures mentioned above.

Domtar Inc.’s operating loss totaled $16 million in the second quarter of 2007 and for the sixteen-week period ended July 1, 2007. Factors impacting Domtar Inc.’s operating loss include lower average selling prices and lower shipments for lumber and chips, partially offset by lower costs for energy, and lower charges on softwood lumber exports.

Pricing environment

Our average transaction prices for Great Lakes 2x4 stud decreased by $44/MFBM, or 13%, and our average transaction prices for Great Lakes 2x4 random length decreased by $62/MFBM, or 18%, in the second quarter of 2007 compared to the second quarter of 2006.

Operations

Shipments

Our lumber and wood product shipments, excluding shipments of Domtar Inc., decreased by 11 MFBM, or 23%, in the second quarter of 2007 compared to the second quarter of 2006 as a result of sawmill closures mentioned above and the slowdown in the U.S housing industry.

Fiber supply

The Province of Québec adopted legislation, effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber we were permitted to harvest annually, under our licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar. This would significantly affect the supply of fiber for our Northern Québec softwood sawmills and market pulp operations. The reduction in harvest volume would also result in a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the impact of the strength of the Canadian dollar against the U.S. dollar, low lumber prices and other factors, most of the Company’s wood fiber harvesting operations in Québec have been shut down and all but one of the facilities relating to such operations have been closed indefinitely. In June 2007, we restarted production at our Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Other

In June 2007, we entered into an agreement to sell substantially all of our Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. for approximately CDN$285 million (approximately $268 million). The operations being sold consist of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val d’Or sawmills in Québec, as well as the remanufacturing facility in Sullivan, Québec. The sawmills have a production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights which represent the majority of our harvesting rights. Our interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. are also included in the transaction. Our sawmills in Saskatchewan are not included in the transaction. The transaction is subject to governmental approval for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. We have also agreed in principle to extend our support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation, in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to us. In addition, we will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. We intend to use the net cash proceeds from the transaction to reduce our outstanding debt.

In the first quarter of 2006, we indefinitely closed our Big River and 51% owned Wapawekka, Saskatchewan sawmills, due to the closure of our Prince Albert, Saskatchewan facility and poor market conditions. These facilities are currently not in operation. As at July 1, 2007, we had not determined whether these facilities will be reopened, sold or permanently closed. In the event that our Big River, Saskatchewan sawmill is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts. See “Business of the Company—Recent developments—Potential redevelopment of Prince Albert facility.”

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement, we announced the indefinite closure of our White River sawmill which became effective prior to the end of the second quarter of 2007. The closure impacted approximately 140 permanent positions and reduced our production capacity by 110 million board feet of lumber.

Stock based compensation expense

Prior to the consummation of the Acquisition Transactions, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards.

In connection with the Acquisition Transactions, Domtar Corp. exchanged outstanding options held by Domtar Inc. employees for options to purchase, on the same terms and conditions, shares of common stock of Domtar Corp. The number of shares subject to the options granted in exchange was equal to the number of common shares of Domtar Inc. that would have been received or a number of shares of Domtar Corp. common stock that would provide the equivalent value to the Domtar Inc. common shares determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal to or less than the market value at the time of the exchange. Further, each outstanding award of restricted Domtar Inc. common shares and deferred share units was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. awards, for awards of restricted shares and deferred share units with respect to the Company’s common stock.

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of the replacement equity plans.

In June 2007, a number of new equity awards were granted, consisting of performance conditioned restricted stock units, restricted stock units and non-qualified stock options, which are subject to a variety of service, performance and market conditions. As of July 1, 2007, none of the performance and market conditions were met.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense recognized in the Company’s results of operations related to these awards is not significant. The compensation costs related to non-vested awards not yet recognized amounted to approximately $25 million and will be recognized over a weighted average period of approximately 2 years or over the remaining service period depending on the awards.

Liquidity and capital resources

Our principal cash requirements are for working capital and capital expenditures, as well as principal and interest payments on our debt. We expect to fund our liquidity needs primarily with internally generated funds from our operations and, to the extent necessary, through borrowings under our revolving credit facility. We also have the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and credit ratings.

The Company’s ability to make payments on and to refinance its indebtedness, including debt the Company has incurred under the Credit Agreement, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company, Domtar Paper Company, LLC and Domtar Inc. incurred under the Credit Agreement, the terms of debt incurred by Domtar Inc. under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Operating activities

Cash flows provided from operating activities totaled $189 million in the second quarter of 2007 compared to cash flows provided from operating activities of $111 million in the second quarter of 2006 in part due to the acquisition of Domtar Inc. Excluding cash flows provided from operating activities of $98 million attributable to Domtar Inc., cash flows provided from operating activities totaled $91 million in the second quarter of 2007, a $20 million decrease compared to the second quarter of 2006. Our operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes. On a year-to-date basis, cash flows provided from operating activities totaled $280 million in 2007 compared to cash flows provided from operating activities of $182 million in 2006 in part due to the acquisition of Domtar Inc. Excluding cash flows provided from operating activities $151 million attributable to Domtar Inc., cash flows provided from operating activities amounted to $129 million in 2007, a $53 million decrease compared to 2006. This decrease in cash flows generated from operations mainly reflects an increase in requirements for working capital.

Investing activities

Cash flows used for investing activities totaled $14 million in the second quarter of 2007 compared to cash flows used for investing activities of $20 million in the second quarter of 2006. The $6 million decrease in cash flows used for investing activities was mainly attributable to proceeds on the sale of our Vancouver mill in May 2007, partially offset by higher capital spending in the amount of $12 million in 2007. On a year-to-date basis, cash flows provided from investing activities amounted to $545 million, or cash flows used for investing activities of $28 million, when excluding acquired cash of $573 million, in 2007 compared to cash flows used for investing activities of $41 million in 2006. The $13 million improvement, when excluding cash acquired, is related to the proceeds on the sale of the Vancouver mill partially offset by higher capital spending.

Financing activities

In the second quarter of 2007, cash flows used for financing activities amounted to $198 million compared to cash flows used for financing activities of $90 million in the second quarter of 2006. Excluding cash flows used for financing activities of $34 million attributable to Domtar Inc., cash flows used for financing activities totaled $164 million, a $74 million increase compared to cash flows used for financing activities in the second quarter of 2006. This increase in cash flows used for financing activities of $74 million mainly reflects a repayment of $90 million under our revolving credit facility and a repayment of $80 million on our term loan, partially offset by an increase in bank indebtedness. On a year-to-date basis, cash flows used for financing activities totaled $744 million in 2007 compared to cash flows used for financing activities of $140 million in 2006. Excluding cash flows used for financing activities of $43 million attributable to Domtar Inc., cash flows used for financing activities totaled $701 million in 2007 compared to cash flows used for financing activities in 2006 of $140 million. This $561 million increase in cash flows used for financing activities is mainly attributable to borrowings under our Credit Agreement consisting of an $800 million Term loan B facility associated with the Acquisition Transactions, more than offset by the repayment of our temporary borrowing in the amount of $1,350 million used to finance the Weyerhaeuser distribution and a repayment of our term loan of $80 million.

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including our Credit Agreement.

Capital resources

Net indebtedness was $2,438 million as at July 1, 2007 compared to $43 million as at December 31, 2006. The $2,395 million increase in net indebtedness was due to the outstanding indebtedness of Domtar Inc. at the time of the Acquisition Transactions and borrowings under our credit agreement entered into in connection with the Acquisition Transactions.

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consists of a seven-year senior secured Term Loan B facility of $800 million and a five year senior secured $750 million senior secured revolving loan facility. During the second quarter of 2007, the Term Loan B facility was reduced to $720 million mainly as a result of optional repayments by us. The senior revolving credit facility may be used for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans to the Company and Domtar Inc. Borrowings by us and Domtar Paper Company, LLC (the U.S. borrowers) under the senior secured revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the senior secured revolving credit facility will be made available in U.S. dollars or Canadian dollars and limited to $150 million (or the Canadian equivalent thereof).

Borrowings under the Term Loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility by us bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at the prime rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or a U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are discounted at bankers’ acceptance rates in Canada and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on our consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of Domtar Corp. and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations); liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, and changes in lines of business. For so long as the revolving credit commitments are outstanding, Domtar Corp. is required to comply with a consolidated EBITDA to interest coverage ratio of greater than 2.5x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.50x on December 31, 2008, in each case, as defined in the Credit Agreement. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the Term Loan B facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice. The Term Loan B has restrictions on the amount of new debt that may be borrowed subject to certain exceptions and the Credit Agreement contains customary events of default.

Our U.S. subsidiaries, subject to agreed exceptions, serve as guarantors of the U.S. borrowers obligations under the senior secured credit facilities. We and certain subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both us and Domtar Inc. in respect of the senior secured credit facilities, are secured by our equity interests in our subsidiaries, subject to agreed exceptions, and are secured by our U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc. and its subsidiaries, other than its U.S. subsidiaries.

As at July 1, 2007, we had no amounts drawn under our revolving credit facility and $49 million of letters of credit outstanding resulting in $701 million of availability for future drawings under this facility. An additional letter of credit of $2 million was outstanding in connection with an industrial revenue bond.

The indentures related to the 10% and 10.85% Canadian debentures of Domtar Inc. limit the amount of dividends that may be paid to us by Domtar Inc. These indentures also require that no new long-term debt be incurred by Domtar Inc., unless total long-term debt of Domtar Inc. is less than 50% of its consolidated net tangible assets, but do not restrict the incurrence of new long-term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All indentures of Domtar Inc. related to debt obligations contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

Credit rating

Rating agency	Security	Rating

Moody’s Investors Services	Secured Credit Facility	Ba1
	Unsecured debt obligations of subsidiary Domtar Inc.	B2

Standard & Poor’s	Secured Credit Facility	BB+
	Unsecured debt obligations of subsidiary Domtar Inc.	B+

Dominion Bond Rating Service	Secured Credit Facility	BBB (low)
	Unsecured debt obligations of subsidiary Domtar Inc.	BB (low)
	Preferred shares of subsidiary Domtar Inc.	Pfd-5 (high)

The ratings by Moody’s Investors Services (Moody’s) are the fifth and sixth best ratings in terms of quality within nine rating gradations, with the numerical modifier 1 indicating a ranking at the top end of a rating category and the numerical modifier 2 indicating a ranking in the middle of a rating category. According to Moody’s, a rating of Ba has speculative elements and a rating of B is considered speculative. The ratings by Standard & Poor’s (S&P) are the fifth and sixth best ratings in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category. According to S&P, ratings of BB and B have significant speculative characteristics. The debt ratings by Dominion Bond Ratings (DBRS) are the fourth and fifth best ratings in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of a rating category. According to DBRS, a rating of BBB has adequate credit quality and a rating of BB is speculative and non-investment grade.

All the agencies have a “stable” outlook in respect to these ratings. Any reductions in our credit ratings would have a negative impact on our access to and cost of capital and financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common stock

Upon the consummation of the Acquisition Transactions, Domtar Inc. shareholders could either receive common stock of the Company or shares of Domtar (Canada) Paper Inc. that are exchangeable for common stock of the Company. As of July 1, 2007, we had 54,277,334 exchangeable shares issued and outstanding. The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially economically equivalent to shares of the Company’s common stock. These shareholders may exchange the exchangeable shares for shares of Domtar Corporation common stock on a one-for-one basis at any time. The exchangeable shares may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors, which cannot be prior to July 31, 2023, or upon the occurrence of certain specified events.

Off balance sheet arrangements

In the normal course of business, we finance certain of our activities off balance sheet through leases and securitization.

Receivables securitization

In conjunction with the Acquisition Transactions, we retained Domtar Inc.’s receivable securitization program. We sell certain of our trade receivables through a securitization program, which expires in February 2010. We use securitization of our receivables as a source of financing by reducing our working capital requirements. This securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement governing our receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest to a maximum of $190 million. The subordinated interest retained by us is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

As at July 1, 2007, the cash received from the transfer of receivables amounted to $130 million. We expect to continue selling receivables on an ongoing basis, given the attractive discount rates. Should this program be discontinued either by management’s decision or due to termination of the program by the provider, our working capital and bank debt requirements could increase.

Related party transactions

Prior to the Acquisition Transactions, the Weyerhaeuser Fine Paper Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. For the thirteen and twenty-six weeks ended June 26, 2006, the Weyerhaeuser Fine Paper Business purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $44 million and $90 million, respectively, and sold pulp, paper and lumber for an amount of $59 million and $92 million, respectively.

Guarantees

Indemnifications

In the normal course of business, we offer indemnifications relating to the sale of our businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at July 1, 2007, we are unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Tax sharing agreement

In conjunction with the Acquisition Transactions, we signed a Tax Sharing Agreement that governs both our and Weyerhaeuser’s rights and obligations after the Acquisition Transactions with respect to taxes for both pre and post-Distribution periods in regards to general ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of our common stock to Weyerhaeuser shareholders.

We will generally be required to indemnify Weyerhaeuser and its shareholders against any tax resulting from the Distribution if that tax results from an act or omission by us after the Distribution. If Weyerhaeuser, however, should recognize a gain on the Distribution for reasons not related to an act or omission to act by us after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by us under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment of the Distribution to Weyerhaeuser, the following actions will be subject to restrictions for a two-year period following the date of the Distribution:

•	redemption, recapitalization, repurchase or acquisition of our own capital stock;

•	issuance of capital stock or convertible debt;

•	liquidation of Domtar Corp.;

•	discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

Pension plans

We have indemnified and held harmless the trustees of our pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions from us or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at July 1, 2007, we had not recorded a liability associated with these indemnifications, as we do not expect to make any payments pertaining to these indemnifications.

E.B. Eddy acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CDN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the Acquisition Transactions, the maximum amount of the purchase price adjustment was $103 million (CDN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, we received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $103 million (CDN$110 million) as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of $103 million (CDN$110 million) as well as additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Debt agreements

Certain debt agreements of Domtar Inc. require us to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at July 1, 2007, no provisions have been recorded in the consolidated financial statements.

Accounting changes

Accounting for planned major maintenance

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. On January 1, 2007, we adopted retroactively with restatement of prior periods the direct expensing method. We previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

Uncertainty in income taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes —An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which we adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Fair value option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. We are currently evaluating the effect that FAS 159 will have on our financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair value measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. We are currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Critical accounting policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect our results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters and other asset retirement obligations, useful lives, impairment of long-lived assets, goodwill and other intangible assets, pension and other employee future benefit plans and income taxes based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

Environmental matters and other asset retirement obligations

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, we incur certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

We recognize asset retirement obligations at fair value in the period in which we incur a legal obligation associated with the retirement of an asset. Our asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

The estimate of fair value is based on the results of the expected future cash flow approach, in which multiple cash flow scenarios that reflect a range of possible outcomes are considered. We have established cash flow scenarios for each individual asset retirement obligation. Probabilities are applied to each of the cash flow scenarios to arrive at an expected future cash flow. There is no supplemental risk adjustment made to the expected cash flows. The expected cash flows for each of the asset retirement obligations are discounted using the credit adjusted risk-free interest rate for the corresponding period until the settlement date. The rates used vary, based on the prevailing rate at the moment of recognition of the liability and on its settlement period. The rates used vary between 4.50% and 12.0%.

Cash flow estimates incorporate either assumptions that marketplace participants would use in their estimates of fair value, whenever that information is available without undue cost and effort, or assumptions developed by internal experts.

While we believe that we have determined the costs for environmental matters likely to be incurred, based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Useful lives

Our property, plant and equipment are stated at cost less accumulated depreciation, including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, depreciation is calculated using the unit of production method. For deferred financing fees, amortization is calculated on the interest method. For all other assets, depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

On a regular basis, we review the estimated useful lives of our property, plant and equipment. Assessing the reasonableness of the estimated useful lives of property, plant and equipment requires judgment and is based on currently available information. During the first quarter of 2007, we reviewed the useful lives of the property, plant and equipment acquired from Domtar Inc. using information obtained from the preliminary fair value and purchase price allocation. The final fair value appraisal and purchase price allocation may have a significant impact on the assigned value to property, plant and equipment and the final estimates of useful lives may have a significant impact on related depreciation expense. Changes in circumstances such as technological advances, changes to our business strategy, changes to our capital strategy or changes in regulation can result in the actual useful lives differing from our estimates. Revisions to the estimated useful lives of property, plant and equipment constitute a change in accounting estimate and are dealt with prospectively by amending depreciation rates. A change in the remaining estimated useful life of a group of assets, or their estimated net salvage value, will affect the depreciation rate used to depreciate the group of assets and thus affect depreciation expense as reported in our results of operations.

Impairment of long-lived assets

We review the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

Goodwill and other intangibles assets

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit. Other intangible assets with indefinite lives are not amortized, but are also tested for impairment at least annually. The impairment test consists of a comparison of the fair value of the intangible asset to their carrying amount.

Pension and other employee future benefit plans

Domtar Corp. contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution.

Domtar Corp. also has several defined benefit pension plans covering substantially all employees. In the United States, this includes pension plans that are qualified under the Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Code (“unqualified’). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

We account for pensions in accordance with Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. We account for other employee future benefits in accordance with FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income.

Pension and other employee future benefit assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which we have elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as at the beginning of the year.

An expected rate of return on plan assets of 6.2% was considered appropriate by our management for the determination of pension expense for 2007.

Effective January 1, 2007, Domtar Inc. will use 6.3% as the expected return on plan assets, which reflects the view of long-term investment returns.

The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

We set our discount rate assumption annually to reflect the rates available on high-quality, fixed income debt instruments, with a duration that is expected to match the timing and amount of expected benefit payments. High-quality debt instruments are corporate bonds with a rating of AA or better.

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in our pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Company’s pension funds are not permitted to own any of Domtar’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation.

Income taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income.

On a quarterly basis, we assess the need to establish a valuation allowance for deferred tax assets and, if it is deemed more likely than not that our deferred tax assets will not be realized based on these taxable income projections, a valuation allowance is recorded.

Our deferred tax assets are mainly composed of temporary differences related to accounting provisions for acquisitions, restructuring, environmental matters, as well as net operating loss carry forwards. The majority of these accruals are expected to be utilized or paid out over the next five years. Our deferred tax liabilities are mainly composed of temporary differences pertaining to plant, equipment and others. Estimating the ultimate settlement period, given the depreciation rates in effect are based on information as it develops, requires judgment and our best estimates. The reversal of timing differences is expected at future enacted tax rates, which could change due to changes in income tax laws or the introduction of tax changes through the presentation of annual budgets by different governments. As a result, a change in the timing and the income tax rate at which the components will reverse could materially affect deferred tax expense as recorded in our results of operations.

In addition, Canadian and American tax rules and regulations are subject to interpretation and require judgment that may be challenged by taxation authorities. To the best of our knowledge, we have adequately provided for our future tax consequences based upon current facts and circumstances and current tax law.

Quantitative and qualitative disclosures about market risk

Our income before income taxes can be impacted by the following sensitivities:

Sensitivity analysis (In millions of $, unless otherwise noted)	Estimated annual impact on income before depreciation and amortization and interest expense

Each $10/unit change in the selling price of the following products:(1)
Papers	$52
Pulp—net position	10
Wood (lumber)	12

Interest rate (1% change in interest rate on our floating rate debt)	8

Foreign exchange (US $0.01 change in relative value to the Canadian dollar before hedging)	11
Energy(2)
Natural gas: $0.25/MMBtu change in price before hedging	4
Crude oil: $1/barrel change in price before hedging	1

(1)	Based on estimated 2007 capacity (ST, ADMT or MFBM).

(2)	Based on estimated 2007 consumption levels. The allocation between energy sources may vary during the year in order to take advantage of market conditions.

Domtar Corp. may, from time to time, hedge part of its foreign exchange, pulp, interest rate and energy positions, which may therefore impact the above sensitivities.

In the normal course of business, we are exposed to certain financial risks. We do not use derivative instruments for speculative purposes; although all derivative instruments purchased to minimize risk may not qualify for hedge accounting.

Interest rate risk

We are exposed to interest rate risk arising from fluctuations in interest rates on our cash and cash equivalents, bank indebtedness, bank credit facility and long-term debt. We may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

Credit risk

We are exposed to credit risk on the accounts receivable from our customers. In order to reduce this risk, we review new customers’ credit histories before granting credit and conduct regular reviews of existing customers’ credit performance. In addition, we aim to not rely heavily on a small number of significant customers. We buy credit insurance to mitigate part of our exposure to credit risk.

We are also exposed to credit risk in the event of non-performance by counterparties to our financial instruments. We minimize this exposure by entering into contracts with counterparties that we believe are of high credit quality. We usually do not obtain collateral or other security to support financial instruments subject to credit risk. We regularly monitor the credit standing of counterparties.

Foreign currency risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, we hedge part of our foreign exchange exposure on anticipated costs denominated in Canadian dollars through the use of options and forward contracts. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date.

Price risk

We are exposed to price risk on purchases and sales. We may hedge a portion of our exposure to price risk associated with purchases of bunker oil or sales of NBSK pulp through the use of derivative cash settled commodity swaps. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date. We may also enter into physical fixed price contracts to fix the price of natural gas for future periods.

Controls and procedures

Transition to new public company

As discussed in detail under the caption “The Acquisition Transactions” in Note 1 of the interim financial statements, on March 7, 2007, we completed a transaction pursuant to which we became an independent holding company that, directly or indirectly through our subsidiaries, owns both the Weyerhaeuser Fine Paper Business and Domtar Inc. We are in the process of integrating the procedures and practices we inherited from Weyerhaeuser (with respect to the Weyerhaeuser Fine Paper Business) and from Domtar Inc. (with respect to the Domtar Inc. business). In connection with the Acquisition Transactions we entered into a Transition Services Agreement (TSA) with Weyerhaeuser to provide services to us relating to finance and administration, human resources and payroll, and information technology to enable us to manage an orderly transition in the operation of the Weyerhaeuser Fine Paper Business. Pursuant to the TSA, certain financial and accounting information used to complete our financial statements for fiscal 2007, including the interim period ended July 1, 2007, and the comparable period of 2006 was, or will be, prepared by Weyerhaeuser based on Weyerhaeuser systems and controls.

There are many complexities arising from the Acquisition Transactions that impacted the preparation of our financial information including the timing of the closing of the Acquisition Transactions late in the first quarter and the related availability of the financial systems and related system conversion, and the allocation of the purchase price of Domtar Inc. to its assets and application of purchase accounting. In addition, in conjunction with the TSA with Weyerhaeuser, additional time was required to obtain certain key information and supporting documentation necessary to complete our review of all financial statement accounts. Our disclosure controls and procedures include extensive management and senior management review of all financial matters and disclosures before any public filing is made.

Evaluation of disclosure controls and procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In connection with the preparation of the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2007, an evaluation was performed, as of July 1, 2007, by members of management, at the direction and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act). Based upon this evaluation and due to the material weaknesses discussed below, our Chief Executive Officer and Chief Financial Officer concluded that, as of July 1, 2007, our disclosure controls and procedures were not effective at a reasonable assurance level.

Material weaknesses in internal control over financial reporting

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following material weaknesses as of April 1, 2007 which were not remediated as of July 1, 2007.

The Company did not maintain effective controls over the completeness and accuracy of financial information produced under the TSA with Weyerhaeuser. Specifically, the Company did not have controls designed and in place to ensure that financial data regarding the Weyerhaeuser Fine Paper Business was complete, accurate, produced on a timely basis and supported with appropriate documentation. Further, the Company did not maintain an appropriate accounting and financial reporting organizational structure, specifically relating to the depth of resources, to be able to ensure that the accounting records being maintained by Weyerhaeuser under the TSA were accurate and complete. The financial data produced under the TSA affects substantially all balance sheet and income statement accounts.

These control deficiencies resulted in adjustments to the April 1, 2007 interim financial statements and a delay in the filing of the Company’s Quarterly Report on Form 10-Q for its first quarter of 2007. In addition, and until remediated, these control deficiencies could result in a misstatement of substantially all accounts and disclosures which would result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.

Plan for remediation of material weaknesses

We are in the process of integrating the procedures and practices we inherited from Weyerhaeuser (with respect to the Weyerhaeuser Fine Paper Business) and from Domtar Inc. (with respect to the Domtar Inc. business). We have hired additional professional financial and accounting staff, engaged temporary professional resources to help review the accounting records being prepared under the TSA and are preparing to take over the finance and administration, human resources and payroll, and information technology functions covered by the TSA with Weyerhaeuser. However, while we believe that we have controls designed to be effective, not all have operated for a sufficient period of time to demonstrate operating effectiveness. We will continue to receive services under the TSA for a period of time and, as a result, the circumstances that lead to the untimely filing of our Form 10-Q for the period ended April 1, 2007 may persist for a certain period in 2007 and may have an impact on future filings. We continue to monitor and assess our remediation activities to ensure that the material weaknesses discussed above are remediated as soon as practicable. However, management believes that they will be remediated by September 30, 2007, the date of our next fiscal quarter end.

Legal proceedings

We are involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. We periodically review the status of these proceedings and assess the likelihood of any adverse judgments or outcomes of our legal proceedings, as well as analyze probable losses. While we believe that the ultimate disposition of these matters will not have a material adverse effect on our financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on our results of cash flow in a given quarter or year.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at Prince Albert. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, consummation of this plan is subject to several critical conditions, and the Company has not determined whether these facilities will be reopened, sold or permanently closed. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is claiming that it is entitled to the accumulated pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its position with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount, subject to the finalization of definitive agreements and to court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Acquisition Transactions triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

The Company is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. The Company continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia on March 31, 1999 against Domtar Inc. and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia, including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (the ”Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a reserve of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

While we believe that we have determined the costs for environmental matters likely to be incurred based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our past and present properties will lead to future environmental investigations. These efforts will likely result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Management’s discussion and analysis of financial condition and results of operations of the Predecessor Company for the year ended December 31, 2006

The Company was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser. The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Company had no operations prior to March 7, 2007. On March 7, 2007, the following were completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders;

•	the combination of Domtar Inc. with the Company; and

•

the entry by the Company, Domtar Inc. and Domtar Paper Company, LLC into $1.5 billion senior secured credit facilities, consisting of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility.

The predecessor entity to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we refer to this predecessor entity as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Acquisition Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser.

The following discussion and analysis presents the factors that had a material effect on the results of operations of the Predecessor Company during the fiscal years ended the last Sunday of December 2006, 2005 and 2004. You should read this discussion in conjunction with the historical financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes to those statements and the unaudited pro forma condensed combined financial information of the Company and the notes to the pro forma condensed combined financial information included elsewhere in this prospectus and consent solicitation statement.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. This discussion should be read in conjunction with “Forward-looking statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Introduction

As more fully described in this Management’s discussion and analysis of financial condition and results of operations, the results of operations of the Company after the Acquisition Transactions will be significantly different than the results of operations of the Predecessor Company. This difference results from, among other things, the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser and the combination with Domtar Inc.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide investors with an understanding of the historical performance of the Predecessor Company, its financial condition and its prospects. This discussion and analysis relates to the three fiscal years ended December 31, 2006. As a result, it does not reflect changes to the Predecessor Company’s or the Company’s business that may have occurred during the first half of fiscal 2007. Because the Company’s business comprises the operations of both the Predecessor Company and Domtar Inc., unless the context requires otherwise, the forward-looking statements included in this section continue to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company. See “Management’s discussion and analysis of financial condition and results of operations of the Company”.

Overview

The Predecessor Company principally manufactures and sells fine paper, including uncoated freesheet and coated groundwood. The Predecessor Company operates six uncoated freesheet mills in the United States and two in Canada (one of which is currently not in operation) and one coated groundwood mill in the United States. The Predecessor Company also manufactures papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties. Papergrade pulp is sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allows for optimization of pulp capacity while reducing overall manufacturing costs on a per unit of product basis. The Predecessor Company operates two sawmills in Canada (one of which is currently not in operation) and holds forest licenses to support its Canadian paper, pulp and lumber operations. Wapawekka Lumber Limited Partnership, in which the Predecessor Company owns a 51% equity interest, also has one sawmill in Canada (which is currently not in operation).

The Predecessor Company’s segments are:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

Separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser

The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Acquisition Transactions.

The Company was organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination with Domtar Inc. The Company had no operations prior to March 7, 2007. Upon completion of the Acquisition Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc.

Although Weyerhaeuser does not have a continuing proprietary interest in the Company after the consummation of the Acquisition Transactions, the Company has entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Acquisition Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enabled the Company to conduct the Weyerhaeuser Fine Paper Business promptly following the completion of the Acquisition Transactions.

Upon consummation of the Acquisition Transactions, Domtar Inc. became a subsidiary of the Company.

Factors affecting results of operations

The results of operations and cash flows of the Predecessor Company are, and the results of operations and cash flows of the Company will be, affected by several factors, including industry cyclicality affecting market prices for pulp and paper, continued long-term decline in demand, competition from competing technologies and products, intense competition from low-cost suppliers, the impact of facility closures and imports on supply, transportation, energy and raw material costs, fluctuations in foreign currency exchange rates, charges associated with restructurings, closures and the impairment of goodwill, the impact of prices for energy and raw materials (especially those related to fiber, chemical costs, transportation and energy-related costs) on product margins, fluctuations in foreign currency exchange rates and income taxes.

Industry cyclicality

The Predecessor Company’s operating results are, and the Company’s operating results will be, affected by a variety of market conditions that influence demand and pricing for its products. The overall level of demand for paper is affected by, among other things, levels of white-collar employment. Accordingly, the Predecessor Company’s financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which it operates. These factors, such as the health of the economy and the strength of the U.S. dollar, are cyclical in nature. As a result, revenues in the pulp and paper industry and in the Predecessor Company’s and the Company’s business tend to be cyclical, with periods of shortage and rising market prices, leading to increased production and increased industry investment until supply exceeds demand. Those periods are then typically followed by periods of reduced market prices and excess and idled capacity until the cycle is repeated. The global economy grew at a healthy pace in 2005 and 2006.

The paper products industry is highly cyclical. Fluctuations in the prices of and the demand for the Company’s products could result in smaller profit margins and lower sales volumes.

Long-term decline in demand

Although, historically, demand for uncoated freesheet, like demand for paper products generally, has correlated positively with general economic activity, over the past six years ending on December 31, 2006, demand for some paper grades has decreased as the use of electronic transmission and document storage alternatives has become more widespread. In 2006, demand for uncoated freesheet in North America decreased approximately 0.6% compared to 2005. In part, demand for paper grades that the Predecessor Company produced and the Company produces have been declining as a result of competition from other grades of paper that it did not produce, such as uncoated groundwood.

Some of the Predecessor Company’s and the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

Competition from competing technologies and products

In addition to competition with electronic transmission and document storage alternatives, the Predecessor Company’s paper business competes with paper grades it does not produce. In particular, high brightness uncoated groundwood grade paper is increasingly being substituted for uncoated freesheet paper produced by the Predecessor Company. As a result of such competition, the Predecessor Company has experienced decreased demand for some of its existing commercial printing products. As the use of these alternatives grows, demand for uncoated freesheet produced by the Company is likely to decline further. The Predecessor Company’s wood product businesses also compete with alternative products such as engineered wood products.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.”

Intense competition from low-cost suppliers

The Predecessor Company competes with North American and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Predecessor Company has. With the appreciation of the Canadian dollar in recent years, the Predecessor Company’s Canadian operations, in particular, have been unable to compete as effectively with U.S. producers protected, in part, in the case of softwood lumber, by the imposition of countervailing and antidumping duties. In addition, foreign competition increasingly has been putting pressure on prices as new lower-cost producers from South America enter the North American market.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—The Company faces intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business and results of operations.”

Impact of closures and imports on supply

Industry supply of commodity pulp and paper products is affected by the number of operational or idled facilities, the building of new capacity and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers implement production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when supply significantly exceeds demand and margins are poor. Margins tend to decrease with lower capacity utilization because of downward price pressure and because fixed costs attributable to a product are spread across lower volumes.

While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects.

Faced with declining demand, rising costs (especially energy costs) and, in some cases, a rising Canadian dollar, several North American paper producers, including Weyerhaeuser, announced facility closures that decreased or will decrease supply. In 2005, Weyerhaeuser announced the indefinite closure of the pulp and paper mill at Prince Albert, Saskatchewan together with related vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Industry supply of commodity pulp and papers is also influenced by the level of imports and overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the level of imports in recent years, a strengthening in the U.S. dollar would likely increase imports of commodity wood products and papers from overseas, thereby offsetting domestic capacity rationalization and putting downward pressure on prices.

Transportation, energy and raw material costs

The Predecessor Company depends on the transportation of a large number of products, both domestically and internationally. The Predecessor Company relies primarily on third parties for transportation of the products it manufactures, as well as delivery of raw materials for its operations. In particular, a significant portion of the goods the Predecessor Company manufactures and the raw materials it uses are transported by railroad or trucks, which are highly regulated. Increases in transportation rates or fuel surcharges adversely affected the Predecessor Company’s profit margins in the past and could continue to affect the Company’s profit margins in the future. In addition, any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Company’s reputation, negatively impact its customer relationships and have a material adverse effect on the Company’s financial condition and results of operation.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. In recent years increases in energy and chemical costs have adversely affected the Predecessor Company’s profit margins. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw materials in the future or that the Company can pass on any such increases through increases in the price of its products.

On average, industry prices for uncoated freesheet increased in 2005 compared to 2004 and continued to rise in 2006. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Fluctuations in foreign currency exchange rates

Sales of pulp and paper by the Predecessor Company’s Canadian manufacturing facilities are invoiced in U.S. dollars in accordance with industry practice; therefore, reported net sales for the Predecessor Company’s pulp and paper operations are not affected by changes in foreign currency rates. However, the Predecessor Company is exposed to changes in foreign currency exchange rates because most of the costs relating to its Canadian pulp and paper business are incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar reduced the Predecessor Company’s, and will reduce the Company’s, profitability. Through much of the periods presented in this analysis, the value of the U.S. dollar had been declining relative to the Canadian dollar.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—The Company is affected by changes in currency exchange rates.”

Lumber export taxes and/or countervailing and antidumping duties

The Predecessor Company paid countervailing and antidumping duties on softwood lumber that it exported from Canada into the United States of $3 million, $7 million, $8 million and $15 million in the years ended December 31, 2006, December 25, 2005, December 26, 2004 and December 28, 2003, respectively. The United States and Canada reached a final settlement to this long-standing dispute in 2006. Under the settlement agreement, a Canadian export tax was instituted that requires Canadian softwood lumber exporters to pay the tax when the price of lumber is at or below a threshold and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. Under present market conditions, the Company’s softwood lumber exports are subject to a 5% export charge. The export charge will be included in costs of products sold in the Company’s statements of income and will reduce the margins earned on sales of softwood lumber. The Predecessor Company received a refund of countervailing and antidumping duties of $65 million and recognized the refund as income in the fourth quarter of 2006.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.”

Charges associated with the restructurings, closures and the impairment of goodwill

As more fully described herein, the comparability of the Predecessor Company’s operating results across periods in its Papers segment was affected by certain significant charges associated with restructurings, closures and the impairment of goodwill as follows:

	Year ended
(Dollars in millions)	December 31, 2006	December 25, 2005	December 26, 2004

Charges for restructuring, closure of facilities and impairment of goodwill:
Papers	$765	$461	$16
Wood	(1)	77	1

Total charges for restructuring, closure of facilities and impairment of goodwill	$764	$538	$17

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment.

The Predecessor Company periodically reviews the performance of its facility portfolio. If it appears unlikely that a facility will achieve a desired level of financial performance, the facility may be subject to a “fix, sale or close” assessment. This assessment or any other event that calls into question the future cash generation capability of a facility also triggers a review to determine if there has been an impairment of the carrying value of the facility. In recent years this process has led to the shutdown of one facility and of several paper machines, and the recording of significant asset impairment charges and severance costs. During the fourth quarter of 2005, Weyerhaeuser announced an indefinite closure of the Prince Albert, Saskatchewan mill and one of the two paper machines at the Dryden, Ontario mill due to poor market conditions and recognized charges of $534 million in connection with the closures. It is possible that the Company will incur additional charges and costs in future periods should such triggering events occur.

As of December 25, 2005, the carrying amount of goodwill for Weyerhaeuser’s Papers segment was $760 million, which included $749 million related to the paper operations and $11 million related to pulp operations. Based on an evaluation of the value of assets and liabilities relating to paper operations, Weyerhaeuser believed that the implied value of paper goodwill was zero as of the first quarter of 2006. Weyerhaeuser recognized a charge of $749 million in 2006 for the impairment of goodwill associated with paper operations. Further restructuring activities, protracted economic weakness or poor operating results, among other factors, could trigger an impairment of $11 million of goodwill related to pulp operations at some future date.

Impact of prices for energy and raw materials on product margins

Most of the Predecessor Company’s pulp and paper products are commodity products that are widely available and can be readily produced by its competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond the Predecessor Company’s control determine the price for its commodity products, and the price for any one or more of these products may fall below its cash production costs. Therefore, the Company’s profitability with respect to these products depends on managing its cost structure, particularly energy and raw material costs, which also exhibit commodity characteristics.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw material sources in the future or that the Company can pass on any such price increases through increases in the price of its products.

On average, industry prices for uncoated freesheet increased in 2006 and 2005 compared to 2004. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Income taxes

Under current U.S. tax law, the ability to use tax credits from the production of non-conventional fuel is phased out ratably when the average annual domestic wellhead price published by the U.S. Department of Energy (“DOE”) is $53 to $67 per barrel (in 2005 dollars) and is fully phased out if the top end of the price range is reached. Based on domestic wellhead prices at the end of 2006, the Predecessor Company is within the phase out range. The estimated loss of non-conventional fuel credits in 2006 due to phase out is $7 million.

As of December 31, 2006, the Predecessor Company had foreign net operating loss carryforwards of $353 million. The deferred tax asset associated with the foreign net operating loss carryforwards is $118 million, reduced by a valuation allowance of $109 million. As a result of the Acquisition Transactions, the foreign net operating loss carryforwards did not transfer to the Company. Therefore, net operating loss carryforwards will not be available to offset future taxable income of the Company.

The Predecessor Company recognized a deferred tax asset of $145 million related to deductions for asset impairments in 2005. See “— Factors affecting results of operations—Charges associated with the restructurings, closures and the impairment of goodwill.” As a result of the Acquisition Transactions, the historical book-tax difference in Canadian assets did not transfer to the Company. Therefore, this deferred tax asset is not available to offset future income taxes of the Company.

As a result of the Acquisition Transactions, the Canadian depreciable assets have a basis that is determined by reference to the consideration paid for them, and the historical book-tax difference related to these assets no longer generates a deferred tax liability, which was $223 million at December 31, 2006.

Results of operations

Overview

The following table sets forth the Predecessor Company’s operating results for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
(Dollars in millions)	December 31, 2006	December 25, 2005	December 26, 2004

Sales:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

Total sales	3,306	3,267	3,026

Costs and expenses:
Cost of products sold	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative	174	174	192
Charges for restructuring, closure of facilities and impairment of goodwill	764	538	17
Refund of countervailing and antidumping duties	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	$3,862	$3,845	$3,067

Operating loss	$ (556)	$ (578)	$ (41)

Contribution (charge) to earnings:
Papers	$ (608)	$ (492)	$ (39)
Wood	52	(86)	(2)
Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$ (609)	$ (478)	$ (17)

Fiscal year ended December 31, 2006 compared to fiscal year ended December 25, 2005

Sales.    Net sales and revenues of $3,306 million in 2006 increased $39 million, or 1.2%, compared to net sales and revenues of $3,267 million in 2005. This increase is mainly attributable to higher sales prices for both paper and pulp products which were largely offset by reduced sales volumes as a result of the closures of the Prince Albert, Saskatchewan pulp and paper mill and a Dryden, Ontario paper machine and closures at the Big River and Wapawekka, Saskatchewan sawmills.

Net sales in the Papers segment of $3,143 million in 2006 increased $71 million, or 2.3%, compared to $3,072 million in 2005. Unit shipments of paper in 2006 declined approximately 8% compared to 2005. Average selling prices of paper in 2006 increased approximately $84 per ton, or 11%, compared to 2005. The volume decline is primarily caused by the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The increase in average selling prices is a result of an overall improvement in the uncoated freesheet market. Pulp shipments declined approximately 3% in 2006 compared to 2005 due primarily to the closure of the Prince Albert, Saskatchewan mill. Average selling prices for pulp products increased approximately $59 per ton or 11% in 2006 compared to 2005 as a result of an overall improvement in the pulp markets. Overall improvement in the pulp and paper markets were largely the result of supply and demand balance improvement and cost push effect on prices due to increasing raw material costs and a weakening of the U.S. dollar.

Net sales in the Wood segment of $163 million in 2006 decreased $32 million, or 16.4%, from $195 million in 2005. This decrease in sales is primarily a result of the closure of the Big River and the Wapawekka sawmills in Saskatchewan.

Costs and expenses.    Costs and expenses of $3,862 million in 2006 increased $17 million, or 0.4%, compared to costs and expenses of $3,845 million in 2005. This increase was primarily due to charges associated with the impairment of goodwill and the closure of facilities, partially offset by a decrease in the cost of goods sold, a decrease in depreciation and amortization expense and a refund of countervailing and antidumping deposits received in 2006.

Cost of goods sold was $2,649 million in 2006, which is a decrease of $111 million, or 4.0%, compared to cost of goods sold of $2,760 million in 2005. This decrease was primarily due to a reduction in the costs incurred in the production process for pulp and paper of approximately $213 million as a result of the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The Papers segment experienced an increase in costs of approximately $127 million associated with a $38 million increase in operating costs at the Canadian facilities as a result of the strengthening of the Canadian dollar against the U.S. dollar, a $34 million increase in chemical costs, a $14 million increase in supplies (primarily packaging materials) and a $41 million increase in other miscellaneous items during 2006, for the facilities that continued to operate. Wood segment cost of products sold declined by approximately $26 million due primarily to the closures of the Big River and Wapawekka sawmills partially offset by an increase in third party sales volume in the forest operations.

Depreciation and amortization expense of $311 million in 2006 decreased $46 million, or 12.9%, compared to depreciation and amortization expense of $357 million in 2005, primarily as a result of facility closures.

An impairment of paper goodwill and charges for closure of facilities were recorded in the amounts of $749 million and $15 million, respectively, in 2006 compared to a charge for closure and restructuring of facilities in the amount of $538 million in 2005.

A pretax refund of $65 million in previously paid countervailing and antidumping deposits resulting from the settlement of the Canadian softwood lumber dispute was received in 2006.

Operating loss.    Operating loss of $556 million in 2006 decreased $22 million compared to operating loss of $578 million in 2005 due to items previously discussed.

Income taxes.    The income taxes of $53 million in 2006 increased $153 million compared to the income tax benefit of $100 million in 2005, primarily due to taxable income in 2006. The impairment of goodwill charge is not deductible for tax purposes.

During 2006, the Predecessor Company recognized a $3 million income tax benefit related to a change in Texas state income tax laws. In 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net loss.    Net loss of $609 million in 2006 increased $131 million compared to a net loss of $478 million in 2005. This increase resulted from the items discussed above.

Fiscal year ended December 25, 2005 compared to fiscal year ended December 26, 2004

Sales.    Net sales and revenues of $3,267 million in 2005 increased $241 million, or 8.0%, compared to net sales and revenues of $3,026 million in 2004. This increase is mainly the result of an increase in average selling prices and shipment volumes for pulp and paper.

Net sales of the Papers segment of $3,072 million in 2005 increased $205 million, or 7.2%, compared to net sales of $2,867 million in 2004 resulting from a general improvement in U.S. economic conditions. In 2005, average selling prices for paper increased approximately $37 per ton, or 5%, compared to average selling prices in 2004. Unit shipments of paper in 2005 increased approximately 3% compared to unit shipments in 2004. In 2005, average selling prices for pulp products increased approximately $6 per ton, or 1%, compared to 2004. Unit shipments of pulp products declined approximately 1% in 2005.

Net sales of the Wood segment of $195 million in 2005 increased $36 million, or 22.6%, compared to net sales of $159 million in 2004, primarily as a result of increased shipment volumes. Average selling prices increased modestly, but shipment volume increased 13% in 2005 compared to 2004. The sawmill operations took five months less market-related downtime at one of its mills in 2005 compared to 2004.

Costs and expenses.    Costs and expenses of $3,845 million in 2005 increased $778 million, or 25.4%, compared to costs and expenses of $3,067 million in 2004. This increase in costs and expenses is primarily caused by charges for closures of facilities and increased cost of goods sold.

Cost of goods sold of $2,760 million in 2005 increased $275 million, or 11.1%, compared to cost of goods sold of $2,485 million in 2004. An increase in paper product shipments resulted in an increase in cost of goods sold of approximately $81 million. In the Papers segment energy and chemical costs increased approximately $46 million in 2005. Transportation costs increased approximately $56 million in 2005, primarily due to fuel related cost increases. The strengthening of the Canadian dollar against the U.S. dollar during 2005 compared to 2004 resulted in a $54 million increase in operating costs of the segment’s Canadian facilities when translated into U.S. dollars. Cost of goods sold for the Wood segment increased $48 million, primarily due to the incremental sales volumes.

Selling, general and administrative expenses (including allocated Weyerhaeuser costs) of $174 million in 2005 decreased $18 million, or 9.4%, compared to $192 million in 2004, primarily as a result of efforts to reduce controllable costs.

Restructuring charges of $3 million in 2005 decreased $14 million, or 82.4%, compared to restructuring charges of $17 million in 2004. The Predecessor Company incurred these restructuring charges in 2004 primarily for restructuring activities associated with the Prince Albert, Saskatchewan and Dryden, Ontario mills.

Charges for closure of facilities in the amount of $534 million were recorded in 2005, primarily related to the decision to close the pulp and paper mill in Prince Albert, Saskatchewan together with its vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Operating loss.    Operating loss of $578 million in 2005 increased $537 million compared to an operating loss of $41 million in 2004. Excluding the previously discussed charges for restructuring, closure of facilities and goodwill totaling $538 million in 2005 and $17 million in 2004, there would have been an operating loss of $40 million in 2005, representing an increase of $16 million, or 67%, compared to an operating loss of $24 million in 2004. This increase resulted from the items discussed above.

Income taxes.    The benefit from income taxes of $100 million in 2005 increased $76 million compared to the income tax benefit of $24 million in 2004, primarily due to a higher operating loss, offset in part by an increase of $106 million in the valuation allowance associated with Canadian net operating losses and income tax credits.

During 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net loss.    Net loss of $478 million in 2005 increased $461 million compared to a net loss of $17 million in 2004. This increase resulted from the items discussed above.

Liquidity and capital resources

Historical

Historically, the Predecessor Company’s principal source of liquidity was cash flow generated from operating activities and intercompany financings from Weyerhaeuser.

The following table sets forth a summary of cash flows for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
(Dollars in millions)	December 31, 2006	December 25, 2005	December 26, 2004

Net cash provided by (used for):
Operating activities	$ 357	$ 190	$ 209
Investing activities	(63)	(109)	(82)
Financing activities	(294)	(82)	(126)

Net change in cash	$ —	$ (1)	$ 1

Cash provided by operating activities

Cash provided by operating activities was $357 million in 2006 compared to $190 million in 2005 and $209 million, in 2004.

The increase in the cash provided by operating activities in 2006 compared to the cash provided by operating activities in 2005 was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $235 million in 2006 as compared to 2005. As discussed in “— Results of operations” above, prices for, and margins earned on, pulp and paper products increased in 2006. Even though the volume of pulp and paper products sold in 2006 declined primarily due to the closures of the Prince Albert, Saskatchewan facility and a Dryden, Ontario paper machine, the net cash generated increased.

•

The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $68 million in 2006 as compared to 2005, primarily due to higher taxable earnings in 2006. The Predecessor Company earned $193 million before taxes in 2006, prior to a $749 million goodwill impairment charge, compared to a loss of $578 million before taxes in 2005. The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit was recognized for the goodwill impairment charge. The amount of current income taxes due is assumed to be paid by the Predecessor Company to Weyerhaeuser in the period owing in the combined financial statements of the Weyerhaeuser Fine Paper Business. See notes to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement.

The decrease in the cash provided by operating activities in 2005, compared to the cash provided by operating activities in 2004, was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $2 million in 2005 as compared to 2004. As discussed in “—Results of operations,” an increase in sales in 2005 was offset by increases in manufacturing costs.

•	The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $21 million in 2005 as compared to 2004, primarily due to higher taxable earnings in 2005.

Cash used for investing activities

The following table sets forth a summary of cash flow for investing activities for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
(Dollars in millions)	December 31, 2006	December 25, 2005	December 26, 2004

Papers	$63	$104	$77
Wood	—	5	5

	$63	$109	$82

The Predecessor Company’s operations are highly capital intensive and require annual capital investment to improve the efficiency of operations, ensure environmental compliance and replace aging equipment. In 2006 new capital investment totaled $64 million, including approximately $2 million for environmental compliance and the remainder for optimizing facilities, replacing equipment and reducing costs. In 2005, new capital investment totaled $113 million, more than half of which was for optimizing facilities and reducing costs. In 2004, the Predecessor Company incurred capital expenditures totaling $89 million, including $23 million for environmental compliance and the remainder for projects focused on replacement of major equipment and optimization.

The level of capital expenditures could increase or decrease as a consequence of a number of factors, including future economic conditions, weather and the timing of equipment purchases. Historically, internally generated cash flows or capital from Weyerhaeuser provided the cash needed to meet the Predecessor Company’s capital expenditures, investment and other requirements.

Cash used for financing activities

Historically, the Predecessor Company obtained its financing through intercompany borrowings with Weyerhaeuser. The Predecessor Company made net payments of $287 million, $76 million and $121 million to Weyerhaeuser in 2006, 2005 and 2004, respectively. Any outstanding receivables or payables under these intercompany borrowings were not transferred or assumed by the Company or any of its subsidiaries as part of the Acquisition Transactions.

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consists of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility. In connection with the closing of the Acquisition Transactions, the Company borrowed $800 million under the tranche B term loan facility and $60M under the revolving credit facility. The revolving credit facility may be used by the Company and Domtar Inc. for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company and Domtar Paper Company, LLC under the revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars or Canadian dollars and be limited to $150 million (or the Canadian dollar equivalent thereof).

See “Description of other indebtedness” for more information on the terms of the senior secured credit facilities, including with respect to guarantees and security.

Differences in credit ratings affect the interest rates at which the Company may sell debt securities or borrow funds, as well as the amounts of indebtedness and types of financing structures that may be available to the Company.

The Company’s primary future recurring cash needs are working capital, capital expenditures and debt service. The Company believes that its cash flows from operations, together with the amounts available for borrowings under the senior secured credit facilities discussed above, are sufficient to meet the Company’s recurring cash needs during the 12 month period after the Acquisition Transactions and for the foreseeable future thereafter. There can be no assurance, however, that this will be the case. If the Company’s cash flows from operations are less than is expected, the Company may need to incur additional debt. The Company may from time to time incur additional debt.

The Company’s ability to make payments on and to refinance its indebtedness, including the debt the Company incurred under the senior secured credit facilities, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company, Domtar Paper Company, LLC and Domtar Inc. incurred under the senior secured credit facilities, the terms of debt incurred by Domtar Inc. under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off balance sheet arrangements

Off-balance sheet arrangements did not have a material effect on the Predecessor’s financial condition, results of operations or cash flow and are not reasonably likely to have a material effect on the Company’s future financial condition, results of operations or cash flows. Domtar Inc. historically has had off balance sheet arrangements that will be reflected in the Company’s consolidated financial statements for fiscal periods following the Acquisition Closing Date. See Domtar Inc.’s consolidated financial statements and the notes thereto contained elsewhere in this prospectus and consent solicitation statement.

We expect that we will finance certain of our activities off balance sheet through leases and accounts receivable securitizations. See “Description of other indebtedness.”

Hedging arrangements

The Predecessor Company purchased natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months.

Following the Acquisition Transactions, the Company does not participate in this hedging program. See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement. See also “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.— An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.” The Company may enter into new hedging arrangements following the consummation of the Acquisition Transactions.

Dividends

The Company does not intend to pay dividends for the foreseeable future. In addition, the Company’s ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including its senior secured credit facilities.

Contractual obligations and commercial commitments

The following table summarizes the Predecessor Company’s significant contractual obligations as of December 31, 2006:

(Dollars in millions)	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years

Capital lease obligations	$45	$ 9	$16	$8	$12
Operating lease obligations	8	4	3	—	1
Purchase obligations(1)	38	32	6	—	—
Estimated minimum pension funding requirement	5	5	—	—	—

	$96	$50	$25	$8	$13

(1)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Predecessor Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Predecessor Company can cancel without penalty.

See notes 12 and 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement.

Environmental matters, legal proceedings and other contingencies

Legal proceedings

The Predecessor Company is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to many variables and cannot be predicted with any degree of certainty, the Company currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position. See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement. In addition, see “Business of the Company—Legal proceedings,” for a discussion of litigation related to the Predecessor Company that was assumed by the Company in connection with the Acquisition Transactions.

Environmental matters

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. The Company has not determined whether these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company was, and the Company is, party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies notified the Predecessor Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against either the Predecessor Company or the Company. At December 31, 2006, the Predecessor Company had established reserves totaling $4 million for estimated remediation costs on the three active sites in its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. In estimating both the Company’s current accruals for environmental remediation and the possible range of additional future costs, the Company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The Predecessor Company has not recognized a liability under Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of Financial Accounting Standards Board Statement No. 143 (“FIN 47”), for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value of such obligations cannot be reasonably estimated because the settlement dates are not reasonably determinable. The Company will establish a liability under FIN 47 at the time the fair value becomes reasonably estimable.

See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement.

Critical accounting policies

The Predecessor Company’s significant accounting policies are described in note 2 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement. The Predecessor Company’s critical accounting policies are those that may involve a higher degree of judgment, estimates and complexity. The Predecessor Company’s most critical accounting policies include those related to the basis of presentation of the combined financial statements, its portion of Weyerhaeuser’s pension and post-retirement benefit plans and potential impairments of long-lived assets and goodwill. While the Predecessor Company based its judgments and estimates on historical experience and other assumptions that the Predecessor Company believed were appropriate and reasonable under the then current circumstances, actual resolution of these matters may differ from recorded estimated amounts.

Basis of presentation of financial statements

Historically, the Weyerhaeuser Fine Paper Business was operated as an integral part of Weyerhaeuser. Separate stand-alone financial statements prepared in accordance with generally accepted accounting principles have not historically been prepared for this business unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser and include many assumptions regarding apportionment of central general and administrative cost for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Weyerhaeuser Fine Paper Business using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount. Weyerhaeuser believes the basis for allocation of these costs is reasonable; however, these estimates are highly subjective. The Company has not undertaken any independent analysis of Weyerhaeuser’s estimates.

Certain of the Predecessor Company’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with Weyerhaeuser facilities not subject to the Acquisition Transactions. Weyerhaeuser performed allocations in order to reflect the appropriate portion of each asset and liability in the accounts of the Weyerhaeuser Fine Paper Business. These allocations were based on a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser believes the methodologies used for the asset and liability allocations are reasonable. However, these estimates are highly subjective and the Company has not undertaken any independent analysis of Weyerhaeuser’s methodologies.

The results of operations, balance sheet and cash flows are presented under the funding structure prior to the Acquisition Transactions, which was supported by Weyerhaeuser. Significant differences in the funding and operation of the Weyerhaeuser Fine Paper Business may have existed if it had operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on the financial position and results of operations of the Weyerhaeuser Fine Paper Business.

Pension and post-retirement benefit accounting

The Predecessor Company participated in several retirement programs for its employees that were sponsored by Weyerhaeuser. In the United States, this included pension plans that are qualified under the Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Code (unqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Weyerhaeuser also provided benefits under a post-retirement healthcare and life insurance plan to eligible salaried employees in both countries. Benefits provided under the post-retirement healthcare and life insurance plan were funded by the general assets of Weyerhaeuser. The measurement date for all plans sponsored by Weyerhaeuser was the end of the fiscal year.

Four Canadian pension plans were transferred to the Company at the Acquisition Closing Date. Except for these four plans, Weyerhaeuser has not allocated a portion of Weyerhaeuser’s pension assets or prepared detailed employee benefit plan disclosures for the stand-alone financial statements of the Weyerhaeuser Fine Paper Business in a manner that would be consistent with the level of detail provided in Weyerhaeuser’s consolidated financial statements.

As described above in “— Basis of presentation of financial statements,” a portion of the pension costs have been allocated to the Weyerhaeuser Fine Paper Business for purposes of presenting the results of operations in the stand-alone financial statements. Not only is the allocation subject to subjective estimates of Weyerhaeuser management, but the key assumptions used to determine the amounts recorded in Weyerhaeuser’s financial statements also include subjective estimates including the discount rate, the expected return on plan assets, anticipated trends in health care costs, assumed increases in salaries, mortality rates, and other factors. These assumptions were reviewed with external advisors at the end of each fiscal year and are updated as appropriate. Actual experience that differs from the assumptions could have a significant effect on the Company’s financial position, results from operations or cash flows. Other factors that affect the level of net periodic benefit income or expense that is recognized in a given year include actual pension fund performance, plan changes and changes in plan participation or coverage.

Impairment of long-lived assets

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment. In order to determine whether long-lived assets and goodwill are impaired, and the amount and timing of impairment charges, the Predecessor Company was required to estimate future cash flows, residual values and fair values of the related assets. Key assumptions used in those calculations include the probability of alternative outcomes, product pricing, raw material costs, volumes of product to be sold and discount rates. Management of the

Company believes that the estimates of future cash flows and fair values are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

The Predecessor Company grew substantially through acquisitions over the last several years. A large portion of the net book value of its property and equipment represents amounts allocated to those assets as part of the allocation of the purchase price of those acquisitions. Due to these allocations, a large portion of the Predecessor Company’s long-term assets are valued at relatively current amounts. Also as a result of acquisitions, the Weyerhaeuser Fine Paper Business reported goodwill of approximately $763 million on its balance sheets at the end of 2005, of which $749 million was deemed impaired in the first quarter of 2006.

Prospective accounting pronouncements

See note 2 to combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement for a summary of prospective accounting pronouncements.

Quantitative and qualitative disclosures about market risk

The Predecessor Company is exposed to market risk from changes in commodity prices and foreign currency exchange rates. The Company monitors and manages these risks as an integral part of its overall risk management program.

Commodity risk

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months into the future. Weyerhaeuser formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by Weyerhaeuser to individual facilities based on projected usage of natural gas. The Predecessor Company recognized its allocable share of the gains and losses on Weyerhaeuser’s derivative financial instruments in earnings when the forecasted purchases occurred. A summary of amounts related to the Predecessor Company’s participation in the Weyerhaeuser hedging program follows:

(Dollars in millions)	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Net gain recognized in cost of products sold	$ —	$12	$1
Unrealized gains (losses) not yet recognized in the statements of operations at the end of the period	$ (9)	$18	$3

Following the Acquisition Transactions, the Company does not participate in this hedging program. The Company intends to evaluate new hedging arrangements upon the consummation of the Acquisition Transactions. See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this prospectus and consent solicitation statement.

Foreign currency risk

The Predecessor Company’s results of operations and cash flows are affected by changes in the Canadian dollar relative to the U.S. dollar. See “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.—The Company is affected by changes in currency exchange rates.”

The Predecessor Company did not historically actively hedge foreign currency risk, except to the extent that foreign currency liabilities provided a natural hedge.

Selected historical financial data of Domtar Inc.

The following sets forth selected historical consolidated financial data of Domtar Inc. for the periods and as of the dates indicated. The selected consolidated financial data as of December 31, 2005 and 2006 and for the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from the consolidated audited financial statements of Domtar Inc., which financial statements, and the report of PricewaterhouseCoopers LLP thereon, are included elsewhere in this prospectus and consent solicitation statement. The selected consolidated financial data as of December 31, 2002, 2003 and 2004 and for the fiscal years ended December 31, 2002 and December 31, 2003 have been derived from the audited consolidated financial statements of Domtar Inc. which are not included in this prospectus and consent solicitation statement.

The selected historical financial information of Domtar Inc. as of and for the six-months ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007 has been derived from the unaudited interim consolidated financial statements of Domtar Inc., which, in the opinion of Domtar Inc.’s management, include all adjustments necessary for a fair presentation of Domtar Inc.’s financial position, results of operations and cash flows. The unaudited interim consolidated financial statements are included elsewhere in this prospectus and consent solicitation statement. Results for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007 are not necessarily indicative of results that may be expected for the entire year.

This information should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of Domtar Inc.” and the financial statements of Domtar Inc. and the notes thereto included elsewhere in this prospectus and consent solicitation statement. For a discussion of the differences between U.S. GAAP and Canadian GAAP, see note 23 to the audited consolidated financial statements of Domtar Inc. contained elsewhere in this prospectus and consent solicitation statement.

U.S. GAAP/U.S. dollar(2) (Dollars in millions, except per share data)	Year ended					Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006

Statement of Operations Data:
Sales	$3,241	$3,129	$3,373	$3,498	$3,492	$582	$1,041	$1,773
Operating income (loss) from continuing operations before depreciation, depletion and amortization	448	165	264	(27)	435	25	100	105
Net earnings (loss) from continuing operations	(17)	(144)	(64)	(329)	27	(31)	2	(48)
Net earnings (loss)	20	(167)	(58)	(414)	226	(31)	1	(31)
Net earnings (loss) per share from continuing operations-basic and diluted	(0.08)	(0.64)	(0.28)	(1.44)	0.11
Net earnings (loss) per share-basic and diluted	0.08	(0.74)	(0.26)	(1.81)	0.98

Balance Sheet Data (at period end):
Cash and cash equivalents	15	32	37	58	551		35	81
Property, plant and equipment, net	3,215	3,272	3,236	2,834	2,639		2,931	3,116
Total assets	4,201	4,383	4,554	4,152	4,082		4,551	4,401
Total long-term debt (Including current portion, excluding capital leases)	1,452	1,438	1,534	1,721	1,590		1,666	1,917
Total shareholders’ equity	1,690	1,801	1,849	1,348	1,496		1,742	1,406

Canadian GAAP/CDN dollar (Dollars in millions, except per share data)	Year ended					Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006

Statement of Operations Data:
Sales	$5,146	$4,420	$4,403	$4,247	$3,989	$684	$1,178	$2,037
Operating income (loss) from continuing operations before depreciation, depletion and amortization	659	251	348	(20)	521	35	121	134
Net earnings (loss) from continuing operations	94	(179)	(63)	(310)	63	(32)	12	(50)
Net earnings (loss)	141	(193)	(42)	(388)	328	(33)	12	(33)
Net earnings (loss) per share from continuing operations-basic and diluted	0.41	(0.79)	(0.28)	(1.36)	0.27
Net earnings (loss) per share-basic	0.62	(0.86)	(0.19)	(1.69)	1.42
Net earnings (loss) per share-diluted	0.61	(0.86)	(0.19)	(1.69)	1.42

Balance Sheet Data (at period end):
Cash and cash equivalents	38	48	52	83	649		43	94
Property, plant and equipment, net	5,387	4,540	4,215	3,634	3,044		3,131	3,426
Total assets	6,847	5,855	5,681	5,192	4,955		4,855	4,923
Total long-term debt (including current portion, excluding capital leases)	2,503	2,048	2,023	2,248	1,880		1,773	2,165
Total shareholders’ equity	2,554	2,171	2,046	1,609	1,941		1,864	1,556

(1)	As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to that date. The financial condition and results of operations for the period from January 1, 2007 to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

(2)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate for fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, as well as the six months ended June 30, 2006, and based on the United States Federal Reserve noon rate for the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007.

	Year ended December 31,					January 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007	Six months ended June 30, 2006
	2002	2003	2004	2005	2006
Period end	$1.5796	$1.2924	$1.2036	$1.1659	$1.1653	$—	$1.0634	$1.1138
Average	$1.5703	$1.410	$1.3013	$1.2114	$1.1344	$1.1733	$1.1158	$1.1384

Management’s discussion and analysis of financial condition and results of operations of Domtar Inc.

for the period ended June 30, 2007

and for the year ended December 31, 2006

Management’s Discussion and Analysis (MD&A) relates to the financial condition and results of Domtar Inc.’s operations. Except where otherwise indicated, all financial information reflected herein is unaudited and determined on the basis of Canadian generally accepted accounting principles (GAAP). This interim MD&A should be read in conjunction with Domtar Inc.’s unaudited interim consolidated financial statements and notes thereto as well as with Domtar Inc.’s most recent annual MD&A and audited consolidated financial statements and notes thereto.

On March 7, 2007, the closing date of the Acquisition Transactions, Domtar Inc. adopted fresh start reporting. In accordance with Section 1625 of the Canadian Institute of Chartered Accountants (CICA) Handbook, Comprehensive Revaluation of Assets and Liabilities (“CICA 1625”), prior period financial information has not been restated to reflect the impact of the fair value adjustments and, accordingly, certain amounts in prior periods are not directly comparable.

Domtar Inc.’s financial condition and results of operations for the second quarter of 2007 reflect the application of fresh start reporting. Domtar Inc.’s combined financial condition and results of operations for the six month period ended June 30, 2007 represents the combination of the financial condition and results of operations prior to the application of fresh start reporting, being the period from January 1, 2007 to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 which reflect the application of fresh start reporting. Domtar Inc.’s financial condition and results of operations for the second quarter of 2006 and the six month period ended June 30, 2006 represents the financial condition and results of operations for the quarter as previously reported.

This MD&A uses non-GAAP information for the presentation of the combined financial results of the first quarter of 2007 and six month period ended June 30, 2007. Such combined financial results are for illustrative purposes only and are provided for the purpose of allowing a year-to-date over year-to-date comparison of financial condition and results of operations. This non-GAAP combined financial condition and results of operations will be referred to throughout this MD&A as “combined” information. As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations following that date are not directly comparable to those prepared for Domtar Inc. prior to that date. The financial condition and results of operations for the period ended March 6, 2007 and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

In accordance with industry practice, in this MD&A, the term “ton” or the symbol “ST” refers to a short ton, an imperial unit of measurement equal to 0.9072 metric tons, the term “tonne” or the symbol “MT” refers to a metric ton and the term “MFBM” refers to million foot board measure. In this MD&A, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars, and the term “dollars” and the symbols “$” and “CDN$” refer to Canadian dollars. The term “U.S. dollars” and the symbol “US$” refer to United States dollars and the term “U.S.” refers to the United States.

This MD&A contains forward-looking statements. See “Forward-looking statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Second quarter 2007 overview

For the second quarter of 2007, Domtar Inc. reported operating income from continuing operations of $28 million, compared to operating income from continuing operations of $10 million in the second quarter of 2006. Results for the second quarter of 2007 benefited from higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, resulting in part from the permanent and indefinite closures of some of Domtar Inc.’s pulp and paper mills and sawmills, higher mark-to-market gains on financial instruments and lower charges on Domtar Inc.’s softwood lumber exports. These factors were partially offset by lower shipments for paper and pulp, the negative impact of a stronger Canadian dollar, lower average selling prices for Domtar Inc.’s wood products, and higher maintenance costs.

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at the Woodland paper mill and another at the Port Edwards paper mill, as well as the Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having a production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Domtar Corp.’s remanufacturing facility in Sullivan, Québec and its interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At June 30, 2007, Domtar Inc. accounted for the assets and liabilities of the Wood business owned by Domtar Inc. as held and used in accordance with Section 3475 of the CICA Handbook, Accounting for the Impairment or Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. Domtar Corp. does not expect to recognize a gain or loss from the sale upon closing.

The Acquisition Transactions

Domtar Inc. is an indirect wholly-owned subsidiary of Domtar Corp. since March 7, 2007. Domtar Corp. was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser.

Domtar Corp. is a holding company organized for the sole purpose of holding Weyerhaeuser’s Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. Domtar Corp. had no operations prior to March 7, 2007.

In conjunction with the Acquisition Transactions and in accordance with CICA 1625, Domtar Inc. undertook a comprehensive revaluation (or “Push Down”) of its assets and liabilities as at March 7, 2007. In accordance with CICA 1625, prior period financial information has not been restated to reflect the impact of the fair value adjustments, and accordingly, certain amounts in the prior periods are not directly comparable.

Comprehensive revaluation

Domtar Inc. applied fresh start reporting on March 7, 2007. As a result, all assets and liabilities are reported at fair values, except for future income taxes, which are reported in accordance with Section 3465 of the CICA Handbook, Income Taxes.

The fair values of the assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar Inc. is in the process of completing Domtar Inc.’s valuation of certain assets and liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

Domtar Corp. has refined its preliminary purchase price allocation presented in Domtar Inc.’s first quarter financial statement, to reflect the impact of the restructuring measures announced in July 2007 and the agreement to sell substantially all of the Wood business on the fair value of the assets acquired and the liabilities assumed. As a result, Domtar Inc. has revised its valuation of certain assets and liabilities as of the date of the application of push-down accounting. As such, inventory decreased by $8 million, property, plant and equipment increased by $95 million, trade and other payables increased by $22 million, other liabilities and deferred credits increased by $6 million and deferred income tax liability—non current increased by $15 million. This resulted in a $44 million decrease in goodwill.

Discontinued operations

Effective in the second quarter of 2006, as a result of the permanent closure of Domtar Inc.’s Vancouver paper mill, the financial information pertaining to Domtar Inc.’s Vancouver paper mill was no longer included in Domtar Inc.’s Papers business but presented as a discontinued operation and as assets held for sale. Accordingly, the statement of consolidated earnings and consolidated cash flows for prior periods have been restated to reflect this presentation. Effective December 29, 2006, upon the sale of Domtar Inc.’s 50% interest in Norampac, the financial information pertaining to Norampac is disclosed as a discontinued operation. Accordingly, the statement of consolidated earnings and consolidated cash flows for 2006 and prior periods have been restated to reflect this presentation. In accordance with GAAP, due to the fact that Domtar Inc. continues to sell certain products formerly produced at Domtar Inc.’s Cornwall and Ottawa paper mills, those operations remain in Domtar Inc.’s continuing operations.

Domtar Inc.’s business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers (paper and pulp), Paper Merchants and Wood. For a description of these business segments, see “Business of the Company” and “Business of Domtar Inc.”

Summary of financial results

Financial highlights

		Three months ended June 30		Six months ended June 30
(In millions of Canadian dollars, unless otherwise noted)		2007	2006	2007	2006

Sales		$ 892	$ 998	$1,862	$2,037
Operating income (loss) from continuing operations		28	10	43	(7)
Loss from continuing operations		(5)	(22)	(20)	(50)
Net loss		(5)	(9)	(21)	(33)
Average exchange rates	CDN$	1.098	1.122	1.135	1.138
	US$	0.910	0.891	0.881	0.879

Second quarter 2007 vs second quarter 2006 overview

Sales of $892 million

Sales in the second quarter of 2007 amounted to $892 million, a decrease of $106 million or 11% from sales of $998 million in the second quarter of 2006. This decrease in sales was primarily attributable to lower shipments for paper and pulp, lower shipments for wood products, mostly resulting from the permanent or indefinite closures of sawmills, lower average selling prices for lumber, as well as the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar. These factors were partially offset by higher average selling prices for paper and pulp.

Cost of sales of $754 million

Cost of sales decreased by $122 million or 14% in the second quarter of 2007 compared to the second quarter of 2006. This decrease was mainly attributable to lower production and shipments for paper and wood products, lower restructuring costs, the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses and the realization of savings stemming from restructuring activities, resulting in part from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the permanent or indefinite closures of sawmills. Other factors causing a decrease in cost of sales included lower costs for energy and lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge). These factors were partially offset by higher costs for purchased fiber and chemical and higher maintenance costs in the second quarter of 2007.

Selling, general and administrative expenses of $57 million

Selling, general and administrative (“SG&A”) expenses increased by $14 million or 33% in the second quarter of 2007 compared to the second quarter of 2006. SG&A for the second quarter of 2007 included mark-to-market gains on financial instruments of $11 million and transaction and integration costs of $5 million. The SG&A for the second quarter of 2006 included a $7 million refund received as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006 and an unrealized mark-to-market loss of $1 million. Excluding these items, SG&A expenses increased by $14 million in the second quarter of 2007 compared to the second quarter of 2006, mainly due to higher overall costs.

Operating income from continuing operations of $28 million

Operating income from continuing operations in the second quarter of 2007 amounted to $28 million, compared to operating income from continuing operations of $10 million for the second quarter of 2006. The $18 million improvement in operating income from continuing operations was principally attributable to the factors mentioned above.

Net loss of $5 million

Net loss amounted to $5 million in the second quarter of 2007 compared to a net loss of $9 million in the second quarter of 2006. The $4 million improvement in net loss was mainly attributable to the factors mentioned above, partially offset by a decrease in earnings from discontinued operations in the second quarter of 2007.

Six months ended June 30, 2007 vs

Six months ended June 30, 2006 overview

Sales of $1,862 million

Combined sales for the first six months of 2007 amounted to $1,862 million, a decrease of $175 million or 9% from sales of $2,037 million in the first six months of 2006. This decrease in sales was primarily attributable to lower shipments for paper, mostly resulting from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006, lower shipments for pulp, lower shipments for wood products, mostly resulting from the permanent or indefinite closures of sawmills, and lower average selling prices for lumber. These factors were partially offset by higher average selling prices for paper and pulp.

Cost of sales of $1,556 million

Combined cost of sales decreased by $251 million or 14% in the first six months of 2007 compared to the first six months of 2006. This decrease was mainly attributable to lower production and shipments for paper and wood products, lower costs for freight and energy, the realization of savings stemming from restructuring activities, resulting mostly from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the permanent or indefinite closures of sawmills and lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge). These factors contributing to lower costs of sales between comparable periods were partially offset by higher costs for purchased fiber and chemicals in the second quarter of 2007 and investment tax credits related to research and development expenditures received in the first quarter of 2006.

Selling, general and administrative expenses of $150 million

Combined SG&A expenses increased by $54 million or 56% in the first six months of 2007 compared to the first six months of 2006. SG&A for the first six months of 2007 included transaction and integration costs of $39 million, mark-to-market gains on financial instruments of $17 million and an increase in an environmental provision of $10 million. The SG&A for the first six months of 2006 included income of $7 million for a legal settlement, a $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006 and an unrealized mark-to-market loss of $1 million. Excluding these items, SG&A expenses increased by $9 million in the first six months of 2007 compared to the first six months of 2006, mainly due to higher overall costs.

Operating income from continuing operations of $43 million

Combined operating income from continuing operations in the first six months of 2007 amounted to $43 million, compared to an operating loss from continuing operations of $7 million in the first six months of 2006. The $50 million improvement in operating income from continuing operations was principally attributable to the factors mentioned above.

Net loss of $21 million

Combined net loss amounted to $21 million in the first six months of 2007 compared to a net loss of $33 million in the first six months of 2006. This $12 million improvement in net loss was mainly attributable to the factors mentioned above, and a decrease in financing expense, partially offset by an increase in income tax expense and a decrease in earnings from discontinued operations in 2007.

Papers

Selected information	Three months ended June 30		Six months ended June 30
(In millions of Canadian dollars, unless otherwise noted)	2007	2006	2007	2006

			(Combined)

Sales
Total sales	$633	$693	$1,331	$1,405
Intersegment sales to Paper Merchants	(61)	(68)	(136)	(151)

	572	625	1,195	1,254

Operating income (loss) from continuing operations	49	17	108	(1)

Shipments
Paper (in thousands of ST)	508	572	1,042	1,205
Market pulp (in thousands of ADMT)	140	154	283	289

Sales and operating income from continuing operations

Sales

Sales in Domtar Inc.’s Papers business amounted to $572 million in the second quarter of 2007, a decrease of $53 million or 8% from sales of $625 million in the second quarter of 2006. This decrease in sales was mainly attributable to lower shipments for paper and pulp, as well as the negative impact of a stronger quarter-over-quarter value of the Canadian dollar. These factors were partially offset by higher average selling prices for paper and pulp. For the six-month period ended June 30, 2007, combined sales in Domtar Inc.’s Papers business decreased by $59 million or 5% compared to the six month period ended June 30, 2006 for the same reasons as noted above.

Operating income

Operating income from continuing operations in Domtar Inc.’s Papers business totaled $49 million in the second quarter of 2007 compared to operating income from continuing operations of $17 million in the second quarter of 2006. The $32 million improvement in operating income from continuing operations is largely the result of higher average selling prices for paper and pulp, lower restructuring costs, mark-to-market gains on financial instruments and the realization of savings stemming from restructuring activities, mostly due to the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective in the first quarter of 2006. These factors were partially offset by lower shipments for paper and pulp, the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, higher costs for purchased fiber and chemicals and higher costs for maintenance. For the six-month period ended June 30, 2007, combined operating income from continuing operations totaled $108 million in 2007 compared to an operating loss from continuing operations of $1 million for the six-month period ended June 30, 2006. The $109 million improvement in operating income from continuing operations was due to higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, mostly related to the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective in the first quarter of 2006. These factors were partially offset by lower shipments for paper and pulp and higher costs for purchased fiber and chemicals in the second quarter of 2007, as well as income of $7 million from a legal settlement and a $7 million investment tax credit related to research and development expenses, both recorded in the first quarter of 2006.

Pricing environment

In Domtar Inc.’s Papers business, average transaction prices, denominated in U.S. dollars, increased in the second quarter of 2007 compared to the second quarter of 2006. Within Domtar Inc.’s Canadian operations, although the rise of the Canadian dollar negatively impacted Canadian dollar denominated prices, which are derived from U.S. dollar denominated prices, Domtar Inc.’s average transaction prices denominated in Canadian dollars increased in the second quarter of 2007 compared to the second quarter of 2006, with the exception of offset grades.

Domtar Inc.’s average transaction prices, denominated in U.S. dollars, for its basket of copy and offset grades, increased on average by approximately 9% in the second quarter of 2007 compared to the second quarter of 2006. Within this basket, Domtar Inc.’s average transaction prices for copy 20 lb. sheets and offset 50 lb. rolls, which represented approximately 36% of Domtar Inc.’s paper sales in the second quarter of 2007, were higher on average by US$95/ton and US$1/ton, respectively, in the second quarter of 2007 compared to the second quarter of 2006. A US$60/ton price increase for cut-size announced in the first quarter of 2007 was implemented in the second quarter of 2007.

Domtar Inc.’s average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by US$106/tonne and Domtar Inc.’s average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by US$31/tonne in the second quarter of 2007 compared to the second quarter of 2006. A US$20/tonne price increase was implemented on softwood pulp in April 2007 and on Domtar Inc.’s hardwood pulp in June 2007. A subsequent $20/tonne price increase has been announced for both softwood and hardwood effective in July and August 2007, respectively.

Operations

Shipments

Domtar Inc.’s paper shipments decreased by 64,000 tons in the second quarter of 2007 when compared to the second quarter of 2006. This decrease is mainly due to the lower demand, resulting in higher lack-of-order downtime in the second quarter of 2007, and the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006.

Domtar Inc.’s pulp trade shipments (the amount of pulp shipments in excess of Domtar Inc.’s internal requirements) decreased by 14,000 tonnes in the second quarter of 2007 when compared to the second quarter of 2006.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased and the mill has been closed for an indefinite period since November 2005.

Restructuring

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at Domtar Inc.’s Woodland paper mill and another at Domtar Inc.’s Port Edwards paper mill, as well as Domtar Inc.’s Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In November 2005, Domtar Inc. announced the permanent shut down of its Cornwall and Ottawa paper mills, which became effective at the end of the first quarter of 2006. As a result, the book value of these mills was reduced to their net recoverable value. Domtar Inc. also announced its intention to seek a buyer for its Vancouver paper mill, which was permanently closed as at the end of the second quarter of 2006. Preceding the sale, Domtar Inc.’s Vancouver paper mill was presented as assets held for sale. On May 9, 2007, Domtar Inc. concluded the sale of the Vancouver property for total proceeds of $23 million. In September 2006, Domtar Inc. sold its facility and land in Cornwall, for proceeds of $4 million and a corresponding gain of $1 million ($1 million net of income taxes). These closures resulted in a reduction of Domtar Inc.’s production capacity of 145,000 tonnes of pulp and 450,000 tons of paper per annum and impacted approximately 1,380 positions.

Other

In November 2005, Domtar Inc. announced the indefinite shut down of its Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions. Domtar Inc.’s Lebel-sur-Quévillon pulp mill is still indefinitely idled due to factors such as high wood fiber, energy and transportation costs, a strong Canadian dollar and uncompetitive labor costs.

Paper Merchants

Selected information	Three months ended June 30		Six months ended June 30
(In millions of Canadian dollars)	2007	2006	2007	2006

			(Combined)
Sales	249	256	520	533
Operating income (loss) from continuing operations	3	3	9	7

Sales and operating income from continuing operations

Sales

Domtar Inc.’s Paper Merchants business generated sales of $249 million in the second quarter of 2007, a decrease of $7 million or 3% in comparison to the second quarter of 2006. This decrease was mainly attributable to lower shipments and the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, partially offset by higher average selling prices. On a year-to-date basis, combined sales amounted to $520 million in 2007, reflecting a $13 million or 2% decrease compared to sales of $533 million in 2006. This decrease was attributable to the factors explained above.

Operating income

Operating income from continuing operations amounted to $3 million in the second quarter of 2007, unchanged from the operating income of $3 million recorded in the second quarter of 2006. Combined operating income from continuing operations amounted to $9 million in the first half of 2007 compared to $7 million in the first half of 2006. This $2 million increase is largely due to the impact of a bad debt expense incurred in the first quarter of 2006, partially offset by lower shipments in 2007.

Wood

Selected information	Three months ended June 30		Six months ended June 30
(In millions of Canadian dollars, unless otherwise noted)	2007	2006	2007	2006

			(Combined)

Sales
Lumber sales	$ 70	$115	$136	$231
Wood chips and other sales	13	15	31	47

Sub-total	83	130	167	278
Intersegment sales	(12)	(13)	(20)	(28)

	71	117	147	250

Operating loss from continuing operations	(19)	(10)	(32)	(15)
Shipments (millions of FBM)	191	270	367	526

Sales and operating loss from continuing operations

Sales

Sales in the Wood business amounted to $71 million in the second quarter of 2007, a decrease of $46 million or 39% compared to sales of $117 million in the second quarter of 2006. This decrease was largely attributable to lower shipments, which is the result of the indefinite shut down of three sawmills (two in Abitibi, Québec, and one in Ontario) at the end of 2006 and the permanent closure of Domtar Inc.’s Grand Remous and Malartic sawmills in June of 2006, lower selling prices for wood products and the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar. On a year-to-date basis, combined sales in the Wood business amounted to $147 million in 2007 compared to $250 million in 2006. The $103 million decrease in sales was attributable to the same factors mentioned above.

Operating loss

Operating loss from continuing operations in the Wood business totaled $19 million in the second quarter of 2007 compared to an operating loss from continuing operations of $10 million in the second quarter of 2006. The $9 million increase in operating loss from continuing operations was mainly attributable to lower average selling prices, a $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006, the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, and lower shipments for lumber and chips mostly resulting from permanent or indefinite closures of sawmills. These factors were partially offset by lower production and energy costs, mostly resulting from the permanent or indefinite closures of sawmills in 2006, lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge) and the realization of savings stemming from restructuring activities. On a year-to-date basis, combined operating loss in the Wood business amounted to $32 million in 2007, an increase of $17 million over an operating loss from continuing operations of $15 million in 2006 for the same reasons as noted above.

Pricing environment

Domtar Inc.’s average transaction price for Great Lakes 2x4 stud decreased by US$44/MFBM and Domtar Inc.’s average transaction price for Great Lakes 2x4 random length decreased by US$62/MFBM in the second quarter of 2007 compared to the second quarter of 2006.

Operations

Shipments

Domtar Inc.’s lumber shipments decreased by 79 million board feet of lumber in the second quarter of 2007 compared to the second quarter of 2006 as a result of sawmills that are permanently and indefinitely closed as well as the slowdown in the U.S. housing market.

Labor

In May 2007, a five year agreement was ratified with the union at Domtar Inc.’s Val d’Or sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for Domtar Inc.’s Sullivan remanufacturing facility have ceased (affecting approximately 60 employees) and effective during the second quarter of 2007, the sawmill is a non-unionized facility.

A collective agreement expired in June 2007 for Domtar Inc.’s Sainte-Marie sawmill and planer. Negotiations for the renewal of this collective agreement began in August 2007.

A collective agreement expired in August 2005 for Domtar Inc.’s Nairn Center sawmill. Negotiations have been suspended as the mill is shutdown for an indefinite period of time.

Other

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. for approximately CDN$285 million (approximately $268 million). The operations being sold consist of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val d’Or sawmills in Québec, as well as the remanufacturing facility in Sullivan, Québec. The sawmills have a production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Its interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. are also included in the transaction. Domtar Corp.’s sawmills in Saskatchewan are not included in the transaction. The transaction is subject to governmental approval for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has also agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt.

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement, Domtar Inc. announced the indefinite closure of its White River sawmill which became effective by the end of the second quarter of 2007. The closure impacted approximately 140 permanent positions and reduced Domtar Inc.’s production capacity by 110 million board feet of lumber.

In November 2005, the decision to temporarily shut down Domtar Inc.’s Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions, caused Domtar Inc. to indefinitely idle its adjacent sawmill. Additionally, in October 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower selling prices and demand for both lumber and wood chips. These closures impacted approximately 360 permanent positions and reduced production capacity by approximately 400 million board feet of lumber. As of June 30, 2007, with the exception of Domtar Inc.’s Val d’Or sawmill, which restarted in June 2007, these sawmills are still indefinitely closed.

In November 2005, due to reduced softwood fiber allocations, which have increased fiber costs in Québec, Domtar Inc. announced the permanent closures of its Grand-Remous and Malartic sawmills, which became effective in the second quarter of 2006. As a result, the book value of these sawmills was reduced to their net recoverable value. These closures impacted approximately 200 permanent positions and reduced production capacity by approximately 160 million board feet of lumber.

Fiber supply

The Province of Québec adopted legislation, effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber Domtar Inc. was permitted to harvest annually, under Domtar Inc.’s licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Also, the reduction in harvest volume has a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the closure in November 2005 of Domtar Inc.’s pulp mill at Lebel-sur-Quévillon due to unfavorable economic conditions and no alternative markets for chips produced by Domtar Inc.’s sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. In June 2007, Domtar Inc. restarted its Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Financing expenses and income taxes

Financing expenses

In the second quarter of 2007, financing expenses amounted to $24 million compared to $40 million in the second quarter of 2006. The $16 million decrease in financing expenses was largely due to lower borrowings, the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar interest expense and to interest earned on Domtar Inc.’s long-term advances to related parties. On a year-to-date basis, Domtar Inc.’s financing expense amounted to $52 million in 2007 compared to $75 million in 2006. This $23 million decrease in financing expenses is largely due to the same reason explained above and lower utilization of Domtar Inc.’s securitization program during the first quarter of 2007.

Income taxes

In the second quarter of 2007, Domtar Inc.’s income tax expense was $9 million compared to an income tax recovery of $8 million in the second quarter of 2006. On a year-to-date basis, Domtar Inc.’s income tax expense amounted to $11 million in 2007 compared to a recovery of $32 million in 2006. During the second quarter of 2007, the Company presumed that the undistributed earnings of its U.S. subsidiaries will be distributed to its parent company. As such, the Company has recorded an amount of $4 million for U.S. withholding taxes payable on future distributions from the U.S. subsidiaries to the Canadian parent company. Domtar Inc.’s 2007 income tax expense and effective tax rate are impacted by the mix and level of earnings subject to different tax jurisdictions and the differences in tax rates applicable to Domtar Inc.’s foreign subsidiaries. The change in the Canadian federal income tax rate became enacted in the second quarter of 2007, but did not have a significant impact on the income tax expense.

Liquidity and capital resources

Domtar Inc.’s principal cash requirements are for working capital, capital expenditures, as well as principal and interest payments on Domtar Inc.’s debt. Domtar Inc. expects to fund its liquidity needs primarily with internally generated funds from its operations and, to the extent necessary, through borrowings under its revolving credit facility. Domtar Inc. also has the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and credit ratings.

Operating activities

Cash flows provided from operating activities of continuing operations totaled $39 million in the second quarter of 2007 compared to cash flows provided from operating activities of continuing operations of $46 million in the second quarter of 2006. This $7 million decrease in cash flows generated from continuing operations mainly reflects an increase in requirements for working capital, primarily due to inventory fluctuations. Domtar Inc.’s operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes. On a year-to-date basis, combined cash flows provided from operating activities of continuing operations totaled $125 million in 2007 compared to $25 million in 2006. This $100 million increase in cash flows generated from continuing operations mainly reflects a decrease in requirements for working capital and an increase in profitability.

Investing activities

Cash flows used for investing activities of continuing operations totaled $20 million in the second quarter of 2007 compared to cash flows used for investing activities of continuing operations of $26 million in the second quarter of 2006. The $6 million decrease in cash flows used for investing activities of continuing operations was mainly attributable to a decrease in long-term advances to related parties of $6 million. On a year-to-date basis, combined cash flows used for investing activities of continuing operations totaled $700 million in 2007 compared to cash flows used for investing activities of continuing operations of $46 million. The $654 million increase in cash flows used for investing activities of continuing operations was mainly attributable to an increase in long-term advances to related parties of $653 million. Capital expenditures required to maintain existing operations are approximately $90 million annually.

Financing activities

In the second quarter of 2007, cash flows used for financing activities of continuing operations amounted to $32 million compared to $18 million in the second quarter of 2006. This $14 million increase in cash flows used for financing activities of continuing operations is largely attributable to payments made under Domtar Inc.’s old revolving credit facility during the second quarter of 2006, partially offset by a decrease in bank indebtedness of $29 million during the second quarter of 2007. On a year-to-date basis, combined cash flows used for financing activities of continuing operations totaled $28 million in 2007 compared to cash flows provided from financing activities of continuing operations of $41 million in 2006. This $69 million decrease in cash flows provided from financing activities of continuing operations is largely attributable to higher net borrowings under Domtar Inc.’s revolving credit facility in 2006.

Capital resources

Net indebtedness was $1,785 million as at June 30, 2007 compared to $1,304 million as at December 31, 2006. The $481 million increase in net indebtedness was largely due to a decrease in cash and cash equivalents resulting from long-term advances to related parties, which as at June 30, 2007 amounted to $653 million, partially offset by lower borrowings under Domtar Inc.’s revolving credit facility.

In connection with the Acquisition Transactions, Domtar Inc., Domtar Corp. and Domtar Paper Company, LLC entered into a new Credit Agreement, dated March 7, 2007, which consisted of a seven-year senior secured Term loan B facility of US$800 million and a five year US$750 million secured revolving credit facility. During the second quarter of 2007, the Term Loan B facility was reduced to $720 million mainly as a result of optional repayments by Domtar Corp. This new facility replaced the prior facility of Domtar Inc., which consisted of a US$600 million unsecured revolving credit facility. The revolving credit facility may be used for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans to Domtar Inc. and Domtar Corp. Borrowings by Domtar Inc. and Domtar Paper Company, LLC under the revolving credit facility will be made available in U.S. dollars and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and be limited to US$150 million (or the Canadian equivalent thereof).

Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or a U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are discounted at bankers’ acceptance rates in Canada and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on Domtar Corp.’s consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of Domtar Corp. and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations); liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business and the proposed amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving credit commitments are outstanding, Domtar Corp. is required to comply with a consolidated EBITDA to interest coverage ratio of greater than 2.5x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.50x on December 31, 2008, in each case, as defined in the Credit Agreement. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the Term Loan B facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice. The Term Loan B has restrictions on the amount of new debt that may be borrowed subject to certain exceptions and the Credit Agreement contains customary events of default.

Domtar Corp. and its subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of Domtar Inc., subject to agreed exceptions.

The obligations of Domtar Inc. in respect of the senior secured credit facilities are secured by all of the equity interests of Domtar Corp.’s subsidiaries, other than the U.S. subsidiaries of Domtar Inc. and 65% of the equity interests of Domtar Corp.’s direct and indirect first-tier foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of Domtar Corp.’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar Inc.). Domtar Inc.’s obligations are secured by all of the equity interests of Domtar Corp.’s direct and indirect subsidiaries, subject to agreed exceptions and perfected first priority security interest, lien and hypothec in the inventory of Domtar Inc. and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

As at June 30, 2007, Domtar Inc. had no letters of credit outstanding and no amounts drawn in the form of a bank overdraft under the revolving credit facility, resulting in US$150 million ($160 million) of availability for Domtar Inc. for future drawings under this facility. In addition, as at June 30, 2007, a separate letter of credit of $2 million was outstanding. Domtar Corp. had US$701 million of availability under this facility, after taking into account US$49 million ($52 million) of outstanding letters of credit. As at December 31, 2006, under the previous credit facility, there were no drawings under the credit facility, US$16 million ($18 million) of letters of credit outstanding and no amounts drawn in the form of bank overdraft and included in “Bank indebtedness.”

The indentures related to the 10% and 10.85% debentures limit the amount of dividends that may be paid and the amount of shares that may be repurchased for cancellation. These indentures also require that no new long-term debt be incurred, unless total long-term debt is less than 50% of consolidated net tangible assets, but do not restrict the incurrence of new long term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All Domtar Inc.’s borrowing agreements contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

Credit ratings

Domtar Inc. is a co-borrower in respect to a revolving credit (for up to US$150 million, guaranteed by Domtar Corp.) under its parent Domtar Corp.’s US$1,550 million secured revolving credit and term loan facility as well as the obligor under six unsecured issues of notes and debentures. The ratings listed below represent a risk assessment of these obligations.

Rating agency	Security	Rating

Moody’s Investors Services	Secured Credit Facility of Domtar Corp. and Domtar Inc.	Ba1
	Unsecured debt obligations of Domtar Inc.	B2

Standard & Poor’s	Secured Credit Facility of Domtar Corp. and Domtar Inc.	BB+
	Unsecured debt obligations of Domtar Inc.	B+

Dominion Bond Rating Service	Secured Credit Facility of Domtar Corp. and Domtar Inc.	BBB (low)
	Unsecured debt obligations of Domtar Inc.	BB (low)
	Preferred shares of Domtar Inc.	Pfd-5 (high)

The ratings by Moody’s Investors Services (Moody’s) are the fifth and sixth best ratings in terms of quality within nine rating gradations, with the numerical modifier 1 indicating a ranking at the top end of a rating category and the numerical modifier 2 indicating a ranking in the middle of a rating category. According to Moody’s, a rating of Ba has speculative elements and a rating of B is considered speculative. The ratings by Standard & Poor’s (S&P) are the fifth and sixth best ratings in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category. According to S&P, ratings of BB and B have significant speculative characteristics. The debt ratings by Dominion Bond Ratings (DBRS) are the fourth and fifth best ratings in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of a rating category. According to DBRS, a rating of BBB has adequate credit quality and a rating of BB is speculative and non-investment grade.

All the agencies have a “stable” outlook in respect to these ratings. Any reductions in Domtar Inc.’s credit ratings would have a negative impact on Domtar Inc.’s access to and cost of capital and financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common shares

Since March 7, 2007, the closing date of the Acquisition Transactions, all of Domtar Inc.’s issued and outstanding common shares are held indirectly by Domtar Corp.

As at June 30, 2007, Domtar Inc. had 231,709,007 common shares, 67,476 Series A Preferred Shares and 1,063,800 Series B Preferred Shares issued and outstanding.

Options granted under the Executive Stock Option Plan, whether vested or unvested, were exchanged on the same terms and conditions for an option to purchase a number of shares of common stock of Domtar Corp. equal to the number of Domtar Inc. common shares or of equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

The Employee Share Purchase Plans were terminated in February 2007.

Off balance sheet arrangements

In the normal course of business, Domtar Inc. finances certain of its activities off balance sheet through leases and securitizations. The description of these arrangements and their impact on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006 can be found elsewhere in this MD&A. Off balance sheet arrangements have not changed materially since December 31, 2006. As at June 30, 2007 and December 31, 2006, the value of securitized receivables amounted to $138 million (US$130 million) and $23 million (US$20 million), respectively.

Related party transactions

In conjunction with the consummation of the Acquisition Transactions, a Canadian subsidiary of Domtar Inc. advanced $589 million (including US$500 million) to a Canadian subsidiary of Domtar Corp. and a U.S. subsidiary of Domtar Inc. advanced $64 million (US$60 million) to a U.S. subsidiary of Domtar Corp. to pay down indebtedness incurred in the Acquisition Transactions. The Canadian advance is for five years, bears interest at a variable rate based on the Canadian prime rate and is repayable at any time. The U.S. advance is for five years, bears interest at a variable rate based on the U.S. prime rate and is repayable at any time.

Domtar Corp.’s Canadian and U.S. subsidiaries have advanced certain funds to Domtar Inc.’s Canadian and U.S. subsidiaries in the normal course of business to finance its short-term liquidity needs. Ris Paper Company, Inc., an indirect wholly-owned subsidiary of Domtar Inc., purchases paper from Domtar Corp. under the same commercial terms as any other merchant who purchases paper from Domtar Corp.

Domtar Corp. exchanges fees with Domtar Inc. for management fees related to services rendered such as finance, legal, human resources, etc. The management fee is charged at cost or at cost plus, depending on the nature of the service rendered. The management fee for the period from March 7, 2007 to June 30, 2007 was not significant.

Guarantees

Domtar Inc. has provided certain guarantees with regards to its pension plans, its E.B. Eddy acquisition, its indemnifications related to the sale of its businesses and real estate, its debt agreements and its leases. Except as described below, the description of these guarantees and their impact on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006 can be found elsewhere in this MD&A and have not changed materially since December 31, 2006 except for the following:

E.B. Eddy acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the

Acquisition Transactions, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment. On March 14, 2007, Domtar Inc. received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $110 million as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of $110 million as well as additional compensatory damages. Domtar Inc. does not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar Inc. may not be successful in Domtar Inc.’s defense of such claims, and if Domtar Inc. is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on Domtar Inc.’s liquidity, results of operations and financial condition.

Contractual obligations and commercial commitments

In the normal course of business, Domtar Inc. enters into certain contractual obligations and commercial commitments, such as debentures and notes, operating leases, letters of credit and others. The summary of Domtar Inc.’s obligations and commitments as at December 31, 2006 can be found elsewhere in this MD&A and have not materially changed since December 31, 2006.

For the foreseeable future, Domtar Inc. expects cash flows from operations and from various sources of financing to be sufficient to meet Domtar Inc.’s contractual obligations and commercial commitments.

Selected quarterly financial information

Selected quarterly financial information for the eight most recently completed quarters ending June 30, 2007 is disclosed below.

Selected quarterly financial information

(In millions of Canadian dollars, unless otherwise		2005					2006					2007
noted)		1st	2nd	3rd	4th	Year	1st	2nd	3rd	4th	Year	1st	2nd

												(Combined)
Sales		$1,078	$1,097	$1,082	$ 990	$4,247	$1,039	$ 998	$1,013	$ 939	$3,989	$ 970	$ 892
Operating income (loss) from continuing operations		25	26	(34)	(366)	(349)	(17)	10	66	178	237	15	28
Earnings (loss) from continuing operations		5	—	(44)	(271)	(310)	(28)	(22)	22	91	63	(15)	(5)
Net earnings (loss)		10	2	(52)	(348)	(388)	(24)	(9)	38	323	328	(16)	(5)
Average exchange rates	CDN$	1.227	1.244	1.202	1.173	1.211	1.155	1.122	1.121	1.139	1.134	1.172	1.098
	US$	0.815	0.804	0.832	0.852	0.826	0.866	0.891	0.892	0.878	0.882	0.854	0.910

The first quarter of 2006 reflected an improvement in all of Domtar Inc.’s businesses over the fourth quarter of 2005. Domtar Inc.’s results from continuing operations benefited from higher average selling prices for the majority of Domtar Inc.’s products and higher shipments for paper. Nonetheless, Domtar Inc.’s results from continuing operations continued to be negatively affected by the strengthening of the Canadian dollar and high costs, especially for freight and energy. In light of this difficult context, Domtar Inc. continued to carry out its announced closure and restructuring initiatives, with the definite closures of Domtar Inc.’s Cornwall and Ottawa mills effective at the end of the first quarter of 2006. Results from continuing operations for the second quarter of 2006 continued to improve for the majority of Domtar Inc.’s businesses when compared to the first quarter of 2006. Although Domtar Inc.’s earnings from continuing operations were negatively impacted by lower shipments for pulp and paper, lower average selling prices for lumber and the continued strengthening of the Canadian dollar, Domtar Inc. benefited from higher average selling prices for pulp and paper, and the realization of savings stemming from its restructuring initiatives. As of September 30, 2006, Domtar Inc.’s Cornwall pulp and paper mill, Ottawa paper mill, Vancouver paper mill and Grand-Remous and Malartic sawmills were permanently shut down. Results from continuing operations for the third quarter of 2006 reflected an improvement in all of Domtar Inc.’s businesses over the second quarter, except for Wood. Domtar Inc.’s results from continuing operations benefited from higher average selling prices for the majority of Domtar Inc.’s products, except for lumber, higher shipments for pulp and higher investment tax credits related to research and development expenditures from prior years. In July 2006, Domtar Inc. settled a sales contract dispute, resulting in a payment to it of $14 million. Overall lower costs, partially resulting from the realization of savings stemming from restructuring initiatives throughout Domtar Inc.’s business segments further improved results in the third quarter of 2006. Results from continuing operations for the fourth quarter of 2006 reflected an improvement over the preceding quarter, due to the receipt of a $178 million refund plus interest of $22 million relating to lumber duties (net of special charge of $36 million), the gain on the sale of timberlands that amounted to $10 million ($6 million net of taxes), higher selling prices for pulp and paper and lower freight and energy costs. These were partially offset by lower shipments for all of Domtar Inc.’s major products, lower average selling prices for lumber, higher costs for purchased wood fiber and chemicals, offset by the weakening of the Canadian dollar. The wood sector continued to face difficult industry conditions including higher timber costs and lower demand for both lumber and wood chips. In addition, in the fourth quarter of 2006, Domtar Inc. sold its 50% interest in Norampac for a total cash consideration of $560 million, resulting in a gain of $237 million (net of applicable taxes) which is classified, as per GAAP, as discontinued operations.

The first quarter of 2007 included the impact of fresh start reporting (mostly related to amortization and pension costs that impacted periods after March 7, 2007) and costs of $34 million incurred relating to the Acquisition Transactions, while the fourth quarter of 2006 included the refund of softwood lumber duties of $164 million, costs of $25 million incurred relating to the Acquisition Transactions, a gain of $10 million realized on the sale of a parcel of timberlands and a charge of $5 million related to write downs of investments in the Wood business. When excluding these items, Domtar Inc.’s combined results for the Paper and Paper Merchants businesses slightly improved in the first quarter of 2007 compared to the results of Domtar Inc.’s fourth quarter of 2006 while the combined results of the Wood business deteriorated mostly due to the continuing difficult conditions prevailing in the wood sector. Domtar Inc.’s combined results from continuing operations in the first quarter of 2007 benefited from higher shipments of paper and wood products and slightly higher average selling prices for some of Domtar Inc.’s products. These factors were offset by an increase in Domtar Inc.’s environmental provision of $10 million as well as higher overall costs for freight, chemicals, energy and purchased fiber. Results for the second quarter of 2007 reflected a deterioration in all of Domtar Inc.’s businesses over the first quarter of 2007. The factors contributing to the deterioration of operating income from continuing operations include the negative impact of a stronger Canadian dollar, lower shipments for pulp and paper, lower average selling prices for Domtar Inc.’s wood products and higher maintenance costs. These factors were partially offset by lower manufacturing costs, higher average selling prices for paper and higher mark-to-market gains on financial instruments. During the second quarter of 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, with the exception of its sawmills in Saskatchewan and some forestlands. The sale is expected to close prior to December 31, 2007, pending governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. In addition, in July 2007 Domtar Corp. announced that it will permanently close two paper machines as well as its Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007.

Accounting change

Accounting changes

In July, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “ Accounting Changes.” The new standard, effective January 1, 2007, allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information and requires changes in accounting policy to be applied retrospectively unless doing so is impracticable. The initial adoption of this section had no significant impact on the consolidated financial statements under Canadian GAAP.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections in relation with financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” Domtar Inc. adopted the provisions of these sections on January 1, 2007.

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new statement:

•

All financial assets and liabilities are carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on trading financial assets and liabilities are recognized immediately in the consolidated statement of income while unrealized gains and losses on financial assets that are available for sale are recognized in other comprehensive income until their realization, after which these amounts are recognized in the consolidated statement of income.

•

All derivatives financial instruments are carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk is also recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness is recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduced a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

On January 1, 2007, the initial adoption of this standard resulted in a decrease in other assets of $26 million, an increase in future income tax assets of $2 million, a decrease in other long-term liabilities and deferred credits of $5 million, a decrease in long-term debt of $14 million and an accumulated other comprehensive loss of $5 million.

Uncertainty in income taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48).” This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. Domtar Inc. adopted this Interpretation in conjunction with the fresh start reporting and the adoption of the accounting policies of Domtar Corp. (other than LIFO). Domtar Inc. considers FIN 48 is an appropriate source of Canadian GAAP under Section 1100, “Generally Accepted Accounting Principles.” FIN 48 was adopted effective January 1, 2007. The initial adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Inventories

In March 2007, the Accounting Standards Board (“AcSB”) approved Handbook Section 3031 “Inventories.” The standard provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. The standard also permits the reversal of previous write-downs when there is a subsequent increase in the value of inventories. Finally, the standard provides guidance on the cost formulas that are used to assign costs to inventories and requires the consistent use of inventory policies by type of inventory with similar nature and use. The standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008, with earlier adoption encouraged. An entity may either apply this standard to the opening inventory for the period and adjust opening retained earnings by the difference in the measurement of opening inventory and prior periods are not restated; or an entity may apply this standard retrospectively and restate prior periods in accordance with Handbook Section 1506 “Accounting Changes.” Domtar Inc. does not expect the adoption of this standard to have a material impact on its consolidated financial position or results of operations.

Critical accounting policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect Domtar Inc.’s results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters and other asset retirement obligations, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes and closure and restructuring costs based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

The discussion on the methodology and assumptions underlying these critical accounting estimates, their effect on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006, as well as the effect of changes to these estimates can be found elsewhere in this MD&A and have not materially changed since December 31, 2006, except for the following.

Fair value adjustments and fresh start reporting

Domtar Inc. applied fresh start reporting on March 7, 2007. As a result, all Domtar Inc.’s assets and liabilities have been reported at fair values, except for future income taxes, which are reported in accordance with the requirements of CICA Handbook Section 3465, Income Taxes.

The fair values of Domtar Inc.’s assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar Inc. is in the process of completing the valuation of certain assets and liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

As a result of the application of fresh start reporting, Domtar Inc.’s financial statements beginning with the financial statements for the first quarter of 2007 are not comparable to Domtar Inc.’s earlier financial statements.

Risks and uncertainties

In the normal course of business, Domtar Inc. faces risks and uncertainties that in the event of their occurrence could materially adversely affect Domtar Inc.’s business and financial condition. For a summary of these risks and uncertainties, see “Risk factors—Risks related to the industries and businesses of the Company and Domtar Inc.”

Legal proceedings

Domtar Inc. is involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. Domtar Inc. periodically reviews the status of these proceedings and assesses the likelihood of any adverse judgments or outcomes of its legal proceedings, and analyzes probable losses. While Domtar Inc. believes that the ultimate disposition of these matters will not have a material adverse effect on its financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on Domtar Inc.’s results of cash flow in a given quarter or year.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount subject to finalization of definitive agreements and court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Acquisition Transactions triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. Domtar Inc. does not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar Inc. may not be successful in its defense of such claims, and if Domtar Inc. is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on Domtar Inc.’s liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

Domtar Inc. is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. Domtar Inc. continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia on March 31, 1999 against Domtar Inc. and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia, including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (“the Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which Domtar Inc. expects will be determined in the third quarter of 2007.

Financial instruments and other instruments

In the normal course of business, Domtar Inc. is exposed to certain financial risks, including interest rate risk, credit risk, foreign currency risk and price risk. Domtar Inc. does not use derivative instruments for speculative purposes. More information on financial instruments is presented elsewhere in this MD&A. Financial risks have not changed materially since December 31, 2006.

Outlook

Going into the second half of the year, fine paper volumes are expected to remain under pressure compared to last year while price realizations should improve compared to the second quarter as a result of the carry over from the price increases for copy paper and for pulp implemented late in the quarter. In light of the decline in North American demand for fine papers and the resulting excess capacity, notably in commercial printing paper grades, Domtar Inc. will continue to monitor its production and inventories to meet customer demand.

Controls and procedures

In the second quarter ended June 30, 2007, the Company did not make any significant changes in, nor take any significant corrective actions regarding its internal controls or other factors that could significantly affect such internal controls. The Company’s CEO and CFO periodically review the Company’s disclosure controls and procedures for effectiveness and conduct an evaluation each quarter. As of the end of the first quarter, the Company’s CEO and CFO were satisfied with the effectiveness of the Company’s disclosure controls and procedures.

2006 Overview

Domtar Inc.’s 2006 results reflected a significant improvement when compared to 2005. Domtar Inc. benefited from higher average selling prices for paper and pulp, higher shipments for all of its major products except for wood (excluding the impact of mills that were indefinitely and permanently closed) and overall lower costs partially resulting from the realization of savings stemming from restructuring initiatives throughout Domtar Inc.’s business segments. Other factors that contributed to Domtar Inc.’s strengthened financial position were the refund of softwood duties, amounting to $178 million plus interest of $22 million (total of $164 million net of a special charge by the Canadian Government of $36 million), the realization of a gain of $237 million (net of applicable taxes of $62 million) on the sale of Domtar Inc.’s 50% interest in Norampac, the recognition of investment tax credits related to research and development expenditures from prior years and the settlement of a sales contract dispute resulting in a payment to Domtar Inc. of $14 million. These factors were partially offset by the strengthening of the Canadian dollar and lower average selling prices and shipments for wood products due to the continuing difficult conditions prevailing in the wood sector.

As at March 31, 2006, Domtar Inc.’s Cornwall pulp and paper mill and Ottawa paper mill were permanently shut down, and as at June 30, 2006, Domtar Inc.’s Vancouver paper mill and Grand-Remous and Malartic sawmills were also permanently shut down.

The combination

In August 2006, Domtar Inc. signed a definitive agreement to combine with Weyerhaeuser’s fine paper business and related assets. Under the terms of the transaction, Weyerhaeuser’s fine paper business, consisting of 10 primary pulp and paper mills (seven in the United States and three in Canada), converting, forming and warehousing facilities, sales offices, two sawmills and logging and forest management operations was transferred into a newly formed company for stock and a cash payment of $1.35 billion provided by the new company through borrowings under a temporary credit facility. Weyerhaeuser distributed the shares of the new company to its shareholders through an exchange offer. Domtar Inc. combined with the newly formed company to create “Domtar Corporation.”

Discontinued operations

Effective in the second quarter of 2006, as a result of the permanent closure of Domtar Inc.’s Vancouver paper mill, the financial information pertaining to Domtar Inc.’s Vancouver paper mill was no longer included in Domtar Inc.’s Papers business but presented as a discontinued operation and as assets held for sale. Accordingly, the statement of consolidated earnings and consolidated cash flows for prior periods have been restated to reflect this presentation. Effective December 29, 2006, the financial information pertaining to Norampac is disclosed as a discontinued operation. Accordingly, the statement of consolidated earnings and consolidated cash flows for 2006 and prior periods have been restated to reflect this presentation. In accordance with GAAP, due to the fact that Domtar Inc. continues to sell certain products formerly produced at the Cornwall and Ottawa paper mills, those operations remain in Domtar Inc.’s continuing operations.

On December 29, 2006, Domtar Inc. sold its packaging segment, which consisted of a 50% interest in Norampac, to Cascades Inc. for a total cash consideration of $560 million, resulting in a gain of $237 million (net of applicable taxes of $62 million). As a result of this transaction, Domtar Inc. reduced its net debt level by $560 million compared to its third quarter of 2006, improving its balance sheet and liquidity position.

Norampac, Domtar Inc.’s former joint venture in packaging, had 26 corrugated packaging plants strategically located across Canada and the United States prior to its sale. Norampac’s eight containerboard mills, having a combined annual capacity of approximately 1.45 million tons, directly or indirectly supplied essentially all the containerboard requirements of the corrugated packaging plants. In accordance with GAAP, Domtar Inc. accounted for Domtar Inc.’s 50% interest in Norampac, up to the date of the sale, using the proportionate consolidation method.

Financial results of discontinued operations

Earnings (loss) from discontinued operations	Year ended
(In millions of Canadian dollars)	2006	2005

Gain on sale of Norampac (net of applicable taxes)	$237	$ —
Net earnings of Norampac	37	3
Net loss of Vancouver paper mill	(9)	(81)

Earnings (loss) from discontinued operations	265	(78)

Domtar Inc.’s 50% interest in Norampac’s net earnings from January 1, 2006 to December 29, 2006 amounted to $274 million in 2006, including a gain of $237 million (net of applicable taxes) on the sale of Domtar Inc.’s interest, compared to net earnings of $3 million in 2005. The $34 million increase in net earnings, excluding the $237 million net gain on the sale, was mainly due to higher average selling prices for containerboard and corrugated containers, partially offset by the negative impact of a stronger Canadian dollar and lower shipments for containerboard and corrugated containers.

Net loss from Domtar Inc.’s Vancouver paper mill amounted to $9 million in 2006, an improvement of $72 million compared to a net loss of $81 million in 2005. The improvement in the results was mainly attributable to the $89 million decrease in restructuring costs ($60 million net of applicable taxes) in 2006 compared to 2005 and the closure of the mill in June 2006.

See also Note 4 to the 2006 audited consolidated financial statements.

Domtar Inc.’s business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood.

Papers

Prior to the Acquisition Transactions, Domtar Inc. was the third largest integrated manufacturer and marketer of uncoated freesheet paper in North America. Domtar Inc. operated five pulp and paper facilities in Canada (reflecting the permanent closures of the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006 and the permanent closure of the Vancouver paper mill in the second quarter of 2006) and five in the United States, with an annual paper production capacity of approximately 2.3 million tons, complemented by strategically located warehouses and sales offices. As of June 30, 2007, approximately 65% of Domtar Inc.’s paper production capacity was located in the United States, and approximately 81% of Domtar Inc.’s pulp and paper sales were made to customers in the United States. Uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar Inc. produces and Domtar Inc.’s annual paper production capacity.

Category	Business Papers		Commercial Printing and Publication Papers			Technical and Specialty Papers

Type	Uncoated Freesheet				Coated Freesheet	Uncoated and Coated Freesheet

Grade	Copy	Premium imaging/ technology papers	Offset Business converting	Lightweight Opaques Text, cover and writing	Lightweight	Flexible packaging Abrasive papers Decorative papers Imaging papers Label papers Medical disposables

Application	Photocopies Office documents Presentations		Pamphlets Brochures Direct mail Commercial printing Forms & envelopes	Stationery Brochures Annual reports Books Catalogs	Brochures Annual reports Books Magazines Catalogs	Food & candy wrappings Surgical gowns Repositionable note pads Security check papers

Capacity*	As at February 22, 2007: approximately 2.3 million tons

	0.8 million tons 35%	0.1 million tons 4%	0.7 million tons 31%	0.2 million tons 9%	0.1 million tons 4%	0.4 million tons 17%

*	The allocation of production capacity may vary from period to period in order to take advantage of market conditions. Domtar Inc. permanently closed the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006, and the Vancouver paper mill in the second quarter of 2006. These permanent closures, impacting 450,000 tons of paper, have been assumed to be effective as at January 1, 2006 and have been reflected in the above capacity.

Domtar Inc. sells paper primarily through a large network of owned and independent merchants that distribute its paper products throughout North America. Domtar Inc. also sells its products to a variety of customers, including business offices, office equipment manufacturers, retail outlets, commercial printers, publishers and converters. In addition, Domtar Inc. sells pulp in excess of its internal requirements. Domtar Inc. also purchases pulp to optimize paper production and reduce freight costs. In 2006, its net market pulp position (the amount of pulp produced in excess of its internal requirements) was approximately 563,000 tonnes.

Domtar Inc.’s Papers business is its most important segment, representing 64% of consolidated sales in 2006, or 70% when including sales of Domtar Inc. paper through its own Paper Merchants business.

Paper Merchants

Domtar Inc.’s Paper Merchants business comprises the purchasing, warehousing, sale and distribution of various products made by Domtar Inc. and other manufacturers. These products include business and printing papers and certain industrial products. Domtar Inc.-owned paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. Domtar Inc.’s Paper Merchants business represented 26% of consolidated sales in 2006, or 20% when excluding sales of Domtar Inc. paper.

Wood

The Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. Domtar Inc. operates eight sawmills (four in Québec, following the permanent closure of the Grand-Remous and Malartic sawmills in the second quarter of 2006, and four in Ontario) and one remanufacturing facility (in Québec), for an annual capacity of approximately 1.1 billion board feet of lumber. Domtar Inc. also has an interest in three joint ventures and an investment in one business, which all produce wood products. Domtar Inc. seeks to optimize 17 million acres of forestland directly licensed or owned by Domtar Inc. in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. The Wood business represented 10% of consolidated sales in 2006. As at December 31, 2006, Domtar Inc. had four sawmills and one remanufacturing facility in operation, for an annual capacity of approximately 460 million board feet of lumber.

Summary of financial results

		Year ended
Financial highlights (In millions of Canadian dollars, unless otherwise noted)		December 31, 2006	December 31, 2005	December 31, 2004

Sales		$3,989	$4,247	$4,403
Operating profit (loss) from continuing operations		237	(349)	23
Excluding specified items(1)		139	23	111
Earnings (loss) from continuing operations		63	(310)	(63)
Excluding specified items		(7)	(51)	(4)

Earnings (loss) from continuing operations per share (in dollars):
Basic		0.27	(1.36)	(0.28)
Net Earnings (loss)		328	(388)	(42)

Net earnings (loss) per share (in dollars):
Basic		1.42	(1.69)	(0.19)
Diluted		1.42	(1.69)	(0.19)

Operating profit (loss) from continuing operations, excluding specified items, per segment:(1)
Papers		140	(51)	21
Paper Merchants		13	16	21
Wood		(28)	51	56
Corporate		14	7	13

Total		139	23	111
Average exchange rates	CAN	$1.134	1.211	1.301

	US	$0.882	0.826	0.769

Dividends per share (declared) (in dollars):
Series A Preferred Shares		2.25	2.25	2.25
Series B Preferred Shares		1.02	0.78	0.73
Common shares		—	0.18	0.24
Total assets		4,955	5,192	5,681
Total long-term debt, including current portion		1,891	2,259	2,034

(1)	See “Specified items affecting results and non-GAAP measures.”

Specified items affecting results and non-GAAP measures

Domtar Inc.’s operating results include specified items that, in its view, do not typify normal operating activities, thus affecting the comparability of Domtar Inc.’s results from period to period. To measure Domtar Inc.’s performance and that of its business segments from period to period without regard to variations caused by these specified items, Domtar Inc. focuses on certain measures excluding specified items. These financial measures excluding specified items are non-GAAP measures. Domtar Inc. defines specified items as items such as the impacts of impairment of assets, facility or machine closures, changes in income tax legislation, debt restructuring, unrealized mark-to-market gains or losses on hedging contracts not considered as hedges for accounting purposes, foreign exchange impact on long-term debt translation and other items that, in Domtar Inc.’s view, do not typify normal operating activities.

Domtar Inc.’s Operating profit (loss) from continuing operations excluding specified items is a non-GAAP financial measure that is presented as a line item sub total on the face of Domtar Inc.’s GAAP statement of earnings. This non-GAAP measure is also used by management, as well as investors, to evaluate operations. Management believes that Operating profit (loss) from continuing operations excluding specified items , as presented, represents a useful means of assessing the performance of the Company’s ongoing operating activities, as it reflects the Company’s earnings trends without showing the impact of certain charges.

Domtar Inc. believes that it is useful for investors and other users to be aware of the specified items that positively or adversely impacted Domtar Inc.’s GAAP results, and that these non-GAAP measures provide investors and other users with a measure of performance to compare Domtar Inc.’s results between periods without regard to these specified items.

Management uses both GAAP and non-GAAP measures to evaluate results of operations and believes that investors and other readers should be aware of both measures in order to more meaningfully evaluate operations. Some of the key users of Domtar Inc.’s financial information, including analysts and creditors, request that Domtar Inc. make these measures publicly available.

The use of Operating profit (loss) from continuing operations excluding specified items has certain material limitations because it excludes the recurring expenditures of financing expenses and income taxes. Financing expenses is a necessary component of Domtar Inc.’s expenses because Domtar Inc. borrows money to finance its working capital and capital expenditures. Income tax expense is also a necessary component of Domtar Inc.’s expenses because Domtar Inc. is required to pay cash income taxes. Management compensates for these limitations to the use of Operating profit (loss) from continuing operations excluding specified items by using it as only a supplementary measure of profitability.

Domtar Inc. believes that the impact of the key drivers of its business—i.e. price, volume and foreign exchange, on its results are more readily understandable when Domtar Inc. separates out the identified specified items. The specified items are then separately identifiable and discussed in detail so that the impact of those items on Domtar Inc.’s results may be understood. Domtar Inc. believes this gives the reader an easy to follow format where specified items are brought to the forefront immediately allowing the reader to focus on these points separately.

Measures excluding specified items have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies, and therefore should not be considered in isolation. It is important for readers to understand that certain items may be presented in different lines on the financial statements thereby leading to different measures for different companies. Domtar Inc. compensates for this limitation by clearly identifying all items included in or excluded from its non-GAAP measures and explaining the items removed or added back to the most comparable GAAP items. The following tables reconcile these measures excluding specified items to their closest GAAP financial measures.

Specified items	Year ended
	December 31, 2006		December 31, 2005		December 31, 2004
(In millions of Canadian dollars)	Operating profit from continuing operations	Earnings (loss) from continuing operations	Operating profit (loss) from continuing operations	Loss from continuing operations	Operating profit from continuing operations	Loss from continuing operations

As per GAAP	$237	$63	$(349)	$(310)	$23	$(63)

Specified items
Sales of property, plant and equipment(i)	(10)	(6)	(4)	(3)	(33)	(21)
Closure and restructuring costs(ii)	35	22	317	209	49	34
Unrealized mark-to-market gains or losses(iii)	4	3	(5)	(3)	3	5
Foreign exchange gains or losses on long-term debt(iv)	—	—	—	(3)	—	(5)
Income tax legislation changes(v)	—	(2)	—	7	—	—
Legal settlement(vi)	(7)	(7)	13	13	—	—
Refinancing costs(vii)	—	—	—	5	—	—
Write-down of investments(viii)	5	3	—	—	—	—
Insurance recoveries(ix)	(3)	(2)	(3)	(2)	—	—
Duties(x)	(147)	(98)	54	36	69	46
Acquisition transactions costs(xi)	25	17	—	—	—	—

	(98)	(70)	372	259	88	59

Excluding specified items	139	(7)	23	(51)	111	(4)

Specified items	Three months ended
	December 31, 2006		December 31, 2005		December 31, 2004
(In millions of Canadian dollars)	Operating profit from continuing operations	Earnings (loss) from continuing operations	Operating (loss) from continuing operations	Loss from continuing operations	Operating profit (loss) from continuing operations	Loss from continuing operations

As per GAAP	$178	$91	$(366)	$(271)	$(23)	$(36)

Specified items
Sales of property, plant and equipment(i)	(10)	(6)	—	—	(29)	(17)
Closure and restructuring costs(ii)	5	3	300	198	40	27
Unrealized mark-to-market gains or losses(iii)	3	2	—	—	3	2
Foreign exchange gains or losses on long-term debt(iv)	—	—	—	—	—	(3)
Income tax legislation changes(v)	—	—	—	7	—	—
Legal settlement(vi)	—	—	13	13	—	—
Write-down of investments(viii)	5	3	—	—	—	—
Insurance recoveries(ix)	(3)	(2)	—	—	—	—
Duties(x)	(164)	(110)	11	7	15	10
Acquisition transactions costs(xi)	25	17	—	—	—	—

	(139)	(93)	324	225	29	19

Excluding specified items	39	(2)	(42)	(46)	6	(17)

(i)	Domtar Inc.’s results reflect gains on sales of property, plant and equipment. These gains are presented under “Net gains on disposals of property, plant and equipment” in the consolidated financial statements.

(ii)	Domtar Inc.’s results reflect closure and restructuring charges. These charges are presented under “Closure and restructuring costs” in the consolidated financial statements. See “Closure and restructuring costs” for further information.

(iii)	Domtar Inc.’s results include unrealized mark-to-market gains or losses on commodity swap contracts and foreign exchange contracts not considered as hedges for accounting purposes. Such gains or losses are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(iv)	Domtar Inc.’s results include foreign exchange gains or losses on the translation of a portion of its long-term debt. Such gains or losses are presented under “Financing expenses” in the consolidated financial statements.

(v)	Domtar Inc.’s results include charges related to modifications to the income tax legislation. These charges are presented under “Income tax expense (recovery)” in the consolidated financial statements.

(vi)	Domtar Inc.’s results include charges (revenues) related to a legal settlement. These charges (revenues) are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(vii)	Domtar Inc.’s results include refinancing expenses. These refinancing expenses are presented under “Financing expenses” in the consolidated financial statements.

(viii)	Domtar Inc.’s results include charges related to write downs of investments. These charges are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(ix)	Domtar Inc.’s results include insurance recoveries. These recoveries are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(x)	Domtar Inc.’s results include charges or revenues related to countervailing and antidumping duties. These revenues are presented under “Antidumping and countervailing duties refund” and charges are presented under “Cost of sales” in the consolidated financial statements.

(xi)	Domtar Inc.’s results include costs related to the Acquisition Transactions. These costs are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

2006 vs. 2005 annual overview

Sales of $4 billion

Sales in 2006 amounted to $3,989 million, a decrease of $258 million or 6% from sales of $4,247 million in 2005. This decrease was mainly attributable to the permanent closure of the Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the indefinite shut down of the Lebel-sur-Quévillon pulp mill for the entire year of 2006, the negative impact of a 7% rise in the year over year average value of the Canadian dollar relative to the U.S. dollar (from $0.826 to $0.882) and lower average selling prices and shipments for wood products. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products except for wood, higher shipments for pulp and paper (excluding the impact of mills that were indefinitely and permanently closed) and the settlement in July 2006 of a sales contract dispute that resulted in a payment to Domtar Inc. of $14 million.

Operating profit from continuing operations of $237 million

Cost of sales decreased by $328 million or 9% in 2006 compared to 2005 mainly due to the permanent closure of the Cornwall and Ottawa paper mills, effective at the end of the first quarter of 2006 and the indefinite shut down of the Lebel-sur-Quévillon pulp mill. Other factors causing a decrease in cost of sales included the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses, lower production and shipments for wood products, lower cash deposits for countervailing and antidumping duties due to the decrease in duties rate and prices, the cessation of duties collected by the U.S. as of October 12, 2006, higher investment tax credits related to research and development expenditures from prior years, lower costs for purchased wood fiber and chemicals, as well as the realization of savings stemming from restructuring activities. These factors were partially offset by higher shipments for pulp and paper, and higher energy and freight costs (excluding the impact of mills that were indefinitely and permanently closed).

Selling, general and administrative (SG&A) expenses decreased by $13 million or 6% in 2006 compared to 2005. SG&A in 2006 included transaction costs of $25 million relating to the Acquisition Transactions, unrealized mark-to-market losses on financial instruments of $4 million and revenue of $7 million related to a legal settlement, while SG&A in 2005 included unrealized mark-to-market gains of $5 million, a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau and insurance recoveries of $3 million. When excluding these items, SG&A decreased by $30 million or 13% compared to 2005. This decrease was mainly attributable to the realization of savings stemming from restructuring activities and the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006, partially offset by higher pension expenses.

Operating profit from continuing operations in 2006 amounted to $237 million compared to an operating loss from continuing operations of $349 million in 2005. Excluding specified items, operating profit from continuing operations totaled $139 million in 2006 compared to an operating profit from continuing operations of $23 million in 2005. The $116 million increase in operating profit from continuing operations excluding specified items was largely attributable to higher average selling prices for all of Domtar Inc.’s major products except for wood, higher shipments for pulp and paper (excluding the impact of mills that were indefinitely and permanently closed), higher investment tax credits related to research and development expenditures from prior years, the settlement of a sales contract dispute, as well as the realization of savings stemming from restructuring activities. These factors were partially offset by the negative impact of a stronger Canadian dollar (including the effect of Domtar Inc.’s hedging program), lower average selling prices and shipments for wood products and higher energy and freight costs (excluding the impact of mills and sawmills that were permanently or indefinitely closed).

Variance analysis – 2006 vs 2005
(In millions of Canadian dollars)

2005 operating profit from continuing operations, excluding specified items	$ 23
Selling prices	142
Foreign exchange (net of hedging programs)	(70)
Shipments and mix	1
Other costs, including savings from mill closures	43

2006 operating profit from continuing operations, excluding specified items	$139

Specific cost reduction initiatives

Since 2004, Domtar Inc. has made an ongoing commitment to adjust production to meet its customers’ needs, as well as maintain operational flexibility and a competitive manufacturing base. These efforts have mainly impacted the Papers and Wood segments and have resulted in workforce reductions throughout the organization.

In 2004, Domtar Inc. announced several initiatives aimed at achieving a run-rate of $100 million in annual cost reductions by the end of 2005. As at December 31, 2005, Domtar Inc. had achieved its goal to deliver $100 million of annualized savings stemming from these initiatives.

In November 2005, still faced with a number of economic conditions that adversely impacted its business, such as higher energy prices and the rapid rise of the Canadian dollar, Domtar Inc. announced a series of additional targeted measures aimed at returning Domtar Inc. to profitability. The measures included the following initiatives:

•

The permanent closure of Domtar Inc.’s Cornwall pulp and paper mill, effective at the end of the first quarter of 2006, which eliminated approximately 910 permanent positions (including the 390 positions already affected by the indefinite shut down of the pulp mill, paper machine and sheeter announced in late 2004). This resulted in the permanent curtailment of 265,000 tons of uncoated and coated printing grades, as well as 145,000 tonnes of pulp (including 85,000 tons of paper and 145,000 tonnes of pulp impacted by the indefinite shut down announced in late 2004);

•

The permanent closure of Domtar Inc.’s Ottawa mill, effective at the end of the first quarter of 2006, which eliminated approximately 185 permanent positions and resulted in the permanent curtailment of 65,000 tons of paper;

•

The permanent closure of Domtar Inc.’s Vancouver coated paper mill, effective at the end of the second quarter of 2006, which eliminated approximately 285 permanent positions and resulted in the permanent curtailment of 120,000 tons of coated paper;

•	The permanent closure of Domtar Inc.’s Grand-Remous and Malartic sawmills, effective in the second quarter of 2006, which eliminated approximately 200 permanent positions;

•	Further measures to reduce costs, as follows:

•	Reducing SG&A expenses by permanently eliminating approximately 100 corporate and divisional permanent positions, as well as other SG&A expenses;

•	Implementing further cost reductions at the mill level by eliminating approximately 200 operational positions;

•	Consolidating North American administrative offices in Montreal and Cincinnati.

As at December 31, 2006, Domtar Inc. had implemented all the announced measures.

Closure and restructuring costs

Closure and restructuring costs for the fourth quarter of 2006 compared to the fourth quarter of 2005, as well as for the year 2006 compared to 2005, were as follows:

	Quarter ended December 31,		Year ended December 31,
(In millions of Canadian dollars)	2006	2005	2006	2005

Costs, net of reversals of provisions, related to the permanent closures of Domtar Inc.’s Cornwall, and Ottawa paper mills (severance, termination, environment and pension costs, as well as $201 million for write-down of property, plant and equipment in 2005)	$2	$264	$8	$270
Costs related to the permanent closure of two sawmills at Malartic and Grand-Remous (severance, termination, environment and pension costs, as well as $23 million for the write-down of property, plant and equipment in 2005)	—	30	1	30
Costs related to specific cost reduction initiatives (severance, termination, training and outplacement costs and other)	3	6	26	17

Total closure and restructuring costs	5	300	35	317

Net earnings of $328 million

Net earnings amounted to $328 million ($1.42 per common share) in 2006 compared to a net loss of $388 million ($1.69 per common share) in 2005. Excluding specified items, loss from continuing operations amounted to $7 million in 2006 compared to a loss from continuing operations of $51 million in 2005. This $44 million improvement was mainly attributable to the factors mentioned above.

Liquidity and capital resources

Cash flows provided from operating activities of continuing operations in 2006 amounted to $222 million compared to cash flows used for operating activities of continuing operations of $41 million in 2005. Net additions to property, plant and equipment amounted to $91 million in 2006 compared to $129 million in 2005. Domtar Inc. posted positive free cash flow of $131 million in 2006 compared to negative free cash flow of $170 million in 2005. This $301 million improvement mainly reflects the refund of duties collected by the U.S. Government since 2002 as well as improved profitability, partially offset by working capital requirements due to the decrease in receivables securitized in the amount of CDN$140 million ($120 million). See “Free cash flow” table and definition in the “Liquidity & capital resources” section of this 2006 vs. 2005 Overview.

Domtar Inc.’s total long-term debt decreased by $368 million, due to the disposal of Domtar Inc.’s 50% interest in Norampac and the corresponding deconsolidation of its non-recourse debt, the debt repayments made on Domtar Inc.’s revolving credit facility resulting from the duties refund and better cash flow from operations. Domtar Inc.’s net debt-to-total capitalization ratio as at December 31, 2006 stood at 40.2% compared to 57.7% as at December 31, 2005. See “Net debt-to-total capitalization ratio” table and definition contained in the “Liquidity and capital resources” section of this 2006 vs. 2005 Overview.

Papers

	Year ended
Selected information	December 31, 2006	December 31, 2005
(In millions of Canadian dollars, unless otherwise noted)

Sales
Total sales	$2,796	$2,900
Intersegment sales to Paper Merchants	(269)	(273)

	2,527	2,627
Operating profit (loss) from continuing operations	121	(329)
Sales of property, plant and equipment(1)	(10)	(4)
Closure and restructuring costs(1)	34	287
Unrealized mark-to-market gains or losses(1)	1	(5)
Legal settlement(1)	(6)	—

Operating profit (loss) from continuing operations, excluding specified items	140	(51)

Shipments
Paper (in thousands of ST)	2,273	2,432
Pulp (in thousands of ADMT)	631	574

Paper shipments by product offering (%):
Copy and offset grades	61	56
Uncoated commercial printing & publication and premium imaging grades	14	19
Coated commercial printing & publication grades	7	9
Technical and specialty grades	18	16

Total	100	100
Benchmark prices(2):
Copy 20 lb sheets ($/ton)	902	822
Offset 50 lb rolls ($/ton)	823	726
Coated publication, no. 3, 60 lb rolls ($/ton)	924	902
Pulp NBSK—U.S. market ($/ADMT)	722	647
Pulp NBHK—Japan market3 ($/ADMT)	592	526

(1)	See “Specified items affecting results and non-GAAP measures.”

(2)	Source: Pulp & Paper Week. As such, these prices do not necessarily reflect Domtar Inc.’s transaction prices.

(3)	Based on Pulp and Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

Sales and operating profit from continuing operations

Sales in Domtar Inc.’s Papers business amounted to $2,527 million in 2006, a decrease of $100 million or 4% from sales of $2,627 million in 2005. This decrease in sales was mainly attributable to the closure of the Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006, the indefinite shut down of Lebel-sur-Quévillon pulp mill and the negative impact of a 7% rise in the year-over-year average value of the Canadian dollar. These factors were partially offset by higher average selling prices of pulp and paper, the settlement of a sales contract dispute that resulted in a payment to Domtar Inc. of $14 million and higher shipments of pulp and paper (excluding the impact of mills that were indefinitely and permanently closed).

Operating profit from continuing operations in Domtar Inc.’s Papers business totaled $121 million in 2006 (or $140 million when excluding specified items) compared to an operating loss from continuing operations of $329 million (or $51 million when excluding specified items) in 2005. Excluding specified items, the $191 million improvement in operating profit from continuing operations is largely the result of higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, the settlement of a sales contract dispute resulting in a payment to Domtar Inc. of $14 million, higher shipments of pulp and paper (excluding the impact of mills that were indefinitely and permanently closed), as well as recognition of investment tax credits related to research and development expenditures from prior years. These factors were partially offset by the negative impact of a stronger Canadian dollar and higher costs for purchased fiber, chemicals and energy as well as freight.

Pricing environment

In Domtar Inc.’s Papers business, average transaction prices, denominated in U.S. dollars, increased in 2006 compared to 2005. Within Domtar Inc.’s Canadian operations, although the rise of the Canadian dollar negatively impacted Domtar Inc.’s Canadian dollar denominated prices, which are derived from U.S. dollar denominated prices, overall Domtar Inc.’s average transaction prices denominated in Canadian dollars increased in 2006 compared to 2005.

Domtar Inc.’s average transaction prices, denominated in U.S. dollars, for Domtar Inc.’s basket of copy and offset grades, increased on average by approximately 11% in 2006 compared to 2005. Within this basket, Domtar Inc.’s average transaction prices for copy 20 lb sheets and offset 50 lb rolls, which represented approximately 35% of Domtar Inc.’s paper sales in 2006, were higher on average by $97/ton and $100/ton, respectively, in 2006 compared to 2005.

Domtar Inc.’s average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by $38/tonne and Domtar Inc.’s average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by $45/tonne in 2006 compared to 2005.

Operations

Shipments

Domtar Inc.’s paper shipments to capacity ratio was 96.0% in 2006 compared to 94.2% in 2005, largely as a result of reduced capacity following the mill closures.

Domtar Inc.’s pulp shipments increased by 57,000 tons in 2006 compared to 2005 despite the indefinite shut down of the Lebel-sur-Quévillon pulp mill in November 2005. This increase in trade shipments resulted from less internal use and more trade sales as a result of the permanent mill closures mentioned above.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased as the mill is closed for an indefinite period.

In July 2006, a five year agreement, expiring April 30, 2010, was reached and ratified with the union at the Windsor mill (affecting approximately 760 employees).

Restructuring

In November 2005, Domtar Inc. announced the permanent shut down of its Cornwall pulp and paper mill as well as its Ottawa paper mill, which became effective at the end of the first quarter of 2006. As a result, the book value of these mills was reduced to their net recoverable value. Domtar Inc. also announced its intention to seek a buyer for its Vancouver paper mill. Domtar Inc.’s Vancouver paper mill was permanently closed as at the end of the second quarter of 2006. In July 2006, Domtar Inc. reached an agreement to sell its Vancouver paper mill property for a total consideration of approximately $23 million, which represents its approximate net recoverable value. This agreement was subject to a number of closing conditions, which were completed in the first half of 2007. In September 2006, Domtar Inc. sold its facility and land in Cornwall, for proceeds of $4 million and a corresponding gain of $1 million ($1 million net of income taxes). These closures resulted in a reduction of Domtar Inc.’s production capacity of 145,000 tonnes of pulp and 450,000 tons of paper per annum and impacted approximately 1,380 positions.

Other

In November 2005, Domtar Inc. announced the indefinite shut down of the Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions. As of December 31, 2006, economic factors such as increasing wood fiber supply costs, energy and transportation costs, the strengthening of the Canadian dollar and labor costs that are not competitive, did not allow Domtar Inc. to reopen the pulp mill and operate profitably. As a result, the Lebel-sur-Quévillon pulp mill was indefinitely idled rather than permanently shut down. By the end of May 2006, Domtar Inc. had to meet its obligations under Québec law with respect to temporary lay-offs exceeding six months. These obligations resulted in severance payments of approximately $7 million.

In July 2006, Domtar Inc. was part of a settlement of a sales contract dispute that mutually resolved differences among the parties, resulting in a payment to Domtar Inc. of approximately CDN$14 million ($13 million) that was received in July 2006.

In October 2006, Domtar Inc. sold a parcel of timberlands for proceeds of $11 million ($10 million) and a corresponding gain of CDN$10 million ($9 million).

During the second quarter of 2005, Domtar Inc. sold its facility and land in Senneville, Québec, for proceeds of $6 million and a corresponding gain of $4 million.

Paper Merchants

	Year ended
Selected information	December 31, 2006	December 31, 2005
(In millions of Canadian dollars)

Sales	$1,051	$1,047

Operating profit from continuing operations	13	3
Legal settlement(1)	—	13

Operating profit from continuing operations, excluding specified items	13	16

(1)	See “Specified items affecting results and non-GAAP measures.”

Sales and operating profit from continuing operations

Domtar Inc.’s Paper Merchants business generated sales of $1,051 million in 2006, an increase of $4 million compared to 2005. This increase was attributable to higher average selling prices and higher shipments partially offset by the negative impact of a stronger Canadian dollar.

Operating profit from continuing operations amounted to $13 million in 2006 compared to $3 million in 2005. In 2005, the operating profit from continuing operations included a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau relating to the sales of carbonless sheet paper in Ontario and Québec during a one-year period spanning part of 1999 and 2000. When excluding specified items, Domtar Inc.’s operating profit from continuing operations amounted to $13 million (reflecting an operating margin of 1.2%) in 2006 compared to $16 million (reflecting an operating margin of 1.5%) in 2005. The $3 million decrease in operating profit from continuing operations excluding specified items was primarily due to a one time bad debt expense and the negative impact of a stronger Canadian dollar, partially offset by higher shipments.

Wood

	Year ended
Selected information	December 31, 2006	December 31, 2005
(In millions of Canadian dollars, unless otherwise noted)

Sales
Lumber sales	$ 375	$521
Wood chips and other sales	86	176

Sub-total	461	697
Intersegment sales	(50)	(124)

	411	573

Operating profit (loss) from continuing operations	117	(33)
Closure and restructuring costs(1)	1	30
Legal settlement(1)	(1)	—
Insurance recoveries(1)	(3)	—
Write-down of investments(1)	5	—
Duties(1)	(147)	54

Operating profit (loss) from continuing operations, excluding specified items	(28)	51

Shipments (millions of FBM)	916	1,107

Shipments by product offering (%):
Random lengths	38	33
Studs	32	35
Value-added	26	27
Industrial	4	5

Total	100	100

Benchmark prices(2):
Lumber G.L. 2x4x8 stud ($/MFBM)	344	418
Lumber G.L. 2x4 R/L no. 1 & no. 2 ($/MFBM)	368	420

(1)	See “Specified items affecting results and non-GAAP measures.”

(2)	Source: Random Lengths. As such, these prices do not necessarily reflect Domtar Inc.’s transaction prices.

Sales and operating profit from continuing operations

Sales in the Wood business amounted to $411 million in 2006, a decrease of $162 million or 28% compared to sales of $573 million in 2005. This decrease was largely attributable to lower average selling prices and lower shipments, mainly as a result of the permanent shut down of two sawmills and the indefinite shut down of the Lebel-sur-Quévillon pulp mill in addition to four other sawmills, as well as the negative impact of a stronger Canadian dollar and the slowdown in the U.S. housing industry.

Operating profit from continuing operations in the Wood business totaled $117 million in 2006 (or a loss from continuing operations of $28 million when excluding specified items) compared to an operating loss from continuing operations of $33 million (or a profit from continuing operations of $51 million when excluding specified items) in 2005. Excluding specified items, the $79 million change in operating profit from continuing operations was mainly attributable to lower average selling prices and shipments for lumber and chips as well as the negative impact of a stronger Canadian dollar. These factors were partially mitigated by the realization of savings stemming from restructuring activities, lower freight and energy costs, mostly due to the indefinite closure of sawmills, and the $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006.

Cash deposits of $17 million were made on softwood lumber exports to the U.S. in 2006 compared to $54 million in 2005. Since May 22, 2002, cash deposits for countervailing and antidumping duties were made and expensed by Domtar Inc. On April 27, 2006, the Canadian and U.S. Governments signed a term sheet which addressed the refund of duty deposits and set out a framework for the management of Canadian softwood lumber exports to the U.S. for a seven-year period. Specific implications of the Agreement included the immediate revocation by the U.S. of the antidumping and countervailing duties orders, with retroactive effect to May 2002; the cessation of countervailing and antidumping duties collections by the U.S.; the termination of ongoing administrative reviews by the U.S.; the prohibition of any new antidumping or countervailing duties investigations in respect of softwood lumber from Canada for the duration of the Agreement and the immediate imposition by the Government of Canada of the export tax regime depending on the option selected by the region. As a result, Domtar Inc. received a refund for duties collected by the U.S. Government since 2002 and interest, amounting to $178 million plus interest of $22 million, during the fourth quarter of 2006. This refund was subject to a special charge of approximately 18% by the Canadian Government. As at December 31, 2006, Domtar Inc. recorded a provision of $36 million relating to this special charge, which was paid in January 2007.

Pricing environment

Domtar Inc.’s average transaction price for Great Lakes 2x4 stud decreased by $74/MFBM and Domtar Inc.’s average transaction price for Great Lakes 2x4 random length decreased by $52/MFBM in 2006 compared to 2005.

Operations

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement between the U.S. and Canadian governments, Domtar Inc. announced the indefinite closure of its White River sawmill expected to be effective in the second quarter of 2007. The closure will impact approximately 140 permanent positions.

In November 2005, due to reduced softwood fiber allocations, which have increased fiber costs in Québec, Domtar Inc. announced the permanent closures of its Grand-Remous and Malartic sawmills, which became effective in the second quarter of 2006. As a result, the book value of these sawmills was reduced to their net recoverable value. These closures impacted approximately 200 permanent positions. Subject to government approval, the wood fiber allocation for Grand-Remous and Malartic will be transferred to Domtar Inc.’s other Québec sawmills. This will ensure more efficient operations by going to three shifts and will offer the possibility for approximately 80 employees from the closed sawmills to obtain new positions created by an additional shift. Domtar Inc. is currently working with a partner, in collaboration with the Québec government, on a value-added project to use the Grand-Remous and Malartic infrastructures. In June 2006, Domtar Inc. signed an agreement in principle with TechCana related to the sale of certain assets located at those sawmills. This agreement was originally scheduled for completion in the third quarter of 2006 and has been subsequently delayed. This transaction is subject to the satisfaction of a number of customary closing conditions.

In November 2005, the decision to temporarily shut down Domtar Inc.’s Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions caused Domtar Inc. to indefinitely idle its adjacent sawmill. The Lebel-sur-Quévillon sawmill restarted temporarily in the second quarter of 2006 in order to process its roundwood inventory and was shut down indefinitely again on October 11, 2006. Additionally, on October 11, 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower demand for both lumber and wood chips. These closures impacted approximately 360 permanent positions and reduced production capacity by approximately 400 million board feet of lumber.

In early 2005, Domtar Inc. announced, in conjunction with Tembec Inc. (Tembec), the restructuring of Domtar Inc.’s northeastern Ontario sawmill operations, resulting in the permanent closure of Domtar Inc.’s Chapleau sawmill as of March 6, 2005. This measure impacted 67 permanent positions. This initiative arose from a review of Domtar Inc.’s northeastern Ontario sawmill operations in light of prevailing challenging conditions. This initiative allowed Domtar Inc. to add a third shift at its Elk Lake sawmill in April 2005 to process additional fiber resulting from the Chapleau closure and the resulting fiber swap with Tembec.

Throughout 2005, certain of Domtar Inc.’s operations were negatively impacted by several events and market conditions. In early March 2005, a fire destroyed Domtar Inc.’s planer at Elk Lake causing dressing activities to be transferred primarily its Chapleau mill facility until the planer was rebuilt and put into operation in November 2005. Additionally, a forest fire in May 2005 negatively impacted Domtar Inc.’s operations and resulted in a loss of 25,000 cubic meters of cut wood and 30,000 acres of forest. Higher wood fiber costs in Québec and a reduction in harvest volumes further affected Domtar Inc.’s productivity.

Fiber supply

The Province of Québec adopted new legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber Domtar Inc. was permitted to harvest annually, under its existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. Recently, the Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Resulting from the closure in November 2005 of Domtar Inc.’s pulp mill at Lebel-sur-Quévillon due to unfavorable economic conditions and no alternative markets for chips produced by Domtar Inc.’s sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. These sawmills closures represent a combined annual capacity of approximately 400 million board feet of lumber.

Domtar Inc. is currently working on finding solutions such as obtaining alternate sources of fiber. The reduction in harvest volume has a corresponding increase in the unit cost of wood delivered to the sawmills. If Domtar Inc. is unable to maintain an adequate supply of fiber to mitigate the significant cost increase and wood delivery cost, Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations may not reopen and may result in permanent closures or impairment of assets.

Financing expenses and income taxes

Financing expenses

In 2006, financing expenses amounted to $150 million compared to $144 million in 2005. In 2005, Domtar Inc.’s financing expenses included $7 million relating to early redemption expenses arising from the refinancing of a portion of Domtar Inc.’s long-term debt and $5 million relating to a foreign exchange gain on the translation of a portion of Domtar Inc.’s long term debt. Excluding those two items, the $8 million increase in financing expenses was largely due to higher interest rates, which impacted interest expense related to Domtar Inc.’s revolving credit as well as its securitization program, partially offset by the positive impact of a stronger Canadian dollar on its U.S. dollar interest expense.

Income taxes

In 2006, Domtar Inc.’s income tax expense totaled $24 million compared to an income tax recovery of $183 million in 2005. This variation is primarily due to the realization of earnings in 2006 compared to losses in 2005. To a lesser extent, this variation results from a combination of other factors, including a tax recovery adjustment of $2 million due to a decrease in statutory enacted income tax rates, $10 million following the income tax reassessment of prior years by tax authorities, the mix and level of earnings subject to different tax jurisdictions and differences in tax rates applicable to Domtar Inc.’s foreign subsidiaries.

Balance sheet

Since Domtar Inc. sold its 50% interest in Norampac in December 2006, the 2006 balance sheet does not contain information pertaining to Norampac, whereas the 2005 balance sheet does. In order to achieve comparability, Domtar Inc. has provided below some of the 2005 balance sheet items excluding information pertaining to its 50% interest in Norampac.

	Year ended
Balance sheet items (In millions of Canadian dollars)	December 31, 2006	December 31, 2005	December 31, 2005 excluding Norampac

Receivables	$ 305	$294	$198
Inventories	575	715	646
Property, plant and equipment	3,044	3,634	3,254
Assets held for sales	24	—	—
Goodwill	6	92	6
Other assets	275	309	292
Trade and other payables	533	651	569
Long-term debt (including the portion due within one year)	1,891	2,259	2,053
Future income taxes	285	292	216
Other liabilities and deferred credits	223	331	299
Accumulated foreign currency translation adjustments	(202)	(205)	(200)

Domtar Inc.’s total consolidated assets were $4,955 million as at December 31, 2006 compared to $5,192 million, including Norampac, as at December 31, 2005. The following is a comparison of 2006 versus 2005 excluding Norampac. Receivables amounted to $305 million as at December 31, 2006, an increase of $107 million when compared to $198 million as at December 31, 2005. This increase is mostly due to reduced securitized receivables in the amount of $140 million and higher average selling prices, partially offset by mill closures. Inventories as at December 31, 2006 totaled $575 million, a decrease of $71 million when compared to $646 million as at December 31, 2005. This decrease is mostly attributable to lower levels of raw materials (wood inventory) due to the impact of mill closures. Property, plant and equipment as at December 31, 2006 amounted to $3,044 million compared to $3,254 million as at December 31, 2005. This $210 million decrease was mainly attributable to a greater level of amortization expense compared to capital expenditures. Other assets stood at $275 million as at December 31, 2006 compared to $292 million as at December 31, 2005. This $17 million decrease was attributable to, among other things, impairment of an investment in the wood segment and mark-to-market losses of Domtar Inc.’s pulp swap financial instruments, partially offset by higher funding of Domtar Inc.’s pension assets compared to pension expense.

Trade and other payables stood at $533 million as at December 31, 2006, a decrease of $36 million compared to $569 million as at December 31, 2005. This decrease is mainly attributable to the timing of payments and expenses in December 2006 versus December 2005, as well as mill closures. Long-term debt (including the portion due within one year) stood at $1,891 million as at December 31, 2006, a decrease of $162 million compared to $2,053 million as at December 31, 2005. This decrease is mainly due to debt repayments made on Domtar Inc.’s revolving credit facility. Future income taxes stood at $285 million as at December 31, 2006, a $69 million increase compared to $216 million as at December 31, 2005. This increase is due to the utilization of prior years’ losses to reduce the taxable income in 2006. Accumulated foreign currency translation adjustments were negative $202 million as at December 31, 2006 compared to negative $200 million as at December 31, 2005. This variation reflects the net impact of a stronger Canadian dollar on the net assets of Domtar Inc.’s self-sustaining U.S. subsidiaries, or $1 million, net of the impact of a stronger Canadian dollar on the long-term debt designated as a hedge of the above-mentioned net assets, or $1 million, and its corresponding income tax effect of $1 million.

Liquidity and capital resources

	Year ended
Free cash flow (In millions of Canadian dollars)	December 31, 2006	December 31, 2005	December 31, 2004

Cash flows provided from operating activities of continuing operations before changes in working capital and other items	389	141	207
Changes in working capital and other items	(167)	(182)	(121)
Cash flows provided from (used for) operating activities of continuing operations	222	(41)	86
Net additions to property, plant and equipment	(91)	(129)	(126)
Free cash flow(1)	131	(170)	(40)

(1)	Free cash flow is a non-GAAP measure that Domtar Inc. defines as the amount by which cash flows provided from operating activities of continuing operations, as determined in accordance with GAAP, exceeds net additions to property, plant and equipment, as determined in accordance with GAAP (additions to property, plant and equipment net of proceeds from disposals of property, plant and equipment). Domtar Inc. uses free cash flow in evaluating Domtar Inc.’s ability and that of Domtar Inc.’s business segments to service Domtar Inc.’s debt and pay dividends to Domtar Inc.’s shareholders and, as such, believes it would be useful for investors and other users to be aware of this measure so they can better assess Domtar Inc.’s performance. Domtar Inc.’s free cash flow measure has no standardized meaning prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation.

Domtar Inc.’s principal cash requirements are for working capital, capital expenditures, as well as principal and interest payments on its debt. Domtar Inc. expects to fund its liquidity needs primarily with internally generated funds from its operations and, to the extent necessary, through borrowings under its revolving credit facility. Domtar Inc. also has the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and / or credit ratings.

Operating activities

Cash flows provided from operating activities of continuing operations totaled $222 million in 2006 compared to cash flows used for operating activities of continuing operations of $41 million in 2005. This $263 million improvement in cash flows generated from continuing operations mainly reflects an increase in profitability, due in large part to the duties refund, as well as decreased requirements for working capital. Change in working capital for 2006 includes an increase in receivables due to a reduction of off balance sheet securitization in the amount of CDN$140 million ($120 million). Domtar Inc.’s operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes.

Investing activities

Cash flows provided from investing activities of continuing operations totaled $471 million in 2006 compared to cash flows used for investing activities of continuing operations of $132 million in 2005. The $603 million improvement in cash flows provided from investing activities of continuing operations was mainly attributable to the sale of Domtar Inc.’s 50% interest in Norampac for which Domtar Inc. received a cash consideration of $560 million and to a lesser extent, fewer additions to property, plant and equipment. Domtar Inc. intends to limit its annual capital expenditures to below 75% of amortization. Capital expenditures required to maintain existing operations are approximately $90 million annually.

Free cash flow in 2006 was $131 million compared to negative $170 million in 2005. This improvement mainly reflects an increase in profitability offset by working capital requirements.

Financing activities

In 2006, cash flows used for financing activities of continuing operations amounted to $115 million compared to cash flows provided from financing activities of continuing operations of $188 million in 2005. This $303 million increase in cash flows used for financing activities of continuing operations is largely attributable to a repayment on Domtar Inc.’s revolving credit facility resulting from better cash flow from operations, which included the refund for duties collected by the U.S. Government, lower borrowings and reduced dividend payments.

On October 27, 2005, as part of its plan to improve its free cash flow availability, Domtar Inc. announced that it was suspending its $0.24 per common share dividend. This decision resulted in annual cash savings of approximately $55 million, based on the $0.24 per common share dividend Domtar Inc. had been paying at the time of the suspension.

Net debt-to-total capitalization ratio(1) (In millions of Canadian dollars, unless otherwise noted)	December 31, 2006	December 31, 2005	December 31, 2004

Bank indebtedness	62	21	22
Long-term debt (including portion due within one year)	1,891	2,259	2,034
Cash and cash equivalents	(649)	(83)	(52)

Net debt	1,304	2,197	2,004
Shareholders’ equity	1,941	1,609	2,046

Total capitalization	3,245	3,806	4,050

Net debt-to-total capitalization (%)	40.2%	57.7%	49.5%

(1)	Net debt-to-total capitalization ratio is a non-GAAP measure. Domtar Inc. tracks this ratio on a regular basis in order to assess Domtar Inc.’s debt position. Domtar Inc. therefore believes it would be useful for investors and other users to be aware of this measure so they can better assess Domtar Inc.’s performance. Net debt-to-total capitalization ratio has no standardized meaning prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation.

As at December 31, 2006, Domtar Inc.’s net debt-to-total capitalization ratio was 40.2% compared to 57.7% as at December 31, 2005. Net indebtedness was $1,304 million as at December 31, 2006 compared to $2,197 million, including Norampac, as at December 31, 2005. The $893 million decrease in net indebtedness was largely due to an increase in cash and cash equivalents resulting from the proceeds on sale of Domtar Inc.’s 50% interest in Norampac, the corresponding deconsolidation of Domtar Inc.’s 50% interest in Norampac and corresponding non-recourse debt as well as repayment on Domtar Inc.’s revolving credit facilities resulting from the refund of duties.

On March 3, 2005, Domtar Inc. entered into a new five-year unsecured revolving credit facility of $700 million. This amount was reduced to $600 million pursuant to an amendment to this facility in November 2005. This new facility replaced the prior credit facility, which consisted of a $500 million unsecured revolving credit facility and a $70 million unsecured term loan that was scheduled to mature in July 2006.

Borrowings under this new unsecured revolving credit facility bear interest at a rate based on the Canadian dollar bankers’ acceptance or U.S. dollar LIBOR rate, each with an added spread that varies with Domtar Inc.’s credit rating, or on the Canadian or U.S. prime rate. This credit facility also requires commitment fees that vary with Domtar Inc.’s credit rating.

In connection with the November 2005 amendment, Domtar Inc. made certain changes to its credit facility, which matures in 2010, in order to improve financial flexibility. This amendment contained certain financial covenants which require Domtar Inc., on a rolling four quarter basis, to maintain (a) a minimum EBITDA to interest ratio of 1.5:1.0 by the end of 2006, increasing to 1.75:1.0 in 2007 and 2.5:1.0 at the beginning of 2008, excluding from the calculation most of the charges related to Domtar Inc.’s restructuring plans, and (b) a minimum EBITDA of $225 million in 2006, increasing to $325 million in 2007, as calculated in accordance with Domtar Inc.’s credit facility which exclude from the calculation most of the charges related to Domtar Inc.’s restructuring plans. There is no minimum EBITDA requirement after 2007, in each case, as defined in the credit facility. Domtar Inc., on a quarterly basis, is required not to exceed a maximum debt-to-total capitalization ratio of 60%, excluding from the calculation most of the impact of the restructuring plans. The amendment also included a reduction in the size of the facility from $700 million to $600 million, and provided for guarantees by Domtar Inc.’s subsidiaries.

As at December 31, 2006, this credit facility had no drawings, $16 million (CDN$18 million) of letters of credit outstanding and no amounts drawn in the form of bank overdraft and included in “Bank indebtedness,” resulting in $584 million (CDN$681 million) of availability for future drawings under this facility. As of December 31, 2005, Domtar Inc. had drawings of $137 million (CDN$160 million), $18 million (CDN$21 million) letters of credit outstanding, and $13 million (CDN$15 million) drawn in the form of bank overdraft and included in “Description of other indebtedness.”

As at December 31, 2006, Domtar Inc. had a provision of $4 million related to these letters of credit ($4 million as at December 31, 2005).

In addition, as at December 31, 2006, separate letters of credit of $3 million were outstanding. No provisions relating to these letters of credit were recorded.

Domtar Inc.’s borrowing agreements contain restrictive covenants. See the discussion above for covenants related to Domtar Inc.’s unsecured bank credit facility. The Domtar Inc. Canadian Indentures related to the 10% and 10.85% Canadian debentures limit the amount of dividends that may be paid and the amount of shares that may be repurchased for cancellation. These indentures also require that no new long-term debt be incurred, unless total long-term debt is less than 50% of consolidated net tangible assets, but do not restrict the incurrence of new long- term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All Domtar Inc.’s borrowing agreements contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

The following table sets forth Domtar Inc.’s credit ratings as of December 31, 2006:

Credit ratings rating agency	Security	Rating

Dominion Bond Rating Service	Unsecured Notes and Debentures	BB (low)
	Preferred Shares	P5 (high)
Moody’s Investors Services	Unsecured Notes and Debentures	B2
Standard & Poor’s	Unsecured Notes and Debentures	B+

The above ratings represent a risk assessment of Domtar Inc.’s public unsecured debt securities. The rating by Dominion Bond Rating Service (DBRS) is the fifth best rating in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of this rating category. The rating by Moody’s Investors Services (Moody’s) is the sixth best rating in terms of quality within nine rating gradations, with the numerical modifier 2 indicating a ranking in the middle end of this rating category. The rating by Standard & Poor’s (S&P) is the sixth best rating in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category.

During the past year, Domtar Inc.’s unsecured note rating with DBRS fell from BB (high) to BB (low) and Domtar Inc.’s unsecured note rating with Moody’s fell from B1 to B2. These reductions in Domtar Inc.’s credit ratings impact Domtar Inc.’s access to and cost of capital and financial flexibility. Further reductions in Domtar Inc.’s credit ratings would have an added negative impact on Domtar Inc.’s financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common shares

In 2006, common shares amounting to $4 million were issued, net of expenses, pursuant to Domtar Inc.’s stock option and share purchase plans compared to $7 million in 2005.

As at January 31, 2007, Domtar Inc. had 231,605,809 common shares, 67,476 Series A Preferred Shares and 1,230,000 Series B Preferred Shares issued and outstanding.

As at January 31, 2007, Domtar Inc. had 4,321,757 common share purchase options issued and outstanding under the Executive stock option and share purchase plan.

Off balance sheet arrangements

In the normal course of business, Domtar Inc. finances certain of its activities off balance sheet through leases and securitizations.

Leases

On an ongoing basis, Domtar Inc. enters into operating leases for property, plant and equipment. Minimum future rental payments under these operating leases, determined as at December 31, 2006, amounted to $87 million.

Securitizations

Domtar Inc. sells its trade receivables through a securitization program which expires in February 2010. Domtar Inc. uses securitization of its receivables as a source of financing by reducing its working capital requirements. This securitization consists of the sale of receivables, or the sale of senior beneficial interest in them, to special purpose trusts managed by financial institutions for multiple sellers of receivables. The agreement normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest. Such sales of receivables are contingent upon annual renewals and retaining specified credit ratings. The subordinate interest retained by Domtar Inc. is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

As at December 31, 2006 and December 31, 2005, the senior beneficial interest in receivables held by third parties amounted to $23 million and $163 million, respectively. Domtar Inc. expects to continue selling receivables on an ongoing basis, given the attractive discount rates.

Should this program be discontinued either by management’s decision or due to termination of the program by the provider, Domtar Inc.’s working capital and bank debt requirements would increase.

Guarantees

Indemnifications

In the normal course of business, Domtar Inc. offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at December 31, 2006, Domtar Inc. is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Pension plans

Domtar Inc. has indemnified and held harmless the trustees of Domtar Inc.’s pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions of Domtar Inc. or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at December 31, 2006, Domtar Inc. had not recorded a liability associated with these indemnifications, as Domtar Inc. does not expect to make any payments pertaining to these indemnifications.

E.B. Eddy acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CDN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the Acquisition Transactions, the maximum amount of the purchase price adjustment was $103 million (CDN$110 million). No provision was recorded for this potential purchase price adjustment.

Debt agreements

Certain debt agreements require Domtar Inc. to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at December 31, 2006, and the structure of such transactions makes these events unlikely, no provisions have been recorded in the consolidated financial statements.

Contractual obligations and commercial commitments

In the normal course of business, Domtar Inc. enters into certain contractual obligations and commercial commitments. The following tables provide Domtar Inc.’s obligations and commitments as at December 31, 2006:

Contractual obligations contract type (In millions of Canadian dollars)	2007	2008	2009	2010	2011	Thereafter	Total

Debentures and notes	$ —	$—	$ —	$ —	$781	$1,095	$1,876
Other	2	—	3	—	—	10	15

Long-term debt	2	—	3	—	781	1,105	1,891
Operating leases	20	17	13	11	9	17	87

Total obligations	22	17	16	11	790	1,122	1,978

Commercial obligations commitment type (In millions of Canadian dollars)	2007	2008	2009	2010	2011	Thereafter	Total

Letters of credit	$ 18	$ —	$ —	$ —	$ —	$ —	$ 18
Other commercial commitments*	85	34	25	9	7	6	166

Total commitments	103	34	25	9	7	6	184

*	includes commitments to purchase roundwood, wood, chips, gas, electricity and certain chemicals.

For 2007 and the foreseeable future, Domtar Inc. expects cash flows from operations and from Domtar Inc.’s various sources of financing to be sufficient to meet Domtar Inc.’s contractual obligations and commercial commitments.

2005 compared to 2004

Sales in 2005 amounted to $4,247 million, a decrease of $156 million or 4% from sales of $4,403 million in 2004. This decrease was mainly attributable to the negative impact of a 7% rise in the year-over-year average value of the Canadian dollar relative to the U.S. dollar (from $0.769 to $0.826) and, to a lesser extent, to lower shipments for pulp and paper. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products and higher shipments for wood products.

Cost of sales decreased by $78 million or 2% in 2005 compared to 2004. This decrease was mainly attributable to the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses, lower shipments for pulp and paper, the realization of savings stemming from restructuring activities and lower duties on Domtar Inc.’s softwood lumber exports to the U.S. These factors were partially offset by higher costs for purchased wood fiber, chemicals, energy and freight, and higher shipments for wood.

SG&A expenses decreased by $14 million or 6% in 2005 compared to 2004. SG&A in 2005 included unrealized mark-to-market losses on financial instruments of $5 million, a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau and insurance recoveries of $3 million, while SG&A in 2004 included unrealized mark-to-market gains of $3 million. When excluding these specified items, SG&A decreased by $27 million or 11% compared to 2004. This decrease was mainly attributable to the realization of savings stemming from restructuring activities.

Operating loss from continuing operations in 2005 amounted to $349 million compared to an operating profit from continuing operations of $23 million in 2004. Excluding specified items, operating profit from continuing operations totaled $23 million in 2005 compared to an operating profit from continuing operations of $111 million in 2004. The $88 million decrease in operating profit from continuing operations excluding specified items was largely attributable to the $121 million negative impact of a stronger Canadian dollar (net of the positive effect of Domtar Inc.’s hedging program), higher costs for purchased wood fiber, chemicals, energy and freight, and lower shipments for pulp and paper. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products, the realization of savings stemming from restructuring activities and higher shipments for wood products.

Net loss amounted to $388 million ($1.69 per common share) in 2005 compared to a net loss of $42 million ($0.19 per common share) in 2004. Excluding specified items, loss from continuing operations amounted to $51 million in 2005 compared to a loss from continuing operations of $4 million in 2004. The $47 million increase in loss from continuing operations, excluding specified items, was mainly attributable to the factors mentioned above, partially offset by a higher income tax recovery.

Cash flows used for operating activities of continuing operations in 2005 amounted to $41 million compared to cash flows provided from operating activities of continuing operations of $86 million in 2004. Net additions to property, plant and equipment amounted to $129 million in 2005 compared to $126 million in 2004. Domtar Inc. posted negative free cash flow of $170 million in 2005 compared to negative free cash flow of $40 million in 2004. This $130 million deterioration mainly reflects a decline in profitability, as well as increased requirements for working capital. See “Free cash flow” table and definition in the “Liquidity and capital resources” section in this 2006 v. 2005 Annual Overview.

Domtar Inc.’s total long-term debt increased by $225 million, largely due to additional net borrowings of $293 million, partially offset by the $68 million positive impact of a stronger Canadian dollar (based on month-end foreign exchange rates) on Domtar Inc.’s U.S. dollar denominated debt. Domtar Inc.’s net debt-to-total capitalization ratio as at December 31, 2005 stood at 57.7% compared to 49.5% as at December 31, 2004. See “Net debt-to-total capitalization ratio” table and definition in the “Liquidity and capital resources” section in this 2006 v. 2005 Annual Overview.

Accounting change

Stock-based compensation for employees eligible to retire before the vesting date

In July 2006, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC 162, “Stock-based Compensation for Employees Eligible to Retire before the Vesting Date.” EIC-162 clarifies the accounting for compensation costs relating to stock-based awards granted to employees. EIC 162 requires that: i) compensation costs attributable to stock-based awards granted to employees who are eligible to retire on the grant date be recognized on the grant date; and ii) compensation cost attributable to stock-based awards granted to employees who will become eligible to retire during the vesting period be recognized over the period from the grant date to the date of retirement eligibility. This abstract is to be applied retroactively, with restatement of prior periods, and is effective for the year ended December 31, 2006. The adoption of this guideline had no significant impact on the consolidated financial statements under Canadian GAAP.

Impact of accounting pronouncements not yet implemented

Accounting changes

On July 1, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “ Accounting Changes.” The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period effects of changes in accounting policies, estimates and errors on the financial statements. The standard is effective for fiscal years beginning on or after January 1, 2007, with earlier adoption encouraged. Domtar Inc. does not expect the adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections related to financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” These Sections apply to fiscal years beginning on or after October 1, 2006.

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new Section:

•

All financial assets and liabilities will be carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which will be carried at amortized cost.

•	Realized and unrealized gains and losses on trading financial assets and liabilities will be recognized immediately in the consolidated statement of income.

•

Unrealized gains and losses on financial assets that are available for sale will be recognized in other comprehensive income until their realization, after which these amounts will be recognized in the consolidated statement of income.

•

All derivatives financial instruments will be carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

•	Gains and losses on instruments designated as cash flow hedges are recognized in other comprehensive income, except for the ineffective portion of the hedges which will be recognized in net income.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging derivatives are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk will also be recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments will be recorded in other comprehensive income. These amounts will be reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness will be recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduces a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

Domtar Inc. is currently completing its evaluation of the impact that these accounting pronouncements will have on its first quarter 2007 financial statements. Domtar Inc. expects the more significant impacts of applying these new Sections to relate to:

•	the requirement to present a new statement entitled “Comprehensive income,”

•	the recognition of the fair value of cash flow hedges on the balance sheet with the offset to other comprehensive income,

•	the reclassification of foreign currency translation adjustments from Accumulated foreign currency translation adjustments to Other comprehensive income,

•	the reclassification of the deferred gains on the early settlement of interest rate swap contracts from Other liabilities and deferred credits to Long-term debt,

•	the reclassification of unamortized debt issue costs and long-term debt discounts from Other asset to Long-term debt.

As such, as at January 1, 2007, Domtar Inc. expects Other assets to decrease by approximately $26 million, Future income tax asset to increase by approximately $2 million, Other long-term liabilities and deferred credits to decrease by $5 million, Long-term debt to decrease by $14 million, Accumulated foreign currency translation adjustments to be nil and Accumulated other comprehensive income (loss) to be a loss of $207 million.

Financial instrument—disclosures and presentation

In April 2005, the AcSB issued Handbook Section 3861 “Financial instruments—Disclosure and presentation.” This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued Handbook Section 3862 “Financial instruments—Disclosures” and Handbook Section 3863 “Financial instruments—Presentation.” These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. Domtar Inc. does not expect the initial adoption of these standards to have a material impact on its consolidated financial position and results of operations.

Capital disclosure

In December 2006, the AsCB issued Handbook Section 1535 “Capital Disclosures,” which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Domtar Inc. does not expect the initial adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Critical accounting policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect Domtar Inc.’s results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes and asset retirement obligations based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

Environmental matters and other asset retirement obligations

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar Inc. incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Domtar Inc. recognizes asset retirement obligations at fair value in the period in which Domtar Inc. incurs a legal obligation associated with the retirement of an asset. Domtar Inc.’s asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

The estimate of fair value is based on the results of the expected future cash flow approach, in which multiple cash flow scenarios that reflect a range of possible outcomes are considered. Domtar Inc. has established cash flow scenarios for each individual asset retirement obligation. Probabilities are applied to each of the cash flow scenarios to arrive at an expected future cash flow. There is no supplemental risk adjustment made to the expected cash flows. The expected cash flows for each of the asset retirement obligations are discounted using the credit adjusted risk-free interest rate for the corresponding period until the settlement date. The rates used vary, based on the prevailing rate at the moment of recognition of the liability and on its settlement period. The rates used vary between 4.50% and 9.40%.

Cash flow estimates incorporate either assumptions that marketplace participants would use in their estimates of fair value, whenever that information is available without undue cost and effort, or assumptions developed by internal experts.

While Domtar Inc. believes that it has determined the costs for environmental matters likely to be incurred, based on known information, Domtar Inc.’s ongoing efforts to identify potential environmental concerns that may be associated with Domtar Inc.’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of $54 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, Domtar Inc. believes that such additional remediation costs would not have a material adverse effect on Domtar Inc.’s financial position, earnings or cash flows.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions (the Boiler MACT Rule has been vacated, however, alternative U.S. federal and state regulations are being discussed). Domtar Inc. believes it complies with all such current air emissions regulations and Domtar Inc. anticipates spending approximately $4 million over the next year to meet such requirements.

As at December 31, 2006, anticipated undiscounted payments in each of the next five years are as follows:

(In millions of Canadian dollars)	2007	2008	2009	2010	2011	Thereafter	Total

Environmental provision and other asset retirement obligations	$12	$10	$7	$3	$6	$16	$54
Boiler M.A.C.T Rules	4	—	—	—	—	—	4

	16	10	7	3	6	16	58

In 2006, Domtar Inc.’s operating expenses for environmental matters totaled $60 million and Domtar Inc. capitalized an additional $9 million for environmental projects mainly related to the improvement of air emissions, effluent treatment and remedial actions taken to address environmental compliance. In 2007, Domtar Inc. expects to capitalize approximately $4 million for environmental projects, including Boiler MACT Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Inc. is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. However, Domtar Inc. does not expect any additional required expenditure to have a material adverse effect on its financial position, earnings or cash flows.

Useful lives

Domtar Inc.’s property, plant and equipment are stated at cost less accumulated amortization, including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $10 million and having a duration in excess of one year. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets.

On a regular basis, Domtar Inc. reviews the estimated useful lives of Domtar Inc.’s property, plant and equipment. Assessing the reasonableness of the estimated useful lives of property, plant and equipment requires judgment and is based on currently available information. Changes in circumstances such as technological advances, changes to Domtar Inc.’s business strategy, changes to Domtar Inc.’s capital strategy or changes in regulation can result in the actual useful lives differing from Domtar Inc.’s estimates. Revisions to the estimated useful lives of property, plant and equipment constitute a change in accounting estimate and are dealt with prospectively by amending amortization rates. A change in the remaining estimated useful life of a group of assets, or their estimated net salvage value, will affect the amortization rate used to amortize the group of assets and thus affect amortization expense as reported in Domtar Inc.’s results of operations. A change of one year in the composite estimated useful life of Domtar Inc.’s fixed asset base would impact annual depreciation expense by approximately $15 million.

In 2006, Domtar Inc. recorded total amortization expense of $284 million compared to $329 million in 2005 (or $554 million when including specified items pertaining to write-downs in the value of property, plant and equipment as a result of closures). As at December 31, 2006, Domtar Inc. had property, plant and equipment with a net book value of $3,044 million ($3,634 million in 2005).

Impairment of long-lived assets

Domtar Inc. reviews the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

During the fourth quarter of 2006, Domtar Inc. conducted Step I of the impairment tests on most of Domtar Inc.’s Canadian Pulp and Paper manufacturing facilities and the Wood segment.

Estimates of future cash flows used to test the recoverability of a long-lived asset included key assumptions related to trend prices, the 10 to 15 years forecasted exchange rate for the U.S. dollar and the estimated useful life of the long-lived assets.

The trend prices were based on an analysis of external price trends, including Resource Information Systems, Inc. (RISI), as well as normalized pulp, paper and wood pricing over a business cycle at the mills subjected to the impairment tests.

The forecasted Canadian-U.S. foreign exchange rate assumptions were based on independent market information, as well as analysis of historical data, trends and cycles. Management expects the 10 to 15 years average rate to be approximately CDN$1.00 to $0.75.

Domtar Inc. concluded that the recognition of an impairment loss for the business units analyzed was not required.

Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the net carrying amount of the assets tested for impairment. The total net carrying amount of these assets was $873 million as at December 31, 2006.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a segment, based upon discounted cash flows, exceeds the net carrying amount of that segment as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the segment over the fair value of the identifiable net assets of the segment.

Pension and other employee future benefit plans

Domtar Inc. contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar Inc.’s contribution. The 2006 pension expense was $15 million ($17 million in 2005) ($4 million related to discontinued operations ($4 million in 2005)).

Domtar Inc. also has several defined benefit pension plans covering substantially all employees, including one closed plan for certain non-unionized employees in Canada. Non-unionized employees in Canada joining Domtar Inc. after June 1, 2000 participate in defined contribution plans. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

In 2006, pursuant to the decision in November 2005 to close the Cornwall and Ottawa paper mills, Domtar Inc. declared a partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan.

Domtar Inc. accounts for pension and other employee future benefits in accordance with CICA recommendations. As such, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Deferred recognition of differences between actual results and those assumed is a guiding principle of these recommendations. This approach allows for a gradual recognition of changes in benefit obligations and plan performance over the expected average remaining service life of the active employee group covered by the plans.

Pension and other employee future benefit assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which, in accordance with CICA recommendations, Domtar Inc. has elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as at the beginning of the year.

An expected rate of return on plan assets of 6.2% was considered appropriate by Domtar Inc.’s management for the determination of 2006 pension expense. Effective January 1, 2007, Domtar Inc. will use 6.3% as the expected return on plan assets, which reflects the current view of long-term investment returns.

The expected return on plan assets assumption for Domtar Inc. is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

Domtar Inc. sets its discount rate assumption annually to reflect the rates available on high-quality, fixed income debt instruments, with a duration that is expected to match the timing and amount of expected benefit payments. High-quality debt instruments are corporate bonds with a rating of AA or better. The discount rates as at December 31, 2006 for pension plans were estimated at 5.2% for the accrued benefit obligation and 5.1% for the net periodic benefit cost for 2006 and other employee future benefit plans were estimated at 5.2% for the accrued benefit obligation and 5.2% for the net periodic benefit cost for 2006.

The rate of compensation increase is another significant assumption in the actuarial model for pension (set at 2.7% for the accrued benefit obligation and 2.7% for the net periodic benefit cost) and for other employee future benefits (set at 2.9% for the accrued benefit obligation and 3.3% for the net periodic benefit cost) and is determined based upon Domtar Inc.’s long-term plans for such increases.

For measurement purposes, 6.0% weighted-average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 3.7% by 2012 and remain at that level thereafter.

The net periodic benefit cost for defined benefit plans as at December 31, 2006, increased by $1.8 million, related to the impact of the negotiated collective agreement between Domtar Inc. and the syndicat des travailleurs des pâtes et papiers de Windsor Inc. (CSN), and increased by $3.9 million related to the impact of the workforce reduction and restructuring plan announced in November 2005 and in the Fall 2006.

The following table provides a sensitivity analysis of the key weighted average economic assumptions used in measuring the accrued pension benefit obligation, the accrued other employee future benefit obligation and related net periodic benefit cost for 2006. The sensitivity analysis should be used with caution as it is hypothetical and changes in each key assumption may not be linear. The sensitivities in each key variable have been calculated independently of each other.

Sensitivity analysis

Pension and other employee future benefits	Pension		Other employee accrued benefit obligation	Future benefits net periodic benefit cost
(In millions of Canadian dollars)	Accrued benefit obligation	Net periodic benefit cost

Expected rate of return on assets
Impact of:
1% increase	N/A	(11)	N/A	N/A
1% decrease	N/A	11	N/A	N/A
Discount rate
Impact of:
1% increase	(182)	(14)	(8)	—
1% decrease	186	12	10	—
Assumed overall health care cost trend
Impact of:
1% increase	N/A	N/A	6	1
1% decrease	N/A	N/A	(5)	(1)

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in Domtar Inc.’s pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. Domtar Inc.’s pension funds are not permitted to own any of its shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation, which includes the impact of a partial wind-up related to the mill closures.

The following table shows the allocation of the plan assets, based on the fair value of the assets held at December 31, 2006 and 2005 and the target allocation for 2006:

Allocation of plan assets (in %)	Target allocation	December 31, 2006	December 31, 2005

Fixed income securities	58%-68%	63%	63%
Equity securities	32%-42%	37%	37%
Total		100%	100%

Domtar Inc.’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Past service obligations primarily arise from improvements to plan benefits. The latest actuarial valuations were conducted as at March 31, 2006, for plans representing approximately 74%, December 31, 2005, for plans representing approximately 20%, January 1, 2006, for plans representing approximately 5% and January 1, 2004, for plans representing 1% of the total plans asset fair value. These valuations indicated a funding deficiency. The next actuarial valuations will be completed between December 31, 2006 and January 1, 2009. Domtar Inc. expects to contribute to the pension plans for a total amount of $88 million in 2007 compared to $86 million in 2006. The contributions made in 2006 to the other employee future benefit plans amounted to $7 million.

The estimated future benefit payments from the plans for the next 10 years as at December 31, 2006 are as follows:

Estimated future benefit payments from the plans (In millions of Canadian dollars)	Pension	Employee future benefits

2007	70	5
2008(1)	310	6
2009	73	5
2010	74	6
2011	76	6
2012-2015	426	27

Total	1,029	55

(1)	Includes estimated future benefit payments from the plans of $239 million related to the partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan in 2006.

Income taxes

Domtar Inc. uses the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net future tax asset or liability is included in earnings and in the “Accumulated foreign currency translation adjustments” account in “Shareholders’ equity.” Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income.

On an annual basis, Domtar Inc. assesses the need to establish a valuation allowance for future tax assets and, if it is deemed more likely than not that Domtar Inc.’s future tax assets will not be realized based on these taxable income projections, a valuation allowance is recorded. As at December 31, 2006, Domtar Inc. expects that its future tax assets will not be fully recovered from future taxable income, and has therefore set up a valuation allowance of $4 million.

Domtar Inc.’s future tax assets are mainly composed of temporary differences related to accounting provisions for acquisitions, restructuring, environmental matters, as well as loss carry forwards. The majority of these accruals will be utilized or paid out over the next five years. Domtar Inc.’s future tax liabilities are mainly composed of temporary differences pertaining to plant, equipment and others. Estimating the ultimate settlement period, given the amortization rates in effect are based on information as it develops, requires judgment and Domtar Inc.’s best estimates. The reversal of timing differences is expected at future substantially enacted tax rates, which could change due to changes in income tax laws or the introduction of tax changes through the presentation of annual budgets by different governments. As a result, a change in the timing and the income tax rate at which the components will reverse could materially affect future tax expense as recorded in Domtar Inc.’s results of operations. A one percentage point change in Domtar Inc.’s reported effective income tax rate would have the effect of changing the income tax expense by approximately $7 million.

In addition, Canadian, American and international tax rules and regulations are subject to interpretation and require judgment that may be challenged by taxation authorities. To the best of its knowledge, Domtar Inc. has adequately provided for its future tax consequences based upon current facts and circumstances and current tax law.

For the year ended December 31, 2006, Domtar Inc. recorded a total net tax expense of $24 million (recovery of $183 million in 2005), of which $25 million was for future income tax expense (recovery of $193 million in 2005). Domtar Inc.’s net future tax liability as at December 31, 2006 was $238 million ($242 million in 2005).

Closure and restructuring costs

In recent years, Domtar Inc. has committed to several closures and restructuring initiatives, the most significant of which is the series of targeted measures announced on November 30, 2005. The impact of these measures is presented in “Closure and restructuring costs” in the income statement and the related liability is included in “Trade and other payables” and in “Other liabilities and deferred credits.” In general, closure and restructuring costs are recognized as liabilities in the period when they are incurred and are measured at their fair value. For such recognition to occur, management, with the appropriate level of authority, must have approved and committed to a firm plan and appropriate communication to those affected must have occurred. These provisions require an estimation of costs such as severance and termination benefits, pension and curtailments and environmental remediation, and an evaluation of the fair value of the working capital and property, plant and equipment is required to determine the required write-offs. The closure and restructuring expense also includes costs relating to demolition, contractual obligations, training and outplacement. As at December 31, 2006, Domtar Inc. had closure and restructuring charges of $35 million ($317 million in 2005) and a liability of $27 million ($26 million of liability from continuing operations).

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates of future events at

December 31, 2006. Closure costs and restructuring estimates are dependent on future events. Although Domtar Inc. does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further working capital and property, plant and equipment write-downs may be required in future periods. Further costs related to the plans expected to be incurred over 2007 and thereafter are not significant.

Financial instruments and other instruments

In the normal course of business, Domtar Inc. is exposed to certain financial risks. Domtar Inc. does not use derivative instruments for speculative purposes. For more information on financial instruments and other instruments, see Note 18 of Domtar Inc.’s audited consolidated financial statements.

Interest rate risk

Domtar Inc. is exposed to interest rate risk arising from fluctuations in interest rates on its cash and cash equivalents, bank indebtedness, bank credit facility and long-term debt. Domtar Inc. may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts. Amounts accounted for under interest rate swap contracts are included in “Financing expenses.”

Credit risk

Domtar Inc. is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, Domtar Inc. reviews new customers’ credit histories before granting credit and conduct regular reviews of existing customers’ credit performance.

Domtar Inc. is also exposed to credit risk in the event of non-performance by counterparties to its financial instruments. Domtar Inc. minimizes this exposure by entering into contracts with counterparties that Domtar Inc. believes are of high credit quality. Domtar Inc. usually does not obtain collateral or other security to support financial instruments subject to credit risk. Domtar Inc. regularly monitors the credit standing of counterparties.

Business of the Company

The Company was incorporated as a Delaware corporation in August 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business, which was previously owned by Weyerhaeuser. Domtar Corporation had no operations prior to March 7, 2007, when, upon consummation of the Acquisition Transactions, it became an independent public holding company that directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. and that has its shares traded on The New York Stock Exchange and the Toronto Stock Exchange.

The Company’s Head Office and Domtar Inc.’s principal executive office is located at 395 de Maisonneuve Blvd. West, Montreal, Québec Canada H3A 1L6 and its telephone number is (514) 848-5555. Domtar Paper Company, LLC’s principal executive office is located at 100 Kingsley Park Drive, Fort Mill, South Carolina 29715-6476 and its telephone number is (803) 802-7500. The Company’s website is www.domtar.com. The information contained on the Company’s website is not, and should in no way be construed as, a part of this prospectus and consent solicitation statement.

The Company

The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity and is also a manufacturer of papergrade pulp. Through the Company’s subsidiaries, the Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has three business segments: Papers (paper and pulp), Paper Merchants and Wood.

The Company had pro forma revenues of $6.7 billion in 2006, of which approximately 78% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 8% was from the Wood segment. The Company had pro forma revenues of $3.2 billion in the first six months of 2007, of which approximately 81% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 5% was from the Wood segment.

Business segments

Papers

The Company operates 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. In addition, the Company has an annual production capacity of approximately 235,000 tons of coated groundwood at one paper mill in the U.S. The paper facilities are complemented by strategically located warehouses and sales offices. The Company has recently announced a series of actions, including mill and machine closures, as part of its review of its overall production capacity and adjustment of its production to match customer demand. See “—Recent developments—Restructuring.”

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “Recent developments—Potential redevelopment of Prince Albert facility.”

For the twelve months ended December 31, 2006, the Company’s Papers segment generated pro forma sales of $5.3 billion, representing 78% of total pro forma sales.

Paper Merchants

In connection with its Papers business, the Company engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by the Company and by other manufacturers. The Company operates its merchants business through the Domtar Distribution Group with 26 locations throughout the United States and Canada.

For the twelve months ended December 31, 2006, the Company’s Paper Merchants segment generated pro forma sales of $920 million, representing 14% of total sales.

Wood

The Company manufactures, markets and distributes lumber and wood-based value-added products and manages forest resources. The Company operates four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. For the twelve months ended December 31, 2006, the Company’s Wood segment generated pro forma sales of $523 million, representing 8% of total pro forma sales.

In June 2007, the Company entered into an agreement for the sale of substantially all of its Wood business to Conifex. The Company intends to use the net cash proceeds from the sale of its Wood business to reduce its outstanding debt. See “—Recent developments—Sale of Wood business.”

Our competitive strengths

The Company believes that its competitive strengths will provide a solid foundation for the execution of its business strategy:

Leading market position.    The Company is the largest integrated manufacturer and marketer of uncoated freesheet in North America and the second largest in the world based on production capacity. This leading market position provides the Company with key competitive advantages, including economies of scale, wider sales and marketing coverage and broad product offerings, such as business, printing and publishing and technical and specialty grade paper.

Efficient and cost-competitive assets.    The Company’s fine paper business encompasses a mix of assets allowing it to be a low-cost producer of high volume papers and an efficient producer of value-added specialty papers. The Company’s six largest mills focus on production of high volume copy and offset papers while the other mills focus on the production of value-added paper products for which quality, flexibility and service are key determinants. Most of the Company’s paper production is at mills with integrated pulp production and cogeneration facilities, reducing exposure to price volatility for purchased pulp and energy.

Proximity to customers.    The Company has a broad geographic coverage with a strong manufacturing presence in eastern North America complemented by service locations throughout North America. This proximity to customers provides opportunities for enhanced customer service and minimization of freight distance, response time and delivery cost, which constitute key competitive advantages, particularly in the high volume copy and offset paper grades market segment. Customer proximity also allows just-in-time delivery of high demand paper products in less than 48 hours to most major North American cities.

Strong franchise with unique service solutions.    The Company sells paper to multiple market segments through a variety of channels, including paper merchants, converters, retail companies and publishers throughout North America. In addition, the Company maintains a strong market presence through its ownership of both the Domtar Distribution Group and the Enterprise Group. Both groups have developed strong positions as reliable and responsive suppliers to their markets. The Company believes it will build on those positions by maximizing its strengths in centralized planning capability and supply-chain management solutions.

Focus on stakeholder value.    The Company believes that it has the ability to build value for its stakeholders. The Company’s large base of cost-competitive and efficient assets should allow it to realize cost savings through economies of scale, enhanced buying power and synergies, which should result in higher margins.

High quality products with strong brand recognition.    The Company enjoys a strong reputation for producing high quality fine paper products and markets some of the most recognized and preferred papers in North America, including a wide range of business and commercial printing paper brands, such as Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. The Company believes that it is a supplier of choice in the fine paper market.

Experienced management team with proven integration expertise.    The Company’s management team has significant experience and a record of success in the North American paper industry, including with respect to business integration issues. For example, Raymond Royer, the Company’s president and chief executive officer, was the president and chief executive officer of Domtar Inc. for ten years and Marvin Cooper, the Company’s chief operating officer, has more than 25 years of experience in the pulp and paper industry, including 22 years at Willamette Industries, Inc. (“Willamette”) and four years at Weyerhaeuser. Mr. Royer led Domtar Inc.’s integration of four U.S. mills acquired from Georgia Pacific in 2001 while Mr. Cooper worked on the integration of Willamette’s pulp and fine paper business after it was acquired by Weyerhaeuser in 2002. To support the management team, the Company believes its employees’ expertise and know-how should help create operational efficiencies and better enable the Company to deliver improved profitability from its manufacturing operations.

Business strategies

The Company’s goal is to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers and converters in North America. The Company has implemented the following business strategies in order to enhance cash flow and generate stakeholder value:

•	successfully integrating the combined businesses and optimizing paper production to improve operating efficiency and reduce costs;

•	leveraging existing customer relationships;

•	increasing depth of product offerings including the Company’s offering of environmentally and ethically responsible line of papers;

•	maintaining financial discipline to create stakeholder value; and

•	conducting operations in a sustainable way.

Successfully integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. and optimizing paper production to improve operating efficiency and reduce costs.    The Company believes that the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. represents a strategic fit because of the similarity of both their fine paper offerings in uncoated freesheet grades and their geographic presence. The Company’s integration efforts have been focused on providing a single face to the Company’s customers, utilizing its greater sales and marketing coverage to enhance customer service and achieving synergies. The combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. provides an opportunity to combine the operational strengths and best practices of two of the industry’s leading manufacturers. The Company is implementing plans to improve the Company’s operating efficiency and cost structure and to achieve certain synergies within two years through a combination of process optimization resulting in lower operating costs, reductions in transportation, logistics and purchasing costs, implementation of best-in-class business practices and reductions in sales and administrative costs. The Company is also optimizing the Company’s distribution network and reviewing its organizational structure, consolidating its regional centers and back-office functions where appropriate.

Leveraging existing customer relationships.    The Company is building on the successful relationships that the Weyerhaeuser Fine Paper Business and Domtar Inc. have developed with key customers to support their businesses and to provide inventory reduction solutions through just-in-time delivery for most-demanded products. The Company believes that it is among the suppliers of choice for customers who seek competitively-priced paper products and services.

Increasing depth of product offerings including the company’s offering of environmentally and ethically responsible line of papers.    The Company believes that it is delivering improved service to customers through increased depth of product offerings and greater access to volume. The Company believes the development of EarthChoice®, the Company’s line of environmentally and ethically responsible papers, is providing a platform upon which to expand its offerings to customers. The EarthChoice® line of papers, a product line endorsed and supported by leading environmental groups, offers customers solutions and peace of mind through the use of a combination of Forest Stewardship Council (FSC) virgin fiber and recycled fiber. FSC is the certification recognized by environmental groups as the most stringent and is third-party audited.

Maintaining financial discipline to create stakeholder value.    The Company believes that value creation will initially be better achieved by de-leveraging. The Company intends to manage the Company’s capital expenditures effectively and minimize its working capital requirements.

Conducting operations in a sustainable way.    Customers and end-users as well as all stakeholders in communities where the Company operates seek assurances from the pulp and paper industry that resources are managed in a sustainable manner. The Company strives to provide these assurances by certifying the Company’s forest, manufacturing and distribution operations and the Company intends to subscribe to internationally recognized environmental management systems, namely ISO 14001.

Recent developments

Sale of Wood business

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent most of the Company’s harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and its interests in several wood product joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. The Company has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to the Company. In addition, the Company will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. The Company intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, the Company accounted for the assets and liabilities of the Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, the Company announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland paper mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin paper mill. These closures were announced as part of the Company’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

Potential redevelopment of Prince Albert facility

On September 12, 2007, the Company signed a memorandum of understanding with the Province of Saskatchewan for a plan that could result in the redevelopment of the Prince Albert facility into a Northern Bleached Softwood Kraft (NBSK) pulp mill producing 100% FSC certified softwood pulp for the North American and offshore markets. The redevelopment of the pulp mill is subject to a number of critical conditions, the most important of which is that the business case demonstrates that the mill will be a first-quartile low-cost producer at a foreign exchange rate between Canada and the U.S. of 1:1. Other conditions include the completion of various engineering and feasibility analyses and studies, the development of a modern and competitive operational design for the pulp mill, consultations with First Nations and the negotiation and execution of definitive agreements, as well as the approval of the Company’s board of directors and various regulatory bodies. The annual production capacity of the redeveloped mill is expected to be approximately 328,000 tonnes of pulp. The memorandum of understanding is a statement of intent only and does not create legally binding obligations.

Our business

We operate 13 paper mills (ten in the United States and three in Canada, after giving effect to the announced permanent closure of our Gatineau, Québec paper mill and the Woodland, Maine paper machine) with an annual paper production capacity of approximately 4.8 million tons of uncoated and coated freesheet. See “Recent developments—Restructuring” above. In addition, we have an annual production capacity of approximately 235,000 tons of coated groundwood at one of our paper mills in the U.S.

Facilities and properties

The Company’s paper facilities are complemented by strategically located warehouses and sales offices. The table below lists all of the Company’s paper facilities and their annual production capacity.

Paper production facility(1)	Location	Paper machines	Principal paper type	Annual paper capacity (millions of tons)

Uncoated freesheet mills
Ashdown(2)	Arkansas	4	Copy and offset	0.9
Windsor(2)	Québec	2	Copy and offset	0.6
Hawesville	Kentucky	2	Copy and offset	0.6
Plymouth	North Carolina	2	Copy and offset	0.5
Kingsport	Tennessee	1	Copy and offset	0.4
Marlboro	South Carolina	1	Copy and offset	0.4
Johnsonburg	Pennsylvania	2	Copy and offset	0.4
Dryden	Ontario	1	Copy and offset	0.3
Port-Edwards(2)	Wisconsin	3	Value added	0.2
Nekoosa(2)	Wisconsin	3	Value added	0.2
Rothschild	Wisconsin	1	Opaque	0.1
Port Huron(2)	Michigan	4	Technical and specialty	0.1
Espanola(2)	Ontario	2	Technical and specialty	0.1

Total Uncoated freesheet mills		29		4.8

Coated groundwood
Columbus	Mississippi	1	Coated groundwood	0.2

Total Coated groundwood		1		0.2

		30		5.0

(1)	This table reflects the Company’s recent restructuring announcement of a reduction of the Company’s paper production capacity to approximately 4.8 million tons. See “Recent developments—Restructuring” above.

(2)	Owned by Domtar Inc. or its subsidiaries. All other facilities were formerly owned by the Weyerhaeuser Fine Paper Business.

Approximately 79% of the Company’s uncoated freesheet production capacity is located in the United States. All of the pulp and paper mills owned by Domtar Inc. are certified ISO program 14001 with the exception of the Windsor mill, which is certified under the Responsible Care program. In addition, all of Domtar Inc.’s mills are FSC chain of custody certified.

The Company owns all of its production facilities with the exception of certain portions that are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements, and leases substantially all of its sales offices, regional replenishment centers and warehouse facilities. The Company believes its properties are in good operating condition and are suitable and adequate for the operations for which they are used. The Company owns substantially all of the equipment used in its facilities.

The Company owns chip mills in the vicinity of its uncoated freesheet mills in Johnsonburg, Pennsylvania, Hawesville, Kentucky, Kingsport, Tennessee and Marlboro, South Carolina, but typically leases such mills to third parties who operate them. The Company’s paper mills are supported by forms and converting operations at many of its uncoated freesheet mills as well as at 17 other facilities that convert roll paper into cut sized sheets and/or folio sized sheets and/or forms paper.

Power facilities

The Company owns power generating assets at fifteen locations: Ashdown, Dryden, Espanola, Hawesville, Johnsonburg, Kamloops, Kingsport, Nekoosa, Ottawa-Hull (now known as Gatineau), Plymouth, Port Edwards, Port Huron, Rothschild, Windsor and Woodland. Approximately 60% of the Company’s electric power requirements are met by its own assets. The Company purchases the balance of its power requirements from local utilities. In addition, the Company provides about 68% of the energy required to produce steam internally through its recovery boilers and cogeneration assets with the remaining energy purchased in the form of bark, natural gas, oil and coal.

Business segments

The following table sets forth the net sales of each of the Company’s business segments, Papers, Paper Merchants and Wood, as well as the percentage of sales accounted for by each segment for 2006 on a pro forma basis:

	Year ended December 31, 2006
(In millions of $)	Sales		% of Sales

Papers	$5,307	*	78%
Paper Merchants	920		14%
Wood	523		8%

Total	6,750		100.%

*	Excludes intercompany sales between Domtar Inc. and Weyerhaeuser Fine Paper Business of $48 million.

Weyerhaeuser fine paper business

	Year ended
	December 31, 2004		December 31, 2005		December 31, 2006
(In millions of $)	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales

Papers	$2,867	95%	$3,072	94%	$3,143	95%
Paper Merchants	0	0%	0	0%	0	0%
Wood	159	5%	195	6%	163	5%

Total	3,026	100%	3,267	100%	3,306	100%

Domtar Inc.

	Year ended
	December 31, 2004		December 31, 2005		December 31, 2006
(In millions of $)	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales

Papers	$2,152	64%	$2,164	62%	$2,212	63%
Paper Merchants	811	24%	862	25%	920	26%
Wood	415	12%	472	13%	360	10%

Total	3,378	100%	3,498	100%	3,492	100%

Papers

Paper

Our uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar produces.

Category	Business papers		Commercial printing and publication papers			Technical and specialty papers

Type	Uncoated freesheet				Coated groundwood	Uncoated freesheet

Grade	Copy	Premium imaging / technology papers	Offset Business converting Opaques Colors Index Tag Bristol	Lightweight Opaques Text, cover and writing Tradebook Premium opaques	No.5 Coated	Flexible packaging Abrasive papers Decorative papers Imaging papers Label papers Medical disposables

Application	Photocopies Office documents Presentations		Pamphlets Brochures Direct mail Commercial Printing Forms & envelopes	Stationary Brochures Annual reports Books Catalogs	Catalogs Magazines Direct mail Cards Posters Packaging	Food & Candy wrappings Surgical gowns Repositionable note pads Security check papers

Business papers accounted for approximately 42% of the Company’s sales of fine paper products in 2006 on a pro forma basis. Business papers include copier and electronic imaging papers used with ink jet and laser printers, photocopiers and plain-paper fax machines, as well as computer papers, preprinted forms and digital papers. These products are principally for home and office use.

The Company’s commercial printing grade papers include uncoated freesheet papers, such as offset papers and opaques as well as converting paper products, which consist of base papers that are converted into finished products, such as envelopes, tablets, business forms and data processing/computer forms. These grades are used in sheet and roll fed offset presses across the spectrum of commercial printing end-uses, including digital printing. The Company’s publication papers include tradebook and lightweight uncoated and coated papers used principally in book publishing applications such as textbooks, dictionaries, catalogs, magazines, hard cover novels and financial printing. Design papers, a sub-group of commercial printing and publication papers, have distinct features of color, brightness and texture and are targeted towards graphic artists in design and advertising agencies, for use primarily in special brochures and annual reports. Commercial printing and publication papers accounted for approximately 45% of the Company’s sales of fine paper products in 2006 on a pro forma basis.

The Company also produces paper for several technical and specialty markets. These technical and specialty papers consist primarily of base stock used by the flexible packaging industry in the production of food and medical packaging and other specialty papers for various other industrial applications, including base stock for sandpaper, base stock for medical gowns, drapes and packaging, as well as transfer paper for printing processes. The Company also participates in several converting grades for specialty and security applications. These technical and specialty papers accounted for about 8% of its paper production on a pro forma basis.

Coated groundwood papers accounted for approximately 5% of the Company’s sales of fine paper products in 2006 on a pro forma basis. Coated groundwood papers are used primarily in magazines, catalogs and inserts.

Pulp

Our Papers segment includes our pulp manufacturing business. We sell papergrade pulp to the extent we produce more pulp than is required for internal use in our paper mills. We also manufacture and sell fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs. On a pro forma basis, the Company shipped approximately 1.1 million tons of pulp in excess of its internal requirements during 2006. The Company manufactures market pulp at Ashdown, Espanola, Woodland, Maine; Windsor, Hawesville, Marlboro, Dryden and Kamloops, British Columbia; and fluff pulp at its facility in Plymouth.

In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “Recent developments—Potential redevelopment of Prince Albert facility.”

Customers and Distribution

The following chart illustrates our channels of distribution for our paper products:

Category	Business papers			Commercial printing and publication papers			Technical and specialty papers

Domtar sells to:	Merchants ¯	Office Equipment Manufacturers / Stationers ¯	Retailers ¯	Merchants ¯	Converters ¯	End Users	Converters ¯

Customer sells to:	Printers / Retailers / End-users	Retailers / Stationers / End-users	Printers / End-users	Printers / Converters / End-users	Merchants / Retailers		End-users

Generally, the Company sells business papers to paper merchants, office equipment manufacturers, stationers, retail outlets, converters and end users. The Company distributes uncoated commercial printing and publication papers to end-users and commercial printers, mainly through paper merchants, as well as selling directly to converters. The Company sells its technical and specialty products mainly to converters, who apply a further production process such as coating, laminating or waxing to the Company papers before selling them to a variety of specialized end-users.

The Company’s customer service personnel work closely with sales, marketing and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers. The Company promotes its products directly to end-users and others who influence paper purchasing decisions in order to enhance brand recognition and increase product demand. In addition, the Company’s sales representatives work closely with mill-based new product development personnel and undertake joint marketing initiatives with customers in order to better understand its customers’ businesses and needs and to support their future requirements.

On a pro forma basis, the Company distributed approximately 54% of its paper products in 2006 through a large network of paper sales merchants operating throughout North America, one of which it owns (see “—Paper Merchants”). Paper merchants, who sell the Company’s products to their own customers, represent the Company’s largest group of customers.

In 2006 on a pro forma basis, approximately 83% of the Company’s paper sales were made to customers in the United States.

The Company’s largest customer is Unisource. While a five year supply agreement between Domtar Inc. and Unisource ended on June 30, 2006, the Company continues to sell products to Unisource.

Market pulp is sold by the Company to customers in North America mainly through a centrally located sales force while sales to most overseas customers is made directly or through commission agents. In addition, the Company and Weyerhaeuser have entered into a transitional agreement that terminates in December 2007, pursuant to which Weyerhaeuser acts as a sales agent related to pulp produced by the Kamloops mill and purchases pulp from the Plymouth, South Carolina mill. The Company maintains pulp supplies at strategically located warehouses, which allows it to respond to orders on short notice. In 2006, on a pro forma basis approximately 4% of the Company’s sales of market pulp were made in Canada, 23% were made in the United States, 4% in Mexico and 69% overseas. The Company also purchases pulp to optimize paper production and reduce freight costs. In 2006, on a pro forma basis, the Company shipped approximately 1.1 million tons of pulp in excess of its internal requirements.

Paper Merchants

The Company’s Paper Merchants business involves the purchasing, warehousing, sale and distribution of various products made by us and other manufacturers. These products include business and printing papers and certain industrial products. These products are sold to a wide and diverse customer base, which includes small, medium and large commercial printers, publishers, business forms manufacturers, quick copy firms and institutional entities.

Company-owned paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. On a pro forma basis, the Company’s Paper Merchants business accounted for 14% of consolidated sales in 2006, or 10% when excluding sales of Domtar Inc. paper.

Sales are executed through the Company’s sales force based at branches strategically located in served markets. The Company distributes about 54% of its paper sales from its own warehouse distribution system and about 46% of its paper sales through mill-direct deliveries (i.e., deliveries directly from manufacturers, including the Company, to its customers).

Wood

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business to the newly created Conifex. The Company will retain its sawmills in Saskatchewan and some related forest licenses as well as its owned forest land and forest licenses related to its Dryden, Espanola and Windsor pulp and paper mills. In connection with the sale to Conifex, the Company anticipates that it will transfer annual allowable softwood harvest of approximately 4.8 million cubic meters and retain allowable softwood harvest of approximately 0.8 million cubic meters. The agreement is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close before the end of the year. See “—Recent developments—Sale of Wood business.”

The Company’s Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. The Company operates four mills and one remanufacturing facility with a production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an aggregate production capacity of approximately 730 million board feet of lumber. The Company’s Wood business represented 8% of consolidated sales in 2006 on a pro-forma basis.

The Company also has an interest in three joint ventures and an investment in one business, which all produce wood products.

The Company produces mainly softwood dimensional lumber used primarily in the construction industry. Products include studs and random length lumber in dimensions of 2 inches by 3 inches through 2 inches by 10 inches in lengths of 8 feet to 16 feet. In addition to producing dimensional lumber and studs, the Company manufactures lumber that is graded according to recognized standards, such as Premium, Select, J-Grade and Machine Stress Rated lumber.

The Company sells substantially all of its softwood lumber through its own sales office in Montreal to a wide range of retailers, distributors, manufacturers and wholesalers in the United States and Canada who sell to end-users. These wood products are consumed in the home construction, renovation and industrial markets. The Company’s marketing efforts for lumber products are focused on providing its customers with efficient value-added supply chain integration, in order to achieve a high level of customer satisfaction and a balanced and diversified customer base for the Company’s products.

Supply

Fiber supply

The Company uses hardwood and softwood fiber for the production of paper and softwood for the production of lumber. The Company’s forestry strategy is to optimize wood flows within its fiber supply area and to maximize value and minimize cost while securing an adequate wood supply for its operations.

U.S. pulp and paper mills

Wood fiber is the principal raw material in our Papers segment. The fiber used by the Company’s pulp and paper mills in the United States is primarily hardwood, which is readily available in the market from multiple third-party sources, and secondarily softwood, which is also readily available.

The paper mills obtain fiber through a variety of sources depending on the location of the paper mills. The mills are sourced by a combination of long-term supply contracts, including contracts with Weyerhaeuser, wood lot management arrangements, advance stumpage purchases, and spot market purchases.

Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser, including a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities.

Canadian pulp and paper mills

Domtar’s fine paper mill at Windsor, Québec consumes primarily hardwood fiber originating from a variety of sources, including purchases on the open market in Canada and the United States, contracts with Québec wood producers’ marketing boards, harvested from public land where we have wood fiber harvesting rights and Domtar’s private lands.

The Espanola and Dryden, Ontario pulp and paper mills, which consume both softwood and hardwood fiber, obtain fiber from third parties or directly or indirectly from public land with wood harvesting rights designated for these pulp and paper mills or for our sawmills, which are being sold as part of the sale of the Wood business. We expect to enter into an agreement with Conifex related to chip supply to these two pulp and paper mills.

Cutting rights on public land related to the paper mills that will be retained by us after the sale of the Wood business, represent about 2.2 million cubic meters of wood (both softwood and hardwood). Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective governmental authorities.

Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser pursuant to which Weyerhaeuser has agreed to supply fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan.

Freehold land

The Company’s freehold land of approximately 900,000 acres in Québec, Ontario and Maine provide an annual allowable harvest of approximately 0.5 million cubic meters of wood.

Wood

As part of the sale of the Wood business, a majority of our harvesting rights on public land in Québec and Ontario will be transferred to Conifex, the purchasing entity. Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective government authorities.

In Québec, the Company’s annual allowable softwood harvest, related to the sawmills that are part of the sale of the Wood business, amounts to approximately 1.8 million cubic meters and are granted by the Ministry of Natural Resources (Québec). The Company obtains most of the wood fiber required for its northern Québec sawmill operations either directly or indirectly from these harvesting rights. The Province of Québec has been reducing fiber availability over the last two years by 20% to 25%, thereby making it a more challenging environment for lumber producers and paper mills relying on softwood fiber. As a result of the reduced availability, the Company may have increased costs in purchasing and may have difficulty fulfilling its wood fiber requirements. The chips produced by these sawmills were sent to the pulp mill at Lebel-sur-Quévillon (prior to its indefinite closure in November 2005 due to unfavorable economic conditions). Domtar’s northern Québec sawmills have been shut down for various periods due to a lack of alternative markets for chips, unfavorable economic conditions as well as the reduced allowable wood harvesting volume. In June 2007, we restored production at our Val d’Or sawmill.

In Ontario, the Company’s annual allowable softwood harvest on public lands related to the sawmills that are part of the sale of the Wood business amounts to approximately 3.7 million cubic meters pursuant to Sustainable Forest Licenses that have been granted by the Ontario Ministry of Natural Resources. The Company obtains most of the wood fiber required for its northern Ontario sawmill operations either directly or indirectly from these harvesting rights. The remaining required fiber is purchased under various contractual arrangements and on the open market.

Energy supply

The Company’s business consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). During 2006, on a pro forma basis, energy costs comprised approximately 8%, of the aggregate amount of materials, labor and other operating costs and fiber costs. The Company purchases substantial portions of the energy it consumes under supply contracts, most of which are between a specific plant and a specific provider. Under most of these contracts, providers are committed to provide quantities within specified ranges that provide the Company with its needs for a particular type of energy at a specific facility. Most of the contracts have pricing mechanisms that set prices based on current market rates. Natural gas, fuel oil, coal and hog fuel are consumed primarily in the production of steam to be used in the manufacturing process or to a lesser extent to provide direct heat to be used in the chemical recovery process. Electricity is used primarily to drive motors and other equipment as well as provide lighting.

Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

Customers

The Company’s largest customer, Unisource, an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 10% of its sales revenues on a pro forma basis in 2006. The Company supplies products to Unisource on a per-order basis, subject to a published price list. It has no long-term contractual commitments to Unisource. The Company also has other significant customers as well as a large number of other fine paper customers, which vary in size but none of which individually represent a material portion of the Company’s sales. The Company’s customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, retailers and customers who use the Company’s paper for specialty applications, such as label and release products. The majority of these customers purchase products through individual purchase orders.

Competition

The markets in which the Company’s business competes are generally worldwide and highly competitive. Grades of fine paper are globally traded, with numerous worldwide manufacturers. All of the Company’s paper manufacturing facilities are located in the United States or Canada. Although the Company sells primarily in North America, it faces competition from foreign producers, some of which have lower operating costs than the Company. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Approximately five major manufacturers produce and sell uncoated freesheet in North America, and dozens more sell uncoated freesheet worldwide. Although price is the primary basis for competition in most of the Company’s paper grades, quality and service are important competitive determinants, especially in value-added grades. The Company’s paper products also compete with other paper grades, including coated groundwood, and electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, the Company may see a decrease in the overall demand for paper products or shifts from one type of paper to another.

Employees

The Company has approximately 14,000 employees. A majority of the Company’s employees are covered by collective bargaining agreements.

Labor agreements

Papers

A collective agreement expired in April 2004 for the Company’s Lebel-sur-Quévillon, Québec pulp mill (affecting approximately 350 employees). Negotiations have ceased, employees have been laid off and the mill has been closed for an indefinite period since November 2005.

Negotiations for the renewal of the collective agreement at the Company’s Ashdown mill (affecting approximately 700 employees) are scheduled to begin in October 2007.

Wood

In May 2007, a five-year agreement was ratified with the union at the Company’s Val d’Or, Québec sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for the Company’s Sullivan, Québec remanufacturing facility have ceased (affecting approximately 60 employees) because the union has been decertified.

A collective agreement expired in June 2007 for the Company’s Sainte-Marie, Québec sawmill. Negotiations for the renewal of this collective agreement (affecting approximately 70 employees) began in August 2007.

A collective agreement expired in August 2005 for our Nairn Centre, Ontario sawmill. Negotiations have been suspended as the mill is shut down for an indefinite period of time.

Paper Merchants

We have collective agreements covering six locations in the U.S. and five locations in Canada that will expire between December 2008 and December 2010.

Intellectual property

Many of the brand name paper products of the Company are protected by registered trademarks. Key trademarks used in the Company include Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. These brand names and trademarks are important to the business. The numerous trademarks of the Company have been registered in the United States and/or in other countries where the products of the Company are sold. The current registrations of these trademarks are effective for various periods of time. These trademarks may be renewed periodically, provided that the Company, as the registered owner, and/or their licensees comply with all applicable renewal requirements, including the continued use of the trademarks in connection with similar goods.

The Company owns U.S. and foreign patents, some of which have expired or been abandoned, and has several pending patent applications, as well as some that have been issued. The

Company’s management regards these patents and patent applications as important but does not consider any one or group of them to be materially important to the Company as a whole.

In connection with the Acquisition Transactions, the Company, Weyerhaeuser and Domtar Paper Company, LLC entered into a contribution and distribution agreement, dated as of January 25, 2007 (as amended from time to time, the “Contribution and Distribution Agreement”). Under the terms of the Contribution and Distribution Agreement and the intellectual property license agreement, the Company received, a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used by the Company but retained by Weyerhaeuser.

Seasonality

Demand for uncoated freesheet, the Company’s principal product, is typically not seasonal. The most significant seasonal impact on the Company’s uncoated freesheet operations is caused by its annual scheduled maintenance outages. During an outage period, a pulp mill and/or paper machine is taken out of operation so that maintenance can be performed. During these time periods, it is normal to incur significant maintenance expenditures as well as above normal expenditures for operating supplies. In addition, some facilities may elect to operate their paper machines on higher cost purchased fiber and incur other incremental costs to minimize the period of time that the paper machine is out of operation.

Environmental matters

The Company’s business is subject to a wide range of general and industry-specific laws and regulations in the United States and Canada relating to the protection of the environment, including those governing air emissions, wastewater discharges, the storage, management and disposal of hazardous substances and wastes, contaminated sites, landfill operation and closure obligations and health and safety matters. Compliance with these laws and regulations is a significant factor in the operation of the Company’s business. The Company may encounter situations in which its operations fail to maintain full compliance with applicable environmental requirements, possibly leading to civil or criminal fines or penalties or in enforcement actions, including those that result in governmental or judicial orders that stop or interrupt the Company’s operations or require the Company to take corrective measures at substantial costs, such as the installation of additional pollution control equipment or other remedial actions.

Compliance with U.S. federal, state and local and Canadian federal and provincial environmental laws and regulations usually involves capital expenditures as well as additional operating costs. For example, the United States Environmental Protection Agency has promulgated regulations dealing with air emissions from pulp and paper mills, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. The Company cannot quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because, in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance frequently serves other purposes, such as extension of facility life, increase in capacity, changes in raw material requirements or increase in economic value of assets or products.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions. A decision of the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. The Company believes it complies with all such current air emissions regulations, and anticipates spending approximately $3 million over the next year to meet such requirements.

The United States Environmental Protection Agency has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (“TMDL”) allocations for pollutants in water bodies determined to be water-quality-impaired. However, certain states continue to promulgate TMDL requirements. The stated TMDL requirements may set limits on pollutants that may be discharged to a body of water to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the Company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

The Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company continues to evaluate its options and is currently in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended, the facility may need to curtail, after 2007, some output or incur significant capital expenditures.

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as Environmental Matters) are expensed or capitalized depending upon their future economic benefit. In the normal course of business, the Company incurs certain operating costs for Environmental Matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for Environmental Matters are not discounted and are recorded when site remediation efforts are more than likely and can be reasonably determined.

While the Company believes that it has determined the costs for Environmental Matters likely to be incurred, based on known information, its ongoing efforts to identify potential environmental concerns that may be associated with the Company’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of CDN$54 million and the Predecessor Company had a provision of $20 million for costs to comply with applicable environmental laws and regulations and remedial obligations. As of July 1, 2007, the Company had a provision for $82 million for such expenditures. Additional costs, not known or identifiable, could be incurred for site remediation efforts. Based on policies and procedures in place to monitor environmental exposure, the Company believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

During the first quarter of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions, and the Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts.

The Company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property owned by the Company where the Company has the sole obligation to remediate the site or share that remediation obligation with a small number of other parties. Other sites are third-party sites involving several parties who may have a joint and several remediation obligation. Remediation efforts are currently ongoing, for example, at the Company’s Plymouth, North Carolina facility in respect of dioxins/furans and mercury, and at the Company’s Rothschild, Wisconsin facility in respect of pulp manufacturing byproducts. The Company’s liability for environmental investigation and remediation ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the Company at the site and, at some sites, the number and economic viability of the other potentially responsible parties. The Company spent less than $3 million in 2005 and approximately $5 million in 2006, on environmental remediation of these sites.

Domtar Inc. incurred approximately $8 million and the Predecessor Company incurred approximately $2 million in capital expenditures in connection with environmental compliance and remediation during 2006. The Company anticipates spending approximately $3 million over the next year to meet the Boiler MACT Rule obligations. However, a decision of the U.S. Court of Appeals for the District of Columbia vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. The Company does not expect any additional required expenditure to have a material adverse effect on our financial position or earnings.

Social and environmental policies

The Company has several social and environmental related policies including, among others, Human Rights, Forest, Environment, and Health and Safety policies. These form an integral part of its Code of Ethics.

Legal proceedings

Pursuant to the Contribution and Distribution Agreement and other agreements entered into or to be entered into in connection with the Acquisition Transactions, the Company assumed responsibility for certain claims and litigation matters arising out of or relating to the Company’s businesses whether or not asserted prior to the Acquisition Transactions. Currently, a small number of claims and litigation matters have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a number of variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position.

We are involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. We periodically review the status of these proceedings and assess the likelihood of any adverse judgments or outcomes of our legal proceedings, as well as analyze probable losses. While we believe that the ultimate disposition of these matters will not have a material adverse effect on our financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on or results of cash flow in a given quarter or year.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at the Prince Albert facility. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is disputing the accumulation of pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its positions with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount, subject to the finalization of definitive agreements and court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Transaction triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

Each of Domtar Inc. and the Company is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. Domtar Inc. continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia, on March 31, 1999 against Domtar Inc., and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (“the Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc., was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a reserve of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

While we believe that we have determined the costs for environmental matters likely to be incurred based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our past and present properties will lead to future environmental investigations. These efforts will likely result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Business of the Predecessor Company

The following section describes the Company as if it held the Weyerhaeuser Fine Paper Business but not Domtar Inc. for all periods and dates presented. Because the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented herein are those of the Weyerhaeuser Fine Paper Business. The results of operations of the Company will be significantly different than the results of operations of the Predecessor Company.

The forward-looking statements included in this section should be read as continuing to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company.

Overview

The Predecessor Company principally manufactured and sold fine paper, including uncoated freesheet and coated groundwood and is the second largest integrated manufacturer of uncoated freesheet in North America and the third largest in the world based on production capacity, with annual uncoated freesheet production capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation), representing approximately a 19% share of the North American uncoated freesheet production capacity in 2006. The Predecessor Company also manufactured papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp were sold to third parties. Papergrade pulp was sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allowed for optimization of pulp capacity while reducing overall manufacturing costs.

Prior to the Acquisition Closing Date, the Predecessor Company generated revenues of $3.3 billion during both 2005 and 2006; the revenues generated by pulp and fine paper products represented approximately 95% in 2006 and 94% in 2005.

The following table sets forth the breakdown of net sales sold in each segment of the Predecessor Company’s business as well as the percentage of sales accounted for by each segment, in each case for each of the last three fiscal years:

	Year ended
	December 31, 2006		December 25, 2005		December 26, 2004

(Dollars in millions)	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales

Papers	$3,143	95.1%	$3,072	94.0%	$2,867	94.7%
Wood	$ 163	4.9%	$ 195	6.0%	$ 159	5.3%

	$3,306	100%	$3,267	100%	$3,026	100%

Business segments

Papers

The net sales of the Predecessor Company’s Papers business were approximately $3,143 million in 2006, $3,072 million in 2005 and $2,867 million in 2004, representing approximately 95% of the Predecessor Company’s total sales in such years.

Paper

The Predecessor Company’s fine paper products include the following commodity papers:

Business papers.    Business papers represented approximately 35% of the Predecessor Company’s sales of paper products in 2006. Business papers include copier and electronic imaging papers used with ink jet and laser printers, photocopiers and plain-paper fax machines.

Printing, publishing and converting papers.    Printing, publishing and converting papers represented approximately 40% of the Predecessor Company’s sales of paper products in 2006. Printing and publishing papers include products used in commercial printing applications such as annual reports, brochures and direct mail. Converting papers products are the base papers that are converted into finished products such as envelopes, tablets, business forms and data processing/computer forms.

Computer papers, preprinted forms and digital papers.    Computer papers, preprinted forms and digital papers represented approximately 18% of the Predecessor Company’s sales of paper products in 2006. These papers are sold by the Predecessor Company’s enterprise group.

Coated groundwood papers.    Coated groundwood papers represented approximately 7% of the Predecessor Company’s sales of paper products in 2006. Coated groundwood papers are used primarily in magazines, catalogs and inserts.

Pulp

The net sales of the Predecessor Company’s pulp business represented approximately 14% of the Predecessor Company’s Papers segment sales in such years. The Predecessor Company manufactures the following types of pulp:

Papergrade pulp.    Papergrade pulp represented approximately 62% of the Predecessor Company’s pulp sales in 2006. Papergrade pulp is used in the manufacturing of fine paper products.

Fluff pulp.    Fluff pulp represented approximately 20% of the Predecessor Company’s pulp sales in 2006. Fluff pulp is used in baby diapers and adult incontinence products.

Specialty pulp.    Specialty pulp represented approximately 18% of the Predecessor Company’s pulp sales in 2006. The specialty pulp manufactured by the Predecessor Company is used in cement siding.

Wood

The net sales of the Predecessor Company’s Wood business were approximately $163 million in 2006, $195 million in 2005 and $159 million in 2004, representing approximately 5% of the Predecessor Company’s total sales in such years. The Predecessor Company manufactures and sells softwood lumber for use in residential construction. The Predecessor Company’s Wood business also includes the timber sourcing operations and other ancillary activities.

Facilities and properties

Prior to the Acquisition Closing Date, the Predecessor Company owned eight uncoated freesheet mills and one coated groundwood mill in the United States and Canada, all of which were integrated with pulp mills. The Predecessor Company’s mills had a total annual uncoated freesheet capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation) and a coated groundwood capacity of approximately 235,000 tons as of December 31, 2006.

Prior to the Acquisition Closing Date, the Predecessor Company owned all of its production facilities with the exception of certain portions that were subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements, and leased substantially all of the Predecessor Company’s sales offices, regional replenishment centers and warehouse facilities. The Predecessor Company believes its properties are in good operating condition and are suitable and adequate for the operations for which they are used. The Predecessor Company owns substantially all of the equipment used in its facilities.

The following table sets forth the locations of the Predecessor Company’s principal production facilities and operating equipment as well as annual capacities of uncoated freesheet and coated groundwood manufacturing locations in the Predecessor Company’s business and production for the fiscal year ended December 31, 2006. Each of the listed facilities was owned by the Predecessor Company, except that portions of some of these facilities are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements.

	Number of machines	Production capacity(1)	Production(2)
(short tons in thousands)

Uncoated Freesheet Mills:
Hawesville, Kentucky	2	625	638
Marlboro, South Carolina	1	385	392
Kingsport, Tennessee	1	405	410
Rothschild, Wisconsin	1	145	148
Johnsonburg, Pennsylvania	2	360	365
Dryden, Ontario(3)	2	315	369
Prince Albert, Saskatchewan(4)	1	—	7
Plymouth, North Carolina	2	465	468
Total Uncoated Freesheet	12	2,700	2,797

Coated Groundwood:
Columbus, Mississippi	1	235	230

(1)	Production capacity reflects expected production under normal operating conditions and product mix and expected maintenance downtime in 2006. Actual production may vary.

(2)	Production reflects actual production in 2006.

(3)	Production at the Predecessor Company’s mill in Dryden, Ontario reflects the output of a paper machine that was shut down in 2006.

(4)	Operations ceased at the Predecessor Company’s mill in Prince Albert, Saskatchewan in 2006. This mill had a production capacity of approximately 290,000 short tons in 2005.

The Predecessor Company’s paper mills are supported by forms and converting operations at its uncoated freesheet mills in Rothschild, Wisconsin; Plymouth, North Carolina and Dryden, Ontario as well as at 12 other facilities that collectively have the capacity to convert approximately 1.62 million tons of roll paper into cut sized sheets, approximately 0.32 million tons of roll paper into folio sized sheets and approximately 0.27 million tons of roll paper into forms paper annually.

The Company manufactures papergrade pulp at all of the uncoated freesheet mills listed above as well as at its facility in Kamloops, British Columbia, fluff pulp at the Predecessor Company’s facility in Plymouth, North Carolina and specialty pulp at its facility in Kamloops, British Columbia.

The Predecessor Company owns chip mills in the vicinity of its uncoated freesheet mills in Johnsonburg, Pennsylvania; Hawesville, Kentucky; Kingsport, Tennessee and Marlboro, South Carolina but typically lease such mills to third parties who operate them. The Predecessor Company also owns sawmills at Ear Falls, Ontario and Big River, Saskatchewan and a 51% equity interest in Wapawekka Lumber Limited Partnership, which has one sawmill in Wapawekka, Saskatchewan.

The Predecessor Company owns forest licenses covering 0.850 million cubic meters of softwood and 0.570 million cubic meters of hardwood in the proximity of its Dryden, Ontario mill and is party to a forest management agreement covering 1.846 million cubic meters of softwood and 0.976 million cubic meters of hardwood in the proximity of the Predecessor Company’s Prince Albert, Saskatchewan mill.

The Predecessor Company’s operational headquarters are located at Fort Mill, South Carolina.

During the first quarter of 2006, the Predecessor Company shut down indefinitely its pulp and paper mill in Prince Albert, Saskatchewan and the sawmill in Big River, Saskatchewan due to poor market conditions. The Wapawekka sawmill also was shut down. These facilities are currently not in operation. The Company has not determined at this time whether these facilities will be reopened, sold or permanently closed.

Supply

Wood fiber is the principal raw material in the papers segment. The primary sources of wood fiber are timber and its by-products, such as wood chips, wood shavings and sawdust. Prior to the Acquisition Transactions, Weyerhaeuser supplied the Predecessor Company’s paper mills with fiber from the Weyerhaeuser chip and saw mills as well as from third parties. Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser including Canadian fiber supply agreements pursuant to which Weyerhaeuser agrees to supply wood chips to the Predecessor Company’s Kamloops, British Columbia mill (and the Predecessor Company’s Prince Albert, Saskatchewan mill if it re-opens) for a period of 20 years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply softwood chip residuals to the Predecessor Company’s Plymouth, North Carolina mill for a period of five years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply a sufficient amount of softwood chips to allow the Predecessor Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp at the Predecessor Company’s Columbus, Mississippi mill for a period which terminated on May 31, 2007 and a slush pulp sales agreement pursuant to which Weyerhaeuser’s

Columbus, Mississippi pulp mill will agree to supply 74,293 tons of slush pulp to the Predecessor Company’s Columbus, Mississippi coated groundwood mill for a period of one year, subject to annual renewal. Fiber purchased under these agreements will be purchased at fair market levels. See “The Company’s relationship with Weyerhaeuser after the distribution—Supply agreements.”

The Predecessor Company supplies its paper mills with fiber that it will obtain through a combination of different sources depending on the location of the paper mills. The Predecessor Company obtains fiber from timber harvested pursuant to its forest licenses and forest management agreements and processed in its own chip and saw mills, pursuant to fiber supply contracts with Weyerhaeuser as well as pursuant to fiber supply agreements with other third parties and open market purchases.

All of the Predecessor Company’s uncoated freesheet mills have onsite pulp production facilities. The Predecessor Company’s coated groundwood mill and some of the Predecessor Company’s uncoated freesheet mills also purchase pulp from third parties. Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

The Predecessor Company’s business consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). During both 2005 and 2006, energy costs comprised approximately 8% of the aggregate amount of materials, labor and other operating costs and fiber costs. The Predecessor Company purchases substantial portions of the energy it consumes under supply contracts, most of which are between a specific plant and a specific provider. Under most of these contracts, providers are committed to provide quantities within specified ranges that provide the Predecessor Company with its needs for a particular type of energy at a specific facility. Most of the contracts have pricing mechanisms that set prices based on current market rates. Natural gas, fuel oil, coal and hog fuel are consumed primarily in the production of steam to be used in the manufacturing process or to a lesser extent to provide direct heat to be used in the chemical recovery process. Electricity is used primarily to drive motors and other equipment as well as provide lighting. Two of the Predecessor Company’s facilities have substantial co-generation capabilities and utilize steam generated from these fuels to generate and sell more electricity into the regional grids than they consume internally. The revenue from electricity sales was able to offset approximately 7% of the Predecessor Company’s total energy requirements in each of 2005 and 2006, respectively.

Customers

The Predecessor Company’s largest customer was Office Depot, an independent retailer of office products, including commercial printing and business imaging papers, which represented approximately 17% of its sales revenues in the fiscal year ended December 31, 2006. Both Weyerhaeuser and Domtar Inc. historically supplied products to Office Depot on a per-order basis, subject to a published price list. The Company also will have other significant customers as well as a large number of other fine paper customers, which will vary in size but none of which will individually represent a material portion of the Company’s sales. The Predecessor Company’s customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, retailers and customers who use the Predecessor Company’s paper for specialty applications, such as label and release products. The majority of these customers purchase products through individual purchase orders.

Competition

The markets in which the Predecessor Company’s business competes are generally worldwide and highly competitive. Grades of fine paper are globally traded, with numerous worldwide manufacturers. All of the Predecessor Company’s paper manufacturing facilities are located in the United States or Canada. Although the Predecessor Company sells primarily in North America, it faces competition from foreign producers, some of which have lower operating costs than the Company. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Approximately five major manufacturers produce and sell uncoated freesheet in North America, and dozens more sell uncoated freesheet worldwide. Although price is the primary basis for competition in most of the Predecessor Company’s paper grades, quality and service are important competitive determinants, especially in value-added grades. The Predecessor Company’s paper products also compete with other paper grades, including coated groundwood, and electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, the Predecessor Company may see a decrease in the overall demand for paper products or shifts from one type of paper to another.

Employees

The Predecessor Company had approximately 5,500 employees. Approximately 3,524, or 64%, of the Predecessor Company’s employees were covered by collective bargaining agreements.

Intellectual property

Most of the brand name paper products of the Predecessor Company are protected by registered trademarks. Key trademarks used in the Predecessor Company include Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw® and First Choice®. These brand names and trademarks are important to the business and, historically, Weyerhaeuser has vigorously pursued apparent infringements. The numerous trademarks of the Predecessor Company have been registered in the United States and/or throughout the world where the products of the Predecessor Company are sold. The current registrations of these trademarks are effective for various periods of time. These trademarks may be renewed periodically, provided that the Predecessor Company, as the registered owner, and/or their licensees comply with all applicable renewal requirements, including the continued use of the trademarks in connection with similar goods.

The Company owns a number of issued U.S. and foreign patents, some of which have expired or been abandoned and several pending U.S. patent applications. The Predecessor Company’s management regards these patents and patent applications as important but does not consider any one or group of them to be materially important to the Predecessor Company as a whole.

Under the terms of the Contribution and Distribution Agreement and the intellectual property license agreement, the Company received, a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but retained by Weyerhaeuser. This license does not, however, include the right to use the Weyerhaeuser name. See “The Company’s relationship with Weyerhaeuser after the distribution—Intellectual property license agreement.”

Seasonality

Demand for uncoated freesheet, the Predecessor Company’s principal product, is typically not seasonal. The most significant seasonal impact on the Predecessor Company’s uncoated freesheet operations is caused by its annual scheduled maintenance outages. During an outage period, a pulp mill and/or paper machine is taken out of operation so that maintenance can be performed. During these time periods, it is normal to incur significant maintenance expenditures as well as above normal expenditures for operating supplies. In addition, some facilities may elect to operate their paper machines on higher cost purchased fiber and incur other incremental costs to minimize the period of time that the paper machine is out of operation.

Working capital

The Predecessor Company typically maintains 30 to 35 days of raw material inventories and 15 to 20 days of chemical inventories to support its pulp and paper operations.

The Predecessor Company maintains approximately 30 days of finished goods inventory. However, this inventory may build up in anticipation of seasonal maintenance outages. In addition, the Predecessor Company maintains paper rolls for 15 days before they are converted to freesheet to fill customer orders.

Environmental matters

The Predecessor Company’s business is subject to a wide range of general and industry-specific laws and regulations in the United States and Canada relating to the protection of the environment, including those governing air emissions, wastewater discharges, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations and health and safety matters. Compliance with these laws and regulations is a significant factor in the operation of the Predecessor Company’s business. The Company may encounter situations in which its operations fail to maintain full compliance with applicable environmental requirements, possibly leading to civil or criminal fines or penalties or in enforcement actions, including those that result in governmental or judicial orders that stop or interrupt the Company’s operations or require the Company to take corrective measures at substantial costs, such as the installation of additional pollution control equipment or other remedial actions.

Compliance with U.S. federal, state and local and Canadian federal and provincial environmental laws and regulations usually involves capital expenditures as well as additional operating costs. For example, the United States Environmental Protection Agency has promulgated regulations dealing with air emissions from pulp and paper mills, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. The Company cannot quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because, in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance frequently serves other purposes, such as extension of facility life, increase in capacity, changes in raw material requirements or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the Predecessor Company estimated that capital expenditures for environmental compliance were approximately $4 million in 2005 and approximately $2 million in 2006.

The Predecessor Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company continues to evaluate its options and is currently in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended, the facility may not be able to operate after 2007 without significantly curtailing output or incurring significant capital expenditures.

The United States Environmental Protection Agency has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (“TMDL”) allocations for pollutants in water bodies determined to be water-quality-impaired. However, certain states continue to promulgate TMDL requirements. The state TMDL requirements may set limits on pollutants that may be discharged to a body of water to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the Company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

The Predecessor Company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property owned by the Predecessor Company where the Predecessor Company has the sole obligation to remediate the site or shares that remediation obligation with a small number of other parties. Other sites are third-party sites involving several parties who may have a joint and several remediation obligation. Remediation efforts are currently ongoing, for example, at the Predecessor Company’s Plymouth, North Carolina facility in respect of dioxins/furans and mercury, and at the Predecessor Company’s Rothschild, Wisconsin facility in respect of pulp manufacturing byproducts. The Company’s liability for environmental investigation and remediation ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the Predecessor Company at the site and, at some sites, the number and economic viability of the other potentially responsible parties. The Predecessor Company spent less than $3 million in 2005 and approximately $5 million in 2006, on environmental remediation of these sites.

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company’s forest operations in Canada are carried out on public forestlands under forest licenses and forest management agreements. All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements between the Predecessor Company and the relevant province designed to protect environmental and other social values. In Canada, the federal Species at Risk Act (“SARA”) was enacted in 2002. SARA contains protective measures for species identified as being at risk and for critical habitat. To date, SARA has not had a significant effect on the Predecessor Company’s operations; however, it is anticipated that SARA will, over time, result in some additional restrictions on timber harvests and other forest management practices and increase some operating costs for operators of forestlands in Canada. For these reasons, SARA is expected to affect timber supply and prices in the future.

Legal proceedings

Pursuant to the Contribution and Distribution Agreement and other agreements entered into in connection with the Acquisition Transactions, the Company assumes responsibility for claims and litigation matters arising out of or primarily relating to the Predecessor Company whether or not asserted prior to the Acquisition Transactions. Currently, a small number of claims and litigation matters have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position.

Business of Domtar Inc.

Recent developments

Sale of Wood business

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having a production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Domtar Corp.’s remanufacturing facility in Sullivan, Québec and its interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, Domtar Inc. accounted for the assets and liabilities of the Wood business owned by Domtar Inc. as held and used in accordance with Section 3475 of the CICA Handbook, Accounting for the Impairment or Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. Domtar Corp. does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, Domtar Corp. announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin mill. These closures were announced as part of Domtar Corp.’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will eliminate approximately 284,000 tons of Domtar Inc.’s annual paper production capacity and will reduce its total workforce by approximately 430 employees.

Business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood. For the year ended December 31, 2006, consolidated sales were $4 billion.

Segmented sales for the years ended December 31, 2006 and 2005

Sales by geographical area for the years ended December 31, 2006 and 2005

Papers

Prior to the Acquisition Transactions, Domtar Inc. was the third largest integrated manufacturer and marketer of uncoated freesheet paper in North America. Domtar Inc. operates five pulp and paper facilities in Canada (reflecting the permanent closures of the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006 and the permanent closure of Vancouver paper mill in the second quarter of 2006) and five in the United States, with an aggregate annual paper production capacity of approximately 2.3 million tons, complemented by strategically located warehouses and sales offices. Domtar Inc.’s Papers business is its most important segment representing 64% of consolidated sales in 2006, or 70% when including sales of Domtar Inc. paper through its own Paper Merchants business, compared to 62% of consolidated sales in 2005, or 68% when including sales of Domtar Inc. paper through Domtar Inc.’s Paper Merchants business. The following table sets forth Domtar Inc.’s trade shipments of paper and market pulp for the years indicated:

	Years ended December 31,
	2006	2005	2004	2003	2002

Paper (thousands of tons)	2,273	2,432	2,484	2,396	2,465
Market pulp (thousands of MT)	631	574	733	698	716

Approximately 65% of Domtar Inc.’s paper production capacity is located in the United States, and approximately 81% of its paper sales are made to customers in the United States. Uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar Inc. produces and its annual paper production capacity.

Category	Business papers		Commercial printing and Publication Papers			Technical and Specialty Papers

Type	Uncoated freesheet				Coated freesheet	Uncoated and coated freesheet

Grade	• Copy	• Premium imaging / technology papers	• Offset • Business converting	• Lightweight • Opaques • Text, cover and writing	• Lightweight	• Flexible packaging • Abrasive papers • Decorative papers • Imaging papers • Label papers • Medical disposables

Application	• Photocopies • Office documents • Presentations		• Pamphlets • Brochures • Direct mail • Commercial printing • Forms & envelopes	• Stationery • Brochures • Annual reports • Books • Catalogs	• Brochures • Annual reports • Books • Magazines • Catalogs	• Food & candy wrappings Surgical gowns Repositionable note pads Security check papers

Capacity*	As at February 21, 2007: approximately 2.3 million tons

	0.8 million tons 35%	0.1 million tons 4%	0.7 million tons 31%	0.2 million tons 9%	0.1 million tons 4%	0.4 million tons 17%

*	The allocation of production capacity may vary from period to period in order to take advantage of market conditions. Domtar Inc. permanently closed the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006, and the Vancouver paper mill in the second quarter of 2006. These permanent closures, impacting 450,000 tons of paper, have been assumed to be effective as at January 1, 2006 and have been reflected in the above capacity.

**	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, another at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table does not reflect these closures.

Domtar Inc.’s business papers consist mainly of uncoated freesheet papers, such as copy and premium imaging papers used in photocopy machines, laser and inkjet printers. These products are principally for home and office use and represent about 39% of Domtar Inc.’s paper production.

Domtar Inc.’s commercial printing grade papers include uncoated freesheet papers, such as offset papers, opaques and a variety of coated printing papers. These grades are used in sheet and roll fed offset presses across the spectrum of commercial printing end-uses, including digital printing. Domtar Inc.’s publication papers include tradebook and lightweight uncoated and coated papers used principally in book publishing applications such as textbooks, dictionaries, catalogs, magazines, hard cover novels and financial printing. Design papers, a sub-group of commercial printing and publication papers, have distinct features of color, brightness and texture and are targeted towards graphic artists in design and advertising agencies, for use primarily in special brochures and annual reports. Commercial printing and publication papers represent 44% of its paper production.

Domtar Inc. also produces paper for several technical and specialty markets. These technical and specialty papers consist primarily of base stock used by the flexible packaging industry in the production of food and medical packaging and other specialty papers for various other industrial applications, including base stock for sandpaper, base stock for medical gowns, drapes and packaging, as well as transfer paper for printing processes. Domtar Inc. also participates in several converting grades for specialty and security applications. These technical and specialty papers represent about 17% of its paper production.

Product development

Domtar Inc. pursues product development opportunities in order to provide customers with new or enhanced products. Domtar Inc. annually targets specific improvements for profitability and volume of new product sales. New product ideas are proactively sought and rewarded throughout the organization. Ideas are screened and products developed using the Stage-Gate process, which ensures a disciplined approach that prioritizes and plans activities to maximize benefits and minimize development costs and time to market. Technical and specialty papers are often created in partnership with product manufacturers and sold to them directly. Domtar Inc.’s various manufacturing capabilities provide it with flexibility to develop specialized products at a competitive cost advantage over the life cycle of the products.

As an example of ongoing efforts to innovate and develop new markets, Domtar Inc. developed the first antimicrobial office paper available in North America. Designed to protect paper against the growth of bacteria, odors, fungus, mold and mildew, this product is specially treated with a patented antimicrobial compound licensed from SilverCo Inc. that kills most bacteria that come into contact with it. Although conceived for general office use, the paper’s unique characteristics make it ideal for the healthcare, laboratory, hospitality, education and governmental sectors. This innovative product is a welcome addition to the continuously growing line of the Domtar EarthChoice® family of FSC-certified, environmentally responsible papers.

During 2006, Domtar Inc. shipped approximately 1,320,000 tons of products that were improved/developed after 2003 (including the products that were transitioned to higher brightness), accounting for about 57% of Domtar Inc.’s total paper shipments. Domtar Inc. also supports fundamental research at several universities and through research institutions such as the Pulp and Paper Research Institute of Canada.

Customers and distribution

The following chart illustrates Domtar Inc.’s channels of distribution for its paper products:

Category	Business papers				Commercial printing and publication papers	Technical and specialty papers

Domtar Inc. sells to:	Merchants ¯	Office Equipment Manufacturers / Stationers ¯	Retailers ¯	Merchants ¯	Converters ¯	Converters ¯
Customer sells to:	Printers / Retailers / End-users	Retailers / Stationers / End-users	Printers / End-users	Printers / Converters / End-users	Merchants / Retailers	End-users

Generally, Domtar Inc. sells business papers through paper merchants, office equipment manufacturers, stationers and retail outlets. Domtar Inc. distributes uncoated and coated commercial printing and publication papers to end-users and commercial printers, mainly through paper merchants, as well as selling directly to converters. Domtar Inc. sells its technical and specialty products mainly to converters, who apply a further production process such as coating, laminating or waxing to Domtar Inc.’s papers before selling them to a variety of specialized end-users.

Domtar Inc.’s customer service personnel work closely with sales, marketing and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers. Domtar Inc. promotes its products directly to end-users and others who influence paper purchasing decisions in order to enhance brand recognition and increase product demand. In addition, Domtar Inc.’s sales representatives work closely with mill-based new product development personnel and undertake joint marketing initiatives with customers in order to better understand its customers’ businesses and needs and to support their future requirements.

Domtar Inc. distributed about 69% of its paper products in 2006 through a large network of paper sales merchants operating throughout North America, one of which it owns (see “—Paper Merchants”). Paper merchants, who sell Domtar Inc.’s products to their own customers, represent Domtar Inc.’s largest group of customers.

In 2006, approximately 81% of Domtar Inc.’s paper sales were made to customers in the United States.

Although a five year supply agreement between Domtar Inc. and Unisource ended on June 30, 2006, Domtar Inc. continues to sell products to Unisource. The companies have mutually developed a number of initiatives that Domtar Inc. believes will continue to enhance its business relationship and maintain its volume for the foreseeable future.

Market Pulp to customers in North America is sold through a centrally located sales force while sales to overseas customers are made directly or through commission agents. Domtar Inc. maintains pulp supplies at strategically located warehouses, which allows it to respond to orders on short notice. In 2006, approximately 8% of Domtar Inc.’s sales of market pulp were made in Canada, 23% were made in the United States, 9% in Mexico and 60% overseas. Domtar Inc. also purchases pulp to optimize paper production and reduce freight costs. In 2006, Domtar Inc.’s net market pulp position (the amount of pulp produced in excess of its internal requirements) was approximately 563,000 tons.

In order to better respond to customer needs and improve the flexibility of its production network, Domtar Inc. implemented an integrated resource management system. Progressively introduced since July 2003, this system establishes a common platform and database for customer service, integrates production-planning processes in the mills and implements common financial processes and standards. As at December 31, 2006, the roll-out of the integrated system was completed across Domtar Inc.’s operations and Domtar Inc. achieved its goal of having approximately 85% of its transactions being processed by this system.

Furthermore, in 2005, Domtar Inc. introduced Domtar EarthChoice®, a line of socially and environmentally responsible papers, endorsed by Rainforest Alliance and welcomed by Forest Ethics and the World Wildlife Fund. The Domtar EarthChoice® line of uncoated and coated Forest Stewardship Council (FSC) certified papers provides customers with a product offering that is aligned with their growing preference for sustainable development.

Facilities

The following table lists the paper production facilities owned and operated by Domtar. The table also indicates the number of paper machines, the principal products manufactured and the approximate annual production capacity for each facility. Approximately 65% of Domtar Inc.’s paper production capacity is located in the United States. All of Domtar’s pulp and paper mills are certified ISO 14001 except for its Windsor mill, which is certified under the Responsible Care program. In addition, all of Domtar Inc.’s mills are FSC chain of custody certified.

Paper production facility	Location	paper machines	Principal paper type	Annual capacity (millions of tons)

Ashdown	Arkansas	4	Copy, offset and technical and specialty	0.9
Windsor	Québec	2	Copy and offset	0.6
Nekoosa	Wisconsin	3	Uncoated printing and technical and specialty	0.2
Port Edwards(1)	Wisconsin	4	Uncoated printing and technical and specialty	0.2
Hull	Québec	1	Coated lightweight	0.1
Woodland(1)	Maine	1	Copy, offset and technical and specialty	0.1
Port Huron	Michigan	4	Technical and specialty	0.1
Espanola	Ontario	2	Technical and specialty	0.1

Total		21		2.3

(1)	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, another at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table does not reflect these closures.

(2)	We now refer to the Hull mill as the Gatineau mill.

Domtar Inc.’s net market pulp position principally results from production at its mills in Ashdown, Espanola and Woodland.

For a discussion on sources of raw material for paper production, see “Fiber supply” section.

Power facilities

Domtar Inc. owns power generating facilities at eight locations: Ashdown, Espanola, Nekoosa, Ottawa-Hull (now referred to as Gatineau), Port Edwards, Port Huron, Windsor and Woodland. Approximately 65% of Domtar Inc.’s electric power requirements are met by its own facilities. Domtar purchases the balance of its power requirements from local utilities. In addition, Domtar Inc. provides about 70% of the energy required to produce steam internally through its recovery boilers and cogeneration facilities with the remaining energy purchased in the form of bark, natural gas, oil and coal.

Paper Merchants

Domtar Inc.’s Paper Merchants business comprises the purchasing, warehousing, sale and distribution of various products made by Domtar Inc. and by other manufacturers. These products include business and printing papers and certain industrial products. These products are sold to a wide and diverse customer base, which includes small, medium and large commercial printers, publishers, business forms manufacturers, quick copy firms and institutional entities.

Domtar Inc.-owned paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. Domtar Inc.’s Paper Merchants business represented 26% of consolidated sales in 2006, or 20% when excluding sales of Domtar Inc. paper, compared to 25% of consolidated sales in 2005, or 19% when excluding sales of Domtar Inc. paper. In 2006, approximately 30% of Paper Merchants’ sales were made to customers in Canada and 70% were made to customers in the United States.

Sales are executed through Domtar Inc.’s sales force based at branches strategically located in served markets. Domtar Inc. distributes about 54% of its paper sales from its own warehouse distribution system and about 46% of its paper sales through mill-direct deliveries (i.e., deliveries directly from manufacturers, including Domtar Inc., to its customers).

In April 2003, the Canadian Competition Bureau (the “Bureau”) began an investigation of Canada’s major Distributors of carbonless paper and other fine paper products, including Domtar Inc.’s Paper Merchants in Canada. In March 2004, the Bureau expanded its investigation to include dealings between the Corporation and Xerox Canada Limited. In December 2005, Domtar Inc. recorded a $13 million charge relating to a legal settlement with regards to the sales of carbonless sheet paper in Ontario and Québec during a one-year period in part of 1999 and 2000. With this settlement, the Canadian antitrust authorities have concluded their investigations into Domtar Inc.’s business activities.

Wood

In June 2007, Domtar Corp. announced that it had reached an agreement to sell substantially all of its Wood business. See “—Recent developments” above.

Domtar Inc.’s Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products and the management of forest resources. It operates eight sawmills (four in Québec, following the permanent closure of the Grand-Remous and Malartic sawmills in the second quarter of 2006, and four in Ontario) and one remanufacturing facility (in Québec), for an annual capacity of approximately 1.1 billion board feet of lumber. Domtar Inc. also has an interest in three joint ventures and an investment in one business, which all produce wood products. Domtar Inc. seeks to optimize 17 million acres of forestland directly licensed or owned by the corporation in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. Domtar Inc.’s Wood business represented 10% of consolidated sales in 2006 compared to 13% of consolidated sales in 2005.

Domtar Inc. produces mainly softwood dimensional lumber used primarily in the construction industry. Products include studs and random length lumber in dimensions of 2 inches x 3 inches through 2 inches x 10 inches in lengths of 8 feet to 16 feet. Domtar Inc. operates four sawmills and one remanufacturing facility in Québec (Matagami, Lebel-sur-Quévillon, Val-d’Or, Ste-Marie and Sullivan), and four sawmills in Ontario (White River, Timmins, Elk Lake (jointly-owned) and Nairn Center). As of December 31, 2006, Domtar Inc. had four sawmills and one remanufacturing facility in operation, for an annual capacity of approximately 460 million board feet of lumber. In 2006, approximately 95% of the lumber shipped by Domtar Inc. was kiln dried.

The following table sets forth Domtar’s trade shipments of lumber for the years indicated:

	2006	2005	2004	2003	2002

Lumber (millions of board feet)	916	1,107	1,009	999	1,037

In November 2005, Domtar Inc.’s decision to temporarily shut down its Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions caused it to indefinitely idle its adjacent sawmill. The Lebel-sur-Quévillon sawmill restarted temporarily in the second quarter of 2006 in order to process its roundwood inventory and shut down indefinitely again on October 11, 2006. Additionally, on October 11, 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower demand for both lumber and chips. These closures impacted approximately 360 permanent positions and reduced production capacity.

Domtar Inc. sells substantially all of its softwood lumber through its own sales office in Montreal to a wide range of retailers, distributors, manufacturers and wholesalers in Canada and the United States who sell to end-users. These wood products are consumed in the home construction, renovation and industrial markets. Domtar Inc.’s marketing efforts for lumber products are focused on providing its customers with efficient value-added supply chain integration, ensuring a high level of customer satisfaction and achieving a balanced and diversified customer base for Domtar Inc.’s products. In 2006, approximately 32% of sales of wood products were in Canada and 68% were in the United States.

In addition to producing dimensional lumber and studs, Domtar Inc. manufactures lumber that is graded according to recognized standards, such as Premium, Select, J-Grade and Machine Stress Rated lumber. Domtar Inc. also has a 50% interest in a facility in Sault Ste. Marie, Ontario, and a 50% interest in a fully integrated sawmill, kiln and planer operation in northern Ontario with an annual capacity of approximately 60 million board feet of lumber. In early 2005, Domtar announced, in conjunction with Tembec Inc., the restructuring of its northeastern Ontario sawmill operations, resulting in the permanent closure of its Chapleau sawmill as of March 6, 2005. This initiative arose from a review of Domtar Inc.’s northeastern Ontario sawmill operations in light of prevailing challenging conditions. This initiative allowed Domtar to add a third shift at the jointly-owned Elk Lake sawmill in April 2005 to process additional fiber from the Chapleau closure and resulting fiber swap with Tembec Inc.

Fiber supply

Domtar Inc. uses hardwood and softwood fiber for the production of paper and softwood for the production of lumber. Domtar Inc.’s forestry strategy is to optimize wood flows within its fiber supply area and to maximize value and minimize cost while securing an adequate wood supply for its operations. Domtar Inc. focuses both on the delivery of fresh, high-quality recently harvested wood (which is more resistant to staining and insect attack and has a higher moisture content, making it easier for sawmills to maximize the lumber manufactured from each log) and on the sorting of species (which helps maximize fiber use and ensures better quality downstream products).

Domtar Inc. seeks to optimize 17 million acres of forestlands for which the corporation is wholly responsible through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. Site preparation, planting and harvesting techniques are continually improved through a variety of methods, including tree improvement and silvicultural research. All Domtar Inc.’s forestlands in Canada have received ISO 14001 certification. Such certification requires introducing rigorous documentation, standardized forest management practices and provisions for continuous improvement. Domtar Inc. also began in 2001, to receive FSC certification of its forest management practices, starting with Domtar Inc. private lands in central Ontario. The FSC is an independent non-profit organization that sets internationally accepted standards for environmental sustainability. As a result of this initial forest certification, Domtar Inc. began the manufacture and sale, during 2003, of paper grades certified by the FSC. Forest products may carry the FSC logo only when a required minimum of fiber content is traceable to an FSC-certified forest of origin and is documented by a full chain-of-custody review. In November 2003, Domtar Inc. undertook to attain FSC certification of all of its 17 million acres of directly licensed and owned forestlands subject to the successful completion of two boreal forest pilot projects. As of December 31, 2006, FSC certificates have been issued covering 7 million acres (or 40%) of Domtar Inc. direct licensed and owned forestland in addition to the certification of over 7 million acres on two other Domtar Inc. co-managed forests in northern Ontario. Certification is expected on the remaining landbase by the end of 2007.

In Québec and Ontario, Domtar Inc.’s harvesting rights on public lands provide an annual allowable harvest of approximately 6.9 million cubic meters of wood (both softwood and hardwood). Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective governmental authorities. Domtar Inc.’s freehold land of approximately 900,000 acres in Québec, Ontario and Maine provide an annual allowable harvest of approximately 0.5 million cubic meters of wood.

Québec

In Québec, Domtar Inc.’s annual allowable softwood harvest of approximately 1.8 million cubic meters, derived on a sustained yield basis from public land granted by the Ministry of Natural Resources (Québec) and from Domtar Inc.’s own freehold lands can supply most of the logs needed for two-shift operations of Domtar Inc.’s northern Québec sawmills. The chips produced by these sawmills provide approximately 72% of the fiber requirements of the pulp mill at Lebel-sur-Quévillon. The remaining required fiber is purchased under various contractual arrangements and on the open market. The Province of Québec adopted new legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and the Cree First Nations. As a result, the amount of fiber Domtar Inc. is permitted to harvest annually, under Domtar Inc.’s existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. Recently, the Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Resulting from the closure in November 2005 of Domtar’s pulp mill at Lebel-sur-Quévillon for unfavorable economic conditions and no alternative markets for chips produced by its sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. These sawmill closures represent a combined annual capacity of approximately 400 million board feet of lumber. In June 2007, we restarted our Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Ontario

In Ontario, Domtar Inc.’s annual allowable harvest amounts to approximately 3.7 million cubic meters pursuant to Sustainable Forest Licenses, or SFLs, that has been granted by the Ontario Ministry of Natural Resources. These SFLs are granted either directly to Domtar Inc., to SFL management companies in which Domtar Inc. is a shareholder or to SFL holders with whom Domtar Inc. has no direct association. Domtar Inc. obtains approximately 80% of the wood fiber required for its northern Ontario sawmill operations and Domtar Inc.’s Espanola pulp mill either directly or indirectly from these harvesting rights and from its own freehold lands. The remaining required fiber is purchased under various contractual arrangements and on the open market. Most of the by-product volume (sawdust and shaving) is sold to manufacturers of engineered wood and paperboard.

Other

Domtar Inc. is currently working on finding solutions such as obtaining alternate sources of fiber. The reduction in harvest volume increases the unit cost of wood delivered to the sawmills. If Domtar Inc. is unable to maintain an adequate supply of fiber and mitigate the significant cost increase and wood delivery cost, its Northern Québec softwood sawmill and market pulp operations may not reopen and may result in permanent closures or impairment of assets.

Canadian mills

Domtar Inc.’s fine paper mill at Windsor, which consumes hardwood fiber, is located in an area where the fiber supply is adequate to sustain all current fiber requirements. The Windsor mill consumes hardwood fiber originating from a variety of sources, including purchases on the open market in Canada and the United States, contracts with Québec wood producers’ marketing boards and Domtar Inc.’s private lands.

U.S. mills

The fiber used by Domtar Inc.’s pulp and paper mills in the United States is primarily hardwood, which is readily available in the market from multiple third-party sources, and secondarily softwood, which is also readily available. The Ashdown, Wisconsin and Woodland mills are sourced by a combination of long-term supply contracts, wood lot management arrangements, advance stumpage purchases, and spot market purchases.

Competition

Markets for most of Domtar Inc.’s products are also highly competitive, with a number of major companies competing in each market. Domtar Inc. competes with both Canadian and U.S. producers in all of its product lines and with global producers in certain of Domtar Inc.’s product lines, some of which may have greater financial resources and lower production costs than Domtar Inc. While the principal basis for competition is selling price, competition can be based upon quality and customer service, including, in some cases, providing technical advice to customers. Other factors, such as foreign exchange rates, cost of fiber and other input costs can also impact Domtar Inc.’s competitive position.

In addition, Domtar Inc. may compete with product substitutes, which can impact demand for its products. Domtar Inc.’s paper products compete with electronic transmission and document storage alternatives, as well as grades of paper it does not produce. As the use of these alternatives grows, demand for Domtar Inc.’s paper products may decline or shift to other paper grades. Moreover, demand for some of Domtar Inc.’s wood products may decline if customers purchase steel alternatives.

Employee relations

As at December 31, 2006, Domtar Inc. had approximately 4,700 employees in Canada of which approximately 3,600 are unionized, and approximately 3,700 employees in the United States of which approximately 2,500 are unionized, for a total of 8,400 employees.

Number of employees per segment	As at December 31, 2006

Papers	5,505
Paper Merchants	930
Wood	1,375
Corporate	550

Total number of employees	8,360

Domtar Inc.’s business strategies include supporting the personal growth and participation of employees. Domtar Inc. encourages employees to be involved in workshops aimed at producing better performance, greater operating efficiencies, safer operating procedures and lowering costs.

Safety remains one of Domtar Inc.’s core operating values. Last year, Domtar Inc. reduced its recordable case rate by 10.5% compared to 2005 and Domtar Inc.’s goal is to reduce this rate by another 15% in 2007. Domtar Inc.’s objective is to be amongst the top three companies in its industry by 2009 in term of best safety performance. The Domtar Safety Steering Team will drive the efforts of Domtar Inc. in reaching its safety objectives.

Papers

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased as the mill is closed for an indefinite period. In July 2006, a 5 year agreement, expiring April 30, 2010, was reached and ratified with the union at the Windsor mill (affecting approximately 760 employees).

Paper Merchants

The collective agreements covering four locations in the U.S. and three in Canada were renewed in 2006. A collective agreement, which effects 20 employees in the U.S., expired in March 2007.

Wood

In May 2007, a five year agreement was ratified with the union at the Company’s Val d’Or, Québec sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for the Company’s Sullivan, Québec remanufacturing facility have ceased (affecting approximately 60 employees) because the union has been decertified.

A collective agreement expired in June 2007 for the Company’s Sainte-Marie, Québec sawmill. Negotiations for the renewal of this collective agreement (affecting approximately 70 employees) began in August 2007.

A collective agreement expired in August 2005 for our Nairn Centre, Ontario sawmill. Negotiations have been suspended as the mill is shut down for an indefinite period of time.

Environmental matters

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending upon their future economic benefit. In the normal course of business, Domtar Inc. incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

While Domtar Inc. believes that it has determined the costs for environmental matters likely to be incurred, based on known information, its ongoing efforts to identify potential environmental concerns that may be associated with Domtar Inc.’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of $54 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, Domtar Inc. believes that such additional remediation costs would not have a material adverse effect on Domtar Inc.’s financial position, earnings or cash flows.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions. However, a decision of the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Corp. believes it complies with all such current air emissions regulations and anticipates spending approximately $4 million over the next year to meet such requirements.

As at December 31, 2006, anticipated undiscounted payments in each of the next five years are as follows:

(In millions of Canadian dollars)	2007	2008	2009	2010	2011	Thereafter	Total

Environmental provision and other asset retirement obligations	12	10	7	3	6	16	54
Boiler MACT Rule	4	—	—	—	—	—	4

	16	10	7	3	6	16	58

In 2006, Domtar Inc.’s operating expenses for environmental matters totaled $60 million and Domtar Inc. capitalized an additional $9 million for environmental projects mainly related to the improvement of air emissions, effluent treatment and remedial actions taken to address environmental compliance. In 2007, Domtar Inc. expects to capitalize approximately $4 million for environmental projects, including Boiler MACT Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Inc. is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. However, Domtar Inc. does not expect any additional required expenditure to have a material adverse effect on its financial position, earnings or cash flows.

Social and environmental policies

Domtar Inc. has several social and environmental related policies including, among others, Human Rights, Forest, Environment, and Health and Safety policies. These form an integral part of its Code of Ethics.

Description of other indebtedness

Senior secured credit facilities

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consisted of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility. In connection with the closing of the Acquisition Transactions, the Company borrowed $800 million under the tranche B term loan facility, which has subsequently been reduced to $720 million. The Company intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the tranche B term loan facility on September 28, 2007. The revolving credit facility may be used by the Company, Domtar Paper Company, LLC and Domtar Inc. for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the U.S. Borrowers under the revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and limited to $150 million (or the Canadian dollar equivalent thereof).

The tranche B term loan facility matures on March 7, 2014, and the revolving credit facility matures on March 7, 2012. The tranche B term loan facility amortizes in nominal quarterly installments (equal to one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the tranche B term loan facility bear annual interest at either a eurodollar rate plus a margin of 1.375%, or an alternate base rate plus a margin of 0.375%. Amounts drawn under the revolving credit facility bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an alternate base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee, in each case, with respect to the revolving credit facility are subject to adjustments based on the Company’s consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of the Company and its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations), liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business, and the proposed amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving credit commitments are outstanding, we are required to comply with a consolidated EBITDA (as defined) to consolidated cash interest coverage ratio of greater than 2.50x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.5 on December 31, 2008. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the tranche B term loan facility unless it has not been waived by the revolving credit lenders within a period of 45 days after notice.

The Company’s direct and indirect, existing and future, U.S. wholly-owned subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of the U.S. borrowers, subject to exceptions for the U.S. subsidiaries of Domtar Inc. and other agreed exceptions. Presently, Domtar Paper Company, LLC is the sole subsidiary guaranteeing the Company’s obligations under the Credit Agreement. Domtar Inc.’s direct and indirect, existing and future, wholly-owned subsidiaries, as well as the Company and its subsidiaries, serve as guarantors of Domtar Inc.’s obligations as a borrower under the senior secured credit facilities, subject to agreed exceptions. Presently, Domtar Paper Company, LLC and Domtar Corp.’s subsidiaries guarantee Domtar Inc.’s obligations under the Credit Agreement. Domtar Inc. does not guarantee Domtar Corp.’s obligations under the Credit Agreement.

The obligations of the Company in respect of the senior secured credit facilities are secured by all of the equity interests of the Company’s direct and indirect U.S. subsidiaries, other than the U.S. subsidiaries of Domtar Inc., and 65% of the equity interests of the Company’s direct and indirect “first-tier” foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of the Company’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc., and the obligations of the non-U.S. guarantors, in respect of the senior secured credit facilities and any hedge agreements or cash management arrangements entered into with a lender thereunder also are secured by all of the equity interests of the Company’s direct and indirect subsidiaries, subject to agreed exceptions, and a perfected first priority security interest, lien and hypothec in the inventory of Domtar Inc., its immediate parent, and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

Accounts receivable securitization

In conjunction with the Acquisition Transactions, the Company retained Domtar Inc.’s receivable securitization program. We sell certain of our trade receivables through a securitization program, which expires in February 2010. The Company uses securitization of its receivables as a source of financing by reducing its working capital requirements. This securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement governing the receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest to a maximum of $190 million. The subordinated interest retained by the Company is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

As at July 1, 2007, the cash received from the transfer of receivables amounted to $130 million. The Company expects to continue selling receivables on an ongoing basis, given the attractive discount rates. Should this program be discontinued either by management’s decision or due to termination of the program by the provider, the Company’s working capital and bank debt requirements could increase.

Board of directors and management of the Company

Board of directors

The board of directors of the Company is comprised of 13 directors. Harold MacKay serves as the non-executive chairman of the board of directors.

Of these 13 directors, each director other than Messrs. Royer and Cooper is independent under the independence requirements of the SEC, the New York Stock Exchange and the Company’s Director Independence Standards, which are available at the Company’s web site at www.domtar.com. Further, Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC for audit committee members. Each of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel is a “Non-employee Director” for purposes of the Exchange Act and each satisfies the requirements of an “outside director” for purposes of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Set forth below is information concerning those persons that are currently serving as the directors of the Company. The board of directors is divided into the following three classes: Class I: Jack C. Bingleman, Marvin D. Cooper, W. Henson Moore and Richard Tan; Class II: Louis P. Gignac, Harold H. MacKay, Raymond Royer and William C. Stivers; Class III: Brian M. Levitt, Michael R. Onustock, Robert J. Steacy, Pamela B. Strobel and Denis Turcotte.

The first class was elected for a term expiring at the first annual meeting of stockholders following the consummation of the Acquisition Transactions, the second class was elected for a term expiring at the second annual meeting of stockholders following the consummation of the Acquisition Transactions, and the third class was elected for a term expiring at the third annual meeting of stockholders following the consummation of the Acquisition Transactions.

Name	Position

Harold H. MacKay	Chairman of the board of directors
Jack C. Bingleman	Director
Marvin D. Cooper	Director
Louis P. Gignac	Director
Brian M. Levitt	Director
W. Henson Moore	Director
Michael R. Onustock	Director
Raymond Royer	Director
Robert J. Steacy	Director
William C. Stivers	Director
Pamela B. Strobel	Director
Richard Tan	Director
Denis Turcotte	Director

Harold H. MacKay, age 67, has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005. Prior to that, he was a partner in MacPherson from 1969 to 2004. He also served as the Clifford Clark policy advisor to the Department of Finance of Canada and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. He is a director of The Toronto-Dominion Bank and The Mosaic Company. Mr. MacKay is an Officer of the Order of Canada.

Jack C. Bingleman, age 64, has been the president of Indian River Asset Management Inc. since 2001. Previously he held a number of executive positions with Staples Inc., including president of Staples International from 1997 to 2000. He has been a director of the Company and/or Domtar Inc. since 2005; he is also a director of Tractor Supply Co.

Marvin D. Cooper, age 64, was the senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser from 2002 to 2006 when he stepped down to work full-time on the Acquisition Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Louis P. Gignac, age 57, has been a corporate director and consultant since November 2006. Previously, he served as president and CEO of Cambior Inc. since 1986. He has been a director of the Company and/or Domtar Inc. since 1995; he is also a director of Gaz Metro Inc. and St. Andrew Goldfields Ltd.

Brian M. Levitt, age 60, has been the chair of the board of Domtar Inc. since 2004 and the co-chair of the law firm Osler, Hoskin & Harcourt LLP since 2001. Previously, he held a number of executive positions with Imasco Limited, including president and chief executive officer from 1995 to 2000. Mr. Levitt has been a director of Domtar Inc. since 1997; he is also a director of BCE Inc.

W. Henson Moore, age 67, has been until August 2006 president and CEO of the American Forest & Paper Association since 1995. Previously, he served in a number of senior U.S. government appointments and as a member of the U.S. House of Representatives for the Sixth District of Louisiana. Mr. Moore is a director of USEC, Inc.

Michael R. Onustock, age 67, has retired as senior vice president, pulp and white paper with Weyerhaeuser in 2004. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions in Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. He is a director of the University of Washington Pulp and Paper School Foundation.

Raymond Royer, age 68, has been the president, chief executive officer and a director of the Company and/or Domtar Inc. since joining Domtar Inc. in 1996. He is also a director of Power Financial Corporation. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Robert J. Steacy, age 57, has been a corporate director since May 2005. Previously, he served as the senior financial officer of Torstar Corporation since 1989 including as executive vice-president and chief financial officer from 2002 to 2005. He has been a director of the Company and/or Domtar Inc. since 2005; he is also a director of Cineplex Galaxy Income Fund.

William C. Stivers, age 69, has retired as executive vice president of Weyerhaeuser in 2003, serving as chief financial officer from 1990 to 2003. Mr. Stivers is a former director of Factory Mutual Insurance Company and a past member of Chase Manhattan Bank’s National Advisory Board. He is a director of Minerals Technologies Inc.

Pamela B. Strobel, age 54, has retired as executive vice president and chief administrative officer of Exelon Corporation in 2005. During her tenure with Exelon and its predecessor companies since 1993, she also served as president of Exelon’s Business Services Company and as chairman and CEO of Exelon Energy Delivery, the holding company for Exelon’s energy delivery businesses. She is a director of State Farm Mutual Automobile Insurance Company.

Richard Tan, age 51, is the founder, president and CEO of Pacific Millennium Holdings Corporation since 1977, an investment and operating group involved over the years in various industries including pulp and paper, forest plantation, information technology, and development and global joint ventures in Asia.

Denis Turcotte, age 46, has been president and CEO of Algoma Steel Inc. since 2002. Previously, he held a number of senior executive positions with companies in the pulp and paper industry, including president of the Paper Group and executive vice president of corporate development and strategy of Tembec Inc. from 1999 to 2002.

The Company’s management

Set forth below is information concerning those persons that currently serve as the executive officers of the Company.

Name	Position

Raymond Royer	President and Chief Executive Officer
Marvin D. Cooper	Executive Vice-President and Chief Operating Officer
Daniel Buron	Senior Vice-President and Chief Financial Officer
Steven A. Barker	Senior Vice-President, Marketing
Roger H. Brear	Senior Vice-President, Southern Region Mills
Michel Dagenais	Senior Vice-President, Human Resources
Ghislain Dinel	Senior Vice-President, Northern Region Mills
Michael Edwards	Group Senior Vice-President, Pulp and Paper Manufacturing
James F. Lenhoff	Senior Vice-President, Distribution
Patrick Loulou	Senior Vice-President, Corporate Development
Jean-François Mérette	Senior Vice-President, Forest Products
Bart Nicholson	Senior Vice-President, Specialty Mills and Converting Operations
Yves L. Parent	Senior Vice-President, Information Technology
Gilles Pharand	Senior Vice-President, Law and Corporate Affairs
Richard L. Thomas	Senior Vice-President, Sales

Raymond Royer, age 68, has been the president, chief executive officer and a director of the Company and/or Domtar Inc. since joining Domtar Inc. in 1996. He is also a director of Power Financial Corporation. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Marvin D. Cooper, age 64, was senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser from 2002 to 2006 when he stepped down to work full-time on the Acquisition Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Daniel Buron, age 43, has been senior vice president and chief financial officer of the Company and/or Domtar Inc. since May 2004. He joined Domtar Inc. in 1999. Prior to May 2004 he was vice president, finance, pulp and paper sales division and, prior to September 2002, he was vice president and controller. He has over 18 years of experience in finance.

Steven A. Barker, age 54, has been senior vice president pulp and paper sales and marketing of the Company and/or Domtar Inc. since December 2004. He joined Domtar Inc. in 2000 following the acquisition of Ris Paper Company, Inc. (a wholly-owned subsidiary of Domtar Inc. since 2000) where he held a number of executive positions. His career in the paper industry spans over 25 years.

Roger H. Brear, age 59, has been senior vice president, paper manufacturing of the Company and/or Domtar Inc. since 2001 when he joined following the acquisition of four U.S. paper mills from Georgia-Pacific Corporation, where he held various senior manufacturing positions. His career in the paper industry spans over 35 years.

Michel Dagenais, age 57, has been vice president, human resources of the Company and/or Domtar Inc. since 2005. Previously, he was director, human resources of the Forest Products Group since joining Domtar Inc. in 2001. During his career that spans over 36 years, he has held various management and consulting positions in human resources and labor relations.

Ghislain Dinel, age 59, has been vice president, operations, optimization and technology of the Company and/or Domtar Inc. since 2004. Since joining Domtar Inc. in 1970, he has held various management positions in the pulp and paper operations. His career in the pulp and paper industry spans over 37 years.

Michael Edwards, age 59, has been vice president, fine paper manufacturing of Weyerhaeuser since 2002. Since joining Weyerhaeuser in 1994, he has held various management positions in the pulp and paper operations. Prior to Weyerhaeuser, Mr. Edwards worked at Domtar Inc. for 11 years. His career in the pulp and paper industry spans over 44 years.

James F. Lenhoff, age 56, has been senior vice president, Domtar Distribution Group since 2004. He joined Domtar Inc. in 2000 following the acquisition of Ris Paper Company Inc. where he was vice president, sales and marketing. His career in the paper industry spans over 26 years.

Patrick Loulou, age 38, has been senior vice president, corporate development since he joined the Company in March 2007. Previously, he held a number of positions in the telecommunications sector, as well as in management consulting. He has over 10 years experience in corporate strategy and business development.

Jean-François Mérette, age 40, has been vice president, sawmills since he joined Domtar Inc. in 2005. Previously, he has held various management positions with a major forest products company. His career in the forest products industry spans over 16 years.

Bart Nicholson, age 47, has been vice president, fine paper converting operations since joining Weyerhaeuser in 2002. Previously, he held various management positions in the pulp and paper operations of Willamette Industries, Inc. since 1981. His career in the pulp and paper industry spans over 26 years.

Yves L. Parent, age 53, has been senior vice president, information technology of the Company since March 2007. He joined Domtar Inc. in 2005 as vice president, information technology. He has over 25 years of experience in IT management, including 15 years in the pulp and paper industry and 10 years as senior director, IT in an international manufacturing organization.

Gilles Pharand, age 63, joined Domtar Inc. in 1970; he has been senior vice president, corporate affairs since 1994 and general counsel since 1986, being responsible for secretariat, environmental and legal affairs, communications and government relations, internal audit and head office operations. His career in the pulp and paper industry spans over 37 years.

Richard L. Thomas, age 54, has been vice president of fine papers of Weyerhaeuser since 2005. Prior to 2005, he was vice president, business papers of Weyerhaeuser. Mr. Thomas joined Weyerhaeuser in 2002 when Willamette Industries, Inc. was acquired by Weyerhaeuser. At Willamette, he held various management positions in operations since joining in 1992. Previously, he was with Champion International Corporation for twelve years.

Annual meeting

The Company’s by-laws provide that an annual meeting of its stockholders will be held each year on a date specified by its board of directors. The Company expects the first annual meeting of its stockholders will be held in 2008.

Committees of the board of directors

Pursuant to the Company’s by-laws, its board of directors is permitted to establish committees of three or more directors from time to time as it deems appropriate. The Company’s board of directors currently has the following committees: audit committee, nominating and corporate governance committee, human resources committee and environment and health and safety committee. The membership and function of each committee are described below.

Audit committee

The audit committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act and are financially literate, as required by the New York Stock Exchange. At least one member of the audit committee is a financial expert, as defined by the rules and regulations of the SEC.

The audit committee, through regular or special meetings with management, the director of internal audit and the Company’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the board of directors or the chairperson of the audit committee deems appropriate.

The audit committee is governed by the audit committee charter, which is available on the Company’s website at www.domtar.com.

The members of the audit committee currently are: Messrs. Bingleman, Gignac, Moore, Steacy and Stivers.

Nominating and corporate governance committee

The nominating and corporate governance committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange.

The nominating and corporate governance committee has a leadership role in

•	shaping the governance of the Company;

•	reviewing the compensation of the Company’s directors; and

•

providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the board of directors candidates for election as directors.

The nominating and corporate governance committee is governed by the nominating and corporate governance committee charter, which is available on the Company’s website at www.domtar.com.

The members of the nominating and corporate governance committee currently are: Messrs. Bingleman, Levitt, MacKay and Steacy and Ms. Strobel.

Human resources committee

The human resources committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange, meet the requirements for a “Non-Employee Director” under the Exchange Act and meet the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended.

The human resources committee has responsibility for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;

•	making recommendations to the board of directors with respect to incentive compensation and equity-based plans;

•	managing the processes used by the board of directors to evaluate the Company’s chief executive officer;

•	reviewing the compensation of the Company’s chief executive officer;

•	reviewing and approving salaries and incentive compensation of the Company’s officers and certain other positions; and

•	administering the Company’s stock option and incentive compensation plans.

The human resources committee is governed by the human resources committee charter, which is available on the Company’s website at www.domtar.com.

The members of the human resources committee currently are: Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel.

Environment and health and safety committee

The environment and health and safety committee is comprised of no less than three directors.

The environment and health and safety committee has responsibility for:

•

reviewing environment and health and safety (“EHS”) policies, and making recommendations to the Board regarding significant EHS audit and monitoring systems as well as related reports from management ;

•	reviewing EHS standards, procedures and practices against applicable regulatory requirements and overseeing compliance therewith;

•

reviewing objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding forestry, environmental protection and occupational health and safety; and

•

discussing with management the scope and plans for the conduct of audits of EHS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHS.

The environment and health and safety committee is governed by the environment and health and safety committee charter, which is available on the Company’s website at www.domtar.com.

The members of the environment and health and safety committee currently are: Messrs. Moore, Gignac, Onustock, Stivers and Tan.

Compensation of executive officers

The Company did not have any employees during the period ended December 31, 2006 and accordingly has not included any compensation information with respect to that period.

The Company’s executive compensation program consists mainly of base salary, annual cash bonus and long term equity compensation.

Long term incentive plan

On March 6, 2007, the Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by Weyerhaeuser, the Company’s sole shareholder at the time. The purposes of the Omnibus Plan are to promote the interests of the Company and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Officers and employees of the Company and its subsidiaries who are selected by the Human Resources Committee of the Company’s Board of Directors (the “HR Committee”) are eligible to participate in the Omnibus Plan. Non-executive directors of the Company are also eligible to participate in the Omnibus Plan, subject to selection by the HR Committee.

The HR Committee may award non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance share units, deferred share units and other stock-based awards to plan participants. 20,000,000 shares of the Company’s common stock are reserved for issuance in connection with awards granted under the Omnibus Plan. Unless otherwise determined by the HR Committee at the time of grant, time-based awards vest in approximately equal installments over four years beginning on the first anniversary of the grant date and performance-based awards vest based on achievement of pre-determined performance goals over performance periods of three years. Awards may be subject to both performance and time-based vesting. The HR Committee may accelerate the vesting of an award at any time.

The exercise price of options and stock appreciation rights is equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant.

Termination of employment

Unless otherwise determined by the HR Committee at the time of grant, upon a termination due to death, time-based awards vest in full and performance-based awards vest at target levels, and options and stock appreciation rights remain exercisable for one year. Unless otherwise determined by the HR Committee at the time of grant, upon a termination due to disability (as defined in the Omnibus Plan), time based awards vest in full and performance-based awards continue to vest in accordance with the original vesting schedule, and options and stock appreciation rights remain exercisable for one year. Unless provided otherwise in an award agreement, upon retirement, a pro-rated portion of time-based awards vest and a pro-rated portion of performance-based awards continue to vest based on actual performance during the applicable performance period, and all awards remain outstanding for five years. Unless otherwise determined by the HR Committee at the time of grant, upon a termination for cause (as defined in the Omnibus Plan) or a voluntary termination by a plan participant, all awards, including vested but unexercised awards, are forfeited without payment. Unless otherwise determined by the HR Committee at the time of grant, upon an involuntary termination by the Company for any reason other than cause, vested awards remain outstanding for 90 days and unvested awards are forfeited.

Change in control

Upon a change in control (as defined in the Omnibus Plan), unless otherwise determined by the HR Committee, a participant’s awards will be replaced with awards of the acquiring company having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons (as defined in the Omnibus Plan) in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever is greater.

If replacement awards are not available, unless the HR Committee determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control.

Alternatively, the HR Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) in the change in control based on the value of the change in control payment and that unvested awards will be forfeited. The Company’s Board of Directors may also accelerate the vesting of any or all awards upon a change in control.

Clawback for financial reporting misconduct

If a participant in the Omnibus Plan knowingly or grossly negligently engaged in financial reporting misconduct, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued as well as any awards that vested based on the misleading financial statements will be disgorged to the Company.

Annual incentive plan

The Domtar Corporation Annual Incentive Plan was adopted to fund performance-based annual cash incentive awards consistent with the requirements of Section 162(m) of the Code (to the extent applicable). Each named executive officer of the Company and each other employee of Domtar Corp. or any of its subsidiaries selected by the HR Committee is a participant in the plan. Within 90 days after each performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HR Committee must establish the performance goals that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The maximum amount payable to any participant may not exceed $5,000,000. The HR Committee may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the plan. A participant must be continuously employed through the payment date to receive a payment of his or her bonus under the plan, provided that participants terminated due to death, disability or retirement prior to the payment date may be eligible for a partial bonus payment. Payment is made as soon as practicable after the HR Committee certifies that one or more of the applicable performance goals have been attained, and in any event within 2 1/2 months of the end of the fiscal year in which the performance period ends.

The performance measures for annual cash incentives for 2007 are based on achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) and health and safety improvement targets. Incentive payment targets are expressed as a percentage of base salary. Target bonus levels of 75%, 65% and 50% (and maximum bonus levels of 150%, 130% and 100%) of base salary were set for Messrs. Royer, Cooper and Buron, respectively, subject to achievement of the relevant performance measures. There is no payment for performance that does not meet the threshold performance level.

Executive employment agreements

Effective August 9, 2007, the Company entered into employment agreements with Mr. Raymond Royer, the Company’s principal executive officer, and Mr. Marvin Cooper, the Company’s principal operating officer. The agreements are effective until the 2009 annual meeting of the Company’s shareholders. The agreements provide for an annual base salary of CDN $1,100,000 and an annual bonus opportunity of 75 –150% of base salary in the case of Mr. Royer and an annual base salary of U.S. $660,000 and an annual bonus opportunity of 65 – 130% of base salary in the case of Mr. Cooper. Annual bonuses (if any) for each executive are determined and paid pursuant to the Domtar Corporation Annual Incentive Plan. Under his agreement, Mr. Royer may use the company plane for business travel when necessary, subject to quarterly review by the HR Committee and is entitled to use the company plane for personal reasons for up to 24 hours per year during the employment term; provided that he must reimburse the Company for any passengers traveling with him for reasons other than business in an amount equal to a first class commercial fare. Mr. Royer is not entitled to any tax reimbursement payments with respect to his personal use of the company plane. The Company will also provide a condominium in the Fort Mill, South Carolina area for Mr. Royer’s use when his presence is required for business reasons at the Company’s Operations Center located in Fort Mill, South Carolina.

Both agreements provide that, notwithstanding anything to the contrary contained in the equity award agreements previously entered into with each executive, (i) none of the time-vested restricted stock units previously granted to each executive will vest until (or be settled prior to) the date of the 2009 annual meeting of the Company’s shareholders (when the awards will vest in full without proration), (ii) in connection with a termination of employment due to retirement with prior approval of the Board or by the Company for reasons other than death, disability or cause (as such terms are defined in the applicable award agreement), in each case prior to the date of the 2009 annual meeting of the Company’s shareholders, the performance-vested restricted stock units previously granted to each executive shall be deemed vested on the vesting date provided in the applicable award agreement to the same extent as if the executive’s service had continued until such date, subject to the achievement of the applicable performance goals and (iii) restricted stock units shall be settled in cash or in shares of the Company’s common stock, as elected by the executive. In addition, Mr. Royer’s agreement provides that none of the non-statutory stock options previously granted to Mr. Royer will vest until the date of the 2009 annual meeting of the Company’s shareholders.

Mr. Royer’s agreement also provides that payment of his annual retirement benefit under the Supplementary Pension Plan for Designated Management Employees of Domtar Inc. (the “SERP”) of CDN $720,000 per annum, which ceased accruing as of March 7, 2007, will commence on the later to occur of termination of Mr. Royer’s employment and the 2009 annual meeting of the Company’s shareholders, and will otherwise be made in accordance with the terms of the SERP. Upon a termination of employment by the Company without cause (as defined in the agreements) or retirement with the prior approval of the Board, each executive is entitled to continued payment of his base salary for the remainder of the employment term and annual incentive bonus(es) for the year(s) remaining in the employment term, calculated on the basis of actual performance criteria and payable at the same time as annual bonuses are paid to other Domtar employees. Severance benefits are subject to the execution and non-revocation of a general release of claims in favor of the Company. Any post-termination benefits payable under the agreements will be delayed for a period of six months if necessary to comply with the requirements of Section 409A (“Section 409A”) of the Code.

Compensation of directors

Each non-executive director is paid an annual retainer fee of $140,000 and the chairman of the Board is paid an annual retainer fee of $240,000. Each non-executive director that serves as the chair of a board committee (other than the chairman of the Board) is paid an additional retainer ($30,000 for audit committee, $20,000 for human resources committee, and $10,000 for any other committee). These annual retainer fees are paid 50% in cash and 50% in the form of deferred stock units (“DSUs”). There will generally be no board or committee meeting fees. However, if more than 10 board meetings are held in a calendar year, directors will be paid board meeting fees of $1,500 for each additional meeting attended. In addition, each non- executive director travelling over three or more time zones from his or her residence in connection with his or her duties as a board member is entitled to an annual long-travel allowance of $10,000.

A non-executive director may elect to defer receipt of the cash portion of his or her annual retainer fee into DSUs, subject to compliance with applicable tax requirements and rules established by the HR Committee. DSU awards will be granted under the terms of the Company’s Omnibus Plan. DSUs are settled in cash or shares of the Company’s common stock, as determined by the director, upon termination of his or her Board service, provided that if payment is required to be delayed past the date of termination pursuant to Section 409A, DSUs are settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter (but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a Change in Control (as defined in the Omnibus Plan) in which replacement awards are not available, each DSU will be settled in cash for an amount equal to the Change in Control price plus interest from the Change in Control date to the payment date.

Ownership of Company common stock

Directors and executive officers

The following table set forth the number of shares of Company common stock beneficially owned by each of the Company’s directors and executive officers, and all directors and executive officers as a group, based upon information available to the Company. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, QC Canada H3A 1L6. As used in this prospectus and consent solicitation statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the deposition of a security). Securities that can be acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

Name	Shares Beneficially Owned	Percent of Class

Harold MacKay	6,356(1)	*
Jack Bingleman	48,883(2)	*
Marvin Cooper	0	0
Louis Gignac	34,946(3)	*
Brian Levitt	95,101(4)	*
W. Henson Moore	3,584(5)	*
Michael Onustock	3,136(6)	*
Robert Steacy	27,875(7)	*
William Stivers	3,360(8)	*
Pamela B. Strobel	3,136(6)	*
Richard Tan	3,136(6)	*
Denis Turcotte	3,136(6)	*
Raymond Royer	908,979(9)	*
Steven Barker	94,854(10)	*
Roger Brear	147,134(11)	*
Daniel Buron	80,585(12)	*
Michael Edwards	0	0
Richard Thomas	0	0
All Directors and Executive Officers as a group	1,918,534(13)	*

*	Less than 1%

(1)	Includes 5,376 deferred share units of Company stock.

(2)	Includes 28,883 deferred share units of Company stock.

(3)	Includes 32,146 deferred share units of Company stock and 2,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(4)	Includes 89,301 deferred share units of Company stock and 5,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(5)	Consists of 3,584 deferred share units of Company stock.

(6)	Consists of 3,136 deferred share units of Company stock.

(7)	Consists of 27,875 deferred share units of Company stock.

(8)	Consists of 3,360 deferred share units of Company stock.

(9)	Includes 78,000 shares of restricted stock, 35,959 deferred share units of Company stock, 314,630 shares issuable upon the exercise of options to purchase the Company’s stock and 6,250 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(10)	Includes 63,000 shares of restricted stock and 29,854 share units issuable upon the exercise of options to purchase the Company’s stock.

(11)	Includes 54,000 shares of restricted stock, 2,599 deferred share units of Company stock and 76,427 shares issuable upon the exercise of options to purchase the Company’s stock.

(12)	Includes 56,000 shares of restricted stock and 21,229 share units of Company stock issuable upon the exercise of options to purchase the Company’s stock.

(13)	Includes 363,570 shares of restricted stock, 248,884 deferred share units of Company stock and 710,948 shares issuable upon the exercise of options to purchase the Company’s stock.

Domtar Corp. owns, indirectly through subsidiaries, all of the common stock of Domtar Inc.

Beneficial owners of more than 5%

Based upon information available to the Company concerning ownership of shares of Company common stock as of September 21, 2007. Goldman Sachs Asset Management, 32 Old Slip, New York, New York 10005 beneficially owns 36,492,082 shares, or 7.08%, of the Company’s common stock. Caisse de dépôt et placement du Québec, 1000, Place Jean Paul Riopelle, Montreal, Québec, Canada H27 2B3, beneficially owns 35,692,933 shares, or 6.93%, of the Company’s common stock. Affiliates of J.P. Morgan Securities Inc. may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) approximately 6% of the outstanding common stock of Domtar Corp. due to their ability to vote or dispose, or direct the voting or disposition, of the common stock of Domtar Corp. owned by others. The Company is not aware of any other beneficial owner of more than 5% of the common stock of the Company.

The Company’s relationship with Weyerhaeuser after the distribution

General

The Company and Weyerhaeuser, or their respective subsidiaries, entered into various agreements in connection with the Acquisition Transactions that presently govern their ongoing relationships and have provided for an orderly transition following the consummation of the Acquisition Transactions. The material agreements are summarized below. These summaries are qualified by reference to the agreements, which are filed with the SEC as exhibits to the registration statement of which this prospectus and consent solicitation statement forms a part.

Tax sharing agreement

General ordinary course taxes

The tax sharing agreement governs both the Company’s and Weyerhaeuser’s rights and obligations after the Distribution with respect to taxes for both pre- and post-Distribution periods. Under the tax sharing agreement, Weyerhaeuser is generally required to indemnify the Company for any taxes attributable to all pre-Distribution periods and the Company is required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-Distribution periods.

Distribution-related taxes

The Company is generally required to indemnify Weyerhaeuser against any tax resulting from the Distribution if that tax results from Disqualifying Actions, including those involving (1) an issuance, redemption, recapitalization or repurchase of the Company’s equity securities or the involvement of the Company, its subsidiaries or certain affiliates of the Company in acquisitions of the Company’s equity securities (excluding the Distribution and the Arrangement), (2) other actions or omissions (such as those described in the following paragraph) by the Company, its subsidiaries or certain of its affiliates or (3) any undertakings by the Company referred to in the tax sharing agreement being breached. If Weyerhaeuser should recognize gain on the Distribution for reasons not related to a Disqualifying Action by the Company, Weyerhaeuser will be responsible for such taxes and will not be entitled to indemnification by the Company under the tax sharing agreement.

In addition, to preserve the tax-free treatment to Weyerhaeuser of the Distribution, for a two-year period following the date of the Distribution, the following actions are subject to restrictions:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition of (other than in the ordinary course of business) all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	the other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

The Company is permitted to take any of the actions described above in the event that the Company receives the prior written consent of Weyerhaeuser. Should the taking of such actions by the Company undermine the tax-free status of the Distribution and result in tax-related losses to Weyerhaeuser, the Company will be generally required to indemnify Weyerhaeuser for such losses, without regard to whether Weyerhaeuser gave the Company prior consent.

Administrative matters

The tax sharing agreement sets forth the Company’s and Weyerhaeuser’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Intellectual property license agreement

Pursuant to the intellectual property license agreement, Weyerhaeuser granted the Company a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but was retained by Weyerhaeuser in the Distribution. If the Company modifies or improves any licensed intellectual property, the Company will have sole and exclusive ownership of such modifications and improvements. If Weyerhaeuser modifies or improves any licensed intellectual property, Weyerhaeuser will have sole and exclusive ownership of such modifications and improvements.

Subject to Weyerhaeuser’s termination rights as specified in the intellectual property license agreement, the license granted to the Company to use intellectual property and technology extends (i) for the period during which retained patents and any renewals thereof are in force with respect to each retained patent, (ii) for the period during which retained copyrights are in force with respect to each retained copyright and (iii) indefinitely with respect to retained technology.

Transition services agreement

In connection with the closing of the Acquisition Transactions, the Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser, or certain third parties with whom Weyerhaeuser has a contractual arrangement, agreed to provide services to the Company relating to finance and administration, human resources, payroll and information technology and any other areas as they agree to enable the Company to manage an orderly transition in its operation of the Weyerhaeuser Fine Paper Business.

Under the transition services agreement, Weyerhaeuser agreed to provide services that are of substantially the same nature and quality that Weyerhaeuser provided for the Weyerhaeuser Fine Paper Business during the twelve-month period prior to the Acquisition Closing Date, at substantially the same priority levels that such services had been accorded during such twelve-month period. In addition to the specific services listed in the transition services agreement, the Company may request additional services from Weyerhaeuser, which services are to be provided at cost. The transition services agreement will terminate when the terms of all of the services have expired or otherwise terminated.

The parties agreed to use their reasonable best efforts to cooperate with and assist each other in connection with phasing out the services as soon as practicable. Weyerhaeuser has agreed to provide the Company such support as necessary for phasing out the services at specified hourly rates (or if not specified, at cost), including support related to the transition of third party systems.

Generally, the transition services are initially priced at cost but the prices paid to Weyerhaeuser are subject to an escalating cost structure. With respect to human resources and payroll services, the service fee will increase by 25% after six months, and by 50% after December 31, 2007. With respect to finance and administration, the service fee will increase by 25% after 6 months and will increase by 50% after 12 months. With respect to information technology services, the service fee will increase by 25% after 18 months and by 50% after 24 months.

Supply agreements

The Company and Weyerhaeuser entered into a pulp distribution agreement, a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement and a hog fuel supply agreement relating to the Plymouth, North Carolina facilities, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities, a pulp distribution agreement, an agency agreement and a fiber supply agreement relating to the Kamloops, British Columbia facilities, as well as several other supply agreements relating to the Canadian facilities, including fiber supply agreements pursuant to which Weyerhaeuser supplies fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan, fiber supply agreements pursuant to which the Company supplies fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario and a hog fuel supply agreement pursuant to which Weyerhaeuser supplies hog fuel to the Company’s mill in Dryden, Ontario.

Plymouth, North Carolina agreements

Pursuant to the Plymouth pulp distribution agreement, Weyerhaeuser agreed to purchase from the Company 130,000 air dry metric tons of pulp from the Company’s Plymouth, North Carolina mill for a period commencing on March 5, 2007 and ending on December 31, 2007.

Pursuant to the Plymouth pine chip supply agreement, Weyerhaeuser agreed to supply approximately 350,000 tons of softwood residual chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine in-woods chip supply agreement, Weyerhaeuser agreed to supply approximately 120,000 tons of in-wood produced chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine and hardwood roundwood supply agreement, Weyerhaeuser agreed to supply approximately 101,000 tons of hardwood roundwood annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth hog fuel supply agreement, Weyerhaeuser agreed to supply approximately 106,000 tons of hog fuel annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Columbus, Mississippi agreements

Pursuant to the Columbus pine chip supply agreement, Weyerhaeuser agreed to supply an amount of softwood chips sufficient to allow the Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp for purposes of its coated groundwood operations at the Company’s Columbus, Mississippi mill for a period that commenced on March 7, 2007 and ended on May 31, 2007.

Pursuant to the Columbus pine and armory hardwood roundwood supply agreement, Weyerhaeuser agreed to supply approximately 64,000 tons of pine roundwood and approximately 14,000 tons of hardwood roundwood annually to the Company’s Columbus, Mississippi mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus slush pulp sales agreement, Weyerhaeuser agreed to provide 74,293 tons per year of slush pulp to the Company’s Columbus, Mississippi coated groundwood mill at a market price adjusted for freight allowances, avoided bale and processing costs and a market-based discount for a period of one year, subject to annual renewal.

Kamloops, British Columbia agreements

Pursuant to the Kamloops pulp distribution agreement, Weyerhaeuser agreed to purchase from the Company 64,900 air dry metric tons of pulp from the Company’s Kamloops, British Columbia mill for a period that commenced on March 5, 2007 and ended on June 3, 2007.

Pursuant to the Kamloops agency agreement, Weyerhaeuser agreed to serve as a sales agent for pulp produced at the Company’s Kamloops, British Columbia mill for a period commencing on June 3, 2007 and ending on December 31, 2007.

Pursuant to the Kamloops fiber supply agreement, Weyerhaeuser’s Kamloops, British Columbia sawmill agreed to supply to the Company’s Kamloops, British Columbia pulpmill all the softwood chips and mini-chips produced by the sawmill for an initial term of 20 years and all the hog fuel produced by the sawmill for an initial term of 5 years commencing on March 7, 2007 at a price based on market rates.

Canadian agreements

Pursuant to the other Canadian supply agreements, Weyerhaeuser agreed to supply fiber and hog fuel to the Company’s mills in Dryden, Ontario, Kamloops, British Columbia and Prince Albert, Saskatchewan and the Company agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan, Wawa, Ontario and Kenora, Ontario. The term of such Canadian supply agreements is 20 years. The volume of fiber and hog fuel to be supplied in any year is expected to be similar to the volumes supplied during the preceding five years. Actual volumes will be determined annually. Increases or decreases of allowable harvest under the relevant forest licenses will be shared proportionately among the Company and Weyerhaeuser. Prices will be negotiated in advance based on fair market value taking into account prevailing local market price for similar fiber or hog fuel on similar terms and other factors.

Site services agreements

The Company and Weyerhaeuser entered into site services agreements with respect to certain facilities that are owned in part by Weyerhaeuser or its subsidiaries and in part by the Company or its subsidiaries after the Acquisition Closing Date.

Columbus, Mississippi mill

Pursuant to site services agreements relating to the Company’s Columbus, Mississippi coated groundwood mill, Weyerhaeuser agreed, subject to certain conditions, to provide the Company with certain products and services, including use of the general parking lot and entrance road, gate security, use of a chip truck dumper, use of Lake Ziegler in the event of a spill, emergency response and use of telephone and data lines on a temporary basis and road maintenance, use of contractor parking lot, fire water and steam, electricity, gas, air and water and effluent handling services on a perpetual basis, in each case at an agreed upon price. The Company retained an undivided interest in certain facilities at Columbus allowing it to transmit utilities for use at the Company’s mill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, the Company agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including log bark on a temporary basis and screen fines and return steam condensate on a perpetual basis, in each case at an agreed upon price.

The site services agreements relating to the Columbus, Mississippi coated groundwood mill will terminate when the terms of the services have expired or otherwise been terminated.

Plymouth, North Carolina mill

Pursuant to site services agreements relating to the Company’s Plymouth, North Carolina mill, the Company agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including steam and security on a temporary basis and use of access road, access to exercise facilities, storeroom data, office space for third party first aid provider, fire water pump station, stormwater handling services and effluent, landfill and waste handling services on a perpetual basis, in each case at an agreed upon price. Weyerhaeuser retained an undivided interest in certain facilities at Plymouth allowing Weyerhaeuser to transmit electricity, telecommunications and other utilities for use at Weyerhaeuser’s sawmill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, Weyerhaeuser agreed to maintain the border ditch and certain steam lines on a perpetual basis, at no additional charge. Weyerhaeuser also agreed to provide the Company electricity for use at the mill under Weyerhaeuser’s contract with a third party supplier on a temporary basis.

The site services agreements relating to the Plymouth, North Carolina mill will terminate when the terms of the services have expired or otherwise been terminated.

Kamloops, British Columbia mill

Pursuant to a site services agreement relating to the Company’s Kamloops, British Columbia mill, Weyerhaeuser agreed to allow the Company to use Weyerhaeuser’s weigh scales in exchange for access to the Company’s gravel pit for an indefinite period of time. Weyerhaeuser also agreed to provide the Company with required leases and rights-of-way upon the governmental approval of the division of the site and to convey ownership of the Arrow Transport real property in exchange for a future 20 acre landfill site and access to such future site. In addition, the Company agreed to provide Weyerhaeuser use of the current landfill, haul road and the emergency exit route, in each case at an agreed upon price. Weyerhaeuser also has access to (and periodically reimburses the Company for) natural gas under the Company’s contract with a third party supplier.

The site services agreement relating to the Company’s Kamloops, British Columbia mill will terminate when the terms of the services have expired or otherwise been terminated.

Certain relationships and related transactions

In connection with the Acquisition Transactions, the Company and/or certain of its subsidiaries entered into various agreements with Weyerhaeuser. For a description of these agreements, see “The Company’s relationship with Weyerhaeuser after the distribution.”

Description of the Domtar Corp. notes

The following description is a summary of the terms and provisions of each series of Domtar Corp. notes (referred to in this section only as the “Notes”) and the Indenture governing the Notes. The Notes are being offered in exchange for the outstanding Domtar Inc. U.S. notes (the “Outstanding Notes”). It summarizes only those portions of the Indenture that we believe will be most important to your decision to exchange your Outstanding Notes for the applicable series of Notes. You should keep in mind, however, that it is the Indenture, and not this summary, which will define your rights as a holder of the Notes. There may be other provisions in the Indenture which are also important to you. You should read the Indenture and the Notes of each series for a full description of the terms of each series of Notes. A copy of the Indenture is filed as an exhibit to the registration statement that includes this prospectus and consent solicitation statement. See “Where you can find additional information” for information on how to obtain copies of the Indenture. In this section, “we”, “us”, “our” and “Domtar” refer only to Domtar Corporation without any of its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

Domtar will issue the Notes under an indenture to be dated the Issue Date, by and among Domtar, the Subsidiary Guarantor and The Bank of New York, as trustee (the “Trustee”) (the “Indenture”). The Indenture does not limit the maximum aggregate principal amount of notes Domtar may issue thereunder. Domtar will issue up to an aggregate principal amount of US$1,475.0 million of notes in four series in this exchange offer for Domtar Inc. U.S. notes:

(1)	Up to $600 million of 7.875% Notes due 2011 (the “7.875% Notes”) will be issued in exchange for the outstanding 7.875% Notes due 2011 of Domtar Inc.;

(2)	Up to $350 million of 5.375% Notes due 2013 (the “5.375% Notes”) will be issued in exchange for the outstanding 5.375% Notes due 2013 of Domtar Inc.;

(3)	Up to $400 million of 7.125% Notes due 2015 (the “7.125% Notes”) will be issued in exchange for the outstanding 7 1/8% Notes due 2015 of Domtar Inc.; and

(4)

Up to $125 million of 9.5% Notes due 2016 (the “9.5% Notes,” and collectively with the 7.875% Notes, the 5.375% Notes and the 7.125% Notes, the “Notes”) will be issued in exchange for the outstanding 9 1/2% Debentures due 2016 of Domtar Inc.

Domtar Inc. is concurrently soliciting proxies from holders of its outstanding Canadian dollar denominated 10% Debentures due 2011 and 10.85% Debentures due 2017 (the “Domtar Inc. Canadian debentures”) for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek the approval of such holders to amend the indenture pursuant to which such series of debentures were issued to provide Domtar with the right to acquire, at any time, all outstanding debentures of such series in consideration for the issuance of an equal principal amount of Domtar’s newly issued debt securities of the corresponding series (the “Canadian Notes”), bearing interest at the same rate and maturing on the same date as the Domtar Inc. Canadian debentures which are acquired. If such amendment is approved by the holders of a series of Domtar Inc. Canadian debentures, Domtar intends to acquire all of the outstanding Domtar Inc. Canadian debentures of such series in exchange for the newly issued

Canadian Notes concurrently with the consummation of the exchange offers for the Domtar Inc. U.S. notes. The Canadian Notes will also be issued under the Indenture.

The 7.875% Notes, the 5.375% Notes, the 7.125% Notes and the 9.5% Notes are separate series of Notes, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the Indenture and the applicable Notes. Each series of Notes issued under the Indenture will vote on and consent to all matters arising under the Indenture or the Notes that affect such series of Notes as a separate class.

We may from time to time without notice to, or the consent of, the holders of any series of Notes, create and issue additional Notes of any such series under the Indenture, equal in rank to the Notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the additional Notes, or except for the first payment of interest following the issue date of the additional Notes) so that the additional Notes of such series may be consolidated and form a single series with the existing Notes of such series and have the same terms as to status, redemption and otherwise as such series of Notes offered under this prospectus and consent solicitation statement.

The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 and will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “Book entry, delivery and form.”

The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

Terms of the notes

General

Principal and interest on each series of Notes will be payable in lawful money of the United States. On maturity or redemption of each series of Notes, Domtar will repay the indebtedness represented by such Notes by paying the Trustee in lawful money of the United States an amount equal to the principal amount of the outstanding Notes of such series plus any accrued and unpaid interest thereon to but excluding the date of maturity or redemption, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be subject to redemption only in the circumstances and upon the terms described below under “Optional redemption.”

7.875% notes

The 7.875% Notes will mature on October 15, 2011. The 7.875% Notes will bear interest at the rate per annum of 7.875%, which will be payable semi-annually on April 15 and October 15 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 7.875% Notes are registered at the close of business on the preceding April 1 or October 1, as the case may be. Each 7.875% Note will bear interest from the Issue Date.

5.375% notes

The 5.375% Notes will mature on December 1, 2013. The 5.375% Notes will bear interest at the rate per annum of 5.375%, which will be payable semi-annually on June 1 and December 1 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 5.375% Notes are registered at the close of business on the preceding May 15 or November 15, as the case may be. Each 5.375% Note will bear interest from the Issue Date.

7.125% notes

The 7.125% Notes will mature on August 15, 2015. The 7.125% Notes will bear interest at the rate per annum of 7.125%, which will be payable semi-annually on February 15 and August 15 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 7.125% Notes are registered at the close of business on the preceding February 1 or August 1, as the case may be. Each 7.125% Note will bear interest from the Issue Date.

9.5% notes

The 9.5% Notes will mature on August 1, 2016. The 9.5% Notes will bear interest at the rate per annum of 9.5%, which will be payable semi-annually on February 1 and August 1 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 9.5% Notes are registered at the close of business on the preceding January 15 or July 15, as the case may be. Each 9.5% Note will bear interest from the Issue Date.

Ranking

The Notes will be our general unsecured, senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations. The Notes will be senior in right of payment to all of our future subordinated indebtedness and will be effectively subordinated to all of our secured indebtedness, including our indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

Similarly, the Subsidiary Guarantees of the Notes will be unsecured senior indebtedness of the applicable Subsidiary Guarantor and will rank equally with all of the existing and future unsecured and unsubordinated obligations of the Subsidiary Guarantors. The Subsidiary Guarantees will be senior in right of payment to all of the future subordinated indebtedness of the Subsidiary Guarantors and will be effectively subordinated to all of the secured indebtedness of the Subsidiary Guarantors, including their guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

All of our operations are conducted through our subsidiaries. Unless a subsidiary is a Subsidiary Guarantor, claims of creditors of such subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) of our subsidiaries that are not Subsidiary Guarantors.

In the event of bankruptcy, liquidation, reorganization or other winding up of us or our Subsidiary Guarantors, or upon a default in payment with respect to, or the acceleration of, any indebtedness under our Credit Agreement or other senior secured indebtedness, our assets and the assets of the Subsidiary Guarantors that secure such senior secured indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all indebtedness under such Credit Agreement and other senior secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes.

At July 1, 2007, assuming that Domtar Corp. had completed these offers to exchange and that the entire outstanding principal amount of each series of Notes had been exchanged and the entire outstanding principal amount of the Canadian Notes had been acquired pursuant to the Canadian proxy solicitations and assuming that Domtar Paper Company, LLC is the only guarantor:

•

Domtar Corp. and Domtar Paper Company, LLC would have had outstanding approximately $2,422 million of indebtedness, $720 million of which would have been secured senior indebtedness, consisting of borrowings under the Credit Agreement, $38 million of which would have been owing under capital leases and $1,664 million of which would have been unsecured senior indebtedness, consisting of Domtar Corp. debt securities; and

•

Domtar Corp.’s non-guarantor subsidiaries would have had approximately $22 million of indebtedness, $12 million for which would have been outstanding to third parties, and $10 million outstanding under capital leases.

In addition, as of July 1, 2007, assuming that Domtar had completed these offers to exchange and that the entire outstanding principal amount of each series of Notes had been exchanged and the entire outstanding principal amount of the Canadian Notes had been acquired pursuant to the Canadian proxy solicitations, we would have had $701 million (after giving effect to approximately $49 million of outstanding letters of credit) of unutilized capacity under our senior secured revolving credit facility.

The Indenture will not limit us or our subsidiaries from incurring additional indebtedness (other than secured indebtedness) under the Indenture or any other agreement that we may have entered into or enter into in the future.

Optional redemption

Each series of Notes will be redeemable, in whole or in part, at our option at any time. We may redeem the Notes of any series in part only in the amount of US$1,000 or integral multiples of US$1,000 in excess thereof. The redemption price for each series of Notes is equal to the greater of:

(1)	100% of the principal amount of such series of Notes, and

(2)	as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on such series of Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Adjusted Treasury Rate, plus the Applicable Spread, plus, in each case, accrued and unpaid interest thereon to but excluding the date of redemption.

We will mail notice of redemption of any series of Notes at least 30 days but not more than 60 days before the redemption date to the holders of such series of Notes at their registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such series of Notes or the portions thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Applicable Spread” for each series of Notes is listed in the following table:

Series of Notes	Applicable Spread

7.875% Notes	35 basis points
5.375% Notes	20 basis points
7.125% Notes	50 basis points
9.5% Notes	62.5 basis points

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of a series of Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

“Independent Investment Banker” means one of the Reference Dealers selected by Domtar.

“Reference Dealer” means (1) J.P. Morgan Securities Inc. and its successors; provided, however, that if it shall cease to be a primary US Government securities dealer in New York City (a “Primary Treasury Dealer”), Domtar shall substitute for it another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Trustee after consultation with Domtar.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Reference Dealer at 5:00 p.m. on the third business day preceding that redemption date.

Domtar is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Subsidiary guarantors

On the Issue Date, each of Domtar’s direct and indirect U.S. Subsidiaries that guarantee indebtedness of Domtar or any of its subsidiaries under the Credit Agreement (other than U.S. Subsidiaries of Domtar Inc.) will jointly and severally, fully and unconditionally guarantee Domtar’s obligations under the Notes and all obligations under the Indenture on a senior unsecured basis. Such Subsidiary Guarantors will agree to pay, in addition to the obligations under the Notes and the Indenture, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

The Notes will be structurally subordinated to creditors (including trade creditors) of our subsidiaries that are not Subsidiary Guarantors. On the Issue Date, Domtar Paper Company, LLC

will be the only Subsidiary Guarantor. For the three months ended July 1, 2007, our subsidiaries that are not Subsidiary Guarantors collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our subsidiaries that are not Subsidiary Guarantors collectively represented approximately 62% of our total assets and approximately 46% of outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which would have been structurally senior to the notes.

The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of such Subsidiary Guarantors, and will be effectively subordinated to all of such Subsidiary Guarantors’ secured indebtedness, including their guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

As of July 1, 2007, outstanding indebtedness of the Subsidiary Guarantor was $38 million, (excluding intercompany liabilities and guarantees under the Credit Agreement and the Indenture), all of which represented capitalized leases.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold, conveyed, assigned or otherwise disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not us or a Restricted Subsidiary of us, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenant “Certain covenants—Consolidation, merger and sale of assets;” and

(2)	all the obligations of such Subsidiary Guarantor under our Credit Agreement and related documentation and under any other agreements relating to any other indebtedness of us terminate upon consummation of such transaction.

In the event that a Subsidiary Guarantor is released and discharged in full from all of its obligations under its guarantees of the Credit Agreement (including by reason of the termination of the Credit Agreement) and all other indebtedness of us (except in each case a release or discharge by or as a result of payment under such guarantee), then such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee as specified under the covenant “Future subsidiary guarantors.”

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee in connection with any legal defeasance of the applicable Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Change of control

If a Change of Control occurs, unless we have exercised our right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless we have exercised our right to redeem all of the Notes as described under “Optional redemption,” we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes. With respect to the unpurchased portion of the Notes so tendered of any series (if any), the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to such unpurchased portion of the Notes surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing, (i) the requisite holders of each issue of indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) we will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or we must offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such indebtedness. We covenant to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provision of the Indenture if we fail to comply with such covenant. A default under the Indenture with respect to any series of Domtar Corp. debt securities could result in a cross-default under the Credit Agreement and with respect to other series of Domtar Corp. debt securities.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of the conflict.

Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. The future indebtedness of us and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement will, and future indebtedness may, prohibit us from purchasing the Notes before their scheduled maturity. Consequently, if we are not able to prepay the Credit Agreement and any such other indebtedness containing similar restrictions or obtain requisite consents, as described above, we will be unable to fulfill our repurchase obligations if holders of any series of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture with respect to any series of Domtar Corp. debt securities could result in a cross default under the Credit Agreement and with respect to the other series of Domtar Corp. debt securities.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of Domtar and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require us to make an offer to repurchase the Notes as described above.

Certain covenants

Consolidation, merger and sale of assets

We will not consolidate with or merge with or into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and we will not permit any Person to consolidate with or merge with or into us, unless:

•

we will be the surviving company in any merger or consolidation, or, if we consolidate with or merge into another Person or convey or transfer our properties and assets substantially as an entirety to any Person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the Notes,

•

each Subsidiary Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such successor Person’s obligations in respect of the Indenture and the Notes,

•	immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no Default or Event of Default, and

•	other conditions, including the delivery of an Officers’ Certificate and an Opinion of Counsel, described in the Indenture are met.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of our subsidiaries, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of the properties and assets of us on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of us.

The predecessor person will be released from its obligations under the Indenture and the successor person will succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a sale of substantially all of our assets in breach of this covenant has occurred and whether a holder of Notes would have any applicable rights under the Indenture.

Limitation on liens

With certain exceptions set forth below, the Indenture will provide that neither we nor our Restricted Subsidiaries may create, incur, assume or permit to exist any indebtedness for borrowed money (including any guarantees of indebtedness for borrowed money) that is secured by a Mortgage upon any Principal Property belonging to us or to any of our Restricted Subsidiaries, or on any shares of capital stock or debt of any of our Restricted Subsidiaries, whether such Principal Property, shares or debt are owned by us or our Restricted Subsidiaries on the date of the Indenture or acquired in the future.

The Indenture will permit us to incur such secured debt if we provide that the Notes will be secured by a Mortgage equally and ratably with or in priority to the new secured debt, so long as such new secured debt shall be so secured. In this event, we may also provide that any of our other debt, including indebtedness guaranteed by us or by any of our Restricted Subsidiaries, will be secured equally with or in priority to the new secured debt. In addition, the Indenture will provide that the restriction on creating, incurring, assuming or permitting any Mortgage will not apply to:

(1)	Mortgages securing indebtedness and other obligations of Domtar or the Restricted Subsidiaries under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $1,550 million less the aggregate principal amount of all mandatory prepayments of principal thereof permanently reducing the commitments thereunder;

(2)	Mortgages in favor of us or any wholly-owned Restricted Subsidiary;

(3)	any Mortgage to secure a Purchase Money Obligation, so long as the Mortgage does not apply to other property owned by us or any Restricted Subsidiary at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to the Purchase Money Obligation;

(4)	Mortgages existing upon any property or asset of a company which is merged with or into, amalgamated with, or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, us or any of our Restricted Subsidiaries, at the time of such merger, amalgamation, consolidation or acquisition, so long as any such Mortgage (1) does not extend to any other property or asset, other than improvements to the property or asset subject to such Mortgage and (2) was not created in anticipation of such merger, amalgamation, consolidation or acquisition;

(5)	Mortgages securing obligations issued by Canada or any province or territory thereof; the United States, any state thereof or the District of Columbia or any territory or possession of the United States of America, or any political subdivision, agency or authority of any of the foregoing, to finance the acquisition, construction or improvement of property subject to such Mortgages, including, among other things, Mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(6)	any Mortgage required to be given or granted by any Restricted Subsidiary pursuant to the terms of any trust deed or similar document entered into by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary;

(7)	Mortgages existing as of the date of the Indenture, except that the creating, incurring, assuming or permitting of Mortgages securing obligations of Domtar and its Restricted Subsidiaries under the Credit Agreement shall be deemed so created, incurred, assumed or permitted on the date of the Indenture under clause (1);

(8)	extensions, renewals, alterations or replacements of any Mortgage referred to in the preceding clauses (2) through (7); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal, alteration or replacement and provided, further, however, that such extension, renewal, alteration or replacement shall be limited to all or a part of the property or other assets which secured the Mortgage so extended, renewed, altered or replaced (plus improvements on such property or other assets); and

(9)	a Mortgage (including successive extensions, renewals, alterations or replacements thereof) not excepted by clauses (1) through (8), provided, that after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets of Domtar.

Limitation on sale and leaseback transactions

The Indenture also restricts transactions involving the sale and leaseback by us or any of our Restricted Subsidiaries of any of our or their Principal Property or any property which together with any other property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, except for leases which will not exceed three years, including renewals, unless the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value of such property and unless:

(1)	the Indenture would have allowed us or any of our Restricted Subsidiaries to create a Mortgage on such property to secure debt in an amount at least equal to the Attributable Obligation in respect of such sale and leaseback transaction without securing the Notes pursuant to the terms of the covenant described under “—Limitation on liens” above; or

(2)	within 180 days, we or any Restricted Subsidiary applies an amount equal to the net proceeds of the sale and leaseback transaction to:

a.	the voluntary retirement of Funded Debt of us or our Restricted Subsidiaries which is senior to or ranks equally with the Notes in right of payment and owing to a Person other than us or any Affiliate of us; or

b.	the purchase of additional property that will constitute or form a part of Principal Property, and which has a fair market value at least equal to the net proceeds of the sale and leaseback transaction.

(3)	Notwithstanding the provisions of clauses (1) and (2) above, we and our Restricted Subsidiaries may enter into a sale and leaseback transaction in addition to those permitted by clauses (1) and (2) above, and without any obligation to retire Funded Debt or to acquire property, facilities or equipment, provided at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets of Domtar.

Future subsidiary guarantors

We will cause each U.S. Subsidiary that guarantees, on the Issue Date or any time thereafter, any indebtedness of us or any of our subsidiaries under the Credit Agreement or any other indebtedness of us to execute and deliver to the Trustee a supplemental indenture pursuant to which such U.S. Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event a Subsidiary Guarantor is released and discharged in full from all of its obligations under its guarantees of (1) the Credit Agreement (including by reason of the termination of the Credit Agreement) and (2) all other indebtedness of us (except in each case a release or discharge by or as a result of payment under such guarantee), then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged. For purposes of this covenant, “U.S. Subsidiary” means any subsidiary organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia other than subsidiaries owned directly or indirectly by non-U.S. Subsidiaries. Neither this covenant nor any other provisions of the Indenture will limit the incurrence of indebtedness by our subsidiaries or the issuance of guarantees of indebtedness by our subsidiaries, except as set forth in this paragraph, and any such indebtedness or guarantees could be effectively senior to the Notes.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each future Subsidiary Guarantee shall also be released in accordance with the provisions of the Indenture described under “Subsidiary guarantees.”

SEC reports

We will:

(1)	file with the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

(2)	file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the Indenture as may be required from time to time by such rules and regulations;

(3)	notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, continue to file with the SEC and provide the Trustee the information that is specified under Sections 13 and 15(d) of the Exchange Act or the relevant forms with respect to U.S. issuers within the time period specified therein or in such relevant forms; and

(4)	transmit by mail, to all holders of Notes, as their names and addresses appear in the security register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1), (2) and (3) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Events of default

Under the terms of the Indenture, each of the following constitutes an Event of Default for a series of Notes:

(1)	default for 30 days in the payment of any interest on the Notes of such series when due;

(2)	default in the payment of principal, or premium, if any, on the Notes of such series when due;

(3)	default in the performance, or breach, of any covenant or warranty in the Indenture with respect to the Notes of such series for 60 days after written notice, as provided below;

(4)	the Subsidiary Guarantee of a Significant Subsidiary ceases to be in effect except as otherwise permitted under the Indenture or is declared null and void in a judicial proceeding or is disaffirmed by the Subsidiary Guarantor;

(5)	certain events of bankruptcy, insolvency or reorganization;

(6)

default under any Mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Domtar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Domtar or any of its Restricted Subsidiaries), other than indebtedness owed to Domtar or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”) or (b) results in the acceleration of such indebtedness prior to its maturity (“cross acceleration provision”) and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $80 million or more; and

(7)	the taking or entering against Domtar or any of its Restricted Subsidiaries of a judgment or decree for the payment of money in excess of $80 million (or its equivalent in other currencies) in the aggregate, if Domtar or such Restricted Subsidiary, as the case may be, fails to file an appeal therefrom within the applicable appeal period or, if Domtar or such Restricted Subsidiary, as the case may be, does file an appeal therefrom within such period, such judgment or decree is not within a period of 60 days from the date thereof, and does not remain, vacated, discharged or stayed.

However, a default under clause (3) of this paragraph will not constitute an Event of Default for a series of Notes until the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series notify Domtar of the default and Domtar does not cure such default within the time specified in clause (3) of this paragraph after receipt of such notice.

We are required to furnish the Trustee annually with an Officers’ Certificate as to the fulfillment of our obligations under the Indenture.

The Indenture provides that if a Default occurs with respect to a series Notes, the Trustee must mail to each holder of Notes of such series notice of the Default within 90 days after it occurs. We are also required to deliver notice to the Trustee, within 30 days after the occurrence thereof, written notice of Defaults specified in clause (3) of the first paragraph of “Events of default.” The Indenture provides that the Trustee may withhold notice to you of any Default, except in respect of the payment of principal or interest on the applicable series of Notes, if it considers it in the interests of the holders of such Notes to do so.

Effect of an event of default

If an Event of Default exists (other than an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization) with respect to any series of Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount, or, if such series of Notes are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the Notes of that series to be due and payable immediately, by a notice in writing to us, and to the Trustee if given by holders. Upon that declaration, the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made with respect to a series of Notes, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of such series may, subject to conditions specified in the Indenture, rescind and annul that declaration.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Domtar or a Restricted Subsidiary or waived by the holders of the relevant indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization exists with respect to a particular series of Notes, the principal amount of all of the outstanding Notes of such series shall automatically, and without any declaration or other action on the part of the Trustee or any holder of such outstanding Notes, become immediately due and payable.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default then exists with respect to a particular series of Notes, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture (other than the payment of any amounts on the Notes furnished to it pursuant to the Indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the Trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the Trustee, the holders of a majority in aggregate principal amount of a series of outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee in connection with the Notes of that series.

Legal proceedings and enforcement of right to payment

Unless you have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes of a particular series, you will not have any right to institute any proceeding for such series of Notes in connection with the Indenture or for any remedy under the Indenture. In addition, the holders of at least 25% in aggregate principal amount of such series of the outstanding Notes must have made a written request, and offered reasonable security or indemnity, to the Trustee to institute that proceeding as Trustee, and, within 60 days following the receipt of such notice, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Notes of that series a direction inconsistent with that request, and the Trustee must have failed to institute a proceeding within such 60 day period. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the Notes on or after the due dates expressed in the Notes (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment.

Modification of the indenture

With respect to the Notes of any series, we and the Trustee may, without the consent of any holders of such series, enter into supplemental indentures that amend, waive or supplement the terms of the Indenture, the Notes of such series and the Subsidiary Guarantees thereof for specified purposes. The purposes for which the Indenture, the Notes of such series and the Subsidiary Guarantees thereof can be amended without the consent of any holders of such series include:

•	to evidence the succession of another Person to us or any Subsidiary Guarantor under the Indenture, the applicable series of Notes issued under the Indenture and the Subsidiary Guarantees;

•

to add guarantees with respect to the applicable series of Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	to surrender any right or power the Indenture may confer on us;

•	to add to the covenants made in the Indenture for the benefit of the holders of all Notes of the applicable series issued under the Indenture;

•	to make any change that does not adversely affect the rights of any holder of Notes of such series;

•	to add any additional Events of Default;

•	to secure the Notes of such series issued under the Indenture;

•	to evidence and provide for the acceptance of appointment by an additional or successor trustee with respect to the applicable series of Notes;

•	to cure any ambiguity, defect or inconsistency in the Indenture, so long as the rights of any holder of the applicable series of Notes are not adversely affected in any material respect;

•	to comply with the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•

to conform the text of the Indenture, the Subsidiary Guarantees or the Notes of the applicable series to any provision of this “Description of the Domtar Corp. notes” to the extent that such provision in this “Description of the Domtar Corp. notes” was intended to be a verbatim recitation of a provision of the Indenture, Subsidiary Guarantee or such Notes; or

•	to maintain the qualification of the Indenture under the Trust Indenture Act or other applicable law.

We and the Trustee may modify and amend any of the Indenture, the Notes of a particular series and the Subsidiary Guarantees thereof with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes of the applicable series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes). However, no modification or amendment may, without the consent of the holder of each outstanding Note of the applicable series:

•	change the stated maturity of the principal of, or any installment of interest payable on, the outstanding Notes of such series;

•

reduce the principal amount of, or the rate of interest on, any outstanding Notes of such series or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount Note, that would be due and payable upon redemption of such Note or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the outstanding Notes of such series;

•

reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described above under “Change of control,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

•	reduce the amount of principal of such series of Notes payable upon acceleration of the maturity thereof;

•	change the place of payment or the coin or currency in which the principal of or premium, if any, or the interest on the outstanding Notes of such series is payable;

•

impair your right to receive payment of principal, premium, if any, and interest on the outstanding Notes of the applicable series on or after the due dates therefor or your right to institute suit for the enforcement of any payment on or with respect to the outstanding Notes of such series;

•	modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes;

•

reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the Indenture, to waive compliance with certain provisions of the Indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the Indenture; or

•

modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of such series of Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes of any series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes) may, on behalf of the holders of all the Notes of that series, waive compliance by us with any provision of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Notes of any series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes) may, on behalf of the holders of all the Notes of that series, waive past defaults by us under certain covenants of the Indenture which relate to that series. However, a default in the payment of the principal of, premium, if any, or interest on, any of the Notes of that series or relating to a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note of that series affected cannot be so waived.

Defeasance and covenant defeasance

The Indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under the Notes of the applicable series at any time (“defeasance”). If the Company exercises its defeasance option, the Subsidiary Guarantees in effect at such time will terminate. The Indenture also provides that we may be released from our obligations described above under “Limitation on liens” and “Limitation on sale and leaseback transactions” and certain aspects of our obligations described above under “Consolidation, merger and sale of assets,” and from certain other obligations, and elect not to comply with those sections and obligations without creating an Event of Default and that we may terminate the operation of the cross-default upon a payment default, cross acceleration provisions and the Subsidiary Guarantor provision in “Events of default” (“covenant defeasance”).

With respect to a particular series of Notes, defeasance and covenant defeasance may be effected to the Indenture only if, among other things:

•

we irrevocably deposit with the Trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on all outstanding Notes of the applicable series;

•	we deliver to the Trustee an opinion of counsel in the United States to the effect that:

•	the holders of the Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the Notes of such series;

in the case of defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture;

•	we deliver to the Trustee an opinion of counsel in Canada to the effect that:

•

the holders of the debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ Canadian federal income tax treatment of principal and interest payments on the debt securities of such series;

in the case of defeasance, this opinion must be based an a ruling of the Canada Revenue Agency or a change in Canadian income tax law occurring after the date of the Indenture; and

•	no Event of Default under the Indenture has occurred and is continuing;

•

we are not “insolvent” within the meaning of the U.S. Bankruptcy Code or applicable state law on the date of such deposit or, in the case of defeasance, at any time during the period ended on the 91st day following such deposit;

•

such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound;

•

such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•

we deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•	other conditions specified in the Indenture have been met.

Satisfaction and discharge

The Indenture provides that when, among other things, all the Notes of the applicable series not previously delivered to the Trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense,

and we deposit or cause to be deposited with the Trustee, in trust, an amount of money or US government obligations, or a combination thereof (such amount to the certified in the case of US government obligations) sufficient to pay and discharge the entire indebtedness on such series of Notes not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, then the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture. However, we will continue to be obligated to pay all other sums due under the Indenture and to provide the Officers’ Certificates and Opinions of Counsel described in the Indenture.

Book-entry, delivery and form

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. DTC or its nominee will credit on its book-entry registration and transfer system the principal amounts of the debt securities represented by the global Notes to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus and consent solicitation statement.

The following is based on information furnished by DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or Cede & Co. (or any other nominee) is the registered owner of a global debt security, DTC or its nominee will be considered the sole owner or holder of the Notes represented by the global Notes for all purposes under the Indenture. Except as provided below, you

•	will not be entitled to have any of the Notes represented by the global Notes registered in your name;

•	will not receive or be entitled to receive physical delivery of any Notes in definitive form; and

•	will not be considered the owner or holder of the Notes under the Indenture.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Domtar as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Domtar or the Trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or Domtar, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Domtar or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to Domtar or the Trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the Notes are required to be printed and delivered.

Domtar may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates representing the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Domtar believes to be reliable, but Domtar takes no responsibility for the accuracy thereof.

Payment and paying agents

We will pay principal of, premium, if any, and interest on your Notes at the office of the Trustee in the City of New York or at the office of any paying agent that we may designate. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the Notes.

We will pay any interest on the Notes to the registered owner of the Notes at the close of business on the regular record date for the interest, except in the case of defaulted interest.

Any moneys deposited with the Trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any Notes that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Governing law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Information concerning the Trustee

The Trustee under the Indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The Trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

The Bank of New York is the Trustee under the Indenture. The Trustee’s current address is

One Wall Street New York, New York 10286 , Attention: Corporate Trust Department.

The Trustee under the Indenture acts as depositary for funds of, makes loans to, and/or performs other services for, us and our subsidiaries in the normal course of business.

Certain definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Obligation” means, in respect of a sale and leaseback transaction, the present value (discounted at the rate of interest implicit in such transaction, if known, or at the rate of 10% if such implicit rate is not known) of the obligation of the lessee for the Net Rental Payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) entered into in connection therewith, such present value to be established as at the date as of which the amount of the payment is determined and in accordance with U.S. GAAP as in effect from time to time.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Domtar (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Domtar held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 40% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of Domtar are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Domtar and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	Domtar consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Domtar, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Domtar is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Domtar outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance; or

(5)	the adoption by the stockholders of Domtar of a plan or proposal for the liquidation or dissolution of Domtar.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total of all assets appearing on the most recent consolidated balance sheet of such Person, less the sum of the following amounts appearing on such consolidated balance sheet:

•

amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets (other than timber licenses) and unamortized stock or debt commission, discount, expense and premium shall appear as assets,

•	all amounts at which investments in Persons which are not being consolidated shall appear on such consolidated balance sheet as assets,

•	the amount of all liabilities appearing on such consolidated balance sheet as current liabilities, and

•	any minority interest appearing on such consolidated balance sheet,

all as determined on a consolidated basis in accordance with U.S. GAAP as in effect from time to time.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Domtar who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of March 7, 2007, among Domtar, Domtar Paper Company, LLC, Domtar Inc., the banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, Morgan Stanley Senior Funding, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Exempted Debt” means without duplication (a) all indebtedness of Domtar and its Restricted Subsidiaries which is secured by a Mortgage described in clause 9 under “Certain covenants—Limitation on liens” and (b) all Attributed Obligations in respect of sale and leaseback transactions, described in clause (3) under “Certain covenants—Limitation on sale and leaseback transactions.”

“Funded Debt” of any Person means any indebtedness, whether issued, assumed or guaranteed by any Person, maturing by its terms more than one year from the date of issuance, assumption or guarantee thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of issuance, assumption or guarantee thereof by such Person.

“Issue Date,” for each series of Notes, means the date on which such series of Notes are originally issued.

“Mortgage” means any mortgage, hypothec, privilege, pledge, security interest, floating charge or other similar lien or encumbrance.

“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of indemnities (other than any constituting basic rent) or maintenance and repairs, insurance, taxes, assessments, water rates, utilities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, production or other measures of economic performance.

“Officers’ Certificate” means a certificate signed by (i) the Chairman of the Board of Directors, Chief Executive Officer, President or any Vice President, and (ii) the Treasurer, any Associate Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary, of Domtar, and delivered to the Trustee. One of the officers signing the annual Officers’ Certificate provided to the Trustee shall be the principal executive, financial or accounting officer of Domtar.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for (and an employee of) Domtar, and who shall be reasonably acceptable to the Trustee.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Facility” means any mill, converting plant or manufacturing plant owned or leased at the date of the Indenture or acquired or leased by us or any subsidiary after such date and which is located within Canada or the United States, other than any mill or plant the fair market value of which as determined by our board of directors does not at the time exceed 1% of our Consolidated Net Tangible Assets.

“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of the following: any Principal Facility or Timberlands.

“Purchase Money Obligation” means any indebtedness, whether or not secured, incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or of the cost of construction or improvement of any property acquired, constructed or improved after the date of the Indenture, which indebtedness existed at the time of acquisition or was created, issued, incurred, assumed or guaranteed contemporaneously with the acquisition, construction or improvement or within 120 days after the completion thereof (or subsequently if created pursuant to a firm commitment financing arrangement obtained within such 120-day period, provided that the related indebtedness is created within 90 days after the expiration of such 120-day period) and includes any extension, renewal or refunding of any such indebtedness if the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.

“Restricted Subsidiary” means (a) a subsidiary which, as at the end of our then most recently completed fiscal quarter, had Consolidated Net Tangible Assets representing 5% or more of our

Consolidated Net Tangible Assets (including such subsidiary) and owns or leases any interest in a Principal Property and (b) any other subsidiary which our board of directors shall have determined to be a Restricted Subsidiary. Any determination mentioned in (b) shall be irrevocable, provided, however, that our board of directors may determine that a Restricted Subsidiary described in (b) shall cease to be a Restricted Subsidiary and shall become an Unrestricted Subsidiary if:

•

a Person other than us or a Restricted Subsidiary shall hold a minority interest in such Restricted Subsidiary of at least 15% of the common shareholders’ equity (or equivalent equity interests) of such Restricted Subsidiary, and

•	immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default or Event of Default shall exist.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Domtar within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary Guarantee” means, individually, any guarantee of payment of the Notes pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantors” mean any Person that issues, assumes, guarantees, incurs or otherwise becomes liable for a Subsidiary Guarantee.

“Timberlands” means any real or immovable property located within Canada or the United States and (a) which is owned by us or any subsidiary and contains, or (b) with respect to which we or any subsidiary is entitled under any lease, license or similar agreement to cut and remove, standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, other than (i) any such property which at the time of determination is not held primarily for the production of lumber or other wood products, (ii) any such property the fair market value of which as determined by our board of directors does not at the time exceed 1% of our Consolidated Net Tangible Assets or (iii) any reserves of oil and gas located under such property.

“Unrestricted Subsidiary” means any subsidiary of Domtar which is not a Restricted Subsidiary at the time of determination.

“Voting Stock” of any Person means capital stock of any class of such Person which ordinarily has voting power for the election of directors or other governing body of such Person.

Description of differences between the Domtar Inc. U.S. notes and Domtar Corp. notes

The following is a summary comparison of the material terms of the Domtar Inc. U.S. notes and of the Domtar Corp. notes. The Domtar Corp. notes will be issued under an indenture which will be substantially the same as the indentures under which the corresponding Domtar Inc. U.S. notes were issued except for the terms described below. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable Domtar Inc. U.S. Indenture with respect to each series of Domtar Inc. U.S. notes and the Domtar Corp. indenture. Copies of the Domtar Inc. U.S. Indentures and the Domtar Corp. indenture may be obtained from the information agent and are also filed as exhibits to the registration statement of which this prospectus and consent solicitation statement is a part. See “Where you can find additional information” for information as to how you can obtain copies of the Domtar Corp. indenture and Domtar Inc. U.S. Indentures from the Securities and Exchange Commission.

The description below of the Domtar Inc. U.S. notes reflects those notes and the related indenture as currently in effect, before any changes that would result from the consent solicitations as described under “The consent solicitations—The proposed amendments”.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

Issuer Domtar Inc.	Issuer Domtar Corporation

Guarantors None.

Guarantors

Each U.S. subsidiary of Domtar Corp. that guarantees, on the issue date or any time thereafter, any indebtedness of Domtar Corp. or any of its subsidiaries under the Credit Agreement or any other indebtedness of Domtar Corp. (other than U.S. subsidiaries of Domtar Corp.’s non-U.S. subsidiaries) will fully and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Domtar Corp. notes on a senior basis and all other obligations under the Domtar Corp. indenture.

In the event a subsidiary guarantor is sold, conveyed, assigned or otherwise disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the subsidiary guarantor is the surviving corporation in such transaction to a person that is not Domtar Corp. or a restricted subsidiary, such subsidiary guarantor will be released from its obligations

The Domtar Inc. U.S. notes	The Domtar Corp. notes

under its subsidiary guarantee if: (1) the sale or other disposition is in compliance with the Domtar Corp. indenture and (2) all the obligations of such subsidiary guarantor under the Credit Agreement and related documentation and under any other agreements relating to any other indebtedness of Domtar Corp. terminate upon consummation of such transaction.

Notwithstanding the foregoing, in the event a subsidiary guarantor ceases to be guarantor of the Credit Agreement and all other indebtedness of Domtar Corp., such subsidiary guarantor will also be released as a guarantor of the Domtar Corp. notes.

Additional amounts

Each of the Domtar Inc. U.S. Indentures provides that, if Domtar Inc. is required to withhold or deduct any amount for or on account of taxes from any payment made under or with respect to the Domtar Inc. U.S. notes, Domtar Inc. will pay such additional amounts as may be necessary so that the net amount received by each holder of Domtar Inc. U.S. notes (including with respect to additional amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted.

However, no additional amounts will be payable with respect to a payment made to a holder in respect of the beneficial owner thereof (1) with which Domtar Inc. does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment or (2) which is subject to such taxes by reason of its carrying on business in or being connected with Canada other than by the mere holding of Domtar Inc. U.S. notes or the receipt of payments thereunder. In addition, under the 2001 and 2003 Domtar Inc. indentures, no additional amounts will be payable with respect to a payment made to a holder in respect of the

Additional amounts Under the Domtar Corp. indenture, Domtar Corp. will not covenant to pay any additional amounts.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

beneficial owner thereof, which beneficial owner is subject to such taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such taxes.

Change of control

There is no comparable provision in the 2001 and 2003 Domtar Inc. indentures providing holders of the Domtar Inc. U.S. notes issued under such indentures with a right to require Domtar Inc. to repurchase such notes upon a change of control.

Under the 1996 Domtar Inc. indenture, if a “Change of Control” occurs, holders of the 9.5% Debentures due 2016 will have the right to require Domtar Inc. to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the 9.5% Debentures due 2016 plus accrued and unpaid interest, if any, to but excluding the date of purchase.

The following events would constitute a “Change of Control” under the 1996 Domtar Inc. indenture:

(1)    (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than certain equity holders of Domtar Inc. (“current equity holders”) and their affiliates that are other agencies of the Crown in right of Québec or corporations directly or indirectly wholly owned by the government of Québec (“governmental affiliates”), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than (x) 35% of the total voting power of the voting stock of Domtar Inc. or (y) the total voting rights attached to the then outstanding voting stock of Domtar Inc.

Change of control

If a “Change of Control” occurs, holders of the Domtar Corp. notes will have the right to require Domtar Corp. to repurchase all or any part of such holder’s Domtar Corp. notes at a purchase price in cash equal to 101% of the principal amount of the Domtar Corp. notes plus accrued and unpaid interest, if any, to but excluding the date of purchase.

The following events would constitute a “Change of Control”:

(1)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the voting stock of Domtar Corp. (or its successor) (such “person” or “group” shall be deemed to beneficially own any voting stock of Domtar Corp. held by a parent entity, if such person or group beneficially owns, directly or indirectly, more than 40% of the voting power of the voting stock of such parent entity); or

(2)    a majority of the members of the board of directors of Domtar Corp. are not continuing directors (those directors who

The Domtar Inc. U.S. notes	The Domtar Corp. notes

owned by the current equity holders and the governmental affiliates, or (B) the current equity holders and the governmental affiliates do not have the right or ability by voting right, contract or otherwise to elect or designate for election a majority of the board of directors; or

(2)    during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by the board of directors or whose nomination for election by Domtar Inc.’s shareholders was approved by a 2/3 vote of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the current equity holders and the governmental affiliates at a time when they have the right or ability to elect or designate for election a majority of the board of directors) cease for any reason to constitute a majority of the directors then in office; or

(3)    (A) Domtar Inc. amalgamates or consolidates with or merges into any other Person or sells conveys, transfers or leases all or substantially all of its assets to any Person or (B) any Person amalgamates or consolidates with or merges into Domtar Inc., in either event pursuant to a transaction in which any voting stock of Domtar Inc. outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property, unless in the case of (A) or (B), as applicable, pursuant to such transaction, such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation.

were members of the board of directors on the issue date of the Domtar Corp. notes or nominated with the approval of continuing directors); or

(3)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of Domtar Corp. and its restricted subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)    Domtar Corp. consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Domtar Corp., as a result of which any of the outstanding voting stock of Domtar Corp. is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Domtar Corp. outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person immediately after giving effect to such issuance; or

(5)    the adoption by the stockholders of Domtar Corp. of a plan or proposal for the liquidation or dissolution of Domtar Corp.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

Consolidation, merger and sale of assets

Under the 2001 and 2003 Domtar Inc. indentures, Domtar Inc. may not consolidate with, amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person may consolidate with or merge into Domtar Inc., unless:

(1)    Domtar Inc. is the surviving company or the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, and the successor entity expressly assumes Domtar Inc.’s obligations relating to the Domtar Inc. U.S. notes;

(2)    immediately after giving effect to the consolidation, amalgamation, merger, conveyance, transfer or lease, there exists default or event of default; and

(3)    other conditions described in such indenture are met.

In addition to the above clauses (1) through (3), under the 1996 Domtar Inc. indenture, the following shall be satisfied: immediately after giving effect to such transaction, the surviving person will have a consolidated net worth in an amount not less than the consolidated net worth of Domtar Inc.

Under the 2001 and 2003 Domtar Inc. indentures, the predecessor person will be released from its obligations under the Domtar Inc. indenture, and the successor person will succeed to, and be substituted for, and may exercise every right and power of, Domtar Inc. under such Domtar Inc. indentures, but, in the case of a lease of all or substantially all its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the corresponding series of Domtar Inc. U.S. notes.

Consolidation, merger and sale of assets

Domtar Corp. will not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and Domtar Corp. will not permit any person to consolidate with or merge with or into Domtar Corp., unless:

•   Domtar Corp. is the surviving company or the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes Domtar Corp.’s obligations relating to the Domtar Corp. notes;

•   each subsidiary guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its subsidiary guarantee will apply to such successor person’s obligations in respect of the Domtar Corp. indenture and the Domtar Corp. notes;

•   immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no default or event of default; and

•   other conditions described in the Domtar Corp. indenture are met.

This covenant will not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of Domtar Corp.’s wholly owned subsidiaries to Domtar Corp. or to Domtar Corp.’s other wholly owned subsidiaries.

The predecessor person will be released from its obligations under the Domtar Corp. indenture and the successor person will succeed to, and be substituted for, and may exercise every right and power of, Domtar Corp. under the Domtar Corp. indenture, but, in the case of a lease of all or substantially all

The Domtar Inc. U.S. notes	The Domtar Corp. notes

Under the 1996 Domtar Inc. indenture, the successor will succeed to and be substituted for, and may exercise every right and power of Domtar Inc. under the 1996 Domtar Inc. indenture, but the predecessor will not be released from the obligation to pay the principal of and interest on the 9.5% Debentures due 2016.

Under the 2003 Domtar Inc. indenture, this covenant does not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of Domtar Inc.’s wholly owned subsidiaries to Domtar Inc. or to Domtar Inc.’s other wholly owned subsidiaries. In addition, this covenant does not apply to any recapitalization transaction, a change of control of Domtar Inc. or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by Domtar Inc. or the conveyance, transfer or lease of Domtar Inc.’s properties and assets substantially as an entirety.

its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the Domtar Corp. notes.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of Domtar Corp.’s subsidiaries, which properties and assets, if held by Domtar Corp. instead of such subsidiaries, would constitute all or substantially all of the properties and assets of Domtar Corp. on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Domtar Corp.

Limitation on liens

The 2001 and 2003 Domtar Inc. indentures provide that Domtar Inc. and its restricted subsidiaries may not create, incur, assume or permit to exist any indebtedness for borrowed money that is secured by a mortgage, hypothec, privilege, pledge, security interest, floating charge, or any other lien or encumbrance (“mortgage”), other than permitted mortgages listed below, upon any “principal property”(1) belonging to Domtar Inc. or any of its restricted subsidiaries, or on any shares of capital stock or debt of any of any restricted subsidiary unless the 2001 and 2003 Domtar Inc. U.S. notes are secured by a mortgage equally and ratably with or in priority to such indebtedness for so long as such indebtedness is secured.

Limitation on liens

The Domtar Corp. indenture provides that Domtar Corp. and its restricted subsidiaries may not create, incur, assume or permit to exist any indebtedness for borrowed money (including any guarantee for borrowed money) that is secured by a mortgage (defined the same as in the 2001 and 2003 Domtar Inc. indentures), other than permitted mortgages listed below, upon any “principal property” (defined the same as in the 2001 and 2003 Domtar Inc. indentures, substituting Domtar Corp. for Domtar Inc.) belonging to Domtar Corp. or any of Domtar Corp.’s restricted subsidiaries, or on any shares of capital stock or debt of any of Domtar Corp.’s restricted subsidiaries unless the Domtar Corp. notes are secured by a mortgage equally and ratably with or in priority to such secured

(1)	“Principal property” is defined in the 2001 and 2003 Domtar Inc. indentures as any real or immovable property forming part of or constituting any or all of any mill, converting plant or manufacturing plant owned, leased or acquired by Domtar Inc. or any of its subsidiaries located within the U.S. or Canada, the fair value of which exceeds 1% of the consolidated net tangible assets of Domtar Corp. or timberlands of Domtar Inc.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

Permitted mortgages under the 2001 and 2003 Domtar Inc. indentures include:

(1)    mortgages in favor of Domtar Inc. or its wholly-owned restricted subsidiaries;

(2)    any mortgage to secure indebtedness incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or its restricted subsidiaries or the cost of construction or improvement of such property or the refinancing of such indebtedness, so long as the mortgage does not apply to other property owned by Domtar Inc. or any of its restricted subsidiaries at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to such mortgage;

(3)    mortgages on property which exist at the time a company merges with or into, amalgamates with or consolidates into Domtar Inc. or any of its restricted subsidiaries, so long as any such mortgage (a) does not extend to any other property or asset, other than improvements to the property or asset subject to such mortgage and (b) was not incurred in anticipation of such merger, consolidation or acquisition;

(4)    mortgages securing obligations issued by Canada or the United States (or any subdivisions thereof) to finance acquisition, construction, or improvement of property subject to such mortgages;

(5)    mortgages of restricted subsidiaries of Domtar Inc. pursuant to the terms of a trust deed or similar document entered into before it became a restricted subsidiary;

(6)    mortgages existing at the date of the indenture; and

indebtedness for so long as such secured indebtedness is secured.

Permitted mortgages under the Domtar Corp. indenture include:

(1)    mortgages securing indebtedness and other obligations of Domtar Corp. or its restricted subsidiaries under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $1,550 million less the aggregate principal amount of all mandatory prepayments of principal thereof permanently reducing the commitments thereunder;

(2)    mortgages in favor of Domtar Corp. or its wholly-owned restricted subsidiaries;

(3)    any mortgage to secure indebtedness incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or the cost of construction or improvement of such property or the refinancing of such indebtedness, so long as the mortgage does not apply to other property owned by Domtar Corp. or any of its restricted subsidiaries at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to such mortgage;

(4)    mortgages on property which exist at the time a company merges with or into, amalgamates with or consolidates into Domtar Corp. or any of its restricted subsidiaries, so long as any such mortgage (a) does not extend to any other property or asset, other than improvements to the property or asset subject to such mortgage and (b) was not created in anticipation of such merger, amalgamation, consolidation or acquisition;

The Domtar Inc. U.S. notes	The Domtar Corp. notes

(7)    extension, renewal, alteration or replacement of a mortgage referred to under (1) through (6) above so long as (a) the principal amount of the indebtedness secured does not exceed the principal amount of the indebtedness so secured at the time of the extension, renewal, alteration or replacement and (b) the extension, renewal, alteration or replacement is limited to the property which secured the mortgage so extended renewed, altered or replaced (plus improvements).

The 1996 Domtar Inc. indenture provides that Domtar Inc. and its restricted subsidiaries may not create, issue, incur, assume or permit to exist (“incur”) any mortgage, hypothec, privilege, pledge, lien, charge, encumbrance, preference, priority or other security interest (“lien”), other than permitted liens listed below, upon any property of Domtar Inc. or any of its restricted subsidiaries, or on any shares of capital stock or debt of any of any restricted subsidiary unless the 1996 Domtar Inc. U.S. notes are secured by a lien equally and ratably with such indebtedness for so long as such indebtedness is secured, provided that Domtar Inc. may incur liens if the amount of outstanding indebtedness secured by such liens (after giving pro forma effect to incurrence of such liens and the use of proceeds from the indebtedness secured by such liens) does not exceed 10% of consolidated net tangible assets of Domtar Inc.

Permitted liens under the 1996 Domtar Inc. indentures include:

•   liens existing at the date of the indenture;

•   liens for taxes, assessments or governmental charges or levies on the property of the Domtar Inc. or its restrictive subsidiaries;

•   liens imposed by law, such as mechanics liens;

•   liens incurred in the ordinary course of business to secure performance of certain obligations;

(5)    mortgages securing obligations issued by Canada or the United States (or any subdivisions thereof) to finance acquisition, construction, or improvement of property subject to such mortgages;

(6)    mortgages of restricted subsidiaries of Domtar Corp. pursuant to the terms of a trust deed or similar document entered into before it became a restricted subsidiary;

(7)    mortgages existing at the date of the Domtar Corp. indenture, except mortgages under the Credit Agreement, which shall be deemed created, incurred, assumed or permitted on the date of the Domtar Corp. indenture under clause (1); and

(8)    extensions, renewals, alterations or replacements of a mortgage referred to under (2) through (7) above so long as (a) the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal, alteration or replacement and (b) the extension, renewal, alteration or replacement is limited to the property which secured the mortgage so extended, renewed, altered or replaced (plus improvements).

The Domtar Inc. U.S. notes	The Domtar Corp. notes

•   liens on property at the time when Domtar Inc. or its restricted subsidiaries acquired the property;

•   other liens incidental to the conduct of the business of Domtar Inc. and its restricted subsidiaries or the ownership of their respective properties which were not created in connection with incurring indebtedness and which do not materially detract from the value of their respective properties;

•   pledges or deposits under workmen’s compensation laws, unemployment insurance laws and similar laws, or good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure public or statutory obligations of Domtar Inc. and its restricted subsidiaries;

•   liens on the property of a person at the time such person becomes a restricted subsidiary;

•   reservations, conditions, provisos and limitations expressed in any original grants from the Crown which do not materially adversely impair the use of the subject property;

•   a lien to secure indebtedness incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or the cost of construction or improvement of such property or the refinancing of such indebtedness;

•   liens securing indebtedness under the Credit Agreement;

•   liens on the assets of a receivables subsidiary in an accounts receivables securitization transaction;

•   (i) servitudes, licenses, easements, rights-of-way and rights in the nature of easements or (ii) zoning and building bylaws and ordinances and municipal regulations, which, in each case, do not materially and adversely impair with the use of the subject property;

The Domtar Inc. U.S. notes	The Domtar Corp. notes

•   liens in respect of a judgment rendered which is being contested in good faith; and

•   extension, renewal, alteration or replacement of a lien referred to under (1), (5), (8) or (11) above so long as (a) the principal amount of the indebtedness secured does not exceed the principal amount of the indebtedness so secured at the time of the extension, renewal, alteration or replacement and (b) the extension, renewal, alteration or replacement is limited to the property which secured the lien (or, in certain circumstances, substitute property) so extended renewed, altered or replaced (plus improvements).

Exception for specified secured debt and sale and leaseback transactions

The 2001 and 2003 Domtar Inc. indentures provide that Domtar Inc. and its restricted subsidiaries may create additional mortgages securing debt (including extensions, renewals, alterations or replacements thereof) or enter into sale and leaseback transactions without being required to secure the debt securities issued under such indentures or repay (within 180 days) indebtedness or acquire property so long as the sum of the aggregate amount of the secured debt not otherwise permitted under the 2001 and 2003 Domtar Inc. indentures and the value of all sale leaseback transactions not otherwise permitted under the 2001 and 2003 Domtar Inc. indentures does not exceed 10% of the consolidated net tangible assets of Domtar Inc.

The limitation on liens covenant in the 1996 Domtar Inc. indenture contains a comparable exception.

Exception for specified secured debt and sale and leaseback transactions

The Domtar Corp. indenture provides that Domtar Corp. and its restricted subsidiaries may create additional mortgages securing debt (including extensions, renewals, alterations or replacements thereof) or enter into sale and leaseback transactions without being required to secure the Domtar Corp. notes issued under such indenture or repay (within 180 days) indebtedness or acquire property so long as the sum of the aggregate amount of the secured debt not otherwise permitted under the Domtar Corp. indenture and the value of all sale and leaseback transactions not otherwise permitted under the Domtar Corp. indenture does not exceed 10% of the consolidated net tangible assets of Domtar Corp.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

Events of default

The 2003 Domtar Inc. indenture provides that each of the following constitutes an event of default:

•   default for 30 days in the payment of any interest on the notes of the applicable series when due;

•   default in the payment of principal, or premium, if any, on the notes of the applicable series when due;

•   default in the performance, or breach, of any covenant or warranty in the indenture for 60 days after written notice; and

•   certain events of bankruptcy, insolvency or reorganization.

The 2001 Domtar Inc. indenture provides that, in addition to the events of default contained in the 2003 Domtar Inc. indenture, the following also constitute events of default:

•   default by Domtar Inc. or any of its restricted subsidiaries under instruments under which Domtar Inc. and its restricted subsidiaries has outstanding $50 million (or its equivalent in foreign currency) shall have occurred and is continuing and (i) consists of a failure to pay principal on the date of maturity (whether the stated maturity date or by acceleration or redemption) (“payment default”) or (ii) results in the acceleration of such indebtedness (“cross acceleration”); and

•   judgments or decrees in excess of $50 million in the aggregate against Domtar Inc. and its restricted subsidiaries, and Domtar Inc. or its restricted subsidiary fails to file a timely appeal or files an appeal but the judgment is not vacated, stayed or discharged within 90 days (“judgment default”).

Events of default

The Domtar Corp. indenture will provide that each of the following will constitute an event of default:

•   default for 30 days in the payment of any interest on the Domtar Corp. notes when due;

•   default in the payment of principal, or premium, if any, on the Domtar Corp. notes when due;

•   default in the performance, or breach, of any covenant or warranty in the Domtar Corp. indenture for 60 days after written notice;

•   the subsidiary guarantee of a significant subsidiary ceases to be in effect or is declared null and void in a judicial proceeding or is disaffirmed by the subsidiary guarantor;

•   a payment default (defined the same as the 2001 Domtar Inc. indenture) or a cross acceleration (defined the same as the 2001 Domtar Inc. indenture) with respect to indebtedness in the amount of $80 million or more;

•   a judgment default (defined the same as the Domtar Inc. indentures) in the amount of $80 million or more for a period of 60 days; and

•   certain events of bankruptcy, insolvency or reorganization.

The Domtar Inc. U.S. notes	The Domtar Corp. notes

The 1996 Domtar Inc. indenture provides that, in addition to the events of default contained in the 2003 Domtar Inc. indenture, the following also constitute events of default:

•   a payment default or a cross acceleration with respect to indebtedness in the amount of $25 million or more; and

•   a judgment default in the amount of $25 million or more for a period of 60 days.

Payments for consent

The 1996 Domtar Inc. indenture provides that Domtar Inc. and its affiliates may not pay or cause to be paid any consideration to any holder of the 9.5% Debentures due 2016 for or as an inducement for any consent, waiver or amendment of the terms or provisions of the 1996 Domtar Inc. indenture or the 9.5% Debentures due 2016 unless such consideration is offered to be paid to all holders of the 9.5% Debentures due 2016 that so consent, waive or agree to amend.

No comparable covenant is included in the 2001 and 2003 Domtar Inc. indentures.

Payments for consent No comparable covenant will be in the Domtar Corp. indenture.

Certain material United States federal income tax consequences

The following is a discussion of certain material United States federal income tax consequences of the exchange offers, the proposed amendments to the Domtar Inc. U.S. Indentures, the receipt of the early consent payment and the ownership and disposition of the Domtar Corp. notes received pursuant to the exchange offers. This discussion assumes that the Domtar Inc. U.S. notes are, and Domtar Corp. notes will be, held as capital assets. This discussion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. Holder or Non-U.S. Holder (each as defined below) in light of such holder’s particular circumstances, or to U.S. Holders subject to special rules such as (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding the Domtar Inc. U.S. notes or the Domtar Corp. notes as part of a straddle, hedge, conversion or other integrated transaction, (3) persons who mark their securities to market for United States federal income tax purposes or whose functional currency is not the U.S. dollar, (4) United States expatriates or (5) persons subject to alternative minimum taxes.

As used herein, a “U.S. Holder” means a holder of a Domtar Inc. U.S. note that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder (other than a partnership) that is not a U.S. Holder.

If a partnership holds Domtar Inc. U.S. notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisers.

The following discussion is for general information only and is not tax advice. Accordingly, we recommend that you consult your own tax advisers as to the particular tax consequences to you of the matters discussed herein, including the applicability and effect of any state, local or non-United States tax laws and any recent or prospective changes in applicable tax laws.

U.S. holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. Holder.

Consequences of the exchange

The exchange of Domtar Inc. U.S. notes for Domtar Corp. notes (and any cash payments) pursuant to the exchange offers will constitute a taxable transaction for United States federal income tax purposes. Accordingly, subject to the discussion below regarding the possible treatment of the early consent payment as separate consideration, if you exchange Domtar Inc. U.S. notes for Domtar Corp. notes pursuant to the exchange offers, you will generally recognize gain or loss equal to the difference between (i) the sum of the issue price of the Domtar Corp. notes received plus any cash received (less an amount equal to any accrued and unpaid interest on the Domtar Inc. U.S. notes that was not previously included in income, which will be treated as ordinary interest income) and (ii) your adjusted tax basis in the Domtar Inc. U.S. notes. Your adjusted tax basis in a Domtar Inc. note will, in general, be your cost therefor increased by market discount, if any, previously included in income, and reduced by any bond premium previously amortized.

The “issue price” of the Domtar Corp. notes depends upon whether the notes are considered “publicly traded” within the meaning of applicable Treasury regulations. If neither the Domtar Corp. notes nor the Domtar Inc. U.S. notes are publicly traded, the issue price of the Domtar Corp. notes would be their stated principal amount. If the Domtar Corp. notes are publicly traded, their issue price would be their fair market value on the date of the exchange. If the Domtar Inc. U.S. notes are publicly traded, and the Domtar Corp. notes are not publicly traded, the issue price of the Domtar Corp. notes would equal the fair market value of the Domtar Inc. U.S. notes on the date of the exchange. Domtar Corp. intends to take the position that the Domtar Corp. notes will be publicly traded and that a holder’s amount realized will be based on the fair market value of the Domtar Corp. notes as of the date of exchange. Subject to the rule discussed below regarding market discount, any gain or loss recognized by a U.S. Holder pursuant to the exchange offers will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you acquired a Domtar Inc. U.S. note with market discount (i.e., the excess, if any, of the stated principal amount of the Domtar Inc. U.S. note over your basis in such Domtar Inc. U.S. note immediately after its acquisition) in excess of a statutorily defined de minimis amount, you will generally be required to treat gain on the exchange of such Domtar Inc. U.S. note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously included in your income pursuant to an election to include market discount in your taxable income on a current basis.

Although there is no authority directly addressing the U.S. federal income tax consequences of the receipt of the early consent payment, the early consent payment should be treated for U.S. federal income tax purposes as either (i) additional consideration paid for the Domtar Inc. U.S. notes, in which case such amount would be taken into account in determining the amount of gain or loss on the exchange as described above or (ii) separate consideration for consenting to the proposed amendments, in which case such amounts would be taxed as ordinary income. Domtar Corp. intends to treat the early consent payment as additional consideration received in exchange for the Domtar Inc. U.S. notes. There can be no assurance, however, that the IRS will not attempt to treat the receipt of the early consent payment as the receipt of separate consideration for consenting to the proposed amendments. Holders are encouraged to consult their own tax advisers as to the proper treatment of the early consent payment.

Consequences to non-tendering holders

Under general principles of tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss may be realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury regulations, the modification of a debt instrument is a “significant” modification which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” Treasury regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

Domtar Inc. intends to take the position that the adoption of the proposed amendments will not cause a significant modification of the Domtar Inc. U.S. notes and therefore should not result in a deemed exchange of the Domtar Inc. U.S. notes for “new” notes issued by Domtar Inc. for U.S. federal income tax purposes. Based on the foregoing, U.S. Holders that do not tender their Domtar Inc. U.S. notes would not recognize any taxable income, gain or loss with respect to the Domtar Inc. U.S. notes as a result of the adoption of the proposed amendments. There can be no assurance, however, that the IRS will not take a different position or that any such position, if taken, would not be sustained by a court. If the IRS were to take the position that the adoption of the proposed amendments results in a deemed exchange of the Domtar Inc. U.S. notes, the tax consequences may differ materially from the tax consequences described above, and could include taxable gain on the deemed exchange of the Domtar Inc. U.S. notes as well as original issue discount on the Domtar Inc. U.S. notes after the deemed exchange. U.S. Holders are encouraged to consult their tax advisers regarding the potential tax consequences of not tendering their Domtar Inc. U.S. notes pursuant to the exchange offers.

Consequences of holding Domtar Corp. notes

Payments of interest

Stated interest on the Domtar Corp. notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for United States federal income tax purposes.

If the issue price of a Domtar Corp. note is less than its principal amount by more than a statutorily defined de minimis amount, such Domtar Corp. note will be treated as having been issued with original issue discount (“OID”). In that case, you would generally be required to include in income amounts attributable to such difference on a constant yield basis over the term of the Domtar Corp. notes, regardless of your method of accounting for United States federal income tax purposes.

If the issue price of a Domtar Corp. note is greater than its principal amount, you will be considered to have purchased the Domtar Corp. note at a “premium.” You generally may elect to amortize the premium over the remaining term of the Domtar Corp. note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Domtar Corp. note.

Certain additional payments

It is possible to assert that the payment by us of 101% of the principal amount of the Domtar Corp. notes under the circumstances described above under the heading “Description of notes—Change of control” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the Domtar Corp. notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making this payments is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our determination will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a Domtar Corp. note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a U.S. Holder might be required to accrue income on a note in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note before the resolution of the contingencies. In the event a change in control actually occurs, it would affect the amount and timing (and possibly character) of the income that a U.S. Holder will recognize. This discussion assumes that our determination that this contingency is remote is correct and assumes that the Domtar Corp. notes will not be treated as contingent payment debt instruments.

Sale, exchange or redemption

In general, you will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Domtar Corp. note measured by the difference between the amount realized on the disposition (less an amount equal to any accrued and unpaid interest on the Domtar Corp. note that was not previously included in income, which will be treated as ordinary interest income) and your adjusted basis in the Domtar Corp. note. Your adjusted basis in a Domtar Corp. note will generally equal the issue price of the Domtar Corp. note increased by OID, if any, previously included in income, and reduced by any amortized premium. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Your holding period for the Domtar Corp. note will begin on the day after you acquire the Domtar Corp. note pursuant to the exchange offers. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to amounts received pursuant to the exchange offers, to payments of principal and interest made in respect of Domtar Corp. notes, and to payments of proceeds from the sale, exchange, redemption or other disposition of Domtar Corp. notes unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder.

Consequences of exchange

Except with respect to the early consent payment, as discussed below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the exchange of Domtar Inc. U.S. notes for Domtar Corp. notes (and any cash payments), unless (i) you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and other applicable conditions are met or (ii) the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment).

The portion of your amount realized that is attributable to accrued, but unpaid interest on the Domtar Inc. U.S. notes generally will not be subject to United States federal income tax.

Under current U.S. federal income tax law, there is uncertainty regarding whether amounts paid in respect of the early consent payment would constitute a separate fee taxable as ordinary income to the recipient rather than additional consideration for the Domtar Inc. U.S. notes, and whether the receipt of the early consent payment by a Non-U.S. Holder is subject to U.S. federal withholding tax. Accordingly, the relevant withholding agent will likely withhold tax from the early consent payment paid to a Non-U.S. Holder at a rate of 30% unless:

•

the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the early consent payment is effectively connected and provides a properly executed IRS Form W-8ECI; or

•

an applicable income tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the applicable withholding tax (for example, if an applicable treaty eliminates or reduces applicable withholding tax on “other income”) and such Non-U.S. Holder provides a properly executed IRS Form W-8BEN.

These forms may be obtained from the Exchange Agent or at the Internal Revenue Service website at www.irs.gov. They are also enclosed with the Letter of Transmittal and Consent delivered with this prospectus and consent solicitation statement. Non-U.S. Holders are encouraged to consult their own tax advisers regarding the application of U.S. federal income tax withholding with respect to the early consent payment, including eligibility for a withholding exemption and the availability of a refund of any U.S. federal income tax withheld.

Consequences to non-exchanging holders

Non-U.S. Holders that do not tender their Domtar Inc. U.S. notes pursuant to the exchange offers will generally not be subject to U.S. federal income tax, regardless of whether the adoption of the proposed amendments gives rise to a deemed exchange of Domtar Inc. U.S. notes for “new” Domtar Inc. U.S. notes. Non-U.S. Holders are encouraged to consult their tax advisers regarding the potential tax consequences of not tendering their Domtar Inc. U.S. notes pursuant to the exchange offers.

Consequences of holding Domtar Corp. notes

As noted above under “Certain material United States federal income tax consequences—U.S. holders—Consequences of holding Domtar Corp. notes—Certain additional payments,” we expect to take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to pay additional payments with respect to the Domtar Corp. notes is remote, and the discussion below assumes that our determination in this regard is correct.

United States federal withholding tax

The general 30% United States federal withholding tax will not apply to any payment of principal and, under the “portfolio interest rule,” interest on the Domtar Corp. notes, provided certain conditions discussed below are met. The Domtar Corp. notes will likely bear original issue discount if the trading value of the Domtar Corp. notes on the date they are issued is less than the face amount of such notes by more than a statutorily defined de minimis amount. The “portfolio interest rule” will apply only if:

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of Domtar Corp.’s voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to Domtar Corp. through stock ownership;

•	you are not a bank whose receipt of interest on the Domtar Corp. notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Domtar Corp. notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest on the Domtar Corp. notes made to you will be subject to the 30% United States federal withholding tax, unless you provide a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the Domtar Corp. notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Domtar Corp. note.

United States federal income tax

If you are engaged in a trade or business in the United States and interest on the Domtar Corp. notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States federal withholding tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a Domtar Corp. note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, in which case you will generally be subject to U.S. federal income tax with respect to such gain in the same manner as if you were a United States person as defined under the Code and, if you are a foreign corporation, you may also be subject to a U.S. branch profits tax at the rate of 30% (or lower rate if provided by an applicable income tax treaty) of such gain); or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% U.S. federal income tax on such gain, which generally may be offset by U.S. source capital losses.

United States federal estate tax

A Domtar Corp. note held by an individual holder who is neither a citizen nor a resident of the United States (specifically defined for estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that (i) such individual holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of Domtar Corp. stock and (ii) payments of interest (including OID) on such note would not have been considered effectively connected with a trade or business in the United States.

Information reporting and backup withholding

Generally, the relevant withholding information reporting agents must report to the IRS and to Non-U.S. Holders of Domtar Corp. notes the amount of interest paid with respect to Domtar Corp. notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Payments made pursuant to the exchange offers, payments of principal and interest made in respect of Domtar Corp. notes and payments of proceeds from the sale, exchange, redemption, or other disposition of Domtar Corp. notes to you will generally not be subject to information reporting requirements (except as described in the paragraph above) or backup withholding provided you certify your exempt status by delivering a properly executed IRS Form W-8BEN (or an appropriate substitute form).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Certain benefit plan investor considerations

The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties.

The following is a summary of certain considerations associated with the purchase of the Domtar Corp. notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, (ERISA Plans), or by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a Plan).

General fiduciary matters

Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of such Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan.

Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Domtar Corp. notes. Accordingly, among other factors, the fiduciary should consider whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law.

Prohibited transactions issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available with respect to such transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the prohibited transaction itself may have to be rescinded. In addition, the fiduciary of the ERISA Plan that permits such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/ or holding of Domtar Corp. notes by an ERISA Plan with respect to which Domtar Corp., the Dealer Managers or the current holders of the Domtar Inc. U.S. notes, is considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/ or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Domtar Corp. notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). Although these exemptions exist, a purchaser of any Domtar Corp. notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied. Furthermore, a purchaser of the Domtar Corp. notes should be aware that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

In addition, any insurance company proposing to use assets of its general account to purchase the Domtar Corp. notes should consider the implications of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993) as well as the regulations issued by the United States Department of Labor (DOL) in January 2000 in response to the decision. In the decision, the Court held that to the extent that insurance contacts issued to employee benefit plans provide for a return that is not guaranteed, but instead varies with the performance of the insurer’s general account, the insurer’s general account may become “plan assets” subject to ERISA and therefore subject to the fiduciary obligations of ERISA.

Because of the preceding, the Domtar Corp. notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Domtar Corp. note, each purchaser and subsequent transferee of an Domtar Corp. note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Domtar Corp. notes constitutes assets of any Plan or (ii) the purchase and holding of the Domtar Corp. notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Domtar Corp. notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Domtar Corp. notes.

Each purchaser and holder of the Domtar Corp. notes has exclusive responsibility for ensuring that its purchase and holding of the Domtar Corp. notes does not violate the fiduciary and prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Domtar Corp. notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Legal matters

Certain legal matters in connection with the exchange offers will be passed upon for us by Debevoise & Plimpton LLP, New York, New York, Ogilvy Renault LLP, Montréal, Canada, Richards, Layton & Finger, P.A., Wilmington, Delaware and Gilles Pharand, Senior Vice-President, Law and Corporate Affairs, at the Company. The validity of the Domtar Corp. notes offered hereby will be passed upon for the U.S. Dealer Managers by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The balance sheet of the Company (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006, and the combined financial statements of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus and consent solicitation statement, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Domtar Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent registered public accounting firms

With respect to the unaudited financial information of Domtar Corp. for the thirteen and twenty-six week periods ended July 1, 2007 included in this prospectus and consent solicitation statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 9, 2007, except as to note 20, which is as of September 25, 2007 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (“the Act”) for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

With respect to the unaudited interim financial information of the Company for the thirteen and twenty-six week periods ended June 25, 2006 included in this prospectus and consent solicitation statement, KPMG LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated

August 9, 2007, except as to note 20, which is as of September 24, 2007 included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Act.

Where you can find additional information

The Company has filed with the SEC a registration statement on Form S-4 under the Securities Act, of which this prospectus and consent solicitation statement forms a part, to register with the SEC the Domtar Corp. notes to be delivered to holders of Domtar Inc. U.S. notes who elect to exchange such notes for Domtar Corp. notes.

This prospectus and consent solicitation statement does not contain all of the information set forth in the registration statement or the exhibits to the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc., reference is made to the registration statement and its exhibits.

Statements contained in this prospectus and consent solicitation statement as to the contents of any contract or other document referred to within this prospectus and consent solicitation statement are not necessarily complete and reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this prospectus and consent solicitation statement regarding an agreement or other document is qualified in all respects by such agreement or other document.

You may read and copy all or any portion of the registration statement at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectuses and other information regarding registrants, such as the Company, Weyerhaeuser and Domtar Inc., that file electronically with the SEC. The Company is subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Domtar Inc. files certain reports and other information with the SEC and with Canada’s System for Electronic Document Analysis and Retrieval (SEDAR) pursuant to the multi-jurisdictional disclosure system for certain Canadian registrants. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about the Company at www.domtar.com and Weyerhaeuser at www.weyerhaeuser.com.

Index to financial statements

Page
Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.)
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2006	F-4
Notes to Balance Sheet	F-5
Review Report of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP	F-7
Review Report of Independent Registered Public Accounting Firm—KPMG LLP	F-8
Consolidated Statements of Income for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	F-9
Consolidated Balance Sheets as of July 1, 2007 (unaudited) and December 31, 2006	F-10
Consolidated Statement of Shareholders’ Equity as at July 1, 2007 (unaudited)	F-11
Consolidated Statement of Comprehensive Income for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	F-11
Consolidated Statements of Cash Flows for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	F-12
Notes to Consolidated Financial Statements	F-13

Weyerhaeuser Fine Paper Business
Report of Independent Registered Public Accounting Firm	F-57
Combined Balance Sheets as of December 31, 2006 and December 25, 2005	F-58
Combined Statements of Operations for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	F-59
Combined Statements of Business Unit Equity for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	F-60
Combined Statements of Cash Flows for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	F-61
Notes to Combined Financial Statements	F-62

Domtar Inc.
Management’s Report on Internal Control Over Financial Reporting	F-98
Report of Independent Registered Public Accounting Firm	F-99
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005	F-101
Consolidated Earnings for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	F-102
Consolidated Cash Flows for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	F-103
Consolidated Retained Earnings for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	F-104
Notes to Consolidated Financial Statements	F-105
Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-170
Consolidated Earnings for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	F-171
Consolidated Retained Earnings for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and from March 7 to June 30, 2007	F-171

Page
Consolidated Cash Flows for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	F-172
Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	F-173

Consolidated Statements of Accumulated Other Comprehensive Income for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007

F-173
Notes to Consolidated Financial Statements	F-174

Report of independent registered public accounting firm

The Board of Directors and Sole Stockholder

Domtar Corporation:

We have audited the accompanying balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

January 25, 2007

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Balance sheet

December 31, 2006

Assets
Cash	$ —

Stockholder’s Equity
Common shares, $.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	$ 10
Amount receivable from Weyerhaeuser Company	(10)

Stockholders’ equity	$ —

See accompanying notes to balance sheet.

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Notes to balance sheet

December 31, 2006

1. Organization

Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.) (the “Company”) was organized in the State of Delaware on August 16, 2006, and is currently a wholly owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”). The Company is a holding company organized for the sole purpose of holding Weyerhaeuser’s Fine Paper Business and consummating a combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). The Company has had no operations to date.

Following the combination, the Company will be an independent public company, owned approximately 55% by current and former Weyerhaeuser shareholders and approximately 45% by former Domtar shareholders, in each case on a fully diluted basis.

The shares of Company common stock will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

2. Liquidity and capital resources

The Company has obtained commitments from financial institutions to provide an aggregate amount of up to $2.775 billion in financing consisting of:

•	A five-year senior secured revolving credit facility in a principal amount of $750 million, up to $350 million of which may be borrowed or utilized for letters of credit by Domtar; and

•

A three-month unsecured loan facility in the principal amount of $1.35 billion, which, upon consummation of the combination, will be refinanced, in part, by a new seven–year senior secured term loan facility in an aggregate amount of up to $1.7 billion, which may be increased at the option of the Company by incremental loans available to the Company and Domtar of up to $325 million to the extent necessary to refinance the existing accounts receivable securitization of Domtar and/or to redeem notes if tendered pursuant to a potential change of control offer with respect to Domtar’s $125 million 9.5% debentures due August 2016.

The three-month loan facility is expected to be used to finance a $1.35 billion cash payment to Weyerhaeuser as consideration for Weyerhaeuser’s contribution of the Fine Paper Business.

3. Existing Weyerhaeuser and Domtar equity awards

Weyerhaeuser employees that hold equity awards and who will become employees of the Company may elect to continue to hold their Weyerhaeuser equity awards, or may surrender those awards in exchange for Company equity awards.

Domtar stock options that have an exercise price equal to or less than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Notes to balance sheet—(continued)

December 31, 2006

reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase that number of shares of Company common stock equal to the number of Domtar common shares subject to the Domtar stock option. The exercise price will be equal to the exercise price per share of such option immediately prior to the exchange. Domtar stock options that have an exercise price greater than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase a number of shares of Company common stock of equivalent value determined using the Black-Scholes option pricing model. Other Domtar equity awards will be exchanged for Company equity awards on a one–for–one basis.

4. Taxes

Weyerhaeuser and the Company will enter into a tax sharing agreement whereby Weyerhaeuser will generally be required to indemnify the Company for any taxes attributable to all pre-distribution periods and the Company will be required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-distribution periods.

5. Transition services

Weyerhaeuser, its affiliates, or certain third parties will provide services to the Company relating to finance and administration, human resources, payroll and information technology, and other areas the Company may request. The agreement will terminate when all of the terms of the services have expired or otherwise terminated.

6. Site services agreements

The Company and Weyerhaeuser will enter into site services agreements with respect to certain facilities that are jointly owned between the Company and Weyerhaeuser. The site service agreements will include parking, office space, temporary use of roads, chips, steam, natural gas, and electricity.

7. Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Review of PWC

Review Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Domtar Corporation:

We have reviewed the accompanying consolidated balance sheet of Domtar Corporation as of July 1, 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the thirteen-week and twenty-six week periods ended July 1, 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

Richmond, Virginia

August 9, 2007, except Note 20, as to which the date is September 25, 2007

Review of KPMG

Review Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Domtar Corporation:

We have reviewed the consolidated balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of June 25, 2006 (not presented herein) and the related consolidated statements of income, shareholders’ equity and cash flows for the thirteen and twenty-six week periods ended June 25, 2006. These consolidated financial statements are the responsibility of Domtar Corporation’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the combined balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of December 31, 2006 and the related statements of operations, business unit equity, and cash flows for the year then ended; and in our report dated March 29, except as to notes 17 and 20, which are as of June 19, 2007, and note 21, which is as of September 24, 2007, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

The consolidated balance sheet as of July 1, 2007 and the related consolidated statements of income, shareholders’ equity, and cash flows for the thirteen and twenty-six week periods ended July 1, 2007, were not reviewed or audited by us, and accordingly, we do not express an opinion or any form of assurance on them.

/s/ KPMG LLP

Seattle, Washington

August 9, 2007, except as to note 20,

    which is as of September 24, 2007

Part I Financial information

Item 1. Financial statements (unaudited)

Domtar Corporation

Consolidated financial statements

Consolidated statements of income

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Sales	1,620	809	2,671	1,638

Operating expenses
Cost of sales, excluding depreciation and amortization	1,317	711	2,172	1,418
Depreciation and amortization	131	76	209	152
Selling, general and administrative	103	43	150	87
Impairment of goodwill (Note 10)	—	—	—	749

	1,551	830	2,531	2,406

Operating income (loss)	69	(21)	140	(768)
Interest expense	47	—	58	—

Income (loss) before income taxes	22	(21)	82	(768)
Income tax expense (recovery) (Note 7)	11	(9)	22	(9)

Net income (loss)	11	(12)	60	(759)

Per common share (in dollars) (Note 5)
Net income (loss)
Basic	0.02	(0.04)	0.14	(2.67)
Diluted	0.02	(0.04)	0.14	(2.67)
Weighted average number of common shares outstanding (millions)
Basic	515.2	284.1	431.7	284.1
Diluted	516.3	284.1	432.3	284.1

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Corporation

Consolidated financial statements

Consolidated balance sheets

	As at
	July 1 2007	December 31 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$

Assets
Current assets
Cash and cash equivalents	80	1
Receivables, less allowances of $9 and $2 (Note 8)	528	340
Inventories (Note 9)	1,004	520
Prepaid expenses	27	6
Income and other taxes receivable	9	—
Deferred income taxes	61	22

Total current assets	1,709	889
Property, plant and equipment, at cost	9,751	6,696
Accumulated depreciation	(3,857)	(3,631)

Net property, plant and equipment	5,894	3,065
Goodwill (Note 10)	134	14
Intangible assets, net of amortization	29	—
Other assets (Note 11)	123	30

Total assets	7,889	3,998

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	74	—
Trade and other payables	708	250
Income and other taxes payable	37	6
Long-term debt due within one year (Note 13)	19	12

Total current liabilities	838	268
Long-term debt (Note 13)	2,425	32
Deferred income taxes	1,093	758
Other liabilities and deferred credits (Note 14)	439	25
Commitments and contingencies (Note 16)
Shareholders’ equity
Business Unit equity	—	2,852
Common stock (Note 15)	5	—
Exchangeable shares (Note 15)	362	—
Additional paid-in capital	2,478	—
Retained earnings	37	—
Accumulated other comprehensive income	212	63

Total shareholders’ equity	3,094	2,915

Total liabilities and shareholders’ equity	7,889	3,998

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Corporation

Consolidated financial statements

Consolidated statement of shareholders’ equity

	Issued and outstanding common and exchangeable stock (millions of shares)	Common stock, at par	Exchangeable shares	Business unit equity	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity

	(Unaudited)
(In millions of US dollars, unless otherwise noted)		$	$	$	$	$	$	$

Balance as at December 31, 2006	—	—	—	2,852	—	—	63	2,915
Contribution of Weyerhaeuser fine paper business to Domtar Corporation	284.1	3	—	—	—	—	—	3
Net income to March 6, 2007	—	—	—	23	—	—	—	23
Distribution to Weyerhaeuser Co prior to March 7, 2007	—	—	—	(1,431)		—	—	(1,431)
Acquisition of Domtar Inc.	230.9	2	500	—	1,032	—	—	1,534
Post closing adjustments (Note 1)	—	—	—	(138)	—	—	5	(133)
Transfer of business unit equity	—	—	—	(1,306)	1,306	—	—	—
Conversion of exchangeable shares	—	—	(138)	—	138	—	—	—
Issuance of common shares	0.2	—	—	—	2	—	—	2
Net income from March 7 to July 1, 2007 (Note 1)	—	—	—	—	—	37	—	37
Foreign currency translation adjustments	—	—	—	—	—	—	140	140
Losses and prior service cost related to pension and postretirement benefit plans	—	—	—	—	—	—	4	4

Balance as at July 1, 2007	515.2	5	362	—	2,478	37	212	3,094

Comprehensive income

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Net income (loss)	11	(12)	60	(759)
Other comprehensive income (loss)
Foreign currency translation adjustments	136	11	140	26
Losses and prior service cost related to pension and postretirement benefit plans	4	—	4	—
Net change in cash flow fair value adjustments, net of tax	—	(4)	—	(13)

Comprehensive income (loss)	151	(5)	204	(746)

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Corporation

Consolidated financial statements

Consolidated statements of cash flows

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Operating activities
Net income (loss)	11	(12)	60	(759)
Adjustments to reconcile income to cash flows from operating activities
Depreciation and amortization	131	76	209	152
Deferred income taxes	(4)	2	(15)	2
Impairment of goodwill	—	—	—	749
Other	—	—	1	—
Changes in assets and liabilities, net of effects of acquisition
Receivables	39	20	(56)	(1)
Inventories	9	44	17	63
Prepaid expenses	(2)	(3)	(7)	(7)
Trade and other payables	(1)	(12)	45	(17)
Income and other taxes	9	—	31	—
Other assets and other liabilities	(3)	(4)	(5)	—

Cash flows provided from operating activities	189	111	280	182

Investing activities
Additions to property, plant and equipment	(32)	(20)	(46)	(41)
Proceeds from disposals of property, plant and equipment	22	—	22	—
Business acquisitions—cash acquired	—	—	573	—
Other	(4)	—	(4)	—

Cash flows provided from (used for) investing activities	(14)	(20)	545	(41)

Financing activities
Change in bank indebtedness	(23)	—	(3)	—
Repayment of revolving bank credit	(90)	—	—	—
Issuance of short-term debt	—	—	1,350	—
Issuance of long-term debt	—	—	800	—
Repayment of short-term debt	—	—	(1,350)	—
Repayment of long-term debt	(81)	(2)	(81)	(3)
Debt issue costs	—	—	(24)	—
Distribution to Weyerhaeuser prior to March 7, 2007	—	(88)	(1,431)	(137)
Other	(4)	—	(5)	—

Cash flows used for financing activities	(198)	(90)	(744)	(140)

Net increase (decrease) in cash and cash equivalents	(23)	1	81	1
Translation adjustments related to cash and cash equivalents	(7)	—	(2)	—
Cash and cash equivalents at beginning of period	110	1	1	1

Cash and cash equivalents at end of period	80	2	80	2

Supplemental cash flow information
Net cash payments for:
Interest	43	—	43	—
Income taxes	18	—	21	—

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Corporation

Notes to consolidated financial statements

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 1. Summary of significant accounting policies

Background

Domtar Corporation (“the Company”) was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business (the “Business Unit”) and consummating the combination of the Business Unit with Domtar Inc. (the “Transaction”). The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company (“Weyerhaeuser”) prior to the completion of the Transaction.

On August 22, 2006, Weyerhaeuser and certain wholly owned subsidiaries entered into an agreement with Domtar Inc. providing for:

•	A series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly owned by the Company (the “Contribution”);

•	The distribution of shares of the Company to Weyerhaeuser shareholders (the “Distribution”); and

•	The combination of Domtar Inc., treated as a purchase for accounting purposes, with the Company.

The Transaction was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Transaction, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corporation as of the date of consummation of the Transaction as the “Successor”.

Domtar Inc. is an integrated manufacturer of uncoated free sheet with pulp, paper and converting facilities in Canada and the United States. Domtar’s paper business is its most important segment. In addition to its paper business, Domtar manufactures and markets lumber and wood-based value-added products and engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by Domtar and by other manufacturers.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of paper, pulp, and forest products, including softwood lumber.

Although Weyerhaeuser Company does not have a continuing proprietary interest in Domtar Corporation, the Company entered into several agreements with Weyerhaeuser Company and/or certain of its subsidiaries in connection with the Transaction, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable the Company to continue to operate the Business Unit efficiently following the completion of the Transaction.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Basis of presentation

The Contribution constituted a transfer of net assets between entities under common control, and as a result, the Company reports the accounts of the Business Unit at their historical cost or carry over basis as of the date of the Contribution. The agreements giving effect to the spin-off of the Weyerhaeuser Fine Paper Business, provide for various post-closing transaction adjustments and the resolution of outstanding matters, which are expected to be addressed by the parties during 2007. The post-closing adjustments made were as follows: $41 million increase in long term liabilities and decrease in Business Unit Equity related to the recognition of post-retirement benefit obligations that were assumed as part of the Transaction but were not reflected in the historical carve out financial statements of the Weyerhaeuser Fine Paper Business; assumed $48 million increase in deferred tax liabilities and decrease in Business Unit Equity related to the contribution of Canadian assets with a tax basis that was different Post-Transaction than was assumed in the carve out financial statements; $44 million decrease in property plant and equipment related to differences in the carve out basis of shared assets versus the basis of assets actually transferred in the transaction. Certain balance sheet matters remain under discussion with Weyerhaeuser. Resolution of these discussions may lead to an adjustment to Business Unit Equity or results of operations.

The combination of Domtar Inc. with the Company constituted, for accounting purposes, the acquisition of Domtar Inc. by Domtar Corporation and, as a result, the Company reports the results of Domtar Inc. starting on March 7, 2007.

For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the surviving entity following the Transaction and, as a result, the Company is required to present historical financial statements as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. Because the Company was a shell company with no operations and substantially no assets, the “Predecessor” financial statements are those of the Business Unit. Accordingly, the results reported for the twenty-six weeks ended June 25, 2006 include only the results of operations of the Predecessor for the entire period and the results reported for the twenty-six weeks ended July 1, 2007 include the results of operations of the Predecessor for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to July 1, 2007.

The accompanying unaudited interim consolidated financials statements of the Company, prepared in accordance with the applicable rules of the Securities and Exchange Commission, contain all adjustments necessary to present fairly Domtar Corporation’s financial position as at July 1, 2007 and as at December 31, 2006 as well as its results of operations and its cash flows for the thirteen and twenty-six week periods ended July 1, 2007 and June 25, 2006. While management believes that the disclosures presented are adequate, these unaudited interim consolidated financial statements and notes do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for annual financial statements. Additional information is contained in the Predecessor annual combined financial statements and notes, filed on Form 8-K/A on June 22, 2007.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

To conform with the basis of presentation adopted in the current period, certain figures previously reported have been reclassified. For purposes of comparability between periods as well as ease of readability, the Predecessor financial statements included herein have been renamed to conform to the conventions used for the July 1, 2007 interim financial statements including the reference to “consolidated financial statements”.

Predecessor financial statements for periods prior to March 7, 2007

The combined financial statements of the Business Unit have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Other than the audited carve out financial statements for the periods of 2003 through 2006, separate financial statements historically have not been prepared for the Business Unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from Weyerhaeuser directly related to the operations of the Business Unit, including an apportionment of certain centralized general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Canadian pension plans related solely to the Business Unit which are directly included in the combined statements of operations.

Management believes the methodology applied for the allocation of these costs is reasonable. Except for an immaterial amount of interest on capital leases and debt that was assumed by the Company, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets and liabilities were common assets and liabilities shared with Weyerhaeuser facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodology used for the asset and liability allocations is reasonable.

Significant differences in the funding and operation of the Business Unit may have existed if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on its financial position and results of operations.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Use of estimates

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

Translation of foreign currencies

Self-sustaining foreign operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into U.S. dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated other comprehensive income” account under “Shareholders’ equity.”

Variable interest entities

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar Corporation consolidates the VIE if Domtar Corporation is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses. As a result, Domtar Corporation consolidates the operations of Wapawekka Lumber LP (“Wapawekka”). Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada.

Revenue recognition

Domtar Corporation recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Shipping and handling costs

The Company classifies shipping and handling costs as a component of cost of sales in the consolidated statement of income.

Income taxes

Domtar Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled.

The Company recognizes interest and penalties related to income tax matters in “Income tax expense.”

Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

Receivables

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings under “Interest expense” in the period when the sale occurs.

Inventories

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. The balance of domestic raw material inventories, all materials and supplies inventories and all foreign inventories are costed at either the first-in, first-out (“FIFO”) or average cost methods.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation including asset impairment write-downs. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, amortization is

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The depreciation expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No depreciation is recorded on assets under construction.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

Other assets

Other assets are recorded at cost. Direct financing costs related to the issuance of long-term debt are deferred and amortized using the effective interest rate method.

Environmental costs

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar Corporation incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Asset retirement obligations

Asset retirement obligations are recognized, at fair value, in the period in which Domtar Corporation incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

Stock-based compensation and other stock-based payments

Domtar Corporation uses the fair value based approach of accounting for stock-based payments to directors and employees and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to additional paid-in capital.

Stock-based compensation expense is recognized over the vesting period of the options. The contributed surplus component of the stock-based compensation is transferred to common shares upon the issuance of shares of common stock.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common stock acquired by the Company under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common stock acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

Derivative instruments

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar Corporation in the management of its foreign currency, price risk on certain purchases and sales and interest rate exposures.

Derivatives designated for hedge accounting

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in fair value of the hedged item attributable to the hedged risk is also recorded in the consolidated statement of income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item. Hedges of net investments in self-sustaining operations are treated in a manner similar to cash flow hedges. Any hedge ineffectiveness is recorded in the consolidated statement of income.

Derivatives not designated for hedge accounting

In conjunction with the Transaction, the various financial instruments of Domtar Inc. were recorded at fair value and, as such, did not meet the requirements for hedge accounting. As a result, Domtar Corporation accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses.

Pensions

Domtar Corporation’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar Corporation recognizes the overfunded or underfunded status of defined benefit pension as an asset or liability in its statement of financial position. The net periodic benefit cost includes the following:

•	The cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	The interest cost of pension obligations,

•

The expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	Gains or losses on settlements and curtailments,

•	The straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

The amortization of cumulative net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Other employee future benefit plans

Domtar Corporation recognizes the overfunded or underfunded status of other post-retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position. These benefits, which are funded by Domtar Corporation as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar Corporation amortizes the cumulative net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

Investment tax credits

Investment tax credits are recognized in earnings as a reduction of income tax expenses when Domtar Corporation has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Guarantees

A guarantee is a contract or an indemnification agreement that contingently requires Domtar Corporation to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party. Guarantees are accounted for at fair value.

Note 2. Accounting changes

Accounting for planned major maintenance

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. On January 1, 2007 the Company adopted retroactively with retrospective adjustment of prior periods the direct expensing method. The Company previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

Uncertainty in income taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Fair value option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. The Company is currently evaluating the effect that FAS 159 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair value measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Company is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Note 3. Business combination

As discussed in Note 1, on March 7, 2007, Domtar Corporation completed the Transaction to combine the Weyerhaeuser Fine Paper Business with Domtar Inc. Under the Transaction, Domtar Corporation issued 155,947,307 common stock and 75,004,303 exchangeable shares to acquire Domtar Inc. Domtar Inc. is an integrated manufacturer of uncoated freesheet in North America with four pulp and paper mills in Canada and five in the United States. This Transaction was considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corporation and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corporation common stock issued plus acquisition costs directly related to the Transaction. Since no quoted market price existed for the shares of the Company’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date on which the terms of the Transaction were agreed to and announced. The fair value of Domtar Inc. common shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value is based on the same periods.

The following table summarizes the components of the total purchase price (in millions of dollars):

(Unaudited)
$

231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	1,534

Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on the Company’s preliminary estimates of their fair value, which are based on information currently available. The Company is in the process of completing its valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans.

The Company has refined its preliminary purchase price allocation in the second quarter of 2007 to reflect, amongst other things, the impact of the restructuring measures described in Note 12 and to refine the fair values of the assets acquired and the liabilities assumed of its wood business. The Company has assumed an agreement in principle to sell substantially all of its Wood business as described in Note 19. As a result, the fair value allocated to inventories was decreased by $7 million, the fair value of property, plant and equipment was increased by $80 million, the fair value of trade and other payables was increased by $18 million, the fair value of other liabilities and deferred credits was increased by $5 million and the fair value of deferred income tax liability—non current was increased by $13 million. This resulted in a $37 million decrease in goodwill.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The table below illustrates the preliminary purchase price allocation, as adjusted:

(Unaudited)
(In millions of US dollars)	$

Fair value of net assets acquired at the date of acquisition
Cash and cash equivalents	573
Receivables	166
Inventories	495
Prepaid expenses	12
Income and other taxes receivable	7
Deferred income taxes—current	18
Property, plant and equipment	2,822
Intangible assets	29
Deferred income tax assets—non-current	107
Goodwill	106
Other assets	60

Total assets	4,395

Less: Liabilities
Bank indebtedness	67
Trade and other payables	388
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income tax liability—non-current	363
Other liabilities and deferred credits	311
Minority interests	28

Total liabilities	2,833

Fair value of net assets acquired at the date of acquisition	1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $19 million for favorable natural gas contracts. The customer relationships have estimated useful life of 5 years and the natural gas contracts will be amortized over a period of 3 years.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The following unaudited pro forma information for the thirteen weeks ended July 1, 2007, the twenty six weeks ended July 1, 2007, the thirteen weeks ended June 25, 2006 and the twenty six weeks ended June 25, 2006 presents a summary of consolidated results of operations of the Company as if the combination had occurred at the beginning of the respective fiscal periods. These pro forma results have been prepared for comparative purpose only.

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Sales	1,620	1,679	3,244	3,387
Operating expenses, excluding depreciation and amortization	1,421	1,559	2,865	3,893
Depreciation and amortization	133	122	248	243

Operating income (loss) from continuing operations	66	(2)	131	(749)
Income (loss) from continuing operations before income taxes	19	(52)	42	(842)
Net income (loss) from continuing operations applicable to common stock	8	(36)	27	(808)

Basic income (loss) per share	0.02	(0.07)	0.05	(1.57)

Diluted income (loss) per share	0.02	(0.07)	0.05	(1.57)

Basic weighted average number of common shares outstanding (millions)	515.1	515.1	515.1	515.1
Diluted weighted average number of common shares outstanding (millions)	515.1	515.1	515.1	515.1

The above includes a charge of $749 million for the impairment of goodwill in the first quarter of 2006, not deductible for tax. The above also includes a charge of $29 million for transaction related costs of Domtar Inc. incurred in the first quarter of 2007.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 4. Stock-based compensation

Changes in the number of options outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)

	Unaudited
		$		$

Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	4,869,502	7.33
Granted	615,900	10.64
Exercised	(247,157)	8.04
Cancelled	(28,829)	8.04

Outstanding as at July 1, 2007	5,209,416	7.68	5.3	16

Options exercisable as at July 1, 2007	2,072,201	8.84	3.8	6

2007 Omnibus stock incentive plan

Under the Omnibus Stock Incentive Plan (the “Omnibus Plan”), the Company may award to executives and other key employees non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance conditioned restricted stock units, performance shares, deferred share units and other stock-based awards. A total of 20,000,000 common shares are reserved for issuance in connection with awards granted under the Omnibus Plan. Unless otherwise determined at the time of the grant, time-based awards vest in approximately equal installments over four years beginning on the first anniversary of the grant date and performance-based awards vest based on achievement of pre-determined performance goals over performance periods of three years. Awards may be subject to both performance and time-based vesting. The Company may accelerate the vesting of an award at any time.

The exercise price of options and stock appreciation rights is equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant.

During the second quarter of 2007, the Company granted awards under the Omnibus Plan as follows:

Performance conditioned restricted stock units (“PCRSUS”)

On June 27, 2007, the Company granted 1,381,100 PCRSUs, having a weighted average grant date fair value of $10.44 and a weighted average remaining contractual life of approximately 2 years as of July 1, 2007. Each PCRSU is equivalent in value to one common share and is subject to service, performance and market conditions. The PCSRUs time-vest over the period beginning on the grant date and ending on December 31, 2009.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

As of July 1, 2007, none of the performance and market conditions were met.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense relating to PCSRUs recognized in the Company’s results of operations was not significant. Compensation cost related to nonvested PCRSUs not yet recognized amounted to approximately $14 million as of July 1, 2007 and will be recognized over the remaining service period.

Restricted stock units (“RSUs”)

On June 27, 2007, the Company granted 818,250 RSUs having a weighted average grant date fair value of $10.64 and a weighted average remaining contractual life of approximately 2 years as of July 1, 2007. The Company will deliver one share of common stock in settlement of each outstanding RSU that has vested in January of the fiscal year following the employee’s termination of employment (see discussion below). The RSUs cliff vest up to February 28, 2010 and are subject to service conditions.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense relating to RSUs recognized in the Company’s results of operations was not significant. Compensation cost related to nonvested RSUs not yet recognized amounted to approximately $9 million as of July 1, 2007 and will be recognized over the remaining service period.

Non-qualified stock options

On June 27, 2007, the Company granted 615,900 stock options, having a weighted average exercise price of $10.64 and grant date fair value of $2.88. The weighted average remaining contractual life is approximately 2 years as of July 1, 2007. The stock options are exercisable if certain market conditions are met in addition to a service period. The stock options vest equally over a period of 3 years from the date of grant except for the June 27, 2007 grant which vests equally on February 28, 2008, 2009 and 2010.

The fair value of the stock options granted was estimated at the date of grant using an option pricing model that incorporated the market conditions as well as the following weighted average assumptions:

(Unaudited)

Dividend yield	0.00%
Expected volatlity	30.00%
Risk-free interest rate	5.05%
Expected life	4 years

For the thirteen and twenty-six weeks ended July 1, 2007, the total compensation expense recognized in the Company’s results of operations was not significant in connection with the non-qualified stock option plans. Compensation cost not yet recognized related to nonvested stock options amounted to approximately $2 million as of July 1, 2007 and will be recognized over the remaining service period.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Termination of employment

Upon a termination due to death, time-based awards vest in full and performance-based awards vest at target levels, and options and stock appreciation rights remain exercisable for one year. Upon a termination due to disability, time-based awards vest in full and performance-based awards continue to vest in accordance with the original vesting schedule, and options and stock appreciation rights remain exercisable for one year. Upon retirement, a pro rated portion of time-based awards vest and a pro rated portion of performance-based awards continue to vest based on actual performance during the applicable performance period, and all awards remain outstanding for 5 years. Upon a termination for cause or a voluntary termination by a plan participant, all awards, including vested but unexercised awards, are forfeited without payment. Upon an involuntary termination for any reason other than cause, vested awards remain outstanding for 90 days and unvested awards are forfeited.

Change in control

Upon a change in control, unless otherwise determined by the Company, a participant’s awards will be replaced with awards of the acquiring company having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever is greater.

If replacement awards are not available, unless the Company determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be cancelled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Company’s Board of Directors may also accelerate the vesting of any or all awards upon a change in control.

Clawback for financial reporting misconduct

If a participant in the Omnibus Plan knowingly engages in financial reporting misconduct or such misconduct results from the participant’s gross negligence, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued as well as any awards that vested based on the misleading financial statements will be disgorged to the Company.

Replacement plans for awards to former employees of Weyerhaeuser

Prior to the consummation of the Transaction, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards. The Company has adopted three plans to provide for the grant of the Company’s equity awards in exchange for the prior plan awards. These three plans mirror the three Weyerhaeuser plans under which the prior plan awards were initially granted.

Awards were made under these plans in connection with the consummation of the Transaction only to those employees who elected to exchange their prior Weyerhaeuser plan awards for the Company’s equity awards.

On March 7, 2007, 220,798 common shares were acquired and are held in trust in exchange for the former Weyerhaeuser Restricted Stock Units (RSUs).

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity plans is not significant. No new awards have been or will be made under any of the replacement equity plans.

Replacement of Domtar Inc. equity awards

Options granted to Domtar Inc. employees, whether vested or unvested, were exchanged on the same terms and conditions for options to purchase a number of shares of common stock of Domtar Corporation equal to the number of Domtar Inc.’s common shares or a number of shares of Domtar Corporation common stock that would provide the equivalent value to the Domtar Inc. common shares determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

Each outstanding award of restricted Domtar Inc. common shares was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. restricted share awards, for awards of restricted shares of the Company’s common shares. On March 7, 2007, 654,935 common shares were acquired and were held in trust in exchange for the former Domtar Inc. restricted awards.

Each outstanding grant of deferred share units (DSUs) with respect to Domtar Inc. common shares were exchanged on a one-for-one basis, on the same terms and conditions as applied to the Domtar Inc. deferred share units, for deferred share units with respect to shares of the Company’s common stock. On March 7, 2007, 351,718 DSUs and 45,815 DSUs were issued to outside directors and executives, respectively, in exchange for Domtar Inc. DSUs. During the second quarter, 131,573 DSUs were exercised (including 24,686 DSUs settled in cash) by the outside directors. As at July 1, 2007, 220,145 DSUs are outstanding for the outside directors and 45,815 for the executives.

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of these equity plans.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Changes in the number of Stock Appreciation Rights (SARs) of the Company outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)

	Unaudited
		$		$

Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	195,395	6.58

Outstanding as at July 1, 2007	195,395	6.58	8.0	1

SARs exercisable as at July 1, 2007	14,644	6.27	7.3	—

Fair value

The fair value of each replacement stock option and SAR award was estimated on the date of grant which under the circumstances is being considered the date of the replacement of awards, using a Black-Scholes based option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatility was based on implied volatilities from traded options on the Company’s stock or similar companies, historical volatility of the Company’s stock or similar companies, and other factors. The Company used historical data of Weyerhaeuser and Domtar Inc. to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option was based on the United States Treasury yield curve for the former Weyerhaeuser stock options and SARs and on zero coupon Canada government bonds for the former Domtar Inc. stock options over a period matching the expected term in effect at the time of grant.

(Unaudited)

Risk-free interest rate	4.0% to 5.0%
Annual dividends per shares (in dollars)	—
Expected life	6.1
Volatility	35.0%
Estimated realization percentage of performance-based options	56.2%
Weighted average fair value of options granted during the period (in dollars per option)	$3.27

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 5. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	Thirteen weeks ended		Twenty-six weeks ended
	July 1	June 25	July 1	June 25
	2007	2006	2007	2006

	(Unaudited)
	$	$	$	$

Net earnings (loss)	11	(12)	60	(759)
Weighted average number of common and exchangeable shares outstanding (millions)	515.2	284.1	431.7	284.1
Effect of dilutive securities (millions)	1.1	—	0.6	—

Weighted average number of diluted common and exchangeable shares outstanding (millions)	516.3	284.1	432.3	284.1

Basic net income (loss) per share (in dollars)	0.02	(0.04)	0.14	(2.67)
Diluted net income (loss) per share (in dollars)	0.02	(0.04)	0.14	(2.67)

The following table includes the potential maximum awards of certain performance-based awards that were not included in the computation of diluted income per share for 2007 due to performance targets not being satisfied at the end of the period:

	July 1 2007	June 25 2006

	(Unaudited)

Performance-based awards	3,738,479	—

The calculation of earnings per common share for the thirteen weeks ended July 1, 2007 is based on the weighted-average number of Domtar Corporation common stock outstanding during the period. The calculation for diluted earnings per common share for the thirteen weeks ended July 1, 2007 recognizes the effect of all potential dilutive common stock that were outstanding immediately after the Contribution on March 5, 2007.

Prior to the Transaction, Domtar Corporation did not have publicly traded common stock or stock options outstanding. The weighted average number of common stock of Domtar Corporation outstanding for the thirteen weeks and the twenty-six weeks ended July 1, 2007 assumes that all such common stock outstanding immediately after the Contribution but before the acquisition of Domtar Inc. were outstanding since January 1, 2007. The effect of dilutive securities for the thirteen weeks and the twenty-six weeks ended July 1, 2007 assumes that stock options of Domtar Corporation were outstanding immediately after the Contribution on March 5, 2007.

The weighted average number of shares of Domtar Corporation common stock outstanding for the thirteen weeks and the twenty-six weeks ended June 25, 2006 assumes that all such common

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

stock outstanding immediately after the contribution of the Business Unit but before the acquisition of Domtar Inc. were outstanding since December 26, 2005. The effect of dilutive securities for the twenty-six weeks ended June 25, 2006 assumes that stock options of Domtar Corporation were outstanding immediately after the Contribution on March 5, 2007.

Note 6. Pension plans and other employee future benefit plans

Defined contribution plans

As part of the acquisition of Domtar Inc., the Company now has several additional defined contribution, multi-employer and 401(k) plans. The incremental pension expense under these new plans is $2.4 million and $3.9 million for the thirteen and twenty-six weeks ended July 1, 2007, in addition to the expense of $0.8 million ($0.7 million in the first quarter) for the existing plan.

Defined benefit plans and other employee future benefit plans

As part of the acquisition of Domtar Inc., the Company now has several additional defined benefit pension plans covering substantially all employees. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The Company also provides post-retirement and post-employment plans to eligible Canadian and US employees; both plans are unfunded and include life insurance programs, medical and dental benefits and short-term and long-term disability programs. As at March 7, 2007, the funded status acquired by the Company was a net liability of $152 million for the pension plans and $74 million for other employee future benefit plans. Post-retirement benefits were accounted for in the Predecessor financial statements using a multi-employer approach. As a result, an additional net liability of $41 million was recorded on March 7, 2007. Pension liabilities, other than the ones related to the four Canadian pension plans, were retained by Weyerhaeuser.

	Thirteen weeks ended July 1 2007		Twenty-six weeks ended July 1 2007

	Pension plans	Other employee future benefit plans	Pension plans	Other employee future benefit plans

	(Unaudited)
Components of Net Periodic Benefit Cost	$	$	$	$

Service cost for the period	12	1	17	2
Interest expense	21	2	30	3
Expected return on plan assets	(24)	—	(37)	—
Amortization of prior year service costs	—	—	1	—

Cost arising during the period	9	3	11	5

The Company contributed $37 million and $43 million for the thirteen and twenty-six weeks ended July 1, 2007 to the pension plans. The Company also contributed $1 million and $2 million

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

for the thirteen and twenty-six weeks ended July 1, 2007 to the other employee future benefit plans. In conjunction with a partial wind-up declared in 2006 related to the pension plans of Domtar Inc, an estimated amount of $218 million of plan assets and liabilities is expected to be settled from the pension funds in 2007. The Company will be required to make an augmented contribution to the plan in that year in the amount of approximately $39 million. This amount will not have an impact on the expense of the period.

Note 7. Income taxes

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” The adoption of FIN 48 had no significant impact on the consolidated financial statements of the Company.

As at July 1, 2007, the Company had unrecognized tax benefits of $31 million. If recognized, these tax benefits would impact the effective tax rate or the goodwill. The Company does not expect a significant change to the amount of unrecognized tax benefits over the next 12 months.

The Company and its subsidiaries file U.S. federal income tax returns as well as returns in various state and foreign jurisdictions. As at July 1, 2007, the Company’s subsidiaries may be subject to U.S. and Canadian federal income tax examinations for the tax years 2002 through 2006, with years prior to 2003 being closed from a cash tax liability standpoint in the U.S. In addition, the Company’s subsidiaries are undergoing tax audits in various state and foreign jurisdictions for the years 2000 to 2006. The Company does not anticipate that adjustments stemming from these audits would result in a significant change to the results of its operations, financial condition or liquidity.

During the second quarter, the Company reversed $2 million of interest expense related to uncertain tax positions following the receipt by Domtar Inc. of a notice of assessment from a Canadian tax authority. The reversal was applied against goodwill since the assessment was related to a tax year prior the acquisition of Domtar Inc. by Domtar Corporation.

During the second quarter, the Company has provided current income taxes under APB No. 23, “Accounting for Income Taxes—Special Areas,” (“APB23”) for the presumed repatriation to the United States of earnings from all non-U.S. subsidiaries and unconsolidated affiliates. As such, the Company has recorded an amount of $4 million for U.S withholding taxes payable on future distributions from the U.S subsidiaries to the ultimate parent company.

Tax attributes

As a result of the Transaction, the Company has inherited federal net operating loss carry forwards and scientific research and experimental development expenditures not previously deducted of approximately of $1,147 million ($603 million in Canada and $544 million in the U.S).

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

First quarter adjustments

The first quarter 2007 income tax expense included an out-of-period adjustment which decreased the expense by approximately $6 million. This out-of-period adjustment is the result of an omission to account for a change in Canadian federal tax rates which occurred in the second quarter of 2006. The Company’s management has concluded, through a quantitative and qualitative analysis, that this adjustment is not material to the first quarter of 2007 or to the prior periods affected and, therefore, financial information for 2006 has not been restated.

Tax sharing agreement

In conjunction with the Transaction, the Company signed a Tax Sharing Agreement that governs both Weyerhaeuser and the Company’s rights and obligations after the Transaction with respect to taxes for both pre and post-Distribution periods in regards to ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of shares of the Company to Weyerhaeuser shareholders. The Company will generally be required to indemnify Weyerhaeuser and Weyerhaeuser shareholders against any tax resulting from the Distribution if that tax results from an act or omission to act by the Company after the Distribution. If Weyerhaeuser, however, should recognize a gain on the Distribution for reasons not related to an act or omission to act by the Company after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by the Company under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment of the Distribution to Weyerhaeuser, the following actions will be subject to restrictions for a two-year period following the date of the Distribution:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

Note 8. Receivables

Receivables securitization

In conjunction with the Transaction, the Company retained Domtar Inc.’s receivable securitization program. The Company uses securitization of its receivables as a source of financing by reducing its working capital requirements. The Company’s securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

by a financial institution for multiple sellers of receivables. The agreement governing the Company receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. The agreement also limits the cash that can be received from the sale of the senior beneficial interest. The subordinated interest retained by the Company is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

The Company retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by the Company for this service approximate the fair value of the services rendered.

Accounts receivable program

The Company has a three-year agreement maturing in 2010, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is US$190 million.

As at July 1, 2007, the senior beneficial interest in receivables held by third parties amounted to $130 million.

Note 9. Inventories

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Work in process and finished goods	601	335
Raw materials and operating and maintenance supplies	403	185

Balance at end of period	1,004	520

Note 10. Goodwill

The carrying value of goodwill and changes in the carrying value are as follows:

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Beginning of period	14	763
Impairment of goodwill	—	(749)
Business acquisition (Note 3)	120	—

End of period	134	14

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In April 2006, Weyerhaeuser announced that it was considering alternatives for the Business Unit that ranged from continuing to hold and operate the assets to a possible sale or other disposition. In connection with the announcement, Weyerhaeuser received information that indicated that the carrying value of certain business units of the Company exceeded the fair value. Based on an evaluation of the assets and liabilities of the Company, it was concluded that the implied value of the Company’s goodwill relating to the paper reportable segment, excluding the Pulp business unit, was zero. As a result of the above, a charge of $749 million was recorded in the first quarter of 2006.

The goodwill impairment was not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit had been recognized for the goodwill impairment charge.

Note 11. Other assets

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Pension asset—defined benefit pension plans	54	16
Unamortized debt issue costs	22	—
Deferred income tax assets	28	—
Investments and advances	11	—
Other	8	14

	123	30

Note 12. Closure and restructuring costs

On July 31, 2007, Domtar Corporation announced that it will permanently close two paper machines, one at its Woodland, Maine paper mill and another at its Port Edwards, Wisconsin paper mill as well as its Gatineau, Quebec paper mill and its converting center in Ottawa, Ontario. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring cost provision identified below relates to operations and activities of Domtar Inc., which was acquired by Domtar Corporation on March 7, 2007, and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the acquisition date and were treated as part of the purchase price allocation in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These closures also impacted the fair value of certain property, plant and equipment as part of the Domtar Inc. purchase price allocation as described in Note 3.

At July 1, 2007, the closure and restructuring cost provision related to the above plan was $20 million, related entirely to the Papers segment.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The following table provides the components of closure and restructuring cost provisions:

	As at
	July 1 2007	June 25 2006

	(Unaudited)
	$	$

Labor costs	13	8
Environmental liabilities	5	1
Contract termination costs	2	3

Balance, end of period	20	12

Further costs related to the above closures expected to be incurred over 2007 and 2008 include $1 million for training, relocation and outplacement costs. These costs will be expensed as incurred.

Closure and restructuring costs are based on management’s best estimates as at July 1, 2007. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further write-downs may be required in future periods.

Note 13. Long-term debt

	Maturity	Nominal Amount	Currency	July 1 2007	December 31 2006

				(Unaudited)
				$	$

Unsecured debentures and notes
10% Debentures	2011	82	CDN	86	—
7.875% Notes	2011	600	US	634	—
5.375% Notes	2013	350	US	321	—
7.125% Notes	2015	400	US	398	—
9.5% Notes	2016	125	US	139	—
10.85% Debentures	2017	75	CDN	86	—
Secured term loan facility	2014		US	720	—
Capital lease obligations	2007 – 2028			48	39
Other				12	5

				2,444	44
Less: Due within one year				19	12

Balance at end of period				2,425	32

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

	Long-term debt	Capital leases

	(Unaudited)
	$	$

2008	13	10
2009	8	9
2010	10	9
2011	8	6
2012	686	4
Thereafter	1,630	27

	2,355	65
Less: Amounts representing interest	—	(17)

Total payments, excluding the fair value increment of $41 million	2,355	48

Unsecured debentures and notes

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Company undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

Bank facility

On March 7, 2007, the Company entered into a new credit agreement, which consists of a seven-year senior secured Term loan B facility of $800 million and a five-year senior secured $750 million revolving secured loan facility. Borrowings by the Company and Domtar Paper Company LLC (the U.S. borrowers) under the senior revolving credit facility will make available in U.S. dollars and borrowings by Domtar Inc. under the senior revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and limited to $150 million (or the Canadian equivalent thereof). Upon the closing of the Transactions, the Company borrowed $800 million under the Term loan B facility and $60 million under the revolving loan facility. The borrowing proceeds from the new credit facility, combined with cash on hand that was advanced from Domtar Inc., served mainly to repay a temporary borrowing of $1.35 billion incurred by the Company as part of the Transaction. The Term loan B facility amortizes in nominal quarterly installments (not exceeding one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the Term loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at prime rates in US dollars, and in Canadian dollars (for borrowings by Domtar Inc.), plus a margin of 0.25% to 1.25%. Domtar Inc. can also issue bankers’ acceptances denominated

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

in Canadian dollars, which are discounted at bankers’ acceptance rates in Canada, and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on the Company’s consolidated leverage ratio.

As at July 1, 2007, there was no drawing under the revolving credit facility and no borrowings outstanding in the form of overdraft. In addition, as at July 1, 2007, the Company had outstanding letters of credit pursuant to this bank credit for an amount of $49 million. The Company also has other outstanding letters of credit for an amount of $2 million.

The credit agreement contains a number of restrictive covenants. In particular, the Company’s secured revolving facilities require compliance with a consolidated cash interest coverage ratio and a consolidated leverage ratio on a quarterly basis. The credit agreement contains customary events of default provided the non-compliance with the consolidated cash interest coverage ratios or consolidated leverage ratio will not constitute an event of default under the Term loan B facility unless it has not been waived by the revolving credit lenders within a period of 45 days after the notice.

The Company’s U.S. subsidiaries, subject to agreed exceptions, serve as guarantors of the obligations of the U.S. borrowers under the senior secured credit facilities. The Company and its subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both the Company and Domtar Inc., in respect of the senior secured credit facilities, are secured by equity interests in the Company’s subsidiaries, subject to agreed exceptions, and are secured by the Company’s U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity interests in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc., other than its U.S. subsidiaries.

Certain debt agreements require the Company to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at July 1, 2007, no provisions have been recorded in the consolidated financial statements.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 14. Other liabilities and deferred credits

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Liability—other employee future benefit plans	122	—
Pension liability—defined benefit pension plans	177	—
Provision for environment and other asset retirement obligations (Note 16)	77	20
Minority interest	24	—
Worker’s compensation	6	—
Other	33	5

	439	25

Note 15. Shareholders’ equity

The authorized stated capital consists of the following:

Preferred shares

Twenty million preferred shares, par value $0.01 per share. The Board of Directors of the Company will determine the voting powers (if any) of the shares, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares at the time of issuance.

Common stock

On August 22, 2006, the Company was authorized to issue 1,000 shares of common stock par value, $0.01 per share. On March 7, 2007, the certificate of incorporation of the Company was amended to authorize the issuance of two billion shares of common stock, par value $0.01 per share. Holders of the Company’s common stock are entitled to one vote per share.

Special voting stock

One share of special voting stock, par value $0.01 per share. The share of special voting stock is held by Computershare Trust Company of Canada (“the Trustee”) for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc. in accordance with the voting and exchange trust agreement. The trustee holder of the share of special voting stock is entitled to vote on each matter which stockholders generally are entitled to vote, and the trustee holder of the share of special voting stock will be entitled to cast on each such matter a number of votes equal to the number of outstanding exchangeable shares of Domtar (Canada) Paper Inc. for which the trustee holder has received voting instructions. The trustee holder will not be entitled to receive dividends or distributions in its capacity as holder or owner thereof.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Shareholder rights plan

Subsequent to the Transaction, the Company entered into a rights agreement under which the shares of the Company’s common stock will include certain attached rights associated with a significant change in beneficial ownership of the Company. Under the rights agreement, one right is attached to each share of the Company’s common stock outstanding, but is not detachable until a distribution triggering event.

Under the rights agreement, the rights will detach from the shares of the Company’s common stock upon the earlier to occur of (a) a person, together with its affiliates and associates acquired beneficial ownership of 10% or more of the outstanding shares of the Company’s common stock; or (b) an acquirer commencing or announcing its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership of such acquirer of 10% or more of the outstanding shares of the Company’s common stock.

No cash dividend has been declared on these shares since the beginning of 2007. The changes in the number of outstanding common stock and their aggregate stated value from January 1, 2007 to July 1, 2007, were as follows:

	July 1 2007
	Number of shares

	(Unaudited)	$

Common stock
Balance at beginning of the period	1,000	—
Shares issued
Business Unit (Note 1)	284,067,852	3
Domtar Inc. (Note 1)	155,947,307	2
Stock option	247,157	—
DSU conversion	106,887	—
Conversion of Exchangeable Shares	20,726,969	—

Balance at the end of the period	461,097,172	5

On March 7, 2007, upon the consummation of the Transaction as described in Note 1, the Company issued one share of special voting stock to the Trustee, which is held in Trust for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Exchangeable shares

Upon the consummation of the Transaction as described in Note 1, Domtar Inc. shareholders could either receive common stock of the Company or shares of Domtar (Canada) Paper Inc. that are exchangeable for common stock of the Company. As such, a total of 54,277,334 common stock remains reserved for future issuance for the exchangeable shares of Domtar (Canada) Paper Inc. outstanding as at July 1, 2007. The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially economic equivalent to shares of the Company’s common stock. The rights, privileges, restrictions and conditions attaching to the exchangeable shares include the following:

•	The exchangeable shares are exchangeable at any time, at the option of the holder on a one-for-one basis for shares of common stock of the Company;

•

In the event the Company declares a dividend on its common stock, the holders of exchangeable shares are entitled to receive from Domtar (Canada) Paper Inc. the same dividend, or an economically equivalent dividend, on their exchangeable shares;

•

The holders of the exchangeable shares of Domtar (Canada) Paper Inc. are not entitled to receive notice of or to attend any meeting of the shareholders of Domtar (Canada) Paper Inc. or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions;

•

The exchangeable shares of Domtar (Canada) Paper Inc. may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors of Domtar (Canada) Paper Inc., which date cannot be prior to July 31, 2023 (or earlier upon the occurrence of certain specified events) in exchange for one share of Company common stock for each exchangeable share presented and surrendered by the holder thereof, together with all declared but unpaid dividends on each exchangeable share.

The holders of exchangeable shares of Domtar (Canada) Paper Inc. are entitled to instruct the Trustee to vote the special voting stock as described above.

Note 16. Commitments and contingencies

Environment

The Company is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

During the first quarter of 2006, the Company closed its pulp and paper mill in Prince Albert, Saskatchewan and its Big River sawmill in Saskatchewan due to poor market conditions. The Company has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

For the thirteen and twenty-six weeks ended July 1, 2007, the Company’s operating expenses for environmental matters amounted to $26 million and $38 million, respectively.

The Company made capital expenditures for environmental matters of $4 million and $5 million, respectively, in the thirteen and twenty-six weeks ended July 1, 2007 (2006 – $1 million and $1 million, respectively), for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, the Company cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

The Company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Company. The Company continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While the Company believes that it has determined the costs for environmental matters likely to be incurred based on known information, the Company’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the Minnesota Pollution Control Agency (“MPCA”) issued a Request for Response Action (“RFRA”) to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a provision of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In addition, the pulp and paper industry in the United States is subject to Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. The Company complies with all present regulations and anticipates spending approximately $3 million over the next year to meet such requirements.

Contingencies

In the normal course of operations, the Company becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at July 1, 2007, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on the Company’s financial position, earnings or cash flows.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Quebec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Quebec, Canada. The claim seeks estimated compensatory damages in the amount of $47 million (CAN$50 million) plus estimated exemplary damages in the amount of $1 million to $4 million (CAN$1 million to CAN$5 million). Domtar is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an insignificant amount and are subject to Court approval. The amount had been previously provided for in prior period.

E.B. Eddy acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CAN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the maximum amount of the purchase price adjustment was $103 million (CAN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $103 million (CAN$110 million) as a result of the consummation of the Transaction. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $103 million

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

(CAN$110 million) as well as additional compensatory damages. The Company does not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in the defense of such claims, and if the Company is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the liquidity, results of operations and financial condition.

Guarantees

Indemnifications

In the normal course of business, the Company offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at July 1, 2007, the Company is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Note 17. Related party

Prior to the Transaction, the Weyerhaeuser Fine Papers Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. For the thirteen and twenty-six weeks ended June 25, 2006, the Business Unit purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $44 million and $90 million, respectively, and sold pulp, paper and lumber for an amount of $59 million and $92 million, respectively.

Note 18. Segmented disclosures

Following the Transaction, the Company operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Company’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by the Company and by other manufacturers. These products include business and printing papers and certain industrial products.

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Company evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

	Thirteen weeks ended		Twenty-six weeks ended

Segmented Data	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
	$	$	$	$

Sales
Papers	1,365	774	2,320	1,545
Paper Merchants	226	—	302	—
Wood	90	48	137	137

Total for reportable segments	1,681	822	2,759	1,682
Intersegment sales – Papers	(50)	—	(74)	—
Intersegment sales – Paper Merchants	(1)	—	(1)	—
Intersegment sales – Wood	(10)	(13)	(13)	(44)

Consolidated sales	1,620	809	2,671	1,638

Depreciation and amortization and impairment loss
Papers	125	74	197	148
Paper Merchants	—	—	1	—
Wood	6	2	11	4

Total for reportable segments	131	76	209	152
Impairment loss – Papers	—	—	—	749

Consolidated depreciation and amortization and impairment loss	131	76	209	901

Operating income (loss)
Papers	92	(16)	163	(764)
Paper Merchants	2	—	6	—
Wood	(20)	(5)	(24)	(4)
Corporate	(5)	—	(5)	—

Consolidated operating income (loss)	69	(21)	140	(768)
Interest expense	47	—	58	—

Income (loss) before income taxes	22	(21)	82	(768)
Income tax expense	11	(9)	22	(9)

Net income (loss)	11	(12)	60	(759)

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Segmented Assets	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Papers	7,062	3,933
Paper Merchants	104	—
Wood	405	65

Total for reportable segments	7,571	3,998
Corporate	318	—

Consolidated assets	7,889	3,998

Note 19. Sale of forest products business

On June 22, 2007, Domtar announced an agreement in principle to sell substantially all of its Wood business to the newly created Conifex Inc. for approximately $268 million including an estimated $47 million of working capital. The operations being sold consist of substantially all of the Company’s Wood business, except for its sawmills in Saskatchewan and some forestlands. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. The sale is expected to close before the end of the year.

Domtar has accepted, in principle, to extend its support by investing in Conifex Inc. an amount equal to the lesser of $35 million or a 19.9% participation, subject to the conclusion of a definitive agreement to its satisfaction.

Domtar will provide Conifex Inc. with transition services after the close, including information technology, human resources management and finance, for a period of 6 to 12 months following the consummation of the transaction.

At July 1, 2007, the assets and liabilities of the forest products business are accounted for as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Note 20. Condensed consolidating financial information

The following information is presented as required under Rule 3.10 of Regulation S-X, in connection with the Company anticipated issuance of debt securities in exchange for outstanding debt securities of Domtar Inc., a wholly-owned subsidiary of the Company. Pursuant to this exchange transaction, the securities that will be issued (the “Guaranteed Debt”) will be fully and unconditionally guaranteed by Domtar Paper Company, LLC, a wholly-owned subsidiary of the Company (“Guarantor Subsidiary”) and the successor to the Weyerhaeuser Fine Paper Business U.S. Operations. The Guaranteed Debt will not be guaranteed by the Guarantor Subsidiary’s own wholly-owned subsidiaries; namely Domtar Delaware Investments Inc., Domtar Delaware

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Holdings LLC and Domtar Delaware Holdings Inc. (and subsidiaries including Domtar Inc.) (collectively the “Non-Guarantor Subsidiaries” and the successor to the Weyerhaeuser Fine Paper Business Canadian Operations).

The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at July 1, 2007 and December 31, 2006 and the statements of income and cash flows for the thirteen and twenty-six weeks ended July 1, 2007 and June 25, 2006 for Domtar Corporation (the “Parent Company”), and for the Guarantor Subsidiary and, on a combined basis, the Non-Guarantor Subsidiaries. The supplemental condensed consolidating financial information reflects, for 2007 fiscal periods, the investments of the Parent Company in the Guarantor Subsidiary as well the investments of the Guarantor Subsidiary in the Non-Guarantor Subsidiaries, in both cases using the equity method. The Parent Company’s purchase price allocation adjustments, including applicable intangible assets, arising from the business acquisition in note 3 have been pushed to the applicable subsidiary columns.

Condensed consolidating statement of income for the thirteen weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Sales	—	551	1,111	(42)	1,620
Operating expenses
Cost of sales, excluding depreciation and amortization	—	386	973	(42)	1,317
Depreciation and amortization	—	62	69	—	131
Selling, general and administrative	3	35	65		103

	3	483	1,107	(42)	1,551

Operating income (loss)	(3)	68	4	—	69
Interest expense	16	2	29	—	47

Income (loss) before income taxes	(19)	66	(25)	—	22
Income tax expense (recovery)	(7)	22	(4)	—	11
Share in earnings of equity accounted investees	23	(21)	—	(2)	—

Net income (loss)	11	23	(21)	(2)	11

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of income for the twenty-six weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Sales	—	1,094	1,677	(100)	2,671

Operating expenses
Cost of sales, excluding depreciation and amortization	—	797	1,475	(100)	2,172
Depreciation and amortization	—	114	95	—	209
Selling, general and administrative	3	70	77		150

	3	981	1,647	(100)	2,531

Operating income (loss)	(3)	113	30	—	140
Interest expense	21	2	35	—	58

Income (loss) before income taxes	(24)	111	(5)	—	82
Income tax expense (recovery)	(9)	35	(4)	—	22
Share in earnings of equity accounted investees	75	(1)	—	(74)	—

Net income (loss)	60	75	(1)	(74)	60

Condensed consolidating statement of income for the thirteen weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$
Sales	639	238	(68)	809

Operating expenses
Cost of sales, excluding depreciation and amortization	531	247	(67)	711
Depreciation and amortization	57	19	—	76
Selling, general and administrative	37	6	—	43

	625	272	(67)	830

Operating income (loss)	14	(34)	(1)	(21)

Income (loss) before income taxes	14	(34)	(1)	(21)
Income tax recovery	(9)	—	—	(9)

Net income (loss)	23	(34)	(1)	(12)

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of income for the twenty-six weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Sales	1,285	530	(177)	1,638

Operating expenses
Cost of sales, excluding depreciation and amortization	1,072	520	(174)	1,418
Depreciation and amortization	113	39	—	152
Selling, general and administrative	77	10	—	87
Impairment of goodwill	749	—	—	749

	2,011	569	(174)	2,406

Operating loss	(726)	(39)	(3)	(768)

Loss before income taxes	(726)	(39)	(3)	(768)
Income tax recovery	(9)	—	—	(9)

Net income (loss)	(717)	(39)	(3)	(759)

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating balance sheet as at July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Assets

Current assets:
Cash and cash equivalents	31	12	37	—	80
Receivables	—	339	189	—	528
Inventories	—	413	591	—	1,004
Prepaid expenses	3	1	23	—	27
Income and other taxes receivable	27	—	(18)	—	9
Intercompany accounts	—	182	219	(401)	—
Deferred income taxes	—	16	45	—	61

Total current assets	61	963	1,086	(401)	1,709
Property, plant and equipment	—	4,184	5,567	—	9,751
Accumulated depreciation	—	(2,030)	(1,827)	—	(3,857)

Net property, plant and equipment	—	2,154	3,740	—	5,894
Goodwill	—	12	122	—	134
Intangibles assets	22	—	7	—	29
Investments in affiliates	3,348	1,050	—	(4,398)	—
Intercompany advances	—	—	1,111	(1,111)	—
Other assets	—	—	123	—	123

Total assets	3,431	4,179	6,189	(5,910)	7,889

Liabilities and Shareholders’ Equity

Current liabilities:
Bank indebtedness	—	28	46	—	74
Trade and other payables	12	201	495	—	708
Intercompany accounts	179	40	182	(401)	—
Income and other taxes payable	—	33	4	—	37
Long-term debt due within one year	8	6	5	—	19

Total current liabilities	199	308	732	(401)	838
Long-term debt	712	32	1,681	—	2,425
Intercompany long-term loans	—	1,111	—	(1,111)	—
Deferred income taxes	—	762	331	—	1,093
Other liabilities and deferred credits	2	57	380	—	439
Shareholders’ equity	2,518	1,909	3,065	(4,398)	3,094

Total liabilities and shareholders’ equity	3,431	4,179	6,189	(5,910)	7,889

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating balance sheet as at December 31, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$
Assets

Current assets:
Cash and cash equivalents	—	1	—	1
Receivables	300	40	—	340
Inventories	428	102	(10)	520
Prepaid expenses	3	3	—	6
Deferred income taxes	21	1	—	22

Total current assets	752	147	(10)	889
Property, plant and equipment	4,233	2,463	—	6,696
Accumulated depreciation	(1,916)	(1,715)	—	(3,631)

Net property, plant and equipment	2,317	748	—	3,065
Goodwill	11	3	—	14
Other assets	—	30	—	30

Total assets	3,080	928	(10)	3,998

Liabilities and Shareholders’ Equity

Current liabilities:
Trade and other payables	191	59	—	250
Income and other taxes payable	—	6	—	6
Long-term debt due within one year	6	6	—	12

Total current liabilities	197	71	—	268
Long-term debt	32	—	—	32
Deferred income taxes	698	60	—	758
Other liabilities and deferred credits	13	12	—	25
Shareholders’ equity	2,140	785	(10)	2,915

Total liabilities and shareholders’ equity	3,080	928	(10)	3,998

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the thirteen weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$

Operating activities
Net income (loss)	11	23	(21)	(2)	11
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	141	(18)	53	2	178

Cash flows provided from operating activities	152	5	32	—	189

Investing activities
Additions to property, plant and equipment	—	(12)	(20)	—	(32)
Proceeds from disposals of property, plant and equipment	—	—	22	—	22
Other	—	—	(4)	—	(4)

Cash flows used for investing activities	—	(12)	(2)	—	(14)

Financing activities
Change in bank indebtedness	—	—	(23)	—	(23)
Repayment of revolving bank credit	(90)	—	—	—	(90)
Repayment of long-term debt	(80)	—	(1)	—	(81)
Other	—	—	(4)	—	(4)

Cash flows used for financing activities	(170)	—	(28)	—	(198)

Net increase (decrease) in cash and cash equivalents	(18)	(7)	2	—	(23)
Translation adjustments related to cash and cash equivalents	—	—	(7)	—	(7)
Cash and cash equivalents at beginning of period	49	19	42	—	110

Cash and cash equivalents at end of period	31	12	37	—	80

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the twenty-six weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Operating activities
Net income (loss)	60	75	(1)	(74)	60
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	43	78	25	74	220

Cash flows provided from (used for) operating activities	103	153	24	—	280

Investing activities
Additions to property, plant and equipment	—	(14)	(32)	—	(46)
Proceeds from disposals of property, plant and equipment	—	—	22	—	22
Business acquisitions—cash acquired	—	—	573	—	573
Increase in long-term advances to related parties	—	(663)	(508)	—	(1,171)
Decrease in long-term advances to related parties	663	508	—	—	1,171
Other	—	—	(4)	—	(4)

Cash flows provided from investing activities	663	(169)	51	—	545

Financing activities
Change in bank indebtedness	—	28	(31)	—	(3)
Issuance of short-term debt	1,350	—	—	—	1,350
Issuance of long-term debt	800	—	—	—	800
Repayment of short-term debt	(1,350)	—	—	—	(1,350)
Repayment of long-term debt	(80)	—	(1)	—	(81)
Debt issue costs	(24)	—	—	—	(24)
Distribution to (or contribution from) Weyerhaeuser prior to March 7, 2007	(1,431)	—	—	—	(1,431)
Other	—	—	(5)	—	(5)

Cash flows provided from (used for) financing activities	(735)	28	(37)	—	(744)

Net increase in cash and cash equivalents	31	12	38	—	81
Translation adjustments related to cash and cash equivalents	—	—	(2)	—	(2)
Cash and cash equivalents at beginning of period	—	—	1	—	1

Cash and cash equivalents at end of period	31	12	37	—	80

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the thirteen weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Operating activities
Net income (loss)	23	(34)	(1)	(12)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	89	33	1	123

Cash flows provided from (used for) operating activities	112	(1)	—	111

Investing activities

Investments in affiliates
Additions to property, plant and equipment	(20)	—	—	(20)

Cash flows used for investing activities	(20)	—	—	(20)

Financing activities
Repayment of long-term debt	(2)	—	—	(2)
Distribution to (or contribution from) Weyerhaeuser	(90)	2	—	(88)

Cash flows provided from (used for) financing activities	(92)	2	—	(90)

Net increase in cash and cash equivalents	—	1	—	1
Cash and cash equivalents at beginning of period	—	1	—	1

Cash and cash equivalents at end of period	—	2	—	2

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the twenty-six weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Operating activities
Net loss	(717)	(39)	(3)	(759)
Changes in operating and intercompany assets and liabilities and non cash items, included in net loss	879	59	3	941

Cash flows provided from operating activities	162	20	—	182

Investing activities

Investments in affiliates
Additions to property, plant and equipment	(34)	(7)	—	(41)

Cash flows used for investing activities	(34)	(7)	—	(41)

Financing activities
Repayment of long-term debt	(3)	—	—	(3)
Distribution to Weyerhaeuser	(125)	(12)	—	(137)

Cash flows used for financing activities	(130)	(10)	—	(140)

Net increase in cash and cash equivalents	—	1	—	1
Cash and cash equivalents at beginning of period	—	1	—	1

Cash and cash equivalents at end of period	—	2	—	2

Report of independent registered public accounting firm

The Board of Directors and Shareholders

Domtar Corporation:

We have audited the accompanying combined balance sheets of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 29, 2007, except as to notes 17 and 20,

    which are as of June 19, 2007, and note 21

    which is as of September 24, 2007.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined balance sheets (Note 2(a))

(Dollar amounts in millions)

	December 31, 2006	December 25, 2005

Assets

Current assets:
Cash	$ 1	$ 1
Receivables, less allowances of $2 and $2	340	321
Inventories (Note 3)	520	562
Prepaid expenses	6	4
Deferred income taxes (Note 7)	22	20

Total current assets	889	908
Property, plant and equipment, net (Notes 4 and 15)	3,051	3,219
Construction in progress	14	51
Goodwill (Note 5)	14	763
Deferred pension and other assets (Note 12)	30	29

Total assets	$3,998	$4,970

Liabilities and Business Unit Equity

Current liabilities:
Accounts payable and accrued liabilities (Notes 6 and 16)	$ 256	$ 318
Debt and current portion of capital leases (Notes 8 and 15)	12	12

Total current liabilities	268	330
Environmental and landfill reserves (Notes 14 and 15)	20	26
Other liabilities (Note 15)	37	24
Deferred income taxes (Note 7)	758	817

Total liabilities	1,083	1,197

Contingencies and commitments (Note 15)
Business Unit equity (Note 9)	2,915	3,773

Total liabilities and Business Unit equity	$3,998	$4,970

See accompanying notes to combined financial statements.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of operations (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales (a)	$3,306	$3,267	$3,026

Costs and expenses:
Cost of products sold (b)	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	174	174	192
Charges for restructuring (Note 16)	—	3	17
Charges for closure of facilities (Note 16)	15	534	—
Impairment of goodwill (Note 5)	749	1	—
Refund of countervailing and anti-dumping deposits (Note 19)	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	(556)	(578)	(41)
Income tax expense (benefit) (Note 7)	53	(100)	(24)

Net loss	$ (609)	$ (478)	$ (17)

Per common share (in dollars) (Note 20)
Net loss
Basic	(2.14)	(1.68)	(0.06)
Diluted	(2.14)	(1.68)	(0.06)
Weighted average number of common shares outstanding (millions)
Basic	284.1	284.1	284.1
Diluted	284.1	284.1	284.1

(a)	Includes sales of $91, $132 and $146 to related parties (note 10).
(b)	Includes purchases of $209, $355 and $299 from related parties (note 10).

See accompanying notes to combined financial statements.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of business unit equity (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Balance, beginning	$3,773	$4,261	$4,316
Net loss	(609)	(478)	(17)

Other comprehensive income (loss):
Foreign currency translation adjustment	19	(50)	38
Additional minimum pension liability adjustment, net of tax expense (benefit) of $4 in 2006, $(4) in 2005 and $1 in 2004	6	(6)	2
Net change in cash flow hedge fair value adjustments, net of tax expense (benefit) of $(11) in 2006, $6 in 2005 and $1 in 2004	(16)	9	2

Comprehensive income (loss)	(600)	(525)	25
Adjustment to initially adopt FASB Statement No. 158 (Notes 2(u) and 12)	(12)	—	—
Net payments to Weyerhaeuser	(287)	(76)	(121)
Net non-cash contributions from Weyerhaeuser	41	113	41

Balance, ending	$2,915	$3,773	$4,261

See accompanying notes to combined financial statements.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of cash flows (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Cash provided by (used in):
Operations:
Net loss	$(609)	$(478)	$(17)
Items not involving cash:
Depreciation and amortization	311	357	348
Deferred income taxes, net (Note 7)	(52)	(135)	(48)
Impairment of goodwill (Note 5)	749	1	—
Charges for closures and restructurings (Note 16)	15	537	17
Loss on disposition of assets	4	—	—
Changes in non-cash operating working capital:
Receivables	(19)	(40)	(19)
Inventories	43	(25)	(56)
Prepaid expenses	(2)	(4)	4
Deferred pension and other assets	(1)	(12)	2
Accounts payable and accrued liabilities	(79)	(9)	(13)
Other liabilities	(3)	(2)	(9)

Net cash provided by operating activities	357	190	209
Investments:
Additions to property, plant and equipment	(64)	(113)	(89)
Proceeds from sale of property, plant and equipment	1	4	7

Net cash used in investing activities	(63)	(109)	(82)
Financing:
Net payments to Weyerhaeuser	(287)	(76)	(121)
Debt and capital lease payments	(7)	(6)	(5)

Net cash used in financing activities	(294)	(82)	(126)

Change in cash	—	(1)	1
Cash, beginning	1	2	1

Cash, ending	$ 1	$ 1	$ 2

See accompanying notes to combined financial statements.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

1. Background and nature of operations:

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries (“WY”) entered into an agreement providing for:

•

a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business (the “Business Unit”) becoming wholly-owned by Domtar Corporation (“Spinco”). As of the date of these combined financial statements, Spinco was a wholly-owned subsidiary of WY;

•	the distribution of shares of Spinco to WY’s shareholders; and

•	the acquisition of Domtar, Inc. (“Domtar”) by Spinco.

The transactions described above were consummated on March 7, 2007.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets of WY. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of forest products, including softwood lumber and pulp and paper products.

The Business Unit’s segments are:

•	Pulp and Fine Paper, which manufactures and sells pulp and coated and uncoated paper to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

•	Softwood Lumber, which manufactures and sells softwood lumber products in North American markets.

•	Other, which includes Forest Management Agreements in Canada and ancillary activities.

These combined financial statements do not reflect any effects of the transaction with Domtar.

2. Significant accounting policies:

(a) Basis of presentation of financial statements:

These combined financial statements include the accounts of WY’s Fine Paper operations, one pulp operation and certain Canadian logging, forest management and sawmill operations. All significant transactions and balances between operations within the Business Unit have been eliminated.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Financial statements historically have not been prepared for the Business Unit. The accompanying

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

combined financial statements have been derived from historical accounting records of WY. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from WY directly related to the operations of the Business Unit, including an apportionment of central general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. WY pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Business Unit Canadian pension plans which are directly included in the combined statements of operations.

Management believes the methodologies applied for the allocation of these costs are reasonable. Except for an immaterial amount of interest on capital leases and debt that will be assumed by Spinco, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with WY facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodologies used for the asset and liability allocations are reasonable.

Significant changes could have occurred in the funding and operation of the Business Unit if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have a significant impact on its financial position and results of operations.

(b) Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates and measurement uncertainty include the allocation of assets and costs as described in notes 2(a), 10, 12 and 13; the determination of net realizable value for receivables and inventory; the depreciation rates for property, plant and equipment; assessment of impairment for property, plant, equipment and goodwill; environmental matters; pension and

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

other postretirement benefit plans; income taxes; and asset retirement obligations. On an ongoing basis, management reviews its estimates based on currently available information. Actual results could differ from those estimates.

(c) Fiscal year end:

The Business Unit’s fiscal year ends on the last Sunday of each calendar year. The Business Unit’s fiscal years in 2005 and 2004 each had 52 weeks. The Business Unit’s fiscal year in 2006 had 53 weeks.

(d) Business unit equity:

Business Unit equity represents WY’s interest in the carrying value of the net assets of the Business Unit. WY uses a centralized approach to cash management and financing of operations. As a result, none of WY’s cash, cash equivalents or direct indebtedness has been allocated to the Business Unit in the combined financial statements. All transactions between the Business Unit and WY, including the allocation of centralized costs, income taxes and cumulative foreign currency translation adjustments flow through the Business Unit equity account.

(e) Trade accounts receivable:

Trade accounts receivable are stated net of allowances for doubtful accounts.

(f) Inventories:

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. LIFO inventories were $284 million and $283 million at December 31, 2006 and December 25, 2005, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories and all foreign inventories is costed at either the first-in, first-out (“FIFO”) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $98 million and $65 million greater at December 31, 2006 and December 25, 2005, respectively.

(g) Property, plant and equipment:

The Business Unit’s property accounts are maintained on an individual basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Property under capital leases are stated at the present value of minimum lease payments and amortized over the shorter of the lease term or estimated useful life of the assets.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The cost and accumulated depreciation of property sold or retired are removed from the accounts and the gain or loss is included in the combined statements of operations.

(h) Forest management licenses:

The Business Unit holds forest management licenses in two Canadian provinces. The provincial governments grant these licenses for initial periods of 5-20 years, and the licenses are renewable every five years, provided the Business Unit meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies between the two provinces, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the licenses.

(i) Goodwill:

Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations. Goodwill is assessed for impairment annually, or whenever events indicate a potential impairment, using a fair-value-based approach. The annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.

(j) Revenue recognition:

The Business Unit recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured. The timing of revenue recognition is dependent on shipping terms. Substantially all product sales are sold free on board (“FOB”) shipping point and revenue is recognized at the time of shipment except for export sales where revenue is recognized when title transfers at the foreign port. For sales transactions that are designated FOB destination, revenue is recognized when the product is delivered to the customer’s delivery site.

(k) Concentration of credit risk

Net sales to the Business Unit’s two largest customers accounted for approximately 28 percent of total sales in the year ended December 31, 2006 and 27 percent of total sales in each of the years ended December 25, 2005 and December 26, 2004. No other customer accounted for more than 10 percent of net sales for any of these periods.

(l) Shipping and handling costs:

The Business Unit classifies shipping and handling costs as a component of costs of products sold in the combined statements of operations.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(m) Impairment of long-lived assets:

The Business Unit accounts for long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 requires management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.

(n) Stock-based employee compensation:

Some of the Business Unit’s employees participate in Weyerhaeuser Company’s Long-Term Incentive Compensation Plan (the “Incentive Compensation Plan”) as described in note 11. Through December 25, 2005, WY applied the intrinsic-value method for stock-based compensation to employees prescribed by Accounting Principles Board (“APB”), Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

As described in “accounting pronouncements implemented,” APB Opinion No. 25 was superseded by FASB Statement No. 123 (revised 2004), Share Based Payment, as of the beginning of fiscal 2006. Employee awards issued, modified, repurchased or cancelled after implementation of Statement 123R under share-based payment arrangements are measured at fair value as of the grant dates and the resulting costs are recognized in the combined statements of operations over the service period.

(o) Foreign currency translation:

The local currency is considered the functional currency for the Business Unit’s operations in Canada. Assets and liabilities are translated into U.S. Dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. Dollars at average monthly exchange rates.

(p) Income taxes:

The Business Unit is a business unit of WY and, for purposes of federal, state and provincial taxes, is not subject to separate income taxes, as its results of operations are included in WY’s consolidated tax returns. For purposes of these combined financial statements, the Business Unit’s tax expense (benefit) for federal, state and provincial income taxes has been determined on a separate return basis. All income tax expense (benefit) of the Business Unit is recorded in the combined statements of operations with the offset recorded through the Business Unit equity account or deferred tax accounts.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q) Pension plans:

The Business Unit participates in WY pension plans covering most of its employees. Both U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

(r) Derivatives:

The Business Unit accounts for its derivatives in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of forecasted natural gas purchases. The Business Unit does not hold or issue financial instruments for speculative or trading purposes. See note 13 for additional information.

(s) Environmental Costs:

Liabilities for loss contingencies, including environmental costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(t) Advertising costs:

Advertising costs are charged to expense in the period incurred. Advertising expense was $5 million, $7 million and $6 million for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

(u) Accounting pronouncements implemented:

Consolidation of variable interest entities—WY adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Business Unit consolidated one entity, Wapawekka Lumber LP (“Wapawekka”), as a result of adopting Interpretation 46R. Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada. Wapawekka had net liabilities of $5 million and $3 million at December 31, 2006 and December 25, 2005, respectively. The adoption of FIN 46R did not have a material effect on the Business Unit’s financial position, results of operations or cash flows.

Accounting for share-based compensation—WY adopted Statement 123R as of the beginning of fiscal year 2006. Statement 123R is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25. Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant dates. The resulting cost is then recognized in the combined statements of operations over the required service period. See note 11.

Accounting for inventory costs—WY adopted FASB Statement No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4, as of the beginning of 2006. Statement 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, Statement 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. Adoption of Statement 151 did not have a material effect on the Business Unit’s financial position or results of operations.

Accounting changes and error corrections—WY adopted FASB Statement No. 154, Accounting Changes and Error Corrections as of the beginning of fiscal year 2006. This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. Statement 154 requires

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

retrospective application to prior periods’ financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not provide specific transition provisions, unless it is impracticable to do so. The statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of Statement 154.

Accounting for defined benefit pension and other post retirement plans—WY adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), in the fourth quarter of 2006. Statement 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position through comprehensive income. Statement 158 does not allow prior balance sheets to be adjusted and also requires an employer to measure the funded status of a plan as of the date of its year-end statement balance sheet. Statement 158 also requires additional disclosures in the notes to financial statements. See Note 12 for additional information including the effects of adopting Statement 158.

Quantifying financial statement misstatements—The Business Unit adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) in the fourth quarter of 2006. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered. The implementation of SAB 108 did not have a material effect on the Business Unit’s combined financial statements.

The adoption of the following recent accounting pronouncements did not have a material effect on the Business Unit’s results of operations or financial condition:

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.

•	FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

(v) Prospective accounting pronouncements:

Fair value measurements—the FASB issued Statement No. 157, Fair Value Measurements, in September 2006. Statement 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Business Unit is currently evaluating the effect that Statement 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of Statement 157 in fiscal 2008.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Uncertainty in income taxes—The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, in June 2006. Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Business Unit does not believe that Interpretation 48 will have a material effect on its financial position and results of operations when the Interpretation is adopted in the first quarter of 2007.

Accounting for planned major maintenance activities—In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities (“FSP AUG AIR-1”). FSP AUG AIR-1 amends the guidance on accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. The Business Unit applied the “accrue in advance” method of accounting for planned annual maintenance costs in its primary manufacturing mills through 2006. The Business Unit will be required to adopt FSP AUG AIR-1 in the first quarter of fiscal year 2007. The implementation of this standard will not have a material effect on the Business Unit’s combined financial position or annual results of operations. However, in accordance with Statement 154 discussed in “Accounting Pronouncements Implemented” above, the Business Unit will be required to retrospectively apply FSP AUG AIR-1 to its prior period financial statements, which will result in an adjustment to the Business Unit’s 2006 quarterly results of operations in its comparative quarterly combined financial statements for fiscal year 2007. The Business Unit does not expect any adjustment to its future annual results of operations as a result of implementation or retrospective application of FSP AUG AIR-1.

3. Inventories:

	December 31, 2006	December 25, 2005

Logs and chips	$ 15	$ 40
Lumber	2	4
Pulp and paper	333	354
Materials and supplies	170	164

	$520	$562

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

4. Property, plant and equipment:

	Range of Lives	December 31, 2006	December 25, 2005

Land		$ 33	$ 33
Buildings and improvements	10-40	831	823
Machinery and equipment	2-25	5,718	5,646
Other	3	98	48

		6,680	6,550
Less allowance for depreciation and amortization		(3,631)	(3,335)
Allocated property, plant and equipment		2	4

		$ 3,051	$ 3,219

5. Goodwill:

	Pulp and Fine Paper	Softwood Lumber	Total

Balance as of December 26, 2004	$ 765	$ 4	$769
Impairment of goodwill	—	(1)	(1)
Foreign exchange impact on goodwill	(5)	—	(5)

Balance as of December 25, 2005	760	3	763
Impairment of goodwill	(749)	—	(749)

Balance as of December 31, 2006	$ 11	$ 3	$ 14

WY announced in April 2006 that it was considering alternatives for Fine Paper that range from continuing to hold and operate the assets to a possible sale or other disposition. In connection with this announcement, WY received information that indicated that the carrying value of the Fine Paper reporting unit exceeded the fair value of the reporting unit. Based on an evaluation of the value of the assets and liabilities within the reporting unit, WY concluded that the implied value of the Fine Paper reporting unit’s goodwill was zero. Goodwill of the pulp reporting unit, which is part of Pulp and Fine Paper, was not impaired.

The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit has been recognized for the goodwill impairment charge.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

6. Accounts payable and accrued liabilities:

	December 31, 2006	December 25, 2005

Accounts payable	$118	$151
Payroll — wages and salaries, incentive awards, retirement and vacation pay	74	98
Taxes — Social Security and real and personal property	6	8
Other	58	61

	$256	$318

7. Income taxes:

Operating loss is comprised of the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Domestic earnings (loss)	$(541)	$46	$50
Foreign loss	(15)	(624)	(91)

Operating loss	$(556)	$(578)	$(41)

Provisions for income taxes include the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Federal:
Current	$ 85	$ 27	$ 9
Deferred	(45)	(32)	(8)

State
Current	20	8	4
Deferred	(10)	(8)	(1)

Foreign
Current	—	2	3
Deferred	3	(97)	(31)

Income tax expense (benefit)	$ 53	$(100)	$(24)

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The provisions for income taxes of the Business Unit differs from the amount computed by applying the statutory income tax rate of 35% to operating loss before income taxes due to the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

US federal statutory income tax	$(195)	$(202)	$(14)
State income taxes	7	1	1
Foreign income taxes	(2)	120	4
Tax credits	(12)	(16)	(15)
Goodwill impairment	262	—	—
Tax rate changes and other	(7)	(3)	—

Income tax expense (benefit)	$ 53	$(100)	$(24)

During 2006, the Business Unit recognized a one-time deferred tax benefit of $3 million resulting from a change in the Texas state tax rate. During 2005, the Business Unit recognized one-time deferred tax benefits of $3 million and $1 million resulting from a change in the Ohio state income tax law and a one-time reduction in the British Columbia provincial corporate income tax rate, respectively. The benefits were due to the effect of the lower tax rates on accumulated temporary differences.

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2006	December 25, 2005

Inventories	$ 10	$ 10
Vacation pay	7	8
Environmental and landfill reserves	8	10
Severance and closure reserves	3	13
Asset impairments	144	145
Net operating loss carryforwards	121	109
Other	12	—

Gross deferred tax assets	305	295
Valuation allowance	(109)	(108)

Net deferred tax assets	196	187

Depreciation	(928)	(979)
Pension	(4)	(5)

Total deferred tax liabilities	(932)	(984)

Total net deferred taxes	$(736)	$(797)

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

As of December 31, 2006, the Business Unit had foreign net operating loss carryforwards of $353 million that expire from 2008 to 2026.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

The valuation allowance increased $1 million and $106 million in the years ended December 31, 2006 and December 25, 2005, respectively. The increase is due primarily to reserves established in 2005 for facility closures and an increase in the foreign net operating loss carryforward.

8. Debt:

The Business Unit’s consolidated variable interest entity (“VIE”), Wapawekka, has a demand loan from a bank outstanding in the amount of $4 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%. A letter of undertaking regarding duties recoverable pursuant to a letter of commitment with Weyerhaeuser Company Limited (“WY Ltd.”), a wholly-owned subsidiary of WY, has been pledged as specific security.

Wapawekka also has a demand loan from a bank outstanding in the amount of $1 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%, with interest payable monthly. A $1 million guarantee from Weyerhaeuser Saskatchewan Ltd., a wholly-owned subsidiary of WY Ltd., has been pledged as specific security.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

9. Cumulative other comprehensive income:

Business Unit equity contains the following items:

	December 31, 2006	December 25, 2005

Foreign currency translation adjustments	$80	$61
Additional minimum pension liability adjustments	—	(6)
Net pension loss not yet recognized in earnings	(7)	—
Prior service cost not yet recognized in earnings	(5)	—
Cash flow hedge fair value adjustments	(5)	11

	$63	$66

10. Related party transactions:

The Business Unit engages in various transactions with WY that are characteristic of a consolidated group under common control. The receipts, disbursements and net cash position of the Business Unit are currently managed by WY through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business Unit flow through Business Unit equity in the accompanying combined financial statements of the Business Unit.

Expenses in the amount of $94 million, $93 million and $109 million of WY were allocated to the Business Unit for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. See notes 2(a) and 12 for nature of costs allocated and the allocation methodologies.

The Business Unit purchased the following from WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pulp and fiber	$164	$322	$283
Corrugated boxes	45	33	16

Total purchases	$209	$355	$299

These purchases were at current market values with the exception of purchases from WY timberlands (which represent 39 percent, 55 percent and 44 percent of purchases) and certain pulp purchases in 2006 and 2005 (which represent 12 percent and 7 percent of purchases) which were at a fully absorbed cost basis. One of the Business Unit’s facilities also purchases energy at cost from WY.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit sold the following to WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pulp and fiber	$ 2	$ 12	$ 7
Paper	20	33	52
Lumber	69	87	87

Total sales	$91	$132	$146

These sales were at current market values.

11. Stock-based compensation plan:

Some of the Business Unit’s employees participate in the Incentive Compensation Plan. The Incentive Compensation Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units. The exercise prices of stock options and stock appreciation rights granted under the Incentive Compensation Plan is required to be at market price on the date of grant.

WY applied the intrinsic value method for stock-based compensation to employees prescribed by APB Opinion No. 25 through December 25, 2005.

Compensation costs required to be disclosed by Statement 123 would have an immaterial effect on the Business Unit’s results from operations for 2005 and 2004. As disclosed in note 2(n), Statement 123R required WY to measure the fair value as of the grant dates of employee awards issued, modified, repurchased or cancelled after December 25, 2005 and to recognize the resulting cost in the combined statements of operations over the service period. In the year ended December 31, 2006, the Business Unit recognized compensation cost for stock-based compensation of $2 million.

12. Employee benefit plans:

(a) Pension plans and postretirement benefits

The Business Unit participates in several retirement programs for its employees which are sponsored by WY. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (“unqualified”). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). WY also provides benefits under a

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

postretirement health care and life insurance plan to eligible salaried employees in both countries. Benefits provided under the postretirement health care and life insurance plan are currently funded by the general assets of WY. The measurement date for all plans sponsored by WY is the end of the fiscal year.

Other than four Canadian pension plans (“Canadian Plans”) that will be transferred to Domtar at closing, management determined that it was not practical to allocate a portion of WY’s pension assets or to prepare detailed employee benefit plan disclosures for the stand-alone combined financial statements of the Business Unit in a manner that would be consistent with the level of detail provided in WY’s consolidated financial statements. Disclosures related to the Canadian Plans are included in this note.

The defined benefit pension expense (other than the Canadian Plans) relating to certain hourly employees and salaried employees and postretirement benefits expense is based on an allocation method described in note 2(a) and is charged to the Business Unit. The defined benefit pension expense related to the Canadian Plans is charged directly to the Business Unit. The expense (income) recognized for such plans by the Business Unit is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pension, net—allocated	$ 4	$ 9	$ 6
Pension, net—direct	(5)	—	5
Postretirement benefits	11	9	8

Net charge	$10	$18	$19

The Business Unit adopted the provisions of Statement 158 as of December 31, 2006, which requires that the funded status of pension and other postretirement benefit plans be presented on the balance sheet. No adjustments were made to the combined balance sheet as of December 25, 2005. See note 2(u).

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(b) Canadian plans

The following tables provide a reconciliation of the changes in the Canadian Plans’ benefit obligations and fair value of plan assets over the two year period ended December 31, 2006:

	December 31, 2006	December 25, 2005

Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$310	$253
Service cost	6	5
Interest cost	15	15
Plan participants’ contributions	2	2
Actuarial loss	1	40
Foreign currency exchange rate changes	—	18
Benefits paid	(16)	(12)
Plan amendments	—	10
Curtailments	(1)	(22)
Special termination benefits	1	1

Benefit obligation at end of year	$318	$310

Reconciliation of fair value of plan assets:
Fair value of plan assets as of beginning of year (actual)	$292	$235
Actual return on plan assets	47	37
Foreign currency exchange rate changes	—	16
Employer contributions	8	9
Plan participants’ contributions	2	2
Benefits paid	(16)	(12)

Fair value of plan assets at end of year (estimated)	$333	$287

WY funds its registered pension plans. The expected funding of the Canadian Plans in 2007 is $5 million.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit estimates the projected benefit payments as of December 31, 2006 under the Canadian Plans over the next ten years will be as follows:

2007	$ 40
2008	14
2009	14
2010	14
2011	14
2012-2016	84

$180

The accumulated benefit obligation for the Canadian Plans was $294 million and $286 million at December 31, 2006 and December 25, 2005, respectively.

The funded status of the Canadian Plans at December 25, 2005 under prior accounting rules is as follows:

December 25, 2005

Funded status	$(23)
Unrecognized prior service cost	10
Unrecognized net loss	37

Prepaid benefit cost	$ 24

Amounts recognized in the combined balance sheet consist of:

December 25, 2005

Prepaid benefit cost	$18
Accrued liability	(3)
Cumulative other comprehensive loss	9

Net amount recognized	$24

The funded status of the Canadian Plans and amounts recognized in the combined balance sheet as of December 31, 2006 under Statement 158 is as follows:

December 31, 2006

Noncurrent assets	$16
Current liabilities	—
Noncurrent liabilities	(1)

Funded status	$15

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Pretax amounts included in cumulative other comprehensive income (loss) at December 31, 2006 were as follows:

December 31, 2006

Net pension loss	$(11)
Prior service cost	(9)

Net amount recognized (pretax)	$(20)

The incremental effect of applying the provisions of Statement 158 on the combined balance sheet as of December 31, 2006 is as follows:

	December 31, 2006
	Before Application of Statement 158	Adjustment	After Application of Statement 158

Assets:
Deferred pension and other assets:
Noncurrent pension asset	$35	$(19)	$16

Liabilities:
Other liabilities	$—	$(1)	$(1)

Business Unit equity:
Cumulative other comprehensive loss (pretax)	$—	$(20)	$(20)
Tax benefit	—	8	8

Cumulative other comprehensive loss (net of tax)	$—	$(12)	$(12)

Estimated amounts that will be amortized from other comprehensive income during 2007 are as follows:

Net loss	$—

Prior service cost	$ 1

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The components of net periodic benefit costs for the Canadian Plans are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Service cost	$ 7	$ 5	$ 6
Interest cost	15	15	14
Expected return on plan assets	(26)	(22)	(18)
Prior service cost recognized	1	2	2
Actuarial loss recognized	—	—	1

	(3)	—	5
(Gain) loss due to closure, sale, plan termination and other	—	(8)	6

	$ (3)	$ (8)	$ 11

Registered Plans The investment strategy of the Canadian pension trust is to concentrate direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. WY has not established target allocations for the direct investment portfolio or the derivatives.

The Canadian registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the Business Unit does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The Business Unit manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.

In all periods presented, the discount rate is based on yields for corporate bonds rated AA or better, by matching cash flows to a spot rate yield curve.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The assets of the Canadian Plans are held in a master trust that also holds assets of other WY-sponsored plans. The allocation of the net assets held by the Canadian master trust and the U.S. master trust combined are as follows:

	December 31, 2006	December 25, 2005

Private equity and related funds	26.3%	23.6%
Real estate and related funds	3.9	5.2
Common stock and equity index instruments	0.9	1.0
Fixed income	15.5	27.5
Hedge funds	53.4	43.0
Net receivables	0.4	0.1
Accrued liabilities	(0.4)	(0.4)

	100.0%	100.0%

The assumptions used in the measurement of the Canadian Plans’ benefit obligations are as follows:

	December 31, 2006	December 25, 2005

Discount rate	5.15%	5.15%
Rate of compensation increase	3.25%	3.25%

The assumptions used in the measurement of the Canadian Plans’ net pension costs are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005

Discount rate	5.15%	6.00%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.25%	3.50%

The expected return on plan assets assumption reflects WY’s best estimate regarding the long-term expected return on the U.S. portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performances.

(c) Defined contribution plan

The Business Unit participates in various defined contribution plans for salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

to the plans for participating employees were $7 million, $8 million and $7 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

13. Derivatives:

(a) Hedging:

The Business Unit purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of up to 30 percent of forecasted natural gas purchases for periods up to 18 months into the future. WY formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by WY to individual facilities based on projected usage of natural gas. The Business Unit recognizes its allocable share of the gains and losses on WY’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Business Unit’s participation in the WY hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Net gain recognized in cost of products sold	$ —	$12	$1
Unrealized gains (losses) not yet recognized in the combined statements of operations at the end of the period	$ (9)	$18	$3

(b) Other:

The Business Unit is a party to purchase and sale contracts for commodities that meet the definition of a derivative. However, the arrangements are accounted for as normal purchases and normal sales, not derivatives, beginning in the fourth quarter of 2004 because the Business Unit expects to take delivery on the purchase contracts and to ship product on the sales contracts. Losses recognized in the Business Unit’s combined statements of operations for the contracts were $3 million in the year ended December 26, 2004.

14. Asset retirement obligations:

The Business Unit’s asset retirement obligations principally include landfill capping obligations and asbestos removal obligations. The Business Unit has estimated the net present value of its

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

asset retirement obligations to be $16 million and $17 million at December 31, 2006 and December 25, 2005, respectively. The majority of the asset retirement obligations are estimated to be settled by 2030. However, some settlement scenarios call for obligations to be settled as late as 2048. There were no significant changes in the asset retirement obligations for the periods presented.

The Business Unit has not recognized a liability under Interpretation 47 for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value cannot be reasonably estimated because the settlement dates are unknown.

15. Legal proceedings, commitments and contingencies:

(a) Legal proceedings

The Business Unit is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Business Unit’s long-term results of operations, cash flows or financial position.

(b) Environmental matters

During the first quarter of 2006 the Business Unit closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. Spinco has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Business Unit is a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Business Unit that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Business Unit. As of December 31, 2006, the Business Unit has established reserves totaling $4 million for estimated remediation costs on the three active sites across its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Business Unit believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Business Unit among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the Business Unit has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

(c) Purchase obligations

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Business Unit and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Business Unit can cancel without penalty. As of December 31, 2006, the Business Unit’s commitments under non-cancelable purchase obligations were $32 million in 2007 and $6 million thereafter.

(d) Commitments

The Business Unit leases various equipment, warehouse space and office space under operating leases. The equipment leases cover light duty vehicles, forklifts and office equipment. The Business Unit recognized rent expense of approximately $16 million, $20 million and $18 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. The Business Unit also leases certain equipment under capital leases. During 2006, the Business Unit entered into new capital leases of $17 million.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit’s future commitments under operating and capital leases as of December 31, 2006 are as follows:

	Capital Leases	Operating Leases	Total

2007	$ 9	$4	$13
2008	8	2	10
2009	8	1	9
2010	5	—	5
2011	3	—	3
Thereafter	12	1	13

	45	$8	$53

Less amounts representing interest	6

Present value of minimum lease payments	39
Less current portion of capital lease obligations	7

Long-term portion of capital lease obligations	$32

Equipment under capital leases are as follows:

	Range of Lives	December 31, 2006	December 25, 2005

Equipment under capital lease	3–11	$ 67	$ 47
Accumulated depreciation		(30)	(22)

		$ 37	$ 25

16. Charges for restructuring and closure of facilities:

(a) Restructuring charges:

As WY has acquired businesses and consolidated them into existing operations, WY has incurred charges associated with the transition and integration of those activities. Certain of those charges were incurred by the Business Unit. The charges reflected in the following table are primarily associated with WY’s 2002 acquisition of Willamette Industries, Inc., which included Fine Paper facilities and restructuring activities at the Dryden, Ontario and Prince Albert, Saskatchewan facilities:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Severance and outplacement costs	$ —	$2	$10
Pension curtailment	—	1	6
Professional services	—	—	1

	$ —	$3	$17

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

As of December 25, 2005, the Business Unit’s accrued liabilities included approximately $5 million of severance accruals related to integration and restructuring charges.

(b) Closures of facilities:

Facilities that do not represent a long-term strategic fit for the Business Unit, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions and increasing productivity at many of the Business Unit’s operating facilities have provided the Business Unit with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.

Closure charges recognized in 2005 include costs related to the closure of a pulp and paper facility and a fine paper machine. Additionally, the Business Unit recognized impairment charges for Wapawekka and a sawmill as they sell chips and hog fuel to the closed pulp and paper facility and do not have an alternate market for such residuals.

The Business Unit does not expect to incur any additional material charges related to these closures. Charges for closure of facilities include:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Asset impairments	$—	$499	$ —
Termination benefits	—	43	—
Other closure costs	19	—	—
(Gain) loss on curtailment of pension benefits	2	(8)	—
Reversals of closure charges recorded in prior periods	(6)	—	—

	$15	$534	$ —

Changes in accrued termination benefits related to facility closures during the years ended December 31, 2006 and December 25, 2005 were as follows:

	December 31, 2006	December 25, 2005

Accrued severance—beginning balance	$43	$—
Costs incurred and charged to expense	—	43
Payments	(24)	—
Other adjustments	(5)	—

Accrued severance—ending balance	$14	$43

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

17. Business segments:

Following the Transaction, the Business Unit operates in the two reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Business Unit’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Business Unit evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

An analysis and reconciliation of the Business Unit’s business segment information to the respective information in the combined financial statements is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales to and revenues from customers external to the Business Unit:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

	3,306	3,267	3,026

Intersegment sales:
Papers	—	2	1
Wood	71	143	126

	71	145	127

Total sales and revenues	3,377	3,412	3,153
Inter segment eliminations	(71)	(145)	(127)

	$3,306	$3,267	$3,026

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Depreciation and amortization:
Papers	$302	$341	$335
Wood	9	16	13

	$311	$357	$348

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Charges for restructuring, closure of facilities and goodwill impairment:
Papers	$765	$461	$16
Wood	(1)	77	1

	$764	$538	$17

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Capital expenditures:
Papers	$64	$108	$84
Wood	—	5	5

	$64	$113	$89

	December 31, 2006	December 25, 2005

Total assets:
Papers	$3,933	$4,883
Wood	65	87

	$3,998	$4,970

18. Geographical areas:

The Business Unit attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer.

Export sales from the United States consist principally of pulp. Long-lived assets consist of goodwill and property and equipment used in the generation of revenues in the different geographical areas.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Selected information related to the Business Unit’s operations by geographical area is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales to and revenues from customers external to the Business Unit:
United States	$2,791	$2,663	$2,737
Canada	515	559	288
Other foreign countries	—	45	1

	$3,306	$3,267	$3,026

	December 31, 2006	December 25, 2005

Long-lived assets:
United States	$2,324	$3,164
Canada	755	869

	$3,079	$4,033

19. Countervailing and antidumping duties:

The U.S. and Canada reached a final settlement in 2006 to a long-standing trade dispute over Canadian exports of softwood lumber into the U.S. Under the settlement agreement, a Canadian export tax was instituted that replaced countervailing and antidumping duties imposed by the U.S., and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. The Business Unit received its refund of countervailing and antidumping duties of $65 million and recognized the refund as other income in the fourth quarter of 2006.

20. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted loss per share:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Net loss applicable to common shares	$ (609)	$ (478)	$ (17)
Weighted average number of common shares outstanding (millions)	284.1	284.1	284.1
Effect of dilutive securities (millions)	—	—	—

Weighted average number of diluted common shares outstanding (millions)	284.1	284.1	284.1

Basic net loss per share (in dollars)	$ (2.14)	$ (1.68)	$ (0.06)
Diluted net loss per share (in dollars)	(2.14)	(1.68)	(0.06)

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Prior to the Transaction, Weyerhaeuser Fine Paper Business did not have common stock or stock options outstanding. The weighted average number of common shares outstanding for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 assumes that all common stock outstanding immediately after the Contribution of the Business Unit were outstanding for the entire prior years. The effect of dilutive securities for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 was not considered in prior years as the impact would be antidilutive.

21. Condensed combining financial information.

The following information is presented as required under Rule 3.10 of Regulation S-X, in connection with Domtar Corporation anticipated issuance of debt securities in exchange for outstanding debt securities of Domtar Inc., a wholly-owned subsidiary of Domtar Corporation. Pursuant to this exchange transaction, the securities that will be issued (the “Guaranteed Debt”) will be fully and unconditionally guaranteed by Domtar Paper Company, LLC, a wholly-owned subsidiary of Domtar Corporation (“Guarantor Subsidiary”) and the successor to the Weyerhaeuser Fine Paper Business U.S. Operations. The Guaranteed Debt will not be guaranteed by the Guarantor Subsidiary’s own wholly-owned subsidiaries; namely Domtar Delaware Investments Inc., Domtar Delaware Holdings LLC and Domtar Delaware Holdings Inc. (and subsidiaries including Domtar Inc.), (collectively the “Non-Guarantor Subsidiaries” and the successor to the Weyerhaeuser Fine Paper Business Canadian Operations).

The following supplemental condensed combining financial information sets forth, on an uncombined basis, the balance sheets as at December 31, 2006 and December 25, 2005 and the statements of operations and cash flows for the fiscal years ended December 31, 2006, December 25, 2005 and December 26, 2004 for the Weyerhaeuser Fine Paper Business U.S. Operations, the Weyerhaeuser Fine Paper Business Canadian Operations, and, on a combined basis, the Weyerhaeuser Fine Paper Business.

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining balance sheet as at December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Assets
Current assets:
Cash	—	1	—	1
Receivables	300	40	—	340
Inventories	428	102	(10)	520
Prepaid expenses	3	3	—	6
Deferred income taxes	21	1	—	22

Total current assets	752	147	(10)	889
Property, plant and equipment, net	2,306	745	—	3,051
Construction in progress	11	3	—	14
Goodwill	11	3	—	14
Deferred pension and other assets	—	30	—	30

Total assets	3,080	928	(10)	3,998

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities	191	65	—	256
Debt and current portion of capital leases	6	6	—	12

Total current liabilities	197	71	—	268
Environmental and landfill reserves	11	9	—	20
Other liabilities	34	3	—	37
Deferred income taxes	698	60	—	758

Total liabilities	940	143	—	1,083
Business Unit equity	2,140	785	(10)	2,915

Total liabilities and Business Unit equity	3,080	928	(10)	3,998

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining balance sheet as at December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Assets
Current assets:
Cash	—	1	—	$1
Receivables	255	66	—	321
Inventories	419	148	(5)	562
Prepaid expenses	2	2	—	4
Deferred income taxes	17	3	—	20

Total current assets	693	220	(5)	908
Property, plant and equipment, net	2,413	806	—	3,219
Construction in progress	44	7	—	51
Goodwill	760	3	—	763
Deferred pension and other assets	—	29	—	29

Total assets	3,910	1,065	(5)	4,970

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities	174	144	—	$318
Debt and current portion of capital leases	5	7	—	12

Total current liabilities	179	151	—	330
Environmental and landfill reserves	17	9	—	26
Other liabilities	24	—	—	24
Deferred income taxes	755	62	—	817

Total liabilities	975	222	—	1,197
Business Unit equity	2,935	843	(5)	3,773

Total liabilities and Business Unit equity	3,910	1,065	(5)	4,970

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of operations for the fiscal year ended December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,656	978	(328)	3,306
Costs and expenses:
Cost of products sold	2,084	888	(323)	2,649
Depreciation and amortization	232	79	—	311
Taxes other than payroll and income taxes	11	14	—	25
Selling, general and administrative including allocated Weyerhaeuser Company costs	144	30	—	174
Charges for closure of facilities	1	14		15
Impairment of goodwill	749	—	—	749
Refund of countervailing and antidumping deposits	—	(65)	—	(65)
Other operating costs (income)	5	(1)		4

Total costs and expenses	3,226	959	(323)	3,862

Operating income (loss)	(570)	19	(5)	(556)
Income tax expense	50	3	—	53

Net income (loss)	(620)	16	(5)	(609)

Condensed combining statement of operations for the fiscal year ended December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,570	1,078	(381)	3,267
Costs and expenses:
Cost of products sold	2,096	1,047	(383)	2,760
Depreciation and amortization	235	122	—	357
Taxes other than payroll and income taxes	10	14	—	24
Selling, general and administrative including allocated Weyerhaeuser Company costs	150	24	—	174
Charges for restructuring	1	2	—	3
Charges for closure of facilities	—	534	—	534
Impairment of goodwill	—	1	—	1
Other operating costs (income)	2	(10)	—	(8)

Total costs and expenses	2,494	1,734	(383)	3,845

Operating income (loss)	76	(656)	2	(578)
Income tax benefit	(5)	(95)	—	(100)

Net income (loss)	81	(561)	2	(478)

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of operations for the fiscal year ended December 26, 2004

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,372	1,004	(350)	3,026
Costs and expenses:
Cost of products sold	1,937	895	(347)	2,485
Depreciation and amortization	235	113	—	348
Taxes other than payroll and income taxes	11	11	—	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	159	33	—	192
Charges for restructuring	—	17	—	17
Other operating costs	—	3	—	3

Total costs and expenses	2,342	1,072	(347)	3,067

Operating income (loss)	30	(68)	(3)	(41)
Income tax expense (benefit)	4	(28)	—	(24)

Net income (loss)	26	(40)	(3)	(17)

Condensed combining statement of cash flows for the fiscal year ended December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Cash provided by (used in):
Operations:
Net income (loss)	(620)	16	(5)	(609)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	892	69	5	966

Net cash provided by operating activities	272	85	—	357

Investments:
Additions to property, plant and equipment	(50)	(14)	—	(64)
Proceeds from sale of property, plant and equipment	1	—	—	1

Net cash used in investing activities	(49)	(14)	—	(63)

Financing:
Net payments to Weyerhaeuser	(218)	(69)	—	(287)
Debt and capital lease payments	(5)	(2)	—	(7)

Net cash used in financing activities	(226)	(68)	—	(294)

Change in cash	—	—	—	—
Cash, beginning	—	1	—	1

Cash, ending	—	1	—	1

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of cash flows for the fiscal year ended December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

Cash provided by (used in):	$	$	$	$
Operations:
Net income (loss)	81	(561)	2	(478)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	115	555	(2)	668

Net cash provided by (used in) operating activities	196	(6)	—	190

Investments:
Additions to property, plant and equipment	(71)	(42)	—	(113)
Proceeds from sale of property, plant and equipment	4	—	—	4

Net cash used in investing activities	(67)	(42)	—	(109)

Financing:
Net contributions from (payments to) Weyerhaeuser	(124)	48	—	(76)
Debt and capital lease payments	(5)	(1)	—	(6)

Net cash provided by (used in) financing activities	(129)	47	—	(82)

Change in cash	—	(1)	—	(1)
Cash, beginning	—	2	—	2

Cash, ending	—	1	—	1

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of cash flows for the fiscal year ended December 26, 2004

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

Cash provided by (used in):	$	$	$	$

Operations:
Net income (loss)	26	(40)	(3)	(17)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	154	69	3	226

Net cash provided by operating activities	180	29	—	209

Investments:
Additions to property, plant and equipment	(46)	(43)	—	(89)
Proceeds from sale of property, plant and equipment	7	—	—	7

Net cash used in investing activities	(39)	(43)	—	(82)

Financing:
Net contributions from (payments to) Weyerhaeuser	(136)	15	—	(121)
Debt and capital lease payments	(5)	—	—	(5)

Net cash provided by (used in) financing activities	(141)	15	—	(126)

Change in cash	—	1	—	1
Cash, beginning	—	1	—	1

Cash, ending	—	2	—	2

Management’s report on internal control over financial reporting

Management of Domtar is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 15a-15(d) under the Securities Exchange Act of 1934). Domtar’s internal control over financial reporting is a process designed under the supervision of Domtar’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in Canada.

As of December 31, 2006, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of December 31, 2006 was effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent auditor.

Raymond Royer	Daniel Buron
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

Montreal, Quebec

February 22, 2007

Independent registered public accounting firm

To the Shareholders of Domtar Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Domtar Inc. as of December 31, 2006 and audits of its December 31, 2005 and December 31, 2004 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Domtar Inc. as at December 31, 2006 and December 31, 2005 and the related consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Corporation’s financial statements as at December 31, 2006 and 2005 and for the three-year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as at December 31, 2006 and December 31, 2005 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Corporation maintained effective internal control over financial reporting as at December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec

February 22, 2007

Domtar Inc.

Consolidated balance sheets

As at December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005

$		$

Assets
Current assets
Cash and cash equivalents	649	83
Receivables (Note 9)	305	294
Inventories (Note 10)	575	715
Prepaid expenses	14	11
Income and other taxes receivable	18	16
Future income taxes (Note 7)	45	38

	1,606	1,157
Property, plant and equipment (Note 11)	3,044	3,634
Assets held for sale (Note 4)	24	—
Goodwill	6	92
Other assets (Note 12)	275	309

	4,955	5,192

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	62	21
Trade and other payables (Note 13)	533	651
Income and other taxes payable	20	29
Long-term debt due within one year (Note 14)	2	2

	617	703
Long-term debt (Note 14)	1,889	2,257
Future income taxes (Note 7)	285	292
Other liabilities and deferred credits (Note 15)	223	331

Commitments and contingencies (Note 16)

Shareholders’ equity
Preferred shares (Note 17)	32	36
Common shares (Note 17)	1,788	1,783
Contributed surplus (Note 17)	15	14
Retained earnings (deficit)	308	(19)
Accumulated foreign currency translation adjustments (Note 19)	(202)	(205)

	1,941	1,609

	4,955	5,192

Approved by the Board:

Brian M. Levitt, Director Raymond Royer, Director

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Inc.

Consolidated earnings

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

		Restated (Note 4)	Restated (Note 4)

	$	$	$

Sales	3,989	4,247	4,403
Operating expenses
Cost of sales	3,392	3,720	3,798
Selling, general and administrative	218	231	245
Amortization	284	329	325
Antidumping and countervailing duties refund	(164)	—	—
Closure and restructuring costs (Note 5)	35	317	49
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)

	3,752	4,596	4,380

Operating profit (loss) from continuing operations	237	(349)	23
Financing expenses (Note 6)	150	144	141

Earnings (loss) from continuing operations before income taxes	87	(493)	(118)
Income tax expense (recovery) (Note 7)	24	(183)	(55)

Earnings (loss) from continuing operations	63	(310)	(63)
Earnings (loss) from discontinued operations (Note 4)	265	(78)	21

Net earnings (loss)	328	(388)	(42)

Per common share (in dollars) (Note 8)
Earnings (loss) from continuing operations
Basic	0.27	(1.36)	(0.28)
Diluted	0.27	(1.36)	(0.28)
Net earnings (loss)
Basic	1.42	(1.69)	(0.19)
Diluted	1.42	(1.69)	(0.19)

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Inc.

Consolidated cash flows

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

		Restated (Note 4)	Restated (Note 4)

	$	$	$

Operating activities
Earnings (loss) from continuing operations	63	(310)	(63)
Non-cash items:
Amortization and write-down of property, plant and equipment (Note 5)	284	554	336
Future income taxes (Note 7)	25	(193)	(68)
Closure and restructuring costs, excluding write-down of property, plant and equipment (Note 5)	35	92	38
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)
Other	(5)	(1)	1

	389	141	207

Changes in working capital and other items
Receivables (Note 9)	(113)	(79)	(37)
Inventories	45	(23)	(66)
Prepaid expenses	(2)	4	8
Trade and other payables	(12)	(27)	(44)
Income and other taxes	1	1	16
Early settlement of interest rate swap contracts (Note 18)	—	—	20
Other	(19)	(20)	(8)
Payments of closure and restructuring costs, net of proceeds on disposition	(67)	(38)	(10)

	(167)	(182)	(121)

Cash flows provided from (used for) operating activities of continuing operations	222	(41)	86

Investing activities
Additions to property, plant and equipment	(108)	(139)	(167)
Proceeds from disposals of property, plant and equipment	17	10	41
Proceeds from disposal of business (Note 4)	560	—	—
Business acquisition	—	—	(2)
Other	2	(3)	(1)

Cash flows provided from (used for) investing activities of continuing operations	471	(132)	(129)

Financing activities
Dividend payments	(1)	(56)	(56)
Change in bank indebtedness	47	10	—
Change in revolving bank credit, net of expenses	(160)	21	105
Issuance of long-term debt, net of expenses	—	482	2
Repayment of long-term debt	(2)	(266)	(7)
Premium on redemption of long-term debt	—	(7)	—
Common shares issued, net of expenses	4	7	19
Redemptions of preferred shares	(3)	(3)	(3)

Cash flows provided from (used for) financing activities of continuing operations	(115)	188	60

Cash flow from discontinued operations (Note 4)
Operating activities	26	31	36
Investing activities	(554)	(55)	(54)
Financing activities	514	38	4

Cash flows provided from (used for) discontinued operations	(14)	14	(14)

Net increase in cash and cash equivalents	564	29	3
Translation adjustments related to cash and cash equivalents	2	2	1
Cash and cash equivalents at beginning of year	83	52	48

Cash and cash equivalents at end of year	649	83	52

Cash and cash equivalents at end of year, related to:
Continuing operations	649	83	52
Discontinued operations (Note 4)	—	—	—

Cash and cash equivalents at end of year	649	83	52

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Inc.

Consolidated retained earnings

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

	$	$	$

Retained earnings (deficit) at beginning of year—as reported	(19)	412	512
Cumulative effect of change in accounting policy (Note 2)	—	—	(3)

Retained earnings (deficit) at beginning of year—as restated	(19)	412	509
Net earnings (loss)	328	(388)	(42)
Dividends on common shares	—	(42)	(54)
Dividends on preferred shares	(1)	(1)	(1)

Retained earnings (deficit) at end of year	308	(19)	412

The accompanying notes are an integral part of the consolidated financial statements.

Domtar Inc.

Notes to consolidated financial statements

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 1. Summary of significant accounting policies

The consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) and are not intended to provide certain disclosures which would typically be found in financial statements prepared in accordance with U.S. GAAP. The significant differences are described in Note 23. These consolidated financial statements are dated February 22, 2007.

Basis of consolidation

The consolidated financial statements include the accounts of Domtar Inc. and its subsidiaries (the Corporation) as well as its joint ventures (collectively Domtar). Investments over which the Corporation exercises significant influence are accounted for using the equity method. The Corporation’s interests in joint ventures are accounted for using the proportionate consolidation method.

Use of estimates

The consolidated financial statements have been prepared in conformity with Canadian GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

Translation of foreign currencies

Self-sustaining foreign operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into Canadian dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.”

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Foreign currency transactions and integrated foreign operations

For foreign currency transactions and foreign subsidiaries that are considered financially and operationally integrated, the temporal method of translation of foreign currencies has been used. Monetary items are translated at the rate in effect at the balance sheet date, non-monetary items are translated at their historical rate (as well as the related amortization) and revenues and expenses are translated at the rate in effect at the transaction date or at the average exchange rates during the year as appropriate. Translation gains and losses, except those on long-term debt, are included in “Selling, general and administrative” expenses.

Foreign currency long-term debt

For the Corporation’s long-term debt designated as a hedge of the net investment in self-sustaining foreign subsidiaries, exchange gains and losses are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.” Prior to the fourth quarter of 2004, a portion of the foreign currency denominated long-term debt of the Corporation was designated as a hedge of future U.S. dollar revenue stream and exchange gains and losses were deferred and were recognized when the designated revenue is earned or when it becomes probable that the forecasted transaction will not occur, as the hedge then ceases to be effective.

Variable interest entities

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar consolidates the VIE if Domtar is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses.

Revenue recognition

Domtar recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

Income taxes

Domtar uses the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net future tax asset or liability is included in earnings and in the “Accumulated foreign currency translation

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

adjustments” account under “Shareholders’ equity.” Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled. Domtar does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

Receivables

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings in the period when the sale occurs.

Inventories

Inventories of operating and maintenance supplies and raw materials are valued at the lower of average cost and replacement cost. Work in process and finished goods are valued at the lower of average cost and net realizable value, and include the cost of raw materials, direct labor and manufacturing overhead expenses.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated amortization including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $10 million and having a duration in excess of one year. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The amortization expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No amortization is recorded on assets under construction.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a segment, based upon discounted cash flows, exceeds the net carrying amount of that segment as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the segment over the fair value of the identifiable net assets of the segment.

Other assets

Other assets are recorded at cost. Expenses and discounts related to the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related obligation.

Deferred credits

Deferred credits comprise the deferred net gain on early settlements of interest rate swap contracts and grants and investment tax credits obtained upon the acquisition of property, plant and equipment and, in periods prior to Domtar’s sale of its interest in Norampac, the deferred gain on the contribution of net assets to Norampac. The deferred gain on the contribution of net assets to Norampac was amortized on a straight-line basis over 15 years. The deferred net gain on early settlements of interest rate swap contracts is amortized as an adjustment to “Financing expenses” over the initially designated periods of the respective interest payments. Investment tax credits are amortized on the same basis as the related property, plant and equipment.

Environmental costs

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Asset retirement obligations

Asset retirement obligations are recognized, at fair value, in the period in which Domtar incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

Stock-based compensation and other stock-based payments

Domtar uses the fair value based approach of accounting for stock-based payments to directors and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to stated capital together with any related stock-based compensation expense.

Stock-based compensation expense is recognized over the vesting period of the options, share purchase rights and bonus shares. For employee share purchase discounts, compensation expense is recognized when employees purchase shares. The contributed surplus component of the stock-based compensation is transferred to capital stock upon the issuance of common shares.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common shares acquired by the Corporation under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common shares acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

Derivative instruments

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar in the management of its foreign currency, price risk and interest rate exposures. Except for two interest rate swap contracts of Norampac, which were assumed through business acquisitions, Domtar does not use derivative instruments for speculative purposes. On December 29, 2006, Domtar sold its interest in Norampac.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Derivatives designated for hedge accounting

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments. Hedge accounting requires that gains, losses, revenues and expenses of a hedging item be recognized in the same period that the associated gains, losses, revenues and expenses of the hedged item are recognized.

Realized and unrealized gains or losses associated with hedging instruments for which the underlying hedged items are either sold, paid or terminated are recognized to earnings. Realized and unrealized gains or losses when hedging instruments have ended or ceased to be effective prior to their maturity are deferred and recognized in earnings concurrently with the recognition of the item being hedged.

Domtar hedges its foreign exchange exposure on anticipated sales denominated in U.S. dollars through the use of options and forward contracts. Resulting gains and losses, including premiums on options, are recognized when the designated sale is recognized and are included in “Sales.”

Domtar hedges its exposure to price risk associated with purchases of bunker oil through the use of cash settled commodity swaps. Norampac hedged its exposure to price risk associated with purchases of electricity through the use of cash settled commodity swaps. Resulting gains and losses are recognized when the designated purchase is recognized and are included in “Cost of sales.”

Domtar hedges its exposure to interest rate on its long-term debt through the use of interest rate swap contracts. Amounts accounted for under interest rate swap contracts are included in “Financing expenses.”

Derivatives not designated for hedge accounting

For the exposure to price risk associated with sales of Northern Bleached Softwood Kraft (NBSK) pulp swap contracts, as well as old corrugated containers, unbleached kraft linerboard and semi-chemical medium paper, Domtar does not meet the requirements for hedge accounting. As a result, Domtar accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses or, for items related to Norampac, as part of discontinued operations.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

For the two interest rate swap contracts of Norampac, which were used for speculative purposes, the change in their fair value was recorded in discontinued operations.

Pensions

Domtar’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar accrues the cost of defined benefit plans as determined by independent actuaries. The net periodic benefit cost includes the following:

•	the cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	the interest cost of pension obligations,

•

the expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	gains or losses on settlements and curtailments,

•	the straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

Other employee future benefit plans

Domtar accrues the cost of post-retirement benefits other than pensions as determined by independent actuaries. These benefits, which are funded by Domtar as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar amortizes the cumulative unrecognized net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Investment tax credits

Investment tax credits are recognized in earnings as a reduction of research and development expenses when Domtar has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Disclosure of guarantees

A guarantee is a contract or an indemnification agreement that contingently requires Domtar to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party.

Countervailing and antidumping duties

Prior to the Softwood Lumber Agreement 2006 that was rendered effective October 12, 2006, cash deposits for countervailing and antidumping duties (lumber duties) made, were expensed as the deposits for softwood lumber export sales to the United States were made. The lumber duties expensed were presented in “Cost of sales.” Recoveries of cash deposits for lumber duties are only recognized when the amounts are reasonably measurable and their recovery is virtually certain. Recoveries resulting from the Softwood Lumber Agreement 2006 were recorded in “Antidumping and countervailing duties refund.” The 18.06% special charge imposed by the Canadian Government relating to this refund is provided for in “Trade and other payables.” Export taxes imposed by the Government of Canada are expensed as softwood lumber export sales to the United States are made. These export taxes are presented in “Cost of sales.”

Note 2. Accounting changes

2006

Stock-based compensation for employees eligible to retire before the vesting date

In July 2006, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC 162, “Stock-based Compensation for Employees Eligible to Retire before the Vesting Date.” EIC-162 clarifies the accounting for compensation costs relating to stock-based awards granted to employees. EIC-162 requires that: i) compensation costs attributable to stock-based awards granted to employees who are eligible to retire on the grant date be recognized on the grant date; and ii) compensation cost attributable to stock-based awards granted to employees who will become eligible to retire during the vesting period be recognized over the period from the grant date to the date of retirement eligibility. This abstract is to be applied

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

retroactively, with restatement of prior periods, and is effective for the year ended December 31, 2006. The adoption of this guideline had no significant impact on the consolidated financial statements under Canadian GAAP.

2004

Asset retirement obligations

On January 1, 2004, Domtar adopted retroactively with restatement of prior periods the new CICA Handbook Section 3110 “Asset Retirement Obligations,” which requires entities to record a liability at fair value, in the period in which it incurs a legal obligation associated to the retirement of an asset. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate. Section 3110 is analogous to the requirements of Statement of Financial Accounting Standards (SFAS) 143 “Accounting for Asset Retirement Obligations,” which was adopted for U.S. GAAP purposes on January 1, 2003. Asset retirement obligations in connection with the adoption of Section 3110 were primarily linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. For such assets, a liability is initially recognized in the period in which sufficient information exists to estimate a range of possible settlement dates. The adoption of Section 3110 has decreased the December 31, 2003 retained earnings by $3 million, $0.01 per common share, decreased assets by $7 million and decreased liabilities by $4 million.

Impact of accounting pronouncements not yet implemented

Accounting changes

On July 1, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period effects of changes in accounting policies, estimates and errors on the financial statements. The standard is effective for fiscal years beginning on or after January 1, 2007, with earlier adoption encouraged. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections related to financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” These Sections apply to fiscal years beginning on or after October 1, 2006.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new Section:

•

All financial assets and liabilities will be carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which will be carried at amortized cost.

•	Realized and unrealized gains and losses on trading financial assets and liabilities will be recognized immediately in the consolidated statement of income.

•

Unrealized gains and losses on financial assets that are available for sale will be recognized in other comprehensive income until their realization, after which these amounts will be recognized in the consolidated statement of income.

•

All derivatives financial instruments will be carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

•	Gains and losses on instruments designated as cash flow hedges are recognized in other comprehensive income, except for the ineffective portion of the hedges which will be recognized in net income.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging derivatives are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk will also be recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments will be recorded in other comprehensive income. These amounts will be reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness will be recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduces a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

Domtar is currently completing its evaluation of the impact that these accounting pronouncements will have on its first quarter 2007 financial statements. Domtar expects the more significant impacts of applying these new Sections to relate to:

•	the requirement to present a new statement entitled “Comprehensive income,”

•	the recognition of the fair value of cash flow hedges on the balance sheet with the offset to other comprehensive income,

•	the reclassification of foreign currency translation adjustments from Accumulated foreign currency translation adjustments to Other comprehensive income,

•	the reclassification of the deferred gains on the early settlement of interest rate swap contracts from Other liabilities and deferred credits to Long-term debt,

•	the reclassification of unamortized debt issue costs and long-term debt discounts from Other asset to Long-term debt.

As such, as at January 1, 2007, Domtar expects Other assets to decrease by approximately $26 million, Future income tax asset to increase by approximately $2 million, Other long-term liabilities and deferred credits to decrease by $5 million, Long-term debt to decrease by $14 million, Accumulated foreign currency translation adjustments to be nil and Accumulated other comprehensive income (loss) to be a loss of $207 million.

Financial instrument—disclosures and presentation

In April 2005, the AcSB issued Handbook Section 3861 “Financial instruments—Disclosure and presentation.” This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued Handbook Section 3862 “Financial instruments—Disclosures” and Handbook Section 3863 “Financial instruments—Presentation.” These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of these standards to have a material impact on its consolidated financial position and results of operations.

Capital disclosure

In December 2006, the AsCB issued Handbook Section 1535 “Capital Disclosures,” which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Note 3. Measurement uncertainty

Impairment of long-lived assets

Domtar reviews the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

During the fourth quarter of 2006, Domtar conducted Step I impairment tests on most of the Canadian Pulp and Paper manufacturing facilities and the Wood segment.

Estimates of future cash flows used to test the recoverability of a long-lived asset included key assumptions related to trend prices, the 10 to 15 years forecasted exchange rate for the U.S. dollar and the estimated useful life of the long-lived assets.

The trend prices were based on an analysis of external price trends, including Resource Information Systems, Inc. (RISI), as well as normalized pulp, paper and wood pricing over a business cycle at the mills subjected to the impairment tests.

The forecasted Canadian-U.S. foreign exchange rate assumptions were based on independent market information, as well as analysis of historical data, trends and cycles. Management expects the 10 to 15 years average rate to be approximately CAN$1.00 = US$0.75.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Domtar concluded that the recognition of an impairment loss for the business units analyzed was not required.

Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the net carrying amount of the assets tested for impairment. The total net carrying amount of these assets was $873 million as at December 31, 2006.

Note 4. Discontinued operations and assets held for sale

In December 2006, Domtar announced that it had reached an agreement in principle to sell its 50% interest in Norampac Inc. to Cascades Inc. for a cash consideration of $560 million. The sale was finalized on December 29, 2006, accordingly Norampac will no longer be included in the Packaging segment but classified as discontinued operations in the consolidated earnings and cash flows.

In November 2005, as part of its restructuring program, Domtar announced its intention to sell the Vancouver, British Columbia paper mill. Effective in the second quarter of 2006, the Vancouver paper mill was permanently closed. Considering the fact that its major product line will not continue to be sold, the Vancouver paper mill will no longer be included in the Papers segment but classified as discontinued operations in the consolidated earnings and cash flows and the property, plant and equipment as held for sale in the consolidated balance sheet. In July 2006, Domtar reached an agreement to sell the Vancouver paper mill property, subject to a number of closing conditions.

The consolidated earnings and cash flows for the years ended December 31, 2005 and 2004 have been restated for purposes of comparability.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides selected financial information related to discontinued operations:

	2006	2005	2004

	$	$	$

Sales	673	719	712

Operating expenses	610	717	687
Closure and restructuring costs	22	116	(1)

Operating profit (loss) from discontinued operations	41	(114)	26
Financing expenses	13	11	7
Amortization of deferred gain	—	(5)	(5)
Gain on disposal of business	(299)	—	—

Earnings (loss) from discontinued operations before income taxes	327	(120)	24
Income tax expense (recovery)	62	(42)	3

Earnings (loss) from discontinued operations	265	(78)	21
Basic earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09
Diluted earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09

Note 5. Closure and restructuring costs

In 2005, Domtar’s management announced a series of targeted measures aimed at returning the Corporation to profitability. The plan included closures of the Cornwall and Ottawa, Ontario paper mills, the Grand-Remous and Malartic, Quebec sawmills, the sale of the Vancouver, British Columbia paper mill and cost-cutting initiatives. This workforce reduction and restructuring plan is in addition to the plans announced in 2004, which covered the Corporation’s paper and merchant operations in Canada and the United States.
In 2004, Domtar sold the St. Catharines, Ontario paper mill, which was closed in 2002, for $1 million to a third party who agreed to purchase it in its existing state. As such, the majority of the remaining closure cost provision was reversed.

In 2004, Domtar's management decided to permanently shut down the sawmill located in Chapleau, Ontario.

As at December 31, 2006, the balance of the provision was $26 million (2005—$83 million), which includes $20 million (2005—$75 million) related to the Papers segment and $6 million (2005—$8 million) related to the Wood segment.

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates of future events at December 31, 2006. Closure costs and restructuring estimates are dependent on future events. Although Domtar does not anticipate significant changes, the actual costs may differ from these

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further working capital and property, plant and equipment write-downs may be required in future periods.

The following table provides a reconciliation of all closure and restructuring costs:

	2006			2005			2004
	Papers	Wood	Total	Papers	Wood	Total	Papers	Wood	Total

			$			$			$

Labor costs	18	1	19	60	4	64	41	3	44
Write-down of certain inventory items	10	—	10	12	1	13	—	—	—
Write-down of property, plant and equipment	—	—	—	201	23	224	—	11	11
Other closure related costs	9	—	9	17	2	19	1	—	1
Reversal of provision	(3)	—	(3)	(3)	—	(3)	(7)	—	(7)

Closure and restructuring costs	34	1	35	287	30	317	35	14	49

Further costs related to the plans expected to be incurred over 2007 and thereafter are not significant.

The following table provides a reconciliation of all closure and restructuring cost provisions:

	2006	2005

	$	$

Balance at beginning of year from continuing operations	83	36
Severance payments	(45)	(27)
Reclass to pension plans	(15)	—
Reversal of provision	(3)	(1)
Other	—	1
Additions
Labor costs	5	64
Environmental costs	—	10
Other	1	—

Balance at end of year from continuing operations	26	83
Discontinued operations	1	16

Balance at end of year	27	99

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 6. Financing expenses

	2006	2005	2004

	$	$	$

Interest on long-term debt	150	148	149
Exchange gains on long-term debt	—	(4)	—
Receivables securitization	14	8	6
Net interest recoveries related to interest rate swap contracts	—	—	(2)
Refinancing expenses(a)	—	7	—
Amortization of deferred net gain on early settlements of interest rate swap contracts	(12)	(14)	(14)
Amortization of debt issue costs and other	2	2	6

	154	147	145
Less: Income from short-term investments	3	2	1
Capitalized interest	1	1	3

	150	144	141

Cash payments (cash receipts)
Interest, net of interest income and amounts capitalized	145	137	147
Net cash receipts related to interest rate swap contracts	—	—	(20)

	145	137	127

(a)	In 2005, the Corporation recorded $7 million for a call premium paid to redeem the 8.75% notes.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 7. Income taxes

The following table provides a reconciliation of income taxes computed at the Canadian statutory rate to income tax recovery presented on the Consolidated earnings:

	2006	2005	2004

	$	$	$

Combined basic Canadian federal and provincial tax rate (statutory income tax rate)	33.9%	33.6%	33.7%
Income tax expense (recovery) based on statutory income tax rate	29	(166)	(40)
Large corporation tax	—	4	6
Canadian manufacturing and processing activities	2	4	—
Foreign rate differential	(7)	(19)	(22)
Reassessment of prior years by tax authorities	(10)	(10)	(4)
Impact of increase (decrease) in income tax rate on future income taxes	(2)	8	—
Permanent difference on foreign exchange losses (gains)	15	—	(1)
Other	(3)	(4)	6

Income tax expense (recovery)	24	(183)	(55)

Income tax expense (recovery)
Current	(1)	10	13
Future	25	(193)	(68)

	24	(183)	(55)

Net cash receipts for income taxes in 2006 amounted to $12 million (2005—net payments amounted to $6 million; 2004—net payments amounted to $9 million).

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides the geographic distribution of the income tax expense (recovery):

	2006	2005	2004

	$	$	$

Earnings (loss) before income taxes
Canada	(133)	(549)	(231)
Foreign	220	56	113

	87	(493)	(118)

Current income taxes
Canada	(8)	3	2
Foreign	7	7	11

	(1)	10	13

Future income taxes
Canada	(33)	(174)	(57)
Foreign	58	(19)	(11)

	25	(193)	(68)

	2006	2005

	$	$

Components of future income tax assets and liabilities
Future income tax assets
Accounting provisions not deductible for tax purposes	68	66
Losses and other deductions carryforward	441	533
Deferred credits	11	33

	520	632

Future income tax liabilities
Property, plant and equipment	(673)	(786)
Pension and other employee future benefit plans	(33)	(22)
Impact of foreign exchange on long-term debt	(51)	(60)
Other	(1)	(6)

	(758)	(874)

Total net future income tax liability	(238)	(242)

Net current future income tax asset	45	38
Net non-current future income tax asset	2	18
Net current future income tax liability	—	(6)
Net non-current future income tax liability	(285)	(292)

	(238)	(242)

As at December 31, 2006, Domtar had federal net operating losses carryforward of $1,158 million. These federal net operating losses carryforward are set to expire between 2010 and 2025.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 8. Earnings (loss) per share

The basic net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and share purchase loans. The diluted net earnings (loss) per share is calculated using the treasury method, as if all common share equivalents had been exercised at the beginning of the year, or the date of the issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of Domtar at the average trading price of the common shares during the year. Stock options to purchase common shares are not included in the computation of diluted net earnings (loss) per share in years when net losses are recorded given that they are anti-dilutive.

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	2006	2005	2004

	$	$	$

Earnings (loss) from continuing operations	63	(310)	(63)
Dividend requirements of preferred shares	1	1	1

Earnings (loss) from continuing operations applicable to common shares	62	(311)	(64)
Net earnings (loss)	328	(388)	(42)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares	327	(389)	(43)
Weighted average number of common shares outstanding (millions)	230.5	229.7	228.7
Effect of dilutive securities (millions)	0.1	—	—

Weighted average number of diluted common shares outstanding (millions)	230.6	229.7	228.7

Basic earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Diluted earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Basic net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)
Diluted net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides the securities that could potentially dilute basic earnings per share in the future but that were not included in the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the years presented:

	2006	2005	2004

Number of shares:
Options	4,023,607	4,833,126	5,306,553
Bonus shares	80,000	136,675	226,693
Rights	84,500	84,500	84,500

Note 9. Receivables

	2006	2005

	$	$

Trade receivables	5	139
Subordinate interest in securitized receivables	285	108
Less: Allowance for doubtful accounts	(13)	(14)

	277	233
Silvicultural credits receivable	5	6
Sales taxes receivable	9	14
Other receivables	14	41

Receivables	305	294

Receivables securitization

Domtar uses securitization of its receivables as a source of financing by reducing its working capital requirements. Domtar’s securitizations consist of the sale of receivables, or the sale of senior beneficial interest in them, to special purpose trusts managed by financial institutions for multiple sellers of receivables. The agreements normally allow the daily sale of new receivables to replace those that have been collected. They also limit the cash that can be received from the sale of the senior beneficial interest. Such sales of receivables are contingent upon annual renewals and retaining specified credit ratings. The subordinate interest retained by Domtar is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

Domtar retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by Domtar for this service approximate the fair value of the services rendered.

In 2006, a net charge of $14 million (2005—$8 million; 2004—$6 million) resulted from the programs described below and was included in “Financing expenses.”

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

U.S. and Canadian accounts receivable program

In January 2002, Domtar entered into an agreement, which was renewed in December 2004 and was scheduled to mature in December 2005 for the securitization of U.S. receivables. The agreement has been extended by the administrator of the program until the new settlement. In February 2006, Domtar entered into a three-year agreement, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is $221 million (US$190 million).

At December 31, the following balances were outstanding under this program:

	2006		2005

	$	US$	$	US$

Securitized receivables	308	265	271	232
Senior beneficial interest held by third parties	(23)	(20)	(163)	(140)

Subordinate interest in securitized receivables retained by Domtar	285	245	108	92

In 2006, the net cash outflow from the sale of senior beneficial interests in the U.S. and Canadian receivables was $140 million (US$120 million) (2005—cash outflow from the sale of U.S. receivables of $9 million (US$8 million); 2004—cash inflow from the sale of U.S. receivables of $17 million (US$14 million)) and was included in the Consolidated cash flows as a use or source of cash from receivables.

Canadian accounts receivable program

In December 2000, Domtar entered into an agreement, which was renewed in December 2003, for the securitization of Canadian receivables for a maximum cash consideration of $75 million. On December 15, 2005, the parties agreed not to renew the agreement, which expired in December 2005. Since February 2006, Canadian receivables are sold in the new combined program mentioned above.

In 2006, the net cash inflow from the sale of senior beneficial interests in the Canadian receivables was nil (2005—cash outflow of $58 million; 2004—cash inflow of $5 million) and was included in the Consolidated cash flows as a use or source of cash from receivables.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 10. Inventories

	2006	2005

	$	$

Work in process and finished goods	342	376
Raw materials	107	182
Operating and maintenance supplies	126	157

	575	715

Note 11. Property, plant and equipment

	2006			2005

	Cost	Accumulated Amortization	Net Carrying Amount	Cost	Accumulated Amortization	Net Carrying Amount

	$	$	$	$	$	$
Machinery and equipment	4,540	2,090	2,450	5,604	2,683	2,921
Buildings	780	424	356	979	504	475
Timber limits and land	189	32	157	209	30	179
Assets under construction	81	—	81	59	—	59

	5,590	2,546	3,044	6,851	3,217	3,634

As at December 31, 2006, a net carrying amount of $7 million (2005—$7 million) included in Buildings is held under capital leases ($9 million for cost (2005—$9 million) and $2 million for accumulated amortization (2005—$2 million)) and a net carrying amount of $4 million (2005—$4 million) included in Timber limits and land is held under capital leases.

As at December 31, 2006, the net carrying amount of idled and permanently closed facilities amounted to $37 million (2005—$5 million).

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 12. Other assets

	2006	2005

	$	$

Accrued benefit asset—defined benefit pension plans (Note 21)	213	204
Investment tax credits receivable	29	33
Unamortized debt issue costs	17	23
Future income tax assets	2	18
Investments and advances	5	12
Discount on long-term debt	9	10
Other	—	9

	275	309

Note 13. Trade and other payables

	2006	2005

	$	$

Trade payables	286	335
Payroll-related accruals	116	119
Accrued interest	39	40
Payables on capital projects	9	8
Rebates accruals	27	15
Accrued benefit liability—defined benefit pension plans (Note 21)	2	2
Accrued benefit liability—other employee future benefit plans (Note 21)	4	6
Provision for environment and other asset retirement obligations (Note 15)	14	21
Closure and restructuring costs excluding costs for defined benefit pension plans and site remediation (Note 5)	15	75
Other	21	30

	533	651

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 14. Long-term debt

	Maturity	2006	2005

		$	$

The Corporation

Unsecured debentures and notes
10% Debentures	2011	82	82
7.875% Notes (2006 and 2005—US$600)	2011	699	700
5.375% Notes (2006 and 2005—US$350)	2013	408	408
7.125% Notes (2006 and 2005—US$400)	2015	466	466
9.5% Debentures (2006 and 2005—US$125)	2016	146	146
10.85% Debentures	2017	75	75
Unsecured revolving credit facility	2010	—	160
Capital lease obligations	2028	11	11
Other		4	5

		1,891	2,053

Norampac
Unsecured notes
6.75% Notes (2006—nil and 2005—US$125)	2013	—	146
Secured revolving credit facility
(2006—nil; 2005—CAN$49 and €7)	2008	—	58
Other		—	2

		—	206

		1,891	2,259
Less: Due within one year		2	2

		1,889	2,257

As at December 31, 2006, principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

2007	2008	2009	2010	2011

$	$	$	$	$
2	—	3	—	781

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The corporation

Unsecured debentures and notes

On August 5, 2005, the Corporation issued $487 million (US$400 million) 7.125% notes due in 2015 at an issue price of $482 million (US$396 million). The gross proceeds from the sale of the notes was used to redeem the 8.75% notes due in August 2006 for an amount of approximately $176 million (US$150 million) and to repay most of the unsecured revolving credit facility then outstanding. Issuance expenses for the new notes of $5 million (US$4 million) were deferred and will be amortized over the duration of the notes.

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Corporation undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

Bank facility

The Corporation has an unsecured revolving credit facility of US$600 million that expires in 2010.

Borrowings under this unsecured revolving credit facility bear interest at a rate based on the Canadian dollar bankers’ acceptance or U.S. dollar LIBOR rate or on the Canadian or U.S. prime rate, each with an added spread that varies with Domtar’s credit rating. This credit facility also requires commitment fees that vary with Domtar’s credit rating.

As at December 31, 2006, there were no borrowings (2005—$175 million, of which $15 million was in the form of overdraft and included in “Bank indebtedness,” and $160 million was included in “Long-term debt”) under the unsecured revolving credit facility that was outstanding. In addition, as at December 31, 2006, the Corporation had outstanding letters of credit pursuant to this bank credit for an amount of $18 million (2005—$21 million). The Corporation also has other outstanding letters of credit for an amount of $3 million (2005—$5 million). A provision of $4 million (2005—$4 million) was recorded related to letters of credits.

In 2006, the interest rates on outstanding borrowings under the bank facilities ranged from 5.00% to 6.50% (2005—from 3.21% to 7.25%).

The Corporation’s borrowing agreements contain restrictive covenants. In particular, the Corporation’s bank facility requires compliance with certain financial ratios on a quarterly basis.

Certain debt agreements require the Corporation to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at December 31, 2006, and the structure of such transactions makes these events unlikely, no provisions have been recorded in the consolidated financial statements.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Norampac

In December 2006, the Corporation sold its investment of Norampac Inc. The information below is for comparative purposes relating to 2005.

Norampac’s debt is non-recourse to the Corporation. The following amounts represent the Corporation’s proportionate share.

Unsecured notes

The 6.75% unsecured notes issued in 2003 are redeemable in whole or in part at Norampac’s option under certain conditions and subject to payment of a redemption premium.

Bank facility

Norampac has a five-year secured revolving credit facility of $175 million maturing in 2008. The revolving credit facility is secured by all the inventories and receivables of Norampac Inc. and its North American subsidiaries and by property, plant and equipment at two of its containerboard mills and three of its converting facilities. Also, this facility requires compliance with certain covenants. As at December 31, 2005, the Corporation’s proportionate share of assets secured under this revolving credit facility relating to receivables, inventories and property, plant and equipment amounted to $98 million, $69 million and $223 million, respectively. Borrowings under this credit facility bear interest at floating rates plus a borrowing margin based on Norampac’s credit rating. Standby fees are payable on Norampac’s available unused credit lines at an annual rate that varies according to Norampac’s credit rating.

As at December 31, 2005, $58 million of borrowings under the secured revolving credit facility were outstanding. In addition, as at December 31, 2005, Norampac had outstanding letters of credit pursuant to this bank credit for an amount of $4 million. No provision was recorded related to outstanding letters of credits.

In 2005, the interest rates on outstanding borrowings under the revolving credit facility ranged from 3.44% to 5.56%.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 15. Other liabilities and deferred credits

	2006	2005
	$	$

Other liabilities
Accrued benefit liability—other employee future benefit plans (Note 21)	68	94
Accrued benefit liability—defined benefit pension plans (Note 21)	26	30
Provision for environment and other asset retirement obligations	40	42
Other	27	45

Deferred credits
Deferred gain on contribution of net assets to Norampac	—	34
Deferred net gain on early settlements of interest rate swap contracts	12	24
Deferred foreign exchange gain on translation of long-term debt(a)	41	48
Investment tax credits and other	9	14

	223	331

(a)	In 2006, $7 million of the gain was recognized to earnings and the remaining $41 million will be recognized to earnings in 2016.

Asset retirement obligations

The asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. As at December 31, 2006, Domtar has estimated the net present value of its asset retirement obligations to be $21 million (2005—$23 million); the present value was based on probability weighted undiscounted cash outflow of $50 million (2005—$41 million). The majority of asset retirement obligations are estimated to be settled prior to December 31, 2025. However, some settlement scenarios call for obligations to be settled as late as December 31, 2046. Domtar’s credit adjusted risk-free rates were used to calculate the net present value of the asset retirement obligations. The rates used vary between 4.50% and 9.40%, based on the prevailing rate at the moment of recognition of the liability and on its settlement period.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table reconciles Domtar’s asset retirement obligations:

	2006	2005
	$	$

Asset retirement obligations, beginning of year	23	25
Liabilities incurred during the year	—	2
Revisions to estimated cash flows	(1)	(1)
Revisions to estimated cash flows related to restructurings (Note 5)	(1)	(3)
Discontinued operations (Note 4)	(1)	—
Accretion expense	1	1
Effect of foreign currency exchange rate change	—	(1)

Asset retirement obligations, end of year	21	23

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 16. Commitments and contingencies

Environment

Domtar is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

In 2006, Domtar’s operating expenditures for environmental matters, as described in Note 1, amounted to $60 million (2005—$68 million; 2004—$69 million).

Domtar made capital expenditures for environmental matters of $9 million in 2006 (2005—$17 million; 2004—$22 million) for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, Domtar cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

Domtar continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While Domtar believes that it has determined the costs for environmental matters likely to be incurred based on known information, Domtar’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar had a provision of $54 million (2005—$63 million) for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

In addition, the pulp and paper industry in the United States is subject to the Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. Domtar complies with all present regulations and anticipates spending approximately $4 million over the next year to meet such requirements.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

As at December 31, 2006, anticipated undiscounted payments in each of the next five years were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$

Environmental provision and other asset retirement obligations	12	10	7	3	6	16	54
Boiler MACT Rules	4	—	—	—	—	—	4

Contingencies

In the normal course of operations, Domtar becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at December 31, 2006, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

E.B. Eddy acquisition

On July 31, 1998, the Corporation acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of the Corporation in specified circumstances, the Corporation may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at December 31, 2006, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

Lease and other commercial commitments

The Corporation has entered into operating leases for property, plant and equipment. The Corporation also has commitments to purchase property, plant and equipment, roundwood, wood chips, gas, electricity and certain chemicals. Minimum future payments under these operating leases and other commercial commitments, determined as at December 31, 2006, were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$

Operating leases	20	17	13	11	9	17	87
Other commercial commitments	85	34	25	9	7	6	166

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Total operating lease expense amounted to $28 million in 2006 (2005—$35 million; 2004—$38 million).

Guarantees

Indemnifications

In the normal course of business, the Corporation offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at December 31, 2006, the Corporation is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Note 17. Stated capital and stock based compensation

Preferred shares

The outstanding preferred shares at December 31, were as follows:

	2006		2005

	Number of shares	$	Number of shares	$

Preferred shares
Series A	67,476	1	68,176	2
Series B	1,230,000	31	1,350,000	34

		32		36

The authorized preferred shares consist of preferred shares issuable in an unlimited number of series, ranking equal with respect to the payment of dividends and the distribution of assets.

The Series A Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share since April 1, 1994. These shares carry a cumulative cash dividend per share of $2.25 per annum.

The Series B Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share. These shares carry a cumulative cash dividend equivalent to 72% of the bank prime rate.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The Corporation has undertaken to make all reasonable efforts to purchase quarterly, for cancellation, 1% of the number of Series A and Series B Preferred shares outstanding on April 2, 1992, at prices not exceeding $25.00 per share. In connection therewith, preferred shares purchased for cancellation were as follows:

	2006		2005		2004

	Number of shares	Average price per share	Number of shares	Average price per share	Number of shares	Average price per share
		$		$		$

Series A	700	25.05	1,400	25.00	—	—
Series B	120,000	20.91	120,000	22.57	120,000	24.68

Common shares

The Corporation is authorized to issue an unlimited number of common shares. In 2006, no cash dividend has been declared on these shares (2005—$0.18 per share; 2004—$0.24 per share). The changes in the number of outstanding common shares and their aggregate stated value from January 1, 2004 to December 31, 2006, were as follows:

	2006		2005		2004

	Number of shares	$	Number of shares	$	Number of shares	$

Balance at beginning of year	230,967,490	1,795	230,237,356	1,788	228,860,806	1,768
Shares issued
Stock option and share purchase plans	609,212	5	730,134	7	1,376,550	20

Balance before share purchase financing agreements	231,576,702	1,800	230,967,490	1,795	230,237,356	1,788
Share purchase financing agreements	(828,755)	(12)	(845,770)	(12)	(947,105)	(13)

Balance at end of year	230,747,947	1,788	230,121,720	1,783	229,290,251	1,775

Book value per common share at end of year		8.27		6.84		8.75

Book value per common share is the sum of the stated value of common shares, contributed surplus, retained earnings and accumulated foreign currency translation adjustments divided by the number of common shares outstanding at year-end.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

As at December 31, 2006, the Corporation had a receivable from its employees of $12 million (2005—$12 million; 2004—$13 million) related to share purchase loans granted to them. These shares are held in trust as security for the loans that are interest bearing at the dividend rate and with defined repayment terms not exceeding 10 years. At the end of the year, there were 828,755 shares (2005—845,770 shares; 2004—947,105 shares) held in trust in respect to employee loans for which the market value was $9.85 (2005—$6.71; 2004—$14.50) per share. These loans were included as a reduction of “Common shares.”

Restricted stock plan

The Restricted Stock Plan (RSP), was introduced in 2005. Under the RSP, Domtar’s common shares may be granted to executive and other key employees. The Corporation or a trustee selected by the Corporation in its discretion will acquire, on the secondary market, the number of common shares granted. The common shares granted pursuant to the RSP shall be held in trust for the benefit of the participant with a trust company for a period which may not exceed three years from the date of each grant. At the end of the restricted period, and provided that the participant has remained in continuous employment with the Corporation since the date of grant, the participant will be entitled to receive a share certificate representing 1) the number of shares of the initial grant, and 2) the additional shares accumulated in the participant’s account by reinvestment of dividends, if any. During the restricted period, no participant shall be entitled to exercise voting rights or any other rights attaching to the ownership of the shares, nor shall any participant be considered the beneficial owner of any shares until they become fully vested upon termination of the applicable restricted period.

During 2006, 341,765 common shares were acquired and are held in trust pursuant to the RSP (2005—394,080). The total expense recognized in Domtar’s results of operations related to these common shares amounted to $2 million in 2006 (2005—$1 million).

Executive stock option and share purchase plan

Under the Executive Stock Option and Share Purchase Plan (Plan), options may be granted to selected eligible employees. Options are granted at a price equal to the market value on the day immediately preceding the date the options were granted and generally expire 10 years after the date of the grant. Normally, one quarter of the options may be exercised at each anniversary date of the grant. In 2005, the rights feature of the Plan was eliminated. Previously granted rights were not affected by this measure. The actual granted rights permit eligible employees to purchase shares at 90% of the quoted market value on the day immediately preceding the date the rights were granted, and provide for a one-for-four bonus share to be issued on the third anniversary date of the grant of the rights.

In 2005, a new feature was introduced to the Plan for all grants starting with 2005 going-forward. Options granted before 2005 are not affected by this new feature. Pursuant to this new

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant. When vested, the relevant annual portion will be available for exercise provided the price of Domtar’s common shares on the exercise date has increased by at least 20% over the grant price. Upon exercise, 60% of the difference between the fair market value of Domtar’s common shares at the time of exercise and the grant price must be converted in common share of Domtar which must be held by the participant for at least 12 months after the date of exercise. Any annual portion that has not been exercised on or before the expiry date of the option will automatically lapse on such expiry date. The option has been granted for a period of six years, subject to the terms and conditions of the Plan.

In 2003, a new performance feature was introduced to the Plan for all grants starting with 2003 going-forward. Options granted before 2003 are not affected by this new feature. Pursuant to this new feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant, provided the performance of Domtar’s common share price is equal to or exceeds the average performance of an index composed of the S&P 500 Materials (U.S.) index (50%) and the S&P/TSX Materials (Canada) index (50%). On each anniversary date of the grant, the average closing price of Domtar’s common shares, during the 20 consecutive trading days on the Toronto Stock Exchange immediately preceding each anniversary date of the grant, is used to measure the performance of Domtar’s common share price and is compared to the average performance of the index during the same reference period. The relevant annual portion only vests on a given anniversary date if the performance of Domtar’s common share price equals or exceeds the average index during the relevant reference period. Should this not be the case, the annual portion will not vest but may vest on any following anniversary date if the foregoing test, applied on a cumulative basis, is satisfied on a subsequent anniversary date over the vesting period of four years. Any annual portion which has not vested on or before the end of the vesting period of the option will automatically lapse on the expiry date. The new performance options have a term of 10 years and will expire in February 2013.

In June 2001, 1,050,000 stock options were granted to members of the Management Committee. Pursuant to this grant, and except in certain specified circumstances, there was no prorata or early vesting prior to January 1, 2004, at which time the options became fully vested if the holder of the options was still an employee of Domtar. After vesting, the options may not be exercised unless both of the following two conditions have been met: 1) at any time between January 1, 2001 and December 31, 2003, the weighted average trading price of the Domtar’s common shares during 20 consecutive trading days on the Toronto Stock Exchange has reached or exceeded $16.70, $18.51 or $20.32, whereupon 25%, 50% or 100%, respectively, of the options granted become exercisable; and 2) the appreciation in the market value of the Domtar’s common shares between January 1, 2001 and the exercise date is equal to or exceeds the increase in the Standard & Poor’s U.S. Paper & Forest Products index during the same period. As at December 31, 2006, only 14% of the options are exercisable, provided the above-mentioned conditions are met, and the remaining 86% have been cancelled, as the objectives of the program have not been attained.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005	2004

Risk-free interest rate	4.0%	4.0%	4.2%
Annual dividends per shares (in dollars)	—	$ 0.24	$ 0.24
Expected lives (years)	6	6	6
Volatility	34.3%	30.6%	33.4%
Estimated realization percentage-performance options	84.5%	61.4%	69.8%
Weighted average fair value of options granted during the year (in dollars per option)	$ 5.24	$ 2.95	$ 3.68

Changes in the number of options outstanding were as follows:

	2006		2005		2004

	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$		$

Outstanding at beginning of year	4,833,126	14.38	5,306,553	14.83	5,688,264	14.22
Granted	528,250	6.23	495,250	11.44	1,266,000	15.53
Exercised	—	—	(21,847)	11.12	(540,270)	11.57
Cancelled	(515,218)	14.45	(946,830)	15.44	(1,107,441)	14.08
Expired	(321,301)	11.67	—	—	—	—

Outstanding at end of year	4,524,857	13.62	4,833,126	14.38	5,306,553	14.83

Options exercisable at end of year	2,171,257	14.27	2,424,793	13.77	2,287,587	13.79

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table summarizes the information about options outstanding and exercisable as at December 31, 2006:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price

			$		$
$6.23 - $9.18	512,250	5.1	6.29	11,000	9.18
$9.19 - $13.26	1,306,382	3.1	11.60	925,882	11.66
$13.27 - $16.52	2,706,225	5.6	15.98	1,234,375	16.27

	4,524,857	4.8	13.62	2,171,257	14.27

During the year, no shares (2005—nil; 2004—353,900) were issued pursuant to the exercise of rights and 61,425 bonus shares (2005 — 70,393; 2004—52,730) were issued. The total expense recognized in Domtar’s results of operations related to these rights and bonus shares amounted to $3 million in 2006 (2005—$4 million; 2004—$2 million). As at December 31, 2006, 80,000 bonus shares could be issued over the next year.

As at December 31, 2006, 16,000,000 common shares (2005—16,000,000; 2004—16,000,000) were authorized for issuance under the Plan. Since its inception, 6,119,260 shares have been issued under this plan. These common shares are issued from treasury.

During the year, under the Executive Stock Option and Share Purchase Plan and the Employee Share Purchase Plan, as described below, $3 million (2005—$5 million; 2004—$4 million) was included in “Contributed surplus” in conjunction with the recognition of stock-based compensation expense. The total compensation cost related to non-vested Executive Stock Option and Shares Purchase Plans not yet recognized is $2 million as at December 31, 2006. The weighted average period over which this cost is expected to be recognized is one year.

Deferred share unit plans

Outside directors

Under the Deferred Share Unit Plan for Outside Directors of the Corporation, deferred share units (DSUs), equivalent in value to a common share, may be granted to eligible directors. In addition, participants may elect to receive their annual retainer and attendance fees in DSUs. A participant shall receive, not later than the 31st of January following the end of the year during which the participant ceases to be a member of the Board of Directors, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on the termination date multiplied by the termination date value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. The total expense (reversal) recognized in Domtar’s results of operations amounted to $1.9 million in 2006 (2005—$(0.3) million; 2004—$0.4 million). In 2006, 116,644 DSUs (2005—99,389; 2004—37,940) were issued and no DSUs (2005—nil; 2004—45,334) were redeemed. As at December 31, 2006, 346,166 DSUs (2005—229,523; 2004—130,134) were outstanding.

Executives

Under the Executive Deferred Share Unit Plan of the Corporation, DSUs may be granted to eligible executives. A participant shall receive, no later than the 31st of January following the end of the year during which occurred the participant’s date of retirement, death, determination of long-term disability or termination of employment at the end of a continuous period that started on or after January 1, 1999 and represents at least seven years of tenure as a member of the Management Committee, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on one of these dates multiplied by the redemption value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. In 2005, the Executive Deferred Share Unit Plan was eliminated. Previously granted DSUs are not affected by this change. The total expense (reversal) recognized in Domtar’s results of operation amounted to $0.2 million in 2006 (2005—$(0.5) million; 2004—$(0.6) million). As at December 31, 2006, 46,128 DSUs (2005—56,443; 2004—66,178) were outstanding under this plan.

Under the Executive Performance Share Unit Plan approved in December 2003, Performance Share Units (PSUs) may be granted to eligible executives and other key employees of Domtar or any of its affiliates. Each PSUs, subject to the vesting conditions (including certain conditions relating to the relative performance of the Domtar’s common shares) set out in each grant being fulfilled, gives a participant the right to receive one common share of Domtar or, at his option, the cash equivalent at the time of vesting. In the event a participant elects to receive common shares, Domtar will make arrangements for delivery of such shares through purchases on the open market then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional PSUs when normal cash dividends are paid on common shares. The total expense recognized in Domtar’s results of operations amounted to $0.1 million in 2006 (2005—$0.1 million; 2004—$0.1 million), representing 551,497 (2005—740,812; 2004—725,989) units authorized and issued since the inception of the plan. In February 2007, 504,044 PSUs were cancelled.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Employee share purchase plans

Under the Employee Share Purchase Plans, all employees are eligible to purchase common shares at a price of 90% of the quoted market value. Common shares are purchased under the plans on monthly investment dates. Shares purchased under the Canadian plan are subject to a mandatory twelve-month holding period. Employees who hold the shares for 18 months following the date of acquisition (U.S. plan) or who hold the shares purchased in any calendar year until June 30 of the following year (Canadian plan) are entitled to receive additional common shares equivalent to 10% of the cost of such shares. As at December 31, 2006, 6,050,000 common shares (2005—6,050,000; 2004—6,050,000) were authorized for issuance under the plans. During the year, 547,787 common shares (2005—637,894; 2004—421,825) were issued under the plans at an average price of $7.12 (2005—$9.08; 2004—$15.77) per share. Since their inception, 5,687,049 shares have been issued under these plans.

Note 18. Financial instruments

Fair value of financial instruments

	2006		2005
	Fair value	Carrying amount	Fair value	Carrying amount

	$	$	$	$

Long-term debt	1,918	1,891	2,064	2,259

The fair value of the long-term debt, including the portion due within one year, is principally based on quoted market prices.

Due to their short-term maturity, the carrying amounts of cash and cash equivalents, receivables, bank indebtedness, trade and other payables and income and other taxes approximate their fair values.

Interest rate risk

Domtar is exposed to interest rate risk arising from fluctuations in interest rates on its cash and cash equivalents, its bank indebtedness, its bank credit facility and its long-term debt. Domtar may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

In 2004, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $20 million (US$15 million). The resulting gain of $17 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period ending November 2013, the term of the underlying 5.375% notes.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

In 2002, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $40 million (US$26 million). The net gain of $40 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period of the interest rate payments ending October 2003 and October 2006, the original designated hedging period of the underlying 7.875% notes. In 2006, the net amount of $10 million (2005—$13 million) was recognized against “Financing expenses.”

Credit risk

Domtar is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, Domtar reviews new customers’ credit histories before granting credit and conducts regular reviews of existing customers’ credit performance. As at December 31, 2006, one of Domtar’s paper segment customers located in the United States represented 5% ($16 million) (2005—4% ($18 million)) of the receivables, prior to the effect of the receivables securitization.

Domtar is also exposed to credit risk in the event of non-performance by counterparties to its financial instruments. Domtar minimizes this exposure by entering into contracts with counterparties that are believed to be of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored.

Foreign currency risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, Domtar has entered into various arrangements to stabilize anticipated future net cash inflows denominated in U.S. dollars. The following table provides the detail of the arrangements used as hedging instruments:

	2006	2005	2006	2005

	Average exchange rate		Contractual amounts

	(CAN$/US$)		(In millions of U.S. dollars)

Forward foreign exchange contracts
0 to 12 months	—	1.24	—	295
Currency options purchased
0 to 12 months	1.12	—	360	—
Currency options sold
0 to 12 months	1.19	—	360	—

Forward foreign exchange contracts are contracts whereby Domtar has the obligation to sell U.S. dollars at a specific rate.

Currency options purchased are contracts whereby Domtar has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. Currency options sold are contracts whereby Domtar has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above that rate.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The fair value of derivative financial instruments generally reflects the estimated amounts that Domtar would receive or pay to settle the contracts at December 31, 2006 and 2005. As at these dates, the spot exchange rates were $1.17 and $1.17, respectively, and the fair value of the above derivative financial instruments used as hedging items was as follows:

	2006	2005

	$	$

Unrealized gains on forward foreign exchange contracts	—	22

In addition, in 2006, the Corporation entered into forward foreign exchange swap contracts of US$490 million to manage the effects of a fluctuating Canadian dollar for a period ending January 2007. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $3 million included in “Selling, general and administration” expenses.

Price risk

In 2006, the Corporation entered into cash settled commodity swap agreements to manage price risk associated with purchases of bunker oil covering a period starting January 2007 and ending December 2007. These agreements fix the purchase price of bunker oil for 10,000 barrels per month. These agreements are in addition to the 2005 and 2004 contracts, which fix the purchase price of bunker oil for 20,000 and 7,000 barrels per month, respectively, ending December 2006. These contracts are designated as hedging instruments and hedge approximately 12% of estimated bunker oil purchases of 2007. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $1 million (2005—unrealized gain of $1 million).

During 2004, the Corporation entered into a cash settled commodity swap agreement to manage price risk associated with sales of NBSK pulp covering a period starting July 2004 and ending June 2007. The agreement fixes the sale price of NBSK pulp for 1,000 tonnes per month for 36 months. This agreement is in addition to the 2003 and 2002 contracts, which fix the sale price of NBSK pulp for 1,500 tonnes per month for 36 months and expired in April 2006 and October 2005, respectively. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these remaining instruments as at December 31, 2006, was negative $1 million (2005—negative $1 million).

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 19. Accumulated foreign currency translation adjustments

	2006	2005	2004

	$	$	$

Balance at beginning of year	(205)	(190)	(145)
Disposal of business (Note 4)	4	—	—
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(1)	(69)	(141)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investment in self-sustaining foreign subsidiaries	1	65	117
Future income taxes thereon	(1)	(11)	(21)

Balance at end of year	(202)	(205)	(190)

Note 20. Interests in joint ventures

The following amounts represent the Corporation’s proportionate interests in its joint ventures (Anthony-Domtar Inc. and Gogama Forest Products Inc.):

	2006	2005

	$	$

Assets
Current assets	16	12
Long-term assets	15	17
Norampac (Note 4)	—	668
Liabilities
Current liabilities	6	4
Long-term liabilities	1	1
Norampac (Note 4)	—	403

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

	$	$	$

Earnings
Sales	29	10	14
Operating expenses	(26)	(12)	(15)

Operating profit (loss)	3	(2)	(1)
Financing expenses	2	1	1

Net earnings (loss) from continuing operations	1	(3)	(2)
Net earnings (loss) from Norampac, excluding gain on disposal (Note 4)	37	(2)	34

Net earnings (loss)	38	(5)	32

Cash flows
Cash flows provided from (used for) operating activities	8	(4)	(2)
Cash flows used for investing activities	(1)	—	(11)
Cash flows provided from (used for) financing activities	(1)	(1)	9
Cash flows provided from Norampac (Note 4)	—	38	13

Note 21. Pension plans and other employee future benefit plans

Defined contribution plans

Domtar contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution. The 2006 pension expense was $15 million (2005—$17 million; 2004—$17 million) ($4 million related to discontinued operations (2005—$4 million; 2004—$4 million)).

Defined benefit plans

Domtar has several defined benefit pension plans covering substantially all employees, including one closed plan for certain non-unionized employees in Canada. Non-unionized employees in Canada joining Domtar after June 1, 2000 participate in defined contribution plans. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

In 2006, pursuant to the decision in November 2005 to close the Cornwall and Ottawa, Ontario paper mills, the Corporation has declared a partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan.

Other employee future benefit plans

The post-retirement and post-employment plans are unfunded.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Components of net periodic benefit cost

	Pension plans			Other employee future benefit plans
	2006	2005	2004	2006	2005	2004

	$	$	$	$	$	$

Service cost for the year	34	35	35	3	4	3
Interest expense	79	78	74	6	7	7
Actual return on plan assets	(118)	(131)	(104)	—	—	—
Recognized actuarial loss (gain)	(31)	164	34	(10)	3	3
Plan amendments	12	44	3	(4)	(5)	1
Curtailment and settlement loss (gain) (Note 5)	6	17	2	(5)	(1)	1

Costs arising in the period	(18)	207	44	(10)	8	15
Difference between costs arising in the period and costs recognized in the period in respect of:
Return on plan assets	38	47	23	—	—	—
Actuarial loss (gain)	55	(151)	(22)	11	(2)	(1)
Plan amendments	(6)	(39)	(1)	3	5	(1)

Net periodic benefit cost	69	64	44	4	11	13

Net periodic benefit cost, related to:
Continuing operations	64	62	40	2	10	10
Discontinued operations (Note 4)	5	2	4	2	1	3

Net periodic benefit cost	69	64	44	4	11	13

Domtar’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Past service obligations primarily arise from improvements to plan benefits.

The latest actuarial valuations were conducted as at:

•	March 31, 2006, for plans representing approximately 74% of the total plans asset fair value,

•	December 31, 2005, for plans representing approximately 20% of the total plans asset fair value,

•	January 1, 2006, for plans representing approximately 5% of the total plans asset fair value,

•	January 1, 2004, for plans representing approximately 1% of the total plans asset fair value.

These valuations indicated a funding deficiency. The next actuarial valuations will be completed between December 31, 2006 and January 1, 2009. Domtar expects to contribute a total amount of $88 million in 2007 compared to $86 million in 2006 (2005—$85 million; 2004—$80 million) to the pension plans. The contributions made in 2006 to the other employee future benefit plans amounted to $7 million (2005—$9 million; 2004—$8 million).

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Change in accrued benefit obligation

The following table represents the change in the accrued benefit obligation as determined by independent actuaries:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit obligation at beginning of year	1,582	1,323	125	121
Service cost for the year	29	35	3	4
Interest expense	70	78	4	7
Plan participants' contributions	8	13	—	—
Actuarial loss (gain)	(23)	173	(3)	9
Plan amendments	12	44	(4)	(5)
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(171)	—	(27)	—
Settlement	(7)	(4)	—	—
Curtailment	(2)	(3)	(6)	(6)
Acquisitions	—	—	—	5
Effect of foreign currency exchange rate change	—	(3)	—	(1)

Accrued benefit obligation at end of year	1,427	1,582	85	125

Change in fair value of assets

The following table represents the change in the fair value of assets reflecting the actual return on plan assets, the contributions and the benefits paid during the year:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Fair value of assets at beginning of year	1,300	1,151	—	—
Actual return on plan assets	103	131	—	—
Employer contributions	86	85	7	9
Plan participants’ contributions	8	13	—	—
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(159)	—	—	—
Settlement	(7)	(4)	—	—
Effect of foreign currency exchange rate change	—	(2)	—	—

Fair value of assets at end of year	1,260	1,300	—	—

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Description of assets of the pension plans

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in the Domtar pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Corporation’s pension funds are not permitted to own any of the Corporation’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation, which includes the impact of a partial wind-up related to the mill closures.

The following table shows the allocation of the plan assets, based on the fair value of the assets held at December 31, 2006 and 2005 and the target allocation for 2006:

	Target allocation	Percentage plan assets as at December 31
		2006	2005

Fixed income securities	58% - 68%	63%	63%
Equity securities	32% -42%	37%	37%

Total		100%	100%

Domtar has indemnified and held harmless the trustees of Domtar pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions of Domtar or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at December 31, 2006, Domtar has not recorded a liability associated with these indemnifications, as Domtar does not expect to make any payments pertaining to these indemnifications.

Reconciliation of funded status to amounts recognized in the consolidated balance sheets

The following tables present the difference between the fair value of assets and the actuarially determined accrued benefit obligation as at December 31, 2006 and 2005. This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

The tables further reconcile the amount of the surplus or deficit (funded status) to the net amount recognized in the Consolidated balance sheets. This difference between the funded status and the net amount recognized in the Consolidated balance sheets represents the portion of the surplus or deficit not yet recognized for accounting purposes. Deferred recognition is a guiding principle of these recommendations. This approach allows for a gradual recognition of

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

changes in accrued benefit obligations and plan performance over the expected average remaining service life of the employee group covered by the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit obligation at end of year	1,427	1,582	85	125
Fair value of assets at end of year	(1,260)	(1,300)	—	—

Funded status	(167)	(282)	(85)	(125)
Reconciliation of funded status to amounts recognized in the Consolidated balance sheets
Unrecognized experience losses (gains):
Deferred investment gains due to use of market-related value to determine net benefit cost	(19)	(31)	—	—
Unrecognized net actuarial loss(a)	319	436	21	28
Unrecognized past service costs	52	49	(8)	(3)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

(a)	The amount to which these losses exceed the 10% corridor (representing 10% of the accrued benefit obligation) amounted to $176 million as at December 31, 2006 (2005—$288 million) for pension plans and $14 million as at December 31, 2006 (2005—$17 million) for other employee future benefit plans. Any such excess is amortized, commencing in the following year, over the expected average remaining service period of active employees expected to receive benefits under the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit asset (Note 12)	213	204	—	—
Accrued benefit liability (Notes 13 and 15)	(28)	(32)	(72)	(100)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

As at December 31, 2006, the accrued benefit obligation and the fair value of defined benefit plan assets with an accrued benefit obligation in excess of fair value plan assets were $1,197 million and $1,015 million, respectively (2005—$1,546 million and $1,263 million, respectively).

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Estimated future benefit payments from the plans

Estimated future benefit payments from the plans for the next 10 years as at December 31, 2006 were as follows:

	Pension plans	Other employee future benefit plans

	2006	2006

	$	$

2007	70	5
2008(a)	310	6
2009	73	5
2010	74	6
2011	76	6
2012-2016	426	27

Total estimated future benefit payments from the plans	1,029	55

(a)	Includes estimated future benefit payments from the plans of $239 million related to the partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan in 2006.

Weighted-average assumptions

Domtar used the following key assumptions to measure the accrued benefit obligation and the net periodic benefit cost. These assumptions are long-term, which is consistent with the nature of employee future benefits.

	Pension plans			Other employee future benefit plans

	2006	2005	2004	2006	2005	2004

Accrued benefit obligation as at December 31:
Discount rate	5.2%	5.0%	5.8%	5.2%	5.0%	5.8%
Rate of compensation increase	2.7%	2.7%	3.4%	2.9%	3.5%	3.5%

Net periodic benefit cost for years ended December 31:
Discount rate	5.1%	5.8%	6.1%	5.2%	5.8%	6.1%
Rate of compensation increase	2.7%	3.4%	3.8%	3.3%	3.5%	3.5%
Expected long-term rate of return on plan assets	6.2%	7.2%	7.7%	N/A	N/A	N/A

Effective January 1, 2007, Domtar will use 6.3% as the expected return on plan assets, which reflects the current view of long-term investment returns.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

For measurement purposes, 6.0% weighted-average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 3.7% by 2012 and remain at that level thereafter. An increase or decrease of 1% of this rate would have the following impact:

	Increase of 1%	Decrease of 1%

	$	$

Impact on net periodic benefit cost for other employee future benefit plans	1	(1)
Impact on accrued benefit obligation	6	(5)

Note 22. Segmented disclosures

Domtar operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of Domtar’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by Domtar and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The accounting policies of the reportable segments are the same as described in Note 1. Domtar evaluates performance based on operating profit, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Segmented data
	2006	2005	2004

	$	$	$

Sales from continuing operations
Papers	2,796	2,900	3,086
Paper Merchants	1,051	1,047	1,057
Wood	461	697	671

Total for reportable segments	4,308	4,644	4,814
Intersegment sales—Papers	(269)	(273)	(281)
Intersegment sales—Wood	(50)	(124)	(130)

Consolidated sales from continuing operations	3,989	4,247	4,403

Amortization, write-down of property, plant and equipment and impairment loss from continuing operations
Papers(a)	245	482	274
Paper Merchants	3	4	3
Wood(a)	36	68	59

Consolidated amortization, write-down of property, plant and equipment and impairment loss from continuing operations	284	554	336

	2006	2005	2004

	$	$	$

Operating profit (loss) from continuing operations
Papers(a)(c)(d)(e)(f)	121	(329)	17
Paper Merchants(b)	13	3	20
Wood(a)(g)	117	(33)	(27)

Total for reportable segments	251	(359)	10
Corporate(c)	(14)	10	13

Consolidated operating profit (loss) from continuing operations	237	(349)	23

Segment assets
Papers	3,304	3,423	3,826
Paper Merchants	148	146	125
Wood	408	476	510

Total for reportable segments	3,860	4,045	4,461
Corporate	1,071	430	418
Discontinued operations (Note 4)	24	717	802

Consolidated assets	4,955	5,192	5,681

Additions to property, plant and equipment from continuing operations
Papers	76	112	136
Paper Merchants	1	1	2
Wood	16	19	18

Total for reportable segments	93	132	156
Corporate	21	3	3

Consolidated additions to property, plant and equipment	114	135	159
Add: Change in payables on capital projects	(6)	4	8

Consolidated additions to property, plant and equipment per Consolidated cash flows from continuing operations	108	139	167

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Geographic information
	2006	2005	2004

	$	$	$

Sales from continuing operations(h)(i)
Canada	719	702	733
United States	3,053	3,369	3,470
Other foreign countries	217	176	200

	3,989	4,247	4,403

Property, plant and equipment and goodwill
Canada	1,385	1,886	2,324
United States	1,665	1,822	1,953
Other foreign countries	—	18	22

	3,050	3,726	4,299

(a)	Refer to Note 5 for amounts related to closure and restructuring costs.
(b)	The operating profit for the year ended December 31, 2005 reflects a $12.5 million charge relating to a legal settlement with regards to the sales of carbonless paper in Ontario and Quebec during a one-year period spanning part of 1999 and 2000.
(c)	The operating profit (loss) for the year ended December 31, 2006 includes a loss of $4 million (2005—gain of $5 million; 2004 —loss of $3 million) representing the loss on the marked to market of the pulp swap contracts.
(d)	The operating loss for the year ended December 31, 2006 includes the recognition of $15 million (2005—$4 million; 2004—$4 million) for investment tax credits related to research and development expenses of current and prior years, reflected as a reduction of the “Cost of sales.”
(e)	The operating profit for the year ended December 31, 2006 includes a gain on the sale of land in the amount of $10 million.
(f)	The operating profit for the year ended December 31, 2004 includes gains on sales of timberlands in the amount of $33 million.
(g)	The operating profit for the year ended December 31, 2006 includes antidumping and countervailing duties refund in the amount of $164 million.
(h)	Sales are attributed to countries based on the location of the external customers.
(i)	In 2006, export sales from Canada were $1,031 million (2005 – $1,444 million; 2004—$1,492 million).

Note 23. Reconciliation of canadian and united states generally accepted accounting principles

The Consolidated earnings and Consolidated balance sheets have been prepared in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP. The following are the significant differences in accounting principles as they pertain to the Consolidated earnings and the Consolidated balance sheets.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(A) Net earnings adjustments

The following table provides a reconciliation of the net earnings (loss) from Canadian to U.S. GAAP:

	2006	2005	2004

	$	$	$

Net earnings (loss) from continuing operations in accordance with Canadian GAAP	63	(310)	(63)
Adjustments with respect to the following items:
Pension plans cost(1)	(7)	(13)	(1)
Other employee future benefit plans cost(2)	1	5	1
Revenue stream hedge(3)	(7)	—	4
Foreign currency hedging contracts(4)	—	—	(12)
Commodity hedging contracts(5)	—	—	(2)
Interest rate swap contracts(6)	(10)	(13)	(13)
Acquisition of E.B. Eddy(8)	(21)	(80)	(6)
Tax effect of the above adjustments	12	12	9

Earnings (loss) from continuing operations in accordance with U.S. GAAP	31	(399)	(83)
Earnings (loss) from discontinued operations, net of income taxes(10)	225	(103)	7

Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares in accordance with U.S. GAAP	255	(503)	(77)

Earnings (loss) from continuing operations per common share in accordance with U.S. GAAP (in dollars)
Basic	0.13	(1.74)	(0.37)
Diluted	0.13	(1.74)	(0.37)
Net earnings (loss) per common share in accordance with U.S. GAAP (in dollars)
Basic	1.11	(2.19)	(0.34)
Diluted	1.11	(2.19)	(0.34)

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(B) Balance sheet adjustments

The following table presents the Consolidated balance sheets under Canadian and U.S. GAAP:

	2006		2005
	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Assets
Current assets
Cash and cash equivalents	649	642	83	68
Receivables	305	318	294	212
Inventories	575	570	715	641
Prepaid expenses	14	14	11	8
Income and other taxes receivable	18	18	16	15
Future income taxes	45	45	38	38

	1,606	1,607	1,157	982
Property, plant and equipment	3,044	3,075	3,634	3,304
Assets held for sale	24	24	—	—
Goodwill	6	6	92	23
Investments in joint ventures(7)	—	22	—	289
Other assets	275	23	309	243

	4,955	4,757	5,192	4,841

Liabilities and shareholders' equity
Current liabilities
Bank indebtedness	62	62	21	14
Trade and other payables	533	533	651	564
Income and other taxes payable	20	19	29	29
Long-term debt due within one year	2	1	2	1

	617	615	703	608
Long-term debt	1,889	1,863	2,257	2,017
Future income taxes	285	198	292	180
Other liabilities and deferred credits	223	338	331	464
Shareholders’ equity
Preferred shares	32	32	36	36
Common shares	1,788	1,788	1,783	1,783
Contributed surplus	15	15	14	14
Retained earnings (deficit)	308	290	(19)	35
Accumulated foreign currency translation adjustments	(202)	—	(205)	—
Accumulated other comprehensive income (loss)	—	(382)	—	(296)

	1,941	1,743	1,609	1,572

	4,955	4,757	5,192	4,841

See section (F) for the reconciliation of the Consolidated balance sheets items.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table presents the Consolidated earnings under Canadian and U.S. GAAP:

	2006		2005		2004
	$	$	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Sales	3,989	3,961	4,247	4,237	4,403	4,389
Operating expenses
Cost of sales	3,392	3,391	3,720	3,718	3,798	3,788
Selling, general and administrative	218	218	231	230	245	245
Amortization	284	302	329	406	325	329
Antidumping and countervailing duties refund	(164)	(164)	—	—	—	—
Closure and restructuring costs	35	35	317	323	49	49
Net gains on disposals of property, plant and equipment	(13)	(13)	(1)	(1)	(37)	(37)

	3,752	3,769	4,596	4,676	4,380	4,374

Operating profit (loss) from continuing operations	237	192	(349)	(439)	23	15
Financing expenses	150	156	144	143	141	136
Share of joint ventures' net (earnings) loss (7 & 9)	—	(1)	—	3	—	3
Derivative instruments loss (4 to 6)	—	10	—	13	—	27

Earnings (loss) from continuing operations before income taxes	87	27	(493)	(598)	(118)	(151)
Income tax expense (recovery)	24	(4)	(183)	(199)	(55)	(68)

Earnings (loss) from continuing operations	63	31	(310)	(399)	(63)	(83)
Earnings (loss) from discontinued operations, net of income taxes (10)	265	225	(78)	(103)	21	7

Net earnings (loss)	328	256	(388)	(502)	(42)	(76)
Dividend requirements of preferred shares	1	1	1	1	1	1

Net earnings (loss) applicable to common shares	327	255	(389)	(503)	(43)	(77)

Earnings (loss) from continuing operations per common share (in dollars)
Basic	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Diluted	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Net earnings (loss) per common share (in dollars)
Basic	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)
Diluted	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)

See section (E) for the reconciliation of the Consolidated earnings items.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(C) Differences between Canadian and U.S. GAAP

Significant differences between Canadian and U.S. GAAP are described below.

(1) Pension plans cost

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonized Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years.

In the fourth quarter of 2006, Domtar adopted Statement No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R)" (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. Prior to the adoption of FAS 158, under U.S. GAAP, an additional minimum pension liability was recorded for plans where the accumulated benefit obligation exceeds the fair value of plan assets. The concept of additional minimum liability does not exist under Canadian GAAP. For these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded in “Other comprehensive income,” net of applicable income taxes. The requirement to recognize the overfunded or underfunded status of defined benefit pension plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses and past service costs arising prior to January 1, 2000. Differences also arise from the fact that the straight-line method is used to amortize actuarial gains and losses for U.S. GAAP purposes while the corridor method is used for Canadian GAAP purposes.

(2) Other employee future benefit plans cost

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years. In the fourth quarter of 2006, Domtar adopted FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income. The requirement to recognize the overfunded or underfunded status of postretirement plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

(3) Revenue stream hedge

In connection with the adoption of the Canadian accounting recommendations relating to the accounting for foreign currency translation, the Corporation elected to designate certain

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

U.S. dollar denominated long-term debt as a hedge of its U.S. dollar revenue stream. Starting in the fourth quarter of 2004, this U.S. dollar denominated long-term debt was no longer designated as a hedge of future U.S. dollar revenue stream. The exchange gain deferred under Canadian GAAP was recorded to earnings under U.S. GAAP, as such designation is not possible under U.S. GAAP.

(4) Foreign currency hedging contracts

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the foreign currency contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and resulting unrealized gains and losses are recorded to earnings. Under Canadian GAAP, gains and losses related to these contracts are included in “Sales”.

(5) Commodity hedging contracts

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the commodity contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and the resulting unrealized gains and losses are recorded to earnings.

Under Canadian GAAP, the commodity contracts are not designated for hedge accounting, except for the bunker oil and electricity contracts. Contracts that are not designated for hedge accounting are marked to market and the resulting gains and losses are recorded in earnings. Domtar has to account for these at fair value. The fair value is re-evaluated on a regular basis and a gain or loss is recorded in earnings. For contracts that are designated for hedge accounting, the realized gains and losses are included in “Sales” or “Cost of sales” as appropriate. Gains and losses on commodity contracts relating to Norampac are included, net of taxes, in “Earnings (loss) from discontinued operations”.

(6) Interest rate swap contracts

Under Canadian GAAP, unrealized gains and losses on interest rate swap contracts designated as hedges are not recognized in the consolidated financial statements. Under U.S. GAAP, certain interest rate swap contracts cannot be designated as a hedge and are marked to market. Therefore, any fluctuations of the fair value are recorded to earnings.

In 2002, the Corporation terminated prior to maturity its interest rate swap contracts for net cash proceeds of $40 million.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Under Canadian GAAP, the net gain is deferred and recognized as a deduction of “Financing expenses” over the period of the interest rate payments initially designated as being hedged by these interest rate swap contracts.

For the year ended December 31, 2006, the amortization of the net deferred gain and related interest was $10 million under Canadian GAAP and nil under U.S. GAAP (2005 – $13 million and nil, respectively; 2004 – $13 million and nil, respectively).

(7) Joint ventures

Interests in joint ventures are accounted for using the proportionate consolidation method for Canadian GAAP and using the equity method under U.S. GAAP. This difference does not affect “Net earnings (loss)” or “Shareholders’ equity.”

On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations. Prior to the sale of Domtar’s interest in Norampac on December 29, 2006, under Canadian GAAP, a portion of the gain on the contribution to Norampac was deferred and amortized. Under U.S. GAAP, this gain was fully recognized in earnings upon the formation of Norampac.

(8) Acquisition of E.B. Eddy

The E.B. Eddy acquisition has been accounted for under Canadian GAAP, which at the time differed from U.S. GAAP in the accounting for income taxes, pension benefits cost and accounting for business integration provisions.

In 2005, in conjunction with the closure and restructuring costs discussed in Note 5, Domtar recorded an additional $11 million write-down on property, plant and equipment (including $2 million relating to discontinued operations) created at the time of the E.B. Eddy acquisition under U.S. GAAP.

During the fourth quarter of each fiscal year, Domtar conducts its annual impairment test on the goodwill recognized under U.S. GAAP. Accordingly, Domtar recorded a $17 million (2005—$85 million, including $20 million relating to discontinued operations) impairment loss related to the impairment of this goodwill. The impairment losses are attributable to the impact of sustained operating losses, mill closures and restructuring efforts. The fair value of the associated reporting units was determined using a combination of valuation methods including the expected present value of future cash flows. Impairment losses are included in “Amortization”.

(9) Formation of norampac

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for income taxes. These recommendations essentially harmonize Canadian with U.S. GAAP and were applied

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

retroactively without restating prior years. Accordingly, certain property, plant and equipment acquired at the formation of Norampac remained recorded at a lower value under Canadian GAAP. On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations.

(10) Investment tax credits

Under U.S. GAAP, the income tax expense has been reduced by $15 million in 2006 (2005—$4 million; 2004—$4 million) for investment tax credits related to research and development expenses, which had been recognized as a reduction of “Cost of sales” under Canadian GAAP.

(11) Long-term debt discount and debt issue costs

Under Canadian GAAP, long-term debt discount and debt issue costs are presented in “Other assets” as a deferred charge. U.S. GAAP requires that long-term debt discount and debt issue cost be reported as a direct reduction of long-term debt.

(12) Foreign currency translation adjustments

Under U.S. GAAP, foreign currency translation adjustments are included as a component of “Comprehensive income.” Under Canadian GAAP, the concept of comprehensive income exists but applies to fiscal years beginning on or after October 1, 2006. Foreign currency translation adjustments are included as a component of “Shareholders’ equity.”

(13) Comprehensive income

U.S. GAAP requires the disclosure of “Comprehensive income” (section (D)—IV)). The concept of comprehensive income exists under Canadian GAAP, but applies to fiscal years beginning on or after October 1, 2006.

(14) Consolidated cash flows

Under U.S. GAAP, the Consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that the joint ventures would be shown as an equity investment and not proportionately consolidated.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(D) Supplementary disclosures

I) Accounting changes and recent accounting pronouncements

Accounting for Defined Benefit Pension and Other Post Retirement Plans

In the fourth quarter, Domtar adopted Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” which was issued by the FASB in September 2006. This Statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position.

At December 31, 2006, just prior to the adoption of FAS 158, Domtar had an additional minimum pension liability of $162 million and an intangible asset of $59 million, with an offsetting amount in “Accumulated other comprehensive income (loss)” ($71 million, net of applicable taxes of $32 million).

On adoption of FAS 158, Domtar recognized the funded status of its defined benefit pension and other postretirement plans as follows:

•	Reversed the additional minimum pension liability of $162 million, the intangible asset of $59 million and the future income tax asset of $32 million that was recorded prior to adoption.

•

Adjusted its prepaid benefit cost asset and accumulated benefit liability by reducing “Other assets” by $104 million, increasing “Other liabilities and deferred credits” by $152 million and a reducing “Accumulated other comprehensive income (loss)” by $175 million, net of applicable taxes of $79 million. Domtar recorded a future income tax asset of $79 million.

At December 31, 2006, subsequent to the adoption of FAS 158, Domtar has the following pension and post retirement related balances:

2006
$

Other assets	15
Future income tax assets	78

93

Other liabilities and deferred credits	264
Accumulated other comprehensive loss	(175)
Retained earnings	4

93

At December 31, 2006, “Accumulated other comprehensive income (loss)” includes unrecognized prior service costs of $52 million and unrecognized net actuarial loss of $123 that have not yet been recognized as components of net periodic benefit cost.

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

In accordance with the transitional provisions of the new standard, prior period financial statements were not restated.

Quantifying financial statement misstatements

In September 2006, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108) to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 did not have an impact on the Company’s financial statements.

II) Defined benefit pension plans

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,428 million, $1,349 million and $1,260 million, respectively, as at December 31, 2006 and $1,582 million, $1,475 million and $1,300 million, respectively, as at December 31, 2005.

Domtar expects the 2007 net periodic benefit cost to be approximately $56 million. The components of the expense are as follows:

$

Service cost	27
Interest cost	73
Expected return on plan assets	(75)
Amortization of prior service costs	11
Recognized actuarial loss (gain)	20

Net periodic benefit cost	56

III) Inventories

Inventories under U.S. GAAP are comprised of the following:

	2006	2005

	$	$

Work in process and finished goods	338	352
Raw materials	106	160
Operating and maintenance supplies	126	129

	570	641

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

IV) Comprehensive income and accumulated other comprehensive income

Under U.S. GAAP, Domtar is required to disclose certain information about comprehensive income. This information is as follows:

Comprehensive income (loss)	2006	2005	2004

	$	$	$

Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Other comprehensive income
Additional minimum liability of defined benefit pension plans, net of taxes recovery of $57 million (2005—expense of $50 million; 2004—recovery of $16 million) (see (C)(1) above)	110	(95)	27
Unrealized gains (losses) on commodity hedging contracts	(2)	1	—
Unrealized gains (losses) on foreign currency hedging contracts, net of taxes recovery of $8 million (2005—recovery of $7 million; 2004—expense of $13 million)	(18)	(12)	26
Foreign currency translation adjustments	(1)	(11)	(45)

Comprehensive income (loss)	345	(619)	(68)

Accumulated other comprehensive income (loss)	2006	2005	2004

	$	$	$

Additional minimum liability of defined benefit pension plans	—	(110)	(15)
Accounting change—Pension and other post retirement benefit plans (1 & 2)	(175)	—	—
Unrealized gains (losses) on commodity hedging contracts	(1)	1	—
Unrealized gains (losses) on foreign currency hedging contracts	(4)	14	26
Foreign currency translation adjustments	(202)	(201)	(190)

Accumulated other comprehensive income (loss)	(382)	(296)	(179)

V) Impact of accounting pronouncements not yet implemented

Fair Value Measurements

In September 2006, FASB issued Statement No. 157, “Fair Value Measurements.” Statement 157 (FAS 157) establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Domtar is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of FAS 157 in fiscal 2008.

Uncertainty in Income Taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48).” This interpretation which is in effect for

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

fiscal years beginning after December 15, 2006, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. While Domtar is currently evaluating the impact of this interpretation on its first quarter 2007 financial statements, Domtar does not believe that the impact will be significant.

Accounting for planned major maintenance activities

In September 2006, FASB issued Staff Position AUG AIR—1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. Domtar currently uses the accrue-in-advance method to allocate planned major maintenance costs within a given year. Domtar is required to adopt the Staff Position in the first quarter of 2007 and will reflect major maintenance costs in the periods incurred for all interim periods presented after the effective date of the Staff Position.

(E) Reconciliation of the consolidated earnings items from Canadian GAAP to U.S. GAAP

	2006	2005	2004
	$	$	$

Sales —Canadian GAAP	3,989	4,247	4,403
Joint ventures(7)	(28)	(10)	(14)

Sales—U.S. GAAP	3,961	4,237	4,389

Cost of sales—Canadian GAAP	3,392	3,720	3,798
Pension plans cost(1)	7	5	1
Other employee future benefit plans cost(2)	(1)	(3)	(1)
Investment tax credits(10)	15	4	4
Joint ventures(7)	(22)	(8)	(14)

Cost of sales —U.S. GAAP	3,391	3,718	3,788

Selling, general and administrative - Canadian GAAP	218	231	245
Joint ventures(7)	—	(1)	—

Selling, general and administrative—U.S. GAAP	218	230	245

Amortization - Canadian GAAP	284	329	325
Acquisition of E.B. Eddy(8)	21	80	6
Joint ventures(7)	(3)	(3)	(2)

Amortization—U.S. GAAP	302	406	329

Closure and restructuring costs—Canadian GAAP	35	317	49
Pension plans cost(1)	—	8	—
Other employee future benefit plans cost(2)	—	(2)	—

Closure and restructuring costs—U.S. GAAP	35	323	49

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$

Financing expenses—Canadian GAAP	150	144	141
Revenue stream hedge(3)	7	—	(4)
Joint ventures(7)	(1)	(1)	(1)

Financing expenses—U.S. GAAP	156	143	136

Share of joint ventures’ net (earnings) loss—Canadian GAAP	—	—	—
Joint ventures(7)	(1)	3	3

Share of joint ventures’ net (earnings) loss—U.S. GAAP	(1)	3	3

Derivative instrument loss—Canadian GAAP	—	—	—
Foreign currency hedging contracts(4)	—	—	12
Commodity hedging contracts(5)	—	—	2
Interest rate swap contracts(6)	10	13	13

Derivative instrument loss—U.S. GAAP	10	13	27

Income tax expense (recovery)—Canadian GAAP	24	(183)	(55)
Tax effect of the adjustments	(12)	(12)	(9)
Investment tax credits(10)	(15)	(4)	(4)
Joint ventures(7)	(1)	—	—

Income tax expense (recovery) - U.S. GAAP	(4)	(199)	(68)

(F) Reconciliation of the consolidated balance sheets items from Canadian GAAP to U.S. GAAP

	2006	2005
	$	$

Cash and cash equivalents—Canadian GAAP	649	83
Joint ventures(7)	(7)	(15)

Cash and cash equivalents—U.S. GAAP	642	68

Receivables—Canadian GAAP	305	294
Joint ventures(7)	13	(82)

Receivables—U.S. GAAP	318	212

Inventories—Canadian GAAP	575	715
Joint ventures(7)	(5)	(74)

Inventories—U.S. GAAP	570	641

Prepaid expenses - Canadian GAAP	14	11
Joint ventures(7)	—	(3)

Prepaid expenses—U.S. GAAP	14	8

Income and other taxes receivable - Canadian GAAP	18	16
Joint ventures(7)	—	(1)

Income and other taxes receivable—U.S. GAAP	18	15

Property, plant and equipment - Canadian GAAP	3,044	3,634
Acquisition of E.B. Eddy(8)	46	50
Formation of Norampac(9)	—	18
Joint ventures(7)	(15)	(398)

Property, plant and equipment—U.S. GAAP	3,075	3,304

Goodwill - Canadian GAAP	6	92
Acquisition of E.B. Eddy(8)	—	17
Joint ventures(7)	—	(86)

Goodwill—U.S. GAAP	6	23

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$

Other assets—Canadian GAAP	275	309
Pension plans cost(1)	(200)	(93)
Intangible assets related to additional minimum liability(1)	—	77
Commodity hedging contracts(5)	(1)	—
Unrealized gains (losses) on foreign currency hedging contracts(4)	(6)	20
Long-term debt discount and debt issue costs(11)	(26)	(33)
Joint ventures(7)	(19)	(37)

Other assets—U.S. GAAP	23	243

Bank indebtedness—Canadian GAAP	62	21
Joint ventures(7)	—	(7)

Bank indebtedness—U.S. GAAP	62	14

Trade and other payables—Canadian GAAP	533	651
Pension plans cost(1)	3	—
Other employee future benefit plan cost(2)	6	—
Joint ventures(7)	(9)	(87)

Trade and other payables—U.S. GAAP	533	564

Income and other taxes payable—Canadian GAAP	20	29
Joint ventures(7)	(1)	—

Income and other taxes payable—U.S. GAAP	19	29

Long-term debt due within one year—Canadian GAAP	2	2
Joint ventures(7)	(1)	(1)

Long-term debt due within one year—U.S. GAAP	1	1

Long-term debt—Canadian GAAP	1,889	2,257
Long-term debt discount and debt issue costs(11)	(26)	(33)
Joint ventures(7)	—	(207)

Long-term debt—U.S. GAAP	1,863	2,017

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$

Future income taxes—Canadian GAAP	285	292
Tax effect of the adjustments	(87)	(35)
Joint ventures(7)	—	(77)

Future income taxes—U.S. GAAP	198	180

Other liabilities and deferred credits—Canadian GAAP	223	331
Pension plans cost(1)	149	—
Additional minimum liability of defined benefit pension plans(1)	—	244
Other employee future benefit plans cost(2)	7	13
Revenue stream hedge(3)	(41)	(48)
Interest rate swap contracts(6)	—	(10)
Deferred gain on contribution of net assets to Norampac(7)	—	(34)
Joint ventures(7)	—	(32)

Other liabilities and deferred credits—U.S. GAAP	338	464

Retained earnings (deficit)—Canadian GAAP	308	(19)
Pension plans cost(1)	(65)	(63)
Other employee future benefit plans cost(2)	(11)	(10)
Revenue stream hedge(3)	26	32
Foreign currency hedging contracts(4)	—	(2)
Commodity hedging contracts(5)	—	(1)
Interest rate swap contracts(6)	—	6
Deferred gain on contribution of net assets to Norampac(7)	—	22
Acquisition of E.B. Eddy(8)	32	52
Formation of Norampac(9)	—	18

Retained earnings—U.S. GAAP	290	35

Accumulated foreign currency translation adjustments—Canadian GAAP	(202)	(205)
Additional minimum liability of defined benefit pension plans(1)	—	(110)
Accounting change—Pension and other post retirement benefit plans(1 & 2)	(175)	—
Unrealized gains (losses) on commodity hedging contracts(5)	(1)	1
Unrealized gains (losses) on foreign currency hedging contracts(4)	(4)	14
Joint ventures(7)	—	4

Accumulated other comprehensive income—U.S. GAAP	(382)	(296)

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 24. Proposed combination

In August 2006, Domtar signed a definitive agreement to combine with Weyerhaeuser’s fine paper business and related assets. Under the terms of the transaction, Weyerhaeuser’s fine paper business, consisting of 10 primary pulp and paper mills (seven in the United States and three in Canada), converting, forming and warehousing facilities, sales offices, two sawmills and logging and forest management operations will be transferred into a newly formed company for stock and a cash payment of US$1.35 billion to be provided by the new company through borrowings under a temporary credit facility. Weyerhaeuser intends to distribute the shares of the new company to its shareholders through an exchange offer. Domtar will combine with the newly formed company to create “Domtar Corporation.” At the time of the closing, the combined company will be owned approximately 55% by former Weyerhaeuser shareholders and 45% by former Domtar shareholders. The combination is subject to approvals by: the shareholders of Domtar by a special resolution; appropriate regulatory and other authorities (all of which have been obtained); as well as customary closing conditions. The transaction will be submitted to Domtar’s shareholders at a special meeting to be held on February 26, 2007 and is expected to close in March 2007. As a result of this transaction, Domtar will become an indirect subsidiary of the “Domtar Corporation,” a Delaware corporation.

Note 25. Comparative figures

To conform with the basis of presentation adopted in the current year, certain figures previously reported have been reclassified.

Domtar Inc.

Consolidated financial statements

Consolidated balance sheets (Note 3) As at	June 30 2007	December 31 2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$

Assets

Current assets
Cash and cash equivalents	43	649
Receivables	154	305
Receivables from related parties (Note 9)	23	—
Inventories	526	575
Prepaid expenses	17	14
Income and other taxes receivable	13	18
Future income taxes	45	45

	821	1,606
Property, plant and equipment	3,131	3,044
Assets held for sale	—	24
Goodwill	127	6
Long-term advances to related parties (Note 9)	653	—
Intangibles	31	—
Other assets	92	275

	4,855	4,955

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	45	62
Trade and other payables	426	533
Payables to related parties (Note 9)	2	—
Income and other taxes payable	21	20
Long-term debt due within one year	1	2

	495	617
Long-term debt (Note 5)	1,782	1,889
Future income taxes	357	285
Other liabilities and deferred credits	357	223

Contingencies (Note 10)

Shareholders’ equity
Preferred shares	28	32
Common shares	1,837	1,788
Contributed surplus	—	15
Retained earnings	11	308
Accumulated other comprehensive income (loss)	(12)	(202)

	1,864	1,941

	4,855	4,955

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

Domtar Inc.

Consolidated financial statements

Consolidated earnings	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$	$	$	$	$

			Note 3		Combined Note 1

Sales	892	998	684	1,178	1,862	2,037
Operating expenses
Cost of sales	754	876	564	992	1,556	1,807
Selling, general and administrative	57	43	85	65	150	96
Amortization	53	69	51	62	113	141

	864	988	700	1,119	1,819	2,044

Operating income (loss) from continuing operations	28	10	(16)	59	43	(7)
Financing expenses	24	40	24	28	52	75

Earnings (loss) from continuing operations before income taxes	4	(30)	(40)	31	(9)	(82)
Income tax expense (recovery)	9	(8)	(8)	19	11	(32)

Earnings (loss) from continuing operations	(5)	(22)	(32)	12	(20)	(50)
Earnings (loss) from discontinued operations	—	13	(1)	—	(1)	17

Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)

Consolidated retained earnings	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$	$	$	$	$

			Note 3		Combined Note 1
Retained earnings (deficit) at beginning of period	17	(43)	308	275	308	(19)
Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)
Comprehensive revaluation (Note 3)	—	—	—	(275)	(275)	—
Dividends on preferred shares	(1)	(1)	—	(1)	(1)	(1)

Retained earnings (deficit) at end of period	11	(53)	275	11	11	(53)

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

Domtar Inc.

Consolidated financial statements

Consolidated cash flows	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

(In millions of Canadian dollars, unless otherwise noted)	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1
Operating activities
Earnings (loss) from continuing operations	(5)	(22)	(32)	12	(20)	(50)
Non-cash items:
Amortization of property, plant and equipment	53	69	51	62	113	141
Future income taxes	6	(6)	(8)	16	8	(34)
Other	(1)	—	4	(10)	(6)	1

	53	41	15	80	95	58

Changes in working capital and other items
Receivables	19	7	113	4	117	8
Inventories	31	46	(6)	42	36	60
Prepaid expenses	3	2	—	(3)	(3)	(7)
Trade and other payables	(53)	(46)	(99)	(2)	(101)	(90)
Income and other taxes	4	(4)	4	2	6	1
Other	(18)	—	2	(27)	(25)	(5)

	(14)	5	14	16	30	(33)

Cash flows provided from operating activities of continuing operations	39	46	29	96	125	25

Investing activities
Additions to property, plant and equipment	(25)	(26)	(15)	(31)	(46)	(44)
Proceeds from disposals of property, plant and equipment	1	1	—	1	1	2
Increase in long-term advances to related parties (Note 9)	6	—	—	(653)	(653)	—
Other	(2)	(1)	—	(2)	(2)	(4)

Cash flows used for investing activities of continuing operations	(20)	(26)	(15)	(685)	(700)	(46)

Financing activities
Dividend payments	(1)	(1)	—	(1)	(1)	(1)
Change in bank indebtedness	(29)	23	17	(37)	(20)	37
Change in revolving bank credit, net of expenses	—	(40)	—	(1)	(1)	5
Repayment of long-term debt	(1)	(1)	(1)	(1)	(2)	(1)
Common shares issued, net of expenses	—	1	2	—	2	2
Redemptions of preferred shares	—	—	—	(4)	(4)	(1)
Other	(1)	—	(1)	(1)	(2)	—

Cash flows provided from (used for) financing activities of continuing operations	(32)	(18)	17	(45)	(28)	41

Cash flows from discontinued operations
Operating activities	(22)	5	—	(22)	(22)	11
Investing activities	22	(7)	—	22	22	(14)
Financing activities	—	(1)	—	—	—	(3)

Cash flows used for discontinued operations	—	(3)	—	—	—	(6)

Net increase (decrease) in cash and cash equivalents	(13)	(1)	31	(634)	(603)	14
Translation adjustments related to cash and cash equivalents	(3)	(3)	—	(3)	(3)	(3)
Cash and cash equivalents at beginning of period	59	98	649	680	649	83

Cash and cash equivalents at end of period	43	94	680	43	43	94

Cash and cash equivalents at end of period, related to:
Continuing operations	43	88	680	43	43	88
Discontinued operations	—	6	—	—	—	6

Cash and cash equivalents at end of period	43	94	680	43	43	94

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

Domtar Inc.

Consolidated financial statements

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

Consolidated statements of comprehensive income	2007	2006	2007	2007	2007	2006

(In millions of Canadian dollars, unless otherwise noted)	(Unaudited)
	$	$	$	$	$	$

					Combined
			Note 3		Note 1
Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)
Other comprehensive income
Foreign currency translation adjustments	(13)	—	(5)	(12)	(17)	—

Comprehensive income (loss)	(18)	(9)	(38)	—	(38)	(33)

CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME	March 6 2007	Fresh start adjustments 2007	Opening March 7 2007	June 30 2007	December 31 2006

(In millions of Canadian dollars, unless otherwise noted)	(Unaudited)
	$	$	$	$	$

	Note 3

Accumulated other comprehensive income (loss)
Accounting change—financial instruments, net of income tax expense (recovery) of $2 million	(5)	5	—	—	—
Foreign currency translation adjustments	(207)	207	—	(12)	(202)

Accumulated other comprehensive income (loss)	(212)	212	—	(12)	(202)

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

Domtar Inc.

Notes to consolidated financial statements

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 1. Basis of presentation

Domtar Inc. is an indirect wholly-owned subsidiary of Domtar Corporation. Domtar Corporation was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser Company. Domtar Corporation is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). Domtar Corporation had no operations prior to March 7, 2007.

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries entered into an agreement with Domtar providing for:

•	A series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by Domtar Corporation;

•	The distribution of shares of Domtar Corporation to Weyerhaeuser shareholders; and

•	The combination of Domtar with Domtar Corporation.

The transaction (“Transaction”) was consummated on March 7, 2007. In conjunction with the Transaction and in accordance with Section 1625 of the CICA Handbook, Comprehensive Revaluation of Assets and Liabilities (“CICA 1625”), Domtar undertook a comprehensive revaluation (or “Push Down”) of its assets and liabilities as at March 7, 2007. In accordance with CICA 1625, prior period financial information has not been restated to reflect the impact of the fair value adjustments, and accordingly, certain amounts in the prior periods are not directly comparable. See Note 3 for comprehensive revaluation of assets and liabilities.

The accompanying unaudited interim consolidated financial statements, prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), contain all adjustments necessary to present fairly Domtar’s financial position as at June 30, 2007 as well as results of operations and its cash flows from March 7 to June 30, 2007. While management believes that the disclosures presented are adequate, these unaudited interim consolidated financial statements and notes should be read in conjunction with Domtar’s annual consolidated financial statements and notes.

Domtar’s combined statement of consolidated earnings, retained earnings, cash flows and comprehensive income for the period ended June 30, 2007 represent the combination of the consolidated earnings, retained earnings, cash flows and comprehensive income from January 1, 2007 to March 6, 2007 (period prior to the application of fresh start reporting) and the consolidated earnings, retained earnings, cash flows and comprehensive income from March 7, 2007 to June 30, 2007 (period that reflects the application of fresh start reporting). Such combined consolidated earnings, retained earnings, cash flows and comprehensive income along with the comparative six-month period ended June 30, 2006 and the consolidated balance sheet and accumulated other comprehensive income as at December 31, 2006 are for illustrative purposes and are provided for the convenience of the reader only. As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

that date. The financial condition and results of operations for the period from January 1, 2007 to March 6, 2007 and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 with the comparative six-month period should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

As of the date of the Transaction, Domtar adopted all of Domtar Corporation’s accounting policies, other than the last-in, first-out method (LIFO) used by Domtar Corporation to cost certain U.S. raw materials, in-process and finished goods inventories. Prior period financial information has not been restated to reflect the impact of this change in accounting policy. Accordingly, certain amounts in the prior periods are not directly comparable.

Note 2. Accounting changes

Accounting changes

In July 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard, effective January 1, 2007, allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information and requires changes in accounting policy to be applied retrospectively unless doing so is impracticable. The initial adoption of this section had no significant impact on the consolidated financial statements under Canadian GAAP.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections in relation with financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” The Corporation adopted the provisions of these sections on January 1, 2007.

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new statement:

•

All financial assets and liabilities are carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on trading financial assets and liabilities are recognized immediately in the consolidated statement of income while unrealized gains and losses on financial assets that are available for sale are recognized in other comprehensive income until their realization, after which these amounts are recognized in the consolidated statement of income.

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

•

All derivatives financial instruments are carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk is also recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness is recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduced a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

On January 1, 2007, the initial adoption of this standard resulted in a decrease in other assets of $26 million, an increase in future income tax assets of $2 million, a decrease in other long-term liabilities and deferred credits of $5 million, a decrease in long-term debt of $14 million and an accumulated other comprehensive loss of $5 million.

Uncertainty in income taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. Domtar adopted this Interpretation in conjunction with the fresh start reporting and the adoption of the accounting policies of Domtar Corporation (other than LIFO). Domtar considers FIN 48 is an appropriate source of Canadian GAAP under Section 1100, “Generally Accepted Accounting Principles.” The adoption of FIN 48 was not reflected as a change in accounting policy with retrospective adjustment of retained earnings nor were comparative amounts for prior periods restated given the fresh start reporting on March 7, 2007. The initial adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Inventories

In March 2007, the Accounting Standards Board (“AcSB”) approved Handbook Section 3031 “Inventories.” The standard provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. The standard also permits the reversal of previous write-downs where there is a subsequent increase in the value of inventories. Finally, the standard provides guidance on the cost formulas that are used to assign costs to inventories and requires the consistent use of inventory policies by type of inventory with similar nature and use. The standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008, with earlier adoption encouraged. An entity may either apply this standard to the opening inventory for the period and adjust opening retained earnings by the difference in the measurement of opening inventory and prior periods are not restated; or an entity may apply this standard retrospectively and restate prior periods in accordance with Handbook Section 1506 “Accounting Changes.” We do not expect the adoption of this standard to have a material impact on our consolidated financial position or results of operations.

Note 3. Comprehensive revaluation

Following the consummation of the Transaction described in Note 1, Domtar Inc. applied fresh start reporting on March 7, 2007. In the case of an acquisition of an enterprise, the application of push-down accounting results in comparable accounting to that which would result had the acquirer either purchased the assets and assumed the liabilities of the enterprise directly or established a new legal entity to hold the assets and assume the liabilities of the acquired enterprise and to continue its operations. As a result, the financial condition and results of operations reflect the accounting activities before and after the Transaction, being the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007, respectively. All assets and liabilities have been reported at fair values, except for future income taxes, which are reported in accordance with Section 3465 of the CICA Handbook, Income Taxes.

The fair values of the assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar is in the process of completing its valuation of certain assets and

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

Domtar Corporation has refined its preliminary purchase price allocation presented in its first quarter financial statements to reflect the impact of the restructuring measures described in Note 4 and the agreement in principle for the sale of substantially all of its Wood business as described in Note 11 on the fair values of the assets acquired and liabilities assumed. As a result, Domtar has revised its valuation of certain assets and liabilities as of the date of the application of push-down accounting. As such, inventories decreased by $8 million, property, plant and equipment increased by $95 million, trade and other payables increased by $22 million, other liabilities and deferred credits increased by $6 million and deferred income taxes – non current increased by $15 million. This resulted in a $44 million decrease in goodwill. These represent the significant changes to the fresh start adjustments.

Note 4. Closure and restructuring costs

On July 31, 2007, Domtar announced that it will permanently close two paper machines, one situated at its Woodland, Maine paper mill and another at its Port Edwards, Wisconsin paper mill as well as its mill in Gatineau, Quebec and its converting center in Ottawa, Ontario. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring cost provision identified below relates to operations and activities of Domtar Inc., which was acquired by Domtar Corporation on March 7, 2007 and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the acquisition date and were treated as part of the purchase price allocation in accordance with EIC-114, Liability Recognition for Costs Incurred on Purchase Business Combinations. These closures also impacted the fair value of certain property, plant and equipment as part of Domtar Inc. purchase price allocation.

At June 30, 2007, the closure and restructuring cost provision related to the above plan was $24 million, related entirely to the Papers segment.

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

The following table provides the components of closure and restructuring cost provisions:

As at June 30 2007

(Unaudited)

$

Labor costs	15
Environmental liabilities	6
Contract termination costs	3

Balance, end of period	24

Further costs related to the above closures expected to be incurred over 2007 and 2008 include $1 million for training, relocation and outplacement costs. These costs will be expensed as incurred.

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates as at June 30, 2007. Although Domtar does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further write-downs may be required in future periods.

Note 5. Long-term debt

Bank facility

On March 7, 2007, Domtar, along with its parent Domtar Corporation, entered into a new credit agreement, which consist of a seven-year senior secured term loan, of US$800 million, borrowed by Domtar Corporation, and a five-year US$750 million secured revolving credit facility of which Domtar can borrow a maximum US$150 million. The unsecured revolving credit facility of US$600 million in favour of Domtar that was due to expire in 2010, was cancelled.

Domtar’s obligations are guaranteed by its subsidiaries as well as by Domtar Corporation and its subsidiaries, subject to agreed exceptions.

The obligations of Domtar in respect of the senior secured credit facilities are secured by all of the equity interests of Domtar Corporation’s subsidiaries, subject to certain exceptions, and a perfected first priority security interest in substantially all of Domtar Corporation’s and its U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar). Lenders to Domtar Corporation, under the senior secured credit facilities, share this security package, subject to certain exceptions.

In addition, the obligations of Domtar are secured by the Canadian inventory of Domtar.

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 6. Stated capital

Equity awards

Domtar’s common shares under the Restricted Stock Plan as well as each outstanding grant of deferred share units and each outstanding grant of performance share units with respect to Domtar common shares were exchanged, on a one-for-one basis and on the same terms and conditions, for awards of Domtar Corporation common shares.

Options granted under the Executive Stock Option Plan, whether vested or unvested, were exchanged on the same terms and conditions for an option to purchase a number of shares of common stock of Domtar Corporation equal to the number of Domtar common shares or of equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

Employee share purchase plans

The Employee Share Purchase Plans have been terminated in February 2007.

Note 7. defined benefit plans and other employee future benefit plans

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1
Net periodic benefit cost for defined benefit plans	7	14	7	10	17	29
Net periodic benefit cost for other employee future benefit plans	2	3	1	3	4	5

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 8. Segmented disclosures

Domtar operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of Domtar’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by Domtar and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Domtar evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes.

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

SEGMENTED DATA	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1

Sales from continuing operations
Papers	633	693	501	830	1,331	1,405
Paper Merchants	250	256	184	337	521	533
Wood	83	130	58	109	167	278

Total for reportable segments	966	1,079	743	1,276	2,019	2,216
Intersegment sales - Papers	(61)	(68)	(53)	(83)	(136)	(151)
Intersegment sales - Paper Merchants	(1)	—	—	(1)	(1)	—
Intersegment sales - Wood	(12)	(13)	(6)	(14)	(20)	(28)

Consolidated sales from continuing operations	892	998	684	1,178	1,862	2,037

Amortization of property, plant and equipment from continuing operations
Papers	48	59	44	54	98	122
Paper Merchants	—	—	1	—	1	1
Wood	5	10	6	8	14	18

Consolidated amortization of property, plant and equipment from continuing operations	53	69	51	62	113	141

Operating income (loss) from continuing operations
Papers	49	17	32	76	108	(1)
Paper Merchants	3	3	2	7	9	7
Wood	(19)	(10)	(13)	(19)	(32)	(15)

Total for reportable segments	33	10	21	64	85	(9)
Corporate	(5)	—	(37)	(5)	(42)	2

Consolidated operating income (loss) from continuing operations	28	10	(16)	59	43	(7)

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 9. Related party transactions

In conjunction with the consummation of the Transaction, as described in Note 1, a Canadian subsidiary of Domtar Inc. advanced $589 million (US$500 million) to a Canadian subsidiary of Domtar Corporation and a U.S. subsidiary of Domtar Inc. advanced $64 million (US$60 million) to a U.S. subsidiary of Domtar Corporation to pay down indebtedness incurred in the Transaction. The Canadian advance is for five years, bears interest at a variable rate based on the Canadian prime rate and is repayable at any time. The U.S. advance is for five years, bears interest at a variable rate based on the U.S. prime rate and is repayable at any time.

Domtar Corporation’s Canadian and U.S. subsidiaries have advanced certain funds to Domtar’s Canadian and U.S. subsidiaries in the normal course of business to finance its short-term liquidity needs. Ris Paper Company, Inc., an indirect wholly-owned subsidiary of Domtar, purchases paper from Domtar Corporation under the same commercial terms as any other merchant who purchases paper from Domtar Corporation.

Domtar Corporation exchanges fees with Domtar Inc. for management fees related to services rendered such as Finance, Legal, Human Resources, etc. The management fee is charged at cost or at cost plus, depending on the nature of the service rendered. The management fee for the period from March 7, 2007 to June 30, 2007 was not significant.

Note 10. Contingencies

E.B. Eddy acquisition

On July 31, 1998, Domtar acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar in specified circumstances, Domtar may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at March 7, 2007, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, Domtar received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $110 million as a result of the consummation of the Transaction described in Note 1. On June 12, 2007, an action was commenced by George Weston Limited against Domtar in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $110 million as well as additional compensatory damages. Domtar does not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar may not be successful in its defense of such claims and if Domtar is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the liquidity, results of operations and financial condition.

Note 11. Sale of forest products business

On June 22, 2007, Domtar announced an agreement in principle to sell substantially all of its Wood business to the newly created Conifex Inc. for approximately $285 million including an estimated $50 million of working capital. The operations being sold consist of substantially all of Domtar’s Wood business, except for its sawmills in Saskatchewan and some forestlands. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. The sale is expected to close before the end of the year.

Domtar has accepted, in principle, to extend its support by investing in Conifex Inc. an amount equal to the lesser of $35 million or a 19.9% participation, subject to the conclusion of a definitive agreement to its satisfaction.

Domtar will provide Conifex Inc. with transition services after the close, including information technology, human resources management and finance, for a period of 6 to 12 months following the consummation of the transaction.

At June 30, 2007, the assets and liabilities of the Wood business are accounted for as held and used in accordance with Section 3475 of the CICA Handbook, Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly regarding getting government approval and financing. Domtar does not expect to recognize a gain or loss from the sale upon closing.

Note 12. Comparative figures

To conform with the basis of presentation adopted in the current period, certain figures previously reported have been reclassified.

Domtar Corporation

Offers to Exchange Notes Issued by Domtar Inc.

and

Solicitation of Consents to Amend the Related Indentures

The Exchange Agent for the Exchange Offers and Consent Solicitations is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, NY 10006

Attention: Corporate Actions

By Facsimile Transmission (Eligible Institutions Only): (212) 430-3775/9

Confirm Facsimile by Telephone: (212) 430-3774

Any questions or requests for assistance or for additional copies of this prospectus and consent solicitation statement, the Letter of Transmittal and Consent, or related documents may be directed to the Information Agent at its telephone numbers set forth below. A holder of Domtar Inc. U.S. notes may also contact the Dealer Managers at the telephone numbers set forth below or such holder’s custodian bank, depositary, broker, dealer, trust company or other nominee for assistance concerning the exchange offers.

The Information Agent for the Exchange Offers and Consent Solicitations is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, NY 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3700

The Lead Dealer Manager for the Exchange Offers and

Lead Solicitation Agent for the Consent Solicitations is:

J.P. Morgan Securities Inc.

270 Park Avenue, 8th Floor

New York, NY 10017

Attention: Liability Management Group

Collect: (212) 834-4077

Toll free: (866) 834-4666

The Co-Dealer Manager for the Exchange Offers and

Solicitation Agent for the Consent Solicitations is:

Deutsche Bank Securities Inc.

Attention: Liability Management Group

60 Wall Street

New York, NY 10005

Collect: (212) 250-2955

Toll free: (866) 627-0391

The information in this Debentureholder Information Circular/Prospectus is not complete and may be changed. Domtar Inc. may not commence the proxy solicitation and Domtar Corporation may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This debentureholder information circular/prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2007

DEBENTUREHOLDER INFORMATION CIRCULAR/PROSPECTUS

DOMTAR INC.                      DOMTAR CORPORATION

Solicitation of Proxies to Amend the Indentures

relating to Domtar Inc.’s

Canadian Dollar Denominated Debentures

Outstanding Principal Amount	Description of Domtar Inc. Debentures	CUSIP No.
CDN$82,000,000	10% Debentures due 2011	257561AK6

CDN$74,913,000	10.85% Debentures due 2017	257561AL4

Under applicable U.S. securities laws, this document is a combined Debentureholder Information Circular/Prospectus being distributed by Domtar Inc. and Domtar Corporation to the holders of the Domtar Inc.’s Canadian dollar denominated debentures (the “Domtar Inc. Canadian Debentures”) in connection with the meetings that have been called to vote on the amendments to the indentures pursuant to which such debentures were issued. It contains important information, and you should read it carefully. The reader is cautioned that this document is not a prospectus for the purposes of applicable Canadian securities laws.

The Canadian Proxy Solicitations

Domtar Inc. is soliciting proxies from holders of its outstanding Canadian dollar denominated 10% Debentures due 2011 and 10.85% Debentures due 2017, which we refer to together as the Domtar Inc. Canadian Debentures, for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek the approval of such holders to amend the indenture pursuant to which such series of debentures were issued (together, the “Domtar Inc. Canadian Indentures”) to provide Domtar Corporation with the right to acquire, at any time, all outstanding debentures of such series in consideration for the issuance of an equal principal amount of Domtar Corporation’s newly issued debt securities of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. Canadian Debentures which are acquired. If such amendment is approved by the holders of a series of Domtar Inc. Canadian Debentures, Domtar Corporation intends to acquire all of the outstanding Domtar Inc. Canadian Debentures of such series in exchange for newly issued Domtar Corporation securities concurrently with the consummation of the exchange offers for the Domtar Inc. U.S. Notes referred to below.

Subject to the conditions described herein, Domtar Inc. will pay to holders of Domtar Inc. Canadian Debentures an amount (the “Early Consent Payment”) equal to CDN$2.50 per CDN$1,000 principal amount of Domtar Inc. Canadian Debentures with respect to which such holder submits a valid proxy prior to • p.m. (Montreal time) on •, 2007, unless, with respect to a particular series of Domtar Inc. Canadian Debentures, extended by Domtar Inc. with respect to the proxy solicitation for such series (such date and time, as they may be extended, the “Early Proxy Time”). Prior to the Early Proxy Time, debentureholders who revoke duly completed and submitted proxies will not be entitled to the Early Consent Payment. After the Early Proxy Time, debentureholders entitled to the Early Consent Payment may not revoke their proxies.

Exchange Offers for US$ Denominated Notes

Concurrently, Domtar Corporation is offering to holders of Domtar Inc.’s outstanding U.S. dollar denominated 7.875% Notes due 2011, 5.375% Notes due 2013, 7 1/8% Notes due 2015 and 9 1/2% Debentures due 2016, which we refer to collectively as the Domtar Inc. U.S. Notes, an opportunity to exchange their Domtar Inc. U.S. Notes for an equal principal amount of Domtar Corporation’s newly issued U.S. dollar denominated notes of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. Notes tendered in exchange.

In the event one or both of the debentureholders’ resolutions to amend the Domtar Inc. Canadian Indentures are duly adopted but the conditions of the exchange offers relating to the Domtar Inc. U.S. Notes are not satisfied or waived by Domtar Corporation, Domtar Corporation reserves the right to not acquire any Domtar Inc. Canadian Debentures.

As you review this Debentureholder Information Circular/Prospectus you should carefully consider the matters described under the caption “ Risk Factors” beginning on page C-26.

Neither the Securities and Exchange Commission nor any state securities regulator nor any securities commission or similar regulatory authority in Canada has approved or disapproved these securities, or determined if this debentureholder information circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Domtar Inc., Domtar Corporation, Domtar Paper Company, LLC, the information agent, the trustee under the Domtar Inc. Canadian Indentures, the trustee under the Domtar Corporation indenture or the dealer managers makes any recommendation as to whether or not holders of Domtar Inc. Canadian Debentures should vote in favour of the amendments to the Domtar Inc. Canadian Indentures.

The Dealer Manager for the Canadian Proxy Solicitations is:

DOMTAR INC.

NOTICE OF MEETINGS OF DEBENTUREHOLDERS

NOTICE IS HEREBY GIVEN that meetings of the holders (collectively, the “Debentureholders”) of (i) the 10% debentures due 2011 of Domtar Inc. (the “10% Debentures”), and (ii) the 10.85% debentures due 2017 of Domtar Inc. (the “10.85% Debentures” and together with the 10% Debentures, the “Domtar Inc. Canadian Debentures”) will be held in •, Montreal, Quebec, on •, 2007 at • a.m. (Montreal time) in the case of the 10% Debentures and at • a.m. (Montreal time) in the case of the 10.85% Debentures.

This notice is given (i) in the case of the 10% Debentures, pursuant to the Trust Indenture dated as of April 15, 1987 between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company) (the “Trustee”) (the “April 1987 Indenture”), and (ii) in the case of the 10.85% Debentures, pursuant to the Trust Indenture dated as of August 5, 1987 between Domtar Inc. and the Trustee (the “August 1987 Indenture” and together with the April 1987 Indenture, the “Domtar Inc. Canadian Indentures”).

The meeting of the holders of 10% Debentures (the “10% Debentureholders’ Meeting”) is called pursuant to the provisions of the April 1987 Indenture and is being held for the following purpose:

1.	To consider and, if thought appropriate, pass, with or without amendment, a Majority Securityholders’ Act (as such term is defined in the April 1987 Indenture) (the “10% Debentureholders’ Resolution”) to authorize Domtar Inc. to enter into a supplemental indenture amending the terms of the April 1987 Indenture to provide Domtar Corporation, a Delaware Corporation and the indirect parent of Domtar Inc., with the right to acquire, at any time, all of the outstanding 10% Debentures in consideration for an equal principal amount of newly issued Canadian dollar denominated notes of Domtar Corporation, bearing interest at the same rate and maturing on the same date as the 10% Debentures. The complete text of the 10% Debentureholders’ Resolution can be found at Schedule A to the Debentureholders’ Information Circular accompanying this notice.

2.	To transact any other business that may properly come before the 10% Debentureholders’ Meeting or any adjournment thereof.

The meeting of the holders of 10.85% Debentures (the “10.85% Debentureholders’ Meeting” and together with the 10% Debentureholders’ Meeting, the “Debentureholders’ Meetings”) is called pursuant to the provisions of the August 1987 Indenture and is being held for the following purpose:

1.	To consider and, if thought appropriate, pass, with or without amendment, a Majority Securityholders’ Act (as such term is defined in the August 1987 Indenture) (the “10.85% Debentureholders’ Resolution” and together with the 10% Debentureholders’ Resolution, the “Debentureholders’ Resolutions”) to authorize Domtar Inc. to enter into a supplemental indenture amending the terms of the August 1987 Indenture to provide Domtar Corporation, a Delaware Corporation and the indirect parent of Domtar Inc., with the right to acquire, at any time, all of the outstanding 10.85% Debentures in consideration for an equal principal amount of newly issued Canadian dollar denominated notes of Domtar Corporation, bearing interest at the same rate and maturing on the same date as the 10.85% Debentures. The complete text of the 10.85% Debentureholders’ Resolution can be found at Schedule B to the Debentureholders’ Information Circular accompanying this notice.

2.	To transact any other business that may properly come before the 10.85% Debentureholders’ Meeting or any adjournment thereof.

Pursuant to the provisions of the Domtar Inc. Canadian Indentures, any Majority Securityholders’ Act passed at a Debentureholders’ Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the corresponding Indenture, be binding upon all Debentureholders to which the resolution relates, whether present at or absent from the Debentureholders’ Meeting.

The record date for receiving notice and voting securities at the Debentureholders’ Meetings is •, 2007 (the “Record Date”) . If you were a registered holder of Domtar Inc. Canadian Debentures at the close of business on the Record Date, you are entitled to vote at the applicable Debentureholders’ Meeting. If you hold Domtar Inc. Canadian Debentures through a broker or another intermediary, please read the instructions from your broker or intermediary regarding how to vote your Domtar Inc. Canadian Debentures.

A registered Debentureholder may attend and vote at the applicable Debentureholders’ Meeting or at any adjournment thereof in person or may by instrument in writing under its hand duly appoint any person as proxy to be present and to vote for it at the applicable Debentureholders’ Meeting or at any adjournment thereof.

A duly completed proxy may be deposited not later than • p.m. (Montreal time) on the business day preceding the Debentureholders’ Meetings or at any adjournment thereof. However, Domtar Inc. will pay an amount (the “Early Consent Payment”) equal to CDN$2.50 per CDN$1,000 principal amount of Domtar Inc. Canadian Debentures to Debentureholders who have delivered to Computershare Trust Company of Canada (the “Proxy Agent”) prior to • p.m. (Montreal time) (the “Early Proxy Time”) on •, 2007, or such later date as may be determined and publicly announced by Domtar Inc. (the “Early Proxy Date”) a duly completed proxy in the form of the proxy accompanying the Debentureholder Information Circular/Prospectus and appointing     •     and     •     as the attorneys in fact (and do not revoke such proxy prior to the Early Proxy Time on the Early Proxy Date) containing instructions to vote IN FAVOUR of the applicable Debentureholders’ Resolution with respect to which such Debentureholder delivered a proxy. In order for a Debentureholder to be entitled to receive the Early Consent Payment, the Proxy Agent must in fact receive from the registered Debentureholder the duly completed proxy prior to the Early Proxy Time on the Early Proxy Date. The Early Consent Payment will be payable if and only if the applicable Debentureholders’ Resolution is duly adopted and the supplemental indenture contemplated thereby is executed and delivered.

The accompanying Debentureholders’ Information Circular provides additional information.

This notice of meetings of Debentureholders is being given by Domtar Inc. and the Trustee.

DATED this •th day of •, 2007.

COMPUTERSHARE TRUST COMPANY OF CANADA, as trustee pursuant to the Domtar Inc. Canadian Indentures	DOMTAR INC.

/s/ Toni De Luca	/s/ Razvan L. Theodoru
Toni De Luca General Manager, Corporate Trust Services	Razvan L. Theodoru Vice President and Secretary

If you are unable to attend the meeting(s) in person, please complete, sign and return the enclosed form of proxy by facsimile, mail or delivery to Domtar Inc., c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department; Fax: 1-866-249-7775. Original or facsimile copies of such signed proxy should be forwarded to the Proxy Agent so as to arrive not later than (i) • p.m. (Montreal time) on •, 2007 in order to be eligible to receive the Early Consent Payment, (ii) • p.m. (Montreal time) on •, 2007 or (iii) if the applicable Debentureholders’ Meeting is adjourned, not later than • p.m. (Montreal time) on the last business day before the adjournment.

DOMTAR INC.

INFORMATION FOR DEBENTUREHOLDERS

This Debentureholders’ Information Circular/Prospectus (the “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of management of Domtar Inc. for use at the meetings (collectively, the “Debentureholders’ Meetings”) to be held at the time and place and for the purpose set forth in the accompanying Notice of Meetings of Debentureholders, such notice being given to the holders (collectively, the “Debentureholders”) of the following debentures (collectively, the “Domtar Inc. Canadian Debentures”) of Domtar Inc.:

(i)	10% debentures due 2011 (the “10% Debentures”) issued pursuant to the Trust Indenture dated as of April 15, 1987 (the “April 1987 Indenture”) between Domtar Inc. and Montreal Trust Company (now Computershare Trust Company of Canada) (the “Trustee”); and

(ii)	10.85% debentures due 2017 (the “10.85% Debentures”) issued pursuant to the Trust Indenture dated as of August 5, 1987 (the “August 1987 Indenture” and together with the April 1987 Indenture, the “Domtar Inc. Canadian Indentures”) between Domtar Inc. and the Trustee.

It is expected that the solicitation of proxies will be primarily by mail, although proxies may also be solicited personally or by telephone by employees of Domtar Inc., Scotia Capital Inc. and its affiliate Scotia Capital (USA) Inc. Scotia Capital Inc. and its affiliate Scotia Capital (USA) Inc. have been retained by Domtar Inc. as dealer managers in connection with, among other things, the solicitation of proxies at the Debentureholders’ Meetings (collectively, the “Canadian Dealer Managers”). See “Dealer Managers” below. In addition, Domtar Inc. has retained Georgeson Shareholder Communications Canada Inc. (“Georgeson”) to assist in the solicitation of proxies and in its discussions with Debentureholders. The costs of solicitation will be borne by Domtar Inc.

No person is authorized to give any information or to make any representations other than those contained in this Circular, and, if given or made, such information or representations may not be relied upon as having been authorized.

Questions and requests for assistance should be directed to Scotia Capital Inc. (attention: Larry Small, Director, Head of Syndication) at 1-416-863-7257 or Georgeson at 1-888-605-8384.

The information contained in this Circular is given as at •, 2007, unless otherwise indicated.

PURPOSE OF THE DEBENTUREHOLDERS’ MEETINGS

Holders of the 10% Debentures and holders of the 10.85% Debentures, respectively, are being asked to approve the adoption of a Majority Securityholders’ Act (as such term is defined in the April 1987 Indenture with respect to the 10% Debentures and the August 1987 Indenture with respect to the 10.85% Debentures) authorizing Domtar Inc. and the Trustee to enter into Supplemental Indentures (defined below) amending the terms of the respective Domtar Inc. Canadian Indentures (collectively, the “Debentureholders’ Resolutions”) to add a provision to each of the Domtar Inc. Canadian Indentures pursuant to which the parent company of Domtar Inc., Domtar Corporation, shall have the right to acquire all but not less than all of the outstanding 10% Debentures at any time following the adoption of the Debentureholders’ Resolution relating to the April 1987 Indenture and all but not less than all of the outstanding 10.85% Debentures at any time following the adoption

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of the Debentureholders’ Resolution relating to the August 1987 Indenture, in each case upon notice of no less than one business day being given by Domtar Corporation to the Trustee. Upon the exercise by Domtar Corporation of its right to acquire the 10% Debentures and/or the 10.85% Debentures, as the case may be, Domtar Corporation shall arrange to deliver to the Trustee for the benefit of holders of the 10% Debentures and/or the 10.85% Debentures, as the case may be, a principal amount of newly issued Canadian dollar denominated notes of Domtar Corporation equal to the principal amount of 10% Debentures and/or 10.85% Debentures acquired by Domtar Corporation, bearing interest at the same rate and maturing on the same date as the 10% Debentures and the 10.85% Debentures, respectively, and having such terms, conditions and other attributes described under the caption “Description of the Domtar Corp. C$ Notes” in Schedule C to this Circular (collectively, the “Domtar Corp. C$ Notes”). Debentureholders are advised that in the event one or both of the Debentureholders’ Resolutions contemplated by this Circular are duly adopted and the conditions relating to the US$ Notes Exchange Offers (defined below – see “Exchange Offers for US$ Denominated Notes”) are satisfied or waived, Domtar Corporation intends to exercise its right to acquire the 10% Debentures (in the event the Debentureholders’ Resolution relating to the April 1987 Indenture is adopted) and the 10.85% Debentures (in the event the Debentureholders’ Resolution relating to the August 1987 Indenture is adopted) concurrently with the consummation of the US$ Notes Exchange Offers. In the event one or both of the Debentureholders’ Resolutions are duly adopted but the conditions relating to the US$ Notes Exchange Offers are not satisfied or waived by Domtar Corporation, Domtar Corporation reserves the right to not acquire any Domtar Inc. Canadian Debentures.

In connection with the exercise by Domtar Corporation of its rights to acquire Domtar Inc. Canadian Debentures, upon delivery of Domtar Corp. C$ Notes to or for the benefit of Debentureholders, such Debentureholders shall be paid an amount in cash by Domtar Inc. representing accrued and unpaid interest relating to the relevant series of Domtar Inc. Canadian Debentures up to (but not including) the date of acquisition (the “Accrued Interest”), which payment shall satisfy any obligation of Domtar Inc. to pay interest on such Domtar Inc. Canadian Debentures up to such date. Domtar Corp. C$ Notes shall bear interest as of and from the date of issue. See “Certain Canadian Federal Income Tax Consequences” in this Circular and “Description of the Domtar Corp. C$ Notes” contained at Schedule C to this Circular.

Following the exercise by Domtar Corporation of its rights to acquire Domtar Inc. Canadian Debentures in accordance with the terms of the Supplemental Indentures, all Domtar Inc. Canadian Debentures called for exchange by Domtar Corporation will be owned by Domtar Corporation and former holders of Domtar Inc. Canadian Debentures will no longer have any rights whatsoever under the Domtar Inc. Canadian Indentures in respect of such Domtar Inc. Canadian Debentures or any coupons relating thereto. In order to receive certificates representing the Domtar Corp. C$ Notes, Debentureholders are required to complete and deliver the enclosed Letter of Transmittal, together with their certificates representing the 10% Debentures and/or the 10.85% Debentures, as the case may be, in accordance with the instructions contained in the Letter of Transmittal. Until such time as a duly completed Letter of Transmittal, together with certificates representing the 10% Debentures and/or the 10.85% Debentures, as the case may be, are delivered to the Trustee, the Trustee shall hold, for the benefit of the Debentureholders, certificates representing the Domtar Corp. C$ Notes. Interest on the Domtar Corp. C$ Notes shall be paid by Domtar Corporation and delivered to registered holders of Domtar Corp. C$ Notes in the same manner as such interest had been paid to Debentureholders in respect of the Domtar Inc. Canadian Debentures. Debentureholders who hold their Domtar Inc. Canadian Debentures in bearer form are advised to contact the Trustee (telephone: 1-800-245-4053) for instructions regarding how to exchange their Domtar Inc. Canadian Debentures for Domtar Corp. C$ Notes and receive interest payable in respect of such debentures.

Any Domtar Corp. C$ Notes or amount representing Accrued Interest in the hands of the Trustee and set aside and not claimed by or delivered to the applicable Debentureholders within 5 years after the date of such setting aside shall be returned by the Trustee to Domtar Corporation, and thereupon the Trustee shall be released from all further liability with respect to such Domtar Inc. Canadian Debentures or Accrued Interest and thereafter

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the Debentureholders in respect of which such Domtar Inc. Canadian Debentures and Accrued Interest was so delivered to Domtar Corporation shall have no rights in respect thereof, except to obtain such Domtar Corp. C$ Notes and the Accrued Interest from Domtar Corporation upon due presentation and surrender by the Debentureholder of such Domtar Inc. Canadian Debentures.

The complete text of each of the Debentureholders’ Resolutions are attached as Schedule A and B to this Circular.

QUORUM, VOTES REQUIRED

Subject to certain exceptions, each of the April 1987 Indenture and the August 1987 Indenture provide that holders of 10% Debentures and 10.85% Debentures, respectively, have the power exercisable by Majority Securityholders’ Act (as defined in each of the Domtar Inc. Canadian Indentures), to add any provisions or to change in any manner or to eliminate any of the provisions of the applicable Domtar Inc. Canadian Indenture or to modify in any manner the rights of the holders of the Domtar Inc. Canadian Debentures and coupons under the applicable Domtar Inc. Canadian Indenture. Each Indenture further provides that any Majority Securityholders’ Act passed in accordance with the provisions contained in the Indenture is binding upon all of the holders of the related Domtar Inc. Canadian Debentures, whether or not present or represented at the meeting at which the Majority Securityholders’ Acts was passed. Accordingly, if one or both of the Debentureholders’ Resolutions (attached as Schedule A and B to this Circular) are duly adopted, Domtar Corporation will have the right to exercise its right to acquire all the Domtar Inc. Canadian Debentures in respect of which a Debentureholders’ Resolution has been so adopted in consideration for Domtar Corp. C$ Notes in accordance with the provisions of the Supplemental Indentures, regardless of whether a holder voted or how a holder voted.

To be effective, each Debentureholders’ Resolution must be passed by the favourable votes of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding 10% Debentures and 10.85% Debentures, respectively, represented and voted at the applicable Debentureholders’ Meeting or any adjournment thereof. Each Debentureholder of record at the close of business on • , 2007 will be entitled to receive notice of and vote at the applicable Debentureholders’ Meetings. Each Debentureholder present in person or represented by proxy will be entitled to one vote for each CDN$1,000 principal amount of Domtar Inc. Canadian Debentures then held.

Each of the April 1987 Indenture and the August 1987 Indenture also provide that a quorum for a meeting of the holders of 10% Debentures and 10.85% Debentures, respectively, called to pass a Majority Securityholders’ Act is constituted by holders of the outstanding 10% Debentures and 10.85% Debentures, respectively, present in person or represented by proxy at the respective meeting, holding not less than a majority in aggregate principal amount of the corresponding Domtar Inc. Canadian Debentures outstanding. Each Indenture also provides that, where a meeting for the purpose of passing a Majority Securityholders’ Act is convened, if a quorum is not present within half an hour from the time at which the meeting was to commence, the meeting may be adjourned for a period of not less than ten days as determined by the chairman of the meeting prior to the adjournment of such meeting. At the adjourned meeting, the Debentureholders present in person or represented by proxy and entitled to vote shall constitute a quorum.

Each of the April 1987 Indenture and the August 1987 Indenture provide that in determining which persons are entitled to vote at a meeting or whether a quorum is properly constituted, Domtar Inc. Canadian Debentures owned by Domtar Inc. or any of its affiliates shall be disregarded and deemed not to be outstanding for such purposes.

Domtar Inc. may at any time prior to the commencement of a Debentureholders’ Meeting or any adjournment thereof cancel a Debentureholders’ Meeting by written notice to the Trustee which will in turn deliver notice of such cancellation to the Debentureholders.

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VOTING BY PROXY

Early Consent Payment

A duly completed proxy may be deposited not later than • p.m. (Montreal time) on the business day preceding the Debentureholders’ Meetings or at any adjournment thereof. However, Domtar Inc. will pay an amount (the “Early Consent Payment”) equal to CDN$2.50 per CDN$1,000 principal amount of Domtar Inc. Canadian Debentures to Debentureholders who have delivered to Computershare Trust Company of Canada (the “Proxy Agent”) prior to • p.m. (Montreal time) (the “Early Proxy Time”) on •, 2007, or such later date as may be determined and publicly announced by Domtar Inc. (the “Early Proxy Date”) a duly completed proxy in the form of the proxy accompanying this Debentureholder Information Circular/Prospectus and appointing     •     and     •     as the attorneys in fact (and do not revoke such proxy prior to the Early Proxy Time on the Early Proxy Date) containing instructions to vote IN FAVOUR of the applicable Debentureholders’ Resolution with respect to which such Debentureholder delivered a proxy. In order for a Debentureholder to be entitled to receive the Early Consent Payment, the Proxy Agent must in fact receive from the registered Debentureholder the duly completed proxy prior to the Early Proxy Time on the Early Proxy Date. The Early Consent Payment will be payable if and only if the applicable Debentureholders’ Resolution is duly adopted and the Supplemental Indenture contemplated thereby is executed and delivered.

Appointment of Proxies

The persons named in the enclosed form of proxy are officers of Domtar Inc. Each Debentureholder has the right to appoint a person other than any person named in the enclosed form of proxy, who need not be a Debentureholder, to represent the Debentureholder at the applicable Debentureholders’ Meeting. This right may be exercised by inserting the name of the person to be appointed by the Debentureholder in the space provided in the form of proxy or by completing another proper form of proxy. However, in order to receive the Early Consent Payment, the Debentureholder must appoint one of the persons named in the enclosed form of proxy as the Debentureholder’s proxy.

Proxies must be returned by facsimile, mail or delivery to Domtar Inc., c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department; Fax: 1-866-249-7775. Original or facsimile copies of such signed proxy should be forwarded to the Proxy Agent so as to arrive not later than (i) • p.m. (Montreal time) on •, 2007 in order to be eligible to receive the Early Consent Payment, (ii) • p.m. (Montreal time) on •, 2007 or (iii) if the applicable Debentureholders’ Meeting is adjourned, not later than • p.m. (Montreal time) on the last business day before the adjournment.

Domtar Inc. Canadian Debentures represented by a proxy solicited by Domtar Inc. will be voted on any ballot that may be called for and, where a Debentureholder specifies a choice with respect to the matter identified in the Notice of Meetings of Debentureholders, the Domtar Inc. Canadian Debentures represented by the proxy will be voted for or against the matter in accordance with the instructions of the Debentureholder.

If a Debentureholder appoints a person designated in the form of proxy as nominee and does not direct that nominee to vote for or against the matter identified in the Notice of Meetings of Debentureholders, the proxy shall be voted IN FAVOUR of such matter.

The enclosed Form of Proxy confers discretionary authority with respect to amendments or variations to the matters identified in the accompanying Notice of Meetings of Debentureholders and other matters which may properly come before the Debentureholders’ Meetings. At the date of this Circular, management of Domtar Inc. knows of no matters to come before the Debentureholders’ Meetings other than the matters referred to in the accompanying Notice of Meetings of Debentureholders; however, if any other matters which are not now known to management should properly come before the Debentureholders’ Meetings, the Domtar Inc. Canadian Debentures represented by proxies will be voted on such matters in accordance with the best judgment of the proxy nominee.

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Voting by Non-Registered Debentureholders

Only registered Debentureholders, or the persons they appoint on their proxies, are permitted to vote at the Debentureholders’ Meetings. Non-registered Debentureholders who are voting in person or by proxy should complete the enclosed Form of Proxy and then follow the relevant procedures of the CDS Clearing and Depository Services Inc. (“CDS”).

Debentureholders may be “non-registered” Debentureholders (“Non-Registered Debentureholders”) because the Domtar Inc. Canadian Debentures they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust corporation through which they purchased the Domtar Inc. Canadian Debentures. Domtar Inc. Canadian Debentures beneficially owned by a Non-Registered Debentureholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Debentureholder deals with in respect of the Domtar Inc. Canadian Debentures (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans); or (ii) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. In accordance with applicable securities law requirements, Domtar Inc. has distributed copies of the Notice of Meetings of Debentureholders, this Circular, the form of proxy and the Letter of Transmittal (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Debentureholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Debentureholders unless a Non-Registered Debentureholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Debentureholders. Generally, Non- Registered Debentureholders who have not waived the right to receive Meeting Materials will either:

(i)	be given a voting instruction form that is not signed by the Intermediary and that, when properly completed and signed by the Non-Registered Debentureholder and returned to the Intermediary or its service corporation, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the voting instruction form will consist of a regular printed form of proxy accompanied by a page of instructions that contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Debentureholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service corporation in accordance with the instructions of the Intermediary or its service corporation; or

(ii)	be given a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the principal amount of Domtar Inc. Canadian Debentures beneficially owned by the Non-Registered Debentureholder but that is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Debentureholder when submitting the proxy. In this case, the Non-Registered Debentureholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Domtar Inc., c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department; Fax: 1-866-249-7775.

In either case, the purpose of these procedures is to permit Non-Registered Debentureholders to direct the voting of the Domtar Inc. Canadian Debentures they beneficially own. Should a Non-Registered Debentureholder who receives one of the above forms wish to vote at the applicable Debentureholders’ Meeting in person (or have another person attend and vote on behalf of the Non-Registered Debentureholder), the Non-Registered Debentureholder should strike out the persons named in the form of proxy and insert the Non-Registered Debentureholder or such other person’s name in the blank space provided. In either case, Non-Registered

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Debentureholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Debentureholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote that has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting. Notwithstanding the foregoing, in order to receive the Early Consent Payment a duly completed proxy must be deposited and not revoked by the Early Proxy Time on the Early Proxy Date, and any revocations received after the Early Proxy Time on the Early Proxy Date by persons otherwise entitled to the Early Consent Payment will not have any effect.

Revocation of Proxies

A Debentureholder who has submitted a duly completed proxy prior to the Early Proxy Time and is entitled to the Early Consent Payment may revoke the proxy by an instrument in writing, including another proxy bearing a later date, duly executed by the Debentureholder or by his or her attorney authorized in writing, and tendered with the Proxy Agent as provided above, provided the revocation is received prior to the Early Proxy Time on the Early Proxy Date. Any revocations received after this time from such persons will not have any effect. Debentureholders who validly revoke their proxies in accordance with this paragraph will not be entitled to the Early Consent Payment.

A Debentureholder who has submitted a duly completed proxy after the Early Proxy Time and is accordingly not entitled to the Early Consent Payment may revoke the proxy by an instrument in writing, including another proxy bearing a later date, duly executed by the Debentureholder or by his or her attorney authorized in writing, and tendered with the Proxy Agent as provided above, provided the revocation is received not later than • p.m. (Montreal time) on the business day preceding the Debentureholders’ Meetings. Any revocations received after this time will not have any effect.

A Debentureholder may also revoke a proxy in any other manner permitted by law.

EXCHANGE OFFERS FOR US$ DENOMINATED NOTES

Concurrently with the solicitation of proxies contemplated hereby, Domtar Corporation is offering holders of Domtar Inc.’s outstanding U.S. dollar denominated 7.875% Notes due 2011, 5.375% Notes due 2013, 7 1/8% Notes due 2015, and 9 1/2% Debentures due 2016 (collectively, the “Domtar Inc. U.S. Notes”) an opportunity to exchange their Domtar Inc. U.S. Notes for an equal principal amount of newly issued U.S. dollar denominated notes of Domtar Corporation of the corresponding series, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. Notes tendered in exchange (the “US$ Notes Exchange Offers”).

Under the terms of the US$ Notes Exchange Offers, Domtar Corporation has agreed to pay to holders who validly tender and do not validly withdraw their Domtar Inc. U.S. Notes on or prior to the applicable early consent date an early consent payment in cash of US$2.50 for each US$1,000 principal amount of Domtar Inc. U.S. Notes tendered by such holder. Holders who validly tender their Domtar Inc. U.S. Notes after the applicable early consent date will not receive the early consent payment. In addition, holders whose Domtar Inc. U.S. Notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

In conjunction with the US$ Notes Exchange Offers, Domtar Corporation is also soliciting consents from holders of each series of Domtar Inc. U.S. Notes to certain proposed amendments to the indenture pursuant to which such series of Domtar Inc. U.S. Notes were issued. The proposed amendments, among other things, will (i) eliminate or modify certain restrictive covenants, (ii) permit the transfer by Domtar Inc. of all or substantially all of the shares of the capital stock of its U.S. subsidiaries to Domtar Corporation or one of its subsidiaries;

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(iii) eliminate the obligation of Domtar Inc. to file reports with the Securities and Exchange Commission or otherwise provide reports to holders of Domtar Inc. U.S. Notes absent a requirement to file such reports under applicable law, and (iv) eliminate certain events of default. The proposed amendments require the approval of the holders of a majority in aggregate principal amount of the applicable series of Domtar Inc. U.S. Notes.

Each US$ Notes Exchange Offer is subject to certain conditions, including, among others, the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. U.S. Notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Domtar Inc. Canadian Debentures that Domtar Corporation has the right to acquire in the event each Debentureholders’ Resolution contemplated hereby is adopted, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. Notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian Debentures. Domtar Corporation retains the discretion to waive this and any other conditions to the US$ Notes Exchange Offers.

PURPOSE OF THE AMENDMENTS AND THE US$ NOTES EXCHANGE OFFERS

Domtar Corporation’s objectives in making the US$ Notes Exchange Offers and soliciting the consents referred to under “Exchange Offers for US$ Denominated Notes” and Domtar Inc.’s objectives in making the Canadian proxy solicitations contemplated by this Circular include the following:

•	Working toward a simplified capital structure;

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Working toward consolidating public financial reporting at the Domtar Corporation level, rather than maintaining separate reporting obligations at the Domtar Corporation and at the Domtar Inc. levels; and

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Providing Domtar Corporation with greater flexibility to achieve cost savings opportunities and to transfer assets among its subsidiaries, thereby enhancing operational, financial and tax efficiencies.

Domtar Inc. believes Debentureholders may benefit from voting in favour of the applicable Debentureholders’ Resolution and Domtar Corporation believes holders of the Domtar Inc. U.S. Notes may benefit from participating in the proposed US$ Notes Exchange Offers and consent solicitations for the following reasons:

•	The combined cash flow of Domtar Corporation’s entire business, not just the business of Domtar Inc., will support the new Domtar Corp. debt securities;

•	Increased enterprise and asset value will support the new debt securities of Domtar Corporation;

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Stronger credit profile of Domtar Corporation compared to Domtar Inc. as demonstrated by improved credit statistics. See “Summary Selected Financial and Pro Forma Data - Certain Financial Metrics” in the attached Schedule C;

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Increased protection from the addition of a 101% change-of-control put and upstream senior unsecured guarantees from the same subsidiaries that guarantee Domtar Corporation’s obligations under the credit agreement dated as of March 7, 2007, among Domtar Corporation, Domtar Paper Company, LLC and Domtar Inc., as borrowers, J.P. Morgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto (the “Credit Agreement”); and

•	The exchange offers and sales of shares described in the following two paragraphs (the “Transfer”) are intended to enable Debentureholders and holders of Domtar Inc. U.S. Notes who hold credit default

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swap contracts with respect to Domtar Inc. Canadian Debentures or Domtar Inc. U.S. Notes to treat the Transfer as a succession event and Domtar Corporation as the reference entity under such contracts.

In conjunction with the US$ Notes Exchange Offers and consent solicitations and the proxy solicitations for the Debentureholders’ Meetings, Domtar Inc. intends to sell some or all of the shares of capital stock of its U.S. subsidiaries to Domtar Corporation or its subsidiaries:

•

If the consents of the holders of a majority in aggregate principal amount of each series of Domtar Inc. U.S. Notes are obtained, and the requisite votes of the Debentureholders of each series of Domtar Inc. Canadian Debentures to approve the amendments to the applicable Domtar Inc. Canadian Indentures are obtained, Domtar Inc. intends to sell, in one or more transactions, 100% of the shares of capital stock of its U.S. subsidiaries, which together own the Ashdown, Nekoosa, Port Edwards, Port Huron and Woodland mills and the U.S. paper merchants business, to Domtar Corporation or one of its subsidiaries. The subsidiaries that would be sold to Domtar Corporation accounted for approximately 85% of sales, 54% of depreciation and amortization and 308% of operating income (due to operating losses sustained by Domtar Inc.’s Canadian subsidiaries) of Domtar Inc. for the six months ended June 30, 2007 and approximately 43% of Domtar Inc.’s total assets as of June 30, 2007. Upon being sold, these subsidiaries would become guarantors of Domtar Corporation’s and Domtar Paper Company, LLC’s borrowings under the Credit Agreement as well as the Domtar Corp. C$ Notes and the US dollar denominated notes issued in connection with the US$ Notes Exchange Offers. These subsidiaries will continue to guarantee borrowings of Domtar Inc. under the Credit Agreement.

•

If the exchange offer for any series of Domtar Inc. U.S. Notes is consummated or either series of Domtar Inc. Canadian Debentures is exchanged for newly issued Domtar Corp. C$ Notes as contemplated by this Circular but the requisite consents with respect to each series of Domtar Inc. U.S. Notes or the requisite votes of the Debentureholders to approve the amendments to one of the Domtar Inc. Canadian Indentures are not obtained, Domtar Inc. intends to sell, in one or more transactions, up to 49% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to Domtar Corporation or one of its subsidiaries. In this case, the results of those subsidiaries would continue to be consolidated by Domtar Inc. for financial reporting purposes. However, Domtar Corporation will be entitled to its proportionate share of any dividends or other distributions declared or made by such subsidiaries. These subsidiaries would continue to guarantee borrowings by Domtar Inc. under the Credit Agreement, but would not become guarantors of borrowings by Domtar Corporation or Domtar Paper Company, LLC under the Credit Agreement, and would not become guarantors of the Domtar Corp. C$ Notes and the US dollar denominated notes issued in connection with the US$ Notes Exchange Offers.

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RESALE OF DOMTAR CORP. C$ NOTES

The issuance in Canada of the Domtar Corp. C$ Notes will be made on a basis exempt from the prospectus and, where applicable, registration requirements (and the rights and protections otherwise afforded under these requirements) in accordance with applicable Canadian securities legislation. The resale of such notes in Canada will also benefit from applicable prospectus and registration exemptions and will be “freely tradable” in Canada by persons other than “control persons” (subject to customary restrictions including that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid to a person or company in respect of the trade).

The Domtar Corp. C$ Notes have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). The Notice of Meeting of Debentureholders and this Circular constitute a prospectus under the U.S. Securities Act. The Domtar Corp. C$ Notes will be “freely tradeable” in the United States by holders who are not affiliates of Domtar Corporation.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable to a Debentureholder whose Domtar Inc. Canadian Debentures are exchanged for Domtar Corp. C$ Notes as a result of the exercise by Domtar Corporation of its right to acquire such Domtar Inc. Canadian Debentures pursuant to the Supplemental Indentures (the “Exchange”) and who, at all relevant times for purposes of the Canadian Tax Act, holds the Domtar Inc. Canadian Debentures and the Domtar Corp. C$ Notes as capital property, deals with Domtar Inc. and Domtar Corporation at arm’s length and is not affiliated with Domtar Inc. and Domtar Corporation. The Domtar Inc. Canadian Debentures and the Domtar Corp. C$ Notes will generally be considered to be capital property of a Debentureholder provided such Debentureholder does not use or hold and is not deemed to use or hold such debt instruments in carrying on business or an adventure in the nature of trade. Certain Debentureholders, whose Domtar Inc. Canadian Debentures and Domtar Corp. C$ Notes might not otherwise be capital property may, in certain circumstances, be entitled to have them treated as capital property by making an irrevocable election in acordance with subsection 39(4) of the Canadian Tax Act. This summary does not apply to a Debentureholder that is a “financial institution” for purposes of the “mark-to-market” rules contained in the Canadian Tax Act.

The summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and our understanding of the current administrative practices and policies published by the Canada Revenue Agency and takes into account all specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). This summary assumes that the Proposed Amendments will be enacted as proposed but does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decisions, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular Debentureholder. Debentureholders should consult their own tax advisors as to the tax consequences in their particular circumstances.

Residents of Canada

The following portion of the summary applies only to a Debentureholder who, at all relevant times, is resident or deemed to be resident in Canada for purposes of the Canadian Tax Act (a “Resident Debentureholder”).

Amendments to the Domtar Inc. Canadian Indentures pursuant to the Supplemental Indentures

Domtar Inc. is soliciting proxies for use at the Debentureholders’ Meetings to amend the Domtar Inc. Canadian Indentures in the manner described in the section “Purpose of the Debentureholders’ Meetings” above.

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Under general principles of Canadian tax law, the modification of a debt instrument creates a disposition (upon which capital gain or loss may be realized) if the modified debt instrument differs materially from the original debt instrument.

The adoption of the proposed amendments to the Domtar Inc. Canadian Indentures pursuant to the Supplemental Indentures will not cause a significant modification of the Domtar Inc. Canadian Debentures, with the result that such action should not result in a disposition of the Domtar Inc. Canadian Debentures for purposes of the Canadian Tax Act.

Disposition of Domtar Inc. Canadian Debentures Upon the Exchange

A Resident Debentureholder whose Domtar Inc. Canadian Debentures are exchanged for Domtar Corp. C$ Notes upon the Exchange will be considered to have disposed of such Domtar Inc. Canadian Debentures for proceeds of disposition equal to the fair market value of the Domtar Corp. C$ Notes received upon the Exchange, determined at the time of the Exchange. For this purpose, the fair market value of the Domtar Corp. C$ Notes issued pursuant to the Exchange may be different from the amount of the principal thereof.

Accrued Interest paid to a Resident Debentureholder by Domtar Inc. in connection with a Domtar Inc. Canadian Debenture will not be included in the proceeds of disposition of such Domtar Inc. Canadian Debenture (see “Residents of Canada – Accrued Interest on Domtar Inc. Canadian Debentures” below).

The Resident Debentureholder will realize a capital gain (capital loss) on the disposition of the Domtar Inc. Canadian Debentures equal to the amount by which the Resident Debentureholder’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (less than) the adjusted cost base to the Resident Debentureholder of the Domtar Inc. Canadian Debentures disposed of pursuant to the Exchange. For this purpose, the adjusted cost base of the Domtar Inc. Canadian Debentures disposed of pursuant to the Exchange may be different from the amount of the principal thereof.

Under the Canadian Tax Act, one-half of any capital gain (capital loss) realized by a Resident Debentureholder is a taxable capital gain (an allowable capital loss). Taxable capital gains must be included in computing the income of a Resident Debentureholder. Allowable capital losses may be deducted only against taxable capital gains subject to and in accordance with the provisions of the Canadian Tax Act.

Capital gains realized by an individual or by most trusts may give rise to alternative minimum tax under the Canadian Tax Act. Canadian-controlled private corporations may be subject to an additional refundable tax of 6 2/3% on taxable capital gains realized on the disposition of Domtar Inc. Canadian Debentures.

Early Consent Payment

There is no authority addressing directly the Canadian tax treatment of the receipt of the Early Consent Payment. The Early Consent Payment should be taxable as ordinary income under the Canadian Tax Act.

Accrued Interest on Domtar Inc. Canadian Debentures

A Resident Debentureholder who receives Accrued Interest will be required to include in his income the amount of such Accrued Interest, except to the extent that such Accrued Interest was included in the income of the Resident Debentureholder for a previous year.

Taxation of Domtar Corp. C$ Notes

A Resident Debentureholder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on Domtar Corp. C$ Notes that accrues or is deemed to accrue to the Resident Debentureholder to the end of that taxation year or becomes receivable or is received by the Resident Debentureholder before the end of that taxation year, except to the extent that such interest was otherwise included in the Resident Debentureholder’s income for a preceding taxation year.

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Any other Resident Debentureholder, including an individual or a trust of which neither a corporation or a partnership is a beneficiary, will be required to include in income for a taxation year any interest on Domtar Corp. C$ Notes received or receivable by such Resident Debentureholder in that year (depending upon the method regularly followed by the Resident Debentureholder in computing income), except to the extent that the interest was included in the Resident Debentureholder’s income for a preceding taxation year.

Interest paid on the Domtar Corp. C$ Notes will not be subject to U.S. withholding tax except under specific circumstances. A Resident Debentureholder that is subject to U.S. tax on interest received on the Domtar Corp. C$ Notes will generally be entitled to claim a Canadian foreign tax credit or deduction with respect to such tax, subject to specific limitations contained in the Canadian Tax Act.

For the purpose of determining the adjusted cost base of a Domtar Corp. C$ Note received by a Resident Debentureholder on the disposition of a Domtar Inc. Canadian Debenture pursuant to the Exchange, the cost of the Domtar Corp. C$ Note will be equal to the fair market value of the Domtar Inc. Canadian Debenture so disposed of determined at the time of the Exchange. The fair market value of a Domtar Inc. Canadian Debenture may be different from the amount of the principal thereof.

Eligibility for Investment

The Domtar Corp. C$ Notes would, if issued on the date hereof, be qualified investments under the Canadian Tax Act for registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, except for a deferred profit sharing plan to which contributions are made by Domtar Corporation or by a corporation with which Domtar Corporation does not deal at arm’s length within the meaning of the Canadian Tax Act.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Debentureholder who, at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and who does not use or hold, and is not deemed by the Canadian Tax Act to use or hold the Domtar Inc. Canadian Debentures and the Domtar Corp. C$ Notes in connection with carrying on a business in Canada (a “Non-Resident Debentureholder”). This summary does not apply to a Debentureholder that is a “registered non-resident insurer” or an “authorized foreign bank” within the meaning of the Canadian Tax Act and the regulations thereunder.

Amendments to the Domtar Inc. Canadian Indentures pursuant to the Supplemental Indentures

The consequences of the proposed amendments to the Domtar Inc. Canadian Indentures for Non-Resident Debentureholders will be the same as for Resident Debentureholders (see “Residents of Canada – Amendments to the Domtar Inc. Canadian Indentures pursuant to the Supplemental Indentures” above).

Disposition of Domtar Inc. Canadian Debentures upon the Exchange

Amounts paid to a Non-Resident Debentureholder of Domtar Inc. Canadian Debentures pursuant to the Exchange, including amounts in respect of Accrued Interest and the Early Consent Payment, will not be subject to Canadian withholding tax. No taxes on income (including taxable capital gains) will be payable by a Non-Resident Debentureholder in respect of the disposition of Domtar Inc. Canadian Debentures pursuant to the Exchange.

Taxation of Domtar Corp. C$ Notes

No other tax on income (including taxable capital gains) will be payable under the Canadian Tax Act by a Non-Resident Debentureholder of Domtar Corp. C$ Notes in respect of the acquisition, ownership, redemption or disposition of Domtar Corp. C$ Notes.

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CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

This discussion was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. This discussion was written to support the promotion or marketing of the Domtar Corp. C$ Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax adviser.

The following is a discussion of certain material United States federal income and estate tax consequences to Non-U.S. Holders (defined below) of the ownership and disposition of the Domtar Corp. C$ Notes received pursuant to the Exchange. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of such holder’s particular circumstances.

As used herein, a “Non-U.S. Holder” means a holder of a Domtar Corp. C$ Note that is not for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust that (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person or (v) an entity classified as a partnership for U.S. federal income tax purposes.

If an entity classified as a partnership for U.S. federal income tax purposes holds Domtar Corp. C$ Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that will hold Domtar Corp. C$ Notes should consult their own tax advisers.

The following discussion is for general information only and is not tax advice. Accordingly, Non-U.S. Holders should consult their own tax advisers as to the particular tax consequences to them of the matters discussed herein, including any recent or prospective changes in applicable tax laws.

United States Federal Withholding Tax

The general 30% United States federal withholding tax will not apply to any payment of principal and, under the “portfolio interest rule,” interest (which term includes original issue discount for purposes of this United States tax discussion) on the Domtar Corp. C$ Notes paid to a Non-U.S. Holder, provided certain conditions discussed below are met. The Domtar Corp. C$ Notes will likely bear original issue discount if the trading value of the Domtar Corp. C$ Notes on the date they are issued is less than the face amount of such notes by more than a statutorily defined de minimis amount. The “portfolio interest rule” will apply to a Non-U.S. Holder only if the Non-U.S. Holder:

•

does not actually (or constructively) own 10% or more of the total combined voting power of all classes of Domtar Corporation’s voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	is not a controlled foreign corporation that is related to Domtar Corporation through stock ownership;

•	is not a bank whose receipt of interest on the Domtar Corp. C$ Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) provides the Non-U.S. Holder’s name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that the Non-U.S. Holder is not a United States person as defined under the Code or (b) holds the Domtar Corp. C$ Notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations.

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Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Domtar Corp. C$ Notes made to the Non-U.S. Holder will be subject to the 30% United States federal withholding tax, unless the Non-U.S. Holder provides a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefits of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the Domtar Corp. C$ Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

These forms are available from the Trustee or at the U.S. Internal Revenue Service website at www.irs.gov.

The 30% United States federal withholding tax generally will not apply to any gain that a Non-U.S. Holder realizes on the sale, exchange, retirement or other disposition of a Domtar Corp. C$ Note.

United States Federal Income Tax

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Domtar Corp. C$ Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then the Non-U.S. Holder will be subject to United States federal income tax on that interest on a net income basis (although the Non-U.S. Holder will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a Domtar Corp. C$ Note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code and, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a U.S. branch profits tax at the rate of 30% (or lower rate if provided by an applicable income tax treaty); or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on such gain, which generally may be offset by U.S. source capital losses.

United States Federal Estate Tax

A Domtar Corp. C$ Note held by an individual holder who is neither a citizen nor a resident of the United States (specifically defined for estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that (i) such individual holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of Domtar Corporation stock and (ii) payments of interest on such note would not have been considered effectively connected with a trade or business in the United States.

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Information Reporting and Backup Withholding

Generally, the relevant withholding/information reporting agent must report to the IRS and to Non-U.S. Holders of Domtar Corp. C$ Notes the amount of interest paid with respect to Domtar Corp. C$ Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which Non-U.S. Holders reside under the provisions of an applicable income tax treaty.

Payments of principal and interest made in respect of Domtar Corp. C$ Notes and payments of proceeds from the sale, exchange, redemption, or other disposition of Domtar Corp. C$ Notes to you will generally not be subject to information reporting requirements (except as described in the paragraph above) or backup withholding provided Non-U.S. Holders certify their exempt status by delivering a properly executed IRS Form W-8BEN (or an appropriate substitute form).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against Non-U.S. Holders’ United States federal income tax liability provided the required information is furnished to the IRS.

NOTICE TO HOLDERS WHO ARE U.S. PERSONS

Debentureholders should be aware that the Exchange may have tax consequences both in the United States and in Canada. The tax consequences in the United States or other jurisdictions outside of Canada for holders who are resident in, or citizens of, the United States are not described in this document and such holders should seek their own tax advice.

IMPLEMENTING AMENDMENTS TO THE DOMTAR INC. CANADIAN INDENTURES

Effective Date of the Amendments to the Domtar Inc. Canadian Indentures

The amendments to the Domtar Inc. Canadian Indentures authorized in the Debentureholders’ Resolutions will become effective immediately upon the execution of the Supplemental Indentures.

Execution of Supplemental Indentures

In approving the amendments to the Domtar Inc. Canadian Indentures proposed in the Debentureholders’ Resolutions, the Debentureholders will be authorizing the Trustee to enter into and execute and deliver supplemental indentures (the “Supplemental Indentures”) incorporating the amendment contemplated in this Circular in connection with such Debentureholders’ Resolutions (attached as Schedule A and B to this Circular) together with such other amendments and modifications as the persons executing on behalf of Domtar Inc. and the Trustee may deem necessary or advisable to give effect to such Debentureholders’ Resolutions and to authorize and direct the Trustee to take such other actions and execute and deliver such other documents as may be necessary to carry out the intent of such Debentureholders’ Resolutions. Debentureholders are advised that in the event one or both of the Debentureholders’ Resolutions contemplated by this Circular are duly adopted and the conditions relating to the US$ Notes Exchange Offers are satisfied or waived, Domtar Corporation intends to exercise its right to acquire the 10% Debentures (in the event the Debentureholders’ Resolution relating to the April 1987 Indenture is adopted) and the 10.85% Debentures (in the event the Debentureholders’ Resolution relating to the August 1987 Indenture is adopted) concurrently with the consummation of the US$ Notes Exchange Offers. In the event one or both of the Debentureholders’ Resolutions are duly adopted but the conditions relating to the US$ Notes Exchange Offers are not satisfied or waived by Domtar Corporation, Domtar Corporation reserves the right to not acquire any Domtar Inc. Canadian Debentures.

A copy of the draft Supplemental Indentures (drafted on the assumption that the Debentureholders’ Resolutions are duly passed by the Debentureholders) are available for inspection at the offices of Domtar Inc. at 395 de Maisonneuve Blvd. West, Montreal, Quebec. Upon request to the Secretary of Domtar Inc., a copy of the draft Supplemental Indentures will be sent to any Debentureholder.

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DEALER MANAGERS

Domtar Inc. has engaged Scotia Capital Inc. and Scotia Capital (USA) Inc. to act as dealer managers in connection with the solicitation of proxies of Debentureholders, and will pay the Canadian Dealer Managers a customary fee, conditioned upon the approval of the amendments to the Domtar Inc. Canadian Indentures and the acquisition by Domtar Corporation of the Domtar Inc. Canadian Debentures based on the Domtar Inc. Canadian Debentures acquired by Domtar Corporation.

Domtar Inc. will also reimburse the Canadian Dealer Managers for certain expenses, including attorneys’ fees and disbursements made in connection with the solicitation of proxies of Debentureholders. The obligations of the Canadian Dealer Managers to perform this function are subject to certain conditions.

Domtar Inc., Domtar Corporation and Domtar Paper Company, LLC have agreed to indemnify each Canadian Dealer Manager against certain liabilities, including liabilities under applicable securities laws. From time to time, the Canadian Dealer Managers have provided and may in the future provide investment banking, commercial banking and financial advisory services to Domtar Corporation and Domtar Inc. and their affiliates. Scotia Capital (USA) Inc. acted as a Co-Manager in connection with Domtar Inc.’s offering of its 7.875% notes due 2011, 5.375% notes due 2013 and 7 1/8% notes due 2015. An affiliate of Scotia Capital Inc. is a Co-Documentation Agent under Domtar Corporation’s Credit Agreement. Each Canadian Dealer Manager, in the ordinary course of its business, may make markets in securities of Domtar Corporation and those of Domtar Inc., including the new notes of Domtar Corporation, Domtar Inc. U.S. Notes and Domtar Inc. Canadian Debentures. As a result, from time to time any of the Canadian Dealer Managers may own certain securities of Domtar Corporation or those of Domtar Inc., including the new notes of Domtar Corporation, Domtar Inc. U.S. Notes and Domtar Inc. Canadian Debentures, and in the case of the solicitation of proxies of Debentureholders, may vote in favour of the amendment to the relevant Indenture to provide Domtar Corporation with the right to acquire such Domtar Inc. Canadian Debentures.

Questions regarding the terms of the solicitation of proxies may be directed to the Canadian Dealer Managers at the addresses and telephone numbers set forth on the back cover page of this Circular.

ENFORCEMENT OF LEGAL RIGHTS

Domtar Corporation is incorporated under the laws of Delaware. Certain of Domtar Corporation’s directors and officers, as well as the experts named herein, are or may be located outside of Canada and, as a result, it may not be possible for holders of Domtar Corp. C$ Notes to effect service of process within Canada upon such persons. A substantial portion of Domtar Corporation’s assets and the assets of such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Domtar Corporation or such persons in Canada or to enforce a judgment obtained in Canadian courts against Domtar Corporation or such persons outside of Canada.

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LEGAL MATTERS

Certain legal matters in connection with the transactions contemplated by the Debentureholders’ Resolutions will be passed upon for Domtar Inc. and Domtar Corporation by Ogilvy Renault LLP, Montreal, Canada, Debevoise & Plimpton LLP, New York, New York, Richards, Layton & Finger, P.A., Wilmington, Delaware and Gilles Pharand, Senior Vice-President, Law and Corporate Affairs, at Domtar Corporation. The validity of the Domtar Corp. C$ Notes to be issued in connection with the transactions contemplated by the Debentureholders’ Resolutions will be passed upon for the Canadian Dealer Managers by Simpson Thacher & Bartlett LLP, New York, New York. As of the record date, partners and associates of each of Ogilvy Renault LLP and Debevoise & Plimpton LLP beneficially own, directly or indirectly, less than 1% of each class of outstanding shares of Domtar Inc., Domtar Corporation, and Domtar (Canada) Paper Inc., a controlled subsidiary of Domtar Corporation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (U.S.)

The balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly owned subsidiary of Weyerhaeuser Company), as of December 31, 2006, and the combined financial statements of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and for each of the years in the three-year period ended December 31, 2006, included in this document were audited by KPMG LLP, independent registered public accounting firm.

The consolidated financial statements of Domtar Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (see “Management’s Report on Internal Control Over Financial Reporting” in Schedule C) as of December 31, 2006 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Domtar Corporation for the thirteen and twenty-six week periods ended July 1, 2007 included in this document, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 9, 2007, except as to note 20 which is as of September 25, 2007, appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.

With respect to the unaudited interim financial information of Domtar Corporation for the thirteen and twenty-six week periods ended June 25, 2006 included in this document, KPMG LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 9, 2007, except as to note 20, which is as of September 24, 2007 included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.

WHERE YOU CAN FIND MORE INFORMATION

Domtar Corporation has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 under the U.S. Securities Act, of which this Circular forms a part, to register with the U.S. Securities and Exchange Commission the Domtar Corp. C$ Notes to be delivered to Debentureholders in consideration for their Domtar Inc. Canadian Debentures. This Circular does not contain all of the information set forth in the registration statement or the exhibits to the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. See “Where You Can Find Additional Information” on page C-257 of Schedule C, attached hereto.

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APPROVAL OF DIRECTORS

The contents of this Circular and the sending, communication and delivery to the Debentureholders have been authorized and approved by the Board of Directors of Domtar Inc.

Dated as of     •    , 2007.

DOMTAR INC.

/s/ Razvan L. Theodoru
Razvan L. Theodoru
Vice President and Secretary

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SCHEDULE A

MAJORITY SECURITYHOLDERS’ ACT OF THE HOLDERS OF THE 10% DEBENTURES

ISSUED BY

DOMTAR INC.

UNDER THE TRUST INDENTURE DATED AS OF APRIL 15, 1987

WHEREAS:

A.	$82,000,000 aggregate principal amount of 10% debentures due 2011 (the “Securities”) have been issued by Domtar Inc. (the “Company”) and is outstanding pursuant to a trust indenture (the “Indenture”) dated as of April 15, 1987 between the Company and Montreal Trust Company as the original indenture trustee (now Computershare Trust Company of Canada) (the “Trustee”);

B.	It is necessary and advisable to amend the Indenture in order to provide Domtar Corporation with the right to acquire the Securities;

C.	The Indenture will be amended by way of supplemental indenture (the “Supplemental Indenture”) to give effect to the amendments contemplated by the Majority Securityholders’ Act if duly adopted by the Holders of Securities under the Indenture in accordance with the provisions of the Indenture; and

D.	Terms used in this Majority Securityholders’ Act and defined in the Indenture (unless otherwise defined in this Majority Securityholders’ Act) have the respective meanings given to such terms in the Indenture.

NOW THEREFORE, BE IT RESOLVED AS A MAJORITY SECURITYHOLDERS’ ACT THAT:

1.	The Holders of Securities approve, consent to and authorize and direct the Trustee to enter into and execute and deliver the Supplemental Indenture incorporating the following amendments to the Indenture:

(a)	to add a new Section 1110 to the Indenture that reads:

“ Section 1110. Acquisition of Securities by Domtar Corporation.

Notwithstanding any provision of the Indenture to the contrary, immediately following the execution of this supplemental indenture implementing this Section, Domtar Corporation shall have the right, exercisable at any time upon notice of not less than one Business Day given to the Trustee, to acquire all Securities Outstanding in the manner set forth below.

Upon exercise by Domtar Corporation of the right to acquire the Securities as contemplated by this Section 1110, Domtar Corporation shall arrange to deliver to the Trustee, for and on behalf of the holders of the Securities, Canadian dollar denominated notes of Domtar Corporation bearing interest at the same rate and maturing on the same date as the Securities (the “Domtar Corp. 10% Notes”) and having the terms, conditions and other attributes set forth in the Form of Indenture of Domtar Corporation attached hereto as Schedule 1.

In order to exercise such right to acquire, Domtar Corporation shall provide notice to the Trustee at least one Business Day prior to the date fixed for the acquisition specifying (i) the date fixed for the acquisition (the “Exchange Date”), (ii) that Domtar Corporation has taken such measures as are necessary or desirable to permit the Domtar Corp. 10% Notes to be delivered to the Trustee on the Exchange Date, (iii) that as of and from the Exchange Date, existing holders of Securities shall no longer have any rights under the Indenture and the Securities shall as of such date be owned by Domtar Corporation and (iv) that Domtar Corporation and the Company have taken such measures as are

A-1

necessary or desirable to ensure that sufficient funds have been deposited with the Trustee to permit for the payment to holders of Securities an amount representing interest which has accrued and has not yet been paid on the Securities up to (but excluding) the Exchange Date (the “Accrued Interest”).

The Company shall, at least one Business Day prior to the Exchange Date, deposit with the Trustee an amount of money sufficient to pay the Accrued Interest and shall cause the Trustee to pay the Accrued Interest, in satisfaction of the Company’s obligation to pay interest on the Securities for such period, immediately prior to the delivery of the Domtar Corp. 10% Notes.

If the Holder of Securities acquired by Domtar Corporation in accordance with this Section 1110 should fail to surrender any of such Securities or fail to accept delivery of the Domtar Corp. 10% Notes in respect thereof, or give such receipt therefor, if any, as the Trustee may require, Domtar Corporation shall be entitled to deliver (if it has not already done so) to the Trustee and direct the Trustee to set aside in trust the Domtar Corp. 10% Notes and amount representing the Accrued Interest for such Holder, and such setting aside shall for all purposes be deemed a payment to the Holder of the Domtar Corp. 10% Notes and Accrued Interest so set aside, and the Holder shall thereafter have no right except to receive the Domtar Corp. 10% Notes and Accrued Interest so deposited, upon the surrender of its Securities, without further interest thereon.

Any Domtar Corp. 10% Notes or amount representing Accrued Interest in the hands of the Trustee and set aside and not claimed by or delivered to Holders of Securities in accordance with this Section 1110 within 5 years after the date of such setting aside shall be returned by the Trustee to Domtar Corporation, and thereupon the Trustee shall be released from all further liability with respect to such Domtar Corp. 10% Notes or Accrued Interest and thereafter the Holders of the Securities in respect of which such Domtar Corp. 10% Notes and Accrued Interest was so delivered to Domtar Corporation shall have no rights in respect thereof, except to obtain such Domtar Corp. 10% Notes and the Accrued Interest from Domtar Corporation upon due presentation and surrender by the Holder of such Securities.

The Indenture, as changed, altered, amended, modified or supplemented, including by this Supplemental Indenture, shall be and continue in full force and effect and is hereby confirmed, and this Supplemental Indenture does not constitute a novation or rescission of the Securities or the issuance of any new bonds.”;

(b)	to make all further conforming changes to the Indenture and to the form of the Securities as may be reasonably necessary to reflect the foregoing; and

(c)	to execute (under corporate seal or otherwise) and deliver such other documents and take all such further or other actions as shall appear to the Trustee and the Company to be necessary or desirable in order to carry out the intent of the Majority Securityholders’ Act.

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SCHEDULE B

MAJORITY SECURITYHOLDERS’ ACT OF THE HOLDERS OF THE 10.85% DEBENTURES

ISSUED BY

DOMTAR INC.

UNDER THE TRUST INDENTURE DATED AS OF AUGUST 5, 1987

WHEREAS:

A.	$74,913,000 aggregate principal amount of 10.85% debentures due 2017 (the “Securities”) have been issued by Domtar Inc. (the “Company”) and is outstanding pursuant to a trust indenture (the “Indenture”) dated as of August 5, 1987 between the Company and Montreal Trust Company as the original indenture trustee (now Computershare Trust Company of Canada) (the “Trustee”);

B.	It is necessary and advisable to amend the Indenture in order to provide Domtar Corporation with the right to acquire the Securities;

C.	The Indenture will be amended by way of supplemental indenture (the “Supplemental Indenture”) to give effect to the amendments contemplated by the Majority Securityholders’ Act if duly adopted by the Holders of Securities under the Indenture in accordance with the provisions of the Indenture; and

D.	Terms used in this Majority Securityholders’ Act and defined in the Indenture (unless otherwise defined in this Majority Securityholders’ Act) have the respective meanings given to such terms in the Indenture.

NOW THEREFORE, BE IT RESOLVED AS A MAJORITY SECURITYHOLDERS’ ACT THAT:

1.	The Holders of Securities approve, consent to and authorize and direct the Trustee to enter into and execute and deliver the Supplemental Indenture incorporating the following amendments to the Indenture:

(a)	to add a new Section 1110 to the Indenture that reads:

“ Section 1110. Acquisition of Securities by Domtar Corporation.

Notwithstanding any provision of the Indenture to the contrary, immediately following the execution of this supplemental indenture implementing this Section, Domtar Corporation shall have the right, exercisable at any time upon notice of not less than one Business Day given to the Trustee, to acquire all Securities Outstanding in the manner set forth below.

Upon exercise by Domtar Corporation of the right to acquire the Securities as contemplated by this Section 1110, Domtar Corporation shall arrange to deliver to the Trustee, for and on behalf of the holders of the Securities, Canadian dollar denominated notes of Domtar Corporation bearing interest at the same rate and maturing on the same date as the Securities (the “Domtar Corp. 10.85% Notes”) and having the terms, conditions and other attributes set forth in the Form of Indenture of Domtar Corporation attached hereto as Schedule 1.

In order to exercise such right to acquire, Domtar Corporation shall provide notice to the Trustee at least one Business Day prior to the date fixed for the acquisition specifying (i) the date fixed for the acquisition (the “Exchange Date”), (ii) that Domtar Corporation has taken such measures as are necessary or desirable to permit the Domtar Corp. 10.85% Notes to be delivered to the Trustee on the Exchange Date, (iii) that as of and from the Exchange Date, existing holders of Securities shall no longer have any rights under the Indenture and the Securities shall as of such date be owned by Domtar Corporation and (iv) that Domtar Corporation and the Company have taken such measures as are necessary or desirable to ensure that sufficient funds have been deposited with the Trustee to permit for the payment to holders of Securities an amount representing interest which has accrued and has not yet been paid on the Securities up to (but excluding) the Exchange Date (the “Accrued Interest”).

B-1

The Company shall, at least one Business Day prior to the Exchange Date, deposit with the Trustee an amount of money sufficient to pay the Accrued Interest and shall cause the Trustee to pay the Accrued Interest, in satisfaction of the Company’s obligation to pay interest on the Securities for such period, immediately prior to the delivery of the Domtar Corp. 10.85% Notes.

If the Holder of Securities acquired by Domtar Corporation in accordance with this Section 1110 should fail to surrender any of such Securities or fail to accept delivery of the Domtar Corp. 10.85% Notes in respect thereof, or give such receipt therefor, if any, as the Trustee may require, Domtar Corporation shall be entitled to deliver (if it has not already done so) to the Trustee and direct the Trustee to set aside in trust the Domtar Corp. 10.85% Notes and amount representing the Accrued Interest for such Holder, and such setting aside shall for all purposes be deemed a payment to the Holder of the Domtar Corp. 10.85% Notes and Accrued Interest so set aside, and the Holder shall thereafter have no right except to receive the Domtar Corp. 10.85% Notes and Accrued Interest so deposited, upon the surrender of its Securities, without further interest thereon.

Any Domtar Corp. 10.85% Notes or amount representing Accrued Interest in the hands of the Trustee and set aside and not claimed by or delivered to Holders of Securities in accordance with this Section 1110 within 5 years after the date of such setting aside shall be returned by the Trustee to Domtar Corporation, and thereupon the Trustee shall be released from all further liability with respect to such Domtar Corp. 10.85% Notes or Accrued Interest and thereafter the Holders of the Securities in respect of which such Domtar Corp. 10.85% Notes and Accrued Interest was so delivered to Domtar Corporation shall have no rights in respect thereof, except to obtain such Domtar Corp. 10.85% Notes and the Accrued Interest from Domtar Corporation upon due presentation and surrender by the Holder of such Securities.

The Indenture, as changed, altered, amended, modified or supplemented, including by this Supplemental Indenture, shall be and continue in full force and effect and is hereby confirmed, and this Supplemental Indenture does not constitute a novation or rescission of the Securities or the issuance of any new bonds.”;

(b)	to make all further conforming changes to the Indenture and to the form of the Securities as may be reasonably necessary to reflect the foregoing; and

(c)	to execute (under corporate seal or otherwise) and deliver such other documents and take all such further or other actions as shall appear to the Trustee and the Company to be necessary or desirable in order to carry out the intent of the Majority Securityholders’ Act.

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SCHEDULE C

This Schedule C contains information about the business and affairs of Domtar Corporation, certain financial information regarding Domtar Corporation as well as a description of the Domtar Corp. C$ Notes. Terms used in this Schedule C shall have the meanings attributed to them herein.

Page
HELPFUL INFORMATION	C-2
INDUSTRY DATA INFORMATION	C-5
FORWARD-LOOKING STATEMENTS	C-6
SUMMARY	C-8
SUMMARY SELECTED FINANCIAL AND PRO FORMA DATA	C-20
RISK FACTORS	C-26
USE OF PROCEEDS	C-44
CAPITALIZATION	C-45
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE COMPANY	C-47
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY	C-54
RATIO OF EARNINGS TO FIXED CHARGES	C-56
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR THE PERIOD ENDED JULY 1, 2007	C-57
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PREDECESSOR COMPANY FOR THE YEAR ENDED DECEMBER 31, 2006	C-87
SELECTED HISTORICAL FINANCIAL DATA OF DOMTAR INC.	C-104
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DOMTAR INC. FOR THE PERIOD ENDED JUNE 30, 2007 AND FOR THE YEAR ENDED DECEMBER 31, 2006	C-106
BUSINESS OF THE COMPANY	C-161
BUSINESS OF THE PREDECESSOR COMPANY	C-180
BUSINESS OF DOMTAR INC.	C-187
DESCRIPTION OF OTHER INDEBTEDNESS	C-198
BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY	C-200
OWNERSHIP OF COMPANY COMMON STOCK	C-209
THE COMPANY’S RELATIONSHIP WITH WEYERHAEUSER AFTER THE DISTRIBUTION	C-211
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	C-216
DESCRIPTION OF THE DOMTAR CORP. C$ NOTES	C-217
DESCRIPTION OF DIFFERENCES BETWEEN THE DOMTAR INC. CANADIAN DEBENTURES AND THE DOMTAR CORP. C$ NOTES	C-238
WHERE YOU CAN FIND ADDITIONAL INFORMATION	C-257

HELPFUL INFORMATION

In this Schedule C:

•	“1996 Indenture” means the Indenture, dated as of July 31, 1996, between Domtar Inc. and The Bank of New York, as trustee, relating to Domtar Inc.’s 9 1/2% Debentures due 2016;

•	“2001 Indenture” means the Indenture, dated as of October 16, 2001, between Domtar Inc. and The Bank of New York, as successor trustee, relating to Domtar Inc.’s 7.875% Notes due 2011;

•

“2003 Indenture” means the Indenture, dated as of November 18, 2003, between Domtar Inc. and The Bank of New York, as successor trustee, relating to Domtar Inc.’s 7 1/8% notes due 2015 and 5.375% notes due 2013;

•	“Acquisition Closing Date” means March 7, 2007, the date of the closing of the Acquisition Transactions;

•

“Acquisition Transactions” means the series of transactions whereby the Weyerhaeuser Fine Paper Business was transferred to the Company and the Company acquired Domtar Inc., including the Contribution, the Distribution and the Arrangement;

•

“Amendments” means, collectively, the amendments of the Domtar Inc. Canadian Indentures to provide Domtar Corporation with the right to acquire, at any time, all outstanding Domtar Inc. Canadian debentures of the corresponding series in consideration for an equal principal amount of Domtar Corp. C$ Notes of the corresponding series;

•

“Arrangement” means the arrangement in accordance with Section 192 of the Canada Business Corporation Act that resulted in the Company indirectly owning all of the outstanding Domtar Inc. common shares;

•	“Canadian Dealer Managers” means Scotia Capital Inc. and Scotia Capital (USA) Inc. as Dealer Managers for the Canadian proxy solicitations;

•	“Canadian GAAP” means accounting principles generally accepted in Canada;

•

“Canadian proxy solicitations” means the solicitation of proxies by Domtar Inc. for use at a meeting of holders of each series of Domtar Inc. Canadian debentures for the approval of such holders to the corresponding Amendments, as more fully described in the Notice of Meetings and Information Circular/Prospectus for holders of Domtar Inc. Canadian debentures to which this Schedule C is attached;

•	“CDN$” means Canadian dollar;

•	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

•	“Contribution” means the transfer by Weyerhaeuser of the Weyerhaeuser Fine Paper Business to the Company in exchange for a number of shares of Company common stock and $1.35 billion in cash;

•

“Credit Agreement” means the Credit Agreement, dated as of the Acquisition Closing Date, among the Company, Domtar Paper Company, LLC and Domtar Inc., as borrowers, J.P. Morgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto;

•	“Dealer Managers” means the U.S. Dealer Managers and the Canadian Dealer Managers;

•

“Distribution” means the distribution by Weyerhaeuser of its shares of Company common stock to the holders of Weyerhaeuser common shares and Weyerhaeuser exchangeable shares pursuant to an exchange offer;

•	“Domtar (Canada) Paper Inc.” means Domtar (Canada) Paper Inc., a British Columbia corporation and a subsidiary of the Company;

•

“Domtar Corp. U.S. notes” means, collectively, Domtar Corporation’s newly issued U.S. dollar denominated notes, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange pursuant to the exchange offers;

•

“Domtar Corp. C$ Notes” means, collectively, Domtar Corporation’s newly issued Canadian dollar denominated notes, bearing interest at the same rate and maturing on the same date as the corresponding Domtar Inc. Canadian debentures, issued upon the exercise by Domtar Corporation of its right, as contemplated by the corresponding Amendment, to acquire the Domtar Inc. Canadian debentures;

•	“Domtar Corp. debt securities” means, collectively, the Domtar Corp. U.S. notes and the Domtar Corp. C$ Notes;

•

“Domtar Corporation”, “Domtar Corp.”, “Domtar”, “Company”, “we”, “us” and “our” or similar terms means Domtar Corporation, a Delaware corporation, and, unless otherwise indicated or the context otherwise requires, its subsidiaries;

•	“Domtar Inc.” means Domtar Inc., a Canadian corporation, and, unless otherwise indicated or the context otherwise requires, its subsidiaries;

•	“Domtar Inc. Canadian debentures” means, collectively, Domtar Inc.’s Canadian dollar denominated 10% Debentures due 2011 and 10.85% Debentures due 2017;

•

“Domtar Inc. Canadian Indentures” means, collectively, the indenture, dated as of April 15, 1987, between Domtar Inc. and Computershare Trust Company of Canada, as trustee, relating to Domtar Inc.’s 10% debentures due 2011 and the indenture, dated as of August 5, 1987 between Domtar Inc. and Computershare Trust Company of Canada, as trustee, relating to Domtar Inc.’s 10.85% debentures due 2017;

•	“Domtar Inc. debt securities” means, collectively, the Domtar Inc. U.S. notes and the Domtar Inc. Canadian debentures;

•	“Domtar Inc. U.S. Indentures” means, collectively, the 1996 Indenture, the 2003 Indenture and the 2001 Indenture;

•	“Domtar Inc. U.S. notes” means, collectively, Domtar Inc.’s outstanding U.S. dollar denominated 7.875% Notes due 2011, 5.375% Notes due 2013, 7 1/8% Notes due 2015 and 9 1/2% Debentures due 2016;

•	“Domtar Paper Company, LLC” means Domtar Paper Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company and the guarantor of the Domtar Corp. debt securities;

•	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

•

“exchange offers” means Domtar Corporation’s offers to holders of Domtar Inc. U.S. notes to exchange their Domtar Inc. U.S. notes for an equal principal amount of Domtar Corp. U.S. notes of the corresponding series;

•

“Predecessor Company” means the predecessor of the Company for accounting and financial disclosure purposes, which is the Company, prior to the Acquisition Closing Date, as if it owned the Weyerhaeuser Fine Paper Business, but not Domtar Inc. Because prior to the Acquisition Closing Date the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented in this Schedule C are those of the Weyerhaeuser Fine Paper Business;

•	“pro forma basis” means on a pro forma basis after giving effect to the Acquisition Transactions;

•

“requisite consents” means the approval of the holders of a majority in aggregate principal amount of the applicable series of Domtar Inc. U.S. notes in connection with the proposed amendments to the Domtar Inc. U.S. Indentures made in conjunction with the exchange offers;

•

“Schedule C”, “this Schedule” and “this document” or similar terms means this Schedule C to the Notice of Meetings and Debentureholders’ Information Circular for holders of Domtar Inc. Canadian debentures;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the United States Securities Act of 1933, as amended;

•	“The Bank of New York” means The Bank of New York, a New York banking corporation;

•	“tons” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•

“Transfer” means the sale, in one or more transactions, by Domtar Inc. of up to 100% of the shares of the capital stock of its U.S. subsidiaries to Domtar Corp. or one of its subsidiaries for the fair market value of such shares, as determined by the board of directors of Domtar Inc., in return for consideration consisting of Domtar Inc. debt securities or a note of Domtar Corp. or any combination thereof;

•	“unit shipments” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•	“U.S.” means United States;

•

“U.S. Dealer Managers” means J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. as Dealer Managers for the exchange offers and Solicitation Agents for the consent solicitations with respect to the Domtar Inc. U.S. Indentures;

•	“U.S. GAAP” means accounting principles generally accepted in the United States;

•	“Weyerhaeuser” means Weyerhaeuser Company and, unless the context otherwise requires, its subsidiaries;

•	“Weyerhaeuser Fine Paper Business” means the fine paper and related businesses that were transferred by Weyerhaeuser to the Company as part of the Contribution; and

•	“$” or “dollar” means U.S. dollar.

Unless otherwise indicated herein, all amounts listed in Canadian dollars herein are converted into U.S. dollars at a rate of CDN $1.0634, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2007.

INDUSTRY DATA INFORMATION

Unless otherwise specifically indicated, all statements regarding sales and market data for the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. are based solely on statistical data obtained from independent market research firms that make this data available to the public at prescribed rates. The Company has not independently verified this information.

Except where otherwise noted, information with respect to “capacity” or “production capacity” assumes production 24 hours per day, 365 days per year, less days allotted for certain planned maintenance and other downtime. The method used for calculating days for maintenance and downtime may vary from company to company.

FORWARD-LOOKING STATEMENTS

This Schedule C and other materials the Company has filed or will file with the SEC (as well as information included in the Company’s other written or oral statements) contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue” or similar expressions. These forward-looking statements address, among other things, certain anticipated effects of the Acquisition Transactions and the Transfer. These forward-looking statements are based on the current plans and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the Company’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the United States and Canada;

•	market demand for the Company’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	product selling prices;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of the Company’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar Inc. and ability to realize anticipated cost savings;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Company common stock on charges for stock-based compensation;

•	performance of pension fund investments and related derivatives; and

•	the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Schedule C. Unless specifically required by law, the Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

You should review carefully the section captioned “Risk Factors” in this Schedule C for a more complete discussion of the risks and uncertainties of an investment in the Domtar Corp. C$ Notes.

SUMMARY

The following summary highlights selected information contained in this Schedule C and does not contain all the information that may be important to you in determining how to vote in connection with the Canadian proxy solicitations. For a more complete understanding of our company and the Domtar Corp. C$ Notes, we encourage you to read this entire Schedule C carefully, including the risk factors and the financial data and related notes, before determining how to vote in connection with the Canadian proxy solicitations.

The Company

The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity and is also a manufacturer of papergrade pulp. Through the Company’s subsidiaries, the Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has three business segments: Papers (paper and pulp), Paper Merchants and Wood.

The Company had pro forma revenues of $6.7 billion in 2006, of which approximately 78% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 8% was from the Wood segment. The Company had pro forma revenues of $3.2 billion in the first six months of 2007, of which approximately 81% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 5% was from the Wood segment.

The Company was incorporated as a Delaware corporation in August 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business, which was then owned by Weyerhaeuser. The Company had no operations prior to March 7, 2007. Upon the consummation of the Acquisition Transactions, the Company acquired Domtar Inc. and became an independent public holding company, with shares traded on The New York Stock Exchange and the Toronto Stock Exchange. The Company directly or indirectly owns the Weyerhaeuser Fine Paper Business and Domtar Inc.

Business Segments

Papers

The Company operates 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. In addition, the Company has an annual production capacity of approximately 235,000 tons of coated groundwood at one paper mill in the U.S. The paper facilities are complemented by strategically located warehouses and sales offices. The Company has recently announced a series of actions, including mill and machine closures, as part of its review of its overall production capacity and adjustment of its production to match customer demand. See “– Recent Developments – Restructuring.”

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “– Recent Developments – Restructuring.”

For the twelve months ended December 31, 2006, the Company’s Papers segment generated pro forma sales of $5.3 billion, representing 78% of total pro forma sales.

Paper Merchants

In connection with its Papers business, the Company engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by the Company and by other manufacturers. The Company operates its merchants business through the Domtar Distribution Group with 26 locations throughout the United States and Canada.

For the twelve months ended December 31, 2006, the Company’s Paper Merchants segment generated pro forma sales of $920 million, representing 14% of total sales.

Wood

The Company manufactures, markets and distributes lumber and wood-based value-added products and manages forest resources. The Company operates four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. For the twelve months ended December 31, 2006, the Company’s Wood segment generated pro forma sales of $523 million, representing 8% of total pro forma sales.

In June 2007, the Company entered into an agreement for the sale of substantially all of its Wood business to Conifex Inc. The Company intends to use the net cash proceeds from the sale of its Wood business to reduce its outstanding debt. See “– Recent Developments – Sale of Wood Business.”

Competitive Strengths

The Company believes that its competitive strengths will provide a solid foundation for the execution of its business strategy:

Leading Market Position.    The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity. This leading market position provides the Company with key competitive advantages, including economies of scale, wider sales and marketing coverage and broad product offerings, such as business, printing and publishing and technical and specialty grade paper.

Efficient and Cost-Competitive Assets.    The Company’s fine paper business encompasses a mix of assets allowing it to be a low-cost producer of high volume papers and an efficient producer of value-added specialty papers. The Company’s six largest mills focus on production of high volume copy and offset papers while the other mills focus on the production of value-added paper products for which quality, flexibility and service are key determinants. Most of the Company’s paper production is at mills with integrated pulp production and cogeneration facilities, reducing exposure to price volatility for purchased pulp and energy.

Proximity to Customers.    The Company has a broad geographic coverage with a strong manufacturing presence in eastern North America complemented by service locations throughout North America. This proximity to customers provides opportunities for enhanced customer service and minimization of freight distance, response time and delivery cost, which constitute key competitive advantages, particularly in the high volume copy and offset paper grades market segment. Customer proximity also allows just-in-time delivery of high demand paper products in less than 48 hours to most major North American cities.

Strong Franchise with Unique Service Solutions.    The Company sells paper to multiple market segments through a variety of channels, including paper merchants, converters, retail companies and publishers throughout

North America. In addition, the Company maintains a strong market presence through its ownership of both the Domtar Distribution Group and the Enterprise Group. Both groups have developed strong positions as reliable and responsive suppliers to their markets. The Company believes it will build on those positions by maximizing its strengths in centralized planning capability and supply-chain management solutions.

Focus on Stakeholder Value.    The Company believes that it has the ability to build value for its stakeholders. The Company’s large base of cost-competitive and efficient assets should allow it to realize cost savings through economies of scale, enhanced buying power and synergies, which should result in higher margins.

High Quality Products with Strong Brand Recognition.    The Company enjoys a strong reputation for producing high quality fine paper products and markets some of the most recognized and preferred papers in North America, including a wide range of business and commercial printing paper brands, such as Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. The Company believes that it is a supplier of choice in the fine paper market.

Experienced Management Team with Proven Integration Expertise.    The Company’s management team has significant experience and a record of success in the North American paper industry, including with respect to business integration issues. For example, Raymond Royer, the Company’s president and chief executive officer, was the president and chief executive officer of Domtar Inc. for ten years and Marvin Cooper, the Company’s chief operating officer, has more than 25 years of experience in the pulp and paper industry, including 22 years at Willamette Industries, Inc. (“Willamette”) and four years at Weyerhaeuser. Mr. Royer led Domtar Inc.’s integration of four U.S. mills acquired from Georgia Pacific in 2001 while Mr. Cooper worked on the integration of Willamette’s pulp and fine paper business after it was acquired by Weyerhaeuser in 2002. To support the management team, the Company believes its employees’ expertise and know-how should help create operational efficiencies and better enable the Company to deliver improved profitability from its manufacturing operations.

Business Strategies

The Company’s goal is to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers and converters in North America. The Company has implemented the following business strategies in order to enhance cash flow and generate stakeholder value:

•	successfully integrating the combined businesses and optimizing paper production to improve operating efficiency and reduce costs;

•	leveraging existing customer relationships;

•	increasing depth of product offerings including the Company’s offering of environmentally and ethically responsible line of papers;

•	maintaining financial discipline to create stakeholder value; and

•	conducting operations in a sustainable way.

Successfully Integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. and Optimizing Paper Production to Improve Operating Efficiency and Reduce Costs.    The Company believes that the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. represents a strategic fit because of the similarity of both their fine paper offerings in uncoated freesheet grades and their geographic presence. The Company’s integration efforts have been focused on providing a single face to the Company’s customers, utilizing its greater sales and marketing coverage to enhance customer service and achieving synergies. The combination of the

Weyerhaeuser Fine Paper Business and Domtar Inc. provides an opportunity to combine the operational strengths and best practices of two of the industry’s leading manufacturers. The Company is implementing plans to improve the Company’s operating efficiency and cost structure and to achieve certain synergies within two years through a combination of process optimization resulting in lower operating costs, reductions in transportation, logistics and purchasing costs, implementation of best-in-class business practices and reductions in sales and administrative costs. The Company is also optimizing the Company’s distribution network and reviewing its organizational structure, consolidating its regional centers and back-office functions where appropriate.

Leveraging Existing Customer Relationships.    The Company is building on the successful relationships that the Weyerhaeuser Fine Paper Business and Domtar Inc. have developed with key customers to support their businesses and to provide inventory reduction solutions through just-in-time delivery for most-demanded products. The Company believes that it is among the suppliers of choice for customers who seek competitively-priced paper products and services.

Increasing Depth of Product Offerings Including the Company’s Offering of Environmentally and Ethically Responsible Line of Papers.    The Company believes that it is delivering improved service to customers through increased depth of product offerings and greater access to volume. The Company believes the development of EarthChoice®, the Company’s line of environmentally and ethically responsible papers, is providing a platform upon which to expand its offerings to customers. The EarthChoice® line of papers, a product line endorsed and supported by leading environmental groups, offers customers solutions and peace of mind through the use of a combination of Forest Stewardship Council (FSC) virgin fiber and recycled fiber. FSC is the certification recognized by environmental groups as the most stringent and is third-party audited.

Maintaining Financial Discipline to Create Stakeholder Value.    The Company believes that value creation will initially be better achieved by de-leveraging. The Company intends to manage the Company’s capital expenditures effectively and minimize its working capital requirements.

Conducting Operations in a Sustainable Way.    Customers and end-users as well as all stakeholders in communities where the Company operates seek assurances from the pulp and paper industry that resources are managed in a sustainable manner. The Company strives to provide these assurances by certifying the Company’s forest, manufacturing and distribution operations and the Company intends to subscribe to internationally recognized environmental management systems, namely ISO 14001.

Recent Developments

Sale of Wood Business

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. (“Conifex”) for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of the Company’s harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and its interests in several wood product joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. The Company has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to the Company. In addition, the Company will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. The Company intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, the Company accounted for the assets and liabilities of the Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approvals and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, the Company announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland paper mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin paper mill. These closures were announced as part of the Company’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

Potential Redevelopment of Prince Albert Facility

On September 12, 2007, the Company signed a memorandum of understanding with the Province of Saskatchewan for a plan that could result in the redevelopment of the Prince Albert facility into a Northern Bleached Softwood Kraft (NBSK) pulp mill producing 100% FSC certified softwood pulp for the North American and offshore markets. The redevelopment of the pulp mill is subject to a number of critical conditions, the most important of which is that the business case demonstrates that the mill will be a first quartile low-cost producer at foreign exchange rates between Canada and the U.S. of 1:1. Other conditions include the completion of various engineering and feasibility analyses and studies, the development of a modern and competitive operational design for the pulp mill, consultations with First Nations and the negotiation and execution of definitive agreements, as well as the approval of the Company’s board of directors and various regulatory bodies. The annual production capacity of the redeveloped mill is expected to be approximately 328,000 tonnes. The memorandum of understanding is a statement of intent only and does not create legally binding obligations.

Overview and Purpose of the Exchange Offers and Consent Solicitations and the Canadian Proxy Solicitations

The purpose of the exchange offers is to exchange the Domtar Inc. U.S. notes for an equal principal amount of newly issued notes of the Company bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange, with certain changes that are described in this prospectus and consent solicitation statement. The purpose of the consent solicitation is to eliminate or amend certain provisions in the indentures pursuant to which the Domtar Inc. U.S. notes were issued, which as amended, will continue to govern any Domtar Inc. U.S. notes not tendered and exchanged. The purpose of the Canadian proxy solicitations is to obtain approval from holders of Domtar Inc. Canadian debentures at a meeting of holders of each series of such debentures to amend the indentures pursuant to which such series of debentures were issued to provide Domtar Corp. with the right to acquire, at any time, all of the outstanding debentures of such series in consideration for the issuance of an equal principal amount of newly issued Domtar Corp. debt securities.

The Company’s objectives in making the exchange offers and soliciting the consents and making the Canadian proxy solicitations include the following:

•	Working toward a simplified capital structure;

•	Working toward consolidating public financial reporting at the Company level, rather than maintain separate reporting obligations at the Company and at the Domtar Inc. levels; and

•	Providing the Company with greater flexibility to achieve cost savings opportunities and to transfer assets among its subsidiaries, thereby enhancing operational, financial and tax efficiencies.

Domtar Inc. believes holders of the Domtar Inc. Canadian debentures may benefit from voting in favour of the proposed amendments to the Domtar Inc. Canadian Indentures and Domtar Corp. believes that holders of Domtar Inc. U.S. notes may benefit from participating in the proposed exchange offers and consent solicitations for the following reasons:

•	The combined cash flow of the Company’s entire business, not just the business of Domtar Inc., will support the new Domtar Corp. debt securities;

•	Increased enterprise and asset value will support the new Domtar Corp. debt securities;

•	Stronger credit profile of Domtar Corp. compared to Domtar Inc. as demonstrated by improved credit statistics. See “– Certain Financial Metrics.”

•

Increased protection from the addition of a 101% change-of-control put and upstream senior unsecured guarantees from the same subsidiaries that guarantee the Company’s obligations under the Credit Agreement; and

•

The exchange offers and Transfer are intended to enable holders of Domtar Inc. Canadian debentures and Domtar Inc. U.S. notes who hold credit default swap contracts with respect to Domtar Inc. Canadian debentures or Domtar Inc. U.S. notes to treat the Transfer as a succession event and Domtar Corp. as the reference entity under such contracts.

In conjunction with the exchange offers and consent solicitations and the Canadian proxy solicitations, Domtar Inc. intends to sell some or all of the shares of capital stock of its U.S. subsidiaries to Domtar Corp. or its subsidiaries:

•

If the requisite consents with respect to each series of Domtar Inc. U.S. notes are obtained, and the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to the applicable Domtar Inc. Canadian Indentures are obtained, Domtar Inc. intends to sell, in one or more transactions, 100% of the shares of capital stock of its U.S. subsidiaries, which together own the Ashdown, Nekoosa, Port Edwards, Port Huron and Woodland mills and the U.S. paper merchants business, to Domtar Corp. or one of its subsidiaries. The subsidiaries that would be sold to Domtar Corp. accounted for approximately 85% of sales, 54% of depreciation and amortization and 308% of operating income (due to operating losses sustained by Domtar Inc.’s Canadian subsidiaries) of Domtar Inc. for the six months ended June 30, 2007 and approximately 43% of Domtar Inc.’s total assets as of June 30, 2007. Upon being sold, these subsidiaries would become guarantors of Domtar Corp.’s and Domtar Paper Company, LLC’s borrowings under the Credit Agreement as well as the Domtar Corp. C$ Notes and the Domtar Corp. U.S. notes issued in connection with the exchange offers. These subsidiaries will continue to guarantee borrowings of Domtar Inc. under the Credit Agreement.

•

If the exchange offer for any series of Domtar Inc. U.S. notes is consummated or either series of Domtar Inc. Canadian debentures is exchanged for newly issued Domtar Corp. C$ Notes pursuant to the Canadian proxy solicitations but the requisite consents with respect to each series of Domtar Inc. U.S. notes or the requisite votes of the holders of each series of the Domtar Inc. Canadian debentures to approve the amendments to one of the Domtar Inc. Canadian Indentures are not obtained, Domtar Inc. intends to sell, in one or more transactions, up to 49% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to Domtar Corp. or one of its subsidiaries. In this case, the results of those subsidiaries would continue to be consolidated by Domtar Inc. for financial reporting purposes. However, Domtar Corp. will be entitled to its proportionate share of any dividends or other distributions declared or made by such subsidiaries. These subsidiaries would continue to guarantee borrowings by Domtar Inc. under the Credit Agreement, but would not become guarantors of borrowings by Domtar Corp. or Domtar Paper Company, LLC under the Credit Agreement, and would not become guarantors of the Domtar Corp. C$ Notes and the Domtar Corp. U.S. notes issued in connection with the exchange offers.

The Domtar Corp. C$ Notes issued to holders of the Domtar Inc. Canadian debentures in connection with the Canadian proxy solicitations will bear interest at the same rates and have the same interest payment and maturity dates, as the corresponding series of Domtar Inc. Canadian debentures acquired. Such Domtar Corp. C$ Notes will have the same guarantors, and will be subject to the same covenants and change of control provisions, as the Domtar Corp. U.S. notes offered in connection with the exchange offers.

Our Corporate Organization and Debt Structure

The chart below sets forth our current corporate organization and debt structure and shows (i) the exchange of all outstanding Domtar Inc. U.S. notes for newly issued Domtar Corp. U.S. notes in the exchange offers, (ii) the acquisition by us of all outstanding Domtar Inc. Canadian debentures in connection with the Canadian proxy solicitations and (iii) the sale by Domtar Inc. of 100% of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries to the Company or one of its subsidiaries in exchange for Domtar Inc. debt securities acquired by Domtar Corp. For purposes of this chart, we have assumed all of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries are sold to Domtar Paper Company, LLC.

Risk Factors

You should carefully consider the matters described in the section “Risk Factors” beginning on page C-26, as well as other information included in this Schedule C.

Summary Description of the Domtar Corp. C$ Notes

Issuer	Domtar Corporation

Securities Offered	Up to CDN$82 million aggregate principal amount of 10% Domtar Corp. C$ Notes due 2011.

Up to CDN$74.913 million aggregate principal amount of 10.85% Domtar Corp. C$ Notes due 2017.

Maturity	The Domtar Corp. C$ Notes will mature on the following dates:

Notes	Maturity Date
10% Notes	April 15, 2011
10.85% Notes	August 5, 2017

Interest

The Domtar Corp. C$ Notes will bear interest at the rates per annum and we will pay interest to the record holders at the close of business on the relevant record date semi-annually in arrears on the interest payment dates set forth below:

Notes	Rate Per Annum	Record Dates	Interest Payment Dates
10% Notes	10%	April 1 and October 1	April 15 and October 15
10.85% Notes	10.85%	February 1 and August 1	February 5 and August 5

Interest on the Domtar Corp. C$ Notes will accrue from the date of issuance.

Minimum Denominations	The Domtar Corp. C$ Notes will be issued in minimum denominations of CDN$1,000 and integral multiples of CDN$1,000 in excess thereof.

Subsidiary Guarantees

The Domtar Corp. C$ Notes will be fully and unconditionally guaranteed on an unsecured senior basis by Domtar Paper Company, LLC, which is the only U.S. subsidiary of Domtar Corp. that currently guarantees the indebtedness of Domtar Corp. under the Credit Agreement. Any U.S. subsidiary that in the future guarantees indebtedness or any of Domtar Corp.’s subsidiaries under the Credit Agreement, or any other indebtedness of Domtar Corp. (other than U.S. subsidiaries of Domtar Corp.’s non-U.S. subsidiaries), will also fully and unconditionally, jointly and severally guarantee the Domtar Corp. C$ Notes. Each guarantor will be released upon the release of such guarantor from its guarantee under the Credit Agreement and all other indebtedness of Domtar Corp. (except in each case a discharge or release by or as a result of payment under such guarantee). If Domtar Corp. fails to make payments on the Domtar Corp. C$ Notes, its guarantors must make them instead. If the requisite consents with respect to each series of Domtar Inc. U.S. notes and the requisite votes of the holders of each series of Domtar Inc. Canadian debentures are obtained and Domtar Inc. sells 50% or more of the shares of the capital stock of its U.S. subsidiaries to Domtar Corp. or one of its subsidiaries, the subsidiaries that are sold will become guarantors of borrowings by Domtar

Corp. and Domtar Paper Company, LLC under the Credit Agreement and will also become guarantors of the Domtar Corp. C$ Notes. These subsidiaries will continue to guarantee borrowings by Domtar Inc. under the Credit Agreement.

Ranking

The Domtar Corp. C$ Notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured, senior indebtedness from time to time outstanding. The Domtar Corp. C$ Notes will be effectively subordinated to our existing and future secured debt, including our indebtedness under the Credit Agreement, to the extent of the value of the assets securing such debt.

A guarantee of the Domtar Corp. C$ Notes will be an unsecured senior obligation of the applicable subsidiary guarantor and will rank equally with all of the other unsecured, senior obligations of the applicable subsidiary guarantor. A guarantee will be effectively subordinated to all of the secured indebtedness of the applicable subsidiary guarantor, including its guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

At July 1, 2007, assuming that Domtar Corp. had completed the exchange offers and all the outstanding Domtar Inc. Canadian debentures had been acquired pursuant to the Canadian proxy solicitations in each case in return for Domtar Corp.’s debt securities and assuming that Domtar Paper Company, LLC is the only guarantor:

•

Domtar Corp. and the subsidiary guarantor, Domtar Paper Company, LLC, would have had outstanding approximately $2,422 million of indebtedness, $720 million of which would have been secured senior indebtedness, consisting of borrowings under our Credit Agreement, $38 million of which would have been owing under capital leases and $1,664 million of which would have been unsecured senior indebtedness, consisting of Domtar Corp. debt securities; and

•

Domtar Corp.’s non-guarantor subsidiaries would have had approximately $22 million of indebtedness, $12 million of which would have been outstanding to third parties, and $10 million outstanding under capital leases.

In addition, as of July 1, 2007, we had an additional $701 million (after giving effect to approximately $49 million of outstanding letters of credit) of unutilized capacity under our senior secured revolving credit facility.

All of Domtar Corp.’s operations are conducted through its subsidiaries. Unless a subsidiary is a subsidiary guarantor, claims of creditors of such subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of Domtar Corp.’s creditors, including holders of the Domtar Corp. C$ Notes. The Domtar Corp. C$ Notes, therefore, will be structurally subordinated to creditors (including trade creditors) of Domtar Corp.’s subsidiaries that are not guarantors.

At issuance, the only guarantor of the Domtar Corp. C$ Notes will be Domtar Paper Company, LLC. For the 13 weeks ended July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 62% of our total assets and 46% of our outstanding total liabilities, including trade payables but excluding intercompany liabilities, all of which would have been structurally senior to the Domtar Corp. C$ Notes.

In the event that more than 50% of the shares of the capital stock of one or more of Domtar Inc.’s U.S. subsidiaries is sold to Domtar Corp. or its subsidiaries, such U.S. subsidiaries of Domtar Inc. will become guarantors of the Domtar Corp. C$ Notes. See “Subsidiary Guarantees.”

Optional Redemption

Each series of Domtar Corp. C$ Notes will be redeemable, in whole or in part, at our option at any time. We may redeem the Domtar Corp. C$ Notes of any series in part only in the amount of CDN$1,000 or integral multiples of CDN$1,000 in excess thereof. The redemption price for each series of Domtar Corp. C$ Notes is equal to the greater of:

(1)	100% of the principal amount of such series of Domtar Corp. C$ Notes, and

(2)	the price of the Domtar Corp. C$ Notes calculated to provide a yield to maturity equal to the Government of Canada Yield plus 50 basis points on the business day preceding the date of the resolution authorizing the redemption or, if such price is being calculated for the purpose of optional purchases as described herein, on the business day preceding the date of purchase, plus, in each case, accrued and unpaid interest thereon to but excluding the date of redemption.

“Government of Canada Yield” on any date shall mean the yield to maturity on such date compounded semi-annually which a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Domtar Corp. C$ Notes. The Government of Canada Yield will be provided by two investment dealers as the Company may determine from time to time and as may be acceptable to the Trustee under the indenture under which the Domtar Corp. C$ Notes are issued.

The optional redemption provisions for each series of the Domtar Corp. C$ Notes is substantially identical to the provisions contained in the indenture for the corresponding series of the Domtar Inc. Canadian debentures.

Change of Control

If we experience a change of control, we will be required to make an offer to purchase all outstanding Domtar Corp. C$ Notes at a purchase price of 101% of their principal amount plus accrued interest to, but excluding, the date of repurchase. See “Description of the Domtar Corp. C$ Notes – Change of Control”.

Certain Covenants

The indenture governing the Domtar Corp. C$ Notes will contain certain covenants that, among other things, (i) limit our ability to consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entity to any person; (ii) limit our ability and the ability of our restricted subsidiaries to create, incur, assume or permit to exist any indebtedness that is secured by any lien on principal facilities and timberlands of the Company or its restricted subsidiaries or on any shares of capital stock or debt of the Company or any of its restricted subsidiaries without equally and ratably securing the Domtar Corp. debt securities or subsidiary guarantee, as applicable, and (iii) limit our ability and the ability of our restricted subsidiaries to enter into certain sale and leaseback transactions. See “Description of the Notes – Certain Covenants”.

Trustee for the Notes	The Bank of New York

Governing Law	The Domtar Corp. indenture will be governed by New York law.

Voting	Each series of the Domtar Corp. C$ Notes will vote as a separate class with respect to all matters affecting such series.

NOTE REGARDING THE PREDECESSOR COMPANY

The Company was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser. The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Company had no operations prior to March 7, 2007. On March 7, 2007, the following were completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders;

•	the acquisition of Domtar Inc. by the Company; and

•

the entry by the Company, Domtar Inc. and Domtar Paper Company, LLC into $1.5 billion senior secured credit facilities, consisting of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility.

The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. In this Schedule C, we refer to this predecessor as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Acquisition Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The information about the Predecessor Company contained in this Schedule C is information about the Weyerhaeuser Fine Paper Business which was prepared on a carve-out basis, and reflects certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. As a result, the results of operations and financial condition of the Company as of and from the Acquisition Closing Date are not comparable with the results of operations and financial condition of the Predecessor Company.

SUMMARY SELECTED FINANCIAL AND PRO FORMA DATA

The Company

The following table sets forth summary selected financial data for the Company as of and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006, and as of and for the 26-week periods ended June 25, 2006 and July 1, 2007. The Company’s fiscal year ends on the last Sunday of the calendar year. Fiscal years 2004 and 2005 each consisted of 52 weeks and fiscal year 2006 consisted of 53 weeks. The summary selected financial information of the Company as of December 26, 2004, December 25, 2005 and December 31, 2006 and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006 has been derived from the audited consolidated financial statements of the Company. The summary selected financial information of the Company as of and for the 26 weeks ended June 25, 2006 and as of and for the 26 weeks ended July 1, 2007 reflects results of Domtar Inc. only from March 7, 2007, and has been derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The audited consolidated financial statements as of December 25, 2005 and December 31, 2006 and for the three years in the period ended December 31, 2006 and the unaudited interim consolidated financial statements as of July 1, 2007 and for the 13 and 26 weeks ended June 25, 2006 and July 1, 2007 are included elsewhere in this Schedule C. Results for the 26 weeks ended July 1, 2007 are not necessarily indicative of results that may be expected for the entire year.

U.S. GAAP/U.S. dollar	Year Ended			Twenty six weeks ended
	December 26, 2004	December 25, 2005	December 31, 2006	June 25, 2006	July 1, 2007(1)
(Dollars in millions)
Statement of Income Data:
Sales	$3,026	$3,267	$3,306	$1,638	$2,671
Charges for restructuring, closure of facilities, and goodwill impairment	17	538	764	749	6
Operating income (loss) before depreciation, depletion and amortization	307	(221)	(245)	(616)	349
Operating income (loss)	(41)	(578)	(556)	(768)	140
Net income (loss)	(17)	(478)	(609)	(759)	60

Balance Sheet Data (at period end):
Cash and cash equivalents	$2	$1	$1	$2	$80
Property, plant & equipment, net	3,923	3,270	3,065	3,229	5,894
Total assets	5,565	4,970	3,998	4,129	7,889
Other liabilities	37	24	37	43	2,458
Total shareholders’ equity	4,261	3,773	2,915	2,924	3,094

(1)	Reflects results of Domtar Inc. only from March 7, 2007, the Acquisition Closing Date.

Summary Unaudited Pro Forma Condensed Combined Financial Information of the Company

The following table sets forth summary unaudited pro forma condensed combined financial data of the Company for the fiscal year ended December 31, 2006 and for the 26-week period ended July 1, 2007. The pro forma financial data reflects the pro forma effects of the Acquisition Transactions as if they had occurred on December 26, 2005, the first day of the Company’s fiscal year ended December 31, 2006. The pro forma adjustments are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information of the Company contained elsewhere in this Schedule C. The summary unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place on

December 26, 2005 and does not purport to be indicative of future operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk Factors”, “Forward-Looking Statements” and elsewhere in this Schedule C. The following should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information of the Company.”

U.S. GAAP/U.S. dollar	52 weeks ended December 31, 2006	26 weeks ended July 1, 2007

(Dollars in millions)
Sales	$6,750	$3,244
Net earnings (loss) from continuing operations	(574)	27

Domtar Inc.

The following table sets forth summary selected financial data of Domtar Inc. for the years ended December 31, 2004, 2005 and 2006 and the six-month period ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007. The summary selected financial information of Domtar Inc. as of December 31, 2004, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 has been derived from the audited consolidated financial statements of Domtar Inc. The summary selected financial information of Domtar Inc. as of and for the six months ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007, have been derived from the unaudited interim consolidated financial statements of Domtar Inc., which, in the opinion of management, include all adjustments necessary for a fair presentation of Domtar Inc.’s financial position, results of operations and cash flows. The audited consolidated financial statements and unaudited interim consolidated financial statements are included elsewhere in this Schedule C. Results are not necessarily indicative of results that may be expected for the entire year. For a discussion of the differences between U.S. GAAP and Canadian GAAP, see note 23 to the audited consolidated financial statements of Domtar Inc. contained elsewhere in this Schedule C.

U.S. GAAP/U.S. dollar(2)	Year ended			Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2004	December 31, 2005	December 31, 2006
(Dollars in millions)
Statement of Operations Data:
Sales	3,373	3,498	3,492	582	1,041	1,773
Operating income (loss) from continuing operations before depreciation, depletion and amortization	264	(27)	435	25	100	105
Net earnings (loss) from continuing operations	(64)	(329)	27	(31)	2	(48)
Net earnings (loss)	(58)	(414)	226	(31)	1	(31)

Balance Sheet Data (at period end):
Cash and cash equivalents	37	58	551		35	81
Property, plant and equipment, net	3,236	2,834	2,639		2,931	3,116
Total assets	4,554	4,152	4,082		4,551	4,401
Total long-term debt (Including current portion, excluding capital leases)	1,534	1,721	1,590		1,666	1,917
Total shareholders’ equity	1,849	1,348	1,496		1,742	1,406

Canadian GAAP/CDN dollar	Year ended			Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2004	December 31, 2005	December 31, 2006
(Dollars in millions)
Statement of Operations Data:
Sales	4,403	4,247	3,989	684	1,178	2,037
Operating income (loss) from continuing operations before depreciation, depletion and amortization	348	(20)	521	35	121	134
Net earnings (loss) from continuing operations	(63)	(310)	63	(32)	12	(50)
Net earnings (loss)	(42)	(388)	328	(33)	12	(33)
Balance Sheet Data (at period end):
Cash and cash equivalents	52	83	649		43	94
Property, plant and equipment, net	4,215	3,634	3,044		3,131	3,426
Total assets	5,681	5,192	4,955		4,855	4,923
Total long-term debt (Including current portion, excluding capital leases)	2,023	2,248	1,880		1,773	2,165
Total shareholders’ equity	2,046	1,609	1,941		1,864	1,556

(1)	As a result of the application of fresh start reporting (push down accounting under U.S GAAP) that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to that date. The financial condition and results of operations for the period from January 1, 2007, to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007, should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

(2)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate for fiscal years ended December 31, 2004, 2005 and 2006, as well as the six months ended June 30, 2006, and based on the United States Federal Reserve noon rate for the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007.

				January 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007	Six months ended June 30, 2006

	Year ended December 31,
	2004	2005	2006
Period end	$1.2036	$1.1659	$1.1653	$1.0634	$—	$1.1138
Average	$1.3013	$1.2114	$1.1344	$1.1158	$1.1733	$1.1384

Certain Financial Metrics

The following table sets forth certain financial metrics for the Company on a pro forma basis and for Domtar Inc. for the year ended December 31, 2006 and 26 weeks ended July 1, 2007. The Company believes that the financial metrics presented are frequently used by investors to evaluate the credit profile of companies and would be useful to investors in connection with the transactions described in this Schedule C and in the Notice of Meetings and Information Circular for holders of Domtar Inc. Canadian debentures to which it is attached as they provide a meaningful comparison between Domtar Inc. and Domtar Corp. The financial metrics utilize the concept of Adjusted EBITDA, which is a non-GAAP measure used in the Credit Agreement as a key component in the determination of the Company’s compliance with certain financial covenants under the Credit Agreement.

Adjusted EBITDA has no standardized meaning prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, or any other income statement data prepared in accordance with U.S. GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies. We compensate for this limitation by clearly identifying all items included in or excluded from this non-GAAP measure and explaining the items removed or added back to the most comparable GAAP measure. The table in note (1) below provides a reconciliation of Adjusted EBITDA to Net income (loss) from continuing operations, the most directly comparable GAAP measure.

U.S. GAAP / U.S. dollars	Year ended December 31, 2006			26 Weeks ended July 1, 2007
	Domtar Corp. (pro forma)		Contribution of Domtar Inc.(3)	Domtar Corp. (pro forma)		Contribution of Domtar Inc.(3)
(Dollars in millions)
Adjusted EBITDA(1)	$803		$333	$407		$142
Interest expense	188		138	89		46
Total debt (including current portion) as at July 1, 2007	2,444	(4)	1,676	2,444	(4)	1,676
Ratio of Adjusted EBITDA to interest expense	4.3x		2.4x	4.6x		3.1x
Ratio of total debt to Adjusted EBITDA	3.0x		5.0x	3.0x	(2)	5.9x	(2)

(1)	Adjusted EBITDA (referred to in the Credit Agreement as “Consolidated EBITDA”) is a non-GAAP measure and is defined in the Credit Agreement as net income of the Company, on a consolidated basis, before depreciation, amortization and other non-cash charges, interest and other financing expenses and income taxes and excludes: restructuring charges not to exceed $100 million; certain costs related to synergies and integration in connection with the Acquisition Transactions not to exceed $150 million; any cost of sales impact due to any write up or down of inventory as a result of the fair value of Domtar Inc.’s inventory in connection with the Acquisition Transactions; non-cash derivative gains and losses; and non-cash gains and losses on disposals of property, plant and equipment as well as transaction expenses related to the Acquisition Transactions. The following table provides a reconciliation of the Company’s Adjusted EBITDA to Net income (loss) from continuing operations, the most directly comparable GAAP measure. We reconcile Adjusted EBITDA to Net income (loss) from continuing operations instead of net income as the credit agreement permits the exclusion of items included in discontinued operations such as the gain on the disposition of the Domtar Inc. 50% interest in Norampac Inc. in December 2006.

U.S. GAAP / U.S. dollars	Year ended December 31, 2006		26 Weeks ended July 1, 2007
	Domtar Corp. (pro forma)	Contribution of Domtar Inc.(3)	Domtar Corp. (pro forma)	Contribution of Domtar Inc.(3)(5)
(Dollars in millions)
Net income (loss) from continuing operations	$(574)	$27	$27	$(29)
Interest expense	188	138	89	46
Depreciation and amortization	495	266	248	99
Income tax expense	89	(4)	15	10
Impairment of goodwill	749	—	—	—
Net gains on disposal of property, plant and equipment	(11)	(11)	—	—
Closure and restructuring costs	46	31	3	3
Antidumping and countervailing duties refund	(210)	(145)	—	—
Derivative instrument (gain)	9	9	(13)	(13)
Transaction expenses	22	22	29	29
Inventory adjustment for transaction	—	—	(3)	(3)
Costs related to synergies and integration	—	—	12	—

Adjusted EBITDA	$803	$333	$407	$142

(2)	For purposes of calculating the ratio of total debt to Adjusted EBITDA as of July 1, 2007 (calculated on an annualized basis), Adjusted EBITDA for the 26 week period ended July 1, 2007 was doubled.

(3)	The amounts contributed by Domtar Inc. to the Company’s Adjusted EBITDA, interest expense and total debt have been calculated on the basis of Domtar Inc.’s actual amounts converted to U.S. dollars, using the foreign exchange rates in effect for the periods presented.

(4)	The Company intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the senior secured tranche B term loan facility on September 28, 2007.

(5)	Domtar Inc.’s Net income (loss) from continuing operations for the 26 weeks ended July 1, 2007, represents the combination of the net loss from continuing operations from January 1, 2007 to March 6, 2007 of $31 million (period prior to the Acquisition Transactions), and Net income of $2 million from March 7, 2007 to July 1, 2007 (period that reflects the application of purchase accounting). The combined information for the 26 weeks ended July 1, 2007 is non-GAAP and is for illustrative purposes. This information is provided for the convenience of the reader only in conjunction with the calculation of the above financial metrics. As a result of the application of purchase accounting that started on March 7, 2007, the results of operations and the financial position following that date are not comparable to results for periods prior to that date. The results of operations for the period from January 1, 2007 to March 6, 2007, and the results of operations for the period from March 7, 2007 to July 1, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable. The other components of the reconciliation were derived by combining the related amounts for the periods January 1, 2007 to March 6, 2007 and March 7, 2007 to July 1, 2007, which are also non-GAAP amounts.

RISK FACTORS

Before voting in connection with the Canadian proxy solicitations, you should carefully consider the risks described below in addition to the other information presented in this Schedule C and in the Notice of Meetings and Information Circular for holders of Domtar Inc. Canadian debentures to which it is attached. Because the Company’s business comprises the operations of both the Predecessor Company and Domtar Inc., unless the context requires otherwise, the current and forward-looking statements included in this section continue to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company.

Risk Factors Relating To The Domtar Corp. Debt Securities

The Company’s substantial indebtedness, which is approximately $2.4 billion as of July 1, 2007, could adversely affect its financial condition and impair its ability to operate its business.

The Company is highly leveraged. As of July 1, 2007, the Company had approximately $2.4 billion of outstanding indebtedness, including $720.0 million of indebtedness under the term loan portion of its senior secured credit facilities, $48 million of capital leases and $1.7 billion of indebtedness under the Domtar Inc. debt securities.

The Company’s substantial degree of indebtedness could have important consequences to the Company’s financial condition, operating results and business, including the following:

•

it may limit the Company’s ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of the Company’s cash flows from operations will be dedicated to payments on its indebtedness and will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	the debt service requirements of the Company’s indebtedness could make it more difficult for the Company to satisfy its other obligations;

•

the Company’s borrowings under the senior secured credit facilities are at variable rates of interest, exposing the Company to increased debt service obligations in the event of increased interest rates;

•	it may limit the Company’s ability to adjust to changing market conditions and place it at a competitive disadvantage compared to its competitors that have less debt; and

•

it may increase the Company’s vulnerability to a downturn in general economic conditions or in its business, and may make the Company unable to carry out capital spending that is important to its growth.

Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future. Although the Credit Agreement contains restrictions on the incurrence of additional indebtedness, including secured indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of July 1, 2007, we had no amounts drawn under our senior secured revolving credit facility and $49 million of letters of credit outstanding, resulting in $701 million of availability for future drawings. Any additional borrowings under the senior secured revolving credit facility would be effectively senior to the Domtar Corp. debt securities and the related guarantees to the extent of the value of the assets securing such indebtedness. Moreover, the indenture governing the Domtar Corp. debt securities will not impose any limitation on our or our subsidiaries’ incurrence of indebtedness, other than a limitation with respect to secured indebtedness (subject to a number of qualifications and exceptions). If we incur additional debt, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the Domtar Corp. debt securities and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

The Company has considerable debt service obligations. On a pro forma basis after giving effect to the Acquisition Transactions, as of December 31, 2006, the Company had approximately $200 million of annual interest payments and its aggregate debt service obligations are approximately $210 million each year from 2007 through 2010. Our ability to make payments on and refinance our debt, including the Domtar Corp. debt securities, amounts borrowed under our senior secured credit facilities and other financial obligations, including the Domtar Inc. debt securities that remain outstanding following the completion of the exchange offers and the Canadian proxy solicitations, if any, and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the Domtar Corp. debt securities, and borrowings under our senior secured credit facilities or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these remedies may not be effected on commercially reasonable terms, or at all, and may impede the implementation of our business strategy. Further, the Credit Agreement may restrict us from adopting any of these alternatives. In addition, the restrictions on the Company’s ability to issue equity securities or convertible debt securities during the two year period following the Acquisition Closing Date without jeopardizing the intended tax consequences of the Acquisition Transactions may make it difficult for the Company to raise equity capital if needed to service its indebtedness. Because of these and other factors that may be beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the Domtar Corp. debt securities. See “Risks Related to the Acquisition Transactions—The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.”

Your right to receive payments on the Domtar Corp. debt securities is junior to that of lenders who have a security interest in our and our subsidiaries’ assets.

Our obligations under the Domtar Corp. debt securities and the guarantor’s obligations under its guarantee of the Domtar Corp. debt securities are unsecured, but our obligations under our senior secured credit facilities and the guarantor’s obligations under its guarantee of the Credit Agreement are secured by a security interest in substantially all of our and our guarantor’s assets, including pledges of all or a portion of the capital stock of our and the guarantor’s subsidiaries, including Domtar Inc. If we are declared bankrupt or insolvent, or if we default under the Credit Agreement, the lenders could declare all of the funds borrowed thereunder, together with any accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on or otherwise enforce their security interest in the pledged assets to the exclusion of holders of the Domtar Corp. debt securities and the guarantee on the Domtar Corp. debt securities, even if an event of default exists under the indenture governing the Domtar Corp. debt securities at such time. Furthermore, if the lenders foreclose on and sell or otherwise enforce their security interest in the pledged equity interests in any existing or future guarantor, then such guarantor will be released from its guarantee of the Domtar Corp. debt securities automatically upon such sale if the guarantor is no longer a subsidiary of ours, provided that such sale is made in compliance with the provisions of the indenture governing the Domtar Corp. debt securities.

In any such event, because the Domtar Corp. debt securities and the guarantee of the Domtar Corp. debt securities will not be secured by any of our or the guarantor’s assets, it is possible that there would be no assets remaining from which claims of the holders of the Domtar Corp. debt securities could be satisfied or, if any assets remained, that they would be insufficient to satisfy such claims fully. See “Description of Other Indebtedness – Senior Secured Credit Facilities.”

As of July 1, 2007, we had $768 million of secured indebtedness, comprised in part of $720 million under our senior secured term facility and $48 million of capital leases. In addition, $701 million was available under our senior secured revolving credit facility, after giving effect to $49 million of outstanding letters of credit.

The Domtar Corp. C$ Notes will be structurally subordinated to all indebtedness of our subsidiaries that do not guarantee the Domtar Corp. debt securities.

You will not have any claim as a creditor against any of our existing and future subsidiaries that do not guarantee the Domtar Corp. debt securities. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. At the date of issuance of the Domtar Corp. debt securities, the only guarantor will be Domtar Paper Company, LLC.

For the thirteen weeks ended July 1, 2007 our non-guarantor subsidiaries collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our non-guarantor subsidiaries collectively represented approximately 62% of our total assets and 46% of our outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which would have been structurally senior to the Domtar Corp. debt securities.

In addition, the indenture governing the Domtar Corp. debt securities will not contain any limitation on the amount of additional indebtedness that can be incurred by our restricted subsidiaries, other than secured indebtedness, and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Domtar Corp. debt securities.

Any default under the agreements governing our indebtedness, including a default under the Credit Agreement, could prevent us from making any payments on the Domtar Corp. debt securities and substantially decrease the market value of the Domtar Corp. debt securities. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants of our indebtedness, we could be in default under such indebtedness. In the event of such default:

•

the holders of such indebtedness may be able to cause all of our available cash to be used to pay such indebtedness and, in any event, could elect to declare all amounts thereunder to be due and payable;

•	the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the Domtar Corp. debt securities upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Domtar Corp. debt securities at 101% of their principal amount plus accrued and unpaid interest.

The source of funds for any such purchase of the Domtar Corp. debt securities will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Domtar Corp. debt securities upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we may be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the Domtar Corp. debt securities tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the Domtar Corp. debt securities. Our failure to repurchase any series of the Domtar Corp. debt securities upon a change of control would cause a default under the indenture governing the Domtar Corp. debt securities and a cross-default under the Credit Agreement. The Credit Agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

An active market may not develop for the Domtar Corp. C$ Notes, which may hinder your ability to liquidate your investment.

Each series of the Domtar Corp. C$ Notes is a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. The Canadian Dealer Managers have informed us that they intend to make a market in the Domtar Corp. C$ Notes after the successful completion of Canadian proxy solicitations; however, they are not obligated to do so and may discontinue such market making at any time. As a result, we cannot assure you that an active trading market will develop for any series of the Domtar Corp. C$ Notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Domtar Corp. C$ Notes. The market for the Domtar Corp. C$ Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the Domtar Corp. C$ Notes. In addition, subsequent to their initial issuance, trading prices of the Domtar Corp. C$ Notes may vary, depending upon prevailing interest rates, the market for similar notes and the interest of securities dealers in making a market in the Domtar Corp. C$ Notes, our operating performance and financial condition, our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

The Domtar Corp. C$ Notes are obligations of a holding company that has substantially no independent operations and is dependent on its subsidiaries for cash.

As a holding company, our investments in our operating subsidiaries constitute substantially all of our operating assets. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective results of operations and may be restricted by, among other things, applicable laws limiting the amount of funds available for payment of dividends and agreements of those subsidiaries.

Restrictive covenants in the Credit Agreement may restrict our ability to pursue our business strategies.

The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long term best interests. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	pay dividends or make distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated and certain other debt;

•	make certain investments or capital expenditures;

•	create liens on our or our subsidiary guarantor’s assets to secure debt or enter into certain sale and leaseback transactions;

•	pay dividends or other amounts or make other distributions by us or our subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets;

•	sell assets, including capital stock of our subsidiaries; and

•	alter the business that we conduct.

The indenture governing the Domtar Corp. debt securities will also include limitations on our ability to create liens on our or our subsidiaries’ assets to secure debt, our ability to engage in certain sale and leaseback transactions and our ability to merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets.

A breach of any covenant contained in either the Credit Agreement or the indenture governing the Domtar Corp. debt securities could result in a default under those agreements. If any such default occurs, the lenders under the Credit Agreement or the holders of the Domtar Corp. debt securities, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the Domtar Corp. debt securities with respect to any series of the Domtar Corp. debt securities would cause a default under the Credit Agreement and a default with respect to the other series of Domtar Corp. debt securities, and the acceleration of debt under the Credit Agreement or the failure to pay that debt when due or an unstayed judgment against us would cause a default under the indenture governing the Domtar Corp. debt securities (assuming the amount of that debt or judgment is in excess of $80 million or the equivalent thereof in any foreign currency). The lenders under the Credit Agreement also have the right upon an event of default thereunder to terminate any commitments they have to provide further revolving borrowings. Further, following an event of default under the Credit Agreement, the lenders thereunder will have the right to proceed against the collateral granted to them to secure that debt, which includes the available cash of our subsidiaries that guarantee the senior secured credit facilities. If the debt under the Credit Agreement or the Domtar Corp. debt securities becomes due and payable, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

There is no assurance that Domtar Corp. will be deemed a successor entity to Domtar Inc. and be regarded as the new reference entity for purposes of credit default swaps related to the Domtar Inc. debt securities.

Certain holders of the Domtar Inc. debt securities may be parties to credit default swap (CDS) contracts relating to the Domtar Inc. debt securities. Under these CDS contracts, a Domtar Inc. debtholder has contracted for the right to recoup the economic value of a decline in the value of such Domtar Inc. debt security if a credit event occurs with regard to Domtar Inc., as the reference entity. This economic value is realized by delivery of such Domtar Inc. debt security to the counterparty to the CDS contract in return for the previously agreed payment. We believe that the consummation of the exchange offers, assuming that the minimum amount condition has been satisfied and the Transfer has been effected, would establish a “succession event” from Domtar Inc. to Domtar Corp. The minimum amount condition and the Transfer are intended to facilitate Domtar Corp. being a successor entity to Domtar Inc. for purposes of these CDS contracts by virtue of succeeding to obligations of Domtar Inc. “by way of” a succession event. We believe that Domtar Corp. should be deemed to be the sole reference entity for purposes of determining whether a credit event has occurred if more than 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. U.S. notes and the U.S.

dollar equivalent of the aggregate outstanding principal amount of the Domtar Inc. Canadian debentures are exchanged for Domtar Corp. debt securities “by way of” a succession event. However, no assurance can be given as to the existence of a succession event or that Domtar Corp. will be deemed a successor entity to Domtar Inc. for purposes of these CDS contracts, or that Domtar Corp. will be deemed the reference entity for purposes of determination of a credit event. If such result is not achieved, holders of these CDS contracts may not be able to realize the economic values of these agreements.

Risks Related to the Industries and Businesses of the Company and Domtar Inc.

Unless otherwise noted or the context requires otherwise, the following risk factors apply to both the Company and Domtar Inc.

The pulp, paper and wood product industries are highly cyclical. Fluctuations in the prices of and the demand for the Company’s products could result in smaller profit margins and lower sales volumes.

The pulp, paper and wood product industries are highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of the Company’s paper products are commodities that are widely available from other producers. Even the Company’s non-commodity products, such as value-added papers, are susceptible to commodity dynamics. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand.

The overall levels of demand for the products the Company manufactures and distributes, and consequently its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general macroeconomic conditions in North America and worldwide, as well as competition from electronic substitution. See “Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.” For example, demand for cut-size office paper may fluctuate with levels of white-collar employment. Demand for many of such products was materially and negatively impacted by the global economic downturn, among other things, in the early part of this decade, and the Company expects that the Company will be sensitive to such downturns in the future.

Industry supply of pulp, paper and wood products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply can also result from producers introducing new capacity in response to favorable short-term pricing trends.

Industry supply of pulp, paper and wood products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, imports of pulp, paper and wood products from overseas may increase, putting downward pressure on prices.

As a result, prices for all of the Company’s products are driven by many factors outside of its control, and it has little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond the Company’s control determine the prices for its commodity products, the price for any one or more of these products may fall below its cash production costs, requiring the Company to either incur cash losses on product sales or cease production at one or more of its manufacturing facilities. Therefore, the Company’s profitability with respect to these products depends on managing its cost structure, particularly wood fiber, chemical and energy costs, which represent the largest components of its operating costs and can fluctuate based upon factors beyond its control, as described below. If the prices of or demand for its products decline, or if its wood fiber, chemical or energy costs increase, or both, its sales and profitability could be materially and adversely affected.

Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

The Company’s business competes with electronic transmission and document storage alternatives, as well as with paper grades it does not produce, such as uncoated groundwood. As a result of such competition, both the Weyerhaeuser Fine Paper Business and Domtar Inc. previously experienced decreased demand for some of their existing pulp and paper products. As the use of these alternatives grows, demand for pulp and paper products is likely to further decline. Moreover, demand for some of the Company’s wood products may decline if customers purchase alternatives from other sources.

The Company faces intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business and results of operations.

The Company competes with both U.S. and Canadian paper producers and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Company. The principal basis for competition is selling price. The Company’s ability to maintain satisfactory margins depends in large part on its ability to control its costs. The Company cannot assure you that it can compete effectively and maintain current levels of sales and profitability. If the Company cannot compete effectively, such failure will have a material adverse effect on its business and results of operations.

The Company’s and Domtar Inc.’s intellectual property rights are valuable, and any inability to protect them could reduce the value of its products and its brands.

The Company and Domtar Inc. rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect its intellectual property rights. However, the Company and Domtar Inc. may be unable to prevent third parties from using their respective intellectual property without its authorization, which may reduce any competitive advantage it has developed. If the Company or Domtar Inc. had to litigate to protect these rights, any proceedings could be costly, and it may not prevail. The Company and Domtar Inc. cannot guarantee that any U.S. or foreign patents, issued or pending, will provide it with any competitive advantage or will not be challenged by third parties. Additionally, the Company and Domtar Inc. have obtained and applied for U.S. and foreign trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Neither the Company or Domtar Inc. can guarantee that any of its pending patent or trademark applications will be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. The failure to secure any pending patent or trademark applications may limit the Company’s and Domtar Inc.’s ability to protect the intellectual property rights that these applications were intended to cover.

The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material used by the Company, comprising, on a pro forma basis, approximately 22% of the aggregate amount of materials, labor and other operating expenses and fiber costs for its business during 2006. Wood fiber is a commodity, and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States and Canada. In addition, future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by fire, insect infestation, disease, ice storms, wind storms, flooding and other natural and man made causes, thereby reducing supply and increasing prices. Wood fiber pricing is subject to regional market influences, and the Company’s cost of wood fiber may increase in particular regions due to market shifts in those regions. Any sustained increase in wood fiber prices would increase the Company’s operating costs, and the Company may be unable to increase prices for its products in response to increased wood fiber costs due to additional factors affecting the demand or supply of these products.

The Province of Québec adopted legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and the Cree First Nations. As a result, the amount of fiber, primarily softwood fiber, the Company is permitted to harvest annually, under its existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, of the total softwood annual allowable cut of forests managed by the Company. This would significantly affect the supply of fiber for the Company’s Northern Québec softwood sawmill and market pulp operations. The reduction in harvest volume would also result in a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the impact of the strength of the Canadian dollar against the U.S. dollar, low lumber prices and other factors, most of the Company’s wood fiber harvesting operations in Québec have been shut down and all but one of the facilities relating to such operations have been closed indefinitely. As a result of the reduced availability, the Company may face increased costs in purchasing, and have difficulty locating wood fiber sufficient to satisfy its requirements.

Historically, Weyerhaeuser provided, on average, approximately 45% of the Weyerhaeuser Fine Paper Business’ wood fiber requirements, which is approximately 19% of the Company’s wood fiber requirements. The Company currently obtains its wood fiber requirements in part by harvesting timber pursuant to its forest licenses and forest management agreements, in part by purchasing wood fiber from Weyerhaeuser pursuant to the fiber and pulp supply agreements entered into in connection with the Acquisition Transactions, which expire between 2007 and 2027, and in part by purchasing wood fiber from third parties. If the Company’s cutting rights pursuant to its forest licenses or forest management agreements are reduced or if Weyerhaeuser or any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition and operating results would suffer.

An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.

The Company’s operations consume substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). Energy comprised, on a pro forma basis, approximately 8% of the aggregate amount of materials, labor and other operating expenses and fiber costs for the Company’s business during 2006. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility. While the Company purchases substantial portions of its energy under supply contracts, many of these contracts are based on market pricing.

Other raw materials the Company uses include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate and sodium hydroxide, dyes, resins and adhesives. Purchases of chemicals comprised, on a pro forma basis, approximately 12% of the aggregate amount of materials, labor and other operating costs and fiber costs for the Company’s business during 2006. The costs of these chemicals have been volatile historically, and are influenced by capacity utilization, energy prices and other factors beyond the Company’s control. In the second quarter of 2007, for example, we incurred higher costs for chemical purchases than in the first quarter of 2007. Certain of our material chemical supply agreements will expire between December 31, 2007, and June 30, 2008.

For the Company’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine its ability to increase prices.

Consequently, the Company may be unable to pass on increases in its operating costs to its customers. Any sustained increase in chemical or energy prices without any corresponding increase in product pricing would reduce the Company’s operating margins and potentially require it to limit or cease operations of one or more of its machines.

The Company could experience disruptions in operations and/or increased labor costs due to labor disputes.

Employees at 44 of the Company’s facilities, a majority of the Company’s 14,000 employees, are represented by unions through collective bargaining agreements, generally on a facility-by-facility basis, which will expire between 2007 and 2012. Currently six collective bargaining agreements are up for renegotiation. The Company may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages or other labor disputes by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. In addition, labor organizing activities could occur at any of the Company’s facilities. Therefore, the Company could experience a disruption of its operations or higher ongoing labor costs, which could have a material adverse effect on its business and financial condition.

In connection with the Company’s restructuring efforts, the Company has suspended operations at, or closed or announced its intention to close, various facilities and may incur liability with respect to affected employees, which could have a material adverse effect on its business or financial condition.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at Prince Albert. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is claiming that it is entitled to the accumulated pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its positions with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

The Company relies heavily on a small number of significant customers, including one customer that represented approximately 10% of the Company’s pro forma fiscal 2006 sales revenues. A loss of any of these significant customers could materially adversely affect the Company’s business, financial condition or results of operations.

The Company heavily relies on a small number of significant customers. The Company’s largest customer, Unisource Worldwide Inc. (“Unisource”), an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 10% of the Company’s pro forma sales revenues in the fiscal year ended December 31, 2006.

Unisource was historically a customer of both the Weyerhaeuser Fine Paper Business and Domtar Inc. Following the Acquisition Transactions, Unisource reduced its paper purchases from the Company. A significant reduction in sales to any of the Company’s key customers, including Unisource (which could be due to factors outside its control, such as purchasing diversification) or financial difficulties experienced by these customers, could materially adversely affect the Company’s business, financial condition or results of operations.

A material disruption at one of the Company’s manufacturing facilities could prevent it from meeting customer demand, reduce its sales and/or negatively impact its net income.

Any of the Company’s paper or pulp manufacturing facilities, or any of its machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism; or

•	other operational problems, including those resulting from the risks described in this Risk Factors section.

Events such as those listed above have resulted in operating losses in the past. In the second quarter of 2002, for example, a recovery boiler at the Weyerhaeuser Fine Paper Business facilities in Plymouth, North Carolina exploded, causing operations at these facilities to be shut down for repairs for a period of 107 days from May 8, 2002 to August 23, 2002. The Company estimates that the repair costs, business disruption and increased operating costs associated with the recovery boiler explosion negatively impacted its operating income by approximately $70 million (before insurance recovery) during the second and third quarters of 2002. Also, in May 2006, the Weyerhaeuser Fine Paper Business facilities in Plymouth, North Carolina experienced a disruption in their power supply, causing damage to a turbine generator necessary to convert high pressure steam to medium and low pressure steam used by the various mill processes. As a result of this damage, various mill operations at the Weyerhaeuser Fine Paper Business’s Plymouth, North Carolina facilities were shut down for repairs for up to eleven days. The Company estimates the total financial impact of this incident on its operating income was $11 million including repair costs, the opportunity value of lost production and increased operating costs. Future events may cause similar shutdowns, which may result in additional downtime and/or cause additional damage to the Company’s facilities. Any such downtime or facility damage could prevent the Company from meeting customer demand for its products and/or require it to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, the Company’s ability to meet its production targets and satisfy customer requirements would be impaired, resulting in lower sales and income.

The Company’s operations require substantial capital, and it may not have adequate capital resources to provide for all of its capital requirements.

The Company’s businesses are capital intensive and require that it regularly incur capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental laws. The total capital expenditures related to the Weyerhaeuser Fine Paper Business were approximately $113 million in 2005, including approximately $109 million for maintenance capital and approximately $4 million for environmental expenditures, and $64 million during 2006, including approximately $62 million for maintenance capital and approximately $2 million for environmental expenditures. The Domtar Inc. business had total capital expenditures of approximately $108 million in 2005, including approximately $59 million for maintenance capital and approximately $14 million for environmental expenditures, and $95 million during 2006, including approximately $60 million for maintenance capital and approximately $8 million for environmental expenditures. The Company anticipates total capital expenditures of approximately $132 million (including approximately $67 million for maintenance capital and $14 million for environmental expenditures) for 2007, of which $46 million was incurred during the first two quarters of 2007 (including $1 million attributable to the Wood business).

The Weyerhaeuser Fine Paper Business incurred approximately $2 million and Domtar Inc. incurred approximately $8 million in capital expenditures in connection with environmental compliance and remediation during 2006. The Company anticipates spending approximately $3 million in 2007 to meet the Boiler Maximum Achievable Control Technology (MACT) Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative regulations. The Company is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. If the Company’s available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, the Company would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. The Company may not be able to obtain additional funds on favorable terms, or at all. In addition, the Company’s debt service obligations will reduce its available cash flows. If the Company cannot maintain or upgrade its equipment as it requires or allocate funds to ensure environmental compliance, it could be required to curtail or cease some of its manufacturing operations, or it may become unable to manufacture products that compete effectively in one or more of its product lines. For example, the Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company is currently evaluating its options and is in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended or if the Company does not have sufficient resources to make necessary capital expenditures, the facility may not be able to operate after 2007 without significantly curtailing output, which would increase the Company’s production costs.

The Company could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations. The Company could also incur costs as a result of asbestos-related personal injury litigation.

The Company is subject, in both the United States and Canada, to a wide range of general and industry-specific laws and regulations relating to the protection of the environment and natural resources, including those governing air emissions, wastewater discharges, harvesting, silvicultural activities, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations, forestry operations and endangered species habitat, and health and safety matters. In particular, the pulp and paper industry in the United States is subject to the United States Environmental Protection Agency’s (the “EPA”) Cluster Rule and was until recently subject to the EPA’s Boiler MACT Rule (the Boiler MACT Rule has been vacated, however, alternative U.S. federal and state regulations are being discussed) that further regulate effluent and air emissions. These laws and regulations require the Company to obtain authorizations from and comply with the authorization requirements of the appropriate governmental authorities, which have considerable discretion over the terms and timing of permits.

Weyerhaeuser and Domtar Inc. have incurred, and the Company expects that it will continue to incur, significant capital, operating and other expenditures complying with applicable environmental laws and regulations and as a result of remedial obligations. The Company incurred approximately $38 million of operating expenses and $5 million of capital expenditures in connection with environmental compliance and remediation for the 26 weeks ended July 1, 2007. As of July 1, 2007, the Company had a provision of

$82 million for environmental expenditures, including certain asset retirement obligations (such as for land fill capping and asbestos removal). In addition, during the first half of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions, and the Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts. The Province of Saskatchewan has required certain facilities located in the Province to submit preliminary decommissioning and reclamation plans and to include in such plans estimates of costs associated with decommissioning and reclamation activities. Weyerhaeuser submitted such a plan for its pulp and paper facility in Prince Albert, Saskatchewan. In its preliminary decommissioning and reclamation plan, Weyerhaeuser included a preliminary, generalized estimate of costs ranging from CDN$20 to CDN$25 million (approximately $19 to 24 million). Weyerhaeuser advised the Province of Saskatchewan that it was not providing a detailed delineation of costs at this time because such costs will depend on site specific factors, the professional judgments of environmental specialists and experts, further detailed environmental site assessments, and, most fundamentally, a decision about the future use or closure of the site. The estimate referred to above does not take into account the equipment resale value or scrap material value which is considered to be significant, nor does it include the cost of completing a phase II environmental site assessment (which could not involve sampling and analysis of building materials and environmental media), or the cost of any remediation required based on such assessment. The Company has not undertaken any review of Weyerhaeuser’s estimate and the actual decommissioning and reclamation costs could materially exceed Weyerhaeuser’s estimate.

The Company also could incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting its operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), cleanup and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations. The Company’s ongoing efforts to identify potential environmental concerns that may be associated with its past and present properties will lead to future environmental investigations. Those efforts will likely result in the determination of additional environmental costs and liabilities which cannot be reasonably estimated at this time.

As the owner and operator of real estate, the Company may be liable under environmental laws for cleanup, closure and other damages resulting from the presence and release of hazardous substances, including asbestos, on or from its properties or operations. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, the Company’s liability may be imposed without regard to contribution or to whether we knew of, or caused, the release of hazardous substances and may exceed forecasted amounts or the value of the property itself. The discovery of additional contamination or the imposition of additional cleanup obligations at the Company’s or third-party sites may result in significant additional costs. Any material liability the Company incurs could adversely impact its financial condition or preclude it from making capital expenditures that would otherwise benefit its business.

In addition, the Company may be subject to asbestos-related personal injury litigation arising out of exposure to asbestos on or from its properties or operations, and may incur substantial costs as a result of any defense, settlement, or adverse judgment in such litigation. The Company may not have access to insurance proceeds to cover costs associated with asbestos-related personal injury litigation.

Enactment of new environmental laws or regulations or changes in existing laws or regulations, or interpretation thereof, might require significant expenditures.

The Company may be unable to generate funds or other sources of liquidity and capital to fund environmental liabilities or expenditures.

The Company is affected by changes in currency exchange rates.

The Company manufactures a significant amount of pulp and paper in Canada. Sales of pulp and paper products by the Company’s Canadian mills will be invoiced in U.S. dollars or in Canadian dollars linked to U.S. pricing but most of the costs relating to these products will be incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar will reduce the Company’s profitability. In addition, the Company has CDN$157 (approximately $148 million) of Canadian dollar-denominated debt outstanding as of July 1, 2007 (reflecting the total outstanding principal amount of the Domtar Inc. Canadian debentures) and any increase in the value of the Canadian dollar will result in an increase in the cost of servicing such debt.

Exchange rate fluctuations are beyond the Company’s control. Since January 1, 2002, the Canadian dollar has appreciated more than 45% relative to the U.S. dollar. This has had a material adverse effect on the sales and profitability of the Canadian operations of both the Predecessor Company and Domtar Inc. and is continuing to have an adverse effect on the Company’s business, financial results and financial condition.

The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.

The Company may experience reduced revenues and margins on its softwood lumber business as a result of lumber export taxes and/or countervailing and antidumping duty applications.

In April 2001, the Coalition for Fair Lumber Imports (the “Coalition”) filed two petitions with the U.S. Department of Commerce (the “Department”) and the International Trade Commission (the “ITC”) claiming that production of softwood lumber in Canada was being subsidized by Canada and that imports from Canada were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (“CVD”) and antidumping (“AD”) tariffs be imposed on softwood lumber imported from Canada.

In 2006, the Canadian and U.S. governments reached a final settlement to this long-standing dispute. The provisions of the settlement included repayment of approximately 81% of the deposits, imposition of export measures in Canada, and measures to address long-term policy reform.

It is possible that the CVD and AD tariffs or tariffs similar to the CVD and AD tariffs may again be imposed on the Company, in the future.

Under the settlement agreement, Canadian softwood lumber exporters will pay an export tax when the price of lumber is at or below a threshold price. Under present market conditions, the Company’s softwood lumber exports are subject to a 5% export charge.

The Predecessor Company and Domtar Inc. experienced and the Company and Domtar Inc. may continue to experience reduced revenues and margins in the softwood lumber business as a result of the application of the settlement agreement. The settlement agreement could have a material adverse effect on the Company’s business, financial results and financial condition, including, but not limited to, facility closures or impairment of assets.

The Company depends on third parties for transportation services.

The Company relies primarily on third parties for transportation of the products it manufactures and/or distributes, as well as delivery of its raw materials. In particular, a significant portion of the goods it manufactures and raw materials it uses are transported by railroad or trucks, which are highly regulated. If any of its third-party transportation providers were to fail to deliver the goods the Company manufactures or distributes in a timely manner, the Company may be unable to sell those products at full value, or at all. Similarly, if any of these providers were to fail to deliver raw materials to the Company in a timely manner, it may be unable to manufacture its products in response to customer demand. In addition, if any of these third parties were to cease operations or cease doing business with the Company, it may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Company’s reputation, negatively impact its customer relationships and have a material adverse effect on its financial condition and operating results.

The transition services provided by Weyerhaeuser may be difficult for the Company to replace without operational problems and additional costs.

The Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser agreed to provide the Company certain transition services for a period of time following the Acquisition Closing Date. These services include, among others, certain services relating to finance and administration, human resources, payroll and information technology. If, after the expiration of the agreement, the Company is unable to perform these services or replace them in a timely manner or on terms and conditions as favorable as those the Company receives from Weyerhaeuser, the Company may experience operational problems and an increase in its costs. In addition, the costs for such services may be higher than the costs for such services when the Weyerhaeuser Fine Paper Business was operated as part of Weyerhaeuser. See “The Company’s Relationship with Weyerhaeuser after the Distribution – Transition Services Agreement,” and “ – Risks Related to the Acquisition Transactions – The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

As a result of the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser, the Company may experience increased costs resulting from decreased purchasing power, which could decrease its overall profitability.

Prior to its separation from Weyerhaeuser, the Weyerhaeuser Fine Paper Business was able to take advantage of Weyerhaeuser’s size and reputation in procuring raw materials and other goods and services used both for the Weyerhaeuser Fine Paper Business and Weyerhaeuser’s other businesses. As an independent public company, the Company may be unable to obtain similar goods, services and technology at prices or on terms as favorable as those obtained by the Weyerhaeuser Fine Paper Business prior to its separation from Weyerhaeuser.

The Company has liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions. As of December 31, 2006, the Weyerhaeuser Fine Paper Business’s defined benefit plans had a surplus of $17 million on certain plans and a deficit of $1 million on others. Domtar Inc.’s defined benefit plans had a surplus of $14 million on certain plans and a deficit of $171 million on others, in each case on a going concern basis.

The Company’s future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and experience, and any changes in government laws and regulations. As of July 1, 2007, the Company’s Canadian pension funds had approximately CDN$420 million (approximately $395 million), of which approximately CDN$308 million (approximately $290 million) is held by Domtar Inc.’s Canadian pension funds, invested in multiple third party asset-backed commercial paper (“ABCP”) conduits, which are currently subject to the interim arrangement of the “Montreal Proposal” pursuant to which banks and major investors are negotiating restructuring proposals with respect to such ABCP conduits; however, these discussions are at a preliminary stage, and the outcome and the effect it would have on the value of the Company’s Canadian pension fund assets has yet to be determined.

Losses in the pension fund investments, if any, would result in future increased contributions by the Company or its Canadian subsidiaries. Additional contributions to these pension funds would be required to be paid over a 5-year period. Losses, if any, would also impact operating earnings over a longer period of time and immediately increase liabilities and reduce equity.

Risks Related to the Acquisition Transactions

The Company may not realize the anticipated synergies, cost savings and growth opportunities from the Acquisition Transactions.

The success of the Acquisition Transactions depends, in part, on the Company’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the Weyerhaeuser Fine Paper Business with the Domtar Inc. business. The Company’s success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of such businesses and operations. Even if the Company is able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings and growth opportunities that the Company expects from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Acquisition Transactions may be offset by the loss of Weyerhaeuser’s purchasing power or the costs incurred in integrating the businesses and operations.

The integration of the Weyerhaeuser Fine Paper Business and the Domtar Inc. business following the Acquisition Transactions may present significant challenges to the Company’s management which could cause Company management to fail to respond effectively to the increasing forms of competition facing the Company’s business.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. business. These difficulties include:

•	carrying on the ongoing business operations while integrating the Weyerhaeuser Fine Paper Business with Domtar Inc.;

•	preserving customer, distribution, supplier and other important relationships of the Company;

•	consolidating an organization with its executive head office located in Montréal, Canada and its operational headquarters located in Fort Mill, South Carolina;

•	integrating the business cultures of Weyerhaeuser and Domtar Inc.;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	expanding the scope of the Company’s operational and financial systems, which will increase its operating complexity;

•	incurring obligations that were unforeseen; and

•	retaining key officers and personnel and successfully implementing succession planning.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the Company’s business. The Company’s senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of the Company, service existing customers, attract new customers and develop new products or strategies. One potential consequence of such distractions could be the failure of management to realize opportunities to respond to the increasing sources and forms of competition that the Company’s business will face. If the Company’s senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, the Company’s business could suffer.

The Company cannot assure you that it will successfully or cost-effectively integrate the Weyerhaeuser Fine Paper Business and the Domtar Inc. business. The failure to do so could have a material adverse effect on the Company’s financial condition, results of operations and business.

The Company incurred and expects to continue to incur significant costs related to the Acquisition Transactions that could have a material adverse effect on its operating results.

The Company incurred financial, legal and accounting costs and sales and transfer taxes of approximately $88 million in connection with the Acquisition Transactions, of which $28 million was capitalized and $23 million was deferred. In addition, the Company estimates that it will incur costs, such as information technology costs of approximately $87 million, in connection with the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser, of which $24 million has been incurred through July 1, 2007. The Company also anticipates that it will incur significant costs in connection with the integration of the Weyerhaeuser Fine Paper Business and the Domtar Inc. business, including, among other things, costs relating to information technology integration, severance costs and the potential write-down of assets, which cannot be reasonably estimated at this time. These costs may have a material adverse effect on the Company’s cash flows and operating results in the periods in which they are recorded.

The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.

Prior to the Acquisition Closing Date, the Weyerhaeuser Fine Paper Business was a fully integrated business unit of Weyerhaeuser. Consequently, the financial information of the Predecessor Company included in this document has been derived from the consolidated financial statements and accounting records of Weyerhaeuser and reflects assumptions and allocations made by Weyerhaeuser. The financial position, results of operations and cash flows of the Predecessor Company presented may be different from those that would have resulted had the Weyerhaeuser Fine Paper Business been operated independently. For example, in preparing the Predecessor Company financial statements, Weyerhaeuser has made an appropriate allocation of costs and expenses that are attributable to the Weyerhaeuser Fine Paper Business. However, these costs and expenses reflect the costs and expenses attributable to the Weyerhaeuser Fine Paper Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by this business had it been operated independently. As a result, the historical financial information of the Predecessor Company may not be a reliable indicator of future results.

Material weaknesses in our internal control over financial reporting could result in a material misstatement of our financial condition.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management of the Company identified the following material weaknesses as of April 1, 2007 which were not remediated as of July 1, 2007.

The Company did not maintain effective controls over the completeness and accuracy of financial information produced under the transition services agreement with Weyerhaeuser. Specifically, the Company did not have controls designed and in place to ensure that financial data regarding the Weyerhaeuser Fine Paper Business was complete, accurate, produced on a timely basis and supported with appropriate documentation. Further, the Company did not maintain an appropriate accounting and financial reporting organizational structure, specifically relating to the depth of resources, to be able to ensure that the accounting records being maintained by Weyerhaeuser under the transition services agreement were accurate and complete. The financial data produced under the transition services agreement affects substantially all balance sheet and income statement accounts.

These control deficiencies resulted in adjustments to the April 1, 2007 interim financial statements and a delay in the filing of the Quarterly Report on Form 10-Q for our first quarter of 2007. In addition, and until remediated, these control deficiencies could result in a misstatement of substantially all accounts and disclosures which would result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.

For a more complete description of the transition services agreement, see “The Company’s Relationship with Weyerhaeuser After the Distribution – Transition Services Agreement.”

Aboriginal interests may delay or result in challenges to the transfer of certain forest licenses and forest management agreements.

Under applicable forestry legislation in Saskatchewan, Weyerhaeuser must obtain consent from the government of Saskatchewan in order to complete the transfer of certain timber rights in Saskatchewan to the Company. Pursuant to the agreements governing the Acquisition Transactions, the transfer of these timber rights were delayed until the appropriate approvals are received. Recent Supreme Court of Canada decisions have confirmed that the federal and provincial governments in Canada have a duty to consult with, and in certain circumstances, seek to accommodate aboriginal groups whenever there is a reasonable prospect that a government’s decision may adversely affect an aboriginal group’s interests in relevant land and resources that are the subject of the decision. The Company believes that the government of Saskatchewan has consulted with relevant aboriginal groups in connection with these consent approvals. This consultation process could result in delays, constrain access to the timber or give rise to additional costs. In addition, if the Saskatchewan government does not adequately discharge its obligation this could result in litigation. It is not possible at present to predict the risks associated with such litigation.

If the Distribution did not constitute a tax-free spin-off under Section 355 of the Code or a tax-free reorganization under Section 368 of the Code, either as a result of actions taken in connection with the Distribution or as a result of subsequent acquisitions of shares of Company common stock, then the Company may be responsible for payment of substantial U.S. federal income taxes under its tax sharing agreement with Weyerhaeuser.

Weyerhaeuser received a private letter ruling from the Internal Revenue Service on February 5, 2007 to the effect that, based on the facts, assumptions, representations and undertakings set forth in the ruling, the Contribution and Distribution qualified as tax-free to Weyerhaeuser and the holders of Weyerhaeuser common shares for U.S. federal income tax purposes under Sections 355 and 368 and related provisions of the Code.

The Distribution would become taxable to Weyerhaeuser pursuant to Section 355(e) of the Code if 50% or more (by vote or value) of equity securities of the Company were acquired, directly or indirectly, by persons other than Weyerhaeuser shareholders as part of a plan or series of related transactions that included the Distribution. Because Weyerhaeuser shareholders owned more than 50% of Company common stock following the Arrangement, the Arrangement, by itself, would not have caused the Distribution to be taxable to Weyerhaeuser under Section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Company equity securities, either before or after the Distribution and the Arrangement, were part of a plan or series of related transactions that included the Distribution such determination could result in the recognition of gain by Weyerhaeuser under Section 355(e) of the Code. In such case, the gain recognized by Weyerhaeuser likely would include the entire fair market value of the Company common stock distributed to Weyerhaeuser’s shareholders, and thus would be substantial.

Under the tax sharing agreement among Weyerhaeuser, the Company, and Domtar Inc., the Company generally would be required to indemnify Weyerhaeuser against tax-related losses to Weyerhaeuser and/or its shareholders that arise as a result of certain actions taken or omissions to act by the Company, its subsidiaries or certain affiliates of the Company (“Disqualifying Actions”) after the Acquisition Transactions. See “Risks Related to the Acquisition Transactions – The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.”

The Company may be affected by significant restrictions following the Acquisition Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualified as a tax-free reorganization, the Distribution may not qualify as a transaction that is tax-free to Weyerhaeuser if 50% or more (by vote or value) of the equity securities of the

Company are acquired by persons other than Weyerhaeuser shareholders as part of a “plan” that includes the Distribution pursuant to Section 355(e) of the Code.

The tax sharing agreement requires that the Company, its subsidiaries and certain affiliates of the Company, for a two year period following the Acquisition Closing Date, avoid taking certain actions that might cause the Distribution to be treated as part of a plan pursuant to which 50% or more of the Company’s equity securities are acquired. Certain of these Disqualifying Actions subject to restrictions include:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	the other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

To the extent that the tax-free status of the Distribution is lost because of a Disqualifying Action after the date of consummation of the Acquisition Transactions, the Company generally will be required to indemnify, defend and hold harmless Weyerhaeuser from and against any and all resulting tax-related losses incurred by Weyerhaeuser and/or Weyerhaeuser shareholders, without regard to whether Weyerhaeuser gave the Company prior written consent to the specific action taken by the Company.

Because of these restrictions, the Company may be limited in its ability to pursue strategic transactions or equity or convertible debt financing or engage in new business or other transactions that may maximize the value of its business.

A third party has demanded an increase in consideration from the Company under an existing contract in connection with the Acquisition Transactions.

In 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The purchase agreement relating to this acquisition includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may be required to pay an increase in consideration of up to a maximum of CDN$120 million. This amount gradually declines over a 25-year period and as at March 7, 2007, the Acquisition Closing Date, the maximum amount of the purchase price adjustment was CDN$110 million. No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of CDN$110 million as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of CDN$110 million as well as additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. The Company does not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in its defense of such claims, and, if it is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the Company’s liquidity, results of operations and financial condition.

USE OF PROCEEDS

The Domtar Corp. debt securities issued in connection with the exchange offers and the Canadian proxy solicitations are only being issued in exchange for Domtar Inc. U.S. notes or Domtar Inc. Canadian debentures. Consequently, the Company will not receive any cash proceeds from the issuance of the Domtar Corp. debt securities in connection with the exchange offers and the Canadian proxy solicitations, nor will the Company decrease its consolidated debt. We intend to deliver the Domtar Inc. U.S. notes we accept in the exchange offers and Domtar Inc. Canadian debentures we acquire in connection with the Canadian proxy solicitations to Domtar Inc. as consideration for all or a portion of the purchase price of the shares of the capital stock of Domtar Inc.’s U.S. subsidiaries that are subject to the Transfer described in this Schedule C. Any Domtar Inc. debt securities tendered in the exchange offers and acquired in the Canadian proxy solicitations in excess of the purchase price will initially remain outstanding and will be held by Domtar Corp.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of July 1, 2007 and as adjusted to reflect our issuance of $1,475 million aggregate principal amount of Domtar Corp. U.S. notes in connection with the exchange offers (assuming all the Domtar Inc. U.S. notes are validly tendered and not withdrawn) and of CDN$157 million aggregate principal amount of Domtar Corp. C$ Notes in connection with the Canadian proxy solicitations (assuming all the Domtar Inc. Canadian debentures are acquired by the Company in connection with the Canadian proxy solicitations). The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and our consolidated financial statements and the related notes and other information contained in this Schedule C.

	As of July 1, 2007
	Actual	As Adjusted
(In millions of US dollars)	(unaudited)
Cash and cash equivalents(1)	$80	$49

Short-term bank indebtedness	74	74

Long-term debt (including portion due within one year):

Credit Agreement:
Revolving credit facility due 2012(2)	0	0
Term loan facility due 2014	720	720
Domtar Inc. debt securities(4):
10% debentures due 2011	86	—
7.875% notes dues 2011	634	—
5.375% notes due 2013	321	—
7 1/8% notes due 2015	398	—
9 1/2% debentures due 2016	139	—
10.85% debentures due 2017	86	—
Domtar Corp. Debt securities(4):
10% notes due 2011	—	86
7.875% notes dues 2011	—	634
5.375% notes due 2013	—	321
7.125% notes dues 2015	—	398
9.5% notes due 2016	—	139
10.85% notes due 2017	—	86
Capital lease obligations with maturities between 2007 and 2028	48	48
Other	12	12

Total long-term debt	2,444	2,444

Shareholders’ equity:
Common stock: 2,000,000,000 common stock, par value $0.01 per share, authorized; 461,097,172 shares issued and outstanding, actual and as adjusted	5	5
Exchangeable shares: unlimited number authorized, no par value per share; 54,277,334 shares issued and outstanding, actual and as adjusted	362	362
Additional paid-in capital	2,478	2,478
Retained earnings	37	33
Accumulated other comprehensive income	212	212

Total shareholders’ equity	3,094	3,090

Total capitalization	$5,612	$5,608

(1)	Cash and cash equivalents, as adjusted, reflect the payment of the early consent payment and accrued and unpaid interest to, but not including, the settlement date in connection with the exchange offers and the Canadian proxy solicitations.

(2)	$750 million facility (including up to $150 million available for borrowing by Domtar Inc.), of which $701 million was available at July 1, 2007, after giving effect to $49 million of outstanding letters of credit.

(3)	Domtar Corp. intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the term loan facility on September 28, 2007.

(4)	The Domtar Inc. debt securities had the following actual principal amounts as of July 1, 2007:

10% debentures due 2011	CDN$ 82	(US$77)
7.875% notes due 2011	$600
5.375% notes due 2013	$350
7 1/8% notes due 2015	$400
9 1/2% notes due 2016	$125
10.85% debentures due 2017	CDN$ 75	(US$71)

The premiums or discounts associated with each series of Domtar Inc. debt securities reflect the fair market value adjustment relating to the Acquisition Transactions as of March 7, 2007. Assuming that 100% of these outstanding Domtar Inc. debt securities are acquired by Domtar Corp. in connection with the exchange offers and Canadian proxy solicitations, Domtar Corp. will issue an equal aggregate principal amount of each corresponding series of new Domtar Corp. debt securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE COMPANY

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 and for the 26 week period ended July 1, 2007 give effect to the Acquisition Transactions as if they occurred on December 26, 2005, the first day of the Company’s fiscal year ended December 31, 2006.

The December 31, 2006 pro forma condensed combined statement of income was prepared based on historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar Inc. On March 7, 2007, the Company acquired Domtar Inc. The July 1, 2007 pro forma condensed combined statement of income was prepared based on the Company’s historical financial information for the 26-week period ended July 1, 2007 as well as the historical financial information for Domtar Inc. for the period prior to March 7, 2007.

The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the Acquisition Transactions. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable.

The unaudited pro forma condensed financial information does not include a pro forma balance sheet, because the Company has an actual historical balance sheet as of July 1, 2007, which reflects the Acquisition Transactions, including preliminary purchase price allocation adjustments.

This unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place at the dates indicated, and does not purport to be indicative of future operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk Factors”, “Forward-Looking Statements” and elsewhere in this Schedule C.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessor Company,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Company,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Domtar Inc.” and the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. and the notes thereto included elsewhere in this Schedule C.

As of the date of this Schedule C, the Company has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Domtar Inc. acquired or assumed by the Company. However, as indicated in note 2 of the notes to the Unaudited Pro Forma Condensed Combined Financial Information, the Company has made certain adjustments to the historical book values of the assets and liabilities of Domtar Inc. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information. The Company is in the process of completing its valuation of certain assets and liabilities. As a result, actual fair values of assets acquired and liabilities assumed as well as the goodwill generated could differ materially from those reflected in the historical consolidated financial statements, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF THE COMPANY

STATEMENT OF INCOME

For the year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation year ended December 31, 2006 US GAAP	Weyerhaeuser Fine Paper Business year ended December 31, 2006 US GAAP	Domtar Inc. year ended December 31, 2006 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma
			(Note 1)	(Note 3)		(Note 3)
Sales	—	3,306	3,492	—		(48)	C	6,750

Operating expenses
Cost of sales	—	2,649	2,990	(18)	A	10	B	5,583
						(48)	C
Selling, general and administrative	—	203	192	(9)	A			386
Depreciation and amortization	—	311	266	(82)	I	—		495
Antidumping and countervailing duties refund		(65)	(145)	—		—		(210)
Closure and restructuring costs	—	15	31	—		—		46
Net gains on disposals of property, plant and equipment	—	—	(11)	—		—		(11)
Impairment of goodwill	—	749	—	—		—		749

	—	3,862	3,323	(109)		(38)		7,038

Operating profit (loss) from continuing operations	—	(556)	169	109		(10)		(288)
Financing expenses	—	—	138	(7)	D	55	E	188
				2	G	3	F
				(3)	H
Share of joint ventures net earnings	—	—	(1)	—		—		(1)
Derivative instruments loss	—	—	9	—		—		9

Income (loss) from continuing operations before income taxes and minority interest	—	(556)	23	117		(68)		(484)
Income tax expense (benefit)	—	53	(4)	45	K	(5)	L	89
Minority interest	—	—	—	—		1	M	1

Net income (loss) from continuing operations	—	(609)	27	72		(64)		(574)
Basic income (loss) per share		(2.14)	0.11					(1.11)
Diluted income (loss) per share		(2.14)	0.11					(1.11)

Basic Weighted average number of common shares outstanding (millions)		284.1	231.0					515.1

Diluted Weighted average number of common shares outstanding (millions)		284.1	231.0					515.1

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF THE COMPANY

STATEMENT OF INCOME

For the 26 weeks ended July 1, 2007

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation 26 weeks ended July 1, 2007 US GAAP*	Domtar Inc. period from January 1, 2007 to March 6, 2007 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma
		(Note 1)	(Note 3)		(Note 3)
Sales	2,671	582	—		(9)	C	3,244

Operating expenses
Cost of sales	2,172	489	(5)	A	(9)	C	2,650
					3	J
Selling, general and administrative	150	68	(3)	A	—		215
Depreciation and amortization	209	44	(5)	I	—		248

	2,531	601	(13)		(6)		3,113

Operating profit (loss) from continuing operations	140	(19)	13		(3)		131
Financing expenses	58	20	(1)	D	12	E	89
			(1)	H	1	F
Income (loss) from continuing operations before income taxes and minority interest	82	(39)	15		(16)		42
Income tax expense (benefit)	22	(8)	6	K	(5)	L	15

Net income (loss) from continuing operations	60	(31)	9		(11)		27

Basic income (loss) per share	0.14						0.05

Diluted income (loss) per share	0.14						0.05

Basic Weighted average number of common shares outstanding (millions)	431.7						515.1

Diluted Weighted average number of common shares outstanding (millions)	432.3						515.1

*	On March 7, 2007, Domtar Corp. acquired Domtar Inc. The predecessor to Domtar Corp. for accounting and financial purposes is Domtar Corp. as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc.

See accompanying notes to unaudited pro forma combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial

Information of the Company

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based upon historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar Inc., giving effect to the Acquisition Transactions and other related adjustments described in these footnotes. This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the Acquisition Transactions actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc. and the notes thereto, which are included in this Schedule C.

The historical financial statements of the Weyerhaeuser Fine Paper Business were prepared using specific identification of income and expenses and assets and liabilities, where available, and, where not available, include allocations and estimates that management believes are reasonable and appropriate under the circumstances. However, these allocations and estimates may not necessarily reflect the operating results for the periods presented had the Weyerhaeuser Fine Paper Business operated as a separate entity. For a more detailed discussion on the basis of presentation and allocation methodology used in the historical financial statements of the Weyerhaeuser Fine Paper Business, please refer to note 1 and 2 to the financial statements of the Weyerhaeuser Fine Paper Business for the year ended December 31, 2006 included elsewhere in this Schedule C. In addition, please refer to “Risks Factors – Risks Related to the Acquisition Transactions – The historical financial information of the Predecessor Company may not be representative of its results if the Weyerhaeuser Fine Paper Business had operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

The Company’s and the Weyerhaeuser Fine Paper Business’s financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Domtar Inc.’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Canadian GAAP differs in certain respects from U.S. GAAP. Domtar Inc.’s historical consolidated financial statements were reconciled to U.S. GAAP and were translated from Canadian dollars to U.S. dollars using the period end rate for the balance sheets and the average rate of the monthly average rates during the period for the statements of earnings, based on the Bank of Canada noon rate.

Unless otherwise stated, all amounts shown in this section are in U.S. dollars and in accordance with U.S. GAAP. In preparing the unaudited pro forma combined financial information, a review was undertaken to identify differences between Domtar Inc.’s accounting policies and financial statements’ presentation and those used by the Weyerhaeuser Fine Paper Business where the impact was potentially material and could be reasonably estimated. The accounting policies and presentation used in the preparation of these unaudited pro forma condensed combined financial information are those set out in the historical financial statements and the notes thereto included elsewhere in this Schedule C.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with the Company treated as the “acquirer” for accounting purposes. Upon consummation of the Acquisition Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns and operates the Weyerhaeuser Fine Paper Business and the Domtar Inc. business.

The unaudited pro forma condensed combined financial information assumes that the acquisition of Domtar Inc. has been accounted for in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resulting goodwill and other intangible assets are accounted for under FASB Statement No. 142, “Goodwill and Other Intangibles Assets,” or SFAS No. 142. The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on the

Notes to Unaudited Pro Forma Condensed Combined Financial

Information of the Company – (continued)

Company’s preliminary estimates of their fair value at March 7, 2007, which are based on information available on that date.

The Company is in the process of completing its valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the interim consolidated financial statements included elsewhere in this Schedule C, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization. The principal significant elements for which the fair value could be modified from current estimates include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans. The Company has refined its preliminary purchase price allocation in the second quarter of 2007 to reflect, among other things, the impact of the restructuring measures announced on July 31, 2007, and to refine the fair values of the assets acquired and the liabilities assumed of its wood business. Obligations for pension and other post-retirement benefits have been determined based upon actuarial estimates.

The unaudited pro forma condensed combined statement of earnings does not reflect operational and administrative cost savings or synergies that the Company estimates may be achieved as a result of the Acquisition Transactions, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the Acquisition Transactions.

2. Business combination and purchase price allocation

For accounting purposes, the purchase price is based upon the estimated fair value of Domtar Inc. plus estimated acquisition costs directly related to the Acquisition Transactions. Since no quoted market price existed for the Company’s common stock on August 23, 2006, the purchase price is based on the fair value of the net assets acquired, or the fair value of Domtar Inc., on August 23, 2006, the date the terms of the Acquisition Transactions were agreed to and announced. The fair value of Domtar Inc. common stock of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value of Domtar Inc. is based on the same periods.

The Company believes that Domtar Inc.’s market capitalization includes the fair value of vested Domtar Inc. equity awards. The Company calculated the fair value of Domtar Inc. equity awards given in exchange for vested Company equity awards as of the announcement date of the Acquisition Transactions, utilizing the Black-Scholes model. The Company recognized fair value of vested Company equity awards as of the consummation date of the Acquisition Transactions in excess of the fair value of the Domtar Inc. equity awards as compensation cost.

The Company measured the fair value of vested Company equity awards issued for former Domtar employees as of the consummation date of the Acquisition Transactions. The fair value of the unvested Company equity awards has been allocated to the post-acquisition period and recognized as compensation expense over the requisite service periods based on the relationship of the post-consummation requisite service periods to the total requisite service periods from the dates of the original Domtar Inc. grants.

The following table summarizes the components of the total purchase price (in millions of U.S. dollars, except for share and per share data):

Number of issued and outstanding shares	231,436,850
Price per share	$6.63

Fair value of Domtar Inc.’s net assets	$1,534
Estimated direct acquisition costs to be incurred by the Company	28

Estimated total purchase price, excluding assumed debt	$1,562

Notes to Unaudited Pro Forma Condensed Combined Financial

Information of the Company – (continued)

The Company’s purchase price allocation is based on initial estimates of the fair values of acquired assets and assumed liabilities. The purchase price allocation is preliminary as the Company is awaiting additional information necessary to finalize the purchase price allocation, including completion of detailed valuation studies by an outside valuation firm. The Company expects to complete the purchase price allocation during 2007.

The Company’s preliminary estimate of the purchase price allocation resulted in the creation of goodwill. Finalization of the purchase price allocation could result in a change in the amount of goodwill. If the finalization of the purchase price allocation results in an excess in fair value of the net assets acquired over cost, the difference would be allocated on a pro rata basis to the net assets acquired in accordance with SFAS No. 141. This could significantly change the value allocated to property, plant and equipment and intangible assets as well as the corresponding depreciation and amortization expense. The current estimate for property, plant and equipment as well as depreciation and amortization represents management’s best estimate at this time.

The Company has identified some intangible assets. The finalization of the purchase price allocation could result in a different valuation of intangible assets as well as the identification of further intangible assets such as but not limited to non-contractual customer relationships, patents, trademarks and cutting rights. Any further portion of the purchase price that is allocated to intangible assets will result in a decrease in the preliminary amount allocated to goodwill. The Company is unable at this time to estimate the amount that might be reclassified from goodwill to intangible assets.

3. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings to Reflect the Arrangement.

A. Domtar Inc. pension, post-retirement and post-employment benefits

To adjust the pension, post-retirement and post-employment expenses to reflect the impact of the fair value of all plans. The expense reduction has been allocated 67% to cost of sales and 33% to selling, general and administrative expenses representing an estimated split of the costs between these two financial statement captions.

B. Domtar Inc. inventory under Last In First Out (“LIFO”)

To record the impact of conforming Domtar Inc.’s U.S. domestic inventory to the LIFO cost method with the Company’s accounting policies.

C. Intercompany purchases and sales elimination

To eliminate intercompany purchases and sales between the Company and Domtar Inc.

D. Amortization of debt premium

To record the amortization of the premium on long-term debt resulting from recording the assumed Domtar Inc. debt at its estimated fair value.

E. Senior secured term loan facility interest expense and other financing considerations

To record the interest expense on the seven-year senior secured term loan facility as well as incremental interest on the five-year senior secured revolving credit facility at the anticipated rate of interest, plus applicable margins. The anticipated rate of interest used was 6.44% for the year ended December 31, 2006 and 6.73% for the twenty-six weeks ended July 1, 2007. Should the interest rate increase or decrease by  1/8%, the impact on the earnings (loss) before income taxes would be $1 million for the year ended December 31, 2006 and nil for the twenty-six weeks ended July 1, 2007.

Notes to Unaudited Pro Forma Condensed Combined Financial

Information of the Company – (continued)

F. Amortization of deferred financing costs

To record the amortization of the deferred financing costs under the seven-year senior secured term loan facility. The financing costs are amortized over the duration of the seven-year senior secured term loan.

G. Deferred gain amortization reversal relating to interest rate swaps

Domtar Inc. amortizes a deferred gain to income related to a previous termination of an interest rate swap contract prior to maturity. This gain was written off as a result of recording deferred credits at fair value. This adjustment reverses the amortization benefit recognized in Domtar Inc.’s historical consolidated financial statements.

H. Deferred financing cost amortization reversal

Represents the reversal of amortization of deferred financing costs recognized in Domtar Inc.’s historical consolidated financial statements resulting from recording acquired other assets at fair value.

I. Depreciation of property, plant and equipment

To reflect the reduction of the depreciation expense of property, plant and equipment in light of the preliminary valuation studies and management’s best estimate of current remaining economic useful lives of property, plant and equipment.

J. Reversal of purchase price allocation adjustment for inventories

Represents the reversal of the non recurring impact on net earnings of selling the finished goods that were revalued as a result of recording Domtar Inc.’s inventories at their estimated fair value.

K. Tax effect of purchase price allocation adjustments

To reflect the tax effect the purchase price allocation adjustments using the combined statutory rate in effect in the relevant jurisdictions.

L. Other income tax adjustments

To reflect the tax effect of pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions. The primary adjustment is the result of additional interest expense as a result of the senior secured term loan facilities.

M. Minority Interest

To reflect the presentation of Domtar Inc. preferred shares as a minority interest in the Company’s financial information.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

The following sets forth selected historical combined financial data of the Company for the periods and as of the dates indicated. The selected combined financial data as of December 25, 2005 and December 31, 2006 and for the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006 have been derived from the combined audited financial statements of the Weyerhaeuser Fine Paper Business, which financial statements, and the report of KPMG LLP thereon, are included elsewhere in this Schedule C. The selected combined financial data as of December 29, 2002, December 28, 2003 and December 26, 2004 and for the fiscal years ended December 29, 2002 and December 28, 2003 have been derived from the combined financial statements for the Weyerhaeuser Fine Paper Business, which have not been audited and are not included elsewhere in this Schedule C. The Company’s fiscal year ends on the last Sunday of the calendar year. Fiscal year 2006 consisted of 53 weeks, all other fiscal years presented consisted of 52 weeks.

The selected historical financial information of the Company as of and for the 26 weeks ended June 25, 2006 and July 1, 2007 reflects results of Domtar Inc. only from March 7, 2007 and has been derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The unaudited interim consolidated financial statements are included elsewhere in this Schedule C. Results for the 26 weeks ended July 1, 2007 are not necessarily indicative of results that may be expected for the entire year.

The Company acquired Domtar Inc. as of March 7, 2007. Accordingly, the results of operations for Domtar Inc. are reflected in the financial statements only as of and for the period after that date. Prior to March 7, 2007, the financial statements of the Company reflect only the results of operations of the Weyerhaeuser Fine Paper Business.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Company” and the financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes thereto included elsewhere in this Schedule C.

	Year ended					26 weeks ended June 25, 2006	26 weeks ended July 1, 2007(1)
U.S. GAAP/U.S. dollar	December 29, 2002	December 28, 2003	December 26, 2004	December 25, 2005	December 31, 2006
(Dollars in millions)
Statement of Income Data:
Sales	$2,801	$2,854	$3,026	$3,267	$3,306	$1,638	$2,671
Charges for restructuring, closure of facilities, and goodwill impairment	—	24	17	538	764	749	6
Operating income (loss) before depreciation, depletion and amortization	350	242	307	(221)	(245)	(616)	349
Operating income (loss)	69	(96)	(41)	(578)	(556)	(768)	140
Net income (loss)	57	(67)	(17)	(478)	(609)	(759)	60
Net income (loss) per share-basic and diluted(2)	0.20	(0.24)	(0.06)	(1.68)	(2.14)	(2.67)	0.14

Balance Sheet Data (at period end):
Cash and cash equivalents	1	1	2	1	1	2	80
Property, plant and equipment	4,091	4,113	3,923	3,270	3,065	3,229	5,894
Total assets	5,590	5,649	5,565	4,970	3,998	4,129	7,889
Other liabilities	14	59	37	24	37	43	2,458
Total shareholders’ equity	4,303	4,316	4,261	3,773	2,915	2,924	3,094

(1)	Reflects results of Domtar Inc. only from March 7, 2007, the Acquisition Closing Date.

(2)	Performance-based awards. The calculation of earnings per common share for the twenty-six weeks ended July 1, 2007 is based on the weighted-average number of Domtar Corp. common stock outstanding during the period. Prior to the Acquisition Transactions, Domtar Corp. did not have publicly traded common stock or stock options outstanding. The weighted average number of common stock of Domtar Corp. outstanding for the twenty-six weeks ended July 1, 2007 assumes that all such common stock outstanding immediately after the Contribution but before the acquisition of Domtar Inc. were outstanding since January 1, 2007. The effect of dilutive securities for the twenty-six weeks ended July 1, 2007 assumes that stock options of Domtar Corp. were outstanding immediately after the Contribution on March 5, 2007. The weighted average number of shares of Domtar Corp. common stock outstanding for the twenty-six weeks ended June 25, 2006 assumes that all such common stock outstanding immediately after the Contribution but before the acquisition of Domtar Inc. were outstanding since December 26, 2005. The effect of dilutive securities for the twenty-six weeks ended June 25, 2006 assumes that stock options of Domtar Corp. were outstanding immediately after the Contribution on March 5, 2007.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company’s ratio of earnings to fixed charges for each of the last five years and for the 26 weeks ended July 1, 2007.

U.S. GAAP/U.S. dollar	Year ended										26 weeks ended July 1, 2007
	December 29, 2002		December 28, 2003		December 26, 2004		December 25, 2005		December 31, 2006
(Dollars in millions)
Operating Income (loss) before income taxes	$69		$(96)		$(41)		$(578)		$(556)		$82
Add Fixed Charges:
Interest Expense (excluding capitalized)	—	(*)	—	(*)	—	(*)	—	(*)	—	(*)	58
Amortization of loan costs	—		—		—		—		—		1
Interest factor in rents	6		6		6		7		5		4

Total earnings (loss) as defined	75		(90)		(35)		(571)		(551)		145

Fixed Charges:
Interest Expense	—		—		—		—		—		58
Amortization of loan costs	—		—		—		—		—		1
Interest factor in rents	6		6		6		7		5		4

Ratio of Earnings to Fixed Charges	12.5	x									2.3	x
Deficiency in the coverage of earnings to fixed charges			15.0	x	5.8	x	81.6	x	110.2	x

(*)	Interest on capital leases and debt is immaterial and consequently was not included in the calculation of the Company’s ratio of earnings to fixed charges.

For the purpose of computing the ratios of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the aggregate of income from continuing operations before taxes and fixed charges excluding capitalized interest. Fixed charges represent interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense (estimated to be one-third).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR THE PERIOD ENDED JULY 1, 2007

Throughout this management’s discussion and analysis (MD&A), unless otherwise specified, “Domtar Corp.,” “the Company,” “Domtar,” “we,” “us” and “our” refer to Domtar Corporation, its subsidiaries, as well as its joint ventures. Domtar Corp.’s common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange. Except where otherwise indicated, all financial information reflected herein is determined on the basis of accounting principles generally accepted in the United States (GAAP). This MD&A should be read in conjunction with Domtar Corp.’s unaudited interim consolidated financial statements and notes thereto included elsewhere in this Schedule C. You should also read this MD&A in conjunction with the other historical financial information contained elsewhere in this Schedule C.

In accordance with industry practice, in this MD&A, the term “ton” or the symbol “ST” refers to a short ton, an imperial unit of measurement equal to 0.9072 metric tons, the term “tonne” or the symbol “ADMT” refers to an air dry metric ton and the term “MFBM” refers to million foot board measure. In this MD&A, unless otherwise indicated, all dollar amounts are expressed in U.S. dollars, and the term “dollars” and the symbol “$” refers to U.S. dollars. In the following discussion, unless otherwise noted, references to increases or decreases in income and expense items, prices, contribution to net income (loss), and shipment volume are based on the thirteen and twenty-six week periods ended July 1, 2007, as compared to the thirteen and twenty-six week periods ended June 25, 2006. The thirteen week periods are also referred to as the second quarter and the twenty-six week periods are also referred to as the first half or year-to-date.

The MD&A contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

The Acquisition Transactions

Domtar Corp. was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Acquisition Transactions. The Acquisition Transactions was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Acquisition Transactions, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corp. as of the consummation of the Acquisition Transactions as the “Successor.”

Although Weyerhaeuser does not have a continuing proprietary interest in Domtar Corp., we have entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Acquisition Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable us to continue to operate the Weyerhaeuser Fine Paper Business efficiently following the completion of the Acquisition Transactions.

The following MD&A of Domtar Corp. covers certain periods prior to the Acquisition Transactions. For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the “Predecessor” to Domtar Corp. and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corp. Accordingly, the results reported for the second quarter and the first half of 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the entire period. The results reported for the second quarter of 2007 include results of the Successor for the entire period and those reported for the first half of fiscal year 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to July 1, 2007. These historical financial statements may not be indicative of our future performance.

For more information on the Acquisition Transactions, refer to note 1 of the unaudited interim financial statements of the Company.

Second Quarter 2007 Overview

For the second quarter of 2007, we reported operating income of $69 million, an increase of $90 million compared to an operating loss of $21 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding operating income of $30 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $39 million, an increase of $60 million compared to the second quarter of 2006. The increase in operating income in the second quarter of 2007 is mainly attributable to higher average selling prices for paper and pulp and lower freight and energy costs, partially due to mill and sawmill closures. These factors were partially offset by lower shipments for all of our major products, higher costs for purchased fiber and lower average selling prices for our wood products.

In July, 2007, we announced that we will permanently close two paper machines, one at our Woodland paper mill and another at our Port Edwards paper mill, as well as our Gatineau paper mill and our converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In June 2007, we entered into an agreement to sell substantially all of our Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of our harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and Domtar’s interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. We have agreed in principle to extend our support to the transaction by investing in Conifex in an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to us. In addition, we will provide Conifex Inc. with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. We intend to use the net cash proceeds from the transaction to reduce our outstanding debt. At July 1, 2007, we accounted for the assets and liabilities of our Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. We do not expect to recognize a gain or loss from the sale upon closing.

Outlook

In the second half of the year, fine paper volumes are expected to remain under some pressure compared to last year while price realizations should improve compared to the second quarter as a result of the carry over from the price increases for copy paper and for pulp implemented late in the quarter. In light of the decline in North American demand for fine papers and the resulting excess capacity, notably in commercial printing paper grades, Domtar Corp. will continue to monitor its production and inventories to meet customer demand.

Accounting for the Acquisition Transaction

The Acquisition Transactions was considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corp. and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corp. common stock issued plus acquisition costs directly related to the Acquisition Transactions. Since no quoted market price existed for the shares of Domtar Corp.’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date on which the terms of the Acquisition Transactions were agreed to and announced. The fair value of Domtar Inc. common shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value is based on the same periods.

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on our preliminary estimates of their fair value, which are based on information currently available. We are in the process of completing the valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans.

We have refined our preliminary purchase price allocation presented in our first quarter financial statements, to reflect the impact of the restructuring measures announced in July 2007 and the agreement to sell substantially all of our Wood business on the fair values of the assets acquired and the liabilities assumed. As such, the fair value allocated to inventories was decreased by $7 million, the fair value of property, plant and equipment was increased by $80 million, the fair value of trade and other payables was increased by $18 million, the fair value of other liabilities and deferred credits was increased by $5 million and the fair value of deferred income tax liability – non current was increased by $13 million. This resulted in a $37 million decrease in goodwill.

The following table summarizes the components of the total purchase price and the preliminary purchase price allocation, as adjusted.

(In millions of U.S. dollars, unless otherwise noted)
231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	1,534
Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

The total purchase price of the transaction has been allocated as follows:

Fair value of net assets acquired at the date of acquisition
Cash and cash equivalents	573
Receivables	166
Inventories	495
Prepaid expenses	12
Income and other taxes receivable	7
Deterred income taxes – current	18
Property, plant and equipment	2,822
Intangible assets	29
Deferred income tax assets – non-current	107
Goodwill	106
Other assets	60

Total assets	4,395

Less: Liabilities
Bank indebtedness	67
Trade and other payables	388
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income tax liability – non-current	363
Other liabilities and deferred credits	311
Minority interests	28
Total liabilities	2,833

Fair value of net assets acquired at the date of acquisition	1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $19 million for favorable natural gas contracts. The customer relationships have estimated useful lives of 5 years and the natural gas contracts will be amortized over a period of 3 years.

Our Business

Domtar Corp.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood.

Papers

We are the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity. We operate 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. We also have one paper mill at Prince Albert, Saskatchewan that is currently not in operation but that has an annual paper production capacity of approximately 290,000 tons. In addition, we have an annual paper production capacity of 235,000 tons of coated groundwood at one of our paper mills in the U.S. Our paper facilities are complemented by strategically located warehouses and sales offices. The table below lists all of our paper facilities and their annual production capacity.

Paper Production Facility	Location	Paper Machines	Principal Paper Type	Annual Paper Capacity (millions of tons)
Uncoated freesheet mills
Ashdown	Arkansas	4	Copy and offset	0.9
Windsor	Québec	2	Copy and offset	0.6
Hawesville	Kentucky	2	Copy and offset	0.6
Plymouth	North Carolina	2	Copy and offset	0.5
Kingsport	Tennessee	1	Copy and offset	0.4
Marlboro	South Carolina	1	Copy and offset	0.4
Johnsonburg	Pennsylvania	2	Copy and offset	0.4
Dryden	Ontario	1	Copy and offset	0.3
Port-Edwards(1)	Wisconsin	3	Value added	0.2
Nekoosa	Wisconsin	3	Value added	0.2
Rothschild	Wisconsin	1	Opaque	0.1
Woodland(1)	Maine	—	Opaque	—
Gatineau(1)	Québec	—	Coated lightweight	—
Port Huron	Michigan	4	Technical and specialty	0.1
Espanola	Ontario	2	Technical and specialty	0.1

Total Uncoated freesheet mills		29		4.8

Coated groundwood
Columbus	Mississippi	1	Coated groundwood	0.2

Total Coated groundwood		1		0.2

		30		5.0

(1)	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, and one at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table reflects these closures.

We design, manufacture, market and distribute a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users.

We manufacture papergrade pulp, which we sell to the extent we produce more pulp than is required for internal use in our paper mills. We also manufacture and sell fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs. In September 2007, we entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. The consummation of this plan is subject to several critical conditions. See “Business of the Company – Recent developments – Potential Redevelopment of Prince Albert Facility.”

Paper Merchants

Our Paper Merchants business consists of an extensive network of strategically located paper distribution facilities, comprising the purchasing, warehousing, sale and distribution of various products made by us and other manufacturers. These products include business and printing papers and certain industrial products. Our paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper, part of the Domtar Distribution Group, operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. Domtar Distribution Group, in Canada, operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House in two locations in Atlantic Canada.

Wood

Our Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. We operate four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, we own five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. We also have an interest in three joint ventures and an investment in one business, which all produce wood products. We seek to optimize 28 million acres of forestland directly licensed or owned in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs.

In June 2007, we entered into an agreement to sell substantially all of our Wood business to the newly created Conifex Inc. We will retain our sawmills in Saskatchewan and some related forest licenses as well as our owned forestland and forest licenses related to our Espanola and Windsor pulp and paper mills. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007.

Consolidated Results of Operations

The following table includes the consolidated financial results of Domtar Corp. for the thirteen and twenty-six week periods ended July 1, 2007, which consists of the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, from January 1, 2007 to March 6, 2007 and of the Successor for the period from March 7, 2007 to July 1, 2007, and the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the thirteen and twenty-six week periods ended June 25, 2006.

Financial Highlights	Thirteen weeks ended		Twenty-six weeks ended
(In millions of U.S. dollars, unless otherwise noted)	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
Sales	$1,620	$809	$2,671	$1,638
Operating income (loss)	69	(21)	140	(768)
Net income (loss)	11	(12)	60	(759)
Net income (loss) per common share (in dollars)(1):
Basic	0.02	(0.04)	0.14	(2.67)
Diluted	0.02	(0.04)	0.14	(2.67)
Operating income (loss) per segment:
Papers	92	(16)	163	(764)
Paper Merchants	2	—	6	—
Wood	(20)	(5)	(24)	(4)
Corporate	(5)	—	(5)	—

Total	69	(21)	140	(768)

			As at July 1, 2007	As at December 31, 2006
Total assets			7,889	3,998
Total long-term debt, including current portion			2,444	44

(1)	Refer to note 5 of the interim consolidated financial statements included elsewhere in this Schedule C for more information on the calculation of net income per common share.

Thirteen Week Period Ended July 1, 2007 Compared To Thirteen Week Period Ended June 25, 2006 Overview

Sales

Sales for the second quarter of 2007 amounted to $1,620 million, an increase of $811 million, or 100%, from sales of $809 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $801 million attributable to Domtar Inc., sales for the second quarter of 2007 amounted to $819 million, an increase of $10 million compared to the second quarter of 2006. The increase was mainly attributable to higher average selling prices for pulp and paper, partially offset by lower shipments for all of our major products, mostly as a result of mill and sawmill closures (including the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006), and lower average selling prices for wood products.

Domtar Inc.’s sales for the thirteen weeks ended July 1, 2007 amounted to $801 million. Domtar Inc.’s sales were also impacted by higher average selling prices for paper and pulp, partially offset by lower shipments for paper, pulp and wood products, and lower average selling prices for lumber.

Cost of Sales

Cost of sales increased by $606 million or 85% in the second quarter of 2007 compared to the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding cost of sales of $664 million attributable to Domtar Inc., cost of sales in the second quarter of 2007 amounted to $653 million, a decrease of $58 million compared to the second quarter of 2006. This decrease was mainly attributable to the mill and sawmill closures mentioned above, and lower freight and energy costs, partially offset by higher costs for purchased fiber and the negative impact of a weaker U.S. dollar on our Canadian dollar denominated operating expenses.

Domtar Inc.’s cost of sales for the thirteen weeks ended July 1, 2007 was $664 million and reflected lower production and shipments for paper and wood products, lower costs for freight and energy, and to a lesser extent, lower charges on softwood lumber exports, partially offset by higher costs for purchased fiber and chemicals, higher maintenance costs as well as the negative impact of a weaker U.S. dollar on our Canadian dollar denominated operating expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased by $60 million in the second quarter of 2007 compared to the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding SG&A of $60 million attributable to Domtar Inc., SG&A in the second quarter of 2007 amounted to $43 million, unchanged from the SG&A expense in the second quarter of 2006.

Domtar Inc.’s SG&A for the thirteen weeks ended July 1, 2007 amounted to $60 million and included mark-to-market gains on financial instruments, transaction and integration costs and reflected higher overall costs.

Operating Income

Operating income in the second quarter of 2007 amounted to $69 million, an improvement of $90 million compared to an operating loss of $21 million in the second quarter of 2006 in part due to the acquisition of

Domtar Inc. Excluding operating income of $30 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $39 million, an increase of $60 million compared to the second quarter of 2006. The improvement in operating income was mostly attributable to the factors mentioned above.

Domtar Inc.’s operating income for the thirteen weeks ended July 1, 2007 amounted to $30 million and was also impacted by the factors mentioned above.

Interest Expense

We incurred $47 million of interest expense mainly relating to interest incurred under the Credit Agreement as well as interest on existing Domtar Inc. debt assumed by us on March 7, 2007.

Income Taxes

Income tax expense amounted to $11 million in the second quarter of 2007, which was comprised of current tax expense of $15 million and deferred tax recovery of $4 million. During the second quarter of 2007, the Company has provided current income taxes under APB No. 23, “Accounting for Income Taxes – Special Areas,” (“APB23”) for the presumed repatriation to the United States of earnings from all non-U.S. subsidiaries and unconsolidated affiliates. As such, the Company has recorded a provision of $4 million for U.S. withholding taxes payable on future distributions from the U.S. subsidiaries to the Company. Our effective tax rate is impacted by the change in the Canadian federal income tax rate in the amount of $1 million, the mix and level of earnings subject to different tax jurisdictions and the differences in tax rates applicable to our foreign subsidiaries.

Net Income

Net income amounted to $11 million ($0.02 per common share) in the second quarter of 2007, an improvement of $23 million compared to a net loss of $12 million ($0.04 per common share) in the second quarter of 2006. Excluding a net loss of $1 million attributable to Domtar Inc., net income in the second quarter of 2007 amounted to $12 million, an increase of $24 million compared to the second quarter of 2006. This improvement in net income was mainly attributable to the factors mentioned above.

Twenty-Six Week Period Ended July 1, 2007 Compared to Twenty-Six Week Period Ended June 25, 2006 Overview

Sales

First half sales for 2007 amounted to $2,671 million, an increase of $1,033 million, or 63%, from first half sales of $1,638 million in 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $1,039 million attributable to Domtar Inc., first half sales for 2007 amounted to $1,632 million, a decrease of $6 million compared to the first half sales for 2006. The decrease was mainly attributable to lower shipments for all of our major products, mostly as a result of mill and sawmill closures (including the indefinite closure of our Prince Albert, Saskatchewan paper mill and our Big River and 51% owned Wapawekka, Saskatchewan sawmills, effective in the first quarter of 2006, the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006), as well as lower average selling prices for wood products. These factors were partially offset by higher average selling prices for pulp and paper.

Domtar Inc.’s sales for the sixteen weeks ended July 1, 2007 amounted to $1,039 million. Domtar Inc.’s sales were also impacted by lower shipments for paper, pulp and wood products and lower average selling prices for lumber, partially offset by higher average selling prices for paper and pulp.

Cost of Sales

First half cost of sales increased by $754 million, or 53%, in 2007 compared to first half cost of sales in 2006 primarily due to the acquisition of Domtar Inc. Excluding cost of sales of $871 million attributable to Domtar Inc., first half cost of sales in 2007 amounted to $1,301 million, a decrease of $117 million compared to first half cost of sales of 2006. This decrease was mainly attributable to the mill and sawmill closures mentioned above, and lower freight and energy charges, partially offset by higher costs for purchased fiber and chips and an increase in an environmental provision of $5 million recorded in the first quarter of 2007.

Domtar Inc.’s cost of sales for the sixteen weeks ended July 1, 2007 amounted to $871 million, having benefited from lower production and shipments for paper and wood products, lower costs for freight and energy and lower charges on its softwood lumber exports, partially offset by higher costs for purchased fiber and chemicals.

Selling, General and Administrative Expenses

First half SG&A expenses increased by $63 million in 2007 compared to first half SG&A in 2006 primarily due to the acquisition of Domtar Inc. Excluding SG&A of $70 million attributable to Domtar Inc., first half SG&A in 2007 amounted to $80 million, a decrease of $7 million compared to first half SG&A in 2006. This decrease in SG&A is mostly due to the difference between the corporate charges allocated to the Predecessor by Weyerhaeuser and the implementation of transaction service agreement charges as of March 7, 2007.

Domtar Inc.’s SG&A amounted to $70 million for the sixteen weeks ended July 1, 2007, and included transaction and integration costs, mark-to-market gains on financial instruments and reflects higher overall operating costs.

Operating Income

First half operating income in 2007 amounted to $140 million, an improvement of $908 million compared to first half operating loss in 2006 of $768 million in part due to the acquisition of Domtar Inc. and a goodwill impairment expense recorded in the first quarter of 2006. Excluding operating income of $44 million attributable to Domtar Inc., first half operating income in 2007 amounted to $96 million, an increase of $864 million compared to 2006. The improvement in operating income was mostly attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 based on an evaluation of the goodwill relating to the Papers segment, as well as the factors mentioned above.

Domtar Inc.’s operating income for the sixteen weeks ended July 1, 2007 amounted to $44 million, and was impacted by the factors mentioned above.

Interest Expense

We incurred $58 million of interest expense for the first half of 2007 mainly relating to interest incurred after March 6, 2007 under the Credit Agreement, as well as interest on existing Domtar Inc. debt assumed by us on March 7, 2007.

Income Taxes

For the first half of 2007, our income tax expense totaled $22 million, which was comprised of current tax expense of $37 million and deferred tax recovery of $15 million. The current tax expense includes $13 million of expense related to the period prior to the Acquisition Transactions and does not constitute cash taxes for the Company, as well as an out-of-period adjustment of approximately $6 million incurred in the first quarter of

2007 as a result of the omission to account for a change in the Canadian federal tax rate which occurred in the second quarter of 2006.

Net Income

First half net income amounted to $60 million ($0.14 per common share) in 2007, an improvement of $819 million compared to a first half net loss of $759 million ($2.67 per common share) in 2006 in part due to the acquisition of Domtar Inc. and a goodwill impairment expense recorded in the first quarter of 2006. Excluding net income of $6 million attributable to Domtar Inc., first half net income in 2007 amounted to $54 million, an increase of $813 million compared to first half net loss of 2006. This improvement in net income was mainly attributable to the factors mentioned above.

Closure and Restructuring Costs

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at our Woodland paper mill and another at our Port-Edwards paper mill as well as our Gatineau paper mill and its converting center, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring costs relate to operations and activities of Domtar Inc., which was acquired by Domtar Corp. on March 7, 2007 and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the Acquisition Closing Date and were treated as part of the purchase price allocation in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These closures also impacted the fair value of certain property, plant and equipment as part of the Domtar Inc. purchase price allocation. At July 1, 2007, the closure and restructuring cost provision related to the announcement was $20 million.

Paper

Selected Information	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
(In millions of U.S. dollars, unless otherwise noted)
Sales
Total sales	$1,365	774	$2,320	$1,545
Intersegment sales to Paper Merchants	(50)	—	(74)	—

	1,315	774	2,246	1,545
Operating income (loss)	92	(16)	163	(764)
Shipments
Paper (in thousands of ST)	1,209	732	2,080	1,545
Pulp (in thousands of ADMT)	330	205	579	412
Benchmark prices(1):
Copy 20 lb sheets ($/ton)	963	890	947	855
Offset 50 lb rolls ($/ton)	810	840	810	803
Coated publication, no. 5, 40 lb Offset, rolls ($/ton)	748	895	763	897
Pulp NBSK - U.S. market ($/ADMT)	810	707	800	680
Pulp NBHK - Japan market(2)($/ADMT)	640	572	640	557

(1)	Source: Pulp & Paper Week. As such, these prices do not necessarily reflect our transaction prices.

(2)	Based on Pulp and Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

Sales and Operating Income

Sales

Sales in our Paper business amounted to $1,315 million in the second quarter of 2007, an increase of $541 million or 70% from sales of $774 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $518 million attributable to Domtar Inc., sales in the second quarter of 2007 amounted to $797 million, an increase of $23 million compared to sales in the second quarter of 2006. The increase in sales was mostly attributable to an increase in average selling prices for paper of $46 per ton, or 5%, and for pulp of $52 per tonne, or 9%, compared to the second quarter of 2006. These factors were partially offset by lower shipments for pulp and paper of approximately 5% and 3%, respectively, compared to the second quarter of 2006, mainly as a result of the indefinite closures of our Prince Albert pulp mill effective in the second quarter of 2006, as well as the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006. For the twenty-six week period ended July 1, 2007, sales in our Papers business increased by $701 million, or 45% compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $661 million attributable to Domtar Inc., sales in 2007 amounted to $1,585 million, an increase of $40 million compared to sales in 2006. The increase is attributable to the same factors explained above.

Domtar Inc.’s sales for the second quarter of 2007 and for the sixteen week period ended July 1, 2007 amounted to $518 million and $661 million, respectively. Sales for Domtar Inc. were also impacted by lower shipments for paper and pulp, partially offset by higher average selling prices for paper and pulp.

Operating Income

Operating income in our Paper business totaled $92 million in the second quarter of 2007, an increase of $108 million compared to an operating loss of $16 million in the second quarter of 2006 in part due to the acquisition of Domtar Inc. Excluding operating income of $49 million attributable to Domtar Inc., operating income in the second quarter of 2007 amounted to $43 million, an increase of $59 million compared to the operating loss in the second quarter of 2006. The increase was mainly attributable to higher average selling prices for paper and pulp, lower costs for energy and chemicals, and lower freight expenses, mostly due to freight optimization efforts. These factors were partially offset by lower shipments for paper mostly due to a lower demand for uncoated freesheet in North America and the mill closures mentioned above, higher costs for purchased fiber and chips and lower shipments for pulp. For the twenty-six week period ended July 1, 2007, operating income in our Papers business increased by $927 million compared to the twenty six week period ended June 25, 2006 in part due to the acquisition of Domtar Inc. and the goodwill impairment expense recorded in the first quarter of 2006. Excluding the operating income of $59 million attributable to Domtar Inc., operating income in 2007 amounted to $104 million, an increase of $868 million compared to an operating loss in 2006. The increase is attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 as well as the factors mentioned above.

Domtar Inc.’s operating income totaled $49 million in the second quarter of 2007 and $59 million for the sixteen week period ended July 1, 2007. Domtar Inc.’s operating income benefited from higher average selling prices for paper and pulp, and lower freight and energy charges, partially offset by lower shipments for paper and pulp and higher costs for purchased fiber and chemicals.

Pricing Environment

In our Paper business, our average transaction prices increased in the second quarter of 2007 compared to the second quarter of 2006. Our average transaction price for copy 20 lb sheets was higher on average by $100/ton, or 11%, while our average transaction price for offset 50 lb rolls was lower on average by $7/ton, or

1%, in the second quarter of 2007 compared to the second quarter of 2006. The US$60/ton price increase for cut-size announced in the first quarter of 2007 was implemented in the second quarter of 2007.

Our average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by $67/tonne, or 11%, and our average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by $57/tonne, or 11%, in the second quarter of 2007 compared to the second quarter of 2006. A $20/tonne price increase was implemented on softwood pulp in April 2007 and on our hardwood pulp in June 2007. A subsequent $20/tonne price increase has been announced for both softwood and hardwood effective in July 2007 and August 2007, respectively.

Operations

Shipments

Our paper shipments, excluding shipments of Domtar Inc., decreased by 20,000 tons, or 3%, in the second quarter of 2007 compared to the second quarter of 2006. This decrease is mainly due to lower demand, resulting in higher lack-of-order downtime in the second quarter of 2007 and the permanent closure of one paper machine at our Dryden, Ontario facility effective in the second quarter of 2006.

Our pulp trade shipments, excluding shipments of Domtar Inc., decreased by 11,000 tonnes in the second quarter of 2007 compared to the second quarter of 2006 mostly due to the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased and the mill has been closed for an indefinite period since November 2005.

Other

On July 31, 2007, we announced that we will permanently close two paper machines, one at our Woodland paper mill and another at our Port Edwards paper mill as well as our Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees. At July 1, 2007, the closure and restructuring cost provision related to the announcement was $20 million.

Due to poor market conditions, our pulp and paper mills in Prince Albert, Saskatchewan were indefinitely closed in the first half of 2006, and one of the two paper machines at our Dryden, Ontario paper mill was permanently shut down effective in the second quarter of 2006. As at July 1, 2007, we had not determined whether our Prince Albert, Saskatchewan mill will be reopened, sold or permanently closed. See “Business of the Company – Recent Developments – Potential Redevelopment of Prince Albert Facility.” In the event the facility is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts.

Our Lebel-sur-Quévillon pulp mill was indefinitely closed in the fourth quarter of 2005 due to unfavorable economic conditions. As of July 1, 2007, the Lebel-sur-Quévillon pulp mill remains indefinitely idled due to continuing unfavorable economic factors such as high wood fiber, energy and transportation costs, a strong Canadian dollar and uncompetitive labor costs.

On May 9, 2007, we concluded the sale of our Vancouver property for total proceeds of $22 million ($23 million Canadian dollars).

Paper Merchants

Selected Information	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
(In millions of U.S. dollars)
Sales	$225	—	$301	—
Operating income	2	—	6	—

Sales and Operating Income

Sales

Our Paper Merchants business generated sales of $225 million in the second quarter of 2007, and a total of $301 million for the twenty-six weeks ended July 1, 2007. The Predecessor had no Paper Merchants operations.

Operating Income

Operating income amounted to $2 million in the second quarter of 2007 and $6 million for the twenty-six weeks ended July 1, 2007.

Wood

Selected Information	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
(In millions of Canadian dollars, unless otherwise noted)
Sales	$90	$48	$137	$137
Intersegment sales	(10)	(13)	(13)	(44)

	80	35	124	93
Operating income (loss)	(20)	(5)	(24)	(4)
Shipments (millions of FBM)	227	47	315	140
Benchmark prices(1):
Lumber G.L. 2x4x8 stud ($/MFBM)	335	371	326	381
Lumber G.L. 2x4 R/L no. 1 & no. 2 ($/MFBM)	332	386	332	398

(1)	Source: Random Lengths. As such, these prices do not necessarily reflect our transaction prices.

Sales and Operating Loss

Sales

Sales in our Wood business amounted to $80 million in the second quarter of 2007, an increase of $45 million, or 129%, compared to sales of $35 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $58 million attributable to Domtar Inc., sales in the second quarter of 2007 amounted to $22 million, a decrease of $13 million compared to the second quarter of 2006. The decrease was attributable to lower average selling prices, mostly due to the slowdown in the U.S. housing industry. For the twenty-six week period ended July 1, 2007, sales in our Wood business increased by $31 million, or 33%, compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding sales of $77 million attributable to Domtar Inc., sales in 2007 amounted to $47 million, a decrease of $46 million compared to sales in 2006. The decrease is attributable to the indefinite closure of our Big River and 51% owned Wapawekka, Saskatchewan sawmills during the first quarter of 2006 as well as the factors explained above.

Domtar Inc. sales amounted to $58 million in the second quarter of 2007 and $77 million in the sixteen week period ended July 1, 2007 and were impacted by lower shipments and lower selling prices.

Operating Loss

Operating loss in our Wood business amounted to $20 million in the second quarter of 2007, an increase of $15 million compared to an operating loss of $5 million in the second quarter of 2006 primarily due to the acquisition of Domtar Inc. Excluding an operating loss of $16 million attributable to Domtar Inc., operating loss in the second quarter of 2007 amounted to $4 million, a decrease in operating loss of $1 million compared to the second quarter of 2006. The decrease in operating loss was mainly attributable to the realization of savings resulting from the indefinite closure of our Big River and 51% owned Wapawekka, Saskatchewan sawmills during the first quarter of 2006, partially offset by lower average selling prices. For the twenty-six week period ended July 1, 2007, operating loss in our Wood business increased by $20 million compared to the twenty-six week period ended June 25, 2006 primarily due to the acquisition of Domtar Inc. Excluding an operating loss of $16 million attributable to Domtar Inc., the operating loss in 2007 amounted to $8 million, an increase in operating loss of $4 million compared to 2006. The increase in operating loss is attributable to lower average selling prices and shipments, partially offset by lower costs resulting from the sawmill closures mentioned above.

Domtar Inc.’s operating loss totaled $16 million in the second quarter of 2007 and for the sixteen-week period ended July 1, 2007. Factors impacting Domtar Inc.’s operating loss include lower average selling prices and lower shipments for lumber and chips, partially offset by lower costs for energy, and lower charges on softwood lumber exports.

Pricing Environment

Our average transaction prices for Great Lakes 2x4 stud decreased by $44/MFBM, or 13%, and our average transaction prices for Great Lakes 2x4 random length decreased by $62/MFBM, or 18%, in the second quarter of 2007 compared to the second quarter of 2006.

Operations

Shipments

Our lumber and wood product shipments, excluding shipments of Domtar Inc., decreased by 11 MFBM, or 23%, in the second quarter of 2007 compared to the second quarter of 2006 as a result of sawmill closures mentioned above and the slowdown in the U.S housing industry.

Fiber supply

The Province of Québec adopted legislation, effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber we were permitted to harvest annually, under our licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar. This would significantly affect the supply of fiber for our Northern Québec softwood sawmills and market pulp operations. The reduction in harvest volume would also result in a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the impact of the strength of the Canadian dollar against the U.S. dollar, low lumber prices and other factors, most of the Company’s wood fiber harvesting operations in Québec have been shut down and all but one of the facilities relating to such operations have been closed indefinitely. In June 2007, we restarted production at our Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Other

In June 2007, we entered into an agreement to sell substantially all of our Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. for approximately CDN$285 million (approximately $268 million). The operations being sold consist of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val d’Or sawmills in Québec, as well as the remanufacturing facility in Sullivan, Québec. The sawmills have a production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights which represent the majority of our harvesting rights. Our interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. are also included in the transaction. Our sawmills in Saskatchewan are not included in the transaction. The transaction is subject to governmental approval for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. We have also agreed in principle to extend our support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation, in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to us. In addition, we will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. We intend to use the net cash proceeds from the transaction to reduce our outstanding debt.

In the first quarter of 2006, we indefinitely closed our Big River and 51% owned Wapawekka, Saskatchewan sawmills, due to the closure of our Prince Albert, Saskatchewan facility and poor market conditions. These facilities are currently not in operation. As at July 1, 2007, we had not determined whether these facilities will be reopened, sold or permanently closed. In the event that our Big River, Saskatchewan sawmill is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts. See “Business of the Company – Recent Developments – Potential Redevelopment of Prince Albert Facility.”

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement, we announced the indefinite closure of our White River sawmill which became effective prior to the end of the second quarter of 2007. The closure impacted approximately 140 permanent positions and reduced our production capacity by 110 million board feet of lumber.

Stock Based Compensation Expense

Prior to the consummation of the Acquisition Transactions, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards.

In connection with the Acquisition Transactions, Domtar Corp. exchanged outstanding options held by Domtar Inc. employees for options to purchase, on the same terms and conditions, shares of common stock of Domtar Corp. The number of shares subject to the options granted in exchange was equal to the number of common shares of Domtar Inc. that would have been received or a number of shares of Domtar Corp. common stock that would provide the equivalent value to the Domtar Inc. common shares determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal to or less than the market value at the time of the exchange. Further, each outstanding award of restricted Domtar Inc. common shares and deferred share units was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. awards, for awards of restricted shares and deferred share units with respect to the Company’s common stock.

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of the replacement equity plans.

In June 2007, a number of new equity awards were granted, consisting of performance conditioned restricted stock units, restricted stock units and non-qualified stock options, which are subject to a variety of service, performance and market conditions. As of July 1, 2007, none of the performance and market conditions were met.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense recognized in the Company’s results of operations related to these awards is not significant. The compensation costs related to non-vested awards not yet recognized amounted to approximately $25 million and will be recognized over a weighted average period of approximately 2 years or over the remaining service period depending on the awards.

Liquidity and Capital Resources

Our principal cash requirements are for working capital and capital expenditures, as well as principal and interest payments on our debt. We expect to fund our liquidity needs primarily with internally generated funds from our operations and, to the extent necessary, through borrowings under our revolving credit facility. We also have the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and credit ratings.

The Company’s ability to make payments on and to refinance its indebtedness, including debt the Company has incurred under the Credit Agreement, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company, Domtar Paper Company, LLC and Domtar Inc. incurred under the Credit Agreement, the terms of debt incurred by Domtar Inc. under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Operating Activities

Cash flows provided from operating activities totaled $189 million in the second quarter of 2007 compared to cash flows provided from operating activities of $111 million in the second quarter of 2006 in part due to the acquisition of Domtar Inc. Excluding cash flows provided from operating activities of $98 million attributable to Domtar Inc., cash flows provided from operating activities totaled $91 million in the second quarter of 2007, a $20 million decrease compared to the second quarter of 2006. Our operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes. On a year-to-date basis, cash flows provided from operating activities totaled $280 million in 2007 compared to cash flows provided from operating activities of $182 million in 2006 in part due to the acquisition of Domtar Inc. Excluding cash flows provided from operating activities $151 million attributable to Domtar Inc., cash flows provided from operating activities amounted to $129 million in 2007, a $53 million decrease compared to 2006. This decrease in cash flows generated from operations mainly reflects an increase in requirements for working capital.

Investing Activities

Cash flows used for investing activities totaled $14 million in the second quarter of 2007 compared to cash flows used for investing activities of $20 million in the second quarter of 2006. The $6 million decrease in cash flows used for investing activities was mainly attributable to proceeds on the sale of our Vancouver mill in May 2007, partially offset by higher capital spending in the amount of $12 million in 2007. On a year-to-date basis, cash flows provided from investing activities amounted to $545 million, or cash flows used for investing activities of $28 million, when excluding acquired cash of $573 million, in 2007 compared to cash flows used for investing activities of $41 million in 2006. The $13 million improvement, when excluding cash acquired, is related to the proceeds on the sale of the Vancouver mill partially offset by higher capital spending.

Financing Activities

In the second quarter of 2007, cash flows used for financing activities amounted to $198 million compared to cash flows used for financing activities of $90 million in the second quarter of 2006. Excluding cash flows used for financing activities of $34 million attributable to Domtar Inc., cash flows used for financing activities totaled $164 million, a $74 million increase compared to cash flows used for financing activities in the second quarter of 2006. This increase in cash flows used for financing activities of $74 million mainly reflects a repayment of $90 million under our revolving credit facility and a repayment of $80 million on our term loan, partially offset by an increase in bank indebtedness. On a year-to-date basis, cash flows used for financing activities totaled $744 million in 2007 compared to cash flows used for financing activities of $140 million in 2006. Excluding cash flows used for financing activities of $43 million attributable to Domtar Inc., cash flows used for financing activities totaled $701 million in 2007 compared to cash flows used for financing activities in 2006 of $140 million. This $561 million increase in cash flows used for financing activities is mainly attributable to borrowings under our Credit Agreement consisting of an $800 million Term loan B facility associated with the Acquisition Transactions, more than offset by the repayment of our temporary borrowing in the amount of $1,350 million used to finance the Weyerhaeuser distribution and a repayment of our term loan of $80 million.

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including our Credit Agreement.

Capital Resources

Net indebtedness was $2,438 million as at July 1, 2007 compared to $43 million as at December 31, 2006. The $2,395 million increase in net indebtedness was due to the outstanding indebtedness of Domtar Inc. at the time of the Acquisition Transactions and borrowings under our credit agreement entered into in connection with the Acquisition Transactions.

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consists of a seven-year senior secured Term Loan B facility of $800 million and a five year senior secured $750 million senior secured revolving loan facility. During the second quarter of 2007, the Term Loan B facility was reduced to $720 million mainly as a result of optional repayments by us. The senior revolving credit facility may be used for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans to the Company and Domtar Inc. Borrowings by us and Domtar Paper Company, LLC (the U.S. borrowers) under the senior secured revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the senior secured revolving credit facility will be made available in U.S. dollars or Canadian dollars and limited to $150 million (or the Canadian equivalent thereof).

Borrowings under the Term Loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility by us bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at the prime rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or a U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are discounted at bankers’ acceptance rates in Canada and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on our consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of Domtar Corp. and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations); liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, and changes in lines of business. For so long as the revolving credit commitments are outstanding, Domtar Corp. is required to comply with a consolidated EBITDA to interest coverage ratio of greater than 2.5x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.50x on December 31, 2008, in each case, as defined in the Credit Agreement. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the Term Loan B facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice. The Term Loan B has restrictions on the amount of new debt that may be borrowed subject to certain exceptions and the Credit Agreement contains customary events of default.

Our U.S. subsidiaries, subject to agreed exceptions, serve as guarantors of the U.S. borrowers obligations under the senior secured credit facilities. We and certain subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both us and Domtar Inc. in respect of the senior secured credit facilities, are secured by our equity interests in our subsidiaries, subject to agreed exceptions, and are secured by our U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc. and its subsidiaries, other than its U.S. subsidiaries.

As at July 1, 2007, we had no amounts drawn under our revolving credit facility and $49 million of letters of credit outstanding resulting in $701 million of availability for future drawings under this facility. An additional letter of credit of $2 million was outstanding in connection with an industrial revenue bond.

The indentures related to the 10% and 10.85% Canadian debentures of Domtar Inc. limit the amount of dividends that may be paid to us by Domtar Inc. These indentures also require that no new long-term debt be incurred by Domtar Inc., unless total long-term debt of Domtar Inc. is less than 50% of its consolidated net tangible assets, but do not restrict the incurrence of new long- term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All indentures of Domtar Inc. related to debt obligations contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

Credit Rating

Rating Agency	Security	Rating

Moody’s Investors Services	Secured Credit Facility	Ba1
	Unsecured debt obligations of subsidiary Domtar Inc.	B2

Standard & Poor’s	Secured Credit Facility	BB+
	Unsecured debt obligations of subsidiary Domtar Inc.	B+

Dominion Bond Rating Service	Secured Credit Facility	BBB (low)
	Unsecured debt obligations of subsidiary Domtar Inc.	BB (low)
	Preferred shares of subsidiary Domtar Inc.	Pfd-5 (high)

The ratings by Moody’s Investors Services (Moody’s) are the fifth and sixth best ratings in terms of quality within nine rating gradations, with the numerical modifier 1 indicating a ranking at the top end of a rating category and the numerical modifier 2 indicating a ranking in the middle of a rating category. According to Moody’s, a rating of Ba has speculative elements and a rating of B is considered speculative. The ratings by Standard & Poor’s (S&P) are the fifth and sixth best ratings in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category. According to S&P, ratings of BB and B have significant speculative characteristics. The debt ratings by Dominion Bond Ratings (DBRS) are the fourth and fifth best ratings in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of a rating category. According to DBRS, a rating of BBB has adequate credit quality and a rating of BB is speculative and non-investment grade.

All the agencies have a “stable” outlook in respect to these ratings. Any reductions in our credit ratings would have a negative impact on our access to and cost of capital and financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common stock

Upon the consummation of the Acquisition Transactions, Domtar Inc. shareholders could either receive common stock of the Company or shares of Domtar (Canada) Paper Inc. that are exchangeable for common stock of the Company. As of July 1, 2007, we had 54,277,334 exchangeable shares issued and outstanding. The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially economically equivalent to shares of the Company’s common stock. These shareholders may exchange the exchangeable shares for shares of Domtar Corporation common stock on a one-for-one basis at any time. The exchangeable shares may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors, which cannot be prior to July 31, 2023, or upon the occurrence of certain specified events.

Off Balance Sheet Arrangements

In the normal course of business, we finance certain of our activities off balance sheet through leases and securitization.

Receivables Securitization

In conjunction with the Acquisition Transactions, we retained Domtar Inc.’s receivable securitization program. We sell certain of our trade receivables through a securitization program, which expires in February

2010. We use securitization of our receivables as a source of financing by reducing our working capital requirements. This securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement governing our receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest to a maximum of $190 million. The subordinated interest retained by us is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

As at July 1, 2007, the cash received from the transfer of receivables amounted to $130 million. We expect to continue selling receivables on an ongoing basis, given the attractive discount rates. Should this program be discontinued either by management’s decision or due to termination of the program by the provider, our working capital and bank debt requirements could increase.

Related Party Transactions

Prior to the Acquisition Transactions, the Weyerhaeuser Fine Paper Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. For the thirteen and twenty-six weeks ended June 26, 2006, the Weyerhaeuser Fine Paper Business purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $44 million and $90 million, respectively, and sold pulp, paper and lumber for an amount of $59 million and $92 million, respectively.

Guarantees

Indemnifications

In the normal course of business, we offer indemnifications relating to the sale of our businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at July 1, 2007, we are unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Tax Sharing Agreement

In conjunction with the Acquisition Transactions, we signed a Tax Sharing Agreement that governs both our and Weyerhaeuser’s rights and obligations after the Acquisition Transactions with respect to taxes for both pre and post-Distribution periods in regards to general ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of our common stock to Weyerhaeuser shareholders.

We will generally be required to indemnify Weyerhaeuser and its shareholders against any tax resulting from the Distribution if that tax results from an act or omission by us after the Distribution. If Weyerhaeuser, however, should recognize a gain on the Distribution for reasons not related to an act or omission to act by us after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by us under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment of the Distribution to Weyerhaeuser, the following actions will be subject to restrictions for a two-year period following the date of the Distribution:

•	redemption, recapitalization, repurchase or acquisition of our own capital stock;

•	issuance of capital stock or convertible debt;

•	liquidation of Domtar Corp.;

•	discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

Pension Plans

We have indemnified and held harmless the trustees of our pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions from us or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at July 1, 2007, we had not recorded a liability associated with these indemnifications, as we do not expect to make any payments pertaining to these indemnifications.

E.B. Eddy Acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CDN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the Acquisition Transactions, the maximum amount of the purchase price adjustment was $103 million (CDN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, we received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $103 million (CDN$110 million) as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of $103 million (CDN$110 million) as well as additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Debt Agreements

Certain debt agreements of Domtar Inc. require us to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at July 1, 2007, no provisions have been recorded in the consolidated financial statements.

Accounting Changes

Accounting for Planned Major Maintenance

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. On January 1, 2007, we adopted retroactively with restatement of prior periods the direct expensing method. We previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which we adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact Of Accounting Pronouncements Not Yet Implemented

Fair Value Option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. We are currently evaluating the effect that FAS 159 will have on our financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. We are currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect our results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters and other asset retirement obligations, useful lives, impairment of long-lived assets, goodwill and other intangible assets, pension and other employee future benefit plans and income taxes based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

Environmental Matters and Other Asset Retirement Obligations

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, we incur certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

We recognize asset retirement obligations at fair value in the period in which we incur a legal obligation associated with the retirement of an asset. Our asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

The estimate of fair value is based on the results of the expected future cash flow approach, in which multiple cash flow scenarios that reflect a range of possible outcomes are considered. We have established cash flow scenarios for each individual asset retirement obligation. Probabilities are applied to each of the cash flow scenarios to arrive at an expected future cash flow. There is no supplemental risk adjustment made to the expected cash flows. The expected cash flows for each of the asset retirement obligations are discounted using the credit adjusted risk-free interest rate for the corresponding period until the settlement date. The rates used vary, based on the prevailing rate at the moment of recognition of the liability and on its settlement period. The rates used vary between 4.50% and 12.0%.

Cash flow estimates incorporate either assumptions that marketplace participants would use in their estimates of fair value, whenever that information is available without undue cost and effort, or assumptions developed by internal experts.

While we believe that we have determined the costs for environmental matters likely to be incurred, based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Useful Lives

Our property, plant and equipment are stated at cost less accumulated depreciation, including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, depreciation is calculated using the unit of production method. For deferred financing fees, amortization is calculated on the interest method. For all other assets, depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

On a regular basis, we review the estimated useful lives of our property, plant and equipment. Assessing the reasonableness of the estimated useful lives of property, plant and equipment requires judgment and is based on currently available information. During the first quarter of 2007, we reviewed the useful lives of the property, plant and equipment acquired from Domtar Inc. using information obtained from the preliminary fair value and purchase price allocation. The final fair value appraisal and purchase price allocation may have a significant impact on the assigned value to property, plant and equipment and the final estimates of useful lives may have a significant impact on related depreciation expense. Changes in circumstances such as technological advances, changes to our business strategy, changes to our capital strategy or changes in regulation can result in the actual useful lives differing from our estimates. Revisions to the estimated useful lives of property, plant and equipment constitute a change in accounting estimate and are dealt with prospectively by amending depreciation rates. A change in the remaining estimated useful life of a group of assets, or their estimated net salvage value, will affect the depreciation rate used to depreciate the group of assets and thus affect depreciation expense as reported in our results of operations.

Impairment of Long-Lived Assets

We review the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

Goodwill and other Intangibles Assets

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit. Other intangible assets with indefinite lives are not amortized, but are also tested for impairment at least annually. The impairment test consists of a comparison of the fair value of the intangible asset to their carrying amount.

Pension and other Employee Future Benefit Plans

Domtar Corp. contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution.

Domtar Corp. also has several defined benefit pension plans covering substantially all employees. In the United States, this includes pension plans that are qualified under the Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Code (“unqualified’). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

We account for pensions in accordance with Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. We account for other employee future benefits in accordance with FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income.

Pension and other employee future benefit assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which we have elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as at the beginning of the year.

An expected rate of return on plan assets of 6.2% was considered appropriate by our management for the determination of pension expense for 2007.

Effective January 1, 2007, Domtar Inc. will use 6.3% as the expected return on plan assets, which reflects the view of long-term investment returns.

The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

We set our discount rate assumption annually to reflect the rates available on high-quality, fixed income debt instruments, with a duration that is expected to match the timing and amount of expected benefit payments. High-quality debt instruments are corporate bonds with a rating of AA or better.

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in our pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Company’s pension funds are not permitted to own any of Domtar’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income.

On a quarterly basis, we assess the need to establish a valuation allowance for deferred tax assets and, if it is deemed more likely than not that our deferred tax assets will not be realized based on these taxable income projections, a valuation allowance is recorded.

Our deferred tax assets are mainly composed of temporary differences related to accounting provisions for acquisitions, restructuring, environmental matters, as well as net operating loss carry forwards. The majority of these accruals are expected to be utilized or paid out over the next five years. Our deferred tax liabilities are mainly composed of temporary differences pertaining to plant, equipment and others. Estimating the ultimate settlement period, given the depreciation rates in effect are based on information as it develops, requires judgment and our best estimates. The reversal of timing differences is expected at future enacted tax rates, which could change due to changes in income tax laws or the introduction of tax changes through the presentation of annual budgets by different governments. As a result, a change in the timing and the income tax rate at which the components will reverse could materially affect deferred tax expense as recorded in our results of operations.

In addition, Canadian and American tax rules and regulations are subject to interpretation and require judgment that may be challenged by taxation authorities. To the best of our knowledge, we have adequately provided for our future tax consequences based upon current facts and circumstances and current tax law.

Quantitative and Qualitative Disclosures About Market Risk

Our income before income taxes can be impacted by the following sensitivities:

Sensitivity Analysis	Estimated Annual Impact On Income Before Depreciation and Amortization and Interest Expense
(In millions of $, unless otherwise noted)
Each $10/unit change in the selling price of the following products:(1)
Papers	$52
Pulp – net position	10
Wood (lumber)	12
Interest rate (1% change in interest rate on our floating rate debt)	8
Foreign exchange (US $0.01 change in relative value to the Canadian dollar before hedging)	11
Energy(2)
Natural gas: $0.25/MMBtu change in price before hedging	4
Crude oil: $1/barrel change in price before hedging	1

(1)	Based on estimated 2007 capacity (ST, ADMT or MFBM).

(2)	Based on estimated 2007 consumption levels. The allocation between energy sources may vary during the year in order to take advantage of market conditions.

Domtar Corp. may, from time to time, hedge part of its foreign exchange, pulp, interest rate and energy positions, which may therefore impact the above sensitivities.

In the normal course of business, we are exposed to certain financial risks. We do not use derivative instruments for speculative purposes; although all derivative instruments purchased to minimize risk may not qualify for hedge accounting.

Interest Rate Risk

We are exposed to interest rate risk arising from fluctuations in interest rates on our cash and cash equivalents, bank indebtedness, bank credit facility and long-term debt. We may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

Credit Risk

We are exposed to credit risk on the accounts receivable from our customers. In order to reduce this risk, we review new customers’ credit histories before granting credit and conduct regular reviews of existing customers’ credit performance. In addition, we aim to not rely heavily on a small number of significant customers. We buy credit insurance to mitigate part of our exposure to credit risk.

We are also exposed to credit risk in the event of non-performance by counterparties to our financial instruments. We minimize this exposure by entering into contracts with counterparties that we believe are of high credit quality. We usually do not obtain collateral or other security to support financial instruments subject to credit risk. We regularly monitor the credit standing of counterparties.

Foreign Currency Risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, we hedge part of our foreign exchange exposure on anticipated costs denominated in Canadian dollars through the use of options and forward contracts. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date.

Price Risk

We are exposed to price risk on purchases and sales. We may hedge a portion of our exposure to price risk associated with purchases of bunker oil or sales of NBSK pulp through the use of derivative cash settled commodity swaps. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date. We may also enter into physical fixed price contracts to fix the price of natural gas for future periods.

Controls and Procedures

Transition to New Public Company

As discussed in detail under the caption “The Acquisition Transactions” in Note 1 of the interim financial statements, on March 7, 2007, we completed a transaction pursuant to which we became an independent holding company that, directly or indirectly through our subsidiaries, owns both the Weyerhaeuser Fine Paper Business and Domtar Inc. We are in the process of integrating the procedures and practices we inherited from Weyerhaeuser (with respect to the Weyerhaeuser Fine Paper Business) and from Domtar Inc. (with respect to the Domtar Inc. business). In connection with the Acquisition Transactions we entered into a Transition Services Agreement (TSA) with Weyerhaeuser to provide services to us relating to finance and administration, human resources and payroll, and information technology to enable us to manage an orderly transition in the operation of the Weyerhaeuser Fine Paper Business. Pursuant to the TSA, certain financial and accounting information used to complete our financial statements for fiscal 2007, including the interim period ended July 1, 2007, and the comparable period of 2006 was, or will be, prepared by Weyerhaeuser based on Weyerhaeuser systems and controls.

There are many complexities arising from the Acquisition Transactions that impacted the preparation of our financial information including the timing of the closing of the Acquisition Transactions late in the first quarter and the related availability of the financial systems and related system conversion, and the allocation of the purchase price of Domtar Inc. to its assets and application of purchase accounting. In addition, in conjunction with the TSA with Weyerhaeuser, additional time was required to obtain certain key information and supporting documentation necessary to complete our review of all financial statement accounts. Our disclosure controls and procedures include extensive management and senior management review of all financial matters and disclosures before any public filing is made.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In connection with the preparation of the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2007, an evaluation was performed, as of July 1, 2007, by members of management, at the direction and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act). Based upon this evaluation and due to the material weaknesses discussed below, our Chief Executive Officer and Chief Financial Officer concluded that, as of July 1, 2007, our disclosure controls and procedures were not effective at a reasonable assurance level.

Material Weaknesses in Internal Control over Financial Reporting

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following material weaknesses as of April 1, 2007 which were not remediated as of July 1, 2007.

The Company did not maintain effective controls over the completeness and accuracy of financial information produced under the TSA with Weyerhaeuser. Specifically, the Company did not have controls designed and in place to ensure that financial data regarding the Weyerhaeuser Fine Paper Business was complete, accurate, produced on a timely basis and supported with appropriate documentation. Further, the Company did not maintain an appropriate accounting and financial reporting organizational structure, specifically relating to the depth of resources, to be able to ensure that the accounting records being maintained by Weyerhaeuser under the TSA were accurate and complete. The financial data produced under the TSA affects substantially all balance sheet and income statement accounts.

These control deficiencies resulted in adjustments to the April 1, 2007 interim financial statements and a delay in the filing of the Company’s Quarterly Report on Form 10-Q for its first quarter of 2007. In addition, and until remediated, these control deficiencies could result in a misstatement of substantially all accounts and disclosures which would result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.

Plan for Remediation of Material Weaknesses

We are in the process of integrating the procedures and practices we inherited from Weyerhaeuser (with respect to the Weyerhaeuser Fine Paper Business) and from Domtar Inc. (with respect to the Domtar Inc. business). We have hired additional professional financial and accounting staff, engaged temporary professional resources to help review the accounting records being prepared under the TSA and are preparing to take over the finance and administration, human resources and payroll, and information technology functions covered by the TSA with Weyerhaeuser. However, while we believe that we have controls designed to be effective, not all have operated for a sufficient period of time to demonstrate operating effectiveness. We will continue to receive services under the TSA for a period of time and, as a result, the circumstances that lead to the untimely filing of our Form 10-Q for the period ended April 1, 2007 may persist for a certain period in 2007 and may have an impact on future filings. We continue to monitor and assess our remediation activities to ensure that the material weaknesses discussed above are remediated as soon as practicable. However, management believes that they will be remediated by September 30, 2007, the date of our next fiscal quarter end.

Legal Proceedings

We are involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. We periodically review the status of these proceedings and assess the likelihood of any adverse judgments or outcomes of our legal proceedings, as well as analyze probable losses. While we believe that the ultimate disposition of these matters will not have a material adverse effect on our financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on our results of cash flow in a given quarter or year.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at Prince Albert. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, consummation of this plan is subject to several critical conditions, and the Company has not determined whether these facilities will be reopened, sold or permanently closed. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is claiming that it is entitled to the accumulated pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its position with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount, subject to the finalization of definitive agreements and to court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Acquisition Transactions triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

The Company is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. The Company continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia on March 31, 1999 against Domtar Inc. and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia, including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (the “Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a reserve of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

While we believe that we have determined the costs for environmental matters likely to be incurred based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our past and present properties will lead to future environmental investigations. These efforts will likely result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE PREDECESSOR COMPANY

FOR THE YEAR ENDED DECEMBER 31, 2006

The Company was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser. The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. The Company had no operations prior to March 7, 2007. On March 7, 2007, the following were completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders;

•	the combination of Domtar Inc. with the Company; and

•

the entry by the Company, Domtar Inc. and Domtar Paper Company, LLC into $1.5 billion senior secured credit facilities, consisting of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility.

The predecessor entity to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we refer to this predecessor entity as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Acquisition Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser.

The following discussion and analysis presents the factors that had a material effect on the results of operations of the Predecessor Company during the fiscal years ended the last Sunday of December 2006, 2005 and 2004. You should read this discussion in conjunction with the historical financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes to those statements and the unaudited pro forma condensed combined financial information of the Company and the notes to the pro forma condensed combined financial information included elsewhere in this Schedule C.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. This discussion should be read in conjunction with “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Introduction

As more fully described in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the results of operations of the Company after the Acquisition Transactions will be significantly different than the results of operations of the Predecessor Company. This difference results from, among other things, the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser and the combination with Domtar Inc.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide investors with an understanding of the historical performance of the Predecessor Company, its financial condition and its prospects. This discussion and analysis relates to the three fiscal years ended December 31, 2006. As a result, it does not reflect changes to the Predecessor Company’s or the Company’s business that may have occurred during the first half of fiscal 2007. Because the Company’s business comprises the operations of both the Predecessor Company and Domtar Inc., unless the context requires otherwise, the forward-looking statements included in this section continue to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company”.

Overview

The Predecessor Company principally manufactures and sells fine paper, including uncoated freesheet and coated groundwood. The Predecessor Company operates six uncoated freesheet mills in the United States and two in Canada (one of which is currently not in operation) and one coated groundwood mill in the United States. The Predecessor Company also manufactures papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties. Papergrade pulp is sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allows for optimization of pulp capacity while reducing overall manufacturing costs on a per unit of product basis. The Predecessor Company operates two sawmills in Canada (one of which is currently not in operation) and holds forest licenses to support its Canadian paper, pulp and lumber operations. Wapawekka Lumber Limited Partnership, in which the Predecessor Company owns a 51% equity interest, also has one sawmill in Canada (which is currently not in operation).

The Predecessor Company’s segments are:

•	Papers – represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood – comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

Separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser

The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Acquisition Transactions.

The Company was organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination with Domtar Inc. The Company had no operations prior to March 7, 2007. Upon completion of the Acquisition Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc.

Although Weyerhaeuser does not have a continuing proprietary interest in the Company after the consummation of the Acquisition Transactions, the Company has entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Acquisition Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enabled the Company to conduct the Weyerhaeuser Fine Paper Business promptly following the completion of the Acquisition Transactions.

Upon consummation of the Acquisition Transactions, Domtar Inc. became a subsidiary of the Company.

Factors Affecting Results of Operations

The results of operations and cash flows of the Predecessor Company are, and the results of operations and cash flows of the Company will be, affected by several factors, including industry cyclicality affecting market prices for pulp and paper, continued long-term decline in demand, competition from competing technologies and products, intense competition from low-cost suppliers, the impact of facility closures and imports on supply, transportation, energy and raw material costs, fluctuations in foreign currency exchange rates, charges associated with restructurings, closures and the impairment of goodwill, the impact of prices for energy and raw materials (especially those related to fiber, chemical costs, transportation and energy-related costs) on product margins, fluctuations in foreign currency exchange rates and income taxes.

Industry Cyclicality

The Predecessor Company’s operating results are, and the Company’s operating results will be, affected by a variety of market conditions that influence demand and pricing for its products. The overall level of demand for paper is affected by, among other things, levels of white-collar employment. Accordingly, the Predecessor Company’s financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which it operates. These factors, such as the health of the economy and the strength of the U.S. dollar, are cyclical in nature. As a result, revenues in the pulp and paper industry and in the Predecessor Company’s and the Company’s business tend to be cyclical, with periods of shortage and rising market prices, leading to increased production and increased industry investment until supply exceeds demand. Those periods are then typically followed by periods of reduced market prices and excess and idled capacity until the cycle is repeated. The global economy grew at a healthy pace in 2005 and 2006.

The paper products industry is highly cyclical. Fluctuations in the prices of and the demand for the Company’s products could result in smaller profit margins and lower sales volumes.

Long-Term Decline in Demand

Although, historically, demand for uncoated freesheet, like demand for paper products generally, has correlated positively with general economic activity, over the past six years ending on December 31, 2006, demand for some paper grades has decreased as the use of electronic transmission and document storage alternatives has become more widespread. In 2006, demand for uncoated freesheet in North America decreased approximately 0.6% compared to 2005. In part, demand for paper grades that the Predecessor Company produced and the Company produces have been declining as a result of competition from other grades of paper that it did not produce, such as uncoated groundwood.

Some of the Predecessor Company’s and the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

Competition from Competing Technologies and Products

In addition to competition with electronic transmission and document storage alternatives, the Predecessor Company’s paper business competes with paper grades it does not produce. In particular, high brightness uncoated groundwood grade paper is increasingly being substituted for uncoated freesheet paper produced by the Predecessor Company. As a result of such competition, the Predecessor Company has experienced decreased demand for some of its existing commercial printing products. As the use of these alternatives grows, demand for uncoated freesheet produced by the Company is likely to decline further. The Predecessor Company’s wood product businesses also compete with alternative products such as engineered wood products.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.”

Intense Competition from Low-Cost Suppliers

The Predecessor Company competes with North American and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Predecessor

Company has. With the appreciation of the Canadian dollar in recent years, the Predecessor Company’s Canadian operations, in particular, have been unable to compete as effectively with U.S. producers protected, in part, in the case of softwood lumber, by the imposition of countervailing and antidumping duties. In addition, foreign competition increasingly has been putting pressure on prices as new lower-cost producers from South America enter the North American market.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – The Company faces intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business and results of operations.”

Impact of Closures and Imports on Supply

Industry supply of commodity pulp and paper products is affected by the number of operational or idled facilities, the building of new capacity and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers implement production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when supply significantly exceeds demand and margins are poor. Margins tend to decrease with lower capacity utilization because of downward price pressure and because fixed costs attributable to a product are spread across lower volumes.

While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects.

Faced with declining demand, rising costs (especially energy costs) and, in some cases, a rising Canadian dollar, several North American paper producers, including Weyerhaeuser, announced facility closures that decreased or will decrease supply. In 2005, Weyerhaeuser announced the indefinite closure of the pulp and paper mill at Prince Albert, Saskatchewan together with related vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Industry supply of commodity pulp and papers is also influenced by the level of imports and overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the level of imports in recent years, a strengthening in the U.S. dollar would likely increase imports of commodity wood products and papers from overseas, thereby offsetting domestic capacity rationalization and putting downward pressure on prices.

Transportation, Energy and Raw Material Costs

The Predecessor Company depends on the transportation of a large number of products, both domestically and internationally. The Predecessor Company relies primarily on third parties for transportation of the products it manufactures, as well as delivery of raw materials for its operations. In particular, a significant portion of the goods the Predecessor Company manufactures and the raw materials it uses are transported by railroad or trucks, which are highly regulated. Increases in transportation rates or fuel surcharges adversely affected the Predecessor Company’s profit margins in the past and could continue to affect the Company’s profit margins in the future. In addition, any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Company’s reputation, negatively impact its customer relationships and have a material adverse effect on the Company’s financial condition and results of operation.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. In recent years increases in energy and chemical costs have adversely affected the Predecessor Company’s profit margins. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw materials in the future or that the Company can pass on any such increases through increases in the price of its products.

On average, industry prices for uncoated freesheet increased in 2005 compared to 2004 and continued to rise in 2006. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc.—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Fluctuations in Foreign Currency Exchange Rates

Sales of pulp and paper by the Predecessor Company’s Canadian manufacturing facilities are invoiced in U.S. dollars in accordance with industry practice; therefore, reported net sales for the Predecessor Company’s pulp and paper operations are not affected by changes in foreign currency rates. However, the Predecessor Company is exposed to changes in foreign currency exchange rates because most of the costs relating to its Canadian pulp and paper business are incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar reduced the Predecessor Company’s, and will reduce the Company’s, profitability. Through much of the periods presented in this analysis, the value of the U.S. dollar had been declining relative to the Canadian dollar.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – The Company is affected by changes in currency exchange rates.”

Lumber Export Taxes and/or Countervailing and Antidumping Duties

The Predecessor Company paid countervailing and antidumping duties on softwood lumber that it exported from Canada into the United States of $3 million, $7 million, $8 million and $15 million in the years ended December 31, 2006, December 25, 2005, December 26, 2004 and December 28, 2003, respectively. The United States and Canada reached a final settlement to this long-standing dispute in 2006. Under the settlement agreement, a Canadian export tax was instituted that requires Canadian softwood lumber exporters to pay the tax when the price of lumber is at or below a threshold and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. Under present market conditions, the Company’s softwood lumber exports are subject to a 5% export charge. The export charge will be included in costs of products sold in the Company’s statements of income and will reduce the margins earned on sales of softwood lumber. The Predecessor Company received a refund of countervailing and antidumping duties of $65 million and recognized the refund as income in the fourth quarter of 2006.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.”

Charges associated with the Restructurings, Closures and the Impairment of Goodwill

As more fully described herein, the comparability of the Predecessor Company’s operating results across periods in its Papers segment was affected by certain significant charges associated with restructurings, closures and the impairment of goodwill as follows:

	Year ended
	December 31, 2006	December 25, 2005	December 26, 2004
(Dollars in millions)
Charges for restructuring, closure of facilities and impairment of goodwill:
Papers	$765	$461	$16
Wood	(1)	77	1

Total charges for restructuring, closure of facilities and impairment of goodwill	$764	$538	$17

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment.

The Predecessor Company periodically reviews the performance of its facility portfolio. If it appears unlikely that a facility will achieve a desired level of financial performance, the facility may be subject to a “fix, sale or close” assessment. This assessment or any other event that calls into question the future cash generation capability of a facility also triggers a review to determine if there has been an impairment of the carrying value of the facility. In recent years this process has led to the shutdown of one facility and of several paper machines, and the recording of significant asset impairment charges and severance costs. During the fourth quarter of 2005, Weyerhaeuser announced an indefinite closure of the Prince Albert, Saskatchewan mill and one of the two paper machines at the Dryden, Ontario mill due to poor market conditions and recognized charges of $534 million in connection with the closures. It is possible that the Company will incur additional charges and costs in future periods should such triggering events occur.

As of December 25, 2005, the carrying amount of goodwill for Weyerhaeuser’s Papers segment was $760 million, which included $749 million related to the paper operations and $11 million related to pulp operations. Based on an evaluation of the value of assets and liabilities relating to paper operations, Weyerhaeuser believed that the implied value of paper goodwill was zero as of the first quarter of 2006. Weyerhaeuser recognized a charge of $749 million in 2006 for the impairment of goodwill associated with paper operations. Further restructuring activities, protracted economic weakness or poor operating results, among other factors, could trigger an impairment of $11 million of goodwill related to pulp operations at some future date.

Impact of Prices for Energy and Raw Materials on Product Margins

Most of the Predecessor Company’s pulp and paper products are commodity products that are widely available and can be readily produced by its competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond the Predecessor Company’s control determine the price for its commodity products, and the price for any one or more of these products may fall below its cash production costs. Therefore, the Company’s profitability with respect to these products depends on managing its cost structure, particularly energy and raw material costs, which also exhibit commodity characteristics.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw material sources in the future or that the Company can pass on any such price increases through increases in the price of its products.

On average, industry prices for uncoated freesheet increased in 2006 and 2005 compared to 2004. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Income Taxes

Under current U.S. tax law, the ability to use tax credits from the production of non-conventional fuel is phased out ratably when the average annual domestic wellhead price published by the U.S. Department of Energy (“DOE”) is $53 to $67 per barrel (in 2005 dollars) and is fully phased out if the top end of the price range is reached. Based on domestic wellhead prices at the end of 2006, the Predecessor Company is within the phase out range. The estimated loss of non-conventional fuel credits in 2006 due to phase out is $7 million.

As of December 31, 2006, the Predecessor Company had foreign net operating loss carryforwards of $353 million. The deferred tax asset associated with the foreign net operating loss carryforwards is $118 million, reduced by a valuation allowance of $109 million. As a result of the Acquisition Transactions, the foreign net operating loss carryforwards did not transfer to the Company. Therefore, net operating loss carryforwards will not be available to offset future taxable income of the Company.

The Predecessor Company recognized a deferred tax asset of $145 million related to deductions for asset impairments in 2005. See “ – Factors Affecting Results of Operations – Charges associated with the Restructurings, Closures and the Impairment of Goodwill.” As a result of the Acquisition Transactions, the historical book-tax difference in Canadian assets did not transfer to the Company. Therefore, this deferred tax asset is not available to offset future income taxes of the Company.

As a result of the Acquisition Transactions, the Canadian depreciable assets have a basis that is determined by reference to the consideration paid for them, and the historical book-tax difference related to these assets no longer generates a deferred tax liability, which was $223 million at December 31, 2006.

Results of Operations

Overview

The following table sets forth the Predecessor Company’s operating results for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
	December 31, 2006	December 25, 2005	December 26, 2004
(Dollars in millions)
Sales:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

Total sales	3,306	3,267	3,026

Costs and expenses:
Cost of products sold	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative	174	174	192
Charges for restructuring, closure of facilities and impairment of goodwill	764	538	17
Refund of countervailing and antidumping duties	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	$3,862	$3,845	$3,067

Operating loss	$(556)	$(578)	$(41)

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 25, 2005

Sales.    Net sales and revenues of $3,306 million in 2006 increased $39 million, or 1.2%, compared to net sales and revenues of $3,267 million in 2005. This increase is mainly attributable to higher sales prices for both paper and pulp products which were largely offset by reduced sales volumes as a result of the closures of the Prince Albert, Saskatchewan pulp and paper mill and a Dryden, Ontario paper machine and closures at the Big River and Wapawekka, Saskatchewan sawmills.

Net sales in the Papers segment of $3,143 million in 2006 increased $71 million, or 2.3%, compared to $3,072 million in 2005. Unit shipments of paper in 2006 declined approximately 8% compared to 2005. Average selling prices of paper in 2006 increased approximately $84 per ton, or 11%, compared to 2005. The volume decline is primarily caused by the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The increase in average selling prices is a result of an overall improvement in the uncoated freesheet market. Pulp shipments declined approximately 3% in 2006 compared to 2005 due primarily to the closure of the Prince Albert, Saskatchewan mill. Average selling prices for pulp products increased approximately $59 per ton or 11% in 2006 compared to 2005 as a result of an overall improvement in the pulp markets. Overall improvement in the pulp and paper markets were largely the result of supply and demand balance improvement and cost push effect on prices due to increasing raw material costs and a weakening of the U.S. dollar.

Net sales in the Wood segment of $163 million in 2006 decreased $32 million, or 16.4%, from $195 million in 2005. This decrease in sales is primarily a result of the closure of the Big River and the Wapawekka sawmills in Saskatchewan.

Costs and Expenses.    Costs and expenses of $3,862 million in 2006 increased $17 million, or 0.4%, compared to costs and expenses of $3,845 million in 2005. This increase was primarily due to charges associated with the impairment of goodwill and the closure of facilities, partially offset by a decrease in the cost of goods sold, a decrease in depreciation and amortization expense and a refund of countervailing and antidumping deposits received in 2006.

Cost of goods sold was $2,649 million in 2006, which is a decrease of $111 million, or 4.0%, compared to cost of goods sold of $2,760 million in 2005. This decrease was primarily due to a reduction in the costs incurred in the production process for pulp and paper of approximately $213 million as a result of the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The Papers segment experienced an increase in costs of approximately $127 million associated with a $38 million increase in operating costs at the Canadian facilities as a result of the strengthening of the Canadian dollar against the U.S. dollar, a $34 million increase in chemical costs, a $14 million increase in supplies (primarily packaging materials) and a $41 million increase in other miscellaneous items during 2006, for the facilities that continued to operate. Wood segment cost of products sold declined by approximately $26 million due primarily to the closures of the Big River and Wapawekka sawmills partially offset by an increase in third party sales volume in the forest operations.

Depreciation and amortization expense of $311 million in 2006 decreased $46 million, or 12.9%, compared to depreciation and amortization expense of $357 million in 2005, primarily as a result of facility closures.

An impairment of paper goodwill and charges for closure of facilities were recorded in the amounts of $749 million and $15 million, respectively, in 2006 compared to a charge for closure and restructuring of facilities in the amount of $538 million in 2005.

A pretax refund of $65 million in previously paid countervailing and antidumping deposits resulting from the settlement of the Canadian softwood lumber dispute was received in 2006.

Operating Loss.    Operating loss of $556 million in 2006 decreased $22 million compared to operating loss of $578 million in 2005 due to items previously discussed.

Income Taxes.    The income taxes of $53 million in 2006 increased $153 million compared to the income tax benefit of $100 million in 2005, primarily due to taxable income in 2006. The impairment of goodwill charge is not deductible for tax purposes.

During 2006, the Predecessor Company recognized a $3 million income tax benefit related to a change in Texas state income tax laws. In 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss.    Net loss of $609 million in 2006 increased $131 million compared to a net loss of $478 million in 2005. This increase resulted from the items discussed above.

Fiscal Year Ended December 25, 2005 Compared to Fiscal Year Ended December 26, 2004

Sales.    Net sales and revenues of $3,267 million in 2005 increased $241 million, or 8.0%, compared to net sales and revenues of $3,026 million in 2004. This increase is mainly the result of an increase in average selling prices and shipment volumes for pulp and paper.

Net sales of the Papers segment of $3,072 million in 2005 increased $205 million, or 7.2%, compared to net sales of $2,867 million in 2004 resulting from a general improvement in U.S. economic conditions. In 2005, average selling prices for paper increased approximately $37 per ton, or 5%, compared to average selling prices in 2004. Unit shipments of paper in 2005 increased approximately 3% compared to unit shipments in 2004. In 2005, average selling prices for pulp products increased approximately $6 per ton, or 1%, compared to 2004. Unit shipments of pulp products declined approximately 1% in 2005.

Net sales of the Wood segment of $195 million in 2005 increased $36 million, or 22.6%, compared to net sales of $159 million in 2004, primarily as a result of increased shipment volumes. Average selling prices increased modestly, but shipment volume increased 13% in 2005 compared to 2004. The sawmill operations took five months less market-related downtime at one of its mills in 2005 compared to 2004.

Costs and Expenses.    Costs and expenses of $3,845 million in 2005 increased $778 million, or 25.4%, compared to costs and expenses of $3,067 million in 2004. This increase in costs and expenses is primarily caused by charges for closures of facilities and increased cost of goods sold.

Cost of goods sold of $2,760 million in 2005 increased $275 million, or 11.1%, compared to cost of goods sold of $2,485 million in 2004. An increase in paper product shipments resulted in an increase in cost of goods sold of approximately $81 million. In the Papers segment energy and chemical costs increased approximately $46 million in 2005. Transportation costs increased approximately $56 million in 2005, primarily due to fuel related cost increases. The strengthening of the Canadian dollar against the U.S. dollar during 2005 compared to 2004 resulted in a $54 million increase in operating costs of the segment’s Canadian facilities when translated into U.S. dollars. Cost of goods sold for the Wood segment increased $48 million, primarily due to the incremental sales volumes.

Selling, general and administrative expenses (including allocated Weyerhaeuser costs) of $174 million in 2005 decreased $18 million, or 9.4%, compared to $192 million in 2004, primarily as a result of efforts to reduce controllable costs.

Restructuring charges of $3 million in 2005 decreased $14 million, or 82.4%, compared to restructuring charges of $17 million in 2004. The Predecessor Company incurred these restructuring charges in 2004 primarily for restructuring activities associated with the Prince Albert, Saskatchewan and Dryden, Ontario mills.

Charges for closure of facilities in the amount of $534 million were recorded in 2005, primarily related to the decision to close the pulp and paper mill in Prince Albert, Saskatchewan together with its vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Operating Loss.    Operating loss of $578 million in 2005 increased $537 million compared to an operating loss of $41 million in 2004. Excluding the previously discussed charges for restructuring, closure of facilities and goodwill totaling $538 million in 2005 and $17 million in 2004, there would have been an operating loss of $40 million in 2005, representing an increase of $16 million, or 67%, compared to an operating loss of $24 million in 2004. This increase resulted from the items discussed above.

Income Taxes.    The benefit from income taxes of $100 million in 2005 increased $76 million compared to the income tax benefit of $24 million in 2004, primarily due to a higher operating loss, offset in part by an increase of $106 million in the valuation allowance associated with Canadian net operating losses and income tax credits.

During 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss.    Net loss of $478 million in 2005 increased $461 million compared to a net loss of $17 million in 2004. This increase resulted from the items discussed above.

Liquidity and Capital Resources

Historical

Historically, the Predecessor Company’s principal source of liquidity was cash flow generated from operating activities and intercompany financings from Weyerhaeuser.

The following table sets forth a summary of cash flows for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
	December 31, 2006	December 25, 2005	December 26, 2004
(Dollars in millions)
Net cash provided by (used for):
Operating activities	$357	$190	$209
Investing activities	(63)	(109)	(82)
Financing activities	(294)	(82)	(126)

Net change in cash	$—	$(1)	$1

Cash provided by operating activities

Cash provided by operating activities was $357 million in 2006 compared to $190 million in 2005 and $209 million, in 2004.

The increase in the cash provided by operating activities in 2006 compared to the cash provided by operating activities in 2005 was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $235 million in 2006 as compared to 2005. As discussed in “ – Results of Operations” above, prices for, and margins earned on, pulp and paper products increased in 2006. Even though the volume of pulp and paper products sold in 2006 declined primarily due to the closures of the Prince Albert, Saskatchewan facility and a Dryden, Ontario paper machine, the net cash generated increased.

•

The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $68 million in 2006 as compared to 2005, primarily due to higher taxable earnings in 2006. The Predecessor Company earned $193 million before taxes in 2006, prior to a $749 million goodwill impairment charge, compared to a loss of $578 million before taxes in 2005. The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit was recognized for the goodwill impairment charge. The amount of current income taxes due is assumed to be paid by the Predecessor Company to Weyerhaeuser in the period owing in the combined financial statements of the Weyerhaeuser Fine Paper Business. See notes to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C.

The decrease in the cash provided by operating activities in 2005, compared to the cash provided by operating activities in 2004, was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $2 million in 2005 as compared to 2004. As discussed in “– Results of Operations,” an increase in sales in 2005 was offset by increases in manufacturing costs.

•	The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $21 million in 2005 as compared to 2004, primarily due to higher taxable earnings in 2005.

Cash used for investing activities

The following table sets forth a summary of cash flow for investing activities for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended
	December 31, 2006	December 25, 2005	December 26, 2004
(Dollars in millions)
Papers	$63	$104	$77
Wood	—	5	5

	$63	$109	$82

The Predecessor Company’s operations are highly capital intensive and require annual capital investment to improve the efficiency of operations, ensure environmental compliance and replace aging equipment. In 2006 new capital investment totaled $64 million, including approximately $2 million for environmental compliance and the remainder for optimizing facilities, replacing equipment and reducing costs. In 2005, new capital investment totaled $113 million, more than half of which was for optimizing facilities and reducing costs. In 2004, the Predecessor Company incurred capital expenditures totaling $89 million, including $23 million for environmental compliance and the remainder for projects focused on replacement of major equipment and optimization.

The level of capital expenditures could increase or decrease as a consequence of a number of factors, including future economic conditions, weather and the timing of equipment purchases. Historically, internally generated cash flows or capital from Weyerhaeuser provided the cash needed to meet the Predecessor Company’s capital expenditures, investment and other requirements.

Cash used for financing activities

Historically, the Predecessor Company obtained its financing through intercompany borrowings with Weyerhaeuser. The Predecessor Company made net payments of $287 million, $76 million and $121 million to Weyerhaeuser in 2006, 2005 and 2004, respectively. Any outstanding receivables or payables under these intercompany borrowings were not transferred or assumed by the Company or any of its subsidiaries as part of the Acquisition Transactions.

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consists of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility. In connection with the closing of the Acquisition Transactions, the Company borrowed $800 million under the tranche B term loan facility and $60M under the revolving credit facility. The revolving credit facility may be used by the Company and Domtar Inc. for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company and Domtar Paper Company, LLC under the revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars or Canadian dollars and be limited to $150 million (or the Canadian dollar equivalent thereof).

See “Description of Other Indebtedness” for more information on the terms of the senior secured credit facilities, including with respect to guarantees and security.

Differences in credit ratings affect the interest rates at which the Company may sell debt securities or borrow funds, as well as the amounts of indebtedness and types of financing structures that may be available to the Company.

The Company’s primary future recurring cash needs are working capital, capital expenditures and debt service. The Company believes that its cash flows from operations, together with the amounts available for borrowings under the senior secured credit facilities discussed above, are sufficient to meet the Company’s recurring cash needs during the 12 month period after the Acquisition Transactions and for the foreseeable future thereafter. There can be no assurance, however, that this will be the case. If the Company’s cash flows from operations are less than is expected, the Company may need to incur additional debt. The Company may from time to time incur additional debt.

The Company’s ability to make payments on and to refinance its indebtedness, including the debt the Company incurred under the senior secured credit facilities, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company, Domtar Paper Company, LLC and Domtar Inc. incurred under the senior secured credit facilities, the terms of debt incurred by Domtar Inc. under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off Balance Sheet Arrangements

Off-balance sheet arrangements did not have a material effect on the Predecessor’s financial condition, results of operations or cash flow and are not reasonably likely to have a material effect on the Company’s future financial condition, results of operations or cash flows. Domtar Inc. historically has had off balance sheet arrangements that will be reflected in the Company’s consolidated financial statements for fiscal periods following the Acquisition Closing Date. See Domtar Inc.’s consolidated financial statements and the notes thereto contained elsewhere in this Schedule C.

We expect that we will finance certain of our activities off balance sheet through leases and accounts receivable securitizations. See “Description of Other Indebtedness.”

Hedging Arrangements

The Predecessor Company purchased natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months.

Following the Acquisition Transactions, the Company does not participate in this hedging program. See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C. See also “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.” The Company may enter into new hedging arrangements following the consummation of the Acquisition Transactions.

Dividends

The Company does not intend to pay dividends for the foreseeable future. In addition, the Company’s ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including its senior secured credit facilities.

Contractual Obligations and Commercial Commitments

The following table summarizes the Predecessor Company’s significant contractual obligations as of December 31, 2006:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
(Dollars in millions)
Capital lease obligations	$45	$9	$16	$8	$12
Operating lease obligations	8	4	3	—	1
Purchase obligations(1)	38	32	6	—	—
Estimated minimum pension funding requirement	5	5	—	—	—

	$96	$50	$25	$8	$13

(1)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Predecessor Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Predecessor Company can cancel without penalty.

See notes 12 and 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C.

Environmental Matters, Legal Proceedings and Other Contingencies

Legal Proceedings

The Predecessor Company is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to many variables and cannot be predicted with any degree of certainty, the Company currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position. See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C. In addition, see “Business of the Company – Legal Proceedings,” for a discussion of litigation related to the Predecessor Company that was assumed by the Company in connection with the Acquisition Transactions.

Environmental Matters

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. The Company has not determined whether these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company was, and the Company is, party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies notified the Predecessor Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against either the Predecessor Company or the Company. At December 31, 2006, the Predecessor Company had established reserves totaling $4 million for estimated remediation costs on the three active sites in its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. In estimating both the Company’s current accruals for environmental remediation and the possible range of additional future costs, the Company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The Predecessor Company has not recognized a liability under Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of Financial Accounting Standards Board Statement No. 143 (“FIN 47”), for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value of such obligations cannot be reasonably estimated because the settlement dates are not reasonably determinable. The Company will establish a liability under FIN 47 at the time the fair value becomes reasonably estimable.

See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C.

Critical Accounting Policies

The Predecessor Company’s significant accounting policies are described in note 2 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C. The Predecessor Company’s critical accounting policies are those that may involve a higher degree of judgment, estimates and complexity. The Predecessor Company’s most critical accounting policies include those related to the basis of presentation of the combined financial statements, its portion of Weyerhaeuser’s pension and post-retirement benefit plans and potential impairments of long-lived assets and goodwill. While the Predecessor Company based its judgments and estimates on historical experience and other assumptions that the Predecessor Company believed were appropriate and reasonable under the then current circumstances, actual resolution of these matters may differ from recorded estimated amounts.

Basis of Presentation of Financial Statements

Historically, the Weyerhaeuser Fine Paper Business was operated as an integral part of Weyerhaeuser. Separate stand-alone financial statements prepared in accordance with generally accepted accounting principles have not historically been prepared for this business unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser and include many assumptions regarding apportionment of central general and administrative cost for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Weyerhaeuser Fine Paper Business using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount. Weyerhaeuser believes the basis for allocation of these costs is reasonable; however, these estimates are highly subjective. The Company has not undertaken any independent analysis of Weyerhaeuser’s estimates.

Certain of the Predecessor Company’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with Weyerhaeuser facilities not subject to the Acquisition Transactions. Weyerhaeuser performed allocations in order to reflect the appropriate portion of each asset and liability in the accounts of the Weyerhaeuser Fine Paper Business. These allocations were based on a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser believes the methodologies used for the asset and liability allocations are reasonable. However, these estimates are highly subjective and the Company has not undertaken any independent analysis of Weyerhaeuser’s methodologies.

The results of operations, balance sheet and cash flows are presented under the funding structure prior to the Acquisition Transactions, which was supported by Weyerhaeuser. Significant differences in the funding and operation of the Weyerhaeuser Fine Paper Business may have existed if it had operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on the financial position and results of operations of the Weyerhaeuser Fine Paper Business.

Pension and Post-Retirement Benefit Accounting

The Predecessor Company participated in several retirement programs for its employees that were sponsored by Weyerhaeuser. In the United States, this included pension plans that are qualified under the Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Code (unqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Weyerhaeuser also provided benefits under a post-retirement healthcare and life insurance plan to eligible salaried employees in both countries. Benefits provided under the post-retirement healthcare and life insurance plan were funded by the general assets of Weyerhaeuser. The measurement date for all plans sponsored by Weyerhaeuser was the end of the fiscal year.

Four Canadian pension plans were transferred to the Company at the Acquisition Closing Date. Except for these four plans, Weyerhaeuser has not allocated a portion of Weyerhaeuser’s pension assets or prepared detailed employee benefit plan disclosures for the stand-alone financial statements of the Weyerhaeuser Fine Paper Business in a manner that would be consistent with the level of detail provided in Weyerhaeuser’s consolidated financial statements.

As described above in “– Basis of Presentation of Financial Statements,” a portion of the pension costs have been allocated to the Weyerhaeuser Fine Paper Business for purposes of presenting the results of operations in the stand-alone financial statements. Not only is the allocation subject to subjective estimates of Weyerhaeuser management, but the key assumptions used to determine the amounts recorded in Weyerhaeuser’s financial statements also include subjective estimates including the discount rate, the expected return on plan assets, anticipated trends in health care costs, assumed increases in salaries, mortality rates, and other factors. These assumptions were reviewed with external advisors at the end of each fiscal year and are updated as appropriate. Actual experience that differs from the assumptions could have a significant effect on the Company’s financial position, results from operations or cash flows. Other factors that affect the level of net periodic benefit income or expense that is recognized in a given year include actual pension fund performance, plan changes and changes in plan participation or coverage.

Impairment of Long-lived Assets

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment. In order to determine whether long-lived assets and goodwill are impaired, and the amount and timing of impairment charges, the Predecessor Company was required to estimate future cash flows, residual values and fair values of the related assets. Key assumptions used in those calculations include the probability of alternative outcomes, product pricing, raw material costs, volumes of product to be sold and discount rates. Management of the Company believes that the estimates of future cash flows and fair values are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

The Predecessor Company grew substantially through acquisitions over the last several years. A large portion of the net book value of its property and equipment represents amounts allocated to those assets as part of the allocation of the purchase price of those acquisitions. Due to these allocations, a large portion of the Predecessor Company’s long-term assets are valued at relatively current amounts. Also as a result of acquisitions, the Weyerhaeuser Fine Paper Business reported goodwill of approximately $763 million on its balance sheets at the end of 2005, of which $749 million was deemed impaired in the first quarter of 2006.

Prospective Accounting Pronouncements

See note 2 to combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C for a summary of prospective accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

The Predecessor Company is exposed to market risk from changes in commodity prices and foreign currency exchange rates. The Company monitors and manages these risks as an integral part of its overall risk management program.

Commodity Risk

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months into the future. Weyerhaeuser formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by Weyerhaeuser to individual facilities based on projected usage of natural gas. The Predecessor Company recognized its allocable share of the gains and losses on Weyerhaeuser’s derivative financial instruments in earnings when the forecasted purchases occurred. A summary of amounts related to the Predecessor Company’s participation in the Weyerhaeuser hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
(Dollars in millions)
Net gain recognized in cost of products sold	$—	$12	$1
Unrealized gains (losses) not yet recognized in the statements of operations at the end of the period	$(9)	$18	$3

Following the Acquisition Transactions, the Company does not participate in this hedging program. The Company intends to evaluate new hedging arrangements upon the consummation of the Acquisition Transactions. See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Schedule C.

Foreign Currency Risk

The Predecessor Company’s results of operations and cash flows are affected by changes in the Canadian dollar relative to the U.S. dollar. See “Risk Factors – Risks Related to the Industries and Businesses of the Company and Domtar Inc. – The Company is affected by changes in currency exchange rates.”

The Predecessor Company did not historically actively hedge foreign currency risk, except to the extent that foreign currency liabilities provided a natural hedge.

SELECTED HISTORICAL FINANCIAL DATA OF DOMTAR INC.

The following sets forth selected historical consolidated financial data of Domtar Inc. for the periods and as of the dates indicated. The selected consolidated financial data as of December 31, 2005 and 2006 and for the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from the consolidated audited financial statements of Domtar Inc., which financial statements, and the report of PricewaterhouseCoopers LLP thereon, are included elsewhere in this Schedule C. The selected consolidated financial data as of December 31, 2002, 2003 and 2004 and for the fiscal years ended December 31, 2002 and December 31, 2003 have been derived from the audited consolidated financial statements of Domtar Inc. which are not included in this Schedule C.

The selected historical financial information of Domtar Inc. as of and for the six-months ended June 30, 2006 and for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007 has been derived from the unaudited interim consolidated financial statements of Domtar Inc., which, in the opinion of Domtar Inc.’s management, include all adjustments necessary for a fair presentation of Domtar Inc.’s financial position, results of operations and cash flows. The unaudited interim consolidated financial statements are included elsewhere in this Schedule C. Results for the periods from January 1, 2007 to March 6, 2007 and from March 7, 2007 to June 30, 2007 are not necessarily indicative of results that may be expected for the entire year.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Domtar Inc.” and the financial statements of Domtar Inc. and the notes thereto included elsewhere in this Schedule C. For a discussion of the differences between U.S. GAAP and Canadian GAAP, see note 23 to the audited consolidated financial statements of Domtar Inc. contained elsewhere in this Schedule C.

U.S. GAAP/U.S. dollar(2)	Year ended					Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006
(Dollars in millions, except per share data)
Statement of Operations Data:
Sales	$3,241	$3,129	$3,373	$3,498	$3,492	$582	$1,041	$1,773
Operating income (loss) from continuing operations before depreciation, depletion and amortization	448	165	264	(27)	435	25	100	105
Net earnings (loss) from continuing operations	(17)	(144)	(64)	(329)	27	(31)	2	(48)
Net earnings (loss)	20	(167)	(58)	(414)	226	(31)	1	(31)
Net earnings (loss) per share from continuing operations-basic and diluted	(0.08)	(0.64)	(0.28)	(1.44)	0.11
Net earnings (loss) per share-basic and diluted	0.08	(0.74)	(0.26)	(1.81)	0.98

Balance Sheet Data (at period end):
Cash and cash equivalents	15	32	37	58	551		35	81
Property, plant and equipment, net	3,215	3,272	3,236	2,834	2,639		2,931	3,116
Total assets	4,201	4,383	4,554	4,152	4,082		4,551	4,401
Total long-term debt (Including current portion, excluding capital leases)	1,452	1,438	1,534	1,721	1,590		1,666	1,917
Total shareholders’ equity	1,690	1,801	1,849	1,348	1,496		1,742	1,406

Canadian GAAP/CDN dollar	Year ended					Jan. 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007(1)	Six months ended June 30, 2006
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006
(Dollars in millions, except per share data)
Statement of Operations Data:
Sales	$5,146	$4,420	$4,403	$4,247	$3,989	$684	$1,178	$2,037
Operating income (loss) from continuing operations before depreciation, depletion and amortization	659	251	348	(20)	521	35	121	134
Net earnings (loss) from continuing operations	94	(179)	(63)	(310)	63	(32)	12	(50)
Net earnings (loss)	141	(193)	(42)	(388)	328	(33)	12	(33)
Net earnings (loss) per share from continuing operations-basic and diluted	0.41	(0.79)	(0.28)	(1.36)	0.27
Net earnings (loss) per share-basic	0.62	(0.86)	(0.19)	(1.69)	1.42
Net earnings (loss) per share-diluted	0.61	(0.86)	(0.19)	(1.69)	1.42

Balance Sheet Data (at period end):
Cash and cash equivalents	38	48	52	83	649		43	94
Property, plant and equipment, net	5,387	4,540	4,215	3,634	3,044		3,131	3,426
Total assets	6,847	5,855	5,681	5,192	4,955		4,855	4,923
Total long-term debt (including current portion, excluding capital leases)	2,503	2,048	2,023	2,248	1,880		1,773	2,165
Total shareholders’ equity	2,554	2,171	2,046	1,609	1,941		1,864	1,556

(1)	As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to that date. The financial condition and results of operations for the period from January 1, 2007 to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

(2)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate for fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, as well as the six months ended June 30, 2006, and based on the United States Federal Reserve noon rate for the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007.

	Year ended December 31,					January 1, 2007 to March 6, 2007	March 7, 2007 to June 30, 2007	Six months ended June 30, 2006
	2002	2003	2004	2005	2006
Period end	$1.5796	$1.2924	$1.2036	$1.1659	$1.1653	$—	$1.0634	$1.1138
Average	$1.5703	$1.410	$1.3013	$1.2114	$1.1344	$1.1733	$1.1158	$1.1384

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF DOMTAR INC.

FOR THE PERIOD ENDED JUNE 30, 2007 AND FOR THE YEAR ENDED DECEMBER 31, 2006

Management’s Discussion and Analysis (MD&A) relates to the financial condition and results of Domtar Inc.’s operations. Except where otherwise indicated, all financial information reflected herein is unaudited and determined on the basis of Canadian generally accepted accounting principles (GAAP). This interim MD&A should be read in conjunction with Domtar Inc.’s unaudited interim consolidated financial statements and notes thereto as well as with Domtar Inc.’s most recent annual MD&A and audited consolidated financial statements and notes thereto.

On March 7, 2007, the closing date of the Acquisition Transactions, Domtar Inc. adopted fresh start reporting. In accordance with Section 1625 of the Canadian Institute of Chartered Accountants (CICA) Handbook, Comprehensive Revaluation of Assets and Liabilities (“CICA 1625”), prior period financial information has not been restated to reflect the impact of the fair value adjustments and, accordingly, certain amounts in prior periods are not directly comparable.

Domtar Inc.’s financial condition and results of operations for the second quarter of 2007 reflect the application of fresh start reporting. Domtar Inc.’s combined financial condition and results of operations for the six month period ended June 30, 2007 represents the combination of the financial condition and results of operations prior to the application of fresh start reporting, being the period from January 1, 2007 to March 6, 2007, and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 which reflect the application of fresh start reporting. Domtar Inc.’s financial condition and results of operations for the second quarter of 2006 and the six month period ended June 30, 2006 represents the financial condition and results of operations for the quarter as previously reported.

This MD&A uses non-GAAP information for the presentation of the combined financial results of the first quarter of 2007 and six month period ended June 30, 2007. Such combined financial results are for illustrative purposes only and are provided for the purpose of allowing a year-to-date over year-to-date comparison of financial condition and results of operations. This non-GAAP combined financial condition and results of operations will be referred to throughout this MD&A as “combined” information. As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations following that date are not directly comparable to those prepared for Domtar Inc. prior to that date. The financial condition and results of operations for the period ended March 6, 2007 and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

In accordance with industry practice, in this MD&A, the term “ton” or the symbol “ST” refers to a short ton, an imperial unit of measurement equal to 0.9072 metric tons, the term “tonne” or the symbol “MT” refers to a metric ton and the term “MFBM” refers to million foot board measure. In this MD&A, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars, and the term “dollars” and the symbols “$” and “CDN$” refer to Canadian dollars. The term “U.S. dollars” and the symbol “US$” refer to United States dollars and the term “U.S.” refers to the United States.

This MD&A contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Second Quarter 2007 Overview

For the second quarter of 2007, Domtar Inc. reported operating income from continuing operations of $28 million, compared to operating income from continuing operations of $10 million in the second quarter of 2006. Results for the second quarter of 2007 benefited from higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, resulting in part from the permanent and indefinite closures of some of Domtar Inc.’s pulp and paper mills and sawmills, higher mark-to-market gains on financial instruments and lower charges on Domtar Inc.’s softwood lumber exports. These factors were partially offset by lower shipments for paper and pulp, the negative impact of a stronger Canadian dollar, lower average selling prices for Domtar Inc.’s wood products, and higher maintenance costs.

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at the Woodland paper mill and another at the Port Edwards paper mill, as well as the Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having a production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Domtar Corp.’s remanufacturing facility in Sullivan, Québec and its interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At June 30, 2007, Domtar Inc. accounted for the assets and liabilities of the Wood business owned by Domtar Inc. as held and used in accordance with Section 3475 of the CICA Handbook, Accounting for the Impairment or Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. Domtar Corp. does not expect to recognize a gain or loss from the sale upon closing.

The Acquisition Transactions

Domtar Inc. is an indirect wholly-owned subsidiary of Domtar Corp. since March 7, 2007. Domtar Corp. was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser.

Domtar Corp. is a holding company organized for the sole purpose of holding Weyerhaeuser’s Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. Domtar Corp. had no operations prior to March 7, 2007.

In conjunction with the Acquisition Transactions and in accordance with CICA 1625, Domtar Inc. undertook a comprehensive revaluation (or “Push Down”) of its assets and liabilities as at March 7, 2007. In accordance with CICA 1625, prior period financial information has not been restated to reflect the impact of the fair value adjustments, and accordingly, certain amounts in the prior periods are not directly comparable.

Comprehensive Revaluation

Domtar Inc. applied fresh start reporting on March 7, 2007. As a result, all assets and liabilities are reported at fair values, except for future income taxes, which are reported in accordance with Section 3465 of the CICA Handbook, Income Taxes.

The fair values of the assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar Inc. is in the process of completing Domtar Inc.’s valuation of certain assets and liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

Domtar Corp. has refined its preliminary purchase price allocation presented in Domtar Inc.’s first quarter financial statement, to reflect the impact of the restructuring measures announced in July 2007 and the agreement to sell substantially all of the Wood business on the fair value of the assets acquired and the liabilities assumed. As a result, Domtar Inc. has revised its valuation of certain assets and liabilities as of the date of the application of push-down accounting. As such, inventory decreased by $8 million, property, plant and equipment increased by $95 million, trade and other payables increased by $22 million, other liabilities and deferred credits increased by $6 million and deferred income tax liability – non current increased by $15 million. This resulted in a $44 million decrease in goodwill.

Discontinued Operations

Effective in the second quarter of 2006, as a result of the permanent closure of Domtar Inc.’s Vancouver paper mill, the financial information pertaining to Domtar Inc.’s Vancouver paper mill was no longer included in Domtar Inc.’s Papers business but presented as a discontinued operation and as assets held for sale. Accordingly, the statement of consolidated earnings and consolidated cash flows for prior periods have been restated to reflect this presentation. Effective December 29, 2006, upon the sale of Domtar Inc.’s 50% interest in Norampac, the financial information pertaining to Norampac is disclosed as a discontinued operation. Accordingly, the statement of consolidated earnings and consolidated cash flows for 2006 and prior periods have been restated to reflect this presentation. In accordance with GAAP, due to the fact that Domtar Inc. continues to sell certain products formerly produced at Domtar Inc.’s Cornwall and Ottawa paper mills, those operations remain in Domtar Inc.’s continuing operations.

Domtar Inc.’s Business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers (paper and pulp), Paper Merchants and Wood. For a description of these business segments, see “Business of the Company” and “Business of Domtar Inc.”

Summary of Financial Results

Financial Highlights

			Three months ended June 30		Six months ended June 30
(In millions of Canadian dollars, unless otherwise noted)			2007	2006	2007	2006
Sales			$892	$998	$1,862	$2,037
Operating income (loss) from continuing operations			28	10	43	(7)
Loss from continuing operations			(5)	(22)	(20)	(50)
Net loss			(5)	(9)	(21)	(33)
Average exchange rates	CDN$		1.098	1.122	1.135	1.138
		US$	0.910	0.891	0.881	0.879

Second Quarter 2007 vs Second Quarter 2006 Overview

Sales of $892 Million

Sales in the second quarter of 2007 amounted to $892 million, a decrease of $106 million or 11% from sales of $998 million in the second quarter of 2006. This decrease in sales was primarily attributable to lower shipments for paper and pulp, lower shipments for wood products, mostly resulting from the permanent or indefinite closures of sawmills, lower average selling prices for lumber, as well as the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar. These factors were partially offset by higher average selling prices for paper and pulp.

Cost of Sales of $754 Million

Cost of sales decreased by $122 million or 14% in the second quarter of 2007 compared to the second quarter of 2006. This decrease was mainly attributable to lower production and shipments for paper and wood products, lower restructuring costs, the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses and the realization of savings stemming from restructuring activities, resulting in part from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the permanent or indefinite closures of sawmills. Other factors causing a decrease in cost of sales included lower costs for energy and lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge). These factors were partially offset by higher costs for purchased fiber and chemical and higher maintenance costs in the second quarter of 2007.

Selling, General and Administrative Expenses of $57 Million

Selling, general and administrative (“SG&A”) expenses increased by $14 million or 33% in the second quarter of 2007 compared to the second quarter of 2006. SG&A for the second quarter of 2007 included mark-to-market gains on financial instruments of $11 million and transaction and integration costs of $5 million. The SG&A for the second quarter of 2006 included a $7 million refund received as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006 and an unrealized mark-to-market loss of $1 million. Excluding these items, SG&A expenses increased by $14 million in the second quarter of 2007 compared to the second quarter of 2006, mainly due to higher overall costs.

Operating Income from Continuing Operations of $28 Million

Operating income from continuing operations in the second quarter of 2007 amounted to $28 million, compared to operating income from continuing operations of $10 million for the second quarter of 2006. The $18 million improvement in operating income from continuing operations was principally attributable to the factors mentioned above.

Net Loss of $5 Million

Net loss amounted to $5 million in the second quarter of 2007 compared to a net loss of $9 million in the second quarter of 2006. The $4 million improvement in net loss was mainly attributable to the factors mentioned above, partially offset by a decrease in earnings from discontinued operations in the second quarter of 2007.

Six Months Ended June 30, 2007 vs Six Months Ended June 30, 2006 Overview

Sales of $1,862 Million

Combined sales for the first six months of 2007 amounted to $1,862 million, a decrease of $175 million or 9% from sales of $2,037 million in the first six months of 2006. This decrease in sales was primarily attributable to lower shipments for paper, mostly resulting from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006, lower shipments for pulp, lower shipments for wood products, mostly resulting from the permanent or indefinite closures of sawmills, and lower average selling prices for lumber. These factors were partially offset by higher average selling prices for paper and pulp.

Cost of Sales of $1,556 Million

Combined cost of sales decreased by $251 million or 14% in the first six months of 2007 compared to the first six months of 2006. This decrease was mainly attributable to lower production and shipments for paper and wood products, lower costs for freight and energy, the realization of savings stemming from restructuring activities, resulting mostly from the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the permanent or indefinite closures of sawmills and lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge). These factors contributing to lower costs of sales between comparable periods were partially offset by higher costs for purchased fiber and chemicals in the second quarter of 2007 and investment tax credits related to research and development expenditures received in the first quarter of 2006.

Selling, General and Administrative Expenses of $150 Million

Combined SG&A expenses increased by $54 million or 56% in the first six months of 2007 compared to the first six months of 2006. SG&A for the first six months of 2007 included transaction and integration costs of $39 million, mark-to-market gains on financial instruments of $17 million and an increase in an environmental provision of $10 million. The SG&A for the first six months of 2006 included income of $7 million for a legal settlement, a $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006 and an unrealized mark-to-market loss of $1 million. Excluding these items, SG&A expenses increased by $9 million in the first six months of 2007 compared to the first six months of 2006, mainly due to higher overall costs.

Operating Income from Continuing Operations of $43 Million

Combined operating income from continuing operations in the first six months of 2007 amounted to $43 million, compared to an operating loss from continuing operations of $7 million in the first six months of 2006. The $50 million improvement in operating income from continuing operations was principally attributable to the factors mentioned above.

Net Loss of $21 Million

Combined net loss amounted to $21 million in the first six months of 2007 compared to a net loss of $33 million in the first six months of 2006. This $12 million improvement in net loss was mainly attributable to the factors mentioned above, and a decrease in financing expense, partially offset by an increase in income tax expense and a decrease in earnings from discontinued operations in 2007.

Papers

	Three months ended June 30		Six months ended June 30
Selected Information	2007	2006	2007	2006
(In millions of Canadian dollars, unless otherwise noted)			(Combined)
Sales
Total sales	$633	$693	$1,331	$1,405
Intersegment sales to Paper Merchants	(61)	(68)	(136)	(151)

	572	625	1,195	1,254

Operating income (loss) from continuing operations	49	17	108	(1)

Shipments
Paper (in thousands of ST)	508	572	1,042	1,205
Market pulp (in thousands of ADMT)	140	154	283	289

Sales and Operating Income from Continuing Operations

Sales

Sales in Domtar Inc.’s Papers business amounted to $572 million in the second quarter of 2007, a decrease of $53 million or 8% from sales of $625 million in the second quarter of 2006. This decrease in sales was mainly attributable to lower shipments for paper and pulp, as well as the negative impact of a stronger quarter-over-quarter value of the Canadian dollar. These factors were partially offset by higher average selling prices for paper and pulp. For the six-month period ended June 30, 2007, combined sales in Domtar Inc.’s Papers business decreased by $59 million or 5% compared to the six month period ended June 30, 2006 for the same reasons as noted above.

Operating income

Operating income from continuing operations in Domtar Inc.’s Papers business totaled $49 million in the second quarter of 2007 compared to operating income from continuing operations of $17 million in the second quarter of 2006. The $32 million improvement in operating income from continuing operations is largely the result of higher average selling prices for paper and pulp, lower restructuring costs, mark-to-market gains on financial instruments and the realization of savings stemming from restructuring activities, mostly due to the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective in the first quarter of 2006. These factors were partially offset by lower shipments for paper and pulp, the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, higher costs for purchased fiber and chemicals and higher costs for maintenance. For the six-month period ended June 30, 2007, combined operating income from continuing operations totaled $108 million in 2007 compared to an operating loss from continuing operations of $1 million for the six-month period ended June 30, 2006. The $109 million improvement in operating income from continuing operations was due to higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, mostly related to the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective in the first quarter of 2006. These factors were partially offset by lower shipments for paper and pulp and higher costs for purchased fiber and chemicals in the second quarter of 2007, as well as income of $7 million from a legal settlement and a $7 million investment tax credit related to research and development expenses, both recorded in the first quarter of 2006.

Pricing Environment

In Domtar Inc.’s Papers business, average transaction prices, denominated in U.S. dollars, increased in the second quarter of 2007 compared to the second quarter of 2006. Within Domtar Inc.’s Canadian operations, although the rise of the Canadian dollar negatively impacted Canadian dollar denominated prices, which are derived from U.S. dollar denominated prices, Domtar Inc.’s average transaction prices denominated in Canadian dollars increased in the second quarter of 2007 compared to the second quarter of 2006, with the exception of offset grades.

Domtar Inc.’s average transaction prices, denominated in U.S. dollars, for its basket of copy and offset grades, increased on average by approximately 9% in the second quarter of 2007 compared to the second quarter of 2006. Within this basket, Domtar Inc.’s average transaction prices for copy 20 lb. sheets and offset 50 lb. rolls, which represented approximately 36% of Domtar Inc.’s paper sales in the second quarter of 2007, were higher on average by US$95/ton and US$1/ton, respectively, in the second quarter of 2007 compared to the second quarter of 2006. A US$60/ton price increase for cut-size announced in the first quarter of 2007 was implemented in the second quarter of 2007.

Domtar Inc.’s average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by US$106/tonne and Domtar Inc.’s average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by US$31/tonne in the second quarter of 2007 compared to the second quarter of 2006. A US$20/tonne price increase was implemented on softwood pulp in April 2007 and on Domtar Inc.’s hardwood pulp in June 2007. A subsequent $20/tonne price increase has been announced for both softwood and hardwood effective in July and August 2007, respectively.

Operations

Shipments

Domtar Inc.’s paper shipments decreased by 64,000 tons in the second quarter of 2007 when compared to the second quarter of 2006. This decrease is mainly due to the lower demand, resulting in higher lack-of-order downtime in the second quarter of 2007, and the permanent closures of Domtar Inc.’s Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006.

Domtar Inc.’s pulp trade shipments (the amount of pulp shipments in excess of Domtar Inc.’s internal requirements) decreased by 14,000 tonnes in the second quarter of 2007 when compared to the second quarter of 2006.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased and the mill has been closed for an indefinite period since November 2005.

Restructuring

In July 2007, Domtar Corp. announced that it will permanently close two paper machines, one at Domtar Inc.’s Woodland paper mill and another at Domtar Inc.’s Port Edwards paper mill, as well as Domtar Inc.’s Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

In November 2005, Domtar Inc. announced the permanent shut down of its Cornwall and Ottawa paper mills, which became effective at the end of the first quarter of 2006. As a result, the book value of these mills was reduced to their net recoverable value. Domtar Inc. also announced its intention to seek a buyer for its Vancouver paper mill, which was permanently closed as at the end of the second quarter of 2006. Preceding the sale, Domtar Inc.’s Vancouver paper mill was presented as assets held for sale. On May 9, 2007, Domtar Inc. concluded the sale of the Vancouver property for total proceeds of $23 million. In September 2006, Domtar Inc.

sold its facility and land in Cornwall, for proceeds of $4 million and a corresponding gain of $1 million ($1 million net of income taxes). These closures resulted in a reduction of Domtar Inc.’s production capacity of 145,000 tonnes of pulp and 450,000 tons of paper per annum and impacted approximately 1,380 positions.

Other

In November 2005, Domtar Inc. announced the indefinite shut down of its Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions. Domtar Inc.’s Lebel-sur-Quévillon pulp mill is still indefinitely idled due to factors such as high wood fiber, energy and transportation costs, a strong Canadian dollar and uncompetitive labor costs.

Paper Merchants

	Three months ended June 30		Six months ended June 30
Selected Information	2007	2006	2007	2006
(In millions of Canadian Dollars)			(Combined)
Sales	249	256	520	533
Operating income (loss) from continuing operations	3	3	9	7

Sales and Operating Income from Continuing Operations

Sales

Domtar Inc.’s Paper Merchants business generated sales of $249 million in the second quarter of 2007, a decrease of $7 million or 3% in comparison to the second quarter of 2006. This decrease was mainly attributable to lower shipments and the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, partially offset by higher average selling prices. On a year-to-date basis, combined sales amounted to $520 million in 2007, reflecting a $13 million or 2% decrease compared to sales of $533 million in 2006. This decrease was attributable to the factors explained above.

Operating Income

Operating income from continuing operations amounted to $3 million in the second quarter of 2007, unchanged from the operating income of $3 million recorded in the second quarter of 2006. Combined operating income from continuing operations amounted to $9 million in the first half of 2007 compared to $7 million in the first half of 2006. This $2 million increase is largely due to the impact of a bad debt expense incurred in the first quarter of 2006, partially offset by lower shipments in 2007.

Wood

	Three months ended June 30		Six months ended June 30
Selected Information	2007	2006	2007	2006
(In millions of Canadian dollars, unless otherwise noted)			(Combined)
Sales
Lumber sales	$70	$115	$136	$231
Wood chips and other sales	13	15	31	47

Sub-total	83	130	167	278
Intersegment sales	(12)	(13)	(20)	(28)

	71	117	147	250
Operating loss from continuing operations	(19)	(10)	(32)	(15)
Shipments (millions of FBM)	191	270	367	526

Sales and Operating Loss from Continuing Operations

Sales

Sales in the Wood business amounted to $71 million in the second quarter of 2007, a decrease of $46 million or 39% compared to sales of $117 million in the second quarter of 2006. This decrease was largely attributable to lower shipments, which is the result of the indefinite shut down of three sawmills (two in Abitibi, Québec, and one in Ontario) at the end of 2006 and the permanent closure of Domtar Inc.’s Grand Remous and Malartic sawmills in June of 2006, lower selling prices for wood products and the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar. On a year-to-date basis, combined sales in the Wood business amounted to $147 million in 2007 compared to $250 million in 2006. The $103 million decrease in sales was attributable to the same factors mentioned above.

Operating Loss

Operating loss from continuing operations in the Wood business totaled $19 million in the second quarter of 2007 compared to an operating loss from continuing operations of $10 million in the second quarter of 2006. The $9 million increase in operating loss from continuing operations was mainly attributable to lower average selling prices, a $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006, the negative impact of a stronger quarter-over-quarter average value of the Canadian dollar, and lower shipments for lumber and chips mostly resulting from permanent or indefinite closures of sawmills. These factors were partially offset by lower production and energy costs, mostly resulting from the permanent or indefinite closures of sawmills in 2006, lower charges on Domtar Inc.’s softwood lumber exports (cessation of the countervailing and antidumping duties collected by the U.S. in October 2006, replaced by the application of an export charge) and the realization of savings stemming from restructuring activities. On a year-to-date basis, combined operating loss in the Wood business amounted to $32 million in 2007, an increase of $17 million over an operating loss from continuing operations of $15 million in 2006 for the same reasons as noted above.

Pricing Environment

Domtar Inc.’s average transaction price for Great Lakes 2x4 stud decreased by US$44/MFBM and Domtar Inc.’s average transaction price for Great Lakes 2x4 random length decreased by US$62/MFBM in the second quarter of 2007 compared to the second quarter of 2006.

Operations

Shipments

Domtar Inc.’s lumber shipments decreased by 79 million board feet of lumber in the second quarter of 2007 compared to the second quarter of 2006 as a result of sawmills that are permanently and indefinitely closed as well as the slowdown in the U.S. housing market.

Labor

In May 2007, a five year agreement was ratified with the union at Domtar Inc.’s Val d’Or sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for Domtar Inc.’s Sullivan remanufacturing facility have ceased (affecting approximately 60 employees) and effective during the second quarter of 2007, the sawmill is a non-unionized facility.

A collective agreement expired in June 2007 for Domtar Inc.’s Sainte-Marie sawmill and planer. Negotiations for the renewal of this collective agreement began in August 2007.

A collective agreement expired in August 2005 for Domtar Inc.’s Nairn Center sawmill. Negotiations have been suspended as the mill is shutdown for an indefinite period of time.

Other

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex Inc. for approximately CDN$285 million (approximately $268 million). The operations being sold consist of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val d’Or sawmills in Québec, as well as the remanufacturing facility in Sullivan, Québec. The sawmills have a production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Its interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. are also included in the transaction. Domtar Corp.’s sawmills in Saskatchewan are not included in the transaction. The transaction is subject to governmental approval for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has also agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt.

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement, Domtar Inc. announced the indefinite closure of its White River sawmill which became effective by the end of the second quarter of 2007. The closure impacted approximately 140 permanent positions and reduced Domtar Inc.’s production capacity by 110 million board feet of lumber.

In November 2005, the decision to temporarily shut down Domtar Inc.’s Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions, caused Domtar Inc. to indefinitely idle its adjacent sawmill. Additionally, in October 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower selling prices and demand for both lumber and wood chips. These closures impacted approximately 360 permanent positions and reduced production capacity by approximately 400 million board feet of lumber. As of June 30, 2007, with the exception of Domtar Inc.’s Val d’Or sawmill, which restarted in June 2007, these sawmills are still indefinitely closed.

In November 2005, due to reduced softwood fiber allocations, which have increased fiber costs in Québec, Domtar Inc. announced the permanent closures of its Grand-Remous and Malartic sawmills, which became effective in the second quarter of 2006. As a result, the book value of these sawmills was reduced to their net recoverable value. These closures impacted approximately 200 permanent positions and reduced production capacity by approximately 160 million board feet of lumber.

Fiber Supply

The Province of Québec adopted legislation, effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber Domtar Inc. was permitted to harvest annually, under Domtar Inc.’s licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Also, the reduction in harvest volume has a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the closure in November 2005 of Domtar Inc.’s pulp mill at Lebel-sur-Quévillon due to unfavorable economic conditions and no alternative markets for chips produced by Domtar Inc.’s sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. In June 2007, Domtar Inc. restarted its Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Financing Expenses and Income Taxes

Financing Expenses

In the second quarter of 2007, financing expenses amounted to $24 million compared to $40 million in the second quarter of 2006. The $16 million decrease in financing expenses was largely due to lower borrowings, the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar interest expense and to interest earned on Domtar Inc.’s long-term advances to related parties. On a year-to-date basis, Domtar Inc.’s financing expense amounted to $52 million in 2007 compared to $75 million in 2006. This $23 million decrease in financing expenses is largely due to the same reason explained above and lower utilization of Domtar Inc.’s securitization program during the first quarter of 2007.

Income Taxes

In the second quarter of 2007, Domtar Inc.’s income tax expense was $9 million compared to an income tax recovery of $8 million in the second quarter of 2006. On a year-to-date basis, Domtar Inc.’s income tax expense amounted to $11 million in 2007 compared to a recovery of $32 million in 2006. During the second quarter of 2007, the Company presumed that the undistributed earnings of its U.S. subsidiaries will be distributed to its parent company. As such, the Company has recorded an amount of $4 million for U.S. withholding taxes payable on future distributions from the U.S. subsidiaries to the Canadian parent company. Domtar Inc.’s 2007 income tax expense and effective tax rate are impacted by the mix and level of earnings subject to different tax jurisdictions and the differences in tax rates applicable to Domtar Inc.’s foreign subsidiaries. The change in the Canadian federal income tax rate became enacted in the second quarter of 2007, but did not have a significant impact on the income tax expense.

Liquidity and Capital Resources

Domtar Inc.’s principal cash requirements are for working capital, capital expenditures, as well as principal and interest payments on Domtar Inc.’s debt. Domtar Inc. expects to fund its liquidity needs primarily with internally generated funds from its operations and, to the extent necessary, through borrowings under its revolving credit facility. Domtar Inc. also has the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and credit ratings.

Operating Activities

Cash flows provided from operating activities of continuing operations totaled $39 million in the second quarter of 2007 compared to cash flows provided from operating activities of continuing operations of $46 million in the second quarter of 2006. This $7 million decrease in cash flows generated from continuing operations mainly reflects an increase in requirements for working capital, primarily due to inventory fluctuations. Domtar Inc.’s operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes. On a year-to-date basis, combined cash flows provided from operating activities of continuing operations totaled $125 million in 2007 compared to $25 million in 2006. This $100 million increase in cash flows generated from continuing operations mainly reflects a decrease in requirements for working capital and an increase in profitability.

Investing Activities

Cash flows used for investing activities of continuing operations totaled $20 million in the second quarter of 2007 compared to cash flows used for investing activities of continuing operations of $26 million in the second quarter of 2006. The $6 million decrease in cash flows used for investing activities of continuing operations was mainly attributable to a decrease in long-term advances to related parties of $6 million. On a year-to-date basis, combined cash flows used for investing activities of continuing operations totaled $700 million in 2007 compared to cash flows used for investing activities of continuing operations of $46 million. The $654 million increase in cash flows used for investing activities of continuing operations was mainly attributable to an increase in long-term advances to related parties of $653 million. Capital expenditures required to maintain existing operations are approximately $90 million annually.

Financing Activities

In the second quarter of 2007, cash flows used for financing activities of continuing operations amounted to $32 million compared to $18 million in the second quarter of 2006. This $14 million increase in cash flows used for financing activities of continuing operations is largely attributable to payments made under Domtar Inc.’s old revolving credit facility during the second quarter of 2006, partially offset by a decrease in bank indebtedness of $29 million during the second quarter of 2007. On a year-to-date basis, combined cash flows used for financing activities of continuing operations totaled $28 million in 2007 compared to cash flows provided from financing activities of continuing operations of $41 million in 2006. This $69 million decrease in cash flows provided from financing activities of continuing operations is largely attributable to higher net borrowings under Domtar Inc.’s revolving credit facility in 2006.

Capital Resources

Net indebtedness was $1,785 million as at June 30, 2007 compared to $1,304 million as at December 31, 2006. The $481 million increase in net indebtedness was largely due to a decrease in cash and cash equivalents resulting from long-term advances to related parties, which as at June 30, 2007 amounted to $653 million, partially offset by lower borrowings under Domtar Inc.’s revolving credit facility.

In connection with the Acquisition Transactions, Domtar Inc., Domtar Corp. and Domtar Paper Company, LLC entered into a new Credit Agreement, dated March 7, 2007, which consisted of a seven-year senior secured Term loan B facility of US$800 million and a five year US$750 million secured revolving credit facility. During the second quarter of 2007, the Term Loan B facility was reduced to $720 million mainly as a result of optional repayments by Domtar Corp. This new facility replaced the prior facility of Domtar Inc., which consisted of a US$600 million unsecured revolving credit facility. The revolving credit facility may be used for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans to Domtar Inc. and Domtar Corp. Borrowings by Domtar Inc. and Domtar Paper Company, LLC under the revolving credit facility will be made available in U.S. dollars and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and be limited to US$150 million (or the Canadian equivalent thereof).

Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or a U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are discounted at bankers’ acceptance rates in Canada and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on Domtar Corp.’s consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of Domtar Corp. and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations); liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business and the proposed amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving credit commitments are outstanding, Domtar Corp. is required to comply with a consolidated EBITDA to interest coverage ratio of greater than 2.5x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.50x on December 31, 2008, in each case, as defined in the Credit Agreement. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the Term Loan B facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice. The Term Loan B has restrictions on the amount of new debt that may be borrowed subject to certain exceptions and the Credit Agreement contains customary events of default.

Domtar Corp. and its subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of Domtar Inc., subject to agreed exceptions.

The obligations of Domtar Inc. in respect of the senior secured credit facilities are secured by all of the equity interests of Domtar Corp.’s subsidiaries, other than the U.S. subsidiaries of Domtar Inc. and 65% of the equity interests of Domtar Corp.’s direct and indirect first-tier foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of Domtar Corp.’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar Inc.). Domtar Inc.’s obligations are secured by all of the equity interests of Domtar Corp.’s direct and indirect subsidiaries, subject to agreed exceptions and perfected first priority security interest, lien and hypothec in the inventory of Domtar Inc. and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

As at June 30, 2007, Domtar Inc. had no letters of credit outstanding and no amounts drawn in the form of a bank overdraft under the revolving credit facility, resulting in US$150 million ($160 million) of availability for Domtar Inc. for future drawings under this facility. In addition, as at June 30, 2007, a separate letter of credit of $2 million was outstanding. Domtar Corp. had US$701 million of availability under this facility, after taking into account US$49 million ($52 million) of outstanding letters of credit. As at December 31, 2006, under the previous credit facility, there were no drawings under the credit facility, US$16 million ($18 million) of letters of credit outstanding and no amounts drawn in the form of bank overdraft and included in “Bank indebtedness.”

The indentures related to the 10% and 10.85% debentures limit the amount of dividends that may be paid and the amount of shares that may be repurchased for cancellation. These indentures also require that no new long-term debt be incurred, unless total long-term debt is less than 50% of consolidated net tangible assets, but do not restrict the incurrence of new long term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All Domtar Inc.’s borrowing agreements contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

Credit Ratings

Domtar Inc. is a co-borrower in respect to a revolving credit (for up to US$150 million, guaranteed by Domtar Corp.) under its parent Domtar Corp.’s US$1,550 million secured revolving credit and term loan facility as well as the obligor under six unsecured issues of notes and debentures. The ratings listed below represent a risk assessment of these obligations.

Rating Agency	Security	Rating

Moody’s Investors Services	Secured Credit Facility of Domtar Corp. and Domtar Inc.	Ba1

	Unsecured debt obligations of Domtar Inc.	B2

Standard & Poor’s	Secured Credit Facility of Domtar Corp. and Domtar Inc.	BB+

	Unsecured debt obligations of Domtar Inc.	B+

Dominion Bond Rating Service	Secured Credit Facility of Domtar Corp. and Domtar Inc.	BBB (low)

	Unsecured debt obligations of Domtar Inc.	BB (low)

	Preferred shares of Domtar Inc.	Pfd-5 (high)

The ratings by Moody’s Investors Services (Moody’s) are the fifth and sixth best ratings in terms of quality within nine rating gradations, with the numerical modifier 1 indicating a ranking at the top end of a rating category and the numerical modifier 2 indicating a ranking in the middle of a rating category. According to Moody’s, a rating of Ba has speculative elements and a rating of B is considered speculative. The ratings by Standard & Poor’s (S&P) are the fifth and sixth best ratings in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category. According to S&P, ratings of BB and B have significant speculative characteristics. The debt ratings by Dominion Bond Ratings (DBRS) are the fourth and fifth best ratings in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of a rating category. According to DBRS, a rating of BBB has adequate credit quality and a rating of BB is speculative and non-investment grade.

All the agencies have a “stable” outlook in respect to these ratings. Any reductions in Domtar Inc.’s credit ratings would have a negative impact on Domtar Inc.’s access to and cost of capital and financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common shares

Since March 7, 2007, the closing date of the Acquisition Transactions, all of Domtar Inc.’s issued and outstanding common shares are held indirectly by Domtar Corp.

As at June 30, 2007, Domtar Inc. had 231,709,007 common shares, 67,476 Series A Preferred Shares and 1,063,800 Series B Preferred Shares issued and outstanding.

Options granted under the Executive Stock Option Plan, whether vested or unvested, were exchanged on the same terms and conditions for an option to purchase a number of shares of common stock of Domtar Corp. equal to the number of Domtar Inc. common shares or of equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

The Employee Share Purchase Plans were terminated in February 2007.

Off Balance Sheet Arrangements

In the normal course of business, Domtar Inc. finances certain of its activities off balance sheet through leases and securitizations. The description of these arrangements and their impact on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006 can be found elsewhere in this MD&A. Off balance sheet arrangements have not changed materially since December 31, 2006. As at June 30, 2007 and December 31, 2006, the value of securitized receivables amounted to $138 million (US$130 million) and $23 million (US$20 million), respectively.

Related Party Transactions

In conjunction with the consummation of the Acquisition Transactions, a Canadian subsidiary of Domtar Inc. advanced $589 million (including US$500 million) to a Canadian subsidiary of Domtar Corp. and a U.S. subsidiary of Domtar Inc. advanced $64 million (US$60 million) to a U.S. subsidiary of Domtar Corp. to pay down indebtedness incurred in the Acquisition Transactions. The Canadian advance is for five years, bears interest at a variable rate based on the Canadian prime rate and is repayable at any time. The U.S. advance is for five years, bears interest at a variable rate based on the U.S. prime rate and is repayable at any time.

Domtar Corp.’s Canadian and U.S. subsidiaries have advanced certain funds to Domtar Inc.’s Canadian and U.S. subsidiaries in the normal course of business to finance its short-term liquidity needs. Ris Paper Company, Inc., an indirect wholly-owned subsidiary of Domtar Inc., purchases paper from Domtar Corp. under the same commercial terms as any other merchant who purchases paper from Domtar Corp.

Domtar Corp. exchanges fees with Domtar Inc. for management fees related to services rendered such as finance, legal, human resources, etc. The management fee is charged at cost or at cost plus, depending on the nature of the service rendered. The management fee for the period from March 7, 2007 to June 30, 2007 was not significant.

Guarantees

Domtar Inc. has provided certain guarantees with regards to its pension plans, its E.B. Eddy acquisition, its indemnifications related to the sale of its businesses and real estate, its debt agreements and its leases. Except as described below, the description of these guarantees and their impact on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006 can be found elsewhere in this MD&A and have not changed materially since December 31, 2006 except for the following:

E.B. Eddy Acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the Acquisition Transactions, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, Domtar Inc. received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $110 million as a result of the consummation of the Acquisition Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Acquisition Transactions triggered the purchase price adjustment and seeking a purchase price adjustment of $110 million as well as additional compensatory damages. Domtar Inc.

does not believe that the consummation of the Acquisition Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar Inc. may not be successful in Domtar Inc.’s defense of such claims, and if Domtar Inc. is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on Domtar Inc.’s liquidity, results of operations and financial condition.

Contractual Obligations and Commercial Commitments

In the normal course of business, Domtar Inc. enters into certain contractual obligations and commercial commitments, such as debentures and notes, operating leases, letters of credit and others. The summary of Domtar Inc.’s obligations and commitments as at December 31, 2006 can be found elsewhere in this MD&A and have not materially changed since December 31, 2006.

For the foreseeable future, Domtar Inc. expects cash flows from operations and from various sources of financing to be sufficient to meet Domtar Inc.’s contractual obligations and commercial commitments.

Selected Quarterly Financial Information

Selected quarterly financial information for the eight most recently completed quarters ending June 30, 2007 is disclosed below.

Selected Quarterly Financial Information

		2005					2006					2007
		1st	2nd	3rd	4th	Year	1st	2nd	3rd	4th	Year	1st	2nd
(In millions of Canadian dollars, unless otherwise noted)												(Combined)
Sales		$1,078	$1,097	$1,082	$990	$4,247	$1,039	$998	$1,013	$939	$3,989	$970	$892
Operating income (loss) from continuing operations		25	26	(34)	(366)	(349)	(17)	10	66	178	237	15	28
Earnings (loss) from continuing operations		5	—	(44)	(271)	(310)	(28)	(22)	22	91	63	(15)	(5)
Net earnings (loss)		10	2	(52)	(348)	(388)	(24)	(9)	38	323	328	(16)	(5)
Average exchange rates	CDN$	1.227	1.244	1.202	1.173	1.211	1.155	1.122	1.121	1.139	1.134	1.172	1.098
	US$	0.815	0.804	0.832	0.852	0.826	0.866	0.891	0.892	0.878	0.882	0.854	0.910

The first quarter of 2006 reflected an improvement in all of Domtar Inc.’s businesses over the fourth quarter of 2005. Domtar Inc.’s results from continuing operations benefited from higher average selling prices for the majority of Domtar Inc.’s products and higher shipments for paper. Nonetheless, Domtar Inc.’s results from continuing operations continued to be negatively affected by the strengthening of the Canadian dollar and high costs, especially for freight and energy. In light of this difficult context, Domtar Inc. continued to carry out its announced closure and restructuring initiatives, with the definite closures of Domtar Inc.’s Cornwall and Ottawa mills effective at the end of the first quarter of 2006. Results from continuing operations for the second quarter of 2006 continued to improve for the majority of Domtar Inc.’s businesses when compared to the first quarter of 2006. Although Domtar Inc.’s earnings from continuing operations were negatively impacted by lower shipments for pulp and paper, lower average selling prices for lumber and the continued strengthening of the Canadian dollar, Domtar Inc. benefited from higher average selling prices for pulp and paper, and the realization of savings stemming from its restructuring initiatives. As of September 30, 2006, Domtar Inc.’s Cornwall pulp and paper mill, Ottawa paper mill, Vancouver paper mill and Grand-Remous and Malartic sawmills were permanently shut down. Results from continuing operations for the third quarter of 2006 reflected an improvement in all of Domtar Inc.’s businesses over the second quarter, except for Wood. Domtar Inc.’s results from continuing operations benefited from higher average selling prices for the majority of Domtar Inc.’s products, except for lumber, higher shipments for pulp and higher investment tax credits related to research and development expenditures from prior years. In July 2006, Domtar Inc. settled a sales contract dispute, resulting in a payment to it of $14 million. Overall lower costs, partially resulting from the realization of savings stemming from restructuring initiatives throughout Domtar Inc.’s business segments further improved results in the third quarter of 2006. Results from continuing operations for the fourth quarter of 2006 reflected an improvement over the preceding quarter, due to the receipt of a $178 million refund plus interest of $22 million relating to lumber duties (net of special charge of $36 million), the gain on the sale of timberlands that amounted to $10 million ($6 million net of taxes), higher selling prices for pulp and paper and lower freight and energy costs. These were partially offset by lower shipments for all of Domtar Inc.’s major products, lower average selling prices for lumber, higher costs for purchased wood fiber and chemicals, offset by the weakening of the Canadian dollar. The wood sector continued to face difficult industry conditions including higher timber costs and lower demand for both lumber and wood chips. In addition, in the fourth quarter of 2006, Domtar Inc. sold its 50% interest in Norampac for a total cash consideration of $560 million, resulting in a gain of $237 million (net of applicable taxes) which is classified, as per GAAP, as discontinued operations.

The first quarter of 2007 included the impact of fresh start reporting (mostly related to amortization and pension costs that impacted periods after March 7, 2007) and costs of $34 million incurred relating to the Acquisition Transactions, while the fourth quarter of 2006 included the refund of softwood lumber duties of $164 million, costs of $25 million incurred relating to the Acquisition Transactions, a gain of $10 million realized on the sale of a parcel of timberlands and a charge of $5 million related to write downs of investments in the Wood business. When excluding these items, Domtar Inc.’s combined results for the Paper and Paper Merchants businesses slightly improved in the first quarter of 2007 compared to the results of Domtar Inc.’s fourth quarter of 2006 while the combined results of the Wood business deteriorated mostly due to the continuing difficult conditions prevailing in the wood sector. Domtar Inc.’s combined results from continuing operations in the first quarter of 2007 benefited from higher shipments of paper and wood products and slightly higher average selling prices for some of Domtar Inc.’s products. These factors were offset by an increase in Domtar Inc.’s environmental provision of $10 million as well as higher overall costs for freight, chemicals, energy and purchased fiber. Results for the second quarter of 2007 reflected a deterioration in all of Domtar Inc.’s businesses over the first quarter of 2007. The factors contributing to the deterioration of operating income from continuing operations include the negative impact of a stronger Canadian dollar, lower shipments for pulp and paper, lower average selling prices for Domtar Inc.’s wood products and higher maintenance costs. These factors were partially offset by lower manufacturing costs, higher average selling prices for paper and higher mark-to-market gains on financial instruments. During the second quarter of 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, with the exception of its sawmills in Saskatchewan and some forestlands. The sale is expected to close prior to December 31, 2007, pending governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. In addition, in July 2007 Domtar Corp. announced that it will permanently close two paper machines as well as its Gatineau paper mill and its converting center in Ottawa, expected to be effective by the end of October 2007.

Accounting Change

Accounting Changes

In July, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard, effective January 1, 2007, allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information and requires changes in accounting policy to be applied retrospectively unless doing so is impracticable. The initial adoption of this section had no significant impact on the consolidated financial statements under Canadian GAAP.

Financial Instruments

In April 2005, the CICA issued three new Handbook Sections in relation with financial instruments: Section 3855 “Financial Instruments – Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” Domtar Inc. adopted the provisions of these sections on January 1, 2007.

Financial Instruments – Recognition and Measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments – Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new statement:

•

All financial assets and liabilities are carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on trading financial assets and liabilities are recognized immediately in the consolidated statement of income while unrealized gains and losses on financial assets that are available for sale are recognized in other comprehensive income until their realization, after which these amounts are recognized in the consolidated statement of income.

•

All derivatives financial instruments are carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk is also recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness is recorded in the consolidated statement of income.

Comprehensive Income

Section 1530 introduced a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

On January 1, 2007, the initial adoption of this standard resulted in a decrease in other assets of $26 million, an increase in future income tax assets of $2 million, a decrease in other long-term liabilities and deferred credits of $5 million, a decrease in long-term debt of $14 million and an accumulated other comprehensive loss of $5 million.

Uncertainty in Income Taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48).” This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. Domtar Inc. adopted this Interpretation in conjunction with the fresh start reporting and the adoption of the accounting policies of Domtar Corp. (other than LIFO). Domtar Inc. considers FIN 48 is an appropriate source of Canadian GAAP under Section 1100, “Generally Accepted Accounting Principles.” FIN 48 was adopted effective January 1, 2007. The initial adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of Accounting Pronouncements Not Yet Implemented

Inventories

In March 2007, the Accounting Standards Board (“AcSB”) approved Handbook Section 3031 “Inventories.” The standard provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. The standard also permits the reversal of previous write-downs when there is a subsequent increase in the value of inventories. Finally, the standard provides guidance on the cost formulas that are used to assign costs to inventories and requires the consistent use of inventory policies by type of inventory with similar nature and use. The standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008, with earlier adoption encouraged. An entity may either apply this standard to the opening inventory for the period and adjust opening retained earnings by the difference in the measurement of opening inventory and prior periods are not restated; or an entity may apply this standard retrospectively and restate prior periods in accordance with Handbook Section 1506 “Accounting Changes.” Domtar Inc. does not expect the adoption of this standard to have a material impact on its consolidated financial position or results of operations.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect Domtar Inc.’s results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters and other asset retirement obligations, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes and closure and restructuring costs based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

The discussion on the methodology and assumptions underlying these critical accounting estimates, their effect on Domtar Inc.’s results of operations and financial position for the year ended December 31, 2006, as well as the effect of changes to these estimates can be found elsewhere in this MD&A and have not materially changed since December 31, 2006, except for the following.

Fair Value Adjustments and Fresh Start Reporting

Domtar Inc. applied fresh start reporting on March 7, 2007. As a result, all Domtar Inc.’s assets and liabilities have been reported at fair values, except for future income taxes, which are reported in accordance with the requirements of CICA Handbook Section 3465, Income Taxes.

The fair values of Domtar Inc.’s assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar Inc. is in the process of completing the valuation of certain assets and liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

As a result of the application of fresh start reporting, Domtar Inc.’s financial statements beginning with the financial statements for the first quarter of 2007 are not comparable to Domtar Inc.’s earlier financial statements.

Risks and Uncertainties

In the normal course of business, Domtar Inc. faces risks and uncertainties that in the event of their occurrence could materially adversely affect Domtar Inc.’s business and financial condition. For a summary of these risks and uncertainties, see “Risk Factors–Risks Related to the Industries and Businesses of the Company and Domtar Inc.”

Legal Proceedings

Domtar Inc. is involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. Domtar Inc. periodically reviews the status of these proceedings and assesses the likelihood of any adverse judgments or outcomes of its legal proceedings, and analyzes probable losses. While Domtar Inc. believes that the ultimate disposition of these matters will not have a material adverse effect on its financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on Domtar Inc.’s results of cash flow in a given quarter or year.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount subject to finalization of definitive agreements and court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Acquisition Transactions triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. Domtar Inc. does not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar Inc. may not be successful in its defense of such claims, and if Domtar Inc. is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on Domtar Inc.’s liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

Domtar Inc. is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. Domtar Inc. continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia on March 31, 1999 against Domtar Inc. and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia, including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (“the Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which Domtar Inc. expects will be determined in the third quarter of 2007.

Financial Instruments and Other Instruments

In the normal course of business, Domtar Inc. is exposed to certain financial risks, including interest rate risk, credit risk, foreign currency risk and price risk. Domtar Inc. does not use derivative instruments for speculative purposes. More information on financial instruments is presented elsewhere in this MD&A. Financial risks have not changed materially since December 31, 2006.

Outlook

Going into the second half of the year, fine paper volumes are expected to remain under pressure compared to last year while price realizations should improve compared to the second quarter as a result of the carry over from the price increases for copy paper and for pulp implemented late in the quarter. In light of the decline in North American demand for fine papers and the resulting excess capacity, notably in commercial printing paper grades, Domtar Inc. will continue to monitor its production and inventories to meet customer demand.

Controls and Procedures

In the second quarter ended June 30, 2007, the Company did not make any significant changes in, nor take any significant corrective actions regarding its internal controls or other factors that could significantly affect such internal controls. The Company’s CEO and CFO periodically review the Company’s disclosure controls and procedures for effectiveness and conduct an evaluation each quarter. As of the end of the first quarter, the Company’s CEO and CFO were satisfied with the effectiveness of the Company’s disclosure controls and procedures.

2006 Overview

Domtar Inc.’s 2006 results reflected a significant improvement when compared to 2005. Domtar Inc. benefited from higher average selling prices for paper and pulp, higher shipments for all of its major products except for wood (excluding the impact of mills that were indefinitely and permanently closed) and overall lower costs partially resulting from the realization of savings stemming from restructuring initiatives throughout Domtar Inc.’s business segments. Other factors that contributed to Domtar Inc.’s strengthened financial position were the refund of softwood duties, amounting to $178 million plus interest of $22 million (total of $164 million net of a special charge by the Canadian Government of $36 million), the realization of a gain of $237 million (net of applicable taxes of $62 million) on the sale of Domtar Inc.’s 50% interest in Norampac, the recognition of investment tax credits related to research and development expenditures from prior years and the settlement of a sales contract dispute resulting in a payment to Domtar Inc. of $14 million. These factors were partially offset by the strengthening of the Canadian dollar and lower average selling prices and shipments for wood products due to the continuing difficult conditions prevailing in the wood sector.

As at March 31, 2006, Domtar Inc.’s Cornwall pulp and paper mill and Ottawa paper mill were permanently shut down, and as at June 30, 2006, Domtar Inc.’s Vancouver paper mill and Grand-Remous and Malartic sawmills were also permanently shut down.

The Combination

In August 2006, Domtar Inc. signed a definitive agreement to combine with Weyerhaeuser’s fine paper business and related assets. Under the terms of the transaction, Weyerhaeuser’s fine paper business, consisting of 10 primary pulp and paper mills (seven in the United States and three in Canada), converting, forming and warehousing facilities, sales offices, two sawmills and logging and forest management operations was transferred into a newly formed company for stock and a cash payment of $1.35 billion provided by the new company through borrowings under a temporary credit facility. Weyerhaeuser distributed the shares of the new company to its shareholders through an exchange offer. Domtar Inc. combined with the newly formed company to create “Domtar Corporation.”

Discontinued Operations

Effective in the second quarter of 2006, as a result of the permanent closure of Domtar Inc.’s Vancouver paper mill, the financial information pertaining to Domtar Inc.’s Vancouver paper mill was no longer included in Domtar Inc.’s Papers business but presented as a discontinued operation and as assets held for sale. Accordingly, the statement of consolidated earnings and consolidated cash flows for prior periods have been restated to reflect this presentation. Effective December 29, 2006, the financial information pertaining to Norampac is disclosed as a discontinued operation. Accordingly, the statement of consolidated earnings and consolidated cash flows for 2006 and prior periods have been restated to reflect this presentation. In accordance with GAAP, due to the fact that Domtar Inc. continues to sell certain products formerly produced at the Cornwall and Ottawa paper mills, those operations remain in Domtar Inc.’s continuing operations.

On December 29, 2006, Domtar Inc. sold its packaging segment, which consisted of a 50% interest in Norampac, to Cascades Inc. for a total cash consideration of $560 million, resulting in a gain of $237 million (net of applicable taxes of $62 million). As a result of this transaction, Domtar Inc. reduced its net debt level by $560 million compared to its third quarter of 2006, improving its balance sheet and liquidity position.

Norampac, Domtar Inc.’s former joint venture in packaging, had 26 corrugated packaging plants strategically located across Canada and the United States prior to its sale. Norampac’s eight containerboard mills, having a combined annual capacity of approximately 1.45 million tons, directly or indirectly supplied essentially all the containerboard requirements of the corrugated packaging plants. In accordance with GAAP, Domtar Inc. accounted for Domtar Inc.’s 50% interest in Norampac, up to the date of the sale, using the proportionate consolidation method.

Financial Results of Discontinued Operations

Earnings (Loss) From Discontinued Operations	Year ended
	2006	2005
(In millions of Canadian dollars)
Gain on sale of Norampac (net of applicable taxes)	$237	$—
Net earnings of Norampac	37	3
Net loss of Vancouver paper mill	(9)	(81)

Earnings (loss) from discontinued operations	265	(78)

Domtar Inc.’s 50% interest in Norampac’s net earnings from January 1, 2006 to December 29, 2006 amounted to $274 million in 2006, including a gain of $237 million (net of applicable taxes) on the sale of Domtar Inc.’s interest, compared to net earnings of $3 million in 2005. The $34 million increase in net earnings, excluding the $237 million net gain on the sale, was mainly due to higher average selling prices for containerboard and corrugated containers, partially offset by the negative impact of a stronger Canadian dollar and lower shipments for containerboard and corrugated containers.

Net loss from Domtar Inc.’s Vancouver paper mill amounted to $9 million in 2006, an improvement of $72 million compared to a net loss of $81 million in 2005. The improvement in the results was mainly attributable to the $89 million decrease in restructuring costs ($60 million net of applicable taxes) in 2006 compared to 2005 and the closure of the mill in June 2006.

See also Note 4 to the 2006 audited consolidated financial statements.

Domtar Inc.’s Business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood.

Papers

Prior to the Acquisition Transactions, Domtar Inc. was the third largest integrated manufacturer and marketer of uncoated freesheet paper in North America. Domtar Inc. operated five pulp and paper facilities in

Canada (reflecting the permanent closures of the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006 and the permanent closure of the Vancouver paper mill in the second quarter of 2006) and five in the United States, with an annual paper production capacity of approximately 2.3 million tons, complemented by strategically located warehouses and sales offices. As of June 30, 2007, approximately 65% of Domtar Inc.’s paper production capacity was located in the United States, and approximately 81% of Domtar Inc.’s pulp and paper sales were made to customers in the United States. Uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar Inc. produces and Domtar Inc.’s annual paper production capacity.

Category	Business Papers		Commercial Printing and Publication Papers			Technical and Specialty Papers

Type	Uncoated Freesheet				Coated Freesheet	Uncoated and Coated Freesheet

Grade	Copy	Premium imaging/ technology papers	Offset Business converting	Lightweight Opaques Text, cover and writing	Lightweight	Flexible packaging Abrasive papers Decorative papers Imaging papers Label papers Medical disposables

Application	Photocopies Office documents Presentations		Pamphlets Brochures Direct mail Commercial printing Forms & envelopes	Stationery Brochures Annual reports Books Catalogs	Brochures Annual reports Books Magazines Catalogs	Food & candy wrappings Surgical gowns Repositionable note pads Security check papers

Capacity(*)	As at February 22, 2007: approximately 2.3 million tons
	0.8 million tons 35%	0.1 million tons 4%	0.7 million tons 31%	0.2 million tons 9%	0.1 million tons 4%	0.4 million tons 17%

(*)	The allocation of production capacity may vary from period to period in order to take advantage of market conditions. Domtar Inc. permanently closed the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006, and the Vancouver paper mill in the second quarter of 2006. These permanent closures, impacting 450,000 tons of paper, have been assumed to be effective as at January 1, 2006 and have been reflected in the above capacity.

Domtar Inc. sells paper primarily through a large network of owned and independent merchants that distribute its paper products throughout North America. Domtar Inc. also sells its products to a variety of customers, including business offices, office equipment manufacturers, retail outlets, commercial printers, publishers and converters. In addition, Domtar Inc. sells pulp in excess of its internal requirements. Domtar Inc. also purchases pulp to optimize paper production and reduce freight costs. In 2006, its net market pulp position (the amount of pulp produced in excess of its internal requirements) was approximately 563,000 tonnes.

Domtar Inc.’s Papers business is its most important segment, representing 64% of consolidated sales in 2006, or 70% when including sales of Domtar Inc. paper through its own Paper Merchants business.

Paper Merchants

Domtar Inc.’s Paper Merchants business comprises the purchasing, warehousing, sale and distribution of various products made by Domtar Inc. and other manufacturers. These products include business and printing papers and certain industrial products. Domtar Inc.-owned paper merchants operate in the United States and

Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. Domtar Inc.’s Paper Merchants business represented 26% of consolidated sales in 2006, or 20% when excluding sales of Domtar Inc. paper.

Wood

The Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. Domtar Inc. operates eight sawmills (four in Québec, following the permanent closure of the Grand-Remous and Malartic sawmills in the second quarter of 2006, and four in Ontario) and one remanufacturing facility (in Québec), for an annual capacity of approximately 1.1 billion board feet of lumber. Domtar Inc. also has an interest in three joint ventures and an investment in one business, which all produce wood products. Domtar Inc. seeks to optimize 17 million acres of forestland directly licensed or owned by Domtar Inc. in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. The Wood business represented 10% of consolidated sales in 2006. As at December 31, 2006, Domtar Inc. had four sawmills and one remanufacturing facility in operation, for an annual capacity of approximately 460 million board feet of lumber.

Summary of Financial Results

	Year ended
Financial Highlights	December 31, 2006		December 31, 2005	December 31, 2004
(In millions of Canadian dollars, unless otherwise noted)
Sales		$3,989	$4,247	$4,403
Operating profit (loss) from continuing operations		237	(349)	23
Excluding specified items(1)		139	23	111
Earnings (loss) from continuing operations		63	(310)	(63)
Excluding specified items		(7)	(51)	(4)
Earnings (loss) from continuing operations per share (in dollars):
Basic		0.27	(1.36)	(0.28)
Net Earnings (loss)		328	(388)	(42)
Net earnings (loss) per share (in dollars):
Basic		1.42	(1.69)	(0.19)
Diluted		1.42	(1.69)	(0.19)
Operating profit (loss) from continuing operations, excluding specified items, per segment:(1)
Papers		140	(51)	21
Paper Merchants		13	16	21
Wood		(28)	51	56
Corporate		14	7	13

Total		139	23	111

Average exchange rates	CAN$	1.134	1.211	1.301
	US$	0.882	0.826	0.769
Dividends per share (declared) (in dollars):
Series A Preferred Shares		2.25	2.25	2.25
Series B Preferred Shares		1.02	0.78	0.73
Common shares		—	0.18	0.24
Total assets		4,955	5,192	5,681
Total long-term debt, including current portion		1,891	2,259	2,034

(1)	See “Specified items affecting results and non-GAAP measures.”

Specified Items Affecting Results and Non-GAAP Measures

Domtar Inc.’s operating results include specified items that, in its view, do not typify normal operating activities, thus affecting the comparability of Domtar Inc.’s results from period to period. To measure Domtar Inc.’s performance and that of its business segments from period to period without regard to variations caused by these specified items, Domtar Inc. focuses on certain measures excluding specified items. These financial measures excluding specified items are non-GAAP measures. Domtar Inc. defines specified items as items such as the impacts of impairment of assets, facility or machine closures, changes in income tax legislation, debt restructuring, unrealized mark-to-market gains or losses on hedging contracts not considered as hedges for accounting purposes, foreign exchange impact on long-term debt translation and other items that, in Domtar Inc.’s view, do not typify normal operating activities.

Domtar Inc.’s Operating profit (loss) from continuing operations excluding specified items is a non-GAAP financial measure that is presented as a line item sub total on the face of Domtar Inc.’s GAAP statement of earnings. This non-GAAP measure is also used by management, as well as investors, to evaluate operations. Management believes that Operating profit (loss) from continuing operations excluding specified items , as presented, represents a useful means of assessing the performance of the Company’s ongoing operating activities, as it reflects the Company’s earnings trends without showing the impact of certain charges.

Domtar Inc. believes that it is useful for investors and other users to be aware of the specified items that positively or adversely impacted Domtar Inc.’s GAAP results, and that these non-GAAP measures provide investors and other users with a measure of performance to compare Domtar Inc.’s results between periods without regard to these specified items.

Management uses both GAAP and non-GAAP measures to evaluate results of operations and believes that investors and other readers should be aware of both measures in order to more meaningfully evaluate operations. Some of the key users of Domtar Inc.’s financial information, including analysts and creditors, request that Domtar Inc. make these measures publicly available.

The use of Operating profit (loss) from continuing operations excluding specified items has certain material limitations because it excludes the recurring expenditures of financing expenses and income taxes. Financing expenses is a necessary component of Domtar Inc.’s expenses because Domtar Inc. borrows money to finance its working capital and capital expenditures. Income tax expense is also a necessary component of Domtar Inc.’s expenses because Domtar Inc. is required to pay cash income taxes. Management compensates for these limitations to the use of Operating profit (loss) from continuing operations excluding specified items by using it as only a supplementary measure of profitability.

Domtar Inc. believes that the impact of the key drivers of its business — i.e. price, volume and foreign exchange, on its results are more readily understandable when Domtar Inc. separates out the identified specified items. The specified items are then separately identifiable and discussed in detail so that the impact of those items on Domtar Inc.’s results may be understood. Domtar Inc. believes this gives the reader an easy to follow format where specified items are brought to the forefront immediately allowing the reader to focus on these points separately.

Measures excluding specified items have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies, and therefore should not be considered in isolation. It is important for readers to understand that certain items may be presented in different lines on the financial statements thereby leading to different measures for different companies. Domtar Inc. compensates for this limitation by clearly identifying all items included in or excluded from its non-GAAP measures and explaining the items removed or added back to the most comparable GAAP items. The following tables reconcile these measures excluding specified items to their closest GAAP financial measures.

	Year ended
	December 31, 2006		December 31, 2005		December 31, 2004
Specified Items	Operating Profit From Continuing Operations	Earnings (Loss) From Continuing Operations	Operating Profit (Loss) From Continuing Operations	Loss From Continuing Operations	Operating Profit From Continuing Operations	Loss From Continuing Operations
(In millions of Canadian dollars)
As per GAAP	$237	$63	$(349)	$(310)	$23	$(63)
Specified items
Sales of property, plant and equipment(i)	(10)	(6)	(4)	(3)	(33)	(21)
Closure and restructuring costs(ii)	35	22	317	209	49	34
Unrealized mark-to-market gains or losses(iii)	4	3	(5)	(3)	3	5
Foreign exchange gains or losses on long-term debt(iv)	—	—	—	(3)	—	(5)
Income tax legislation changes(v)	—	(2)	—	7	—	—
Legal settlement(vi)	(7)	(7)	13	13	—	—
Refinancing costs(vii)	—	—	—	5	—	—
Write-down of investments(viii)	5	3	—	—	—	—
Insurance recoveries(ix)	(3)	(2)	(3)	(2)	—	—
Duties(x)	(147)	(98)	54	36	69	46
Acquisition Transactions costs(xi)	25	17	—	—	—	—

	(98)	(70)	372	259	88	59

Excluding specified items	139	(7)	23	(51)	111	(4)

Specified Items	Three months ended
	December 31, 2006		December 31, 2005		December 31, 2004
	Operating Profit From Continuing Operations	Earnings (Loss) From Continuing Operations	Operating (Loss) From Continuing Operations	Loss From Continuing Operations	Operating Profit (Loss) From Continuing Operations	Loss From Continuing Operations
(In millions of Canadian dollars)
As per GAAP	$178	$91	$(366)	$(271)	$(23)	$(36)
Specified items
Sales of property, plant and equipment(i)	(10)	(6)	—	—	(29)	(17)
Closure and restructuring costs(ii)	5	3	300	198	40	27
Unrealized mark-to-market gains or losses(iii)	3	2	—	—	3	2
Foreign exchange gains or losses on long-term debt(iv)	—	—	—	—	—	(3)
Income tax legislation changes(v)	—	—	—	7	—	—
Legal settlement(vi)	—	—	13	13	—	—
Write-down of investments(viii)	5	3	—	—	—	—
Insurance recoveries(ix)	(3)	(2)	—	—	—	—
Duties(x)	(164)	(110)	11	7	15	10
Acquisition Transactions costs(xi)	25	17	—	—	—	—

	(139)	(93)	324	225	29	19

Excluding specified items	39	(2)	(42)	(46)	6	(17)

(i)	Domtar Inc.’s results reflect gains on sales of property, plant and equipment. These gains are presented under “Net gains on disposals of property, plant and equipment” in the consolidated financial statements.

(ii)	Domtar Inc.’s results reflect closure and restructuring charges. These charges are presented under “Closure and restructuring costs” in the consolidated financial statements. See “Closure and restructuring costs” for further information.

(iii)	Domtar Inc.’s results include unrealized mark-to-market gains or losses on commodity swap contracts and foreign exchange contracts not considered as hedges for accounting purposes. Such gains or losses are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(iv)	Domtar Inc.’s results include foreign exchange gains or losses on the translation of a portion of its long-term debt. Such gains or losses are presented under “Financing expenses” in the consolidated financial statements.

(v)	Domtar Inc.’s results include charges related to modifications to the income tax legislation. These charges are presented under “Income tax expense (recovery)” in the consolidated financial statements.

(vi)	Domtar Inc.’s results include charges (revenues) related to a legal settlement. These charges (revenues) are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(vii)	Domtar Inc.’s results include refinancing expenses. These refinancing expenses are presented under “Financing expenses” in the consolidated financial statements.

(viii)	Domtar Inc.’s results include charges related to write downs of investments. These charges are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(ix)	Domtar Inc.’s results include insurance recoveries. These recoveries are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

(x)	Domtar Inc.’s results include charges or revenues related to countervailing and antidumping duties. These revenues are presented under “Antidumping and countervailing duties refund” and charges are presented under “Cost of sales” in the consolidated financial statements.

(xi)	Domtar Inc.’s results include costs related to the Acquisition Transactions. These costs are presented under “Selling, general and administrative” expenses in the consolidated financial statements.

2006 vs. 2005 Annual Overview

Sales of $4 Billion

Sales in 2006 amounted to $3,989 million, a decrease of $258 million or 6% from sales of $4,247 million in 2005. This decrease was mainly attributable to the permanent closure of the Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006 and the indefinite shut down of the Lebel-sur-Quévillon pulp mill for the entire year of 2006, the negative impact of a 7% rise in the year over year average value of the Canadian dollar relative to the U.S. dollar (from $0.826 to $0.882) and lower average selling prices and shipments for wood products. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products except for wood, higher shipments for pulp and paper (excluding the impact of mills that were indefinitely and permanently closed) and the settlement in July 2006 of a sales contract dispute that resulted in a payment to Domtar Inc. of $14 million.

Operating Profit from Continuing Operations of $237 Million

Cost of sales decreased by $328 million or 9% in 2006 compared to 2005 mainly due to the permanent closure of the Cornwall and Ottawa paper mills, effective at the end of the first quarter of 2006 and the indefinite shut down of the Lebel-sur-Quévillon pulp mill. Other factors causing a decrease in cost of sales included the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses, lower production and shipments for wood products, lower cash deposits for countervailing and antidumping duties due to the decrease in duties rate and prices, the cessation of duties collected by the U.S. as of October 12, 2006, higher investment tax credits related to research and development expenditures from prior years, lower costs for purchased wood fiber and chemicals, as well as the realization of savings stemming from restructuring activities. These factors were partially offset by higher shipments for pulp and paper, and higher energy and freight costs (excluding the impact of mills that were indefinitely and permanently closed).

Selling, general and administrative (SG&A) expenses decreased by $13 million or 6% in 2006 compared to 2005. SG&A in 2006 included transaction costs of $25 million relating to the Acquisition Transactions, unrealized mark-to-market losses on financial instruments of $4 million and revenue of $7 million related to a legal settlement, while SG&A in 2005 included unrealized mark-to-market gains of $5 million, a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau and insurance recoveries of $3 million. When excluding these items, SG&A decreased by $30 million or 13% compared to 2005. This decrease was mainly attributable to the realization of savings stemming from restructuring activities and the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006, partially offset by higher pension expenses.

Operating profit from continuing operations in 2006 amounted to $237 million compared to an operating loss from continuing operations of $349 million in 2005. Excluding specified items, operating profit from continuing operations totaled $139 million in 2006 compared to an operating profit from continuing operations of $23 million in 2005. The $116 million increase in operating profit from continuing operations excluding specified items was largely attributable to higher average selling prices for all of Domtar Inc.’s major products except for wood, higher shipments for pulp and paper (excluding the impact of mills that were indefinitely and permanently closed), higher investment tax credits related to research and development expenditures from prior years, the settlement of a sales contract dispute, as well as the realization of savings stemming from restructuring activities. These factors were partially offset by the negative impact of a stronger Canadian dollar (including the effect of Domtar Inc.’s hedging program), lower average selling prices and shipments for wood products and higher energy and freight costs (excluding the impact of mills and sawmills that were permanently or indefinitely closed).

Variance Analysis - 2006 vs 2005
(In millions of Canadian dollars)
2005 operating profit from continuing operations, excluding specified items	$23
Selling prices	142
Foreign exchange (net of hedging programs)	(70)
Shipments and mix	1
Other costs, including savings from mill closures	43

2006 operating profit from continuing operations, excluding specified items	$139

Specific Cost Reduction Initiatives

Since 2004, Domtar Inc. has made an ongoing commitment to adjust production to meet its customers’ needs, as well as maintain operational flexibility and a competitive manufacturing base. These efforts have mainly impacted the Papers and Wood segments and have resulted in workforce reductions throughout the organization.

In 2004, Domtar Inc. announced several initiatives aimed at achieving a run-rate of $100 million in annual cost reductions by the end of 2005. As at December 31, 2005, Domtar Inc. had achieved its goal to deliver $100 million of annualized savings stemming from these initiatives.

In November 2005, still faced with a number of economic conditions that adversely impacted its business, such as higher energy prices and the rapid rise of the Canadian dollar, Domtar Inc. announced a series of additional targeted measures aimed at returning Domtar Inc. to profitability. The measures included the following initiatives:

•

The permanent closure of Domtar Inc.’s Cornwall pulp and paper mill, effective at the end of the first quarter of 2006, which eliminated approximately 910 permanent positions (including the 390 positions already affected by the indefinite shut down of the pulp mill, paper machine and sheeter announced in late 2004). This resulted in the permanent curtailment of 265,000 tons of uncoated and coated printing grades, as well as 145,000 tonnes of pulp (including 85,000 tons of paper and 145,000 tonnes of pulp impacted by the indefinite shut down announced in late 2004);

•

The permanent closure of Domtar Inc.’s Ottawa mill, effective at the end of the first quarter of 2006, which eliminated approximately 185 permanent positions and resulted in the permanent curtailment of 65,000 tons of paper;

•

The permanent closure of Domtar Inc.’s Vancouver coated paper mill, effective at the end of the second quarter of 2006, which eliminated approximately 285 permanent positions and resulted in the permanent curtailment of 120,000 tons of coated paper;

•	The permanent closure of Domtar Inc.’s Grand-Remous and Malartic sawmills, effective in the second quarter of 2006, which eliminated approximately 200 permanent positions;

•	Further measures to reduce costs, as follows:

•	Reducing SG&A expenses by permanently eliminating approximately 100 corporate and divisional permanent positions, as well as other SG&A expenses;

•	Implementing further cost reductions at the mill level by eliminating approximately 200 operational positions;

•	Consolidating North American administrative offices in Montreal and Cincinnati.

As at December 31, 2006, Domtar Inc. had implemented all the announced measures.

Closure and Restructuring Costs

Closure and restructuring costs for the fourth quarter of 2006 compared to the fourth quarter of 2005, as well as for the year 2006 compared to 2005, were as follows:

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
(In millions of Canadian dollars)
Costs, net of reversals of provisions, related to the permanent closures of Domtar Inc.’s Cornwall, and Ottawa paper mills (severance, termination, environment and pension costs, as well as $201 million for write-down of property, plant and equipment in 2005)	$2	$264	$8	$270
Costs related to the permanent closure of two sawmills at Malartic and Grand-Remous (severance, termination, environment and pension costs, as well as $23 million for the write-down of property, plant and equipment in 2005)	—	30	1	30
Costs related to specific cost reduction initiatives (severance, termination, training and outplacement costs and other)	3	6	26	17

Total closure and restructuring costs	5	300	35	317

Net Earnings of $328 Million

Net earnings amounted to $328 million ($1.42 per common share) in 2006 compared to a net loss of $388 million ($1.69 per common share) in 2005. Excluding specified items, loss from continuing operations amounted to $7 million in 2006 compared to a loss from continuing operations of $51 million in 2005. This $44 million improvement was mainly attributable to the factors mentioned above.

Liquidity and Capital Resources

Cash flows provided from operating activities of continuing operations in 2006 amounted to $222 million compared to cash flows used for operating activities of continuing operations of $41 million in 2005. Net additions to property, plant and equipment amounted to $91 million in 2006 compared to $129 million in 2005. Domtar Inc. posted positive free cash flow of $131 million in 2006 compared to negative free cash flow of $170 million in 2005. This $301 million improvement mainly reflects the refund of duties collected by the U.S. Government since 2002 as well as improved profitability, partially offset by working capital requirements due to the decrease in receivables securitized in the amount of CDN$140 million ($120 million). See “Free Cash Flow” table and definition in the “Liquidity & Capital Resources” section of this 2006 vs. 2005 Overview.

Domtar Inc.’s total long-term debt decreased by $368 million, due to the disposal of Domtar Inc.’s 50% interest in Norampac and the corresponding deconsolidation of its non-recourse debt, the debt repayments made on Domtar Inc.’s revolving credit facility resulting from the duties refund and better cash flow from operations. Domtar Inc.’s net debt-to-total capitalization ratio as at December 31, 2006 stood at 40.2% compared to 57.7% as at December 31, 2005. See “Net debt-to-total capitalization ratio” table and definition contained in the “Liquidity and Capital Resources” section of this 2006 vs. 2005 Overview.

Papers

Selected Information	Year ended
	December 31, 2006	December 31, 2005
(In millions of Canadian dollars, unless otherwise noted)
Sales
Total sales	$2,796	$2,900
Intersegment sales to Paper Merchants	(269)	(273)

	2,527	2,627

Operating profit (loss) from continuing operations	121	(329)
Sales of property, plant and equipment(1)	(10)	(4)
Closure and restructuring costs(1)	34	287
Unrealized mark-to-market gains or losses(1)	1	(5)
Legal settlement(1)	(6)	—

Operating profit (loss) from continuing operations, excluding specified items	140	(51)

Shipments
Paper (in thousands of ST)	2,273	2,432
Pulp (in thousands of ADMT)	631	574

Paper shipments by product offering (%):
Copy and offset grades	61	56
Uncoated commercial printing & publication and premium imaging grades	14	19
Coated commercial printing & publication grades	7	9
Technical and specialty grades	18	16

Total	100	100

Benchmark prices(2):
Copy 20 lb sheets ($/ton)	902	822
Offset 50 lb rolls ($/ton)	823	726
Coated publication, no. 3, 60 lb rolls ($/ton)	924	902
Pulp NBSK — U.S. market ($/ADMT)	722	647
Pulp NBHK — Japan market(3) ($/ADMT)	592	526

(1)	See “Specified items affecting results and non-GAAP measures.”

(2)	Source: Pulp & Paper Week. As such, these prices do not necessarily reflect Domtar Inc.’s transaction prices.

(3)	Based on Pulp and Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

Sales and Operating Profit from Continuing Operations

Sales in Domtar Inc.’s Papers business amounted to $2,527 million in 2006, a decrease of $100 million or 4% from sales of $2,627 million in 2005. This decrease in sales was mainly attributable to the closure of the Cornwall and Ottawa paper mills effective at the end of the first quarter of 2006, the indefinite shut down of Lebel-sur-Quévillon pulp mill and the negative impact of a 7% rise in the year-over-year average value of the Canadian dollar. These factors were partially offset by higher average selling prices of pulp and paper, the settlement of a sales contract dispute that resulted in a payment to Domtar Inc. of $14 million and higher shipments of pulp and paper (excluding the impact of mills that were indefinitely and permanently closed).

Operating profit from continuing operations in Domtar Inc.’s Papers business totaled $121 million in 2006 (or $140 million when excluding specified items) compared to an operating loss from continuing operations of $329 million (or $51 million when excluding specified items) in 2005. Excluding specified items, the $191 million improvement in operating profit from continuing operations is largely the result of higher average selling prices for paper and pulp, the realization of savings stemming from restructuring activities, the settlement of a sales contract dispute resulting in a payment to Domtar Inc. of $14 million, higher shipments of pulp and paper (excluding the impact of mills that were indefinitely and permanently closed), as well as recognition of investment tax credits related to research and development expenditures from prior years. These factors were partially offset by the negative impact of a stronger Canadian dollar and higher costs for purchased fiber, chemicals and energy as well as freight.

Pricing Environment

In Domtar Inc.’s Papers business, average transaction prices, denominated in U.S. dollars, increased in 2006 compared to 2005. Within Domtar Inc.’s Canadian operations, although the rise of the Canadian dollar negatively impacted Domtar Inc.’s Canadian dollar denominated prices, which are derived from U.S. dollar denominated prices, overall Domtar Inc.’s average transaction prices denominated in Canadian dollars increased in 2006 compared to 2005.

Domtar Inc.’s average transaction prices, denominated in U.S. dollars, for Domtar Inc.’s basket of copy and offset grades, increased on average by approximately 11% in 2006 compared to 2005. Within this basket, Domtar Inc.’s average transaction prices for copy 20 lb sheets and offset 50 lb rolls, which represented approximately 35% of Domtar Inc.’s paper sales in 2006, were higher on average by $97/ton and $100/ton, respectively, in 2006 compared to 2005.

Domtar Inc.’s average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by $38/tonne and Domtar Inc.’s average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by $45/tonne in 2006 compared to 2005.

Operations

Shipments

Domtar Inc.’s paper shipments to capacity ratio was 96.0% in 2006 compared to 94.2% in 2005, largely as a result of reduced capacity following the mill closures.

Domtar Inc.’s pulp shipments increased by 57,000 tons in 2006 compared to 2005 despite the indefinite shut down of the Lebel-sur-Quévillon pulp mill in November 2005. This increase in trade shipments resulted from less internal use and more trade sales as a result of the permanent mill closures mentioned above.

Labor

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased as the mill is closed for an indefinite period.

In July 2006, a five year agreement, expiring April 30, 2010, was reached and ratified with the union at the Windsor mill (affecting approximately 760 employees).

Restructuring

In November 2005, Domtar Inc. announced the permanent shut down of its Cornwall pulp and paper mill as well as its Ottawa paper mill, which became effective at the end of the first quarter of 2006. As a result, the book value of these mills was reduced to their net recoverable value. Domtar Inc. also announced its intention to seek a buyer for its Vancouver paper mill. Domtar Inc.’s Vancouver paper mill was permanently closed as at the end of the second quarter of 2006. In July 2006, Domtar Inc. reached an agreement to sell its Vancouver paper mill property for a total consideration of approximately $23 million, which represents its approximate net recoverable value. This agreement was subject to a number of closing conditions, which were completed in the first half of 2007. In September 2006, Domtar Inc. sold its facility and land in Cornwall, for proceeds of $4 million and a corresponding gain of $1 million ($1 million net of income taxes). These closures resulted in a reduction of Domtar Inc.’s production capacity of 145,000 tonnes of pulp and 450,000 tons of paper per annum and impacted approximately 1,380 positions.

Other

In November 2005, Domtar Inc. announced the indefinite shut down of the Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions. As of December 31, 2006, economic factors such as increasing wood fiber supply costs, energy and transportation costs, the strengthening of the Canadian dollar and labor costs that are not competitive, did not allow Domtar Inc. to reopen the pulp mill and operate profitably. As a result, the Lebel-sur-Quévillon pulp mill was indefinitely idled rather than permanently shut down. By the end of May 2006, Domtar Inc. had to meet its obligations under Québec law with respect to temporary lay-offs exceeding six months. These obligations resulted in severance payments of approximately $7 million.

In July 2006, Domtar Inc. was part of a settlement of a sales contract dispute that mutually resolved differences among the parties, resulting in a payment to Domtar Inc. of approximately CDN$14 million ($13 million) that was received in July 2006.

In October 2006, Domtar Inc. sold a parcel of timberlands for proceeds of $11 million ($10 million) and a corresponding gain of CDN$10 million ($9 million).

During the second quarter of 2005, Domtar Inc. sold its facility and land in Senneville, Québec, for proceeds of $6 million and a corresponding gain of $4 million.

Paper Merchants

	Year ended
Selected Information	December 31, 2006	December 31, 2005
(In millions of Canadian dollars)
Sales	$1,051	$1,047

Operating profit from continuing operations	13	3
Legal settlement(1)	—	13

Operating profit from continuing operations, excluding specified items	13	16

(1)	See “Specified items affecting results and non-GAAP measures.”

Sales and Operating Profit from Continuing Operations

Domtar Inc.’s Paper Merchants business generated sales of $1,051 million in 2006, an increase of $4 million compared to 2005. This increase was attributable to higher average selling prices and higher shipments partially offset by the negative impact of a stronger Canadian dollar.

Operating profit from continuing operations amounted to $13 million in 2006 compared to $3 million in 2005. In 2005, the operating profit from continuing operations included a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau relating to the sales of carbonless sheet paper in Ontario and Québec during a one-year period spanning part of 1999 and 2000. When excluding specified items, Domtar Inc.’s operating profit from continuing operations amounted to $13 million (reflecting an operating margin of 1.2%) in 2006 compared to $16 million (reflecting an operating margin of 1.5%) in 2005. The $3 million decrease in operating profit from continuing operations excluding specified items was primarily due to a one time bad debt expense and the negative impact of a stronger Canadian dollar, partially offset by higher shipments.

Wood

	Year ended
Selected Information	December 31, 2006	December 31, 2005

(In millions of Canadian dollars, unless otherwise noted)
Sales
Lumber sales	$375	$521
Wood chips and other sales	86	176

Sub-total	461	697
Intersegment sales	(50)	(124)

	411	573

Operating profit (loss) from continuing operations	117	(33)
Closure and restructuring costs(1)	1	30
Legal settlement(1)	(1)	—
Insurance recoveries(1)	(3)	—
Write-down of investments(1)	5	—
Duties(1)	(147)	54

Operating profit (loss) from continuing operations, excluding specified items	(28)	51

Shipments (millions of FBM)	916	1,107

Shipments by product offering (%):
Random lengths	38	33
Studs	32	35
Value-added	26	27
Industrial	4	5

Total	100	100

Benchmark prices(2):
Lumber G.L. 2x4x8 stud ($/MFBM)	344	418
Lumber G.L. 2x4 R/L no. 1 & no. 2 ($/MFBM)	368	420

(1)	See “Specified items affecting results and non-GAAP measures.”

(2)	Source: Random Lengths. As such, these prices do not necessarily reflect Domtar Inc.’s transaction prices.

Sales and Operating Profit from Continuing Operations

Sales in the Wood business amounted to $411 million in 2006, a decrease of $162 million or 28% compared to sales of $573 million in 2005. This decrease was largely attributable to lower average selling prices and lower shipments, mainly as a result of the permanent shut down of two sawmills and the indefinite shut down of the Lebel-sur-Quévillon pulp mill in addition to four other sawmills, as well as the negative impact of a stronger Canadian dollar and the slowdown in the U.S. housing industry.

Operating profit from continuing operations in the Wood business totaled $117 million in 2006 (or a loss from continuing operations of $28 million when excluding specified items) compared to an operating loss from continuing operations of $33 million (or a profit from continuing operations of $51 million when excluding specified items) in 2005. Excluding specified items, the $79 million change in operating profit from continuing operations was mainly attributable to lower average selling prices and shipments for lumber and chips as well as the negative impact of a stronger Canadian dollar. These factors were partially mitigated by the realization of savings stemming from restructuring activities, lower freight and energy costs, mostly due to the indefinite closure of sawmills, and the $7 million refund received in the second quarter of 2006 as a result of the Ontario government’s retroactive reduction in Crown stumpage fees related to 2005 and 2006.

Cash deposits of $17 million were made on softwood lumber exports to the U.S. in 2006 compared to $54 million in 2005. Since May 22, 2002, cash deposits for countervailing and antidumping duties were made and expensed by Domtar Inc. On April 27, 2006, the Canadian and U.S. Governments signed a term sheet which addressed the refund of duty deposits and set out a framework for the management of Canadian softwood lumber exports to the U.S. for a seven-year period. Specific implications of the Agreement included the immediate revocation by the U.S. of the antidumping and countervailing duties orders, with retroactive effect to May 2002; the cessation of countervailing and antidumping duties collections by the U.S.; the termination of ongoing administrative reviews by the U.S.; the prohibition of any new antidumping or countervailing duties investigations in respect of softwood lumber from Canada for the duration of the Agreement and the immediate imposition by the Government of Canada of the export tax regime depending on the option selected by the region. As a result, Domtar Inc. received a refund for duties collected by the U.S. Government since 2002 and interest, amounting to $178 million plus interest of $22 million, during the fourth quarter of 2006. This refund was subject to a special charge of approximately 18% by the Canadian Government. As at December 31, 2006, Domtar Inc. recorded a provision of $36 million relating to this special charge, which was paid in January 2007.

Pricing Environment

Domtar Inc.’s average transaction price for Great Lakes 2x4 stud decreased by $74/MFBM and Domtar Inc.’s average transaction price for Great Lakes 2x4 random length decreased by $52/MFBM in 2006 compared to 2005.

Operations

In January 2007, due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement between the U.S. and Canadian governments, Domtar Inc. announced the indefinite closure of its White River sawmill expected to be effective in the second quarter of 2007. The closure will impact approximately 140 permanent positions.

In November 2005, due to reduced softwood fiber allocations, which have increased fiber costs in Québec, Domtar Inc. announced the permanent closures of its Grand-Remous and Malartic sawmills, which became effective in the second quarter of 2006. As a result, the book value of these sawmills was reduced to their net recoverable value. These closures impacted approximately 200 permanent positions. Subject to government approval, the wood fiber allocation for Grand-Remous and Malartic will be transferred to Domtar Inc.’s other Québec sawmills. This will ensure more efficient operations by going to three shifts and will offer the possibility for approximately 80 employees from the closed sawmills to obtain new positions created by an additional shift. Domtar Inc. is currently working with a partner, in collaboration with the Québec government, on a value-added project to use the Grand-Remous and Malartic infrastructures. In June 2006, Domtar Inc. signed an agreement in principle with TechCana related to the sale of certain assets located at those sawmills. This agreement was originally scheduled for completion in the third quarter of 2006 and has been subsequently delayed. This transaction is subject to the satisfaction of a number of customary closing conditions.

In November 2005, the decision to temporarily shut down Domtar Inc.’s Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions caused Domtar Inc. to indefinitely idle its adjacent sawmill. The

Lebel-sur-Quévillon sawmill restarted temporarily in the second quarter of 2006 in order to process its roundwood inventory and was shut down indefinitely again on October 11, 2006. Additionally, on October 11, 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower demand for both lumber and wood chips. These closures impacted approximately 360 permanent positions and reduced production capacity by approximately 400 million board feet of lumber.

In early 2005, Domtar Inc. announced, in conjunction with Tembec Inc. (Tembec), the restructuring of Domtar Inc.’s northeastern Ontario sawmill operations, resulting in the permanent closure of Domtar Inc.’s Chapleau sawmill as of March 6, 2005. This measure impacted 67 permanent positions. This initiative arose from a review of Domtar Inc.’s northeastern Ontario sawmill operations in light of prevailing challenging conditions. This initiative allowed Domtar Inc. to add a third shift at its Elk Lake sawmill in April 2005 to process additional fiber resulting from the Chapleau closure and the resulting fiber swap with Tembec.

Throughout 2005, certain of Domtar Inc.’s operations were negatively impacted by several events and market conditions. In early March 2005, a fire destroyed Domtar Inc.’s planer at Elk Lake causing dressing activities to be transferred primarily its Chapleau mill facility until the planer was rebuilt and put into operation in November 2005. Additionally, a forest fire in May 2005 negatively impacted Domtar Inc.’s operations and resulted in a loss of 25,000 cubic meters of cut wood and 30,000 acres of forest. Higher wood fiber costs in Québec and a reduction in harvest volumes further affected Domtar Inc.’s productivity.

Fiber supply

The Province of Québec adopted new legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and Cree First Nations. As a result, the amount of fiber Domtar Inc. was permitted to harvest annually, under its existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. Recently, the Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Resulting from the closure in November 2005 of Domtar Inc.’s pulp mill at Lebel-sur-Quévillon due to unfavorable economic conditions and no alternative markets for chips produced by Domtar Inc.’s sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. These sawmills closures represent a combined annual capacity of approximately 400 million board feet of lumber.

Domtar Inc. is currently working on finding solutions such as obtaining alternate sources of fiber. The reduction in harvest volume has a corresponding increase in the unit cost of wood delivered to the sawmills. If Domtar Inc. is unable to maintain an adequate supply of fiber to mitigate the significant cost increase and wood delivery cost, Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations may not reopen and may result in permanent closures or impairment of assets.

Financing Expenses and Income Taxes

Financing Expenses

In 2006, financing expenses amounted to $150 million compared to $144 million in 2005. In 2005, Domtar Inc.’s financing expenses included $7 million relating to early redemption expenses arising from the refinancing of a portion of Domtar Inc.’s long-term debt and $5 million relating to a foreign exchange gain on the translation of a portion of Domtar Inc.’s long term debt. Excluding those two items, the $8 million increase in financing expenses was largely due to higher interest rates, which impacted interest expense related to

Domtar Inc.’s revolving credit as well as its securitization program, partially offset by the positive impact of a stronger Canadian dollar on its U.S. dollar interest expense.

Income Taxes

In 2006, Domtar Inc.’s income tax expense totaled $24 million compared to an income tax recovery of $183 million in 2005. This variation is primarily due to the realization of earnings in 2006 compared to losses in 2005. To a lesser extent, this variation results from a combination of other factors, including a tax recovery adjustment of $2 million due to a decrease in statutory enacted income tax rates, $10 million following the income tax reassessment of prior years by tax authorities, the mix and level of earnings subject to different tax jurisdictions and differences in tax rates applicable to Domtar Inc.’s foreign subsidiaries.

Balance Sheet

Since Domtar Inc. sold its 50% interest in Norampac in December 2006, the 2006 balance sheet does not contain information pertaining to Norampac, whereas the 2005 balance sheet does. In order to achieve comparability, Domtar Inc. has provided below some of the 2005 balance sheet items excluding information pertaining to its 50% interest in Norampac.

	Year ended
Balance Sheet Items	December 31, 2006	December 31, 2005	December 31, 2005 excluding Norampac
(In millions of Canadian dollars)
Receivables	$305	$294	$198
Inventories	575	715	646
Property, plant and equipment	3,044	3,634	3,254
Assets held for sales	24	—	—
Goodwill	6	92	6
Other Assets	275	309	292
Trade and other payables	533	651	569
Long-term debt (including the portion due within one year)	1,891	2,259	2,053
Future income taxes	285	292	216
Other liabilities and deferred credits	223	331	299
Accumulated foreign currency translation adjustments	(202)	(205)	(200)

Domtar Inc.’s total consolidated assets were $4,955 million as at December 31, 2006 compared to $5,192 million, including Norampac, as at December 31, 2005. The following is a comparison of 2006 versus 2005 excluding Norampac. Receivables amounted to $305 million as at December 31, 2006, an increase of $107 million when compared to $198 million as at December 31, 2005. This increase is mostly due to reduced securitized receivables in the amount of $140 million and higher average selling prices, partially offset by mill closures. Inventories as at December 31, 2006 totaled $575 million, a decrease of $71 million when compared to $646 million as at December 31, 2005. This decrease is mostly attributable to lower levels of raw materials (wood inventory) due to the impact of mill closures. Property, plant and equipment as at December 31, 2006 amounted to $3,044 million compared to $3,254 million as at December 31, 2005. This $210 million decrease was mainly attributable to a greater level of amortization expense compared to capital expenditures. Other assets stood at $275 million as at December 31, 2006 compared to $292 million as at December 31, 2005. This $17 million decrease was attributable to, among other things, impairment of an investment in the wood segment and mark-to-market losses of Domtar Inc.’s pulp swap financial instruments, partially offset by higher funding of Domtar Inc.’s pension assets compared to pension expense.

Trade and other payables stood at $533 million as at December 31, 2006, a decrease of $36 million compared to $569 million as at December 31, 2005. This decrease is mainly attributable to the timing of payments and expenses in December 2006 versus December 2005, as well as mill closures. Long-term debt (including the portion due within one year) stood at $1,891 million as at December 31, 2006, a decrease of $162 million compared to $2,053 million as at December 31, 2005. This decrease is mainly due to debt repayments made on Domtar Inc.’s revolving credit facility. Future income taxes stood at $285 million as at December 31, 2006, a $69 million increase compared to $216 million as at December 31, 2005. This increase is due to the utilization of prior years’ losses to reduce the taxable income in 2006. Accumulated foreign currency translation adjustments were negative $202 million as at December 31, 2006 compared to negative $200 million as at December 31, 2005. This variation reflects the net impact of a stronger Canadian dollar on the net assets of Domtar Inc.’s self-sustaining U.S. subsidiaries, or $1 million, net of the impact of a stronger Canadian dollar on the long-term debt designated as a hedge of the above-mentioned net assets, or $1 million, and its corresponding income tax effect of $1 million.

Liquidity and Capital Resources

	Year ended
Free Cash Flow	December 31, 2006	December 31, 2005	December 31, 2004
(In millions of Canadian dollars)
Cash flows provided from operating activities of continuing operations before changes in working capital and other items	389	141	207
Changes in working capital and other items	(167)	(182)	(121)
Cash flows provided from (used for) operating activities of continuing operations	222	(41)	86
Net additions to property, plant and equipment	(91)	(129)	(126)
Free cash flow(1)	131	(170)	(40)

(1)	Free cash flow is a non-GAAP measure that Domtar Inc. defines as the amount by which cash flows provided from operating activities of continuing operations, as determined in accordance with GAAP, exceeds net additions to property, plant and equipment, as determined in accordance with GAAP (additions to property, plant and equipment net of proceeds from disposals of property, plant and equipment). Domtar Inc. uses free cash flow in evaluating Domtar Inc.’s ability and that of Domtar Inc.’s business segments to service Domtar Inc.’s debt and pay dividends to Domtar Inc.’s shareholders and, as such, believes it would be useful for investors and other users to be aware of this measure so they can better assess Domtar Inc.’s performance. Domtar Inc.’s free cash flow measure has no standardized meaning prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation.

Domtar Inc.’s principal cash requirements are for working capital, capital expenditures, as well as principal and interest payments on its debt. Domtar Inc. expects to fund its liquidity needs primarily with internally generated funds from its operations and, to the extent necessary, through borrowings under its revolving credit facility. Domtar Inc. also has the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and / or credit ratings.

Operating Activities

Cash flows provided from operating activities of continuing operations totaled $222 million in 2006 compared to cash flows used for operating activities of continuing operations of $41 million in 2005. This $263 million improvement in cash flows generated from continuing operations mainly reflects an increase in profitability, due in large part to the duties refund, as well as decreased requirements for working capital. Change in working capital for 2006 includes an increase in receivables due to a reduction of off balance sheet securitization in the amount of CDN$140 million ($120 million). Domtar Inc.’s operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes.

Investing Activities

Cash flows provided from investing activities of continuing operations totaled $471 million in 2006 compared to cash flows used for investing activities of continuing operations of $132 million in 2005. The $603 million improvement in cash flows provided from investing activities of continuing operations was mainly attributable to the sale of Domtar Inc.’s 50% interest in Norampac for which Domtar Inc. received a cash consideration of $560 million and to a lesser extent, fewer additions to property, plant and equipment. Domtar Inc. intends to limit its annual capital expenditures to below 75% of amortization. Capital expenditures required to maintain existing operations are approximately $90 million annually.

Free cash flow in 2006 was $131 million compared to negative $170 million in 2005. This improvement mainly reflects an increase in profitability offset by working capital requirements.

Financing Activities

In 2006, cash flows used for financing activities of continuing operations amounted to $115 million compared to cash flows provided from financing activities of continuing operations of $188 million in 2005. This $303 million increase in cash flows used for financing activities of continuing operations is largely attributable to a repayment on Domtar Inc.’s revolving credit facility resulting from better cash flow from operations, which included the refund for duties collected by the U.S. Government, lower borrowings and reduced dividend payments.

On October 27, 2005, as part of its plan to improve its free cash flow availability, Domtar Inc. announced that it was suspending its $0.24 per common share dividend. This decision resulted in annual cash savings of approximately $55 million, based on the $0.24 per common share dividend Domtar Inc. had been paying at the time of the suspension.

Net Debt-To-Total Capitalization Ratio(1)	December 31, 2006	December 31, 2005	December 31, 2004

(In millions of Canadian dollars, unless otherwise noted)
Bank indebtedness	62	21	22
Long-term debt (including portion due within one year)	1,891	2,259	2,034
Cash and cash equivalents	(649)	(83)	(52)

Net debt	1,304	2,197	2,004
Shareholders’ equity	1,941	1,609	2,046

Total capitalization	3,245	3,806	4,050
Net debt-to-total capitalization (%)	40.2%	57.7%	49.5%

(1)	Net debt-to-total capitalization ratio is a non-GAAP measure. Domtar Inc. tracks this ratio on a regular basis in order to assess Domtar Inc.’s debt position. Domtar Inc. therefore believes it would be useful for investors and other users to be aware of this measure so they can better assess Domtar Inc.’s performance. Net debt-to-total capitalization ratio has no standardized meaning prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation.

As at December 31, 2006, Domtar Inc.’s net debt-to-total capitalization ratio was 40.2% compared to 57.7% as at December 31, 2005. Net indebtedness was $1,304 million as at December 31, 2006 compared to $2,197 million, including Norampac, as at December 31, 2005. The $893 million decrease in net indebtedness was largely due to an increase in cash and cash equivalents resulting from the proceeds on sale of Domtar Inc.’s 50% interest in Norampac, the corresponding deconsolidation of Domtar Inc.’s 50% interest in Norampac and corresponding non-recourse debt as well as repayment on Domtar Inc.’s revolving credit facilities resulting from the refund of duties.

On March 3, 2005, Domtar Inc. entered into a new five-year unsecured revolving credit facility of $700 million. This amount was reduced to $600 million pursuant to an amendment to this facility in November 2005. This new facility replaced the prior credit facility, which consisted of a $500 million unsecured revolving credit facility and a $70 million unsecured term loan that was scheduled to mature in July 2006.

Borrowings under this new unsecured revolving credit facility bear interest at a rate based on the Canadian dollar bankers’ acceptance or U.S. dollar LIBOR rate, each with an added spread that varies with Domtar Inc.’s credit rating, or on the Canadian or U.S. prime rate. This credit facility also requires commitment fees that vary with Domtar Inc.’s credit rating.

In connection with the November 2005 amendment, Domtar Inc. made certain changes to its credit facility, which matures in 2010, in order to improve financial flexibility. This amendment contained certain financial covenants which require Domtar Inc., on a rolling four quarter basis, to maintain (a) a minimum EBITDA to interest ratio of 1.5:1.0 by the end of 2006, increasing to 1.75:1.0 in 2007 and 2.5:1.0 at the beginning of 2008, excluding from the calculation most of the charges related to Domtar Inc.’s restructuring plans, and (b) a minimum EBITDA of $225 million in 2006, increasing to $325 million in 2007, as calculated in accordance with Domtar Inc.’s credit facility which exclude from the calculation most of the charges related to Domtar Inc.’s restructuring plans. There is no minimum EBITDA requirement after 2007, in each case, as defined in the credit facility. Domtar Inc., on a quarterly basis, is required not to exceed a maximum debt-to-total capitalization ratio of 60%, excluding from the calculation most of the impact of the restructuring plans. The amendment also included a reduction in the size of the facility from $700 million to $600 million, and provided for guarantees by Domtar Inc.’s subsidiaries.

As at December 31, 2006, this credit facility had no drawings, $16 million (CDN$18 million) of letters of credit outstanding and no amounts drawn in the form of bank overdraft and included in “Bank indebtedness,” resulting in $584 million (CDN$681 million) of availability for future drawings under this facility. As of December 31, 2005, Domtar Inc. had drawings of $137 million (CDN$160 million), $18 million (CDN$21 million) letters of credit outstanding, and $13 million (CDN$15 million) drawn in the form of bank overdraft and included in “Description of other indebtedness.”

As at December 31, 2006, Domtar Inc. had a provision of $4 million related to these letters of credit ($4 million as at December 31, 2005).

In addition, as at December 31, 2006, separate letters of credit of $3 million were outstanding. No provisions relating to these letters of credit were recorded.

Domtar Inc.’s borrowing agreements contain restrictive covenants. See the discussion above for covenants related to Domtar Inc.’s unsecured bank credit facility. The Domtar Inc. Canadian Indentures related to the 10% and 10.85% Canadian debentures limit the amount of dividends that may be paid and the amount of shares that may be repurchased for cancellation. These indentures also require that no new long-term debt be incurred, unless total long-term debt is less than 50% of consolidated net tangible assets, but do not restrict the incurrence of new long- term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All Domtar Inc.’s borrowing agreements contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

The following table sets forth Domtar Inc.’s credit ratings as of December 31, 2006:

Credit Ratings Rating Agency	Security	Rating

Dominion Bond Rating Service	Unsecured Notes and Debentures	BB (low)

	Preferred Shares	P5 (high)

Moody’s Investors Services	Unsecured Notes and Debentures	B2

Standard & Poor’s	Unsecured Notes and Debentures	B+

The above ratings represent a risk assessment of Domtar Inc.’s public unsecured debt securities. The rating by Dominion Bond Rating Service (DBRS) is the fifth best rating in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of this rating category. The rating by Moody’s Investors Services (Moody’s) is the sixth best rating in terms of quality within nine rating gradations, with the numerical modifier 2 indicating a ranking in the middle end of this rating category. The rating by Standard & Poor’s (S&P) is the sixth best rating in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category.

During the past year, Domtar Inc.’s unsecured note rating with DBRS fell from BB (high) to BB (low) and Domtar Inc.’s unsecured note rating with Moody’s fell from B1 to B2. These reductions in Domtar Inc.’s credit ratings impact Domtar Inc.’s access to and cost of capital and financial flexibility. Further reductions in Domtar Inc.’s credit ratings would have an added negative impact on Domtar Inc.’s financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common shares

In 2006, common shares amounting to $4 million were issued, net of expenses, pursuant to Domtar Inc.’s stock option and share purchase plans compared to $7 million in 2005.

As at January 31, 2007, Domtar Inc. had 231,605,809 common shares, 67,476 Series A Preferred Shares and 1,230,000 Series B Preferred Shares issued and outstanding.

As at January 31, 2007, Domtar Inc. had 4,321,757 common share purchase options issued and outstanding under the Executive stock option and share purchase plan.

Off Balance Sheet Arrangements

In the normal course of business, Domtar Inc. finances certain of its activities off balance sheet through leases and securitizations.

Leases

On an ongoing basis, Domtar Inc. enters into operating leases for property, plant and equipment. Minimum future rental payments under these operating leases, determined as at December 31, 2006, amounted to $87 million.

Securitizations

Domtar Inc. sells its trade receivables through a securitization program which expires in February 2010. Domtar Inc. uses securitization of its receivables as a source of financing by reducing its working capital requirements. This securitization consists of the sale of receivables, or the sale of senior beneficial interest in them, to special purpose trusts managed by financial institutions for multiple sellers of receivables. The agreement normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest. Such sales of receivables are contingent upon annual renewals and retaining specified credit ratings. The subordinate interest retained by Domtar Inc. is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

As at December 31, 2006 and December 31, 2005, the senior beneficial interest in receivables held by third parties amounted to $23 million and $163 million, respectively. Domtar Inc. expects to continue selling receivables on an ongoing basis, given the attractive discount rates.

Should this program be discontinued either by management’s decision or due to termination of the program by the provider, Domtar Inc.’s working capital and bank debt requirements would increase.

Guarantees

Indemnifications

In the normal course of business, Domtar Inc. offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at December 31, 2006, Domtar Inc. is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Pension Plans

Domtar Inc. has indemnified and held harmless the trustees of Domtar Inc.’s pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions of Domtar Inc. or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at December 31, 2006, Domtar Inc. had not recorded a liability associated with these indemnifications, as Domtar Inc. does not expect to make any payments pertaining to these indemnifications.

E.B. Eddy Acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CDN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the closing date of the Acquisition Transactions, the maximum amount of the purchase price adjustment was $103 million (CDN$110 million). No provision was recorded for this potential purchase price adjustment.

Debt Agreements

Certain debt agreements require Domtar Inc. to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at December 31, 2006, and the structure of such transactions makes these events unlikely, no provisions have been recorded in the consolidated financial statements.

Contractual Obligations and Commercial Commitments

In the normal course of business, Domtar Inc. enters into certain contractual obligations and commercial commitments. The following tables provide Domtar Inc.’s obligations and commitments as at December 31, 2006:

Contractual Obligations Contract Type	2007	2008	2009	2010	2011	Thereafter	Total
(In millions of Canadian dollars)
Debentures and notes	$—	$—	$—	$—	$781	$1,095	$1,876
Other	2	—	3	—	—	10	15

Long-term debt	2	—	3	—	781	1,105	1,891
Operating leases	20	17	13	11	9	17	87

Total obligations	22	17	16	11	790	1,122	1,978

Commercial Obligations Commitment Type	2007	2008	2009	2010	2011	Thereafter	Total
(In millions of Canadian dollars)
Letters of credit	$18	$—	$—	$—	$—	$—	$18
Other commercial commitments(*)	85	34	25	9	7	6	166

Total commitments	103	34	25	9	7	6	184

(*)	includes commitments to purchase roundwood, wood, chips, gas, electricity and certain chemicals.

For 2007 and the foreseeable future, Domtar Inc. expects cash flows from operations and from Domtar Inc.’s various sources of financing to be sufficient to meet Domtar Inc.’s contractual obligations and commercial commitments.
2005 Compared to 2004

Sales in 2005 amounted to $4,247 million, a decrease of $156 million or 4% from sales of $4,403 million in 2004. This decrease was mainly attributable to the negative impact of a 7% rise in the year-over-year average value of the Canadian dollar relative to the U.S. dollar (from $0.769 to $0.826) and, to a lesser extent, to lower shipments for pulp and paper. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products and higher shipments for wood products.

Cost of sales decreased by $78 million or 2% in 2005 compared to 2004. This decrease was mainly attributable to the positive impact of a stronger Canadian dollar on Domtar Inc.’s U.S. dollar denominated expenses, lower shipments for pulp and paper, the realization of savings stemming from restructuring activities and lower duties on Domtar Inc.’s softwood lumber exports to the U.S. These factors were partially offset by higher costs for purchased wood fiber, chemicals, energy and freight, and higher shipments for wood.

SG&A expenses decreased by $14 million or 6% in 2005 compared to 2004. SG&A in 2005 included unrealized mark-to-market losses on financial instruments of $5 million, a charge of $13 million related to a legal settlement with regards to an investigation by the Canadian Competition Bureau and insurance recoveries of $3 million, while SG&A in 2004 included unrealized mark-to-market gains of $3 million. When excluding these specified items, SG&A decreased by $27 million or 11% compared to 2004. This decrease was mainly attributable to the realization of savings stemming from restructuring activities.

Operating loss from continuing operations in 2005 amounted to $349 million compared to an operating profit from continuing operations of $23 million in 2004. Excluding specified items, operating profit from continuing operations totaled $23 million in 2005 compared to an operating profit from continuing operations of $111 million in 2004. The $88 million decrease in operating profit from continuing operations excluding specified items was largely attributable to the $121 million negative impact of a stronger Canadian dollar (net of the positive effect of Domtar Inc.’s hedging program), higher costs for purchased wood fiber, chemicals, energy and freight, and lower shipments for pulp and paper. These factors were partially offset by higher average selling prices for all of Domtar Inc.’s major products, the realization of savings stemming from restructuring activities and higher shipments for wood products.

Net loss amounted to $388 million ($1.69 per common share) in 2005 compared to a net loss of $42 million ($0.19 per common share) in 2004. Excluding specified items, loss from continuing operations amounted to $51 million in 2005 compared to a loss from continuing operations of $4 million in 2004. The $47 million increase in loss from continuing operations, excluding specified items, was mainly attributable to the factors mentioned above, partially offset by a higher income tax recovery.

Cash flows used for operating activities of continuing operations in 2005 amounted to $41 million compared to cash flows provided from operating activities of continuing operations of $86 million in 2004. Net additions to property, plant and equipment amounted to $129 million in 2005 compared to $126 million in 2004. Domtar Inc. posted negative free cash flow of $170 million in 2005 compared to negative free cash flow of $40 million in 2004. This $130 million deterioration mainly reflects a decline in profitability, as well as increased requirements for working capital. See “Free Cash Flow” table and definition in the “Liquidity and Capital Resources” section in this 2006 v. 2005 Annual Overview.

Domtar Inc.’s total long-term debt increased by $225 million, largely due to additional net borrowings of $293 million, partially offset by the $68 million positive impact of a stronger Canadian dollar (based on month-end foreign exchange rates) on Domtar Inc.’s U.S. dollar denominated debt. Domtar Inc.’s net debt-to-total capitalization ratio as at December 31, 2005 stood at 57.7% compared to 49.5% as at December 31, 2004. See “Net debt-to-total capitalization ratio” table and definition in the “Liquidity and Capital Resources” section in this 2006 v. 2005 Annual Overview.

Accounting Change

Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date

In July 2006, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC 162, “Stock-based Compensation for Employees Eligible to Retire before the Vesting Date.” EIC-162 clarifies the accounting for compensation costs relating to stock-based awards granted to employees. EIC 162 requires that: i) compensation costs attributable to stock-based awards granted to employees who are eligible to retire on the grant date be recognized on the grant date; and ii) compensation cost attributable to stock-based awards granted to employees who will become eligible to retire during the vesting period be recognized over the period from the grant date to the date of retirement eligibility. This abstract is to be applied retroactively, with restatement of prior periods, and is effective for the year ended December 31, 2006. The adoption of this guideline had no significant impact on the consolidated financial statements under Canadian GAAP.

Impact of Accounting Pronouncements Not Yet Implemented

Accounting Changes

On July 1, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “ Accounting Changes.” The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period effects of changes in accounting policies, estimates and errors on the financial statements. The standard is effective for fiscal years beginning on or after January 1, 2007, with earlier adoption encouraged. Domtar Inc. does not expect the adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Financial Instruments

In April 2005, the CICA issued three new Handbook Sections related to financial instruments: Section 3855 “Financial Instruments – Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” These Sections apply to fiscal years beginning on or after October 1, 2006.

Financial Instruments – Recognition and Measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments – Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new Section:

•

All financial assets and liabilities will be carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which will be carried at amortized cost.

•	Realized and unrealized gains and losses on trading financial assets and liabilities will be recognized immediately in the consolidated statement of income.

•

Unrealized gains and losses on financial assets that are available for sale will be recognized in other comprehensive income until their realization, after which these amounts will be recognized in the consolidated statement of income.

•

All derivatives financial instruments will be carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

•	Gains and losses on instruments designated as cash flow hedges are recognized in other comprehensive income, except for the ineffective portion of the hedges which will be recognized in net income.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging derivatives are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk will also be recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments will be recorded in other comprehensive income. These amounts will be reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness will be recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduces a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

Domtar Inc. is currently completing its evaluation of the impact that these accounting pronouncements will have on its first quarter 2007 financial statements. Domtar Inc. expects the more significant impacts of applying these new Sections to relate to:

•	the requirement to present a new statement entitled “Comprehensive income,”

•	the recognition of the fair value of cash flow hedges on the balance sheet with the offset to other comprehensive income,

•	the reclassification of foreign currency translation adjustments from Accumulated foreign currency translation adjustments to Other comprehensive income,

•	the reclassification of the deferred gains on the early settlement of interest rate swap contracts from Other liabilities and deferred credits to Long-term debt,

•	the reclassification of unamortized debt issue costs and long-term debt discounts from Other asset to Long-term debt.

As such, as at January 1, 2007, Domtar Inc. expects Other assets to decrease by approximately $26 million, Future income tax asset to increase by approximately $2 million, Other long-term liabilities and deferred credits to decrease by $5 million, Long-term debt to decrease by $14 million, Accumulated foreign currency translation adjustments to be nil and Accumulated other comprehensive income (loss) to be a loss of $207 million.

Financial instrument – Disclosures and Presentation

In April 2005, the AcSB issued Handbook Section 3861 “Financial instruments – Disclosure and presentation.” This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued Handbook Section 3862 “Financial instruments – Disclosures” and Handbook Section 3863 “Financial instruments – Presentation.” These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. Domtar Inc. does not expect the initial adoption of these standards to have a material impact on its consolidated financial position and results of operations.

Capital Disclosure

In December 2006, the AsCB issued Handbook Section 1535 “Capital Disclosures,” which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Domtar Inc. does not expect the initial adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect Domtar Inc.’s results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes and asset retirement obligations based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

Environmental Matters and Other Asset Retirement Obligations

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar Inc. incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Domtar Inc. recognizes asset retirement obligations at fair value in the period in which Domtar Inc. incurs a legal obligation associated with the retirement of an asset. Domtar Inc.’s asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

The estimate of fair value is based on the results of the expected future cash flow approach, in which multiple cash flow scenarios that reflect a range of possible outcomes are considered. Domtar Inc. has established cash flow scenarios for each individual asset retirement obligation. Probabilities are applied to each of the cash flow scenarios to arrive at an expected future cash flow. There is no supplemental risk adjustment made to the expected cash flows. The expected cash flows for each of the asset retirement obligations are discounted using the credit adjusted risk-free interest rate for the corresponding period until the settlement date. The rates used vary, based on the prevailing rate at the moment of recognition of the liability and on its settlement period. The rates used vary between 4.50% and 9.40%.

Cash flow estimates incorporate either assumptions that marketplace participants would use in their estimates of fair value, whenever that information is available without undue cost and effort, or assumptions developed by internal experts.

While Domtar Inc. believes that it has determined the costs for environmental matters likely to be incurred, based on known information, Domtar Inc.’s ongoing efforts to identify potential environmental concerns that may be associated with Domtar Inc.’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of $54 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, Domtar Inc. believes that such additional remediation costs would not have a material adverse effect on Domtar Inc.’s financial position, earnings or cash flows.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions (the Boiler MACT Rule has been vacated, however, alternative U.S. federal and state regulations are being discussed). Domtar Inc. believes it complies with all such current air emissions regulations and Domtar Inc. anticipates spending approximately $4 million over the next year to meet such requirements.

As at December 31, 2006, anticipated undiscounted payments in each of the next five years are as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
(In millions of Canadian dollars)
Environmental provision and other asset retirement obligations	$12	$10	$7	$3	$6	$16	$54
Boiler M.A.C.T Rules	4	—	—	—	—	—	4

	16	10	7	3	6	16	58

In 2006, Domtar Inc.’s operating expenses for environmental matters totaled $60 million and Domtar Inc. capitalized an additional $9 million for environmental projects mainly related to the improvement of air emissions, effluent treatment and remedial actions taken to address environmental compliance. In 2007, Domtar Inc. expects to capitalize approximately $4 million for environmental projects, including Boiler MACT Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Inc. is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. However, Domtar Inc. does not expect any additional required expenditure to have a material adverse effect on its financial position, earnings or cash flows.

Useful Lives

Domtar Inc.’s property, plant and equipment are stated at cost less accumulated amortization, including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $10 million and having a duration in excess of one year. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets.

On a regular basis, Domtar Inc. reviews the estimated useful lives of Domtar Inc.’s property, plant and equipment. Assessing the reasonableness of the estimated useful lives of property, plant and equipment requires judgment and is based on currently available information. Changes in circumstances such as technological advances, changes to Domtar Inc.’s business strategy, changes to Domtar Inc.’s capital strategy or changes in regulation can result in the actual useful lives differing from Domtar Inc.’s estimates. Revisions to the estimated useful lives of property, plant and equipment constitute a change in accounting estimate and are dealt with prospectively by amending amortization rates. A change in the remaining estimated useful life of a group of assets, or their estimated net salvage value, will affect the amortization rate used to amortize the group of assets and thus affect amortization expense as reported in Domtar Inc.’s results of operations. A change of one year in the composite estimated useful life of Domtar Inc.’s fixed asset base would impact annual depreciation expense by approximately $15 million.

In 2006, Domtar Inc. recorded total amortization expense of $284 million compared to $329 million in 2005 (or $554 million when including specified items pertaining to write-downs in the value of property, plant and equipment as a result of closures). As at December 31, 2006, Domtar Inc. had property, plant and equipment with a net book value of $3,044 million ($3,634 million in 2005).

Impairment of Long-Lived Assets

Domtar Inc. reviews the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

During the fourth quarter of 2006, Domtar Inc. conducted Step I of the impairment tests on most of Domtar Inc.’s Canadian Pulp and Paper manufacturing facilities and the Wood segment.

Estimates of future cash flows used to test the recoverability of a long-lived asset included key assumptions related to trend prices, the 10 to 15 years forecasted exchange rate for the U.S. dollar and the estimated useful life of the long-lived assets.

The trend prices were based on an analysis of external price trends, including Resource Information Systems, Inc. (RISI), as well as normalized pulp, paper and wood pricing over a business cycle at the mills subjected to the impairment tests.

The forecasted Canadian-U.S. foreign exchange rate assumptions were based on independent market information, as well as analysis of historical data, trends and cycles. Management expects the 10 to 15 years average rate to be approximately CDN$1.00 to $0.75.

Domtar Inc. concluded that the recognition of an impairment loss for the business units analyzed was not required.

Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the net carrying amount of the assets tested for impairment. The total net carrying amount of these assets was $873 million as at December 31, 2006.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a segment, based upon discounted cash flows, exceeds the net carrying amount of that segment as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the segment over the fair value of the identifiable net assets of the segment.

Pension and Other Employee Future Benefit Plans

Domtar Inc. contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar Inc.’s contribution. The 2006 pension expense was $15 million ($17 million in 2005) ($4 million related to discontinued operations ($4 million in 2005)).

Domtar Inc. also has several defined benefit pension plans covering substantially all employees, including one closed plan for certain non-unionized employees in Canada. Non-unionized employees in Canada joining Domtar Inc. after June 1, 2000 participate in defined contribution plans. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

In 2006, pursuant to the decision in November 2005 to close the Cornwall and Ottawa paper mills, Domtar Inc. declared a partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan.

Domtar Inc. accounts for pension and other employee future benefits in accordance with CICA recommendations. As such, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Deferred recognition of differences between actual results and those assumed is a guiding principle of these recommendations. This approach allows for a gradual recognition of changes in benefit obligations and plan performance over the expected average remaining service life of the active employee group covered by the plans.

Pension and other employee future benefit assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which, in accordance with CICA recommendations, Domtar Inc. has elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as at the beginning of the year.

An expected rate of return on plan assets of 6.2% was considered appropriate by Domtar Inc.’s management for the determination of 2006 pension expense. Effective January 1, 2007, Domtar Inc. will use 6.3% as the expected return on plan assets, which reflects the current view of long-term investment returns.

The expected return on plan assets assumption for Domtar Inc. is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

Domtar Inc. sets its discount rate assumption annually to reflect the rates available on high-quality, fixed income debt instruments, with a duration that is expected to match the timing and amount of expected benefit payments. High-quality debt instruments are corporate bonds with a rating of AA or better. The discount rates as at December 31, 2006 for pension plans were estimated at 5.2% for the accrued benefit obligation and 5.1% for the net periodic benefit cost for 2006 and other employee future benefit plans were estimated at 5.2% for the accrued benefit obligation and 5.2% for the net periodic benefit cost for 2006.

The rate of compensation increase is another significant assumption in the actuarial model for pension (set at 2.7% for the accrued benefit obligation and 2.7% for the net periodic benefit cost) and for other employee future benefits (set at 2.9% for the accrued benefit obligation and 3.3% for the net periodic benefit cost) and is determined based upon Domtar Inc.’s long-term plans for such increases.

For measurement purposes, 6.0% weighted-average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 3.7% by 2012 and remain at that level thereafter.

The net periodic benefit cost for defined benefit plans as at December 31, 2006, increased by $1.8 million, related to the impact of the negotiated collective agreement between Domtar Inc. and the syndicat des travailleurs des pâtes et papiers de Windsor Inc. (CSN), and increased by $3.9 million related to the impact of the workforce reduction and restructuring plan announced in November 2005 and in the Fall 2006.

The following table provides a sensitivity analysis of the key weighted average economic assumptions used in measuring the accrued pension benefit obligation, the accrued other employee future benefit obligation and related net periodic benefit cost for 2006. The sensitivity analysis should be used with caution as it is hypothetical and changes in each key assumption may not be linear. The sensitivities in each key variable have been calculated independently of each other.

Sensitivity Analysis

Pension And Other Employee Future Benefits	Pension		Other Employee Future Benefits
	Accrued Benefit Obligation	Net Periodic Benefit Cost	Accrued Benefit Obligation	Net Periodic Benefit Cost
(In Millions Of Canadian Dollars)
Expected rate of return on assets Impact of:
1% increase	N/A	(11)	N/A	N/A
1% decrease	N/A	11	N/A	N/A
Discount rate Impact of:
1% increase	(182)	(14)	(8)	—
1% decrease	186	12	10	—
Assumed overall health care cost trend Impact of:
1% increase	N/A	N/A	6	1
1% decrease	N/A	N/A	(5)	(1)

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in Domtar Inc.’s pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. Domtar Inc.’s pension funds are not permitted to own any of its shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation, which includes the impact of a partial wind-up related to the mill closures.

The following table shows the allocation of the plan assets, based on the fair value of the assets held at December 31, 2006 and 2005 and the target allocation for 2006:

Allocation Of Plan Assets (in %)	Target Allocation	December 31, 2006	December 31, 2005

Fixed income securities	58%-68%	63%	63%
Equity securities	32%-42%	37%	37%

Total		100%	100%

Domtar Inc.’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Past service obligations primarily arise from improvements to plan benefits. The latest actuarial valuations were conducted as at March 31, 2006, for plans representing approximately 74%, December 31, 2005, for plans representing approximately 20%, January 1, 2006, for plans representing approximately 5% and January 1, 2004, for plans representing 1% of the total plans asset fair value. These valuations indicated a funding deficiency. The next actuarial valuations will be completed between December 31, 2006 and January 1, 2009. Domtar Inc. expects to contribute to the pension plans for a total amount of $88 million in 2007 compared to $86 million in 2006. The contributions made in 2006 to the other employee future benefit plans amounted to $7 million.

The estimated future benefit payments from the plans for the next 10 years as at December 31, 2006 are as follows:

Estimated Future Benefit Payments From The Plans	Pension	Employee Future Benefits

(In millions of Canadian dollars)
2007	70	5
2008(1)	310	6
2009	73	5
2010	74	6
2011	76	6
2012-2015	426	27

Total	1,029	55

(1)	Includes estimated future benefit payments from the plans of $239 million related to the partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan in 2006.

Income Taxes

Domtar Inc. uses the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net future tax asset or liability is included in earnings and in the “Accumulated foreign currency translation adjustments” account in “Shareholders’ equity.” Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income.

On an annual basis, Domtar Inc. assesses the need to establish a valuation allowance for future tax assets and, if it is deemed more likely than not that Domtar Inc.’s future tax assets will not be realized based on these taxable income projections, a valuation allowance is recorded. As at December 31, 2006, Domtar Inc. expects that its future tax assets will not be fully recovered from future taxable income, and has therefore set up a valuation allowance of $4 million.

Domtar Inc.’s future tax assets are mainly composed of temporary differences related to accounting provisions for acquisitions, restructuring, environmental matters, as well as loss carry forwards. The majority of these accruals will be utilized or paid out over the next five years. Domtar Inc.’s future tax liabilities are mainly composed of temporary differences pertaining to plant, equipment and others. Estimating the ultimate settlement period, given the amortization rates in effect are based on information as it develops, requires judgment and Domtar Inc.’s best estimates. The reversal of timing differences is expected at future substantially enacted tax rates, which could change due to changes in income tax laws or the introduction of tax changes through the presentation of annual budgets by different governments. As a result, a change in the timing and the income tax rate at which the components will reverse could materially affect future tax expense as recorded in Domtar Inc.’s results of operations. A one percentage point change in Domtar Inc.’s reported effective income tax rate would have the effect of changing the income tax expense by approximately $7 million.

In addition, Canadian, American and international tax rules and regulations are subject to interpretation and require judgment that may be challenged by taxation authorities. To the best of its knowledge, Domtar Inc. has adequately provided for its future tax consequences based upon current facts and circumstances and current tax law.

For the year ended December 31, 2006, Domtar Inc. recorded a total net tax expense of $24 million (recovery of $183 million in 2005), of which $25 million was for future income tax expense (recovery of $193 million in 2005). Domtar Inc.’s net future tax liability as at December 31, 2006 was $238 million ($242 million in 2005).

Closure and Restructuring Costs

In recent years, Domtar Inc. has committed to several closures and restructuring initiatives, the most significant of which is the series of targeted measures announced on November 30, 2005. The impact of these measures is presented in “Closure and restructuring costs” in the income statement and the related liability is included in “Trade and other payables” and in “Other liabilities and deferred credits.” In general, closure and restructuring costs are recognized as liabilities in the period when they are incurred and are measured at their fair value. For such recognition to occur, management, with the appropriate level of authority, must have approved and committed to a firm plan and appropriate communication to those affected must have occurred. These provisions require an estimation of costs such as severance and termination benefits, pension and curtailments and environmental remediation, and an evaluation of the fair value of the working capital and property, plant and equipment is required to determine the required write-offs. The closure and restructuring expense also includes costs relating to demolition, contractual obligations, training and outplacement. As at December 31, 2006, Domtar Inc. had closure and restructuring charges of $35 million ($317 million in 2005) and a liability of $27 million ($26 million of liability from continuing operations).

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates of future events at December 31, 2006. Closure costs and restructuring estimates are dependent on future events. Although Domtar Inc. does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further working capital and property, plant and equipment write-downs may be required in future periods. Further costs related to the plans expected to be incurred over 2007 and thereafter are not significant.

Financial Instruments and Other Instruments

In the normal course of business, Domtar Inc. is exposed to certain financial risks. Domtar Inc. does not use derivative instruments for speculative purposes. For more information on financial instruments and other instruments, see Note 18 of Domtar Inc.’s audited consolidated financial statements.

Interest Rate Risk

Domtar Inc. is exposed to interest rate risk arising from fluctuations in interest rates on its cash and cash equivalents, bank indebtedness, bank credit facility and long-term debt. Domtar Inc. may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts. Amounts accounted for under interest rate swap contracts are included in “Financing Expenses.”

Credit Risk

Domtar Inc. is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, Domtar Inc. reviews new customers’ credit histories before granting credit and conduct regular reviews of existing customers’ credit performance.

Domtar Inc. is also exposed to credit risk in the event of non-performance by counterparties to its financial instruments. Domtar Inc. minimizes this exposure by entering into contracts with counterparties that Domtar Inc. believes are of high credit quality. Domtar Inc. usually does not obtain collateral or other security to support financial instruments subject to credit risk. Domtar Inc. regularly monitors the credit standing of counterparties.

BUSINESS OF THE COMPANY

The Company was incorporated as a Delaware corporation in August 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business, which was previously owned by Weyerhaeuser. Domtar Corporation had no operations prior to March 7, 2007, when, upon consummation of the Acquisition Transactions, it became an independent public holding company that directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. and that has its shares traded on The New York Stock Exchange and the Toronto Stock Exchange.

The Company’s Head Office and Domtar Inc.’s principal executive office is located at 395 de Maisonneuve Blvd. West, Montreal, Québec Canada H3A 1L6 and its telephone number is (514) 848-5555. Domtar Paper Company, LLC’s principal executive office is located at 100 Kingsley Park Drive, Fort Mill, South Carolina 29715-6476 and its telephone number is (803) 802-7500. The Company’s website is www.domtar.com. The information contained on the Company’s website is not, and should in no way be construed as, a part of this Schedule C and the Notice of Meetings and Information Circular for holders of Domtar Inc. Canadian debentures to which it is attached.

The Company

The Company is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity and is also a manufacturer of papergrade pulp. Through the Company’s subsidiaries, the Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has three business segments: Papers (paper and pulp), Paper Merchants and Wood.

The Company had pro forma revenues of $6.7 billion in 2006, of which approximately 78% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 8% was from the Wood segment. The Company had pro forma revenues of $3.2 billion in the first six months of 2007, of which approximately 81% was from the Papers segment, approximately 14% was from the Paper Merchants segment and approximately 5% was from the Wood segment.

Business Segments

Papers

The Company operates 13 paper mills (ten in the United States and three in Canada) with an annual paper production capacity of approximately 4.8 million tons of uncoated freesheet paper. In addition, the Company has an annual production capacity of approximately 235,000 tons of coated groundwood at one paper mill in the U.S. The paper facilities are complemented by strategically located warehouses and sales offices. The Company has recently announced a series of actions, including mill and machine closures, as part of its review of its overall production capacity and adjustment of its production to match customer demand. See “– Recent Developments – Restructuring.”

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “Recent Developments – Potential Redevelopment of Prince Albert Facility.”

For the twelve months ended December 31, 2006, the Company’s Papers segment generated pro forma sales of $5.3 billion, representing 78% of total pro forma sales.

Paper Merchants

In connection with its Papers business, the Company engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by the Company and by other manufacturers. The Company operates its merchants business through the Domtar Distribution Group with 26 locations throughout the United States and Canada.

For the twelve months ended December 31, 2006, the Company’s Paper Merchants segment generated pro forma sales of $920 million, representing 14% of total sales.

Wood

The Company manufactures, markets and distributes lumber and wood-based value-added products and manages forest resources. The Company operates four sawmills and one remanufacturing facility with an annual production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an annual aggregate production capacity of approximately 730 million board feet of lumber. For the twelve months ended December 31, 2006, the Company’s Wood segment generated pro forma sales of $523 million, representing 8% of total pro forma sales.

In June 2007, the Company entered into an agreement for the sale of substantially all of its Wood business to Conifex. The Company intends to use the net cash proceeds from the sale of its Wood business to reduce its outstanding debt. See “– Recent Developments – Sale of Wood Business.”

Our Competitive Strengths

The Company believes that its competitive strengths will provide a solid foundation for the execution of its business strategy:

Leading Market Position.    The Company is the largest integrated manufacturer and marketer of uncoated freesheet in North America and the second largest in the world based on production capacity. This leading market position provides the Company with key competitive advantages, including economies of scale, wider sales and marketing coverage and broad product offerings, such as business, printing and publishing and technical and specialty grade paper.

Efficient and Cost-Competitive Assets.    The Company’s fine paper business encompasses a mix of assets allowing it to be a low-cost producer of high volume papers and an efficient producer of value-added specialty papers. The Company’s six largest mills focus on production of high volume copy and offset papers while the other mills focus on the production of value-added paper products for which quality, flexibility and service are key determinants. Most of the Company’s paper production is at mills with integrated pulp production and cogeneration facilities, reducing exposure to price volatility for purchased pulp and energy.

Proximity to Customers.    The Company has a broad geographic coverage with a strong manufacturing presence in eastern North America complemented by service locations throughout North America. This proximity to customers provides opportunities for enhanced customer service and minimization of freight distance, response time and delivery cost, which constitute key competitive advantages, particularly in the high volume copy and offset paper grades market segment. Customer proximity also allows just-in-time delivery of high demand paper products in less than 48 hours to most major North American cities.

Strong Franchise with Unique Service Solutions.    The Company sells paper to multiple market segments through a variety of channels, including paper merchants, converters, retail companies and publishers throughout North America. In addition, the Company maintains a strong market presence through its ownership of both the

Domtar Distribution Group and the Enterprise Group. Both groups have developed strong positions as reliable and responsive suppliers to their markets. The Company believes it will build on those positions by maximizing its strengths in centralized planning capability and supply-chain management solutions.

Focus on Stakeholder Value.    The Company believes that it has the ability to build value for its stakeholders. The Company’s large base of cost-competitive and efficient assets should allow it to realize cost savings through economies of scale, enhanced buying power and synergies, which should result in higher margins.

High Quality Products with Strong Brand Recognition.    The Company enjoys a strong reputation for producing high quality fine paper products and markets some of the most recognized and preferred papers in North America, including a wide range of business and commercial printing paper brands, such as Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. The Company believes that it is a supplier of choice in the fine paper market.

Experienced Management Team with Proven Integration Expertise.    The Company’s management team has significant experience and a record of success in the North American paper industry, including with respect to business integration issues. For example, Raymond Royer, the Company’s president and chief executive officer, was the president and chief executive officer of Domtar Inc. for ten years and Marvin Cooper, the Company’s chief operating officer, has more than 25 years of experience in the pulp and paper industry, including 22 years at Willamette Industries, Inc. (“Willamette”) and four years at Weyerhaeuser. Mr. Royer led Domtar Inc.’s integration of four U.S. mills acquired from Georgia Pacific in 2001 while Mr. Cooper worked on the integration of Willamette’s pulp and fine paper business after it was acquired by Weyerhaeuser in 2002. To support the management team, the Company believes its employees’ expertise and know-how should help create operational efficiencies and better enable the Company to deliver improved profitability from its manufacturing operations.

Business Strategies

The Company’s goal is to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers and converters in North America. The Company has implemented the following business strategies in order to enhance cash flow and generate stakeholder value:

•	successfully integrating the combined businesses and optimizing paper production to improve operating efficiency and reduce costs;

•	leveraging existing customer relationships;

•	increasing depth of product offerings including the Company’s offering of environmentally and ethically responsible line of papers;

•	maintaining financial discipline to create stakeholder value; and

•	conducting operations in a sustainable way.

Successfully Integrating the Weyerhaeuser Fine Paper Business and Domtar Inc. and Optimizing Paper Production to Improve Operating Efficiency and Reduce Costs.    The Company believes that the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. represents a strategic fit because of the similarity of both their fine paper offerings in uncoated freesheet grades and their geographic presence. The Company’s integration efforts have been focused on providing a single face to the Company’s customers, utilizing its greater sales and marketing coverage to enhance customer service and achieving synergies. The combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. provides an opportunity to combine the operational strengths and best practices of two of the industry’s leading manufacturers. The Company is implementing plans to improve the Company’s operating efficiency and cost structure and to achieve certain synergies within two years through a combination of process optimization resulting in lower operating costs, reductions in transportation, logistics and purchasing costs, implementation of best-in-class business practices and reductions in sales and administrative costs. The Company is also optimizing the Company’s distribution network and reviewing its organizational structure, consolidating its regional centers and back-office functions where appropriate.

Leveraging Existing Customer Relationships.     The Company is building on the successful relationships that the Weyerhaeuser Fine Paper Business and Domtar Inc. have developed with key customers to support their businesses and to provide inventory reduction solutions through just-in-time delivery for most-demanded products. The Company believes that it is among the suppliers of choice for customers who seek competitively-priced paper products and services.

Increasing Depth of Product Offerings Including the Company’s Offering of Environmentally and Ethically Responsible Line of Papers.     The Company believes that it is delivering improved service to customers through increased depth of product offerings and greater access to volume. The Company believes the development of EarthChoice®, the Company’s line of environmentally and ethically responsible papers, is providing a platform upon which to expand its offerings to customers. The EarthChoice® line of papers, a product line endorsed and supported by leading environmental groups, offers customers solutions and peace of mind through the use of a combination of Forest Stewardship Council (FSC) virgin fiber and recycled fiber. FSC is the certification recognized by environmental groups as the most stringent and is third-party audited.

Maintaining Financial Discipline to Create Stakeholder Value.     The Company believes that value creation will initially be better achieved by de-leveraging. The Company intends to manage the Company’s capital expenditures effectively and minimize its working capital requirements.

Conducting Operations in a Sustainable Way.     Customers and end-users as well as all stakeholders in communities where the Company operates seek assurances from the pulp and paper industry that resources are managed in a sustainable manner. The Company strives to provide these assurances by certifying the Company’s forest, manufacturing and distribution operations and the Company intends to subscribe to internationally recognized environmental management systems, namely ISO 14001.

Recent developments

Sale of Wood Business

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having an annual production capacity of approximately 1.1 billion board feet and the associated 4.8 million cubic meters of annual harvesting rights, which represent most of the Company’s harvesting rights. The Company’s remanufacturing facility in Sullivan, Québec and its interests in several wood product joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, other regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. The Company has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to the Company. In addition, the Company will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. The Company intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, the Company accounted for the assets and liabilities of the Wood business as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, the Company announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland paper mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin paper mill. These closures were announced as part of the Company’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

Potential Redevelopment of Prince Albert Facility

On September 12, 2007, the Company signed a memorandum of understanding with the Province of Saskatchewan for a plan that could result in the redevelopment of the Prince Albert facility into a Northern Bleached Softwood Kraft (NBSK) pulp mill producing 100% FSC certified softwood pulp for the North American and offshore markets. The redevelopment of the pulp mill is subject to a number of critical conditions, the most important of which is that the business case demonstrates that the mill will be a first-quartile low-cost producer at a foreign exchange rate between Canada and the U.S. of 1:1. Other conditions include the completion of various engineering and feasibility analyses and studies, the development of a modern and competitive operational design for the pulp mill, consultations with First Nations and the negotiation and execution of definitive agreements, as well as the approval of the Company’s board of directors and various regulatory bodies. The annual production capacity of the redeveloped mill is expected to be approximately 328,000 tonnes of pulp. The memorandum of understanding is a statement of intent only and does not create legally binding obligations.

Our Business

We operate 13 paper mills (ten in the United States and three in Canada, after giving effect to the announced permanent closure of our Gatineau, Quebec paper mill and the Woodland, Maine paper machine) with an annual paper production capacity of approximately 4.8 million tons of uncoated and coated freesheet. See “Recent Developments – Restructuring” above. In addition, we have an annual production capacity of approximately 235,000 tons of coated groundwood at one of our paper mills in the U.S.

Facilities and Properties

The Company’s paper facilities are complemented by strategically located warehouses and sales offices. The table below lists all of the Company’s paper facilities and their annual production capacity.

Paper Production Facility(1)	Location	Paper Machines	Principal Paper Type	Annual Paper Capacity (millions of tons)
Uncoated freesheet mills
Ashdown(2)	Arkansas	4	Copy and offset	0.9
Windsor(2)	Québec	2	Copy and offset	0.6
Hawesville	Kentucky	2	Copy and offset	0.6
Plymouth	North Carolina	2	Copy and offset	0.5
Kingsport	Tennessee	1	Copy and offset	0.4
Marlboro	South Carolina	1	Copy and offset	0.4
Johnsonburg	Pennsylvania	2	Copy and offset	0.4
Dryden	Ontario	1	Copy and offset	0.3
Port-Edwards(2)	Wisconsin	3	Value added	0.2
Nekoosa(2)	Wisconsin	3	Value added	0.2
Rothschild	Wisconsin	1	Opaque	0.1
Port Huron(2)	Michigan	4	Technical and specialty	0.1
Espanola(2)	Ontario	2	Technical and specialty	0.1

Total Uncoated freesheet mills		29		4.8

Coated groundwood
Columbus	Mississippi	1	Coated groundwood	0.2

Total Coated groundwood		1		0.2

		30		5.0

(1)	This table reflects the Company’s recent restructuring announcement of a reduction of the Company’s paper production capacity to approximately 4.8 million tons. See “Recent developments – Restructuring” above.

(2)	Owned by Domtar Inc. or its subsidiaries. All other facilities were formerly owned by the Weyerhaeuser Fine Paper Business.

Approximately 79% of the Company’s uncoated freesheet production capacity is located in the United States. All of the pulp and paper mills owned by Domtar Inc. are certified ISO program 14001 with the exception of the Windsor mill, which is certified under the Responsible Care program. In addition, all of Domtar Inc.’s mills are FSC chain of custody certified.

The Company owns all of its production facilities with the exception of certain portions that are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements, and leases substantially all of its sales offices, regional replenishment centers and warehouse facilities. The Company believes its properties are in good operating condition and are suitable and adequate for the operations for which they are used. The Company owns substantially all of the equipment used in its facilities.

The Company owns chip mills in the vicinity of its uncoated freesheet mills in Johnsonburg, Pennsylvania, Hawesville, Kentucky, Kingsport, Tennessee and Marlboro, South Carolina, but typically leases such mills to third parties who operate them. The Company’s paper mills are supported by forms and converting operations at many of its uncoated freesheet mills as well as at 17 other facilities that convert roll paper into cut sized sheets and/or folio sized sheets and/or forms paper.

Power Facilities

The Company owns power generating assets at fifteen locations: Ashdown, Dryden, Espanola, Hawesville, Johnsonburg, Kamloops, Kingsport, Nekoosa, Ottawa-Hull (now known as Gatineau), Plymouth, Port Edwards, Port Huron, Rothschild, Windsor and Woodland. Approximately 60% of the Company’s electric power requirements are met by its own assets. The Company purchases the balance of its power requirements from local utilities. In addition, the Company provides about 68% of the energy required to produce steam internally through its recovery boilers and cogeneration assets with the remaining energy purchased in the form of bark, natural gas, oil and coal.

Business Segments

The following table sets forth the net sales of each of the Company’s business segments, Papers, Paper Merchants and Wood, as well as the percentage of sales accounted for by each segment for 2006 on a pro forma basis:

	Year Ended December 31, 2006
	Sales		% of Sales
(In millions of $)
Papers	$5,307	(*)	78%
Paper Merchants	920		14%
Wood	523		8%

Total	6,750		100%

(*)	Excludes intercompany sales between Domtar Inc. and Weyerhaeuser Fine Paper Business of $48 million.

	Year Ended
	December 31, 2004		December 31, 2005		December 31, 2006
Weyerhaeuser Fine Paper Business	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales
(In millions of $)
Papers	$2,867	95%	$3,072	94%	$3,143	95%
Paper Merchants	0	0%	0	0%	0	0%
Wood	159	5%	195	6%	163	5%

Total	3,026	100%	3,267	100%	3,306	100%

	Year Ended
	December 31, 2004		December 31, 2005		December 31, 2006
Domtar Inc.	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales
(In millions of $)
Papers	$2,152	64%	$2,164	62%	$2,212	63%
Paper Merchants	811	24%	862	25%	920	26%
Wood	415	12%	472	13%	360	10%

Total	3,378	100%	3,498	100%	3,492	100%

Papers

Paper

Our uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar produces.

Category	Business Papers		Commercial Printing and Publication Papers			Technical and Specialty Papers
Type	Uncoated Freesheet				Coated Groundwood	Uncoated Freesheet
Grade	Copy	Premium imaging / technology papers	Offset Business converting Opaques Colors Index Tag Bristol	Lightweight Opaques Text, cover and writing Tradebook Premium opaques	No.5 Coated	Flexible packaging Abrasive papers Decorative papers Imaging papers Label papers Medical disposables

Application	Photocopies Office documents Presentations		Pamphlets Brochures Direct mail Commercial Printing Forms & envelopes	Stationary Brochures Annual reports Books Catalogs	Catalogs Magazines Direct mail Cards Posters Packaging	Food & Candy wrappings Surgical gowns Repositionable note pads Security check papers

Business papers accounted for approximately 42% of the Company’s sales of fine paper products in 2006 on a pro forma basis. Business papers include copier and electronic imaging papers used with ink jet and laser printers, photocopiers and plain-paper fax machines, as well as computer papers, preprinted forms and digital papers. These products are principally for home and office use.

The Company’s commercial printing grade papers include uncoated freesheet papers, such as offset papers and opaques as well as converting paper products, which consist of base papers that are converted into finished products, such as envelopes, tablets, business forms and data processing/computer forms. These grades are used in sheet and roll fed offset presses across the spectrum of commercial printing end-uses, including digital printing. The Company’s publication papers include tradebook and lightweight uncoated and coated papers used principally in book publishing applications such as textbooks, dictionaries, catalogs, magazines, hard cover novels and financial printing. Design papers, a sub-group of commercial printing and publication papers, have distinct features of color, brightness and texture and are targeted towards graphic artists in design and advertising agencies, for use primarily in special brochures and annual reports. Commercial printing and publication papers accounted for approximately 45% of the Company’s sales of fine paper products in 2006 on a pro forma basis.

The Company also produces paper for several technical and specialty markets. These technical and specialty papers consist primarily of base stock used by the flexible packaging industry in the production of food and medical packaging and other specialty papers for various other industrial applications, including base stock for sandpaper, base stock for medical gowns, drapes and packaging, as well as transfer paper for printing processes. The Company also participates in several converting grades for specialty and security applications. These technical and specialty papers accounted for about 8% of its paper production on a pro forma basis.

Coated groundwood papers accounted for approximately 5% of the Company’s sales of fine paper products in 2006 on a pro forma basis. Coated groundwood papers are used primarily in magazines, catalogs and inserts.

Pulp

Our Papers segment includes our pulp manufacturing business. We sell papergrade pulp to the extent we produce more pulp than is required for internal use in our paper mills. We also manufacture and sell fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs. On a pro forma basis, the Company shipped approximately 1.1 million tons of pulp in excess of its internal requirements during 2006. The Company manufactures market pulp at Ashdown, Espanola, Woodland, Maine; Windsor, Hawesville, Marlboro, Dryden and Kamloops, British Columbia; and fluff pulp at its facility in Plymouth.

In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Company’s Prince Albert facility, which is expected to have an annual production capacity of approximately 328,000 tonnes of pulp. See “Recent Developments – Potential Redevelopment of Prince Albert Facility.”

Customers and Distribution

The following chart illustrates our channels of distribution for our paper products:

Category	Business Papers			Commercial Printing and Publication Papers		Technical and Specialty Papers
Domtar sells to:	Merchants ¯	Office Equipment Manufacturers / Stationers ¯	Retailers ¯	Merchants ¯	Converters ¯	Converters ¯

Customer sells to:	Printers / Retailers / End-users	Retailers / Stationers / End-users	Printers / End-users	Printers / Converters / End-users	Merchants / Retailers	End-users

Generally, the Company sells business papers to paper merchants, office equipment manufacturers, stationers, retail outlets, converters and end users. The Company distributes uncoated commercial printing and publication papers to end-users and commercial printers, mainly through paper merchants, as well as selling directly to converters. The Company sells its technical and specialty products mainly to converters, who apply a further production process such as coating, laminating or waxing to the Company papers before selling them to a variety of specialized end-users.

The Company’s customer service personnel work closely with sales, marketing and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers. The Company promotes its products directly to end-users and others who influence paper purchasing decisions in order to enhance brand recognition and increase product demand. In addition, the Company’s sales representatives work closely with mill-based new product development personnel and undertake joint marketing initiatives with customers in order to better understand its customers’ businesses and needs and to support their future requirements.

On a pro forma basis, the Company distributed approximately 54% of its paper products in 2006 through a large network of paper sales merchants operating throughout North America, one of which it owns (see “– Paper Merchants”). Paper merchants, who sell the Company’s products to their own customers, represent the Company’s largest group of customers.

In 2006 on a pro forma basis, approximately 83% of the Company’s paper sales were made to customers in the United States.

The Company’s largest customer is Unisource. While a five-year supply agreement between Domtar Inc. and Unisource ended on June 30, 2006, the Company continues to sell products to Unisource.

Market pulp is sold by the Company to customers in North America mainly through a centrally located sales force while sales to most overseas customers is made directly or through commission agents. In addition, the Company and Weyerhaeuser have entered into a transitional agreement that terminates in December 2007, pursuant to which Weyerhaeuser acts as a sales agent related to pulp produced by the Kamloops mill and purchases pulp from the Plymouth, South Carolina mill. The Company maintains pulp supplies at strategically located warehouses, which allows it to respond to orders on short notice. In 2006, on a pro forma basis approximately 4% of the Company’s sales of market pulp were made in Canada, 23% were made in the United States, 4% in Mexico and 69% overseas. The Company also purchases pulp to optimize paper production and reduce freight costs. In 2006, on a pro forma basis, the Company shipped approximately 1.1 million tons of pulp in excess of its internal requirements.

Paper Merchants

The Company’s Paper Merchants business involves the purchasing, warehousing, sale and distribution of various products made by us and other manufacturers. These products include business and printing papers and certain industrial products. These products are sold to a wide and diverse customer base, which includes small, medium and large commercial printers, publishers, business forms manufacturers, quick copy firms and institutional entities.

Company-owned paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. On a pro forma basis, the Company’s Paper Merchants business accounted for 14% of consolidated sales in 2006, or 10% when excluding sales of Domtar Inc. paper.

Sales are executed through the Company’s sales force based at branches strategically located in served markets. The Company distributes about 54% of its paper sales from its own warehouse distribution system and about 46% of its paper sales through mill-direct deliveries (i.e., deliveries directly from manufacturers, including the Company, to its customers).

Wood

In June 2007, the Company entered into an agreement to sell substantially all of its Wood business to the newly created Conifex. The Company will retain its sawmills in Saskatchewan and some related forest licenses as well as its owned forest land and forest licenses related to its Dryden, Espanola and Windsor pulp and paper mills. In connection with the sale to Conifex, the Company anticipates that it will transfer annual allowable softwood harvest of approximately 4.8 million cubic meters and retain allowable softwood harvest of approximately 0.8 million cubic meters. The agreement is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close before the end of the year. See “– Recent Developments – Sale of Wood Business.”

The Company’s Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. The Company operates four mills and one remanufacturing facility with a production capacity of approximately 495 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an aggregate production capacity of approximately 730 million board feet of lumber. The Company’s Wood business represented 8% of consolidated sales in 2006 on a pro-forma basis.

The Company also has an interest in three joint ventures and an investment in one business, which all produce wood products.

The Company produces mainly softwood dimensional lumber used primarily in the construction industry. Products include studs and random length lumber in dimensions of 2 inches by 3 inches through 2 inches by 10 inches in lengths of 8 feet to 16 feet. In addition to producing dimensional lumber and studs, the Company manufactures lumber that is graded according to recognized standards, such as Premium, Select, J-Grade and Machine Stress Rated lumber.

The Company sells substantially all of its softwood lumber through its own sales office in Montreal to a wide range of retailers, distributors, manufacturers and wholesalers in the United States and Canada who sell to end-users. These wood products are consumed in the home construction, renovation and industrial markets. The Company’s marketing efforts for lumber products are focused on providing its customers with efficient value-added supply chain integration, in order to achieve a high level of customer satisfaction and a balanced and diversified customer base for the Company’s products.

Supply

Fiber Supply

The Company uses hardwood and softwood fiber for the production of paper and softwood for the production of lumber. The Company’s forestry strategy is to optimize wood flows within its fiber supply area and to maximize value and minimize cost while securing an adequate wood supply for its operations.

U.S. pulp and paper mills

Wood fiber is the principal raw material in our Papers segment. The fiber used by the Company’s pulp and paper mills in the United States is primarily hardwood, which is readily available in the market from multiple third-party sources, and secondarily softwood, which is also readily available.

The paper mills obtain fiber through a variety of sources depending on the location of the paper mills. The mills are sourced by a combination of long-term supply contracts, including contracts with Weyerhaeuser, wood lot management arrangements, advance stumpage purchases, and spot market purchases.

Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser, including a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities.

Canadian pulp and paper mills

Domtar’s fine paper mill at Windsor, Québec consumes primarily hardwood fiber originating from a variety of sources, including purchases on the open market in Canada and the United States, contracts with Québec wood producers’ marketing boards, harvested from public land where we have wood fiber harvesting rights and Domtar’s private lands.

The Espanola and Dryden, Ontario pulp and paper mills, which consume both softwood and hardwood fiber, obtain fiber from third parties or directly or indirectly from public land with wood harvesting rights designated for these pulp and paper mills or for our sawmills, which are being sold as part of the sale of the Wood business. We expect to enter into an agreement with Conifex related to chip supply to these two pulp and paper mills.

Cutting rights on public land related to the paper mills that will be retained by us after the sale of the Wood business, represent about 2.2 million cubic meters of wood (both softwood and hardwood). Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective governmental authorities.

Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser pursuant to which Weyerhaeuser has agreed to supply fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan.

Freehold Land

The Company’s freehold land of approximately 900,000 acres in Québec, Ontario and Maine provide an annual allowable harvest of approximately 0.5 million cubic meters of wood.

Wood

As part of the sale of the Wood business, a majority of our harvesting rights on public land in Québec and Ontario will be transferred to Conifex, the purchasing entity. Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective government authorities.

In Québec, the Company’s annual allowable softwood harvest, related to the sawmills that are part of the sale of the Wood business, amounts to approximately 1.8 million cubic meters and are granted by the Ministry of Natural Resources (Québec). The Company obtains most of the wood fiber required for its northern Québec sawmill operations either directly or indirectly from these harvesting rights. The Province of Québec has been reducing fiber availability over the last two years by 20% to 25%, thereby making it a more challenging environment for lumber producers and paper mills relying on softwood fiber. As a result of the reduced availability, the Company may have increased costs in purchasing and may have difficulty fulfilling its wood fiber requirements. The chips produced by these sawmills were sent to the pulp mill at Lebel-sur-Quévillon (prior to its indefinite closure in November 2005 due to unfavorable economic conditions). Domtar’s northern Québec sawmills have been shut down for various periods due to a lack of alternative markets for chips, unfavorable economic conditions as well as the reduced allowable wood harvesting volume. In June 2007, we restored production at our Val d’Or sawmill.

In Ontario, the Company’s annual allowable softwood harvest on public lands related to the sawmills that are part of the sale of the Wood business amounts to approximately 3.7 million cubic meters pursuant to

Sustainable Forest Licenses that have been granted by the Ontario Ministry of Natural Resources. The Company obtains most of the wood fiber required for its northern Ontario sawmill operations either directly or indirectly from these harvesting rights. The remaining required fiber is purchased under various contractual arrangements and on the open market.

Energy Supply

The Company’s business consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). During 2006, on a pro forma basis, energy costs comprised approximately 8%, of the aggregate amount of materials, labor and other operating costs and fiber costs. The Company purchases substantial portions of the energy it consumes under supply contracts, most of which are between a specific plant and a specific provider. Under most of these contracts, providers are committed to provide quantities within specified ranges that provide the Company with its needs for a particular type of energy at a specific facility. Most of the contracts have pricing mechanisms that set prices based on current market rates. Natural gas, fuel oil, coal and hog fuel are consumed primarily in the production of steam to be used in the manufacturing process or to a lesser extent to provide direct heat to be used in the chemical recovery process. Electricity is used primarily to drive motors and other equipment as well as provide lighting.

Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

Customers

The Company’s largest customer, Unisource, an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 10% of its sales revenues on a pro forma basis in 2006. The Company supplies products to Unisource on a per-order basis, subject to a published price list. It has no long-term contractual commitments to Unisource. The Company also has other significant customers as well as a large number of other fine paper customers, which vary in size but none of which individually represent a material portion of the Company’s sales. The Company’s customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, retailers and customers who use the Company’s paper for specialty applications, such as label and release products. The majority of these customers purchase products through individual purchase orders.

Competition

The markets in which the Company’s business competes are generally worldwide and highly competitive. Grades of fine paper are globally traded, with numerous worldwide manufacturers. All of the Company’s paper manufacturing facilities are located in the United States or Canada. Although the Company sells primarily in North America, it faces competition from foreign producers, some of which have lower operating costs than the Company. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Approximately five major manufacturers produce and sell uncoated freesheet in North America, and dozens more sell uncoated freesheet worldwide. Although price is the primary basis for competition in most of the Company’s paper grades, quality and service are important competitive determinants, especially in value-added grades. The Company’s paper products also compete with other paper grades, including coated groundwood, and electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, the Company may see a decrease in the overall demand for paper products or shifts from one type of paper to another.

Employees

The Company has approximately 14,000 employees. A majority of the Company’s employees are covered by collective bargaining agreements.

Labor Agreements

Papers

A collective agreement expired in April 2004 for the Company’s Lebel-sur-Quévillon, Québec pulp mill (affecting approximately 350 employees). Negotiations have ceased, employees have been laid off and the mill has been closed for an indefinite period since November 2005.

Negotiations for the renewal of the collective agreement at the Company’s Ashdown mill (affecting approximately 700 employees) are scheduled to begin in October 2007.

Wood

In May 2007, a five-year agreement was ratified with the union at the Company’s Val d’Or, Québec sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for the Company’s Sullivan, Québec remanufacturing facility have ceased (affecting approximately 60 employees) because the union has been decertified.

A collective agreement expired in June 2007 for the Company’s Sainte-Marie, Québec sawmill. Negotiations for the renewal of this collective agreement (affecting approximately 70 employees) began in August 2007.

A collective agreement expired in August 2005 for our Nairn Centre, Ontario sawmill. Negotiations have been suspended as the mill is shut down for an indefinite period of time.

Paper Merchants

We have collective agreements covering six locations in the U.S. and five locations in Canada that will expire between December 2008 and December 2010.

Intellectual Property

Many of the brand name paper products of the Company are protected by registered trademarks. Key trademarks used in the Company include Windsor Offset®, Plainfield Digital®, Plainfield Plus®, Titanium®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. These brand names and trademarks are important to the business. The numerous trademarks of the Company have been registered in the United States and/or in other countries where the products of the Company are sold. The current registrations of these trademarks are effective for various periods of time. These trademarks may be renewed periodically, provided that the Company, as the registered owner, and/or their licensees comply with all applicable renewal requirements, including the continued use of the trademarks in connection with similar goods.

The Company owns U.S. and foreign patents, some of which have expired or been abandoned, and has several pending patent applications, as well as some that have been issued. The Company’s management regards these patents and patent applications as important but does not consider any one or group of them to be materially important to the Company as a whole.

In connection with the Acquisition Transactions, the Company, Weyerhaeuser and Domtar Paper Company, LLC entered into a contribution and distribution agreement, dated as of January 25, 2007 (as amended from time to time, the “Contribution and Distribution Agreement”). Under the terms of the Contribution and Distribution Agreement and the intellectual property license agreement, the Company received, a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used by the Company but retained by Weyerhaeuser.

Seasonality

Demand for uncoated freesheet, the Company’s principal product, is typically not seasonal. The most significant seasonal impact on the Company’s uncoated freesheet operations is caused by its annual scheduled maintenance outages. During an outage period, a pulp mill and/or paper machine is taken out of operation so that maintenance can be performed. During these time periods, it is normal to incur significant maintenance expenditures as well as above normal expenditures for operating supplies. In addition, some facilities may elect to operate their paper machines on higher cost purchased fiber and incur other incremental costs to minimize the period of time that the paper machine is out of operation.

Environmental Matters

The Company’s business is subject to a wide range of general and industry-specific laws and regulations in the United States and Canada relating to the protection of the environment, including those governing air emissions, wastewater discharges, the storage, management and disposal of hazardous substances and wastes, contaminated sites, landfill operation and closure obligations and health and safety matters. Compliance with these laws and regulations is a significant factor in the operation of the Company’s business. The Company may encounter situations in which its operations fail to maintain full compliance with applicable environmental requirements, possibly leading to civil or criminal fines or penalties or in enforcement actions, including those that result in governmental or judicial orders that stop or interrupt the Company’s operations or require the Company to take corrective measures at substantial costs, such as the installation of additional pollution control equipment or other remedial actions.

Compliance with U.S. federal, state and local and Canadian federal and provincial environmental laws and regulations usually involves capital expenditures as well as additional operating costs. For example, the United States Environmental Protection Agency has promulgated regulations dealing with air emissions from pulp and paper mills, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. The Company cannot quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because, in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance frequently serves other purposes, such as extension of facility life, increase in capacity, changes in raw material requirements or increase in economic value of assets or products.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions. A decision of the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. The Company believes it complies with all such current air emissions regulations, and anticipates spending approximately $3 million over the next year to meet such requirements.

The United States Environmental Protection Agency has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (“TMDL”) allocations for pollutants in water bodies determined to be water-quality-impaired. However, certain states continue to promulgate TMDL requirements. The stated TMDL requirements may set limits on pollutants that may be discharged to a body of water to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the Company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

The Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company continues to evaluate its options and is currently in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended, the facility may need to curtail, after 2007, some output or incur significant capital expenditures.

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as Environmental Matters) are expensed or capitalized depending upon their future economic benefit. In the normal course of business, the Company incurs certain operating costs for Environmental Matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for Environmental Matters are not discounted and are recorded when site remediation efforts are more than likely and can be reasonably determined.

While the Company believes that it has determined the costs for Environmental Matters likely to be incurred, based on known information, its ongoing efforts to identify potential environmental concerns that may be associated with the Company’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of CDN$54 million and the Predecessor Company had a provision of $20 million for costs to comply with applicable environmental laws and regulations and remedial obligations. As of July 1, 2007, the Company had a provision for $82 million for such expenditures. Additional costs, not known or identifiable, could be incurred for site remediation efforts. Based on policies and procedures in place to monitor environmental exposure, the Company believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

During the first quarter of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions, and the Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts.

The Company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property owned by the Company where the Company has the sole obligation to remediate the site or share that remediation obligation with a small number of other parties. Other sites are third-party sites involving several parties who may have a joint and several remediation obligation. Remediation efforts are currently ongoing, for example, at the Company’s Plymouth, North Carolina facility in respect of dioxins/furans and mercury, and at the Company’s Rothschild, Wisconsin facility in respect of pulp manufacturing byproducts. The Company’s liability for environmental investigation and remediation ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the Company at the site and, at some sites, the number and economic viability of the other potentially responsible parties. The Company spent less than $3 million in 2005 and approximately $5 million in 2006, on environmental remediation of these sites.

Domtar Inc. incurred approximately $8 million and the Predecessor Company incurred approximately $2 million in capital expenditures in connection with environmental compliance and remediation during 2006.

The Company anticipates spending approximately $3 million over the next year to meet the Boiler MACT Rule obligations. However, a decision of the U.S. Court of Appeals for the District of Columbia vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. The Company does not expect any additional required expenditure to have a material adverse effect on our financial position or earnings.

Social and Environmental Policies

The Company has several social and environmental related policies including, among others, Human Rights, Forest, Environment, and Health and Safety policies. These form an integral part of its Code of Ethics.

Legal Proceedings

Pursuant to the Contribution and Distribution Agreement and other agreements entered into or to be entered into in connection with the Acquisition Transactions, the Company assumed responsibility for certain claims and litigation matters arising out of or relating to the Company’s businesses whether or not asserted prior to the Acquisition Transactions. Currently, a small number of claims and litigation matters have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a number of variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position.

We are involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, labor and employment and other matters related to former and ongoing operations. We periodically review the status of these proceedings and assess the likelihood of any adverse judgments or outcomes of our legal proceedings, as well as analyze probable losses. While we believe that the ultimate disposition of these matters will not have a material adverse effect on our financial condition, an adverse outcome in one or more of the following significant legal proceedings could have a material adverse effect on or results of cash flow in a given quarter or year.

In the early part of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan, which the Company acquired in the Acquisition Transactions, and which remains closed. Certain unionized parties filed a grievance against Weyerhaeuser following the shut down, alleging that certain post-closure actions taken by Weyerhaeuser violated their collective bargaining agreement. In particular, the union disputed Weyerhaeuser’s post-closure contracting with a third-party vendor to oversee on-site security at the Prince Albert facility. In connection with the Acquisition Transactions, the Company has assumed any liability with respect to this grievance. In September 2007, the Company entered into a memorandum of understanding with the Province of Saskatchewan for a plan to redevelop the pulp mill at the Prince Albert facility. However, the consummation of this plan is subject to several critical conditions. In a separate grievance relating to the closure of the Prince Albert facility, which could result in liability in excess of $20 million, the union is disputing the accumulation of pension benefits during the actual layoff period because, according to the union, a majority of employees retained still had recall rights during the layoff. The Company is currently evaluating its positions with respect to these grievances and cannot be certain that it will not incur liability, which could be material, with respect to these grievances.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Québec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Québec, Canada. The claim seeks estimated compensatory damages in the amount of CDN$50 million (approximately $47 million) plus estimated exemplary damages in the amount of CDN$1 million to CDN$4 million (approximately $1 million to $4 million). Domtar Inc. is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an immaterial amount, subject to the finalization of definitive agreements and court approval. The settlement amount was fully reserved for in a prior period.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against Domtar Inc. The claim alleges that the consummation of the Transaction triggered an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of CDN$110 million (approximately $103 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages. On August 13, 2007, Domtar Inc. served its statement of defense in response to this claim. We do not believe that the consummation of the Acquisition Transactions triggered an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Several asbestos-related personal injury claims have been filed in U.S. state and federal courts against Domtar Industries Inc. and certain other affiliates of the Company in connection with alleged exposure by current and former employees of the Company to asbestos. While the Company believes that the ultimate disposition of these matters, both individually and on an aggregate basis, will not have a material adverse effect on its financial condition, there can be no assurance the Company will not incur substantial costs as a result of any such claim.

Environment

Each of Domtar Inc. and the Company is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. Domtar Inc. continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia, on March 31, 1999 against Domtar Inc., and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (“the Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

Domtar Inc., was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the MPCA issued the RFRA to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a reserve of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position or earnings.

While we believe that we have determined the costs for environmental matters likely to be incurred based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our past and present properties will lead to future environmental investigations. These efforts will likely result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

BUSINESS OF THE PREDECESSOR COMPANY

The following section describes the Company as if it held the Weyerhaeuser Fine Paper Business but not Domtar Inc. for all periods and dates presented. Because the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented herein are those of the Weyerhaeuser Fine Paper Business. The results of operations of the Company will be significantly different than the results of operations of the Predecessor Company.

The forward-looking statements included in this section should be read as continuing to apply to the Company following the consummation of the Acquisition Transactions, without regard to whether such statement refers to the Company or the Predecessor Company.

Overview

The Predecessor Company principally manufactured and sold fine paper, including uncoated freesheet and coated groundwood and is the second largest integrated manufacturer of uncoated freesheet in North America and the third largest in the world based on production capacity, with annual uncoated freesheet production capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation), representing approximately a 19% share of the North American uncoated freesheet production capacity in 2006. The Predecessor Company also manufactured papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp were sold to third parties. Papergrade pulp was sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allowed for optimization of pulp capacity while reducing overall manufacturing costs.

Prior to the Acquisition Closing Date, the Predecessor Company generated revenues of $3.3 billion during both 2005 and 2006; the revenues generated by pulp and fine paper products represented approximately 95% in 2006 and 94% in 2005.

The following table sets forth the breakdown of net sales sold in each segment of the Predecessor Company’s business as well as the percentage of sales accounted for by each segment, in each case for each of the last three fiscal years:

	Year Ended
	December 31, 2006		December 25, 2005		December 26, 2004
	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales
(Dollars in millions)
Papers	$3,143	95.1%	$3,072	94.0%	$2,867	94.7%
Wood	$163	4.9%	$195	6.0%	$159	5.3%

	$3,306	100%	$3,267	100%	$3,026	100%

Business Segments

Papers

The net sales of the Predecessor Company’s Papers business were approximately $3,143 million in 2006, $3,072 million in 2005 and $2,867 million in 2004, representing approximately 95% of the Predecessor Company’s total sales in such years.

Paper

The Predecessor Company’s fine paper products include the following commodity papers:

Business Papers.    Business papers represented approximately 35% of the Predecessor Company’s sales of paper products in 2006. Business papers include copier and electronic imaging papers used with ink jet and laser printers, photocopiers and plain-paper fax machines.

Printing, Publishing and Converting Papers.    Printing, publishing and converting papers represented approximately 40% of the Predecessor Company’s sales of paper products in 2006. Printing and publishing papers include products used in commercial printing applications such as annual reports, brochures and direct mail. Converting papers products are the base papers that are converted into finished products such as envelopes, tablets, business forms and data processing/computer forms.

Computer Papers, Preprinted Forms and Digital Papers.    Computer papers, preprinted forms and digital papers represented approximately 18% of the Predecessor Company’s sales of paper products in 2006. These papers are sold by the Predecessor Company’s enterprise group.

Coated Groundwood Papers.    Coated groundwood papers represented approximately 7% of the Predecessor Company’s sales of paper products in 2006. Coated groundwood papers are used primarily in magazines, catalogs and inserts.

Pulp

The net sales of the Predecessor Company’s pulp business represented approximately 14% of the Predecessor Company’s Papers segment sales in such years. The Predecessor Company manufactures the following types of pulp:

Papergrade Pulp.    Papergrade pulp represented approximately 62% of the Predecessor Company’s pulp sales in 2006. Papergrade pulp is used in the manufacturing of fine paper products.

Fluff Pulp.    Fluff pulp represented approximately 20% of the Predecessor Company’s pulp sales in 2006. Fluff pulp is used in baby diapers and adult incontinence products.

Specialty pulp.    Specialty pulp represented approximately 18% of the Predecessor Company’s pulp sales in 2006. The specialty pulp manufactured by the Predecessor Company is used in cement siding.

Wood

The net sales of the Predecessor Company’s Wood business were approximately $163 million in 2006, $195 million in 2005 and $159 million in 2004, representing approximately 5% of the Predecessor Company’s total sales in such years. The Predecessor Company manufactures and sells softwood lumber for use in residential construction. The Predecessor Company’s Wood business also includes the timber sourcing operations and other ancillary activities.

Facilities and Properties

Prior to the Acquisition Closing Date, the Predecessor Company owned eight uncoated freesheet mills and one coated groundwood mill in the United States and Canada, all of which were integrated with pulp mills. The Predecessor Company’s mills had a total annual uncoated freesheet capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation) and a coated groundwood capacity of approximately 235,000 tons as of December 31, 2006.

Prior to the Acquisition Closing Date, the Predecessor Company owned all of its production facilities with the exception of certain portions that were subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements, and leased substantially all of the Predecessor Company’s sales offices, regional replenishment centers and warehouse facilities. The Predecessor Company believes its properties are in good operating condition and are suitable and adequate for the operations for which they are used. The Predecessor Company owns substantially all of the equipment used in its facilities.

The following table sets forth the locations of the Predecessor Company’s principal production facilities and operating equipment as well as annual capacities of uncoated freesheet and coated groundwood manufacturing locations in the Predecessor Company’s business and production for the fiscal year ended December 31, 2006. Each of the listed facilities was owned by the Predecessor Company, except that portions of some of these facilities are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements.

	Number of Machines	Production Capacity(1)	Production(2)
	(short tons in thousands)
Uncoated Freesheet Mills:
Hawesville, Kentucky	2	625	638
Marlboro, South Carolina	1	385	392
Kingsport, Tennessee	1	405	410
Rothschild, Wisconsin	1	145	148
Johnsonburg, Pennsylvania	2	360	365
Dryden, Ontario(3)	2	315	369
Prince Albert, Saskatchewan(4)	1	—	7
Plymouth, North Carolina	2	465	468
Total Uncoated Freesheet	12	2,700	2,797

Coated Groundwood:
Columbus, Mississippi	1	235	230

(1)	Production capacity reflects expected production under normal operating conditions and product mix and expected maintenance downtime in 2006. Actual production may vary.

(2)	Production reflects actual production in 2006.

(3)	Production at the Predecessor Company’s mill in Dryden, Ontario reflects the output of a paper machine that was shut down in 2006.

(4)	Operations ceased at the Predecessor Company’s mill in Prince Albert, Saskatchewan in 2006. This mill had a production capacity of approximately 290,000 short tons in 2005.

The Predecessor Company’s paper mills are supported by forms and converting operations at its uncoated freesheet mills in Rothschild, Wisconsin; Plymouth, North Carolina and Dryden, Ontario as well as at 12 other facilities that collectively have the capacity to convert approximately 1.62 million tons of roll paper into cut sized sheets, approximately 0.32 million tons of roll paper into folio sized sheets and approximately 0.27 million tons of roll paper into forms paper annually.

The Company manufactures papergrade pulp at all of the uncoated freesheet mills listed above as well as at its facility in Kamloops, British Columbia, fluff pulp at the Predecessor Company’s facility in Plymouth, North Carolina and specialty pulp at its facility in Kamloops, British Columbia.

The Predecessor Company owns chip mills in the vicinity of its uncoated freesheet mills in Johnsonburg, Pennsylvania; Hawesville, Kentucky; Kingsport, Tennessee and Marlboro, South Carolina but typically lease such mills to third parties who operate them. The Predecessor Company also owns sawmills at Ear Falls, Ontario and Big River, Saskatchewan and a 51% equity interest in Wapawekka Lumber Limited Partnership, which has one sawmill in Wapawekka, Saskatchewan.

The Predecessor Company owns forest licenses covering 0.850 million cubic meters of softwood and 0.570 million cubic meters of hardwood in the proximity of its Dryden, Ontario mill and is party to a forest management agreement covering 1.846 million cubic meters of softwood and 0.976 million cubic meters of hardwood in the proximity of the Predecessor Company’s Prince Albert, Saskatchewan mill.

The Predecessor Company’s operational headquarters are located at Fort Mill, South Carolina.

During the first quarter of 2006, the Predecessor Company shut down indefinitely its pulp and paper mill in Prince Albert, Saskatchewan and the sawmill in Big River, Saskatchewan due to poor market conditions. The Wapawekka sawmill also was shut down. These facilities are currently not in operation. The Company has not determined at this time whether these facilities will be reopened, sold or permanently closed.

Supply

Wood fiber is the principal raw material in the papers segment. The primary sources of wood fiber are timber and its by-products, such as wood chips, wood shavings and sawdust. Prior to the Acquisition Transactions, Weyerhaeuser supplied the Predecessor Company’s paper mills with fiber from the Weyerhaeuser chip and saw mills as well as from third parties. Concurrent with the consummation of the Acquisition Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser including Canadian fiber supply agreements pursuant to which Weyerhaeuser agrees to supply wood chips to the Predecessor Company’s Kamloops, British Columbia mill (and the Predecessor Company’s Prince Albert, Saskatchewan mill if it re-opens) for a period of 20 years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply softwood chip residuals to the Predecessor Company’s Plymouth, North Carolina mill for a period of five years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply a sufficient amount of softwood chips to allow the Predecessor Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp at the Predecessor Company’s Columbus, Mississippi mill for a period which terminated on May 31, 2007 and a slush pulp sales agreement pursuant to which Weyerhaeuser’s Columbus, Mississippi pulp mill will agree to supply 74,293 tons of slush pulp to the Predecessor Company’s Columbus, Mississippi coated groundwood mill for a period of one year, subject to annual renewal. Fiber purchased under these agreements will be purchased at fair market levels. See “The Company’s Relationship with Weyerhaeuser After the Distribution – Supply Agreements.”

The Predecessor Company supplies its paper mills with fiber that it will obtain through a combination of different sources depending on the location of the paper mills. The Predecessor Company obtains fiber from timber harvested pursuant to its forest licenses and forest management agreements and processed in its own chip and saw mills, pursuant to fiber supply contracts with Weyerhaeuser as well as pursuant to fiber supply agreements with other third parties and open market purchases.

All of the Predecessor Company’s uncoated freesheet mills have onsite pulp production facilities. The Predecessor Company’s coated groundwood mill and some of the Predecessor Company’s uncoated freesheet mills also purchase pulp from third parties. Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

The Predecessor Company’s business consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). During both 2005 and 2006, energy costs comprised approximately 8% of the aggregate amount of materials, labor and other operating costs and fiber costs. The Predecessor Company purchases substantial portions of the energy it consumes under supply contracts, most of which are between a specific plant and a specific provider. Under most of these contracts, providers are committed to provide quantities within specified ranges that provide the Predecessor Company with its needs for a particular type of energy at a specific facility. Most of the contracts have pricing mechanisms that set prices based on current market rates. Natural gas, fuel oil, coal and hog fuel are consumed primarily in the production of steam to be used in the manufacturing process or to a lesser extent to provide direct heat to be used in the chemical recovery process. Electricity is used primarily to drive motors and other equipment as well as provide lighting. Two of the Predecessor Company’s facilities have substantial co-generation capabilities and utilize steam generated from these fuels to generate and sell more electricity into the regional grids than they consume internally. The revenue from electricity sales was able to offset approximately 7% of the Predecessor Company’s total energy requirements in each of 2005 and 2006.

Customers

The Predecessor Company’s largest customer was Office Depot, an independent retailer of office products, including commercial printing and business imaging papers, which represented approximately 17% of its sales revenues in the fiscal year ended December 31, 2006. Both Weyerhaeuser and Domtar Inc. historically supplied products to Office Depot on a per-order basis, subject to a published price list. The Company also will have other significant customers as well as a large number of other fine paper customers, which will vary in size but none of which will individually represent a material portion of the Company’s sales. The Predecessor Company’s customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, retailers and customers who use the Predecessor Company’s paper for specialty applications, such as label and release products. The majority of these customers purchase products through individual purchase orders.

Competition

The markets in which the Predecessor Company’s business competes are generally worldwide and highly competitive. Grades of fine paper are globally traded, with numerous worldwide manufacturers. All of the Predecessor Company’s paper manufacturing facilities are located in the United States or Canada. Although the Predecessor Company sells primarily in North America, it faces competition from foreign producers, some of which have lower operating costs than the Company. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Approximately five major manufacturers produce and sell uncoated freesheet in North America, and dozens more sell uncoated freesheet worldwide. Although price is the primary basis for competition in most of the Predecessor Company’s paper grades, quality and service are important competitive determinants, especially in value-added grades. The Predecessor Company’s paper products also compete with other paper grades, including coated groundwood, and electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, the Predecessor Company may see a decrease in the overall demand for paper products or shifts from one type of paper to another.

Employees

The Predecessor Company had approximately 5,500 employees. Approximately 3,524, or 64%, of the Predecessor Company’s employees were covered by collective bargaining agreements.

Intellectual Property

Most of the brand name paper products of the Predecessor Company are protected by registered trademarks. Key trademarks used in the Predecessor Company include Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw® and First Choice®. These brand names and trademarks are important to the business and, historically, Weyerhaeuser has vigorously pursued apparent infringements. The numerous trademarks of the Predecessor Company have been registered in the United States and/or throughout the world where the products of the Predecessor Company are sold. The current registrations of these trademarks are effective for various periods of time. These trademarks may be renewed periodically, provided that the Predecessor Company, as the registered owner, and/or their licensees comply with all applicable renewal requirements, including the continued use of the trademarks in connection with similar goods.

The Company owns a number of issued U.S. and foreign patents, some of which have expired or been abandoned and several pending U.S. patent applications. The Predecessor Company’s management regards these patents and patent applications as important but does not consider any one or group of them to be materially important to the Predecessor Company as a whole.

Under the terms of the Contribution and Distribution Agreement and the intellectual property license agreement, the Company received, a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but retained by Weyerhaeuser. This license does not, however, include the right to use the Weyerhaeuser name. See “The Company’s relationship with Weyerhaeuser after the Distribution – Intellectual Property License Agreement.”

Seasonality

Demand for uncoated freesheet, the Predecessor Company’s principal product, is typically not seasonal. The most significant seasonal impact on the Predecessor Company’s uncoated freesheet operations is caused by its annual scheduled maintenance outages. During an outage period, a pulp mill and/or paper machine is taken out of operation so that maintenance can be performed. During these time periods, it is normal to incur significant maintenance expenditures as well as above normal expenditures for operating supplies. In addition, some facilities may elect to operate their paper machines on higher cost purchased fiber and incur other incremental costs to minimize the period of time that the paper machine is out of operation.

Working Capital

The Predecessor Company typically maintains 30 to 35 days of raw material inventories and 15 to 20 days of chemical inventories to support its pulp and paper operations.

The Predecessor Company maintains approximately 30 days of finished goods inventory. However, this inventory may build up in anticipation of seasonal maintenance outages. In addition, the Predecessor Company maintains paper rolls for 15 days before they are converted to freesheet to fill customer orders.

Environmental Matters

The Predecessor Company’s business is subject to a wide range of general and industry-specific laws and regulations in the United States and Canada relating to the protection of the environment, including those governing air emissions, wastewater discharges, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations and health and safety matters. Compliance with these laws and regulations is a significant factor in the operation of the Predecessor Company’s business. The Company may encounter situations in which its operations fail to maintain full compliance with applicable environmental requirements, possibly leading to civil or criminal fines or penalties or in enforcement actions, including those that result in governmental or judicial orders that stop or interrupt the Company’s operations or require the Company to take corrective measures at substantial costs, such as the installation of additional pollution control equipment or other remedial actions.

Compliance with U.S. federal, state and local and Canadian federal and provincial environmental laws and regulations usually involves capital expenditures as well as additional operating costs. For example, the United States Environmental Protection Agency has promulgated regulations dealing with air emissions from pulp and paper mills, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. The Company cannot quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because, in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance frequently serves other purposes, such as extension of facility life, increase in capacity, changes in raw material requirements or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the Predecessor Company estimated that capital expenditures for environmental compliance were approximately $4 million in 2005 and approximately $2 million in 2006.

The Predecessor Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company continues to evaluate its options and is currently in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended, the facility may not be able to operate after 2007 without significantly curtailing output or incurring significant capital expenditures.

The United States Environmental Protection Agency has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (“TMDL”) allocations for pollutants in water bodies determined to be water-quality-impaired. However, certain states continue to promulgate TMDL requirements. The state TMDL requirements may set limits on pollutants that may be discharged to a body of water to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the Company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

The Predecessor Company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property owned by the Predecessor Company where the Predecessor Company has the sole obligation to remediate the site or shares that remediation obligation with a small number of other parties. Other sites are third-party sites involving several parties who may have a joint and several remediation obligation. Remediation efforts are currently ongoing, for example, at the Predecessor Company’s Plymouth, North Carolina facility in respect of dioxins/furans and mercury, and at the Predecessor Company’s Rothschild, Wisconsin facility in respect of pulp manufacturing byproducts. The Company’s liability for environmental investigation and remediation ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the Predecessor Company at the site and, at some sites, the number and economic viability of the other potentially responsible parties. The Predecessor Company spent less than $3 million in 2005 and approximately $5 million in 2006, on environmental remediation of these sites.

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company’s forest operations in Canada are carried out on public forestlands under forest licenses and forest management agreements. All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements between the Predecessor Company and the relevant province designed to protect environmental and other social values. In Canada, the federal Species at Risk Act (“SARA”) was enacted in 2002. SARA contains protective measures for species identified as being at risk and for critical habitat. To date, SARA has not had a significant effect on the Predecessor Company’s operations; however, it is anticipated that SARA will, over time, result in some additional restrictions on timber harvests and other forest management practices and increase some operating costs for operators of forestlands in Canada. For these reasons, SARA is expected to affect timber supply and prices in the future.

Legal Proceedings

Pursuant to the Contribution and Distribution Agreement and other agreements entered into in connection with the Acquisition Transactions, the Company assumes responsibility for claims and litigation matters arising out of or primarily relating to the Predecessor Company whether or not asserted prior to the Acquisition Transactions. Currently, a small number of claims and litigation matters have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Company’s long-term results of operations, cash flows or financial position.

BUSINESS OF DOMTAR INC.

Recent Developments

Sale of Wood Business

In June 2007, Domtar Corp. entered into an agreement to sell substantially all of its Wood business, including the transfer of an estimated CDN$50 million (approximately $47 million) of working capital, to the newly created Conifex for approximately CDN$285 million (approximately $268 million). The operations being sold consist of 10 sawmills in Québec and Ontario having a production capacity of approximately 1.1 billion board feet, and the associated 4.8 million cubic meters of annual harvesting rights, which represent the majority of Domtar Corp.’s harvesting rights. Domtar Corp.’s remanufacturing facility in Sullivan, Québec and its interests in several joint ventures are also included in the transaction. The transaction is subject to government approvals for the forest license transfers, regulatory approvals and customary closing conditions. Pending these approvals, the sale is expected to close prior to December 31, 2007. Domtar Corp. has agreed in principle to extend its support to the transaction by investing in Conifex an amount equal to the lesser of CDN$35 million (approximately $33 million) or a 19.9% participation in Conifex, if requested by Conifex, and subject to the negotiation and execution of a definitive shareholder agreement satisfactory to Domtar Corp. In addition, Domtar Corp. will provide Conifex with transition services, including information technology, human resources management and finance, for a period of six to 12 months following the consummation of the transaction to facilitate the transition of the business. Domtar Corp. intends to use the net cash proceeds from the transaction to reduce its outstanding debt. At July 1, 2007, Domtar Inc. accounted for the assets and liabilities of the Wood business owned by Domtar Inc. as held and used in accordance with Section 3475 of the CICA Handbook, Accounting for the Impairment or Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. Domtar Corp. does not expect to recognize a gain or loss from the sale upon closing.

Restructuring

In July 2007, Domtar Corp. announced the permanent closure of its paper mill in Gatineau, Québec and its converting center in Ottawa, Ontario as well as the permanent closure of two paper machines, one located at its Woodland mill in Baileyville, Maine and the other at its Port Edwards, Wisconsin mill. These closures were announced as part of Domtar Corp.’s review of its overall production capacity and adjustment of its production to demand. In total, these closures will eliminate approximately 284,000 tons of Domtar Inc.’s annual paper production capacity and will reduce its total workforce by approximately 430 employees.

Business

Domtar Inc.’s reporting segments correspond to the following business activities: Papers, Paper Merchants and Wood. For the year ended December 31, 2006, consolidated sales were $4 billion.

SEGMENTED SALES

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

SALES BY GEOGRAPHICAL AREA

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Papers

Prior to the Acquisition Transactions, Domtar Inc. was the third largest integrated manufacturer and marketer of uncoated freesheet paper in North America. Domtar Inc. operates five pulp and paper facilities in Canada (reflecting the permanent closures of the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006 and the permanent closure of Vancouver paper mill in the second quarter of 2006) and five in the United States, with an aggregate annual paper production capacity of approximately 2.3 million tons, complemented by strategically located warehouses and sales offices. Domtar Inc.’s Papers business is its most important segment representing 64% of consolidated sales in 2006, or 70% when including sales of Domtar Inc. paper through its own Paper Merchants business, compared to 62% of consolidated sales in 2005, or 68% when including sales of Domtar Inc. paper through Domtar Inc.’s Paper Merchants business. The following table sets forth Domtar Inc.’s trade shipments of paper and market pulp for the years indicated:

	Years ended December 31,
	2006	2005	2004	2003	2002
Paper (thousands of tons)	2,273	2,432	2,484	2,396	2,465
Market pulp (thousands of MT)	631	574	733	698	716

Approximately 65% of Domtar Inc.’s paper production capacity is located in the United States, and approximately 81% of its paper sales are made to customers in the United States. Uncoated and coated freesheet papers are used for business, commercial printing and publication, and technical and specialty applications. The chart below illustrates the principal paper products Domtar Inc. produces and its annual paper production capacity.

Category	Business Papers		Commercial Printing and Publication Papers			Technical and Specialty Papers
Type	Uncoated Freesheet				Coated Freesheet	Uncoated and Coated Freesheet
Grade	• Copy	• Premium imaging / technology papers	• Offset • Business converting	• Lightweight • Opaques • Text, cover and writing	• Lightweight	• Flexible packaging • Abrasive papers • Decorative papers • Imaging papers • Label papers • Medical disposables

Category	Business Papers		Commercial Printing and Publication Papers			Technical and Specialty Papers
Type	Uncoated Freesheet				Coated Freesheet	Uncoated and Coated Freesheet
Application	• Photocopies • Office documents • Presentations		• Pamphlets • Brochures • Direct mail • Commercial printing • Forms & envelopes	• Stationery • Brochures • Annual reports • Books • Catalogs	• Brochures • Annual reports • Books • Magazines • Catalogs	• Food & candy wrappings • Surgical gowns • Repositionable note pads • Security check papers
Capacity(*)	As at February 21, 2007: approximately 2.3 million tons

	0.8 million tons 35%	0.1 million tons 4%	0.7 million tons 31%	0.2 million tons 9%	0.1 million tons 4%	0.4 million tons 17%

*	The allocation of production capacity may vary from period to period in order to take advantage of market conditions. Domtar Inc. permanently closed the Cornwall pulp and paper mill and Ottawa paper mill in the first quarter of 2006, and the Vancouver paper mill in the second quarter of 2006. These permanent closures, impacting 450,000 tons of paper, have been assumed to be effective as at January 1, 2006 and have been reflected in the above capacity.

**	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, another at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table does not reflect these closures.

Domtar Inc.’s business papers consist mainly of uncoated freesheet papers, such as copy and premium imaging papers used in photocopy machines, laser and inkjet printers. These products are principally for home and office use and represent about 39% of Domtar Inc.’s paper production.

Domtar Inc.’s commercial printing grade papers include uncoated freesheet papers, such as offset papers, opaques and a variety of coated printing papers. These grades are used in sheet and roll fed offset presses across the spectrum of commercial printing end-uses, including digital printing. Domtar Inc.’s publication papers include tradebook and lightweight uncoated and coated papers used principally in book publishing applications such as textbooks, dictionaries, catalogs, magazines, hard cover novels and financial printing. Design papers, a sub-group of commercial printing and publication papers, have distinct features of color, brightness and texture and are targeted towards graphic artists in design and advertising agencies, for use primarily in special brochures and annual reports. Commercial printing and publication papers represent 44% of its paper production.

Domtar Inc. also produces paper for several technical and specialty markets. These technical and specialty papers consist primarily of base stock used by the flexible packaging industry in the production of food and medical packaging and other specialty papers for various other industrial applications, including base stock for sandpaper, base stock for medical gowns, drapes and packaging, as well as transfer paper for printing processes. Domtar Inc. also participates in several converting grades for specialty and security applications. These technical and specialty papers represent about 17% of its paper production.

Product Development

Domtar Inc. pursues product development opportunities in order to provide customers with new or enhanced products. Domtar Inc. annually targets specific improvements for profitability and volume of new product sales. New product ideas are proactively sought and rewarded throughout the organization. Ideas are screened and products developed using the Stage-Gate process, which ensures a disciplined approach that prioritizes and plans activities to maximize benefits and minimize development costs and time to market. Technical and specialty papers are often created in partnership with product manufacturers and sold to them directly. Domtar Inc.’s various manufacturing capabilities provide it with flexibility to develop specialized products at a competitive cost advantage over the life cycle of the products.

As an example of ongoing efforts to innovate and develop new markets, Domtar Inc. developed the first antimicrobial office paper available in North America. Designed to protect paper against the growth of bacteria, odors, fungus, mold and mildew, this product is specially treated with a patented antimicrobial compound licensed from SilverCo Inc. that kills most bacteria that come into contact with it. Although conceived for general office use, the paper’s unique characteristics make it ideal for the healthcare, laboratory, hospitality, education and governmental sectors. This innovative product is a welcome addition to the continuously growing line of the Domtar EarthChoice® family of FSC-certified, environmentally responsible papers.

During 2006, Domtar Inc. shipped approximately 1,320,000 tons of products that were improved/developed after 2003 (including the products that were transitioned to higher brightness), accounting for about 57% of Domtar Inc.’s total paper shipments. Domtar Inc. also supports fundamental research at several universities and through research institutions such as the Pulp and Paper Research Institute of Canada.

Customers and Distribution

The following chart illustrates Domtar Inc.’s channels of distribution for its paper products:

Category	Business Papers			Commercial Printing and Publication Papers		Technical and Specialty Papers
Domtar Inc. sells to:	Merchants ¯	Office Equipment Manufacturers / Stationers ¯	Retailers ¯	Merchants ¯	Converters ¯	Converters ¯

Customer sells to:	Printers / Retailers / End-users	Retailers / Stationers / End-users	Printers / End-users	Printers / Converters/ End-users	Merchants/ Retailers	End-users

Generally, Domtar Inc. sells business papers through paper merchants, office equipment manufacturers, stationers and retail outlets. Domtar Inc. distributes uncoated and coated commercial printing and publication papers to end-users and commercial printers, mainly through paper merchants, as well as selling directly to converters. Domtar Inc. sells its technical and specialty products mainly to converters, who apply a further production process such as coating, laminating or waxing to Domtar Inc.’s papers before selling them to a variety of specialized end-users.

Domtar Inc.’s customer service personnel work closely with sales, marketing and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers. Domtar Inc. promotes its products directly to end-users and others who influence paper purchasing decisions in order to enhance brand recognition and increase product demand. In addition, Domtar Inc.’s sales representatives work closely with mill-based new product development personnel and undertake joint marketing initiatives with customers in order to better understand its customers’ businesses and needs and to support their future requirements.

Domtar Inc. distributed about 69% of its paper products in 2006 through a large network of paper sales merchants operating throughout North America, one of which it owns (see “Paper Merchants”). Paper merchants, who sell Domtar Inc.’s products to their own customers, represent Domtar Inc.’s largest group of customers.

In 2006, approximately 81% of Domtar Inc.’s paper sales were made to customers in the United States.

Although a five year supply agreement between Domtar Inc. and Unisource ended on June 30, 2006, Domtar Inc. continues to sell products to Unisource. The companies have mutually developed a number of initiatives that Domtar Inc. believes will continue to enhance its business relationship and maintain its volume for the foreseeable future.

Market Pulp to customers in North America is sold through a centrally located sales force while sales to overseas customers are made directly or through commission agents. Domtar Inc. maintains pulp supplies at strategically located warehouses, which allows it to respond to orders on short notice. In 2006, approximately 8% of Domtar Inc.’s sales of market pulp were made in Canada, 23% were made in the United States, 9% in Mexico and 60% overseas. Domtar Inc. also purchases pulp to optimize paper production and reduce freight costs. In 2006, Domtar Inc.’s net market pulp position (the amount of pulp produced in excess of its internal requirements) was approximately 563,000 tons.

In order to better respond to customer needs and improve the flexibility of its production network, Domtar Inc. implemented an integrated resource management system. Progressively introduced since July 2003, this system establishes a common platform and database for customer service, integrates production-planning processes in the mills and implements common financial processes and standards. As at December 31, 2006, the roll-out of the integrated system was completed across Domtar Inc.’s operations and Domtar Inc. achieved its goal of having approximately 85% of its transactions being processed by this system.

Furthermore, in 2005, Domtar Inc. introduced Domtar EarthChoice®, a line of socially and environmentally responsible papers, endorsed by Rainforest Alliance and welcomed by Forest Ethics and the World Wildlife Fund. The Domtar EarthChoice® line of uncoated and coated Forest Stewardship Council (FSC) certified papers provides customers with a product offering that is aligned with their growing preference for sustainable development.

Facilities

The following table lists the paper production facilities owned and operated by Domtar. The table also indicates the number of paper machines, the principal products manufactured and the approximate annual production capacity for each facility. Approximately 65% of Domtar Inc.’s paper production capacity is located in the United States. All of Domtar’s pulp and paper mills are certified ISO 14001 except for its Windsor mill, which is certified under the Responsible Care program. In addition, all of Domtar Inc.’s mills are FSC chain of custody certified.

Paper Production Facility	Location	Paper Machines	Principal Paper Type	Annual Capacity (millions of tons)
Ashdown	Arkansas	4	Copy, offset and technical and specialty	0.9
Windsor	Québec	2	Copy and offset	0.6
Nekoosa	Wisconsin	3	Uncoated printing and technical and specialty	0.2
Port Edwards(1)	Wisconsin	4	Uncoated printing and technical and specialty	0.2
Hull	Québec	1	Coated lightweight	0.1
Woodland(1)	Maine	1	Copy, offset and technical and specialty	0.1
Port Huron	Michigan	4	Technical and specialty	0.1
Espanola	Ontario	2	Technical and specialty	0.1

Total		21		2.3

(1)	On July 31, 2007, we announced the permanent closure of two paper machines, one at our Port Edwards paper mill, another at our Woodland paper mill as well as our Gatineau paper mill, having a combined production capacity of 284,000 tons. The above table does not reflect these closures.

(2)	We now refer to the Hull mill as the Gatineau mill.

Domtar Inc.’s net market pulp position principally results from production at its mills in Ashdown, Espanola and Woodland.

For a discussion on sources of raw material for paper production, see “Fiber Supply” section.

Power Facilities

Domtar Inc. owns power generating facilities at eight locations: Ashdown, Espanola, Nekoosa, Ottawa-Hull (now referred to as Gatineau), Port Edwards, Port Huron, Windsor and Woodland. Approximately 65% of Domtar Inc.’s electric power requirements are met by its own facilities. Domtar purchases the balance of its power requirements from local utilities. In addition, Domtar Inc. provides about 70% of the energy required to produce steam internally through its recovery boilers and cogeneration facilities with the remaining energy purchased in the form of bark, natural gas, oil and coal.

Paper Merchants

Domtar Inc.’s Paper Merchants business comprises the purchasing, warehousing, sale and distribution of various products made by Domtar Inc. and by other manufacturers. These products include business and printing papers and certain industrial products. These products are sold to a wide and diverse customer base, which includes small, medium and large commercial printers, publishers, business forms manufacturers, quick copy firms and institutional entities.

Domtar Inc.-owned paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group. Ris Paper operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. The Canadian business operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Québec; and The Paper House from two locations in Atlantic Canada. Domtar Inc.’s Paper Merchants business represented 26% of consolidated sales in 2006, or 20% when excluding sales of Domtar Inc. paper, compared to 25% of consolidated sales in 2005, or 19% when excluding sales of Domtar Inc. paper. In 2006, approximately 30% of Paper Merchants’ sales were made to customers in Canada and 70% were made to customers in the United States.

Sales are executed through Domtar Inc.’s sales force based at branches strategically located in served markets. Domtar Inc. distributes about 54% of its paper sales from its own warehouse distribution system and about 46% of its paper sales through mill-direct deliveries (i.e., deliveries directly from manufacturers, including Domtar Inc., to its customers).

In April 2003, the Canadian Competition Bureau (the “Bureau”) began an investigation of Canada’s major Distributors of carbonless paper and other fine paper products, including Domtar Inc.’s Paper Merchants in Canada. In March 2004, the Bureau expanded its investigation to include dealings between the Corporation and Xerox Canada Limited. In December 2005, Domtar Inc. recorded a $13 million charge relating to a legal settlement with regards to the sales of carbonless sheet paper in Ontario and Québec during a one-year period in part of 1999 and 2000. With this settlement, the Canadian antitrust authorities have concluded their investigations into Domtar Inc.’s business activities.

Wood

In June 2007, Domtar Corp. announced that it had reached an agreement to sell substantially all of its Wood business. See “ – Recent Developments” above.

Domtar Inc.’s Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products and the management of forest resources. It operates eight sawmills (four in Québec, following the permanent closure of the Grand-Remous and Malartic sawmills in the second quarter of 2006, and four in Ontario) and one remanufacturing facility (in Québec), for an annual capacity of approximately 1.1 billion board feet of lumber. Domtar Inc. also has an interest in three joint ventures and an investment in one business, which all produce wood products. Domtar Inc. seeks to optimize 17 million acres of forestland directly licensed or owned by the corporation in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. Domtar Inc.’s Wood business represented 10% of consolidated sales in 2006 compared to 13% of consolidated sales in 2005.

Domtar Inc. produces mainly softwood dimensional lumber used primarily in the construction industry. Products include studs and random length lumber in dimensions of 2 inches x 3 inches through 2 inches x 10 inches in lengths of 8 feet to 16 feet. Domtar Inc. operates four sawmills and one remanufacturing facility in Québec (Matagami, Lebel-sur-Quévillon, Val-d’Or, Ste-Marie and Sullivan), and four sawmills in Ontario (White River, Timmins, Elk Lake (jointly-owned) and Nairn Center). As of December 31, 2006, Domtar Inc. had four sawmills and one remanufacturing facility in operation, for an annual capacity of approximately 460 million board feet of lumber. In 2006, approximately 95% of the lumber shipped by Domtar Inc. was kiln dried.

The following table sets forth Domtar’s trade shipments of lumber for the years indicated:

	2006	2005	2004	2003	2002
Lumber (millions of board feet)	916	1,107	1,009	999	1,037

In November 2005, Domtar Inc.’s decision to temporarily shut down its Lebel-sur-Quévillon pulp mill due to unfavorable economic conditions caused it to indefinitely idle its adjacent sawmill. The Lebel-sur-Quévillon sawmill restarted temporarily in the second quarter of 2006 in order to process its roundwood inventory and shut down indefinitely again on October 11, 2006. Additionally, on October 11, 2006, Domtar Inc. announced the indefinite closures of three other sawmills (two in Abitibi, Québec, and one in Ontario). The closures, which occurred in October 2006, are primarily due to the pressure of higher timber costs and lower demand for both lumber and chips. These closures impacted approximately 360 permanent positions and reduced production capacity.

Domtar Inc. sells substantially all of its softwood lumber through its own sales office in Montreal to a wide range of retailers, distributors, manufacturers and wholesalers in Canada and the United States who sell to end-users. These wood products are consumed in the home construction, renovation and industrial markets. Domtar Inc.’s marketing efforts for lumber products are focused on providing its customers with efficient value-added supply chain integration, ensuring a high level of customer satisfaction and achieving a balanced and diversified customer base for Domtar Inc.’s products. In 2006, approximately 32% of sales of wood products were in Canada and 68% were in the United States.

In addition to producing dimensional lumber and studs, Domtar Inc. manufactures lumber that is graded according to recognized standards, such as Premium, Select, J-Grade and Machine Stress Rated lumber. Domtar Inc. also has a 50% interest in a facility in Sault Ste. Marie, Ontario, and a 50% interest in a fully integrated sawmill, kiln and planer operation in northern Ontario with an annual capacity of approximately 60 million board feet of lumber. In early 2005, Domtar announced, in conjunction with Tembec Inc., the restructuring of its northeastern Ontario sawmill operations, resulting in the permanent closure of its Chapleau sawmill as of March 6, 2005. This initiative arose from a review of Domtar Inc.’s northeastern Ontario sawmill operations in light of prevailing challenging conditions. This initiative allowed Domtar to add a third shift at the jointly-owned Elk Lake sawmill in April 2005 to process additional fiber from the Chapleau closure and resulting fiber swap with Tembec Inc.

Fiber Supply

Domtar Inc. uses hardwood and softwood fiber for the production of paper and softwood for the production of lumber. Domtar Inc.’s forestry strategy is to optimize wood flows within its fiber supply area and to maximize value and minimize cost while securing an adequate wood supply for its operations. Domtar Inc. focuses both on the delivery of fresh, high-quality recently harvested wood (which is more resistant to staining and insect attack and has a higher moisture content, making it easier for sawmills to maximize the lumber manufactured from each log) and on the sorting of species (which helps maximize fiber use and ensures better quality downstream products).

Domtar Inc. seeks to optimize 17 million acres of forestlands for which the corporation is wholly responsible through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. Site preparation, planting and harvesting techniques are continually improved through a variety of methods, including tree improvement and silvicultural research. All Domtar Inc.’s forestlands in Canada have received ISO 14001 certification. Such certification requires introducing rigorous documentation, standardized forest management practices and provisions for continuous improvement. Domtar Inc. also began in 2001, to receive FSC certification of its forest management practices, starting with Domtar Inc. private lands in central Ontario. The FSC is an independent non-profit organization that sets internationally accepted standards for environmental sustainability. As a result of this initial forest certification, Domtar Inc. began the manufacture and sale, during 2003, of paper grades certified by the FSC. Forest products may carry the FSC logo only when a required minimum of fiber content is traceable to an FSC-certified forest of origin and is documented by a full chain-of-custody review. In November 2003, Domtar Inc. undertook to attain FSC certification of all of its 17 million acres of directly licensed and owned forestlands subject to the successful completion of two boreal forest pilot projects. As of December 31, 2006, FSC certificates have been issued covering 7 million acres (or 40%) of Domtar Inc. direct licensed and owned forestland in addition to the certification of over 7 million acres on two other Domtar Inc. co-managed forests in northern Ontario. Certification is expected on the remaining landbase by the end of 2007.

In Québec and Ontario, Domtar Inc.’s harvesting rights on public lands provide an annual allowable harvest of approximately 6.9 million cubic meters of wood (both softwood and hardwood). Access to harvesting of fiber on public lands in Québec and Ontario is subject to review by the respective governmental authorities. Domtar Inc.’s freehold land of approximately 900,000 acres in Québec, Ontario and Maine provide an annual allowable harvest of approximately 0.5 million cubic meters of wood.

Québec

In Québec, Domtar Inc.’s annual allowable softwood harvest of approximately 1.8 million cubic meters, derived on a sustained yield basis from public land granted by the Ministry of Natural Resources (Québec) and from Domtar Inc.’s own freehold lands can supply most of the logs needed for two-shift operations of Domtar Inc.’s northern Québec sawmills. The chips produced by these sawmills provide approximately 72% of the fiber requirements of the pulp mill at Lebel-sur-Quévillon. The remaining required fiber is purchased under various contractual arrangements and on the open market. The Province of Québec adopted new legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and the Cree First Nations. As a result, the amount of fiber Domtar Inc. is permitted to harvest annually, under Domtar Inc.’s existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. Recently, the Chief Forester of Québec has proposed a further reduction of 60,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar Inc. This would significantly affect the supply of fiber for Domtar Inc.’s Northern Québec softwood sawmills and market pulp operations. Resulting from the closure in November 2005 of Domtar’s pulp mill at Lebel-sur-Quévillon for unfavorable economic conditions and no alternative markets for chips produced by its sawmills, as well as the reduced allowable wood harvesting volume, Domtar Inc.’s Northern Québec softwood sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time. These sawmill closures represent a combined annual capacity of approximately 400 million board feet of lumber. In June 2007, we restarted our Val d’Or sawmill, which has an annual capacity of approximately 120 million board feet.

Ontario

In Ontario, Domtar Inc.’s annual allowable harvest amounts to approximately 3.7 million cubic meters pursuant to Sustainable Forest Licenses, or SFLs, that has been granted by the Ontario Ministry of Natural Resources. These SFLs are granted either directly to Domtar Inc., to SFL management companies in which Domtar Inc. is a shareholder or to SFL holders with whom Domtar Inc. has no direct association. Domtar Inc. obtains approximately 80% of the wood fiber required for its northern Ontario sawmill operations and Domtar Inc.’s Espanola pulp mill either directly or indirectly from these harvesting rights and from its own freehold lands. The remaining required fiber is purchased under various contractual arrangements and on the open market. Most of the by-product volume (sawdust and shaving) is sold to manufacturers of engineered wood and paperboard.

Other

Domtar Inc. is currently working on finding solutions such as obtaining alternate sources of fiber. The reduction in harvest volume increases the unit cost of wood delivered to the sawmills. If Domtar Inc. is unable to maintain an adequate supply of fiber and mitigate the significant cost increase and wood delivery cost, its Northern Québec softwood sawmill and market pulp operations may not reopen and may result in permanent closures or impairment of assets.

Canadian mills

Domtar Inc.’s fine paper mill at Windsor, which consumes hardwood fiber, is located in an area where the fiber supply is adequate to sustain all current fiber requirements. The Windsor mill consumes hardwood fiber originating from a variety of sources, including purchases on the open market in Canada and the United States, contracts with Québec wood producers’ marketing boards and Domtar Inc.’s private lands.

U.S. mills

The fiber used by Domtar Inc.’s pulp and paper mills in the United States is primarily hardwood, which is readily available in the market from multiple third-party sources, and secondarily softwood, which is also readily available. The Ashdown, Wisconsin and Woodland mills are sourced by a combination of long-term supply contracts, wood lot management arrangements, advance stumpage purchases, and spot market purchases.

Competition

Markets for most of Domtar Inc.’s products are also highly competitive, with a number of major companies competing in each market. Domtar Inc. competes with both Canadian and U.S. producers in all of its product lines and with global producers in certain of Domtar Inc.’s product lines, some of which may have greater financial resources and lower production costs than Domtar Inc. While the principal basis for competition is selling price, competition can be based upon quality and customer service, including, in some cases, providing technical advice to customers. Other factors, such as foreign exchange rates, cost of fiber and other input costs can also impact Domtar Inc.’s competitive position.

In addition, Domtar Inc. may compete with product substitutes, which can impact demand for its products. Domtar Inc.’s paper products compete with electronic transmission and document storage alternatives, as well as grades of paper it does not produce. As the use of these alternatives grows, demand for Domtar Inc.’s paper products may decline or shift to other paper grades. Moreover, demand for some of Domtar Inc.’s wood products may decline if customers purchase steel alternatives.

Employee Relations

As at December 31, 2006, Domtar Inc. had approximately 4,700 employees in Canada of which approximately 3,600 are unionized, and approximately 3,700 employees in the United States of which approximately 2,500 are unionized, for a total of 8,400 employees.

Number of employees per segment	As at December 31, 2006
Papers	5,505
Paper Merchants	930
Wood	1,375
Corporate	550

Total number of employees	8,360

Domtar Inc.’s business strategies include supporting the personal growth and participation of employees. Domtar Inc. encourages employees to be involved in workshops aimed at producing better performance, greater operating efficiencies, safer operating procedures and lowering costs.

Safety remains one of Domtar Inc.’s core operating values. Last year, Domtar Inc. reduced its recordable case rate by 10.5% compared to 2005 and Domtar Inc.’s goal is to reduce this rate by another 15% in 2007. Domtar Inc.’s objective is to be amongst the top three companies in its industry by 2009 in term of best safety performance. The Domtar Safety Steering Team will drive the efforts of Domtar Inc. in reaching its safety objectives.

Papers

A collective agreement expired in April 2004 for Domtar Inc.’s Lebel-sur-Quévillon pulp mill (affecting approximately 350 employees). Negotiations have ceased as the mill is closed for an indefinite period. In July 2006, a 5 year agreement, expiring April 30, 2010, was reached and ratified with the union at the Windsor mill (affecting approximately 760 employees).

Paper Merchants

The collective agreements covering four locations in the U.S. and three in Canada were renewed in 2006. A collective agreement, which effects 20 employees in the U.S., expired in March 2007.

Wood

In May 2007, a five year agreement was ratified with the union at the Company’s Val d’Or, Québec sawmill (affecting approximately 88 employees).

Negotiations for a new collective agreement for the Company’s Sullivan, Québec remanufacturing facility have ceased (affecting approximately 60 employees) because the union has been decertified.

A collective agreement expired in June 2007 for the Company’s Sainte-Marie, Québec sawmill. Negotiations for the renewal of this collective agreement (affecting approximately 70 employees) began in August 2007.

A collective agreement expired in August 2005 for our Nairn Centre, Ontario sawmill. Negotiations have been suspended as the mill is shut down for an indefinite period of time.

Environmental Matters

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending upon their future economic benefit. In the normal course of business, Domtar Inc. incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

While Domtar Inc. believes that it has determined the costs for environmental matters likely to be incurred, based on known information, its ongoing efforts to identify potential environmental concerns that may be associated with Domtar Inc.’s former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar Inc. had a provision of $54 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, Domtar Inc. believes that such additional remediation costs would not have a material adverse effect on Domtar Inc.’s financial position, earnings or cash flows.

The pulp and paper industry in the United States was subject to the Boiler MACT Rule that further regulated air emissions. However, a decision of the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Corp. believes it complies with all such current air emissions regulations and anticipates spending approximately $4 million over the next year to meet such requirements.

As at December 31, 2006, anticipated undiscounted payments in each of the next five years are as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
(In millions of Canadian dollars)
Environmental provision and other asset retirement obligations	12	10	7	3	6	16	54
Boiler MACT Rule	4	—	—	—	—	—	4

	16	10	7	3	6	16	58

In 2006, Domtar Inc.’s operating expenses for environmental matters totaled $60 million and Domtar Inc. capitalized an additional $9 million for environmental projects mainly related to the improvement of air emissions, effluent treatment and remedial actions taken to address environmental compliance. In 2007, Domtar Inc. expects to capitalize approximately $4 million for environmental projects, including Boiler MACT Rule obligations. However, a decision for the U.S. Court of Appeals for the District of Columbia Circuit vacated the Boiler MACT Rule on July 30, 2007 and discussions are ongoing for alternative U.S. federal and state regulations. Domtar Inc. is unable to estimate the total amount of capital expenditures that may be required beyond 2007 for environmental compliance. However, Domtar Inc. does not expect any additional required expenditure to have a material adverse effect on its financial position, earnings or cash flows.

Social and Environmental Policies

Domtar Inc. has several social and environmental related policies including, among others, Human Rights, Forest, Environment, and Health and Safety policies. These form an integral part of its Code of Ethics.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the Acquisition Transactions, the Company, Domtar Paper Company, LLC and Domtar Inc. entered into the Credit Agreement, which consisted of an $800 million senior secured tranche B term loan facility and a $750 million senior secured revolving credit facility. In connection with the closing of the Acquisition Transactions, the Company borrowed $800 million under the tranche B term loan facility, which has subsequently been reduced to $720 million. The Company intends to make a $2 million mandatory quarterly amortization payment and a $73 million optional prepayment, in each case in respect of the tranche B term loan facility on September 28, 2007. The revolving credit facility may be used by the Company, Domtar Paper Company, LLC and Domtar Inc. for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the U.S. Borrowers under the revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and limited to $150 million (or the Canadian dollar equivalent thereof).

The tranche B term loan facility matures on March 7, 2014, and the revolving credit facility matures on March 7, 2012. The tranche B term loan facility amortizes in nominal quarterly installments (equal to one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the tranche B term loan facility bear annual interest at either a eurodollar rate plus a margin of 1.375%, or an alternate base rate plus a margin of 0.375%. Amounts drawn under the revolving credit facility bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an alternate base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in U.S. dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee, in each case, with respect to the revolving credit facility are subject to adjustments based on the Company’s consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of the Company and its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations), liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business, and the proposed amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving credit commitments are outstanding, we are required to comply with a consolidated EBITDA (as defined) to consolidated cash interest coverage ratio of greater than 2.50x and a consolidated debt to consolidated EBITDA ratio of less than 4.75x, decreasing to 4.5 on December 31, 2008. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the tranche B term loan facility unless it has not been waived by the revolving credit lenders within a period of 45 days after notice.

The Company’s direct and indirect, existing and future, U.S. wholly-owned subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of the U.S. borrowers, subject to exceptions for the U.S. subsidiaries of Domtar Inc. and other agreed exceptions. Presently, Domtar Paper Company, LLC is the sole subsidiary guaranteeing the Company’s obligations under the Credit Agreement. Domtar Inc.’s direct and indirect, existing and future, wholly-owned subsidiaries, as well as the Company and its subsidiaries, serve as guarantors of Domtar Inc.’s obligations as a borrower under the senior secured credit facilities, subject to agreed exceptions. Presently, Domtar Paper Company, LLC and Domtar Corp.’s subsidiaries guarantee Domtar Inc.’s obligations under the Credit Agreement. Domtar Inc. does not guarantee Domtar Corp.’s obligations under the Credit Agreement.

The obligations of the Company in respect of the senior secured credit facilities are secured by all of the equity interests of the Company’s direct and indirect U.S. subsidiaries, other than the U.S. subsidiaries of Domtar Inc., and 65% of the equity interests of the Company’s direct and indirect “first-tier” foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of the Company’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc., and the obligations of the non-U.S. guarantors, in respect of the senior secured credit facilities and any hedge agreements or cash management arrangements entered into with a lender thereunder also are secured by all of the equity interests of the Company’s direct and indirect subsidiaries, subject to agreed exceptions, and a perfected first priority security interest, lien and hypothec in the inventory of Domtar Inc., its immediate parent, and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

Accounts Receivable Securitization

In conjunction with the Acquisition Transactions, the Company retained Domtar Inc.’s receivable securitization program. We sell certain of our trade receivables through a securitization program, which expires in February 2010. The Company uses securitization of its receivables as a source of financing by reducing its working capital requirements. This securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement governing the receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest to a maximum of $190 million. The subordinated interest retained by the Company is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

As at July 1, 2007, the cash received from the transfer of receivables amounted to $130 million. The Company expects to continue selling receivables on an ongoing basis, given the attractive discount rates. Should this program be discontinued either by management’s decision or due to termination of the program by the provider, the Company’s working capital and bank debt requirements could increase.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

Board of Directors

The board of directors of the Company is comprised of 13 directors. Harold MacKay serves as the non-executive chairman of the board of directors.

Of these 13 directors, each director other than Messrs. Royer and Cooper is independent under the independence requirements of the SEC, the New York Stock Exchange and the Company’s Director Independence Standards, which are available at the Company’s web site at www.domtar.com. Further, Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC for audit committee members. Each of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel is a “Non-employee Director” for purposes of the Exchange Act and each satisfies the requirements of an “outside director” for purposes of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Set forth below is information concerning those persons that are currently serving as the directors of the Company. The board of directors is divided into the following three classes: Class I: Jack C. Bingleman, Marvin D. Cooper, W. Henson Moore and Richard Tan; Class II: Louis P. Gignac, Harold H. MacKay, Raymond Royer and William C. Stivers; Class III: Brian M. Levitt, Michael R. Onustock, Robert J. Steacy, Pamela B. Strobel and Denis Turcotte.

The first class was elected for a term expiring at the first annual meeting of stockholders following the consummation of the Acquisition Transactions, the second class was elected for a term expiring at the second annual meeting of stockholders following the consummation of the Acquisition Transactions, and the third class was elected for a term expiring at the third annual meeting of stockholders following the consummation of the Acquisition Transactions.

Name	Position

Harold H. MacKay	Chairman of the board of directors

Jack C. Bingleman	Director

Marvin D. Cooper	Director

Louis P. Gignac	Director

Brian M. Levitt	Director

W. Henson Moore	Director

Michael R. Onustock	Director

Raymond Royer	Director

Robert J. Steacy	Director

William C. Stivers	Director

Pamela B. Strobel	Director

Richard Tan	Director

Denis Turcotte	Director

Harold H. MacKay, age 67, has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005. Prior to that, he was a partner in MacPherson from 1969 to 2004. He also served as the Clifford Clark policy advisor to the Department of Finance of Canada and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. He is a director of The Toronto-Dominion Bank and The Mosaic Company. Mr. MacKay is an Officer of the Order of Canada.

Jack C. Bingleman, age 64, has been the president of Indian River Asset Management Inc. since 2001. Previously he held a number of executive positions with Staples Inc., including president of Staples International from 1997 to 2000. He has been a director of the Company and/or Domtar Inc. since 2005; he is also a director of Tractor Supply Co.

Marvin D. Cooper, age 64, was the senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser from 2002 to 2006 when he stepped down to work full-time on the Acquisition Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Louis P. Gignac, age 57, has been a corporate director and consultant since November 2006. Previously, he served as president and CEO of Cambior Inc. since 1986. He has been a director of the Company and/or Domtar Inc. since 1995; he is also a director of Gaz Metro Inc. and St. Andrew Goldfields Ltd.

Brian M. Levitt, age 60, has been the chair of the board of Domtar Inc. since 2004 and the co-chair of the law firm Osler, Hoskin & Harcourt LLP since 2001. Previously, he held a number of executive positions with Imasco Limited, including president and chief executive officer from 1995 to 2000. Mr. Levitt has been a director of Domtar Inc. since 1997; he is also a director of BCE Inc.

W. Henson Moore, age 67, has been until August 2006 president and CEO of the American Forest & Paper Association since 1995. Previously, he served in a number of senior U.S. government appointments and as a member of the U.S. House of Representatives for the Sixth District of Louisiana. Mr. Moore is a director of USEC, Inc.

Michael R. Onustock, age 67, has retired as senior vice president, pulp and white paper with Weyerhaeuser in 2004. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions in Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. He is a director of the University of Washington Pulp and Paper School Foundation.

Raymond Royer, age 68, has been the president, chief executive officer and a director of the Company and/or Domtar Inc. since joining Domtar Inc. in 1996. He is also a director of Power Financial Corporation. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Robert J. Steacy, age 57, has been a corporate director since May 2005. Previously, he served as the senior financial officer of Torstar Corporation since 1989 including as executive vice-president and chief financial officer from 2002 to 2005. He has been a director of the Company and/or Domtar Inc. since 2005; he is also a director of Cineplex Galaxy Income Fund.

William C. Stivers, age 69, has retired as executive vice president of Weyerhaeuser in 2003, serving as chief financial officer from 1990 to 2003. Mr. Stivers is a former director of Factory Mutual Insurance Company and a past member of Chase Manhattan Bank’s National Advisory Board. He is a director of Minerals Technologies Inc.

Pamela B. Strobel, age 54, has retired as executive vice president and chief administrative officer of Exelon Corporation in 2005. During her tenure with Exelon and its predecessor companies since 1993, she also served as president of Exelon’s Business Services Company and as chairman and CEO of Exelon Energy Delivery, the holding company for Exelon’s energy delivery businesses. She is a director of State Farm Mutual Automobile Insurance Company.

Richard Tan, age 51, is the founder, president and CEO of Pacific Millennium Holdings Corporation since 1977, an investment and operating group involved over the years in various industries including pulp and paper, forest plantation, information technology, and development and global joint ventures in Asia.

Denis Turcotte, age 46, has been president and CEO of Algoma Steel Inc. since 2002. Previously, he held a number of senior executive positions with companies in the pulp and paper industry, including president of the Paper Group and executive vice president of corporate development and strategy of Tembec Inc. from 1999 to 2002.

The Company’s Management

Set forth below is information concerning those persons that currently serve as the executive officers of the Company.

Name	Position

Raymond Royer	President and Chief Executive Officer

Marvin D. Cooper	Executive Vice-President and Chief Operating Officer

Daniel Buron	Senior Vice-President and Chief Financial Officer

Steven A. Barker	Senior Vice-President, Marketing

Roger H. Brear	Senior Vice-President, Southern Region Mills

Michel Dagenais	Senior Vice-President, Human Resources

Ghislain Dinel	Senior Vice-President, Northern Region Mills

Michael Edwards	Group Senior Vice-President, Pulp and Paper Manufacturing

James F. Lenhoff	Senior Vice-President, Distribution

Patrick Loulou	Senior Vice-President, Corporate Development

Jean-François Mérette	Senior Vice-President, Forest Products

Bart Nicholson	Senior Vice-President, Specialty Mills and Converting Operations

Yves L. Parent	Senior Vice-President, Information Technology

Gilles Pharand	Senior Vice-President, Law and Corporate Affairs

Richard L. Thomas	Senior Vice-President, Sales

Raymond Royer, age 68, has been the president, chief executive officer and a director of the Company and/or Domtar Inc. since joining Domtar Inc. in 1996. He is also a director of Power Financial Corporation. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Marvin D. Cooper, age 64, was senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser from 2002 to 2006 when he stepped down to work full-time on the Acquisition Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Daniel Buron, age 43, has been senior vice president and chief financial officer of the Company and/or Domtar Inc. since May 2004. He joined Domtar Inc. in 1999. Prior to May 2004 he was vice president, finance, pulp and paper sales division and, prior to September 2002, he was vice president and controller. He has over 18 years of experience in finance.

Steven A. Barker, age 54, has been senior vice president pulp and paper sales and marketing of the Company and/or Domtar Inc. since December 2004. He joined Domtar Inc. in 2000 following the acquisition of Ris Paper Company, Inc. (a wholly-owned subsidiary of Domtar Inc. since 2000) where he held a number of executive positions. His career in the paper industry spans over 25 years.

Roger H. Brear, age 59, has been senior vice president, paper manufacturing of the Company and/or Domtar Inc. since 2001 when he joined following the acquisition of four U.S. paper mills from Georgia-Pacific Corporation, where he held various senior manufacturing positions. His career in the paper industry spans over 35 years.

Michel Dagenais, age 57, has been vice president, human resources of the Company and/or Domtar Inc. since 2005. Previously, he was director, human resources of the Forest Products Group since joining Domtar Inc. in 2001. During his career that spans over 36 years, he has held various management and consulting positions in human resources and labor relations.

Ghislain Dinel, age 59, has been vice president, operations, optimization and technology of the Company and/or Domtar Inc. since 2004. Since joining Domtar Inc. in 1970, he has held various management positions in the pulp and paper operations. His career in the pulp and paper industry spans over 37 years.

Michael Edwards, age 59, has been vice president, fine paper manufacturing of Weyerhaeuser since 2002. Since joining Weyerhaeuser in 1994, he has held various management positions in the pulp and paper operations. Prior to Weyerhaeuser, Mr. Edwards worked at Domtar Inc. for 11 years. His career in the pulp and paper industry spans over 44 years.

James F. Lenhoff, age 56, has been senior vice president, Domtar Distribution Group since 2004. He joined Domtar Inc. in 2000 following the acquisition of Ris Paper Company Inc. where he was vice president, sales and marketing. His career in the paper industry spans over 26 years.

Patrick Loulou, age 38, has been senior vice president, corporate development since he joined the Company in March 2007. Previously, he held a number of positions in the telecommunications sector, as well as in management consulting. He has over 10 years experience in corporate strategy and business development.

Jean-François Mérette, age 40, has been vice president, sawmills since he joined Domtar Inc. in 2005. Previously, he has held various management positions with a major forest products company. His career in the forest products industry spans over 16 years.

Bart Nicholson, age 47, has been vice president, fine paper converting operations since joining Weyerhaeuser in 2002. Previously, he held various management positions in the pulp and paper operations of Willamette Industries, Inc. since 1981. His career in the pulp and paper industry spans over 26 years.

Yves L. Parent, age 53, has been senior vice president, information technology of the Company since March 2007. He joined Domtar Inc. in 2005 as vice president, information technology. He has over 25 years of experience in IT management, including 15 years in the pulp and paper industry and 10 years as senior director, IT in an international manufacturing organization.

Gilles Pharand, age 63, joined Domtar Inc. in 1970; he has been senior vice president, corporate affairs since 1994 and general counsel since 1986, being responsible for secretariat, environmental and legal affairs, communications and government relations, internal audit and head office operations. His career in the pulp and paper industry spans over 37 years.

Richard L. Thomas, age 54, has been vice president of fine papers of Weyerhaeuser since 2005. Prior to 2005, he was vice president, business papers of Weyerhaeuser. Mr. Thomas joined Weyerhaeuser in 2002 when Willamette Industries, Inc. was acquired by Weyerhaeuser. At Willamette, he held various management positions in operations since joining in 1992. Previously, he was with Champion International Corporation for twelve years.

Annual Meeting

The Company’s by-laws provide that an annual meeting of its stockholders will be held each year on a date specified by its board of directors. The Company expects the first annual meeting of its stockholders will be held in 2008.

Committees of the Board of Directors

Pursuant to the Company’s by-laws, its board of directors is permitted to establish committees of three or more directors from time to time as it deems appropriate. The Company’s board of directors currently has the following committees: audit committee, nominating and corporate governance committee, human resources committee and environment and health and safety committee. The membership and function of each committee are described below.

Audit Committee

The audit committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act and are financially literate, as required by the New York Stock Exchange. At least one member of the audit committee is a financial expert, as defined by the rules and regulations of the SEC.

The audit committee, through regular or special meetings with management, the director of internal audit and the Company’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the board of directors or the chairperson of the audit committee deems appropriate.

The audit committee is governed by the audit committee charter, which is available on the Company’s website at www.domtar.com.

The members of the audit committee currently are: Messrs. Bingleman, Gignac, Moore, Steacy and Stivers.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange.

The nominating and corporate governance committee has a leadership role in

•	shaping the governance of the Company;

•	reviewing the compensation of the Company’s directors; and

•

providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the board of directors candidates for election as directors.

The nominating and corporate governance committee is governed by the nominating and corporate governance committee charter, which is available on the Company’s website at www.domtar.com.

The members of the nominating and corporate governance committee currently are: Messrs. Bingleman, Levitt, MacKay and Steacy and Ms. Strobel.

Human Resources Committee

The human resources committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange, meet the requirements for a “Non-Employee Director” under the Exchange Act and meet the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended.

The human resources committee has responsibility for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;

•	making recommendations to the board of directors with respect to incentive compensation and equity-based plans;

•	managing the processes used by the board of directors to evaluate the Company’s chief executive officer;

•	reviewing the compensation of the Company’s chief executive officer;

•	reviewing and approving salaries and incentive compensation of the Company’s officers and certain other positions; and

•	administering the Company’s stock option and incentive compensation plans.

The human resources committee is governed by the human resources committee charter, which is available on the Company’s website at www.domtar.com.

The members of the human resources committee currently are: Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel.

Environment and Health and Safety Committee

The environment and health and safety committee is comprised of no less than three directors.

The environment and health and safety committee has responsibility for:

•	reviewing environment and health and safety (“EHS”) policies, and making recommendations to the Board regarding significant EHS audit and monitoring systems as well as related reports from management;

•	reviewing EHS standards, procedures and practices against applicable regulatory requirements and overseeing compliance therewith;

•

reviewing objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding forestry, environmental protection and occupational health and safety; and

•

discussing with management the scope and plans for the conduct of audits of EHS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHS.

The environment and health and safety committee is governed by the environment and health and safety committee charter, which is available on the Company’s website at www.domtar.com.

The members of the environment and health and safety committee currently are: Messrs. Moore, Gignac, Onustock, Stivers and Tan.

Compensation of Executive Officers

The Company did not have any employees during the period ended December 31, 2006 and accordingly has not included any compensation information with respect to that period.

The Company’s executive compensation program consists mainly of base salary, annual cash bonus and long term equity compensation.

Long Term Incentive Plan

On March 6, 2007, the Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by Weyerhaeuser, the Company’s sole shareholder at the time. The purposes of the Omnibus Plan are to promote the interests of the Company and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Officers and employees of the Company and its subsidiaries who are selected by the Human Resources Committee of the Company’s Board of Directors (the “HR Committee”) are eligible to participate in the Omnibus Plan. Non-executive directors of the Company are also eligible to participate in the Omnibus Plan, subject to selection by the HR Committee.

The HR Committee may award non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance share units, deferred share units and other stock-based awards to plan participants. 20,000,000 shares of the Company’s common stock are reserved for issuance in connection with awards granted under the Omnibus Plan. Unless otherwise determined by the HR Committee at the time of grant, time-based awards vest in approximately equal installments over four years beginning on the first anniversary of the grant date and performance-based awards vest based on achievement of pre-determined performance goals over performance periods of three years. Awards may be subject to both performance and time-based vesting. The HR Committee may accelerate the vesting of an award at any time.

The exercise price of options and stock appreciation rights is equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant.

Termination of Employment

Unless otherwise determined by the HR Committee at the time of grant, upon a termination due to death, time-based awards vest in full and performance-based awards vest at target levels, and options and stock appreciation rights remain exercisable for one year. Unless otherwise determined by the HR Committee at the time of grant, upon a termination due to disability (as defined in the Omnibus Plan), time based awards vest in full and performance-based awards continue to vest in accordance with the original vesting schedule, and options and stock appreciation rights remain exercisable for one year. Unless provided otherwise in an award agreement, upon retirement, a pro-rated portion of time-based awards vest and a pro-rated portion of performance-based awards continue to vest based on actual performance during the applicable performance period, and all awards remain outstanding for five years. Unless otherwise determined by the HR Committee at the time of grant, upon a termination for cause (as defined in the Omnibus Plan) or a voluntary termination by a plan participant, all awards, including vested but unexercised awards, are forfeited without payment. Unless otherwise determined by the HR Committee at the time of grant, upon an involuntary termination by the Company for any reason other than cause, vested awards remain outstanding for 90 days and unvested awards are forfeited.

Change in Control

Upon a change in control (as defined in the Omnibus Plan), unless otherwise determined by the HR Committee, a participant’s awards will be replaced with awards of the acquiring company having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons (as defined in the Omnibus Plan) in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever is greater.

If replacement awards are not available, unless the HR Committee determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the HR Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) in the change in control based on the value of the change in control payment and that unvested awards will be forfeited. The Company’s Board of Directors may also accelerate the vesting of any or all awards upon a change in control.

Clawback for Financial Reporting Misconduct

If a participant in the Omnibus Plan knowingly or grossly negligently engaged in financial reporting misconduct, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued as well as any awards that vested based on the misleading financial statements will be disgorged to the Company.

Annual Incentive Plan

The Domtar Corporation Annual Incentive Plan was adopted to fund performance-based annual cash incentive awards consistent with the requirements of Section 162(m) of the Code (to the extent applicable). Each named executive officer of the Company and each other employee of Domtar Corp. or any of its subsidiaries selected by the HR Committee is a participant in the plan. Within 90 days after each performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HR Committee must establish the performance goals that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The maximum amount payable to any participant may not exceed $5,000,000. The HR Committee may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the plan. A participant must be continuously employed through the payment date to receive a payment of his or her bonus under the plan, provided that participants terminated due to death, disability or retirement prior to the payment date may be eligible for a partial bonus payment. Payment is made as soon as practicable after the HR Committee certifies that one or more of the applicable performance goals have been attained, and in any event within 2 1/2 months of the end of the fiscal year in which the performance period ends.

The performance measures for annual cash incentives for 2007 are based on achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) and health and safety improvement targets. Incentive payment targets are expressed as a percentage of base salary. Target bonus levels of 75%, 65% and 50% (and maximum bonus levels of 150%, 130% and 100%) of base salary were set for Messrs. Royer, Cooper and Buron, respectively, subject to achievement of the relevant performance measures. There is no payment for performance that does not meet the threshold performance level.

Executive Employment Agreements

Effective August 9, 2007, the Company entered into employment agreements with Mr. Raymond Royer, the Company’s principal executive officer, and Mr. Marvin Cooper, the Company’s principal operating officer. The agreements are effective until the 2009 annual meeting of the Company’s shareholders. The agreements provide for an annual base salary of CDN $1,100,000 and an annual bonus opportunity of 75 – 150% of base salary in the case of Mr. Royer and an annual base salary of U.S. $660,000 and an annual bonus opportunity of 65 – 130% of base salary in the case of Mr. Cooper. Annual bonuses (if any) for each executive are determined and paid pursuant to the Domtar Corporation Annual Incentive Plan. Under his agreement, Mr. Royer may use the company plane for business travel when necessary, subject to quarterly review by the HR Committee and is entitled to use the company plane for personal reasons for up to 24 hours per year during the employment term; provided that he must reimburse the Company for any passengers traveling with him for reasons other than business in an amount equal to a first class commercial fare. Mr. Royer is not entitled to any tax reimbursement payments with respect to his personal use of the company plane. The Company will also provide a condominium in the Fort Mill, South Carolina area for Mr. Royer’s use when his presence is required for business reasons at the Company’s Operations Center located in Fort Mill, South Carolina.

Both agreements provide that, notwithstanding anything to the contrary contained in the equity award agreements previously entered into with each executive, (i) none of the time-vested restricted stock units previously granted to each executive will vest until (or be settled prior to) the date of the 2009 annual meeting of the Company’s shareholders (when the awards will vest in full without proration), (ii) in connection with a termination of employment due to retirement with prior approval of the Board or by the Company for reasons other than death, disability or cause (as such terms are defined in the applicable award agreement), in each case prior to the date of the 2009 annual meeting of the Company’s shareholders, the performance-vested restricted stock units previously granted to each executive shall be deemed vested on the vesting date provided in the applicable award agreement to the same extent as if the executive’s service had continued until such date, subject to the achievement of the applicable performance goals and (iii) restricted stock units shall be settled in cash or in shares of the Company’s common stock, as elected by the executive. In addition, Mr. Royer’s agreement provides that none of the non-statutory stock options previously granted to Mr. Royer will vest until the date of the 2009 annual meeting of the Company’s shareholders.

Mr. Royer’s agreement also provides that payment of his annual retirement benefit under the Supplementary Pension Plan for Designated Management Employees of Domtar Inc. (the “SERP”) of CDN $720,000 per annum, which ceased accruing as of March 7, 2007, will commence on the later to occur of termination of Mr. Royer’s employment and the 2009 annual meeting of the Company’s shareholders, and will otherwise be made in accordance with the terms of the SERP. Upon a termination of employment by the Company without cause (as defined in the agreements) or retirement with the prior approval of the Board, each executive is entitled to continued payment of his base salary for the remainder of the employment term and annual incentive bonus(es) for the year(s) remaining in the employment term, calculated on the basis of actual performance criteria and payable at the same time as annual bonuses are paid to other Domtar employees. Severance benefits are subject to the execution and non-revocation of a general release of claims in favor of the Company. Any post-termination benefits payable under the agreements will be delayed for a period of six months if necessary to comply with the requirements of Section 409A (“Section 409A”) of the Code.

Compensation of Directors

Each non-executive director is paid an annual retainer fee of $140,000 and the chairman of the Board is paid an annual retainer fee of $240,000. Each non-executive director that serves as the chair of a board committee (other than the chairman of the Board) is paid an additional retainer ($30,000 for audit committee, $20,000 for human resources committee, and $10,000 for any other committee). These annual retainer fees are paid 50% in cash and 50% in the form of deferred stock units (“DSUs”). There will generally be no board or committee meeting fees. However, if more than 10 board meetings are held in a calendar year, directors will be paid board meeting fees of $1,500 for each additional meeting attended. In addition, each non-executive director travelling over three or more time zones from his or her residence in connection with his or her duties as a board member is entitled to an annual long-travel allowance of $10,000.

A non-executive director may elect to defer receipt of the cash portion of his or her annual retainer fee into DSUs, subject to compliance with applicable tax requirements and rules established by the HR Committee. DSU awards will be granted under the terms of the Company’s Omnibus Plan. DSUs are settled in cash or shares of the Company’s common stock, as determined by the director, upon termination of his or her Board service, provided that if payment is required to be delayed past the date of termination pursuant to Section 409A, DSUs are settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter (but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a Change in Control (as defined in the Omnibus Plan) in which replacement awards are not available, each DSU will be settled in cash for an amount equal to the Change in Control price plus interest from the Change in Control date to the payment date.

OWNERSHIP OF COMPANY COMMON STOCK

Directors and Executive Officers

The following table set forth the number of shares of Company common stock beneficially owned by each of the Company’s directors and executive officers, and all directors and executive officers as a group, based upon information available to the Company. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, QC Canada H3A 1L6. As used in this Schedule C, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the deposition of a security). Securities that can be acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

Name	Shares Beneficially Owned		Percent of Class
Harold MacKay	6,356	(1)	*
Jack Bingleman	48,883	(2)	*
Marvin Cooper	0		0
Louis Gignac	34,946	(3)	*
Brian Levitt	95,101	(4)	*
W. Henson Moore	3,584	(5)	*
Michael Onustock	3,136	(6)	*
Robert Steacy	27,875	(7)	*
William Stivers	3,360	(8)	*
Pamela B. Strobel	3,136	(6)	*
Richard Tan	3,136	(6)	*
Denis Turcotte	3,136	(6)	*
Raymond Royer	908,979	(9)	*
Steven Barker	94,854	(10)	*
Roger Brear	147,134	(11)	*
Daniel Buron	80,585	(12)	*
Michael Edwards	0		0
Richard Thomas	0		0
All Directors and Executive Officers as a group	1,918,534	(13)	*

*	Less than 1%

(1)	Includes 5,376 deferred share units of Company stock.

(2)	Includes 28,883 deferred share units of Company stock.

(3)	Includes 32,146 deferred share units of Company stock and 2,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(4)	Includes 89,301 deferred share units of Company stock and 5,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(5)	Consists of 3,584 deferred share units of Company stock.

(6)	Consists of 3,136 deferred share units of Company stock.

(7)	Consists of 27,875 deferred share units of Company stock.

(8)	Consists of 3,360 deferred share units of Company stock.

(9)	Includes 78,000 shares of restricted stock, 35,959 deferred share units of Company stock, 314,630 shares issuable upon the exercise of options to purchase the Company’s stock and 6,250 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.

(10)	Includes 63,000 shares of restricted stock and 29,854 share units issuable upon the exercise of options to purchase the Company’s stock.

(11)	Includes 54,000 shares of restricted stock, 2,599 deferred share units of Company stock and 76,427 shares issuable upon the exercise of options to purchase the Company’s stock.

(12)	Includes 56,000 shares of restricted stock and 21,229 share units of Company stock issuable upon the exercise of options to purchase the Company’s stock.

(13)	Includes 363,570 shares of restricted stock, 248,884 deferred share units of Company stock and 710,948 shares issuable upon the exercise of options to purchase the Company’s stock.

Domtar Corp. owns, indirectly through subsidiaries, all of the common stock of Domtar Inc.

Beneficial Owners of More than 5%

Based upon information available to the Company concerning ownership of shares of Company common stock as of September 21, 2007, Goldman Sachs Asset Management, 32 Old Slip, New York, New York 10005 beneficially owns 36,492,082 shares, or 7.08%, of the Company’s common stock. Caisse de dépôt et placement du Québec, 1000, Place Jean Paul Riopelle, Montreal, Québec, Canada H27 2B3, beneficially owns 35,692,933 shares, or 6.93%, of the Company’s common stock. Affiliates of J.P. Morgan Securities Inc. may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) approximately 6% of the outstanding common stock of Domtar Corp. due to their ability to vote or dispose, or direct the voting or disposition, of the common stock of Domtar Corp. owned by others. The Company is not aware of any other beneficial owner of more than 5% of the common stock of the Company.

THE COMPANY’S RELATIONSHIP WITH WEYERHAEUSER AFTER THE DISTRIBUTION

General

The Company and Weyerhaeuser, or their respective subsidiaries, entered into various agreements in connection with the Acquisition Transactions that presently govern their ongoing relationships and have provided for an orderly transition following the consummation of the Acquisition Transactions. The material agreements are summarized below. These summaries are qualified by reference to the agreements, which are filed with the SEC as exhibits to the U.S. registration statement that includes this Circular.

Tax Sharing Agreement

General Ordinary Course Taxes

The tax sharing agreement governs both the Company’s and Weyerhaeuser’s rights and obligations after the Distribution with respect to taxes for both pre- and post-Distribution periods. Under the tax sharing agreement, Weyerhaeuser is generally required to indemnify the Company for any taxes attributable to all pre-Distribution periods and the Company is required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-Distribution periods.

Distribution-Related Taxes

The Company is generally required to indemnify Weyerhaeuser against any tax resulting from the Distribution if that tax results from Disqualifying Actions, including those involving (1) an issuance, redemption, recapitalization or repurchase of the Company’s equity securities or the involvement of the Company, its subsidiaries or certain affiliates of the Company in acquisitions of the Company’s equity securities (excluding the Distribution and the Arrangement), (2) other actions or omissions (such as those described in the following paragraph) by the Company, its subsidiaries or certain of its affiliates or (3) any undertakings by the Company referred to in the tax sharing agreement being breached. If Weyerhaeuser should recognize gain on the Distribution for reasons not related to a Disqualifying Action by the Company, Weyerhaeuser will be responsible for such taxes and will not be entitled to indemnification by the Company under the tax sharing agreement.

In addition, to preserve the tax-free treatment to Weyerhaeuser of the Distribution, for a two-year period following the date of the Distribution, the following actions are subject to restrictions:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition of (other than in the ordinary course of business) all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	the other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

The Company is permitted to take any of the actions described above in the event that the Company receives the prior written consent of Weyerhaeuser. Should the taking of such actions by the Company undermine the tax-free status of the Distribution and result in tax-related losses to Weyerhaeuser, the Company will be generally required to indemnify Weyerhaeuser for such losses, without regard to whether Weyerhaeuser gave the Company prior consent.

Administrative Matters

The tax sharing agreement sets forth the Company’s and Weyerhaeuser’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Intellectual Property License Agreement

Pursuant to the intellectual property license agreement, Weyerhaeuser granted the Company a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but was retained by Weyerhaeuser in the Distribution. If the Company modifies or improves any licensed intellectual property, the Company will have sole and exclusive ownership of such modifications and improvements. If Weyerhaeuser modifies or improves any licensed intellectual property, Weyerhaeuser will have sole and exclusive ownership of such modifications and improvements.

Subject to Weyerhaeuser’s termination rights as specified in the intellectual property license agreement, the license granted to the Company to use intellectual property and technology extends (i) for the period during which retained patents and any renewals thereof are in force with respect to each retained patent, (ii) for the period during which retained copyrights are in force with respect to each retained copyright and (iii) indefinitely with respect to retained technology.

Transition Services Agreement

In connection with the closing of the Acquisition Transactions, the Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser, or certain third parties with whom Weyerhaeuser has a contractual arrangement, agreed to provide services to the Company relating to finance and administration, human resources, payroll and information technology and any other areas as they agree to enable the Company to manage an orderly transition in its operation of the Weyerhaeuser Fine Paper Business.

Under the transition services agreement, Weyerhaeuser agreed to provide services that are of substantially the same nature and quality that Weyerhaeuser provided for the Weyerhaeuser Fine Paper Business during the twelve-month period prior to the Acquisition Closing Date, at substantially the same priority levels that such services had been accorded during such twelve-month period. In addition to the specific services listed in the transition services agreement, the Company may request additional services from Weyerhaeuser, which services are to be provided at cost. The transition services agreement will terminate when the terms of all of the services have expired or otherwise terminated.

The parties agreed to use their reasonable best efforts to cooperate with and assist each other in connection with phasing out the services as soon as practicable. Weyerhaeuser has agreed to provide the Company such support as necessary for phasing out the services at specified hourly rates (or if not specified, at cost), including support related to the transition of third party systems.

Generally, the transition services are initially priced at cost but the prices paid to Weyerhaeuser are subject to an escalating cost structure. With respect to human resources and payroll services, the service fee will increase by 25% after six months, and by 50% after December 31, 2007. With respect to finance and administration, the service fee will increase by 25% after 6 months and will increase by 50% after 12 months. With respect to information technology services, the service fee will increase by 25% after 18 months and by 50% after 24 months.

Supply Agreements

The Company and Weyerhaeuser entered into a pulp distribution agreement, a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement and a hog fuel supply agreement relating to the Plymouth, North Carolina facilities, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities, a pulp distribution agreement, an agency agreement and a fiber supply agreement relating to the Kamloops, British Columbia facilities, as well as several other supply agreements relating to the Canadian facilities, including fiber supply agreements pursuant to which Weyerhaeuser supplies fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan, fiber supply agreements pursuant to which the Company supplies fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario and a hog fuel supply agreement pursuant to which Weyerhaeuser supplies hog fuel to the Company’s mill in Dryden, Ontario.

Plymouth, North Carolina Agreements

Pursuant to the Plymouth pulp distribution agreement, Weyerhaeuser agreed to purchase from the Company 130,000 air dry metric tons of pulp from the Company’s Plymouth, North Carolina mill for a period commencing on March 5, 2007 and ending on December 31, 2007.

Pursuant to the Plymouth pine chip supply agreement, Weyerhaeuser agreed to supply approximately 350,000 tons of softwood residual chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine in-woods chip supply agreement, Weyerhaeuser agreed to supply approximately 120,000 tons of in-wood produced chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine and hardwood roundwood supply agreement, Weyerhaeuser agreed to supply approximately 101,000 tons of hardwood roundwood annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth hog fuel supply agreement, Weyerhaeuser agreed to supply approximately 106,000 tons of hog fuel annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Columbus, MI Agreements

Pursuant to the Columbus pine chip supply agreement, Weyerhaeuser agreed to supply an amount of softwood chips sufficient to allow the Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp for purposes of its coated groundwood operations at the Company’s Columbus, Mississippi mill for a period that commenced on March 7, 2007 and ended on May 31, 2007.

Pursuant to the Columbus pine and armory hardwood roundwood supply agreement, Weyerhaeuser agreed to supply approximately 64,000 tons of pine roundwood and approximately 14,000 tons of hardwood roundwood annually to the Company’s Columbus, Mississippi mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus slush pulp sales agreement, Weyerhaeuser agreed to provide 74,293 tons per year of slush pulp to the Company’s Columbus, Mississippi coated groundwood mill at a market price adjusted for freight allowances, avoided bale and processing costs and a market-based discount for a period of one year, subject to annual renewal.

Kamloops, British Columbia Agreements

Pursuant to the Kamloops pulp distribution agreement, Weyerhaeuser agreed to purchase from the Company 64,900 air dry metric tons of pulp from the Company’s Kamloops, British Columbia mill for a period that commenced on March 5, 2007 and ended on June 3, 2007.

Pursuant to the Kamloops agency agreement, Weyerhaeuser agreed to serve as a sales agent for pulp produced at the Company’s Kamloops, British Columbia mill for a period commencing on June 3, 2007 and ending on December 31, 2007.

Pursuant to the Kamloops fiber supply agreement, Weyerhaeuser’s Kamloops, British Columbia sawmill agreed to supply to the Company’s Kamloops, British Columbia pulpmill all the softwood chips and mini-chips produced by the sawmill for an initial term of 20 years and all the hog fuel produced by the sawmill for an initial term of 5 years commencing on March 7, 2007 at a price based on market rates.

Canadian Agreements

Pursuant to the other Canadian supply agreements, Weyerhaeuser agreed to supply fiber and hog fuel to the Company’s mills in Dryden, Ontario, Kamloops, British Columbia and Prince Albert, Saskatchewan and the Company agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan, Wawa, Ontario and Kenora, Ontario. The term of such Canadian supply agreements is 20 years. The volume of fiber and hog fuel to be supplied in any year is expected to be similar to the volumes supplied during the preceding five years. Actual volumes will be determined annually. Increases or decreases of allowable harvest under the relevant forest licenses will be shared proportionately among the Company and Weyerhaeuser. Prices will be negotiated in advance based on fair market value taking into account prevailing local market price for similar fiber or hog fuel on similar terms and other factors.

Site Services Agreements

The Company and Weyerhaeuser entered into site services agreements with respect to certain facilities that are owned in part by Weyerhaeuser or its subsidiaries and in part by the Company or its subsidiaries after the Acquisition Closing Date.

Columbus, Mississippi Mill

Pursuant to site services agreements relating to the Company’s Columbus, Mississippi coated groundwood mill, Weyerhaeuser agreed, subject to certain conditions, to provide the Company with certain products and services, including use of the general parking lot and entrance road, gate security, use of a chip truck dumper, use of Lake Ziegler in the event of a spill, emergency response and use of telephone and data lines on a temporary basis and road maintenance, use of contractor parking lot, fire water and steam, electricity, gas, air and water and effluent handling services on a perpetual basis, in each case at an agreed upon price. The Company retained an undivided interest in certain facilities at Columbus allowing it to transmit utilities for use at the Company’s mill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, the Company agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including log bark on a temporary basis and screen fines and return steam condensate on a perpetual basis, in each case at an agreed upon price.

The site services agreements relating to the Columbus, Mississippi coated groundwood mill will terminate when the terms of the services have expired or otherwise been terminated.

Plymouth, North Carolina Mill

Pursuant to site services agreements relating to the Company’s Plymouth, North Carolina mill, the Company agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including steam and security on a temporary basis and use of access road, access to exercise facilities, storeroom data, office space for third party first aid provider, fire water pump station, stormwater handling services and effluent, landfill and waste handling services on a perpetual basis, in each case at an agreed upon price. Weyerhaeuser retained an undivided interest in certain facilities at Plymouth allowing Weyerhaeuser to transmit electricity, telecommunications and other utilities for use at Weyerhaeuser’s sawmill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, Weyerhaeuser agreed to maintain the border ditch and certain steam lines on a perpetual basis, at no additional charge. Weyerhaeuser also agreed to provide the Company electricity for use at the mill under Weyerhaeuser’s contract with a third party supplier on a temporary basis.

The site services agreements relating to the Plymouth, North Carolina mill will terminate when the terms of the services have expired or otherwise been terminated.

Kamloops, British Columbia Mill

Pursuant to a site services agreement relating to the Company’s Kamloops, British Columbia mill, Weyerhaeuser agreed to allow the Company to use Weyerhaeuser’s weigh scales in exchange for access to the Company’s gravel pit for an indefinite period of time. Weyerhaeuser also agreed to provide the Company with required leases and rights-of-way upon the governmental approval of the division of the site and to convey ownership of the Arrow Transport real property in exchange for a future 20 acre landfill site and access to such future site. In addition, the Company agreed to provide Weyerhaeuser use of the current landfill, haul road and the emergency exit route, in each case at an agreed upon price. Weyerhaeuser also has access to (and periodically reimburses the Company for) natural gas under the Company’s contract with a third party supplier.

The site services agreement relating to the Company’s Kamloops, British Columbia mill will terminate when the terms of the services have expired or otherwise been terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Acquisition Transactions, the Company and/or certain of its subsidiaries entered into various agreements with Weyerhaeuser. For a description of these agreements, see “The Company’s relationship with Weyerhaeuser after the Distribution.”

DESCRIPTION OF THE DOMTAR CORP. C$ NOTES

The following description is a summary of the terms and provisions of each series of Domtar Corp. C$ Notes and the Indenture (defined below) governing the Domtar Corp. C$ Notes. It summarizes only those portions of the Indenture that we believe will be most important to your decision to vote in respect of the Amendments. You should keep in mind, however, that it is the Indenture, and not this summary, which will define your rights as a holder of the Domtar Corp. C$ Notes. There may be other provisions in the Indenture which are also important to you. You should read the Indenture and the Domtar Corp. C$ Notes of each series for a full description of the terms of each series of Domtar Corp. C$ Notes. A copy of the Indenture is filed as an exhibit to the U.S. registration statement that includes this Circular. See “Where You Can Find Additional Information” for information on how to obtain copies of the Indenture. In addition, copies of the Indenture are available for inspection at the offices of Domtar Corporation at 395 de Maisonneuve Blvd. West, Montreal, Quebec. Upon request to the Secretary of Domtar Corporation, a copy of the Indenture will be sent to any holder of Domtar Inc. Canadian debentures.

In this section, “we”, “us”, “our” and “Domtar” refer only to Domtar Corporation without any of its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

Domtar will issue the Domtar Corp. C$ Notes under an indenture to be dated the Issue Date, by and among Domtar, the Subsidiary Guarantor and The Bank of New York, as trustee (the “Trustee”) (the “Indenture”). The Indenture does not limit the maximum aggregate principal amount of notes Domtar may issue thereunder. Domtar will issue up to an aggregate principal amount of CDN$156.913 million of notes in two series concurrently with the consummation of the U.S. exchange offers:

(1)	Up to CDN$82 million of 10% Domtar Corp. C$ Notes due 2011 (the “2011 Canadian Notes”) will be issued as consideration for the outstanding 10% debentures due 2011 of Domtar Inc.; and

(2)	Up to CDN$74.913 million of 10.85% Domtar Corp. C$ Notes due 2017 (the “2017 Canadian Notes”) will be issued as consideration for the outstanding 10.85% debentures due 2017 of Domtar Inc.

Domtar is concurrently offering to exchange the Domtar Inc. U.S. notes for an equal principal amount of the Domtar Corp. U.S. notes, bearing interest at the same rate and maturing on the same date as the Domtar Inc. U.S. notes tendered in exchange. In addition, in conjunction with the exchange offers, Domtar Inc. is soliciting consents from holders of each series of Domtar Inc. U.S. notes to certain proposed amendments to the indentures under which the Domtar Inc. U.S. notes were issued. The Domtar Corp. U.S. notes will also be issued under the Indenture.

The 2011 Canadian Notes and the 2017 Canadian Notes are separate series of Domtar Corp. C$ Notes, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the Indenture and the applicable Domtar Corp. C$ Notes. Each series of Domtar Corp. C$ Notes issued under the Indenture will vote on and consent to all matters arising under the Indenture or the Domtar Corp. C$ Notes that affect such series of Domtar Corp. C$ Notes as a separate class.

We may from time to time without notice to, or the consent of, the holders of any series of Domtar Corp. C$ Notes, create and issue additional Domtar Corp. C$ Notes of any such series under the Indenture, equal in rank to the Domtar Corp. C$ Notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the additional Domtar Corp. C$ Notes, or except for the first payment of interest following the issue date of the additional Domtar Corp. C$ Notes) so that the additional Domtar Corp. C$ Notes of such series may be consolidated and form a single series with the existing Domtar Corp. C$ Notes of such series and have the same terms as to status, redemption and otherwise as such series of Domtar Corp. C$ Notes.

The Domtar Corp. C$ Notes will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples of CDN$1,000 unless otherwise provided with respect to a particular series of Domtar Corp. C$ Notes pursuant to the provisions of the Indenture, as supplemented by a supplemental indenture.

The terms of the Domtar Corp. C$ Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

Terms of the Domtar Corp. C$ Notes

General

Principal and interest on each series of Domtar Corp. C$ Notes will be payable in lawful money of Canada. Interest shall be calculated on an Actual/Actual (Canadian Compound Method), which means when calculating interest for a full semi-annual fixed rate interest period, the day count convention is 30 divided by 360 and when calculating interest for a period that is shorter than a full semi-annual fixed rate interest period, the day count convention is Actual divided by 365 (Fixed). On maturity or redemption of each series of Domtar Corp. C$ Notes, Domtar will repay the indebtedness represented by such Domtar Corp. C$ Notes by paying the Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding Domtar Corp. C$ Notes of such series plus any accrued and unpaid interest thereon to but excluding the date of maturity or redemption, as the case may be. The Domtar Corp. C$ Notes will be subject to redemption only in the circumstances and upon the terms described below under “Optional redemption.”

2011 Canadian Notes

The 2011 Canadian Notes will mature on April 15, 2011. The 2011 Canadian Notes will bear interest at the rate per annum of 10%, which will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 2011 Canadian Notes are registered at the close of business on the preceding April 1 or October 1, as the case may be. Each 2011 Canadian Note will bear interest from the Issue Date.

2017 Canadian Notes

The 2017 Canadian Notes will mature on August 5, 2017. The 2017 Canadian Notes will bear interest at the rate per annum of 10.85%, which will be payable semi-annually in arrears on February 5 and August 5 of each year, commencing on the first such date occurring after the Issue Date, to the persons in whose names the 2017 Canadian Notes are registered at the close of business on the preceding February 1 or August 1, as the case may be. Each 2017 Canadian Note will bear interest from the Issue Date.

Ranking

The Domtar Corp. C$ Notes will be our general unsecured, senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations. The Domtar Corp. C$ Notes will be senior in right of payment to all of our future subordinated indebtedness and will be effectively subordinated to all of our secured indebtedness, including our indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

Similarly, the Subsidiary Guarantees of the Domtar Corp. C$ Notes will be unsecured senior indebtedness of the applicable Subsidiary Guarantor and will rank equally with all of the existing and future unsecured and unsubordinated obligations of the Subsidiary Guarantors. The Subsidiary Guarantees will be senior in right of payment to all of the future subordinated indebtedness of the Subsidiary Guarantors and will be effectively subordinated to all of the secured indebtedness of the Subsidiary Guarantors, including their guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

All of our operations are conducted through our subsidiaries. Unless a subsidiary is a Subsidiary Guarantor, claims of creditors of such subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of our creditors, including holders of the Domtar Corp. C$ Notes. The Domtar Corp. C$ Notes, therefore, will be structurally subordinated to creditors (including trade creditors) of our subsidiaries that are not Subsidiary Guarantors.

In the event of bankruptcy, liquidation, reorganization or other winding up of us or our Subsidiary Guarantors, or upon a default in payment with respect to, or the acceleration of, any indebtedness under our Credit Agreement or other senior secured indebtedness, our assets and the assets of the Subsidiary Guarantors that secure such senior secured indebtedness will be available to pay obligations on the Domtar Corp. C$ Notes and the Subsidiary Guarantees only after all indebtedness under such Credit Agreement and other senior secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Domtar Corp. C$ Notes.

At July 1, 2007, assuming that Domtar Corp. had completed the U.S. exchange offers and that the entire outstanding principal amount of each series of Domtar Inc. U.S. notes had been exchanged and the entire outstanding principal amount of the Domtar Inc. Canadian debentures had been acquired pursuant to the Canadian proxy solicitations and assuming that Domtar Paper Company, LLC is the only guarantor:

•

Domtar Corp. and Domtar Paper Company, LLC would have had outstanding approximately $2,422 million of indebtedness, $720 million of which would have been secured senior indebtedness, consisting of borrowings under the Credit Agreement, $38 million of which would have been owing under capital leases and $1,664 million of which would have been unsecured senior indebtedness, consisting of Domtar Corp. debt securities; and

•

Domtar Corp.’s non-guarantor subsidiaries would have had approximately $22 million of indebtedness, $12 million for which would have been outstanding to third parties, and $10 million outstanding under capital leases.

In addition, as of July 1, 2007, assuming that Domtar had completed the exchange offers and that the entire outstanding principal amount of each series of Domtar Inc. U.S. notes had been exchanged and the entire outstanding principal amount of the Domtar Inc. Canadian debentures had been acquired pursuant to the Canadian proxy solicitations, we would have had $701 million (after giving effect to approximately $49 million of outstanding letters of credit) of unutilized capacity under our senior secured revolving credit facility.

The Indenture will not limit us or our subsidiaries from incurring additional indebtedness (other than secured indebtedness) under the Indenture or any other agreement that we may have entered into or enter into in the future.

Optional redemption

Each series of Domtar Corp. C$ Notes will be redeemable, in whole or in part, at our option at any time. We may redeem the Domtar Corp. C$ Notes of any series in part only in the amount of CDN$1,000 or integral multiples of CDN$1,000 in excess thereof and may provide for the selection for redemption of portions of the principal of Domtar Corp. C$ Notes of a denomination larger than CDN$1,000. The redemption price (the “Redemption Price”) for each series of Domtar Corp. C$ Notes is equal to the greater of:

(1)	100% of the principal amount of such series of Domtar Corp. C$ Notes, and

(2)	the price of the Domtar Corp. C$ Notes calculated to provide a yield to maturity equal to the Government of Canada Yield plus 50 basis points on the business day preceding the date of the resolution authorizing the redemption or, if such price is being calculated for the purpose of optional purchases as described below, on the business day preceding the date of purchase, plus, in each case, accrued and unpaid interest thereon to the date fixed for redemption.

We will mail notice of redemption of any series of Domtar Corp. C$ Notes at least 30 days but not more than 60 days before the redemption date to the holders of such series of Domtar Corp. C$ Notes at their registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such series of Domtar Corp. C$ Notes or the portions thereof called for redemption. Where less than all of the outstanding Domtar Corp. C$ Notes are to be redeemed, the notes will be selected by the Trustee in such manner as it shall deem equitable.

“Government of Canada Yield” on any date shall mean the yield to maturity on such date compounded semi-annually which a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Domtar Corp. C$ Notes. The Government of Canada Yield will be provided by two investment dealers as the Company may determine from time to time and as may be acceptable to the Trustee.

In addition, at any time when Domtar is not in default under the Indenture, Domtar may purchase for cancellation all or any Domtar Corp. C$ Notes in the market or by tender or by private contract, provided that the prices at which such Domtar Corp. C$ Notes may be purchased do not exceed the Redemption Price (including accrued interest) at which such notes could, at the time of purchase, be redeemed by Domtar at its option, plus the costs of purchase.

Purchase Fund

Domtar will make all reasonable efforts to purchase for cancellation in the open market during each three-month period an amount equal to 1.125% of the aggregate principal amount of the 2011 Canadian Notes outstanding on the date of their issue and an amount equal to 0.80% of the aggregate principal amount of the 2017 Canadian Notes outstanding on the date of their issue, at prices not exceeding par plus accrued interest and unpaid interest and costs of purchase.

If in any three-month period, Domtar is unable to purchase such principal amount of the 2011 Canadian Notes and the 2017 Canadian Notes for any reason, including the fact that the 2011 Canadian Notes and 2017 Canadian Notes did not trade below par, such purchase fund obligation for such period, to the extent unfulfilled, will be carried forward for the succeeding seven three-month periods and will thereafter be extinguished.

The 2011 Canadian Notes and the 2017 Canadian Notes which Domtar is obligated to purchase during any three-month period will be reduced by the aggregate principal amount of the 2011 Canadian Notes and the 2017 Canadian Notes redeemed or purchased by Domtar in the same three month-period otherwise than pursuant to these provisions.

Subsidiary Guarantors

On the Issue Date, each of Domtar’s direct and indirect U.S. Subsidiaries that guarantee indebtedness of Domtar or any of its subsidiaries under the Credit Agreement (other than U.S. Subsidiaries of Domtar Inc.) will jointly and severally, fully and unconditionally guarantee Domtar’s obligations under the Domtar Corp. C$ Notes and all obligations under the Indenture on a senior unsecured basis. Such Subsidiary Guarantors will agree to pay, in addition to the obligations under the Domtar Corp. C$ Notes and the Indenture, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

The Domtar Corp. C$ Notes will be structurally subordinated to creditors (including trade creditors) of our subsidiaries that are not Subsidiary Guarantors. On the Issue Date, Domtar Paper Company, LLC will be the only

Subsidiary Guarantor. For the thirteen weeks ended July 1, 2007, our subsidiaries that are not Subsidiary Guarantors collectively represented approximately 67% of our sales, 6% of our operating income and 17% of our cash flows from operating activities. At July 1, 2007, our subsidiaries that are not Subsidiary Guarantors collectively represented approximately 62% of our total assets and had approximately 46% of outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which would have been structurally senior to the Domtar Corp. C$ Notes.

The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of such Subsidiary Guarantors, and will be effectively subordinated to all of such Subsidiary Guarantors’ secured indebtedness, including their guarantees in respect of indebtedness under the Credit Agreement, to the extent of the value of the assets securing such secured indebtedness.

As of July 1, 2007, outstanding indebtedness of the Subsidiary Guarantor was $38 million (excluding intercompany liabilities and guarantees under the Credit Agreement and the Indenture), all of which represented capitalized leases.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold, conveyed, assigned or otherwise disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not us or a Restricted Subsidiary of us, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenant “Certain covenants – Consolidation, merger and sale of assets;” and

(2)	all the obligations of such Subsidiary Guarantor under our Credit Agreement and related documentation and under any other agreements relating to any other indebtedness of us terminate upon consummation of such transaction.

In the event that a Subsidiary Guarantor is released and discharged in full from all of its obligations under its guarantees of the Credit Agreement (including by reason of the termination of the Credit Agreement) and all other indebtedness of us (except in each case a release or discharge by or as a result of payment under such guarantee), then such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee as specified under the covenant “Future subsidiary guarantors.”

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee in connection with any legal defeasance of the applicable Domtar Corp. C$ Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Change of Control

If a Change of Control occurs, unless we have exercised our right to redeem all of the Domtar Corp. C$ Notes as described under “Optional redemption,” each holder will have the right to require us to repurchase all or any part (equal to CDN$1,000 or an integral multiple thereof) of such holder’s Domtar Corp. C$ Notes at a purchase price in cash equal to 101% of the principal amount of the Domtar Corp. C$ Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless we have exercised our right to redeem all of the Domtar Corp. C$ Notes as described under “Optional redemption,” we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s Domtar Corp. C$ Notes at a purchase price in cash equal to 101% of the principal amount of such Domtar Corp. C$ Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Domtar Corp. C$ Notes repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all Domtar Corp. C$ Notes or portions of Domtar Corp. C$ Notes (in integral multiples of CDN$1,000) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Domtar Corp. C$ Notes or portions of Domtar Corp. C$ Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Domtar Corp. C$ Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Domtar Corp. C$ Notes or portions of Domtar Corp. C$ Notes being purchased by us.

The paying agent will promptly mail to each holder of Domtar Corp. C$ Notes so tendered the Change of Control Payment for such Domtar Corp. C$ Notes. With respect to the unpurchased portion of the Domtar Corp. C$ Notes so tendered of any series (if any), the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Domtar Corp. C$ Note equal in principal amount to such unpurchased portion of the Domtar Corp. C$ Notes surrendered; provided that each such new Domtar Corp. C$ Note will be in a principal amount of CDN$1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Domtar Corp. C$ Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require us to repurchase or redeem the Domtar Corp. C$ Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing, (i) the requisite holders of each issue of indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) we will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Domtar Corp. C$ Notes under a Change of Control Offer or we must offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such indebtedness. We covenant to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provision of the Indenture if we fail to comply with such covenant. A default under the Indenture with respect to any series of Domtar Corp. debt securities could result in a cross-default under the Credit Agreement and with respect to other series of Domtar Corp. debt securities.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Domtar Corp. C$ Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Domtar Corp. C$ Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of the conflict.

Our ability to repurchase Domtar Corp. C$ Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. The future indebtedness of us and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Domtar Corp. C$ Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement will, and future indebtedness may, prohibit us from purchasing the Domtar Corp. C$ Notes before their scheduled maturity. Consequently, if we are not able to prepay the Credit Agreement and any such other indebtedness containing similar restrictions or obtain requisite consents, as described above, we will be unable to fulfill our repurchase obligations if holders of any series of Domtar Corp. C$ Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture with respect to any series of Domtar Corp. debt securities could result in a cross-default under the Credit Agreement and with respect to other series of Domtar Corp. debt securities.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of Domtar and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Domtar Corp. C$ Notes may require us to make an offer to repurchase the Domtar Corp. C$ Notes as described above.

Certain covenants

Consolidation, merger and sale of assets

We will not consolidate with or merge with or into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and we will not permit any Person to consolidate with or merge with or into us, unless:

•

we will be the surviving company in any merger or consolidation, or, if we consolidate with or merge into another Person or convey or transfer our properties and assets substantially as an entirety to any Person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the Domtar Corp. C$ Notes,

•

each Subsidiary Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such successor Person’s obligations in respect of the Indenture and the Domtar Corp. C$ Notes,

•	immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no Default or Event of Default, and

•	other conditions, including the delivery of an Officers’ Certificate and an Opinion of Counsel, described in the Indenture are met.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of our subsidiaries, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of the properties and assets of us on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of us.

The predecessor person will be released from its obligations under the Indenture and the successor person will succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the Domtar Corp. C$ Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a sale of substantially all of our assets in breach of this covenant has occurred and whether a holder of Domtar Corp. C$ Notes would have any applicable rights under the Indenture.

Limitation on liens

With certain exceptions set forth below, the Indenture will provide that neither we nor our Restricted Subsidiaries may create, incur, assume or permit to exist any indebtedness for borrowed money (including any guarantees of indebtedness for borrowed money) that is secured by a Mortgage upon any Principal Property belonging to us or to any of our Restricted Subsidiaries, or on any shares of capital stock or debt of any of our Restricted Subsidiaries, whether such Principal Property, shares or debt are owned by us or our Restricted Subsidiaries on the date of the Indenture or acquired in the future.

The Indenture will permit us to incur such secured debt if we provide that the Domtar Corp. C$ Notes will be secured by a Mortgage equally and ratably with or in priority to the new secured debt, so long as such new secured debt shall be so secured. In this event, we may also provide that any of our other debt, including indebtedness guaranteed by us or by any of our Restricted Subsidiaries, will be secured equally with or in priority to the new secured debt. In addition, the Indenture will provide that the restriction on creating, incurring, assuming or permitting any Mortgage will not apply to:

(1)	Mortgages securing indebtedness and other obligations of Domtar or the Restricted Subsidiaries under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed US$1,550 million less the aggregate principal amount of all mandatory prepayments of principal thereof permanently reducing the commitments thereunder;

(2)	Mortgages in favor of us or any wholly-owned Restricted Subsidiary;

(3)	any Mortgage to secure a Purchase Money Obligation, so long as the Mortgage does not apply to other property owned by us or any Restricted Subsidiary at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to the Purchase Money Obligation;

(4)	Mortgages existing upon any property or asset of a company which is merged with or into, amalgamated with, or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, us or any of our Restricted Subsidiaries, at the time of such merger, amalgamation, consolidation or acquisition, so long as any such Mortgage (1) does not extend to any other property or asset, other than improvements to the property or asset subject to such Mortgage and (2) was not created in anticipation of such merger, amalgamation, consolidation or acquisition;

(5)	Mortgages securing obligations issued by Canada or any province or territory thereof; the United States, any state thereof or the District of Columbia or any territory or possession of the United States of America, or any political subdivision, agency or authority of any of the foregoing, to finance the acquisition, construction or improvement of property subject to such Mortgages, including, among other things, Mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(6)	any Mortgage required to be given or granted by any Restricted Subsidiary pursuant to the terms of any trust deed or similar document entered into by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary;

(7)	Mortgages existing as of the date of the Indenture, except that the creating, incurring, assuming or permitting of Mortgages securing obligations of Domtar and its Restricted Subsidiaries under the Credit Agreement shall be deemed so created, incurred, assumed or permitted on the date of the Indenture under clause (1);

(8)	extensions, renewals, alterations or replacements of any Mortgage referred to in the preceding clauses (2) through (7); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal, alteration or replacement and provided, further, however, that such extension, renewal, alteration or replacement shall be limited to all or a part of the property or other assets which secured the Mortgage so extended, renewed, altered or replaced (plus improvements on such property or other assets); and

(9)	a Mortgage (including successive extensions, renewals, alterations or replacements thereof) not excepted by clauses (1) through (8), provided, that after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets of Domtar.

Limitation on sale and leaseback transactions

The Indenture also restricts transactions involving the sale and leaseback by us or any of our Restricted Subsidiaries of any of our or their Principal Property or any property which together with any other property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, except for leases which will not exceed three years, including renewals, unless the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value of such property and unless:

(1)	the Indenture would have allowed us or any of our Restricted Subsidiaries to create a Mortgage on such property to secure debt in an amount at least equal to the Attributable Obligation in respect of such sale and leaseback transaction without securing the Domtar Corp. C$ Notes pursuant to the terms of the covenant described under “– Limitation on liens” above; or

(2)	within 180 days, we or any Restricted Subsidiary applies an amount equal to the net proceeds of the sale and leaseback transaction to:

a.	the voluntary retirement of Funded Debt of us or our Restricted Subsidiaries which is senior to or ranks equally with the Domtar Corp. C$ Notes in right of payment and owing to a Person other than us or any Affiliate of us; or

b.	the purchase of additional property that will constitute or form a part of Principal Property, and which has a fair market value at least equal to the net proceeds of the sale and leaseback transaction.

(3)	Notwithstanding the provisions of clauses (1) and (2) above, we and our Restricted Subsidiaries may enter into a sale and leaseback transaction in addition to those permitted by clauses (1) and (2) above, and without any obligation to retire Funded Debt or to acquire property, facilities or equipment, provided at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets of Domtar.

Future subsidiary guarantors

We will cause each U.S. Subsidiary that guarantees, on the Issue Date or any time thereafter, any indebtedness of us or any of our subsidiaries under the Credit Agreement or any other indebtedness of us to execute and deliver to the Trustee a supplemental indenture pursuant to which such U.S. Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Domtar Corp. C$ Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event a Subsidiary Guarantor is released and discharged in full from all of its obligations under its guarantees of (1) the Credit Agreement (including by reason of the termination of the Credit Agreement) and (2) all other indebtedness of us (except in each case a release or discharge by or as a result of payment under such guarantee), then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged. For purposes of this covenant, “U.S. Subsidiary” means any subsidiary organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia other than subsidiaries owned directly or indirectly by non-U.S. Subsidiaries. Neither this covenant nor any other provisions of the Indenture will limit the incurrence of indebtedness by our subsidiaries or the issuance of guarantees of indebtedness by our subsidiaries, except as set forth in this paragraph, and any such indebtedness or guarantees could be effectively senior to the Domtar Corp. C$ Notes.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each future Subsidiary Guarantee shall also be released in accordance with the provisions of the Indenture described under “Subsidiary guarantees.”

SEC reports

We will:

(1)	file with the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

(2)	file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the Indenture as may be required from time to time by such rules and regulations;

(3)	notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, continue to file with the SEC and provide the Trustee the information that is specified under Sections 13 and 15(d) of the Exchange Act or the relevant forms with respect to U.S. issuers within the time period specified therein or in such relevant forms; and

(4)	transmit by mail, to all holders of Domtar Corp. C$ Notes, as their names and addresses appear in the security register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1), (2) and (3) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Events of default

Under the terms of the Indenture, each of the following constitutes an Event of Default for a series of Domtar Corp. C$ Notes:

(1)	default for 30 days in the payment of any interest on the Domtar Corp. C$ Notes of such series when due;

(2)	default in the payment of principal, or premium, if any, on the Domtar Corp. C$ Notes of such series when due;

(3)	default in the performance, or breach, of any covenant or warranty in the Indenture with respect to the Domtar Corp. C$ Notes of such series for 60 days after written notice, as provided below;

(4)	the Subsidiary Guarantee of a Significant Subsidiary ceases to be in effect except as otherwise permitted under the Indenture or is declared null and void in a judicial proceeding or is disaffirmed by the Subsidiary Guarantor;

(5)	certain events of bankruptcy, insolvency or reorganization;

(6)

default under any Mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Domtar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Domtar or any of its Restricted

Subsidiaries), other than indebtedness owed to Domtar or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”) or (b) results in the acceleration of such indebtedness prior to its maturity (“cross acceleration provision”) and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated aggregates $80 million or more; and

(7)	the taking or entering against Domtar or any of its Restricted Subsidiaries of a judgment or decree for the payment of money in excess of $80 million (or its equivalent in other currencies) in the aggregate, if Domtar or such Restricted Subsidiary, as the case may be, fails to file an appeal therefrom within the applicable appeal period or, if Domtar or such Restricted Subsidiary, as the case may be, does file an appeal therefrom within such period, such judgment or decree is not within a period of 60 days from the date thereof, and does not remain, vacated, discharged or stayed.

However, a default under clause (3) of this paragraph will not constitute an Event of Default for a series of Domtar Corp. C$ Notes until the Trustee or the holders of 25% in principal amount of the outstanding Domtar Corp. C$ Notes of such series notify Domtar of the default and Domtar does not cure such default within the time specified in clause (3) of this paragraph after receipt of such notice.

We are required to furnish the Trustee annually with an Officers’ Certificate as to the fulfillment of our obligations under the Indenture.

The Indenture provides that if a Default occurs with respect to a series Domtar Corp. C$ Notes, the Trustee must mail to each holder of Domtar Corp. C$ Notes of such series notice of the Default within 90 days after it occurs. We are also required to deliver notice to the Trustee, within 30 days after the occurrence thereof, written notice of Defaults specified in clause (3) of the first paragraph of “Events of default.” The Indenture provides that the Trustee may withhold notice to you of any Default, except in respect of the payment of principal or interest on the applicable series of Domtar Corp. C$ Notes, if it considers it in the interests of the holders of such Domtar Corp. C$ Notes to do so.

Effect of an event of default

If an Event of Default exists (other than an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization) with respect to any series of Domtar Corp. C$ Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Domtar Corp. C$ Notes of such series may declare the principal amount, or, if such series of Domtar Corp. C$ Notes are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the Domtar Corp. C$ Notes of that series to be due and payable immediately, by a notice in writing to us, and to the Trustee if given by holders. Upon that declaration, the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made with respect to a series of Domtar Corp. C$ Notes, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of such series may, subject to conditions specified in the Indenture, rescind and annul that declaration.

In the event of a declaration of acceleration of the Domtar Corp. C$ Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the Domtar Corp. C$ Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Domtar or a Restricted Subsidiary or waived by the holders of the relevant indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Domtar Corp. C$ Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Domtar Corp. C$ Notes that became due solely because of the acceleration of the Domtar Corp. C$ Notes, have been cured or waived.

If an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization exists with respect to a particular series of Domtar Corp. C$ Notes, the principal amount of all of the outstanding Domtar Corp. C$ Notes of such series shall automatically, and without any declaration or other action on the part of the Trustee or any holder of such outstanding Domtar Corp. C$ Notes, become immediately due and payable.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default then exists with respect to a particular series of Domtar Corp. C$ Notes, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture (other than the payment of any amounts on the Domtar Corp. C$ Notes furnished to it pursuant to the Indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the Trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the Trustee, the holders of a majority in aggregate principal amount of a series of outstanding Domtar Corp. C$ Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee in connection with the Domtar Corp. C$ Notes of that series.

Legal proceedings and enforcement of right to payment

Unless you have previously given to the Trustee written notice of a continuing Event of Default with respect to the Domtar Corp. C$ Notes of a particular series, you will not have any right to institute any proceeding for such series of Domtar Corp. C$ Notes in connection with the Indenture or for any remedy under the Indenture. In addition, the holders of at least 25% in aggregate principal amount of such series of the outstanding Domtar Corp. C$ Notes must have made a written request, and offered reasonable security or indemnity, to the Trustee to institute that proceeding as Trustee, and, within 60 days following the receipt of such notice, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Domtar Corp. C$ Notes of that series a direction inconsistent with that request, and the Trustee must have failed to institute a proceeding within such 60 day period. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the Domtar Corp. C$ Notes on or after the due dates expressed in the Domtar Corp. C$ Notes (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment.

Modification of the indenture

With respect to the Domtar Corp. C$ Notes of any series, we and the Trustee may, without the consent of any holders of such series, enter into supplemental indentures that amend, waive or supplement the terms of the Indenture, the Domtar Corp. C$ Notes of such series and the Subsidiary Guarantees thereof for specified purposes. The purposes for which the Indenture, the Domtar Corp. C$ Notes of such series and the Subsidiary Guarantees thereof can be amended without the consent of any holders of such series include:

•

to evidence the succession of another Person to us or any Subsidiary Guarantor under the Indenture, the applicable series of Domtar Corp. C$ Notes issued under the Indenture and the Subsidiary Guarantees;

•

to add guarantees with respect to the applicable series of Domtar Corp. C$ Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	to surrender any right or power the Indenture may confer on us;

•	to add to the covenants made in the Indenture for the benefit of the holders of all Domtar Corp. C$ Notes of the applicable series issued under the Indenture;

•	to make any change that does not adversely affect the rights of any holder of Domtar Corp. C$ Notes of such series;

•	to add any additional Events of Default;

•	to secure the Domtar Corp. C$ Notes of such series issued under the Indenture;

•	to evidence and provide for the acceptance of appointment by an additional or successor trustee with respect to the applicable series of Domtar Corp. C$ Notes;

•

to cure any ambiguity, defect or inconsistency in the Indenture, so long as the rights of any holder of the applicable series of Domtar Corp. C$ Notes are not adversely affected in any material respect;

•	to comply with the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•

to conform the text of the Indenture, the Subsidiary Guarantees or the Domtar Corp. C$ Notes of the applicable series to any provision of this “Description of the Domtar Corp. C$ Notes” to the extent that such provision in this “Description of the Domtar Corp. C$ Notes” was intended to be a verbatim recitation of a provision of the Indenture, Subsidiary Guarantee or such Domtar Corp. C$ Notes; or

•	to maintain the qualification of the Indenture under the Trust Indenture Act or other applicable law.

We and the Trustee may modify and amend any of the Indenture, the Domtar Corp. C$ Notes of a particular series and the Subsidiary Guarantees thereof with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Domtar Corp. C$ Notes of the applicable series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Domtar Corp. C$ Notes). However, no modification or amendment may, without the consent of the holder of each outstanding Domtar Corp. C$ Note of the applicable series:

•	change the stated maturity of the principal of, or any installment of interest payable on, the outstanding Domtar Corp. C$ Notes of such series;

•

reduce the principal amount of, or the rate of interest on, any outstanding Domtar Corp. C$ Notes of such series or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount Canadian Note, that would be due and payable upon redemption of such Canadian Note or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the outstanding Domtar Corp. C$ Notes of such series;

•

reduce the premium payable upon the repurchase of any Canadian Note or change the time at which any Canadian Note may be repurchased as described above under “Change of control,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

•	reduce the amount of principal of such series of Domtar Corp. C$ Notes payable upon acceleration of the maturity thereof;

•	change the place of payment or the coin or currency in which the principal of or premium, if any, or the interest on the outstanding Domtar Corp. C$ Notes of such series is payable;

•

impair your right to receive payment of principal, premium, if any, and interest on the outstanding Domtar Corp. C$ Notes of the applicable series on or after the due dates therefor or your right to institute suit for the enforcement of any payment on or with respect to the outstanding Domtar Corp. C$ Notes of such series;

•	modify the Subsidiary Guarantees in any manner adverse to the holders of the Domtar Corp. C$ Notes;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the Indenture, to waive compliance with certain provisions of the Indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the Indenture; or

•

modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of such series of Domtar Corp. C$ Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding Domtar Corp. C$ Notes of any series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Domtar Corp. C$ Notes) may, on behalf of the holders of all the Domtar Corp. C$ Notes of that series, waive compliance by us with any provision of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Domtar Corp. C$ Notes of any series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Domtar Corp. C$ Notes) may, on behalf of the holders of all the Domtar Corp. C$ Notes of that series, waive past defaults by us under certain covenants of the Indenture which relate to that series. However, a default in the payment of the principal of, premium, if any, or interest on, any of the Domtar Corp. C$ Notes of that series or relating to a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Domtar Corp. C$ Note of that series affected cannot be so waived.

Defeasance and covenant defeasance

The Indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under the Domtar Corp. C$ Notes of the applicable series at any time (“defeasance”). If the Company exercises its defeasance option, the Subsidiary Guarantees in effect at such time will terminate. The Indenture also provides that we may be released from our obligations described above under “Limitation on liens” and “Limitation on sale and leaseback transactions” and certain aspects of our obligations described above under “Consolidation, merger and sale of assets,” and from certain other obligations, and elect not to comply with those sections and obligations without creating an Event of Default and that we may terminate the operation of the cross-default upon a payment default, cross acceleration provisions and the Subsidiary Guarantor provision in “Events of default” (“covenant defeasance”).

With respect to a particular series of Domtar Corp. C$ Notes, defeasance and covenant defeasance may be effected to the Indenture only if, among other things:

•

we irrevocably deposit with the Trustee money or Canadian government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on all outstanding Domtar Corp. C$ Notes of the applicable series;

•	we deliver to the Trustee an opinion of counsel in the United States to the effect that:

•	the holders of the Domtar Corp. C$ Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the Domtar Corp. C$ Notes of such series;

in the case of defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture;

•	we deliver to the Trustee an opinion of counsel in Canada to the effect that:

•

the holders of the debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ Canadian federal income tax treatment of principal and interest payments on the debt securities of such series;

in the case of defeasance, this opinion must be based an a ruling of the Canada Revenue Agency or a change in Canadian income tax law occurring after the date of the Indenture; and

•	no Event of Default under the Indenture has occurred and is continuing;

•

we are not “insolvent” within the meaning of the U.S. Bankruptcy Code or applicable state law on the date of such deposit or, in the case of defeasance, at any time during the period ended on the 91st day following such deposit;

•

such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound;

•

such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•

we deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•	other conditions specified in the Indenture have been met.

Satisfaction and discharge

The Indenture provides that when, among other things, all the Domtar Corp. C$ Notes of the applicable series not previously delivered to the Trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense,

and we deposit or cause to be deposited with the Trustee, in trust, an amount of money or Canadian government obligations, or a combination thereof (such amount to the certified in the case of Canadian government obligations) sufficient to pay and discharge the entire indebtedness on such series of Domtar Corp. C$ Notes not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, then the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture. However, we will continue to be obligated to pay all other sums due under the Indenture and to provide the Officers’ Certificates and Opinions of Counsel described in the Indenture.

Transfer, Exchange and Registration Procedures

Domtar Corp. C$ Notes Held Through a Depository

The Domtar Corp. C$ Notes will be issued in fully registered form without coupons attached in the name of the registered holder of the Domtar Inc. Canadian debentures which are being exchanged for Domtar Corp. C$ Notes or in such other name as the registered holder of the Domtar Inc. Canadian debentures may indicate in the applicable Letter of Transmittal.

In the case of Domtar Inc. Canadian debentures registered in book-entry form, a global certificate or certificates representing the Domtar Corp. C$ Notes will be held by a designated depository for its participants. The Domtar Corp. C$ Notes held in global form must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of such Domtar Corp. C$ Notes. The interests of such holders of Domtar Corp. C$ Notes (“Beneficial Owners”) will be represented by entries in the records maintained by the participants. Holders of Domtar Corp. C$ Notes issued in book-entry form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances.

The Domtar Corp. C$ Notes may be registered in the name of CDS Clearing and Depository Services Inc. or its nominee (with respect to this section only, “CDS”), and are also eligible for deposit with The Depository Trust Company (“DTC”), which acts as the securities depository for the Domtar Corp. U.S. notes. If the Domtar Corp. C$ Notes are registered in the name of a depository, such depository or its nominee will be considered the sole owner or holder of such notes for all purposes under the Indenture.

Redemption proceeds, distributions, and interest payments on the book-entry Domtar Corp. C$ Notes will be made to the depository or its nominee. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depository nor its nominee, the Trustee, or Domtar, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to a depository or its nominee is the responsibility of Domtar or the Trustee, disbursement of such payments to participants will be the responsibility of the depository, and disbursement of such payments to the Beneficial Owners will be the responsibility of direct and indirect participants.

If the Domtar Corp. C$ Notes cease to be registered in the name of a depository, certificates representing such notes are required to be printed and delivered.

The information in this section concerning DTC, CDS and their respective systems has been obtained from sources that Domtar believes to be reliable, but Domtar takes no responsibility for the accuracy thereof.

Domtar Corp. C$ Notes Held in Definitive Form

For all holders of Domtar Corp. C$ Notes that are not represented by a global certificate registered in the name of a depository or its nominee, a certificate in registered and definitive form without coupons attached (“Definitive Notes”) will be issued to each holder representing the aggregate principal amount of the Domtar Corp. C$ Notes held.

Registered holders of Definitive Notes may transfer such notes by executing and delivering a form of transfer endorsed thereon fully executed together with the Definitive Notes to the Trustee for the notes at its principal office in the City of New York or such other city or cities as may from time to time be designated by Domtar, whereupon new Definitive Notes will be issued in authorized denominations in the same aggregate principal amount as the Definitive Notes so transferred, registered in the name of the transferees. No transfer or exchange of any Definitive Debenture which have been selected or called for redemption will be registered. No service charge will be made for any transfer of the Definitive Notes, but Domtar may require a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer will be effected upon the Trustee being satisfied with the documents of title and the identity of the person making the request.

If Definitive Notes are issued, interest will be paid by cheque and sent by prepaid mail to the registered holder or by such other means as may become customary for the payment of interest. If Definitive Notes are issued, payment of principal and interest due, at maturity or on a redemption date, will be paid upon surrender thereof at any office of the Trustee or as otherwise specified in the Indenture.

Payment and paying agents

We will pay principal of, premium, if any, and interest on your Domtar Corp. C$ Notes at the office of the Trustee in the City of New York or at the office of any paying agent that we may designate. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the Domtar Corp. C$ Notes. Payment of principal will be made against surrender of the Definitive Notes, if any.

We will pay any interest on the Domtar Corp. C$ Notes to the registered owner of the Domtar Corp. C$ Notes at the close of business on the regular record date for the interest, except in the case of defaulted interest.

Any moneys deposited with the Trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any Domtar Corp. C$ Notes that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Governing law

The Domtar Corp. C$ Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Information concerning the Trustee

The Trustee under the Indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The Trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

The Bank of New York is the Trustee under the Indenture. The Trustee’s current address is One Wall Street, New York, New York 10286, Attention: Corporate Trust Department.

The Trustee under the Indenture acts as depositary for funds of, makes loans to, and/or performs other services for, us and our subsidiaries in the normal course of business.

Certain definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Obligation” means, in respect of a sale and leaseback transaction, the present value (discounted at the rate of interest implicit in such transaction, if known, or at the rate of 10% if such implicit rate is not known) of the obligation of the lessee for the Net Rental Payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) entered into in connection therewith, such present value to be established as at the date as of which the amount of the payment is determined and in accordance with U.S. GAAP as in effect from time to time.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Domtar (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Domtar held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 40% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of Domtar are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Domtar and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	Domtar consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Domtar, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Domtar is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Domtar outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance; or

(5)	the adoption by the stockholders of Domtar of a plan or proposal for the liquidation or dissolution of Domtar.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total of all assets appearing on the most recent consolidated balance sheet of such Person, less the sum of the following amounts appearing on such consolidated balance sheet:

•

amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets (other than timber licenses) and unamortized stock or debt commission, discount, expense and premium shall appear as assets,

•	all amounts at which investments in Persons which are not being consolidated shall appear on such consolidated balance sheet as assets,

•	the amount of all liabilities appearing on such consolidated balance sheet as current liabilities, and

•	any minority interest appearing on such consolidated balance sheet,

all as determined on a consolidated basis in accordance with U.S. GAAP as in effect from time to time.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Domtar who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of March 7, 2007, among Domtar, Domtar Paper Company, LLC, Domtar Inc., the banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, Morgan Stanley Senior Funding, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Exempted Debt” means without duplication (a) all indebtedness of Domtar and its Restricted Subsidiaries which is secured by a Mortgage described in clause 9 under “Certain covenants – Limitation on liens” and (b) all Attributed Obligations in respect of sale and leaseback transactions, described in clause (3) under “Certain covenants – Limitation on sale and leaseback transactions.”

“Funded Debt” of any Person means any indebtedness, whether issued, assumed or guaranteed by any Person, maturing by its terms more than one year from the date of issuance, assumption or guarantee thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of issuance, assumption or guarantee thereof by such Person.

“Issue Date,” for each series of Domtar Corp. C$ Notes, means the date on which such series of Domtar Corp. C$ Notes are originally issued.

“Mortgage” means any mortgage, hypothec, privilege, pledge, security interest, floating charge or other similar lien or encumbrance.

“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of indemnities (other than any constituting basic rent) or maintenance and repairs, insurance, taxes, assessments, water rates, utilities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, production or other measures of economic performance.

“Officers’ Certificate” means a certificate signed by (i) the Chairman of the Board of Directors, Chief Executive Officer, President or any Vice President, and (ii) the Treasurer, any Associate Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary, of Domtar, and delivered to the Trustee. One of the officers signing the annual Officers’ Certificate provided to the Trustee shall be the principal executive, financial or accounting officer of Domtar.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for (and an employee of) Domtar, and who shall be reasonably acceptable to the Trustee.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Facility” means any mill, converting plant or manufacturing plant owned or leased at the date of the Indenture or acquired or leased by us or any subsidiary after such date and which is located within Canada or the United States, other than any mill or plant the fair market value of which as determined by our board of directors does not at the time exceed 1% of our Consolidated Net Tangible Assets.

“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of the following: any Principal Facility or Timberlands.

“Purchase Money Obligation” means any indebtedness, whether or not secured, incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or of the cost of construction or improvement of any property acquired, constructed or improved after the date of the Indenture, which indebtedness existed at the time of acquisition or was created, issued, incurred, assumed or guaranteed contemporaneously with the acquisition, construction or improvement or within 120 days after the completion thereof (or subsequently if created pursuant to a firm commitment financing arrangement obtained within such 120-day period, provided that the related indebtedness is created within 90 days after the expiration of such 120-day period) and includes any extension, renewal or refunding of any such indebtedness if the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.

“Restricted Subsidiary” means (a) a subsidiary which, as at the end of our then most recently completed fiscal quarter, had Consolidated Net Tangible Assets representing 5% or more of our Consolidated Net Tangible Assets (including such subsidiary) and owns or leases any interest in a Principal Property and (b) any other subsidiary which our board of directors shall have determined to be a Restricted Subsidiary. Any determination mentioned in (b) shall be irrevocable, provided, however, that our board of directors may determine that a Restricted Subsidiary described in (b) shall cease to be a Restricted Subsidiary and shall become an Unrestricted Subsidiary if:

•

a Person other than us or a Restricted Subsidiary shall hold a minority interest in such Restricted Subsidiary of at least 15% of the common shareholders’ equity (or equivalent equity interests) of such Restricted Subsidiary, and

•	immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default or Event of Default shall exist.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Domtar within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary Guarantee” means, individually, any guarantee of payment of the Domtar Corp. C$ Notes pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantors” mean any Person that issues, assumes, guarantees, incurs or otherwise becomes liable for a Subsidiary Guarantee.

“Timberlands” means any real or immovable property located within Canada or the United States and (a) which is owned by us or any subsidiary and contains, or (b) with respect to which we or any subsidiary is entitled under any lease, license or similar agreement to cut and remove, standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, other than (i) any such property which at the time of determination is not held primarily for the production of lumber or other wood products, (ii) any such property the fair market value of which as determined by our board of directors does not at the time exceed 1% of our Consolidated Net Tangible Assets or (iii) any reserves of oil and gas located under such property.

“Unrestricted Subsidiary” means any subsidiary of Domtar which is not a Restricted Subsidiary at the time of determination.

“Voting Stock” of any Person means capital stock of any class of such Person which ordinarily has voting power for the election of directors or other governing body of such Person.

DESCRIPTION OF DIFFERENCES BETWEEN THE DOMTAR INC. CANADIAN DEBENTURES AND THE DOMTAR CORP. C$ NOTES

The following is a summary comparison of the material terms of the Domtar Inc. Canadian debentures and of the Domtar Corp. C$ Notes. The Domtar Corp. C$ Notes will be issued under an indenture which will be substantially the same as the Domtar Inc. Canadian Indentures under which the corresponding Domtar Inc. Canadian debentures were issued except for the terms described below. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable Domtar Inc. Canadian Indenture with respect to each series of Domtar Inc. Canadian debentures and the Domtar Corporation indenture. Copies of the Domtar Inc. Canadian Indentures and the Domtar Corporation indenture may be obtained from Georgeson, the information agent and are also filed as exhibits to the U.S. registration statement that includes this Circular. See “Where You Can Find Additional Information” for information as to how you can obtain copies of the Indenture and the Domtar Inc. Canadian Indentures. In addition, copies of the Indenture and Domtar Inc. Canadian Indentures are available for inspection at the offices of Domtar Corporation at 395 de Maisonneuve Blvd. West, Montreal, Quebec. Upon request to the Secretary of Domtar Corporation, a copy of the Indenture will be sent to any holder of Domtar Inc. Canadian debentures.

The description below of the Domtar Inc. Canadian debentures reflects those debentures and the related indenture as currently in effect, before any changes that would result from the amendments described under “Purpose of the Debentureholders’ Meetings” in the Circular to which this Schedule C is attached.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes
Issuer Domtar Inc.	Issuer Domtar Corporation

Aggregate Principal Amount Each indenture limits issuance to CDN$100 million aggregate principal amount	Aggregate Principal Amount No limit

Trustee Computershare Trust Company of Canada (formerly, Montreal Trust Company)	Trustee The Bank of New York

Governing Law Quebec	Governing Law New York

Guarantors None.

Guarantors

Each U.S. subsidiary of Domtar Corporation that guarantees, on the issue date or any time thereafter, any indebtedness of Domtar Corporation or any of its subsidiaries under the Credit Agreement or any other indebtedness of Domtar Corporation (other than U.S. subsidiaries of Domtar Corp.’s non-U.S. subsidiaries) will fully and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Domtar Corp. C$ Notes on a senior basis and all other obligations under the Domtar Corporation indenture.

In the event a subsidiary guarantor is sold, conveyed, assigned or otherwise disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the subsidiary guarantor is the surviving corporation in such transaction to a person that is not Domtar Corporation

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

or a restricted subsidiary, such subsidiary guarantor will be released from its obligations under its subsidiary guarantee if: (1) the sale or other disposition is in compliance with the Domtar Corporation indenture and (2) all the obligations of such subsidiary guarantor under the Credit Agreement and related documentation and under any other agreements relating to any other indebtedness of Domtar Corporation terminate upon consummation of such transaction.

Notwithstanding the foregoing, in the event a subsidiary guarantor ceases to be guarantor of the Credit Agreement and all other indebtedness of Domtar Corporation, such subsidiary guarantor will also be released as a guarantor of the Domtar Corp. C$ Notes.

Change of Control

There is no comparable provision in the Domtar Inc. Canadian indentures providing holders of the Domtar Inc. Canadian debentures issued under such indentures with a right to require Domtar Inc. to repurchase such notes upon a change of control.

Change of Control

If a “Change of Control” occurs, holders of the Domtar Corp. C$ Notes will have the right to require Domtar Corporation to repurchase all or any part of such holder’s Domtar Corp. C$ Notes at a purchase price in cash equal to 101% of the principal amount of the Domtar Corp. C$ Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase.

The following events would constitute a “Change of Control”:

(1)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the voting stock of Domtar Corporation (or its successor) (such “person” or “group” shall be deemed to beneficially own any voting stock of Domtar Corporation held by a parent entity, if such person or group beneficially owns, directly or indirectly, more than 40% of the voting power of the voting stock of such parent entity); or

(2)    a majority of the members of the board of directors of Domtar Corporation are not

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

continuingdirectors (those directors who were members of the board of directors on the issue date of the Domtar Corp. C$ Notes or nominated with the approval of continuing directors); or

(3)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of Domtar Corporation and its restricted subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)    Domtar Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Domtar Corporation, as a result of which any of the outstanding voting stock of Domtar Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Domtar Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person immediately after giving effect to such issuance; or

(5)    the adoption by the stockholders of Domtar Corporation of a plan or proposal for the liquidation or dissolution of Domtar Corporation

Meetings of Holders of Securities

The Domtar Inc. Canadian Indentures provide that a meeting of holders of securities may be called at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action authorized by the Domtar Inc. Canadian Indentures to be made, given or taken by holders of securities.

Except where a Majority Securityholder’s Act is required or as otherwise provided in the Domtar Inc. Canadian Indentures, resolutions shall be effective if passed by persons entitled to vote a majority in principal amount of outstanding securities represented and voting at such meeting. The persons entitled to vote a majority in principal amount of the outstanding securities will constitute a quorum at a meeting of holders. At the reconvening of any meeting adjourned for lack of quorum, persons present and entitled to vote constitute a quorum.

Meetings of Holders of Securities

There are no provisions for meetings in the Domtar Corporation indenture, which provides for the consent in writing of holders for the purposes specified in the Indenture.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

Consolidation, Merger, Conveyance or Transfer

The Domtar Inc. Canadian Indentures provide that Domtar Inc. may not consolidate with, amalgamate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless:

(1)    the corporation formed by such consolidation or amalgamation or into which Domtar Inc. is merged or the person which acquires by operation of law or by conveyance or transfer the properties and assets of Domtar Inc. is a corporation organized and existing under the laws of Canada or any Province or Territory thereof, and (except where assumption occurs by operation of law) expressly assumes Domtar Inc.’s obligations relating to the Domtar Inc. Canadian debentures;

Consolidation, Merger and Sale of Assets

Domtar Corporation will not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and Domtar Corporation will not permit any person to consolidate with or merge with or into Domtar Corporation, unless:

•        Domtar Corporation is the surviving company or the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes Domtar Corporation’s obligations relating to the Domtar Corp. C$ Notes;

(2)    immediately after giving effect to the consolidation, amalgamation, merger, conveyance or transfer, there exists no event of default; and

(3)    Domtar Inc. will have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, amalgamation, conveyance or transfer and such supplemental indenture, if any, comply with the indenture.

Upon any consolidation, or merger, or amalgamation, or any conveyance or transfer of the properties and assets of Domtar Inc. substantially as an entirety, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Domtar Inc. under such Domtar Inc. indentures, provided that no such conveyance or transfer has the effect of releasing Domtar Inc. or any successor corporation from its liability as obligor and maker on any of the securities or coupons unless such conveyance or transfer is followed by the complete liquidation of Domtar Inc. and substantially all the assets of Domtar Inc.

•        each subsidiary guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its subsidiary guarantee will apply to such successor person’s obligations in respect of the Domtar Corporation indenture and the Domtar Corp. C$ Notes;

•        immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no default or event of default; and

•         other conditions described in the Domtar Corporation indenture are met.

This covenant will not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of Domtar Corporation’s wholly owned subsidiaries to Domtar Corporation or to Domtar Corporation’s other wholly owned subsidiaries.

The predecessor person will be released from its obligations under the Domtar Corporation indenture and the successor person will succeed to, and be substituted for, and may exercise every right and power of, Domtar Corporation under the Domtar Corporation indenture, but, in the case of a lease of all or substantially all its assets, the predecessor person will not be released from the obligation to pay the principal of and interest on the Domtar Corp. C$ Notes.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes
For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of Domtar Corporation’s subsidiaries, which properties and assets, if held by Domtar Corporation instead of such subsidiaries, would constitute all or substantially all of the properties and assets of Domtar Corporation on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Domtar Corporation.

Limitation on Liens (Negative Pledge)

The Domtar Inc. Canadian Indentures provide that Domtar Inc. and its restricted subsidiaries may not create any mortgage, hypothec, privilege, pledge, security interest, floating charge, or any other similar lien or encumbrance (“Mortgage”) upon any Principal Property(1) of Domtar Inc. or any of its restricted subsidiaries, or on any shares of capital stock or debt of any of any restricted subsidiary to secure any debt unless the Domtar Inc. Canadian debentures are secured by a mortgage ranking equally and ratably with such indebtedness for so long as such indebtedness is secured.

Permitted Mortgages under the Domtar Inc. Canadian Indentures include:

(1)    Mortgages in favor of Domtar Inc. or its wholly-owned restricted subsidiaries;

(2)    any Mortgage to secure indebtedness incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or the cost of construction or improvement of such property or the refinancing of such indebtedness, provided that (A) in the case of any construction or improvement of property, the Mortgage shall not apply to any property owned by Domtar Inc. or any restricted subsidiary at the time of the commencement of the construction or improvement, other than any real or immoveable property which is substantially unimproved for the purposes of Domtar Inc. or any restricted

Limitation on Liens

The Domtar Corporation indenture provides that Domtar Corporation and its restricted subsidiaries may not create, incur, assume or permit to exist any indebtedness for borrowed money (including any guarantee for borrowed money) that is secured by a mortgage (defined the same as in the Domtar Inc. Canadian Indentures), other than permitted mortgages listed below, upon any “principal property” (definition is similar to the definition in the Domtar Inc. Canadian Indentures, substituting Domtar Corporation for Domtar Inc., and excluding mills or plants the fair value of which does not exceed 1% of Domtar Corporation’s consolidated net tangible assets and replacing such terms with any such mill or plant which is not of material importance to the business of Domtar Inc. and its subsidiaries as an entirety) belonging to Domtar Corporation or any of Domtar Corporation’s restricted subsidiaries, or on any shares of capital stock or debt of any of Domtar Corporation’s restricted subsidiaries unless the Domtar Corp. C$ Notes are secured by a mortgage equally and ratably with or in priority to such secured indebtedness for so long as such secured indebtedness is secured.

Permitted mortgages under the Domtar Corporation indenture include:

(1)    mortgages securing indebtedness and other obligations of Domtar Corporation or its restricted subsidiaries under the Credit Agreement in an aggregate principal amount at

(1)	“Principal Property” is defined in the Domtar Inc. Canadian Indentures as any real or immoveable property forming part of or constituting any or all of any (a) mill, converting plant or manufacturing plant owned, leased or acquired by Domtar Inc. or any subsidiary located within Canada or the U.S., other than (x) any such mill or plant which in the opinion of the Board of Directors is not of material importance to the total business conducted by Domtar Inc. and its subsidiaries as an entirety or (y) any portion of any such mill or plant which is similarly found not to be of material importance to the use or operation of such mill or plant, (b) mining property, or (c) timberlands of Domtar Inc.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

         subsidiary and on which the property so constructed or the improvement is located, and other than any machinery or equipment installed at any time so as to constitute immoveable property or a fixture on the real property on which the property so constructed, or the improvement, is located and (B) in the case of any acquisition of property, the Mortgage will not apply to any property owned by Domtar Inc. or any restricted subsidiary immediately prior to the consummation of the acquisition;

(3)    Mortgages securing obligations issued by Canada or the United States (or any subdivisions or agency thereof) to finance the acquisition, construction, or improvement of property subject to such Mortgages;

(4)    Mortgages of restricted subsidiaries of Domtar Inc. pursuant to the terms of a trust deed or similar document entered into before it became a restricted subsidiary;

(5)    Mortgages under the Debenture Trust Deed dated June 1, 1958 between Domtar Inc. and National Trust Company, as amended;

(6)    any extension, renewal or replacement of a Mortgage referred to under (1) through (5) above so long as the principal amount of the indebtedness secured does not exceed the principal amount of the indebtedness so secured at the time of the extension, renewal or replacement; and

(7)    a Mortgage not excepted by clauses (1) through (6) above provided that after giving effect thereto exempted debt (as defined in the Domtar Inc. Canadian Indentures) does not exceed 10% of the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries.

         any one time outstanding not to exceed $1,550 million less the aggregate principal amount of all mandatory prepayments of principal thereof permanently reducing the commitments thereunder;

(2)    mortgages in favour of Domtar Corporation or its wholly-owned restricted subsidiaries;

(3)    any mortgage to secure indebtedness incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt) or the cost of construction or improvement of such property or the refinancing of such indebtedness, so long as the mortgage does not apply to other property owned by Domtar Corporation or any of its restricted subsidiaries at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to such mortgage;

(4)    mortgages on property which exist at the time a company merges with or into, amalgamates with or consolidates into Domtar Corporation or any of its restricted subsidiaries, so long as any such mortgage (a) does not extend to any other property or asset, other than improvements to the property or asset subject to such mortgage and (b) was not created in anticipation of such merger, amalgamation, consolidation or acquisition;

(5)    mortgages securing obligations issued by Canada or the United States (or any subdivisions thereof) to finance acquisition, construction, or improvement of property subject to such mortgages;

(6)    mortgages of restricted subsidiaries of Domtar Corporation pursuant to the terms of a trust deed or similar document entered into before it became a restricted subsidiary;

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

(7)    mortgages existing at the date of the Domtar Corporation indenture, except mortgages under the Credit Agreement, which shall be deemed created, incurred, assumed or permitted on the date of the Domtar Corporation indenture under clause (1); and

(8)    extensions, renewals, alterations or replacements of a mortgage referred to under (2) through (7) above so long as (a) the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal, alteration or replacement and (b) the extension, renewal, alteration or replacement is limited to the property which secured the mortgage so extended, renewed, altered or replaced (plus improvements).

Exception for Specified Secured Debt and Sale and Leaseback Transactions

The Domtar Inc. Canadian Indentures provide that Domtar Inc. and its restricted subsidiaries may enter into sale and leaseback transactions without being required to secure the Domtar Inc. Canadian debentures issued under the Domtar Inc. Canadian Indentures or repay within 100 days senior Funded Debt (as defined below) of Domtar Inc. or any Funded Debt of any restricted subsidiary or acquire property so long as Exempted Debt does not exceed 10% of the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries.

Exception for Specified Secured Debt and Sale and Leaseback Transactions

The Domtar Corporation indenture provides that Domtar Corporation and its restricted subsidiaries may create additional mortgages securing debt (including extensions, renewals, alterations or replacements thereof) or enter into sale and leaseback transactions without being required to secure the Domtar Corp. C$ Notes issued under such indenture or repay (within 180 days) indebtedness or acquire property so long as the sum of the aggregate amount of the secured debt not otherwise permitted under the Domtar Corporation indenture and the value of all sale and leaseback transactions not otherwise permitted under the Domtar Corporation indenture does not exceed 10% of the consolidated net tangible assets of Domtar Corporation.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

Limitation on Funded Debt(2)

The Domtar Inc. Canadian Indentures provide that Domtar Inc. will not and will not permit any restricted subsidiary to incur or otherwise become liable for any Funded Debt unless, after giving effect thereto, the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries will be at least equal to 200% of the principal amount of the consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries.

The above will not prevent:

(1)    Domtar Inc. or any restricted subsidiary from becoming liable for any Funded Debt for the purpose of extending, renewing or refunding, in whole or in part, any Funded Debt of Domtar Inc. or any restricted subsidiary then outstanding, so long as the aggregate principal amount of the outstanding consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries is not increased;

(2)    Domtar Inc. from becoming liable for any Funded Debt to a wholly-owned restricted subsidiary;

(3)    any restricted subsidiary from becoming liable for any Funded Debt to Domtar Inc. or to a wholly-owned restricted subsidiary;

(4)    the assumption by Domtar Inc. or any restricted subsidiary of any Funded Debt of a corporation at the time such corporation becomes a restricted subsidiary or at the time such corporation is merged into (by transfer of assets or otherwise), or amalgamated with, Domtar Inc. or such restricted subsidiary; and

(5)    the issue or assumption by Domtar Inc. or any restricted subsidiary of purchase money obligations.

Domtar Inc. will not permit any restricted subsidiary to incur or otherwise become liable for any Funded Debt, provided that this will not prevent:

(1)    a restricted subsidiary from becoming liable for any Funded Debt referred to in paragraphs (3), (4) or (5) above;

Limitation on Funded Debt There is no comparable limitation on Funded Debt in the Domtar Corporation indenture.

(2)	“Funded Debt” is defined in the Domtar Inc. Canadian Indentures as debt, whether issued, assumed or guaranteed by such person, maturing by its terms more than one year from the date of issuance, assumption or guarantee thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of issuance, assumption or guarantee thereof by such person; provided, however, that when determining the principal amount of Funded Debt outstanding at any date, there shall be excluded any amount due within one year of such date.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

(2)    a restricted subsidiary from becoming liable for any Funded Debt for the purpose of extending, renewing or refunding, in whole or in part, any Funded Debt of such restricted subsidiary then outstanding, so long as the aggregate principal amount of the outstanding consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries is not thereby increased;

(3)    any restricted subsidiary from becoming liable for any Funded Debt in respect of or in connection with obligations issued by Canada or the United States (or any subdivisions or agency thereof), to finance the acquisition, construction or improvement of property, provided that, after giving effect to such Funded Debt, the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries will be at least equal to 200% of the principal amount of the consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries,

(4)    any restricted subsidiary from becoming liable for any Funded Debt if, after giving effect thereto, (i) the aggregate principal amount of all outstanding Funded Debt as described in this paragraph (4) does not exceed 10% of the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries and (ii) the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries will be at least equal to 200% of the principal amount of the consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries; or

(5)    any restricted subsidiary from becoming liable for any Funded Debt elected to be incurred as Exempted Debt if, after giving effect thereto, (i) Exempted Debt does not exceed 10% of the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries and (ii) the consolidated net tangible assets of Domtar Inc. and its restricted subsidiaries will be at least equal to 200% of the principal amount of the consolidated Funded Debt of Domtar Inc. and its restricted subsidiaries.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

Restrictions on Dividends and Acquisition

of Shares

The Domtar Inc. Canadian Indentures provide that Domtar Inc. will not declare or pay any dividends (other than stock dividends) on any shares of its capital stock or purchase, redeem, reduce or otherwise pay off any shares of its capital stock, unless, after giving effect to such action, the sum of (a) the aggregate amounts declared and/or paid as dividends (other than stock dividends) on any shares of its capital stock subsequent to December 31, 1985 and (b) the aggregate amounts distributed and/or paid on the purchase, redemption, reduction or other payment off of any shares of its capital stock subsequent to December 31, 1985 will not be in excess of an amount equal to the sum of the consolidated net income (whether positive or negative) of Domtar Inc. and its subsidiaries earned subsequent to December 31, 1985, plus the aggregate amounts received by Domtar Inc. subsequent to December 31, 1985 as the net proceeds of sales of shares of its capital stock plus $100,000,000; provided, however, that this covenant shall not prevent Domtar Inc. from paying dividends on or satisfying mandatory retirement provisions in respect of any of the preferred shares of its capital stock issued at the date of the Domtar Inc. Canadian Indenture or subsequently issued.

Restrictions on Dividends and Acquisition of Shares There are no comparable restrictions on dividends and acquisition of shares in the Domtar Corporation indenture.

Limitation on Sale of Funded Debt of Restricted Subsidiaries

The Domtar Inc. Canadian Indentures provide that Domtar Inc. will not, nor will it permit any restricted subsidiary to, sell or otherwise dispose of (other than to Domtar Inc. or a restricted subsidiary) any Funded Debt of a restricted subsidiary which is owned by Domtar Inc. or by such restricted subsidiary until such time as the restricted subsidiary whose Funded Debt is so owned has ceased to be a subsidiary.

Limitation on Sale of Funded Debt of Restricted Subsidiaries There is no comparable limitation on sale of Funded Debt of restricted subsidiaries in the Domtar Corporation indenture.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

Events of Default

The Domtar Inc. Canadian Indentures provide that each of the following constitutes an event of default:

•         default for 30 days in the payment of any interest on the securities when due;

•         default in the payment of the principal on the securities when due;

•        default in the performance, or breach, of any covenant or warranty in the indenture for 60 days after written notice;

•         a default under any one or more indentures or instruments evidencing or under which Domtar Inc. has at the time outstanding indebtedness for borrowed money in an aggregate principal amount of at least $10 million shall happen and be continuing and (i) consists of a failure to make any payment of principal at maturity or (ii) results in the acceleration of such indebtedness so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or shall have resulted in the enforcement of any security for such indebtedness, unless such default is cured or waived; and

•         certain events of bankruptcy, insolvency or reorganization.

Events of Default

The Domtar Corporation indenture will provide that each of the following will constitute an event of default:

•         default for 30 days in the payment of any interest on the Domtar Corp. C$ Notes when due;

•         default in the payment of principal, or premium, if any, on the Domtar Corp. C$ Notes when due;

•         default in the performance, or breach, of any covenant or warranty in the Domtar Corporation indenture for 60 days after written notice;

•         the subsidiary guarantee of a significant subsidiary ceases to be in effect or is declared null and void in a judicial proceeding or is disaffirmed by the subsidiary guarantor;

•        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Domtar Corporation or any of its restricted subsidiaries (or the payment of which is guaranteed by Domtar Corporation or any of its restricted subsidiaries), other than indebtedness owed to Domtar Corporation or a restricted subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”) or (b) results in the acceleration of such indebtedness prior to its maturity (“cross acceleration provision”) and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $80 million or more;

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

•        judgments or decrees in excess of $80 million in the aggregate against Domtar Corporation and its restricted subsidiaries, and Domtar Corporation or any of its restricted subsidiary fails to file a timely appeal or files an appeal but the judgment is not vacated, stayed or discharged within 60 days; and

•        certain events of bankruptcy, insolvency or reorganization.

Effect of Event of Default

Holders by Majority Securityholders’ Act(3) may, subject to conditions, rescind and annul a declaration of acceleration prior to a judgment or decree for payment of the money due.

Subject to certain conditions, holders by Majority Securityholders’ Act may direct the time, method and place of conducting any proceeding for remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Effect of Event of Default

Holders of not less than a majority in aggregate principal amount of such series may, subject to conditions, rescind and annul a declaration of acceleration prior to a judgment or decree for payment of the money due.

If an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all of the outstanding Domtar Corp. C$ Notes of the series shall automatically become immediately due and payable.

Subject to the provisions for the security or indemnification of the Trustee, the holders of a majority in aggregate principal amount of a series of outstanding Domtar Corp. C$ Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Holders will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the Domtar Corp. C$ Notes in accordance with the Domtar Corp. indenture and to institute a suit for the enforcement of that payment.

(3)	“Majority Securityholders Act” is defined in the Domtar Inc. Canadian Indentures as any act by the holders of securities which has been (a) signed by or for the holders of not less than two-thirds in principal amount of the outstanding securities; or (b) adopted by the holders of two-thirds in principal amount of the outstanding securities voting thereon at a meeting of the holders of securities duly held pursuant to the provisions of the Domtar Inc. Canadian Indentures.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

Modification of the Indenture

The Domtar Inc. Canadian Indentures provide that Domtar Inc. and the Trustee may, without the consent of holders of any securities, enter into one or more supplemental indentures for the following purposes:

(1)    for the benefit of the holders of the securities to provide for any additional covenant or covenants of Domtar Inc. or any security for or guarantee of the securities or to surrender any right or power conferred upon Domtar Inc.; or

(2)    to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Domtar Inc. Canadian Indentures which shall not be inconsistent with the provisions of the Domtar Inc. Canadian Indentures, provided that such action will not in the judgment of the trustee affect the interests of the holders of the securities or coupons in any material respect;

(3)    to modify, eliminate or add to the provisions of the Domtar Inc. Canadian Indentures to such extent as shall be necessary to effect the qualifications of the indentures under any applicable law of Canada or of any Province or Territory; or

(4)    as required in the event Domtar Inc. consolidates with, amalgamates with or merges into any other corporation as provided for in the Domtar Inc. Canadian Indenture.

When authorized or permitted by a Majority Securityholders’ Act(4) delivered to Domtar Inc. and the Trustee, Domtar Inc. and the Trustee may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Domtar Inc. Canadian Indentures or of modifying in any manner the rights of holders of the securities and coupons under the Domtar Inc. Canadian Indentures; provided, however, that no such supplemental indenture shall, without the

Modification of the Indenture

Domtar Corporation and the Trustee may, without the consent of any holders of a series of Domtar Corp. C$ Notes, enter into supplemental indentures that amend, waive or supplements the terms of the Domtar Corp. indenture, the Domtar Corp. C$ Notes of a series and the subsidiary guarantees for the following purposes:

•        to evidence the succession of another person to Domtar Corporation or any subsidiary guarantor under the indenture, the applicable series of Domtar Corp. C$ Notes issued under the indenture and the subsidiary guarantees;

•        to add guarantees with respect to the applicable series of Domtar Corp. C$ Notes or release a subsidiary guarantor from its obligations under its subsidiary guarantee or the indenture;

•        to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•        to surrender any right or power the indenture may confer on Domtar Corporation;

•        to add to the covenants made in the indenture for the benefit of the holders of all Domtar Corp. C$ Notes of the applicable series;

•         to make any change that does not adversely affect the rights of any holder of Domtar Corp. C$ Notes of the applicable series;

•         to add any additional Events of Default;

•        to secure the Domtar Corp. C$ Notes of such series issued under the indenture;

•        to evidence and provide for the acceptance of appointment by an additional or successor trustee with respect to the applicable series of Domtar Corp. C$ Notes;

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

consent of the holder of each outstanding security affected thereby,

(1)    reduce the requirements for quorum or voting or reduce the percentage in principal amount of the outstanding securities, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any Majority Securityholders’ Act or for any waiver of compliance with provisions of the Domtar Inc. Canadian Indentures or of defaults under the Domtar Inc. Canadian Indentures and their consequences; or

(2)    modify any of the provisions of the Domtar Inc. Canadian Indentures concerning supplemental indentures, waiver of past defaults or waiver of covenants, except to increase any such percentage or to provide that certain other provisions of the Domtar Inc. Canadian Indentures cannot be modified or waived without the consent of the holder of each security affected thereby.

Domtar Inc. may omit to comply with a covenant if such breach has been waived by a Majority Securityholders’ Act.

The Domtar Inc. Canadian Indentures provide that the securityholders, by way of a Majority Securityholders’ Act, may on behalf of the holders of all the securities waive any past default and its consequences, except a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding security affected.

•        to cure any ambiguity, defect or inconsistency in the indenture, so long as the rights of any holder of the applicable series of Domtar Corp. C$ Notes are not adversely affected in any material respect;

•        to comply with the SEC in connection with the qualification of the indenture under the U.S. Trust Indenture Act;

•        to conform the text of the indenture, the subsidiary guarantees or the Domtar Corp. C$ Notes of the applicable series to any provision of the “Description of the Domtar Corp. C$ Notes” to the extent that such provision in the “Description of the Domtar Corp. C$ Notes” was intended to be a verbatim recitation of a provision of the indenture, subsidiary guarantee or such Domtar Corp. C$ Notes; or

•        to maintain the qualification of the indenture under the Trust Indenture Act or other applicable law.

Domtar Corporation and the Trustee may modify and amend any of the indenture, the Domtar Corp. C$ Notes of a particular series and the subsidiary guarantees with the consent of the holders of not less than a majority in aggregate principal amount of then outstanding Domtar Corp. C$ Notes of the applicable series. However, no modification or amendment may, without the consent of the holder of each outstanding Domtar Corp. C$ Note of the applicable series:

•        change the stated maturity of the principal of, or any installment of interest payable on, the outstanding Domtar Corp. C$ Notes of such series;

•         reduce the principal amount of, or the rate of interest on, any outstanding Domtar Corp. C$ Notes of such series or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount Canadian Note, that would be due and payable upon redemption of such Canadian Note or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the outstanding Domtar Corp. C$ Notes of such series;

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

•        reduce the premium payable upon the repurchase of any Canadian Note or change the time at which any Canadian Note may be repurchased as described under “change of control”, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “change of control”);

•         reduce the amount of principal of such series of Domtar Corp. C$ Notes payable upon acceleration of maturity thereof;

•         change the place of payment or the coin or currency in which the principal of or premium, if any, or the interest on the outstanding Domtar Corp. C$ Notes of such series is payable,

•        impair the right to receive payment of principal, premium, if any, and interest on the outstanding Domtar Corp. C$ Notes of the applicable series on or after the due dates therefor or the right to institute suit for the enforcement of any payment on or with respect to the outstanding Domtar Corp. C$ Notes of such series;

•         modify the subsidiary guarantees in any manner adverse to the holders of the Domtar Corp. C$ Notes;

•         reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements; or

•        modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain of the provisions may not be modified or waived without the consent of all the holder of such series of Domtar Corp. C$ Notes.

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

The holders of not less than a majority in aggregate
principal amount of the outstanding Domtar Corp.
C$ Notes of any series may, on behalf of the holders
of all the Domtar Corp. C$ Notes of that series, waive
compliance by Domtar Corporation with certain
restrictive provisions of the indenture. The holders of
not less than a majority in aggregate principal amount
of the outstanding Domtar Corp. C$ Notes of any
series may, on behalf of the holders of all the Domtar
Corp. C$ Notes of that series, waive past defaults by
Domtar Corporation under certain covenants of the
indenture which relate to that series. However, a
default in the payment of the principal of, premium, if
any, or interest on, any of the Domtar Corp. C$ Notes
of that series or relating to a provision which under
the indenture cannot be modified or amended without
the consent of the holder of each outstanding Domtar
Corp. C$ Note of that series affected cannot be so
waived.

Defeasance and Covenant Defeasance There are no provisions for defeasance and covenant defeasance in the Domtar Inc. Canadian Indentures.

Defeasance and Covenant Defeasance

The Domtar Corp. indenture provides Domtar Corporation may discharge all of its obligations, other than as to transfers and exchanges and certain other specified obligations, under the notes of the applicable series at any time (“defeasance”). The indenture also provides that Domtar Corporation may be released from its obligations described in the indenture under “Limitation on liens” and “Limitation on sale and leaseback transactions” and certain aspects of Domtar Corporation’s obligations described above under “Consolidation, merger and sale of assets,” and from certain other obligations, and elect not to comply with those sections and obligations without creating an Event of Default and that Domtar Corporation may terminate the operation of the cross-default upon a payment default, cross acceleration provisions and the subsidiary guarantor provision in “Events of default” (“covenant defeasance”). If Domtar Corporation exercises its defeasance option, the subsidiary guarantees in effect at such time will terminate.

With respect to a particular series of notes, defeasance and covenant defeasance may be effected to the indenture only if, among other things:

•        Domtar Corporation irrevocably deposits with the Trustee money or Canadian

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

         government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on all outstanding Domtar Corp. C$ Notes of the applicable series;

•         Domtar Corporation delivers to the Trustee an opinion of counsel in the United States (based, in certain cases, on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the Domtar Corporation indenture) to the effect that:

•        the holders of the Domtar Corp. C$ Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•        the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the Domtar Corp. C$ Notes of such series;

•        Domtar Corporation delivers to the Trustee an opinion of counsel in Canada (based, in certain cases, on a ruling of the Canada Revenue Agency or a change in Canadian income tax law occurring after the date of the Domtar Corporation indenture) to the effect that:

•        the holders of the debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such defeasance or covenant defeasance;

and

•        the defeasance or covenant defeasance will not otherwise alter those holders’ Canadian federal income tax treatment of principal and interest payments on the debt securities of such series;

and

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

•        no Event of Default under the indenture has occurred and is continuing;

•         Domtar Corporation is not an “insolvent” within the meaning of the U.S. Bankruptcy Code on the date of such deposit or, in the case of defeasance, at any time during the period ended on the 91st day following such deposit;

•         such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which Domtar Corporation is a party or by which Domtar Corporation is bound;

•        such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•        Domtar Corporation delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•        other conditions specified in the indenture have been met.

Satisfaction and Discharge

The Domtar Inc. Canadian Indentures provide that the indentures shall cease to be of further effect (except with respect to certain provisions relating to registration, transfer or exchange or purchase fund obligations) when either:

(1)    all securities and coupons (with limited exceptions) have been delivered to the trustee cancelled or for cancellation; or

(2)    when Domtar Inc. deposits or makes provision for the payment of any amount sufficient to pay and discharge the entire indebtedness of the securities and coupons (with limited exceptions) not delivered to the trustee cancelled or for cancellation, for the principal and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, any sums of money or securities to be deposited with the trustee in trust,

Satisfaction and Discharge

The Domtar Corporation indenture provides that when, among other things, all the Domtar Corp. C$ Notes of the applicable series not previously delivered to the Trustee for cancellation:

•        have become due and payable, or

•        will become due and payable at their stated maturity within one year, or

•        are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in Domtar Corporation’s name and at Domtar Corporation’s expense, and Domtar Corporation deposits or causes to be deposited with the Trustee, in trust, an amount of money or Canadian government obligations, or a combination thereof (such amount to the certified in

The Domtar Inc. Canadian Debentures	The Domtar Corp. C$ Notes

and

(1)    Domtar Inc. has paid or made due provision for the payment of all other sums payable under the indenture by Domtar Inc.; and

(2)    Domtar Inc. has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding the satisfaction and discharge of the indenture, the obligations of Domtar Inc. to the trustee with respect to compensation and reimbursement shall continue.

Domtar Inc. shall be deemed to have made such due provision for payment if it shall have deposited or caused to be deposited with the trustee securities issued or guaranteed by the Government of Canada or by any province of Canada or other securities or instruments acceptable to the trustee, the principal of and interest on which, when due, without any reinvestment, will provide moneys which will be sufficient to pay to the holders of the securities, when due, all amounts owing in respect of the principal of and interest on the securities, and also for the payment of all other moneys payable under the indenture by Domtar Inc.

the case of Canadian government obligations) sufficient to pay and discharge the entire indebtedness on such series of Domtar Corp. C$ Notes not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, then the indenture will cease to be of further effect, and Domtar Corporation will be deemed to have satisfied and discharged the indenture. However, Domtar Corporation will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture.

Delivery & Form The Domtar Inc. Canadian Indentures provide that the notes may be in fully registered form, registered as to principal only or in unregistered (bearer) form.	Delivery & Form The Domtar Corp. C$ Notes will be represented by fully registered notes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form S-4 under the Securities Act, of which this Circular forms a part, to register with the SEC the Domtar Corp. debt securities.

This Circular does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information pertaining to the Company, the Weyerhaeuser Fine Paper Business and Domtar Inc., reference is made to the registration statement and its exhibits.

Statements contained in this Circular as to the contents of any contract or other document referred to within this Circular are not necessarily complete and reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this Circular regarding an agreement or other document is qualified in all respects by such agreement or other document.

You may read and copy all or any portion of the registration statement at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectuses and other information regarding registrants, such as the Company, Weyerhaeuser and Domtar Inc., that file electronically with the SEC. The Company is subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Domtar Inc. files certain reports and other information with the SEC and with Canada’s System for Electronic Document Analysis and Retrieval (SEDAR) pursuant to the multi-jurisdictional disclosure system for certain Canadian registrants. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about the Company at www.domtar.com and Weyerhaeuser at www.weyerhaeuser.com.

Index to financial statements

Page
Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.)
Report of Independent Registered Public Accounting Firm	C-F-3
Balance Sheet as of December 31, 2006	C-F-4
Notes to Balance Sheet	C-F-5
Review Report of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP	C-F-7
Review Report of Independent Registered Public Accounting Firm—KPMG LLP	C-F-8
Consolidated Statements of Income for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	C-F-9
Consolidated Balance Sheets as of July 1, 2007 (unaudited) and December 31, 2006	C-F-10
Consolidated Statement of Shareholders’ Equity as at July 1, 2007 (unaudited)	C-F-11
Consolidated Statement of Comprehensive Income for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	C-F-11
Consolidated Statements of Cash Flows for the thirteen and twenty-six weeks ended July 1, 2007 (unaudited) and June 25, 2006 (unaudited)	C-F-12
Notes to Consolidated Financial Statements	C-F-13

Weyerhaeuser Fine Paper Business
Report of Independent Registered Public Accounting Firm	C-F-57
Combined Balance Sheets as of December 31, 2006 and December 25, 2005	C-F-58
Combined Statements of Operations for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	C-F-59
Combined Statements of Business Unit Equity for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	C-F-60
Combined Statements of Cash Flows for the years ended December 31, 2006, December 25, 2005 and December 26, 2004	C-F-61
Notes to Combined Financial Statements	C-F-62

Domtar Inc.
Management’s Report on Internal Control Over Financial Reporting	C-F-98
Report of Independent Registered Public Accounting Firm	C-F-99
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005	C-F-101
Consolidated Earnings for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	C-F-102
Consolidated Cash Flows for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	C-F-103
Consolidated Retained Earnings for the years ended December 31, 2006, December 31, 2005 and December 31, 2004	C-F-104
Notes to Consolidated Financial Statements	C-F-105
Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	C-F-170
Consolidated Earnings for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	C-F-171
Consolidated Retained Earnings for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and from March 7 to June 30, 2007	C-F-171

C-F-1

Page
Consolidated Cash Flows for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	F-172
Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007	F-173

Consolidated Statements of Accumulated Other Comprehensive Income for the three and six months ended June 30, 2006 and June 30, 2007 and for the periods from January 1 to March 6, 2007 and March 7 to June 30, 2007

F-173
Notes to Consolidated Financial Statements	F-174

C-F-2

Report of independent registered public accounting firm

The Board of Directors and Sole Stockholder

Domtar Corporation:

We have audited the accompanying balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

January 25, 2007

C-F-3

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Balance sheet

December 31, 2006

Assets
Cash	$ —

Stockholder’s Equity
Common shares, $.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	$ 10
Amount receivable from Weyerhaeuser Company	(10)

Stockholders’ equity	$ —

See accompanying notes to balance sheet.

C-F-4

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Notes to balance sheet

December 31, 2006

1. Organization

Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.) (the “Company”) was organized in the State of Delaware on August 16, 2006, and is currently a wholly owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”). The Company is a holding company organized for the sole purpose of holding Weyerhaeuser’s Fine Paper Business and consummating a combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). The Company has had no operations to date.

Following the combination, the Company will be an independent public company, owned approximately 55% by current and former Weyerhaeuser shareholders and approximately 45% by former Domtar shareholders, in each case on a fully diluted basis.

The shares of Company common stock will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

2. Liquidity and capital resources

The Company has obtained commitments from financial institutions to provide an aggregate amount of up to $2.775 billion in financing consisting of:

•	A five-year senior secured revolving credit facility in a principal amount of $750 million, up to $350 million of which may be borrowed or utilized for letters of credit by Domtar; and

•

A three-month unsecured loan facility in the principal amount of $1.35 billion, which, upon consummation of the combination, will be refinanced, in part, by a new seven–year senior secured term loan facility in an aggregate amount of up to $1.7 billion, which may be increased at the option of the Company by incremental loans available to the Company and Domtar of up to $325 million to the extent necessary to refinance the existing accounts receivable securitization of Domtar and/or to redeem notes if tendered pursuant to a potential change of control offer with respect to Domtar’s $125 million 9.5% debentures due August 2016.

The three-month loan facility is expected to be used to finance a $1.35 billion cash payment to Weyerhaeuser as consideration for Weyerhaeuser’s contribution of the Fine Paper Business.

3. Existing Weyerhaeuser and Domtar equity awards

Weyerhaeuser employees that hold equity awards and who will become employees of the Company may elect to continue to hold their Weyerhaeuser equity awards, or may surrender those awards in exchange for Company equity awards.

Domtar stock options that have an exercise price equal to or less than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as

C-F-5

Domtar Corporation

(Formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of

Weyerhaeuser Company)

Notes to balance sheet—(continued)

December 31, 2006

reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase that number of shares of Company common stock equal to the number of Domtar common shares subject to the Domtar stock option. The exercise price will be equal to the exercise price per share of such option immediately prior to the exchange. Domtar stock options that have an exercise price greater than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase a number of shares of Company common stock of equivalent value determined using the Black-Scholes option pricing model. Other Domtar equity awards will be exchanged for Company equity awards on a one–for–one basis.

4. Taxes

Weyerhaeuser and the Company will enter into a tax sharing agreement whereby Weyerhaeuser will generally be required to indemnify the Company for any taxes attributable to all pre-distribution periods and the Company will be required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-distribution periods.

5. Transition services

Weyerhaeuser, its affiliates, or certain third parties will provide services to the Company relating to finance and administration, human resources, payroll and information technology, and other areas the Company may request. The agreement will terminate when all of the terms of the services have expired or otherwise terminated.

6. Site services agreements

The Company and Weyerhaeuser will enter into site services agreements with respect to certain facilities that are jointly owned between the Company and Weyerhaeuser. The site service agreements will include parking, office space, temporary use of roads, chips, steam, natural gas, and electricity.

7. Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

C-F-6

Review of PWC

Review Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Domtar Corporation:

We have reviewed the accompanying consolidated balance sheet of Domtar Corporation as of July 1, 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the thirteen-week and twenty-six week periods ended July 1, 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

Richmond, Virginia

August 9, 2007, except Note 20, as to which the date is September 25, 2007

C-F-7

Review of KPMG

Review Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Domtar Corporation:

We have reviewed the consolidated balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of June 25, 2006 (not presented herein) and the related consolidated statements of income, shareholders’ equity and cash flows for the thirteen and twenty-six week periods ended June 25, 2006. These consolidated financial statements are the responsibility of Domtar Corporation’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the combined balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of December 31, 2006 and the related statements of operations, business unit equity, and cash flows for the year then ended; and in our report dated March 29, except as to notes 17 and 20, which are as of June 19, 2007, and note 21, which is as of September 24, 2007, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

The consolidated balance sheet as of July 1, 2007 and the related consolidated statements of income, shareholders’ equity, and cash flows for the thirteen and twenty-six week periods ended July 1, 2007, were not reviewed or audited by us, and accordingly, we do not express an opinion or any form of assurance on them.

/s/    KPMG LLP

Seattle, Washington

August 9, 2007, except as to note 20,

    which is as of September 24, 2007

C-F-8

Part I Financial information

Item 1. Financial statements (unaudited)

Domtar Corporation

Consolidated financial statements

Consolidated statements of income

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Sales	1,620	809	2,671	1,638

Operating expenses
Cost of sales, excluding depreciation and amortization	1,317	711	2,172	1,418
Depreciation and amortization	131	76	209	152
Selling, general and administrative	103	43	150	87
Impairment of goodwill (Note 10)	—	—	—	749

	1,551	830	2,531	2,406

Operating income (loss)	69	(21)	140	(768)
Interest expense	47	—	58	—

Income (loss) before income taxes	22	(21)	82	(768)
Income tax expense (recovery) (Note 7)	11	(9)	22	(9)

Net income (loss)	11	(12)	60	(759)

Per common share (in dollars) (Note 5)
Net income (loss)
Basic	0.02	(0.04)	0.14	(2.67)
Diluted	0.02	(0.04)	0.14	(2.67)
Weighted average number of common shares outstanding (millions)
Basic	515.2	284.1	431.7	284.1
Diluted	516.3	284.1	432.3	284.1

The accompanying notes are an integral part of the consolidated financial statements.

C-F-9

Domtar Corporation

Consolidated financial statements

Consolidated balance sheets

	As at
	July 1 2007	December 31 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$

Assets
Current assets
Cash and cash equivalents	80	1
Receivables, less allowances of $9 and $2 (Note 8)	528	340
Inventories (Note 9)	1,004	520
Prepaid expenses	27	6
Income and other taxes receivable	9	—
Deferred income taxes	61	22

Total current assets	1,709	889
Property, plant and equipment, at cost	9,751	6,696
Accumulated depreciation	(3,857)	(3,631)

Net property, plant and equipment	5,894	3,065
Goodwill (Note 10)	134	14
Intangible assets, net of amortization	29	—
Other assets (Note 11)	123	30

Total assets	7,889	3,998

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	74	—
Trade and other payables	708	250
Income and other taxes payable	37	6
Long-term debt due within one year (Note 13)	19	12

Total current liabilities	838	268
Long-term debt (Note 13)	2,425	32
Deferred income taxes	1,093	758
Other liabilities and deferred credits (Note 14)	439	25
Commitments and contingencies (Note 16)
Shareholders’ equity
Business Unit equity	—	2,852
Common stock (Note 15)	5	—
Exchangeable shares (Note 15)	362	—
Additional paid-in capital	2,478	—
Retained earnings	37	—
Accumulated other comprehensive income	212	63

Total shareholders’ equity	3,094	2,915

Total liabilities and shareholders’ equity	7,889	3,998

The accompanying notes are an integral part of the consolidated financial statements.

C-F-10

Domtar Corporation

Consolidated financial statements

Consolidated statement of shareholders’ equity

	Issued and outstanding common and exchangeable stock (millions of shares)	Common stock, at par	Exchangeable shares	Business unit equity	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity

	(Unaudited)
(In millions of US dollars, unless otherwise noted)		$	$	$	$	$	$	$

Balance as at December 31, 2006	—	—	—	2,852	—	—	63	2,915
Contribution of Weyerhaeuser fine paper business to Domtar Corporation	284.1	3	—	—	—	—	—	3
Net income to March 6, 2007	—	—	—	23	—	—	—	23
Distribution to Weyerhaeuser Co prior to March 7, 2007	—	—	—	(1,431)		—	—	(1,431)
Acquisition of Domtar Inc.	230.9	2	500	—	1,032	—	—	1,534
Post closing adjustments (Note 1)	—	—	—	(138)	—	—	5	(133)
Transfer of business unit equity	—	—	—	(1,306)	1,306	—	—	—
Conversion of exchangeable shares	—	—	(138)	—	138	—	—	—
Issuance of common shares	0.2	—	—	—	2	—	—	2
Net income from March 7 to July 1, 2007 (Note 1)	—	—	—	—	—	37	—	37
Foreign currency translation adjustments	—	—	—	—	—	—	140	140
Losses and prior service cost related to pension and postretirement benefit plans	—	—	—	—	—	—	4	4

Balance as at July 1, 2007	515.2	5	362	—	2,478	37	212	3,094

Comprehensive income

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Net income (loss)	11	(12)	60	(759)
Other comprehensive income (loss)
Foreign currency translation adjustments	136	11	140	26
Losses and prior service cost related to pension and postretirement benefit plans	4	—	4	—
Net change in cash flow fair value adjustments, net of tax	—	(4)	—	(13)

Comprehensive income (loss)	151	(5)	204	(746)

The accompanying notes are an integral part of the consolidated financial statements.

C-F-11

Domtar Corporation

Consolidated financial statements

Consolidated statements of cash flows

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Operating activities
Net income (loss)	11	(12)	60	(759)
Adjustments to reconcile income to cash flows from operating activities
Depreciation and amortization	131	76	209	152
Deferred income taxes	(4)	2	(15)	2
Impairment of goodwill	—	—	—	749
Other	—	—	1	—
Changes in assets and liabilities, net of effects of acquisition
Receivables	39	20	(56)	(1)
Inventories	9	44	17	63
Prepaid expenses	(2)	(3)	(7)	(7)
Trade and other payables	(1)	(12)	45	(17)
Income and other taxes	9	—	31	—
Other assets and other liabilities	(3)	(4)	(5)	—

Cash flows provided from operating activities	189	111	280	182

Investing activities
Additions to property, plant and equipment	(32)	(20)	(46)	(41)
Proceeds from disposals of property, plant and equipment	22	—	22	—
Business acquisitions—cash acquired	—	—	573	—
Other	(4)	—	(4)	—

Cash flows provided from (used for) investing activities	(14)	(20)	545	(41)

Financing activities
Change in bank indebtedness	(23)	—	(3)	—
Repayment of revolving bank credit	(90)	—	—	—
Issuance of short-term debt	—	—	1,350	—
Issuance of long-term debt	—	—	800	—
Repayment of short-term debt	—	—	(1,350)	—
Repayment of long-term debt	(81)	(2)	(81)	(3)
Debt issue costs	—	—	(24)	—
Distribution to Weyerhaeuser prior to March 7, 2007	—	(88)	(1,431)	(137)
Other	(4)	—	(5)	—

Cash flows used for financing activities	(198)	(90)	(744)	(140)

Net increase (decrease) in cash and cash equivalents	(23)	1	81	1
Translation adjustments related to cash and cash equivalents	(7)	—	(2)	—
Cash and cash equivalents at beginning of period	110	1	1	1

Cash and cash equivalents at end of period	80	2	80	2

Supplemental cash flow information
Net cash payments for:
Interest	43	—	43	—
Income taxes	18	—	21	—

The accompanying notes are an integral part of the consolidated financial statements.

C-F-12

Domtar Corporation

Notes to consolidated financial statements

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 1. Summary of significant accounting policies

Background

Domtar Corporation (“the Company”) was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business (the “Business Unit”) and consummating the combination of the Business Unit with Domtar Inc. (the “Transaction”). The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company (“Weyerhaeuser”) prior to the completion of the Transaction.

On August 22, 2006, Weyerhaeuser and certain wholly owned subsidiaries entered into an agreement with Domtar Inc. providing for:

•	A series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly owned by the Company (the “Contribution”);

•	The distribution of shares of the Company to Weyerhaeuser shareholders (the “Distribution”); and

•	The combination of Domtar Inc., treated as a purchase for accounting purposes, with the Company.

The Transaction was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Transaction, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corporation as of the date of consummation of the Transaction as the “Successor”.

Domtar Inc. is an integrated manufacturer of uncoated free sheet with pulp, paper and converting facilities in Canada and the United States. Domtar’s paper business is its most important segment. In addition to its paper business, Domtar manufactures and markets lumber and wood-based value-added products and engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by Domtar and by other manufacturers.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of paper, pulp, and forest products, including softwood lumber.

Although Weyerhaeuser Company does not have a continuing proprietary interest in Domtar Corporation, the Company entered into several agreements with Weyerhaeuser Company and/or certain of its subsidiaries in connection with the Transaction, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable the Company to continue to operate the Business Unit efficiently following the completion of the Transaction.

C-F-13

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Basis of presentation

The Contribution constituted a transfer of net assets between entities under common control, and as a result, the Company reports the accounts of the Business Unit at their historical cost or carry over basis as of the date of the Contribution. The agreements giving effect to the spin-off of the Weyerhaeuser Fine Paper Business, provide for various post-closing transaction adjustments and the resolution of outstanding matters, which are expected to be addressed by the parties during 2007. The post-closing adjustments made were as follows: $41 million increase in long term liabilities and decrease in Business Unit Equity related to the recognition of post-retirement benefit obligations that were assumed as part of the Transaction but were not reflected in the historical carve out financial statements of the Weyerhaeuser Fine Paper Business; assumed $48 million increase in deferred tax liabilities and decrease in Business Unit Equity related to the contribution of Canadian assets with a tax basis that was different Post-Transaction than was assumed in the carve out financial statements; $44 million decrease in property plant and equipment related to differences in the carve out basis of shared assets versus the basis of assets actually transferred in the transaction. Certain balance sheet matters remain under discussion with Weyerhaeuser. Resolution of these discussions may lead to an adjustment to Business Unit Equity or results of operations.

The combination of Domtar Inc. with the Company constituted, for accounting purposes, the acquisition of Domtar Inc. by Domtar Corporation and, as a result, the Company reports the results of Domtar Inc. starting on March 7, 2007.

For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the surviving entity following the Transaction and, as a result, the Company is required to present historical financial statements as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. Because the Company was a shell company with no operations and substantially no assets, the “Predecessor” financial statements are those of the Business Unit. Accordingly, the results reported for the twenty-six weeks ended June 25, 2006 include only the results of operations of the Predecessor for the entire period and the results reported for the twenty-six weeks ended July 1, 2007 include the results of operations of the Predecessor for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to July 1, 2007.

The accompanying unaudited interim consolidated financials statements of the Company, prepared in accordance with the applicable rules of the Securities and Exchange Commission, contain all adjustments necessary to present fairly Domtar Corporation’s financial position as at July 1, 2007 and as at December 31, 2006 as well as its results of operations and its cash flows for the thirteen and twenty-six week periods ended July 1, 2007 and June 25, 2006. While management believes that the disclosures presented are adequate, these unaudited interim consolidated financial statements and notes do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for annual financial statements. Additional information is contained in the Predecessor annual combined financial statements and notes, filed on Form 8-K/A on June 22, 2007.

C-F-14

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

To conform with the basis of presentation adopted in the current period, certain figures previously reported have been reclassified. For purposes of comparability between periods as well as ease of readability, the Predecessor financial statements included herein have been renamed to conform to the conventions used for the July 1, 2007 interim financial statements including the reference to “consolidated financial statements”.

Predecessor financial statements for periods prior to March 7, 2007

The combined financial statements of the Business Unit have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Other than the audited carve out financial statements for the periods of 2003 through 2006, separate financial statements historically have not been prepared for the Business Unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from Weyerhaeuser directly related to the operations of the Business Unit, including an apportionment of certain centralized general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Canadian pension plans related solely to the Business Unit which are directly included in the combined statements of operations.

Management believes the methodology applied for the allocation of these costs is reasonable. Except for an immaterial amount of interest on capital leases and debt that was assumed by the Company, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets and liabilities were common assets and liabilities shared with Weyerhaeuser facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodology used for the asset and liability allocations is reasonable.

Significant differences in the funding and operation of the Business Unit may have existed if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on its financial position and results of operations.

C-F-15

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Use of estimates

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

Translation of foreign currencies

Self-sustaining foreign operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into U.S. dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated other comprehensive income” account under “Shareholders’ equity.”

Variable interest entities

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar Corporation consolidates the VIE if Domtar Corporation is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses. As a result, Domtar Corporation consolidates the operations of Wapawekka Lumber LP (“Wapawekka”). Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada.

Revenue recognition

Domtar Corporation recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

C-F-16

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Shipping and handling costs

The Company classifies shipping and handling costs as a component of cost of sales in the consolidated statement of income.

Income taxes

Domtar Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled.

The Company recognizes interest and penalties related to income tax matters in “Income tax expense.”

Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

Receivables

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings under “Interest expense” in the period when the sale occurs.

Inventories

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. The balance of domestic raw material inventories, all materials and supplies inventories and all foreign inventories are costed at either the first-in, first-out (“FIFO”) or average cost methods.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation including asset impairment write-downs. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, amortization is

C-F-17

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The depreciation expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No depreciation is recorded on assets under construction.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

Other assets

Other assets are recorded at cost. Direct financing costs related to the issuance of long-term debt are deferred and amortized using the effective interest rate method.

Environmental costs

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar Corporation incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

C-F-18

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Asset retirement obligations

Asset retirement obligations are recognized, at fair value, in the period in which Domtar Corporation incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

Stock-based compensation and other stock-based payments

Domtar Corporation uses the fair value based approach of accounting for stock-based payments to directors and employees and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to additional paid-in capital.

Stock-based compensation expense is recognized over the vesting period of the options. The contributed surplus component of the stock-based compensation is transferred to common shares upon the issuance of shares of common stock.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common stock acquired by the Company under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common stock acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

Derivative instruments

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar Corporation in the management of its foreign currency, price risk on certain purchases and sales and interest rate exposures.

Derivatives designated for hedge accounting

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments.

C-F-19

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in fair value of the hedged item attributable to the hedged risk is also recorded in the consolidated statement of income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item. Hedges of net investments in self-sustaining operations are treated in a manner similar to cash flow hedges. Any hedge ineffectiveness is recorded in the consolidated statement of income.

Derivatives not designated for hedge accounting

In conjunction with the Transaction, the various financial instruments of Domtar Inc. were recorded at fair value and, as such, did not meet the requirements for hedge accounting. As a result, Domtar Corporation accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses.

Pensions

Domtar Corporation’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar Corporation recognizes the overfunded or underfunded status of defined benefit pension as an asset or liability in its statement of financial position. The net periodic benefit cost includes the following:

•	The cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	The interest cost of pension obligations,

•

The expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	Gains or losses on settlements and curtailments,

•	The straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

The amortization of cumulative net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

C-F-20

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Other employee future benefit plans

Domtar Corporation recognizes the overfunded or underfunded status of other post-retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position. These benefits, which are funded by Domtar Corporation as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar Corporation amortizes the cumulative net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

Investment tax credits

Investment tax credits are recognized in earnings as a reduction of income tax expenses when Domtar Corporation has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Guarantees

A guarantee is a contract or an indemnification agreement that contingently requires Domtar Corporation to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party. Guarantees are accounted for at fair value.

Note 2. Accounting changes

Accounting for planned major maintenance

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. On January 1, 2007 the Company adopted retroactively with retrospective adjustment of prior periods the direct expensing method. The Company previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

Uncertainty in income taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions

C-F-21

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Fair value option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. The Company is currently evaluating the effect that FAS 159 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair value measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Company is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Note 3. Business combination

As discussed in Note 1, on March 7, 2007, Domtar Corporation completed the Transaction to combine the Weyerhaeuser Fine Paper Business with Domtar Inc. Under the Transaction, Domtar Corporation issued 155,947,307 common stock and 75,004,303 exchangeable shares to acquire Domtar Inc. Domtar Inc. is an integrated manufacturer of uncoated freesheet in North America with four pulp and paper mills in Canada and five in the United States. This Transaction was considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corporation and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corporation common stock issued plus acquisition costs directly related to the Transaction. Since no quoted market price existed for the shares of the Company’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date on which the terms of the Transaction were agreed to and announced. The fair value of Domtar Inc. common shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common

C-F-22

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value is based on the same periods.

The following table summarizes the components of the total purchase price (in millions of dollars):

(Unaudited)
$

231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	1,534

Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on the Company’s preliminary estimates of their fair value, which are based on information currently available. The Company is in the process of completing its valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans.

The Company has refined its preliminary purchase price allocation in the second quarter of 2007 to reflect, amongst other things, the impact of the restructuring measures described in Note 12 and to refine the fair values of the assets acquired and the liabilities assumed of its wood business. The Company has assumed an agreement in principle to sell substantially all of its Wood business as described in Note 19. As a result, the fair value allocated to inventories was decreased by $7 million, the fair value of property, plant and equipment was increased by $80 million, the fair value of trade and other payables was increased by $18 million, the fair value of other liabilities and deferred credits was increased by $5 million and the fair value of deferred income tax liability—non current was increased by $13 million. This resulted in a $37 million decrease in goodwill.

C-F-23

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The table below illustrates the preliminary purchase price allocation, as adjusted:

(Unaudited)
(In millions of US dollars)	$

Fair value of net assets acquired at the date of acquisition
Cash and cash equivalents	573
Receivables	166
Inventories	495
Prepaid expenses	12
Income and other taxes receivable	7
Deferred income taxes—current	18
Property, plant and equipment	2,822
Intangible assets	29
Deferred income tax assets—non-current	107
Goodwill	106
Other assets	60

Total assets	4,395

Less: Liabilities
Bank indebtedness	67
Trade and other payables	388
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income tax liability—non-current	363
Other liabilities and deferred credits	311
Minority interests	28

Total liabilities	2,833

Fair value of net assets acquired at the date of acquisition	1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $19 million for favorable natural gas contracts. The customer relationships have estimated useful life of 5 years and the natural gas contracts will be amortized over a period of 3 years.

C-F-24

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The following unaudited pro forma information for the thirteen weeks ended July 1, 2007, the twenty six weeks ended July 1, 2007, the thirteen weeks ended June 25, 2006 and the twenty six weeks ended June 25, 2006 presents a summary of consolidated results of operations of the Company as if the combination had occurred at the beginning of the respective fiscal periods. These pro forma results have been prepared for comparative purpose only.

	Thirteen weeks ended		Twenty-six weeks ended
	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
(In millions of US dollars, unless otherwise noted)	$	$	$	$

Sales	1,620	1,679	3,244	3,387
Operating expenses, excluding depreciation and amortization	1,421	1,559	2,865	3,893
Depreciation and amortization	133	122	248	243

Operating income (loss) from continuing operations	66	(2)	131	(749)
Income (loss) from continuing operations before income taxes	19	(52)	42	(842)
Net income (loss) from continuing operations applicable to common stock	8	(36)	27	(808)

Basic income (loss) per share	0.02	(0.07)	0.05	(1.57)

Diluted income (loss) per share	0.02	(0.07)	0.05	(1.57)

Basic weighted average number of common shares outstanding (millions)	515.1	515.1	515.1	515.1
Diluted weighted average number of common shares outstanding (millions)	515.1	515.1	515.1	515.1

The above includes a charge of $749 million for the impairment of goodwill in the first quarter of 2006, not deductible for tax. The above also includes a charge of $29 million for transaction related costs of Domtar Inc. incurred in the first quarter of 2007.

C-F-25

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 4. Stock-based compensation

Changes in the number of options outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)

	Unaudited
		$		$

Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	4,869,502	7.33
Granted	615,900	10.64
Exercised	(247,157)	8.04
Cancelled	(28,829)	8.04

Outstanding as at July 1, 2007	5,209,416	7.68	5.3	16

Options exercisable as at July 1, 2007	2,072,201	8.84	3.8	6

2007 Omnibus stock incentive plan

Under the Omnibus Stock Incentive Plan (the “Omnibus Plan”), the Company may award to executives and other key employees non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance conditioned restricted stock units, performance shares, deferred share units and other stock-based awards. A total of 20,000,000 common shares are reserved for issuance in connection with awards granted under the Omnibus Plan. Unless otherwise determined at the time of the grant, time-based awards vest in approximately equal installments over four years beginning on the first anniversary of the grant date and performance-based awards vest based on achievement of pre-determined performance goals over performance periods of three years. Awards may be subject to both performance and time-based vesting. The Company may accelerate the vesting of an award at any time.

The exercise price of options and stock appreciation rights is equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant.

During the second quarter of 2007, the Company granted awards under the Omnibus Plan as follows:

Performance conditioned restricted stock units (“PCRSUS”)

On June 27, 2007, the Company granted 1,381,100 PCRSUs, having a weighted average grant date fair value of $10.44 and a weighted average remaining contractual life of approximately 2 years as of July 1, 2007. Each PCRSU is equivalent in value to one common share and is subject to service, performance and market conditions. The PCSRUs time-vest over the period beginning on the grant date and ending on December 31, 2009.

C-F-26

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

As of July 1, 2007, none of the performance and market conditions were met.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense relating to PCSRUs recognized in the Company’s results of operations was not significant. Compensation cost related to nonvested PCRSUs not yet recognized amounted to approximately $14 million as of July 1, 2007 and will be recognized over the remaining service period.

Restricted stock units (“RSUs”)

On June 27, 2007, the Company granted 818,250 RSUs having a weighted average grant date fair value of $10.64 and a weighted average remaining contractual life of approximately 2 years as of July 1, 2007. The Company will deliver one share of common stock in settlement of each outstanding RSU that has vested in January of the fiscal year following the employee’s termination of employment (see discussion below). The RSUs cliff vest up to February 28, 2010 and are subject to service conditions.

For the thirteen and twenty-six weeks ended July 1, 2007, compensation expense relating to RSUs recognized in the Company’s results of operations was not significant. Compensation cost related to nonvested RSUs not yet recognized amounted to approximately $9 million as of July 1, 2007 and will be recognized over the remaining service period.

Non-qualified stock options

On June 27, 2007, the Company granted 615,900 stock options, having a weighted average exercise price of $10.64 and grant date fair value of $2.88. The weighted average remaining contractual life is approximately 2 years as of July 1, 2007. The stock options are exercisable if certain market conditions are met in addition to a service period. The stock options vest equally over a period of 3 years from the date of grant except for the June 27, 2007 grant which vests equally on February 28, 2008, 2009 and 2010.

The fair value of the stock options granted was estimated at the date of grant using an option pricing model that incorporated the market conditions as well as the following weighted average assumptions:

(Unaudited)

Dividend yield	0.00%
Expected volatlity	30.00%
Risk-free interest rate	5.05%
Expected life	4 years

For the thirteen and twenty-six weeks ended July 1, 2007, the total compensation expense recognized in the Company’s results of operations was not significant in connection with the non-qualified stock option plans. Compensation cost not yet recognized related to nonvested stock options amounted to approximately $2 million as of July 1, 2007 and will be recognized over the remaining service period.

C-F-27

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Termination of employment

Upon a termination due to death, time-based awards vest in full and performance-based awards vest at target levels, and options and stock appreciation rights remain exercisable for one year. Upon a termination due to disability, time-based awards vest in full and performance-based awards continue to vest in accordance with the original vesting schedule, and options and stock appreciation rights remain exercisable for one year. Upon retirement, a pro rated portion of time-based awards vest and a pro rated portion of performance-based awards continue to vest based on actual performance during the applicable performance period, and all awards remain outstanding for 5 years. Upon a termination for cause or a voluntary termination by a plan participant, all awards, including vested but unexercised awards, are forfeited without payment. Upon an involuntary termination for any reason other than cause, vested awards remain outstanding for 90 days and unvested awards are forfeited.

Change in control

Upon a change in control, unless otherwise determined by the Company, a participant’s awards will be replaced with awards of the acquiring company having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever is greater.

If replacement awards are not available, unless the Company determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be cancelled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Company’s Board of Directors may also accelerate the vesting of any or all awards upon a change in control.

Clawback for financial reporting misconduct

If a participant in the Omnibus Plan knowingly engages in financial reporting misconduct or such misconduct results from the participant’s gross negligence, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued as well as any awards that vested based on the misleading financial statements will be disgorged to the Company.

Replacement plans for awards to former employees of Weyerhaeuser

Prior to the consummation of the Transaction, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding

C-F-28

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards. The Company has adopted three plans to provide for the grant of the Company’s equity awards in exchange for the prior plan awards. These three plans mirror the three Weyerhaeuser plans under which the prior plan awards were initially granted.

Awards were made under these plans in connection with the consummation of the Transaction only to those employees who elected to exchange their prior Weyerhaeuser plan awards for the Company’s equity awards.

On March 7, 2007, 220,798 common shares were acquired and are held in trust in exchange for the former Weyerhaeuser Restricted Stock Units (RSUs).

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity plans is not significant. No new awards have been or will be made under any of the replacement equity plans.

Replacement of Domtar Inc. equity awards

Options granted to Domtar Inc. employees, whether vested or unvested, were exchanged on the same terms and conditions for options to purchase a number of shares of common stock of Domtar Corporation equal to the number of Domtar Inc.’s common shares or a number of shares of Domtar Corporation common stock that would provide the equivalent value to the Domtar Inc. common shares determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

Each outstanding award of restricted Domtar Inc. common shares was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. restricted share awards, for awards of restricted shares of the Company’s common shares. On March 7, 2007, 654,935 common shares were acquired and were held in trust in exchange for the former Domtar Inc. restricted awards.

Each outstanding grant of deferred share units (DSUs) with respect to Domtar Inc. common shares were exchanged on a one-for-one basis, on the same terms and conditions as applied to the Domtar Inc. deferred share units, for deferred share units with respect to shares of the Company’s common stock. On March 7, 2007, 351,718 DSUs and 45,815 DSUs were issued to outside directors and executives, respectively, in exchange for Domtar Inc. DSUs. During the second quarter, 131,573 DSUs were exercised (including 24,686 DSUs settled in cash) by the outside directors. As at July 1, 2007, 220,145 DSUs are outstanding for the outside directors and 45,815 for the executives.

For the thirteen and twenty-six weeks ended July 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of these equity plans.

C-F-29

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Changes in the number of Stock Appreciation Rights (SARs) of the Company outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)

	Unaudited
		$		$

Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	195,395	6.58

Outstanding as at July 1, 2007	195,395	6.58	8.0	1

SARs exercisable as at July 1, 2007	14,644	6.27	7.3	—

Fair value

The fair value of each replacement stock option and SAR award was estimated on the date of grant which under the circumstances is being considered the date of the replacement of awards, using a Black-Scholes based option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatility was based on implied volatilities from traded options on the Company’s stock or similar companies, historical volatility of the Company’s stock or similar companies, and other factors. The Company used historical data of Weyerhaeuser and Domtar Inc. to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option was based on the United States Treasury yield curve for the former Weyerhaeuser stock options and SARs and on zero coupon Canada government bonds for the former Domtar Inc. stock options over a period matching the expected term in effect at the time of grant.

(Unaudited)

Risk-free interest rate	4.0% to 5.0%
Annual dividends per shares (in dollars)	—
Expected life	6.1
Volatility	35.0%
Estimated realization percentage of performance-based options	56.2%
Weighted average fair value of options granted during the period (in dollars per option)	$3.27

C-F-30

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 5. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	Thirteen weeks ended		Twenty-six weeks ended
	July 1	June 25	July 1	June 25
	2007	2006	2007	2006

	(Unaudited)
	$	$	$	$

Net earnings (loss)	11	(12)	60	(759)
Weighted average number of common and exchangeable shares outstanding (millions)	515.2	284.1	431.7	284.1
Effect of dilutive securities (millions)	1.1	—	0.6	—

Weighted average number of diluted common and exchangeable shares outstanding (millions)	516.3	284.1	432.3	284.1

Basic net income (loss) per share (in dollars)	0.02	(0.04)	0.14	(2.67)
Diluted net income (loss) per share (in dollars)	0.02	(0.04)	0.14	(2.67)

The following table includes the potential maximum awards of certain performance-based awards that were not included in the computation of diluted income per share for 2007 due to performance targets not being satisfied at the end of the period:

	July 1 2007	June 25 2006

	(Unaudited)

Performance-based awards	3,738,479	—

The calculation of earnings per common share for the thirteen weeks ended July 1, 2007 is based on the weighted-average number of Domtar Corporation common stock outstanding during the period. The calculation for diluted earnings per common share for the thirteen weeks ended July 1, 2007 recognizes the effect of all potential dilutive common stock that were outstanding immediately after the Contribution on March 5, 2007.

Prior to the Transaction, Domtar Corporation did not have publicly traded common stock or stock options outstanding. The weighted average number of common stock of Domtar Corporation outstanding for the thirteen weeks and the twenty-six weeks ended July 1, 2007 assumes that all such common stock outstanding immediately after the Contribution but before the acquisition of Domtar Inc. were outstanding since January 1, 2007. The effect of dilutive securities for the thirteen weeks and the twenty-six weeks ended July 1, 2007 assumes that stock options of Domtar Corporation were outstanding immediately after the Contribution on March 5, 2007.

The weighted average number of shares of Domtar Corporation common stock outstanding for the thirteen weeks and the twenty-six weeks ended June 25, 2006 assumes that all such common

C-F-31

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

stock outstanding immediately after the contribution of the Business Unit but before the acquisition of Domtar Inc. were outstanding since December 26, 2005. The effect of dilutive securities for the twenty-six weeks ended June 25, 2006 assumes that stock options of Domtar Corporation were outstanding immediately after the Contribution on March 5, 2007.

Note 6. Pension plans and other employee future benefit plans

Defined contribution plans

As part of the acquisition of Domtar Inc., the Company now has several additional defined contribution, multi-employer and 401(k) plans. The incremental pension expense under these new plans is $2.4 million and $3.9 million for the thirteen and twenty-six weeks ended July 1, 2007, in addition to the expense of $0.8 million ($0.7 million in the first quarter) for the existing plan.

Defined benefit plans and other employee future benefit plans

As part of the acquisition of Domtar Inc., the Company now has several additional defined benefit pension plans covering substantially all employees. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The Company also provides post-retirement and post-employment plans to eligible Canadian and US employees; both plans are unfunded and include life insurance programs, medical and dental benefits and short-term and long-term disability programs. As at March 7, 2007, the funded status acquired by the Company was a net liability of $152 million for the pension plans and $74 million for other employee future benefit plans. Post-retirement benefits were accounted for in the Predecessor financial statements using a multi-employer approach. As a result, an additional net liability of $41 million was recorded on March 7, 2007. Pension liabilities, other than the ones related to the four Canadian pension plans, were retained by Weyerhaeuser.

	Thirteen weeks ended July 1 2007		Twenty-six weeks ended July 1 2007

	Pension plans	Other employee future benefit plans	Pension plans	Other employee future benefit plans

	(Unaudited)
Components of Net Periodic Benefit Cost	$	$	$	$

Service cost for the period	12	1	17	2
Interest expense	21	2	30	3
Expected return on plan assets	(24)	—	(37)	—
Amortization of prior year service costs	—	—	1	—

Cost arising during the period	9	3	11	5

The Company contributed $37 million and $43 million for the thirteen and twenty-six weeks ended July 1, 2007 to the pension plans. The Company also contributed $1 million and $2 million

C-F-32

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

for the thirteen and twenty-six weeks ended July 1, 2007 to the other employee future benefit plans. In conjunction with a partial wind-up declared in 2006 related to the pension plans of Domtar Inc, an estimated amount of $218 million of plan assets and liabilities is expected to be settled from the pension funds in 2007. The Company will be required to make an augmented contribution to the plan in that year in the amount of approximately $39 million. This amount will not have an impact on the expense of the period.

Note 7. Income taxes

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” The adoption of FIN 48 had no significant impact on the consolidated financial statements of the Company.

As at July 1, 2007, the Company had unrecognized tax benefits of $31 million. If recognized, these tax benefits would impact the effective tax rate or the goodwill. The Company does not expect a significant change to the amount of unrecognized tax benefits over the next 12 months.

The Company and its subsidiaries file U.S. federal income tax returns as well as returns in various state and foreign jurisdictions. As at July 1, 2007, the Company’s subsidiaries may be subject to U.S. and Canadian federal income tax examinations for the tax years 2002 through 2006, with years prior to 2003 being closed from a cash tax liability standpoint in the U.S. In addition, the Company’s subsidiaries are undergoing tax audits in various state and foreign jurisdictions for the years 2000 to 2006. The Company does not anticipate that adjustments stemming from these audits would result in a significant change to the results of its operations, financial condition or liquidity.

During the second quarter, the Company reversed $2 million of interest expense related to uncertain tax positions following the receipt by Domtar Inc. of a notice of assessment from a Canadian tax authority. The reversal was applied against goodwill since the assessment was related to a tax year prior the acquisition of Domtar Inc. by Domtar Corporation.

During the second quarter, the Company has provided current income taxes under APB No. 23, “Accounting for Income Taxes—Special Areas,” (“APB23”) for the presumed repatriation to the United States of earnings from all non-U.S. subsidiaries and unconsolidated affiliates. As such, the Company has recorded an amount of $4 million for U.S withholding taxes payable on future distributions from the U.S subsidiaries to the ultimate parent company.

Tax attributes

As a result of the Transaction, the Company has inherited federal net operating loss carry forwards and scientific research and experimental development expenditures not previously deducted of approximately of $1,147 million ($603 million in Canada and $544 million in the U.S).

C-F-33

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

First quarter adjustments

The first quarter 2007 income tax expense included an out-of-period adjustment which decreased the expense by approximately $6 million. This out-of-period adjustment is the result of an omission to account for a change in Canadian federal tax rates which occurred in the second quarter of 2006. The Company’s management has concluded, through a quantitative and qualitative analysis, that this adjustment is not material to the first quarter of 2007 or to the prior periods affected and, therefore, financial information for 2006 has not been restated.

Tax sharing agreement

In conjunction with the Transaction, the Company signed a Tax Sharing Agreement that governs both Weyerhaeuser and the Company’s rights and obligations after the Transaction with respect to taxes for both pre and post-Distribution periods in regards to ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of shares of the Company to Weyerhaeuser shareholders. The Company will generally be required to indemnify Weyerhaeuser and Weyerhaeuser shareholders against any tax resulting from the Distribution if that tax results from an act or omission to act by the Company after the Distribution. If Weyerhaeuser, however, should recognize a gain on the Distribution for reasons not related to an act or omission to act by the Company after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by the Company under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment of the Distribution to Weyerhaeuser, the following actions will be subject to restrictions for a two-year period following the date of the Distribution:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

Note 8. Receivables

Receivables securitization

In conjunction with the Transaction, the Company retained Domtar Inc.’s receivable securitization program. The Company uses securitization of its receivables as a source of financing by reducing its working capital requirements. The Company’s securitization program consists of the sale of receivables, or the sale of a senior beneficial interest in them, to a special purpose trust managed

C-F-34

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

by a financial institution for multiple sellers of receivables. The agreement governing the Company receivables securitization program normally allows the daily sale of new receivables to replace those that have been collected. The agreement also limits the cash that can be received from the sale of the senior beneficial interest. The subordinated interest retained by the Company is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

The Company retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by the Company for this service approximate the fair value of the services rendered.

Accounts receivable program

The Company has a three-year agreement maturing in 2010, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is US$190 million.

As at July 1, 2007, the senior beneficial interest in receivables held by third parties amounted to $130 million.

Note 9. Inventories

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Work in process and finished goods	601	335
Raw materials and operating and maintenance supplies	403	185

Balance at end of period	1,004	520

Note 10. Goodwill

The carrying value of goodwill and changes in the carrying value are as follows:

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Beginning of period	14	763
Impairment of goodwill	—	(749)
Business acquisition (Note 3)	120	—

End of period	134	14

C-F-35

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In April 2006, Weyerhaeuser announced that it was considering alternatives for the Business Unit that ranged from continuing to hold and operate the assets to a possible sale or other disposition. In connection with the announcement, Weyerhaeuser received information that indicated that the carrying value of certain business units of the Company exceeded the fair value. Based on an evaluation of the assets and liabilities of the Company, it was concluded that the implied value of the Company’s goodwill relating to the paper reportable segment, excluding the Pulp business unit, was zero. As a result of the above, a charge of $749 million was recorded in the first quarter of 2006.

The goodwill impairment was not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit had been recognized for the goodwill impairment charge.

Note 11. Other assets

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Pension asset—defined benefit pension plans	54	16
Unamortized debt issue costs	22	—
Deferred income tax assets	28	—
Investments and advances	11	—
Other	8	14

	123	30

Note 12. Closure and restructuring costs

On July 31, 2007, Domtar Corporation announced that it will permanently close two paper machines, one at its Woodland, Maine paper mill and another at its Port Edwards, Wisconsin paper mill as well as its Gatineau, Quebec paper mill and its converting center in Ottawa, Ontario. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring cost provision identified below relates to operations and activities of Domtar Inc., which was acquired by Domtar Corporation on March 7, 2007, and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the acquisition date and were treated as part of the purchase price allocation in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These closures also impacted the fair value of certain property, plant and equipment as part of the Domtar Inc. purchase price allocation as described in Note 3.

At July 1, 2007, the closure and restructuring cost provision related to the above plan was $20 million, related entirely to the Papers segment.

C-F-36

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

The following table provides the components of closure and restructuring cost provisions:

	As at
	July 1 2007	June 25 2006

	(Unaudited)
	$	$

Labor costs	13	8
Environmental liabilities	5	1
Contract termination costs	2	3

Balance, end of period	20	12

Further costs related to the above closures expected to be incurred over 2007 and 2008 include $1 million for training, relocation and outplacement costs. These costs will be expensed as incurred.

Closure and restructuring costs are based on management’s best estimates as at July 1, 2007. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further write-downs may be required in future periods.

Note 13. Long-term debt

	Maturity	Nominal Amount	Currency	July 1 2007	December 31 2006

				(Unaudited)
				$	$

Unsecured debentures and notes
10% Debentures	2011	82	CDN	86	—
7.875% Notes	2011	600	US	634	—
5.375% Notes	2013	350	US	321	—
7.125% Notes	2015	400	US	398	—
9.5% Notes	2016	125	US	139	—
10.85% Debentures	2017	75	CDN	86	—
Secured term loan facility	2014		US	720	—
Capital lease obligations	2007 – 2028			48	39
Other				12	5

				2,444	44
Less: Due within one year				19	12

Balance at end of period				2,425	32

C-F-37

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

	Long-term debt	Capital leases

	(Unaudited)
	$	$

2008	13	10
2009	8	9
2010	10	9
2011	8	6
2012	686	4
Thereafter	1,630	27

	2,355	65
Less: Amounts representing interest	—	(17)

Total payments, excluding the fair value increment of $41 million	2,355	48

Unsecured debentures and notes

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Company undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

Bank facility

On March 7, 2007, the Company entered into a new credit agreement, which consists of a seven-year senior secured Term loan B facility of $800 million and a five-year senior secured $750 million revolving secured loan facility. Borrowings by the Company and Domtar Paper Company LLC (the U.S. borrowers) under the senior revolving credit facility will make available in U.S. dollars and borrowings by Domtar Inc. under the senior revolving credit facility will be made available in U.S. dollars and/or Canadian dollars and limited to $150 million (or the Canadian equivalent thereof). Upon the closing of the Transactions, the Company borrowed $800 million under the Term loan B facility and $60 million under the revolving loan facility. The borrowing proceeds from the new credit facility, combined with cash on hand that was advanced from Domtar Inc., served mainly to repay a temporary borrowing of $1.35 billion incurred by the Company as part of the Transaction. The Term loan B facility amortizes in nominal quarterly installments (not exceeding one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the Term loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at prime rates in US dollars, and in Canadian dollars (for borrowings by Domtar Inc.), plus a margin of 0.25% to 1.25%. Domtar Inc. can also issue bankers’ acceptances denominated

C-F-38

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

in Canadian dollars, which are discounted at bankers’ acceptance rates in Canada, and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on the Company’s consolidated leverage ratio.

As at July 1, 2007, there was no drawing under the revolving credit facility and no borrowings outstanding in the form of overdraft. In addition, as at July 1, 2007, the Company had outstanding letters of credit pursuant to this bank credit for an amount of $49 million. The Company also has other outstanding letters of credit for an amount of $2 million.

The credit agreement contains a number of restrictive covenants. In particular, the Company’s secured revolving facilities require compliance with a consolidated cash interest coverage ratio and a consolidated leverage ratio on a quarterly basis. The credit agreement contains customary events of default provided the non-compliance with the consolidated cash interest coverage ratios or consolidated leverage ratio will not constitute an event of default under the Term loan B facility unless it has not been waived by the revolving credit lenders within a period of 45 days after the notice.

The Company’s U.S. subsidiaries, subject to agreed exceptions, serve as guarantors of the obligations of the U.S. borrowers under the senior secured credit facilities. The Company and its subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both the Company and Domtar Inc., in respect of the senior secured credit facilities, are secured by equity interests in the Company’s subsidiaries, subject to agreed exceptions, and are secured by the Company’s U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity interests in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc., other than its U.S. subsidiaries.

Certain debt agreements require the Company to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at July 1, 2007, no provisions have been recorded in the consolidated financial statements.

C-F-39

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Note 14. Other liabilities and deferred credits

	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Liability—other employee future benefit plans	122	—
Pension liability—defined benefit pension plans	177	—
Provision for environment and other asset retirement obligations (Note 16)	77	20
Minority interest	24	—
Worker’s compensation	6	—
Other	33	5

	439	25

Note 15. Shareholders’ equity

The authorized stated capital consists of the following:

Preferred shares

Twenty million preferred shares, par value $0.01 per share. The Board of Directors of the Company will determine the voting powers (if any) of the shares, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares at the time of issuance.

Common stock

On August 22, 2006, the Company was authorized to issue 1,000 shares of common stock par value, $0.01 per share. On March 7, 2007, the certificate of incorporation of the Company was amended to authorize the issuance of two billion shares of common stock, par value $0.01 per share. Holders of the Company’s common stock are entitled to one vote per share.

Special voting stock

One share of special voting stock, par value $0.01 per share. The share of special voting stock is held by Computershare Trust Company of Canada (“the Trustee”) for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc. in accordance with the voting and exchange trust agreement. The trustee holder of the share of special voting stock is entitled to vote on each matter which stockholders generally are entitled to vote, and the trustee holder of the share of special voting stock will be entitled to cast on each such matter a number of votes equal to the number of outstanding exchangeable shares of Domtar (Canada) Paper Inc. for which the trustee holder has received voting instructions. The trustee holder will not be entitled to receive dividends or distributions in its capacity as holder or owner thereof.

C-F-40

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Shareholder rights plan

Subsequent to the Transaction, the Company entered into a rights agreement under which the shares of the Company’s common stock will include certain attached rights associated with a significant change in beneficial ownership of the Company. Under the rights agreement, one right is attached to each share of the Company’s common stock outstanding, but is not detachable until a distribution triggering event.

Under the rights agreement, the rights will detach from the shares of the Company’s common stock upon the earlier to occur of (a) a person, together with its affiliates and associates acquired beneficial ownership of 10% or more of the outstanding shares of the Company’s common stock; or (b) an acquirer commencing or announcing its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership of such acquirer of 10% or more of the outstanding shares of the Company’s common stock.

No cash dividend has been declared on these shares since the beginning of 2007. The changes in the number of outstanding common stock and their aggregate stated value from January 1, 2007 to July 1, 2007, were as follows:

	July 1 2007
	Number of shares

	(Unaudited)	$

Common stock
Balance at beginning of the period	1,000	—
Shares issued
Business Unit (Note 1)	284,067,852	3
Domtar Inc. (Note 1)	155,947,307	2
Stock option	247,157	—
DSU conversion	106,887	—
Conversion of Exchangeable Shares	20,726,969	—

Balance at the end of the period	461,097,172	5

On March 7, 2007, upon the consummation of the Transaction as described in Note 1, the Company issued one share of special voting stock to the Trustee, which is held in Trust for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc.

C-F-41

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Exchangeable shares

Upon the consummation of the Transaction as described in Note 1, Domtar Inc. shareholders could either receive common stock of the Company or shares of Domtar (Canada) Paper Inc. that are exchangeable for common stock of the Company. As such, a total of 54,277,334 common stock remains reserved for future issuance for the exchangeable shares of Domtar (Canada) Paper Inc. outstanding as at July 1, 2007. The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially economic equivalent to shares of the Company’s common stock. The rights, privileges, restrictions and conditions attaching to the exchangeable shares include the following:

•	The exchangeable shares are exchangeable at any time, at the option of the holder on a one-for-one basis for shares of common stock of the Company;

•

In the event the Company declares a dividend on its common stock, the holders of exchangeable shares are entitled to receive from Domtar (Canada) Paper Inc. the same dividend, or an economically equivalent dividend, on their exchangeable shares;

•

The holders of the exchangeable shares of Domtar (Canada) Paper Inc. are not entitled to receive notice of or to attend any meeting of the shareholders of Domtar (Canada) Paper Inc. or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions;

•

The exchangeable shares of Domtar (Canada) Paper Inc. may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors of Domtar (Canada) Paper Inc., which date cannot be prior to July 31, 2023 (or earlier upon the occurrence of certain specified events) in exchange for one share of Company common stock for each exchangeable share presented and surrendered by the holder thereof, together with all declared but unpaid dividends on each exchangeable share.

The holders of exchangeable shares of Domtar (Canada) Paper Inc. are entitled to instruct the Trustee to vote the special voting stock as described above.

Note 16. Commitments and contingencies

Environment

The Company is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

During the first quarter of 2006, the Company closed its pulp and paper mill in Prince Albert, Saskatchewan and its Big River sawmill in Saskatchewan due to poor market conditions. The Company has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

C-F-42

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

For the thirteen and twenty-six weeks ended July 1, 2007, the Company’s operating expenses for environmental matters amounted to $26 million and $38 million, respectively.

The Company made capital expenditures for environmental matters of $4 million and $5 million, respectively, in the thirteen and twenty-six weeks ended July 1, 2007 (2006 – $1 million and $1 million, respectively), for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, the Company cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

The Company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Company. The Company continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While the Company believes that it has determined the costs for environmental matters likely to be incurred based on known information, the Company’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the Minnesota Pollution Control Agency (“MPCA”) issued a Request for Response Action (“RFRA”) to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at July 1, 2007, the Company had a provision of $82 million for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

C-F-43

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

In addition, the pulp and paper industry in the United States is subject to Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. The Company complies with all present regulations and anticipates spending approximately $3 million over the next year to meet such requirements.

Contingencies

In the normal course of operations, the Company becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at July 1, 2007, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on the Company’s financial position, earnings or cash flows.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Quebec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Quebec, Canada. The claim seeks estimated compensatory damages in the amount of $47 million (CAN$50 million) plus estimated exemplary damages in the amount of $1 million to $4 million (CAN$1 million to CAN$5 million). Domtar is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. These class actions have been settled in principle for an insignificant amount and are subject to Court approval. The amount had been previously provided for in prior period.

E.B. Eddy acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $113 million (CAN$120 million), an amount which is gradually declining over a 25-year period. As at March 7, 2007, the maximum amount of the purchase price adjustment was $103 million (CAN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $103 million (CAN$110 million) as a result of the consummation of the Transaction. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $103 million

C-F-44

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

(CAN$110 million) as well as additional compensatory damages. The Company does not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in the defense of such claims, and if the Company is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the liquidity, results of operations and financial condition.

Guarantees

Indemnifications

In the normal course of business, the Company offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at July 1, 2007, the Company is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Note 17. Related party

Prior to the Transaction, the Weyerhaeuser Fine Papers Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. For the thirteen and twenty-six weeks ended June 25, 2006, the Business Unit purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $44 million and $90 million, respectively, and sold pulp, paper and lumber for an amount of $59 million and $92 million, respectively.

Note 18. Segmented disclosures

Following the Transaction, the Company operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Company’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by the Company and by other manufacturers. These products include business and printing papers and certain industrial products.

C-F-45

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Company evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

	Thirteen weeks ended		Twenty-six weeks ended

Segmented Data	July 1 2007	June 25 2006	July 1 2007	June 25 2006

	(Unaudited)
	$	$	$	$

Sales
Papers	1,365	774	2,320	1,545
Paper Merchants	226	—	302	—
Wood	90	48	137	137

Total for reportable segments	1,681	822	2,759	1,682
Intersegment sales – Papers	(50)	—	(74)	—
Intersegment sales – Paper Merchants	(1)	—	(1)	—
Intersegment sales – Wood	(10)	(13)	(13)	(44)

Consolidated sales	1,620	809	2,671	1,638

Depreciation and amortization and impairment loss
Papers	125	74	197	148
Paper Merchants	—	—	1	—
Wood	6	2	11	4

Total for reportable segments	131	76	209	152
Impairment loss – Papers	—	—	—	749

Consolidated depreciation and amortization and impairment loss	131	76	209	901

Operating income (loss)
Papers	92	(16)	163	(764)
Paper Merchants	2	—	6	—
Wood	(20)	(5)	(24)	(4)
Corporate	(5)	—	(5)	—

Consolidated operating income (loss)	69	(21)	140	(768)
Interest expense	47	—	58	—

Income (loss) before income taxes	22	(21)	82	(768)
Income tax expense	11	(9)	22	(9)

Net income (loss)	11	(12)	60	(759)

C-F-46

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Segmented Assets	July 1 2007	December 31 2006

	(Unaudited)
	$	$

Papers	7,062	3,933
Paper Merchants	104	—
Wood	405	65

Total for reportable segments	7,571	3,998
Corporate	318	—

Consolidated assets	7,889	3,998

Note 19. Sale of forest products business

On June 22, 2007, Domtar announced an agreement in principle to sell substantially all of its Wood business to the newly created Conifex Inc. for approximately $268 million including an estimated $47 million of working capital. The operations being sold consist of substantially all of the Company’s Wood business, except for its sawmills in Saskatchewan and some forestlands. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. The sale is expected to close before the end of the year.

Domtar has accepted, in principle, to extend its support by investing in Conifex Inc. an amount equal to the lesser of $35 million or a 19.9% participation, subject to the conclusion of a definitive agreement to its satisfaction.

Domtar will provide Conifex Inc. with transition services after the close, including information technology, human resources management and finance, for a period of 6 to 12 months following the consummation of the transaction.

At July 1, 2007, the assets and liabilities of the forest products business are accounted for as held and used in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, due to uncertainty surrounding the closing of the transaction, mainly related to obtaining government approval and financing. The Company does not expect to recognize a gain or loss from the sale upon closing.

Note 20. Condensed consolidating financial information

The following information is presented as required under Rule 3.10 of Regulation S-X, in connection with the Company anticipated issuance of debt securities in exchange for outstanding debt securities of Domtar Inc., a wholly-owned subsidiary of the Company. Pursuant to this exchange transaction, the securities that will be issued (the “Guaranteed Debt”) will be fully and unconditionally guaranteed by Domtar Paper Company, LLC, a wholly-owned subsidiary of the Company (“Guarantor Subsidiary”) and the successor to the Weyerhaeuser Fine Paper Business U.S. Operations. The Guaranteed Debt will not be guaranteed by the Guarantor Subsidiary’s own wholly-owned subsidiaries; namely Domtar Delaware Investments Inc., Domtar Delaware

C-F-47

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Holdings LLC and Domtar Delaware Holdings Inc. (and subsidiaries including Domtar Inc.) (collectively the “Non-Guarantor Subsidiaries” and the successor to the Weyerhaeuser Fine Paper Business Canadian Operations).

The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at July 1, 2007 and December 31, 2006 and the statements of income and cash flows for the thirteen and twenty-six weeks ended July 1, 2007 and June 25, 2006 for Domtar Corporation (the “Parent Company”), and for the Guarantor Subsidiary and, on a combined basis, the Non-Guarantor Subsidiaries. The supplemental condensed consolidating financial information reflects, for 2007 fiscal periods, the investments of the Parent Company in the Guarantor Subsidiary as well the investments of the Guarantor Subsidiary in the Non-Guarantor Subsidiaries, in both cases using the equity method. The Parent Company’s purchase price allocation adjustments, including applicable intangible assets, arising from the business acquisition in note 3 have been pushed to the applicable subsidiary columns.

Condensed consolidating statement of income for the thirteen weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Sales	—	551	1,111	(42)	1,620
Operating expenses
Cost of sales, excluding depreciation and amortization	—	386	973	(42)	1,317
Depreciation and amortization	—	62	69	—	131
Selling, general and administrative	3	35	65		103

	3	483	1,107	(42)	1,551

Operating income (loss)	(3)	68	4	—	69
Interest expense	16	2	29	—	47

Income (loss) before income taxes	(19)	66	(25)	—	22
Income tax expense (recovery)	(7)	22	(4)	—	11
Share in earnings of equity accounted investees	23	(21)	—	(2)	—

Net income (loss)	11	23	(21)	(2)	11

C-F-48

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of income for the twenty-six weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Sales	—	1,094	1,677	(100)	2,671

Operating expenses
Cost of sales, excluding depreciation and amortization	—	797	1,475	(100)	2,172
Depreciation and amortization	—	114	95	—	209
Selling, general and administrative	3	70	77		150

	3	981	1,647	(100)	2,531

Operating income (loss)	(3)	113	30	—	140
Interest expense	21	2	35	—	58

Income (loss) before income taxes	(24)	111	(5)	—	82
Income tax expense (recovery)	(9)	35	(4)	—	22
Share in earnings of equity accounted investees	75	(1)	—	(74)	—

Net income (loss)	60	75	(1)	(74)	60

Condensed consolidating statement of income for the thirteen weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$
Sales	639	238	(68)	809

Operating expenses
Cost of sales, excluding depreciation and amortization	531	247	(67)	711
Depreciation and amortization	57	19	—	76
Selling, general and administrative	37	6	—	43

	625	272	(67)	830

Operating income (loss)	14	(34)	(1)	(21)

Income (loss) before income taxes	14	(34)	(1)	(21)
Income tax recovery	(9)	—	—	(9)

Net income (loss)	23	(34)	(1)	(12)

C-F-49

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of income for the twenty-six weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Sales	1,285	530	(177)	1,638

Operating expenses
Cost of sales, excluding depreciation and amortization	1,072	520	(174)	1,418
Depreciation and amortization	113	39	—	152
Selling, general and administrative	77	10	—	87
Impairment of goodwill	749	—	—	749

	2,011	569	(174)	2,406

Operating loss	(726)	(39)	(3)	(768)

Loss before income taxes	(726)	(39)	(3)	(768)
Income tax recovery	(9)	—	—	(9)

Net income (loss)	(717)	(39)	(3)	(759)

C-F-50

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating balance sheet as at July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$
Assets

Current assets:
Cash and cash equivalents	31	12	37	—	80
Receivables	—	339	189	—	528
Inventories	—	413	591	—	1,004
Prepaid expenses	3	1	23	—	27
Income and other taxes receivable	27	—	(18)	—	9
Intercompany accounts	—	182	219	(401)	—
Deferred income taxes	—	16	45	—	61

Total current assets	61	963	1,086	(401)	1,709
Property, plant and equipment	—	4,184	5,567	—	9,751
Accumulated depreciation	—	(2,030)	(1,827)	—	(3,857)

Net property, plant and equipment	—	2,154	3,740	—	5,894
Goodwill	—	12	122	—	134
Intangibles assets	22	—	7	—	29
Investments in affiliates	3,348	1,050	—	(4,398)	—
Intercompany advances	—	—	1,111	(1,111)	—
Other assets	—	—	123	—	123

Total assets	3,431	4,179	6,189	(5,910)	7,889

Liabilities and Shareholders’ equity

Current liabilities:
Bank indebtedness	—	28	46	—	74
Trade and other payables	12	201	495	—	708
Intercompany accounts	179	40	182	(401)	—
Income and other taxes payable	—	33	4	—	37
Long-term debt due within one year	8	6	5	—	19

Total current liabilities	199	308	732	(401)	838
Long-term debt	712	32	1,681	—	2,425
Intercompany long-term loans	—	1,111	—	(1,111)	—
Deferred income taxes	—	762	331	—	1,093
Other liabilities and deferred credits	2	57	380	—	439
Shareholders’ equity	2,518	1,909	3,065	(4,398)	3,094

Total liabilities and shareholders’ equity	3,431	4,179	6,189	(5,910)	7,889

C-F-51

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating balance sheet as at December 31, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$
Assets

Current assets:
Cash and cash equivalents	—	1	—	1
Receivables	300	40	—	340
Inventories	428	102	(10)	520
Prepaid expenses	3	3	—	6
Deferred income taxes	21	1	—	22

Total current assets	752	147	(10)	889
Property, plant and equipment	4,233	2,463	—	6,696
Accumulated depreciation	(1,916)	(1,715)	—	(3,631)

Net property, plant and equipment	2,317	748	—	3,065
Goodwill	11	3	—	14
Other assets	—	30	—	30

Total assets	3,080	928	(10)	3,998

Liabilities and Shareholders’ equity

Current liabilities:
Trade and other payables	191	59	—	250
Income and other taxes payable	—	6	—	6
Long-term debt due within one year	6	6	—	12

Total current liabilities	197	71	—	268
Long-term debt	32	—	—	32
Deferred income taxes	698	60	—	758
Other liabilities and deferred credits	13	12	—	25
Shareholders’ equity	2,140	785	(10)	2,915

Total liabilities and shareholders’ equity	3,080	928	(10)	3,998

C-F-52

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the thirteen weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$

Operating activities
Net income (loss)	11	23	(21)	(2)	11
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	141	(18)	53	2	178

Cash flows provided from operating activities	152	5	32	—	189

Investing activities
Additions to property, plant and equipment	—	(12)	(20)	—	(32)
Proceeds from disposals of property, plant and equipment	—	—	22	—	22
Other	—	—	(4)	—	(4)

Cash flows used for investing activities	—	(12)	(2)	—	(14)

Financing activities
Change in bank indebtedness	—	—	(23)	—	(23)
Repayment of revolving bank credit	(90)	—	—	—	(90)
Repayment of long-term debt	(80)	—	(1)	—	(81)
Other	—	—	(4)	—	(4)

Cash flows used for financing activities	(170)	—	(28)	—	(198)

Net increase (decrease) in cash and cash equivalents	(18)	(7)	2	—	(23)
Translation adjustments related to cash and cash equivalents	—	—	(7)	—	(7)
Cash and cash equivalents at beginning of period	49	19	42	—	110

Cash and cash equivalents at end of period	31	12	37	—	80

C-F-53

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the twenty-six weeks ended July 1, 2007

(Unaudited)	Parent	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$	$

Operating activities
Net income (loss)	60	75	(1)	(74)	60
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	43	78	25	74	220

Cash flows provided from (used for) operating activities	103	153	24	—	280

Investing activities
Additions to property, plant and equipment	—	(14)	(32)	—	(46)
Proceeds from disposals of property, plant and equipment	—	—	22	—	22
Business acquisitions—cash acquired	—	—	573	—	573
Increase in long-term advances to related parties	—	(663)	(508)	—	(1,171)
Decrease in long-term advances to related parties	663	508	—	—	1,171
Other	—	—	(4)	—	(4)

Cash flows provided from investing activities	663	(169)	51	—	545

Financing activities
Change in bank indebtedness	—	28	(31)	—	(3)
Issuance of short-term debt	1,350	—	—	—	1,350
Issuance of long-term debt	800	—	—	—	800
Repayment of short-term debt	(1,350)	—	—	—	(1,350)
Repayment of long-term debt	(80)	—	(1)	—	(81)
Debt issue costs	(24)	—	—	—	(24)
Distribution to (or contribution from) Weyerhaeuser prior to March 7, 2007	(1,431)	—	—	—	(1,431)
Other	—	—	(5)	—	(5)

Cash flows provided from (used for) financing activities	(735)	28	(37)		(744)

Net increase in cash and cash equivalents	31	12	38	—	81
Translation adjustments related to cash and cash equivalents	—	—	(2)	—	(2)
Cash and cash equivalents at beginning of period	—	—	1	—	1

Cash and cash equivalents at end of period	31	12	37	—	80

C-F-54

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the thirteen weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Operating activities
Net income (loss)	23	(34)	(1)	(12)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	89	33	1	123

Cash flows provided from (used for) operating activities	112	(1)	—	111

Investing activities

Investments in affiliates
Additions to property, plant and equipment	(20)	—	—	(20)

Cash flows used for investing activities	(20)	—	—	(20)

Financing activities
Repayment of long-term debt	(2)	—	—	(2)
Distribution to (or contribution from) Weyerhaeuser	(90)	2	—	(88)

Cash flows provided from (used for) financing activities	(92)	2	—	(90)

Net increase in cash and cash equivalents	—	1	—	1
Cash and cash equivalents at beginning of period	—	1	—	1

Cash and cash equivalents at end of period	—	2	—	2

C-F-55

Domtar Corporation

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of US dollars, unless otherwise noted)

Condensed consolidating statement of cash flows for the twenty-six weeks ended June 25, 2006

(Unaudited)	Guarantor subsidiary	Non- guarantor subsidiaries	Consolidating adjustments	Consolidated

	$	$	$	$

Operating activities
Net loss	(717)	(39)	(3)	(759)
Changes in operating and intercompany assets and liabilities and non cash items, included in net loss	879	59	3	941

Cash flows provided from operating activities	162	20	—	182

Investing activities

Investments in affiliates
Additions to property, plant and equipment	(34)	(7)	—	(41)

Cash flows used for investing activities	(34)	(7)	—	(41)

Financing activities
Repayment of long-term debt	(3)	—	—	(3)
Distribution to Weyerhaeuser	(125)	(12)	—	(137)

Cash flows used for financing activities	(130)	(10)	—	(140)

Net increase in cash and cash equivalents	—	1	—	1
Cash and cash equivalents at beginning of period	—	1	—	1

Cash and cash equivalents at end of period	—	2	—	2

C-F-56

Report of independent registered public accounting firm

The Board of Directors and Shareholders

Domtar Corporation:

We have audited the accompanying combined balance sheets of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 29, 2007, except as to notes 17 and 20,

    which are as of June 19, 2007, and note 21

    which is as of September 24, 2007.

C-F-57

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined balance sheets (Note 2(a))

(Dollar amounts in millions)

	December 31, 2006	December 25, 2005

Assets

Current assets:
Cash	$ 1	$ 1
Receivables, less allowances of $2 and $2	340	321
Inventories (Note 3)	520	562
Prepaid expenses	6	4
Deferred income taxes (Note 7)	22	20

Total current assets	889	908
Property, plant and equipment, net (Notes 4 and 15)	3,051	3,219
Construction in progress	14	51
Goodwill (Note 5)	14	763
Deferred pension and other assets (Note 12)	30	29

Total assets	$3,998	$4,970

Liabilities and Business Unit Equity

Current liabilities:
Accounts payable and accrued liabilities (Notes 6 and 16)	$ 256	$ 318
Debt and current portion of capital leases (Notes 8 and 15)	12	12

Total current liabilities	268	330
Environmental and landfill reserves (Notes 14 and 15)	20	26
Other liabilities (Note 15)	37	24
Deferred income taxes (Note 7)	758	817

Total liabilities	1,083	1,197

Contingencies and commitments (Note 15)
Business Unit equity (Note 9)	2,915	3,773

Total liabilities and Business Unit equity	$3,998	$4,970

See accompanying notes to combined financial statements.

C-F-58

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of operations (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales (a)	$3,306	$3,267	$3,026

Costs and expenses:
Cost of products sold (b)	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	174	174	192
Charges for restructuring (Note 16)	—	3	17
Charges for closure of facilities (Note 16)	15	534	—
Impairment of goodwill (Note 5)	749	1	—
Refund of countervailing and anti-dumping deposits (Note 19)	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	(556)	(578)	(41)
Income tax expense (benefit) (Note 7)	53	(100)	(24)

Net loss	$ (609)	$ (478)	$ (17)

Per common share (in dollars) (Note 20)
Net loss
Basic	(2.14)	(1.68)	(0.06)
Diluted	(2.14)	(1.68)	(0.06)
Weighted average number of common shares outstanding (millions)
Basic	284.1	284.1	284.1
Diluted	284.1	284.1	284.1

(a)	Includes sales of $91, $132 and $146 to related parties (note 10).
(b)	Includes purchases of $209, $355 and $299 from related parties (note 10).

See accompanying notes to combined financial statements.

C-F-59

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of business unit equity (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Balance, beginning	$3,773	$4,261	$4,316
Net loss	(609)	(478)	(17)

Other comprehensive income (loss):
Foreign currency translation adjustment	19	(50)	38
Additional minimum pension liability adjustment, net of tax expense (benefit) of $4 in 2006, $(4) in 2005 and $1 in 2004	6	(6)	2
Net change in cash flow hedge fair value adjustments, net of tax expense (benefit) of $(11) in 2006, $6 in 2005 and $1 in 2004	(16)	9	2

Comprehensive income (loss)	(600)	(525)	25
Adjustment to initially adopt FASB Statement No. 158 (Notes 2(u) and 12)	(12)	—	—
Net payments to Weyerhaeuser	(287)	(76)	(121)
Net non-cash contributions from Weyerhaeuser	41	113	41

Balance, ending	$2,915	$3,773	$4,261

See accompanying notes to combined financial statements.

C-F-60

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Combined statements of cash flows (Note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Cash provided by (used in):
Operations:
Net loss	$(609)	$(478)	$(17)
Items not involving cash:
Depreciation and amortization	311	357	348
Deferred income taxes, net (Note 7)	(52)	(135)	(48)
Impairment of goodwill (Note 5)	749	1	—
Charges for closures and restructurings (Note 16)	15	537	17
Loss on disposition of assets	4	—	—
Changes in non-cash operating working capital:
Receivables	(19)	(40)	(19)
Inventories	43	(25)	(56)
Prepaid expenses	(2)	(4)	4
Deferred pension and other assets	(1)	(12)	2
Accounts payable and accrued liabilities	(79)	(9)	(13)
Other liabilities	(3)	(2)	(9)

Net cash provided by operating activities	357	190	209
Investments:
Additions to property, plant and equipment	(64)	(113)	(89)
Proceeds from sale of property, plant and equipment	1	4	7

Net cash used in investing activities	(63)	(109)	(82)
Financing:
Net payments to Weyerhaeuser	(287)	(76)	(121)
Debt and capital lease payments	(7)	(6)	(5)

Net cash used in financing activities	(294)	(82)	(126)

Change in cash	—	(1)	1
Cash, beginning	1	2	1

Cash, ending	$ 1	$ 1	$ 2

See accompanying notes to combined financial statements.

C-F-61

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

1. Background and nature of operations:

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries (“WY”) entered into an agreement providing for:

•

a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business (the “Business Unit”) becoming wholly-owned by Domtar Corporation (“Spinco”). As of the date of these combined financial statements, Spinco was a wholly-owned subsidiary of WY;

•	the distribution of shares of Spinco to WY’s shareholders; and

•	the acquisition of Domtar, Inc. (“Domtar”) by Spinco.

The transactions described above were consummated on March 7, 2007.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets of WY. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of forest products, including softwood lumber and pulp and paper products.

The Business Unit’s segments are:

•	Pulp and Fine Paper, which manufactures and sells pulp and coated and uncoated paper to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

•	Softwood Lumber, which manufactures and sells softwood lumber products in North American markets.

•	Other, which includes Forest Management Agreements in Canada and ancillary activities.

These combined financial statements do not reflect any effects of the transaction with Domtar.

2. Significant accounting policies:

(a) Basis of presentation of financial statements:

These combined financial statements include the accounts of WY’s Fine Paper operations, one pulp operation and certain Canadian logging, forest management and sawmill operations. All significant transactions and balances between operations within the Business Unit have been eliminated.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Financial statements historically have not been prepared for the Business Unit. The accompanying

C-F-62

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

combined financial statements have been derived from historical accounting records of WY. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from WY directly related to the operations of the Business Unit, including an apportionment of central general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. WY pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Business Unit Canadian pension plans which are directly included in the combined statements of operations.

Management believes the methodologies applied for the allocation of these costs are reasonable. Except for an immaterial amount of interest on capital leases and debt that will be assumed by Spinco, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with WY facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodologies used for the asset and liability allocations are reasonable.

Significant changes could have occurred in the funding and operation of the Business Unit if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have a significant impact on its financial position and results of operations.

(b) Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates and measurement uncertainty include the allocation of assets and costs as described in notes 2(a), 10, 12 and 13; the determination of net realizable value for receivables and inventory; the depreciation rates for property, plant and equipment; assessment of impairment for property, plant, equipment and goodwill; environmental matters; pension and

C-F-63

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

other postretirement benefit plans; income taxes; and asset retirement obligations. On an ongoing basis, management reviews its estimates based on currently available information. Actual results could differ from those estimates.

(c) Fiscal year end:

The Business Unit’s fiscal year ends on the last Sunday of each calendar year. The Business Unit’s fiscal years in 2005 and 2004 each had 52 weeks. The Business Unit’s fiscal year in 2006 had 53 weeks.

(d) Business unit equity:

Business Unit equity represents WY’s interest in the carrying value of the net assets of the Business Unit. WY uses a centralized approach to cash management and financing of operations. As a result, none of WY’s cash, cash equivalents or direct indebtedness has been allocated to the Business Unit in the combined financial statements. All transactions between the Business Unit and WY, including the allocation of centralized costs, income taxes and cumulative foreign currency translation adjustments flow through the Business Unit equity account.

(e) Trade accounts receivable:

Trade accounts receivable are stated net of allowances for doubtful accounts.

(f) Inventories:

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. LIFO inventories were $284 million and $283 million at December 31, 2006 and December 25, 2005, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories and all foreign inventories is costed at either the first-in, first-out (“FIFO”) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $98 million and $65 million greater at December 31, 2006 and December 25, 2005, respectively.

(g) Property, plant and equipment:

The Business Unit’s property accounts are maintained on an individual basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Property under capital leases are stated at the present value of minimum lease payments and amortized over the shorter of the lease term or estimated useful life of the assets.

C-F-64

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The cost and accumulated depreciation of property sold or retired are removed from the accounts and the gain or loss is included in the combined statements of operations.

(h) Forest management licenses:

The Business Unit holds forest management licenses in two Canadian provinces. The provincial governments grant these licenses for initial periods of 5-20 years, and the licenses are renewable every five years, provided the Business Unit meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies between the two provinces, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the licenses.

(i) Goodwill:

Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations. Goodwill is assessed for impairment annually, or whenever events indicate a potential impairment, using a fair-value-based approach. The annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.

(j) Revenue recognition:

The Business Unit recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured. The timing of revenue recognition is dependent on shipping terms. Substantially all product sales are sold free on board (“FOB”) shipping point and revenue is recognized at the time of shipment except for export sales where revenue is recognized when title transfers at the foreign port. For sales transactions that are designated FOB destination, revenue is recognized when the product is delivered to the customer’s delivery site.

(k) Concentration of credit risk

Net sales to the Business Unit’s two largest customers accounted for approximately 28 percent of total sales in the year ended December 31, 2006 and 27 percent of total sales in each of the years ended December 25, 2005 and December 26, 2004. No other customer accounted for more than 10 percent of net sales for any of these periods.

(l) Shipping and handling costs:

The Business Unit classifies shipping and handling costs as a component of costs of products sold in the combined statements of operations.

C-F-65

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(m) Impairment of long-lived assets:

The Business Unit accounts for long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 requires management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.

(n) Stock-based employee compensation:

Some of the Business Unit’s employees participate in Weyerhaeuser Company’s Long-Term Incentive Compensation Plan (the “Incentive Compensation Plan”) as described in note 11. Through December 25, 2005, WY applied the intrinsic-value method for stock-based compensation to employees prescribed by Accounting Principles Board (“APB”), Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

As described in “accounting pronouncements implemented,” APB Opinion No. 25 was superseded by FASB Statement No. 123 (revised 2004), Share Based Payment, as of the beginning of fiscal 2006. Employee awards issued, modified, repurchased or cancelled after implementation of Statement 123R under share-based payment arrangements are measured at fair value as of the grant dates and the resulting costs are recognized in the combined statements of operations over the service period.

(o) Foreign currency translation:

The local currency is considered the functional currency for the Business Unit’s operations in Canada. Assets and liabilities are translated into U.S. Dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. Dollars at average monthly exchange rates.

(p) Income taxes:

The Business Unit is a business unit of WY and, for purposes of federal, state and provincial taxes, is not subject to separate income taxes, as its results of operations are included in WY’s consolidated tax returns. For purposes of these combined financial statements, the Business Unit’s tax expense (benefit) for federal, state and provincial income taxes has been determined on a separate return basis. All income tax expense (benefit) of the Business Unit is recorded in the combined statements of operations with the offset recorded through the Business Unit equity account or deferred tax accounts.

C-F-66

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q) Pension plans:

The Business Unit participates in WY pension plans covering most of its employees. Both U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

(r) Derivatives:

The Business Unit accounts for its derivatives in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of forecasted natural gas purchases. The Business Unit does not hold or issue financial instruments for speculative or trading purposes. See note 13 for additional information.

(s) Environmental Costs:

Liabilities for loss contingencies, including environmental costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

C-F-67

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(t) Advertising costs:

Advertising costs are charged to expense in the period incurred. Advertising expense was $5 million, $7 million and $6 million for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

(u) Accounting pronouncements implemented:

Consolidation of variable interest entities—WY adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Business Unit consolidated one entity, Wapawekka Lumber LP (“Wapawekka”), as a result of adopting Interpretation 46R. Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada. Wapawekka had net liabilities of $5 million and $3 million at December 31, 2006 and December 25, 2005, respectively. The adoption of FIN 46R did not have a material effect on the Business Unit’s financial position, results of operations or cash flows.

Accounting for share-based compensation—WY adopted Statement 123R as of the beginning of fiscal year 2006. Statement 123R is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25. Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant dates. The resulting cost is then recognized in the combined statements of operations over the required service period. See note 11.

Accounting for inventory costs—WY adopted FASB Statement No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4, as of the beginning of 2006. Statement 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, Statement 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. Adoption of Statement 151 did not have a material effect on the Business Unit’s financial position or results of operations.

Accounting changes and error corrections—WY adopted FASB Statement No. 154, Accounting Changes and Error Corrections as of the beginning of fiscal year 2006. This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. Statement 154 requires

C-F-68

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

retrospective application to prior periods’ financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not provide specific transition provisions, unless it is impracticable to do so. The statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of Statement 154.

Accounting for defined benefit pension and other post retirement plans—WY adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), in the fourth quarter of 2006. Statement 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position through comprehensive income. Statement 158 does not allow prior balance sheets to be adjusted and also requires an employer to measure the funded status of a plan as of the date of its year-end statement balance sheet. Statement 158 also requires additional disclosures in the notes to financial statements. See Note 12 for additional information including the effects of adopting Statement 158.

Quantifying financial statement misstatements—The Business Unit adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) in the fourth quarter of 2006. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered. The implementation of SAB 108 did not have a material effect on the Business Unit’s combined financial statements.

The adoption of the following recent accounting pronouncements did not have a material effect on the Business Unit’s results of operations or financial condition:

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.

•	FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

(v) Prospective accounting pronouncements:

Fair value measurements—the FASB issued Statement No. 157, Fair Value Measurements, in September 2006. Statement 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Business Unit is currently evaluating the effect that Statement 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of Statement 157 in fiscal 2008.

C-F-69

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Uncertainty in income taxes—The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, in June 2006. Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Business Unit does not believe that Interpretation 48 will have a material effect on its financial position and results of operations when the Interpretation is adopted in the first quarter of 2007.

Accounting for planned major maintenance activities—In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities (“FSP AUG AIR-1”). FSP AUG AIR-1 amends the guidance on accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. The Business Unit applied the “accrue in advance” method of accounting for planned annual maintenance costs in its primary manufacturing mills through 2006. The Business Unit will be required to adopt FSP AUG AIR-1 in the first quarter of fiscal year 2007. The implementation of this standard will not have a material effect on the Business Unit’s combined financial position or annual results of operations. However, in accordance with Statement 154 discussed in “Accounting Pronouncements Implemented” above, the Business Unit will be required to retrospectively apply FSP AUG AIR-1 to its prior period financial statements, which will result in an adjustment to the Business Unit’s 2006 quarterly results of operations in its comparative quarterly combined financial statements for fiscal year 2007. The Business Unit does not expect any adjustment to its future annual results of operations as a result of implementation or retrospective application of FSP AUG AIR-1.

3. Inventories:

	December 31, 2006	December 25, 2005

Logs and chips	$ 15	$ 40
Lumber	2	4
Pulp and paper	333	354
Materials and supplies	170	164

	$520	$562

C-F-70

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

4. Property, plant and equipment:

	Range of Lives	December 31, 2006	December 25, 2005

Land		$ 33	$ 33
Buildings and improvements	10-40	831	823
Machinery and equipment	2-25	5,718	5,646
Other	3	98	48

		6,680	6,550
Less allowance for depreciation and amortization		(3,631)	(3,335)
Allocated property, plant and equipment		2	4

		$ 3,051	$ 3,219

5. Goodwill:

	Pulp and Fine Paper	Softwood Lumber	Total

Balance as of December 26, 2004	$ 765	$ 4	$769
Impairment of goodwill	—	(1)	(1)
Foreign exchange impact on goodwill	(5)	—	(5)

Balance as of December 25, 2005	760	3	763
Impairment of goodwill	(749)	—	(749)

Balance as of December 31, 2006	$ 11	$ 3	$ 14

WY announced in April 2006 that it was considering alternatives for Fine Paper that range from continuing to hold and operate the assets to a possible sale or other disposition. In connection with this announcement, WY received information that indicated that the carrying value of the Fine Paper reporting unit exceeded the fair value of the reporting unit. Based on an evaluation of the value of the assets and liabilities within the reporting unit, WY concluded that the implied value of the Fine Paper reporting unit’s goodwill was zero. Goodwill of the pulp reporting unit, which is part of Pulp and Fine Paper, was not impaired.

The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit has been recognized for the goodwill impairment charge.

C-F-71

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

6. Accounts payable and accrued liabilities:

	December 31, 2006	December 25, 2005

Accounts payable	$118	$151
Payroll — wages and salaries, incentive awards, retirement and vacation pay	74	98
Taxes — Social Security and real and personal property	6	8
Other	58	61

	$256	$318

7. Income taxes:

Operating loss is comprised of the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Domestic earnings (loss)	$(541)	$46	$50
Foreign loss	(15)	(624)	(91)

Operating loss	$(556)	$(578)	$(41)

Provisions for income taxes include the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Federal:
Current	$ 85	$ 27	$ 9
Deferred	(45)	(32)	(8)

State
Current	20	8	4
Deferred	(10)	(8)	(1)

Foreign
Current	—	2	3
Deferred	3	(97)	(31)

Income tax expense (benefit)	$ 53	$(100)	$(24)

C-F-72

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The provisions for income taxes of the Business Unit differs from the amount computed by applying the statutory income tax rate of 35% to operating loss before income taxes due to the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

US federal statutory income tax	$(195)	$(202)	$(14)
State income taxes	7	1	1
Foreign income taxes	(2)	120	4
Tax credits	(12)	(16)	(15)
Goodwill impairment	262	—	—
Tax rate changes and other	(7)	(3)	—

Income tax expense (benefit)	$ 53	$(100)	$(24)

During 2006, the Business Unit recognized a one-time deferred tax benefit of $3 million resulting from a change in the Texas state tax rate. During 2005, the Business Unit recognized one-time deferred tax benefits of $3 million and $1 million resulting from a change in the Ohio state income tax law and a one-time reduction in the British Columbia provincial corporate income tax rate, respectively. The benefits were due to the effect of the lower tax rates on accumulated temporary differences.

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2006	December 25, 2005

Inventories	$ 10	$ 10
Vacation pay	7	8
Environmental and landfill reserves	8	10
Severance and closure reserves	3	13
Asset impairments	144	145
Net operating loss carryforwards	121	109
Other	12	—

Gross deferred tax assets	305	295
Valuation allowance	(109)	(108)

Net deferred tax assets	196	187

Depreciation	(928)	(979)
Pension	(4)	(5)

Total deferred tax liabilities	(932)	(984)

Total net deferred taxes	$(736)	$(797)

C-F-73

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

As of December 31, 2006, the Business Unit had foreign net operating loss carryforwards of $353 million that expire from 2008 to 2026.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

The valuation allowance increased $1 million and $106 million in the years ended December 31, 2006 and December 25, 2005, respectively. The increase is due primarily to reserves established in 2005 for facility closures and an increase in the foreign net operating loss carryforward.

8. Debt:

The Business Unit’s consolidated variable interest entity (“VIE”), Wapawekka, has a demand loan from a bank outstanding in the amount of $4 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%. A letter of undertaking regarding duties recoverable pursuant to a letter of commitment with Weyerhaeuser Company Limited (“WY Ltd.”), a wholly-owned subsidiary of WY, has been pledged as specific security.

Wapawekka also has a demand loan from a bank outstanding in the amount of $1 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%, with interest payable monthly. A $1 million guarantee from Weyerhaeuser Saskatchewan Ltd., a wholly-owned subsidiary of WY Ltd., has been pledged as specific security.

C-F-74

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

9. Cumulative other comprehensive income:

Business Unit equity contains the following items:

	December 31, 2006	December 25, 2005

Foreign currency translation adjustments	$80	$61
Additional minimum pension liability adjustments	—	(6)
Net pension loss not yet recognized in earnings	(7)	—
Prior service cost not yet recognized in earnings	(5)	—
Cash flow hedge fair value adjustments	(5)	11

	$63	$66

10. Related party transactions:

The Business Unit engages in various transactions with WY that are characteristic of a consolidated group under common control. The receipts, disbursements and net cash position of the Business Unit are currently managed by WY through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business Unit flow through Business Unit equity in the accompanying combined financial statements of the Business Unit.

Expenses in the amount of $94 million, $93 million and $109 million of WY were allocated to the Business Unit for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. See notes 2(a) and 12 for nature of costs allocated and the allocation methodologies.

The Business Unit purchased the following from WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pulp and fiber	$164	$322	$283
Corrugated boxes	45	33	16

Total purchases	$209	$355	$299

These purchases were at current market values with the exception of purchases from WY timberlands (which represent 39 percent, 55 percent and 44 percent of purchases) and certain pulp purchases in 2006 and 2005 (which represent 12 percent and 7 percent of purchases) which were at a fully absorbed cost basis. One of the Business Unit’s facilities also purchases energy at cost from WY.

C-F-75

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit sold the following to WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pulp and fiber	$ 2	$ 12	$ 7
Paper	20	33	52
Lumber	69	87	87

Total sales	$91	$132	$146

These sales were at current market values.

11. Stock-based compensation plan:

Some of the Business Unit’s employees participate in the Incentive Compensation Plan. The Incentive Compensation Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units. The exercise prices of stock options and stock appreciation rights granted under the Incentive Compensation Plan is required to be at market price on the date of grant.

WY applied the intrinsic value method for stock-based compensation to employees prescribed by APB Opinion No. 25 through December 25, 2005.

Compensation costs required to be disclosed by Statement 123 would have an immaterial effect on the Business Unit’s results from operations for 2005 and 2004. As disclosed in note 2(n), Statement 123R required WY to measure the fair value as of the grant dates of employee awards issued, modified, repurchased or cancelled after December 25, 2005 and to recognize the resulting cost in the combined statements of operations over the service period. In the year ended December 31, 2006, the Business Unit recognized compensation cost for stock-based compensation of $2 million.

12. Employee benefit plans:

(a) Pension plans and postretirement benefits

The Business Unit participates in several retirement programs for its employees which are sponsored by WY. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (“unqualified”). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). WY also provides benefits under a

C-F-76

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

postretirement health care and life insurance plan to eligible salaried employees in both countries. Benefits provided under the postretirement health care and life insurance plan are currently funded by the general assets of WY. The measurement date for all plans sponsored by WY is the end of the fiscal year.

Other than four Canadian pension plans (“Canadian Plans”) that will be transferred to Domtar at closing, management determined that it was not practical to allocate a portion of WY’s pension assets or to prepare detailed employee benefit plan disclosures for the stand-alone combined financial statements of the Business Unit in a manner that would be consistent with the level of detail provided in WY’s consolidated financial statements. Disclosures related to the Canadian Plans are included in this note.

The defined benefit pension expense (other than the Canadian Plans) relating to certain hourly employees and salaried employees and postretirement benefits expense is based on an allocation method described in note 2(a) and is charged to the Business Unit. The defined benefit pension expense related to the Canadian Plans is charged directly to the Business Unit. The expense (income) recognized for such plans by the Business Unit is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Pension, net—allocated	$ 4	$ 9	$ 6
Pension, net—direct	(5)	—	5
Postretirement benefits	11	9	8

Net charge	$10	$18	$19

The Business Unit adopted the provisions of Statement 158 as of December 31, 2006, which requires that the funded status of pension and other postretirement benefit plans be presented on the balance sheet. No adjustments were made to the combined balance sheet as of December 25, 2005. See note 2(u).

C-F-77

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(b) Canadian plans

The following tables provide a reconciliation of the changes in the Canadian Plans’ benefit obligations and fair value of plan assets over the two year period ended December 31, 2006:

	December 31, 2006	December 25, 2005

Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$310	$253
Service cost	6	5
Interest cost	15	15
Plan participants’ contributions	2	2
Actuarial loss	1	40
Foreign currency exchange rate changes	—	18
Benefits paid	(16)	(12)
Plan amendments	—	10
Curtailments	(1)	(22)
Special termination benefits	1	1

Benefit obligation at end of year	$318	$310

Reconciliation of fair value of plan assets:
Fair value of plan assets as of beginning of year (actual)	$292	$235
Actual return on plan assets	47	37
Foreign currency exchange rate changes	—	16
Employer contributions	8	9
Plan participants’ contributions	2	2
Benefits paid	(16)	(12)

Fair value of plan assets at end of year (estimated)	$333	$287

WY funds its registered pension plans. The expected funding of the Canadian Plans in 2007 is $5 million.

C-F-78

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit estimates the projected benefit payments as of December 31, 2006 under the Canadian Plans over the next ten years will be as follows:

2007	$ 40
2008	14
2009	14
2010	14
2011	14
2012-2016	84

$180

The accumulated benefit obligation for the Canadian Plans was $294 million and $286 million at December 31, 2006 and December 25, 2005, respectively.

The funded status of the Canadian Plans at December 25, 2005 under prior accounting rules is as follows:

December 25, 2005

Funded status	$(23)
Unrecognized prior service cost	10
Unrecognized net loss	37

Prepaid benefit cost	$ 24

Amounts recognized in the combined balance sheet consist of:

December 25, 2005

Prepaid benefit cost	$18
Accrued liability	(3)
Cumulative other comprehensive loss	9

Net amount recognized	$24

The funded status of the Canadian Plans and amounts recognized in the combined balance sheet as of December 31, 2006 under Statement 158 is as follows:

December 31, 2006

Noncurrent assets	$16
Current liabilities	—
Noncurrent liabilities	(1)

Funded status	$15

C-F-79

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Pretax amounts included in cumulative other comprehensive income (loss) at December 31, 2006 were as follows:

December 31, 2006

Net pension loss	$(11)
Prior service cost	(9)

Net amount recognized (pretax)	$(20)

The incremental effect of applying the provisions of Statement 158 on the combined balance sheet as of December 31, 2006 is as follows:

	December 31, 2006
	Before Application of Statement 158	Adjustment	After Application of Statement 158

Assets:
Deferred pension and other assets:
Noncurrent pension asset	$35	$(19)	$16

Liabilities:
Other liabilities	$—	$(1)	$(1)

Business Unit equity:
Cumulative other comprehensive loss (pretax)	$—	$(20)	$(20)
Tax benefit	—	8	8

Cumulative other comprehensive loss (net of tax)	$—	$(12)	$(12)

Estimated amounts that will be amortized from other comprehensive income during 2007 are as follows:

Net loss	$—

Prior service cost	$ 1

C-F-80

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The components of net periodic benefit costs for the Canadian Plans are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Service cost	$ 7	$ 5	$ 6
Interest cost	15	15	14
Expected return on plan assets	(26)	(22)	(18)
Prior service cost recognized	1	2	2
Actuarial loss recognized	—	—	1

	(3)	—	5
(Gain) loss due to closure, sale, plan termination and other	—	(8)	6

	$ (3)	$ (8)	$ 11

Registered Plans The investment strategy of the Canadian pension trust is to concentrate direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. WY has not established target allocations for the direct investment portfolio or the derivatives.

The Canadian registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the Business Unit does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The Business Unit manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.

In all periods presented, the discount rate is based on yields for corporate bonds rated AA or better, by matching cash flows to a spot rate yield curve.

C-F-81

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The assets of the Canadian Plans are held in a master trust that also holds assets of other WY-sponsored plans. The allocation of the net assets held by the Canadian master trust and the U.S. master trust combined are as follows:

	December 31, 2006	December 25, 2005

Private equity and related funds	26.3%	23.6%
Real estate and related funds	3.9	5.2
Common stock and equity index instruments	0.9	1.0
Fixed income	15.5	27.5
Hedge funds	53.4	43.0
Net receivables	0.4	0.1
Accrued liabilities	(0.4)	(0.4)

	100.0%	100.0%

The assumptions used in the measurement of the Canadian Plans’ benefit obligations are as follows:

	December 31, 2006	December 25, 2005

Discount rate	5.15%	5.15%
Rate of compensation increase	3.25%	3.25%

The assumptions used in the measurement of the Canadian Plans’ net pension costs are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005

Discount rate	5.15%	6.00%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.25%	3.50%

The expected return on plan assets assumption reflects WY’s best estimate regarding the long-term expected return on the U.S. portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performances.

(c) Defined contribution plan

The Business Unit participates in various defined contribution plans for salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed

C-F-82

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

to the plans for participating employees were $7 million, $8 million and $7 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

13. Derivatives:

(a) Hedging:

The Business Unit purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of up to 30 percent of forecasted natural gas purchases for periods up to 18 months into the future. WY formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by WY to individual facilities based on projected usage of natural gas. The Business Unit recognizes its allocable share of the gains and losses on WY’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Business Unit’s participation in the WY hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Net gain recognized in cost of products sold	$ —	$12	$1
Unrealized gains (losses) not yet recognized in the combined statements of operations at the end of the period	$ (9)	$18	$3

(b) Other:

The Business Unit is a party to purchase and sale contracts for commodities that meet the definition of a derivative. However, the arrangements are accounted for as normal purchases and normal sales, not derivatives, beginning in the fourth quarter of 2004 because the Business Unit expects to take delivery on the purchase contracts and to ship product on the sales contracts. Losses recognized in the Business Unit’s combined statements of operations for the contracts were $3 million in the year ended December 26, 2004.

14. Asset retirement obligations:

The Business Unit’s asset retirement obligations principally include landfill capping obligations and asbestos removal obligations. The Business Unit has estimated the net present value of its

C-F-83

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

asset retirement obligations to be $16 million and $17 million at December 31, 2006 and December 25, 2005, respectively. The majority of the asset retirement obligations are estimated to be settled by 2030. However, some settlement scenarios call for obligations to be settled as late as 2048. There were no significant changes in the asset retirement obligations for the periods presented.

The Business Unit has not recognized a liability under Interpretation 47 for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value cannot be reasonably estimated because the settlement dates are unknown.

15. Legal proceedings, commitments and contingencies:

(a) Legal proceedings

The Business Unit is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Business Unit’s long-term results of operations, cash flows or financial position.

(b) Environmental matters

During the first quarter of 2006 the Business Unit closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. Spinco has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Business Unit is a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Business Unit that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Business Unit. As of December 31, 2006, the Business Unit has established reserves totaling $4 million for estimated remediation costs on the three active sites across its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning

C-F-84

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Business Unit believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Business Unit among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the Business Unit has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

(c) Purchase obligations

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Business Unit and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Business Unit can cancel without penalty. As of December 31, 2006, the Business Unit’s commitments under non-cancelable purchase obligations were $32 million in 2007 and $6 million thereafter.

(d) Commitments

The Business Unit leases various equipment, warehouse space and office space under operating leases. The equipment leases cover light duty vehicles, forklifts and office equipment. The Business Unit recognized rent expense of approximately $16 million, $20 million and $18 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. The Business Unit also leases certain equipment under capital leases. During 2006, the Business Unit entered into new capital leases of $17 million.

C-F-85

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit’s future commitments under operating and capital leases as of December 31, 2006 are as follows:

	Capital Leases	Operating Leases	Total

2007	$ 9	$4	$13
2008	8	2	10
2009	8	1	9
2010	5	—	5
2011	3	—	3
Thereafter	12	1	13

	45	$8	$53

Less amounts representing interest	6

Present value of minimum lease payments	39
Less current portion of capital lease obligations	7

Long-term portion of capital lease obligations	$32

Equipment under capital leases are as follows:

	Range of Lives	December 31, 2006	December 25, 2005

Equipment under capital lease	3–11	$ 67	$ 47
Accumulated depreciation		(30)	(22)

		$ 37	$ 25

16. Charges for restructuring and closure of facilities:

(a) Restructuring charges:

As WY has acquired businesses and consolidated them into existing operations, WY has incurred charges associated with the transition and integration of those activities. Certain of those charges were incurred by the Business Unit. The charges reflected in the following table are primarily associated with WY’s 2002 acquisition of Willamette Industries, Inc., which included Fine Paper facilities and restructuring activities at the Dryden, Ontario and Prince Albert, Saskatchewan facilities:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Severance and outplacement costs	$ —	$2	$10
Pension curtailment	—	1	6
Professional services	—	—	1

	$ —	$3	$17

C-F-86

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

As of December 25, 2005, the Business Unit’s accrued liabilities included approximately $5 million of severance accruals related to integration and restructuring charges.

(b) Closures of facilities:

Facilities that do not represent a long-term strategic fit for the Business Unit, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions and increasing productivity at many of the Business Unit’s operating facilities have provided the Business Unit with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.

Closure charges recognized in 2005 include costs related to the closure of a pulp and paper facility and a fine paper machine. Additionally, the Business Unit recognized impairment charges for Wapawekka and a sawmill as they sell chips and hog fuel to the closed pulp and paper facility and do not have an alternate market for such residuals.

The Business Unit does not expect to incur any additional material charges related to these closures. Charges for closure of facilities include:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Asset impairments	$—	$499	$ —
Termination benefits	—	43	—
Other closure costs	19	—	—
(Gain) loss on curtailment of pension benefits	2	(8)	—
Reversals of closure charges recorded in prior periods	(6)	—	—

	$15	$534	$ —

Changes in accrued termination benefits related to facility closures during the years ended December 31, 2006 and December 25, 2005 were as follows:

	December 31, 2006	December 25, 2005

Accrued severance—beginning balance	$43	$—
Costs incurred and charged to expense	—	43
Payments	(24)	—
Other adjustments	(5)	—

Accrued severance—ending balance	$14	$43

C-F-87

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

17. Business segments:

Following the Transaction, the Business Unit operates in the two reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Business Unit’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Business Unit evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

An analysis and reconciliation of the Business Unit’s business segment information to the respective information in the combined financial statements is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales to and revenues from customers external to the Business Unit:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

	3,306	3,267	3,026

Intersegment sales:
Papers	—	2	1
Wood	71	143	126

	71	145	127

Total sales and revenues	3,377	3,412	3,153
Inter segment eliminations	(71)	(145)	(127)

	$3,306	$3,267	$3,026

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

C-F-88

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Depreciation and amortization:
Papers	$302	$341	$335
Wood	9	16	13

	$311	$357	$348

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Charges for restructuring, closure of facilities and goodwill impairment:
Papers	$765	$461	$16
Wood	(1)	77	1

	$764	$538	$17

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Capital expenditures:
Papers	$64	$108	$84
Wood	—	5	5

	$64	$113	$89

	December 31, 2006	December 25, 2005

Total assets:
Papers	$3,933	$4,883
Wood	65	87

	$3,998	$4,970

18. Geographical areas:

The Business Unit attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer.

Export sales from the United States consist principally of pulp. Long-lived assets consist of goodwill and property and equipment used in the generation of revenues in the different geographical areas.

C-F-89

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Selected information related to the Business Unit’s operations by geographical area is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Sales to and revenues from customers external to the Business Unit:
United States	$2,791	$2,663	$2,737
Canada	515	559	288
Other foreign countries	—	45	1

	$3,306	$3,267	$3,026

	December 31, 2006	December 25, 2005

Long-lived assets:
United States	$2,324	$3,164
Canada	755	869

	$3,079	$4,033

19. Countervailing and antidumping duties:

The U.S. and Canada reached a final settlement in 2006 to a long-standing trade dispute over Canadian exports of softwood lumber into the U.S. Under the settlement agreement, a Canadian export tax was instituted that replaced countervailing and antidumping duties imposed by the U.S., and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. The Business Unit received its refund of countervailing and antidumping duties of $65 million and recognized the refund as other income in the fourth quarter of 2006.

20. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted loss per share:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004

Net loss applicable to common shares	$ (609)	$ (478)	$ (17)
Weighted average number of common shares outstanding (millions)	284.1	284.1	284.1
Effect of dilutive securities (millions)	—	—	—

Weighted average number of diluted common shares outstanding (millions)	284.1	284.1	284.1

Basic net loss per share (in dollars)	$ (2.14)	$ (1.68)	$ (0.06)
Diluted net loss per share (in dollars)	(2.14)	(1.68)	(0.06)

C-F-90

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Prior to the Transaction, Weyerhaeuser Fine Paper Business did not have common stock or stock options outstanding. The weighted average number of common shares outstanding for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 assumes that all common stock outstanding immediately after the Contribution of the Business Unit were outstanding for the entire prior years. The effect of dilutive securities for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 was not considered in prior years as the impact would be antidilutive.

21. Condensed combining financial information.

The following information is presented as required under Rule 3.10 of Regulation S-X, in connection with Domtar Corporation anticipated issuance of debt securities in exchange for outstanding debt securities of Domtar Inc., a wholly-owned subsidiary of Domtar Corporation. Pursuant to this exchange transaction, the securities that will be issued (the “Guaranteed Debt”) will be fully and unconditionally guaranteed by Domtar Paper Company, LLC, a wholly-owned subsidiary of Domtar Corporation (“Guarantor Subsidiary”) and the successor to the Weyerhaeuser Fine Paper Business U.S. Operations. The Guaranteed Debt will not be guaranteed by the Guarantor Subsidiary’s own wholly-owned subsidiaries; namely Domtar Delaware Investments Inc., Domtar Delaware Holdings LLC and Domtar Delaware Holdings Inc. (and subsidiaries including Domtar Inc.), (collectively the “Non-Guarantor Subsidiaries” and the successor to the Weyerhaeuser Fine Paper Business Canadian Operations).

The following supplemental condensed combining financial information sets forth, on an uncombined basis, the balance sheets as at December 31, 2006 and December 25, 2005 and the statements of operations and cash flows for the fiscal years ended December 31, 2006, December 25, 2005 and December 26, 2004 for the Weyerhaeuser Fine Paper Business U.S. Operations, the Weyerhaeuser Fine Paper Business Canadian Operations, and, on a combined basis, the Weyerhaeuser Fine Paper Business.

C-F-91

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining balance sheet as at December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Assets
Current assets:
Cash	—	1	—	1
Receivables	300	40	—	340
Inventories	428	102	(10)	520
Prepaid expenses	3	3	—	6
Deferred income taxes	21	1	—	22

Total current assets	752	147	(10)	889
Property, plant and equipment, net	2,306	745	—	3,051
Construction in progress	11	3	—	14
Goodwill	11	3	—	14
Deferred pension and other assets	—	30	—	30

Total assets	3,080	928	(10)	3,998

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities	191	65	—	256
Debt and current portion of capital leases	6	6	—	12

Total current liabilities	197	71	—	268
Environmental and landfill reserves	11	9	—	20
Other liabilities	34	3	—	37
Deferred income taxes	698	60	—	758

Total liabilities	940	143	—	1,083
Business Unit equity	2,140	785	(10)	2,915

Total liabilities and Business Unit equity	3,080	928	(10)	3,998

C-F-92

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining balance sheet as at December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Assets
Current assets:
Cash	—	1	—	$1
Receivables	255	66	—	321
Inventories	419	148	(5)	562
Prepaid expenses	2	2	—	4
Deferred income taxes	17	3	—	20

Total current assets	693	220	(5)	908
Property, plant and equipment, net	2,413	806	—	3,219
Construction in progress	44	7	—	51
Goodwill	760	3	—	763
Deferred pension and other assets	—	29	—	29

Total assets	3,910	1,065	(5)	4,970

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities	174	144	—	$318
Debt and current portion of capital leases	5	7	—	12

Total current liabilities	179	151	—	330
Environmental and landfill reserves	17	9	—	26
Other liabilities	24	—	—	24
Deferred income taxes	755	62	—	817

Total liabilities	975	222	—	1,197
Business Unit equity	2,935	843	(5)	3,773

Total liabilities and Business Unit equity	3,910	1,065	(5)	4,970

C-F-93

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of operations for the fiscal year ended December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,656	978	(328)	3,306
Costs and expenses:
Cost of products sold	2,084	888	(323)	2,649
Depreciation and amortization	232	79	—	311
Taxes other than payroll and income taxes	11	14	—	25
Selling, general and administrative including allocated Weyerhaeuser Company costs	144	30	—	174
Charges for closure of facilities	1	14		15
Impairment of goodwill	749	—	—	749
Refund of countervailing and antidumping deposits	—	(65)	—	(65)
Other operating costs (income)	5	(1)		4

Total costs and expenses	3,226	959	(323)	3,862

Operating income (loss)	(570)	19	(5)	(556)
Income tax expense	50	3	—	53

Net income (loss)	(620)	16	(5)	(609)

Condensed combining statement of operations for the fiscal year ended December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,570	1,078	(381)	3,267
Costs and expenses:
Cost of products sold	2,096	1,047	(383)	2,760
Depreciation and amortization	235	122	—	357
Taxes other than payroll and income taxes	10	14	—	24
Selling, general and administrative including allocated Weyerhaeuser Company costs	150	24	—	174
Charges for restructuring	1	2	—	3
Charges for closure of facilities	—	534	—	534
Impairment of goodwill	—	1	—	1
Other operating costs (income)	2	(10)	—	(8)

Total costs and expenses	2,494	1,734	(383)	3,845

Operating income (loss)	76	(656)	2	(578)
Income tax benefit	(5)	(95)	—	(100)

Net income (loss)	81	(561)	2	(478)

C-F-94

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of operations for the fiscal year ended December 26, 2004

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Sales	2,372	1,004	(350)	3,026
Costs and expenses:
Cost of products sold	1,937	895	(347)	2,485
Depreciation and amortization	235	113	—	348
Taxes other than payroll and income taxes	11	11	—	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	159	33	—	192
Charges for restructuring	—	17	—	17
Other operating costs	—	3	—	3

Total costs and expenses	2,342	1,072	(347)	3,067

Operating income (loss)	30	(68)	(3)	(41)
Income tax expense (benefit)	4	(28)	—	(24)

Net income (loss)	26	(40)	(3)	(17)

Condensed combining statement of cash flows for the fiscal year ended December 31, 2006

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

	$	$	$	$
Cash provided by (used in):
Operations:
Net income (loss)	(620)	16	(5)	(609)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	892	69	5	966

Net cash provided by operating activities	272	85	—	357

Investments:
Additions to property, plant and equipment	(50)	(14)	—	(64)
Proceeds from sale of property, plant and equipment	1	—	—	1

Net cash used in investing activities	(49)	(14)	—	(63)

Financing:
Net payments to Weyerhaeuser	(218)	(69)	—	(287)
Debt and capital lease payments	(5)	(2)	—	(7)

Net cash used in financing activities	(226)	(68)	—	(294)

Change in cash	—	—	—	—
Cash, beginning	—	1	—	1

Cash, ending	—	1	—	1

C-F-95

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of cash flows for the fiscal year ended December 25, 2005

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

Cash provided by (used in):	$	$	$	$
Operations:
Net income (loss)	81	(561)	2	(478)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	115	555	(2)	668

Net cash provided by (used in) operating activities	196	(6)	—	190

Investments:
Additions to property, plant and equipment	(71)	(42)	—	(113)
Proceeds from sale of property, plant and equipment	4	—	—	4

Net cash used in investing activities	(67)	(42)	—	(109)

Financing:
Net contributions from (payments to) Weyerhaeuser	(124)	48	—	(76)
Debt and capital lease payments	(5)	(1)	—	(6)

Net cash provided by (used in) financing activities	(129)	47	—	(82)

Change in cash	—	(1)	—	(1)
Cash, beginning	—	2	—	2

Cash, ending	—	1	—	1

C-F-96

Weyerhaeuser Fine Paper Business

(A business unit of Weyerhaeuser Company)

Notes to combined financial statements—(continued)

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Condensed combining statement of cash flows for the fiscal year ended December 26, 2004

(Unaudited)	Weyerhaeuser Fine Paper Business U.S. operations	Weyerhaeuser Fine Paper Business Canadian operations	Combining adjustments	Combined

Cash provided by (used in):	$	$	$	$

Operations:
Net income (loss)	26	(40)	(3)	(17)
Changes in operating and intercompany assets and liabilities and non cash items, included in net income (loss)	154	69	3	226

Net cash provided by operating activities	180	29	—	209

Investments:
Additions to property, plant and equipment	(46)	(43)	—	(89)
Proceeds from sale of property, plant and equipment	7	—	—	7

Net cash used in investing activities	(39)	(43)	—	(82)

Financing:
Net contributions from (payments to) Weyerhaeuser	(136)	15	—	(121)
Debt and capital lease payments	(5)	—	—	(5)

Net cash provided by (used in) financing activities	(141)	15	—	(126)

Change in cash	—	1	—	1
Cash, beginning	—	1	—	1

Cash, ending	—	2	—	2

C-F-97

Management’s report on internal control over financial reporting

Management of Domtar is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 15a-15(d) under the Securities Exchange Act of 1934). Domtar’s internal control over financial reporting is a process designed under the supervision of Domtar’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in Canada.

As of December 31, 2006, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of December 31, 2006 was effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent auditor.

Raymond Royer	Daniel Buron
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

Montreal, Quebec

February 22, 2007

C-F-98

Independent registered public accounting firm

To the Shareholders of Domtar Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Domtar Inc. as of December 31, 2006 and audits of its December 31, 2005 and December 31, 2004 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Domtar Inc. as at December 31, 2006 and December 31, 2005 and the related consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Corporation’s financial statements as at December 31, 2006 and 2005 and for the three-year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as at December 31, 2006 and December 31, 2005 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal

C-F-99

control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Corporation maintained effective internal control over financial reporting as at December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec

February 22, 2007

C-F-100

Domtar Inc.

Consolidated balance sheets

As at December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005

$		$

Assets
Current assets
Cash and cash equivalents	649	83
Receivables (Note 9)	305	294
Inventories (Note 10)	575	715
Prepaid expenses	14	11
Income and other taxes receivable	18	16
Future income taxes (Note 7)	45	38

	1,606	1,157
Property, plant and equipment (Note 11)	3,044	3,634
Assets held for sale (Note 4)	24	—
Goodwill	6	92
Other assets (Note 12)	275	309

	4,955	5,192

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	62	21
Trade and other payables (Note 13)	533	651
Income and other taxes payable	20	29
Long-term debt due within one year (Note 14)	2	2

	617	703
Long-term debt (Note 14)	1,889	2,257
Future income taxes (Note 7)	285	292
Other liabilities and deferred credits (Note 15)	223	331

Commitments and contingencies (Note 16)

Shareholders’ equity
Preferred shares (Note 17)	32	36
Common shares (Note 17)	1,788	1,783
Contributed surplus (Note 17)	15	14
Retained earnings (deficit)	308	(19)
Accumulated foreign currency translation adjustments (Note 19)	(202)	(205)

	1,941	1,609

	4,955	5,192

Approved by the Board:

Brian M. Levitt, Director Raymond Royer, Director

The accompanying notes are an integral part of the consolidated financial statements.

C-F-101

Domtar Inc.

Consolidated earnings

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

		Restated (Note 4)	Restated (Note 4)

	$	$	$

Sales	3,989	4,247	4,403
Operating expenses
Cost of sales	3,392	3,720	3,798
Selling, general and administrative	218	231	245
Amortization	284	329	325
Antidumping and countervailing duties refund	(164)	—	—
Closure and restructuring costs (Note 5)	35	317	49
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)

	3,752	4,596	4,380

Operating profit (loss) from continuing operations	237	(349)	23
Financing expenses (Note 6)	150	144	141

Earnings (loss) from continuing operations before income taxes	87	(493)	(118)
Income tax expense (recovery) (Note 7)	24	(183)	(55)

Earnings (loss) from continuing operations	63	(310)	(63)
Earnings (loss) from discontinued operations (Note 4)	265	(78)	21

Net earnings (loss)	328	(388)	(42)

Per common share (in dollars) (Note 8)
Earnings (loss) from continuing operations
Basic	0.27	(1.36)	(0.28)
Diluted	0.27	(1.36)	(0.28)
Net earnings (loss)
Basic	1.42	(1.69)	(0.19)
Diluted	1.42	(1.69)	(0.19)

The accompanying notes are an integral part of the consolidated financial statements.

C-F-102

Domtar Inc.

Consolidated cash flows

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

		Restated (Note 4)	Restated (Note 4)

	$	$	$

Operating activities
Earnings (loss) from continuing operations	63	(310)	(63)
Non-cash items:
Amortization and write-down of property, plant and equipment (Note 5)	284	554	336
Future income taxes (Note 7)	25	(193)	(68)
Closure and restructuring costs, excluding write-down of property, plant and equipment (Note 5)	35	92	38
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)
Other	(5)	(1)	1

	389	141	207

Changes in working capital and other items
Receivables (Note 9)	(113)	(79)	(37)
Inventories	45	(23)	(66)
Prepaid expenses	(2)	4	8
Trade and other payables	(12)	(27)	(44)
Income and other taxes	1	1	16
Early settlement of interest rate swap contracts (Note 18)	—	—	20
Other	(19)	(20)	(8)
Payments of closure and restructuring costs, net of proceeds on disposition	(67)	(38)	(10)

	(167)	(182)	(121)

Cash flows provided from (used for) operating activities of continuing operations	222	(41)	86

Investing activities
Additions to property, plant and equipment	(108)	(139)	(167)
Proceeds from disposals of property, plant and equipment	17	10	41
Proceeds from disposal of business (Note 4)	560	—	—
Business acquisition	—	—	(2)
Other	2	(3)	(1)

Cash flows provided from (used for) investing activities of continuing operations	471	(132)	(129)

Financing activities
Dividend payments	(1)	(56)	(56)
Change in bank indebtedness	47	10	—
Change in revolving bank credit, net of expenses	(160)	21	105
Issuance of long-term debt, net of expenses	—	482	2
Repayment of long-term debt	(2)	(266)	(7)
Premium on redemption of long-term debt	—	(7)	—
Common shares issued, net of expenses	4	7	19
Redemptions of preferred shares	(3)	(3)	(3)

Cash flows provided from (used for) financing activities of continuing operations	(115)	188	60

Cash flow from discontinued operations (Note 4)
Operating activities	26	31	36
Investing activities	(554)	(55)	(54)
Financing activities	514	38	4

Cash flows provided from (used for) discontinued operations	(14)	14	(14)

Net increase in cash and cash equivalents	564	29	3
Translation adjustments related to cash and cash equivalents	2	2	1
Cash and cash equivalents at beginning of year	83	52	48

Cash and cash equivalents at end of year	649	83	52

Cash and cash equivalents at end of year, related to:
Continuing operations	649	83	52
Discontinued operations (Note 4)	—	—	—

Cash and cash equivalents at end of year	649	83	52

The accompanying notes are an integral part of the consolidated financial statements.

C-F-103

Domtar Inc.

Consolidated retained earnings

Years ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

	$	$	$

Retained earnings (deficit) at beginning of year—as reported	(19)	412	512
Cumulative effect of change in accounting policy (Note 2)	—	—	(3)

Retained earnings (deficit) at beginning of year—as restated	(19)	412	509
Net earnings (loss)	328	(388)	(42)
Dividends on common shares	—	(42)	(54)
Dividends on preferred shares	(1)	(1)	(1)

Retained earnings (deficit) at end of year	308	(19)	412

The accompanying notes are an integral part of the consolidated financial statements.

C-F-104

Domtar Inc.

Notes to consolidated financial statements

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 1. Summary of significant accounting policies

The consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) and are not intended to provide certain disclosures which would typically be found in financial statements prepared in accordance with U.S. GAAP. The significant differences are described in Note 23. These consolidated financial statements are dated February 22, 2007.

Basis of consolidation

The consolidated financial statements include the accounts of Domtar Inc. and its subsidiaries (the Corporation) as well as its joint ventures (collectively Domtar). Investments over which the Corporation exercises significant influence are accounted for using the equity method. The Corporation’s interests in joint ventures are accounted for using the proportionate consolidation method.

Use of estimates

The consolidated financial statements have been prepared in conformity with Canadian GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

Translation of foreign currencies

Self-sustaining foreign operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into Canadian dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.”

C-F-105

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Foreign currency transactions and integrated foreign operations

For foreign currency transactions and foreign subsidiaries that are considered financially and operationally integrated, the temporal method of translation of foreign currencies has been used. Monetary items are translated at the rate in effect at the balance sheet date, non-monetary items are translated at their historical rate (as well as the related amortization) and revenues and expenses are translated at the rate in effect at the transaction date or at the average exchange rates during the year as appropriate. Translation gains and losses, except those on long-term debt, are included in “Selling, general and administrative” expenses.

Foreign currency long-term debt

For the Corporation’s long-term debt designated as a hedge of the net investment in self-sustaining foreign subsidiaries, exchange gains and losses are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.” Prior to the fourth quarter of 2004, a portion of the foreign currency denominated long-term debt of the Corporation was designated as a hedge of future U.S. dollar revenue stream and exchange gains and losses were deferred and were recognized when the designated revenue is earned or when it becomes probable that the forecasted transaction will not occur, as the hedge then ceases to be effective.

Variable interest entities

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar consolidates the VIE if Domtar is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses.

Revenue recognition

Domtar recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

Income taxes

Domtar uses the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net future tax asset or liability is included in earnings and in the “Accumulated foreign currency translation

C-F-106

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

adjustments” account under “Shareholders’ equity.” Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled. Domtar does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

Receivables

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings in the period when the sale occurs.

Inventories

Inventories of operating and maintenance supplies and raw materials are valued at the lower of average cost and replacement cost. Work in process and finished goods are valued at the lower of average cost and net realizable value, and include the cost of raw materials, direct labor and manufacturing overhead expenses.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated amortization including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $10 million and having a duration in excess of one year. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The amortization expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No amortization is recorded on assets under construction.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as

C-F-107

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a segment, based upon discounted cash flows, exceeds the net carrying amount of that segment as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the segment over the fair value of the identifiable net assets of the segment.

Other assets

Other assets are recorded at cost. Expenses and discounts related to the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related obligation.

Deferred credits

Deferred credits comprise the deferred net gain on early settlements of interest rate swap contracts and grants and investment tax credits obtained upon the acquisition of property, plant and equipment and, in periods prior to Domtar’s sale of its interest in Norampac, the deferred gain on the contribution of net assets to Norampac. The deferred gain on the contribution of net assets to Norampac was amortized on a straight-line basis over 15 years. The deferred net gain on early settlements of interest rate swap contracts is amortized as an adjustment to “Financing expenses” over the initially designated periods of the respective interest payments. Investment tax credits are amortized on the same basis as the related property, plant and equipment.

Environmental costs

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and

C-F-108

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Asset retirement obligations

Asset retirement obligations are recognized, at fair value, in the period in which Domtar incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

Stock-based compensation and other stock-based payments

Domtar uses the fair value based approach of accounting for stock-based payments to directors and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to stated capital together with any related stock-based compensation expense.

Stock-based compensation expense is recognized over the vesting period of the options, share purchase rights and bonus shares. For employee share purchase discounts, compensation expense is recognized when employees purchase shares. The contributed surplus component of the stock-based compensation is transferred to capital stock upon the issuance of common shares.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common shares acquired by the Corporation under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common shares acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

Derivative instruments

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar in the management of its foreign currency, price risk and interest rate exposures. Except for two interest rate swap contracts of Norampac, which were assumed through business acquisitions, Domtar does not use derivative instruments for speculative purposes. On December 29, 2006, Domtar sold its interest in Norampac.

C-F-109

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Derivatives designated for hedge accounting

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments. Hedge accounting requires that gains, losses, revenues and expenses of a hedging item be recognized in the same period that the associated gains, losses, revenues and expenses of the hedged item are recognized.

Realized and unrealized gains or losses associated with hedging instruments for which the underlying hedged items are either sold, paid or terminated are recognized to earnings. Realized and unrealized gains or losses when hedging instruments have ended or ceased to be effective prior to their maturity are deferred and recognized in earnings concurrently with the recognition of the item being hedged.

Domtar hedges its foreign exchange exposure on anticipated sales denominated in U.S. dollars through the use of options and forward contracts. Resulting gains and losses, including premiums on options, are recognized when the designated sale is recognized and are included in “Sales.”

Domtar hedges its exposure to price risk associated with purchases of bunker oil through the use of cash settled commodity swaps. Norampac hedged its exposure to price risk associated with purchases of electricity through the use of cash settled commodity swaps. Resulting gains and losses are recognized when the designated purchase is recognized and are included in “Cost of sales.”

Domtar hedges its exposure to interest rate on its long-term debt through the use of interest rate swap contracts. Amounts accounted for under interest rate swap contracts are included in “Financing expenses.”

Derivatives not designated for hedge accounting

For the exposure to price risk associated with sales of Northern Bleached Softwood Kraft (NBSK) pulp swap contracts, as well as old corrugated containers, unbleached kraft linerboard and semi-chemical medium paper, Domtar does not meet the requirements for hedge accounting. As a result, Domtar accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses or, for items related to Norampac, as part of discontinued operations.

C-F-110

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

For the two interest rate swap contracts of Norampac, which were used for speculative purposes, the change in their fair value was recorded in discontinued operations.

Pensions

Domtar’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar accrues the cost of defined benefit plans as determined by independent actuaries. The net periodic benefit cost includes the following:

•	the cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	the interest cost of pension obligations,

•

the expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	gains or losses on settlements and curtailments,

•	the straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

Other employee future benefit plans

Domtar accrues the cost of post-retirement benefits other than pensions as determined by independent actuaries. These benefits, which are funded by Domtar as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar amortizes the cumulative unrecognized net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

C-F-111

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Investment tax credits

Investment tax credits are recognized in earnings as a reduction of research and development expenses when Domtar has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Disclosure of guarantees

A guarantee is a contract or an indemnification agreement that contingently requires Domtar to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party.

Countervailing and antidumping duties

Prior to the Softwood Lumber Agreement 2006 that was rendered effective October 12, 2006, cash deposits for countervailing and antidumping duties (lumber duties) made, were expensed as the deposits for softwood lumber export sales to the United States were made. The lumber duties expensed were presented in “Cost of sales.” Recoveries of cash deposits for lumber duties are only recognized when the amounts are reasonably measurable and their recovery is virtually certain. Recoveries resulting from the Softwood Lumber Agreement 2006 were recorded in “Antidumping and countervailing duties refund.” The 18.06% special charge imposed by the Canadian Government relating to this refund is provided for in “Trade and other payables.” Export taxes imposed by the Government of Canada are expensed as softwood lumber export sales to the United States are made. These export taxes are presented in “Cost of sales.”

Note 2. Accounting changes

2006

Stock-based compensation for employees eligible to retire before the vesting date

In July 2006, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC 162, “Stock-based Compensation for Employees Eligible to Retire before the Vesting Date.” EIC-162 clarifies the accounting for compensation costs relating to stock-based awards granted to employees. EIC-162 requires that: i) compensation costs attributable to stock-based awards granted to employees who are eligible to retire on the grant date be recognized on the grant date; and ii) compensation cost attributable to stock-based awards granted to employees who will become eligible to retire during the vesting period be recognized over the period from the grant date to the date of retirement eligibility. This abstract is to be applied

C-F-112

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

retroactively, with restatement of prior periods, and is effective for the year ended December 31, 2006. The adoption of this guideline had no significant impact on the consolidated financial statements under Canadian GAAP.

2004

Asset retirement obligations

On January 1, 2004, Domtar adopted retroactively with restatement of prior periods the new CICA Handbook Section 3110 “Asset Retirement Obligations,” which requires entities to record a liability at fair value, in the period in which it incurs a legal obligation associated to the retirement of an asset. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate. Section 3110 is analogous to the requirements of Statement of Financial Accounting Standards (SFAS) 143 “Accounting for Asset Retirement Obligations,” which was adopted for U.S. GAAP purposes on January 1, 2003. Asset retirement obligations in connection with the adoption of Section 3110 were primarily linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. For such assets, a liability is initially recognized in the period in which sufficient information exists to estimate a range of possible settlement dates. The adoption of Section 3110 has decreased the December 31, 2003 retained earnings by $3 million, $0.01 per common share, decreased assets by $7 million and decreased liabilities by $4 million.

Impact of accounting pronouncements not yet implemented

Accounting changes

On July 1, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period effects of changes in accounting policies, estimates and errors on the financial statements. The standard is effective for fiscal years beginning on or after January 1, 2007, with earlier adoption encouraged. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections related to financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” These Sections apply to fiscal years beginning on or after October 1, 2006.

C-F-113

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new Section:

•

All financial assets and liabilities will be carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which will be carried at amortized cost.

•	Realized and unrealized gains and losses on trading financial assets and liabilities will be recognized immediately in the consolidated statement of income.

•

Unrealized gains and losses on financial assets that are available for sale will be recognized in other comprehensive income until their realization, after which these amounts will be recognized in the consolidated statement of income.

•

All derivatives financial instruments will be carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

•	Gains and losses on instruments designated as cash flow hedges are recognized in other comprehensive income, except for the ineffective portion of the hedges which will be recognized in net income.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging derivatives are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk will also be recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments will be recorded in other comprehensive income. These amounts will be reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

C-F-114

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness will be recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduces a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

Domtar is currently completing its evaluation of the impact that these accounting pronouncements will have on its first quarter 2007 financial statements. Domtar expects the more significant impacts of applying these new Sections to relate to:

•	the requirement to present a new statement entitled “Comprehensive income,”

•	the recognition of the fair value of cash flow hedges on the balance sheet with the offset to other comprehensive income,

•	the reclassification of foreign currency translation adjustments from Accumulated foreign currency translation adjustments to Other comprehensive income,

•	the reclassification of the deferred gains on the early settlement of interest rate swap contracts from Other liabilities and deferred credits to Long-term debt,

•	the reclassification of unamortized debt issue costs and long-term debt discounts from Other asset to Long-term debt.

As such, as at January 1, 2007, Domtar expects Other assets to decrease by approximately $26 million, Future income tax asset to increase by approximately $2 million, Other long-term liabilities and deferred credits to decrease by $5 million, Long-term debt to decrease by $14 million, Accumulated foreign currency translation adjustments to be nil and Accumulated other comprehensive income (loss) to be a loss of $207 million.

Financial instrument—disclosures and presentation

In April 2005, the AcSB issued Handbook Section 3861 “Financial instruments—Disclosure and presentation.” This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued Handbook Section 3862 “Financial instruments—Disclosures” and Handbook Section 3863 “Financial instruments—Presentation.” These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the

C-F-115

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of these standards to have a material impact on its consolidated financial position and results of operations.

Capital disclosure

In December 2006, the AsCB issued Handbook Section 1535 “Capital Disclosures,” which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of this standard to have a material impact on its consolidated financial position and results of operations.

Note 3. Measurement uncertainty

Impairment of long-lived assets

Domtar reviews the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

During the fourth quarter of 2006, Domtar conducted Step I impairment tests on most of the Canadian Pulp and Paper manufacturing facilities and the Wood segment.

Estimates of future cash flows used to test the recoverability of a long-lived asset included key assumptions related to trend prices, the 10 to 15 years forecasted exchange rate for the U.S. dollar and the estimated useful life of the long-lived assets.

The trend prices were based on an analysis of external price trends, including Resource Information Systems, Inc. (RISI), as well as normalized pulp, paper and wood pricing over a business cycle at the mills subjected to the impairment tests.

The forecasted Canadian-U.S. foreign exchange rate assumptions were based on independent market information, as well as analysis of historical data, trends and cycles. Management expects the 10 to 15 years average rate to be approximately CAN$1.00 = US$0.75.

C-F-116

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Domtar concluded that the recognition of an impairment loss for the business units analyzed was not required.

Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the net carrying amount of the assets tested for impairment. The total net carrying amount of these assets was $873 million as at December 31, 2006.

Note 4. Discontinued operations and assets held for sale

In December 2006, Domtar announced that it had reached an agreement in principle to sell its 50% interest in Norampac Inc. to Cascades Inc. for a cash consideration of $560 million. The sale was finalized on December 29, 2006, accordingly Norampac will no longer be included in the Packaging segment but classified as discontinued operations in the consolidated earnings and cash flows.

In November 2005, as part of its restructuring program, Domtar announced its intention to sell the Vancouver, British Columbia paper mill. Effective in the second quarter of 2006, the Vancouver paper mill was permanently closed. Considering the fact that its major product line will not continue to be sold, the Vancouver paper mill will no longer be included in the Papers segment but classified as discontinued operations in the consolidated earnings and cash flows and the property, plant and equipment as held for sale in the consolidated balance sheet. In July 2006, Domtar reached an agreement to sell the Vancouver paper mill property, subject to a number of closing conditions.

The consolidated earnings and cash flows for the years ended December 31, 2005 and 2004 have been restated for purposes of comparability.

C-F-117

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides selected financial information related to discontinued operations:

	2006	2005	2004

	$	$	$

Sales	673	719	712

Operating expenses	610	717	687
Closure and restructuring costs	22	116	(1)

Operating profit (loss) from discontinued operations	41	(114)	26
Financing expenses	13	11	7
Amortization of deferred gain	—	(5)	(5)
Gain on disposal of business	(299)	—	—

Earnings (loss) from discontinued operations before income taxes	327	(120)	24
Income tax expense (recovery)	62	(42)	3

Earnings (loss) from discontinued operations	265	(78)	21
Basic earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09
Diluted earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09

Note 5. Closure and restructuring costs

In 2005, Domtar’s management announced a series of targeted measures aimed at returning the Corporation to profitability. The plan included closures of the Cornwall and Ottawa, Ontario paper mills, the Grand-Remous and Malartic, Quebec sawmills, the sale of the Vancouver, British Columbia paper mill and cost-cutting initiatives. This workforce reduction and restructuring plan is in addition to the plans announced in 2004, which covered the Corporation’s paper and merchant operations in Canada and the United States.

In 2004, Domtar sold the St. Catharines, Ontario paper mill, which was closed in 2002, for $1 million to a third party who agreed to purchase it in its existing state. As such, the majority of the remaining closure cost provision was reversed.

In 2004, Domtar's management decided to permanently shut down the sawmill located in Chapleau, Ontario.

As at December 31, 2006, the balance of the provision was $26 million (2005—$83 million), which includes $20 million (2005—$75 million) related to the Papers segment and $6 million (2005—$8 million) related to the Wood segment.

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates of future events at December 31, 2006. Closure costs and restructuring estimates are dependent on future events. Although Domtar does not anticipate significant changes, the actual costs may differ from these

C-F-118

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further working capital and property, plant and equipment write-downs may be required in future periods.

The following table provides a reconciliation of all closure and restructuring costs:

	2006			2005			2004
	Papers	Wood	Total	Papers	Wood	Total	Papers	Wood	Total

			$			$			$

Labor costs	18	1	19	60	4	64	41	3	44
Write-down of certain inventory items	10	—	10	12	1	13	—	—	—
Write-down of property, plant and equipment	—	—	—	201	23	224	—	11	11
Other closure related costs	9	—	9	17	2	19	1	—	1
Reversal of provision	(3)	—	(3)	(3)	—	(3)	(7)	—	(7)

Closure and restructuring costs	34	1	35	287	30	317	35	14	49

Further costs related to the plans expected to be incurred over 2007 and thereafter are not significant.

The following table provides a reconciliation of all closure and restructuring cost provisions:

	2006	2005

	$	$

Balance at beginning of year from continuing operations	83	36
Severance payments	(45)	(27)
Reclass to pension plans	(15)	—
Reversal of provision	(3)	(1)
Other	—	1
Additions
Labor costs	5	64
Environmental costs	—	10
Other	1	—

Balance at end of year from continuing operations	26	83
Discontinued operations	1	16

Balance at end of year	27	99

C-F-119

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 6. Financing expenses

	2006	2005	2004

	$	$	$

Interest on long-term debt	150	148	149
Exchange gains on long-term debt	—	(4)	—
Receivables securitization	14	8	6
Net interest recoveries related to interest rate swap contracts	—	—	(2)
Refinancing expenses(a)	—	7	—
Amortization of deferred net gain on early settlements of interest rate swap contracts	(12)	(14)	(14)
Amortization of debt issue costs and other	2	2	6

	154	147	145
Less: Income from short-term investments	3	2	1
Capitalized interest	1	1	3

	150	144	141

Cash payments (cash receipts)
Interest, net of interest income and amounts capitalized	145	137	147
Net cash receipts related to interest rate swap contracts	—	—	(20)

	145	137	127

(a)	In 2005, the Corporation recorded $7 million for a call premium paid to redeem the 8.75% notes.

C-F-120

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 7. Income taxes

The following table provides a reconciliation of income taxes computed at the Canadian statutory rate to income tax recovery presented on the Consolidated earnings:

	2006	2005	2004

	$	$	$

Combined basic Canadian federal and provincial tax rate (statutory income tax rate)	33.9%	33.6%	33.7%
Income tax expense (recovery) based on statutory income tax rate	29	(166)	(40)
Large corporation tax	—	4	6
Canadian manufacturing and processing activities	2	4	—
Foreign rate differential	(7)	(19)	(22)
Reassessment of prior years by tax authorities	(10)	(10)	(4)
Impact of increase (decrease) in income tax rate on future income taxes	(2)	8	—
Permanent difference on foreign exchange losses (gains)	15	—	(1)
Other	(3)	(4)	6

Income tax expense (recovery)	24	(183)	(55)

Income tax expense (recovery)
Current	(1)	10	13
Future	25	(193)	(68)

	24	(183)	(55)

Net cash receipts for income taxes in 2006 amounted to $12 million (2005—net payments amounted to $6 million; 2004—net payments amounted to $9 million).

C-F-121

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides the geographic distribution of the income tax expense (recovery):

	2006	2005	2004

	$	$	$

Earnings (loss) before income taxes
Canada	(133)	(549)	(231)
Foreign	220	56	113

	87	(493)	(118)

Current income taxes
Canada	(8)	3	2
Foreign	7	7	11

	(1)	10	13

Future income taxes
Canada	(33)	(174)	(57)
Foreign	58	(19)	(11)

	25	(193)	(68)

	2006	2005

	$	$

Components of future income tax assets and liabilities
Future income tax assets
Accounting provisions not deductible for tax purposes	68	66
Losses and other deductions carryforward	441	533
Deferred credits	11	33

	520	632

Future income tax liabilities
Property, plant and equipment	(673)	(786)
Pension and other employee future benefit plans	(33)	(22)
Impact of foreign exchange on long-term debt	(51)	(60)
Other	(1)	(6)

	(758)	(874)

Total net future income tax liability	(238)	(242)

Net current future income tax asset	45	38
Net non-current future income tax asset	2	18
Net current future income tax liability	—	(6)
Net non-current future income tax liability	(285)	(292)

	(238)	(242)

As at December 31, 2006, Domtar had federal net operating losses carryforward of $1,158 million. These federal net operating losses carryforward are set to expire between 2010 and 2025.

C-F-122

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 8. Earnings (loss) per share

The basic net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and share purchase loans. The diluted net earnings (loss) per share is calculated using the treasury method, as if all common share equivalents had been exercised at the beginning of the year, or the date of the issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of Domtar at the average trading price of the common shares during the year. Stock options to purchase common shares are not included in the computation of diluted net earnings (loss) per share in years when net losses are recorded given that they are anti-dilutive.

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	2006	2005	2004

	$	$	$

Earnings (loss) from continuing operations	63	(310)	(63)
Dividend requirements of preferred shares	1	1	1

Earnings (loss) from continuing operations applicable to common shares	62	(311)	(64)
Net earnings (loss)	328	(388)	(42)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares	327	(389)	(43)
Weighted average number of common shares outstanding (millions)	230.5	229.7	228.7
Effect of dilutive securities (millions)	0.1	—	—

Weighted average number of diluted common shares outstanding (millions)	230.6	229.7	228.7

Basic earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Diluted earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Basic net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)
Diluted net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)

C-F-123

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides the securities that could potentially dilute basic earnings per share in the future but that were not included in the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the years presented:

	2006	2005	2004

Number of shares:
Options	4,023,607	4,833,126	5,306,553
Bonus shares	80,000	136,675	226,693
Rights	84,500	84,500	84,500

Note 9. Receivables

	2006	2005

	$	$

Trade receivables	5	139
Subordinate interest in securitized receivables	285	108
Less: Allowance for doubtful accounts	(13)	(14)

	277	233
Silvicultural credits receivable	5	6
Sales taxes receivable	9	14
Other receivables	14	41

Receivables	305	294

Receivables securitization

Domtar uses securitization of its receivables as a source of financing by reducing its working capital requirements. Domtar’s securitizations consist of the sale of receivables, or the sale of senior beneficial interest in them, to special purpose trusts managed by financial institutions for multiple sellers of receivables. The agreements normally allow the daily sale of new receivables to replace those that have been collected. They also limit the cash that can be received from the sale of the senior beneficial interest. Such sales of receivables are contingent upon annual renewals and retaining specified credit ratings. The subordinate interest retained by Domtar is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

Domtar retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by Domtar for this service approximate the fair value of the services rendered.

In 2006, a net charge of $14 million (2005—$8 million; 2004—$6 million) resulted from the programs described below and was included in “Financing expenses.”

C-F-124

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

U.S. and Canadian accounts receivable program

In January 2002, Domtar entered into an agreement, which was renewed in December 2004 and was scheduled to mature in December 2005 for the securitization of U.S. receivables. The agreement has been extended by the administrator of the program until the new settlement. In February 2006, Domtar entered into a three-year agreement, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is $221 million (US$190 million).

At December 31, the following balances were outstanding under this program:

	2006		2005

	$	US$	$	US$

Securitized receivables	308	265	271	232
Senior beneficial interest held by third parties	(23)	(20)	(163)	(140)

Subordinate interest in securitized receivables retained by Domtar	285	245	108	92

In 2006, the net cash outflow from the sale of senior beneficial interests in the U.S. and Canadian receivables was $140 million (US$120 million) (2005—cash outflow from the sale of U.S. receivables of $9 million (US$8 million); 2004—cash inflow from the sale of U.S. receivables of $17 million (US$14 million)) and was included in the Consolidated cash flows as a use or source of cash from receivables.

Canadian accounts receivable program

In December 2000, Domtar entered into an agreement, which was renewed in December 2003, for the securitization of Canadian receivables for a maximum cash consideration of $75 million. On December 15, 2005, the parties agreed not to renew the agreement, which expired in December 2005. Since February 2006, Canadian receivables are sold in the new combined program mentioned above.

In 2006, the net cash inflow from the sale of senior beneficial interests in the Canadian receivables was nil (2005—cash outflow of $58 million; 2004—cash inflow of $5 million) and was included in the Consolidated cash flows as a use or source of cash from receivables.

C-F-125

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 10. Inventories

	2006	2005

	$	$

Work in process and finished goods	342	376
Raw materials	107	182
Operating and maintenance supplies	126	157

	575	715

Note 11. Property, plant and equipment

	2006			2005

	Cost	Accumulated Amortization	Net Carrying Amount	Cost	Accumulated Amortization	Net Carrying Amount

	$	$	$	$	$	$
Machinery and equipment	4,540	2,090	2,450	5,604	2,683	2,921
Buildings	780	424	356	979	504	475
Timber limits and land	189	32	157	209	30	179
Assets under construction	81	—	81	59	—	59

	5,590	2,546	3,044	6,851	3,217	3,634

As at December 31, 2006, a net carrying amount of $7 million (2005—$7 million) included in Buildings is held under capital leases ($9 million for cost (2005—$9 million) and $2 million for accumulated amortization (2005—$2 million)) and a net carrying amount of $4 million (2005—$4 million) included in Timber limits and land is held under capital leases.

As at December 31, 2006, the net carrying amount of idled and permanently closed facilities amounted to $37 million (2005—$5 million).

C-F-126

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 12. Other assets

	2006	2005

	$	$

Accrued benefit asset—defined benefit pension plans (Note 21)	213	204
Investment tax credits receivable	29	33
Unamortized debt issue costs	17	23
Future income tax assets	2	18
Investments and advances	5	12
Discount on long-term debt	9	10
Other	—	9

	275	309

Note 13. Trade and other payables

	2006	2005

	$	$

Trade payables	286	335
Payroll-related accruals	116	119
Accrued interest	39	40
Payables on capital projects	9	8
Rebates accruals	27	15
Accrued benefit liability—defined benefit pension plans (Note 21)	2	2
Accrued benefit liability—other employee future benefit plans (Note 21)	4	6
Provision for environment and other asset retirement obligations (Note 15)	14	21
Closure and restructuring costs excluding costs for defined benefit pension plans and site remediation (Note 5)	15	75
Other	21	30

	533	651

C-F-127

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 14. Long-term debt

	Maturity	2006	2005

		$	$

The Corporation

Unsecured debentures and notes
10% Debentures	2011	82	82
7.875% Notes (2006 and 2005—US$600)	2011	699	700
5.375% Notes (2006 and 2005—US$350)	2013	408	408
7.125% Notes (2006 and 2005—US$400)	2015	466	466
9.5% Debentures (2006 and 2005—US$125)	2016	146	146
10.85% Debentures	2017	75	75
Unsecured revolving credit facility	2010	—	160
Capital lease obligations	2028	11	11
Other		4	5

		1,891	2,053

Norampac
Unsecured notes
6.75% Notes (2006—nil and 2005—US$125)	2013	—	146
Secured revolving credit facility
(2006—nil; 2005—CAN$49 and €7)	2008	—	58
Other		—	2

		—	206

		1,891	2,259
Less: Due within one year		2	2

		1,889	2,257

As at December 31, 2006, principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

2007	2008	2009	2010	2011

$	$	$	$	$
2	—	3	—	781

C-F-128

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The corporation

Unsecured debentures and notes

On August 5, 2005, the Corporation issued $487 million (US$400 million) 7.125% notes due in 2015 at an issue price of $482 million (US$396 million). The gross proceeds from the sale of the notes was used to redeem the 8.75% notes due in August 2006 for an amount of approximately $176 million (US$150 million) and to repay most of the unsecured revolving credit facility then outstanding. Issuance expenses for the new notes of $5 million (US$4 million) were deferred and will be amortized over the duration of the notes.

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Corporation undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

Bank facility

The Corporation has an unsecured revolving credit facility of US$600 million that expires in 2010.

Borrowings under this unsecured revolving credit facility bear interest at a rate based on the Canadian dollar bankers’ acceptance or U.S. dollar LIBOR rate or on the Canadian or U.S. prime rate, each with an added spread that varies with Domtar’s credit rating. This credit facility also requires commitment fees that vary with Domtar’s credit rating.

As at December 31, 2006, there were no borrowings (2005—$175 million, of which $15 million was in the form of overdraft and included in “Bank indebtedness,” and $160 million was included in “Long-term debt”) under the unsecured revolving credit facility that was outstanding. In addition, as at December 31, 2006, the Corporation had outstanding letters of credit pursuant to this bank credit for an amount of $18 million (2005—$21 million). The Corporation also has other outstanding letters of credit for an amount of $3 million (2005—$5 million). A provision of $4 million (2005—$4 million) was recorded related to letters of credits.

In 2006, the interest rates on outstanding borrowings under the bank facilities ranged from 5.00% to 6.50% (2005—from 3.21% to 7.25%).

The Corporation’s borrowing agreements contain restrictive covenants. In particular, the Corporation’s bank facility requires compliance with certain financial ratios on a quarterly basis.

Certain debt agreements require the Corporation to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at December 31, 2006, and the structure of such transactions makes these events unlikely, no provisions have been recorded in the consolidated financial statements.

C-F-129

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Norampac

In December 2006, the Corporation sold its investment of Norampac Inc. The information below is for comparative purposes relating to 2005.

Norampac’s debt is non-recourse to the Corporation. The following amounts represent the Corporation’s proportionate share.

Unsecured notes

The 6.75% unsecured notes issued in 2003 are redeemable in whole or in part at Norampac’s option under certain conditions and subject to payment of a redemption premium.

Bank facility

Norampac has a five-year secured revolving credit facility of $175 million maturing in 2008. The revolving credit facility is secured by all the inventories and receivables of Norampac Inc. and its North American subsidiaries and by property, plant and equipment at two of its containerboard mills and three of its converting facilities. Also, this facility requires compliance with certain covenants. As at December 31, 2005, the Corporation’s proportionate share of assets secured under this revolving credit facility relating to receivables, inventories and property, plant and equipment amounted to $98 million, $69 million and $223 million, respectively. Borrowings under this credit facility bear interest at floating rates plus a borrowing margin based on Norampac’s credit rating. Standby fees are payable on Norampac’s available unused credit lines at an annual rate that varies according to Norampac’s credit rating.

As at December 31, 2005, $58 million of borrowings under the secured revolving credit facility were outstanding. In addition, as at December 31, 2005, Norampac had outstanding letters of credit pursuant to this bank credit for an amount of $4 million. No provision was recorded related to outstanding letters of credits.

In 2005, the interest rates on outstanding borrowings under the revolving credit facility ranged from 3.44% to 5.56%.

C-F-130

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 15. Other liabilities and deferred credits

	2006	2005
	$	$

Other liabilities
Accrued benefit liability—other employee future benefit plans (Note 21)	68	94
Accrued benefit liability—defined benefit pension plans (Note 21)	26	30
Provision for environment and other asset retirement obligations	40	42
Other	27	45

Deferred credits
Deferred gain on contribution of net assets to Norampac	—	34
Deferred net gain on early settlements of interest rate swap contracts	12	24
Deferred foreign exchange gain on translation of long-term debt(a)	41	48
Investment tax credits and other	9	14

	223	331

(a)	In 2006, $7 million of the gain was recognized to earnings and the remaining $41 million will be recognized to earnings in 2016.

Asset retirement obligations

The asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. As at December 31, 2006, Domtar has estimated the net present value of its asset retirement obligations to be $21 million (2005—$23 million); the present value was based on probability weighted undiscounted cash outflow of $50 million (2005—$41 million). The majority of asset retirement obligations are estimated to be settled prior to December 31, 2025. However, some settlement scenarios call for obligations to be settled as late as December 31, 2046. Domtar’s credit adjusted risk-free rates were used to calculate the net present value of the asset retirement obligations. The rates used vary between 4.50% and 9.40%, based on the prevailing rate at the moment of recognition of the liability and on its settlement period.

C-F-131

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table reconciles Domtar’s asset retirement obligations:

	2006	2005
	$	$

Asset retirement obligations, beginning of year	23	25
Liabilities incurred during the year	—	2
Revisions to estimated cash flows	(1)	(1)
Revisions to estimated cash flows related to restructurings (Note 5)	(1)	(3)
Discontinued operations (Note 4)	(1)	—
Accretion expense	1	1
Effect of foreign currency exchange rate change	—	(1)

Asset retirement obligations, end of year	21	23

C-F-132

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 16. Commitments and contingencies

Environment

Domtar is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

In 2006, Domtar’s operating expenditures for environmental matters, as described in Note 1, amounted to $60 million (2005—$68 million; 2004—$69 million).

Domtar made capital expenditures for environmental matters of $9 million in 2006 (2005—$17 million; 2004—$22 million) for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, Domtar cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

Domtar continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While Domtar believes that it has determined the costs for environmental matters likely to be incurred based on known information, Domtar’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar had a provision of $54 million (2005—$63 million) for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

In addition, the pulp and paper industry in the United States is subject to the Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. Domtar complies with all present regulations and anticipates spending approximately $4 million over the next year to meet such requirements.

C-F-133

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

As at December 31, 2006, anticipated undiscounted payments in each of the next five years were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$

Environmental provision and other asset retirement obligations	12	10	7	3	6	16	54
Boiler MACT Rules	4	—	—	—	—	—	4

Contingencies

In the normal course of operations, Domtar becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at December 31, 2006, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

E.B. Eddy acquisition

On July 31, 1998, the Corporation acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of the Corporation in specified circumstances, the Corporation may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at December 31, 2006, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

Lease and other commercial commitments

The Corporation has entered into operating leases for property, plant and equipment. The Corporation also has commitments to purchase property, plant and equipment, roundwood, wood chips, gas, electricity and certain chemicals. Minimum future payments under these operating leases and other commercial commitments, determined as at December 31, 2006, were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$

Operating leases	20	17	13	11	9	17	87
Other commercial commitments	85	34	25	9	7	6	166

C-F-134

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Total operating lease expense amounted to $28 million in 2006 (2005—$35 million; 2004—$38 million).

Guarantees

Indemnifications

In the normal course of business, the Corporation offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at December 31, 2006, the Corporation is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Note 17. Stated capital and stock based compensation

Preferred shares

The outstanding preferred shares at December 31, were as follows:

	2006		2005

	Number of shares	$	Number of shares	$

Preferred shares
Series A	67,476	1	68,176	2
Series B	1,230,000	31	1,350,000	34

		32		36

The authorized preferred shares consist of preferred shares issuable in an unlimited number of series, ranking equal with respect to the payment of dividends and the distribution of assets.

The Series A Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share since April 1, 1994. These shares carry a cumulative cash dividend per share of $2.25 per annum.

The Series B Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share. These shares carry a cumulative cash dividend equivalent to 72% of the bank prime rate.

C-F-135

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The Corporation has undertaken to make all reasonable efforts to purchase quarterly, for cancellation, 1% of the number of Series A and Series B Preferred shares outstanding on April 2, 1992, at prices not exceeding $25.00 per share. In connection therewith, preferred shares purchased for cancellation were as follows:

	2006		2005		2004

	Number of shares	Average price per share	Number of shares	Average price per share	Number of shares	Average price per share
		$		$		$

Series A	700	25.05	1,400	25.00	—	—
Series B	120,000	20.91	120,000	22.57	120,000	24.68

Common shares

The Corporation is authorized to issue an unlimited number of common shares. In 2006, no cash dividend has been declared on these shares (2005—$0.18 per share; 2004—$0.24 per share). The changes in the number of outstanding common shares and their aggregate stated value from January 1, 2004 to December 31, 2006, were as follows:

	2006		2005		2004

	Number of shares	$	Number of shares	$	Number of shares	$

Balance at beginning of year	230,967,490	1,795	230,237,356	1,788	228,860,806	1,768
Shares issued
Stock option and share purchase plans	609,212	5	730,134	7	1,376,550	20

Balance before share purchase financing agreements	231,576,702	1,800	230,967,490	1,795	230,237,356	1,788
Share purchase financing agreements	(828,755)	(12)	(845,770)	(12)	(947,105)	(13)

Balance at end of year	230,747,947	1,788	230,121,720	1,783	229,290,251	1,775

Book value per common share at end of year		8.27		6.84		8.75

Book value per common share is the sum of the stated value of common shares, contributed surplus, retained earnings and accumulated foreign currency translation adjustments divided by the number of common shares outstanding at year-end.

C-F-136

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

As at December 31, 2006, the Corporation had a receivable from its employees of $12 million (2005—$12 million; 2004—$13 million) related to share purchase loans granted to them. These shares are held in trust as security for the loans that are interest bearing at the dividend rate and with defined repayment terms not exceeding 10 years. At the end of the year, there were 828,755 shares (2005—845,770 shares; 2004—947,105 shares) held in trust in respect to employee loans for which the market value was $9.85 (2005—$6.71; 2004—$14.50) per share. These loans were included as a reduction of “Common shares.”

Restricted stock plan

The Restricted Stock Plan (RSP), was introduced in 2005. Under the RSP, Domtar’s common shares may be granted to executive and other key employees. The Corporation or a trustee selected by the Corporation in its discretion will acquire, on the secondary market, the number of common shares granted. The common shares granted pursuant to the RSP shall be held in trust for the benefit of the participant with a trust company for a period which may not exceed three years from the date of each grant. At the end of the restricted period, and provided that the participant has remained in continuous employment with the Corporation since the date of grant, the participant will be entitled to receive a share certificate representing 1) the number of shares of the initial grant, and 2) the additional shares accumulated in the participant’s account by reinvestment of dividends, if any. During the restricted period, no participant shall be entitled to exercise voting rights or any other rights attaching to the ownership of the shares, nor shall any participant be considered the beneficial owner of any shares until they become fully vested upon termination of the applicable restricted period.

During 2006, 341,765 common shares were acquired and are held in trust pursuant to the RSP (2005—394,080). The total expense recognized in Domtar’s results of operations related to these common shares amounted to $2 million in 2006 (2005—$1 million).

Executive stock option and share purchase plan

Under the Executive Stock Option and Share Purchase Plan (Plan), options may be granted to selected eligible employees. Options are granted at a price equal to the market value on the day immediately preceding the date the options were granted and generally expire 10 years after the date of the grant. Normally, one quarter of the options may be exercised at each anniversary date of the grant. In 2005, the rights feature of the Plan was eliminated. Previously granted rights were not affected by this measure. The actual granted rights permit eligible employees to purchase shares at 90% of the quoted market value on the day immediately preceding the date the rights were granted, and provide for a one-for-four bonus share to be issued on the third anniversary date of the grant of the rights.

In 2005, a new feature was introduced to the Plan for all grants starting with 2005 going-forward. Options granted before 2005 are not affected by this new feature. Pursuant to this new

C-F-137

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant. When vested, the relevant annual portion will be available for exercise provided the price of Domtar’s common shares on the exercise date has increased by at least 20% over the grant price. Upon exercise, 60% of the difference between the fair market value of Domtar’s common shares at the time of exercise and the grant price must be converted in common share of Domtar which must be held by the participant for at least 12 months after the date of exercise. Any annual portion that has not been exercised on or before the expiry date of the option will automatically lapse on such expiry date. The option has been granted for a period of six years, subject to the terms and conditions of the Plan.

In 2003, a new performance feature was introduced to the Plan for all grants starting with 2003 going-forward. Options granted before 2003 are not affected by this new feature. Pursuant to this new feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant, provided the performance of Domtar’s common share price is equal to or exceeds the average performance of an index composed of the S&P 500 Materials (U.S.) index (50%) and the S&P/TSX Materials (Canada) index (50%). On each anniversary date of the grant, the average closing price of Domtar’s common shares, during the 20 consecutive trading days on the Toronto Stock Exchange immediately preceding each anniversary date of the grant, is used to measure the performance of Domtar’s common share price and is compared to the average performance of the index during the same reference period. The relevant annual portion only vests on a given anniversary date if the performance of Domtar’s common share price equals or exceeds the average index during the relevant reference period. Should this not be the case, the annual portion will not vest but may vest on any following anniversary date if the foregoing test, applied on a cumulative basis, is satisfied on a subsequent anniversary date over the vesting period of four years. Any annual portion which has not vested on or before the end of the vesting period of the option will automatically lapse on the expiry date. The new performance options have a term of 10 years and will expire in February 2013.

In June 2001, 1,050,000 stock options were granted to members of the Management Committee. Pursuant to this grant, and except in certain specified circumstances, there was no prorata or early vesting prior to January 1, 2004, at which time the options became fully vested if the holder of the options was still an employee of Domtar. After vesting, the options may not be exercised unless both of the following two conditions have been met: 1) at any time between January 1, 2001 and December 31, 2003, the weighted average trading price of the Domtar’s common shares during 20 consecutive trading days on the Toronto Stock Exchange has reached or exceeded $16.70, $18.51 or $20.32, whereupon 25%, 50% or 100%, respectively, of the options granted become exercisable; and 2) the appreciation in the market value of the Domtar’s common shares between January 1, 2001 and the exercise date is equal to or exceeds the increase in the Standard & Poor’s U.S. Paper & Forest Products index during the same period. As at December 31, 2006, only 14% of the options are exercisable, provided the above-mentioned conditions are met, and the remaining 86% have been cancelled, as the objectives of the program have not been attained.

C-F-138

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005	2004

Risk-free interest rate	4.0%	4.0%	4.2%
Annual dividends per shares (in dollars)	—	$ 0.24	$ 0.24
Expected lives (years)	6	6	6
Volatility	34.3%	30.6%	33.4%
Estimated realization percentage-performance options	84.5%	61.4%	69.8%
Weighted average fair value of options granted during the year (in dollars per option)	$ 5.24	$ 2.95	$ 3.68

Changes in the number of options outstanding were as follows:

	2006		2005		2004

	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$		$

Outstanding at beginning of year	4,833,126	14.38	5,306,553	14.83	5,688,264	14.22
Granted	528,250	6.23	495,250	11.44	1,266,000	15.53
Exercised	—	—	(21,847)	11.12	(540,270)	11.57
Cancelled	(515,218)	14.45	(946,830)	15.44	(1,107,441)	14.08
Expired	(321,301)	11.67	—	—	—	—

Outstanding at end of year	4,524,857	13.62	4,833,126	14.38	5,306,553	14.83

Options exercisable at end of year	2,171,257	14.27	2,424,793	13.77	2,287,587	13.79

C-F-139

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table summarizes the information about options outstanding and exercisable as at December 31, 2006:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price

			$		$
$6.23 - $9.18	512,250	5.1	6.29	11,000	9.18
$9.19 - $13.26	1,306,382	3.1	11.60	925,882	11.66
$13.27 - $16.52	2,706,225	5.6	15.98	1,234,375	16.27

	4,524,857	4.8	13.62	2,171,257	14.27

During the year, no shares (2005—nil; 2004—353,900) were issued pursuant to the exercise of rights and 61,425 bonus shares (2005 — 70,393; 2004—52,730) were issued. The total expense recognized in Domtar’s results of operations related to these rights and bonus shares amounted to $3 million in 2006 (2005—$4 million; 2004—$2 million). As at December 31, 2006, 80,000 bonus shares could be issued over the next year.

As at December 31, 2006, 16,000,000 common shares (2005—16,000,000; 2004—16,000,000) were authorized for issuance under the Plan. Since its inception, 6,119,260 shares have been issued under this plan. These common shares are issued from treasury.

During the year, under the Executive Stock Option and Share Purchase Plan and the Employee Share Purchase Plan, as described below, $3 million (2005—$5 million; 2004—$4 million) was included in “Contributed surplus” in conjunction with the recognition of stock-based compensation expense. The total compensation cost related to non-vested Executive Stock Option and Shares Purchase Plans not yet recognized is $2 million as at December 31, 2006. The weighted average period over which this cost is expected to be recognized is one year.

Deferred share unit plans

Outside directors

Under the Deferred Share Unit Plan for Outside Directors of the Corporation, deferred share units (DSUs), equivalent in value to a common share, may be granted to eligible directors. In addition, participants may elect to receive their annual retainer and attendance fees in DSUs. A participant shall receive, not later than the 31st of January following the end of the year during which the participant ceases to be a member of the Board of Directors, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on the termination date multiplied by the termination date value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs

C-F-140

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. The total expense (reversal) recognized in Domtar’s results of operations amounted to $1.9 million in 2006 (2005—$(0.3) million; 2004—$0.4 million). In 2006, 116,644 DSUs (2005—99,389; 2004—37,940) were issued and no DSUs (2005—nil; 2004—45,334) were redeemed. As at December 31, 2006, 346,166 DSUs (2005—229,523; 2004—130,134) were outstanding.

Executives

Under the Executive Deferred Share Unit Plan of the Corporation, DSUs may be granted to eligible executives. A participant shall receive, no later than the 31st of January following the end of the year during which occurred the participant’s date of retirement, death, determination of long-term disability or termination of employment at the end of a continuous period that started on or after January 1, 1999 and represents at least seven years of tenure as a member of the Management Committee, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on one of these dates multiplied by the redemption value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. In 2005, the Executive Deferred Share Unit Plan was eliminated. Previously granted DSUs are not affected by this change. The total expense (reversal) recognized in Domtar’s results of operation amounted to $0.2 million in 2006 (2005—$(0.5) million; 2004—$(0.6) million). As at December 31, 2006, 46,128 DSUs (2005—56,443; 2004—66,178) were outstanding under this plan.

Under the Executive Performance Share Unit Plan approved in December 2003, Performance Share Units (PSUs) may be granted to eligible executives and other key employees of Domtar or any of its affiliates. Each PSUs, subject to the vesting conditions (including certain conditions relating to the relative performance of the Domtar’s common shares) set out in each grant being fulfilled, gives a participant the right to receive one common share of Domtar or, at his option, the cash equivalent at the time of vesting. In the event a participant elects to receive common shares, Domtar will make arrangements for delivery of such shares through purchases on the open market then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional PSUs when normal cash dividends are paid on common shares. The total expense recognized in Domtar’s results of operations amounted to $0.1 million in 2006 (2005—$0.1 million; 2004—$0.1 million), representing 551,497 (2005—740,812; 2004—725,989) units authorized and issued since the inception of the plan. In February 2007, 504,044 PSUs were cancelled.

C-F-141

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Employee share purchase plans

Under the Employee Share Purchase Plans, all employees are eligible to purchase common shares at a price of 90% of the quoted market value. Common shares are purchased under the plans on monthly investment dates. Shares purchased under the Canadian plan are subject to a mandatory twelve-month holding period. Employees who hold the shares for 18 months following the date of acquisition (U.S. plan) or who hold the shares purchased in any calendar year until June 30 of the following year (Canadian plan) are entitled to receive additional common shares equivalent to 10% of the cost of such shares. As at December 31, 2006, 6,050,000 common shares (2005—6,050,000; 2004—6,050,000) were authorized for issuance under the plans. During the year, 547,787 common shares (2005—637,894; 2004—421,825) were issued under the plans at an average price of $7.12 (2005—$9.08; 2004—$15.77) per share. Since their inception, 5,687,049 shares have been issued under these plans.

Note 18. Financial instruments

Fair value of financial instruments

	2006		2005
	Fair value	Carrying amount	Fair value	Carrying amount

	$	$	$	$

Long-term debt	1,918	1,891	2,064	2,259

The fair value of the long-term debt, including the portion due within one year, is principally based on quoted market prices.

Due to their short-term maturity, the carrying amounts of cash and cash equivalents, receivables, bank indebtedness, trade and other payables and income and other taxes approximate their fair values.

Interest rate risk

Domtar is exposed to interest rate risk arising from fluctuations in interest rates on its cash and cash equivalents, its bank indebtedness, its bank credit facility and its long-term debt. Domtar may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

In 2004, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $20 million (US$15 million). The resulting gain of $17 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period ending November 2013, the term of the underlying 5.375% notes.

C-F-142

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

In 2002, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $40 million (US$26 million). The net gain of $40 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period of the interest rate payments ending October 2003 and October 2006, the original designated hedging period of the underlying 7.875% notes. In 2006, the net amount of $10 million (2005—$13 million) was recognized against “Financing expenses.”

Credit risk

Domtar is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, Domtar reviews new customers’ credit histories before granting credit and conducts regular reviews of existing customers’ credit performance. As at December 31, 2006, one of Domtar’s paper segment customers located in the United States represented 5% ($16 million) (2005—4% ($18 million)) of the receivables, prior to the effect of the receivables securitization.

Domtar is also exposed to credit risk in the event of non-performance by counterparties to its financial instruments. Domtar minimizes this exposure by entering into contracts with counterparties that are believed to be of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored.

Foreign currency risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, Domtar has entered into various arrangements to stabilize anticipated future net cash inflows denominated in U.S. dollars. The following table provides the detail of the arrangements used as hedging instruments:

	2006	2005	2006	2005

	Average exchange rate		Contractual amounts

	(CAN$/US$)		(In millions of U.S. dollars)

Forward foreign exchange contracts
0 to 12 months	—	1.24	—	295
Currency options purchased
0 to 12 months	1.12	—	360	—
Currency options sold
0 to 12 months	1.19	—	360	—

Forward foreign exchange contracts are contracts whereby Domtar has the obligation to sell U.S. dollars at a specific rate.

Currency options purchased are contracts whereby Domtar has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. Currency options sold are contracts whereby Domtar has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above that rate.

C-F-143

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The fair value of derivative financial instruments generally reflects the estimated amounts that Domtar would receive or pay to settle the contracts at December 31, 2006 and 2005. As at these dates, the spot exchange rates were $1.17 and $1.17, respectively, and the fair value of the above derivative financial instruments used as hedging items was as follows:

	2006	2005

	$	$

Unrealized gains on forward foreign exchange contracts	—	22

In addition, in 2006, the Corporation entered into forward foreign exchange swap contracts of US$490 million to manage the effects of a fluctuating Canadian dollar for a period ending January 2007. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $3 million included in “Selling, general and administration” expenses.

Price risk

In 2006, the Corporation entered into cash settled commodity swap agreements to manage price risk associated with purchases of bunker oil covering a period starting January 2007 and ending December 2007. These agreements fix the purchase price of bunker oil for 10,000 barrels per month. These agreements are in addition to the 2005 and 2004 contracts, which fix the purchase price of bunker oil for 20,000 and 7,000 barrels per month, respectively, ending December 2006. These contracts are designated as hedging instruments and hedge approximately 12% of estimated bunker oil purchases of 2007. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $1 million (2005—unrealized gain of $1 million).

During 2004, the Corporation entered into a cash settled commodity swap agreement to manage price risk associated with sales of NBSK pulp covering a period starting July 2004 and ending June 2007. The agreement fixes the sale price of NBSK pulp for 1,000 tonnes per month for 36 months. This agreement is in addition to the 2003 and 2002 contracts, which fix the sale price of NBSK pulp for 1,500 tonnes per month for 36 months and expired in April 2006 and October 2005, respectively. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these remaining instruments as at December 31, 2006, was negative $1 million (2005—negative $1 million).

C-F-144

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 19. Accumulated foreign currency translation adjustments

	2006	2005	2004

	$	$	$

Balance at beginning of year	(205)	(190)	(145)
Disposal of business (Note 4)	4	—	—
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(1)	(69)	(141)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investment in self-sustaining foreign subsidiaries	1	65	117
Future income taxes thereon	(1)	(11)	(21)

Balance at end of year	(202)	(205)	(190)

Note 20. Interests in joint ventures

The following amounts represent the Corporation’s proportionate interests in its joint ventures (Anthony-Domtar Inc. and Gogama Forest Products Inc.):

	2006	2005

	$	$

Assets
Current assets	16	12
Long-term assets	15	17
Norampac (Note 4)	—	668
Liabilities
Current liabilities	6	4
Long-term liabilities	1	1
Norampac (Note 4)	—	403

C-F-145

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004

	$	$	$

Earnings
Sales	29	10	14
Operating expenses	(26)	(12)	(15)

Operating profit (loss)	3	(2)	(1)
Financing expenses	2	1	1

Net earnings (loss) from continuing operations	1	(3)	(2)
Net earnings (loss) from Norampac, excluding gain on disposal (Note 4)	37	(2)	34

Net earnings (loss)	38	(5)	32

Cash flows
Cash flows provided from (used for) operating activities	8	(4)	(2)
Cash flows used for investing activities	(1)	—	(11)
Cash flows provided from (used for) financing activities	(1)	(1)	9
Cash flows provided from Norampac (Note 4)	—	38	13

Note 21. Pension plans and other employee future benefit plans

Defined contribution plans

Domtar contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution. The 2006 pension expense was $15 million (2005—$17 million; 2004—$17 million) ($4 million related to discontinued operations (2005—$4 million; 2004—$4 million)).

Defined benefit plans

Domtar has several defined benefit pension plans covering substantially all employees, including one closed plan for certain non-unionized employees in Canada. Non-unionized employees in Canada joining Domtar after June 1, 2000 participate in defined contribution plans. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

In 2006, pursuant to the decision in November 2005 to close the Cornwall and Ottawa, Ontario paper mills, the Corporation has declared a partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan.

Other employee future benefit plans

The post-retirement and post-employment plans are unfunded.

C-F-146

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Components of net periodic benefit cost

	Pension plans			Other employee future benefit plans
	2006	2005	2004	2006	2005	2004

	$	$	$	$	$	$

Service cost for the year	34	35	35	3	4	3
Interest expense	79	78	74	6	7	7
Actual return on plan assets	(118)	(131)	(104)	—	—	—
Recognized actuarial loss (gain)	(31)	164	34	(10)	3	3
Plan amendments	12	44	3	(4)	(5)	1
Curtailment and settlement loss (gain) (Note 5)	6	17	2	(5)	(1)	1

Costs arising in the period	(18)	207	44	(10)	8	15
Difference between costs arising in the period and costs recognized in the period in respect of:
Return on plan assets	38	47	23	—	—	—
Actuarial loss (gain)	55	(151)	(22)	11	(2)	(1)
Plan amendments	(6)	(39)	(1)	3	5	(1)

Net periodic benefit cost	69	64	44	4	11	13

Net periodic benefit cost, related to:
Continuing operations	64	62	40	2	10	10
Discontinued operations (Note 4)	5	2	4	2	1	3

Net periodic benefit cost	69	64	44	4	11	13

Domtar’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Past service obligations primarily arise from improvements to plan benefits.

The latest actuarial valuations were conducted as at:

•	March 31, 2006, for plans representing approximately 74% of the total plans asset fair value,

•	December 31, 2005, for plans representing approximately 20% of the total plans asset fair value,

•	January 1, 2006, for plans representing approximately 5% of the total plans asset fair value,

•	January 1, 2004, for plans representing approximately 1% of the total plans asset fair value.

These valuations indicated a funding deficiency. The next actuarial valuations will be completed between December 31, 2006 and January 1, 2009. Domtar expects to contribute a total amount of $88 million in 2007 compared to $86 million in 2006 (2005—$85 million; 2004—$80 million) to the pension plans. The contributions made in 2006 to the other employee future benefit plans amounted to $7 million (2005—$9 million; 2004—$8 million).

C-F-147

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Change in accrued benefit obligation

The following table represents the change in the accrued benefit obligation as determined by independent actuaries:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit obligation at beginning of year	1,582	1,323	125	121
Service cost for the year	29	35	3	4
Interest expense	70	78	4	7
Plan participants' contributions	8	13	—	—
Actuarial loss (gain)	(23)	173	(3)	9
Plan amendments	12	44	(4)	(5)
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(171)	—	(27)	—
Settlement	(7)	(4)	—	—
Curtailment	(2)	(3)	(6)	(6)
Acquisitions	—	—	—	5
Effect of foreign currency exchange rate change	—	(3)	—	(1)

Accrued benefit obligation at end of year	1,427	1,582	85	125

Change in fair value of assets

The following table represents the change in the fair value of assets reflecting the actual return on plan assets, the contributions and the benefits paid during the year:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Fair value of assets at beginning of year	1,300	1,151	—	—
Actual return on plan assets	103	131	—	—
Employer contributions	86	85	7	9
Plan participants’ contributions	8	13	—	—
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(159)	—	—	—
Settlement	(7)	(4)	—	—
Effect of foreign currency exchange rate change	—	(2)	—	—

Fair value of assets at end of year	1,260	1,300	—	—

C-F-148

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Description of assets of the pension plans

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in the Domtar pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Corporation’s pension funds are not permitted to own any of the Corporation’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation, which includes the impact of a partial wind-up related to the mill closures.

The following table shows the allocation of the plan assets, based on the fair value of the assets held at December 31, 2006 and 2005 and the target allocation for 2006:

	Target allocation	Percentage plan assets as at December 31
		2006	2005

Fixed income securities	58% - 68%	63%	63%
Equity securities	32% -42%	37%	37%

Total		100%	100%

Domtar has indemnified and held harmless the trustees of Domtar pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions of Domtar or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at December 31, 2006, Domtar has not recorded a liability associated with these indemnifications, as Domtar does not expect to make any payments pertaining to these indemnifications.

Reconciliation of funded status to amounts recognized in the consolidated balance sheets

The following tables present the difference between the fair value of assets and the actuarially determined accrued benefit obligation as at December 31, 2006 and 2005. This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

The tables further reconcile the amount of the surplus or deficit (funded status) to the net amount recognized in the Consolidated balance sheets. This difference between the funded status and the net amount recognized in the Consolidated balance sheets represents the portion of the surplus or deficit not yet recognized for accounting purposes. Deferred recognition is a guiding principle of these recommendations. This approach allows for a gradual recognition of

C-F-149

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

changes in accrued benefit obligations and plan performance over the expected average remaining service life of the employee group covered by the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit obligation at end of year	1,427	1,582	85	125
Fair value of assets at end of year	(1,260)	(1,300)	—	—

Funded status	(167)	(282)	(85)	(125)
Reconciliation of funded status to amounts recognized in the Consolidated balance sheets
Unrecognized experience losses (gains):
Deferred investment gains due to use of market-related value to determine net benefit cost	(19)	(31)	—	—
Unrecognized net actuarial loss(a)	319	436	21	28
Unrecognized past service costs	52	49	(8)	(3)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

(a)	The amount to which these losses exceed the 10% corridor (representing 10% of the accrued benefit obligation) amounted to $176 million as at December 31, 2006 (2005—$288 million) for pension plans and $14 million as at December 31, 2006 (2005—$17 million) for other employee future benefit plans. Any such excess is amortized, commencing in the following year, over the expected average remaining service period of active employees expected to receive benefits under the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005

	$	$	$	$

Accrued benefit asset (Note 12)	213	204	—	—
Accrued benefit liability (Notes 13 and 15)	(28)	(32)	(72)	(100)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

As at December 31, 2006, the accrued benefit obligation and the fair value of defined benefit plan assets with an accrued benefit obligation in excess of fair value plan assets were $1,197 million and $1,015 million, respectively (2005—$1,546 million and $1,263 million, respectively).

C-F-150

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Estimated future benefit payments from the plans

Estimated future benefit payments from the plans for the next 10 years as at December 31, 2006 were as follows:

	Pension plans	Other employee future benefit plans

	2006	2006

	$	$

2007	70	5
2008(a)	310	6
2009	73	5
2010	74	6
2011	76	6
2012-2016	426	27

Total estimated future benefit payments from the plans	1,029	55

(a)	Includes estimated future benefit payments from the plans of $239 million related to the partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan in 2006.

Weighted-average assumptions

Domtar used the following key assumptions to measure the accrued benefit obligation and the net periodic benefit cost. These assumptions are long-term, which is consistent with the nature of employee future benefits.

	Pension plans			Other employee future benefit plans

	2006	2005	2004	2006	2005	2004

Accrued benefit obligation as at December 31:
Discount rate	5.2%	5.0%	5.8%	5.2%	5.0%	5.8%
Rate of compensation increase	2.7%	2.7%	3.4%	2.9%	3.5%	3.5%

Net periodic benefit cost for years ended December 31:
Discount rate	5.1%	5.8%	6.1%	5.2%	5.8%	6.1%
Rate of compensation increase	2.7%	3.4%	3.8%	3.3%	3.5%	3.5%
Expected long-term rate of return on plan assets	6.2%	7.2%	7.7%	N/A	N/A	N/A

Effective January 1, 2007, Domtar will use 6.3% as the expected return on plan assets, which reflects the current view of long-term investment returns.

C-F-151

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

For measurement purposes, 6.0% weighted-average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 3.7% by 2012 and remain at that level thereafter. An increase or decrease of 1% of this rate would have the following impact:

	Increase of 1%	Decrease of 1%

	$	$

Impact on net periodic benefit cost for other employee future benefit plans	1	(1)
Impact on accrued benefit obligation	6	(5)

Note 22. Segmented disclosures

Domtar operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of Domtar’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by Domtar and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The accounting policies of the reportable segments are the same as described in Note 1. Domtar evaluates performance based on operating profit, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

C-F-152

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Segmented data
	2006	2005	2004

	$	$	$

Sales from continuing operations
Papers	2,796	2,900	3,086
Paper Merchants	1,051	1,047	1,057
Wood	461	697	671

Total for reportable segments	4,308	4,644	4,814
Intersegment sales—Papers	(269)	(273)	(281)
Intersegment sales—Wood	(50)	(124)	(130)

Consolidated sales from continuing operations	3,989	4,247	4,403

Amortization, write-down of property, plant and equipment and impairment loss from continuing operations
Papers(a)	245	482	274
Paper Merchants	3	4	3
Wood(a)	36	68	59

Consolidated amortization, write-down of property, plant and equipment and impairment loss from continuing operations	284	554	336

	2006	2005	2004

	$	$	$

Operating profit (loss) from continuing operations
Papers(a)(c)(d)(e)(f)	121	(329)	17
Paper Merchants(b)	13	3	20
Wood(a)(g)	117	(33)	(27)

Total for reportable segments	251	(359)	10
Corporate(c)	(14)	10	13

Consolidated operating profit (loss) from continuing operations	237	(349)	23

Segment assets
Papers	3,304	3,423	3,826
Paper Merchants	148	146	125
Wood	408	476	510

Total for reportable segments	3,860	4,045	4,461
Corporate	1,071	430	418
Discontinued operations (Note 4)	24	717	802

Consolidated assets	4,955	5,192	5,681

Additions to property, plant and equipment from continuing operations
Papers	76	112	136
Paper Merchants	1	1	2
Wood	16	19	18

Total for reportable segments	93	132	156
Corporate	21	3	3

Consolidated additions to property, plant and equipment	114	135	159
Add: Change in payables on capital projects	(6)	4	8

Consolidated additions to property, plant and equipment per Consolidated cash flows from continuing operations	108	139	167

C-F-153

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Geographic information
	2006	2005	2004

	$	$	$

Sales from continuing operations(h)(i)
Canada	719	702	733
United States	3,053	3,369	3,470
Other foreign countries	217	176	200

	3,989	4,247	4,403

Property, plant and equipment and goodwill
Canada	1,385	1,886	2,324
United States	1,665	1,822	1,953
Other foreign countries	—	18	22

	3,050	3,726	4,299

(a)	Refer to Note 5 for amounts related to closure and restructuring costs.
(b)	The operating profit for the year ended December 31, 2005 reflects a $12.5 million charge relating to a legal settlement with regards to the sales of carbonless paper in Ontario and Quebec during a one-year period spanning part of 1999 and 2000.
(c)	The operating profit (loss) for the year ended December 31, 2006 includes a loss of $4 million (2005—gain of $5 million; 2004 —loss of $3 million) representing the loss on the marked to market of the pulp swap contracts.
(d)	The operating loss for the year ended December 31, 2006 includes the recognition of $15 million (2005—$4 million; 2004—$4 million) for investment tax credits related to research and development expenses of current and prior years, reflected as a reduction of the “Cost of sales.”
(e)	The operating profit for the year ended December 31, 2006 includes a gain on the sale of land in the amount of $10 million.
(f)	The operating profit for the year ended December 31, 2004 includes gains on sales of timberlands in the amount of $33 million.
(g)	The operating profit for the year ended December 31, 2006 includes antidumping and countervailing duties refund in the amount of $164 million.
(h)	Sales are attributed to countries based on the location of the external customers.
(i)	In 2006, export sales from Canada were $1,031 million (2005 – $1,444 million; 2004—$1,492 million).

Note 23. Reconciliation of canadian and united states generally accepted accounting principles

The Consolidated earnings and Consolidated balance sheets have been prepared in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP. The following are the significant differences in accounting principles as they pertain to the Consolidated earnings and the Consolidated balance sheets.

C-F-154

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(A) Net earnings adjustments

The following table provides a reconciliation of the net earnings (loss) from Canadian to U.S. GAAP:

	2006	2005	2004

	$	$	$

Net earnings (loss) from continuing operations in accordance with Canadian GAAP	63	(310)	(63)
Adjustments with respect to the following items:
Pension plans cost(1)	(7)	(13)	(1)
Other employee future benefit plans cost(2)	1	5	1
Revenue stream hedge(3)	(7)	—	4
Foreign currency hedging contracts(4)	—	—	(12)
Commodity hedging contracts(5)	—	—	(2)
Interest rate swap contracts(6)	(10)	(13)	(13)
Acquisition of E.B. Eddy(8)	(21)	(80)	(6)
Tax effect of the above adjustments	12	12	9

Earnings (loss) from continuing operations in accordance with U.S. GAAP	31	(399)	(83)
Earnings (loss) from discontinued operations, net of income taxes(10)	225	(103)	7

Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares in accordance with U.S. GAAP	255	(503)	(77)

Earnings (loss) from continuing operations per common share in accordance with U.S. GAAP (in dollars)
Basic	0.13	(1.74)	(0.37)
Diluted	0.13	(1.74)	(0.37)
Net earnings (loss) per common share in accordance with U.S. GAAP (in dollars)
Basic	1.11	(2.19)	(0.34)
Diluted	1.11	(2.19)	(0.34)

C-F-155

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(B) Balance sheet adjustments

The following table presents the Consolidated balance sheets under Canadian and U.S. GAAP:

	2006		2005
	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Assets
Current assets
Cash and cash equivalents	649	642	83	68
Receivables	305	318	294	212
Inventories	575	570	715	641
Prepaid expenses	14	14	11	8
Income and other taxes receivable	18	18	16	15
Future income taxes	45	45	38	38

	1,606	1,607	1,157	982
Property, plant and equipment	3,044	3,075	3,634	3,304
Assets held for sale	24	24	—	—
Goodwill	6	6	92	23
Investments in joint ventures(7)	—	22	—	289
Other assets	275	23	309	243

	4,955	4,757	5,192	4,841

Liabilities and shareholders' equity
Current liabilities
Bank indebtedness	62	62	21	14
Trade and other payables	533	533	651	564
Income and other taxes payable	20	19	29	29
Long-term debt due within one year	2	1	2	1

	617	615	703	608
Long-term debt	1,889	1,863	2,257	2,017
Future income taxes	285	198	292	180
Other liabilities and deferred credits	223	338	331	464
Shareholders’ equity
Preferred shares	32	32	36	36
Common shares	1,788	1,788	1,783	1,783
Contributed surplus	15	15	14	14
Retained earnings (deficit)	308	290	(19)	35
Accumulated foreign currency translation adjustments	(202)	—	(205)	—
Accumulated other comprehensive income (loss)	—	(382)	—	(296)

	1,941	1,743	1,609	1,572

	4,955	4,757	5,192	4,841

See section (F) for the reconciliation of the Consolidated balance sheets items.

C-F-156

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table presents the Consolidated earnings under Canadian and U.S. GAAP:

	2006		2005		2004
	$	$	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Sales	3,989	3,961	4,247	4,237	4,403	4,389
Operating expenses
Cost of sales	3,392	3,391	3,720	3,718	3,798	3,788
Selling, general and administrative	218	218	231	230	245	245
Amortization	284	302	329	406	325	329
Antidumping and countervailing duties refund	(164)	(164)	—	—	—	—
Closure and restructuring costs	35	35	317	323	49	49
Net gains on disposals of property, plant and equipment	(13)	(13)	(1)	(1)	(37)	(37)

	3,752	3,769	4,596	4,676	4,380	4,374

Operating profit (loss) from continuing operations	237	192	(349)	(439)	23	15
Financing expenses	150	156	144	143	141	136
Share of joint ventures' net (earnings) loss (7 & 9)	—	(1)	—	3	—	3
Derivative instruments loss (4 to 6)	—	10	—	13	—	27

Earnings (loss) from continuing operations before income taxes	87	27	(493)	(598)	(118)	(151)
Income tax expense (recovery)	24	(4)	(183)	(199)	(55)	(68)

Earnings (loss) from continuing operations	63	31	(310)	(399)	(63)	(83)
Earnings (loss) from discontinued operations, net of income taxes (10)	265	225	(78)	(103)	21	7

Net earnings (loss)	328	256	(388)	(502)	(42)	(76)
Dividend requirements of preferred shares	1	1	1	1	1	1

Net earnings (loss) applicable to common shares	327	255	(389)	(503)	(43)	(77)

Earnings (loss) from continuing operations per common share (in dollars)
Basic	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Diluted	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Net earnings (loss) per common share (in dollars)
Basic	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)
Diluted	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)

See section (E) for the reconciliation of the Consolidated earnings items.

C-F-157

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(C) Differences between Canadian and U.S. GAAP

Significant differences between Canadian and U.S. GAAP are described below.

(1) Pension plans cost

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonized Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years.

In the fourth quarter of 2006, Domtar adopted Statement No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R)" (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. Prior to the adoption of FAS 158, under U.S. GAAP, an additional minimum pension liability was recorded for plans where the accumulated benefit obligation exceeds the fair value of plan assets. The concept of additional minimum liability does not exist under Canadian GAAP. For these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded in “Other comprehensive income,” net of applicable income taxes. The requirement to recognize the overfunded or underfunded status of defined benefit pension plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses and past service costs arising prior to January 1, 2000. Differences also arise from the fact that the straight-line method is used to amortize actuarial gains and losses for U.S. GAAP purposes while the corridor method is used for Canadian GAAP purposes.

(2) Other employee future benefit plans cost

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years. In the fourth quarter of 2006, Domtar adopted FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income. The requirement to recognize the overfunded or underfunded status of postretirement plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

(3) Revenue stream hedge

In connection with the adoption of the Canadian accounting recommendations relating to the accounting for foreign currency translation, the Corporation elected to designate certain

C-F-158

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

U.S. dollar denominated long-term debt as a hedge of its U.S. dollar revenue stream. Starting in the fourth quarter of 2004, this U.S. dollar denominated long-term debt was no longer designated as a hedge of future U.S. dollar revenue stream. The exchange gain deferred under Canadian GAAP was recorded to earnings under U.S. GAAP, as such designation is not possible under U.S. GAAP.

(4) Foreign currency hedging contracts

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the foreign currency contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and resulting unrealized gains and losses are recorded to earnings. Under Canadian GAAP, gains and losses related to these contracts are included in “Sales”.

(5) Commodity hedging contracts

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the commodity contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and the resulting unrealized gains and losses are recorded to earnings.

Under Canadian GAAP, the commodity contracts are not designated for hedge accounting, except for the bunker oil and electricity contracts. Contracts that are not designated for hedge accounting are marked to market and the resulting gains and losses are recorded in earnings. Domtar has to account for these at fair value. The fair value is re-evaluated on a regular basis and a gain or loss is recorded in earnings. For contracts that are designated for hedge accounting, the realized gains and losses are included in “Sales” or “Cost of sales” as appropriate. Gains and losses on commodity contracts relating to Norampac are included, net of taxes, in “Earnings (loss) from discontinued operations”.

(6) Interest rate swap contracts

Under Canadian GAAP, unrealized gains and losses on interest rate swap contracts designated as hedges are not recognized in the consolidated financial statements. Under U.S. GAAP, certain interest rate swap contracts cannot be designated as a hedge and are marked to market. Therefore, any fluctuations of the fair value are recorded to earnings.

In 2002, the Corporation terminated prior to maturity its interest rate swap contracts for net cash proceeds of $40 million.

C-F-159

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Under Canadian GAAP, the net gain is deferred and recognized as a deduction of “Financing expenses” over the period of the interest rate payments initially designated as being hedged by these interest rate swap contracts.

For the year ended December 31, 2006, the amortization of the net deferred gain and related interest was $10 million under Canadian GAAP and nil under U.S. GAAP (2005 – $13 million and nil, respectively; 2004 – $13 million and nil, respectively).

(7) Joint ventures

Interests in joint ventures are accounted for using the proportionate consolidation method for Canadian GAAP and using the equity method under U.S. GAAP. This difference does not affect “Net earnings (loss)” or “Shareholders’ equity.”

On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations. Prior to the sale of Domtar’s interest in Norampac on December 29, 2006, under Canadian GAAP, a portion of the gain on the contribution to Norampac was deferred and amortized. Under U.S. GAAP, this gain was fully recognized in earnings upon the formation of Norampac.

(8) Acquisition of E.B. Eddy

The E.B. Eddy acquisition has been accounted for under Canadian GAAP, which at the time differed from U.S. GAAP in the accounting for income taxes, pension benefits cost and accounting for business integration provisions.

In 2005, in conjunction with the closure and restructuring costs discussed in Note 5, Domtar recorded an additional $11 million write-down on property, plant and equipment (including $2 million relating to discontinued operations) created at the time of the E.B. Eddy acquisition under U.S. GAAP.

During the fourth quarter of each fiscal year, Domtar conducts its annual impairment test on the goodwill recognized under U.S. GAAP. Accordingly, Domtar recorded a $17 million (2005—$85 million, including $20 million relating to discontinued operations) impairment loss related to the impairment of this goodwill. The impairment losses are attributable to the impact of sustained operating losses, mill closures and restructuring efforts. The fair value of the associated reporting units was determined using a combination of valuation methods including the expected present value of future cash flows. Impairment losses are included in “Amortization”.

(9) Formation of norampac

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for income taxes. These recommendations essentially harmonize Canadian with U.S. GAAP and were applied

C-F-160

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

retroactively without restating prior years. Accordingly, certain property, plant and equipment acquired at the formation of Norampac remained recorded at a lower value under Canadian GAAP. On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations.

(10) Investment tax credits

Under U.S. GAAP, the income tax expense has been reduced by $15 million in 2006 (2005—$4 million; 2004—$4 million) for investment tax credits related to research and development expenses, which had been recognized as a reduction of “Cost of sales” under Canadian GAAP.

(11) Long-term debt discount and debt issue costs

Under Canadian GAAP, long-term debt discount and debt issue costs are presented in “Other assets” as a deferred charge. U.S. GAAP requires that long-term debt discount and debt issue cost be reported as a direct reduction of long-term debt.

(12) Foreign currency translation adjustments

Under U.S. GAAP, foreign currency translation adjustments are included as a component of “Comprehensive income.” Under Canadian GAAP, the concept of comprehensive income exists but applies to fiscal years beginning on or after October 1, 2006. Foreign currency translation adjustments are included as a component of “Shareholders’ equity.”

(13) Comprehensive income

U.S. GAAP requires the disclosure of “Comprehensive income” (section (D)—IV)). The concept of comprehensive income exists under Canadian GAAP, but applies to fiscal years beginning on or after October 1, 2006.

(14) Consolidated cash flows

Under U.S. GAAP, the Consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that the joint ventures would be shown as an equity investment and not proportionately consolidated.

C-F-161

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(D) Supplementary disclosures

I) Accounting changes and recent accounting pronouncements

Accounting for Defined Benefit Pension and Other Post Retirement Plans

In the fourth quarter, Domtar adopted Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” which was issued by the FASB in September 2006. This Statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position.

At December 31, 2006, just prior to the adoption of FAS 158, Domtar had an additional minimum pension liability of $162 million and an intangible asset of $59 million, with an offsetting amount in “Accumulated other comprehensive income (loss)” ($71 million, net of applicable taxes of $32 million).

On adoption of FAS 158, Domtar recognized the funded status of its defined benefit pension and other postretirement plans as follows:

•	Reversed the additional minimum pension liability of $162 million, the intangible asset of $59 million and the future income tax asset of $32 million that was recorded prior to adoption.

•

Adjusted its prepaid benefit cost asset and accumulated benefit liability by reducing “Other assets” by $104 million, increasing “Other liabilities and deferred credits” by $152 million and a reducing “Accumulated other comprehensive income (loss)” by $175 million, net of applicable taxes of $79 million. Domtar recorded a future income tax asset of $79 million.

At December 31, 2006, subsequent to the adoption of FAS 158, Domtar has the following pension and post retirement related balances:

2006
$

Other assets	15
Future income tax assets	78

93

Other liabilities and deferred credits	264
Accumulated other comprehensive loss	(175)
Retained earnings	4

93

At December 31, 2006, “Accumulated other comprehensive income (loss)” includes unrecognized prior service costs of $52 million and unrecognized net actuarial loss of $123 that have not yet been recognized as components of net periodic benefit cost.

C-F-162

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

In accordance with the transitional provisions of the new standard, prior period financial statements were not restated.

Quantifying financial statement misstatements

In September 2006, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108) to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 did not have an impact on the Company’s financial statements.

II) Defined benefit pension plans

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,428 million, $1,349 million and $1,260 million, respectively, as at December 31, 2006 and $1,582 million, $1,475 million and $1,300 million, respectively, as at December 31, 2005.

Domtar expects the 2007 net periodic benefit cost to be approximately $56 million. The components of the expense are as follows:

$

Service cost	27
Interest cost	73
Expected return on plan assets	(75)
Amortization of prior service costs	11
Recognized actuarial loss (gain)	20

Net periodic benefit cost	56

III) Inventories

Inventories under U.S. GAAP are comprised of the following:

	2006	2005

	$	$

Work in process and finished goods	338	352
Raw materials	106	160
Operating and maintenance supplies	126	129

	570	641

C-F-163

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

IV) Comprehensive income and accumulated other comprehensive income

Under U.S. GAAP, Domtar is required to disclose certain information about comprehensive income. This information is as follows:

Comprehensive income (loss)	2006	2005	2004

	$	$	$

Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Other comprehensive income
Additional minimum liability of defined benefit pension plans, net of taxes recovery of $57 million (2005—expense of $50 million; 2004—recovery of $16 million) (see (C)(1) above)	110	(95)	27
Unrealized gains (losses) on commodity hedging contracts	(2)	1	—
Unrealized gains (losses) on foreign currency hedging contracts, net of taxes recovery of $8 million (2005—recovery of $7 million; 2004—expense of $13 million)	(18)	(12)	26
Foreign currency translation adjustments	(1)	(11)	(45)

Comprehensive income (loss)	345	(619)	(68)

Accumulated other comprehensive income (loss)	2006	2005	2004

	$	$	$

Additional minimum liability of defined benefit pension plans	—	(110)	(15)
Accounting change—Pension and other post retirement benefit plans (1 & 2)	(175)	—	—
Unrealized gains (losses) on commodity hedging contracts	(1)	1	—
Unrealized gains (losses) on foreign currency hedging contracts	(4)	14	26
Foreign currency translation adjustments	(202)	(201)	(190)

Accumulated other comprehensive income (loss)	(382)	(296)	(179)

V) Impact of accounting pronouncements not yet implemented

Fair Value Measurements

In September 2006, FASB issued Statement No. 157, “Fair Value Measurements.” Statement 157 (FAS 157) establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Domtar is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of FAS 157 in fiscal 2008.

Uncertainty in Income Taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48).” This interpretation which is in effect for

C-F-164

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

fiscal years beginning after December 15, 2006, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. While Domtar is currently evaluating the impact of this interpretation on its first quarter 2007 financial statements, Domtar does not believe that the impact will be significant.

Accounting for planned major maintenance activities

In September 2006, FASB issued Staff Position AUG AIR—1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. Domtar currently uses the accrue-in-advance method to allocate planned major maintenance costs within a given year. Domtar is required to adopt the Staff Position in the first quarter of 2007 and will reflect major maintenance costs in the periods incurred for all interim periods presented after the effective date of the Staff Position.

(E) Reconciliation of the consolidated earnings items from Canadian GAAP to U.S. GAAP

	2006	2005	2004
	$	$	$

Sales —Canadian GAAP	3,989	4,247	4,403
Joint ventures(7)	(28)	(10)	(14)

Sales—U.S. GAAP	3,961	4,237	4,389

Cost of sales—Canadian GAAP	3,392	3,720	3,798
Pension plans cost(1)	7	5	1
Other employee future benefit plans cost(2)	(1)	(3)	(1)
Investment tax credits(10)	15	4	4
Joint ventures(7)	(22)	(8)	(14)

Cost of sales —U.S. GAAP	3,391	3,718	3,788

Selling, general and administrative - Canadian GAAP	218	231	245
Joint ventures(7)	—	(1)	—

Selling, general and administrative—U.S. GAAP	218	230	245

Amortization - Canadian GAAP	284	329	325
Acquisition of E.B. Eddy(8)	21	80	6
Joint ventures(7)	(3)	(3)	(2)

Amortization—U.S. GAAP	302	406	329

Closure and restructuring costs—Canadian GAAP	35	317	49
Pension plans cost(1)	—	8	—
Other employee future benefit plans cost(2)	—	(2)	—

Closure and restructuring costs—U.S. GAAP	35	323	49

C-F-165

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$

Financing expenses—Canadian GAAP	150	144	141
Revenue stream hedge(3)	7	—	(4)
Joint ventures(7)	(1)	(1)	(1)

Financing expenses—U.S. GAAP	156	143	136

Share of joint ventures’ net (earnings) loss—Canadian GAAP	—	—	—
Joint ventures(7)	(1)	3	3

Share of joint ventures’ net (earnings) loss—U.S. GAAP	(1)	3	3

Derivative instrument loss—Canadian GAAP	—	—	—
Foreign currency hedging contracts(4)	—	—	12
Commodity hedging contracts(5)	—	—	2
Interest rate swap contracts(6)	10	13	13

Derivative instrument loss—U.S. GAAP	10	13	27

Income tax expense (recovery)—Canadian GAAP	24	(183)	(55)
Tax effect of the adjustments	(12)	(12)	(9)
Investment tax credits(10)	(15)	(4)	(4)
Joint ventures(7)	(1)	—	—

Income tax expense (recovery) - U.S. GAAP	(4)	(199)	(68)

(F) Reconciliation of the consolidated balance sheets items from Canadian GAAP to U.S. GAAP

	2006	2005
	$	$

Cash and cash equivalents—Canadian GAAP	649	83
Joint ventures(7)	(7)	(15)

Cash and cash equivalents—U.S. GAAP	642	68

Receivables—Canadian GAAP	305	294
Joint ventures(7)	13	(82)

Receivables—U.S. GAAP	318	212

Inventories—Canadian GAAP	575	715
Joint ventures(7)	(5)	(74)

Inventories—U.S. GAAP	570	641

Prepaid expenses - Canadian GAAP	14	11
Joint ventures(7)	—	(3)

Prepaid expenses—U.S. GAAP	14	8

Income and other taxes receivable - Canadian GAAP	18	16
Joint ventures(7)	—	(1)

Income and other taxes receivable—U.S. GAAP	18	15

Property, plant and equipment - Canadian GAAP	3,044	3,634
Acquisition of E.B. Eddy(8)	46	50
Formation of Norampac(9)	—	18
Joint ventures(7)	(15)	(398)

Property, plant and equipment—U.S. GAAP	3,075	3,304

Goodwill - Canadian GAAP	6	92
Acquisition of E.B. Eddy(8)	—	17
Joint ventures(7)	—	(86)

Goodwill—U.S. GAAP	6	23

C-F-166

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$

Other assets—Canadian GAAP	275	309
Pension plans cost(1)	(200)	(93)
Intangible assets related to additional minimum liability(1)	—	77
Commodity hedging contracts(5)	(1)	—
Unrealized gains (losses) on foreign currency hedging contracts(4)	(6)	20
Long-term debt discount and debt issue costs(11)	(26)	(33)
Joint ventures(7)	(19)	(37)

Other assets—U.S. GAAP	23	243

Bank indebtedness—Canadian GAAP	62	21
Joint ventures(7)	—	(7)

Bank indebtedness—U.S. GAAP	62	14

Trade and other payables—Canadian GAAP	533	651
Pension plans cost(1)	3	—
Other employee future benefit plan cost(2)	6	—
Joint ventures(7)	(9)	(87)

Trade and other payables—U.S. GAAP	533	564

Income and other taxes payable—Canadian GAAP	20	29
Joint ventures(7)	(1)	—

Income and other taxes payable—U.S. GAAP	19	29

Long-term debt due within one year—Canadian GAAP	2	2
Joint ventures(7)	(1)	(1)

Long-term debt due within one year—U.S. GAAP	1	1

Long-term debt—Canadian GAAP	1,889	2,257
Long-term debt discount and debt issue costs(11)	(26)	(33)
Joint ventures(7)	—	(207)

Long-term debt—U.S. GAAP	1,863	2,017

C-F-167

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$

Future income taxes—Canadian GAAP	285	292
Tax effect of the adjustments	(87)	(35)
Joint ventures(7)	—	(77)

Future income taxes—U.S. GAAP	198	180

Other liabilities and deferred credits—Canadian GAAP	223	331
Pension plans cost(1)	149	—
Additional minimum liability of defined benefit pension plans(1)	—	244
Other employee future benefit plans cost(2)	7	13
Revenue stream hedge(3)	(41)	(48)
Interest rate swap contracts(6)	—	(10)
Deferred gain on contribution of net assets to Norampac(7)	—	(34)
Joint ventures(7)	—	(32)

Other liabilities and deferred credits—U.S. GAAP	338	464

Retained earnings (deficit)—Canadian GAAP	308	(19)
Pension plans cost(1)	(65)	(63)
Other employee future benefit plans cost(2)	(11)	(10)
Revenue stream hedge(3)	26	32
Foreign currency hedging contracts(4)	—	(2)
Commodity hedging contracts(5)	—	(1)
Interest rate swap contracts(6)	—	6
Deferred gain on contribution of net assets to Norampac(7)	—	22
Acquisition of E.B. Eddy(8)	32	52
Formation of Norampac(9)	—	18

Retained earnings—U.S. GAAP	290	35

Accumulated foreign currency translation adjustments—Canadian GAAP	(202)	(205)
Additional minimum liability of defined benefit pension plans(1)	—	(110)
Accounting change—Pension and other post retirement benefit plans(1 & 2)	(175)	—
Unrealized gains (losses) on commodity hedging contracts(5)	(1)	1
Unrealized gains (losses) on foreign currency hedging contracts(4)	(4)	14
Joint ventures(7)	—	4

Accumulated other comprehensive income—U.S. GAAP	(382)	(296)

C-F-168

Domtar Inc.

Notes to consolidated financial statements—(continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Note 24. Proposed combination

In August 2006, Domtar signed a definitive agreement to combine with Weyerhaeuser’s fine paper business and related assets. Under the terms of the transaction, Weyerhaeuser’s fine paper business, consisting of 10 primary pulp and paper mills (seven in the United States and three in Canada), converting, forming and warehousing facilities, sales offices, two sawmills and logging and forest management operations will be transferred into a newly formed company for stock and a cash payment of US$1.35 billion to be provided by the new company through borrowings under a temporary credit facility. Weyerhaeuser intends to distribute the shares of the new company to its shareholders through an exchange offer. Domtar will combine with the newly formed company to create “Domtar Corporation.” At the time of the closing, the combined company will be owned approximately 55% by former Weyerhaeuser shareholders and 45% by former Domtar shareholders. The combination is subject to approvals by: the shareholders of Domtar by a special resolution; appropriate regulatory and other authorities (all of which have been obtained); as well as customary closing conditions. The transaction will be submitted to Domtar’s shareholders at a special meeting to be held on February 26, 2007 and is expected to close in March 2007. As a result of this transaction, Domtar will become an indirect subsidiary of the “Domtar Corporation,” a Delaware corporation.

Note 25. Comparative figures

To conform with the basis of presentation adopted in the current year, certain figures previously reported have been reclassified.

C-F-169

Domtar Inc.

Consolidated financial statements

Consolidated balance sheets (Note 3) As at	June 30 2007	December 31 2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$

Assets

Current assets
Cash and cash equivalents	43	649
Receivables	154	305
Receivables from related parties (Note 9)	23	—
Inventories	526	575
Prepaid expenses	17	14
Income and other taxes receivable	13	18
Future income taxes	45	45

	821	1,606
Property, plant and equipment	3,131	3,044
Assets held for sale	—	24
Goodwill	127	6
Long-term advances to related parties (Note 9)	653	—
Intangibles	31	—
Other assets	92	275

	4,855	4,955

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	45	62
Trade and other payables	426	533
Payables to related parties (Note 9)	2	—
Income and other taxes payable	21	20
Long-term debt due within one year	1	2

	495	617
Long-term debt (Note 5)	1,782	1,889
Future income taxes	357	285
Other liabilities and deferred credits	357	223

Contingencies (Note 10)

Shareholders’ equity
Preferred shares	28	32
Common shares	1,837	1,788
Contributed surplus	—	15
Retained earnings	11	308
Accumulated other comprehensive income (loss)	(12)	(202)

	1,864	1,941

	4,855	4,955

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

C-F-170

Domtar Inc.

Consolidated financial statements

Consolidated earnings	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$	$	$	$	$

			Note 3		Combined Note 1

Sales	892	998	684	1,178	1,862	2,037
Operating expenses
Cost of sales	754	876	564	992	1,556	1,807
Selling, general and administrative	57	43	85	65	150	96
Amortization	53	69	51	62	113	141

	864	988	700	1,119	1,819	2,044

Operating income (loss) from continuing operations	28	10	(16)	59	43	(7)
Financing expenses	24	40	24	28	52	75

Earnings (loss) from continuing operations before income taxes	4	(30)	(40)	31	(9)	(82)
Income tax expense (recovery)	9	(8)	(8)	19	11	(32)

Earnings (loss) from continuing operations	(5)	(22)	(32)	12	(20)	(50)
Earnings (loss) from discontinued operations	—	13	(1)	—	(1)	17

Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)

Consolidated retained earnings	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
(In millions of Canadian dollars, unless otherwise noted)	$	$	$	$	$	$

			Note 3		Combined Note 1
Retained earnings (deficit) at beginning of period	17	(43)	308	275	308	(19)
Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)
Comprehensive revaluation (Note 3)	—	—	—	(275)	(275)	—
Dividends on preferred shares	(1)	(1)	—	(1)	(1)	(1)

Retained earnings (deficit) at end of period	11	(53)	275	11	11	(53)

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

C-F-171

Domtar Inc.

Consolidated financial statements

Consolidated cash flows	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

(In millions of Canadian dollars, unless otherwise noted)	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1
Operating activities
Earnings (loss) from continuing operations	(5)	(22)	(32)	12	(20)	(50)
Non-cash items:
Amortization of property, plant and equipment	53	69	51	62	113	141
Future income taxes	6	(6)	(8)	16	8	(34)
Other	(1)	—	4	(10)	(6)	1

	53	41	15	80	95	58

Changes in working capital and other items
Receivables	19	7	113	4	117	8
Inventories	31	46	(6)	42	36	60
Prepaid expenses	3	2	—	(3)	(3)	(7)
Trade and other payables	(53)	(46)	(99)	(2)	(101)	(90)
Income and other taxes	4	(4)	4	2	6	1
Other	(18)	—	2	(27)	(25)	(5)

	(14)	5	14	16	30	(33)

Cash flows provided from operating activities of continuing operations	39	46	29	96	125	25

Investing activities
Additions to property, plant and equipment	(25)	(26)	(15)	(31)	(46)	(44)
Proceeds from disposals of property, plant and equipment	1	1	—	1	1	2
Increase in long-term advances to related parties (Note 9)	6	—	—	(653)	(653)	—
Other	(2)	(1)	—	(2)	(2)	(4)

Cash flows used for investing activities of continuing operations	(20)	(26)	(15)	(685)	(700)	(46)

Financing activities
Dividend payments	(1)	(1)	—	(1)	(1)	(1)
Change in bank indebtedness	(29)	23	17	(37)	(20)	37
Change in revolving bank credit, net of expenses	—	(40)	—	(1)	(1)	5
Repayment of long-term debt	(1)	(1)	(1)	(1)	(2)	(1)
Common shares issued, net of expenses	—	1	2	—	2	2
Redemptions of preferred shares	—	—	—	(4)	(4)	(1)
Other	(1)	—	(1)	(1)	(2)	—

Cash flows provided from (used for) financing activities of continuing operations	(32)	(18)	17	(45)	(28)	41

Cash flows from discontinued operations
Operating activities	(22)	5	—	(22)	(22)	11
Investing activities	22	(7)	—	22	22	(14)
Financing activities	—	(1)	—	—	—	(3)

Cash flows used for discontinued operations	—	(3)	—	—	—	(6)

Net increase (decrease) in cash and cash equivalents	(13)	(1)	31	(634)	(603)	14
Translation adjustments related to cash and cash equivalents	(3)	(3)	—	(3)	(3)	(3)
Cash and cash equivalents at beginning of period	59	98	649	680	649	83

Cash and cash equivalents at end of period	43	94	680	43	43	94

Cash and cash equivalents at end of period, related to:
Continuing operations	43	88	680	43	43	88
Discontinued operations	—	6	—	—	—	6

Cash and cash equivalents at end of period	43	94	680	43	43	94

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

C-F-172

Domtar Inc.

Consolidated financial statements

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

Consolidated statements of comprehensive income	2007	2006	2007	2007	2007	2006

(In millions of Canadian dollars, unless otherwise noted)	(Unaudited)
	$	$	$	$	$	$

					Combined
			Note 3		Note 1
Net earnings (loss)	(5)	(9)	(33)	12	(21)	(33)
Other comprehensive income
Foreign currency translation adjustments	(13)	—	(5)	(12)	(17)	—

Comprehensive income (loss)	(18)	(9)	(38)	—	(38)	(33)

CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME	March 6 2007	Fresh start adjustments 2007	Opening March 7 2007	June 30 2007	December 31 2006

(In millions of Canadian dollars, unless otherwise noted)	(Unaudited)
	$	$	$	$	$

	Note 3

Accumulated other comprehensive income (loss)
Accounting change—financial instruments, net of income tax expense (recovery) of $2 million	(5)	5	—	—	—
Foreign currency translation adjustments	(207)	207	—	(12)	(202)

Accumulated other comprehensive income (loss)	(212)	212	—	(12)	(202)

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

C-F-173

Domtar Inc.

Notes to consolidated financial statements

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 1. Basis of presentation

Domtar Inc. is an indirect wholly-owned subsidiary of Domtar Corporation. Domtar Corporation was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser Company. Domtar Corporation is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). Domtar Corporation had no operations prior to March 7, 2007.

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries entered into an agreement with Domtar providing for:

•	A series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by Domtar Corporation;

•	The distribution of shares of Domtar Corporation to Weyerhaeuser shareholders; and

•	The combination of Domtar with Domtar Corporation.

The transaction (“Transaction”) was consummated on March 7, 2007. In conjunction with the Transaction and in accordance with Section 1625 of the CICA Handbook, Comprehensive Revaluation of Assets and Liabilities (“CICA 1625”), Domtar undertook a comprehensive revaluation (or “Push Down”) of its assets and liabilities as at March 7, 2007. In accordance with CICA 1625, prior period financial information has not been restated to reflect the impact of the fair value adjustments, and accordingly, certain amounts in the prior periods are not directly comparable. See Note 3 for comprehensive revaluation of assets and liabilities.

The accompanying unaudited interim consolidated financial statements, prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), contain all adjustments necessary to present fairly Domtar’s financial position as at June 30, 2007 as well as results of operations and its cash flows from March 7 to June 30, 2007. While management believes that the disclosures presented are adequate, these unaudited interim consolidated financial statements and notes should be read in conjunction with Domtar’s annual consolidated financial statements and notes.

Domtar’s combined statement of consolidated earnings, retained earnings, cash flows and comprehensive income for the period ended June 30, 2007 represent the combination of the consolidated earnings, retained earnings, cash flows and comprehensive income from January 1, 2007 to March 6, 2007 (period prior to the application of fresh start reporting) and the consolidated earnings, retained earnings, cash flows and comprehensive income from March 7, 2007 to June 30, 2007 (period that reflects the application of fresh start reporting). Such combined consolidated earnings, retained earnings, cash flows and comprehensive income along with the comparative six-month period ended June 30, 2006 and the consolidated balance sheet and accumulated other comprehensive income as at December 31, 2006 are for illustrative purposes and are provided for the convenience of the reader only. As a result of the application of fresh start reporting that started on March 7, 2007, the financial condition and results of operations and the financial position following that date are not comparable to those prior to

C-F-174

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

that date. The financial condition and results of operations for the period from January 1, 2007 to March 6, 2007 and the financial condition and results of operations for the period from March 7, 2007 to June 30, 2007 with the comparative six-month period should not be viewed as a continuum since they were prepared using different bases of accounting and different accounting policies and, therefore, are not comparable.

As of the date of the Transaction, Domtar adopted all of Domtar Corporation’s accounting policies, other than the last-in, first-out method (LIFO) used by Domtar Corporation to cost certain U.S. raw materials, in-process and finished goods inventories. Prior period financial information has not been restated to reflect the impact of this change in accounting policy. Accordingly, certain amounts in the prior periods are not directly comparable.

Note 2. Accounting changes

Accounting changes

In July 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard, effective January 1, 2007, allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information and requires changes in accounting policy to be applied retrospectively unless doing so is impracticable. The initial adoption of this section had no significant impact on the consolidated financial statements under Canadian GAAP.

Financial instruments

In April 2005, the CICA issued three new Handbook Sections in relation with financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” The Corporation adopted the provisions of these sections on January 1, 2007.

Financial instruments—recognition and measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new statement:

•

All financial assets and liabilities are carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on trading financial assets and liabilities are recognized immediately in the consolidated statement of income while unrealized gains and losses on financial assets that are available for sale are recognized in other comprehensive income until their realization, after which these amounts are recognized in the consolidated statement of income.

C-F-175

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

•

All derivatives financial instruments are carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk is also recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness is recorded in the consolidated statement of income.

Comprehensive income

Section 1530 introduced a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

On January 1, 2007, the initial adoption of this standard resulted in a decrease in other assets of $26 million, an increase in future income tax assets of $2 million, a decrease in other long-term liabilities and deferred credits of $5 million, a decrease in long-term debt of $14 million and an accumulated other comprehensive loss of $5 million.

Uncertainty in income taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

C-F-176

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. Domtar adopted this Interpretation in conjunction with the fresh start reporting and the adoption of the accounting policies of Domtar Corporation (other than LIFO). Domtar considers FIN 48 is an appropriate source of Canadian GAAP under Section 1100, “Generally Accepted Accounting Principles.” The adoption of FIN 48 was not reflected as a change in accounting policy with retrospective adjustment of retained earnings nor were comparative amounts for prior periods restated given the fresh start reporting on March 7, 2007. The initial adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact of accounting pronouncements not yet implemented

Inventories

In March 2007, the Accounting Standards Board (“AcSB”) approved Handbook Section 3031 “Inventories.” The standard provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. The standard also permits the reversal of previous write-downs where there is a subsequent increase in the value of inventories. Finally, the standard provides guidance on the cost formulas that are used to assign costs to inventories and requires the consistent use of inventory policies by type of inventory with similar nature and use. The standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008, with earlier adoption encouraged. An entity may either apply this standard to the opening inventory for the period and adjust opening retained earnings by the difference in the measurement of opening inventory and prior periods are not restated; or an entity may apply this standard retrospectively and restate prior periods in accordance with Handbook Section 1506 “Accounting Changes.” We do not expect the adoption of this standard to have a material impact on our consolidated financial position or results of operations.

Note 3. Comprehensive revaluation

Following the consummation of the Transaction described in Note 1, Domtar Inc. applied fresh start reporting on March 7, 2007. In the case of an acquisition of an enterprise, the application of push-down accounting results in comparable accounting to that which would result had the acquirer either purchased the assets and assumed the liabilities of the enterprise directly or established a new legal entity to hold the assets and assume the liabilities of the acquired enterprise and to continue its operations. As a result, the financial condition and results of operations reflect the accounting activities before and after the Transaction, being the period from January 1, 2007 to March 6, 2007 and the period from March 7, 2007 to June 30, 2007, respectively. All assets and liabilities have been reported at fair values, except for future income taxes, which are reported in accordance with Section 3465 of the CICA Handbook, Income Taxes.

The fair values of the assets and liabilities have been based on Management’s best estimates at March 7, 2007. Domtar is in the process of completing its valuation of certain assets and

C-F-177

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

liabilities. Accordingly, the fair value of assets and liabilities could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets (including actual depreciation and amortization expense), goodwill and future income taxes.

Domtar Corporation has refined its preliminary purchase price allocation presented in its first quarter financial statements to reflect the impact of the restructuring measures described in Note 4 and the agreement in principle for the sale of substantially all of its Wood business as described in Note 11 on the fair values of the assets acquired and liabilities assumed. As a result, Domtar has revised its valuation of certain assets and liabilities as of the date of the application of push-down accounting. As such, inventories decreased by $8 million, property, plant and equipment increased by $95 million, trade and other payables increased by $22 million, other liabilities and deferred credits increased by $6 million and deferred income taxes – non current increased by $15 million. This resulted in a $44 million decrease in goodwill. These represent the significant changes to the fresh start adjustments.

Note 4. Closure and restructuring costs

On July 31, 2007, Domtar announced that it will permanently close two paper machines, one situated at its Woodland, Maine paper mill and another at its Port Edwards, Wisconsin paper mill as well as its mill in Gatineau, Quebec and its converting center in Ottawa, Ontario. In total, these closures will result in the permanent curtailment of approximately 284,000 tons of paper capacity per year and will affect approximately 430 employees.

The closure and restructuring cost provision identified below relates to operations and activities of Domtar Inc., which was acquired by Domtar Corporation on March 7, 2007 and was part of a plan that had begun to be assessed and formulated by management at that date. As a result, these costs represent assumed liabilities and costs incurred as of the acquisition date and were treated as part of the purchase price allocation in accordance with EIC-114, Liability Recognition for Costs Incurred on Purchase Business Combinations. These closures also impacted the fair value of certain property, plant and equipment as part of Domtar Inc. purchase price allocation.

At June 30, 2007, the closure and restructuring cost provision related to the above plan was $24 million, related entirely to the Papers segment.

C-F-178

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

The following table provides the components of closure and restructuring cost provisions:

As at June 30 2007

(Unaudited)

$

Labor costs	15
Environmental liabilities	6
Contract termination costs	3

Balance, end of period	24

Further costs related to the above closures expected to be incurred over 2007 and 2008 include $1 million for training, relocation and outplacement costs. These costs will be expensed as incurred.

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates as at June 30, 2007. Although Domtar does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further write-downs may be required in future periods.

Note 5. Long-term debt

Bank facility

On March 7, 2007, Domtar, along with its parent Domtar Corporation, entered into a new credit agreement, which consist of a seven-year senior secured term loan, of US$800 million, borrowed by Domtar Corporation, and a five-year US$750 million secured revolving credit facility of which Domtar can borrow a maximum US$150 million. The unsecured revolving credit facility of US$600 million in favour of Domtar that was due to expire in 2010, was cancelled.

Domtar’s obligations are guaranteed by its subsidiaries as well as by Domtar Corporation and its subsidiaries, subject to agreed exceptions.

The obligations of Domtar in respect of the senior secured credit facilities are secured by all of the equity interests of Domtar Corporation’s subsidiaries, subject to certain exceptions, and a perfected first priority security interest in substantially all of Domtar Corporation’s and its U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar). Lenders to Domtar Corporation, under the senior secured credit facilities, share this security package, subject to certain exceptions.

In addition, the obligations of Domtar are secured by the Canadian inventory of Domtar.

C-F-179

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 6. Stated capital

Equity awards

Domtar’s common shares under the Restricted Stock Plan as well as each outstanding grant of deferred share units and each outstanding grant of performance share units with respect to Domtar common shares were exchanged, on a one-for-one basis and on the same terms and conditions, for awards of Domtar Corporation common shares.

Options granted under the Executive Stock Option Plan, whether vested or unvested, were exchanged on the same terms and conditions for an option to purchase a number of shares of common stock of Domtar Corporation equal to the number of Domtar common shares or of equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

Employee share purchase plans

The Employee Share Purchase Plans have been terminated in February 2007.

Note 7. defined benefit plans and other employee future benefit plans

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30
	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1
Net periodic benefit cost for defined benefit plans	7	14	7	10	17	29
Net periodic benefit cost for other employee future benefit plans	2	3	1	3	4	5

C-F-180

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 8. Segmented disclosures

Domtar operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of Domtar’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by Domtar and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

C-F-181

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Domtar evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes.

	Three months ended June 30		From January 1 to March 6	From March 7 to June 30	Six months ended June 30

SEGMENTED DATA	2007	2006	2007	2007	2007	2006

	(Unaudited)
	$	$	$	$	$	$

			Note 3		Combined Note 1

Sales from continuing operations
Papers	633	693	501	830	1,331	1,405
Paper Merchants	250	256	184	337	521	533
Wood	83	130	58	109	167	278

Total for reportable segments	966	1,079	743	1,276	2,019	2,216
Intersegment sales - Papers	(61)	(68)	(53)	(83)	(136)	(151)
Intersegment sales - Paper Merchants	(1)	—	—	(1)	(1)	—
Intersegment sales - Wood	(12)	(13)	(6)	(14)	(20)	(28)

Consolidated sales from continuing operations	892	998	684	1,178	1,862	2,037

Amortization of property, plant and equipment from continuing operations
Papers	48	59	44	54	98	122
Paper Merchants	—	—	1	—	1	1
Wood	5	10	6	8	14	18

Consolidated amortization of property, plant and equipment from continuing operations	53	69	51	62	113	141

Operating income (loss) from continuing operations
Papers	49	17	32	76	108	(1)
Paper Merchants	3	3	2	7	9	7
Wood	(19)	(10)	(13)	(19)	(32)	(15)

Total for reportable segments	33	10	21	64	85	(9)
Corporate	(5)	—	(37)	(5)	(42)	2

Consolidated operating income (loss) from continuing operations	28	10	(16)	59	43	(7)

C-F-182

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

Note 9. Related party transactions

In conjunction with the consummation of the Transaction, as described in Note 1, a Canadian subsidiary of Domtar Inc. advanced $589 million (US$500 million) to a Canadian subsidiary of Domtar Corporation and a U.S. subsidiary of Domtar Inc. advanced $64 million (US$60 million) to a U.S. subsidiary of Domtar Corporation to pay down indebtedness incurred in the Transaction. The Canadian advance is for five years, bears interest at a variable rate based on the Canadian prime rate and is repayable at any time. The U.S. advance is for five years, bears interest at a variable rate based on the U.S. prime rate and is repayable at any time.

Domtar Corporation’s Canadian and U.S. subsidiaries have advanced certain funds to Domtar’s Canadian and U.S. subsidiaries in the normal course of business to finance its short-term liquidity needs. Ris Paper Company, Inc., an indirect wholly-owned subsidiary of Domtar, purchases paper from Domtar Corporation under the same commercial terms as any other merchant who purchases paper from Domtar Corporation.

Domtar Corporation exchanges fees with Domtar Inc. for management fees related to services rendered such as Finance, Legal, Human Resources, etc. The management fee is charged at cost or at cost plus, depending on the nature of the service rendered. The management fee for the period from March 7, 2007 to June 30, 2007 was not significant.

Note 10. Contingencies

E.B. Eddy acquisition

On July 31, 1998, Domtar acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar in specified circumstances, Domtar may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at March 7, 2007, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, Domtar received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $110 million as a result of the consummation of the Transaction described in Note 1. On June 12, 2007, an action was commenced by George Weston Limited against Domtar in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $110 million as well as additional compensatory damages. Domtar does not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price

C-F-183

Domtar Inc.

Notes to consolidated financial statements—(continued)

Second quarter 2007 (in millions of Canadian dollars, unless otherwise noted)

adjustment and intends to defend itself vigorously against any claims with respect thereto. However, Domtar may not be successful in its defense of such claims and if Domtar is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the liquidity, results of operations and financial condition.

Note 11. Sale of forest products business

On June 22, 2007, Domtar announced an agreement in principle to sell substantially all of its Wood business to the newly created Conifex Inc. for approximately $285 million including an estimated $50 million of working capital. The operations being sold consist of substantially all of Domtar’s Wood business, except for its sawmills in Saskatchewan and some forestlands. The transaction is subject to governmental approval for the forest license transfers, regulatory approvals and customary closing conditions. The sale is expected to close before the end of the year.

Domtar has accepted, in principle, to extend its support by investing in Conifex Inc. an amount equal to the lesser of $35 million or a 19.9% participation, subject to the conclusion of a definitive agreement to its satisfaction.

Domtar will provide Conifex Inc. with transition services after the close, including information technology, human resources management and finance, for a period of 6 to 12 months following the consummation of the transaction.

At June 30, 2007, the assets and liabilities of the Wood business are accounted for as held and used in accordance with Section 3475 of the CICA Handbook, Disposal of Long-lived Assets and Discontinued Operations, due to uncertainty surrounding the closing of the transaction, mainly regarding getting government approval and financing. Domtar does not expect to recognize a gain or loss from the sale upon closing.

Note 12. Comparative figures

To conform with the basis of presentation adopted in the current period, certain figures previously reported have been reclassified.

C-F-184

SCHEDULE D

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Debentureholder Information Circular/Prospectus (Domtar Inc. and Domtar Corporation – Solicitation of Proxies to Amend the Indentures relating to Domtar Inc.’s Canadian Dollar Denominated Debentures) of our auditor’s report dated February 22, 2007 on the consolidated balance sheets of Domtar Inc. as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006 and on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Information Circular/Prospectus.

/S/    PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Montréal, Quebec

September 25, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

D-1

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact:

The Information Agent at:

100 University Avenue

11th Floor, South Tower

Toronto, Ontario

M5J 2Y1

North American Toll Free Number: 1-888-605-8384

or the Dealer Manager at:

SCOTIA CAPITAL INC.

40 King Street West

Toronto, Ontario

M5W 2X6

Phone: (416) 863-7257

Attention:  Larry Small, Director, Head of Syndication

Part II

Information not required in prospectus and consent solicitation statement

Item 20. Indemnification of directors and officers

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Registrants’ certificate of incorporation and by-laws.

Domtar Corporation

Limitation of liability of directors

The Registrant is a Delaware corporation. The Registrant’s certificate of incorporation limits the liability of its directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of officers and directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, except that the Registrant’s certificate of incorporation provides for indemnification in a derivative action or suit initiated by any such person only if, subject to certain exceptions, the Registrant’s board of directors authorized such proceeding. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of such person’s heirs, executors and administrators.

The Registrant maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Director indemnification agreements

On the Acquisition Closing Date, the Company entered into an indemnification agreement with each of the individuals who became a director upon consummation of the Acquisition Transactions, including Raymond Royer and Marvin D. Cooper, who are also the Company’s President and Chief Executive Officer and Executive Vice-President and Chief Operating Officer, respectively. Each indemnification agreement provides that the Company will indemnify and hold harmless the individual (the “Indemnitee”) to the fullest extent permitted by Delaware law against losses incurred by reason of the fact that the Indemnitee is a director, officer, employee or agent of the Company. In addition, the Company will advance to the Indemnitee certain expenses incurred by the Indemnitee in defending against an indemnifiable claim. The Indemnitee agrees to repay to the Company all amounts advanced to the Indemnitee by the Company if the Indemnitee is ultimately determined not to be entitled to indemnification in respect of such claim.

Domtar Paper Company LLC

Domtar Paper Company, LLC is a limited liability company organized under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

In accordance with this provision, the Second Amended and Restated Limited Liability Company Agreement of Domtar Paper Company, LLC provides that none of Domtar Paper Company, LLC’s directors, officers, employees, shareholders, agents or representatives will be liable to Domtar Paper Company, LLC for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such persons in good faith and on behalf of Domtar Paper Company, LLC, and that Domtar Paper Company, LLC will, to the fullest extent permitted by applicable law, indemnify such persons for any such loss, damage or claim, except that no such person will be indemnified for any loss, damage or claim incurred by such person by reason of such person’s gross negligence or willful misconduct with respect to such acts or omissions. Any indemnity shall be provided out of and to the extent of Domtar Paper Company, LLC assets only, and no member thereof shall have any personal liability on account thereof.

In addition, to the fullest extent permitted by applicable law, Domtar Paper Company, LLC may from time to time and at the discretion of the board of directors advance to directors, officers, employees, shareholders, agents or representatives expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred in defending any claim, demand, action, suit or proceeding relating to or arising out of such person’s performance of his or her duties on behalf of Domtar Paper Company, LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon the receipt by Domtar Paper Company, LLC of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.

The Registrant maintains insurance, at its expense, which protects, among others, the directors, officers, employees and agents of Domtar Paper Company, LLC, against any loss, liability, damage or claim described above.

Item 21. Exhibits and financial statement schedules

The following exhibits are included as exhibits to this Registration Statement.

Exhibit No.	Description
*1.01	Form of U.S. Dealer Manager Agreement

*1.02	Form of Canadian Dealer Manager Agreement

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

3.3	Amended certificate of formation of Domtar Paper Company, LLC

3.4	Second amended and restated limited liability company agreement of Domtar Paper Company, LLC

*4.1	Form of Indenture among Domtar Corp., Domtar Paper Company, LLC and The Bank of New York., as trustee, relating to Domtar Corp., relating to Domtar Corp.’s (i) 7.125% Notes due 2015, (ii) 5.375% Notes due 2013, (iii) 7.875% Notes due 2011, (iv) 9.5% Notes due 2016, (v) 10% Notes due 2011 and (vi) 10.85% Notes due 2017

*4.2	Indenture, dated as of November 18, 2003, between Domtar Inc. and The Bank of New York (as successor to J.P. Morgan Trust Company, N.A.), as trustee, relating to Domtar Inc.’s 7 1/8% notes due 2015 and 5.375% notes due 2013

*4.3	Indenture, dated as of October 16, 2001, between Domtar Inc. and The Bank of New York (as successor to The Chase Manhattan Bank), as trustee, relating to Domtar Inc.’s 7.875% Notes due 2011

*4.4	Indenture, dated as of July 31, 1996, between Domtar Inc. and The Bank of New York, as trustee, relating to Domtar Inc.’s 9 1/2% debentures due 2016

*4.5	Indenture, dated as of August 5, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10.85% Debentures due 2017

*4.6	Indenture, dated as of April 15, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10% Debentures due 2011

*4.7	Form of Supplemental Indenture to the Indenture, dated as of November 18, 2003, between Domtar Inc. and The Bank of New York (as successor to J.P. Morgan Chase Bank, N.A.), as Trustee, relating to Domtar Inc.’s (i) $400 million 7 1/8% Notes due 2015 and (ii) $350 million 5.375% Notes due 2013

*4.8	Form of Supplemental Indenture to the Indenture, dated as of October 16, 2001, between Domtar Inc. and The Bank of New York (as successor to The Chase Manhattan Bank, N.A.), as Trustee, relating to Domtar Inc.’s $600 million 7.875% Notes due 2011
*4.9	Form of Supplemental Indenture to the Indenture, dated as of July 31, 1996, between Domtar Inc. and The Bank of New York as Trustee, relating to Domtar Inc.’s $125 million 9 1/2% Debentures due 2011

Exhibit No.	Description

*4.10	Form of Supplemental Indenture to the Indenture, dated as of August 5, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10.85% Debentures due 2017

*4.11	Form of Supplemental Indenture to the Indenture, dated as of April 15, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10% Debentures due 2011

*5.1	Opinion of Debevoise & Plimpton LLP regarding the validity of the securities of Domtar Corp. being registered

*5.2	Opinion of Richards, Layton & Finger P.C. regarding the validity of the guarantees of Domtar Paper Company, LLC being registered

9.1	Form of Voting and Exchange Trust Agreement (incorporated by reference to Exhibit 9.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.1	Form of Rights Agreement between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.2	Form of Tax Sharing Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.3	Form of Transition Services Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.4	Form of Pine Chip Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.5	Form of Hog Fuel Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.6	Form of Slush Pulp Sales Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.7	Form of Pine Chip Supply Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.8	Form of Site Services Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)
10.9	Form of Site Services Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

Exhibit No.	Description

10.10	Form of Site Services Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.11	Form of Fiber Supply Agreement (Princeton, British Columbia) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.12	Form of Fiber Supply Agreement (Okanagan Falls, British Columbia) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.13	Form of Fiber Supply Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.14	Form of Fiber Supply Agreement (Carrot River and Hudson Bay) (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.15	Form of Fiber Supply Agreement (Prince Albert, Saskatchewan) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.16	Form of Fiber Supply Agreement (White River, Ontario) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.17	Form of Site Services Agreement (Utilities) (Columbus, Mississippi) (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.18	Form of Site Services Agreement (Utilities) (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.19	Pine and Hardwood Roundwood Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.20	Agreement for the Purchase and Supply of Pulp (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.21	Pine In-Woods Chip Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.22	Pine and Amory Hardwood Roundwood Supply Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)
10.23	Agreement for the Purchase and Sale of Pulp (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

Exhibit No.	Description

10.24	Agency Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.25	OSB Supply Agreement (Hudson Bay, Saskatchewan) (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.26	Hog Fuel Supply Agreement (Kenora, Ontario) (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.27	Fiber Supply Agreement (Trout Lake and Wabigoon, Ontario) (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.28	Form of Intellectual Property License Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.29	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.30	Domtar Corporation 2007 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.31	Domtar Corporation 2004 Replacement Long-Term Incentive Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.32	Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.33	Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.34	Domtar Corporation Executive Stock Option and Share Purchase Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007) (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.35	Domtar Corporation Executive Deferred Share Unit Plan (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007) (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.36	Domtar Corporation Deferred Share Unit Plan for Outside Directors (for former directors of Domtar Inc.) (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)
10.37	Supplementary Pension Plan for Senior Executives of Domtar Corporation (for certain designated senior executives) (incorporated by reference to Exhibit 10.36 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

Exhibit No.	Description

10.38	Supplementary Pension Plan for Designated Management Employees of Domtar Corporation (for certain designated management employees) (incorporated by reference to Exhibit 10.37 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.39	Domtar Retention Plan (incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.40	Domtar Corporation Restricted Stock Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007) (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.41	Domtar Severance Policy for Senior Executives (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007) (incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.42	Director Deferred Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.43	Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.44	Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.45	Senior Executive Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.46	Performance Condition Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.47	Domtar Corporation Annual Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.48	Credit Agreement among the Company, Domtar Paper Company, LLC, Domtar Inc., J.P. Morgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto (incorporated by reference to Exhibit 10.45 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.49	Employment Agreement, effective as of August 9, 2007, between the Company and Raymond Royer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 15, 2007)

10.50	Employment Agreement, effective as of August 9, 2007, between the Company and Marvin Cooper (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on August 15, 2007)

15.1	Awareness Letter of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP
15.2	Awareness Letter of Independent Registered Public Accounting Firm – KPMG LLP

21.1	Subsidiaries of Domtar Corporation

23.1	Consent of KPMG LLP relating to the Weyerhaeuser Fine Paper Business

23.2	Consent of KPMG LLP relating to Domtar Corporation

Exhibit No.	Description

23.3	Consent of PricewaterhouseCoopers LLP relating to Domtar Inc.

24.1	Powers of Attorney

*25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York

*99.1	Form of Letter of Transmittal and Consent

*99.2	Form of Letter to Clients.

*99.3	Form of Letter to Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees.

*99.4	Form of Canadian Letter of Transmittal and Consent

*	To be filed by amendment.

Item 22. Undertakings

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montreal, Québec, Canada on September 26, 2007.

Domtar Corporation

By:	/s/ RAYMOND ROYER
Name:	Raymond Royer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ RAYMOND ROYER Raymond Royer	President and Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2007

/s/ DANIEL BURON Daniel Buron	Senior Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2007

* Harold H. MacKay	Director	September 26, 2007

* Jack C. Bingleman	Director	September 26, 2007

* Marvin D. Cooper	Director	September 26, 2007

* Louis P. Gignac	Director	September 26, 2007

* Brian M. Levitt	Director	September 26, 2007

* W. Henson Moore	Director	September 26, 2007

* Michael R. Onustock	Director	September 26, 2007

* Robert J. Steacy	Director	September 26, 2007

* William C. Stivers	Director	September 26, 2007

Signature	Title	Date

* Pamela B. Strobel	Director	September 26, 2007

* Richard Tan	Director	September 26, 2007

* Denis Turcotte	Director	September 26, 2007

* by:	/s/ RAZVAN L. THEODORU
Attorney-In-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Mill, South Carolina on September 26, 2007.

Domtar Paper Company, LLC

By:	/s/ MARVIN D. COOPER
Name:	MARVIN D. COOPER
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ RAYMOND ROYER Raymond Royer	Director	September 26, 2007

/s/ MARVIN D. COOPER Marvin D. Cooper	Director	September 26, 2007

/s/ MICHAEL EDWARDS Michael Edwards	Director	September 26, 2007

Exhibit list

Exhibit No.	Description
*1.01	Form of U.S. Dealer Manager Agreement

*1.02	Form of Canadian Dealer Manager Agreement

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

3.3	Amended certificate of formation of Domtar Paper Company, LLC

3.4	Second amended and restated limited liability company agreement of Domtar Paper Company, LLC

*4.1	Form of Indenture among Domtar Corp., Domtar Paper Company, LLC and The Bank of New York, as trustee, relating to Domtar Corp., relating to Domtar Corp.’s (i) 7.125% Notes due 2015, (ii) 5.375% Notes due 2013, (iii) 7.125% Notes due 2011, (iv) 9.5% Notes due 2016, (v) Cdn 10% Notes due 2011 and (vi) Cdn 10.85% Notes due 2017

*4.2	Indenture, dated as of November 18, 2003, between Domtar Inc. and The Bank of New York (as successor to J.P. Morgan Trust Company, N.A.), as trustee, relating to Domtar Inc.’s 7 1/8% notes due 2015 and 5.375% notes due 2013

*4.3	Indenture, dated as of October 16, 2001, between Domtar Inc. and The Bank of New York (as successor to The Chase Manhattan Bank), as trustee, relating to Domtar Inc.’s 7.875% Notes due 2011

*4.4	Indenture, dated as of July 31, 1996, between Domtar Inc. and The Bank of New York, as trustee, relating to Domtar Inc.’s 9 1/2% debentures due 2016

*4.5	Indenture, dated as of August 5, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10.85% Debentures due 2017

*4.6	Indenture, dated as of April 15, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10% Debentures due 2011

*4.7	Form of Supplemental Indenture to the Indenture, dated as of November 18, 2003, between Domtar Inc. and The Bank of New York (as successor to J.P. Morgan Chase Bank, N.A.), as Trustee, relating to Domtar Inc.’s (i) $400 million 7 1/8% Notes due 2015 and (ii) $350 million 5.375% Notes due 2013

*4.8	Form of Supplemental Indenture to the Indenture, dated as of October 16, 2001, between Domtar Inc. and The Bank of New York (as successor to The Chase Manhattan Bank, N.A.), as Trustee, relating to Domtar Inc.’s $600 million 7.875% Notes due 2011

*4.9	Form of Supplemental Indenture to the Indenture, dated as of July 31, 1996, between Domtar Inc. and The Bank of New York, as Trustee, relating to Domtar Inc.’s $125 million 9 1/2% Debentures due 2011

Exhibit No.	Description
*4.10	Form of Supplemental Indenture to the Indenture, dated as of August 5, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10.85% Debentures due 2017

*4.11	Form of Supplemental Indenture to the Indenture, dated as of April 15, 1987, between Domtar Inc. and Computershare Trust Company of Canada (as successor to Montreal Trust Company), as trustee, relating to Domtar Inc.’s 10% Debentures due 2011

*5.1	Opinion of Debevoise & Plimpton LLP regarding the validity of the securities of Domtar Corp. being registered

*5.2	Opinion of Richards, Layton & Finger P.C. regarding the validity of the guarantees of Domtar Paper Company, LLC being registered

9.1	Form of Voting and Exchange Trust Agreement (incorporated by reference to Exhibit 9.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.1	Form of Rights Agreement between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.2	Form of Tax Sharing Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.3	Form of Transition Services Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.4	Form of Pine Chip Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.5	Form of Hog Fuel Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.6	Form of Slush Pulp Sales Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.7	Form of Pine Chip Supply Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.8	Form of Site Services Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.9	Form of Site Services Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

Exhibit No.	Description
10.10	Form of Site Services Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.11	Form of Fiber Supply Agreement (Princeton, British Columbia) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.12	Form of Fiber Supply Agreement (Okanagan Falls, British Columbia) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.13	Form of Fiber Supply Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.14	Form of Fiber Supply Agreement (Carrot River and Hudson Bay) (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.15	Form of Fiber Supply Agreement (Prince Albert, Saskatchewan) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.16	Form of Fiber Supply Agreement (White River, Ontario) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.17	Form of Site Services Agreement (Utilities) (Columbus, Mississippi) (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.18	Form of Site Services Agreement (Utilities) (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.19	Pine and Hardwood Roundwood Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.20	Agreement for the Purchase and Supply of Pulp (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.21	Pine In-Woods Chip Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.22	Pine and Amory Hardwood Roundwood Supply Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.23	Agreement for the Purchase and Sale of Pulp (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

Exhibit No.	Description
10.24	Agency Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.25	OSB Supply Agreement (Hudson Bay, Saskatchewan) (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.26	Hog Fuel Supply Agreement (Kenora, Ontario) (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.27	Fiber Supply Agreement (Trout Lake and Wabigoon, Ontario) (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.28	Form of Intellectual Property License Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.29	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.30	Domtar Corporation 2007 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.31	Domtar Corporation 2004 Replacement Long-Term Incentive Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.32	Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.33	Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.34	Domtar Corporation Executive Stock Option and Share Purchase Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007) (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.35	Domtar Corporation Executive Deferred Share Unit Plan (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007) (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.36	Domtar Corporation Deferred Share Unit Plan for Outside Directors (for former directors of Domtar Inc.) (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

Exhibit No.	Description
10.37	Supplementary Pension Plan for Senior Executives of Domtar Corporation (for certain designated senior executives) (incorporated by reference to Exhibit 10.36 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.38	Supplementary Pension Plan for Designated Management Employees of Domtar Corporation (for certain designated management employees) (incorporated by reference to Exhibit 10.37 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.39	Domtar Retention Plan (incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.40	Domtar Corporation Restricted Stock Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007) (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.41	Domtar Severance Policy for Senior Executives (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007) (incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.42	Director Deferred Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.43	Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.44	Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.45	Senior Executive Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.46	Performance Condition Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.47	Domtar Corporation Annual Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the SEC on May 24, 2007)

10.48	Credit Agreement among the Company, Domtar Paper Company, LLC, Domtar Inc., J.P. Morgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto (incorporated by reference to Exhibit 10.45 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 9, 2007)

10.49	Employment Agreement, effective as of August 9, 2007, between the Company and Raymond Royer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 15, 2007)

10.50	Employment Agreement, effective as of August 9, 2007, between the Company and Marvin Cooper (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on August 15, 2007)

15.1	Awareness Letter of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

15.2	Awareness Letter of Independent Registered Public Accounting Firm – KPMG LLP

Exhibit No.	Description

21.1	Subsidiaries of Domtar Corporation

23.1	Consent of KPMG LLP relating to the Weyerhaeuser Fine Paper Business

23.2	Consent of KPMG LLP relating to Domtar Corporation

23.3	Consent of PricewaterhouseCoopers LLP relating to Domtar Inc.

24.1	Powers of Attorney

*25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York

*99.1	Form of Letter of Transmittal and Consent

*99.2	Form of Letter to Clients

*99.3	Form of Letter to Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees

*99.4	Form of Canadian Letter of Transmittal and Consent

*	To be filed by amendment.